Form 10-K, Exhibit 13
period 1993-12-31
WACHOVIA CORP/ NC
filed 1994-03-28
CIK 774203

- ------------------------------------------------------------------------------
                                                                    EXHIBIT 13






                                     1993
                                ANNUAL REPORT

                                   WACHOVIA






- ------------------------------------------------------------------------------


- -----------------------------------------------------------------------------------------------------------------------------------
                                                      CONTENTS


Financial Highlights   . . . . . . . . . . . . . .         1           Fourth Quarter Analysis  . . . . . . . . . . . . .   28
Wachovia Corporation   . . . . . . . . . . . . . .         2           Results of Operations, 1992 vs. 1991 . . . . . . .   33
Selected Year-End Data   . . . . . . . . . . . . .         2      Management's Responsibility for
News Developments        . . . . . . . . . . . . .         3           Financial Reporting  . . . . . . . . . . . . . . .   35
Letter to Shareholders   . . . . . . . . . . . . .         4      Report of Independent Auditors. . . . . . . . . . . . .   35
Executive Management     . . . . . . . . . . . . .         6      Financial Statements  . . . . . . . . . . . . . . . . .   36
Management's Discussion and Analysis of Financial                 Six-Year Financial Summaries  . . . . . . . . . . . . .   54
     Condition and Results of Operations . . . . .         8      Stock Data  . . . . . . . . . . . . . . . . . . . . . .   62
     Results of Operations . . . . . . . . . . . .         9      Member Company Directors  . . . . . . . . . . . . . . .   64
     Shareholders' Equity and Capital Ratios . . .        26      Wachovia Corporation Directors and Officers . . . . . .   65












- ---------------------------------------------------------------------------------------------------------------------------------
                                                   SHAREHOLDER INFORMATION

ANNUAL MEETING                                                           TRANSFER AGENT/DIVIDEND DISBURSING AGENT
The Annual Meeting of Shareholders of Wachovia Corporation               Wachovia Bank of North Carolina, N.A.
will be at 10:30 a.m., Friday, April 22, 1994, in the Wachovia           Corporate Trust Department
Building, 301 North Main Street, Winston-Salem, North Carolina.          P. O. Box 3001
All shareholders are invited to attend.                                  Winston-Salem, NC 27102
                                                                         1-800-633-4236
INDEPENDENT AUDITORS
Ernst & Young, Winston-Salem, North Carolina                             FORM 10-K AND OTHER INFORMATION
                                                                         Copies of Wachovia Corporation's Annual Report to the
DIVIDEND SERVICES/ADDRESS CHANGE                                         Securities and Exchange Commission, Form 10-K, and other
For information concerning Wachovia Corporation's Dividend               information may be obtained by contacting:
Reinvestment Plan or Direct Deposit of Dividends services,
please fill out the card in the back of this report. Requests for        Robert S. McCoy, Jr.
address changes or corrections should be sent in writing to              Chief Financial Officer
the address below. Use of your shareholder account number                910-770-5926
in all correspondence will be appreciated.                                    or
                                                                         James C. Mabry
H. Jo Barlow                                                             Manager, Investor Relations
Shareholder Services                                                     910-770-5788
910-770-5787
Wachovia Corporation                                                     Wachovia Corporation
P. O. Box 3099                                                           P. O. Box 3099
Winston-Salem, NC 27150                                                  Winston-Salem, NC 27150

COMMON STOCK LISTING
New York Stock Exchange Symbol: WB




- -----------------------------------------------------------------------------------------------------------------------------------
                                        FINANCIAL HIGHLIGHTS

                                                                                                                   Percent
                                                                                     1993          1992            Change
                                                                                 ----------     ----------         -------
EARNINGS AND DIVIDENDS
(thousands, except per share data)

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .               $ 492,095      $ 433,225           13.6
Cash dividends paid on common stock  . . . . . . . . . . . . . . .                 191,488        170,756           12.1
Payout ratio (total cash dividends/net income) . . . . . . . . . .                    38.9%          39.4%

Net income per common share:
     Primary . . . . . . . . . . . . . . . . . . . . . . . . . . .               $    2.83      $    2.51           12.7
     Fully diluted . . . . . . . . . . . . . . . . . . . . . . . .               $    2.81      $    2.48           13.5

Cash dividends paid per common share . . . . . . . . . . . . . . .               $    1.11      $    1.00           11.0

Average primary shares outstanding . . . . . . . . . . . . . . . .                 173,941        172,641             .8
Average fully diluted shares outstanding . . . . . . . . . . . . .                 175,198        175,512            (.2)

Return on average assets . . . . . . . . . . . . . . . . . . . . .                    1.46%          1.36%
Return on average shareholders' equity . . . . . . . . . . . . . .                   17.13          16.69


BALANCE SHEET DATA AT YEAR-END
(millions, except per share data)

Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . .               $  36,526      $  33,367            9.5
Interest-earning assets. . . . . . . . . . . . . . . . . . . . . .                  32,349         29,136           11.0
Loans -- net of unearned income  . . . . . . . . . . . . . . . . .                  22,977         21,086            9.0
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  23,352         23,375            (.1)
Interest-bearing liabilities . . . . . . . . . . . . . . . . . . .                  26,545         23,839           11.3
Shareholders' equity . . . . . . . . . . . . . . . . . . . . . . .                   3,018          2,775            8.8

Shareholders' equity to total assets . . . . . . . . . . . . . . .                    8.26%          8.32%
Risk-based capital ratios:
     Tier I capital  . . . . . . . . . . . . . . . . . . . . . . .                    9.72           9.83
     Total capital . . . . . . . . . . . . . . . . . . . . . . . .                   12.88          12.32

Per share:
     Book value  . . . . . . . . . . . . . . . . . . . . . . . . .               $   17.61      $   16.18            8.8
     Common stock closing price (NYSE) . . . . . . . . . . . . . .                   33.50         34.125           (1.8)
     Price/earnings ratio. . . . . . . . . . . . . . . . . . . . .                    11.8x          13.6x

Note: Percentage changes were calculated before rounding.

- -------------------------------------------------------------------------------
                    Wachovia Corporation



Wachovia Corporation is a southeastern interstate bank holding company with good diversification and balance of business activities and geographic markets. It has dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. Principal banking subsidiaries are Wachovia Bank of Georgia, N.A., Atlanta; Wachovia Bank of North Carolina, N.A., Winston-Salem; and The South Carolina National Bank, Columbia.

At December 31, 1993, the corporation had 509 banking offices in 214 cities and communities throughout the states of Georgia, North Carolina and South Carolina. Wachovia Bank of Georgia, N.A. had 129 branches in 48 cities, including 90 in metropolitan Atlanta; Wachovia Bank of North Carolina, N.A., operated 223 branches in 96 cities; and The South Carolina National Bank had 157 branches in 70 cities. The First National Bank of Atlanta in Wilmington, Delaware, provides credit card services for Wachovia's affiliated banks.

Major corporate and institutional relationships of the company's banks outside the southeast are managed by Wachovia
Corporate Services, Inc., with representative offices in Chicago, London, New York City and Tokyo. Banking offices throughout the corporation's three home states also serve both national and international markets. Through its banking subsidiaries, Wachovia also has foreign branches at Grand Cayman and an Edge Act bank branch in New York City.

Wachovia Trust Services, Inc., provides fiduciary, investment management and related financial services for corporate, institutional and individual clients. Wachovia Operational Services Corporation provides information processing and systems development services for Wachovia's subsidiaries.

Mortgage banking operations are conducted through Wachovia
Mortgage Company's 18 residential loan offices in North
Carolina, South Carolina, Florida and Georgia. The corporation is involved in several other financial service activities including state and local government securities underwriting, sales and trading, discount brokerage, foreign exchange, corporate finance and other money market services.



- ------------------------------------------------------------------------------------------------------------------------------------
                                                      SELECTED YEAR-END DATA


                                                       1993         1992          1991          1990           1989           1988
                                                     --------     --------      --------      --------        -------        -------
Trust assets (millions):
     Discretionary management . . . . . . . . . . .  $ 17,950     $ 16,147      $ 14,302      $ 12,777        $12,881        $11,216
     Total  . . . . . . . . . . . . . . . . . . . .    92,287       85,806        78,214        68,423         65,137         55,207
Banking offices:
     North Carolina . . . . . . . . . . . . . . . .       223          222           224           222            218            218
     Georgia  . . . . . . . . . . . . . . . . . . .       129          134           135           142            133            130
     South Carolina . . . . . . . . . . . . . . . .       157          158           160           153            148            144
                                                     --------     --------      --------      --------        -------        -------
         Total  . . . . . . . . . . . . . . . . . .       509          514           519           517            499            492
                                                     ========     ========      ========      ========        =======        =======
Automated banking machines:
     North Carolina . . . . . . . . . . . . . . . .       251          221           210           200            189            178
     Georgia    . . . . . . . . . . . . . . . . . .       180          173           164           162            152            143
     South Carolina . . . . . . . . . . . . . . . .       167          164           163           156            142            138
                                                     --------     --------      --------      --------        -------        -------
         Total  . . . . . . . . . . . . . . . . . .       598          558           537           518            483            459
                                                     ========     ========      ========      ========        =======        =======
Mortgage servicing portfolio (millions) . . . . . .  $  9,007     $  8,591      $  8,024      $  6,146        $ 4,446        $ 3,885
Mortgages serviced (thousands). . . . . . . . . . .       136          135           131           108             88             79
Employees (full-time equivalent). . . . . . . . . .    15,531       16,164        16,886        16,864         17,000         17,034
Common stock shareholders . . . . . . . . . . . . .    28,079       26,706        29,806        28,195         27,710         27,890
Common shares outstanding (thousands)*. . . . . . .   171,376      171,471        85,323        84,276         83,998         72,008


*Common shares outstanding for years before 1992 have not been restated for the two-for-one common stock split effective April 1, 1993

- ------------------------------------------------------------------------------
                     NEWS DEVELOPMENTS

- - L.M. Baker, Jr., 51, became chief executive officer of
Wachovia Corporation on January 1, 1994 succeeding John G. Medlin, Jr., 60, who served in that position for the previous 17 years. Mr. Baker remains president of the corporation and a director. Mr. Medlin continues to serve as chairman of the board. The appointment was made by the corporation's directors in October 1993.

Mr. Medlin said, "The exceptional skills and experience of Bud
Baker and the executives who head the major business units and administrative functions, allow me to retire from management responsibilities with full confidence in Wachovia's future." Mr. Baker joined Wachovia in 1969. He has held the positions of president of the North Carolina bank, chief credit officer of the corporation, executive in charge of the Administrative Services Division and head of the International Group. He became president, chief operating officer and a director of the parent company in February 1993.

During Mr. Medlin's 17-year tenure as chief executive officer, Wachovia expanded to a multistate company by adding leading banks in Georgia and South Carolina, with assets growing from $3.6 billion to $36.5 billion. The originally reported net income per fully diluted share of Wachovia grew at a compound annual rate of around 12 percent over the 17 years. For a Wachovia common share increased for stock splits, the market value rose from $21 on December 31, 1976 to $160.80 on December 31, 1993 and the dividend grew from $.63 in 1976 to $5.328 in 1993. During that period, the compound annual rate of total return on the stock was 17 percent.

- - Three other members of executive management retired from Wachovia. Retiring on December 31 were Thomas E. Boland, 59, as executive vice president for consumer credit services after nearly 40 years of service with Wachovia Bank of Georgia and its predecessor, First Atlanta, and James T. Brewer, 59, as executive vice president and head of the Administrative Services Division after 33 years of service. David L. Cotterill, 56, retired on January 31, 1994 as head of Wachovia Trust Services following 30 years of service with Wachovia.

- - Wachovia Corporation joined the Standard & Poor's 500 Index of stocks and the Major Regional Banks S&P 500 Industry Group on
October 1, 1993. The addition removed Wachovia from the S&P MidCap 400 Index to which it was added in 1991.

- - The North Carolina and Georgia banks successfully launched the Visa Check debit card beginning last summer, capitalizing on the previous experience of South Carolina National Bank. Wachovia also became the first bank nationwide to have Visa Check appear on its automated banking machine cards. Visa Check allows authorized purchase transactions to be debited automatically from customers' available checking account balances. At year-end, Wachovia had more than 770,000 debit card customers and ranked as one of the largest debit card issuers in the country.

- - In November 1993, Wachovia's Treasury Services Group began offering Integrated Payables, a disbursing service that is part of its cash management product line. The service outsources companies' accounts payable functions, enabling them to streamline activities, reduce costs and enhance internal controls.

Also, Wachovia Connection PC, an automated banking service for small to medium-size businesses, was introduced in 1993. The service enables smaller businesses to have on-line access to their deposit accounts and to perform a variety of functions at their convenience using personal computers and special software.

- - Wachovia Trust Services celebrated the 100th anniversary of its business which began with the opening of the Wachovia Loan and Trust Company on June 15, 1893. Today, Wachovia's trust function provides services across the nation and has under administration assets totaling more than $92 billion. During 1993, Wachovia Trust Services expanded its mutual funds investment choices to include stocks and bonds, as well as money market securities with the addition of six new Biltmore Funds. The funds had total assets amounting to $1.285 billion at year-end 1993.

- - Wachovia's Brokerage Service celebrated its 10th year of operation in October 1993. The group provides brokerage services, including buying and selling of stocks, corporate bonds, mutual funds and options to more than 80,000 clients. Customers also may select the Wachovia Investor's Account which automatically sweeps cash from a checking account into a selected money market investment.

- - South Carolina National Bank, a member company of Wachovia
Corporation since 1991, plans to change its name to Wachovia Bank of South Carolina, N.A., in May 1994. The action was approved by its board of directors in October 1993.

- - John G. Medlin, Jr., was selected as the nation's best chief executive for banking in 1993 as part of Financial World magazine's 20th annual chief executive officer of the year competition. Mr. Medlin was one of 12 silver award winners chosen from more than 3,000 chief executives originally nominated in the contest. Judging is done by senior securities analysts for each business category. Earlier, the magazine ranked Wachovia as the best performing bank among the 25 largest U.S. banks for the 12-month period ending September 30, 1993. The publication cited Wachovia's credit quality and return on assets as key factors in the top rating.

- -------------------------------------------------------------------------------

                            LETTER TO SHAREHOLDERS


Dear Wachovia Shareholder:

The economy improved during 1993, but growth was uneven and moderate on balance. The stimulation of low interest rates and a large budget deficit was tempered by slow employment gains, fragile consumer confidence and concerns about heavier tax and regulatory burdens. Loan demand increased somewhat and credit problems declined, but net interest spreads narrowed. In this climate, Wachovia's performance was excellent.

Net income per fully diluted share was $2.81, an increase of 13.5 percent from $2.48 per share in 1992. Net income totaled $492.1 million, up 13.6 percent from $433.2 million in the prior year, and represented strong returns of 17.1 percent on shareholders' equity and 1.46 percent on assets.

These excellent earnings resulted from higher levels of net interest income, good growth of other operating revenues, careful control of operating costs and reduced provisions for credit losses. The earnings performance reflects the diligent and determined efforts of Wachovians to secure and develop enduring business relationships, while maintaining high standards of credit quality and expense management.

Average interest-earning assets for the year were up $1.683 billion or 6 percent from 1992. Loans grew $1.514 billion or 7.6 percent with the consumer category, primarily credit card and automobile financing, accounting for the majority of the increase. Wachovia's popular Prime Plus credit card pricing options continued to generate strong growth. Investment securities increased $838 million or 13.5 percent.

Average interest-bearing liabilities rose $1.201 billion or 5.2 percent from the prior year. A moderate decrease in total time deposits was offset by higher levels of short-term borrowings and long-term debt, including the issuance of notes by Wachovia Bank of North Carolina to supplement funding at attractive rates.

Taxable equivalent net interest income increased $48.4 million or 3.6 percent, reflecting the combination of growth in earning assets and a narrowing of net interest spreads. The net yield on interest-earning assets decreased 11 basis points for 1993, as the drop in funding costs slowed in the last half of the year, while asset yields continued a steady decline.

Other operating revenue grew $64.9 million or 12.1 percent. Good gains were achieved in fees from credit card, deposit account and trust services. Gains on the sale of investment securities and subsidiary sales totaled $27.4 million in 1993 versus $21 million for 1992, resulting in total noninterest income growth of $71.4 million or 12.8 percent.

Noninterest expense rose a more moderate $35.6 million or 3.2 percent. Personnel expense increased $28.9 million or 5.3 percent, largely reflecting higher employee benefits expense. Net occupancy and equipment expense was up by $2.7 million or 1.5 percent with remaining categories of noninterest expense growing a combined $4 million or 1.1 percent.

Wachovia's exceptional credit quality was even better as nonperforming assets declined to $155 million or .67 percent of loans and foreclosed property at December 31, 1993 from $265 million or 1.25 percent a year earlier. Net loan losses totaled $67.4 million or .31 percent of average loans, a reduction of $27.8 million or 29.2 percent from $95.2 million or .48 percent of average loans in 1992.

The provision for loan losses was $92.7 million, exceeding net charge-offs by $25.2 million, and down $26.8 million or 22.4 percent from $119.4 million in 1992. The allowance for loan losses totaled $405 million at year-end 1993, representing 1.76 percent of loans and 372 percent coverage of nonperforming loans compared with $380 million or 1.80 percent of loans and 218 percent coverage a year earlier.

At December 31, 1993, shareholders' equity was $3.018 billion and represented
8.26 percent of assets. The Tier I and total risk-based capital ratios were
9.72 percent and 12.88 percent, respectively. Wachovia continues to be a leader in financial strength and earnings quality among the major banking companies of the nation and world.

Dividends totaled $1.11 per share in 1993, up 11 percent from $1.00 per share paid in 1992. The total return for 1993 on Wachovia common stock, including dividend reinvestment, was 1.3 percent compared with 10.1 percent for the S&P 500 Index, reflecting market weakness in bank stocks as a group. At December 31, 1993, Wachovia's assets of $36.526 billion ranked 22nd among U.S. banking companies, while net income of $492.1 million for the year was 16th. Wachovia's market capitalization of $5.741 billion ranked 13th.

More detailed financial information for 1993 and the previous five years is given in the Management's Discussion and Analysis section beginning on page 8. Highlights for the period include:

- - Net income per fully diluted share grew at a compound annual rate of 9.7 percent from 1989 to 1993. Returns on shareholders' equity and assets averaged
14.9 percent and 1.17 percent, respectively, for the past five years, while common equity to assets averaged 7.79 percent.

- - Average major balance sheet categories increased at the following five-year compound annual rates: interest-earning assets, 6.4 percent; loans, 5.7 percent; interest-bearing liabilities, 6 percent; total deposits, 3.5 percent; total assets, 5.9 percent; and shareholders' equity, 9.9 percent.

- - Other operating revenue, which excludes gains from investment securities and subsidiary sales, grew at a compound annual rate of 10.4 percent for the period, while noninterest expense advanced a slower 5.5 percent.

- - Net loan losses averaged .52 percent of loans for the past five years and nonperforming assets to loans and foreclosed property averaged 1.06 percent. Reserve coverage of nonperforming loans averaged 212 percent for the period.

- - Common dividends paid increased at a compound annual rate of 13.7 percent for the years 1989 through 1993. The five-year compound annual rate of total return on Wachovia common stock, including dividend reinvestment, was 20.4 percent compared with 14.5 percent for the S&P 500 Index.

These excellent results were achieved during a treacherous period for banking, while investing heavily in people, technology and interstate expansion. They are a tribute to the leadership of John Medlin, who served with distinction as chief executive officer for the past 17 years and retired from that position on December 31 after 34 years of service.

Thanks to John's passion for excellence, Wachovia avoided most of the pitfalls of banking and faces the remainder of this decade from a unique and coveted position of strength. He also had the vision to plan and guide top management succession through a smooth and gradual transition over recent years. We are fortunate to have him continue as chairman, a director and an active ambassador for the company.

Personal profiles of the talented executives who now head major business units and administrative functions are on pages 6 and 7. Together, we are proud to lead your company. Our sacred mission is to continue providing exceptional protection and growth of your investment.

Sincerely,


/s/  L. M. Baker, Jr.
     -----------------------
     L. M. Baker, Jr.
     Chief Executive Officer
     February 16, 1994



                                   (Photo)

- ------------------------------------------------------------------------------

                              EXECUTIVE MANAGEMENT



In addition to L.M. Baker, Jr., chief executive officer, Wachovia Corporation's executive management team at the beginning of 1994 includes the following:
Anthony L. Furr, G. Joseph Prendergast, J. Walter McDowell, Hugh M. Durden, Jerry D. Craft, Mickey W. Dry, Walter E. Leonard, Jr., Robert S. McCoy, Jr., Kenneth W. McAllister and Richard B. Roberts.

Mr. Furr, 50, is president and chief executive officer of South Carolina National Corporation and The South Carolina National Bank. Prior to being elected to these positions in 1993, Mr. Furr served first as a regional executive in North Carolina and later as chief financial officer of Wachovia Corporation. He joined Wachovia in 1969 in the International Group and later headed International Banking from 1980 until 1988.

Mr. Craft, 46, is executive vice president in charge of consumer credit services including responsibility for Wachovia's credit card, sales finance and mortgage banking activities. Mr. Craft joined Wachovia Bank of Georgia (then First Atlanta) in 1982 as a group vice president of the bank card services division after serving in credit card management positions with banks in North Carolina, South Carolina and Maryland. He assumed overall responsibility for consumer credit in late 1993.

Mr. Durden, 51, is executive vice president for Trust Services, responsible for Wachovia's trust businesses and Biltmore family of diversified mutual funds. Prior to assuming this position in early 1994, Mr. Durden was executive vice president and head of the Western Division for Wachovia Bank of North Carolina. Since joining Wachovia in 1972, Mr. Durden has served in several capacities including Loan Administration Division executive and head of the Corporate Banking Services.

Mr. Prendergast, 48, is president and chief executive officer of Wachovia Bank of Georgia, N.A., as well as president of Wachovia Corporate Services. Joining Wachovia in 1973, Mr. Prendergast served in the corporation's New York office before being named manager of the company's Edge Act bank in 1975. He was elected executive vice president of the corporation and president of Wachovia Corporate Services in 1988 and assumed his current position in 1993.

Mr. McDowell, 43, is president and chief executive officer of Wachovia Bank of North Carolina, N.A. He joined the bank in 1973 as a Personal Banker and became manager of corporate banking for North Carolina in 1988. He was named head of the Piedmont Triad Region in 1990, Central Division executive in 1991 and to his current position in May 1993.



                                   (Photo)

Mr. McAllister, 45, is executive vice president and head of the Administrative Services Division with overall responsibility for Wachovia's audit, corporate communications, legal, personnel and security functions. He was named to his current position in early 1994. In addition, Mr. McAllister serves as the corporation's general counsel, a position he has held since joining Wachovia in 1988. Previously, Mr. McAllister was in private law practice, and from 1981 to 1986 he served as U.S. Attorney for the Middle District of North Carolina.

Mr. McCoy, 55, is executive vice president and chief financial officer with overall responsibility for the financial management and general services functions of the corporation. Prior to assuming his current position in 1992, he served for a period as comptroller of Wachovia. Mr. McCoy joined South Carolina National in 1984 following ten years as a partner with the accounting firm of Price Waterhouse. He held positions as president of South Carolina National Corporation and chief financial officer and vice chairman of South Carolina National Bank.

Mr. Leonard, 48, is executive vice president in charge of Wachovia Operational Services Corporation. He has overall responsibility for technology, including banking, credit, and trust operations, information services, systems development, remittance processing and telecommunications of the company. Mr. Leonard joined Wachovia in 1965 and has served in various operations and information services capacities, including manager of the Systems Development Group and manager of Banking Operations. He was named to his present position in 1988.

Mr. Roberts, 50, is executive vice president, treasurer and head of Funds Management. He joined Wachovia in 1967 as a commercial operations manager. From 1972 to 1980, he was investment portfolio and asset/liability manager in the Funds Management Group. In 1985, Mr. Roberts became head of Funds Management for Wachovia Corporation and was elected executive vice president and treasurer in 1990.

Mr. Dry, 54, is executive vice president and chief credit officer. In this capacity, he heads General Loan Administration and has overall responsibility for the corporation's lending policy and credit quality. Mr. Dry joined Wachovia in 1961. He has served as manager of Corporate Loan Administration for Wachovia Bank of North Carolina's Eastern and Central Regions. In 1985, he was named group executive and senior loan administration officer for Wachovia's corporate banking function. Mr. Dry was appointed to his current position in 1989.


                                   (Photo)

- --------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

- ------------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY                                                                                                           TABLE 1

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Five-Year
                                                                                                                           Compound
                                                                                                                            Growth
                                                       1993        1992       1991        1990         1989       1988       Rate
                                                       ----        ----       ----        ----         ----       ----     ---------
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -- taxable equivalent . . . . . . . $2,221,738  $2,301,325  $2,731,925  $2,856,318  $2,773,970  $2,291,521    (.6%)
Interest expense. . . . . . . . . . . . . . . . . .    839,012     967,028   1,467,849   1,684,114   1,672,856   1,244,382   (7.6)
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Net interest income -- taxable equivalent . . . . .  1,382,726   1,334,297   1,264,076   1,172,204   1,101,114   1,047,139    5.7
Taxable equivalent adjustment . . . . . . . . . . .     98,901      79,247      94,910     107,674     101,317      91,348    1.6
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Net interest income . . . . . . . . . . . . . . . .  1,283,825   1,255,050   1,169,166   1,064,530     999,797     955,791    6.1
Provision for loan losses . . . . . . . . . . . . .     92,652     119,420     293,000     142,992      86,531      78,110    3.5
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Net interest income after provision for loan losses  1,191,173   1,135,630     876,166     921,538     913,266     877,681    6.3

Other operating revenue . . . . . . . . . . . . . .    600,179     535,242     490,178     458,852     411,817     366,465   10.4
Gain on sale of subsidiary. . . . . . . . . . . . .      8,030      19,486          --          --          --          --
Investment securities gains . . . . . . . . . . . .     19,394       1,497      11,091       6,218       7,625       5,213   30.1
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Total other income. . . . . . . . . . . . . . . . .    627,603     556,225     501,269     465,070     419,442     371,678   11.0

Personnel expense . . . . . . . . . . . . . . . . .    568,680     539,823     524,489     487,473     484,998     456,973    4.5
Other expense . . . . . . . . . . . . . . . . . . .    562,556     555,829     572,028     464,811     431,892     407,186    6.7
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Total other expense                                  1,131,236   1,095,652   1,096,517     952,284     916,890     864,159    5.5

Income before income taxes. . . . . . . . . . . . .    687,540     596,203     280,918     434,324     415,818     385,200   12.3
Applicable income taxes*  . . . . . . . . . . . . .    195,445     162,978      51,378      88,647      87,669      86,434   17.7
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Net income. . . . . . . . . . . . . . . . . . . . . $  492,095  $  433,225  $  229,540  $  345,677  $  328,149  $  298,766   10.5
                                                    ==========  ==========  ==========  ==========  ==========  ==========
Net income per common share:
     Primary . . . . . . . . . . . . . . . . . .  . $     2.83  $     2.51  $     1.34  $     2.05  $     1.95  $     1.82    9.2
     Fully diluted . . . . . . . . . . .  . . . . . $     2.81  $     2.48  $     1.32  $     2.02  $     1.92  $     1.77    9.7

Cash dividends paid per common share. . . . . . . . $     1.11  $     1.00  $      .92  $      .82  $     .697  $     .584   13.7
Average primary shares outstanding. . . . . . . . .    173,941     172,641     171,481     168,888     168,268     164,266    1.2
Average fully diluted shares outstanding. . . . . .    175,198     175,512     175,218     172,722     172,586     172,366     .3

SELECTED AVERAGE BALANCES (millions)

Total assets. . . . . . . . . . . . . . . . . . . . $   33,629  $   31,832  $   32,045  $   30,469  $   28,347  $   25,250    5.9
Loans -- net of unearned income . . . . . . . . . .     21,546      20,032      20,589      20,080      18,604      16,355    5.7
Investment securities . . . . . . . . . . . . . . .      7,039       6,201       5,783       4,879       4,301       3,946   12.3
Other interest-earning assets . . . . . . . . . . .      1,195       1,864       1,988       1,823       1,810       1,503   (4.5)
Total interest-earning assets . . . . . . . . . . .     29,780      28,097      28,360      26,782      24,715      21,804    6.4
Interest-bearing deposits . . . . . . . . . . . . .     17,019      17,884      17,924      16,583      16,610      14,198    3.7
Short-term borrowed funds . . . . . . . . . . . . .      5,403       4,961       6,080       6,231       4,276       3,840    7.1
Long-term debt. . . . . . . . . . . . . . . . . . .      2,073         449         178         177         230         284   48.8
Total interest-bearing liabilities. . . . . . . . .     24,495      23,294      24,182      22,991      21,116      18,322    6.0
Noninterest-bearing deposits. . . . . . . . . . . .      5,354       4,947       4,595       4,620       4,586       4,631    2.9
Total deposits  . . . . . . . . . . . . . . . . . .     22,373      22,831      22,519      21,203      21,196      18,829    3.5
Shareholders' equity. . . . . . . . . . . . . . . .      2,872       2,596       2,462       2,237       2,043       1,792    9.9

RATIOS (averages)

Loans to deposits . . . . . . . . . . . . . . . . .      96.30%      87.74%      91.43%      94.71%      87.77%      86.86%
Net loan losses to loans. . . . . . . . . . . . . .        .31         .48         .99         .47         .37         .66
Net yield on interest-earning assets. . . . . . . .       4.64        4.75        4.46        4.38        4.46        4.80
Shareholders' equity to:
     Total assets . . . . . . . . . . . . . . . . .       8.54        8.16        7.68        7.34        7.21        7.10
     Net loans. . . . . . . . . . . . . . . . . . .      13.58       13.21       12.13       11.28       11.11       11.10
Return on assets. . . . . . . . . . . . . . . . . .       1.46        1.36         .72        1.13        1.16        1.18
Return on shareholders' equity. . . . . . . . . . .      17.13       16.69        9.33       15.45       16.06       16.67

*Income taxes applicable to securities transactions were
 $7,472, $470, $3,997, $2,379, $2,903 and $1,997,
 respectively
- ------------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

Summary

                Wachovia Corporation's primary markets within the Southeast are Georgia, North Carolina and South Carolina. The combined population of the three states totaled 17.502 million in 1993, up 305 thousand or 1.8 percent from 17.197 million in 1992. The three-state population represented 6.8 percent of the total U.S. population.
                Economic activity in all three states has shown general improvement since the recession of 1991. An index of business activity composed of nonagricultural employment, average manufacturing workweek, building permits and initial claims for unemployment has shown consecutive quarterly gains since the second quarter of 1991.
                For example, on a combined basis using most currently available data, nonagricultural employment for the three states averaged 7.875 million during 1993, up 208 thousand or 2.7 percent from 1992. Building permits for the three states averaged $638.672 million during 1993, an increase of $120 million or 23.2 percent from $518.206 million in 1992.
                Wachovia Corporation's consolidated operating results and financial condition are presented and analyzed in the following narrative, tables and charts. The narrative should be read in conjunction with the Notes to Consolidated Financial Statements on pages 40 through 53. Expanded six-year financial data appears on pages 54 through 61. References to changes in the corporation's assets and liabilities refer to daily average levels unless otherwise noted.
                Net income for 1993 totaled $492.095 million compared with $433.225 million in 1992. On a fully diluted basis, net income per share was $2.81 for the year versus $2.48 per share in 1992. Return on shareholders' equity was 17.1 percent and return on assets 1.46 percent for 1993 compared with 16.7 percent and 1.36 percent, respectively, in the prior year.


                             NET INCOME PER SHARE       NET INCOME
                             (FULLY DILUTED)



                             (Graph - SEE GRAPHICS      (Graph - SEE GRAPHICS
                                      APPENDIX)                  APPENDIX)




   RETURN ON ASSETS          RETURN ON COMMON EQUITY    COMMON EQUITY TO ASSETS
   (AVERAGE)                 (AVERAGE)                  (AVERAGE)


   (Graph - SEE GRAPHICS     (Graph - SEE GRAPHICS      (Graph - SEE GRAPHICS
            APPENDIX)                 APPENDIX)                  APPENDIX)

Net Interest Income

                Taxable equivalent net interest income (which is adjusted for the tax-favored status of earnings from certain loans and investments) rose $48.429 million or 3.6 percent in 1993. The increase primarily reflected growth in interest-earning assets partially offset by the effects of narrowing of the net yield on interest-earning assets.
                The net yield on interest-earning assets (taxable equivalent net interest income as a percentage of average interest-earning assets) decreased 11 basis points for the year in comparison with 1992. A continued drop in yields on assets, which are supported partially by noninterest-bearing funds, accounted for the decrease. Asset yields fell in line with a declining interest rate environment with higher-yielding assets replaced by lower-yielding loans and investments. Funding rates declined by approximately the same amount as asset yields but would have declined further if the corporation had not lengthened maturities of its borrowings to take advantage of favorable longer-term interest rates.
                Interest income and yields for 1993 are stated on a fully taxable equivalent basis using both the federal income tax rate of 35 percent and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. The taxable equivalent adjustment for 1992 is based on only the federal income tax rate of 34 percent. The 1993 presentation better reflects the current economic benefit of certain categories of tax-favored income.



   NET INTEREST INCOME              NET INTEREST INCOME (TAXABLE EQUIVALENT)
   (TAXABLE EQUIVALENT)            AS A PERCENTAGE OF AVERAGE EARNING ASSETS

   (Graph - SEE GRAPHICS                   (Graph -  SEE GRAPHICS
            APPENDIX)                                APPENDIX)

- -------------------------------------------------------------------------------------------------------------------------------

COMPONENTS OF EARNINGS PER PRIMARY SHARE                                                                              TABLE 2

- -------------------------------------------------------------------------------------------------------------------------------

                                                                                                      Change         Change
                                                                  1993        1992        1991       1993/1992      1992/1991
                                                                 -----       -----       -----       ---------      ---------
Interest income -- taxable equivalent . . . . . . . . . . . .   $ 12.77     $ 13.33     $ 15.93        ($.56)         ($2.60)
Interest expense. . . . . . . . . . . . . . . . . . . . . . .      4.82        5.60        8.56         (.78)          (2.96)
                                                                -------     -------     -------      -------         -------
Net interest income -- taxable equivalent . . . . . . . . . .      7.95        7.73        7.37          .22             .36
Taxable equivalent adjustment . . . . . . . . . . . . . . . .       .57         .46         .55          .11            (.09)
                                                                -------     -------     -------      -------         -------
Net interest income . . . . . . . . . . . . . . . . . . . . .      7.38        7.27        6.82          .11             .45
Provision for loan losses . . . . . . . . . . . . . . . . . .       .53         .69        1.71         (.16)          (1.02)
                                                                -------     -------     -------      -------         -------
Net interest income after provision for loan losses . . . . .      6.85        6.58        5.11          .27            1.47

Other operating revenue . . . . . . . . . . . . . . . . . . .      3.45        3.10        2.86          .35             .24
Gain on sale of subsidiary. . . . . . . . . . . . . . . . . .       .05         .11          --         (.06)            .11
Investment securities gains . . . . . . . . . . . . . . . . .       .11         .01         .06          .10            (.05)
                                                                -------     -------     -------      -------         -------
Total other income. . . . . . . . . . . . . . . . . . . . . .      3.61        3.22        2.92          .39             .30

Personnel expense . . . . . . . . . . . . . . . . . . . . . .      3.27        3.13        3.06          .14             .07
Other expense . . . . . . . . . . . . . . . . . . . . . . . .      3.24        3.22        3.33          .02            (.11)
                                                                -------     -------     -------      -------         -------
Total other expense . . . . . . . . . . . . . . . . . . . . .      6.51        6.35        6.39          .16            (.04)

Income before income taxes. . . . . . . . . . . . . . . . . .      3.95        3.45        1.64          .50            1.81
Applicable income taxes . . . . . . . . . . . . . . . . . . .      1.12         .94         .30          .18             .64
                                                                -------     -------     -------      -------         -------
Net income. . . . . . . . . . . . . . . . . . . . . . . . . .   $  2.83     $  2.51     $  1.34         $.32           $1.17
                                                                =======     =======     =======      =======         =======
- -------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS*                                                                            TABLE 3

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Variance
 Average Volume      Average Rate                                                   Interest                       Attributable to
- ----------------     ------------                                             ---------------------              -------------------
 1993      1992      1993    1992                                               1993         1992     Variance     Rate     Volume
- -------  -------     ----    ----                                             --------    ---------   ---------  --------   --------
    (Millions)                      INTEREST INCOME                                                  (Thousands)
                                    Loans:
$ 6,198  $ 5,867     5.29    5.96     Commercial . . . . . . . . . . . .      $  327,729  $  349,868  $(22,139)  $(41,125) $ 18,986
  1,891    1,998     9.05    8.67     Tax-exempt . . . . . . . . . . . .         171,163     173,158    (1,995)     7,564    (9,559)
- -------  -------                                                              ----------  ----------  --------
  8,089    7,865     6.17    6.65         Total commercial . . . . . . .         498,892     523,026   (24,134)   (38,673)   14,539
    685      688     8.68   11.32     Direct retail. . . . . . . . . . .          59,455      77,850   (18,395)   (18,071)     (324)
  2,245    2,006     8.42    9.55     Indirect retail. . . . . . . . . .         189,143     191,594    (2,451)   (23,893)   21,442
  2,591    1,774    11.75   14.53     Credit card. . . . . . . . . . . .         304,502     257,885    46,617    (56,053)  102,670
    328      323    11.15   11.63     Other revolving credit . . . . . .          36,580      37,538      (958)    (1,568)      610
- -------  -------                                                              ----------  ----------  --------
  5,849    4,791    10.08   11.79         Total retail . . . . . . . . .         589,680     564,867    24,813    (89,008)  113,821
    470      520     7.45    7.78     Construction . . . . . . . . . . .          35,034      40,441    (5,407)    (1,670)   (3,737)
  3,147    3,064     7.39    7.96     Commercial mortgages . . . . . . .         232,688     243,861   (11,173)   (17,720)    6,547
  3,780    3,602     8.10    8.89     Residential mortgages. . . . . . .         305,965     320,363   (14,398)   (29,664)   15,266
- -------  -------                                                              ----------  ----------  --------
  7,397    7,186     7.76    8.42         Total real estate. . . . . . .         573,687     604,665   (30,978)   (48,410)   17,432
    135      118     8.90   10.01     Lease financing. . . . . . . . . .          12,051      11,830       221     (1,387)    1,608
     76       72     4.35    5.20     Foreign. . . . . . . . . . . . . .           3,318       3,760      (442)      (635)      193
- -------  -------                                                              ----------  ----------  --------
 21,546   20,032     7.79    8.53         Total loans. . . . . . . . . .       1,677,628   1,708,148   (30,520)  (154,387)  123,867

                                    Investment securities:
    689      780    12.46   12.38     State and municipal. . . . . . . .          85,854      96,649   (10,795)       621   (11,416)
  3,455    1,993     6.54    7.40     United States Treasury . . . . . .         225,893     147,447    78,446    (18,882)   97,328
  2,372    2,521     6.93    8.16     Federal agency . . . . . . . . . .         164,436     205,763   (41,327)   (29,693)  (11,634)
    523      907     4.62    5.85     Other. . . . . . . . . . . . . . .          24,156      53,064   (28,908)    (9,625)  (19,283)
- -------  -------                                                              ----------  ----------  --------
  7,039    6,201     7.11    8.11         Total investment securities. .         500,339     502,923    (2,584)   (66,181)   63,597
     79      302     3.71    4.24   Interest-bearing bank balances . . .           2,905      12,772    (9,867)    (1,415)   (8,452)
                                    Federal funds sold and securities
                                      purchased under resale
    395      484     3.15    3.52     agreements . . . . . . . . . . . .          12,433      17,038    (4,605)    (1,690)   (2,915)
    721    1,078     3.94    5.61   Trading account assets . . . . . . .          28,433      60,444   (32,011)   (15,119)  (16,892)
- -------  -------                                                              ----------  ----------  --------
$29,780  $28,097     7.46    8.19         Total interest-earning assets.       2,221,738   2,301,325   (79,587)  (212,486)  132,899
=======  =======
                                    INTEREST EXPENSE
$ 3,219  $ 2,843     1.88    2.55   Interest-bearing demand. . . . . . .          60,433      72,548   (12,115)   (20,876)    8,761
  5,998    5,826     2.53    3.26   Savings and money market savings . .         151,748     189,699   (37,951)   (43,388)    5,437
  5,595    6,198     4.30    5.23   Savings certificates . . . . . . . .         240,795     324,063   (83,268)   (53,739)  (29,529)
  1,740    2,594     5.18    5.74   Large denomination certificates. . .          90,101     148,931   (58,830)   (13,507)  (45,323)
- -------  -------                                                              ----------  ----------  --------
                                          Total time deposits in
 16,552   17,461     3.28    4.21           domestic offices . . . . . .         543,077     735,241  (192,164)  (155,523)  (36,641)
    467      423     3.11    3.70   Time deposits in foreign offices . .          14,503      15,646    (1,143)    (2,651)    1,508
- -------  -------                                                              ----------  ----------  --------
 17,019   17,884     3.28    4.20         Total time deposits. . . . . .         557,580     750,887  (193,307)  (158,431)  (34,876)
                                    Federal funds purchased and
                                      securities sold under
  3,945    3,111     3.23    3.73     repurchase agreements. . . . . . .         127,580     115,939    11,641    (16,694)   28,335
    486      469     3.02    3.54   Commercial paper . . . . . . . . . .          14,693      16,629    (1,936)    (2,513)      577
    972    1,381     3.25    4.23   Other short-term borrowed funds. . .          31,574      58,420   (26,846)   (11,777)  (15,069)
- -------  -------                                                              ----------  ----------  --------
                                          Total short-term
  5,403    4,961     3.22    3.85           borrowed funds . . . . . . .         173,847     190,988   (17,141)   (33,145)   16,004
  1,535      273     4.54    4.83   Bank notes . . . . . . . . . . . . .          69,785      13,183    56,602       (839)   57,441
    538      176     7.03    6.80   Other long-term debt . . . . . . . .          37,800      11,970    25,830        408    25,422
- -------  -------                                                              ----------  ----------  --------
  2,073      449     5.19    5.61         Total long-term debt . . . . .         107,585      25,153    82,432     (2,014)   84,446
- -------  -------     ----    ----                                             ----------  ----------  --------

                                          Total interest-bearing
$24,495  $23,294     3.43    4.15           liabilities. . . . . . . . .         839,012     967,028  (128,016)  (175,899)   47,883
=======  =======     ----    ----                                             ----------  ----------  --------
                     4.03    4.04   INTEREST RATE SPREAD
                     ====    ====
                                    NET YIELD ON INTEREST-EARNING
                     4.64    4.75     ASSETS AND NET INTEREST INCOME . .      $1,382,726  $1,334,297  $ 48,429    (30,191)   78,620
                     ====    ====                                             ==========  ==========  ========
- ------------------------------------------------------------------------------------------------------------------------------------


*Interest income and yields for 1993 are presented on a fully taxable equivalent basis using the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense; the taxable equivalent adjustment for 1992 reflects the federal income tax rate of 34%

Interest Income

                Taxable equivalent interest income decreased $79.587 million or
           3.5 percent in 1993, although gains occurred in the latter months of the year. Lower yields earned were offset only partially by higher levels of interest-earning assets. The average rate earned dropped 73 basis points, reflecting, in part, shifts in the credit card portfolio from higher fixed rates to lower variable rates, prepayments of higher rate residential mortgages, lower rates on investment securities and intensely competitive market pricing for loans. Average interest-earning assets rose $1.683 billion or 6 percent with better growth in the second half and especially the latter months of the year.
                Despite soft demand, the corporation's average loans were higher by $1.514 billion or 7.6 percent for the year. Good gains occurred in retail loans with commercial outstandings rising modestly.
                Retail loans, including residential mortgages, increased $1.236 billion or 14.7 percent, reflecting good growth primarily in the credit card and automobile categories. Credit card outstandings gained $817 million or 46.1 percent. At December 31, 1993, the credit card portfolio totaled $3.123 billion compared with $2.216 billion a year earlier. Approximately 84 percent of the total was variable rate versus approximately 61 percent at year-end 1992. Borrowers continued to be attracted to the corporation's low variable rate pricing option. In 1993, Wachovia introduced a First-Year Prime Visa and MasterCard option to complement its popular Prime Plus 2.9 percent card, which is offered with a $39 annual fee. The new pricing option carries an interest rate of prime for the first year and is 3.9 percent above prime thereafter, with an $18 annual fee.
                Indirect retail loans, primarily consisting of automobile sales financing in the three home states, grew $239 million or 11.9 percent. Residential mortgages and other revolving credit also were higher for the year. The home equity portion of residential mortgages averaged $768 million compared with $805 million in 1992. Direct retail loans declined modestly.
                Commercial loans, including related real estate categories, increased $278 million or 2.4 percent, reflecting continued softness in demand due to slow economic growth and alternative funding from public debt and equity markets for large corporate borrowers. Regular commercial loans, up $331 million or 5.6 percent, and commercial mortgages, higher by $83 million or 2.7 percent, had the strongest gains for the year. Lease financing and foreign loans rose slightly, while construction loans and tax-exempt borrowings declined.
                Commercial real estate outstandings at December 31, 1993 were $3.693 billion, representing 16.1 percent of total loans versus $3.583 billion or 17 percent at year-end 1992. Based on regulatory definitions, commercial mortgages were $3.199 billion or 13.9 percent of total loans and construction loans were $494 million or
           2.2 percent. Comparable amounts a year earlier were $3.119 billion or 14.8 percent and $464 million or 2.2 percent, respectively.
                The $3.693 billion of commercial real estate outstandings at year-end 1993 included $2.088 billion in commercial real estate loans, representing 9.1 percent of total loans, originated through the corporation's Commercial Mortgage Group. Loans in this group are dependent primarily on the income stream, refinancing or resale value of the property mortgaged for repayment and are segregated from other commercial real estate loans which have real estate as the collateral but not the primary consideration in the credit risk evaluation. Additional detail on the Commercial Mortgage Group is provided as of December 31, 1993 and 1992 in the following presentations with geographic distribution listing loans by location of collateral.


Summary of Commercial Mortgage Group Real Estate Loans and Commitments
- ----------------------------------------------------------------------
Geographic Distribution ($ in millions)          Loans Outstanding        Percent of Total Loans        Loans and Unused Commitments
December 31                                       1993       1992           1993        1992               1993        1992
                                                 ------     ------         ------      ------             ------      ------
North Carolina . . . . . . . . . . . . . . . .   $  856     $  806          3.7         3.8               $  979      $  938
South Carolina . . . . . . . . . . . . . . . .      637        615          2.8         2.9                  729         664
Georgia  . . . . . . . . . . . . . . . . . . .      437        381          1.9         1.8                  505         436
Virginia . . . . . . . . . . . . . . . . . . .       52         55           .2          .3                   55          61
Florida  . . . . . . . . . . . . . . . . . . .       57         54           .2          .2                   58          72
Tennessee. . . . . . . . . . . . . . . . . . .       18         15           .1          .1                   20          17
Alabama  . . . . . . . . . . . . . . . . . . .       18         21           .1          .1                   19          22
                                                 ------     ------         ----        ----               ------      ------
          Total Southeast. . . . . . . . . . .    2,075      1,947          9.0         9.2                2,365       2,210

Outside Southeast  . . . . . . . . . . . . . .       13         37           .1          .2                   23          42
                                                 ------     ------         ----        ----               ------      ------
          Total  . . . . . . . . . . . . . . .   $2,088     $1,984          9.1         9.4               $2,388      $2,252
                                                 ======     ======         ====        ====               ======      ======

General Category ($ in millions)                 Loans Outstanding        Percent of Total Loans        Loans and Unused Commitments
December 31                                       1993       1992           1993        1992               1993        1992
                                                 ------     ------         ------      ------             ------      ------
Construction . . . . . . . . . . . . . . . . .   $  241     $  251          1.0         1.2               $  441      $  439
Permanent  . . . . . . . . . . . . . . . . . .    1,691      1,556          7.4         7.4                1,778       1,614
Land development . . . . . . . . . . . . . . .       97        125           .4          .6                  107         141
Other  . . . . . . . . . . . . . . . . . . . .       59         52           .3          .2                   62          58
                                                 ------     ------         ----        ----               ------      ------
          Total  . . . . . . . . . . . . . . .   $2,088     $1,984          9.1         9.4               $2,388      $2,252
                                                 ======     ======         ====        ====               ======      ======

Type of Property ($ in millions)                 Loans Outstanding        Percent of Total Loans        Loans and Unused Commitments
December 31                                       1993       1992           1993        1992               1993        1992
                                                 ------     ------         ------      ------             ------      ------
Apartments . . . . . . . . . . . . . . . . . .   $  401     $  331          1.7         1.6               $  489      $  361
Office warehouse . . . . . . . . . . . . . . .      328        318          1.4         1.5                  352         343
Office building  . . . . . . . . . . . . . . .      312        311          1.4         1.5                  343         345
Retail property  . . . . . . . . . . . . . . .      475        423          2.1         2.0                  530         514
Hotel/motel. . . . . . . . . . . . . . . . . .      265        256          1.2         1.2                  320         296
Land development . . . . . . . . . . . . . . .       97        125           .4          .6                  107         141
Other  . . . . . . . . . . . . . . . . . . . .      210        220           .9         1.0                  247         252
                                                 ------     ------         ----        ----               ------      ------
          Total. . . . . . . . . . . . . . . .   $2,088     $1,984          9.1         9.4               $2,388      $2,252
                                                 ======     ======         ====        ====               ======      ======


           Although regulatory criteria and reporting requirements for highly leveraged transactions (HLT) were withdrawn in 1992, the corporation continues to recognize and define HLTs in accordance with the previously existing definition. At December 31, 1993, the corporation had 4 HLTs with combined outstandings of $89 million, representing .4 percent of total loans and 3 percent of shareholders' equity. Additional unused commitments were $15 million. This compared with 9 HLTs with outstandings totaling $142 million or .7 percent of loans and 5.1 percent of equity with additional unused commitments of $34 million at year-end 1992.
           Cross border outstandings, primarily consisting of loans, were $352 million at December 31, 1993, representing 1 percent of total assets. This was down $38 million or 9.6 percent from $390 million or 1 percent of assets at year-end 1992.
           In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114), which the corporation

               ---------------------------------------------------------------------------------------------------------------------
               SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY                                                            TABLE 4
               December 31, 1993 (thousands)
               ---------------------------------------------------------------------------------------------------------------------
                                                                                            One Year      One to           Over
                                                                               Total        or Less     Five Years     Five Years
                                                                           ------------  ------------  ------------    ----------
               Commercial, financial and other . . . . . . . . . . . . .   $ 6,727,207   $ 6,131,474   $  402,514      $  193,219
               Industrial revenue and other tax-exempt financing . . . .     1,959,266       888,253      602,151         468,862
               Construction  . . . . . . . . . . . . . . . . . . . . . .       494,148       466,820       27,328              --
               Commercial mortgages  . . . . . . . . . . . . . . . . . .     3,199,434     1,947,322      793,009         459,103
                                                                           -----------   -----------   ----------      ----------
                    Loans to domestic borrowers  . . . . . . . . . . . .    12,380,055     9,433,869    1,825,002       1,121,184
               Loans to foreign borrowers  . . . . . . . . . . . . . . .        73,055        73,024           31              --
                                                                           -----------   -----------   ----------      ----------
                    Selected loans, net  . . . . . . . . . . . . . . . .   $12,453,110   $ 9,506,893   $1,825,033      $1,121,184
                                                                           ===========   ===========   ==========      ==========
               Interest sensitivity:
                 Loans with predetermined interest rates   . . . . . . .   $ 4,518,659   $ 1,952,609   $1,625,190      $  940,860
                 Loans with floating interest rates  . . . . . . . . . .     7,934,451     7,554,284      199,843         180,324
                                                                           -----------   -----------   ----------      ----------
                    Total  . . . . . . . . . . . . . . . . . . . . . . .   $12,453,110   $ 9,506,893   $1,825,033      $1,121,184
                                                                           ===========   ===========   ==========      ==========
               ---------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                                                                                        TABLE 5
December 31 (thousands)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                     1993                                        1992                  1991
                           --------------------------------------------------------    ---------------------   --------------------
                                                                           Taxable
                             Principal    Book       Market    Average    Equivalent     Book        Market      Book       Market
                              Amount      Value      Value     Maturity     Yield*       Value       Value       Value      Value
                           ----------- -----------  --------  ----------   --------    --------    ---------   ---------  ---------
                                                             (Yrs./Mos.)
State and municipal:
   Within one year . . .  $   74,846  $   75,501  $   77,254                 13.02%   $   62,837  $   63,673  $  108,060 $  110,224
   One to five years . .     309,172     309,939     337,197                 12.89       337,815     369,395     257,431    279,744
   Five to ten years . .     155,105     151,253     172,827                 12.28       192,030     214,277     248,385    276,599
   Over ten years  . . .     148,989     118,464     140,456                 12.75       155,335     177,842     237,307    268,350
                          ----------  ----------  ----------                          ----------  ----------  ---------- ----------
      Total  . . . . . .     688,112     655,157     727,734       5/6       12.78       748,017     825,187     851,183    934,917

U.S. Treasury:
   Within one year . . .     536,500     536,440     543,315                  6.96       213,737     218,269     462,919    468,256
   One to five years . .   3,670,500   3,719,325   3,816,471                  5.95     1,899,421   1,947,427     887,834    930,868
   Five to ten years . .     117,500     116,665     137,324                  9.55       414,559     464,696     452,168    511,144
   Over ten years  . . .      17,930      15,950      23,340                 12.52        16,582      22,588      17,133     23,374
                          ----------  ----------  ----------                          ----------  ----------  ---------- ----------
      Total                4,342,430   4,388,380   4,520,450       2/9        6.19     2,544,299   2,652,980   1,820,054  1,933,642

Federal agency:
   Within one year . . .      75,550      75,544      77,254                  7.33        45,292      45,307      75,402     75,265
   One to five years . .     607,224     611,559     618,618                  5.72       246,418     254,657     185,392    192,118
   Five to ten years . .     552,075     554,267     555,330                  5.57       422,245     434,553     283,428    301,819
   Over ten years  . . .   1,112,968   1,114,976   1,166,232                  7.53     1,826,179   1,904,388   2,012,813  2,128,454
                          ----------  ----------  ----------                          ----------  ----------  ---------- ----------
      Total                2,347,817   2,356,346   2,417,434      12/2        6.59     2,540,134   2,638,905   2,557,035  2,697,656

Other interest-earning
   investments:
   Within one year . . .      78,488      78,376      78,379                  4.41        20,291      19,750     170,401    170,337
   One to five years . .     122,586     122,831     122,946                  4.03       130,065     131,238     184,718    185,178
   Five to ten years . .      16,737      16,742      16,787                  5.48        86,088      86,083      58,435     58,425
   Over ten years  . . .     152,116     152,106     152,414                  4.32       283,567     286,358     499,719    503,685
                          ----------  ----------  ----------                          ----------  ----------  ---------- ----------
      Total  . . . . . .     369,927     370,055     370,526       8/5        4.30       520,011     523,429     913,273    917,625
                          ----------  ----------  ----------                          ----------  ----------  ---------- ----------
Total interest-earning
   investments            $7,748,286   7,769,938   8,036,144       6/1        6.81     6,352,461   6,640,501   6,141,545  6,483,840
                          ==========
Federal Reserve Bank
   stock and other
   investments  . . . . .                108,718     120,546                             133,710     152,542     123,313    131,827
                                      ----------  ----------                          ----------  ----------  ---------- ----------
      Total portfolio  .              $7,878,656  $8,156,690                          $6,486,171  $6,793,043  $6,264,858 $6,615,667
                                      ==========  ==========                          ==========  ==========  ========== ==========
*Yields were computed using
a 35% tax rate for 1993
- ------------------------------------------------------------------------------------------------------------------------------------

           will be required to adopt by 1995. This standard modifies the accounting for certain loans where it is probable that the corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. The corporation is in the process of evaluating the timing of adoption and the effect that implementation of the standard will have on its financial statements, but does not expect it to have a material impact. Note E of Notes to Consolidated Financial Statements contains additional information about FASB 114.
                During a period when loan growth expectations have been modest, the corporation added significantly to its investment securities, the second largest category of interest-earning assets. They expanded $838 million or 13.5 percent during the year. U.S. Treasury securities accounted for all the increase, rising $1.462 billion or
           73.4 percent. At year-end 1993, 95.6 percent of the corporation's municipal portfolio was rated A or higher by Moody's. At December 31, 1993, the market value of the total investment securities portfolio was $8.157 billion, representing a $278 million appreciation over book value. This compared with a $6.793 billion market value and a $307 million appreciation at year-end 1992.
                The corporation has elected to adopt Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115), as of January 1, 1994. FASB 115 requires that investment securities be classified as either "held to maturity" or "available for sale." "Held to maturity" securities will be carried at amortized cost which is the accounting method currently used for the investment securities account. Securities classified as "available for sale" will be accounted for at fair market value with unrealized gains and losses reported as a separate component of shareholders' equity. Under FASB 115, trading account securities will continue to be carried in a separate account at fair market value with gains and losses recorded in the income statement. If the corporation had adopted FASB 115 at December 31, 1993, the impact on shareholders' equity would have been an increase of $24.368 million. Note D of Notes to Consolidated Financial Statements contains additional information regarding FASB 115.

Interest Expense

                Interest expense for 1993 decreased $128.016 million or 13.2 percent as the average rate paid on interest-bearing liabilities dropped 72 basis points. Partially reducing the impact of the rate decline was a $1.201 billion or 5.2 percent increase in average interest-bearing liabilities for the year.
                Total interest-bearing deposits were lower by $865 million or
           4.8 percent. Interest-bearing demand and savings and money market savings were up a combined $548 million or 6.3 percent. This was offset by the outflow of longer-term consumer deposits seeking higher yields as they matured. Savings certificates declined $603 million or 9.7 percent. Large denomination certificates decreased $854 million or 32.9 percent. The corporation allowed its large denomination certificates to roll off as it continued to grow its medium-term bank note program.
                Total short-term borrowings rose $442 million or 8.9 percent led by growth in federal funds purchased and repurchase agreements. Other short-term borrowings, which primarily consists of term federal funds, decreased.
                Long-term debt rose $1.624 billion, primarily reflecting the growth of Wachovia Bank of North Carolina's medium-term bank note program begun in the second quarter of 1992. At December 31, 1993, Wachovia Bank of North Carolina had a total of $2.370 billion of these notes outstanding with an average cost of 4.54 percent and an average maturity of 1.8 years versus $758 million, 4.59 percent and
           1.8 years, respectively, a year earlier. These notes had been classified under short-term borrowed funds but have been reclassified as long-term debt to more accurately reflect the weighted average maturity of these instruments, and prior periods have been restated. The bank notes issued during 1993 generally had maturities of two to five years but can be issued for maturities up to 10 years.
                The corporation also issued $250 million of ten-year subordinated notes in April 1993. They were priced at a spread of 60 basis points above the yield on U.S. Treasury notes of comparable maturity at the time of sale to yield 6.481 percent. The corporation redeemed $79 million of floating rate subordinated capital notes in March 1993.
                Gross deposits for 1993 averaged $22.373 billion, down $458 million or 2 percent compared with $22.831 billion in the prior year. Collected deposits, net of float, averaged $20.762 billion, lower by $373 million or 1.8 percent from $21.135 billion in 1992. Demand and noninterest-bearing time deposits averaged $5.355 billion compared with $4.947 billion in the previous year.

Asset and Liability Management, Interest Rate Sensitivity and Liquidity
Management

                Changes in interest rates can substantially impact the corporation's net interest income and profitability. The goal of asset/liability management is to maximize net interest income while mitigating negative impacts of interest rate changes.
                The corporation seeks to meet this goal by managing discretionary investments and funding sources, by product pricing and structuring strategies and by utilizing off-balance sheet instruments when appropriate. In addition to monitoring the relationship between interest-earning assets and interest-bearing liabilities, this process is facilitated by the application of simulation models which are the principal tools employed for interest rate management. Information provided by the multidimensional models portrays the results of changes in interest rates which are analyzed with the objective of identifying potential adverse performance situations. If such a condition should occur, the immediate goal is to construct a strategy to neutralize, as much as possible, the impact.
                Additionally, the corporation monitors the difference or gap between the corporation's rate sensitive assets and rate sensitive liabilities over various time periods. The gap may be either positive (rate sensitive assets exceed liabilities) or negative (rate sensitive liabilities exceed assets).
                The table on page 17 sets forth the volume of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 1993 and 1992, which mature or are projected to reprice in each of the future time periods shown.
                The projected asset repricing volumes include anticipated prepayments of mortgage loans and mortgage-backed securities. The projected interest checking and savings repricing volumes are based on the expected rate sensitivity of these accounts in relationship to the prime rate.
                Prepayment assumptions and the distribution of these deposit liabilities based on management's assumptions present a more accurate view of the corporation's rate risk position. The nonsensitive and maturing beyond one year section of the table includes bank credit card loans of $499 million in 1993 and $860 million in 1992, savings balances of $577 million in 1993 and $852 million in 1992 and interest-bearing

Interest Rate Sensitivity Gap Analysis
- --------------------------------------

                                                                                        Interest Sensitive Period
                                                                        ------------------------------------------------------------
$ in millions                                                                                         Total       Over One
                                                                        0 to 3     4 to 6    7 to 12  Within      Year and
December 31, 1993                                                       Months     Months    Months  One Year   Nonsensitive  Total
- -----------------                                                       ------     ------    ------  ---------  ------------  -----
Loans and net leases, net of unearned income. . . . . . . . . . . . .   $13,076    $   683   $ 1,035  $14,794       $ 8,183  $22,977
State and municipal investment securities   . . . . . . . . . . . . .        30         16        36       82           573      655
Other investment securities . . . . . . . . . . . . . . . . . . . . .     1,025        277       693    1,995         5,229    7,224
Interest-bearing bank balances. . . . . . . . . . . . . . . . . . . .        13         --        --       13            --       13
Federal funds sold and securities purchased under resale agreements .       691         --        --      691            --      691
Trading account assets  . . . . . . . . . . . . . . . . . . . . . . .       789         --        --      789            --      789
                                                                        -------    -------   -------  -------       -------  -------
               Total earning assets . . . . . . . . . . . . . . . . .    15,624        976     1,764   18,364        13,985   32,349

Interest-bearing demand . . . . . . . . . . . . . . . . . . . . . . .       460        278       556    1,294         2,222    3,516
Savings and money market savings. . . . . . . . . . . . . . . . . . .     4,750        289       578    5,617           577    6,194
Savings certificates  . . . . . . . . . . . . . . . . . . . . . . . .     1,828      1,280       762    3,870         1,272    5,142
Large denomination certificates . . . . . . . . . . . . . . . . . . .       826        243       191    1,260           247    1,507
Time deposits in foreign offices  . . . . . . . . . . . . . . . . . .       761         16        --      777            27      804
Federal funds purchased and securities sold under repurchase
  agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,741         --        --    4,741            --    4,741
Commercial paper  . . . . . . . . . . . . . . . . . . . . . . . . . .       589         --        --      589            --      589
Other short-term borrowed funds . . . . . . . . . . . . . . . . . . .     1,033         56         2    1,091            --    1,091
Bank notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       150        180       186      516         1,854    2,370
Other long-term debt. . . . . . . . . . . . . . . . . . . . . . . . .       100         --        --      100           491      591
                                                                        -------    -------   -------  -------       -------  -------
               Total interest-bearing liabilities . . . . . . . . . .    15,238      2,342     2,275   19,855         6,690   26,545
Interest rate swaps . . . . . . . . . . . . . . . . . . . . . . . . .       (58)       (63)      (47)    (168)          168       --
                                                                        -------    -------   -------  -------       -------  -------

               Interest sensitivity gap . . . . . . . . . . . . . . .       328     (1,429)     (558) $(1,659)        7,463  $ 5,804
                                                                        -------    -------   -------  =======       -------  =======
               Cumulative interest sensitivity gap  . . . . . . . . .   $   328    ($1,101)  ($1,659)               $ 5,804
                                                                        =======    =======   =======                =======

December 31, 1992
- -----------------
Loans and net leases, net of unearned income  . . . . . . . . . . . .   $12,710    $   761   $ 1,128  $14,599       $ 6,487  $21,086
State and municipal investment securities . . . . . . . . . . . . . .        28         17        16       61           687      748
Other investment securities   . . . . . . . . . . . . . . . . . . . .       783        205       386    1,374         4,364    5,738
Interest-bearing bank balances. . . . . . . . . . . . . . . . . . . .       189         --        --      189            --      189
Federal funds sold and securities purchased under resale agreements .       479         --        --      479            --      479
Trading account assets  . . . . . . . . . . . . . . . . . . . . . . .       896         --        --      896            --      896
                                                                        -------    -------   -------  -------       -------  -------
               Total earning assets . . . . . . . . . . . . . . . . .    15,085        983     1,530   17,598        11,538   29,136

Interest-bearing demand . . . . . . . . . . . . . . . . . . . . . . .       503        347       694    1,544         1,767    3,311
Savings and money market savings. . . . . . . . . . . . . . . . . . .     4,840        154       308    5,302           851    6,153
Savings certificates  . . . . . . . . . . . . . . . . . . . . . . . .     2,090      1,324       897    4,311         1,257    5,568
Large denomination certificates . . . . . . . . . . . . . . . . . . .     1,164        376       294    1,834           308    2,142
Time deposits in foreign offices. . . . . . . . . . . . . . . . . . .       441         73         4      518            --      518
Federal funds purchased and securities sold under repurchase
  agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,707          5         2    3,714            --    3,714
Commercial paper. . . . . . . . . . . . . . . . . . . . . . . . . . .       387         --        --      387            --      387
Other short-term borrowed funds . . . . . . . . . . . . . . . . . . .       578         85       186      849            --      849
Bank notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --         --       250      250           508      758
Other long-term debt. . . . . . . . . . . . . . . . . . . . . . . . .       103          5        --      108           331      439
                                                                        -------    -------   -------  -------       -------  -------
               Total interest-bearing liabilities . . . . . . . . . .    13,813      2,369     2,635   18,817         5,022   23,839
Interest rate swaps . . . . . . . . . . . . . . . . . . . . . . . . .       389         34       (59)     364          (364)      --
                                                                        -------    -------   -------  -------       -------  -------

               Interest sensitivity gap . . . . . . . . . . . . . . .     1,661     (1,352)   (1,164) $  (855)        6,152  $ 5,297
                                                                        -------    -------   -------  -------       -------  -------
               Cumulative interest sensitivity gap. . . . . . . . . .   $ 1,661    $   309   $  (855)               $ 5,297
                                                                        =======    =======   =======                =======

Note: Refer to page 16 for details on management's assumptions of the repricing characteristics of certain accounts without contractual maturity dates.

           checking balances of $2.222 billion in 1993 and $1.767 billion in 1992.

                The corporation uses off-balance sheet or "derivative" instruments to change the structure of both assets and liabilities to help manage the interest rate sensitivity of its balance sheet and also as a product to assist corporate and other customers manage their interest rate risk. The primary instruments used have been interest rate swaps, caps and floors. As of December 31, 1993, the corporation had $3.387 billion in notional amount of these transactions outstanding as compared with $1.915 billion a year ago with 37 percent related to its balance sheet management versus 34 percent a year earlier.
                The ability of counterparties to perform under the terms of these transactions is the primary risk of this activity. The corporation mitigates this risk by subjecting the transactions to a similar approval process as is used for on-balance sheet credit transactions, by dealing in the national market with a few highly rated counterparties and by using collateral agreements to reduce exposure when appropriate. See Note J of Notes to Consolidated Financial Statements for additional information.
                The objective of liquidity management is to ensure that the corporation is positioned to meet all immediate and future demands for cash. There are multiple requirements for cash placed on a financial intermediary. Consequently, the process for liability planning must include, but not be limited to, considerations of credit demand, deposit flows and corporate operating expenses and revenues. Not only are contractual cash flows such as loan repayments and deposit maturities and withdrawals factored into this process, but economic events also must be considered. Liquidity management relies upon liquidity analysis and knowledge of historical trends over past credit and business cycles and forecasts of future conditions to achieve its objectives.
                The two broad-based sources of liquidity which exist for the corporation are its high quality marketable assets, and liabilities which are readily acceptable by providers of funds. Asset liquidity primarily is provided

                      ---------------------------------------------------

                      LARGE DENOMINATION DEPOSITS*                TABLE 6
                      December 31, 1993 (thousands)
                      ---------------------------------------------------

                       REMAINING MATURITIES
                       Three months or less. . . . . . .     $  744,146
                       Over three through
                            six months. . . . . . . . . .       232,824
                       Over six through
                            twelve months . . . . . . . .       238,998
                       Over twelve months . . . . . . . .       291,493
                                                             ----------
                               Total. . . . . . . . . . .    $1,507,461
                                                             ==========
                       *Includes domestic office
                        certificates of deposit of
                        $100 or more
                      ---------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------

SHORT-TERM BORROWED FUNDS (thousands)                                                                                  TABLE 7

- ------------------------------------------------------------------------------------------------------------------------------

                                                                         1993                  1992               1991
                                                                 -------------------   ------------------   -----------------
                                                                 Amount        Rate    Amount       Rate    Amount      Rate
                                                                 ------        ----    ------       ----    ------      ----
At year-end:
     Federal funds purchased and securities
          sold under repurchase agreements . . . . . . . . .     $4,741,283    2.88%   $3,713,492    2.82%  $4,002,086  4.15%
     Commercial paper. . . . . . . . . . . . . . . . . . . .        589,178    2.92       386,618    2.99      397,720  4.25
     Other borrowed funds. . . . . . . . . . . . . . . . . .      1,091,123    3.24       848,823    3.21    2,200,862  5.41
                                                                 ----------            ----------           ----------
        Total. . . . . . . . . . . . . . . . . . . . . . . .     $6,421,584    2.94    $4,948,933    2.90   $6,600,668  4.58
                                                                 ==========            ==========           ==========

Average for the year:
     Federal funds purchased and securities
          sold under repurchase agreements . . . . . . . . .     $3,944,864    3.23    $3,110,737    3.73   $3,498,869  5.78
     Commercial paper* . . . . . . . . . . . . . . . . . . .        485,889    3.02       469,120    3.54      348,125  5.74
     Other borrowed funds. . . . . . . . . . . . . . . . . .        972,008    3.25     1,381,713    4.23    2,233,271  6.58
                                                                 ----------            ----------           ----------
        Total. . . . . . . . . . . . . . . . . . . . . . . .     $5,402,761    3.22    $4,961,570    3.85   $6,080,265  6.07
                                                                 ==========            ==========           ==========

Maximum month-end balance:
     Federal funds purchased and securities
          sold under repurchase agreements . . . . . . . . .     $5,307,332            $4,058,560           $4,252,149
     Commercial paper  . . . . . . . . . . . . . . . . . . .        613,375               597,934              397,720
     Other borrowed funds  . . . . . . . . . . . . . . . . .      1,525,017             2,260,089            2,552,723

*Average interest rate for each year includes effect of fees paid on back-up lines of credit
- ------------------------------------------------------------------------------------------------------------------------------

           by securities which by their maturity structure or marketability can produce cash flows that result in enhanced liquidity. The ability to generate additional cash through the liability side of the balance sheet focuses on the growth of deposits, the issuance of bank notes and other forms of debt securities.
                Wachovia's ability to attract a variety of funds rests on the corporation's strength of capital, reputation, credit ratings and diverse statewide banking networks. At December 31, 1993, Wachovia's common equity to assets ratio was 8.26 percent, 4th highest among the 25 largest U.S. banks. Wachovia's strong capital position is reflected in its credit ratings and remains central to its ability to raise additional funds at attractive rates through short-term borrowings and long-term debt.
                At year-end 1993, Wachovia Corporation's senior debt was rated
           (P) Aa3 by Moody's and (P)AA by Standard & Poor's. The corporation's subordinated debt was rated A1 and AA- by Moody's and Standard & Poor's, respectively. Commercial paper was rated P-1 by Moody's and A-1+ by Standard & Poor's.
                All of the corporation's asset/liability strategies are conducted under policies and guidelines established by the corporation's Finance Committee. The committee monitors interest rate risk, liquidity and capital. Committee guidelines limit the acceptable negative change in forecasted net interest income from assumed movements in interest rates. Funding guidelines include limits on concentrations of maturities and funding categories, and funding exposure to single outside sources. Guidelines for capital require maintenance of sufficient capital to be classified a well-capitalized banking organization under regulatory capital guidelines and definitions.

Nonperforming Assets

                Nonperforming assets were $154.901 million or .67 percent of loans and foreclosed property at December 31, 1993, a decline of $110.508 million or 41.6 percent from year-end 1992. The decrease resulted principally from paydowns, property sales and the return of cash-basis assets to accrual status, reflecting continued sound loan administration and active management of credit, combined with lower interest rates and generally improving real estate market conditions in the corporation's primary states.
                Real estate nonperforming assets, the largest segment of total nonperforming assets, were $123.595 million or 1.65 percent of real estate loans and foreclosed real estate at December 31, 1993. This compared with $228.714 million or 3.12 percent a year earlier, a decline of $105.119 million or 46 percent. Although the real estate markets in which Wachovia operates maintained stronger values relative to norms in the national market, overbuilding resulted in elevated levels of foreclosed property each year between 1987 and 1992. This trend has been reversed in 1993 with foreclosed property of $45.939 million at year-end, a decline of $45.376 million or 49.7 percent since year-end 1992.
                Commercial real estate nonperforming assets totaled $98.014 million or 2.63 percent of related loans and foreclosed property, a drop of $99.208 million or 50.3 percent from $197.222 million or 5.39 percent at year-end 1992. Within the Commercial Mortgage Group described on page 12, nonperforming assets were $70.461 million or
          3.33 percent of its loans and foreclosed real estate, down $77.799 million or 52.5 percent from $148.260 million or 7.24 percent at December 31, 1992.
                No HLTs were nonperforming at year-end 1993 or 1992.

     NET LOAN LOSSES TO AVERAGE LOANS           NONPERFORMING ASSETS TO YEAR-END
                                                LOANS AND FORECLOSED PROPERTY

         (Graph - SEE GRAPHICS                      (Graph - SEE GRAPHICS
                  APPENDIX)                                  APPENDIX)


- -----------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS                                                                      TABLE 8
December 31 (thousands)
- -----------------------------------------------------------------------------------------------------------------------------------


                                             1993             1992            1991            1990            1989          1988
                                            --------        --------        --------        --------        --------      --------
NONPERFORMING ASSETS
Cash-basis assets:
     Domestic borrowers . . . . . . . . .   $108,882        $173,977        $240,578        $199,480        $110,165      $ 70,524
     Foreign borrowers -- less developed
       countries  . . . . . . . . . . . .         --              --              --           1,437           1,437         7,477
                                            --------         -------        --------        --------        --------      --------
           Total cash-basis assets  . . .    108,882         173,977         240,578         200,917         111,602        78,001
Restructured loans -- domestic  . . . . .         80*            117             604           2,629           4,693         4,011
                                            --------         -------        --------        --------        --------      --------
           Total nonperforming loans  . .    108,962**       174,094         241,182         203,546         116,295        82,012

Foreclosed property:
     Foreclosed real estate . . . . . . .     51,701          93,555          69,957          41,139          17,964         9,974
     Less valuation allowance . . . . . .      9,168           5,082           2,837           4,012             820            91
     Other foreclosed assets  . . . . . .      3,406           2,842           2,609           5,106           5,267         5,136
                                            --------         -------        --------        --------        --------      --------
           Total foreclosed property  . .     45,939          91,315          69,729          42,233          22,411        15,019
                                            --------         -------        --------        --------        --------      --------
           Total nonperforming assets . .   $154,901***     $265,409        $310,911        $245,779        $138,706      $ 97,031
                                            ========        ========        ========        ========        ========      ========

Nonperforming loans to year-end loans . .        .47%            .83%           1.17%            .96%            .60%          .47%
Nonperforming assets to year-end loans
     and foreclosed property  . . . . . .        .67            1.25            1.50            1.16             .71           .55
Year-end allowance for loan losses
     times nonperforming loans  . . . . .       3.72x           2.18x           1.49x           1.33x           1.89x         2.45x
Year-end allowance for loan losses
     times nonperforming assets . . . . .       2.61            1.43            1.16            1.10            1.58          2.07

CONTRACTUALLY PAST DUE LOANS
(accruing loans past due 90 days or more)
Domestic borrowers  . . . . . . . . . . .   $ 44,897        $ 49,277        $ 88,158        $ 66,202        $ 55,489      $113,691
                                            ========        ========        ========        ========        ========      ========

  *Excludes $14,803 of loans which have been renegotiated at market rates and have demonstrated performance at the renegotiated terms for at least one year
 **See Note E for interest income foregone on loans that had been placed on a cash basis or on which the contractual rate of interest has been reduced below market
***Net of cumulative corporate and commercial real estate charge-offs and foreclosed real estate write-downs totaling $60,914; includes
   $27,192 of nonperforming assets on which interest and principal are paid current
- -----------------------------------------------------------------------------------------------------------------------------------

Provision and Allowance for Loan Losses

                The provision for loan losses totaled $92.652 million in 1993, exceeding net credit losses by $25.241 million. The provision was lower by $26.768 million or 22.4 percent from the $119.420 million taken in 1992. The corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb potential credit losses inherent in the portfolio. Improved conditions within the corporation's loan and commitments portfolio, including better payment experience, reduced delinquencies and more favorable expectations of collectibility, as well as continued gradual economic recovery in 1993 led to the reduced provision for the year.
                Net loan losses totaled $67.411 million or .31 percent of average loans, a decrease of $27.834 million or 29.2 percent from $95.245 million or .48 percent of average loans in 1992. Recoveries represented 30.6 percent of gross loan charge-offs versus 27.6 percent in 1992.
                Credit card net charge-offs for the year declined $4.120 million or 7.3 percent to $52.675 million or 2.03 percent of average credit card loans. Credit card loans delinquent 30 days or more at December 31, 1993 totaled $41.434 million, representing 1.33 percent of the period-end portfolio. This compared with $46.870 million or
          2.11 percent a year earlier.
                Net loan losses for other revolving credit were lower by $710 thousand or 19.7 percent and totaled $2.893 million or .88 percent of average related loans for the year versus $3.603 million or 1.12 percent in 1992. Other retail net loan losses, consisting of direct and indirect retail net credit losses, decreased $7.100 million or
          60.5 percent to $4.640 million or .16 percent of average related loans.
                Real estate net charge-offs totaled $5.821 million or .08 percent of average real estate loans, down $15.428 million or 72.6 percent from $21.249 million or .30 percent of related loans in 1992.
                No HLTs were charged-off in 1993 or 1992.
                At December 31, 1993, the allowance for loan losses totaled $404.798 million, representing 1.76 percent of year-end loans and 372 percent coverage of nonperforming loans. Comparable amounts a year earlier were $379.557 million or 1.80 percent of loans and 218 percent coverage of nonperforming loans.





 ALLOWANCE FOR LOAN LOSSES      EARNINGS COVERAGE OF NET LOAN LOSSES                         LOAN LOSS EXPERIENCE
                                (EXCLUDING SUBSIDIARY SALE AND SECURITIES TRANSACTIONS)

(Graph - SEE GRAPHICS            (Graph - SEE GRAPHICS                                      (Graph - SEE GRAPHICS
         APPENDIX)                        APPENDIX)                                                  APPENDIX)


- ---------------------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES (thousands)                                                                                 TABLE 9

- ---------------------------------------------------------------------------------------------------------------------------------


                                                 1993          1992           1991           1990           1989           1988
                                                 ----          ----           ----           ----           ----           ----
SUMMARY OF TRANSACTIONS

Balance at beginning of year. . . . . . . . .  $379,557     $360,193        $269,916       $219,219      $200,698       $229,902
Additions from acquisitions . . . . . . . . .        --           --             276          1,510           327          1,166
Allowance of company sold . . . . . . . . . .        --       (4,811)             --             --            --             --
Provision for loan losses . . . . . . . . . .    92,652      119,420         293,000        142,992        86,531         78,110
Deduct net loan losses:
     Loans charged off:
          Commercial. . . . . . . . . . . . .     6,792       13,153          61,089         22,982        14,219         13,964
          Credit card . . . . . . . . . . . .    62,991       67,863          72,386         48,150        40,069         36,134
          Other revolving credit  . . . . . .     3,922        4,627           5,154          3,680         2,690          2,618
          Other retail  . . . . . . . . . . .     8,431       17,221          26,251         23,625        23,945         20,099
          Real estate . . . . . . . . . . . .    14,514       27,041          58,089         16,241         7,907          8,733
          Lease financing . . . . . . . . . .       458          668           1,614          1,497         1,351          6,587
          Foreign . . . . . . . . . . . . . .        --          960             675             --           452         51,283
                                               --------     --------       ---------       --------      --------       --------
               Total  . . . . . . . . . . . .    97,108      131,533         225,258        116,175        90,633        139,418
     Recoveries:
          Commercial. . . . . . . . . . . . .     5,572       12,594           4,599          6,704         4,801          5,564
          Credit card . . . . . . . . . . . .    10,316       11,068           7,027          6,329         7,231          7,784
          Other revolving credit. . . . . . .     1,029        1,024             721            747           707            616
          Other retail  . . . . . . . . . . .     3,791        5,481           6,545          5,368         5,899          4,633
          Real estate . . . . . . . . . . . .     8,693        5,792           2,626          2,657         1,170            628
          Lease financing . . . . . . . . . .       264          322             263            246         2,091            135
          Foreign . . . . . . . . . . . . . .        32            7             478            319           397         11,578
                                               --------     --------       ---------       --------      --------       --------
               Total  . . . . . . . . . . . .    29,697       36,288          22,259         22,370        22,296         30,938
                                               --------     --------       ---------       --------      --------       --------
     Net loan losses  . . . . . . . . . . . .    67,411       95,245         202,999         93,805        68,337        108,480
                                               --------     --------       ---------       --------      --------       --------
Balance at end of year. . . . . . . . . . . .  $404,798     $379,557       $ 360,193       $269,916      $219,219       $200,698
                                               ========     ========       =========       ========      ========       ========
NET LOAN LOSSES (RECOVERIES) BY CATEGORY

Commercial  . . . . . . . . . . . . . . . . .  $  1,220     $    559       $  56,490       $ 16,278      $  9,418       $  8,400
Credit card . . . . . . . . . . . . . . . . .    52,675       56,795          65,359         41,821        32,838         28,350
Other revolving credit. . . . . . . . . . . .     2,893        3,603           4,433          2,933         1,983          2,002
Other retail. . . . . . . . . . . . . . . . .     4,640       11,740          19,706         18,257        18,046         15,466
Real estate . . . . . . . . . . . . . . . . .     5,821       21,249          55,463         13,584         6,737          8,105
Lease financing . . . . . . . . . . . . . . .       194          346           1,351          1,251          (740)         6,452
Foreign . . . . . . . . . . . . . . . . . . .       (32)         953             197           (319)           55         39,705
                                               --------     --------       ---------       --------      --------       --------
               Total. . . . . . . . . . . . .  $ 67,411     $ 95,245       $ 202,999       $ 93,805      $ 68,337       $108,480
                                               ========     ========       =========       ========      ========       ========
NET LOAN LOSSES (RECOVERIES) TO AVERAGE
     LOANS BY CATEGORY

Commercial. . . . . . . . . . . . . . . . . .       .02%         .01%            .69%           .20%          .12%           .12%
Credit card . . . . . . . . . . . . . . . . .      2.03         3.20            4.19           2.94          2.64           2.45
Other revolving credit  . . . . . . . . . . .       .88         1.12            1.48           1.02           .74            .79
Other retail  . . . . . . . . . . . . . . . .       .16          .44             .72            .64           .64            .54
Real estate . . . . . . . . . . . . . . . . .       .08          .30             .73            .19           .11            .16
Lease financing . . . . . . . . . . . . . . .       .14          .29            1.08            .87          (.47)          4.08
Foreign . . . . . . . . . . . . . . . . . . .      (.04)        1.32             .23           (.40)          .06          31.43
Total loans . . . . . . . . . . . . . . . . .       .31          .48             .99            .47           .37            .66

Net loan losses to average loans excluding
     foreign. . . . . . . . . . . . . . . . .       .31%         .47%            .99%           .47%          .37%           .42%
Year-end allowance to outstanding loans . . .      1.76         1.80            1.75           1.27          1.12           1.14
Earnings coverage of net loan losses* . . . .     11.17x        7.29x           2.77x          6.09x         7.24x          4.22x


*Earnings before income taxes and provision for loan losses excluding subsidiary sales and securities transactions

- ------------------------------------------------------------------------------------------------------------------------------------

Noninterest Income

                Other operating revenue rose $64.937 million or 12.1 percent for the year. Good growth was achieved in most major categories of noninterest income.
                Credit card fee income increased $23.712 million or 30.4 percent in 1993, reflecting both good growth in new accounts and increased sales volume. During the year, the corporation introduced a First-Year Prime pricing option on its Visa and MasterCard credit cards. This is in addition to Wachovia's popular Prime Plus and No Fee pricing options. Annual credit card fees and cardholder interchange income represented 76 percent of credit card fee income. Income on cash advances and late charge fees are recorded as part of credit card interest income.
                Deposit account service revenues rose $13.348 million or 7 percent due to growth in commercial analysis fees, consumer demand deposit charges and overdraft fees. Trading account activities recorded gains of $13.103 million for the year compared with losses of $11.542 million in 1992 which stemmed from hedging in mortgage-backed securities. This portfolio was affected adversely in 1992 by prepayment experience substantially above historical norms, as well as abnormal changes in historical rate relationships between mortgage-backed securities and hedging instruments. This was offset by the net interest income earned on the inventory of mortgage-backed trading securities during the year.
                Trust fees grew $10.526 million or 9.6 percent, as a result of increased volumes of personal and institutional business combined with improved portfolio valuations associated with rising prices in the stock and bond markets. In the second quarter of the year, the corporation expanded its Biltmore Funds, a proprietary family of mutual funds, from five to eleven investment portfolios. The funds had assets totaling $1.285 billion at year-end. At December 31, 1993, trust assets totaled $92.287 billion with $17.950 billion under management. This compared with $85.806 billion a year earlier with $16.147 billion under management.
                Mortgage fee income, which primarily includes servicing and origination fees and revenues from mortgage loan sales, decreased $977 thousand or 2.4 percent for the year. Combined servicing and origination fees were up $6.035 million or 13.7 percent. However, increased mortgage prepayments in a lower interest rate environment resulted in write-offs of excess servicing fees amounting to $1.554 million. At year-end 1993, the mortgage portfolio serviced totaled $9.007 billion, representing 135,637 loans compared with $8.591 billion and 135,068 loans a year earlier. Remaining categories of noninterest income, excluding revenues from student loan servicing and gains from securities and subsidiary sales, rose $21.398 million or 22.2 percent.
                In February of 1993, the corporation sold its student loan services subsidiary. Consequently, revenue comparisons between 1993 and 1992 for student loan servicing are not meaningful. The sale resulted in a pretax gain of $8.030 million. This subsidiary's net income for 1992 was less than 1 percent of the corporation's consolidated net income. In the 1992 third quarter, a consumer finance subsidiary was sold resulting in a pretax gain of $19.486 million. The net income of this subsidiary for the first six months of 1992

- ------------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME (thousands)                                                                                          TABLE 10

- ------------------------------------------------------------------------------------------------------------------------------------

                                                               1993       1992          1991       1990        1989          1988
                                                               ----       ----          ----       ----        ----          ----
Service charges on deposit accounts . . . . . . . . . . . .  $202,885   $189,537      $170,827   $155,808    $136,620     $126,146
Fees for trust services . . . . . . . . . . . . . . . . . .   120,030    109,504       102,665     99,572     101,072       87,959
Credit card income -- net of interchange payments . . . . .   101,780     78,068        62,814     55,202      50,092       45,243
Mortgage fee income . . . . . . . . . . . . . . . . . . . .    39,101     40,078        28,608     20,741      16,003       16,260
Trading account profits (losses) -- excluding interest. . .    13,103    (11,542)       11,541     11,637       7,510        7,293
Insurance premiums and commissions. . . . . . . . . . . . .    11,847     15,002        12,819     14,232      15,387       15,180
Bankers' acceptance and letter of credit fees . . . . . . .    19,668     20,141        14,232     11,605      11,655        7,263
Student loan servicing  . . . . . . . . . . . . . . . . . .     5,535     33,250        31,470     29,841      27,230       23,915
Other service charges and fees. . . . . . . . . . . . . . .    48,915     44,585        42,108     34,919      30,883       27,766
Other income. . . . . . . . . . . . . . . . . . . . . . . .    37,315     16,619        13,094     25,295      15,365        9,440
                                                             --------   --------      --------   --------    --------     --------
       Total other operating revenue. . . . . . . . . . . .   600,179    535,242       490,178    458,852     411,817      366,465
Gain on sale of subsidiary. . . . . . . . . . . . . . . . .     8,030     19,486            --         --          --           --
Investment securities gains . . . . . . . . . . . . . . . .    19,394      1,497        11,091      6,218       7,625        5,213
                                                             --------   --------      --------   --------    --------     --------
       Total  . . . . . . . . . . . . . . . . . . . . . . .  $627,603   $556,225      $501,269   $465,070    $419,442     $371,678
                                                             ========   =========     ========   ========    ========     ========
- ----------------------------------------------------------------------------------------------------------------------------------

          was 1.2 percent of the consolidated total. Securities gains in 1993 totaled $19.394 million, including $18.422 million from the sale of three equity investments. This compared with investment securities gains of $1.497 million in 1992.

Noninterest Expense

                Noninterest expense increased $35.584 million or 3.2 percent for the year. Careful expense control remains an important operating principle with management. The corporation's overhead ratio measuring noninterest expense to taxable equivalent net interest income and noninterest income, excluding securities and subsidiary sales, dropped to 57 percent from 58.6 percent in 1992. This compared with a median overhead ratio of 62.5 percent in 1993 for the 25 largest U.S. banks, as shown in the accompanying chart.
                Total personnel expense rose $28.857 million or 5.3 percent. Salaries expense edged up $4.428 million or 1 percent. Employee benefits expense rose $24.429 million or 27.6 percent. This primarily reflected a special contribution to the retirement savings and profit sharing plan for employees in recognition of the corporation's 1993 earnings results and the impact of a new accounting change for postretirement expenses. The corporation adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" (FASB 106), on January 1, 1993, which requires the accrual of nonpension benefits as employees render service. The corporation has elected, under the transitional method of adoption, to amortize the accumulated postretirement benefits obligation of $63.041 million over 20 years.


                                     NONINTEREST EXPENSE AS A PERCENTAGE
                                     OF TOTAL ADJUSTED REVENUES (EXCLUDING
                                     SECURITIES AND SUBSIDIARY SALE GAINS)

                                         (Graph - SEE GRAPHICS
                                                  APPENDIX)



- -----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE (thousands)                                                                                        TABLE 11

- -----------------------------------------------------------------------------------------------------------------------------------

                                                      1993          1992        1991         1990           1989            1988
                                                    -------      --------     -------       -------       --------        --------
Salaries . . . . . . . . . . . . . . . . . . .    $  455,621    $  451,193  $  443,273      $413,592      $403,888         $379,169
Employee benefits. . . . . . . . . . . . . . .       113,059        88,630      81,216        73,881        81,110           77,804
                                                  ----------    ----------   ---------      --------      --------         --------
    Total personnel expense  . . . . . . . . .       568,680       539,823     524,489       487,473       484,998          456,973
Net occupancy expense  . . . . . . . . . . . .        82,070        80,673      75,729        71,402        64,044           60,599
Equipment expense  . . . . . . . . . . . . . .       102,246       100,916      99,569        98,042       101,101           98,925
Postage and delivery . . . . . . . . . . . . .        38,160        37,036      38,188        33,655        32,888           31,064
Outside data processing, programming and software     38,613        33,082      30,671        27,684        28,027           23,392
Stationery and supplies  . . . . . . . . . . .        25,344        26,342      28,507        23,289        24,949           23,505
Advertising and sales promotion. . . . . . . .        38,141        27,911      22,139        30,010        24,753           20,706
Professional services  . . . . . . . . . . . .        17,144        18,412      25,786        18,887        15,536           16,443
Travel and business promotion  . . . . . . . .        15,563        13,578      13,641        13,637        13,393           13,206
FDIC insurance and regulatory examinations . .        53,663        53,970      49,629        27,377        18,736           15,885
Check clearing and other bank services . . . .        10,159        10,391      11,334        10,310         9,187            8,384
Amortization of intangible assets. . . . . . .        28,001        34,423      51,756        19,815        14,816           14,822
Foreclosed property expense. . . . . . . . . .         7,654         9,755      15,655         4,845         2,100            1,896
Other expense. . . . . . . . . . . . . . . . .       105,798       109,340     109,424        85,858        82,362           78,359
                                                  ----------    ----------  ----------      --------      --------         --------
    Total  . . . . . . . . . . . . . . . . . .    $1,131,236    $1,095,652  $1,096,517      $952,284      $916,890         $864,159
                                                  ==========    ==========  ==========      ========      ========         ========
Overhead ratio . . . . . . . . . . . . . . . .          57.0%         58.6%       62.5%         58.4%         60.6%            61.1%
- ------------------------------------------------------------------------------------------------------------------------------------

          For 1993, postretirement benefits expense was approximately
          $5.210 million higher under FASB 106 than would have been recorded under the previous accounting method.
                Net occupancy and equipment expense increased $2.727 million or
          1.5 percent. Other combined categories of noninterest expense were higher by $4 million or 1.1 percent. Total foreclosed property expense included write-downs of $8.317 million in 1993 versus $6.032 million in 1992.

Income Taxes

                Applicable income taxes rose $32.467 million or 19.9 percent in 1993, reflecting increased federal tax rates and higher levels of pretax income. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and industrial revenue obligations. Also, within certain limitations, one-half of the interest income of qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on state and municipal debt instruments is exempt from federal taxes and, except for out-of-state issues, from North Carolina and Georgia taxes as well, and results in substantial interest savings for local governments and their constituents.
                During the first quarter of 1993, the corporation prospectively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FASB 109). The adoption changes the corporation's method of accounting for income taxes from the deferred method previously required to an asset and liability approach to accounting for income taxes. The cumulative impact of this change in accounting principle was a tax benefit of $2.700 million, which was included in income tax expense for 1993.
                The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax base of assets and liabilities. Since FASB 109 requires deferred tax assets and liabilities to be adjusted to reflect the effect of enacted tax law or rate changes, future tax legislation will have an impact on deferred income tax expense.

- ------------------------------------------------------------------------------------------------------------------------------------

INCOME TAXES (thousands)                                                                                                  TABLE 12

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                       1993                    1992                      1991
                                                                -----------------       ------------------       -------------------
                                                                Amount        %         Amount         %          Amount         %
                                                                ------      -----       ------       -----        ------       -----

Income before income taxes. . . . . . . . . . . . . . . . . .   $687,540                $596,203                  $280,918
                                                                ========                ========                  ========

Federal income taxes at statutory rate. . . . . . . . . . . .   $240,639     35.0       $202,709      34.0        $ 95,512     34.0
State and local income taxes -- net of federal tax benefit. .      7,235      1.1          8,290       1.4           3,340      1.2
Effect of tax-exempt securities interest and other income . .    (50,817)    (7.4)       (49,783)     (8.4)        (59,165)   (21.0)
Tax reserves. . . . . . . . . . . . . . . . . . . . . . . . .      2,594       .4          2,874        .5           5,903      2.1
Goodwill and deposit base intangible amortization . . . . . .        298       --           (328)      (.1)          4,541      1.6
Other items . . . . . . . . . . . . . . . . . . . . . . . . .     (4,504)     (.7)          (784)      (.1)          1,247       .4
                                                                --------    -----       --------     -----        --------     ----
      Total tax expense.  . . . . . . . . . . . . . . . . . .   $195,445     28.4       $162,978      27.3        $ 51,378     18.3
                                                                ========    =====       ========     =====        ========     ====

Currently payable:
 Federal. . . . . . . . . . . . . . . . . . . . . . . . . . .   $209,853    107.4       $159,787      98.0        $ 90,221    175.6
 Foreign. . . . . . . . . . . . . . . . . . . . . . . . . . .        289       .1            261        .2             641      1.2
 State and local  . . . . . . . . . . . . . . . . . . . . . .     11,966      6.1         14,667       9.0           5,035      9.8
                                                                --------    -----       --------     -----        --------    -----
      Total . . . . . . . . . . . . . . . . . . . . . . . . .    222,108    113.6        174,715     107.2          95,897    186.6

Deferred:
 Federal. . . . . . . . . . . . . . . . . . . . . . . . . . .    (25,828)   (13.2)        (9,631)     (5.9)        (44,171)   (86.0)
 State. . . . . . . . . . . . . . . . . . . . . . . . . . . .       (835)     (.4)        (2,106)     (1.3)             25       .1
                                                                --------    -----       --------     -----        --------    -----
      Total . . . . . . . . . . . . . . . . . . . . . . . . .    (26,663)   (13.6)       (11,737)     (7.2)        (44,146)   (85.9)

Deferred investment tax credit amortization . . . . . . . . .         --       --             --        --            (373)     (.7)
                                                                --------    -----       --------     -----        --------    -----
      Total tax expense. .  . . . . . . . . . . . . . . . . .   $195,445    100.0       $162,978     100.0        $ 51,378    100.0
                                                                ========    =====       ========     =====        ========    =====

- ------------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY AND CAPITAL RATIOS

                Shareholders' equity at December 31, 1993 totaled $3.018 billion, an increase of $243 million or 8.8 percent from $2.775 billion a year earlier. Equity averaged $2.872 billion for the year, higher by $276 million or 10.6 percent from $2.596 billion in 1992. Wachovia's book value at December 31, 1993 was $17.61 per share, up
          8.8 percent from $16.18 per share at year-end 1992.
                Wachovia's internal capital generation rate (net income less dividends as a percentage of average equity) was 10.5 percent in 1993 versus 10.1 percent in 1992.
                The corporation's board of directors has authorized the repurchase of up to 5 million shares of Wachovia common stock for various corporate purposes, including the issuance of shares for the corporation's employee stock plans and dividend reinvestment plan. Share repurchase began on July 1, 1993. During 1993, 2,730,200 shares were repurchased at an average price of $35.35 per share for a total cost of $96.511 million. The number of shares available for possible repurchase at year-end 1993 totaled 2,269,800.
                Intangible assets totaled $90.118 million at December 31, 1993, a decrease of $12.919 million or 12.5 percent from $103.037 million a year earlier. The decline reflected both normal amortization of intangibles and $6.966 million of accelerated write-downs of mortgage servicing rights and credit card premiums. These write-downs took place during a period of sharply declining interest rates, resulting in the refinancing of large numbers of mortgages serviced and a runoff of high rate cardholder balances from purchased portfolios. The 1993 year-end total consisted of $40.875 million in mortgage servicing rights, $32.451 million in goodwill, $10.647 million in deposit base intangibles and $6.145 million in other intangibles. Comparable amounts at year-end 1992 were $45.443 million in mortgage servicing rights, $33.941 million in goodwill, $13.984 million in deposit base intangibles and $9.669 million in other intangibles.
                Regulatory agencies divide capital into Tier I (consisting of shareholders' equity less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. In addition, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.
                Regulatory guidelines require a minimum total capital ratio to risk-adjusted assets ratio of 8 percent with one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital to risk-adjusted assets ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards.

          --------------------------------------------------------------------------------------------------------------------------

          CAPITAL COMPONENTS AND RATIOS                                                                                    TABLE 13
          December 31 (thousands)
          --------------------------------------------------------------------------------------------------------------------------
                                                                          1993            1992             1991
                                                                      ----------       ----------       ----------
          Tier I capital:
              Common shareholders' equity . . . . . . . . . . . . .  $ 3,017,947      $ 2,774,767      $ 2,484,414
              Less ineligible intangible assets . . . . . . . . . .       32,451           33,941           33,198
                                                                     -----------      -----------      -----------
                 Total Tier I capital . . . . . . . . . . . . . . .    2,985,496        2,740,826        2,451,216

          Tier II capital:
              Allowable allowance for loan losses . . . . . . . . .      384,032          348,887          332,528
              Allowable long-term debt. . . . . . . . . . . . . . .      583,738          344,983          136,682
                                                                     -----------      -----------      -----------
                 Tier II capital additions. . . . . . . . . . . . .      967,770          693,870          469,210
                                                                     -----------      -----------      -----------
                 Total capital. . . . . . . . . . . . . . . . . . .  $ 3,953,266      $ 3,434,696      $ 2,920,426
                                                                     ===========      ===========      ===========

          Risk-adjusted assets. . . . . . . . . . . . . . . . . . .  $30,701,782      $27,880,304      $26,583,836

          Quarterly average assets. . . . . . . . . . . . . . . . .  $35,419,829      $32,518,351      $32,180,449

          Risk-based capital ratios:
              Tier I capital. . . . . . . . . . . . . . . . . . . .         9.72%            9.83%            9.22%
              Total capital . . . . . . . . . . . . . . . . . . . .        12.88            12.32            10.99

          Tier I leverage ratio . . . . . . . . . . . . . . . . . .         8.44%            8.44%            7.62%

          Shareholders' equity to total assets. . . . . . . . . . .         8.26%            8.32%            7.49%
          --------------------------------------------------------------------------------------------------------------------------

                At December 31, 1993, Wachovia's Tier I to risk-adjusted assets ratio was 9.72 percent and including Tier II was 12.88 percent. The corporation's Tier I leverage ratio was 8.44 percent. These capital ratios remain well in excess of minimum regulatory requirements.

Dividends

                The corporation paid cash dividends of $191.488 million for 1993, an increase of $20.732 million or 12.1 percent from the $170.756 million paid in 1992. This represents a payout of net income amounting to 38.9 percent versus 39.4 percent a year ago. Wachovia's payout ratio ranks among the highest of the 25 largest U.S. banks. Cash dividends per share totaled $1.11, up 11 percent from $1.00 per share paid in the prior year.
                At its meeting on January 28, 1994, the board of directors declared a first quarter dividend of $.30 per share, which is 11.1 percent higher than the $.27 per share paid in the same period of 1993. The dividend is payable on March 1 to shareholders of record on February 8, 1994.
                Additional dividend information is presented on pages 62 and 63.

                                                   YEAR-END SHAREHOLDERS'
                                                   EQUITY PER SHARE



                                                   (Graph - SEE GRAPHICS
                                                            APPENDIX)

- -----------------------------------------------------------------------------------------------------------------------------------

SUMMARY OF SHAREHOLDERS' EQUITY                                                                                         TABLE 14
(thousands, except per share)
- -----------------------------------------------------------------------------------------------------------------------------------
                                              1993          1992         1991         1990          1989         1988
                                           ----------    ----------   ----------   ----------    ----------   ----------
Balance at beginning of year . . . . . . . $2,774,767    $2,484,414   $2,370,928   $2,176,503    $1,952,422   $1,651,473
Net income . . . . . . . . . . . . . . . .    492,095       433,225      229,540      345,677       328,149      298,766
Cash dividends declared on common stock:
  Wachovia Corporation . . . . . . . . . .   (191,488)     (170,756)    (128,713)    (114,051)      (96,313)     (78,133)
  Pooled company prior to merger . . . . .         --            --      (17,691)     (16,746)      (15,150)     (13,468)
Stock option and employee benefit plans. .     14,534        19,190       10,818        7,675         5,679        2,426
Dividend reinvestment plan . . . . . . . .     10,953         9,191        6,262        5,522         3,962        3,352
Conversion of notes and debentures . . . .     16,435         4,549       10,268        1,233         4,282       84,061
Bank acquisitions  . . . . . . . . . . . .         --            --        6,240           --         9,362       11,974
Common stock acquired  . . . . . . . . . .    (98,804)      (31,197)      (1,215)      (9,558)      (13,384)      (7,511)
Loan to ESOP . . . . . . . . . . . . . . .         --            --           --      (25,000)           --           --
Repayment of loan to ESOP. . . . . . . . .         --        25,000           --           --            --           --
Miscellaneous (net). . . . . . . . . . . .       (545)        1,151       (2,023)        (327)       (2,506)        (518)
                                           ----------    ----------   ----------   ----------    ----------   ----------
Balance at end of year . . . . . . . . . . $3,017,947    $2,774,767   $2,484,414   $2,370,928    $2,176,503   $1,952,422
                                           ==========    ==========   ==========   ==========    ==========   ==========
Book value per share at year-end . . . . . $    17.61    $    16.18   $    14.56   $    14.07    $    12.96   $    11.70
Book value percentage increase over prior
     year-end. . . . . . . . . . . . . . .        8.8%         11.1%         3.5%         8.6%         10.8%        12.9%
Total dividends as a percentage of net
     income  . . . . . . . . . . . . . . .       38.9          39.4         63.8         37.8          34.0         30.7

Equity at year-end to year-end:
  Total assets . . . . . . . . . . . . . .        8.3%          8.3%         7.5%         7.1%          7.2%         7.1%
  Net loans  . . . . . . . . . . . . . . .       13.4          13.4         12.3         11.3          11.3         11.2
  Deposits . . . . . . . . . . . . . . . .       12.9          11.9         10.8         10.2           9.9          9.5
  Equity and long-term debt. . . . . . . .       50.5          69.9         93.6         93.5          90.7         89.3
- -----------------------------------------------------------------------------------------------------------------------------------


FOURTH QUARTER ANALYSIS

                Net income per fully diluted share for the fourth quarter of 1993 was $.71, an increase of 12.9 percent from $.63 per share earned in the same period of 1992. Net income totaled $122.997 million, up $13.326 million or 12.2 percent from $109.671 million and represented returns of 16.8 percent on shareholders' equity and 1.39 percent on assets.
                Taxable equivalent net interest income rose $11.028 million or
          3.2 percent. Higher volume of interest-earning assets accounted for the increase, which was offset partially by the impact of reduced rates. Loans grew $1.573 billion or 7.6 percent led by credit cards, automobile financing, residential mortgages and regular commercial loans. Investment securities increased $1.513 billion or 23.3 percent. The net yield on interest-earning assets decreased 29 basis points, reflecting both a slower decline in funding costs and higher levels of interest-earning assets with lower yields.
                The provision for loan losses was $18.013 million, down $10.551 million or 36.9 percent from $28.564 million taken in the final period of 1992, but exceeded net charge-offs for the quarter by $707 thousand. Net loan losses totaled $17.306 million or .31 percent of average loans, lower by $10.995 million or 38.9 percent from the year-earlier quarter. Real estate net loan losses had the greatest improvement, dropping to $1.156 million or .06 percent of average real estate loans from $12.306 million or .68 percent of related loans in the 1992 fourth period. Net loan losses on other retail loans decreased $613 thousand or 25.3 percent to $1.812 million or .23 percent of average related loans. Credit card net charge-offs increased slightly but dropped as a percentage of average credit card loans to 1.74 percent versus 2.48 percent in the same period of 1992.


          QUARTERLY NET INCOME PER SHARE,       QUARTERLY NET INCOME PER SHARE,
          1992                                  1993
          (FULLY DILUTED)                       (FULLY DILUTED)


              (Graph - SEE GRAPHICS                (Graph - SEE GRAPHICS
                       APPENDIX)                            APPENDIX)

- ------------------------------------------------------------------------------------------------------------------------------

COMPONENTS OF EARNINGS PER PRIMARY SHARE                                                                            TABLE 15

- ------------------------------------------------------------------------------------------------------------------------------

                                                                 1993               1992
                                                                Fourth             Fourth
                                                                Quarter            Quarter             Change
                                                                -------            -------             ------
Interest income -- taxable equivalent . . . . . . . . .          $3.28              $3.19               $ .09
Interest expense  . . . . . . . . . . . . . . . . . . .           1.25               1.21                 .04
                                                                ------              -----               -----
Net interest income -- taxable equivalent . . . . . . .           2.03               1.98                 .05
Taxable equivalent adjustment . . . . . . . . . . . . .            .15                .11                 .04
                                                                ------              -----               -----
Net interest income . . . . . . . . . . . . . . . . . .           1.88               1.87                 .01
Provision for loan losses . . . . . . . . . . . . . . .            .10                .17                (.07)
                                                                ------              -----               -----
Net interest income after provision for loan losses . .           1.78               1.70                 .08

Other operating revenue . . . . . . . . . . . . . . . .            .88                .81                 .07
Investment securities gains . . . . . . . . . . . . . .            .04                 --                 .04
                                                                ------              -----               -----
Total other income  . . . . . . . . . . . . . . . . . .            .92                .81                 .11

Personnel expense     . . . . . . . . . . . . . . . . .            .85                .80                 .05
Other expense . . . . . . . . . . . . . . . . . . . . .            .88                .83                 .05
                                                                ------              -----               -----
Total other expense . . . . . . . . . . . . . . . . . .           1.73               1.63                 .10

Income before income taxes. . . . . . . . . . . . . . .            .97                .88                 .09
Applicable income taxes . . . . . . . . . . . . . . . .            .26                .24                 .02
                                                                ------              -----               -----
Net income. . . . . . . . . . . . . . . . . . . . . . .         $  .71              $ .64               $ .07
                                                                ======              =====               =====
- ----------------------------------------------------------------------------------------------------------------------------

                                      28

                Other operating revenue rose $12.450 million or 8.9 percent from a year ago. Credit card fee income was up $5.017 million or 22 percent, trust service fees were higher by $3.965 million or 15 percent and deposit account service revenues increased $1.036 million or 2.2 percent. Trading account profits grew $1.289 million, and mortgage fee income had gains of $628 thousand or 6.6 percent. Other combined operating


- --------------------------------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL SUMMARY                                                                                             TABLE 16

- --------------------------------------------------------------------------------------------------------------------------------

                                                                 1993                                  1992
                                              -----------------------------------------  --------------------------------------
                                               Fourth    Third      Second       First   Fourth     Third    Second      First
                                               Quarter   Quarter    Quarter     Quarter  Quarter    Quarter  Quarter    Quarter
                                              --------   -------    -------    --------  ---------  -------  -------    -------
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -- taxable equivalent. . . .  $568,749   $558,418   $549,446   $545,125  $550,733   $555,454 $584,017   $611,121
Interest expense . . . . . . . . . . . . . .   217,832    211,145    203,377    206,658   210,844    224,698  250,800    280,686
                                              --------   --------   --------   --------  --------   -------- --------   --------
Net interest income -- taxable equivalent. .   350,917    347,273    346,069    338,467   339,889    330,756  333,217    330,435
Taxable equivalent adjustment. . . . . . . .    24,732     26,487     24,423     23,259    19,189     19,120   19,948     20,990
                                              --------   --------   --------   --------  --------   -------- --------   --------
Net interest income. . . . . . . . . . . . .   326,185    320,786    321,646    315,208   320,700    311,636  313,269    309,445
Provision for loan losses. . . . . . . . . .    18,013     23,483     26,084     25,072    28,564     28,234   27,984     34,638
                                              --------   --------   --------   --------  --------   -------- --------   --------
Net interest income after provision
     for loan losses . . . . . . . . . . . .   308,172    297,303    295,562    290,136   292,136    283,402  285,285    274,807

Other operating revenue. . . . . . . . . . .   152,441    149,761    148,593    149,384   139,991    136,132  129,504    129,615
Gain on sale of subsidiary . . . . . . . . .        --         --         --      8,030        --     19,486       --         --
Investment securities gains  . . . . . . . .     7,216        702      1,254     10,222       280        611      225        381
                                              --------   --------   --------   --------  --------   --------  --------   --------
Total other income . . . . . . . . . . . . .   159,657    150,463    149,847    167,636   140,271    156,229  129,729    129,996

Personnel expense  . . . . . . . . . . . . .   147,709    142,393    138,234    140,344   138,109    135,841  133,455    132,418
Other expense. . . . . . . . . . . . . . . .   152,031    131,153    134,600    144,772   143,248    153,821  131,984    126,776
                                              --------   --------   --------   --------  --------  --------  --------   --------
Total other expense. . . . . . . . . . . . .   299,740    273,546    272,834    285,116   281,357    289,662  265,439    259,194

Income before income taxes . . . . . . . . .   168,089    174,220    172,575    172,656   151,050    149,969  149,575    145,609
Applicable income taxes* . . . . . . . . . .    45,092     49,813     49,452     51,088    41,379     41,156   40,956     39,487
                                              --------   --------   --------   --------  --------   -------- --------   --------
Net income . . . . . . . . . . . . . . . . .  $122,997   $124,407   $123,123   $121,568  $109,671   $108,813 $108,619   $106,122
                                              ========   ========   ========   ========  ========   ======== ========   ========
Net income per common share:
     Primary . . . . . . . . . . . . . . . .  $    .71   $    .71   $    .71   $    .70  $    .64  $     .63 $    .63   $    .61
     Fully diluted . . . . . . . . . . . . .  $    .71   $    .71   $    .70   $    .69  $    .63  $     .62 $    .62   $    .61

Cash dividends paid per
     common share. . . . . . . . . . . . . .  $    .30   $    .27   $    .27   $    .27  $    .25  $     .25 $    .25   $    .25

Average primary shares outstanding . . . . .   173,175    174,300    174,712    173,579   172,960    172,558  172,304    172,738
Average fully diluted shares outstanding . .   173,943    175,414    176,004    175,904   175,580    175,089  175,022    175,537

SELECTED AVERAGE BALANCES (millions)

Total assets . . . . . . . . . . . . . . . .  $ 35,420   $ 33,870   $ 32,718   $ 32,473  $ 32,518  $  31,338 $ 31,401   $ 32,067
Loans -- net of unearned income. . . . . . .    22,165     21,656     21,268     21,082    20,592     19,793   19,849     19,893
Investment securities. . . . . . . . . . . .     7,992      7,072      6,615      6,462     6,479      5,992    6,096      6,236
Other interest-earning assets. . . . . . . .     1,234      1,277      1,145      1,119     1,508      1,852    1,871      2,227
Total interest-earning assets. . . . . . . .    31,391     30,005     29,028     28,663    28,579     27,637   27,816     28,356
Interest-bearing deposits. . . . . . . . . .    17,030     16,835     16,986     17,228    17,484     17,750   18,286     18,021
Short-term borrowed funds. . . . . . . . . .     6,218      5,432      4,998      4,950     4,952      4,486    4,577      5,835
Long-term debt. .  . . . . . . . . . . . . .     2,774      2,370      1,768      1,363       848        505      268        170
Total interest-bearing liabilities . . . . .    26,022     24,637     23,752     23,541    23,284     22,741   23,131     24,026
Noninterest-bearing deposits . . . . . . . .     5,544      5,410      5,253      5,208     5,416      4,971    4,748      4,647
Total deposits . . . . . . . . . . . . . . .    22,574     22,245     22,239     22,436    22,900     22,721   23,034     22,668
Shareholders' equity . . . . . . . . . . . .     2,934      2,907      2,852      2,794     2,689      2,631    2,568      2,497

RATIOS (averages)

Loans to deposits. . . . . . . . . . . . . .     98.19%     97.35%     95.63%     93.97%    89.92%     87.11%   86.17%     87.76%
Annualized net loan losses to loans. . . . .       .31        .35        .32        .27       .55        .39      .42        .54
Annualized net yield on
     interest-earning assets . . . . . . . .      4.44       4.59       4.78       4.79      4.73       4.76     4.82       4.69
Shareholders' equity to:
     Total assets. . . . . . . . . . . . . .      8.28       8.58       8.72       8.60      8.27       8.39     8.18       7.79
     Net loans . . . . . . . . . . . . . . .     13.48      13.68      13.66      13.50     13.30      13.55    13.19      12.79
Annualized return on assets. . . . . . . . .      1.39       1.47       1.51       1.50      1.35       1.39     1.38       1.32
Annualized return on shareholders' equity. .     16.77      17.12      17.27      17.41     16.32      16.54    16.92      17.00

*Income taxes applicable to securities transactions were $2,846,
 $291, $371, $3,964, $163, $97, $64 and $146, respectively
- ----------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS -- FOURTH QUARTER*                                                        TABLE 17

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Variance
Average Volume     Average Rate                                              Interest                             Attributable to
- ----------------   -------------                                        ---------------------                   -------------------
 1993      1992     1993   1992                                           1993         1992      Variance        Rate       Volume
- ------    ------   ------ ------                                        ---------    --------   -----------    ---------   ---------
  (Millions)                      INTEREST INCOME                                               (Thousands)
                                  Loans:
$ 6,273   $6,153   5.22    5.36    Commercial . . . . . . . . . . . . $ 82,541    $ 82,881     $  (340)     $(1,946)    $  1,606
  1,908    1,977   8.82    8.67    Tax-exempt . . . . . . . . . . . .   42,414      43,064        (650)         879       (1,529)
- -------   ------                                                      --------    --------     -------
  8,181    8,130   6.05    6.16      Total commercial . . . . . . . .  124,955     125,945        (990)      (1,780)         790

    706      677   8.33    9.27    Direct retail. . . . . . . . . . .   14,820      15,792        (972)      (1,619)         647
  2,389    2,056   8.02    9.16    Indirect retail. . . . . . . . . .   48,283      47,340         943       (6,184)       7,127
  2,927    2,005  11.17   13.24    Credit card. . . . . . . . . . . .   82,439      66,713      15,726      (11,419)      27,145
    329      323  11.15   11.22    Other revolving credit . . . . . .    9,266       9,105         161          (29)         190
 ------   ------                                                      --------    --------     -------
  6,351    5,061   9.67   10.92      Total retail . . . . . . . . . .  154,808     138,950      15,858      (16,798)      32,656

    471      476   7.69    7.40   Construction  . . . . . . . . . . .    9,116       8,849         267          369         (102)
  3,157    3,082   7.55    7.59   Commercial mortgages  . . . . . . .   60,103      58,784       1,319         (114)       1,433
  3,787    3,646   7.84    8.48   Residential mortgages . . . . . . .   74,787      77,706      (2,919)      (5,849)       2,930
 ------   ------                                                      --------    --------     -------
  7,415    7,204   7.71    8.03      Total real estate  . . . . . . .  144,006     145,339      (1,333)      (5,517)       4,184

    147      122   8.40    9.44   Lease financing . . . . . . . . . .    3,113       2,907         206         (336)         542
     71       75   4.08    4.54   Foreign . . . . . . . . . . . . . .      735         856        (121)         (82)         (39)
 ------   ------                                                      --------    --------     -------
 22,165   20,592   7.65    8.00      Total loans. . . . . . . . . . .  427,617     413,997      13,620      (17,170)      30,790

                                  Investment securities . . . . . . .
    660      750  12.14   12.10    State and municipal. . . . . . . .   20,190      22,836      (2,646)         122       (2,768)
  4,339    2,363   6.09    6.92    United States Treasury . . . . . .   66,577      41,111      25,466       (5,359)      30,825
  2,497    2,628   5.83    7.41    Federal agency . . . . . . . . . .   36,709      48,930     (12,221)      (9,871)      (2,350)
    496      738   5.09    5.35    Other. . . . . . . . . . . . . . .    6,369       9,914      (3,545)        (426)      (3,119)
 ------   ------                                                      --------    --------     -------
  7,992    6,479   6.45    7.54       Total investment securities . .  129,845     122,791       7,054      (19,074)      26,128

     11      260   4.08    3.73   Interest-bearing bank balances. . .      116       2,435      (2,319)         216       (2,535)

                                  Federal funds sold and securities
                                    purchased under resale
    513      513   3.16    3.18     agreements. . . . . . . . . . . .    4,089       4,096          (7)         (13)           6
    710      735   3.96    4.01   Trading account assets                 7,082       7,414        (332)         (79)        (253)
- -------  -------                                                      --------    --------     -------
$31,391  $28,579   7.19    7.67       Total interest-earning assets .  568,749     550,733      18,016      (34,164)      52,180
=======  =======
                                  INTEREST EXPENSE
$ 3,319  $ 3,006   1.79    2.06   Interest-bearing demand . . . . . .   14,976      15,545        (569)      (2,090)       1,521
  6,080    5,949   2.40    2.73   Savings and money market savings. .   36,774      40,788      (4,014)      (4,899)         885
  5,426    5,880   4.12    4.66   Savings certificates. . . . . . . .   56,393      68,929     (12,536)      (7,458)      (5,078)
  1,550    2,216   4.95    5.51   Large denomination certificates . .   19,338      30,664     (11,326)      (2,791)      (8,535)
- -------  -------                                                      --------    --------     -------
                                      Total time deposits in
 16,375   17,051   3.09    3.64          domestic offices . . . . . .  127,481     155,926     (28,445)     (22,453)      (5,992)

    655      433   3.13    3.34   Time deposits in foreign offices. .    5,170       3,639       1,531         (238)       1,769
- -------  -------                                                      --------    --------     -------
 17,030   17,484   3.09    3.63       Total time deposits . . . . . .  132,651     159,565     (26,914)     (22,865)      (4,049)

                                  Federal funds purchased and
                                    securities sold under
  4,604    3,297   3.19    3.22     repurchase agreements . . . . . .   37,017      26,708      10,309         (199)      10,508
    595      499   3.05    3.07   Commercial paper. . . . . . . . . .    4,584       3,843         741           (5)         746
  1,019    1,156   3.22    3.39   Other short-term borrowed funds . .    8,276       9,846      (1,570)        (431)      (1,139)
- -------  -------                                                      --------    --------     -------
                                      Total short-term
  6,218    4,952   3.18    3.25         borrowed funds. . . . . . . .   49,877      40,397       9,480         (681)      10,161

  2,181      628   4.53    4.60   Bank notes. . . . . . . . . . . . .   24,913       7,260      17,653          (93)      17,746
    593      220   6.96    6.55   Other long-term debt  . . . . . . .   10,391       3,622       6,769          248        6,521
- -------  -------                                                      --------    --------     -------
  2,774      848   5.05    5.11       Total long-term debt  . . . . .   35,304      10,882      24,422          (96)      24,518
- -------  -------                                                      --------    --------     -------
                                      Total interest-bearing
$26,022  $23,284   3.32    3.60         liabilities . . . . . . . . .  217,832     210,844       6,988      (16,664)      23,652
=======  =======  -----   -----                                       --------    --------     -------
                   3.87    4.07   INTEREST RATE SPREAD
                  =====   =====
                                  NET YIELD ON INTEREST-EARNING
                   4.44    4.73      ASSETS AND NET INTEREST INCOME . $350,917    $339,889     $11,028      (21,173)      32,201
                  =====   =====                                       ========    ========     =======

- ------------------------------------------------------------------------------------------------------------------------------------

*Interest income and yields for 1993 are presented on a fully taxable equivalent basis using the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense; the taxable equivalent adjustment for 1992 reflects the federal income tax rate of 34%

- ------------------------------------------------------------------------------------------------------------------------------------

QUARTERLY ALLOWANCE FOR LOAN LOSSES (thousands)                                                                             TABLE 18

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                1993                                           1992
                                               ----------------------------------------     ---------------------------------------
                                               Fourth      Third     Second     First       Fourth   Third       Second      First
                                               Quarter     Quarter   Quarter    Quarter     Quarter  Quarter     Quarter    Quarter
                                               -------     -------   -------    -------     -------  -------     -------    -------
SUMMARY OF TRANSACTIONS
Balance at beginning of period  . . . . . .    $404,091   $399,480   $390,621   $379,557   $379,294  $375,047   $367,971   $360,193
Allowance of company sold . . . . . . . . .          --         --        ---         --         --    (4,811)        --         --
Provision for loan losses . . . . . . . . .      18,013     23,483     26,084     25,072     28,564    28,234     27,984     34,638
Deduct net loan losses:
  Loans charged off:
    Commercial  . . . . . . . . . . . . . .       1,418      1,875      2,129      1,370      3,567     4,759      2,301      2,526
    Credit card . . . . . . . . . . . . . .      15,392     17,147     15,650     14,802     15,026    15,224     18,099     19,514
    Other revolving credit  . . . . . . . .       1,375        758        943        846      1,480       825      1,340        982
    Other retail  . . . . . . . . . . . . .       2,754      1,853      1,904      1,920      3,276     3,361      4,452      6,132
    Real estate . . . . . . . . . . . . . .       4,899      3,706      3,384      2,525     13,066     2,767      5,182      6,026
    Lease financing . . . . . . . . . . . .          81        110         63        204        184       127        156        201
    Foreign . . . . . . . . . . . . . . . .          --         --         --         --         --        --        960         --
                                               --------   --------   --------   --------   --------  --------   --------   --------
      Total   . . . . . . . . . . . . . . .      25,919     25,449     24,073     21,667     36,599    27,063     32,490     35,381
  Recoveries:
    Commercial  . . . . . . . . . . . . . .         971      1,354      1,382      1,865      3,726       779      5,882      2,207
    Credit card   . . . . . . . . . . . . .       2,625      2,566      2,645      2,480      2,618     2,856      2,971      2,623
    Other revolving credit  . . . . . . . .         270        228        316        215        259       220        318        227
    Other retail  . . . . . . . . . . . . .         942        842        996      1,011        851     1,531      1,425      1,674
    Real estate   . . . . . . . . . . . . .       3,743      1,525      1,445      1,980        760     2,432        884      1,716
    Lease financing   . . . . . . . . . . .          53         54         55        102         77        69        102         74
    Foreign   . . . . . . . . . . . . . . .           9          8          9          6          7        --         --         --
                                               --------   --------   --------   --------   --------  --------   --------   --------
      Total   . . . . . . . . . . . . . . .       8,613      6,577      6,848      7,659      8,298     7,887     11,582      8,521
                                               --------   --------   --------   --------   --------  --------   --------   --------
  Net loan losses . . . . . . . . . . . . .      17,306     18,872     17,225     14,008     28,301    19,176     20,908     26,860
                                               --------   --------   --------   --------   --------  --------   --------   --------
Balance at end of period  . . . . . . . . .    $404,798   $404,091   $399,480   $390,621   $379,557  $379,294   $375,047   $367,971
                                               ========   ========   ========  =========   ========  ========   ========   ========
NET LOAN LOSSES (RECOVERIES)
  BY CATEGORY
Commercial  . . . . . . . . . . . . . . . .    $    447   $    521   $    747   $   (495)  $   (159) $  3,980   $ (3,581)       319
Credit card . . . . . . . . . . . . . . . .      12,767     14,581     13,005     12,322     12,408    12,368     15,128     16,891
Other revolving credit  . . . . . . . . . .       1,105        530        627        631      1,221       605      1,022        755
Other retail  . . . . . . . . . . . . . . .       1,812      1,011        908        909      2,425     1,830      3,027      4,458
Real estate . . . . . . . . . . . . . . . .       1,156      2,181      1,939        545     12,306       335      4,298      4,310
Lease financing . . . . . . . . . . . . . .          28         56          8        102        107        58         54        127
Foreign . . . . . . . . . . . . . . . . . .          (9)        (8)        (9)        (6)        (7)       --        960         --
                                               --------   --------   --------   --------   --------  --------   --------   --------
      Total . . . . . . . . . . . . . . . .    $ 17,306   $ 18,872   $ 17,225   $ 14,008   $ 28,301  $ 19,176   $ 20,908   $ 26,860
                                               ========   ========   ========   ========   ========  ========   ========   ========
ANNUALIZED NET LOAN LOSSES
  (RECOVERIES) TO AVERAGE
  LOANS BY CATEGORY
Commercial. . . . . . . . . . . . . . . . .         .02%       .03%       .04%     (0.2%)      (.01%)     .21%      (.18%)      .02%
Credit card . . . . . . . . . . . . . . . .        1.74       2.16       2.11       2.18       2.48      2.75       3.64       4.15
Other revolving credit  . . . . . . . . . .        1.34        .64        .76        .78       1.51       .75       1.27        .93
Other retail  . . . . . . . . . . . . . . .         .23        .14        .13        .13        .35       .27        .45        .66
Real estate . . . . . . . . . . . . . . . .         .06        .12        .10        .03        .68       .02        .24        .24
Lease financing . . . . . . . . . . . . . .         .08        .16        .02        .33        .35       .20        .18        .44
Foreign . . . . . . . . . . . . . . . . . .        (.05)      (.04)      (.04)      (.03)      (.04)       --       5.42         --
Total loans.  . . . . . . . . . . . . . . .         .31        .35        .32        .27        .55       .39        .42        .54

Period-end allowance to
  outstanding loans . . . . . . . . . . . .        1.76%      1.83%      1.84%      1.80%      1.80%     1.89%      1.89%      1.82%
- ------------------------------------------------------------------------------------------------------------------------------------

          revenue categories, excluding income from student loan servicing activities and securities gains, were up $9.442 million or 40 percent and included $5.796 million from the sale of the corporation's client ATM processing activity. The sale of this activity will have no significant impact on the corporation's future results of operations. Investment securities gains totaled $7.216 million versus $280 thousand in the 1992 fourth quarter.
                Noninterest expense was higher by $18.383 million or 6.5 percent. Total personnel expense increased $9.600 million or 7 percent. Salaries expense was higher by $6.148 million or 5.3 percent, and employee benefits expense grew $3.452 million or 15.7 percent. Combined net occupancy and equipment expense expanded $4.575 million or 9.9 percent, while remaining categories of noninterest expense were up a combined $4.208 million or 4.3 percent. Total foreclosed property expense included write-downs of $2.328 million for the period.


- -----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME (thousands)                                                                                          TABLE 19

- -----------------------------------------------------------------------------------------------------------------------------------

                                                                    1993                                    1992
                                                     -----------------------------------     --------------------------------------
                                                       Fourth   Third   Second    First       Fourth     Third     Second    First
                                                      Quarter  Quarter  Quarter  Quarter      Quarter   Quarter   Quarter   Quarter
                                                     --------  -------  -------  -------     --------   --------  -------   -------
Service charges on deposit accounts . . . . . . .    $48,982   $51,909  $51,622  $50,372     $47,946    $49,572    $46,085  $45,934
Fees for trust services . . . . . . . . . . . . .     30,352    29,697   29,614   30,367      26,387     27,437     27,651   28,029
Credit card income -- net of
     interchange payments . . . . . . . . . . . .     27,834    26,009   25,629   22,308      22,817     20,379     19,573   15,299
Mortgage fee income . . . . . . . . . . . . . . .     10,130     9,699   10,102    9,170       9,502     10,175     11,584    8,817
Trading account profits (losses) --
     excluding interest . . . . . . . . . . . . .      2,097     3,521    2,746    4,739         808     (1,914)    (6,299)  (4,137)
Insurance premiums and commissions. . . . . . . .      2,167     2,897    3,764    3,019       3,490      3,601      4,048    3,863
Bankers' acceptance and letter
     of credit fees . . . . . . . . . . . . . . .      4,633     4,925    5,276    4,834       4,353      4,952      4,068    6,768
Student loan servicing. . . . . . . . . . . . . .         --       --        --    5,535       8,927      8,230      7,935    8,158
Other service charges and fees. . . . . . . . . .     11,948    12,248   11,907   12,812      10,612      9,216     11,352   13,405
Other income. . . . . . . . . . . . . . . . . . .     14,298     8,856    7,933    6,228       5,149      4,484      3,507    3,479
                                                    --------  -------- -------- --------    --------   --------   -------- --------
    Total other operating revenue . . . . . . . .    152,441   149,761  148,593  149,384     139,991    136,132    129,504  129,615
Gain on sale of subsidiary. . . . . . . . . . . .         --        --       --    8,030          --     19,486         --      --
Investment securities gains . . . . . . . . . . .      7,216       702    1,254   10,222         280        611        225      381
                                                    --------  -------- -------- --------    --------   --------   -------- --------
               Total. . . . . . . . . . . . . . .   $159,657  $150,463 $149,847 $167,636    $140,271   $156,229   $129,729 $129,996
                                                    ========  ======== ======== ========    ========   ========   ======== ========
- -----------------------------------------------------------------------------------------------------------------------------------


- ------------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE (thousands)                                                                                             TABLE 20

- ------------------------------------------------------------------------------------------------------------------------------------
                                                              1993                                            1992
                                            -----------------------------------------     -----------------------------------------
                                             Fourth      Third     Second      First       Fourth      Third     Second      First
                                             Quarter    Quarter    Quarter    Quarter      Quarter    Quarter    Quarter    Quarter
                                            --------   --------   --------   --------     --------   --------   --------   --------
Salaries . . . . . . . . . . . . . . . . .  $122,205   $112,982   $110,119   $110,315     $116,057   $113,583   $111,348   $110,205
Employee benefits. . . . . . . . . . . . .    25,504     29,411     28,115     30,029       22,052     22,258     22,107     22,213
                                            --------   --------   --------   --------     --------   --------   --------   --------
       Total personnel expense . . . . . .   147,709    142,393    138,234    140,344      138,109    135,841    133,455    132,418
Net occupancy expense. . . . . . . . . . .    23,587     18,950     19,660     19,873       21,432     21,240     18,789     19,212
Equipment expense. . . . . . . . . . . . .    27,283     24,856     25,633     24,474       24,863     25,114     25,741     25,198
Postage and delivery . . . . . . . . . . .     9,315      8,921     11,643      8,281        8,439     10,090      9,191      9,316
Outside data processing,
  programming and software . . . . . . . .    12,494      9,194      8,198      8,727       10,428      5,770      9,168      7,716
Stationery and supplies. . . . . . . . . .     7,018      6,353      5,572      6,401        7,088      6,584      6,227      6,443
Advertising and sales promotion. . . . . .    11,435      7,681      7,805     11,220        7,993      7,727      6,120      6,071
Professional services. . . . . . . . . . .     6,381      4,120      3,771      2,872        4,538      4,242      4,941      4,691
Travel and business promotion. . . . . . .     4,706      3,668      3,905      3,284        4,310      2,633      3,460      3,175
FDIC insurance and regulatory
  examinations . . . . . . . . . . . . . .    13,122     13,274     13,084     14,183       13,029     13,620     13,642     13,679
Check clearing and other bank services . .     2,348      2,563      2,586      2,662        2,683      2,491      2,620      2,597
Amortization of intangible assets. . . . .     6,844      7,502      6,540      7,115        6,015     15,624      6,390      6,394
Foreclosed property expense. . . . . . . .     2,630      1,737      1,226      2,061        2,625      3,706      2,707        717
Other expense. . . . . . . . . . . . . . .    24,868     22,334     24,977     33,619       29,805     34,980     22,988     21,567
                                            --------   --------   --------   --------     --------   --------   --------   --------
       Total . . . . . . . . . . . . . . .  $299,740   $273,546   $272,834   $285,116     $281,357   $289,662   $265,439   $259,194
                                            ========   ========   ========   ========     ========   ========   ========   ========
Overhead ratio . . . . . . . . . . . . . .      59.5%      55.0%      55.2%      58.4%        58.6%      62.0%      57.4%      56.3%
- ------------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

1992 vs. 1991             Net income for 1992 totaled $433.225 million and
                     represented returns of 16.7 percent on shareholders' equity and 1.36 percent on assets versus net income of $229.540 million and returns of 9.3 percent and .72 percent, respectively, in 1991. Comparisons with 1991 results were distorted by special charges related to Wachovia's merger with South Carolina National Corporation. During the fourth quarter of 1991, South Carolina National took $138.5 million of special charges, including $97.8 million to conform litigation, real estate and loan valuation policies and practices; $23.9 million to write down the book value of intangible assets; and $16.8 million of merger related expenses, including consolidation expenses, software write-offs, insurance expense, debt issuance cost, employment contracts and transaction costs (such as legal, investment bankers and trustee fees) necessary to effect the acquisition.
                          Taxable equivalent net interest income increased 5.6
                     percent, the result of improved rate spreads. The net yield on interest-earning assets rose 29 basis points.
                          Taxable equivalent interest income declined 15.8
                     percent, reflecting a 144 basis point drop in the average rate earned and a slight decrease in average interest-earning assets. Loans were down 2.7 percent with gains in retail loans offset by lower overall commercial borrowings. Credit card loans and other revolving credit led the growth in consumer loans, rising 13.8 percent and 7.8
          percent, respectively, while commercial mortgages increased 5.2 percent. Investment securities were higher by 7.2 percent.
                Interest expense decreased 34.1 percent, primarily the result of a 192 basis point decline in the average rate paid. Average interest-bearing liabilities were lower by 3.7 percent, also contributing to the expense decrease. Total interest-bearing deposits declined less than 1 percent with savings certificates and large denomination certificates down a combined 11.8 percent, while interest-bearing demand and savings and money-market savings rose a combined 13 percent. Short-term borrowed funds decreased 18.4 percent and long-term debt grew by $271 million due to the introduction of the medium-term bank note program by Wachovia Bank of North Carolina in the second quarter of 1992.
                Nonperforming assets at year-end 1992 dropped 14.6 percent from a year earlier to $265.409 million or 1.25 percent of loans and foreclosed property. Net loan losses were lower by 53.1 percent and totaled $95.245 million or .48 percent of loans compared with $202.999 million or .99 percent of loans in 1991. The provision for loan losses declined 59.2 percent to $119.420 million and exceeded net charge-offs by $24.175 million. The allowance for loan losses at December 31, 1992 totaled $379.557 million or 1.80 percent of loans and 218 percent coverage of nonperforming loans versus $360.193 million or 1.75 percent of loans and 149 percent coverage a year earlier.
                Higher levels of provision and charge-offs in 1991 relative to 1992 were related primarily to adjustments made at the time of Wachovia Corporation's merger with South Carolina National to ensure that South Carolina National's loan and real estate valuation policies and practices were applied consistently on a mutually satisfactory basis with those of Wachovia. In addition, recession and general softness in commercial real estate markets during 1991 resulted in increased charge-offs and provision to rebuild the loan loss reserve to a level considered adequate. Moderate economic recovery, while less robust than in previous business cycles, gave some relief to troubled borrowers in 1992 and losses declined.
                Other operating revenue grew 9.2 percent. Credit card fee income rose 24.3 percent, led by growth in new accounts and higher business volume. Deposit account service revenues were up 11 percent. Mortgage fee income increased 40.1 percent, prompted by heavier refinancing as interest rates declined. Trading account activities resulted in a net loss of $11.542 million related to mortgage-backed securities hedging compared with income of $11.541 million in 1991.
                Noninterest expense for the year decreased less than 1 percent from 1991. Total personnel expense increased 2.9 percent, primarily reflecting higher health care benefits. Combined net occupancy and equipment expense rose 3.6 percent, while other remaining categories of noninterest expense were down 5.7 percent. The corporation's overhead ratio measuring noninterest expense to taxable equivalent net interest income and noninterest income, excluding securities and subsidiary sales, dropped to 58.6 percent from 62.5 percent in 1991.

MANAGEMENT'S RESPONSIBILITY
FOR FINANCIAL REPORTING

      The management of Wachovia Corporation is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.

      In meeting its responsibility both for the integrity and fairness of these statements and information, management depends on the accounting system and related internal control structures that are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures and that assets are safeguarded and proper and reliable records are maintained.

      The concept of reasonable assurance is based on the recognition that the cost of an internal control structure should not exceed the related benefits. As an integral part of the internal control structure, the corporation maintains a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the internal control structure and coordinate audit coverage with the independent auditors.

      The Audit Committee of Wachovia's Board of Directors, composed solely of outside directors, meets regularly with the corporation's management, internal auditors, independent auditors and regulatory examiners to review matters relating to financial reporting, internal control structure and the nature, extent and results of the audit effort. The independent auditors, internal auditors and banking regulators have direct access to the Audit Committee with or without management present.

      The financial statements have been audited by Ernst & Young, independent auditors, who render an independent professional opinion on management's financial statements. Their appointment was recommended by the Audit Committee, approved by the Board of Directors and ratified by the shareholders. Their examination provides an objective assessment of the degree to which the corporation's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as they deem appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Wachovia Corporation

      We have audited the consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1991 financial statements of South Carolina National Corporation, a wholly owned subsidiary, which statements reflect net interest income constituting 23% of consolidated net interest income in 1991. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, as it relates to data included for South Carolina National Corporation, is based solely on the report of the other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and, for 1991, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

      As discussed in Notes K and M to the financial statements, in 1993 the company changed its methods of accounting for income taxes and postretirement benefits.


                                                            /s/ Ernst & Young

Winston-Salem, North Carolina
January 13, 1994

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CONDITION

                                                                                      December 31
$ in thousands                                                              1993                        1992
                                                                        ------------                ------------
ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . .    $ 2,529,528                 $ 2,627,859
Interest-bearing bank balances. . . . . . . . . . . . . . . . . . . .         12,478                     189,553
Federal funds sold and securities
     purchased under resale agreements. . . . . . . . . . . . . . . .        691,106                     478,972
Trading account assets. . . . . . . . . . . . . . . . . . . . . . . .        788,779                     895,968

Investment securities:
     State and municipal. . . . . . . . . . . . . . . . . . . . . . .        655,157                     748,017
     Other investments. . . . . . . . . . . . . . . . . . . . . . . .      7,223,499                   5,738,154
                                                                         -----------                 -----------
               Total investment securities (market value of $8,156,690
                    in 1993 and $6,793,043 in 1992) . . . . . . . . .      7,878,656                   6,486,171
Loans and net leases. . . . . . . . . . . . . . . . . . . . . . . . .     22,986,307                  21,096,682
Less unearned income on loans . . . . . . . . . . . . . . . . . . . .          8,819                      11,029
                                                                         -----------                 -----------
               Total loans. . . . . . . . . . . . . . . . . . . . . .     22,977,488                  21,085,653
Less allowance for loan losses. . . . . . . . . . . . . . . . . . . .        404,798                     379,557
                                                                         -----------                 -----------
               Net loans. . . . . . . . . . . . . . . . . . . . . . .     22,572,690                  20,706,096
Premises and equipment. . . . . . . . . . . . . . . . . . . . . . . .        502,699                     443,461
Due from customers on acceptances . . . . . . . . . . . . . . . . . .        434,584                     748,944
Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,115,252                     789,495
                                                                         -----------                 -----------
               Total assets . . . . . . . . . . . . . . . . . . . . .    $36,525,772                 $33,366,519
                                                                         ===========                 ===========

LIABILITIES
Deposits in domestic offices:
     Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 6,140,884                 $ 5,625,937
     Interest-bearing demand. . . . . . . . . . . . . . . . . . . . .      3,515,680                   3,310,883
     Savings and money market savings . . . . . . . . . . . . . . . .      6,194,086                   6,153,822
     Savings certificates . . . . . . . . . . . . . . . . . . . . . .      5,141,410                   5,568,076
     Large denomination certificates. . . . . . . . . . . . . . . . .      1,507,461                   2,142,534
     Noninterest-bearing time . . . . . . . . . . . . . . . . . . . .         45,802                      55,399
                                                                         -----------                 -----------
               Total deposits in domestic offices . . . . . . . . . .     22,545,323                  22,856,651
Deposits in foreign offices:
     Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,011                         763
     Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        804,064                     518,047
                                                                         -----------                 -----------
               Total deposits in foreign offices. . . . . . . . . . .        807,075                     518,810
                                                                         -----------                 -----------
               Total deposits . . . . . . . . . . . . . . . . . . . .     23,352,398                  23,375,461
Federal funds purchased and securities
     sold under repurchase agreements . . . . . . . . . . . . . . . .      4,741,283                   3,713,492
Commercial paper. . . . . . . . . . . . . . . . . . . . . . . . . . .        589,178                     386,618
Other short-term borrowed funds . . . . . . . . . . . . . . . . . . .      1,091,123                     848,823
Long-term debt:
     Bank notes . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,370,091                     757,893
     Other long-term debt . . . . . . . . . . . . . . . . . . . . . .        590,365                     439,045
                                                                         -----------                 -----------
               Total long-term debt . . . . . . . . . . . . . . . . .      2,960,456                   1,196,938
Acceptances outstanding . . . . . . . . . . . . . . . . . . . . . . .        434,584                     748,944
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .        338,803                     321,476
                                                                         -----------                 -----------
               Total liabilities. . . . . . . . . . . . . . . . . . .     33,507,825                  30,591,752

Off-balance sheet items, commitments and contingent liabilities--Note J

SHAREHOLDERS' EQUITY
Preferred stock, par value $5 a share:
     Authorized 50,000,000 shares; none outstanding . . . . . . . . .             --                          --
Common stock, par value $5 a share:
     Issued 171,375,772 shares in 1993
          and 171,471,178 shares in 1992. . . . . . . . . . . . . . .        856,879                     857,356
Capital surplus . . . . . . . . . . . . . . . . . . . . . . . . . . .        761,573                     817,889
Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . .      1,399,495                   1,099,522
                                                                         -----------                 -----------
               Total shareholders' equity . . . . . . . . . . . . . .      3,017,947                   2,774,767
                                                                         -----------                 -----------
               Total liabilities and shareholders' equity . . . . . .    $36,525,772                 $33,366,519
                                                                         ===========                 ===========


See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

                                                                                     Year Ended December 31
$ in thousands, except per share                                         1993                 1992              1991
                                                                      ----------           ----------        ----------
INTEREST INCOME

Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $1,627,450           $1,663,388        $2,018,208
Investment securities:
     State and municipal. . . . . . . . . . . . . . . . . . . . . . .     57,670               65,154            74,116
     Other investments. . . . . . . . . . . . . . . . . . . . . . . .    396,056              403,982           412,914
Interest-bearing bank balances. . . . . . . . . . . . . . . . . . . .      2,905               12,772            26,974
Federal funds sold and securities
     purchased under resale agreements. . . . . . . . . . . . . . . .     12,433               17,038            35,537
Trading account assets. . . . . . . . . . . . . . . . . . . . . . . .     26,323               59,744            69,266
                                                                      ----------           ----------        ----------
               Total interest income. . . . . . . . . . . . . . . . .  2,122,837            2,222,078         2,637,015

INTEREST EXPENSE

Deposits:
     Domestic offices . . . . . . . . . . . . . . . . . . . . . . . .    543,077              735,241         1,068,764
     Foreign offices. . . . . . . . . . . . . . . . . . . . . . . . .     14,503               15,646            16,834
                                                                      ----------           ----------        ----------
               Total interest on deposits . . . . . . . . . . . . . .    557,580              750,887         1,085,598
Short-term borrowed funds . . . . . . . . . . . . . . . . . . . . . .    173,847              190,988           369,202
Long-term debt. . . . . . . . . . . . . . . . . . . . . . . . . . . .    107,585               25,153            13,049
                                                                      ----------           ----------        ----------
               Total interest expense . . . . . . . . . . . . . . . .    839,012              967,028         1,467,849

NET INTEREST INCOME . . . . . . . . . . . . . . . . . . . . . . . . .  1,283,825            1,255,050         1,169,166
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . .     92,652              119,420           293,000
                                                                      ----------           ----------        ----------
Net interest income after
     provision for loan losses. . . . . . . . . . . . . . . . . . . .  1,191,173            1,135,630           876,166

OTHER INCOME

Service charges on deposit accounts . . . . . . . . . . . . . . . . .    202,885              189,537           170,827
Fees for trust services . . . . . . . . . . . . . . . . . . . . . . .    120,030              109,504           102,665
Credit card income. . . . . . . . . . . . . . . . . . . . . . . . . .    101,780               78,068            62,814
Mortgage fee income . . . . . . . . . . . . . . . . . . . . . . . . .     39,101               40,078            28,608
Trading account profits (losses). . . . . . . . . . . . . . . . . . .     13,103              (11,542)           11,541
Student loan servicing. . . . . . . . . . . . . . . . . . . . . . . .      5,535               33,250            31,470
Other operating income. . . . . . . . . . . . . . . . . . . . . . . .    117,745               96,347            82,253
                                                                      ----------           ----------        ----------
               Total other operating revenue. . . . . . . . . . . . .    600,179              535,242           490,178
Gain on sale of subsidiary. . . . . . . . . . . . . . . . . . . . . .      8,030               19,486                --
Investment securities gains . . . . . . . . . . . . . . . . . . . . .     19,394                1,497            11,091
                                                                      ----------           ----------        ----------
               Total other income . . . . . . . . . . . . . . . . . .    627,603              556,225           501,269

OTHER EXPENSE

Salaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    455,621              451,193           443,273
Employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . .    113,059               88,630            81,216
                                                                      ----------           ----------        ----------
               Total personnel expense. . . . . . . . . . . . . . . .    568,680              539,823           524,489
Net occupancy expense . . . . . . . . . . . . . . . . . . . . . . . .     82,070               80,673            75,729
Equipment expense . . . . . . . . . . . . . . . . . . . . . . . . . .    102,246              100,916            99,569
Other operating expense . . . . . . . . . . . . . . . . . . . . . . .    378,240              374,240           396,730
                                                                      ----------           ----------        ----------
               Total other expense. . . . . . . . . . . . . . . . . .  1,131,236            1,095,652         1,096,517

Income before income taxes. . . . . . . . . . . . . . . . . . . . . .    687,540              596,203           280,918
Applicable income taxes . . . . . . . . . . . . . . . . . . . . . . .    195,445              162,978            51,378
                                                                      ----------           ----------        ----------
NET INCOME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  492,095           $  433,225        $  229,540
                                                                      ==========           ==========        ==========

Net income per common share:
     Primary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . $     2.83           $     2.51        $     1.34
     Fully diluted. . . . . . . . . . . . . . . . . . . . . . . . . . $     2.81           $     2.48        $     1.32
Average shares outstanding:
     Primary. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    173,941              172,641           171,481
     Fully diluted. . . . . . . . . . . . . . . . . . . . . . . . . .    175,198              175,512           175,218

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                          Common Stock
                                                  ---------------------------         Capital          Loan to         Retained
                                                     Shares          Amount           Surplus            ESOP          Earnings
                                                  -----------     -----------        ---------        --------        ----------
$ in thousands, except per share
YEAR ENDED DECEMBER 31, 1991

Balance at beginning of year  . . . . . . . . .   84,276,306         $421,381         $793,739        ($25,000)       $1,180,808
Net income  . . . . . . . . . . . . . . . . . .                                                                          229,540
Cash dividends declared by
   pooled companies:
   Wachovia Corporation -- $.92 a share . . . .                                                                         (128,713)
   South Carolina National Corporation --
      $.80 a share. . . . . . . . . . . . . . .                                                                          (17,691)
Common stock issued pursuant to:
   Stock option and employee benefit plans  . .      329,467            1,647            9,171
   Dividend reinvestment plan . . . . . . . . .      118,884              594            5,668
   Conversion of notes and debentures . . . . .      355,618            1,778            8,490
   Acquisition of bank  . . . . . . . . . . . .      294,154            1,471            2,457                             2,312
Common stock acquired . . . . . . . . . . . . .      (22,511)            (113)          (1,102)
Miscellaneous . . . . . . . . . . . . . . . . .      (28,704)            (142)             (19)                           (1,862)
                                                  ----------         --------         --------        --------        ----------
Balance at end of year  . . . . . . . . . . . .   85,323,214         $426,616         $818,404        ($25,000)       $1,264,394
                                                  ==========         ========         ========        =========       ==========

YEAR ENDED DECEMBER 31, 1992

Balance at beginning of year  . . . . . . . . .   85,323,214         $426,616         $818,404        ($25,000)       $1,264,394
Net income  . . . . . . . . . . . . . . . . . .                                                                          433,225
Cash dividends declared on common
   stock -- $1.00 a share . . . . . . . . . . .                                                                         (170,756)
Common stock issued pursuant to:
   Stock option and employee benefit plans  . .      602,152            3,011           16,179
   Dividend reinvestment plan . . . . . . . . .      149,323              747            8,444
   Conversion of notes and debentures . . . . .      193,675              968            3,581
Common stock acquired . . . . . . . . . . . . .     (528,086)          (2,640)         (28,557)
Repayment of loan to ESOP . . . . . . . . . . .                                                         25,000
Miscellaneous . . . . . . . . . . . . . . . . .       (4,689)             (24)            (162)                            1,337
Two-for-one common stock split  . . . . . . . .   85,735,589          428,678                                           (428,678)
                                                  ----------         --------         --------         --------       ----------
Balance at end of year  . . . . . . . . . . . .  171,471,178         $857,356         $817,889         $    --        $1,099,522
                                                 ===========         ========         ========         ========       ==========

YEAR ENDED DECEMBER 31, 1993

Balance at beginning of year  . . . . . . . . .  171,471,178         $857,356         $817,889         $    --        $1,099,522
Net income  . . . . . . . . . . . . . . . . . .                                                                          492,095
Cash dividends declared on common
   stock -- $1.11 a share . . . . . . . . . . .                                                                         (191,488)
Common stock issued pursuant to:
   Stock option and employee benefit plans  . .      645,539            3,228           11,347                               (41)
   Dividend reinvestment plan . . . . . . . . .      318,655            1,593            9,375                               (15)
   Conversion of notes and debentures . . . . .    1,738,533            8,693            7,802                               (60)
Common stock acquired . . . . . . . . . . . . .   (2,797,232)         (13,986)         (84,826)                                8
Miscellaneous . . . . . . . . . . . . . . . . .         (901)              (5)             (14)                             (526)
                                                 -----------         --------         --------         --------       ----------
Balance at end of year  . . . . . . . . . . . .  171,375,772         $856,879         $761,573         $     --       $1,399,495
                                                 ===========         ========         ========         ========       ==========



See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     Year Ended December 31
$ in thousands                                                                1993            1992             1991
                                                                          ----------      ------------      -------------
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  492,095       $  433,225       $  229,540
Adjustments to reconcile net income to cash provided (used)
     by operations:
     Provision for loan losses  . . . . . . . . . . . . . . . . . . .          92,652          119,420          293,000
     Depreciation of premises and equipment   . . . . . . . . . . . .          64,985           61,134           58,018
     Amortization of intangible assets  . . . . . . . . . . . . . . .          28,001           34,423           51,756
     Deferred income taxes  . . . . . . . . . . . . . . . . . . . . .         (26,663)         (11,737)         (44,146)
     Gain on sale of investment securities  . . . . . . . . . . . . .         (19,394)          (1,497)         (11,091)
     Gain on sale of subsidiary   . . . . . . . . . . . . . . . . . .          (8,030)         (19,486)              --
     (Gain) loss on sale of noninterest-earning assets  . . . . . . .          (1,517)           2,002            2,694
     Amortization of investment security premiums (discounts)   . . .          15,099             (879)          (7,944)
     Increase (decrease) in accrued income taxes  . . . . . . . . . .           6,207           29,234          (16,496)
     (Increase) decrease in accrued interest receivable   . . . . . .         (38,968)          28,250           38,728
     Decrease in accrued interest payable   . . . . . . . . . . . . .         (43,116)         (55,260)         (19,000)
     Net change in other accrued and deferred income and expense  . .          (2,818)         (66,628)          (7,654)
     Net trading account activities   . . . . . . . . . . . . . . . .         107,189          548,840         (651,629)
     Net loans held for resale  . . . . . . . . . . . . . . . . . . .        (113,775)          14,726         (132,907)
                                                                           ----------       ----------       ----------
          Net cash provided (used) by operating activities  . . . . .         551,947        1,115,767         (217,131)

INVESTING ACTIVITIES
Net decrease in interest-bearing bank balances  . . . . . . . . . . .         177,075          218,475          156,920
Net (increase) decrease in federal funds sold and securities
     purchased under resale agreements  . . . . . . . . . . . . . . .        (212,134)          67,001           44,927
Purchases of investment securities  . . . . . . . . . . . . . . . . .      (3,287,189)      (2,969,876)      (3,729,925)
Sales of investment securities  . . . . . . . . . . . . . . . . . . .          76,224          260,568          347,500
Calls, maturities and prepayments of investment securities  . . . . .       1,819,801        2,489,917        2,417,033
Net (increase) decrease in loans made to customers  . . . . . . . . .      (1,885,727)        (684,499)         417,943
Capital expenditures  . . . . . . . . . . . . . . . . . . . . . . . .        (152,061)        (100,526)        (160,386)
Proceeds from sales of premises and equipment . . . . . . . . . . . .          14,457           25,479           94,568
Net (increase) decrease in other assets . . . . . . . . . . . . . . .        (188,376)          64,418          (13,761)
Business combinations and dispositions  . . . . . . . . . . . . . . .          20,000           44,834          601,674
                                                                           ----------       ----------       ----------
          Net cash provided (used) by investing activities  . . . . .      (3,617,930)        (584,209)         176,493

FINANCING ACTIVITIES
Net increase (decrease) in demand, savings and
     money market accounts  . . . . . . . . . . . . . . . . . . . . .         752,659        2,184,766         (266,548)
Net decrease in certificates of deposit . . . . . . . . . . . . . . .        (775,722)      (1,815,595)        (570,623)
Net increase (decrease) in federal funds purchased and securities
     sold under repurchase agreements   . . . . . . . . . . . . . . .       1,027,791         (288,594)         134,726
Net increase (decrease) in commercial paper . . . . . . . . . . . . .         202,560          (11,102)          66,531
Net increase (decrease) in other short-term borrowings  . . . . . . .         242,300       (1,352,039)        (271,775)
Proceeds from issuance of bank notes  . . . . . . . . . . . . . . . .       1,861,010          757,893              --
Maturities of bank notes  . . . . . . . . . . . . . . . . . . . . . .        (250,000)              --              --
Proceeds from issuance of other long-term debt  . . . . . . . . . . .         248,075          297,266           25,479
Payments on other long-term debt  . . . . . . . . . . . . . . . . . .         (80,579)         (24,249)          (9,229)
Repayment of loan to ESOP . . . . . . . . . . . . . . . . . . . . . .              --           25,000               --
Common stock issued . . . . . . . . . . . . . . . . . . . . . . . . .          24,961           29,717           16,462
Dividend payments . . . . . . . . . . . . . . . . . . . . . . . . . .        (191,488)        (170,756)        (150,730)
Common stock repurchased  . . . . . . . . . . . . . . . . . . . . . .         (98,804)         (31,197)          (1,215)
Other equity transactions . . . . . . . . . . . . . . . . . . . . . .             (19)            (186)             (21)
Net increase (decrease) in other liabilities  . . . . . . . . . . . .           4,908           19,790          (43,081)
                                                                           ----------       ----------       ----------
          Net cash provided (used) by financing activities  . . . . .       2,967,652         (379,286)      (1,070,024)
                                                                           ----------       ----------       ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  . . . . . . . . . .         (98,331)         152,272       (1,110,662)
Cash and cash equivalents at beginning of year  . . . . . . . . . . .       2,627,859        2,475,587        3,586,249
                                                                           ----------       ----------       ----------
Cash and cash equivalents at end of year  . . . . . . . . . . . . . .      $2,529,528       $2,627,859       $2,475,587
                                                                           ==========       ==========       ==========

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
$ in thousands
- -------------------------------------------------------------------------------

NOTE A -- ACCOUNTING POLICIES

The accounting and reporting policies of Wachovia Corporation and subsidiaries (the Corporation) follow generally accepted accounting principles and policies within the financial services industry. The following is a summary of the more significant policies:

Principles of Consolidation -- The consolidated financial statements include the accounts of Wachovia Corporation and its subsidiaries after elimination of all material intercompany balances and transactions.

Cash and Due from Banks -- The Corporation considers cash and due from banks, all of which are maintained in financial institutions, as cash and cash equivalents for purposes of the consolidated statement of cash flows.

Investment Securities -- Investment securities are acquired with the intent and ability to hold on a long-term basis and are carried at cost adjusted for amortization of premium and accretion of discount, each computed by the interest method. The adjusted cost of the specific security sold is used to compute gains or losses on the sale of investment securities. Investment securities are concentrated in a variety of state and municipal, U.S. Treasury and federal agency securities.

Effective January 1, 1994, the Corporation prospectively adopted
Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115), which requires that securities be classified as held to maturity, available for sale or trading securities. Further discussion of FASB 115 is included in Note D.

Trading Account Assets -- Trading account assets are held with the intent of selling them at a profit and are carried at market. Adjustments to market value are included in "trading account profits" in the consolidated statement of income. Trading account assets are comprised primarily of securities backed by the U.S. Treasury and various federal agencies.

Financial Instruments -- Financial instruments are defined as cash, evidence of ownership in an entity, contracts that convey either a right to receive cash or other financial instruments or an obligation to deliver cash or other financial instruments, or contracts that convey the right or obligation to exchange financial instruments on potentially favorable or unfavorable terms. The Corporation has a variety of financial instruments which include items recorded on the statement of condition and items which, by their nature, are not recorded on the statement of condition. The body of the financial statements, as well as the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations, include discussion of specific financial instruments and their related market and credit risks, as well as applicable discussion of significant credit concentrations and collateral policies. Financial instruments not specifically discussed elsewhere include Interest-bearing bank balances, Federal funds sold and securities purchased under resale agreements, Federal funds purchased and securities sold under repurchase agreements and Other borrowed funds. These financial instruments carry no risk of accounting loss in excess of the recorded asset or liability amounts, and no significant credit concentrations exist outside of Interest-bearing bank balances, Federal funds sold and Federal funds purchased, which are maintained with other financial institutions.

Interest Rate Futures and Swaps -- Interest rate futures and swaps are used as part of the Corporation's overall interest rate risk management. Gains and losses on futures contracts used in securities trading operations are recognized currently by the mark-to-market method of accounting and included in "other operating income" in the consolidated statement of income. The Corporation maintains a portfolio of generally matched offsetting swap agreements as an intermediary for customers; payments made or received under these interest rate swaps are recognized as received and included in "other operating income" in the consolidated statement of income. Income or expense associated with open futures and interest rate swap contracts used in asset/liability management is accrued over the life of the contracts and included in "net interest income" in the consolidated statement of income.

Loans and Allowance for Loan Losses -- Loans are carried at their principal amount outstanding, except for loans held for resale which are carried at the lower of cost or market. Interest on commercial, mortgage and installment loans is accrued and credited to operating income based upon the principal amount outstanding. Except for revolving credit loans, the recognition of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not be collectible in the normal course of business. When interest accruals are discontinued, the balance of accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest. The banking subsidiaries accrue interest on revolving credit loans until payments become 120 days delinquent, at which time the outstanding principal balance and accrued unpaid interest is charged off.

The allowance is maintained at a level believed to be adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current domestic and international economic conditions, volume, growth and composition of the loan portfolio, and other risks inherent in the portfolio.

Premises and Equipment -- Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization.
For financial reporting purposes, the provision for depreciation is computed by the straight-line method based upon the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the leasehold asset or the lease term.

Intangible Assets -- Premiums paid to purchase servicing rights of mortgage loans are amortized over the aggregate estimated remaining servicing life of the loans. The excess of cost over net assets and identifiable intangible assets, including deposit base intangibles, of acquired businesses is amortized on the straight-line method over the estimated periods benefited.

- -------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------

NOTE A -- ACCOUNTING POLICIES -- Concluded

Pension Plan -- The Corporation maintains a pension plan which covers substantially all employees. The pension expense of the plan is determined using the projected unit credit method. The Corporation's policy is to fund amounts allowable for federal income tax purposes.

Income Taxes -- Effective January 1, 1993, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FASB 109), which requires an asset and liability approach to accounting for income taxes. Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Financial statements for prior years reflect income taxes recorded under the deferred method required under previous accounting standards.

The Corporation and its subsidiaries file a consolidated tax return.
Each subsidiary provides for income taxes based on its contribution to income taxes (benefit) of the consolidated group.

Reclassifications -- Medium-term bank notes previously classified as short-term borrowed funds have been reclassified to long-term debt to more accurately reflect the weighted average maturity of these instruments.

- -------------------------------------------------------------------------------

NOTE B -- MERGER

On December 6, 1991, South Carolina National Corporation (SCNC), a
South Carolina bank and savings and loan holding company, was merged into and became a wholly owned subsidiary of the Corporation. Pursuant to the Agreement and Plan of Merger (the Agreement), which was approved by the shareholders of both the Corporation and SCNC on October 25, 1991, approximately 15,954,662 shares of the Corporation's common stock were authorized for issuance under the Agreement. These shares do not reflect the two-for-one common stock split effective April 1, 1993. At the effective time of the merger, and in accordance with the terms of the Agreement, the shareholders of SCNC common stock received .675 of a share of the Corporation's common stock for each share of SCNC common stock owned.

The consolidated financial statements of the Corporation give effect to the merger which has been accounted for as a pooling-of-interests. Accordingly, the accounts of SCNC have been combined with those of the Corporation for all periods presented.

Separate results of operations of the combining entities for the year ended December 31, 1991 were as follows:


                                                    1991
                                                ----------
Net interest income:
     Wachovia . . . . . . . . . . . . . . . . . $  900,297
     SCNC . . . . . . . . . . . . . . . . . . .    268,869
                                                ----------
                                                $1,169,166
                                                ==========

Net income (loss):
     Wachovia . . . . . . . . . . . . . . . . . $  298,592
     SCNC . . . . . . . . . . . . . . . . . . .    (69,052)
                                                ----------
                                                $  229,540
                                                ==========

The net income presented above for SCNC includes adjustments of $97.8 million to conform litigation, real estate and loan valuation policies and practices and $23.9 million to write down the book value of certain intangible assets.

- -------------------------------------------------------------------------------

NOTE C -- FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about
Fair Value of Financial Instruments" (FASB 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1993 and 1992. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Trading Account Assets -- Fair values for the Corporation's trading account assets, which also are the amounts recognized in the statement of condition, are based on quoted market prices.

Investment Securities -- Fair values for investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

- -------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------

NOTE C -- FAIR VALUE OF FINANCIAL INSTRUMENTS -- Concluded

Loans -- For credit card, equity lines and other loans with short-term or variable rate characteristics, the carrying value reduced by an estimate of credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair values of residential mortgage loans are estimated using quoted market prices for securities backed by similar loans, adjusted for differences between the market for the securities and the loans being valued and an estimate of credit losses in the portfolio. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans.

Deposits -- The fair values disclosed for demand deposits (e.g., interest- and noninterest-bearing demand, savings and money market savings) are, as required by FASB 107, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities.

Long-Term Debt -- Fair values of long-term debt are based on market prices where available. When quoted market prices are not available, fair values are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance Sheet Instruments -- Fair values for the Corporation's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (loan commitments and letters of credit), and the estimated amount the Corporation would receive or pay to terminate or replace the contract at current market rates for the remainder of the off-balance sheet instruments.

Many of the Corporation's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements, due from customers on acceptances, short-term borrowed funds, acceptances outstanding, and the financial instruments included in other assets and liabilities. The estimated fair values of the Corporation's remaining on-balance sheet financial instruments as of December 31 are summarized below.

                                                                1993
                                                    --------------------------
                                                                    Estimated
                                                     Book Value     Fair Value
                                                    -----------     -----------
Financial assets:
  Trading account assets . . . . . . . . . . . .    $   788,779     $   788,779
  Investment securities. . . . . . . . . . . . .      7,878,656       8,156,690
  Loans, net of allowance for loan losses. . . .     22,572,690      23,156,885

Financial liabilities:
  Deposits . . . . . . . . . . . . . . . . . . .     23,352,398      23,433,622
  Long-term debt . . . . . . . . . . . . . . . .      2,960,456       3,012,852

                                                                1992
                                                    --------------------------
                                                                    Estimated
                                                     Book Value     Fair Value
                                                    -----------     -----------
Financial assets:
  Trading account assets . . . . . . . . . . . .    $   895,968     $   895,968
  Investment securities. . . . . . . . . . . . .      6,486,171       6,793,043
  Loans, net of allowance for loan losses. . . .     20,706,096      21,098,225

Financial liabilities:
  Deposits . . . . . . . . . . . . . . . . . . .     23,375,461      23,457,276
  Long-term debt . . . . . . . . . . . . . . . .      1,196,938       1,261,413

The estimated fair values of the Corporation's off-balance sheet financial instruments as of December 31 are summarized below.


                                                       1993            1992
                                                     Estimated      Estimated
                                                     Fair Value     Fair Value
                                                    -----------     -----------

Unfunded commitments to extend credit. . . . . .     ($46,165)       ($32,122)
Letters of credit. . . . . . . . . . . . . . . .      (23,536)        (19,680)
Interest rate swaps. . . . . . . . . . . . . . .      (22,217)        (35,512)
Other off-balance sheet financial instruments. .      (42,548)        (79,161)

FASB 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, mortgage servicing rights, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The financial information presented over periods of years which encompass various economic and interest rate conditions and cycles provides a means of evaluating the effectiveness of the Corporation in dealing with changing market conditions and in managing the controllable aspects of its business.

- -------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------

NOTE D -- INVESTMENT SECURITIES

The aggregate book and market values of investment securities as of December 31, as well as gross unrealized gains and losses of investment securities were as follows:

                                                         1993                                            1992
                                  -----------------------------------------------  ------------------------------------------------
                                     Book     Unrealized   Unrealized    Market       Book     Unrealized    Unrealized     Market
                                     Value      Gains        Losses       Value       Value      Gains         Losses       Value
                                  ----------  ---------    ---------   ----------  ----------   --------     ---------   ----------
State and municipal . . . . . . . $  655,157  $  72,754    $   (177)   $  727,734  $  748,017   $ 78,119     $   (949)   $  825,187
United States Treasury. . . . . .  4,388,380    138,052      (5,982)    4,520,450   2,544,299    113,653       (4,972)    2,652,980
Federal agency. . . . . . . . . .  2,356,346     67,071      (5,983)    2,417,434   2,540,134    102,661       (3,890)    2,638,905
Other . . . . . . . . . . . . . .    478,773     12,356         (57)      491,072     653,721     23,303       (1,053)      675,971
                                  ----------  ---------    ---------   ----------  ----------   --------     ---------   ----------
   Total investment securities. . $7,878,656  $ 290,233    ($12,199)   $8,156,690  $6,486,171   $317,736     ($10,864)   $6,793,043
                                  ==========  =========    =========   ==========  ==========   ========     =========   ==========

The amortized cost and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                               Book        Market
                                                                                                               Value       Value
                                                                                                            ----------   ----------
Due in one year or less . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 765,861   $  776,202
Due after one year through five years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4,763,654    4,895,232
Due after five years through ten years. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      838,927      882,268
Due after ten years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,401,496    1,482,442
                                                                                                            ----------   ----------
   Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7,769,938    8,036,144
No contractual maturity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      108,718      120,546
                                                                                                            ----------   ----------
   Total investment securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $7,878,656   $8,156,690
                                                                                                            ==========   ==========

There were no sales of investments in debt securities during 1993.
Proceeds from sales of investments in debt securities for the two years ended December 31, 1992, as well as gross gains and losses realized on these sales were as follows:

                                                                                                               1992         1991
                                                                                                            ----------   ---------
Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 172,566   $ 328,049
Gross gains . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,059       6,470
Gross losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (1,453)       (185)

At December 31, 1993 and 1992, investment securities with a carrying value of $3,543,263 and $3,021,363, respectively, were pledged as collateral to secure public deposits and for other purposes.

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115), which is effective January 1, 1994 with early adoption permitted. FASB 115 requires that investments in equity securities having readily determinable fair values and all investments in debt securities be classified and accounted for in three categories.

Debt securities that management has the positive intent and ability to hold to maturity are to be classified as securities held to maturity. Held to maturity securities are reported at amortized cost. Debt and equity securities that are held principally for the purpose of selling them in the near term are to be classified as trading securities. Trading securities are reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading are to be classified as available for sale. Available for sale securities are reported at fair value with unrealized gains and losses reported in a separate component of shareholders' equity, net of tax.

Upon adoption of FASB 115 as of January 1, 1994, the Corporation will classify securities with an amortized cost of $3,713,450 as available for sale at their fair value of $3,753,650. The excess of the fair value over the amortized cost, net of tax, equal to $24,368 will be recorded as an increase to shareholders' equity. The adoption of FASB 115 will not have a material impact on the Corporation's results of operations, but increased volatility of shareholders' equity and related capital ratios could result from changes in unrealized gains and losses on securities classified as available for sale.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE E -- LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

                                                                  1993                 1992
                                                              -----------          -----------
Commercial:
     Commercial, financial and other . . . . . . . . . . . .  $ 6,727,207          $ 6,364,881
     Tax-exempt  . . . . . . . . . . . . . . . . . . . . . .    1,959,266            1,951,903
Retail:
     Direct  . . . . . . . . . . . . . . . . . . . . . . . .      715,418              672,985
     Indirect  . . . . . . . . . . . . . . . . . . . . . . .    2,429,497            2,108,708
     Credit card.  . . . . . . . . . . . . . . . . . . . . .    3,122,732            2,216,495
     Other revolving credit. . . . . . . . . . . . . . . . .      333,405              326,861
Real estate:
     Construction. . . . . . . . . . . . . . . . . . . . . .      494,148              464,035
     Commercial mortgages. . . . . . . . . . . . . . . . . .    3,199,434            3,119,196
     Residential mortgages . . . . . . . . . . . . . . . . .    3,766,600            3,662,879
Lease financing -- net . . . . . . . . . . . . . . . . . . .      156,726              125,150
Foreign. . . . . . . . . . . . . . . . . . . . . . . . . . .       73,055               72,560
                                                              -----------          -----------
             Total loans -- net. . . . . . . . . . . . . . .  $22,977,488          $21,085,653
                                                              ===========          ===========



Loans at December 31 that had been placed on a cash basis and those on which the contractual rate of interest had been reduced below market are summarized below:

                                                                  1993              1992
                                                                --------          --------
Cash-basis assets -- domestic . . . . . . . . . . . . . . . . . $108,882          $173,977
Restructured loans. . . . . . . . . . . . . . . . . . . . . . .       80               117
                                                                --------          --------
             Total nonperforming loans  . . . . . . . . . . . . $108,962          $174,094
                                                                ========          ========
Interest income which would have been
     recorded pursuant to original terms:
     Domestic loans   . . . . . . . . . . . . . . . . . . . . . $ 11,140          $ 16,587
                                                                ========          ========
Interest income recorded:
     Domestic loans   . . . . . . . . . . . . . . . . . . . . . $  4,456          $  6,028
                                                                ========          ========

Loans totaling $14,803 at December 31, 1993, which have been restructured at market rates and have demonstrated performance for a period of at least one year under the restructured terms, are not included in the nonperforming loans total. Foregone interest on these balances is included in the above presentation.

At December 31, 1993, the Corporation had no significant outstanding commitments to lend additional funds to borrowers owing cash-basis and restructured loans.

Changes in the allowance for loan losses for the three years ended December 31, 1993 were as follows:

                                                               1993              1992                1991
                                                             --------          --------            --------
Balance at beginning of year . . . . . . . . . . . . . . .   $379,557          $360,193            $269,916
Additions from acquisitions. . . . . . . . . . . . . . . .         --                --                 276
Allowance of company sold. . . . . . . . . . . . . . . . .         --            (4,811)                 --
Provision for loan losses. . . . . . . . . . . . . . . . .     92,652           119,420             293,000
Recoveries on loans previously
    charged off  . . . . . . . . . . . . . . . . . . . . .     29,697            36,288              22,259
Loans charged off. . . . . . . . . . . . . . . . . . . . .    (97,108)         (131,533)           (225,258)
                                                             --------          --------            --------
Balance at end of year . . . . . . . . . . . . . . . . . .   $404,798          $379,557            $360,193
                                                             ========          ========            ========

Loans totaling $42,256, $81,592 and $104,626 were transferred to foreclosed real estate during 1993, 1992 and 1991, respectively.

It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral to obtain prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate. The Corporation's access to collateral, in the event of borrower default, is assured through adherence to state lending laws and the Corporation's sound lending standards and credit monitoring procedures. The
Corporation regularly monitors its credit concentrations on loan purpose, industry and customer bases. At year-end, there were no significant credit concentrations within these categories.
For additional discussion related to off-balance sheet credit issues, refer to the Management's Discussion and Analysis of Financial Condition and Results of Operations and Note J.

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $219,623 and $251,274 at December 31, 1993 and 1992, respectively. During 1993, $547,817 in new loans was made, and repayments totaled $579,468. Outstanding standby letters of credit to related parties totaled $28,183 and $9,426 at December 31, 1993 and 1992, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

Loans held for sale at December 31 along with activity during the period are summarized as follows:

                                                             1993              1992
                                                         -----------        ----------
Balance at beginning of year . . . . . . . . . . . . . . $  276,746         $  291,472
Originations/purchases . . . . . . . . . . . . . . . . .  3,230,192          2,522,389
Sales/transfers. . . . . . . . . . . . . . . . . . . . . (3,116,417)        (2,537,115)
                                                         ----------         ----------
Balance at end of year . . . . . . . . . . . . . . . . . $  390,521         $  276,746
                                                         ==========         ==========

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114), which is effective January 1, 1995, with early adoption permitted. This standard modifies the accounting for impaired loans, defined as those loans where, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractural terms of the loan agreement.
The Corporation is in the process of evaluating the timing of adoption and the effect that implementation of FASB 114 will have on its financial statements, but does not expect it to have a material impact on its financial position or results of operations.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE F -- PREMISES, EQUIPMENT AND LEASES

Premises and equipment at December 31 are summarized as follows:

                                           1993           1992
                                        ----------     ----------
Land . . . . . . . . . . . . . . . . .  $ 87,947       $  75,536
Premises . . . . . . . . . . . . . . .   318,911         269,972
Equipment. . . . . . . . . . . . . . .   514,482         480,977
Leasehold improvements . . . . . . . .    66,470          62,363
                                        --------       ---------
                                         987,810         888,848
Less accumulated depreciation
     and amortization. . . . . . . . .   485,111         445,387
                                       ---------      ----------
         Total premises and equipment.  $502,699       $ 443,461
                                       =========      ==========

The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 1993 are as follows:

1994 . . . . . . . . . . . . . . . . . . . . . . .     $ 35,039
1995 . . . . . . . . . . . . . . . . . . . . . . .       32,806
1996 . . . . . . . . . . . . . . . . . . . . . . .       28,890
1997 . . . . . . . . . . . . . . . . . . . . . . .       25,679
1998 . . . . . . . . . . . . . . . . . . . . . . .       23,405
Thereafter . . . . . . . . . . . . . . . . . . . .      160,794
                                                       --------
          Total minimum lease payments . . . . . .     $306,613
                                                       ========


The net rental expense for all operating leases amounted to $47,579 in 1993, $48,254 in 1992 and $43,626 in 1991. Certain
leases have various renewal options and require increased rentals under cost of living escalation clauses.

In June 1993, The South Carolina National Bank purchased certain branch and administration buildings which it had previously leased under a sale-leaseback arrangement for $54,425. The property was recorded at $43,540, which represents the purchase price net of a portion of the gain on the original sale-leaseback arrangement that had not been recognized.

- --------------------------------------------------------------------------------
NOTE G -- CREDIT ARRANGEMENTS

At December 31, 1993 and 1992, lines of credit arrangements aggregating $160,000 and $130,000, respectively, were available to the Corporation from unaffiliated banks. Commitment fees were 15 basis points in 1993 and ranged from 15 basis points to 20 basis points in 1992; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements at December 31, 1993 or 1992.


- --------------------------------------------------------------------------------------------------------------------------------

NOTE H -- LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:


                                                                                                1993                 1992
                                                                                            ----------           ----------
Bank notes, net of discount of $3,859 and $706 in 1993 and 1992, respectively (a) . . .     $2,370,091           $  757,893

Other long-term debt:
     7.0% subordinated debt securities due in 1999, net of discount of $2,457 and $2,778
       in 1993 and 1992, respectively (b) . . . . . . . . . . . . . . . . . . . . . . .        297,543              297,222
     6.375% subordinated debt securities due in 2003, net of discount of $1,830 (b) . .        248,170                   --
     9.67% subordinated capital notes due in 2001 (b) . . . . . . . . . . . . . . . . .         25,484               25,481
     6.5% convertible subordinated debentures due in 2001 (b) (c) . . . . . . . . . . .         12,540               22,280
     Floating rate subordinated capital notes due in 1996 (b) (d) . . . . . . . . . . .             --               79,330
     11.5% convertible notes due in 1993 (1983 -- Cartersville Series) (b) (e). . . . .             --                5,261
     11.5% convertible notes due in 1993 (1983 -- Warner Robins Series) (e) . . . . . .             --                1,944
     Capitalized lease obligations. . . . . . . . . . . . . . . . . . . . . . . . . . .          6,549                6,833
     Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             79                  694
                                                                                            ----------           ----------
               Total other long-term debt . . . . . . . . . . . . . . . . . . . . . . .        590,365              439,045
                                                                                            ----------           ----------
               Total long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . .     $2,960,456           $1,196,938
                                                                                            ==========           ==========

- --------------------------------------------------------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE H -- LONG-TERM DEBT -- Concluded


(a) During 1992, Wachovia Bank of North Carolina established a medium-term bank note program under which the bank may offer an aggregate principal amount of up to $4 billion outstanding at any one time. The notes can be issued as fixed or floating rate notes and with terms of 9 months to 10 years. The interest rates ranged from 3.30% to 6.10% and 3.20% to 6.00% with maturities ranging from 1994 to 1998 and 1993 to 1995 at December 31, 1993 and 1992, respectively. The average rates were 4.54% and 4.59% with average maturities of 1.8 years and 1.8 years at December 31, 1993 and 1992, respectively.
(b) Debt qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines.
(c) The debentures are redeemable under certain conditions and are convertible into common stock of the Corporation at a conversion price of $19.29 per share. At December 31, 1993, $22,460 of these notes had been converted.
(d) The notes were called in December 1992, with a payment date in March 1993.
(e) The notes were convertible into common stock of the Corporation at a conversion price of $5.5555 per share.

The principal maturities of long-term debt for the next five years subsequent to December 31, 1993 are $515,114 in 1994, $1,215,991 in 1995,
$435,437 in 1996, $444 in 1997 and $205,164 in 1998. Interest paid on deposits and other borrowings was $882,128 in 1993, $1,022,288 in 1992 and $1,472,254 in
1991.

In January 1994, the Corporation issued $250,000 of 6.375% subordinated notes due in 2009.

- -------------------------------------------------------------------------------

NOTE I -- CAPITAL STOCK

On April 1, 1993, a two-for-one common stock split, effected in the form of a stock dividend, was paid to the Corporation's shareholders. Unless otherwise noted, information in this note, as well as share and per share information presented throughout the financial statements, has been restated to reflect the effect of the stock split.

The authorized capital stock of the Corporation consists of 500,000,000 common shares and 50,000,000 preferred shares. At December 31, 1993, 21,034,848 common shares were reserved for the conversion of notes and for stock issuable in connection with employee benefit plans and the dividend reinvestment plan.

The Corporation's board of directors has authorized the repurchase of up to 5,000,000 shares of common stock for various corporate purposes including the issuance of shares for the Corporation's employee benefit plans and dividend reinvestment plan. Share repurchase began on July 1, 1993. During the year, the Corporation repurchased 2,730,200 shares pursuant to this authorization. At December 31, 1993, the number of shares available for possible repurchase totaled 2,269,800.

The various stock option and incentive plans of the Corporation provide for the granting of options or awards for the purchase or issuance of 5,260,192 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the board of directors determines the number of shares subject to each option and the time or times when options shall be granted and exercised and the duration of the exercise period, which in no case shall exceed ten years. The committee also determines the number of awards to be granted and the time or times when awards shall be granted and the period when awards are deemed to be earned. Awards are exercised at no cost to the participant. Under one plan, the non-management directors of the Corporation are granted a one-time award of common stock to be earned over a period of three years.

At the time the options are exercised, the par value of all shares issued is credited to common stock and the excess of the proceeds over the par value is credited to capital surplus. At the time awards are granted, capital surplus is credited and retained earnings debited for the fair market value of the awards. When the stock awarded is issued, common stock is credited and capital surplus is debited for the par value of the shares issued. Recipients of awards are entitled to compensation equivalent to the dividends that would have been payable on the proportion of the awards reserved but not yet fully earned based on the years of service since the date of grant divided by the number of years over which the award is deemed to be fully earned. Compensation equivalent to dividends totaled $54 in 1993, $86 in 1992 and $63 in 1991. At December 31, 1993 and 1992, deferred compensation related to director and management awards was $2,614 and $2,246, respectively. Compensation expense related to stock awards was $1,864 for 1993, $4,050 for 1992 and $1,758 for 1991.

Activity in the option and award plans during 1993 and 1992 is summarized as follows:

                                    Options and Awards
                            ---------------------------------
                                              Outstanding
                            Available    --------------------      Option Price
                            for Grant     Awards     Options         Per Share
                            ---------    --------   ---------    ---------------
January 1, 1992. . . . . .  2,405,012     415,928   4,337,260     $4.948-$28.25
  Granted. . . . . . . . .   (743,500)     80,600     662,900     29.688-31.125
  Exercised. . . . . . . .         --    (301,860)   (957,704)     4.948-29.688
  Forfeited. . . . . . . .     41,526      (2,150)    (41,562)    18.386-29.688
                            ---------    --------   ---------
Total December 31,
  1992 . . . . . . . . . .  1,703,038     192,518   4,000,894       5.41-31.125
  Granted. . . . . . . . .   (841,860)     67,400     774,460      33.125-37.00
  Exercised. . . . . . . .         --     (52,701)   (582,320)      5.41-33.125
  Forfeited. . . . . . . .     30,890        (901)    (31,226)     12.50-33.125
                            ---------    --------   ---------
Total December 31,
  1993 . . . . . . . . . .    892,068     206,316   4,161,808        5.41-37.00
                            =========    ========   =========

Of the above options outstanding at December 31, 1993, options for 2,114,844 shares were exercisable at option prices ranging from $5.41 to $33.125.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------

NOTE J -- OFF-BALANCE SHEET ITEMS, COMMITMENTS AND CONTINGENT LIABILITIES

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuation in interest rates. These financial instruments include unfunded commitments to extend credit, standby, commercial and similar letters of credit, commitments to sell securities, foreign exchange contracts, futures and forward contracts, interest rate contracts, participations in bankers' acceptances and mortgage loans sold with recourse. These instruments involve, in varying degrees, exposure to credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amount represents the extent of the Corporation's involvement in any particular class of instrument. The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for unfunded commitments to extend credit and commercial, standby, and other letters of credit, securities lent, participations in bankers' acceptances and mortgage loans sold with recourse is represented by the contractual amount of those instruments. The Corporation follows the same credit policies and careful underwriting practices in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate contracts, commitments to purchase and sell securities, and futures and forward contracts, the contract or notional amounts do not represent exposure to credit loss. The Corporation controls the credit risk of these instruments through adherence to credit approval policies, monetary limits and monitoring procedures.

Unless otherwise noted, the Corporation does not require collateral or other security to support financial instruments with credit risk. In those instances where collateral is deemed necessary, the Corporation ensures its ability to access the collateral, in the event of borrower default, through strict adherence to corporate lending policy and applicable state lending laws.

Financial instruments whose contract amounts represent potential credit risk at December 31 are shown below.

                                                           1993        1992
                                                        ----------- -----------
Unfunded commitments to extend credit. . . . . . . . .  $19,664,000 $15,958,834
Standby letters of credit. . . . . . . . . . . . . . .    3,155,601   2,587,631
Commercial and similar letters of credit . . . . . . .      133,899     150,961
Securities lent. . . . . . . . . . . . . . . . . . . .       61,210     121,468
Participations in bankers' acceptances . . . . . . . .        6,055          --
Mortgage loans sold with recourse. . . . . . . . . . .       44,284      81,873

The notional values of financial instruments whose contract or notional amounts do not represent potential credit risk at December 31 are as follows:


                                                           1993        1992
                                                        ----------- -----------
Interest rate swaps. . . . . . . . . . . . . . . . . .   $2,633,089  $1,531,019
Interest rate caps and floors written. . . . . . . . .      169,499     184,345
Commitments to purchase securities, futures
   and forward contracts . . . . . . . . . . . . . . .      996,833     468,721
Commitments to sell securities, futures and
   forward contracts . . . . . . . . . . . . . . . . .    1,059,041     547,439
Net options written to purchase or sell securities . .       71,000      25,000
Commitments to purchase foreign exchange . . . . . . .      597,593     411,211
Commitments to sell foreign exchange . . . . . . . . .      585,854     407,117
Foreign exchange options written . . . . . . . . . . .       12,000      12,542

Specific discussion of these instruments, along with the attendant risks, credit concentrations and collateral policies, is as follows:

Commitments to Extend Credit -- These are legally binding contracts to lend to a customer, so long as there is no violation of any condition established in the contract. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Credit worthiness is evaluated on a case by case basis, and in some instances, collateral is obtained to support the borrowing. The collateral held may vary from liquid assets to real estate. At December 31, 1993 and 1992, approximately 15% and 17%, respectively, of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 29% in 1993 and 30% in 1992 were comprised of cancellable credit card commitments, and approximately 9% in 1993 and 8% in 1992 were represented by real estate commitments. Also included in total unfunded commitments were securities underwriting commitments of $2,766 in 1993 and $3,510 in 1992.

Standby, Commercial and Similar Letters of Credit -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's normal sound underwriting process. At December 31, 1993 and 1992, approximately 6% and 8%, respectively, of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

Securities Lent -- These are securities of the Corporation and its customers lent to third parties. Credit risk arises in these transactions through the possible failure of the borrower to return the securities. To minimize this risk, the Corporation evaluates the credit worthiness of the borrower on a case by case basis, and collateral with a market value exceeding 100% of the contract amount of securities lent is obtained.

Participations in Bankers' Acceptances -- These instruments represent risk participations in time drafts drawn by customers under a committed multibank credit facility. These drafts have been accepted and remarketed by other financial institutions. Under the terms of these arrangements, the Corporation may be required to reimburse the accepting financial institution for the Corporation's pro rata share of any payment default by the customer. The Corporation applies the same underwriting standards in evaluating the credit risk associated with these instruments as it does in evaluating on-balance sheet instruments.

Mortgage Loans Sold with Recourse -- The Corporation is obligated under recourse provisions related to the sale of residential mortgages to the Federal National Mortgage Association. These mortgages are collateralized by 1-4 family residential homes.

- -------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------

NOTE J -- OFF-BALANCE SHEET ITEMS, COMMITMENTS AND CONTINGENT
          LIABILITIES -- Concluded

All mortgage loans with original loan-to-value ratios exceeding 80% (up to a maximum of 95%) have private mortgage insurance coverage.

Interest Rate Swaps -- These transactions generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying principal amounts. The majority of the interest rate swaps entered into by the Corporation arise when the Corporation acts as an intermediary in arranging these swaps on behalf of its customers, although some swaps are entered into as part of the Corporation's asset/liability management. The Corporation typically acts as a principal in the exchange of interest payments between parties and, therefore, is exposed to loss should one of the parties default. The Corporation performs normal credit reviews on its swap customers and minimizes its exposure to interest rate risk inherent in intermediated swaps by entering into offsetting swap positions that essentially counterbalance each other or by using other hedging techniques to manage risk.

Entering into interest rate swap agreements involves not only credit risk but also the interest rate risk associated with unmatched positions. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. These amounts are derived by estimating the cost, on a present value basis, of replacing at current market rates all those outstanding agreements for which the Corporation would incur a loss in replacing the contract. At December 31, 1993 and 1992, the amount of risk totaled $19,203 and $14,699, respectively.

At December 31, 1993, the notional amount of interest rate swaps where the Corporation acts as an intermediary totaled $1,790,589. The notional amount of interest rate swaps used in asset/liability management was $842,500 at December 31, 1993. Of the $2,633,089 total notional amount, the notional amount of fixed payment agreements totaled $1,331,199 and had a weighted average remaining term of 2.59 years at December 31, 1993. The Corporation was paying interest under these agreements at a weighted average fixed rate of 6.46% and was receiving interest at a weighted average variable rate of 3.52% at December 31, 1993. The notional amount of variable rate payment agreements totaled $1,301,890 and had a weighted average remaining term of 2.92 years at December 31, 1993. The Corporation was paying interest under these agreements at a weighted average variable rate of 3.56% and was receiving interest at a weighted average fixed rate of 5.51% at December 31, 1993.

Interest Rate Caps and Floors -- These instruments are written by the Corporation to enable its customers to transfer, modify, or reduce their interest rate exposure. Credit risk and interest rate risk are managed through the oversight procedures applied to other interest rate contracts, as well as through the purchase of offsetting cap and floor positions. The present value of caps and floors in a profitable position, which represents the credit risk of these instruments, totaled $4,672 at December 31, 1993 and $1,527 at December 31, 1992. At December 31, 1993, the Corporation had purchased $169,499 in interest rate caps and floors as offsetting positions to written caps and floors. The comparable figure for December 31, 1992 was $184,345. The Corporation also had interest rate caps purchased as part of the Corporation's asset/liability management of $415,000 at December 31, 1993 and $15,000 at December 31, 1992.

Commitments to Purchase and Sell Securities, Futures and Forward
Contracts -- These instruments are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise in these transactions through the possible inability of one of the counterparties to meet the terms of the contracts and from movements in interest rates or securities values. Risks associated with these instruments are controlled through offsetting purchase and sell positions, as well as oversight provided by organized exchanges, which determine who may buy and sell such instruments. The present value of futures contracts in a profitable position totaled $18,026 at December 31, 1993 and $6,053 at December 31, 1992.

Net Options Written to Purchase or Sell Securities -- These options give the holder the right to require the Corporation to buy or sell securities at a specified price at some future date within the option period. Interest rate fluctuations constitute the risk associated with these instruments. This risk may be mitigated through the establishment of offsetting purchase positions.

Commitments to Purchase and Sell Foreign Exchange -- As with commitments to sell securities, these future type agreements represent contractual obligations to purchase and sell foreign exchange at some future date for some future price. The potential risks associated with these obligations arise from fluctuations in foreign exchange rates, as well as the potential inability of the counterparty to perform under the contract. These risks are mitigated through the establishment of offsetting sell positions, as well as standard limit and monitoring procedures. Foreign exchange contracts in a profitable position amounted to $12,656 at December 31, 1993 and $18,492 at December 31, 1992.

Foreign Exchange Options -- These agreements represent rights to purchase or sell foreign currency at a predetermined price at a future date. Fluctuations in foreign currency markets, as well as the potential default of the counterparty to an option contract, represent the risks associated with these instruments. Limit and monitoring procedures, along with offsetting positions, serve to control the risk associated with these items. Foreign exchange options purchased, which serve to offset written options, amounted to $12,000 and $12,542 for December 31, 1993 and 1992, respectively.

The subsidiaries of the Corporation are defendants in certain legal proceedings arising in connection with their business. In the opinion of management and general counsel, the ultimate resolution of those proceedings will result in no material adverse effect on the Corporation's financial position and results of operations.

- -------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------

NOTE K -- INCOME TAXES

As of January 1, 1993, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FASB
109), which requires an asset and liability approach to accounting for income taxes. As permitted under FASB 109, prior years' financial statements have not been restated.

The cumulative impact of adopting FASB 109 is a tax benefit of $2,700 or $.02 per fully diluted share, which is reflected in income tax expense for the year ended December 31, 1993. The effect of this change on operating results for 1993, excluding the cumulative effect of changing methods, is not material.

The provision for income taxes is summarized below. Included in these amounts are income taxes related to securities transactions of $7,472, $470 and $3,997 in 1993, 1992 and 1991, respectively. The Corporation made income tax payments totaling $217,716 in 1993, $151,948 in 1992 and $112,386 in 1991.


                                      1993          1992          1991
                                    --------      --------      --------
Currently payable:
 Federal. . . . . . . . . . . .     $209,853      $159,787       $90,221
 Foreign. . . . . . . . . . . .          289           261           641
 State and local. . . . . . . .       11,966        14,667         5,035
                                    --------      --------      --------
     Total currently payable. .      222,108       174,715        95,897
Deferred:
 Federal. . . . . . . . . . . .      (25,828)       (9,631)      (44,171)
 State. . . . . . . . . . . . .         (835)       (2,106)           25
                                    --------      --------      --------
     Total deferred . . . . . .      (26,663)      (11,737)      (44,146)
Deferred investment tax credit
  amortization  . . . . . . . .           --            --          (373)
                                    --------      --------      --------
     Total tax expense. . . . .     $195,445      $162,978       $51,378
                                    ========      ========      ========

The deferred tax provision for 1993 includes a benefit of $2,683 related to the revaluation of the Corporation's net deferred tax asset for the increase in the federal corporate tax rate from 34% to 35% effective January 1, 1993.

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% in 1993 and 34% in 1992 and 1991 to income before taxes were as follows:

                                      1993          1992          1991
                                    --------      --------      --------
Federal income taxes at
  statutory rate . . . . . . . .    $240,639      $202,709       $95,512
State and local income taxes,
  net of federal benefit . . . .       7,235         8,290         3,340
Effect of tax-exempt securities
  interest and other income. . .     (50,817)      (49,783)      (59,165)
Tax reserves . . . . . . . . . .       2,594         2,874         5,903
Goodwill and deposit base
  intangible amortization. . . .         298          (328)        4,541
Other items  . . . . . . . . . .      (4,504)         (784)        1,247
                                    --------      --------      --------
      Total tax expense. . . . .    $195,445      $162,978       $51,378
                                    ========      ========      ========

Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities at December 31, 1993 are as follows:

                                                  Deferred       Deferred
                                                    Tax            Tax
                                                   Assets      Liabilities
                                                  --------     -----------
Allowance for loan losses . . . . . . . . . . .   $146,305
Depreciation. . . . . . . . . . . . . . . . . .         --         $34,674
Lease financing . . . . . . . . . . . . . . . .         --          15,998
Accretion of discounts on securities. . . . . .         --          13,981
Other . . . . . . . . . . . . . . . . . . . . .     43,493          10,382
                                                  --------         -------
     Total deferred taxes . . . . . . . . . . .   $189,798         $75,035
                                                  ========         =======

Management believes that the Corporation will fully realize the net deferred tax asset as of December 31, 1993 based upon the Corporation's refundable taxes from carryback years, as well as its current level of operating income.

The consolidated net deferred income tax asset amounted to $88,877 at December 31, 1992. The components of the provision for deferred income taxes for the years ended December 31, 1992 and 1991 are as follows:

                                                    1992          1991
                                                  --------      ---------
Provision for loan losses . . . . . . . . . . .    $(7,953)     ($31,364)
Bond trading revaluations . . . . . . . . . . .     (7,957)        7,934
Deposit base intangible amortization. . . . . .      1,361        (3,027)
Other . . . . . . . . . . . . . . . . . . . . .      2,812       (17,689)
                                                  --------      ---------
     Total deferred income taxes. . . . . . . .   ($11,737)     ($44,146)
                                                  ========      =========

- -------------------------------------------------------------------------------


NOTE L -- CASH, DIVIDEND AND LOAN RESTRICTIONS

In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993 was approximately $440,055.

Under current Federal Reserve regulations, the banking subsidiaries are also limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the bank's capital, surplus and undivided profits (net assets) after adding back the allowance for loan losses. Based on these limitations, approximately $324,951 was available for loans to the Corporation at December 31, 1993.

- -------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE L -- CASH, DIVIDEND AND LOAN RESTRICTIONS -- Concluded

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries can distribute as dividends to the Corporation in 1994, without the approval of the Comptroller of the Currency, more than $379,411 plus an additional amount equal to the banks' retained net profits for 1994 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $2,146,047 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 1993 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

- --------------------------------------------------------------------------------

NOTE M -- PENSION AND OTHER POSTRETIREMENT BENEFITS

The following table sets forth the funded status of the Corporation's defined benefit pension plan and the amounts recognized in the consolidated statement of condition at December 31.

                                                      1993        1992
                                                    --------    --------
Actuarial present value of accumulated
     benefit obligation:
     Vested . . . . . . . . . . . . . . . . . . . . $303,288    $253,270
     Nonvested. . . . . . . . . . . . . . . . . . .    2,765      34,139
                                                    --------    --------
               Total. . . . . . . . . . . . . . . . $306,053    $287,409
                                                    ========    ========

Actuarial present value of projected benefit
     obligation for service rendered to date. . . .($360,428)  ($307,199)
Plan assets at fair value -- primarily
     listed stocks, fixed income securities and
     collective funds (including Wachovia
     common stock valued at $2,282 in 1992) . . . .  449,853     432,071
                                                     -------    --------
Plan assets in excess of projected
     benefit obligation . . . . . . . . . . . . . .   89,425     124,872
Unrecognized net (gain) loss from past experience
     different from that assumed. . . . . . . . . .    9,685     (22,504)
Unrecognized prior service cost . . . . . . . . . .  (24,091)    (26,588)
Unrecognized transition asset . . . . . . . . . . .  (52,126)    (58,331)
                                                     -------     -------
Pension asset recorded in consolidated
     statement of condition . . . . . . . . . . . .  $22,893    $ 17,449
                                                     =======    ========


Net pension benefit included the following components:

                                         1993         1992         1991
                                       -------      -------      -------
Service cost -- benefits earned
     during the period . . . . . . . . $12,714      $12,502      $11,444
Interest cost on projected benefit
     obligation. . . . . . . . . . . .  24,647       22,411       20,741
Actual return on plan assets . . . . . (39,227)     (25,337)     (68,767)
Net amortization and deferral. . . . .  (3,577)     (16,532)      30,250
                                       -------      -------      -------
Net periodic pension benefit . . . . . $(5,443)     $(6,956)     $(6,332)
                                       =======      =======      =======

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:


                                     1993       1992        1991
                                   --------   --------    --------
Discount rates . . . . . . . . . .   7.5%        8%        8%-9%
Rates of increase in
     compensation levels . . . . .   5.25%      5.25%     5.5%-6.5%
Expected long-term rate
     of return on plan assets. . .     8%        8%        8%-9.5%

The Corporation also sponsors separate unfunded nonqualified pension plans that provide certain officers with defined pension benefits in excess of limits imposed on qualified plans by federal tax law and for certain compensation not covered in the qualified plans. The following table summarizes the plans at December 31.


                                                  1993           1992
                                                --------       --------
Actuarial present value of accumulated
  benefit obligation:
  Vested . . . . . . . . . . . . . . . . . .    $14,287        $14,477
  Nonvested. . . . . . . . . . . . . . . . .     10,544         10,400
                                                -------        -------
            Total. . . . . . . . . . . . . .    $24,831        $24,877
                                                =======        =======
Actuarial present value of projected benefit
  obligation for service rendered to date. .   ($32,129)      ($29,867)
Unrecognized actuarial losses. . . . . . . .      6,129          2,393
Unrecognized transition obligation . . . . .        489            893
Unrecognized prior service cost. . . . . . .       (261)          (666)
                                                -------        -------
Pension liability recorded in consolidated
     statement of condition. . . . . . . . .   ($25,772)      ($27,247)
                                                =======        =======

Net pension cost included the following components:


                                       1993        1992           1991
                                     --------    --------       --------
Service cost -- benefits earned
     during the period . . . . . . .  $  526      $  504         $  441
Interest cost on projected benefit
     obligation. . . . . . . . . . .   2,612       2,704          2,585
Net amortization and deferral. . . .     520       1,073          2,413
                                      ------      ------         ------
Net periodic pension cost. . . . . .  $3,658      $4,281         $5,439
                                      ======      ======         ======

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                       1993        1992            1991
                                     --------    --------        --------
Discount rates . . . . . . . . . . .   7.5%         10%           9%-10%
Rates of increase in
     compensation levels . . . . . .    5%         5%-7%          4.9%-7%

The Corporation also provides supplemental benefits through defined contribution plans designed to encourage participants to save on a regular basis and to provide such participants with deferred compensation and additional performance incentive.
Total expense relating to these plans, which represented the Corporation's matching and discretionary contributions, was $22,767 in 1993, $11,043 in 1992 and $7,248 in 1991. Employee
participants may elect to contribute from 1% to 10% of base salary, with the Corporation matching 50% of each participant's contribution up to a maximum employer contribution of 3% of base salary. The plans provide for additional contributions of up to 3% of salary in accordance with a preestablished formula based

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE M -- PENSION AND OTHER POSTRETIREMENT BENEFITS -- Concluded

on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the board of directors.

During 1992, the employee stock ownership plan (ESOP) of SCNC repaid its outstanding indebtedness of $25,000 with proceeds received from the sale of Wachovia common stock held by the ESOP. Company contributions to the ESOP have been discontinued, and all remaining shares of Wachovia common stock have been allocated to the ESOP participants. Dividends paid on shares held by the ESOP totaled $443 in 1992 and $1,026 in 1991. Interest expense on ESOP debt amounted to $625 in 1992 and $2,259 in 1991. Company contributions and ESOP related expenses in 1991 totaled $1,497 and $2,535, respectively.

The Corporation and its subsidiaries provide certain health care benefits for retired employees. Substantially all of the employees may become eligible for these benefits if they reach normal retirement age while working for the Corporation or its subsidiaries. The benefits are provided through self-insured plans administered by insurance companies whose premiums are based on the claims paid during the year.

On January 1, 1993, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"
(FASB 106), which requires the accrual of nonpension benefits as employees render service. Adoption of FASB 106 increased postretirement benefits expense in 1993 by $5,210 and, on an after-tax basis, reduced net income by $3,235 or $.02 per fully diluted share. In years prior to 1993, the Corporation recognized the cost of providing these retirement benefits by expensing the annual premiums or claims, which were $3,005 in 1992 and $2,271 in 1991.

The liability for postretirement benefits is unfunded. The following table presents the status of the plan as of December 31, 1993.


Accumulated postretirement benefit obligation:
     Retirees. . . . . . . . . . . . . . . . . . . . . .     ($50,043)
     Fully eligible active plan participants . . . . . .       (6,864)
     Other active plan participants. . . . . . . . . . .      (11,646)
                                                             --------
          Total. . . . . . . . . . . . . . . . . . . . .      (68,553)
Unrecognized net loss. . . . . . . . . . . . . . . . . .        3,454
Unrecognized transition obligation . . . . . . . . . . .       59,889
                                                             --------
Accrued postretirement benefit cost. . . . . . . . . . .      $(5,210)
                                                              =======

Net periodic postretirement benefit cost for 1993 includes the following components:

Service cost. . . . . . . . . . . . . . . . . . . . . . .      $  738
Interest cost . . . . . . . . . . . . . . . . . . . . . .       4,953
Amortization of transition obligation over 20 years . . .       3,152
                                                               ------
Net periodic postretirement benefit cost. . . . . . . . .      $8,843
                                                               ======

The annual assumed rate of increase in health care costs for the plan is 14% for 1994 compared with 16% for 1993, and is assumed to decrease gradually to 7% in 2007 and remain at that level there-after. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1993 by $3,637 and the aggregate of the service and interest cost of the net periodic postretirement benefit cost for 1993 by $291. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.


- ----------------------------------------------------------------------------------------------------------------------------------
NOTE N -- SELECTED INCOME STATEMENT INFORMATION

The components of other operating income and expense for the three years ended
December 31, 1993 were as follows:

                                                              1993           1992             1991
                                                           --------        --------        --------
Other operating income:
     Insurance premiums and commissions . . . . . . . . .  $ 11,847        $ 15,002        $ 12,819
     Bankers' acceptance and letter of credit fees. . . .    19,668          20,141          14,232
     Other service charges and fees . . . . . . . . . . .    48,915          44,585          42,108
     Other income . . . . . . . . . . . . . . . . . . . .    37,315          16,619          13,094
                                                           --------        --------        --------
               Total other operating income . . . . . . .  $117,745        $ 96,347        $ 82,253
                                                           ========        ========        ========
Other operating expense:
     Postage and delivery . . . . . . . . . . . . . . . .  $ 38,160        $ 37,036        $ 38,188
     Outside data processing, programming and software. .    38,613          33,082          30,671
     Stationery and supplies. . . . . . . . . . . . . . .    25,344          26,342          28,507
     Advertising and sales promotion. . . . . . . . . . .    38,141          27,911          22,139
     Professional services. . . . . . . . . . . . . . . .    17,144          18,412          25,786
     Travel and business promotion. . . . . . . . . . . .    15,563          13,578          13,641
     FDIC insurance and regulatory examinations . . . . .    53,663          53,970          49,629
     Check clearing and other bank services . . . . . . .    10,159          10,391          11,334
     Amortization of intangible assets. . . . . . . . . .    28,001          34,423          51,756
     Foreclosed property expense. . . . . . . . . . . . .     7,654           9,755          15,655
     Other expense. . . . . . . . . . . . . . . . . . . .   105,798         109,340         109,424
                                                           --------        --------        --------
               Total other operating expense. . . . . . .  $378,240        $374,240        $396,730
                                                           ========        ========        ========
- ------------------------------------------------------------------------------------------------------------------------------------


WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands

- -----------------------------------------------------------------------------------------------------------------------------------
NOTE O -- EARNINGS PER SHARE                                                                         Year Ended December 31
                                                                                                 ----------------------------------
                                                                                                   1993        1992         1991
                                                                                                 --------    --------    ----------
Primary (thousands, except per share)
- -------
Average common shares outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     172,273     170,763      169,841
Dilutive common stock options -- based on treasury stock method using average market price  .       1,594       1,738        1,518
Dilutive common stock awards -- based on treasury stock method using average market price . .          74         140          122
                                                                                                 --------    --------     --------
Average primary shares outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     173,941     172,641      171,481
                                                                                                 ========    ========     ========
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $492,095    $433,225     $229,540
                                                                                                 ========    ========     ========
Per share amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   2.83    $   2.51     $   1.34

Fully Diluted (thousands, except per share)
- -------------
Average common shares outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     172,273     170,763      169,841
Dilutive common stock options -- based on treasury stock method using period-end market
     price if higher than average market price  . . . . . . . . . . . . . . . . . . . . . . .       1,594       1,975        1,901
Dilutive common stock awards -- based on treasury stock method using period-end market
     price if higher than average market price  . . . . . . . . . . . . . . . . . . . . . . .          77         140          150
Convertible long-term debt assumed converted  . . . . . . . . . . . . . . . . . . . . . . . .       1,254       2,634        3,326
                                                                                                 --------    --------     --------
Average fully diluted shares outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . .     175,198     175,512      175,218
                                                                                                 ========    ========     ========
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $492,095    $433,225     $229,540
Add interest on convertible long-term debt, after taxes . . . . . . . . . . . . . . . . . . .         937       1,777        2,218
                                                                                                 --------    --------     --------
Adjusted net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $493,032    $435,002     $231,758
                                                                                                 ========    ========     ========
Per share amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   2.81    $   2.48     $   1.32
- -----------------------------------------------------------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Concluded

$ in thousands
- ------------------------------------------------------------------------------------------------------------------------------------
NOTE P -- WACHOVIA CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

The following is a condensed statement of financial condition of the parent company at December 31.

                                                                     1993          1992
                                                                  ---------     ----------
Assets
- ------
Cash on demand deposit with bank subsidiary . . . . . . .        $       13     $       46
Interest-bearing bank balances
     with bank subsidiaries   . . . . . . . . . . . . . .            77,883         23,850
Investment securities . . . . . . . . . . . . . . . . . .             8,510          1,021
Demand loans to nonbank subsidiaries  . . . . . . . . . .           671,502        421,945
Capital notes receivable from
     bank subsidiaries  . . . . . . . . . . . . . . . . .           375,000        275,000
Loan participation with nonbank subsidiary  . . . . . . .            25,000         25,000
Current amount due from subsidiaries  . . . . . . . . . .             2,086          1,675
Investments in:
     Bank and bank holding company subsidiaries   . . . .         2,953,323      2,730,611
     Nonbank subsidiaries   . . . . . . . . . . . . . . .            58,872          6,676
Other assets      . . . . . . . . . . . . . . . . . . . .            35,149          3,407
                                                                 ----------     ----------
          Total assets  . . . . . . . . . . . . . . . . .        $4,207,338     $3,489,231
                                                                 ==========     ==========
Liabilities and Shareholders' Equity
- ------------------------------------
Parent company commercial paper . . . . . . . . . . . . .        $  589,178     $  386,618
Subordinated capital notes, net of
     discount of $4,286 and $2,778 in
     1993 and 1992, respectively  . . . . . . . . . . . .           545,714        297,222
Demand loans from bank and bank
     holding company subsidiaries   . . . . . . . . . . .            33,571          4,856
Demand loan from nonbank subsidiary                                      --         17,020
Other liabilities . . . . . . . . . . . . . . . . . . . .            20,928          8,748
Shareholders' equity  . . . . . . . . . . . . . . . . . .         3,017,947      2,774,767
                                                                 ----------     ----------
          Total liabilities and
                 shareholders' equity . . . . . . . . . .        $4,207,338     $3,489,231
                                                                 ==========     ==========

The operating results of the parent company for the three years ended December 31, 1993 are shown below.


                                                                      1993            1992          1991
                                                                    --------       --------       --------
Income
- ------
Dividends from:
     Bank and bank holding company
          subsidiaries  . . . . . . . . . . . . . . . . .           $186,493       $302,267       $187,447
     Nonbank subsidiaries   . . . . . . . . . . . . . . .              5,218             --             --
Interest from subsidiaries  . . . . . . . . . . . . . . .             39,968         14,461         14,072
Other interest income . . . . . . . . . . . . . . . . . .                152             54             10
Other income      . . . . . . . . . . . . . . . . . . . .             21,243         16,833         12,394
                                                                    --------       --------       --------
           Total income . . . . . . . . . . . . . . . . .            253,074        333,615        213,923
Expense
- -------
Interest on short-term
     borrowed funds   . . . . . . . . . . . . . . . . . .             14,692         14,096         14,201
Interest on long-term debt  . . . . . . . . . . . . . . .             32,580          1,167             --
Interest paid to subsidiaries . . . . . . . . . . . . . .              1,096            914          3,329
Other expense     . . . . . . . . . . . . . . . . . . . .             21,367         14,246         12,529
                                                                    --------       --------       --------
           Total expense  . . . . . . . . . . . . . . . .             69,735         30,423         30,059
Income before income taxes and
     equity in undistributed net income
     of subsidiaries  . . . . . . . . . . . . . . . . . .            183,339        303,192        183,864
Applicable income taxes (benefit) . . . . . . . . . . . .             (3,423)           253           (230)
                                                                    --------       --------       --------
Income before equity in undistributed
     net income of subsidiaries   . . . . . . . . . . . .            186,762        302,939        184,094
Equity in undistributed net
     income of subsidiaries   . . . . . . . . . . . . . .            305,333        130,286         45,446
                                                                    --------       --------       --------
           Net income . . . . . . . . . . . . . . . . . .           $492,095       $433,225       $229,540
                                                                    ========       ========       ========



The cash flows for the parent company for the three years ended December 31, 1993 were as follows:

                                                                     1993           1992           1991
                                                                  ---------      ---------      ----------
Operating Activities
- --------------------
Net income        . . . . . . . . . . . . . . . . . . . .         $ 492,095      $ 433,225      $  229,540
Adjustments to reconcile net income:
     Deferred income taxes  . . . . . . . . . . . . . . .            (3,491)            98             (60)
     Net change in refundable or
          accrued income taxes  . . . . . . . . . . . . .            (7,517)            70             156
     (Increase) decrease in accrued
          interest receivable   . . . . . . . . . . . . .              (266)          (595)            172
     Increase (decrease) in accrued
          interest payable  . . . . . . . . . . . . . . .             2,735            984            (128)
     Net change in other accrued and
          deferred income and expense   . . . . . . . . .             1,739         (2,868)          5,479
     Equity in undistributed net
          income of subsidiaries  . . . . . . . . . . . .          (305,333)      (130,286)        (45,446)
                                                                  ---------      ---------      ----------
          Net cash provided by operations . . . . . . . .           179,962        300,628         189,713

Investing Activities
- --------------------
Net increase in interest-bearing
     bank balances  . . . . . . . . . . . . . . . . . . .           (54,033)        (4,873)        (18,977)
Net decrease in resale agreements
     with bank subsidiary   . . . . . . . . . . . . . . .                --             --           2,800
Purchases of investment securities  . . . . . . . . . . .              (712)          (385)           (740)
Sales and maturities of investment
     securities   . . . . . . . . . . . . . . . . . . . .                49             --             730
Investment in loan participation  . . . . . . . . . . . .                --             --         (25,000)
Net increase in demand loans to
     nonbank subsidiaries   . . . . . . . . . . . . . . .          (249,557)       (86,675)        (94,026)
Capital notes issued to bank subsidiaries . . . . . . . .          (100,000)      (275,000)             --
Net (increase) decrease in other assets . . . . . . . . .            (4,991)          (638)          6,415
Equity investment in subsidiaries . . . . . . . . . . . .            (1,940)      (134,046)         (2,132)
                                                                  ---------      ---------      ----------
          Net cash used by investing
                 activities . . . . . . . . . . . . . . .          (411,184)      (501,617)       (130,930)

Financing Activities
- --------------------
Net increase (decrease) in demand
     loans from subsidiaries.   . . . . . . . . . . . . .            53,239         (9,279)        (14,870)
Net increase in commercial paper  . . . . . . . . . . . .           202,560         78,453          91,647
Proceeds from long-term debt  . . . . . . . . . . . . . .           248,075        297,222              --
Payments on long-term debt  . . . . . . . . . . . . . . .              (335)            --              --
Increase (decrease) in other liabilities  . . . . . . . .            (7,000)         7,000              --
Issuance of stock . . . . . . . . . . . . . . . . . . . .            24,961         29,717          16,462
Dividend payments . . . . . . . . . . . . . . . . . . .            (191,488)      (170,756)       (150,730)
Common stock repurchased  . . . . . . . . . . . . . . . .           (98,804)       (31,197)         (1,215)
Other equity transactions . . . . . . . . . . . . . . . .               (19)          (186)            (21)
                                                                  ---------      ---------      ----------
          Net cash provided (used)
                 by financing activities  . . . . . . . .           231,189        200,974         (58,727)
                                                                  ---------      ---------      ----------
Increase (decrease) in cash . . . . . . . . . . . . . . .               (33)           (15)             56
Cash at beginning of year . . . . . . . . . . . . . . . .                46             61               5
                                                                  ---------      ---------      ----------

Cash at end of year . . . . . . . . . . . . . . . . . . .         $      13      $      46      $       61
                                                                  =========      =========      ==========

Noncash investing and financing
     activities:
     Common stock issued upon
          conversion of long-term debt  . . . . . . . . .         $  16,437      $   4,551      $   10,268
     Common stock issued in bank
          acquisitions  . . . . . . . . . . . . . . . . .                --             --           3,928


On March 31, 1993, Wachovia Corporation of North Carolina
and Wachovia Corporation of Georgia were merged into Wachovia
Corporation. The assets and liabilities of these second tier holding companies which were merged into the Wachovia Corporation
parent company totaled $28,506 and $26,192, respectively.
- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES (thousands)

                                                                                 1993                       1992
                                                                        ---------------------      ---------------------
                                                                           Amount         %          Amount           %
                                                                        ----------      -----      ---------        ----
ASSETS
Loans -- net of unearned income:
   Commercial   . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 6,198,159       18.5     $ 5,867,310       18.4
   Tax-exempt   . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,890,337        5.6       1,997,998        6.3
                                                                       -----------      -----     -----------      -----
       Total commercial . . . . . . . . . . . . . . . . . . . . . . .    8,088,496       24.1       7,865,308       24.7
   Direct retail  . . . . . . . . . . . . . . . . . . . . . . . . . .      684,679        2.0         687,556        2.2
   Indirect retail  . . . . . . . . . . . . . . . . . . . . . . . . .    2,245,115        6.7       2,006,442        6.3
   Credit card  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,591,207        7.7       1,774,342        5.6
   Other revolving credit   . . . . . . . . . . . . . . . . . . . . .      328,075        1.0         322,768        1.0
                                                                       -----------      -----     -----------      -----
       Total retail . . . . . . . . . . . . . . . . . . . . . . . . .    5,849,076       17.4       4,791,108       15.1
   Construction   . . . . . . . . . . . . . . . . . . . . . . . . . .      470,465        1.4         519,971        1.7
   Commercial mortgages . . . . . . . . . . . . . . . . . . . . . . .    3,147,293        9.4       3,063,395        9.6
   Residential mortgages. . . . . . . . . . . . . . . . . . . . . . .    3,779,444       11.2       3,602,157       11.3
                                                                       -----------      -----     -----------      -----
       Total real estate  . . . . . . . . . . . . . . . . . . . . . .    7,397,202       22.0       7,185,523       22.6
   Lease financing  . . . . . . . . . . . . . . . . . . . . . . . . .      135,355         .4         118,209         .3
   Foreign  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       76,212         .2          72,347         .2
                                                                       -----------      -----     -----------      -----
       Total loans  . . . . . . . . . . . . . . . . . . . . . . . . .   21,546,341       64.1      20,032,495       62.9

Investment securities:
   State and municipal  . . . . . . . . . . . . . . . . . . . . . . .      688,799        2.1         780,426        2.5
   Other investments  . . . . . . . . . . . . . . . . . . . . . . . .    6,350,557       18.9       5,420,655       17.0
                                                                       -----------      -----     -----------      -----
       Total investment securities  . . . . . . . . . . . . . . . . .    7,039,356       21.0       6,201,081       19.5

Interest-bearing bank balances  . . . . . . . . . . . . . . . . . . .       78,297         .2         301,568        1.0
Federal funds sold and securities purchased under resale agreements .      394,959        1.2         483,679        1.5
Trading account assets  . . . . . . . . . . . . . . . . . . . . . . .      721,111        2.1       1,078,370        3.4
                                                                       -----------      -----     -----------      -----
       Total interest-earning assets  . . . . . . . . . . . . . . . .   29,780,064       88.6      28,097,193       88.3

Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . .    2,368,237        7.0       2,370,379        7.4
Premises and equipment  . . . . . . . . . . . . . . . . . . . . . . .      468,218        1.4         444,957        1.4
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,411,152        4.2       1,294,825        4.1
Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . .     (398,697)      (1.2)       (375,762)      (1.2)
                                                                       -----------      -----     -----------      -----
       Total assets . . . . . . . . . . . . . . . . . . . . . . . . .  $33,628,974      100.0     $31,831,592      100.0
                                                                       ===========      =====     ===========      =====

LIABILITIES AND SHAREHOLDERS' EQUITY
Time deposits in domestic offices:
   Interest-bearing demand  . . . . . . . . . . . . . . . . . . . . .  $ 3,219,413        9.6     $ 2,842,853        8.9
   Savings and money market savings   . . . . . . . . . . . . . . . .    5,997,750       17.8       5,826,317       18.3
   Savings certificates   . . . . . . . . . . . . . . . . . . . . . .    5,595,225       16.6       6,197,779       19.5
   Large denomination certificates  . . . . . . . . . . . . . . . . .    1,739,831        5.2       2,593,675        8.2
                                                                       -----------      -----     -----------       ----
       Total time deposits in domestic offices  . . . . . . . . . . .   16,552,219       49.2      17,460,624       54.9

Time deposits in foreign offices  . . . . . . . . . . . . . . . . . .      466,571        1.4         423,069        1.3
                                                                       -----------      -----     -----------       ----
       Total interest-bearing deposits  . . . . . . . . . . . . . . .   17,018,790       50.6      17,883,693       56.2
Federal funds purchased and securities sold under repurchase
   agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,944,864       11.7       3,110,737        9.8
Commercial paper  . . . . . . . . . . . . . . . . . . . . . . . . . .      485,889        1.5         469,120        1.5
Other short-term borrowed funds . . . . . . . . . . . . . . . . . . .      972,008        2.9       1,381,713        4.3
                                                                       -----------      -----     -----------       ----
       Total short-term borrowed funds  . . . . . . . . . . . . . . .    5,402,761       16.1       4,961,570       15.6
Bank notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,535,750        4.6         272,688         .9
Other long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .      537,852        1.6         175,940         .5
                                                                       -----------      -----     -----------       ----
       Total long-term debt . . . . . . . . . . . . . . . . . . . . .    2,073,602        6.2         448,628        1.4
                                                                       -----------      -----     -----------       ----
       Total interest-bearing liabilities . . . . . . . . . . . . . .   24,495,153       72.9      23,293,891       73.2

Other deposits:
   Demand in domestic offices   . . . . . . . . . . . . . . . . . . .    5,277,509       15.7       4,853,925       15.2
   Demand in foreign offices  . . . . . . . . . . . . . . . . . . . .        5,516         .0           5,759         .0
   Noninterest-bearing time in domestic offices   . . . . . . . . . .       71,577         .2          87,358         .3
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .      907,111        2.7         994,263        3.1
Shareholders' equity  . . . . . . . . . . . . . . . . . . . . . . . .    2,872,108        8.5       2,596,396        8.2
                                                                        ----------      -----     -----------       ----
       Total liabilities and shareholders' equity . . . . . . . . . .  $33,628,974      100.0     $31,831,592      100.0
                                                                       ===========      =====     ===========      =====
TOTAL DEPOSITS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  $22,373,392                $22,830,735


                1991                    1990                    1989                        1988                     Five-Year
      -----------------------     -----------------        ---------------------      ----------------------         Compound
       Amount           %         Amount        %          Amount            %          Amount          %            Growth Rate
       ---------      ------      ---------   -----        ---------        ----       ---------         ----        -----------

     $ 6,112,621        19.1    $ 6,023,033    19.8      $ 6,247,505        22.0     $ 5,680,865         22.5             1.8%
       2,070,612         6.4      2,114,022     6.9        1,662,497         5.9       1,187,976          4.7             9.7
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
       8,183,233        25.5      8,137,055    26.7        7,910,002        27.9       6,868,841         27.2             3.3
         757,865         2.4        830,280     2.7          907,513         3.2         935,643          3.7            (6.1)
       1,991,185         6.2      2,000,545     6.6        1,913,786         6.8       1,933,935          7.7             3.0
       1,558,929         4.9      1,422,072     4.7        1,242,990         4.4       1,155,136          4.6            17.5
         299,301          .9        288,156      .9          268,283          .9         253,784          1.0             5.3
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
       4,607,280        14.4      4,541,053    14.9        4,332,572        15.3       4,278,498         17.0             6.5
       1,020,690         3.2      1,225,283     4.0        1,213,174         4.3       1,085,936          4.3           (15.4)
       2,912,517         9.1      2,740,395     9.0        2,275,530         8.0       1,333,595          5.3            18.7
       3,653,410        11.4      3,212,427    10.5        2,617,306         9.2       2,504,067          9.9             8.6
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
       7,586,617        23.7      7,178,105    23.5        6,106,010        21.5       4,923,598         19.5             8.5
         124,519          .4        144,041      .5          157,820          .6         158,138           .6            (3.1)
          86,968          .2         80,223      .3           97,202          .3         126,315           .5            (9.6)
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
      20,588,617        64.2     20,080,477    65.9       18,603,606        65.6      16,355,390         64.8             5.7

         877,991         2.7        948,192     3.1          994,475         3.5       1,025,975          4.1            (7.7)
       4,904,993        15.3      3,930,476    12.9        3,306,723        11.7       2,919,901         11.5            16.8
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
       5,782,984        18.0      4,878,668    16.0        4,301,198        15.2       3,945,876         15.6            12.3

         416,103         1.3        604,162     2.0          617,461         2.2         682,097          2.7           (35.1)
         597,354         1.9        479,735     1.6          717,746         2.5         508,432          2.0            (4.9)
         974,621         3.0        739,268     2.4          474,634         1.7         311,991          1.2            18.2
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
      28,359,679        88.4     26,782,310    87.9       24,714,645        87.2      21,803,786         86.3             6.4

       2,486,267         7.8      2,702,272     8.9        2,680,681         9.4       2,594,132         10.3            (1.8)
         432,908         1.4        419,958     1.4          409,614         1.4         393,616          1.6             3.5
       1,061,906         3.3        807,485     2.6          752,362         2.7         663,063          2.6            16.3
        (295,891)        (.9)      (243,069)    (.8)        (210,390)        (.7)       (204,404)         (.8)           14.3
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
     $32,044,869       100.0    $30,468,956   100.0      $28,346,912       100.0     $25,250,193        100.0             5.9
     ===========      ======    ===========   =====      ===========       =====     ===========        =====

     $ 2,354,780         7.3    $ 2,092,729     6.9      $ 1,840,259         6.5     $ 1,710,145          6.8            13.5
       5,314,432        16.6      4,876,599    16.0        4,508,380        15.9       4,527,409         17.9             5.8
       6,862,392        21.4      5,998,805    19.7        5,248,099        18.5       4,382,926         17.4             5.0
       3,102,496         9.7      3,126,103    10.2        4,465,825        15.8       3,001,757         11.9           (10.3)
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
      17,634,100        55.0     16,094,236    52.8       16,062,563        56.7      13,622,237         54.0             4.0
         289,722          .9        489,044     1.6          547,517         1.9         576,019          2.3            (4.1)
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
      17,923,822        55.9     16,583,280    54.4       16,610,080        58.6      14,198,256         56.3             3.7
       3,498,869        10.9      3,876,762    12.7        3,655,028        12.9       3,317,201         13.1             3.5
         348,125         1.1        365,369     1.2          284,677         1.0         259,229          1.0            13.4
       2,233,271         7.0      1,988,614     6.6          336,666         1.2         263,565          1.1            29.8
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
       6,080,265        19.0      6,230,745    20.5        4,276,371        15.1       3,839,995         15.2             7.1
              --          --             --      --               --          --              --            -
         177,623          .6        177,436      .6          229,588          .8         283,941          1.1            13.6
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
         177,623          .6        177,436      .6          229,588          .8         283,941          1.1            48.8
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
      24,181,710        75.5     22,991,461    75.5       21,116,039        74.5      18,322,192         72.6             6.0

       4,519,407        14.1      4,562,568    15.0        4,539,305        16.0       4,595,912         18.2             2.8
           7,213          .0          7,208      .0            7,219          .0           8,402           .0            (8.1)
          68,801          .2         49,698      .2           39,149          .2          26,960           .1            21.6
         806,206         2.5        620,568     2.0          602,537         2.1         504,710          2.0            12.4
       2,461,532         7.7      2,237,453     7.3        2,042,663         7.2       1,792,017          7.1             9.9
     -----------      ------    -----------   -----      -----------       -----     -----------        -----
     $32,044,869       100.0    $30,468,956   100.0      $28,346,912       100.0     $25,250,193        100.0             5.9
     ===========      ======    ===========   =====      ===========       =====     ===========        =====
     $22,519,243                $21,202,754              $21,195,753                 $18,829,530                          3.5

                                      55

WACHOVIA CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATIONS (thousands)


                                                          1993                          1992
                                                  --------------------          --------------------
                                                    Amount         %             Amount          %
                                                  ----------    ------          ----------     -----
INTEREST INCOME . . . . . . . . . . . . . . . .   $2,122,837      77.2          $2,222,078      80.0

INTEREST EXPENSE. . . . . . . . . . . . . . . .      839,012      30.5             967,028      34.8
                                                  ----------      ----          ----------      ----

NET INTEREST INCOME . . . . . . . . . . . . . .    1,283,825      46.7           1,255,050      45.2
Provision for loan losses . . . . . . . . . . .       92,652       3.4             119,420       4.3
                                                  ----------      ----          ----------      ----
Net interest income after provision for loan
     losses . . . . . . . . . . . . . . . . . .    1,191,173      43.3           1,135,630      40.9

OTHER INCOME

Service charges on deposit accounts . . . . . .      202,885       7.4             189,537       6.8
Fees for trust services . . . . . . . . . . . .      120,030       4.4             109,504       3.9
Credit card income. . . . . . . . . . . . . . .      101,780       3.7              78,068       2.8
Mortgage fee income . . . . . . . . . . . . . .       39,101       1.4              40,078       1.5
Trading account profits (losses). . . . . . . .       13,103        .5             (11,542)      (.4)
Student loan servicing. . . . . . . . . . . . .        5,535        .2              33,250       1.2
Other operating income. . . . . . . . . . . . .      117,745       4.2              96,347       3.5
                                                  ----------      ----          ----------      ----
               Total other operating revenue. .      600,179      21.8             535,242      19.3
Gain on sale of subsidiary. . . . . . . . . . .        8,030        .3              19,486        .7
Investment securities gains . . . . . . . . . .       19,394        .7               1,497        .0
                                                  ----------      ----          ----------      ----
               Total other income . . . . . . .      627,603      22.8             556,225      20.0

OTHER EXPENSE

Salaries. . . . . . . . . . . . . . . . . . . .      455,621      16.6             451,193      16.2
Employee benefits . . . . . . . . . . . . . . .      113,059       4.1              88,630       3.2
                                                  ----------      ----          ----------      ----
               Total personnel expense. . . . .      568,680      20.7             539,823      19.4
Net occupancy expense . . . . . . . . . . . . .       82,070       3.0              80,673       2.9
Equipment expense . . . . . . . . . . . . . . .      102,246       3.7             100,916       3.6
Other operating expense . . . . . . . . . . . .      378,240      13.7             374,240      13.5
                                                  ----------      ----          ----------      ----
               Total other expense. . . . . . .    1,131,236      41.1           1,095,652      39.4

Income before income taxes. . . . . . . . . . .      687,540      25.0             596,203      21.5
Applicable income taxes (2) . . . . . . . . . .      195,445       7.1             162,978       5.9
                                                  ----------      ----          ----------      ----

NET INCOME. . . . . . . . . . . . . . . . . . .   $  492,095      17.9          $  433,225      15.6
                                                  ==========      ====          ==========      ====

Net income per common share:
     Primary. . . . . . . . . . . . . . . . . .   $     2.83                    $     2.51
     Fully diluted. . . . . . . . . . . . . . .   $     2.81                    $     2.48

Cash dividends paid per common share. . . . . .   $    1.110                    $    1.000

Average shares outstanding:
     Primary (3). . . . . . . . . . . . . . . .      173,941                       172,641
     Fully diluted (4). . . . . . . . . . . . .      175,198                       175,512


(1) Percentages reflected above are based on total income (interest plus other).
(2) Income taxes applicable to securities transactions were as follows: 1993 -- $7,472; 1992 -- $470; 1991 -- $3,997; 1990 -- $2,379; 1989 -- $2,903; and
    1988 -- $1,997.
(3) Average primary shares outstanding include common equivalent shares as follows: 1993 -- 1,668; 1992 -- 1,878; 1991 -- 1,640; 1990 -- 828;
    1989 -- 860; and 1988 -- 601.
(4) Average fully diluted shares outstanding include dilutive common stock options and awards and convertible long-term debt as follows: 1993 -- 2,925; 1992 -- 4,749; 1991 -- 5,377; 1990 -- 4,662; 1989 -- 5,178; and
    1988 -- 8,702.


        1991                      1990                       1989                        1988                 Five-Year
- ---------------------     --------------------       --------------------        --------------------         Compound
  Amount          %         Amount         %           Amount         %            Amount         %          Growth Rate
- ----------     ------     ----------     -----       ----------     -----        ----------     -----       -------------

$2,637,015     84.0       $2,748,644      85.5       $2,672,653      86.4        $2,200,173     85.5              (.7%)

 1,467,849     46.8        1,684,114      52.4        1,672,856      54.1         1,244,382     48.4             (7.6)
- ----------     ----       ----------     -----       ----------     -----        ----------     ----

 1,169,166     37.2        1,064,530      33.1          999,797      32.3           955,791     37.1              6.1
   293,000      9.3          142,992       4.4           86,531       2.8            78,110      3.0              3.5
- ----------     ----       ----------     -----       ----------     -----        ----------     ----
   876,166     27.9          921,538      28.7          913,266      29.5           877,681     34.1              6.3


   170,827      5.4          155,808       4.8          136,620       4.4           126,146      4.9             10.0
   102,665      3.3           99,572       3.1          101,072       3.3            87,959      3.4              6.4
    62,814      2.0           55,202       1.7           50,092       1.6            45,243      1.8             17.6
    28,608       .9           20,741        .6           16,003        .5            16,260       .7             19.2
    11,541       .4           11,637        .4            7,510        .2             7,293       .3             12.4
    31,470      1.0           29,841        .9           27,230        .9            23,915       .9            (25.4)
    82,253      2.6           86,051       2.8           73,290       2.4            59,649      2.3             14.6
- ----------     ----       ----------     -----       ----------     -----        ----------     ----
   490,178     15.6          458,852      14.3          411,817      13.3           366,465     14.3             10.4
        --       --               --        --               --        --                --       --
    11,091       .4            6,218        .2            7,625        .3             5,213       .2             30.1
- ----------     ----       ----------     -----       ----------     -----        ----------     ----
   501,269     16.0          465,070      14.5          419,442      13.6           371,678     14.5             11.0


   443,273     14.1          413,592      12.9          403,888      13.1           379,169     14.8              3.7
    81,216      2.6           73,881       2.3           81,110       2.6            77,804      3.0              7.8
- ----------     ----       ----------     -----       ----------     -----        ----------     ----
   524,489     16.7          487,473      15.2          484,998      15.7           456,973     17.8              4.5
    75,729      2.4           71,402       2.2           64,044       2.1            60,599      2.4              6.3
    99,569      3.2           98,042       3.0          101,101       3.3            98,925      3.8               .7
   396,730     12.7          295,367       9.3          266,747       8.6           247,662      9.6              8.8
- ----------     ----       ----------     -----       ----------     -----        ----------     ----
 1,096,517     35.0          952,284      29.7          916,890      29.7           864,159     33.6              5.5

   280,918      8.9          434,324      13.5          415,818      13.4           385,200     15.0             12.3
    51,378      1.6           88,647       2.7           87,669       2.8            86,434      3.4             17.7
- ----------     ----       ----------     -----       ----------     -----        ----------     ----

$  229,540      7.3       $  345,677      10.8       $  328,149      10.6        $  298,766     11.6             10.5
==========     ====       ==========     =====       ==========     =====        ==========     ====

$     1.34                $     2.05                 $     1.95                  $     1.82                       9.2
$     1.32                $     2.02                 $     1.92                  $     1.77                       9.7

$     .920                $     .820                 $     .697                  $     .584                      13.7


   171,481                   168,888                    168,268                     164,266                       1.2
   175,218                   172,722                    172,586                     172,366                        .3

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME --TAXABLE EQUIVALENT (thousands)

                                                                                1993                   1992
                                                                         ------------------     ------------------
                                                                           AMOUNT       %         AMOUNT       %
                                                                         ----------   -----     ----------   -----
INTEREST INCOME

Loans:
  Commercial...........................................................  $  327,729    14.8     $  349,868    15.2
  Tax-exempt...........................................................     171,163     7.7        173,158     7.5
                                                                         ----------   -----     ----------   -----
          Total commercial.............................................     498,892    22.5        523,026    22.7
  Direct retail........................................................      59,455     2.7         77,850     3.4
  Indirect retail......................................................     189,143     8.5        191,594     8.3
  Credit card..........................................................     304,502    13.7        257,885    11.2
  Other revolving credit...............................................      36,580     1.6         37,538     1.6
                                                                         ----------   -----     ----------   -----
          Total retail.................................................     589,680    26.5        564,867    24.5
  Construction.........................................................      35,034     1.6         40,441     1.8
  Commercial mortgages.................................................     232,688    10.5        243,861    10.6
  Residential mortgages................................................     305,965    13.8        320,363    13.9
                                                                         ----------   -----     ----------   -----
          Total real estate............................................     573,687    25.9        604,665    26.3
  Lease financing......................................................      12,051      .5         11,830      .5
  Foreign..............................................................       3,318      .1          3,760      .2
                                                                         ----------   -----     ----------   -----
          Total loans..................................................   1,677,628    75.5      1,708,148    74.2
Investment securities:
  State and municipal..................................................      85,854     3.8         96,649     4.2
  Other investments....................................................     414,485    18.7        406,274    17.7
                                                                         ----------   -----     ----------   -----
          Total investment securities..................................     500,339    22.5        502,923    21.9
Interest-bearing bank balances.........................................       2,905      .1         12,772      .6
Federal funds sold and securities purchased under resale agreements....      12,433      .6         17,038      .7
Trading account assets.................................................      28,433     1.3         60,444     2.6
                                                                         ----------   -----     ----------   -----
          Total interest income........................................   2,221,738   100.0      2,301,325   100.0

INTEREST EXPENSE

Interest-bearing demand................................................      60,433     2.7         72,548     3.1
Savings and money market savings.......................................     151,748     6.8        189,699     8.2
Savings certificates...................................................     240,795    10.8        324,063    14.1
Large denomination certificates........................................      90,101     4.1        148,931     6.5
                                                                         ----------   -----     ----------   -----
          Total time deposits in domestic offices......................     543,077    24.4        735,241    31.9
Time deposits in foreign offices.......................................      14,503      .7         15,646      .7
                                                                         ----------   -----     ----------   -----
          Total time deposits..........................................     557,580    25.1        750,887    32.6
Federal funds purchased and securities sold under repurchase
  agreements...........................................................     127,580     5.8        115,939     5.1
Commercial paper.......................................................      14,693      .7         16,629      .7
Other short-term borrowed funds........................................      31,574     1.4         58,420     2.5
                                                                         ----------   -----     ----------   -----
          Total short-term borrowed funds..............................     173,847     7.9        190,988     8.3
Bank notes.............................................................      69,785     3.1         13,183      .6
Other long-term debt...................................................      37,800     1.7         11,970      .5
                                                                         ----------   -----     ----------   -----
          Total long-term debt.........................................     107,585     4.8         25,153     1.1
                                                                         ----------   -----     ----------   -----
          Total interest expense.......................................     839,012    37.8        967,028    42.0
                                                                         ----------   -----     ----------   -----
NET INTEREST INCOME....................................................  $1,382,726    62.2     $1,334,297    58.0
                                                                         ==========   =====     ==========   =====

Percentage of interest-earning assets:
  Interest income......................................................        7.46%                  8.19%
  Interest expense.....................................................        2.82                   3.44
                                                                               ----                   ----
          Net interest income..........................................        4.64%                  4.75%
                                                                               ====                   ====

Taxable equivalent adjustment included in interest income:
  Loans................................................................  $   50,178             $   44,760
  Investment securities................................................      46,613                 33,787
  Trading account assets...............................................       2,110                    700
                                                                         ----------             ----------

          Total (2)....................................................  $   98,901             $   79,247
                                                                         ==========             ==========

(1) Percentages reflected above are based on total interest income.
(2) The taxable equivalent adjustment for 1993 reflects the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense; the taxable equivalent adjustments for prior years reflect the federal income tax rate of 34%.

         1991                 1990                 1989                   1988           FIVE-YEAR
  ------------------   ------------------   ------------------     ------------------    COMPOUND
    AMOUNT       %       AMOUNT       %       AMOUNT       %         AMOUNT       %     GROWTH RATE
  ----------   -----   ----------   -----   ----------   -----     ----------   -----   -----------
  $  502,100    18.4   $  596,227    20.9   $  674,211    24.3     $  538,825    23.5      (9.5%)
     206,099     7.5      230,049     8.0      197,015     7.1        139,745     6.1       4.1
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
     708,199    25.9      826,276    28.9      871,226    31.4        678,570    29.6      (6.0)
      97,655     3.6      110,423     3.9      122,358     4.4        122,167     5.3     (13.4)
     209,985     7.7      225,582     7.9      221,218     8.0        215,341     9.4      (2.6)
     259,773     9.5      240,709     8.4      213,320     7.7        203,256     8.9       8.4
      38,106     1.4       39,567     1.4       37,713     1.4         32,571     1.4       2.3
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
     605,519    22.2      616,281    21.6      594,609    21.5        573,335    25.0        .6
      95,503     3.5      126,754     4.4      136,802     4.9        110,927     4.9     (20.6)
     273,371    10.0      290,390    10.2      255,919     9.2        135,733     5.9      11.4
     370,733    13.6      347,730    12.2      293,531    10.6        254,465    11.1       3.8
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
     739,607    27.1      764,874    26.8      686,252    24.7        501,125    21.9       2.7
      12,990      .5       15,407      .5       17,068      .6         16,845      .7      (6.5)
       6,775      .2        7,745      .3       11,285      .4         16,102      .7     (27.1)
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
   2,073,090    75.9    2,230,583    78.1    2,180,440    78.6      1,785,977    77.9      (1.2)

     109,607     4.0      119,799     4.2      126,074     4.5        130,298     5.7      (8.0)
     416,668    15.3      353,199    12.4      298,997    10.8        257,373    11.2      10.0
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
     526,275    19.3      472,998    16.6      425,071    15.3        387,671    16.9       5.2
      26,974     1.0       50,855     1.7       58,454     2.1         54,107     2.4     (44.3)
      35,537     1.3       39,496     1.4       66,464     2.4         39,888     1.8     (20.8)
      70,049     2.5       62,386     2.2       43,541     1.6         23,878     1.0       3.6
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
   2,731,925   100.0    2,856,318   100.0    2,773,970   100.0      2,291,521   100.0       (.6)


      95,809     3.5       93,564     3.3       86,107     3.1         77,397     3.4      (4.8)
     275,951    10.1      301,248    10.5      297,522    10.7        259,772    11.3     (10.2)
     475,012    17.4      473,150    16.5      437,119    15.8        326,455    14.2      (5.9)
     221,992     8.1      256,243     9.0      399,471    14.4        228,649    10.0     (17.0)
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
   1,068,764    39.1    1,124,205    39.3    1,220,219    44.0        892,273    38.9      (9.5)
      16,834      .6       39,147     1.4       50,260     1.8         43,259     1.9     (19.6)
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
   1,085,598    39.7    1,163,352    40.7    1,270,479    45.8        935,532    40.8      (9.8)
     202,299     7.4      309,846    10.9      325,192    11.7        243,020    10.6     (12.1)
      19,985      .7       29,416     1.0       25,330      .9         18,723      .8      (4.7)
     146,918     5.4      166,251     5.8       29,920     1.1         21,780     1.0       7.7
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
     369,202    13.5      505,513    17.7      380,442    13.7        283,523    12.4      (9.3)
          --      --           --      --           --      --             --      --
      13,049      .5       15,249      .6       21,935      .8         25,327     1.1       8.3
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
      13,049      .5       15,249      .6       21,935      .8         25,327     1.1      33.5
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
   1,467,849    53.7    1,684,114    59.0    1,672,856    60.3      1,244,382    54.3      (7.6)
  ----------   -----   ----------   -----   ----------   -----     ----------   -----
  $1,264,076    46.3   $1,172,204    41.0   $1,101,114    39.7     $1,047,139    45.7       5.7
  ==========   =====   ==========   =====   ==========   =====     ==========   =====

        9.63%               10.66%               11.22%                 10.51%
        5.17                 6.28                 6.76                   5.71
       -----                -----                -----                  -----
        4.46%                4.38%                4.46%                  4.80%
       =====                =====                =====                  =====


  $   54,882           $   62,415           $   56,213             $   46,869
      39,245               44,635               44,371                 43,745
         783                  624                  733                    734
  ----------           ----------           ----------             ----------
  $   94,910           $  107,674           $  101,317             $   91,348
  ==========           ==========           ==========             ==========

WACHOVIA CORPORATION AND SUBSIDIARIES

STATISTICAL SUMMARY

                                                 1993    1992     1991    1990    1989     1988
                                                 ----    ----     ----    ----    ----     ----
AVERAGE YIELDS EARNED (taxable equivalent)

Loans:
  Commercial  . . . . . . . . . . . . . . . . .   5.29%   5.96%    8.21%   9.90%  10.79%    9.48%
  Tax-exempt  . . . . . . . . . . . . . . . . .   9.05    8.67     9.95   10.88   11.85    11.76
     Total commercial   . . . . . . . . . . . .   6.17    6.65     8.65   10.15   11.01     9.88
  Direct retail   . . . . . . . . . . . . . . .   8.68   11.32    12.89   13.30   13.48    13.06
  Indirect retail   . . . . . . . . . . . . . .   8.42    9.55    10.55   11.28   11.56    11.13
  Credit card   . . . . . . . . . . . . . . . .  11.75   14.53    16.66   16.93   17.16    17.60
  Other revolving credit  . . . . . . . . . . .  11.15   11.63    12.73   13.73   14.06    12.83
     Total retail   . . . . . . . . . . . . . .  10.08   11.79    13.14   13.57   13.72    13.40
  Construction  . . . . . . . . . . . . . . . .   7.45    7.78     9.36   10.34   11.28    10.21
  Commercial mortgages  . . . . . . . . . . . .   7.39    7.96     9.39   10.60   11.25    10.18
  Residential mortgages   . . . . . . . . . . .   8.10    8.89    10.15   10.82   11.22    10.16
     Total real estate  . . . . . . . . . . . .   7.76    8.42     9.75   10.66   11.24    10.18
  Lease financing   . . . . . . . . . . . . . .   8.90   10.01    10.43   10.70   10.81    10.65
  Foreign   . . . . . . . . . . . . . . . . . .   4.35    5.20     7.79    9.66   11.61    12.75
     Total loans  . . . . . . . . . . . . . . .   7.79    8.53    10.07   11.11   11.72    10.92
State and municipal securities  . . . . . . . .  12.46   12.38    12.48   12.63   12.68    12.70
Other investments . . . . . . . . . . . . . . .   6.53    7.50     8.49    8.99    9.04     8.81
     Total investment securities  . . . . . . .   7.11    8.11     9.10    9.70    9.88     9.82
Interest-bearing bank balances  . . . . . . . .   3.71    4.24     6.48    8.42    9.47     7.93
Federal funds sold and securities
  purchased under resale agreements   . . . . .   3.15    3.52     5.95    8.23    9.26     7.85
Trading account assets  . . . . . . . . . . . .   3.94    5.61     7.19    8.44    9.17     7.65
     Total interest-earning assets  . . . . . .   7.46    8.19     9.63   10.66   11.22    10.51

AVERAGE RATES PAID

Interest-bearing demand . . . . . . . . . . . .   1.88%   2.55%    4.07%   4.47%   4.68%    4.53%
Savings and money market savings  . . . . . . .   2.53    3.26     5.19    6.18    6.60     5.74
Savings certificates  . . . . . . . . . . . . .   4.30    5.23     6.92    7.89    8.33     7.45
Large denomination certificates . . . . . . . .   5.18    5.74     7.16    8.20    8.95     7.62
     Total time deposits in domestic offices  .   3.28    4.21     6.06    6.99    7.60     6.55
Time deposits in foreign offices  . . . . . . .   3.11    3.70     5.81    8.00    9.18     7.51
     Total time deposits  . . . . . . . . . . .   3.28    4.20     6.06    7.02    7.65     6.59
Federal funds purchased and securities
  sold under repurchase agreements  . . . . . .   3.23    3.73     5.78    7.99    8.90     7.33
Commercial paper  . . . . . . . . . . . . . . .   3.02    3.54     5.74    8.05    8.90     7.22
Other short-term borrowed funds . . . . . . . .   3.25    4.23     6.58    8.36    8.89     8.26
     Total short-term borrowed funds  . . . . .   3.22    3.85     6.07    8.11    8.90     7.38
Bank notes  . . . . . . . . . . . . . . . . . .   4.54    4.83       --      --      --       --
Other long-term debt  . . . . . . . . . . . . .   7.03    6.80     7.35    8.59    9.55     8.92
     Total long-term debt   . . . . . . . . . .   5.19    5.61     7.35    8.59    9.55     8.92
     Total interest-bearing liabilities   . . .   3.43    4.15     6.07    7.32    7.92     6.79
Interest rate spread  . . . . . . . . . . . . .   4.03%   4.04%    3.56%   3.34%   3.30%    3.72%
Net yield on interest-earning assets  . . . . .   4.64%   4.75%    4.46%   4.38%   4.46%    4.80%

RATIOS (averages)

Loans to deposits . . . . . . . . . . . . . . .  96.30%  87.74%   91.43%  94.71%  87.77%   86.86%
Shareholders' equity to:
  Total assets  . . . . . . . . . . . . . . . .   8.54    8.16     7.68    7.34    7.21     7.10
  Net loans   . . . . . . . . . . . . . . . . .  13.58   13.21    12.13   11.28   11.11    11.10
  Deposits  . . . . . . . . . . . . . . . . . .  12.84   11.37    10.93   10.55    9.64     9.52
  Equity and long-term debt   . . . . . . . . .  58.07   85.27    93.27   92.65   89.90    86.32
Return on assets  . . . . . . . . . . . . . . .   1.46    1.36      .72    1.13    1.16     1.18
Return on shareholders' equity  . . . . . . . .  17.13   16.69     9.33   15.45   16.06    16.67
Return on deposits  . . . . . . . . . . . . . .   2.20    1.90     1.02    1.63    1.55     1.59
Dividends paid as a percentage of net income  .  38.91   39.42    63.78   37.84   33.97    30.66

WACHOVIA CORPORATION AND SUBSIDIARIES

YEAR-END INFORMATION

                                                     1993       1992      1991     1990      1989       1988
                                                   --------   --------  -------  --------  --------   -------
CONDENSED BALANCE SHEET (millions)

Cash and due from banks  . . . . . . . . . . . .  $  2,529   $  2,628  $  2,475 $  3,586  $  3,291   $  3,246

Interest-bearing bank balances   . . . . . . . .        13        189       408      565       593        673
Federal funds sold and securities
  purchased under resale agreements  . . . . . .       691        479       546      591       646        689
Trading account assets   . . . . . . . . . . . .       789        896     1,445      793       648        311
Investment securities .  . . . . . . . . . . . .     7,879      6,486     6,265    5,273     4,629      4,124

Loans and net leases   . . . . . . . . . . . . .    22,986     21,097    20,643   21,255    19,626     17,676
Less unearned income on loans  . . . . . . . . .         9         11        26       48        94        118
                                                  --------   --------  -------- --------  --------   --------
     Total loans   . . . . . . . . . . . . . . .    22,977     21,086    20,617   21,207    19,532     17,558
Less allowance for loan losses   . . . . . . . .       405        380       360      270       219        201
                                                  --------   --------  -------- --------  --------   --------
     Net loans   . . . . . . . . . . . . . . . .    22,572     20,706    20,257   20,937    19,313     17,357
Premises and equipment   . . . . . . . . . . . .       503        444       435      429       412        402
Other assets   . . . . . . . . . . . . . . . . .     1,550      1,539     1,327    1,141       733        668
                                                  --------   --------  -------- --------  --------   --------
     Total assets    . . . . . . . . . . . . . .  $ 36,526   $ 33,367  $ 33,158 $ 33,315  $ 30,265   $ 27,470
                                                  ========   ========  ======== ========  ========   ========

Deposits in domestic offices   . . . . . . . . .  $ 22,545   $ 22,856  $ 22,602 $ 22,736  $ 21,578   $ 19,944
Deposits in foreign offices  . . . . . . . . . .       807        519       404      499       476        576
                                                  --------   --------  -------- --------  --------   --------
     Total deposits    . . . . . . . . . . . . .    23,352     23,375    23,006   23,235    22,054     20,520
Federal funds purchased and securities
  sold under repurchase agreements   . . . . . .     4,741      3,714     4,002    3,867     3,857      3,556
Commercial paper   . . . . . . . . . . . . . . .       589        387       398      331       310        239
Other short-term borrowed funds  . . . . . . . .     1,091        849     2,201    2,473     1,163        500
Bank notes   . . . . . . . . . . . . . . . . . .     2,370        758        --       --        --         --
Other long-term debt   . . . . . . . . . . . . .       591        439       171      164       224        235
Other liabilities  . . . . . . . . . . . . . . .       774      1,070       896      874       480        468
Shareholders' equity   . . . . . . . . . . . . .     3,018      2,775     2,484    2,371     2,177      1,952
                                                  --------   --------  -------- --------  --------   --------
     Total liabilities and shareholders'
       equity  . . . . . . . . . . . . . . . . .  $ 36,526   $ 33,367  $ 33,158 $ 33,315  $ 30,265   $ 27,470
                                                  ========   ========  ======== ========  ========   ========

LOAN PORTFOLIO (millions)

Domestic borrowers:
  Commercial   . . . . . . . . . . . . . . . . .  $  6,727   $  6,365  $  6,396 $  6,627  $  6,182   $  6,077
  Tax-exempt   . . . . . . . . . . . . . . . . .     1,959      1,952     1,993    2,065     2,089      1,290
  Direct retail    . . . . . . . . . . . . . . .       716        673       723      796       909        907
  Indirect retail    . . . . . . . . . . . . . .     2,429      2,109     1,983    2,022     1,930      1,907
  Credit card    . . . . . . . . . . . . . . . .     3,123      2,216     1,671    1,598     1,391      1,267
  Other revolving credit   . . . . . . . . . . .       333        327       302      297       283        266
  Construction   . . . . . . . . . . . . . . . .       494        464       637    1,197     1,148      1,168
  Commercial mortgages   . . . . . . . . . . . .     3,199      3,119     3,066    2,860     2,484      2,041
  Residential mortgages    . . . . . . . . . . .     3,767      3,663     3,660    3,506     2,882      2,373
  Lease financing, net   . . . . . . . . . . . .       157        125       116      138       151        159
                                                  --------   --------  -------- --------  --------   --------
     Total   . . . . . . . . . . . . . . . . . .    22,904     21,013    20,547   21,106    19,449     17,455
Foreign borrowers:
  Commercial and industrial    . . . . . . . . .        73         73        56       92        74         87
  Banks and other financial institutions   . . .        --         --         7       --         1          5
  Governments and official institutions    . . .        --         --         7        9         8         11
                                                  --------   --------  -------- --------  --------   --------
     Total   . . . . . . . . . . . . . . . . . .        73         73        70      101        83        103
                                                  --------   --------  -------- --------  --------   --------
     Total loans   . . . . . . . . . . . . . . .  $ 22,977   $ 21,086  $ 20,617 $ 21,207  $ 19,532   $ 17,558
                                                  ========   ========  ======== ========  ========   ========

ALLOCATION OF ALLOWANCE
  FOR LOAN LOSSES* (thousands)

Commercial   . . . . . . . . . . . . . . . . . .  $ 89,431   $ 92,279  $ 89,055 $ 73,636  $ 65,591   $ 66,596
Credit card  . . . . . . . . . . . . . . . . . .    78,264     54,584    44,655   39,255    39,918     36,942
Other revolving credit   . . . . . . . . . . . .     4,958      4,718     6,193    3,545     2,860      2,722
Other retail   . . . . . . . . . . . . . . . . .    33,748     28,113    25,303   44,233    41,399     36,752
Real estate  . . . . . . . . . . . . . . . . . .   111,960    113,996   128,216   76,534    42,610     30,515
Lease financing  . . . . . . . . . . . . . . . .     2,018      1,994     2,159    3,114     3,032      2,562
Foreign  . . . . . . . . . . . . . . . . . . . .       931        715     1,382    2,296     2,933      3,318
Unallocated  . . . . . . . . . . . . . . . . . .    83,488     83,158    63,230   27,303    20,876     21,291
                                                  --------   --------  -------- --------  --------   --------
     Total   . . . . . . . . . . . . . . . . . .  $404,798   $379,557  $360,193 $269,916  $219,219   $200,698
                                                  ========   ========  ======== ========  ========   ========


* The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgmental factors. Since any allocation is judgmental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans.

- --------------------------------------------------------------------------------

                                  STOCK DATA

                Wachovia Corporation's common stock is listed on the New York Stock Exchange under the trading symbol of WB. On October 1, 1993, the corporation was added to the Standard & Poor's 500 Index of stocks and to the S&P 500 Major Regional Banks Industry Group. Stock price and dividend information for the corporation is presented in the following charts and table.

                Wachovia Corporation merged with South Carolina National Corporation, effective December 6, 1991,


          COMMON STOCK PRICE RANGE NYSE SYMBOL: WB   CASH DIVIDENDS PER SHARE


                         (Graph - SEE GRAPHICS         (Graph - SEE GRAPHICS
                                  APPENDIX)                     APPENDIX)

          COMMON STOCK PRICE/EARNINGS RATIOS          CASH DIVIDEND PAYOUT


                         (Graph - SEE GRAPHICS         (Graph - SEE GRAPHICS
                                  APPENDIX)                     APPENDIX)

- ------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK DATA -- PER SHARE                                                                                              TABLE 21

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                         1993      1992      1991      1990        1989      1988
                                                                         ----      ----      ----      ----        ----      ----
Market value:*
     End of year. . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 33 1/2  $ 34 1/8   $ 29     $ 20 7/8    $ 20 3/8   $ 15 3/4
     High . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40 1/2    34 3/4     30       22 3/8      22 5/8     17
     Low. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31 7/8    28 1/4     20 1/4   16 1/8      15 1/2     13 7/8
Book value. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17.61     16.18      14.56    14.07       12.96      11.70
Dividend* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.110     1.000       .920     .820        .697       .584
Price/earnings ratio**. . . . . . . . . . . . . . . . . . . . . . .       11.8x     13.6x      21.7x     9.9x       10.6x       8.7x

 *Information for years before 1991 represents that of Wachovia
  Corporation prior to merger
**Based on net income per primary share and end-of-year stock price
- ------------------------------------------------------------------------------------------------------------------------------------

          under an agreement providing for a tax-free exchange of .675 of a share of Wachovia Corporation common stock for each share of South Carolina National. As a result of merger and special charges taken in the fourth quarter of 1991, the corporation's net income per primary share for the year 1991 was $1.34 compared with $2.05 in 1990 and $2.51 in 1992.
                The Five-Year Total Return chart compares Wachovia, the S&P 500 and the Keefe, Bruyette & Woods (KBW) 50 Index in stock price appreciation and dividends, assuming quarterly reinvestment, from the base period December 31, 1988 through year-end 1993. The KBW Index is a market capitalization weighted measure of total return for 50 money center and major regional banks. Wachovia's total return is based on stock prices and dividends per share of Wachovia Corporation prior to its merger with South Carolina National.



          QUARTERLY COMMON STOCK PRICE RANGE


                     (Graph - SEE GRAPHICS
                              APPENDIX)



          QUARTERLY COMMON STOCK PRICE/EARNINGS RATIOS


                     (Graph - SEE GRAPHICS
                              APPENDIX)


          FIVE-YEAR TOTAL RETURN



                     (Graph - SEE GRAPHICS
                              APPENDIX)

- -------------------------------------------------------------------------------
                            MEMBER COMPANY DIRECTORS

WACHOVIA BANK OF GEORGIA, N.A.


G. JOSEPH PRENDERGAST
President and
Chief Executive Officer

THOMAS E. BOLAND
Chairman of the Board

F. DUANE ACKERMAN
President and
Chief Executive Officer
BellSouth Telecommunications, Inc.

EDWARD L. ADDISON
Chairman and
Chief Executive Officer
The Southern Company

L. M. BAKER, JR.
President and
Chief Executive Officer
Wachovia Corporation

CARL BOLCH, JR.
Chairman of the Board and
Chief Executive Officer
Racetrac Petroleum, Inc.

JAMES E. BOSTIC, JR.
Group Vice President
Communication Papers Division
Georgia-Pacific Corporation

MICHAEL C. CARLOS
Chairman of the Board and
Chief Executive Officer
National Distributing Co., Inc.

G. STEPHEN FELKER
Chairman of the Board and
Chief Executive Officer
Avondale Mills, Inc.

BRYAN D. LANGTON
(Advisory Director)
Chairman of the Board and
Chief Executive Officer
Holiday Inn Worldwide

BERNARD MARCUS
Chairman of the Board and
Chief Executive Officer
The Home Depot, Inc.

DANIEL W. MCGLAUGHLIN
President and
Chief Operating Officer
Equifax Inc.

JOHN G. MEDLIN, JR.
Chairman of the Board
Wachovia Corporation

D. RAYMOND RIDDLE
President and
Chief Executive Officer
National Service Industries, Inc.

S. STEPHEN SELIG III
Chairman of the Board
and President
Selig Enterprises, Inc.

ALANA S. SHEPHERD
Secretary of the Board
Shepherd Spinal Center

J. V. WHITE
Chairman of the
Executive Committee
Equifax Inc.





WACHOVIA BANK OF NORTH CAROLINA, N.A.


J. WALTER MCDOWELL
President and
Chief Executive Officer

L. M. BAKER, JR.
Chairman of the Board

H. C. BISSELL
Chairman of the Board and
Chief Executive Officer
The Bissell Companies, Inc.

HERBERT BRENNER
Chairman of the Board
Amarr Company
President
Brenner Companies, Inc.

FELTON J. CAPEL
Chairman of the Board
and President
Century Associates of
North Carolina

WILLIAM CAVANAUGH, III
President and
Chief Operating Officer
Carolina Power & Light Company

BERT COLLINS
President and
Chief Executive Officer
North Carolina Mutual
Life Insurance Company

RICHARD L. DAUGHERTY
North Carolina Senior
State Executive,
Vice President Worldwide
Manufacturing
IBM PC Company
IBM Corporation

ESTELL C. LEE
Chairman of the Board
and President
The Lee Company

JOHN G. MEDLIN, JR.
Chairman of the Board
Wachovia Corporation

WYNDHAM ROBERTSON
Vice President, Communications
University of North Carolina

DAVID J. WHICHARD, II
Chairman
The Daily Reflector

JOHN C. WHITAKER, JR.
Chairman of the Board and
Chief Executive Officer
Inmar Enterprises, Inc.



SOUTH CAROLINA NATIONAL CORPORATION
THE SOUTH CAROLINA NATIONAL BANK


ANTHONY L. FURR
Chairman of the Board,
President and
Chief Executive Officer

L. M. BAKER, JR.
President and
Chief Executive Officer
Wachovia Corporation

CHARLES J. BRADSHAW
President
Bradshaw Investments, Inc.

W. T. CASSELS, JR.
Chairman of the Board
Southeastern Freight Lines, Inc.

THOMAS C. COXE, III
Executive Vice President
Sonoco Products Company

FREDERICK B. DENT, JR.
President
Mayfair Mills, Inc.

JAMES B. EDWARDS, D.M.D.
President
Medical University of South Carolina

ROBERT M. GALLANT
Owner
Gallant Development Company

JAMES G. LINDLEY
Chairman Emeritus

JOHN G. MEDLIN, JR.
Chairman of the Board
Wachovia Corporation

JOE A. PADGETT
Executive Vice President
The South Carolina National Bank

RICHARD H. PENNELL
President
Metromont Materials Corporation

W. M. SELF
President and
Chief Executive Officer
Greenwood Mills, Inc.

ROBERT S. SMALL, JR.
President
AVTEX Properties, Inc.

WILLIAM G. TAYLOR
President
The Springs Company

BEATRICE R. THOMPSON, PH.D.
Coordinator of Psychological Services
Anderson School District Five

- ------------------------------------------------------------------------------
                 WACHOVIA CORPORATION DIRECTORS AND OFFICERS

DIRECTORS

L. M. BAKER, JR.
President and
Chief Executive Officer

JOHN G. MEDLIN, JR.
Chairman of the Board

RUFUS C. BARKLEY, JR.
Chairman of the Board
Cameron & Barkley Company

CRANDALL C. BOWLES
Executive Vice President
Springs Industries, Inc.

JOHN L. CLENDENIN
Chairman of the Board,
President and
Chief Executive Officer
BellSouth Corporation

LAWRENCE M. GRESSETTE, JR.
Chairman of the Board,
President and
Chief Executive Officer
SCANA Corporation

THOMAS K. HEARN, JR.
President
Wake Forest University

W. HAYNE HIPP
President and
Chief Executive Officer
The Liberty Corporation

ROBERT M. HOLDER, JR.
Chairman of the Board and
Chief Executive Officer
Holder Corporation

DONALD R. HUGHES
Vice Chairman of the Board
and Chief Financial Officer
Burlington Industries, Inc.

F. KENNETH IVERSON
Chairman and
Chief Executive Officer
Nucor Corporation

JAMES W. JOHNSTON
Chairman and
Chief Executive Officer
R. J. Reynolds Tobacco Worldwide

W. DUKE KIMBRELL
Chairman of the Board and
Chief Executive Officer
Parkdale Mills, Inc.

JAMES G. LINDLEY
Chairman Emeritus
South Carolina National Corporation
The South Carolina National Bank

JAMES H. MILLIS, SR.
Partner
Amos/Millis Company

J. MACK ROBINSON
Chairman of the Board
and President
Delta Life Insurance Company

HERMAN J. RUSSELL
Chairman of the Board and
Chief Executive Officer
H. J. Russell & Company

SHERWOOD H. SMITH, JR.
Chairman of the Board
and Chief Executive Officer
Carolina Power & Light Company

CHARLES MCKENZIE TAYLOR
Chairman of the Board
Taylor & Mathis, Inc.


EXECUTIVE OFFICERS

L. M. BAKER, JR.
President and
Chief Executive Officer

JERRY D. CRAFT
Executive Vice President

MICKEY W. DRY
Executive Vice President
Chief Credit Officer

HUGH M. DURDEN
Executive Vice President

ANTHONY L. FURR
Executive Vice President

WALTER E. LEONARD, JR.
Executive Vice President

KENNETH W. MCALLISTER
Executive Vice President
General Counsel

ROBERT S. MCCOY, JR.
Executive Vice President
Chief Financial Officer

J. WALTER MCDOWELL
Executive Vice President

G. JOSEPH PRENDERGAST
Executive Vice President

RICHARD B. ROBERTS
Executive Vice President
Treasurer

    GRAPHICS APPENDIX


1.  RETURN ON ASSETS (AVERAGE) - The graph appearing on page 9 of the 1993
    --------------------------
    Annual Report plots the return on assets for Wachovia Corporation and subsidiaries (the Corporation) and the Montgomery Securities Median (median) of the 25 largest U.S. Banks. The Corporation's information is displayed in tabular format on page 8, Table 1 of the 1993 Annual Report. The return on assets for the median of the 25 largest U.S. Banks was .99%, .78%, .58%, .72%, .85% and 1.16% for the years ended 1988-1993, respectively.

2.  RETURN ON COMMON EQUITY (AVERAGE) - The graph appearing on page 9 of the
    ---------------------------------
    1993 Annual Report plots the return on common equity for the Corporation and the median of the 25 largest U.S. Banks. The Corporation's information is displayed in tabular format on page 8, Table 1 of the 1993 Annual Report (return on shareholders' equity). The return on common equity for the median of the 25 largest U.S. Banks was 17.16%, 13.07%, 9.57%, 10.49%,
    13.43% and 16.74% for the years ended 1988-1993, respectively.

3.  COMMON EQUITY TO ASSETS (AVERAGE) - The graph appearing on page 9 of the
    ---------------------------------
    1993 Annual Report plots common equity to assets for the Corporation and
    the median of the 25 largest U.S. Banks.   The Corporation's information is
    displayed in tabular format on page 8, Table 1 of the 1993 Annual Report (shareholders' equity to total assets). The common equity to assets for the median of the 25 largest U.S. Banks was 5.01%, 5.07%, 4.97%, 5.36%, 6.15% and 6.57% for the years ended 1988-1993, respectively.

4.  NET INTEREST INCOME (TAXABLE EQUIVALENT) AS A PERCENTAGE OF
    -----------------------------------------------------------
    AVERAGE EARNING ASSETS -  The graph appearing on page 10 of the 1993 Annual
    ----------------------
    Report plots the net yield on interest-earning assets for the Corporation and the median of the 25 largest U.S. Banks. The Corporation's information is displayed in tabular format on page 8, Table 1 of the 1993 Annual
    Report.   The net yield on interest-earning assets for the median of the 25 largest U.S. Banks was 4.14%, 4.02%, 3.75%, 4.05%, 4.44% and 4.48% for the
    years ended 1988-1993, respectively.

5.  NET LOAN LOSSES TO AVERAGE LOANS - The graph appearing on page 20 of the
    --------------------------------
    1993 Annual Report plots net loan losses to average loans for the Corporation and the median of the 25 largest U.S. Banks. The Corporation's information is displayed in tabular format on page 22, Table 9 of the 1993 Annual Report. The net loan losses to average loans for the median of the 25 largest U.S. Banks was .98%, .98%, 1.70%, 1.54%, 1.25% and .76%, for the
    years ended 1988-1993, respectively.

6.  NONPERFORMING ASSETS TO YEAR-END LOANS AND FORECLOSED PROPERTY -   The
    --------------------------------------------------------------
    graph appearing on page 20 of the 1993 Annual Report plots nonperforming assets to year-end loans and foreclosed property for the Corporation and the median of the 25 largest U.S. Banks. The Corporation's information is displayed in tabular format on page 20, Table 8 of the 1993 Annual Report. The nonperforming assets to year-end loans and foreclosed property for the median of the 25 largest U.S. Banks was 2.63%, 2.61%, 3.88%, 4.20%, 3.14%
    and 1.76% for the years ended 1988-1993, respectively.

7.  EARNINGS COVERAGE OF NET LOAN LOSSES (EXCLUDING SUBSIDIARY SALE AND
    -------------------------------------------------------------------
    SECURITIES TRANSACTIONS) - The graph appearing on page 21 of the 1993
    ------------------------
    Annual Report plots the Corporation's earnings before income taxes and provision for loan losses and the number of times earnings covered net loan losses. The earnings coverage of net loan losses is displayed in tabular format on page 22, Table 9 of the 1993 Annual Report. The Corporation's earnings before income taxes and provision for loan losses excluding subsidiary sales and securities transactions were (in millions) $458.1, $494.7, $571.1, $562.8, $694.6 and $752.8 for the years ended 1988-1993, respectively.

8.  LOAN LOSS EXPERIENCE - The graph appearing on page 21 of the 1993 Annual
    --------------------
    Report plots the net loan losses to average loans and loan loss experience for various loan categories. The net loan losses to average loans is displayed in tabular format on page 22, Table 9 of the 1993 Annual Report. The loan loss experience for credit card, commercial, foreign, and other loans for the years ended 1988-1993 (in millions) is listed below:

          Credit
           Card     Commercial     Foreign     Other      Total
          ------    ----------     -------     -----      -----
    1988  $28.350    $ 8.400       $39.705    $32.025    $108.480
    1989  $32.838    $ 9.418       $  .055    $26.026    $ 68.337
    1990  $41.821    $16.278       $ (.319)   $36.025    $ 93.805
    1991  $65.359    $56.490       $  .197    $80.953    $202.999
    1992  $56.795    $  .559       $  .953    $36.938    $ 95.245
    1993  $52.675    $ 1.220       $ (.032)   $13.548    $ 67.411

9.  NONINTEREST EXPENSE AS A PERCENTAGE OF TOTAL ADJUSTED REVENUES (EXCLUDING
    -------------------------------------------------------------------------
    SECURITIES AND SUBSIDIARY SALE GAINS) - The graph appearing on page 24 of
    -------------------------------------
    the 1993 Annual Report plots the overhead ratios for the Corporation and the median of the 25 largest U.S. Banks. The overhead ratios for the Corporation are displayed in tabular format on page 24, Table 11 of the 1993 Annual Report. The overhead ratios for the median of the 25 largest U.S. Banks were 61.81%, 63.27%, 64.80%, 64.84%, 64.52% and 62.54% for the
    years ended 1988-1993, respectively.

10.  YEAR-END SHAREHOLDERS' EQUITY PER SHARE - The graph appearing  on page 27
     ---------------------------------------
     of the 1993 Annual Report plots the book value per share for the Corporation at year-end for the years ended 1988-1993. This information is displayed in tabular format on page 27, Table 14 of the 1993 Annual Report. The five-year compound growth rate was 8.5% for the Corporation.

11.  CASH DIVIDENDS PER SHARE - The graph appearing on page 62 of the 1993
     ------------------------
     Annual Report plots the cash dividends per share paid by the Corporation prior to the merger for the years ended 1988-1993. This information is displayed in tabular format on page 62, Table 21 of the 1993 Annual Report. The five-year compound growth rate was 13.7%.

12.  COMMON STOCK PRICE/EARNINGS RATIOS - The graph appearing on page 62 of the
     ----------------------------------
     1993 Annual Report plots the common stock price/earnings ratios based on the high and low common stock prices and annual net income per primary share as originally reported by the Corporation prior to merger. The high price/earnings ratios were 9.4x, 11.7x, 10.5x, 22.4x, 13.8x and 14.3x for the years ended 1988-1993, respectively. The low price/earnings ratios for the years ended 1988-1993 were 7.7x, 8.0x, 7.6x, 15.1x, 11.3x and
     11.3x, respectively.

13.  CASH DIVIDEND PAYOUT - The graph appearing on page 62 of the 1993 Annual
     --------------------
     Report plots total dividends (including amounts paid by pooled companies) as a percentage of net income. The total dividends paid (in millions) for the years 1988-1993 were $91.6, $111.5, $130.8, $146.4, $170.8 and $191.5, respectively. The payout ratios for the Corporation were 30.7%, 34.0%, 37.8%, 63.8%, 39.4% and 38.9% for the years ended 1988-1993, respectively.

14.  QUARTERLY COMMON STOCK PRICE RANGE - The graph appearing on page 63 of the
     ----------------------------------
     1993 Annual Report plots the quarterly high and low stock prices for the years ended 1992 and 1993.

                          1992                   1993
                    High       Low          High       Low
                    ----       ---          ----       ---
    1st Quarter     31        28 1/4       36 7/8       32 1/2
    2nd Quarter     33        28 5/8       40 1/2       32 3/8
    3rd Quarter     32 3/4    28 7/8       40 3/8       33 3/8
    4th Quarter     34 3/4    29 1/2       39 3/4       31 7/8


15.  QUARTERLY COMMON STOCK PRICE/EARNINGS RATIOS - The graph appearing on page
     --------------------------------------------
     63 of the 1993 Annual Report plots the quarterly common stock price/earnings ratios based on high and low common stock prices for each period and net income per primary share for the 12 months ended on the last day of each period. The Corporations's quarterly common stock price/earnings ratios for the years ended 1992 and 1993 are listed below:

                         1992                       1993
                   High        Low           High        Low
                   ----        ---           ----        ---
    1st Quarter    20.7x      18.8x          14.2x       12.5x
    2nd Quarter    21.2x      18.3x          15.1x       12.1x
    3rd Quarter    20.1x      17.7x          14.6x       12.1x
    4th Quarter    13.8x      11.8x          14.0x       11.3x

16.  FIVE-YEAR TOTAL RETURN - The graph appearing on page 63 of the 1993 Annual
     ----------------------
     Report plots the five-year total return for the Corporation, the S&P 500 and the KBW 50 Index. The base period of December 31, 1988 is equal to
     100. Dividends are assumed to be reinvested. The data for the KBW 50 Index is weighted by market capitalization. The five-year total return for the Corporation was 100%, 134.34%, 143.59%, 206.31%, 250.14% and
     253.34% for the years ended 1988-1993, respectively. The S&P 500 five-year total return was 100%, 131.68%, 127.58%, 166.46%, 179.14%, and
     197.19% for the years ended 1988-1993, respectively. The KBW 50 Index five-year total return was 100%, 118.91%, 85.40%, 135.17%, 172.23% and
     181.77% for the years ended 1988-1993, respectively.

                                                    Cross Reference to
                                                    1993 Annual Report
    Omitted Graphs                                  Page of Description
    --------------                                  -------------------
 1. Net Income Per Share (fully diluted)            Page  8, Table 1
 2. Net Income                                      Page  8, Table 1
 3. Net Interest Income (taxable equivalent)        Page  8, Table 1
 4. Allowance for Loan Losses                       Page 20, Table 8
 5. Quarterly Net Income Per Share
    (fully diluted), 1992                           Page 29, Table 16
 6. Quarterly Net Income Per Share
    (fully diluted), 1993                           Page 29, Table 16
 7. Common Stock Price Range                        Page 62, Table 21

     The above listed graphs were omitted from the EDGAR version of the 1993 Form 10-K, Exhibit 13. However, the information depicted in the graphs was adequately displayed in tabular format within the 1993 Annual Report.