Form 10-K405, Exhibit 13
period 1994-12-31
WACHOVIA CORP/ NC
filed 1995-03-09
CIK 774203

- ------------------------------------------------------------------------------
                                                                    EXHIBIT 13






                                     1994
                                ANNUAL REPORT

                                   WACHOVIA






- ------------------------------------------------------------------------------

                                     ---------------------------------------------------------
                                     CONTENTS


                                     Financial Highlights ..............................    2
                                     Wachovia Corporation ..............................    3
                                     Selected Year-End Data ............................    3
                                     Letter to Shareholders ............................    4
                                     Wachovia Corporation Strategic Review .............    6
                                     Management's Discussion and Analysis
                                       of Financial Condition and Results of Operations    16
                                       Results of Operations-- 1994 vs. 1993 ...........   17
                                       Shareholders' Equity and Capital Ratios .........   34
                                       Fourth Quarter Analysis .........................   36
                                       Results of Operations-- 1993 vs. 1992 ...........   41
                                     Supervision and Regulation ........................   43
                                     Management's Responsibility for Financial Reporting   45
                                     Report of Independent Auditors ....................   45
                                     Financial Statements ..............................   46
                                     Six-Year Financial Summaries ......................   64
                                     Stock Data ........................................   72
                                     Historical Comparative Data .......................   74
                                     Member Company Directors ..........................   75
                                     Wachovia Corporation Directors and Officers .......   76
                                     Shareholder Information ...........................   77

- ----------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS


                                                                                                                Percent
                                                                              1994              1993             Change
                                                                            --------          --------          -------
EARNINGS AND DIVIDENDS
(thousands, except per share data)

Net income ............................................................      $539,058         $492,095              9.5
Cash dividends paid on common stock ...................................       210,503          191,488              9.9
Payout ratio (total cash dividends / net income)                                 39.1%            38.9%

Net income per common share:
  Primary .............................................................      $   3.13         $   2.83             10.6
  Fully diluted .......................................................      $   3.12         $   2.81             10.9

Cash dividends paid per common share ..................................      $   1.23         $   1.11             10.8

Average primary shares outstanding ....................................       172,339          173,941              (.9)
Average fully diluted shares outstanding ..............................       172,951          175,198             (1.3)

Return on average assets ..............................................          1.46%            1.46%
Return on average shareholders' equity ................................         17.37            17.13

Including average unrealized losses on
  securities available-for-sale, net of tax:*
  Return on average assets ............................................          1.46              --
  Return on average shareholders' equity ..............................         17.41              --


BALANCE SHEET DATA AT YEAR-END
(millions, except per share data)

Total assets ..........................................................      $ 39,188         $ 36,526              7.3
Interest-earning assets ...............................................        34,712           32,349              7.3
Loans--net of unearned income .........................................        25,891           22,977             12.7
Deposits ..............................................................        23,069           23,352             (1.2)
Interest-bearing liabilities ..........................................        29,485           26,545             11.1
Shareholders' equity ..................................................         3,287**          3,018              8.9

Shareholders' equity to total assets ..................................          8.39%            8.26%
Risk-based capital ratios:
  Tier I capital ......................................................          9.26             9.72
  Total capital .......................................................         12.73            12.88

Per share:
  Book value ..........................................................      $  19.23         $  17.61              9.2
  Common stock closing price (NYSE) ...................................         32.25            33.50             (3.7)
  Price/earnings ratio ................................................          10.3x            11.8x

 * Includes average unrealized losses on securities available-for-sale of ($8) million, net of tax
** Includes unrealized losses on securities available-for-sale of ($38) million, net of tax


- --------------------------------------------------------------------------------
WACHOVIA CORPORATION


Wachovia Corporation (the Corporation or Wachovia) is a southeastern interstate bank holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. Principal banking subsidiaries are Wachovia Bank of Georgia, N.A., Atlanta; Wachovia Bank of North Carolina, N.A., Winston-Salem; and Wachovia Bank of South Carolina, N.A., Columbia. The First National Bank of Atlanta in Wilmington, Delaware, provides credit card services for Wachovia's affiliated banks. A complete listing of the subsidiaries of Wachovia and its member companies is on page 76.

Major corporate and institutional relationships of the Corporation's banks outside the southeast are managed by Wachovia Corporate Services, Inc., with representative offices in Chicago, London, New York City and Tokyo. Banking offices throughout the Corporation's three home states also serve both national and international markets. Through its banking subsidiaries, Wachovia also has foreign branches at Grand Cayman and an Edge Act subsidiary in New York City.

Wachovia Trust Services, Inc., provides fiduciary, investment management and related financial services for corporate, institutional and individual clients. Wachovia Operational Services Corporation provides information processing and systems development services for Wachovia's subsidiaries. Wachovia Investments, Inc., provides discount brokerage and investment advisory services to customers primarily in Georgia, North Carolina and South Carolina. Financial Life Insurance Company of Georgia acts principally as a reinsurer of credit life and accident and health insurance on extensions of credit made by subsidiaries of Wachovia Bank of Georgia, N.A. Wachovia Leasing Corporation provides equipment leasing for commercial and industrial clients of Wachovia's banks. The Corporation is involved in several other financial service activities including state and local government securities underwriting, sales and trading, foreign exchange, corporate finance and other money market services.

Mortgage banking operations are conducted through Wachovia Mortgage Company's residential loan offices in North Carolina, South Carolina, Florida and Georgia. In February 1995, Wachovia announced it is offering its residential mortgage loan servicing portfolio for sale. Bids are being solicited from mortgage loan servicers and if a satisfactory offer is received, the sale is expected to close by late March or early April. The corporation will continue to offer a full line of mortgage products through its retail origination network, selling the servicing rights for most newly originated loans on an ongoing basis.

- ------------------------------------------------------------------------------------------------------------------------------------
SELECTED YEAR-END DATA


                                                                 1994       1993       1992       1991       1990       1989
                                                               --------   --------   --------   --------   --------   ---------
Trust assets (millions):
   Discretionary management ..............................     $ 17,084   $ 17,950   $ 16,147   $ 14,302   $ 12,777   $ 12,881
   Total .................................................       78,972     92,287     85,806     78,214     68,423     65,137
Banking offices:
   North Carolina ........................................          216        223        222        224        222        218
   Georgia ...............................................          127        129        134        135        142        133
   South Carolina ........................................          150        157        158        160        153        148
                                                               --------   --------   --------   --------   --------   --------
       Total .............................................          493        509        514        519        517        499
                                                               ========   ========   ========   ========   ========   ========
Automated banking machines:
   North Carolina ........................................          297        251        221        210        200        189
   Georgia ...............................................          189        180        173        164        162        152
   South Carolina ........................................          166        167        164        163        156        142
                                                               --------   --------   --------   --------   --------   --------
       Total .............................................          652        598        558        537        518        483
                                                               ========   ========   ========   ========   ========   ========

Mortgage servicing portfolio (millions)...................     $  9,465   $  9,007   $  8,591   $  8,024   $  6,146   $  4,446
Mortgages serviced (thousands) ...........................          139        136        135        131        108         88
Employees (full time equivalent) .........................       15,602     15,531     16,164     16,886     16,864     17,000
Common stock shareholders ................................       28,779     28,079     26,706     29,806     28,195     27,710
Common shares outstanding (thousands) ....................      170,934    171,376    171,471     85,323     84,276     83,998

                                                                            3

- --------------------------------------------------------------------------------
LETTER TO SHAREHOLDERS


Dear Wachovia Shareholder:

Wachovia produced excellent earnings during 1994, performing well in a highly complex, competitive business environment. At the same time, the corporation continued to assess its corporate strategies, implement organizational changes and make investments designed to enhance our capabilities for the future.

Net income per fully diluted share was $3.12 in 1994, higher by 10.9 percent from $2.81 in 1993. Net income for the year totaled $539.1 million, an increase of 9.5 percent from $492.1 million, with gains primarily reflecting strong loan growth, continued good expense control and reduced credit costs. Earnings also were enhanced by a modest increase in other operating revenues. Returns were
17.4 percent on shareholders' equity and 1.46 percent on assets comparing favorably with five-year averages of 15.2 percent and 1.23 percent, respectively.

Although Wachovia's stock market price in relation to its earnings and book value continues to represent a premium compared with peer banks, the good earnings gains achieved in 1994 did not translate into stock price appreciation for the year. Wachovia's total return for 1994, including dividend reinvestment, was a negative .05 percent versus a negative 5.10 percent for the Keefe Bruyette & Woods Index of 50 money center and regional banks. The S&P 500 Index had a positive total return of 1.32 percent for the year.

Measured against the nation's other major bank holding companies, Wachovia's operating results for 1994 and financial condition at year-end remained excellent. While it ranked 23rd in asset size, the corporation's return on common shareholders' equity was eighth and its return on assets was third among the 25 largest U.S. banking companies. Wachovia's strong returns were achieved without sacrificing credit quality which remained stellar. Non-performing assets at December 31, 1994 represented .39 percent of loans and foreclosed property, the best ratio of problem assets among the nation's major banking companies, with reserve coverage of nonperforming loans fifth best at 516 percent. Expense management was commendable with an overhead cost ratio of 54.1 percent for the year, best among the nation's 25 largest banking companies. Capital remained healthy with common equity at 8.39 percent of assets, third strongest at year-end.

Although its financial performance and industry rankings are gratifying, Wachovia recognizes that considerable change faces the financial services business in the years to come. The economy is likely to grow more slowly. The field of financial services providers will continue to be intensely competitive. Customer needs and expectations will evolve at a quicker pace as technology extends the capabilities and boundaries of communication.

Throughout its 115-year history, Wachovia has produced long-term profitable growth, while adapting to change and maintaining its core philosophy of operating in a sound and prudent manner. Examples of this include the expansion across North Carolina through a series of mergers and branchings earlier in our history; becoming the first bank in the Southeast in 1959 to install an electronic computer; developing a cash management consulting expertise in the late 1960s strengthening Wachovia's ability to build a national corporate banking presence; implementation of a personal banker program to strengthen retail banking relationships in the early 1970s; pioneering variable rate home mortgages and credit cards and two major interstate banking mergers within the last 10 years. The ability to consistently move forward while producing superior shareholder returns has enabled the organization to remain one of the premier banking institutions in the world.

A comprehensive strategic assessment conducted by Wachovia management during 1994 identified ingredients essential for success and growth in shareholder value in the remainder of the decade. These elements range from the astute management of business lines to the use of technology to support sales and service capabilities. A special section beginning on page 6 of this report provides a broad overview of how Wachovia is positioning itself to remain among the premier financial service providers. I encourage you to read it and welcome your observations and suggestions.

Undergirding these initiatives have been major organizational and management realignments announced during 1994 and early 1995 including the formation of two major divisions, Corporate Financial Services and General Banking.

General Banking is charged with implementing a single strategic direction for Wachovia's community banks and more effective coordination of services aimed at the consumer market. The division encompasses Wachovia's banks in North Carolina, Georgia and South Carolina along with consumer credit and noncredit services. The division also incorporates Wachovia's personal trust services and a growing complement of highly trained investment counselors. It is headed by
G. Joseph Prendergast.

To help accomplish its mission, General Banking now includes Wachovia Consumer Services, managed by W. Doug King, and composed of credit card, residential mortgage, sales finance and Wachovia On-Call sales and service telephone center.

Joe Prendergast is 49 and has been with Wachovia since 1973. Doug King, 56, began his banking career in 1963 and joined Wachovia through the December 1991 merger of South Carolina National Bank.

Hugh M. Durden is in charge of the Corporate Financial Services. This area includes Wachovia Corporate Services, which provides all credit and noncredit corporate banking services. It also embraces Wachovia's corporate trust, employee benefit and charitable trust services. Combining all corporate related activities in one division will enhance Wachovia's ability to grow relationships domestically and abroad and to add new business. Hugh Durden, 52, joined Wachovia in 1972.

Formation of the General and Corporate banking divisions should further improve Wachovia's ability to lift the sales efforts and strengthen productivity throughout our markets. The Administrative Services, Financial Management, Loan Administration and Technology divisions are the other major functions supporting the organization systemwide.


                                  (Figure 1)
                          Picture:  L.M. Baker, Jr.

The Administrative Services Division includes the corporation's audit, corporate communications, legal, personnel and security functions. Kenneth W. McAllister, 46, general counsel, who joined Wachovia in 1988, manages this area.

The Financial Management Division is responsible for funds management, financial reporting, investor relations and general services functions in addition to bond, money market, brokerage and trust investment management services. Robert S. McCoy, Jr., 56, chief financial officer, manages this area. He joined South Carolina National in 1984 following ten years as a partner with the accounting firm of Price Waterhouse.

General Loan Administration has overall responsibility for the corporation's lending policies and credit quality. The division is headed by Mickey W. Dry, 55, chief credit officer, who has been with Wachovia since 1961.

The organization's technology function, including banking, credit and trust operations, information services, systems development, remittance processing and telecommunications, is in Wachovia Operational Services. Walter E. Leonard, Jr., 49, manages this activity. He joined Wachovia in 1965.

The executive vice presidents responsible for these areas are exceptional banking leaders. They are joined by thousands of professionally capable, highly motivated and smart working Wachovians committed to providing outstanding service to customers and dedicated to building shareholder value. Our organizational structure, which will continue to be modified as necessary, will enhance Wachovia's ability to be a superior, customer-focused financial services provider in the exciting environment leading to the next century.

As 1995 gets under way, Wachovia is proud of its past performance and the industry recognition it has received. However, we are not beguiled by history. We will not rest on any laurels. The challenges confronting the entire financial services arena are immensely sobering. At the same time, the people of Wachovia approach the future with considerable optimism bolstered by strategic preparation, tactical flexibility, enviable financial strength, leading technology and strong leadership.

Your continued support and confidence are appreciated.

Sincerely,



L. M. Baker, Jr.
Chief Executive Officer
February 21, 1995

Picture: Greystone Building in Columbia, South Carolina location of Wachovia On-Call. Inset: Two Wachovia
          On-Call sales and service center bankers.

- --------------------------------------------------------------------------------



                                    WACHOVIA
                                  CORPORATION
                                   STRATEGIC
                                     REVIEW


Early in 1994 Wachovia began a strategic assessment process designed to take an unrestrained look at the corporation in the changing environment for financial services providers. The assessment reviewed the economic outlook, competitive landscape and regulatory trends confronting our business. The process focused on growth in shareholder value and outlined an approach for keeping Wachovia among the industry's leaders.

In the remainder of the decade the economy should grow modestly at around half the pace experienced in the 1980s. As the population continues to age, the proportion of savers and investors to spenders and borrowers will increase. Both retail and corporate customers are more financially sophisticated and their expectations are shifting rapidly. They have access to a variety of service providers and increasingly are willing to embrace technology to satisfy their financial and information needs.

An expanding assortment of participants is competing intensely to serve this marketplace of astute individual, institutional and corporate customers. These include traditionally broad-based financial servicers such as banks, finance companies and credit unions, but also more specialized players such as mutual funds, insurance companies, securities firms and communications and software companies.

Industry consolidation, aided by the passage of interstate banking legislation, will help shrink overcapacity. This likely will proceed at a measured pace over the years ahead. The real stimulus to consolidation will come over time as economic factors affect performance. Other legislative and regulatory actions will offer new opportunities but also additional restrictions and burdens.

In this challenging environment, there will continue to be leaders in the financial services industry. The performance of these companies will warrant and should receive market valuations above those accorded less skilled competitors. To continue meeting the expectations of its shareholders, customers and employees, Wachovia must maintain its leadership position and performance. It must offer exciting services and seek out new markets at home and abroad. The organization must change the way it communicates with customers and sell more products and services to them while effectively managing costs. The key strategic ingredients necessary to accomplish these goals include the following:

- -  Managing the portfolio of businesses to achieve sound, profitable growth

- -  Using mergers and acquisitions to complement business development strategies

- -  Becoming more effective in selling products and services

- -  Redirecting technology investment to support sales and service capabilities

- -  Assessing and managing the prudent use of capital

This section reviews in more detail these critical components of our strategy.


                         BUSINESS PORTFOLIO MANAGEMENT
A fresh look is being taken at Wachovia's complete mix of interest and fee-related products and services. While


Wachovia's commitment to accommodate customers when and how they want to be served is exemplified by Wachovia On-Call. The sales and service center bankers, available around the clock, seven days a week, can be reached by calling 1-800-WACHOVIA.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Picture:  Wachovia mortgage banker and realtor
          outside a newly constructed home.

Picture:  Wachovia mortgage banker and
          two customers reviewing the Wachovia
          Mortgage Origination System.


Expediting the mortgage loan application process for customers is a major benefit of the new Wachovia Mortgage Origination System (WMOS). During 1995, Wachovia lenders also will use WMOS with laptop computers to work with realtors in identifying financing alternatives.






- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

we believe that providing deposit and loan services will continue to be a good business, revenue growth from these sources will be more subdued than in the past. Our goal is to ensure that appropriate investment of resources is being made in services and products which will allow the company to reach its potential for growth and high returns. This process already is identifying opportunities for new services and alternative delivery channels. Particularly strong influences on Wachovia's lines of business will come from demographic shifts and dramatic opportunities arising from the employment of technology.

This analysis of our lines of business has been ongoing. In February 1995, Wachovia announced it is seeking bids on the sale of its $9 billion residential mortgage loan servicing portfolio. Wachovia sold its student loan servicing business and exited the retail lockbox service in 1993. The 1991 merger with South Carolina National Bank (now Wachovia Bank of South Carolina, N.A.) helped to launch an expanded debit card program and contained the nucleus for Wachovia On-Call.SM Wachovia acquired a credit card franchise through its 1985 merger with First National Bank of Atlanta (Wachovia Bank of Georgia, N.A.), a business which had grown to become the 15th largest among bank credit card issuers nationwide at December 31, 1994. This business appraisal process will be a prominent part of the corporate strategy and can be modified substantially based on changing internal or external conditions.


                         CORPORATE ACQUISITION STRATEGY
Targeted acquisitions are likely to have a role in supporting the growth of strategic businesses and in helping provide access to new customers. Banks traditionally have focused on acquisition of other commercial banks to expand geographic reach or deepen consumer deposits or branch banking market share. While these types of transactions may continue to have appeal, Wachovia is not obsessed with size nor attracted to transactions which dilute shareholder value. It believes strategic acquisitions or combinations should enhance product capabilities, increase the scale of existing businesses, provide access to a larger base of customers and increase shareholder value over time.


                             MORE EFFECTIVE SELLING
Wachovians have sold well in the past. The corporation's share of market in its home states has outpaced branch share for some time. Wachovia's national corporate presence belies the organization's asset size by a wide margin. However, Wachovia intends to strengthen its ability to sell both through the core branch network and by exploring new initiatives outside the traditional branch structure. Here are some specific examples:

- - Wachovia On-Call, a 24-hour a day, seven-day a week central telephone sales and service center opened in June 1994. Its first mission is to help customers with routine transactions at any hour of the day. The center is expected to handle about 3 million calls during 1995. While the majority of this contact will be responding to customer inquiries, the center's bankers have begun aggressively selling services. We believe Wachovia On-Call will be an important source of sales and will give branch personnel additional time to sell to customers directly.

- - During 1994, 115 investment counselors, approximately one for every four branches, were deployed in the home states of Georgia, North Carolina and South Carolina. All counselors are Series 7 registered representatives and are able to sell a full range of investment products including the Biltmore family of mutual funds. Investment counselors are trained and motivated to seek the best investment option for customers. Their compensation is not commission driven since the focus is on building relationships. Wachovia believes this relatively smaller sales contingent can grow as justified by the marketplace, and will enhance the ability to build relationships based on careful identification and lasting satisfaction of customer needs. Tellers and other retail employees are being

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Picture:  A sales team meeting of ten Wachovia
          employees around a conference table.
          Inset: Computer screen showing a copy
          of a check reproduced on CD-ROM.





In a sales team meeting, New England territory relationship managers explore opportunities for building or enhancing customer relationships with loan administration officers and specialists from Wachovia's capital markets, treasury services and trust services areas. Image Workstation (inset), a PC-based service which provides images of checks and paid item information on a CD-ROM, is part of the Wachovia Connection family of services. Wachovia Connection offers corporate customers electronic window access to more than 100 reports and transaction capabilities through Wachovia's mainframe computers.






- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

  trained and motivated to assist in identifying prospects for investment sales. The Wachovia On-Call center also will supplement this effort.

- - Although Wachovia is selling its residential mortgage loan servicing portfolio, the corporation is committed to significantly enhancing its loan origination position in a very fragmented mortgage lending business over the next several years. A major resource to support this effort was the introduction in late 1994 of the Wachovia Mortgage Origination System (WMOS), a new, automated mortgage application system designed to support branches and mortgage offices. WMOS provides mortgage loan product comparisons, significantly reduces application processing time and gives lenders immediate cross-sell opportunities. The product also has remote communication capabilities for use outside of branches with additional features planned over time. This process is being received enthusiastically by our customers.

- - Wachovia was among the leaders in developing a low-rate credit card strategy and has been very successful in marketing its Visa(R) and MasterCard(R) Prime Plus credit card in and out of home markets. At the end of 1994, approximately 1.5 million of our 2.5 million credit card accounts was outside the three home states. The credit card is expected to continue to grow, and its prospects are being enhanced with the launching of new features, such as the February 1995 announcement of the Prime For LifeSM card, the nation's first guaranteed prime rate option. At the same time, the organization is looking closely for ways to use telemarketing and direct mail capabilities to sell other services including car loans, mortgages, banklines and investment products to out-of-area customers.

- - Corporate banking also is building its sales capability. Wachovia has been ranked among the top 10 banks nationally in corporate market share. A national survey ranked the quality of Wachovia's treasury services capabilities number one among banks in 1994. However, this area is far from complacent with the enormous success of its relationship banking strategy. A 65-member Sales Team Productivity (STP) task force was in place throughout 1994 developing recommendations and plans to increase selling effectiveness by positioning bankers to bring the best talent to each customer relationship. With the shifting of responsibilities under the STP sales program, expectations are to double the time available to bankers for selling. Wachovia believes the STP initiative will help provide value to companies who not only are choosing and using fewer banks but also are demanding more from banking partners.


                       REDIRECTING TECHNOLOGY INVESTMENT
Technology has been one of the proudest strengths of Wachovia. Following interstate mergers in 1985 and 1991, technology investment focused on infrastructure improvement designed to create common systems across the three states and support back office consolidations. This work is largely complete and results have been excellent. Continuing initiatives in this area are providing substantial savings.

Today, all of Wachovia's banking operations are on a unified, interactive branch automation system. A sophisticated general ledger system is common throughout the corporation. By the end of 1995, 19 credit operations areas in the three states will be consolidated into one location in Winston-Salem. The three-state mortgage processing functions were combined in Columbia in January 1995. The automobile sales finance group has consolidated 27 contract-buying branches in three states into two centers and quadrupled from 12 to over 50 the average number of loan decisions a credit officer makes each day. Also, a new automated sales finance application processing system will be installed during the first quarter of 1995 which will accelerate our response time regarding credit decisions.

In the future, technology investment will be directed toward growth enhancing initiatives designed to create value-added

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

products, facilitate marketing and sales efforts and provide management with more comprehensive performance measurement information. Many of these activities are already in various stages of deployment and use, including an enhanced trust system, image processing-based products, next generation branch automation providing interactive personal computer systems to better serve customers and Wachovia Connection,SM a PC-based gateway to bank information for corporate treasurers.

Other technology will develop a more sophisticated systems architecture for Wachovia's banking card, strengthen automated teller machine capabilities, consolidate customer information data bases and expand Wachovia's brokerage capability. In the future, organizations lacking a strong commitment to technology investment will face complications as serious as those brought on by troublesome loans. Investing in appropriate technology will remain among the highest priorities at Wachovia.


                           PRUDENT CAPITAL PHILOSOPHY
A cornerstone of Wachovia's philosophy has been the maintenance of a strong capital position while generating above average returns on shareholders' equity. At December 31, 1994,



Picture: Wachovia investment counselor discussing investment options with a customer at a Wachovia branch office.


During 1994, Wachovia deployed throughout its three home states 115 investment counselors, who are extensively trained Series 7 registered representatives. Their goal is to help customers select the most appropriate investment vehicle from a full range of product alternatives. More counselors will be added in 1995.






- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Wachovia's common equity to assets ratio of 8.39 percent ranked third among the 25 largest U.S. banking companies and has averaged 7.92 percent for the past five years. Wachovia is committed to the maintenance of a strong and impressive capital position.

As Wachovia moves ahead with its corporate strategies and planned investments, its internal capital generation rate may exceed the needs of its business activities. As in the past, Wachovia will manage and deploy capital in a prudent, competent manner designed to enhance shareholder value over the long-term.

While pursuing the core objectives of its strategic assessment, Wachovia will remain focused on preserving its exemplary credit and risk management policies and expense management practices.


                          COMPREHENSIVE RISK PRACTICES
Wachovia has long been recognized for its credit quality. While there are some who believe credit issues are now less important, Wachovia's commitment to being a sound bank is unwavering. But risk management today encompasses practices which go well beyond sound credit administration. It includes the operational, service delivery and general market risks associated with all aspects of our business. For example:

- - Wachovia has been using interest rate swaps and other off-balance sheet derivative instruments for a number of years. These instruments are used principally to help manage interest rate risk and are generally designed to neutralize the balance sheet from the adverse impact of external forces.

- - Wachovia is one of the leaders in addressing the growing issue of check fraud. Our check fraud task force, with representatives from operations, product management, legal and security, is helping bring industry associations together to focus on common loss prevention initiatives, conducting seminars to educate companies on risks and prevention measures and seeking ways to leverage image processing and other technology capabilities to combat the problem.

Risk management practices similar to these are in place throughout Wachovia and should serve the organization well in the future.


                            SUPERIOR COST MANAGEMENT
Wachovia's overhead ratio of 54.1 percent for 1994 ranked the best among the 25 largest U. S. banks. The organization is committed to moving that ratio lower over time and growing fee income will be vital to this strategy. However, Wachovia remains dedicated to superior cost management. One major initiative underway is to ensure procedures and staffing are standard throughout the three states. The program is based on interviews with over 140 retail line and support Wachovians who assessed the impact of their day to day activities on the quality of service delivery. The results of this project will lower Wachovia's costs and dramatically increase the time available for bankers and other branch personnel to sell.


                         ATTRACTIVE GEOGRAPHIC MARKETS
The organization is fortunate to have extensive branch banking networks in three of the nation's most vibrant states. By several economic measures, the Southeast is growing faster than the nation and our three home states are outpacing the region. Wachovia's markets within each state are expected to accelerate more quickly than the states as a whole. The combined three-state population is 17.8 million with 6.6 million total households. We now have relationships with about 2.1 million of them.

Business growth continues to be strong within the three states. North Carolina, Georgia and South Carolina are among the top 15 states nationally in the announcement of new and expanded manufacturing facilities. In these fine markets, Wachovia covers a broad business spectrum

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

serving over 7,000 corporate clients, in addition to approximately 130,000 small and medium-size businesses within primary markets and contiguous states. Wachovia intends to have a larger share of this market particularly in smaller and medium-size business companies.

The corporation has a sizeable book of corporate and consumer business generated away from home markets. For example, corporate lending outside the three states represented approximately 36 percent of the total commercial loan portfolio and about $2.569 billion in credit card loans was not in the primary markets as of December 31, 1994.

Significant resources are in place within our home markets with approximately 1,300 consumer bankers, investment counselors and personal trust sales personnel, 500 corporate relationship sales managers including market specialists for capital markets, trust and treasury services, 493 branches and 652 ATMs . Increased attention also is being directed to finding ways to expand the customer base outside home markets by employing nontraditional methods minimizing the need to invest in on-site facilities.


                          STRONG COMMUNITY COMMITMENT
Wachovia also recognizes that its ability to remain a profitable and growing institution is directly dependent on the economic and social well-being of the communities it serves. The organization is committed to meeting legitimate credit needs and providing other appropriate resources. One example of this dedication is the Wachovia Advantage Affordable Home Loan program with two recently introduced mortgage loan options offering low-cost home loan packages with favorable lending terms.

In January 1995, Wachovia introduced in its home markets a low-rate secured credit card which will help meet the needs of individuals wishing to establish a credit history, those seeking to repair a damaged credit history and foreign nationals wanting to establish credit in the United States. The card, with credit limits from $500 to $5,000, generally will be secured by a deposit in an interest-bearing Wachovia savings account.

Wachovia is actively involved in efforts to expand small and minority-owned business lending through formation of a Business Banking Group, introduction of a special small business loan program and Wachovia's partnership with the Entrepreneurial Development Loan Fund lending consortium. Wachovia Bank of North Carolina's Community Reinvestment Act (CRA) rating is "outstanding" and a "satisfactory" CRA rating has been accorded the Georgia and South Carolina banks.

Across our three states, the people of Wachovia recognize that good citizenship is an integral part of regular business activities. Wachovians help neighbors and communities by participating in hundreds of meaningful programs ranging from building Habitat for Humanity houses to helping clean up flood-stricken areas of Georgia last July.


                         UNDERSTAND BUSINESS CHALLENGES
Recent decades have witnessed formidable challenges to the performance of financial services companies. The remainder of the nineties promises to provide even greater tests of the industry's management competence, technological expertise, product delivery skills and ability to acquire and retain good customers.

At Wachovia we understand the critical challenges affecting our business. The organization is fortunate to have outstanding people, good markets, top products, modern technology, exceptional service, a strong balance sheet and a dependable and growing stream of earnings. These elements should position Wachovia well to capitalize on opportunity and to cope with adversity in the times ahead.


Technology is a major factor in Wachovia's ability to be a premier provider of financial services. To maintain a position of leadership, Wachovia is redirecting its technology investment from infrastructure improvements to strengthening its product lines and enhancing its ability to deliver services to customers in its home markets, across
                            the nation and abroad.

- --------------------------------------------------------------------------------

Picture: Collage of images: Wachovia ATM, telephone receiver, Wachovia Visa and Mastercard, CD-ROM disks, outline map of southeastern U.S. with North Carolina, South Carolina and Georgia highlighted, screens from Wachovia Connection PC program, net asset balances from Biltmore Funds, and lazer beams of light spreading overall.

- --------------------------------------------------------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


- --------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY                                                                                                        TABLE 1

- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Five-Year
                                                                                                                      Compound
                                               1994         1993        1992        1991        1990        1989     Growth Rate
                                            ----------   ----------  ----------  ----------  ----------  ----------  -----------
 SUMMARY OF OPERATIONS
 (thousands, except per share data)
 Interest income-- taxable equivalent...... $2,462,454   $2,221,738  $2,301,325  $2,731,925  $2,856,318  $2,773,970     (2.4%)
 Interest expense..........................  1,038,388      839,012     967,028   1,467,849   1,684,114   1,672,856     (9.1)
                                            ----------   ----------  ----------  ----------  ----------  ----------

 Net interest income--taxable equivalent...  1,424,066    1,382,726   1,334,297   1,264,076   1,172,204   1,101,114      5.3
 Taxable equivalent adjustment*............    100,160       98,901      79,247      94,910     107,674     101,317      (.2)
                                            ----------   ----------  ----------  ----------  ----------  ----------

 Net interest income.......................  1,323,906    1,283,825   1,255,050   1,169,166   1,064,530     999,797      5.8
 Provision for loan losses.................     71,763       92,652     119,420     293,000     142,992      86,531     (3.7)
                                            ----------   ----------  ----------  ----------  ----------  ----------

 Net interest income after provision
   for loan losses.........................  1,252,143    1,191,173   1,135,630     876,166     921,538     913,266      6.5

 Other operating revenue...................    604,432      600,179     535,242     490,178     458,852     411,817      8.0
 Gain on sale of subsidiary................         --        8,030      19,486          --          --          --
 Investment securities gains...............      3,320       19,394       1,497      11,091       6,218       7,625    (15.3)
                                            ----------   ----------  ----------  ----------  ----------  ----------
 Total other income........................    607,752      627,603     556,225     501,269     465,070     419,442      7.7
 Personnel expense.........................    563,507      568,680     539,823     524,489     487,473     484,998      3.0
 Other expense.............................    534,906      562,556     555,829     572,028     464,811     431,892      4.4
                                            ----------   ----------  ----------  ----------  ----------  ----------
 Total other expense.......................  1,098,413    1,131,236   1,095,652   1,096,517     952,284     916,890      3.7
 Income before income taxes................    761,482      687,540     596,203     280,918     434,324     415,818     12.9
 Applicable income taxes**.................    222,424      195,445     162,978      51,378      88,647      87,669     20.5
                                            ----------   ----------  ----------  ----------  ----------  ----------
 Net income................................ $  539,058   $  492,095  $  433,225  $  229,540  $  345,677  $  328,149     10.4
                                            ==========   ==========  ==========  ==========  ==========  ==========

 Net income per common share:
   Primary................................. $     3.13   $     2.83  $     2.51  $     1.34  $     2.05  $     1.95      9.9
   Fully diluted........................... $     3.12   $     2.81  $     2.48  $     1.32  $     2.02  $     1.92     10.2

 Cash dividends paid per common share...... $     1.23   $     1.11  $     1.00  $      .92  $      .82  $     .697     12.0

 Average primary shares outstanding........    172,339      173,941     172,641     171,481     168,888     168,268       .5
 Average fully diluted shares outstanding..    172,951      175,198     175,512     175,218     172,722     172,586

 SELECTED AVERAGE BALANCES (millions)

 Total assets.............................. $   37,029   $   33,629  $   31,832  $   32,045  $   30,469  $   28,347      5.5
 Loans -- net of unearned income...........     24,213       21,546      20,032      20,589      20,080      18,604      5.4
 Investment securities.....................      7,683        7,039       6,201       5,783       4,879       4,301     12.3
 Other interest-earning assets.............        898        1,195       1,864       1,988       1,823       1,810    (13.1)
 Total interest-earning assets.............     32,794       29,780      28,097      28,360      26,782      24,715      5.8
 Interest-bearing deposits.................     16,931       17,019      17,884      17,924      16,583      16,610       .4
 Short-term borrowed funds.................      6,230        5,403       4,961       6,080       6,231       4,276      7.8
 Long-term debt............................      4,350        2,073         449         178         177         230     80.0
 Total interest-bearing liabilities........     27,511       24,495      23,294      24,182      22,991      21,116      5.4
 Noninterest-bearing deposits..............      5,384        5,354       4,947       4,595       4,620       4,586      3.3
 Total deposits............................     22,315       22,373      22,831      22,519      21,203      21,196      1.0
 Shareholders' equity......................      3,096        2,872       2,596       2,462       2,237       2,043      8.7

 RATIOS (averages)

 Net loan losses to loans..................        .29%         .31%        .48%        .99%        .47%        .37%
 Net yield on interest-earning assets......       4.34         4.64        4.75        4.46        4.38        4.46
 Shareholders' equity to:
   Total assets............................       8.36         8.54        8.16        7.68        7.34        7.21
   Net loans...............................      13.01        13.58       13.21       12.13       11.28       11.11
 Return on assets..........................       1.46         1.46        1.36         .72        1.13        1.16
 Return on shareholders' equity............      17.41        17.13       16.69        9.33       15.45       16.06

 *Taxable equivalent adjustments reflect federal income tax rates of 35% in 1994 and 1993 and 34% in 1992, 1991, 1990 and 1989
**Income taxes applicable to securities transactions were $1,328, $7,472, $470, $3,997, $2,379 and $2,903, respectively
- --------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

1994 vs. 1993

Overview

               Overall economic growth remained good in 1994 with the national unemployment rate dropping to 6.1 percent. Concerns over the continued pace of expansion led to Federal Reserve actions raising short-term interest rates six times throughout the year. Wachovia Corporation's primary operating states of Georgia, North Carolina and South Carolina continued to enjoy generally favorable economic conditions in 1994. Based on preliminary data, statewide unemployment rates for the year averaged 5.5 percent in Georgia, 4.4 percent in North Carolina and 6.1 percent in South Carolina, while nonagricultural employment in the three states grew 5 percent, 3.6 percent and 1.7 percent, respectively.
               Wachovia Corporation's consolidated net income for 1994 totaled $539.058 million or $3.12 per fully diluted share compared with $492.095 million or $2.81 per fully diluted share in 1993. Increased operating results for the year reflected strong loan growth, good expense control and reduced credit costs, along with a modest contribution from other operating revenue. Net income represented returns of 17.4 percent on shareholders' equity and 1.46 percent on assets versus 17.1 percent and 1.46 percent, respectively, in 1993. The equity and assets used in calculating returns for 1994 include unrealized gains or losses, net of tax, on securities available-for-sale.
               Expanded discussion of operating results and the corporation's financial condition are presented in the following narrative, tables and charts. Interest income is stated on a taxable equivalent basis which is adjusted for the tax-favored status of earnings from certain loans and investments. References to changes in assets and liabilities represent daily average levels unless otherwise noted. The narrative should be read in conjunction with the Consolidated Financial Statements and Notes on pages 46 through 63. Expanded six-year financial data appears on pages 64 through 71.

          NET INCOME PER SHARE           NET INCOME
          (FULLY DILUTED)                (MILLIONS)

          1989           $1.92           1989            $328.1
          1990           $2.02           1990            $345.7
          1991           $1.32           1991            $229.5
          1992           $2.48           1992            $433.2
          1993           $2.81           1993            $492.1
          1994           $3.12           1994            $539.1

Net Interest Income

               Taxable equivalent net interest income, the primary source of the corporation's earnings, grew $41.340 million or 3 percent in 1994. The increase reflected strong gains in interest-earning assets, principally loans, as well as a modestly improving average earning asset yield. Greater levels of interest-bearing liabilities and a higher average cost of funds partially reduced the increase. A portion of the increase in the average cost of funds resulted from a decision to lengthen the maturity of wholesale funding in order to somewhat insulate the corporation's net interest margin from a rising rate environment.
               The net yield on interest-earning assets (net interest income as a percentage of average interest-earning assets) declined 30 basis points for the year as increased rates on funding sources offset gains in earning asset yields. The average rate paid rose 34 basis points, led by short-term borrowing costs which increased in response to Federal Reserve actions. The average yield on interest-earning assets was up a more modest 5 basis points for the year, although the increase accelerated in the second half of 1994.

          NET INTEREST INCOME*
          (MILLIONS)
                         Interest          Interest          Net interest
                         income*           expense           income*
                         -------           -------           ------------
          1989           $2774.0           $1672.9           $1101
          1990           $2856.3           $1684.1           $1172
          1991           $2731.9           $1467.8           $1264
          1992           $2301.3           $ 967.0           $1334
          1993           $2221.7           $ 839.0           $1383
          1994           $2462.5           $1038.4           $1424

- --------------------------------------------------------------------------------------------------------------------------------

COMPONENTS OF EARNINGS PER PRIMARY SHARE                                                                                 TABLE 2

- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Change          Change
                                                       1994             1993             1992          1994/1993       1993/1992
                                                     -------          -------          -------         ---------       ---------
Interest income -- taxable equivalent .............  $ 14.29          $ 12.77          $ 13.33          $ 1.52           ($.56)
Interest expense ..................................     6.03             4.82             5.60            1.21            (.78)
                                                     -------          -------          -------          ------           -----
Net interest income -- taxable equivalent .........     8.26             7.95             7.73             .31             .22
Taxable equivalent adjustment .....................      .58              .57              .46             .01             .11
                                                     -------          -------          -------          ------           -----
Net interest income ...............................     7.68             7.38             7.27             .30             .11
Provision for loan losses .........................      .42              .53              .69            (.11)           (.16)
                                                     -------          -------          -------          ------           -----
Net interest income after provision for loan losses     7.26             6.85             6.58             .41             .27

Other operating revenue ...........................     3.51             3.45             3.10             .06             .35
Gain on sale of subsidiary ........................       --              .05              .11            (.05)           (.06)
Investment securities gains .......................      .02              .11              .01            (.09)            .10
                                                     -------          -------          -------          ------           -----
Total other income ................................     3.53             3.61             3.22            (.08)            .39

Personnel expense .................................     3.27             3.27             3.13              --             .14
Other expense .....................................     3.10             3.24             3.22            (.14)            .02
                                                     -------          -------          -------          ------           -----
Total other expense ...............................     6.37             6.51             6.35            (.14)            .16

Income before income taxes ........................     4.42             3.95             3.45             .47             .50
Applicable income taxes ...........................     1.29             1.12              .94             .17             .18
                                                     -------          -------          -------          ------           -----
Net income ........................................  $  3.13          $  2.83          $  2.51          $  .30          $  .32
                                                     =======          =======          =======          ======           =====
- --------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS*                                                                            TABLE 3

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Variance
 Average Volume    Average Rate                                              Interest                         Attributable to
- ----------------  --------------                                     ----------------------                ----------------------
  1994     1993    1994    1993                                         1994         1993      Variance       Rate      Volume
- -------  -------  ------  ------                                     ----------  ----------    --------    ----------  ----------
   (Millions)                     INTEREST INCOME                                             (Thousands)
                                  Loans:
$ 7,367  $ 6,198   6.03    5.29     Commercial ..................... $  444,395  $  327,729    $116,666     $49,881   $  66,785
  1,966    1,891   8.99    9.05     Tax-exempt .....................    176,701     171,163       5,538      (1,232)      6,770
- -------  -------                                                     ----------  ----------    --------
  9,333    8,089   6.66    6.17        Total commercial ............    621,096     498,892     122,204      41,467      80,737
    735      685   8.30    8.68     Direct retail ..................     61,054      59,455       1,599      (2,678)      4,277
  2,450    2,245   7.77    8.42     Indirect retail ................    190,444     189,143       1,301     (15,252)     16,553
  3,529    2,591  11.05   11.75     Credit card ....................    389,763     304,502      85,261     (19,225)    104,486
    334      328  11.55   11.15     Other revolving credit .........     38,556      36,580       1,976       1,324         652
- -------  -------                                                     ----------  ----------    --------
  7,048    5,849   9.65   10.08        Total retail ................    679,817     589,680      90,137     (26,415)    116,552
    496      470   9.26    7.45     Construction ...................     45,988      35,034      10,954       8,936       2,018
  3,356    3,147   7.72    7.39     Commercial mortgages ...........    259,077     232,688      26,389      10,557      15,832
  3,699    3,780   7.78    8.10     Residential mortgages ..........    287,922     305,965     (18,043)    (11,609)     (6,434)
- -------  -------                                                     ----------  ----------    --------
  7,551    7,397   7.85    7.76        Total real estate  ..........    592,987     573,687      19,300       7,266      12,034
    173      135   7.83    8.90     Lease financing ................     13,563      12,051       1,512      (1,573)      3,085
    108       76   5.70    4.35     Foreign ........................      6,162       3,318       2,844       1,213       1,631
- -------  -------                                                     ----------  ----------    --------
 24,213   21,546   7.90    7.79        Total loans  ................  1,913,625   1,677,628     235,997      25,589     210,408
                                  Investment securities:
                                    Held-to-maturity:
  2,290    3,647   6.61    6.27       U.S. Government and agency ...    151,355     228,538     (77,183)     11,984     (89,167)
  1,069    2,352   7.72    7.25       Mortgage backed securities ...     82,584     170,640     (88,056)     10,399     (98,455)
    599      689  12.53   12.46       State and municipal ..........     75,069      85,854     (10,785)        438     (11,223)
     12      351   5.04    4.37       Other ........................        618      15,307     (14,689)      2,039     (16,728)
- -------  -------                                                     ----------  ----------    --------
                                       Total securities
  3,970    7,039   7.80    7.11          held-to-maturity ..........    309,626     500,339    (190,713)     44,760    (235,473)
                                    Available-for-sale:**
  2,504       --   5.51      --       U.S. Government and agency ...    137,984          --     137,984          --     137,984
    942       --   4.58      --       Mortgage backed securities ...     43,193          --      43,193          --      43,193
    267       --   5.02      --       Other ........................     13,399          --      13,399          --      13,399
- -------  -------                                                     ----------  ----------    --------
                                       Total securities
  3,713       --   5.24      --          available-for-sale ........    194,576          --     194,576          --     194,576
- -------  -------                                                     ----------  ----------    --------
  7,683    7,039   6.56    7.11        Total investment securities..    504,202     500,339       3,863     (39,992)     43,855
     13       79   4.58    3.71   Interest-bearing bank balances ...        597       2,905      (2,308)        555      (2,863)
                                  Federal funds sold and
                                    securities purchased under
    196      395   3.91    3.15     resale agreements...............      7,682      12,433      (4,751)      2,508      (7,259)
    689      721   5.28    3.94   Trading account assets............     36,348      28,433       7,915       9,245      (1,330)
- -------  -------                                                     ----------  ----------    --------
$32,794  $29,780   7.51    7.46        Total interest-earning assets  2,462,454   2,221,738     240,716      14,458     226,258
=======  =======
                                  INTEREST EXPENSE
$ 3,384  $ 3,219   1.63    1.88   Interest-bearing demand ..........     55,088      60,433      (5,345)     (8,319)      2,974
  6,122    5,998   2.69    2.53   Savings and money market savings..    164,461     151,748      12,713       9,514       3,199
  5,336    5,595   4.26    4.30   Savings certificates .............    227,060     240,795     (13,735)     (2,660)    (11,075)
  1,573    1,740   4.47    5.18   Large denomination certificate ...     70,305      90,101     (19,796)    (11,642)     (8,154)
- -------  -------                                                     ----------  ----------    --------
                                       Total time deposits in
 16,415   16,552   3.15    3.28          domestic offices ..........    516,914     543,077     (26,163)    (21,681)     (4,482)
    516      467   4.32    3.11   Time deposits in foreign offices..     22,318      14,503       7,815       6,144       1,671
- -------  -------                                                     ----------  ----------    --------
 16,931   17,019   3.18    3.28        Total time deposits..........    539,232     557,580     (18,348)    (15,479)     (2,869)
                                  Federal funds purchased and
                                    securities sold under
  5,050    3,945   4.44    3.23     repurchase agreements ..........    224,089     127,580      96,509      55,012      41,497
    505      486   3.94    3.02   Commercial paper..................     19,880      14,693       5,187       4,586         601
    675      972   4.24    3.25   Other short-term borrowed funds...     28,603      31,574      (2,971)      8,166     (11,137)
- -------  -------                                                     ----------  ----------    --------
                                       Total short-term
  6,230    5,403   4.37    3.22          borrowed funds ............    272,572     173,847      98,725      69,217      29,508
  3,523    1,535   4.88    4.54   Bank notes........................    171,968      69,785     102,183       5,554      96,629
    827      538   6.60    7.03   Other long-term debt .............     54,616      37,800      16,816      (2,407)     19,223
- -------  -------                                                     ----------  ----------    --------
  4,350    2,073   5.21    5.19        Total long-term debt.........    226,584     107,585     118,999         437     118,562
- -------  -------                                                     ----------  ----------    --------
                                       Total interest-bearing
$27,511  $24,495   3.77    3.43          liabilities ...............  1,038,388     839,012     199,376      90,306     109,070
=======  =======  -----   -----                                      ----------  ----------    --------
                   3.74    4.03   Interest rate spread
                  =====   =====
                                  Net yield on interest-earning
                   4.34    4.64     assets and net interest income   $1,424,066  $1,382,726    $ 41,340     (93,096)    134,436
                  =====   =====                                      ==========  ==========    ========
- ------------------------------------------------------------------------------------------------------------------------------------

 *Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense
**Volume amounts are reported at amortized cost; excludes pretax unrealized losses of $12 million
                                                                              19

Interest Income

               Taxable equivalent interest income rose $240.716 million or 10.8 percent, primarily the result of good growth in average interest-earning assets supplemented by a higher average yield. Average interest-earning assets expanded $3.014 billion or 10.1 percent for the year with the average rate earned up 5 basis points.
               Strong loan demand paced overall interest-earning asset growth, with average loans rising $2.667 billion or 12.4 percent for the year versus $1.514 billion or 7.6 percent in 1993. Both commercial and retail loans were up, with growth stronger for the year in the commercial portfolio.
               Commercial loans, including related real estate categories, expanded $1.549 billion or 13 percent compared with an increase of $278 million or 2.4 percent in 1993. All categories were up for the year with gains concentrated in regular commercial loans, which rose $1.169 billion or 18.9 percent. Commercial mortgages were higher by $209 million or 6.6 percent, while construction loans increased $26 million or 5.5 percent, the first yearly gain since 1990. Based on regulatory definitions, commercial mortgages were $3.484 billion or
          13.5 percent of total loans at December 31, 1994, and construction loans were $553 million or 2.1 percent. These compared with $3.199 billion or 13.9 percent and $494 million or 2.2 percent, respectively, at year-end 1993.
               Retail loans, including residential mortgages, grew $1.118 billion or 11.6 percent versus a gain of $1.236 billion or 14.7 percent in 1993. The increase was led by credit card loans, up $938 million or 36.2 percent, and by indirect retail loans, which rose $205 million or 9.1 percent and primarily consists of automobile sales financing. Credit cards have remained a particularly strong area of retail loan growth with demand fueled largely by Wachovia's variable rate pricing options. At December 31, 1994, managed credit card outstandings totaled $4.094 billion, including $125 million of net securitized loans. Approximately 90 percent of the portfolio was variable rate. This compared with $3.123 billion in outstandings with approximately 84 percent variable rate a year earlier. At year-end 1992, approximately 61 percent of the credit card portfolio was variable rate.
               Direct retail loans and other revolving credit also were higher for the year, with the gain in direct retail loans reversing several consecutive yearly declines. Reflecting, in part, the impact of higher interest rates and lower demand, residential mortgages decreased $81 million or 2.1 percent. Although lower for the full year, residential mortgages have increased modestly on a sequential monthly basis since July.
               The corporation has a modest commitment of loans and other outstandings to foreign countries. Cross border commitments, primarily consisting of loans, were $275 million or .7 percent of total assets at December 31, 1994, down $77 million or 22 percent from $352 million or 1 percent at year-end 1993.
               Continued good loan growth throughout 1994 moderated the need for increases in investment securities which were up $644 million or
          9.1 percent for the year compared with an increase of $838 million or
          13.5 percent in 1993. Effective January 1, 1994, investment securities were classified by the corporation as either securities held-to-maturity or securities available-for-sale under Statement of Financial Accounting

- ---------------------------------------------------------------------------------------------------------

SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY                                                 TABLE 4
December 31, 1994 (thousands)
- ---------------------------------------------------------------------------------------------------------
                                                                    One Year      One to         Over
                                                        Total       or Less     Five Years    Five Years
                                                    -----------   -----------   -----------   -----------
 Commercial, financial and other ................   $ 8,377,878   $ 7,669,434   $   426,933   $   281,511
 Industrial revenue and other tax-exempt financing    1,809,600       728,998       364,512       716,090
 Construction and land development ..............       553,105       500,027        53,078            --
 Commercial mortgages ...........................     3,483,452     2,093,698       773,738       616,016
                                                    -----------   -----------   -----------   -----------
      Loans to domestic borrowers ..............     14,224,035    10,992,157     1,618,261     1,613,617
 Loans to foreign borrowers .....................       254,415       129,415       125,000            --
                                                    -----------   -----------   -----------   -----------

      Selected loans, net .......................   $14,478,450   $11,121,572   $ 1,743,261   $ 1,613,617
                                                    ===========   ===========   ===========   ===========
 Interest sensitivity:
   Loans with predetermined interest rates ......   $ 7,411,293   $ 4,449,258   $ 1,599,210   $ 1,362,825
   Loans with floating interest rates ...........     7,067,157     6,672,314       144,051       250,792
                                                    -----------   -----------   -----------   -----------
       Total ....................................   $14,478,450   $11,121,572   $ 1,743,261   $ 1,613,617
                                                    ===========   ===========   ===========   ===========
- ---------------------------------------------------------------------------------------------------------



INVESTMENT SECURITIES                                                                                   TABLE 5
December 31 (thousands)
                                                                            1994
                                              -----------------------------------------------------------------
                                                                                                      Taxable
                                              Book     Unrealized  Unrealized     Market    Average  Equivalent
                                              Value       Gain        Loss        Value    Maturity    Yield*
                                              -----    ----------  ----------     ------   --------  ----------
 HELD-TO-MATURITY                                                                         (Yrs./Mos.)
 U.S. Treasury and other
   U.S. Government agencies:
     Within one year..................       $    3,486   $    --   $      5    $    3,481             4.43%
     One to five years................        2,387,449    12,544    103,373     2,296,620             6.73
     Five to ten years................           84,469     4,441         --        88,910             9.71
     Over ten years...................           16,072     4,095          2        20,165            12.81
                                             ----------   -------   --------    ----------
       Total..........................        2,491,476    21,080    103,380     2,409,176    3/2      6.86

 State and municipal:
     Within one year..................          190,528     3,258         93       193,693            13.38
     One to five years................          155,436     6,420        123       161,733            11.81
     Five to ten years................          123,316    10,165        139       133,342            12.23
     Over ten years...................           85,085     6,753      1,442        90,396            12.61
                                             ----------   -------   --------    ----------
       Total..........................          554,365    26,596      1,797       579,164    4/6     12.57

 Mortgage backed:
     Within one year..................            1,709        --         20         1,689             6.09
     One to five years................          158,964       436      5,487       153,913             6.35
     Five to ten years................          212,624       402     11,092       201,934             6.76
     Over ten years...................          751,253    11,276      7,731       754,798             8.50
                                             ----------   -------   --------    ----------
       Total..........................        1,124,550    12,114     24,330     1,112,334   16/9      7.86

 Other interest-earning
   investments:
     Within one year..................               --        --         --            --
     One to five years................           13,721        --        237        13,484             5.44
     Five to ten years................              498        --         12           486             7.19
     Over ten years...................               --        --         --            --
                                             ----------   -------   --------    ----------
       Total..........................           14,219        --        249        13,970    4/1      5.50
                                             ----------   -------   --------    ----------
       Total held-to-maturity                 4,184,610    59,790    129,756     4,114,644    7/0      7.88

 AVAILABLE-FOR-SALE

 U.S. Treasury and other
   U.S. Government agencies:
     Within one year..................          861,302       200      7,807       853,695              5.11
     One to five years................        1,652,408     1,618     46,813     1,607,213              6.05
     Five to ten years................               --        --         --            --
     Over ten years...................               --        --         --            --
                                             ----------   -------   --------    ----------
       Total..........................        2,513,710     1,818     54,620     2,460,908     1/3      5.73

 Mortgage backed:
     Within one year..................               --        --         --            --
     One to five years................          228,181         2      4,976       223,207              4.71
     Five to ten years................          264,416        --      4,547       259,869              5.40
     Over ten years...................          339,770       689      7,488       332,971              5.45
                                             ----------   -------   --------    ----------
       Total .........................          832,367       691     17,011       816,047    9/10      5.23

 Other interest-earning
   investments:
     Within one year..................            6,770        40         --         6,810              6.15
     One to five years................           64,826        11         --        64,837              6.20
     Five to ten years................              495        20         --           515             10.90
     Over ten years...................           91,900        13         --        91,913              6.38
                                             ----------   -------   --------    ----------
       Total..........................          163,991        84         --       164,075     9/0      6.31
                                             ----------   -------   --------    ----------

 Total available-for-sale
   interest-earning
   investments........................        3,510,068     2,593     71,631     3,441,030     3/8      5.64

 Federal Reserve Bank
   stock and other
   investments........................           90,026     7,287         96        97,217
                                             ----------   -------   --------    ----------
       Total available-
       for-sale.......................        3,600,094     9,880      71,727    3,538,247
                                             ----------   -------   --------    ----------
       Total portfolio................       $7,784,704   $69,670   $ 201,483   $7,652,891
                                             ==========   =======   =========   ==========

                                                1993                     1992
                                          -----------------        -----------------

                                          Book       Market         Book      Market
                                          Value      Value         Value      Value
                                          -----      ------        -----      ------
 HELD-TO-MATURITY
 U.S. Treasury and other
   U.S. Government agencies:
     Within one year..................  $  611,434  $  620,018  $  258,729  $  263,276
     One to five years................   3,828,687   3,925,789   2,045,605   2,096,611
     Five to ten years................     116,665     137,324     414,559     464,696
     Over ten years...................      15,950      23,340      16,581      22,588
                                        ----------  ----------  ----------  ----------
       Total .........................   4,572,736   4,706,471   2,735,474   2,847,171

 State and municipal:
     Within one year..................      75,501      77,254      62,837      63,673
     One to five years................     309,939     337,197     337,815     369,395
     Five to ten years................     151,253     172,827     192,030     214,277
     Over ten years...................     118,464     140,456     155,335     177,842
                                        ----------  ----------  ----------  ----------
       Total..........................     655,157     727,734     748,017     825,187

 Mortgage backed:
     Within one year..................      44,500      44,510       9,168       8,604
     One to five years................     539,315     546,467     134,209     139,350
     Five to ten years................     559,029     560,130     427,596     439,879
     Over ten years...................   1,165,890   1,217,385   1,893,389   1,971,476
                                        ----------  ----------  ----------  ----------
       Total..........................   2,308,734   2,368,492   2,464,362   2,559,309

 Other interest-earning
   investments:
     Within one year..................      34,426      34,420      11,423      11,446
     One to five years................      85,713      85,779      96,090      97,361
     Five to ten years................      11,980      11,987      80,737      80,757
     Over ten years...................     101,192     101,261     216,358     219,270
                                        ----------  ----------  ----------  ----------
       Total .........................     233,311     233,447     404,608     408,834
                                        ----------  ----------  ----------  ----------
       Total held-to-maturity.........   7,769,938   8,036,144   6,352,461   6,640,501

 AVAILABLE-FOR-SALE

 U.S. Treasury and other
   U.S. Government agencies:
     Within one year
     One to five years
     Five to ten years
     Over ten years
       Total

 Mortgage backed:
     Within one year
     One to five years
     Five to ten years
     Over ten years
       Total

 Other interest-earning
   investments:
     Within one year
     One to five years
     Five to ten years
     Over ten years
       Total

 Total available-for-sale
   interest-earning
   investments

 Federal Reserve Bank
   stock and other
   investments........................  $  108,718  $  120,546  $  133,710     152,542
                                        ----------  ----------  ----------  ----------
       Total available-
       for-sale.......................

       Total portfolio................  $7,878,656  $8,156,690  $6,486,171  $6,793,043
                                        ==========  ==========  ==========  ==========

* Yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable


          Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115), which the corporation prospectively adopted on that date. Securities held-to-maturity are debt securities which management can demonstrate positive intent and ability to hold to maturity. They are reported at amortized cost. Securities available-for-sale are debt and equity securities not classified as either held-to-maturity or trading. Securities available-for-sale are reported at fair market value with unrealized gains and losses resulting from changes in market value included, net of tax, in shareholders' equity.
               At December 31, 1994, securities available-for-sale were $3.538 billion and securities held-to-maturity were $4.185 billion. For the full year, there was an unrealized loss of $12.405 million, pretax, and $7.561 million, net of tax, on average securities available-for-sale. The municipal portfolio remains of good investment grade with 96.6 percent rated A or higher by Moody's at December 31, 1994 compared with 95.6 percent a year earlier.

Interest Expense

               Interest expense grew $199.376 million or 23.8 percent, reflecting expanded average interest-bearing liabilities and a higher average cost of funds. Average interest-bearing liabilities increased $3.016 billion or 12.3 percent, primarily in long-term debt and short-term borrowings. The average rate paid rose 34 basis points for the year, principally due to higher short-term borrowing costs pressed upward by the shift in Federal Reserve policy during the year.
               Total interest-bearing time deposits were relatively unchanged, declining $88 million or under 1 percent. Savings certificates and large denomination certificates declined while interest-bearing demand, savings and money market savings and foreign time deposits grew moderately. The majority of the deposits in foreign offices were in denominations of greater than $100,000.
               Short-term borrowings were higher by $827 million or 15.3 percent. Federal funds sold and repurchase agreements accounted for almost all of the growth, rising $1.105 billion or 28 percent. Commercial paper borrowings increased $19 million or 3.9 percent, while other short-term borrowings, primarily consisting of term federal funds, were down $297 million or 30.6 percent.
               Wachovia Bank of North Carolina has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $7 billion outstanding at any one time. Notes can be issued with terms of 30 days to 15 years. Bank notes with original maturities of one year or less were issued beginning in the fourth quarter of 1994 and are included in other short-term borrowed funds. At year-end 1994, short-term bank notes totaled $456 million with an average cost of 6.13 percent and an average maturity of 4.15 months. Bank notes with original maturities of greater than one year are medium-term notes and are classified as long-term debt. Medium-term bank notes at December 31, 1994 were $3.953 billion with an average cost of 5.31 percent and an average maturity of 1.73 years versus $2.370 billion outstanding a year earlier, with an average cost of 4.54 percent and an average maturity of 1.8 years. The bank note program provides additional funding at attractive rates, reflective of the issuing bank's strong credit ratings.
               Long-term debt increased $2.277 billion or 109.8 percent, principally driven by expansion of the medium-term bank note program. Medium-term bank notes were up $1.988 billion or 129.4 percent, while other long-term debt rose $289 million or 53.8 percent.
               Gross deposits for the year averaged $22.315 billion, lower by $58 million or less than 1 percent from $22.373 billion in 1993. Collected deposits, net of float, averaged $20.691 billion compared with $20.762 billion in the prior year, a decrease of $71 million or under 1 percent. Demand and noninterest-bearing time deposits in 1994 averaged $5.384 billion versus $5.354 billion the year earlier.

Asset and Liability Management, Interest Rate Sensitivity and Liquidity
Management

               The goal of asset and liability management is to maintain high quality and consistent growth of net interest income with acceptable levels of risk to changes in interest rates. The corporation seeks to meet this goal by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing discretionary balance sheet asset and liability portfolios and by utilizing off-balance sheet financial instruments.
               Interest rate risk management is carried out by Funds Management which operates under policies established by the Finance Committee of the corporation's board of directors and the guidance of the Management Finance Committee. Rate risk, liquidity, capital positions and discretionary on and off-balance sheet activity are reviewed quarterly by the Board Finance Committee. Interim oversight of the asset and liability function is provided through regular bimonthly meetings of Funds Management and the Chief Financial Officer. Funds Management personnel carry out day-to-day activity within approved risk management guidelines and strategies.
               The corporation uses a number of tools to measure interest rate risk, including monitoring the difference or gap between rate sensitive assets and liabilities over various time periods, monitoring the change in the net present value of the asset and liability portfolios under various rate scenarios and income simulation modeling. The rate sensitivity gap table on this page sets forth the volume of interest-earning assets and interest-bearing liabilities outstanding as of year-ends 1994 and 1993, which mature or are projected to reprice in

Interest Rate Sensitivity Gap Analysis
- --------------------------------------

                                                                  Interest Sensitive Period
                                               -------------------------------------------------------------------
$ in millions                                                                                   Over One
                                                0 to 3      4 to 6     7 to 12   Total Within   Year and
December 31, 1994                               Months      Months      Months     One Year   Nonsensitive  Total
- -----------------                              --------    --------    --------  ------------ ------------  ------
Loans and net leases, net of unearned income   $ 16,265    $    902    $  1,379    $ 18,546    $  7,345   $ 25,891
State and municipal investment securities ..         56          50         111         217         339        556
Other investment securities ................        813         481         686       1,980       5,187      7,167
Interest-bearing bank balances .............          7         --           --           7          --          7
Federal funds sold and securities purchased
  under resale agreements ..................        202         --           --         202          --        202
Trading account assets .....................        890         --           --         890          --        890
                                               --------    --------    --------    --------    --------   --------
      Total earning assets .................     18,233       1,433       2,176      21,842      12,871     34,713

Interest-bearing demand ....................        617         264         529       1,410       2,115      3,525
Savings and money market savings ...........      4,376         338         676       5,390         676      6,066
Savings certificates .......................      1,741       1,135         966       3,842       1,623      5,465
Large denomination certificates ............        610         227         210       1,047         369      1,416
Time deposits in foreign offices ...........        879          31          --         910          --        910
Federal funds purchased and securities sold
  under repurchase agreements ..............      5,895           3          --       5,898          --      5,898
Commercial paper ...........................        404           2           1         407          --        407
Other short-term borrowed funds ............        850           2         155       1,007          --      1,007
Bank notes .................................      1,114         156         815       2,085       1,868      3,953
Other long-term debt .......................         --          --          --          --         838        838
                                               --------    --------    --------    --------    --------   --------
      Total interest-bearing liabilities ...     16,486       2,158       3,352      21,996       7,489     29,485
Interest rate swaps ........................       (248)         14         (11)       (245)        260         15
                                               --------    --------    --------    --------    --------   --------
      Interest sensitivity gap .............      1,499        (711)     (1,187)   $   (399)      5,642    $ 5,243
                                               --------    --------    --------    ========    --------   ========
      Cumulative interest sensitivity gap ..   $  1,499    $    788    $   (399)               $  5,243
                                               ========    ========    ========                ========
December 31, 1993
- -----------------
Loans and net leases, net of unearned income   $ 14,094    $    683    $  1,035    $ 15,812    $  7,165   $ 22,977
State and municipal investment securities ..         30          16          36          82         573        655
Other investment securities ................      1,025         277         693       1,995       5,229      7,224
Interest-bearing bank balances .............         13          --          --          13          --         13
Federal funds sold and securities purchased
  under resale agreements ..................        691          --          --         691          --        691
Trading account assets .....................        789          --          --         789          --        789
                                               --------    --------    --------    --------    --------   --------
      Total earning assets .................     16,642         976       1,764      19,382      12,967     32,349

Interest-bearing demand ....................        460         278         556       1,294       2,222      3,516
Savings and money market savings ...........      4,750         289         578       5,617         577      6,194
Savings certificates .......................      1,828       1,280         762       3,870       1,272      5,142
Large denomination certificates ............        826         243         191       1,260         247      1,507
Time deposits in foreign offices ...........        761          16          --         777          27        804
Federal funds purchased and securities sold
  under repurchase agreements ..............      4,741          --          --       4,741          --      4,741
Commercial paper ...........................        589          --          --         589          --        589
Other short-term borrowed funds ............      1,033          56           2       1,091          --      1,091
Bank notes .................................        150         180         186         516       1,854      2,370
Other long-term debt .......................         --          --          --          --         591        591
                                               --------    --------    --------    --------    --------   --------
      Total interest-bearing liabilities ...     15,138       2,342       2,275      19,755       6,790     26,545
Interest rate swaps ........................        (58)        (63)        (47)       (168)        168       --
                                               --------    --------    --------    --------    --------   --------
      Interest sensitivity gap .............      1,446      (1,429)       (558)   $   (541)      6,345   $  5,804
                                               --------    --------    --------    ========    --------   ========
      Cumulative interest sensitivity gap ..   $  1,446    $     17    $   (541)               $  5,804
                                               ========    ========    ========                ========

Note: Management's assumptions of the repricing characteristics of certain accounts without contractual maturity dates are detailed above. The December 31, 1993 gap sensitivity table has been restated to reclassify $1.018 billion in loans from over one year and nonsensitive to 0-3 months sensitive and $100 million in long-term debt from 0-3 months sensitive to over one year and nonsensitive.


          each of the future time periods shown. The projected asset repricing volumes include management assumptions of prepayments of mortgage related assets and automobile financing. Also, the projected interest checking and savings repricing volumes are based on management's assumptions of the expected rate sensitivity of these accounts in relationship to the prime rate. Inclusion of the impact of these management assumptions in the gap analysis table presents a more accurate view of the corporation's rate risk position. The section on nonsensitive and maturities beyond one year includes bank credit card loans of $404 million in 1994 and $499 million in 1993, savings balances of $676 million in 1994 and $577 million in 1993 and interest-bearing checking balances of $2.115 billion in 1994 and $2.222 billion in 1993.
               Management believes that rate risk is best measured by simulation modeling which can incorporate changes in asset and liability volumes and changes in interest rates, as well as the associated timing of the rate of change in interest rates of various categories of assets and liabilities. The model used captures interest-earning assets, interest-bearing liabilities and off-balance sheet financial instruments and projects net interest income on a continuous rolling 12-month basis. The model also incorporates projections of noninterest income and expense including loan loss provision expense so management can view projected net income on a per share basis under simulated interest rate environments. The corporation monitors exposure to a gradual change in rates of 200 basis points up or down over the rolling 12-month period and an instantaneous change in rates of 200 basis points up or down over the same period. From time to time, the model horizon is expanded to a 24-month period. The results of these simulations are monitored for compliance with policy and analyzed with the objective of identifying potential adverse performance situations. If conditions indicate an adverse situation is likely, management's immediate goal is to construct a strategy to alter the balance sheet or enter into off-balance sheet financial instruments to neutralize, as much as possible, the adverse impact.
               The corporation policy limit for the maximum negative impact on net interest revenue from a gradual change in interest rates of 200 basis points over 12 months is 7.5 percent. Management generally has maintained a risk position well within the policy guideline level.
          As of December 31, 1994, the current impact for a 200 basis point gradual increase in rates over 12 months would be a reduction of less than one half of one percent in net interest income from an unchanged rate environment.
               The corporation uses both on-balance sheet instruments such as investment securities and purchased funds and off-balance sheet derivative instruments to provide growth of net interest income, stability to the corporation's interest rate sensitivity and enhance liquidity. Off-balance sheet instruments used for asset and liability management purposes include interest rate swaps, futures and options with indices that directly correlate to on-balance sheet instruments. These financial instruments, principally interest rate swaps, have been used by the corporation over a number of years, and management believes the use of such instruments enhances the effectiveness of asset and liability management on a sound basis.
               The Financial Accounting Standards Board has issued Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (FASB 119), which is effective for this year's financial statements. FASB119 requires increased disclosures about derivatives and other financial instruments. The statement distinguishes between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading, such as for risk management purposes. Specific disclosures required by FASB 119 regarding off-balance sheet financial instruments held for risk management purposes is provided in Note J to the consolidated financial statements and disclosures regarding instruments held for trading are included in Note I.
               Off-balance sheet asset and liability derivative transactions, on a stand-alone basis, resulted in additional interest expense of $9.910 million in 1994. However, this effect was more than offset by net interest income from related on-balance sheet instruments.
               At December 31, 1994, the corporation had $1.118 billion notional amount of derivatives outstanding for asset and liability management purposes. Interest rate swaps were $703 million or 63 percent of the total notional amount. Details on the maturity schedule of asset and liability management derivatives including notional amounts and average maturities are contained in the following table.

                                  Maturity Schedule of Asset and Liability Management Derivatives
                                  ---------------------------------------------------------------
                                                         December 31, 1994
                                                    Within                                                Over               Average
                                                     One         Two      Three      Four      Five       Five                Life
                                                     Year       Years     Years      Years     Years      Years     Total    (Years)
                                                    ------      -----     -----      -----     -----      -----     -----    -------
          $ in millions
          Interest rate swaps:
            Pay fixed/receive floating:
              Notional amount .....................  $ 123      $  50     $  14     $   15     $  17      $  31     $  250     2.16
              Weighted average rates received .....   5.87%      5.96%     5.46%      5.62%     5.91%      5.98%      5.86%
              Weighted average rates paid .........   8.15       8.91      6.56       6.89      6.85       7.10       7.91

            Receive fixed/pay floating:
              Notional amount .....................  $   7      $ 110     $   1     $    2        --      $ 100     $  220     7.14
              Weighted average rates received .....   9.79%      5.10%     9.79%     10.70%       --       6.31%      5.87%
              Weighted average rates paid .........   8.25       6.17      8.24       8.41        --       5.31       5.88

          Index amortizing swaps:*
              Notional amount .....................     --      $   7     $ 116     $   12     $  40         --     $  175     2.92
              Weighted average rates received .....     --       7.07%     6.08%      7.15%     7.15%        --       6.44%
              Weighted average rates paid .........     --       5.83      5.95       5.86      5.86         --       5.92

          Total interest rate swaps:
              Notional amount .....................  $ 130      $ 167     $ 131     $   29     $  57      $ 131     $  645     4.06
              Weighted average rates received .....   6.09%      5.44%     6.03%      6.54%     6.79%      6.23%      6.02%
              Weighted average rates paid .........   8.16       6.97      6.03       6.56      6.17       5.74       6.68

          Forward starting interest rate swaps:
              Notional amount .....................     --         --        --         --        --      $  58     $   58     9.27
              Weighted average rates paid .........     --         --        --         --        --       8.03%      8.03%

          Interest rate caps (notional amount)** ..  $  15      $ 400        --         --        --         --     $  415     1.25

                 Total derivatives (notional amount) $ 145      $ 567     $ 131     $   29     $  57      $ 189     $1,118     3.28

           *Maturity is based upon expected average lives rather than contractual lives.
          **Average rates are not meaningful.

               Off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, but instead credit risk is equal to the fair value gain of the instrument if a counterparty fails to perform. The credit risk is normally a small percentage of the notional amount and fluctuates as interest rates move up and down. The corporation mitigates this risk by subjecting the transactions to the same rigorous approval and monitoring process as is used for on-balance sheet credit transactions, by dealing in the national market with highly rated counterparties, by executing all transactions under International Swaps and Derivatives Association Master Agreements and by using collateral instruments to reduce exposure. Collateral is delivered by either party when the fair value of a particular transaction or group of transactions with the same counterparty on a net basis exceeds an acceptable threshold of exposure. The threshold level is determined based on the strength of the individual counterparty.
               The fair value of all asset and liability derivative positions for which the corporation was exposed to counterparties totaled $14.912 million as of December 31, 1994. The fair value of all asset and liability derivative positions for which counterparties were exposed to the corporation amounted to $40.440 million on the same date. Details of the net fair value loss of $25.528 million are included in Note J of Notes to Consolidated Financial Statements.
               The corporation uses derivative financial contracts to (1) swap floating rate assets or liabilities to fixed rate; (2) convert fixed rate assets or liabilities to floating rate; and (3) hedge the interest rate spread between assets and liabilities. These transactions serve to better match the repricing characteristics of various assets and liabilities, reduce spread risk, adjust overall rate sensitivity and enhance net interest income.
               Changing the repricing characteristics of liabilities to match the assets they support generally is accomplished through an interest rate swap whereby the corporation pays a fixed rate and receives a floating rate.

          This allows the corporation to acquire fixed rate assets without increasing exposure to rising interest rates. Converting fixed rate debt to a floating rate is accomplished generally by receiving fixed on an interest rate swap and paying floating. The corporation has used this type of transaction to convert long-term subordinated debt to a floating rate. This transaction increases liquidity by allowing a long-term liability to replace a short-term liability, yet have a rate that is consistent with and fluctuates with short-term rates. Receiving a fixed rate on an interest rate swap and paying a floating rate has the effect of converting floating rate assets to fixed rate assets. The results are essentially the same as acquiring a fixed rate security funded with a floating rate liability. Both transactions reduce asset sensitivity. The corporation has used this type of transaction to convert a portion of the floating rate credit card portfolio to fixed rates.
               Hedging the spread between the rate received and the rate paid on certain assets and liabilities can be achieved by the use of options contracts such as caps. The corporation has entered into simultaneous transactions purchasing and selling caps to protect against a narrowing in the spread between the prime

                                     ------------------------------------------

                                     LARGE DENOMINATION DEPOSITS*       TABLE 6
                                     December 31, 1994 (thousands)
                                     ------------------------------------------

                                     REMAINING MATURITIES
                                     Three months or less...   $  674,514
                                     Over three through
                                       six months ..........      246,551
                                     Over six through
                                       twelve months .......      204,898
                                     Over twelve months ....   $  290,355
                                                               ----------
                                         Total .............   $1,416,318
                                                               ==========
                                      *Includes domestic office
                                       certificates of deposit of
                                       $100 or more
                                     ------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

SHORT-TERM BORROWED FUNDS (Thousands)                                                                                        TABLE 7

- ------------------------------------------------------------------------------------------------------------------------------------
                                                             1994                         1993                         1992
                                                     -------------------          -------------------          -------------------
                                                       Amount       Rate            Amount       Rate            Amount       Rate
                                                     ----------     ----          ----------     ----          ----------     ----
At year-end:
  Federal funds purchased and securities
    sold under repurchase agreements .............   $5,898,398     5.33%         $4,741,283     2.88%         $3,713,492     2.82%
  Commercial paper ...............................      406,706     5.09             589,178     2.92             386,618     2.99
  Other borrowed funds ...........................   $1,007,340     5.30          $1,091,123     3.24             848,823     3.21
                                                     ----------                   ----------                   ----------
      Total ......................................   $7,312,444     5.32          $6,421,584     2.94          $4,948,933     2.90
                                                     ==========                   ==========                   ==========

Average for the year:
  Federal funds purchased and securities
    sold under repurchase agreements .............   $5,051,124     4.44          $3,944,864     3.23          $3,110,737     3.73
  Commercial paper* ..............................      505,117     3.94             485,889     3.02             469,120     3.54
  Other borrowed funds ...........................      674,593     4.24             972,008     3.25           1,381,713     4.23
                                                     ----------                   ----------                   ----------
      Total ......................................   $6,230,834     4.37          $5,402,761     3.22          $4,961,570     3.85
                                                     ==========                   ==========                   ==========

Maximum month-end balance:
 Federal funds purchased and securities
   sold under repurchase agreements ..............   $5,898,398                   $5,307,332                   $4,058,560
 Commercial paper ................................      571,347                      613,375                      597,934
 Other borrowed funds ............................    1,007,340                    1,525,017                    2,260,089

 *Average interest rate for each year includes effect of fees paid on back-up lines of credit
- ------------------------------------------------------------------------------------------------------------------------------------

          rate and federal funds for a portion of the prime floating assets. The caps also would prevent the corporation from benefiting from a widening in the spread between prime and federal funds for the assets covered by the transactions.
               The objective of liquidity management is to ensure that the corporation is positioned to meet all immediate and future demands for cash. Liquidity management relies upon liquidity analysis, knowledge of historical trends over past credit and business cycles and forecasts of future conditions to achieve its objectives. The two broad-based sources of liquidity which exist for the corporation are its high quality marketable assets and liabilities which are readily accepted in the marketplace. Asset liquidity primarily is provided by securities which, by their maturity structure or marketability, can produce cash flows that result in enhanced liquidity. The corporation generates additional cash through the liability side of the balance sheet from the growth of deposits and the issuance of bank notes and other forms of debt securities.
               Wachovia's ability to attract a variety of funds rests on the corporation's strength of capital, reputation, credit ratings and diverse statewide banking networks. At December 31, 1994, Wachovia's common equity represented 8.39 percent of assets, third highest among the 25 largest U.S. banking companies. Wachovia's strong capital position is reflected in its credit ratings and remains central to its ability to raise additional funds at attractive rates through short-term borrowings and long-term debt. At year-end 1994, the corporation's senior debt was rated (P)Aa3 by Moody's and (P)AA by Standard & Poor's. Subordinated debt was rated A1 and AA- by Moody's and Standard & Poor's, respectively. Commercial paper was rated P-1 by Moody's and A-1+ by Standard & Poor's.
               In addition to seeking to maintain liquidity through a strong balance sheet and performance that assures market acceptance, the corporation limits, through policy and internal guidelines which are subject to periodic review and revision, the total amount of purchased funds used to support the balance sheet and the concentrations of funding from noncore sources. Purchased funds currently are limited to 40 percent of total assets by policy. Internal management guidelines are currently substantially below the policy limit. To insure against concentrations by maturity or type of funding source, the corporation also has established policy limits for the percentage of purchased funds from individual categories of liabilities to no more than 20 percent of assets. The percentage of purchased funds maturing overnight, within 30 days, within 90 days and within 180 days also are limited by policy. In addition, management monitors significant concentrations of funds from single deposit or borrowing sources. Asset liquidity is assured through maintaining significant amounts of investment securities in the available-for-sale portfolio. These securities may be sold at any time to provide needed liquidity or for other reasons. Liquidity for unusual circumstances also is available from the held-to-maturity investment securities account.
               Management regularly reviews the liquidity position under normal business conditions and under significant market disruption or stress conditions. Results of these reviews are presented to the Management Finance Committee and Board Finance Committee quarterly.

Nonperforming Assets

               Nonperforming assets at December 31, 1994 were $100.517 million or .39 percent of loans and foreclosed property. The total decreased $54.384 million or 35.1 percent from a year earlier, primarily due to improvement in borrowers' credit positions, which resulted in paydowns and the return of cash-basis assets to accrual status, and to sales of foreclosed property. The corporation's problem asset levels historically have remained relatively low as a result of its sound underwriting standards, consistent credit reviews and an aggressive loan charge-off policy.
               The largest category of nonperforming assets is real estate. At year-end 1994, real estate nonperforming assets totaled $68.353 million, representing .87 percent of real estate loans and foreclosed real estate. This was down $55.242 million or 44.7 percent from $123.595 million or 1.65 percent a year earlier. The total at December 31, 1994 included $49.479 million in real estate nonperforming loans compared with $81.062 million at year-end 1993.
               Commercial real estate nonperforming assets were $43.399 million or 1.07 percent of related loans and foreclosed real estate. The total decreased $54.615 million or 55.7 percent from $98.014 million or 2.63 percent at December 31, 1993 and included $35.885 million of commercial real estate nonperforming loans versus $64.056 million a year earlier.

- ------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS                                                                  TABLE 8
December 31 (thousands)
- ------------------------------------------------------------------------------------------------------------------------------
                                                   1994           1993         1992         1991         1990         1989
                                                 --------       --------     --------     --------     --------     --------
NONPERFORMING ASSETS
Cash-basis assets:
  Domestic borrowers .........................   $ 78,712       $108,882     $173,977     $240,578     $199,480     $110,165
  Foreign borrowers -- less developed countries        --             --           --           --        1,437        1,437
                                                 --------       --------     --------     --------     --------     --------
      Total cash-basis assets ................     78,712        108,882      173,977      240,578      200,917      111,602

Restructured loans -- domestic ................        --*            80          117          604        2,629        4,693
                                                 --------       --------     --------     --------     --------     --------
      Total nonperforming loans ..............     78,712**      108,962      174,094      241,182      203,546      116,295

Foreclosed property:
  Foreclosed real estate .....................     22,900         51,701       93,555       69,957       41,139       17,964
  Less valuation allowance ...................      4,026          9,168        5,082        2,837        4,012          820
  Other foreclosed assets ....................      2,931          3,406        2,842        2,609        5,106        5,267
                                                 --------       --------     --------     --------     --------     --------
      Total foreclosed property ..............     21,805         45,939       91,315       69,729       42,233       22,411
                                                 --------       --------     --------     --------     --------     --------
       Total nonperforming assets.............   $100,517***    $154,901     $265,409     $310,911     $245,779     $138,706
                                                 ========       ========     ========     ========     ========     ========
Nonperforming loans to year-end loans ........        .30%           .47%         .83%        1.17%         .96%         .60%
Nonperforming assets to year-end loans
  and foreclosed property ....................        .39            .67         1.25         1.50         1.16          .71
Year-end allowance for loan losses
  times nonperforming loans ..................       5.16x          3.72x        2.18x        1.49x        1.33x        1.89x
Year-end allowance for loan losses
  times nonperforming assets .................       4.04           2.61         1.43         1.16         1.10         1.58

CONTRACTUALLY PAST DUE LOANS
(accruing loans past due 90 days or more)
 Domestic borrowers...........................   $ 37,010       $ 44,897     $ 49,277     $ 88,158     $ 66,202     $ 55,489
                                                 ========       ========     ========     ========     ========     ========
  * Excludes $10,842 of loans which have been renegotiated at market rates and have been reclassified to performing status
 ** See Note D for interest income foregone on loans that had been placed on a cash basis or on which the contractual rate of interest has been reduced below market
*** Net of cumulative corporate and commercial real estate charge-offs and foreclosed real estate write-downs totaling $34,354; includes $7,165 of nonperforming assets on which interest and principal are paid current
- ------------------------------------------------------------------------------------------------------------------------------

Provision and Allowance for Loan Losses

               The provision for loan losses was $71.763 million in 1994, exceeding net charge-offs by $1.334 million but lower by $20.889 million or 22.5 percent from $92.652 million in 1993. The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb potential write-offs in the loan portfolio. Factors considered in this assessment include growth and composition of the loan portfolio, historical credit loss experience, current and anticipated economic conditions and changes in borrowers' financial positions.
               Net loan losses for the year totaled $70.429 million or .29 percent of average loans compared with $67.411 million or .31 percent in 1993. Loan recoveries represented 31.4 percent of gross charge-offs, up from 30.6 percent in the prior year, with recoveries increasing primarily in real estate and credit cards. Real estate loans had net recoveries of $5.310 million, largely in commercial mortgages, versus net loan losses of $5.821 million in 1993. Credit card net charge-offs totaled $58.434 million or 1.66 percent of average credit card loans compared with $52.675 million or 2.03 percent in the prior year.
               The allowance for loan losses at December 31, 1994 was $406.132 million, representing 1.57 percent of year-end loans and 516 percent coverage of nonperforming loans. Comparable amounts a year earlier were $404.798 million, 1.76 percent and 372 percent coverage, respectively.
               The corporation prospectively will adopt Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114), as of January 1, 1995. This new accounting standard requires that a loan which meets the definition of impairment be measured at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The corporation does not expect the adoption of the standard to have a material impact on its financial position or results of operations.


ALLOWANCE FOR LOAN LOSSES

           Year-end loan loss       X Allowance times
           allowance (millions)     nonperforming loans
           --------------------     -------------------

1989       $219.2                   1.89x
1990       $269.9                   1.33x
1991       $360.2                   1.49x
1992       $379.6                   2.18x
1993       $404.8                   3.72x
1994       $406.1                   5.16x


EARNINGS COVERAGE OF NET LOAN LOSSES
(EXCLUDING SUBSIDIARY SALE AND SECURITIES TRANSACTIONS)

           Earnings before income
           taxes and provision for  X Number of times earnings
           loan losses (millions)   covered net loan losses
           ----------------------   --------------------------

1989       $494.7                    7.24x
1990       $571.1                    6.09x
1991       $562.8                    2.77x
1992       $694.6                    7.29x
1993       $752.8                   11.17x
1994       $829.9                   11.78x


LOAN LOSS EXPERIENCE
(MILLIONS)

                                                                                            Net loan
         Credit                                                                             losses to
         card      Commercial     Subtotal    Foreign    Subtotal     Other      Total      avg loans
        -------    ----------     --------    -------    --------    -------    --------    ---------
1989    $32.838     $ 9.418       $ 42.256    $ .055     $ 42.311    $26.026    $ 68.337      .37%
1990    $41.821     $16.278       $ 58.099    $(.319)    $ 57.780    $36.025    $ 93.805      .47%
1991    $65.359     $56.490       $121.849    $ .197     $122.046    $80.953    $202.999      .99%
1992    $56.795     $  .559       $ 57.354    $ .953     $ 58.307    $36.938    $ 95.245      .48%
1993    $52.675     $ 1.220       $ 53.895    $(.032)    $ 53.863    $13.548    $ 67.411      .31%
1994    $58.434     $ 7.206       $ 65.640    $(.032)    $ 65.608    $ 4.821    $ 70.429      .29%

- ------------------------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES (Thousands)                                                                                        TABLE 9

- ------------------------------------------------------------------------------------------------------------------------------------
                                              1994            1993            1992            1991            1990          1989
                                            --------        --------        --------        --------        --------      --------
SUMMARY OF TRANSACTIONS

Balance at beginning of year ...........    $404,798        $379,557        $360,193        $269,916        $219,219      $200,698
Additions from acquisitions ............          --              --              --             276           1,510           327
Allowance of company sold ..............          --              --          (4,811)             --              --            --
Provision for loan losses ..............      71,763          92,652         119,420         293,000         142,992        86,531
Deduct net loan losses:
  Loans charged off:
    Commercial .........................      12,883           6,792          13,153          61,089          22,982        14,219
    Credit card ........................      69,728          62,991          67,863          72,386          48,150        40,069
    Other revolving credit .............       3,715           3,922           4,627           5,154           3,680         2,690
    Other retail .......................      11,409           8,431          17,221          26,251          23,625        23,945
    Real estate ........................       4,705          14,514          27,041          58,089          16,241         7,907
    Lease financing ....................         226             458             668           1,614           1,497         1,351
    Foreign ............................          --              --             960             675              --           452
                                            --------        --------        --------        --------        --------      --------
      Total ............................     102,666          97,108         131,533         225,258         116,175        90,633
  Recoveries:
    Commercial .........................       5,677           5,572          12,594           4,599           6,704         4,801
    Credit card ........................      11,294          10,316          11,068           7,027           6,329         7,231
    Other revolving credit .............       1,059           1,029           1,024             721             747           707
    Other retail .......................       3,956           3,791           5,481           6,545           5,368         5,899
    Real estate ........................      10,015           8,693           5,792           2,626           2,657         1,170
    Lease financing ....................         204             264             322             263             246         2,091
    Foreign ............................          32              32               7             478             319           397
                                            --------        --------        --------        --------        --------      --------
      Total ............................      32,237          29,697          36,288          22,259          22,370        22,296
                                            --------        --------        --------        --------        --------      --------
  Net loan losses ......................      70,429          67,411          95,245         202,999          93,805        68,337
                                            --------        --------        --------        --------        --------      --------
Balance at end of year.................     $406,132        $404,798        $379,557        $360,193        $269,916      $219,219
                                            ========        ========        ========        ========        ========      ========
NET LOAN LOSSES (RECOVERIES) BY CATEGORY

Commercial .............................    $  7,206        $  1,220        $    559        $ 56,490        $ 16,278      $  9,418
Credit card ............................      58,434          52,675          56,795          65,359          41,821        32,838
Other revolving credit .................       2,656           2,893           3,603           4,433           2,933         1,983
Other retail ...........................       7,453           4,640          11,740          19,706          18,257        18,046
Real estate ............................      (5,310)          5,821          21,249          55,463          13,584         6,737
Lease financing ........................          22             194             346           1,351           1,251          (740)
Foreign ................................         (32)            (32)            953             197            (319)           55
                                           ---------       ---------        --------        --------        --------      --------
      Total.............................    $ 70,429        $ 67,411        $ 95,245        $202,999        $ 93,805      $ 68,337
                                           =========       =========        ========        ========        ========      ========
NET LOAN LOSSES (RECOVERIES) TO AVERAGE
  LOANS BY CATEGORY

Commercial .............................         .08%            .02%            .01%            .69%            .20%          .12%
Credit card ............................        1.66            2.03            3.20            4.19            2.94          2.64
Other revolving credit .................         .80             .88            1.12            1.48            1.02           .74
Other retail ...........................         .23             .16             .44             .72             .64           .64
Real estate ............................        (.07)            .08             .30             .73             .19           .11
Lease financing ........................         .01             .14             .29            1.08             .87          (.47)
Foreign ................................        (.03)           (.04)           1.32             .23            (.40)          .06
Total loans ............................         .29             .31             .48             .99             .47           .37

Year-end allowance to outstanding loans.        1.57%           1.76%           1.80%           1.75%           1.27%         1.12%
Earnings coverage of net loan losses* ..       11.78x          11.17x           7.29x           2.77x           6.09x         7.24x

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES**

Commercial .............................    $ 88,682        $ 89,431        $ 92,279        $ 89,055        $ 73,636      $ 65,591
Credit card.............................     109,615          78,264          54,584          44,655          39,255        39,918
Other revolving credit .................       5,368           4,958           4,718           6,193           3,545         2,860
Other retail............................      32,084          33,748          28,113          25,303          44,233        41,399
Real estate.............................     108,354         111,960         113,996         128,216          76,534        42,610
Lease financing ........................       2,211           2,018           1,994           2,159           3,114         3,032
Foreign.................................       3,830             931             715           1,382           2,296         2,933
Unallocated.............................      55,988          83,488          83,158          63,230          27,303        20,876
                                           ---------       ---------        --------        --------        --------      --------
      Total ............................    $406,132        $404,798        $379,557        $360,193        $269,916      $219,219
                                            ========        ========        ========        ========        ========      ========
- ------------------------------------------------------------------------------------------------------------------------------------
 *Earnings before income taxes and provisions for loan losses excluding subsidiary sales and securities transactions
**The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgmental factors. Since any allocation is judgmental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans. See page 71 for percentages of loan categories to total loans.

Noninterest Income

               Total other operating revenue was higher by $4.253 million or slightly under 1 percent for the year. The modest increase was the mixed result of good gains in credit card income, trust service fees and a broad array of other fee categories largely offset by reduced levels of deposit service charges, mortgage fee income and trading account profits.
               Credit card income grew $10.145 million or 10 percent. Higher levels of cardholder interchange income and membership fees primarily accounted for the increase. Cardholder purchase volume totaled $3.358 billion in 1994 compared with $2.796 billion in 1993. Membership fee gains reflected both growth in new cardholder accounts and a strong renewal rate among existing accounts.
               Trust service fees increased $8.070 million or 6.7 percent. Growth occurred largely in personal financial services fees and in revenues associated with Wachovia's proprietary Biltmore Funds. Corporate trust fees were modestly higher for the year. During the fourth quarter of 1994, the corporation expanded its Biltmore mutual funds through the addition of two state municipal bond funds and an emerging markets equity fund. At December 31, 1994, assets of the Biltmore Funds totaled $2.209 billion versus $1.285 billion a year earlier. Total trust assets were $78.972 billion, including $17.084 billion under management, compared with $92.287 billion in total assets, including $17.950 billion under management, at year-end 1993. The decline in custodial assets largely reflected the loss of a single major account while managed assets were lower, particularly the fixed income portfolio, due to market valuations in 1994.
               Service charges on deposit accounts decreased $6.736 million or
          3.3 percent. The lower level largely reflected a drop in commercial account analysis fees due, in part, to closing of the corporation's retail lockbox in late 1993 and to the impact of rising interest rates, which increased the value of corporate deposit balances. Partially offsetting this decline was a modest increase in overdraft and NSF charges.
               Mortgage fee income was lower by $5.877 million or 15 percent. Although servicing fees, the largest component of total mortgage fee income, were up modestly in 1994, the gain was more than offset by reduced origination fees and losses on loan sales due to rising interest rates. Loan originations for the year totaled $1.429 billion versus $2.220 billion in 1993. At December 31, 1994, the mortgage portfolio serviced was $9.465 billion, representing 138,949 loans. This compared with $9.007 billion and 135,637 loans a year earlier. In February of 1995, the corporation announced it is offering for sale its residential mortgage loan servicing portfolio based on a strategic analysis of the future of the servicing business, competitive trends in the industry and the long-term need for investments in technology. The transaction is expected to close in late March or early April. The corporation will continue, however, to offer a full line of mortgage loan services.
               Increasing interest rates throughout the year negatively impacted bond values, lowering trading account profits. In 1994, trading account activity resulted in profits of $3.099 million compared with $13.103 million in 1993, a decrease of $10.004 million or 76.3 percent.

- --------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME (thousands)                                                                                          TABLE 10

- --------------------------------------------------------------------------------------------------------------------------------
                                                           1994        1993        1992         1991        1990        1989
                                                         --------    --------    --------     --------    --------    --------
Service charges on deposit accounts ..................   $196,149    $202,885    $189,537     $170,827    $155,808    $136,620
Fees for trust services ..............................    128,100     120,030     109,504      102,665      99,572     101,072
Credit card income -- net of interchange payments ....    111,925     101,780      78,068       62,814      55,202      50,092
Mortgage fee income ..................................     33,224      39,101      40,078       28,608      20,741      16,003
Trading account profits (losses) -- excluding interest      3,099      13,103     (11,542)      11,541      11,637       7,510
Insurance premiums and commissions ...................     11,679      11,847      15,002       12,819      14,232      15,387
Bankers' acceptance and letter of credit fees ........     23,168      19,668      20,141       14,232      11,605      11,655
Student loan servicing ...............................         --       5,535      33,250       31,470      29,841      27,230
Other service charges and fees .......................     56,884      48,915      44,585       42,108      34,919      30,883
Other income .........................................     40,204      37,315      16,619       13,094      25,295      15,365
                                                         --------    --------    --------     --------    --------    --------
      Total other operating revenue ..................    604,432     600,179     535,242      490,178     458,852     411,817
Gain on sale of subsidiary ...........................         --       8,030      19,486           --          --          --
Investment securities gains ..........................      3,320      19,394       1,497       11,091       6,218       7,625
                                                         --------    --------    --------     --------    --------    --------
      Total ..........................................   $607,752    $627,603    $556,225     $501,269    $465,070    $419,442
                                                         ========    ========    ========     ========    ========    ========
- --------------------------------------------------------------------------------------------------------------------------------

               Excluding income from student loan servicing, which the corporation sold as a subsidiary in February 1993, remaining combined categories of total other operating revenue grew $14.190 million or
          12.1 percent. Bankers' acceptance and letter of credit fees increased $3.500 million or 17.8 percent. Other service charges and fees, which include net ATM fees, mutual fund fees, safe deposit fees, brokerage commissions and debit card interchange fees, were up $7.969 million or 16.3 percent, while other income rose $2.889 million or 7.7 percent.
               Revenues from Wachovia's off-balance sheet trading and lending activities totaled $14.457 million in 1994 versus $8.635 million in 1993 and are included in other operating income. Note I in the Notes to Consolidated Financial Statements contains additional information on this activity.
               Including gains on securities and subsidiary sales, total noninterest income was lower by $19.851 million or 3.2 percent. Investment securities gains totaled $3.320 million in 1994 compared with $19.394 million in 1993. Total noninterest income in 1993 also included a pretax gain of $8.030 million from the sale of Wachovia Student Financial Services, Inc.

Noninterest Expense

               Total noninterest expense was down $32.823 million or 2.9 percent for the year. The reduction reflected a slight decrease in total personnel expense, modestly higher combined net occupancy and equipment expense and lower spending levels in remaining combined categories of noninterest expense. The overhead ratio, which measures noninterest expense as a percent of total adjusted revenues (taxable equivalent net interest income and total other operating revenue), declined to 54.1 percent for the year from 57 percent in 1993.
               Total personnel expense edged down $5.173 million or slightly under 1 percent. Salaries expense grew $9.169 million or 2 percent, largely reflecting higher base salaries. Increases in relocation costs and temporary help, reflecting moves by the corporation to consolidate several loan processing and other operations, also contributed to the rise. Employee benefits expense decreased $14.342 million or 12.7 percent. The decline largely was due to lower accruals for anticipated medical benefits costs, as well as reduced employee retirement savings and profit-sharing plan expenses, reflective of a special contribution made to the plan in 1993 but not in 1994.

- --------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE (thousands)                                                                                         TABLE 11

- --------------------------------------------------------------------------------------------------------------------------------
                                                 1994           1993          1992          1991           1990          1989
                                              ----------     ----------    ----------    ----------      --------      --------
Salaries .................................    $  464,790     $  455,621    $  451,193    $  443,273      $413,592      $403,888
Employee benefits ........................        98,717        113,059        88,630        81,216        73,881        81,110
                                              ----------     ----------    ----------    ----------      --------      --------
      Total personnel expense ............       563,507        568,680       539,823       524,489       487,473       484,998
Net occupancy expense ....................        80,911         82,070        80,673        75,729        71,402        64,044
Equipment expense ........................       106,508        102,246       100,916        99,569        98,042       101,101
Postage and delivery .....................        35,163         38,160        37,036        38,188        33,655        32,888
Outside data processing, programming
  and software ...........................        35,211         38,613        33,082        30,671        27,684        28,027
Stationery and supplies ..................        24,558         25,344        26,342        28,507        23,289        24,949
Advertising and sales promotion ..........        34,067         38,141        27,911        22,139        30,010        24,753
Professional services ....................        20,493         17,144        18,412        25,786        18,887        15,536
Travel and business promotion ............        16,254         15,563        13,578        13,641        13,637        13,393
FDIC insurance and regulatory examinations        53,451         53,663        53,970        49,629        27,377        18,736
Check clearing and other bank services ...         8,894         10,159        10,391        11,334        10,310         9,187
Amortization of intangible assets ........        18,693         28,001        34,423        51,756        19,815        14,816
Foreclosed property expense ..............        (4,288)         7,654         9,755        15,655         4,845         2,100
Other expense ............................       104,991        105,798       109,340       109,424        85,858        82,362
                                              ----------     ----------    ----------    ----------      --------      --------
      Total ..............................    $1,098,413     $1,131,236    $1,095,652    $1,096,517      $952,284      $916,890
                                              ==========     ==========    ==========    ==========      ========      ========

 Overhead ratio...........................          54.1%          57.0%         58.6%         62.5%         58.4%         60.6%
- --------------------------------------------------------------------------------------------------------------------------------

               Combined net occupancy and equipment expense increased $3.103 million or 1.7 percent. Net occupancy expense was down $1.159 million or 1.4 percent due, in part, to lower lease and renovation expenses. Equipment expense rose $4.262 million or 4.2 percent, primarily driven by increased depreciation expense and by higher equipment installation and relocation expenses associated with capital expenditures in 1993 and 1994 for new technology.
               Remaining combined categories of noninterest expense were down $30.753 million or 8.1 percent, led by a net gain in foreclosed property expense and by lower levels of amortization expense and advertising and sales promotion expense. The net gain in foreclosed property expense totaled $4.288 million in 1994 compared with net expense of $7.654 million in 1993.

Income Taxes

               Applicable income taxes increased $26.979 million or 13.8 percent for the year. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and industrial revenue obligations. Also, within certain limitations, one-half of the interest income on qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on state and municipal debt instruments is exempt from federal taxes and, except for out-of-state issues, from Georgia and North Carolina taxes as well, and results in substantial interest savings for local governments and their constituents.

- ---------------------------------------------------------------------------------------------------------------------------

INCOME TAXES (thousands)                                                                                           TABLE 12

- ---------------------------------------------------------------------------------------------------------------------------
                                                                   1994                  1993                 1992
                                                            -----------------     -----------------     -----------------
                                                             Amount       %        Amount       %        Amount       %
                                                            --------    -----     --------    -----     --------    -----
Income before income taxes ..............................   $761,482              $687,540              $596,203
                                                            ========              ========              ========
Federal income taxes at statutory rate ..................   $266,519     35.0     $240,639     35.0     $202,709     34.0
State and local income taxes -- net of federal tax benefit     4,128       .5        7,235      1.1        8,290      1.4
Effect of tax-exempt securities interest and other income    (48,217)    (6.3)     (50,817)    (7.4)     (49,783)    (8.4)
Other items .............................................         (6)      --       (1,612)     (.3)       1,762       .3
                                                            --------    -----     --------    -----     --------    -----
       Total tax expense .................................  $222,424     29.2     $195,445     28.4     $162,978     27.3
                                                            ========    =====     ========    =====     ========    =====

Currently payable:

  Federal ...............................................   $202,685     91.1     $209,853    107.4     $159,787     98.0
  Foreign ...............................................        147       .1          289       .1          261       .2
  State and local .......................................      7,152      3.2       11,966      6.1       14,667      9.0
                                                            ---------   -----     --------    -----     --------    -----
      Total .............................................    209,984     94.4      222,108    113.6      174,715    107.2
                                                            --------    -----     --------    -----     --------    -----
Deferred:
  Federal ...............................................     13,241      6.0      (25,828)   (13.2)      (9,631)    (5.9)
  State .................................................       (801)     (.4)        (835)     (.4)      (2,106)    (1.3)
                                                            --------    -----     --------    -----     --------    -----
      Total .............................................     12,440      5.6      (26,663)   (13.6)     (11,737)    (7.2)
                                                            --------    -----     --------    -----     --------    -----
      Total tax expense .................................   $222,424    100.0     $195,445    100.0     $162,978    100.0
                                                            ========    =====     ========    =====     ========    =====
- ---------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY AND CAPITAL RATIOS

               Shareholders' equity was $3.287 billion at December 31, 1994, a gain of $269 million or 8.9 percent from $3.018 billion at year-end 1993. The total at December 31, 1994 included $37.635 million, net of tax, of unrealized losses on securities available-for-sale marked to fair market value under FASB 115. Equity for the year averaged $3.096 billion, an increase of $224 million or 7.8 percent from $2.872 billion in 1993 and included unrealized losses of $7.561 million, net of tax, on securities available-for-sale. At year-end 1994, Wachovia's book value was $19.23 per share, up 9.2 percent from $17.61 per share a year earlier. The corporation's internal capital generation rate (net income less dividends as a percentage of average equity) was 10.6 percent for the year compared with 10.5 percent in 1993.
             On July 22, 1994, the corporation's board of directors authorized the repurchase of up to 5 million shares of common stock. The authorization replaces an earlier one for the repurchase of the same number of shares. Repurchased shares will be used for various corporate purposes, including the issuance of shares for the corporation's employee stock plans and dividend reinvestment plan. In 1994, a total of 1,620,900 shares were repurchased under the new and earlier authorizations at an average price of $32.55 per share for a total cost of $52.760 million. Shares available for possible repurchase at year-end 1994 totaled 4,324,500.
               Intangible assets were $78.408 million at December 31, 1994, down $11.710 million or 13 percent from $90.118 million a year earlier. The total consisted of $34.477 million in mortgage servicing rights, $30.961 million in goodwill, $8.574 million in deposit base intangibles and $4.396 million in other intangible assets, primarily purchased credit card intangibles. At year-end 1993, mortgage servicing rights were $40.875 million, goodwill totaled $32.451 million, deposit base intangibles were $10.647 million and other intangibles were $6.145 million.
               Regulatory agencies divide capital into Tier I (consisting of shareholders' equity less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-

- ---------------------------------------------------------------------------------------------------------------------------------

CAPITAL COMPONENTS AND RATIOS                                                                                            TABLE 13
December 31 (thousands)
- ---------------------------------------------------------------------------------------------------------------------------------
                                                1994          1993          1992          1991          1990         1989
                                            -----------   -----------   -----------   -----------   -----------   -----------
Tier I capital:
  Common shareholders' equity ...........   $ 3,286,507   $ 3,017,947   $ 2,774,767   $ 2,484,414   $ 2,370,928   $ 2,176,503
  Less ineligible intangible assets .....        30,961        32,451        33,941        33,198        34,727        36,315
  Unrealized (gains) losses on securities
    available-for-sale, net of tax ......        37,635            --            --            --            --            --
                                            -----------   -----------   -----------   -----------   -----------   -----------
      Total Tier I capital ..............     3,293,181     2,985,496     2,740,826     2,451,216     2,336,201     2,140,188

Tier II capital:
  Allowable allowance for loan losses ...       406,132       384,032       348,887       332,528       266,898       219,219
  Allowable long-term debt ..............       830,782       583,738       344,983       136,682       143,477       177,402
                                            -----------   -----------   -----------   -----------   -----------   -----------
      Tier II capital additions .........     1,236,914       967,770       693,870       469,210       410,375       396,621
                                            -----------   -----------   -----------   -----------   -----------   -----------
      Total capital .....................   $ 4,530,095   $ 3,953,266   $ 3,434,696   $ 2,920,426   $ 2,746,576   $ 2,536,809
                                            ===========   ===========   ===========   ===========   ===========   ===========

Risk-adjusted assets ....................   $35,573,896   $30,701,782   $27,880,304   $26,583,836   $26,056,745   $25,095,027

Quarterly average assets ................   $38,146,370   $35,419,829   $32,518,351   $32,180,449   $31,760,373   $29,478,233

Risk-based capital ratios:
   Tier I capital........................          9.26%         9.72%         9.83%         9.22%         8.97%         8.53%
   Total capital.........................         12.73         12.88         12.32         10.99         10.54         10.11

Tier I leverage ratio*..................           8.63%         8.44%         8.44%        7.62%          7.36%         7.27%

Shareholders' equity to total assets....           8.39%         8.26%         8.32%        7.49%          7.12%         7.19%

 * Ratio excludes the average unrealized losses on securities available-for-sale, net of tax, of ($26,581) for 1994
- ---------------------------------------------------------------------------------------------------------------------------------

          adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments under FASB 115. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.
               Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards.
               At December 31, 1994, Wachovia's Tier I to risk-adjusted assets ratio was 9.26 percent with total capital 12.73 percent of risk-adjusted assets. The corporation's Tier I leverage ratio was
          8.63 percent.

Dividends

               Cash dividends paid totaled $210.503 million in 1994 versus $191.488 million in 1993, an increase of $19.015 million or 9.9 percent. For 1994, cash dividends paid represented a payout of 39.1 percent of net income compared with 38.9 percent in 1993. Cash dividends paid per common share were $1.23, higher by 10.8 percent from $1.11 paid per common share a year earlier.
               The corporation's board of directors declared a first quarter dividend of $.33 per share at its meeting on January 27, 1995. The dividend represents an increase of 10 percent from $.30 per share paid in the same period of 1994 and is payable on March 1 to shareholders of record on February 8, 1995.
               Additional dividend information is presented on pages 72 and 73.



          YEAR-END SHAREHOLDERS'
          EQUITY PER SHARE
          FIVE-YEAR COMPOUND GROWTH RATE = 8.2%

          1989       $12.96
          1990       $14.07
          1991       $14.56
          1992       $16.18
          1993       $17.61
          1994       $19.23

- ------------------------------------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL SUMMARY                                                                                                TABLE 14

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            1994                                        1993
                                         ------------------------------------------    --------------------------------------------
                                           Fourth      Third     Second     First      Fourth      Third     Second         First
                                           Quarter    Quarter    Quarter   Quarter     Quarter    Quarter    Quarter       Quarter
                                         ----------  --------    -------   --------    -------    -------    -------     ----------
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -- taxable equivalent...   $677,097   $632,359   $594,669   $558,329   $568,749   $558,418   $549,446     $545,125
Interest expense .......................    305,564    274,329    242,488    216,007    217,832    211,145    203,377      206,658
                                           --------   --------   --------   --------   --------   --------   --------     --------
Net interest income -- taxable equivalent   371,533    358,030    352,181    342,322    350,917    347,273    346,069      338,467
Taxable equivalent adjustment ..........     25,893     24,909     24,882     24,476     24,732     26,487     24,423       23,259
                                           --------   --------   --------   --------   --------   --------   --------     --------
Net interest income ....................    345,640    333,121    327,299    317,846    326,185    320,786    321,646      315,208
Provision for loan losses ..............     19,539     18,123     16,342     17,759     18,013     23,483     26,084       25,072
                                           --------   --------   --------   --------   --------   --------   --------     --------
Net interest income after provision
  for loan losses ......................    326,101    314,998    310,957    300,087    308,172    297,303    295,562      290,136

Other operating revenue ................    154,723    151,541    153,299    144,869    152,441    149,761    148,593      149,384
Gain on sale of subsidiary .............         --         --         --         --         --         --         --        8,030
Investment securities gains ............      2,094        433        221        572      7,216        702      1,254       10,222
                                           --------   --------   --------   --------   --------   --------   --------     --------
Total other income .....................    156,817    151,974    153,520    145,441    159,657    150,463    149,847      167,636

Personnel expense ......................    141,566    139,695    141,232    141,014    147,709    142,393    138,234      140,344
Other expense ..........................    140,959    131,598    133,313    129,036    152,031    131,153    134,600      144,772
                                           --------   --------   --------   --------   --------   --------   --------     --------
Total other expense ....................    282,525    271,293    274,545    270,050    299,740    273,546    272,834      285,116

Income before income taxes .............    200,393    195,679    189,932    175,478    168,089    174,220    172,575      172,656
Applicable income taxes* ...............     58,267     57,687     55,791     50,679     45,092     49,813     49,452       51,088
                                           --------   --------   --------   --------   --------   --------   --------     --------
Net income .............................   $142,126   $137,992   $134,141   $124,799   $122,997   $124,407   $123,123     $121,568
                                           ========   ========   ========   ========   ========   ========   ========     ========
Net income per common share:
   Primary .............................   $    .83   $    .80   $    .78   $    .72   $    .71   $    .71   $    .71     $    .70
   Fully diluted .......................   $    .82   $    .80   $    .78   $    .72   $    .71   $    .71   $    .70     $    .69

 Cash dividends paid per
   common share ........................   $    .33   $    .30   $    .30   $    .30   $    .30   $    .27   $    .27     $    .27

 Average primary shares outstanding ....    171,973    172,097    172,558    172,739    173,175    174,300    174,712      173,579
 Average fully diluted shares
   outstanding .........................    172,552    172,701    173,197    173,378    173,943    175,414    176,004      175,904

SELECTED AVERAGE BALANCES (millions)

Total assets............................   $ 38,146   $ 37,409   $ 36,753   $ 35,778   $ 35,420   $ 33,870   $ 32,718     $ 32,473
Loans -- net of unearned income.........     25,290     24,553     23,969     23,010     22,165     21,656     21,268       21,082
Investment securities...................      7,582**    7,695**    7,767**    7,690**    7,992      7,072      6,615        6,462
Other interest-earning assets ..........        877        809        829      1,083      1,234      1,277      1,145        1,119
Total interest-earning assets ..........     33,749     33,057     32,565     31,783     31,391     30,005     29,028       28,663
Interest-bearing deposits ..............     17,040     17,020     16,964     16,694     17,030     16,835     16,986       17,228
Short-term borrowed funds ..............      6,619      6,115      6,038      6,148      6,218      5,432      4,998        4,950
Long-term debt .........................      4,795      4,637      4,281      3,670      2,774      2,370      1,768        1,363
Total interest-bearing liabilities......     28,454     27,772     27,283     26,512     26,022     24,637     23,752       23,541
Noninterest-bearing deposits ...........      5,471      5,364      5,333      5,366      5,544      5,410      5,253        5,208
Total deposits .........................     22,511     22,384     22,297     22,060     22,574     22,245     22,239       22,436
Shareholders' equity ...................      3,186      3,114      3,063      3,021      2,934      2,907      2,852        2,794

RATIOS (averages)

Annualized net loan losses to loans             .31%       .29%       .26%       .30%       .31%       .35%       .32%         .27%
Annualized net yield on
  interest-earning assets .........            4.37       4.30       4.34       4.37       4.44       4.59       4.78         4.79
Shareholders' equity to:
  Total assets ....................            8.35       8.32       8.33       8.44       8.28       8.58       8.72         8.60
  Net loans .......................           12.80      12.89      13.00      13.36      13.48      13.68      13.66        13.50
Annualized return on assets .......            1.49       1.48       1.46       1.40       1.39       1.47       1.51         1.50
Annualized return on shareholders'
  equity ..........................           17.84      17.73      17.52      16.53      16.77      17.12      17.27        17.41

 *Income taxes applicable to securities transactions were $840, $173, $89,
  $226, $2,846, $291, $371 and $3,964, respectively
**Reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale of ($44) for the fourth quarter of 1994, ($28)
  for the third quarter of 1994, ($14) for the second quarter of 1994 and $37 for the first quarter of 1994
- ------------------------------------------------------------------------------------------------------------------------------------

FOURTH QUARTER ANALYSIS

               Net income per fully diluted share for the fourth quarter of 1994 was $.82, up 16.4 percent from $.71 per share in the same period a year earlier. Net income totaled $142.126 million, higher by $19.129 million or 15.6 percent, and represented returns of 17.8 percent on shareholders' equity and 1.49 percent on assets.
               Taxable equivalent net interest income rose $20.616 million or
          5.9 percent on strong loan growth and a higher earning asset yield. Average loans increased $3.125 billion or 14.1 percent, led by regular commercial loans, up $1.623 million or 25.9 percent, credit cards, which were higher by $885 million or 30.2 percent, and commercial mortgages, which grew $290 million or 9.2 percent. The average loan yield increased 77 basis points from the year-earlier period.
               The provision for loan losses was $19.539 million, higher by $1.526 million or 8.5 percent from $18.013 million in the fourth quarter of 1993. Net loan losses totaled $19.412 million or .31 percent of average loans on an annualized basis compared with $17.306 million or .31 percent in the year-earlier quarter. The majority of the increase in net loan losses was due to higher credit card net charge-offs, which largely reflected growth in the credit card portfolio. Credit card net loan losses totaled $16.756 million or


          QUARTERLY NET INCOME PER SHARE,       QUARTERLY NET INCOME PER SHARE,
          1993                                  1994
          (FULLY DILUTED)                       (FULLY DILUTED)

                 1st Q      $.69                       1st Q      $.72
                 2nd Q      $.70                       2nd Q      $.78
                 3rd Q      $.71                       3rd Q      $.80
                 4th Q      $.71                       4th Q      $.82


- ---------------------------------------------------------------------------------------

COMPONENTS OF EARNINGS PER PRIMARY SHARE                                       TABLE 15

- ---------------------------------------------------------------------------------------
                                                           1994       1993
                                                          Fourth     Fourth
                                                          Quarter    Quarter    Change
                                                          -------    -------    ------
Interest income -- taxable equivalent .................    $3.94      $3.28      $ .66
Interest expense ......................................     1.78       1.25        .53
                                                           -----      -----      -----
Net interest income -- taxable equivalent..............     2.16       2.03        .13
Taxable equivalent adjustment .........................      .15        .15         --
                                                           -----      -----      -----
Net interest income ...................................     2.01       1.88        .13
Provision for loan losses .............................      .12        .10        .02
                                                           -----      -----      -----
Net interest income after provision for loan losses....     1.89       1.78        .11

Other operating revenue ...............................      .90        .88        .02
Investment securities gains ...........................      .02        .04       (.02)
                                                           -----      -----      -----
Total other income ....................................      .92        .92         --

Personnel expense .....................................      .82        .85       (.03)
Other expense .........................................      .82        .88       (.06)
                                                           -----      -----      -----
Total other expense ...................................     1.64       1.73       (.09)

Income before income taxes ............................     1.17        .97        .20
Applicable income taxes ...............................      .34        .26        .08
                                                           -----      -----      -----
Net income ............................................    $ .83      $ .71      $ .12
                                                           =====      =====      =====
- ---------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS-- FOURTH QUARTER*                                                         TABLE 16

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Variance
   Average Volume      Average Rate                                           Interest                          Attributable to
- -------------------   -------------                                    ---------------------                ----------------------
  1994       1993     1994    1993                                        1994        1993     Variance        Rate        Volume
- --------   --------   ----    ----                                     ---------   ---------   ---------    ---------     --------
    (Millions)                        INTEREST INCOME                                         (Thousands)
                                      Loans:
 $ 7,896    $ 6,273    6.86    5.22     Commercial....................  $136,600    $ 82,541    $ 54,059      $29,682      $24,377
   1,945      1,908    9.91    8.82     Tax-exempt....................    48,582      42,414       6,168        5,328          840
 -------    -------                                                     --------    --------    --------
   9,841      8,181    7.47    6.05        Total commercial...........   185,182     124,955      60,227       32,136       28,091
     752        706    8.56    8.33     Direct retail.................    16,229      14,820       1,409          431          978
   2,442      2,389    7.85    8.02     Indirect retail...............    48,310      48,283          27       (1,048)       1,075
   3,812      2,927   11.44   11.17     Credit card...................   109,926      82,439      27,487        2,007       25,480
     339        329   12.05   11.15     Other revolving credit........    10,297       9,266       1,031          762          269
 -------    -------                                                     --------    --------    --------
   7,345      6,351    9.98    9.67        Total retail...............   184,762     154,808      29,954        5,084       24,870
     524        471   10.87    7.69     Construction..................    14,358       9,116       5,242        4,113        1,129
   3,447      3,157    8.23    7.55     Commercial mortgages..........    71,507      60,103      11,404        5,634        5,770
   3,761      3,787    7.89    7.84     Residential mortgages.........    74,770      74,787         (17)         504         (521)
 -------    -------                                                     --------    --------    --------
   7,732      7,415    8.24    7.71        Total real estate..........   160,635     144,006      16,629       10,305        6,324
     185        147    7.75    8.40     Lease financing...............     3,615       3,113         502         (256)         758
     187         71    6.32    4.08     Foreign.......................     2,987         735       2,252          568        1,684
 -------    -------                                                     --------    --------    --------
  25,290     22,165    8.42    7.65        Total loans................   537,181     427,617     109,564       45,732       63,832
                                      Investment securities:
                                        Held-to-maturity:
   2,414      4,523    6.65    5.98       U.S. Government and agency..    40,487      68,130     (27,643)       7,027      (34,670)
   1,103      2,468    7.79    6.15       Mortgage backed securities..    21,640      38,271     (16,631)       8,336      (24,967)
     566        660   12.32   12.14       State and municipal.........    17,579      20,190      (2,611)         302       (2,913)
      14        341    5.71    3.79       Other.......................       209       3,254      (3,045)       1,102       (4,147)
 -------    -------                                                     --------    --------    --------
                                           Total securities
   4,097      7,992    7.74    6.45          held-to-maturity.........    79,915     129,845     (49,930)      22,332      (72,262)
                                        Available-for-sale:**
   2,389         --    5.47      --       U.S. Government and agency..    32,922          --      32,922           --       32,922
     855         --    4.50      --       Mortgage backed securities..     9,694          --       9,694           --        9,694
     241         --    6.22      --       Other.......................     3,773          --       3,773           --        3,773
 -------    -------                                                     --------    --------    --------
                                           Total securities
   3,485         --    5.28      --          available-for-sale.......    46,389          --      46,389           --       46,389
 -------    -------                                                     --------    --------    --------
   7,582      7,992    6.61    6.45        Total investment securities   126,304     129,845      (3,541)       3,222       (6,763)
       7         11    6.62    4.08   Interest-bearing bank balances..       110         116          (6)          54          (60)
                                      Federal funds sold and
                                        securities purchased under
     100        513    5.46    3.16     resale agreements.............     1,382       4,089      (2,707)       1,839       (4,546)
     770        710    6.25    3.96   Trading account assets              12,120       7,082       5,038        4,392          646
 -------    -------                                                     --------    --------    --------
 $33,749    $31,391    7.96    7.19      Total interest-earning assets   677,097     568,749     108,348       63,734       44,614
 =======    =======
                                      INTEREST EXPENSE
 $ 3,364    $ 3,319    1.70    1.79   Interest-bearing demand.........    14,443      14,976        (533)        (735)         202
   6,114      6,080    3.08    2.40   Savings and money market savings    47,438      36,774      10,664       10,464          200
   5,457      5,426    4.61    4.12   Savings certificates............    63,416      56,393       7,023        6,692          331
   1,493      1,550    4.86    4.95   Large denomination certificates.    18,288      19,338      (1,050)        (349)        (701)
 -------    -------                                                     --------    --------    --------
                                           Total time deposits in
  16,428     16,375    3.47    3.09          domestic offices.........   143,585     127,481      16,104       15,691          413
     612        655    5.12    3.13   Time deposits in foreign offices     7,898       5,170       2,728        3,088         (360)
 -------    -------                                                     --------    --------    --------
  17,040     17,030    3.53    3.09        Total time deposits........   151,483     132,651      18,832       18,756           76
                                      Federal funds purchased and
                                        securities sold under
   5,478      4,604    5.34    3.19     repurchase agreements........     73,723      37,017      36,706       28,638        8,068
     466        595    4.87    3.05   Commercial paper...............      5,725       4,584       1,141        2,295       (1,154)
     675      1,019    5.09    3.22   Other short-term borrowed funds      8,667       8,276         391        3,776       (3,385)
 -------    -------                                                     --------    --------    --------
                                           Total short-term
   6,619      6,218    5.28    3.18          borrowed funds..........     88,115      49,877      38,238       34,829        3,409
   3,956      2,181    5.20    4.53   Bank notes.....................     51,868      24,913      26,955        4,139       22,816
     839        593    6.67    6.96   Other long-term debt...........     14,098      10,391       3,707         (445)       4,152
 -------    -------                                                     --------    --------    --------
   4,795      2,774    5.46    5.05        Total long-term debt......     65,966      35,304      30,662        3,060       27,602
 -------    -------                                                     --------    --------    --------
                                           Total interest-bearing
 $28,454    $26,022    4.26    3.32          liabilities.............    305,564     217,832      87,732       65,938       21,794
 =======    =======    ----    ----
                       3.70    3.87   Interest rate spread
                       ====    ====
                                      Net yield on interest-earning
                       4.37    4.44     assets and net interest income   $371,533    $350,917   $ 20,616       (5,413)      26,029
                       ====    ====                                      ========    ========   ========
- ------------------------------------------------------------------------------------------------------------------------------------

 * Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense

** Volume amounts are reported at amortized cost; excludes pretax unrealized losses of $44 million

- -----------------------------------------------------------------------------------------------------------------------------

QUARTERLY ALLOWANCE FOR LOAN LOSSES (Thousands)                                                                      TABLE 17

- -----------------------------------------------------------------------------------------------------------------------------
                                                         1994                                        1993
                                       -----------------------------------------   -----------------------------------------
                                        Fourth      Third     Second      First     Fourth      Third     Second     First
                                        Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter   Quarter
                                       --------   --------   --------   --------   --------   --------   --------  --------
SUMMARY OF TRANSACTIONS

Balance at beginning of period....     $406,005   $405,942   $405,474   $404,798   $404,091   $399,480   $390,621  $379,557
Provision for loan losses ........       19,539     18,123     16,342     17,759     18,013     23,483     26,084    25,072
Deduct net loan losses:
  Loans charged off:
    Commercial ...................        1,793      3,063      2,947      5,080      1,418      1,875      2,129     1,370
    Credit card ..................       19,682     17,310     16,808     15,928     15,392     17,147     15,650    14,802
    Other revolving credit .......        1,000        908        902        905      1,375        758        943       846
    Other retail .................        3,216      2,504      2,605      3,084      2,754      1,853      1,904     1,920
    Real estate ..................        1,785        749      1,352        819      4,899      3,706      3,384     2,525
    Lease financing ..............           57         28         80         61         81        110         63       204
    Foreign ......................           --         --         --         --         --         --         --        --
                                       --------   --------   --------   --------   --------   --------   --------  --------
      Total ......................       27,533     24,562     24,694     25,877     25,919     25,449     24,073    21,667
  Recoveries:
    Commercial ...................        1,382        915      1,423      1,957        971      1,354      1,382     1,865
    Credit card ..................        2,926      2,837      2,760      2,771      2,625      2,566      2,645     2,480
    Other revolving credit .......          224        285        303        247        270        228        316       215
    Other retail .................          927      1,159        749      1,121        942        842        996     1,011
    Real estate ..................        2,624      1,273      3,506      2,612      3,743      1,525      1,445     1,980
    Lease financing ..............           31         25         70         78         53         54         55       102
    Foreign ......................            7          8          9          8          9          8          9         6
                                       --------   --------   --------   --------   --------   --------   --------  --------
      Total ......................        8,121      6,502      8,820      8,794      8,613      6,577      6,848     7,659
                                       --------   --------   --------   --------   --------   --------   --------  --------
  Net loan losses ................       19,412     18,060     15,874     17,083     17,306     18,872     17,225    14,008
                                       --------   --------   --------   --------   --------   --------   --------  --------
Balance at end of period .........     $406,132   $406,005   $405,942   $405,474   $404,798   $404,091   $399,480  $390,621
                                       ========   ========   ========   ========   ========   ========   ========  ========
NET LOAN LOSSES (RECOVERIES)
  BY CATEGORY

Commercial .......................     $    411   $  2,148   $  1,524   $  3,123   $    447   $    521   $    747  $   (495)
Credit card ......................       16,756     14,473     14,048     13,157     12,767     14,581     13,005    12,322
Other revolving credit ...........          776        623        599        658      1,105        530        627       631
Other retail .....................        2,289      1,345      1,856      1,963      1,812      1,011        908       909
Real estate ......................         (839)      (524)    (2,154)    (1,793)     1,156      2,181      1,939       545
Lease financing ..................           26          3         10        (17)        28         56          8       102
Foreign ..........................           (7)        (8)        (9)        (8)        (9)        (8)        (9)       (6)
                                       --------   --------   --------   --------   --------   --------   --------  --------
      Total ......................     $ 19,412   $ 18,060   $ 15,874   $ 17,083   $ 17,306   $ 18,872   $ 17,225  $ 14,008
                                       ========   ========   ========   ========   ========   ========   ========  ========
ANNUALIZED NET LOAN LOSSES
  (RECOVERIES) TO AVERAGE
  LOANS BY CATEGORY

Commercial .......................          .02%       .09%       .07%       .14%       .02%       .03%       .04%     (.02%)
Credit card ......................         1.76       1.57       1.63       1.67       1.74       2.16       2.11      2.18
Other revolving credit ...........          .92        .74        .72        .80       1.34        .64        .76       .78
Other retail .....................          .29        .17        .23        .25        .23        .14        .13       .13
Real estate ......................         (.04)      (.03)      (.12)      (.10)       .06        .12        .10       .03
Lease financing ..................          .06        .01        .02       (.04)       .08        .16        .02       .33
Foreign ..........................         (.01)      (.04)      (.04)      (.04)      (.05)      (.04)      (.04)     (.03)
Total loans ......................          .31        .29        .26        .30        .31        .35        .32       .27

Period-end allowance to
  outstanding loans ..............         1.57%      1.63%      1.67%      1.71%      1.76%      1.83%      1.84%     1.80%
- -----------------------------------------------------------------------------------------------------------------------------

          1.76 percent of average credit card loans for the period versus $12.767 million or 1.74 percent a year earlier. Other retail net charge-offs were $2.289 million or .29 percent of average direct and indirect retail loans compared with $1.812 million or .23 percent in the final period of 1993. Real estate loans had net recoveries of $839 thousand versus net loan losses of $1.156 million in the prior year period.
               Other operating revenue was higher by $2.282 million or 1.5 percent. Credit card income grew $2.366 million or 8.5 percent and trust service fees increased $933 thousand or 3.1 percent. These gains were offset by a trading account loss of $582 thousand as well as by lower levels of mortgage fee income and deposit account service charges, down $1.244 million or 12.3 percent and $569 thousand or 1.2 percent, respectively. Other remaining categories of total other operating revenue were up $3.475 million or 10.5 percent, led by gains in other service charges and fees, insurance premiums and commissions, and bankers acceptance and letter of credit fees.
               Total noninterest expense declined $17.215 million or 5.7 percent. Total personnel expense decreased $6.143 million or 4.2 percent with salaries expense dropping $4.301 million or 3.5 percent and employee benefits expense down $1.842 million or 7.2 percent. Combined net occupancy and equipment expense declined $2.412 million or 4.7 percent, with lower net occupancy expenses primarily accounting for the decrease. Remaining combined categories of noninterest expense were down $8.660 million or 8.6 percent.

- ----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME (thousands)                                                                                            TABLE 18

- ----------------------------------------------------------------------------------------------------------------------------------
                                                        1994                                             1993
                                      ---------------------------------------          -----------------------------------------
                                      Fourth       Third   Second     First            Fourth      Third     Second       First
                                      Quarter     Quarter  Quarter   Quarter           Quarter    Quarter    Quarter     Quarter
                                      --------   --------  -------   --------          --------   --------  --------    --------
Service charges on deposit accounts   $ 48,413   $ 48,940  $ 50,646  $ 48,150          $ 48,982   $ 51,909  $ 51,622    $ 50,372
Fees for trust services ...........     31,285     32,151    32,983    31,681            30,352     29,697    29,614      30,367
Credit card income -- net of
  interchange payments ............     30,200     28,271    28,120    25,334            27,834     26,009    25,629      22,308
Mortgage fee income ...............      8,886      8,590     7,715     8,033            10,130      9,699    10,102       9,170
Trading account profits (losses) --
  excluding interest ..............       (582)     1,576       598     1,507             2,097      3,521     2,746       4,739
Insurance premiums and commissions       3,189      2,425     3,379     2,686             2,167      2,897     3,764       3,019
Bankers' acceptance and letter
  of credit fees ..................      5,365      5,827     5,689     6,287             4,633      4,925     5,276       4,834
Student loan servicing ............         --         --        --        --                --         --        --       5,535
Other service charges and fees ....     15,530     14,571    13,156    13,627            11,948     12,248    11,907      12,812
Other income ......................     12,437      9,190    11,013     7,564            14,298      8,856     7,933       6,228
                                      --------   --------  --------  --------          --------   --------  --------    --------
      Total other operating revenue    154,723    151,541   153,299   144,869           152,441    149,761   148,593     149,384
Gain on sale of subsidiary ........         --         --        --        --                --         --        --       8,030
Investment securities gains .......      2,094        433       221       572             7,216        702     1,254      10,222
                                      --------   --------  --------  --------          --------   --------  --------    --------
      Total .......................   $156,817   $151,974  $153,520  $145,441          $159,657   $150,463  $149,847    $167,636
                                      ========   ========  ========  ========          ========   ========  ========    ========
- ----------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE (thousands)                                                                                    TABLE 19

- ---------------------------------------------------------------------------------------------------------------------------

                                                         1994                                       1993
                                        ----------------------------------------   --------------------------------------
                                         Fourth     Third     Second      First     Fourth     Third    Second     First
                                         Quarter   Quarter    Quarter    Quarter    Quarter   Quarter   Quarter   Quarter
                                        --------  --------   --------   --------   --------  --------  --------  --------
Salaries .............................  $117,904  $116,793   $114,882   $115,211   $122,205  $112,982  $110,119  $110,315
Employee benefits ....................    23,662    22,902     26,350     25,803     25,504    29,411    28,115    30,029
                                        --------  --------   --------   --------   --------  --------  --------  --------
      Total personnel expense ........   141,566   139,695    141,232    141,014    147,709   142,393   138,234   140,344
Net occupancy expense ................    21,261    20,026     20,196     19,428     23,587    18,950    19,660    19,873
Equipment expense ....................    27,197    26,789     26,010     26,512     27,283    24,856    25,633    24,474
Postage and delivery .................     8,650     8,645      8,816      9,052      9,315     8,921    11,643     8,281
Outside data processing,
  programming and software ...........    10,773     7,834      8,119      8,485     12,494     9,194     8,198     8,727
Stationery and supplies ..............     6,182     6,578      5,836      5,962      7,018     6,353     5,572     6,401
Advertising and sales promotion ......     6,949     8,019      9,316      9,783     11,435     7,681     7,805    11,220
Professional services ................     6,539     4,617      5,385      3,952      6,381     4,120     3,771     2,872
Travel and business promotion ........     4,650     3,757      4,343      3,504      4,706     3,668     3,905     3,284
FDIC insurance and regulatory
  examinations .......................    13,188    13,294     13,589     13,380     13,122    13,274    13,084    14,183
Check clearing and other bank services     2,204     2,475      1,920      2,295      2,348     2,563     2,586     2,662
Amortization of intangible assets ....     4,430     4,524      4,602      5,137      6,844     7,502     6,540     7,115
Foreclosed property expense ..........         9      (452)      (404)    (3,441)     2,630     1,737     1,226     2,061
Other expense ........................    28,927    25,492     25,585     24,987     24,868    22,334    24,977    33,619
                                        --------  --------   --------   --------   --------  --------  --------  --------
       Total .........................  $282,525  $271,293   $274,545   $270,050   $299,740  $273,546  $272,834  $285,116
                                        ========  ========   ========   ========   ========  ========  ========  ========

 Overhead ratio.......................      53.7%     53.2%      54.3%      55.4%      59.5%     55.0%     55.2%     58.4%
- ---------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

1993 vs. 1992

               The corporation's net income in 1993 totaled $492.095 million or $2.81 per fully diluted share compared with $433.225 million or $2.48 per fully diluted share in 1992. The higher earnings reflected expanded net interest income, healthy gains in other operating revenue, reduced credit costs and good expense control, with net income for the year representing returns of 17.1 percent on shareholders' equity and 1.46 percent on assets.
               Taxable equivalent net interest income increased $48.429 million or 3.6 percent. Growth in interest-earning assets and a reduced average funding cost accounted for the increase which was moderated by a lower average earning asset yield and higher levels of interest-bearing liabilities. The net yield on interest-earning assets decreased 11 basis points.
               Taxable equivalent interest income was lower by $79.587 million or 3.5 percent. Average interest-earning assets increased $1.683 billion or 6 percent, but gains in income were more than offset by the impact of a 73 basis point drop in the average rate earned. Loans grew $1.514 billion or 7.6 percent with retail loans, including residential mortgages, up $1.236 billion or 14.7 percent. Commercial loans, including commercial mortgages and construction loans, were higher by $278 million or 2.4 percent. Investment securities rose $838 million or 13.5 percent for the year.
               Interest expense decreased $128.016 million or 13.2 percent as the average funding cost dropped 72 basis points to 3.43 percent versus 4.15 percent in 1992. Average interest-bearing liabilities were higher by $1.201 billion or 5.2 percent, led by expansion in the corporation's medium-term bank notes, which increased by $1.262 billion. Total interest-bearing time deposits were down $865 million or 4.8 percent with decreases in savings certificates and large denomination certificates softened by growth in interest-bearing demand and savings and money market savings deposits. Total short-term borrowings rose $442 million or 8.9 percent.

               The table below summarizes the changes in interest income (taxable equivalent) and interest expense resulting from changes in rates and volume between 1993 and 1992. Changes which are not solely due to rate or to volume are allocated proportionately to rate and volume. Information on changes in rates and volume between 1994 and 1993 can be found on page 19.

                                                                                                             1993 over 1992
                                                                                                  ----------------------------------
                                                                                                     Attributable to
                                                                                                  ---------------------
          $ in thousands                                                                             Rate       Volume       Total
                                                                                                  ----------   --------    --------
          Increase (decrease) in interest income:
             Loans .............................................................................  ($154,387)   $123,867    $(30,520)
             Investment securities held-to-maturity:
               State and municipal .............................................................        621     (11,416)    (10,795)
               Other investments ...............................................................    (58,200)     66,411       8,211
             Interest-bearing bank balances ....................................................     (1,415)     (8,452)     (9,867)
             Federal funds sold and securities purchased under resale agreements ...............     (1,690)     (2,915)     (4,605)
             Trading account assets ............................................................    (15,119)    (16,892)    (32,011)
                                                                                                                           --------
                  Total interest-earning assets ................................................   (212,486)    132,899     (79,587)

          Increase (decrease) in interest expense:
             Time deposits in domestic offices .................................................   (155,523)    (36,641)   (192,164)
             Time deposits in foreign offices ..................................................     (2,651)      1,508      (1,143)
             Short-term borrowed funds .........................................................    (33,145)     16,004     (17,141)
             Long-term debt ....................................................................     (2,014)     84,446      82,432
                                                                                                                           --------
                  Total interest-bearing liabilities ...........................................   (175,899)     47,883    (128,016)
                                                                                                                           --------
          Increase in net interest income ......................................................                           $ 48,429
                                                                                                                           ========

               Nonperforming assets at December 31, 1993 decreased $110.508 million or 41.6 percent to $154.901 million or .67 percent of loans and foreclosed property. The decline largely reflected paydowns, property sales and the return of cash-basis assets to accrual status as real estate market conditions generally improved and declining interest rates helped borrowers' credit positions. Net loan losses were lower by $27.834 million or 29.2 percent, and totaled $67.411 million or .31 percent of average loans for the year. The provision for loan losses was $92.652 million, a decrease of $26.768 million or
          22.4 percent from the 1992 level and exceeded net charge-offs by $25.241 million. At December 31, 1993, the allowance for loan losses was $404.798 million, representing 1.76 percent of loans and 372 percent coverage of nonperforming loans compared with $379.557 million, 1.80 percent and 218 percent coverage, respectively, at year-end 1992.
               Total other operating revenue grew $64.937 million or 12.1 percent. Credit card fee income was up $23.712 million or 30.4 percent, service charges on deposit accounts rose $13.348 million or 7 percent, and trust service fees were higher by $10.526 million or
          9.6 percent. Trading account profits totaled $13.103 million for the year compared with a loss of $11.542 million in 1992 due to hedging in mortgage backed securities. Mortgage fee income declined $977 thousand or 2.4 percent. Remaining combined categories of total other operating revenue, excluding student loan servicing which was sold as a subsidiary in the second month of 1993, increased $21.398 million or 22.2 percent.
               Total noninterest expense was higher by $35.584 million or 3.2 percent. Total personnel expense rose $28.857 million or 5.3 percent with higher employee benefits expense acccounting for the majority of the increase. Increased benefits expense largely reflected both a special contribution by the corporation to its employee retirement savings and profit-sharing plan and the impact of a new accounting change for post-retirement expenses adopted at the beginning of 1993. Combined net occupancy and equipment expense was up $2.727 million or
          1.5 percent, while remaining combined categories of noninterest expense rose a modest $4 million or 1.1 percent. The corporation's overhead ratio measuring noninterest expense as a percent of taxable equivalent net interest income and total other operating revenue was 57 percent for the year compared with 58.6 percent in 1992.

- --------------------------------------------------------------------------------
SUPERVISION AND REGULATION

               Wachovia Corporation is a registered bank holding company under the Bank Holding Company Act of 1956 (BHCAct) and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (FRB). South Carolina National Corporation is likewise subject to the requirements of the BHCAct, which requires prior Board approval for bank acquisitions and prohibits a bank holding company from engaging in any business other than banking or bank-related activities. In addition to the provisions of the BHC Act, state banking commissions serve in a supervisory and regulatory capacity with respect to the bank holding company activities. Wachovia Corporation is also a savings and loan holding company registered under the Home Owners' Loan Act of 1933 (HOLA), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), and is subject to examination, supervision and reporting requirements of the Office of Thrift Supervision (OTS).
               Various state and federal laws govern the activities of the Corporation's banking affiliates. As federally insured national banks, Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A., Wachovia Bank of South Carolina, N.A., and The First National Bank of Atlanta are subject to the regulation, supervision and reporting requirements of the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). The banking subsidiaries are directly affected by the actions of the FRB as it attempts to manage the money supply and credit availability in the economy.
               The Corporation's nonbanking subsidiaries are subject to a variety of state and federal laws. For example, the Corporation's discount brokerage and investment advisory subsidiary is subject to supervision and regulation by the Securities and Exchange Commission
          (SEC), the National Association of Securities Dealers, Inc., state securities regulators and the various exchanges through which it conducts business. The Corporation's insurance subsidiaries are subject to the insurance laws of the states in which they are active. All nonbanking subsidiaries are supervised by the FRB.
               Federal law regulates transactions among Wachovia Corporation and its affiliates, including the amount of banking affiliates' loans to or investments in, nonbank affiliates and the amount of advances to third parties collateralized by securities of the affiliate. In addition, various requirements and restrictions under federal and state laws regulate the operations of the Corporation's banking affiliates, requiring the maintenance of reserves against deposits, limiting the nature of loans and interest that may be charged thereon, restricting investments, and other activities.
               Under FRB policy, the Corporation is expected to act as a source of financial strength to, and commit resources to support, each of its subsidiary banks. In addition, FIRREA provides that a depository institution insured by the FDIC can be held liable by the FDIC for any loss incurred or reasonably expected to be incurred in connection with the default of a commonly controlled FDIC insured depository institution. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements.
          FDICIA also imposes substantial new examination, audit and reporting requirements on insured depository institutions. Among other requirements, the regulation requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. See Equity and Capital Ratios on pages 34 and 35.
               The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the Act) has introduced a process that will enable nationwide interstate banking through bank subsidiaries and interstate bank mergers. Separately the Act will also permit bank subsidiaries to act as agents for each other across state lines. Effective September 29, 1995, the bill will allow adequately capitalized and managed bank holding companies to acquire control of a bank in any state. Any acquisitions will be subject to concentration limits. Beginning June 1, 1997, banks will be permitted to merge with one another across state lines. A state could authorize such mergers earlier than June 1, 1997. In contrast, a state also could choose to opt-out of interstate branching by enacting legislation before June 1, 1997. The legislation preserves state laws which require that a bank must be in existence for a minimum period of time before being acquired as long as the requirement is five years or less. This legislation has immediate relevance for the banking industry due to increased competitive forces from institutions which may consolidate through mergers and those which may move into new markets through enhanced opportunities to branch across state lines.
               The FDIC has proposed a reduction in the rates charged for deposit insurance premiums. The reduction as proposed will significantly reduce the amount of premiums assessed against well managed banks. Several issues are outstanding regarding the impact of premium reductions by the bank insurance fund on the related but currently separate Savings Institution Insurance Fund. At the earliest, any premium reductions will not be realized until midyear, when the Bank Insurance fund is expected to reach its required capitalization level.
               There have been a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies and their banks. Due to continued changes in the regulatory environment, additional legislation aimed at banking industry reform is likely to continue. While the potential effects of legislation currently under consideration cannot be measured with any degree of certainty, the Corporation is unaware of any pending legislative reforms or regulatory activities which would materially affect its financial position or operating results in the foreseeable future.

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

The financial statements have been audited by Ernst & Young LLP, independent auditors, who render an independent professional opinion on management's financial statements. Their appointment was recommended by the Audit Committee, approved by the Board of Directors and ratified by the shareholders. Their examination provides an objective assessment of the degree to which the corporation's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as they deem appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Wachovia Corporation

We have audited the consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note C to the financial statements, in 1994, the Corporation changed its method of accounting for certain investment securities. As discussed in Notes K and M to the financial statements, in 1993, the company changed its methods of accounting for income taxes and postretirement benefits.


                                                    /s/ Ernst & Young LLP
                                                    ----------------------------
                                                    Ernst & Young LLP

Winston-Salem, North Carolina
January 12, 1995

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

                                                                             December 31

$ in thousands                                                           1994          1993
                                                                     -----------   -----------
ASSETS

Cash and due from banks ..........................................   $ 2,670,115   $ 2,529,528
Interest-bearing bank balances ...................................         6,763        12,478
Federal funds sold and securities
  purchased under resale agreements ..............................       201,606       691,106
Trading account assets ...........................................       889,958       788,779
Securities available-for-sale ....................................     3,538,247            --
Securities held-to-maturity (market value of $4,114,644
  in 1994 and $8,156,690 in 1993) ................................     4,184,610     7,878,656
Loans and net leases .............................................    25,898,774    22,986,307
Less unearned income on loans ....................................         7,970         8,819
                                                                     -----------   -----------
      Total loans ................................................    25,890,804    22,977,488
Less allowance for loan losses ...................................       406,132       404,798
                                                                     -----------   -----------
      Net loans ..................................................    25,484,672    22,572,690
Premises and equipment ...........................................       543,548       502,699
Due from customers on acceptances ................................       416,591       434,584
Other assets .....................................................     1,251,848     1,115,252
                                                                     -----------   -----------
      Total assets ...............................................   $39,187,958   $36,525,772
                                                                     ===========   ===========

LIABILITIES

Deposits in domestic offices:
  Demand .........................................................   $ 5,657,579   $ 6,140,884
  Interest-bearing demand ........................................     3,524,857     3,515,680
  Savings and money market savings ...............................     6,065,966     6,194,086
  Savings certificates ...........................................     5,464,532     5,141,410
  Large denomination certificates ................................     1,416,318     1,507,461
  Noninterest-bearing time .......................................        24,121        45,802
                                                                     -----------   -----------
      Total deposits in domestic offices .........................    22,153,373    22,545,323
Deposits in foreign offices:
  Demand .........................................................         5,540         3,011
  Time ...........................................................       910,345       804,064
                                                                     -----------   -----------
      Total deposits in foreign offices ..........................       915,885       807,075
                                                                     -----------   -----------
      Total deposits .............................................    23,069,258    23,352,398
Federal funds purchased and securities
  sold under repurchase agreements ...............................     5,898,398     4,741,283
Commercial paper .................................................       406,706       589,178
Other short-term borrowed funds ..................................     1,007,340     1,091,123
Long-term debt:
  Bank notes .....................................................     3,953,318     2,370,091
  Other long-term debt ...........................................       837,146       590,365
                                                                     -----------   -----------
      Total long-term debt .......................................     4,790,464     2,960,456
Acceptances outstanding ..........................................       416,591       434,584
Other liabilities ................................................       312,694       338,803
                                                                     -----------   -----------
      Total liabilities ..........................................    35,901,451    33,507,825

Off-balance sheet items, commitments and contingent liabilities --
  Notes I, J and L

SHAREHOLDERS' EQUITY

Preferred stock, par value $5 per share:
  Authorized 50,000,000 shares; none outstanding .................            --            --
Common stock, par value $5 per share:
  Issued 170,933,749 shares in 1994
  and 171,375,772 shares in 1993 .................................       854,669       856,879
Capital surplus ..................................................       741,946       761,573
Retained earnings ................................................     1,689,892     1,399,495
                                                                     -----------   -----------
      Total shareholders' equity .................................     3,286,507     3,017,947
                                                                     -----------   -----------
      Total liabilities and shareholders' equity .................   $39,187,958   $36,525,772
                                                                     ===========   ===========

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                                                               Year Ended December 31
$ in thousands, except per share                                                 1994                   1993               1992
                                                                              ----------       ----------------------   ----------
INTEREST INCOME

Loans .........................................................               $1,864,082            $1,627,450          $1,663,388
Securities available-for-sale:
  Other investments............................................                  182,440                    --                  --
Securities held-to-maturity:
  State and municipal..........................................                   50,122                57,670              65,154
  Other investments............................................                  223,691               396,056             403,982
Interest-bearing bank balances.................................                      597                 2,905              12,772
Federal funds sold and securities
  purchased under resale agreements............................                    7,682                12,433              17,038
Trading account assets.........................................                   33,680                26,323              59,744
                                                                              ----------            ----------          ----------
      Total interest income....................................                2,362,294             2,122,837           2,222,078

INTEREST EXPENSE

Deposits:

  Domestic offices.............................................                  516,914               543,077             735,241
  Foreign offices..............................................                   22,318                14,503              15,646
                                                                              ----------            ----------          ----------
      Total interest on deposits...............................                  539,232               557,580             750,887
Short-term borrowed funds......................................                  272,572               173,847             190,988
Long-term debt.................................................                  226,584               107,585              25,153
                                                                              ----------            ----------          ----------
      Total interest expense...................................                1,038,388               839,012             967,028

NET INTEREST INCOME............................................                1,323,906             1,283,825           1,255,050
Provision for loan losses......................................                   71,763                92,652             119,420
                                                                              ----------            ----------          ----------
Net interest income after provision for loan losses............                1,252,143             1,191,173           1,135,630

OTHER INCOME

Service charges on deposit accounts............................                  196,149               202,885             189,537
Fees for trust services........................................                  128,100               120,030             109,504
Credit card income.............................................                  111,925               101,780              78,068
Mortgage fee income............................................                   33,224                39,101              40,078
Trading account profits (losses)...............................                    3,099                13,103             (11,542)
Student loan servicing.........................................                       --                 5,535              33,250
Other operating income.........................................                  131,935               117,745              96,347
                                                                              ----------            ----------          ----------
      Total other operating revenue............................                  604,432               600,179             535,242
Gain on sale of subsidiary.....................................                       --                 8,030              19,486
Investment securities gains....................................                    3,320                19,394               1,497
                                                                              ----------            ----------          ----------
      Total other income.......................................                  607,752               627,603             556,225

OTHER EXPENSE

Salaries.......................................................                  464,790               455,621             451,193
Employee benefits..............................................                   98,717               113,059              88,630
                                                                              ----------            ----------          ----------
      Total personnel expense..................................                  563,507               568,680             539,823
Net occupancy expense..........................................                   80,911                82,070              80,673
Equipment expense..............................................                  106,508               102,246             100,916
Other operating expense........................................                  347,487               378,240             374,240
                                                                              ----------            ----------          ----------
      Total other expense......................................                1,098,413             1,131,236           1,095,652

Income before income taxes.....................................                  761,482               687,540             596,203
Applicable income taxes........................................                  222,424               195,445             162,978
                                                                              ----------            ----------          ----------
NET INCOME.....................................................               $  539,058            $  492,095          $  433,225
                                                                              ==========            ==========          ==========
Net income per common share:

  Primary......................................................               $     3.13            $     2.83          $     2.51
  Fully diluted................................................               $     3.12            $     2.81          $     2.48
Average shares outstanding:
  Primary......................................................                  172,339               173,941             172,641
  Fully diluted................................................                  172,951               175,198             175,512

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                          Common Stock
                                                    -----------------------            Capital          Loan to       Retained
$ in thousands, except per share                       Shares       Amount             Surplus            ESOP        Earnings
                                                    -----------    --------           --------          --------    ------------
YEAR ENDED DECEMBER 31, 1992

Balance at beginning of year ............            85,323,214    $426,616           $818,404          ($25,000)   $1,264,394
Net income ..............................                                                                              433,225
Cash dividends declared on common
  stock -- $1.00 a share.................                                                                             (170,756)
Common stock issued pursuant to:
  Stock option and employee benefit plans               602,152       3,011             16,179
  Dividend reinvestment plan ............               149,323         747              8,444
  Conversion of notes and debentures ....               193,675         968              3,581
Common stock acquired ...................              (528,086)     (2,640)           (28,557)
Repayment of loan to ESOP ...............                                                               $ 25,000
Miscellaneous ...........................                (4,689)        (24)              (162)                          1,337
Two-for-one common stock split ..........            85,735,589     428,678                                           (428,678)
                                                    -----------    --------           --------                      ----------
Balance at end of year ..................           171,471,178    $857,356           $817,889          $     --    $1,099,522
                                                    ===========    ========           ========          ========    ==========

YEAR ENDED DECEMBER 31, 1993

Balance at beginning of year ............           171,471,178    $857,356           $817,889          $     --    $1,099,522
Net income ..............................                                                                              492,095
Cash dividends declared on common
  stock -- $1.11 a share.................                                                                             (191,488)
Common stock issued pursuant to:
  Stock option and employee benefit plans               645,539       3,228             11,347                             (41)
  Dividend reinvestment plan ............               318,655       1,593              9,375                             (15)
  Conversion of notes and debentures ....             1,738,533       8,693              7,802                             (60)
Common stock acquired ...................            (2,797,232)    (13,986)           (84,826)                              8
Miscellaneous ...........................                  (901)         (5)               (14)                           (526)
                                                    -----------    --------           --------                      ----------
Balance at end of year ..................           171,375,772    $856,879           $761,573          $     --    $1,399,495
                                                    ===========    ========           ========          ========    ==========

YEAR ENDED DECEMBER 31, 1994

Balance at beginning of year ............           171,375,772    $856,879           $761,573          $     --    $1,399,495
Net income ..............................                                                                              539,058
Cash dividends declared on common
  stock -- $1.23 a share.................                                                                             (210,503)
Common stock issued pursuant to:
  Stock option and employee benefit plans               714,648       3,573             14,560
  Dividend reinvestment plan ............               357,015       1,785              9,895
  Conversion of debentures ..............               162,777         814              2,290
Common stock acquired ...................            (1,676,463)     (8,382)           (46,178)
Unrealized losses on securities
  available-for-sale, net of tax ........                                                                              (37,635)
Miscellaneous ...........................                                                 (194)                           (523)
                                                    -----------    --------           --------                      ----------
Balance at end of year ..................           170,933,749    $854,669           $741,946          $     --    $1,689,892
                                                    ===========    ========           ========          ========    ==========


See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Year Ended December 31

$ in thousands                                                                   1994                1993               1992
                                                                              -----------        -----------        -----------
OPERATING ACTIVITIES
Net income .........................................................          $   539,058        $   492,095        $   433,225
Adjustments to reconcile net income to net cash
  provided by operations:
  Provision for loan losses ........................................               71,763             92,652            119,420
  Depreciation and amortization ....................................              107,502            108,085             94,678
  Deferred income taxes (benefit) ..................................               12,440            (26,663)           (11,737)
  Investment securities gains ......................................               (3,320)           (19,394)            (1,497)
  Gain on sale of subsidiary .......................................                 --               (8,030)           (19,486)
  (Gain) loss on sale of noninterest-earning assets ................               (5,316)            (1,517)             2,002
  (Decrease) increase in accrued income taxes ......................               (1,059)             6,207             29,234
  (Increase) decrease in accrued interest receivable ...............              (31,041)           (38,968)            28,250
  Increase (decrease) in accrued interest payable ..................               11,509            (43,116)           (55,260)
  Net change in other accrued and deferred income and expense ......              (19,337)            (2,818)           (66,628)
  Net trading account activities ...................................             (101,179)           107,189            548,840
  Net loans held for resale ........................................              259,083           (377,994)            81,552
                                                                              -----------        -----------        -----------
      Net cash provided by operating activities ....................              840,103            287,728          1,182,593

INVESTING ACTIVITIES
Net decrease in interest-bearing bank balances .....................                5,715            177,075            218,475
Net decrease (increase) in federal funds sold and securities
  purchased under resale agreements ................................              489,500           (212,134)            67,001
Purchases of securities available-for-sale .........................           (1,131,114)                --                 --
Purchases of securities held-to-maturity ...........................             (588,873)        (3,287,189)        (2,969,876)
Sales of securities available-for-sale .............................               73,062                 --                 --
Sales of securities held-to-maturity ...............................                   --             76,224            260,568
Calls, maturities and prepayments of securities available-for-sale..            1,185,413                 --                 --
Calls, maturities and prepayments of securities held-to-maturity ...              544,099          1,819,801          2,489,917
Net increase in loans made to customers ............................           (3,255,879)        (1,621,508)          (751,325)
Capital expenditures ...............................................             (147,870)          (152,061)          (100,526)
Proceeds from sales of premises and equipment ......................               36,789             14,457             25,479
Net (increase) decrease in other assets ............................             (128,411)          (188,376)            64,418
Business combinations and dispositions .............................                   --             20,000             44,834
                                                                              -----------        -----------        -----------
      Net cash used by investing activities ........................           (2,917,569)        (3,353,711)          (651,035)

FINANCING ACTIVITIES
Net (decrease) increase in demand,
  savings and money market accounts ................................             (621,400)           752,659          2,184,766
Net increase (decrease) in certificates of deposit .................              338,260           (775,722)        (1,815,595)
Net increase (decrease) in federal funds purchased and securities
  sold under repurchase agreements .................................            1,157,115          1,027,791           (288,594)
Net (decrease) increase in commercial paper ........................             (182,472)           202,560            (11,102)
Net (decrease) increase in other short-term borrowings .............              (83,783)           242,300         (1,352,039)
Proceeds from issuance of bank notes ...............................            2,095,479          1,861,010            757,893
Maturities of bank notes ...........................................             (515,425)          (250,000)                --
Proceeds from issuance of other long-term debt .....................              247,887            248,075            297,266
Payments on other long-term debt ...................................                 (352)           (80,579)           (24,249)
Repayment of loan to ESOP ..........................................                   --                 --             25,000
Common stock issued ................................................               25,339             24,961             29,717
Dividend payments ..................................................             (210,503)          (191,488)          (170,756)
Common stock repurchased ...........................................              (52,908)           (98,804)           (31,197)
Other equity transactions ..........................................                   --                (19)              (186)
Net increase in other liabilities ..................................               20,816              4,908             19,790
                                                                              -----------        -----------        -----------
      Net cash provided (used) by financing activities .............            2,218,053          2,967,652           (379,286)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................              140,587            (98,331)           152,272
Cash and cash equivalents at beginning of year .....................          $ 2,529,528        $ 2,627,859        $ 2,475,587
                                                                              -----------        -----------        -----------
Cash and cash equivalents at end of year ...........................          $ 2,670,115        $ 2,529,528        $ 2,627,859
                                                                              ===========        ===========        ===========
SUPPLEMENTAL DISCLOSURES
Unrealized losses on securities available-for-sale:
  Decrease in securities available-for-sale ........................          $   (61,847)       $        --        $        --
  Increase in deferred taxes .......................................               24,212                 --                 --
  Decrease in shareholders' equity .................................              (37,635)                --                 --

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

Cash and Due From Banks -- The Corporation considers cash and due from banks, all of which are maintained in financial institutions, as cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

Trading Instruments -- The Corporation maintains trading positions in both derivative and nonderivative (or cash) financial instruments. Trading cash instruments are held for distribution through retail sales or in anticipation of market movements and are carried at fair value. Gains and losses, both realized and unrealized, are included in "trading account profits (losses)" in the Consolidated Statements of Income. Interest revenue arising from cash financial instruments is included in "interest income-trading account assets" in the Consolidated Statements of Income. Trading cash instruments are comprised primarily of securities backed by the U.S. Treasury and various federal agencies and state and local governmental bodies.

Trading derivative financial instruments are customer oriented, and trading positions are established as necessary to accommodate customers' requirements. Gains and losses from securities trading derivatives are included in "trading account profits (losses)," while gains and losses from interest rate derivatives and foreign exchange activities are included in "other operating income" in the Consolidated Statements of Income.

Investment Securities Held-to-Maturity and Available-for-Sale -- Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity or trading and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value and their unrealized gains and losses, net of tax, are reported in a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. The adjusted cost of the specific security sold is used to compute "investment securities gains or losses" reported in the Consolidated Statements of Income. Investment securities are concentrated in a variety of state and municipal, U.S. Treasury and federal agency securities.

Risk Management Instruments -- Interest rate swaps and options (caps and floors) are used as part of the Corporation's overall interest rate risk management and are designated as hedges of interest-bearing assets and liabilities. Amounts receivable or payable under interest rate swap and option agreements are recognized in "net interest income" in the Consolidated Statements of Income. If a derivative financial instrument designated as a hedge is terminated early, any resulting gain or loss is deferred and amortized to net interest income over the remaining periods originally covered by the derivative financial instrument.

Loans and Allowance for Loan Losses -- Loans are carried at their principal amount outstanding, except for loans held for resale which are carried at the lower of cost or market. Interest on commercial mortgage and installment loans is accrued and credited to operating income based upon the principal amount outstanding. Except for revolving credit loans, the recognition of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not be collectible in the normal course of business. When interest accruals are discontinued, prior accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest. Interest is accrued on revolving credit retail loans until payments become 120 days delinquent, at which time the outstanding principal balance and accrued unpaid interest is charged off.

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

Reclassifications -- Certain of the prior years' balances have been reclassified to conform to current year presentation.

- -----------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -----------------------------------------------------------------------------

NOTE B -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994 and 1993. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Trading Account Assets -- Fair values for the Corporation's trading account assets, which also are the amounts recognized in the statements of condition, are based on quoted market prices. These assets are those which are held for trading purposes.

Investment Securities -- Fair values for investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities. Investment securities are classified as held-to-maturity or available-for-sale based upon management's determination at the time of purchase and periodic reevaluation. Securities held for trading purposes are not included in these classifications, but rather are included in Trading Account Assets described above.

Loans -- For credit card, equity lines and other loans with short-term or variable rate characteristics, the carrying value reduced by an estimate of credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans. Loans are held for purposes other than trading.

Deposits -- The fair values disclosed for demand deposits (e.g., interest- and noninterest-bearing demand, savings and money market savings) are equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities.

Long-Term Debt -- Fair values of long-term debt are based on market prices where available. When quoted market prices are not available, fair values are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance Sheet Instruments -- Fair values for the Corporation's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit, and the estimated amount the Corporation would receive or pay to terminate or replace the contract at current market rates for the remainder of the off-balance sheet instruments. Off-balance sheet instruments classified as held for trading purposes are described further in Note I, and those classified as held for other than trading purposes are described further in Note J.

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

                                                     1994
                                            ------------------------
                                                          Estimated
                                            Book Value    Fair Value
                                            -----------   ----------
Financial assets:

  Trading account assets ................   $   889,958   $   889,958
  Investment securities .................     7,772,857     7,652,891
  Loans, net of allowance for loan losses    25,484,672    25,882,744
Financial liabilities:
  Deposits ..............................    23,069,258    23,171,818
  Long-term debt ........................     4,790,464     4,796,299

                                                       1993
                                            ------------------------
                                                          Estimated
                                            Book Value    Fair Value
                                            ----------    ----------
Financial assets:

  Trading account assets ................   $   788,779   $   788,779
  Investment securities .................     7,878,656     8,156,690
  Loans, net of allowance for loan losses    22,572,690    23,156,885
Financial liabilities:
  Deposits ..............................    23,352,398    23,433,622
  Long-term debt ........................     2,960,456     3,012,852

The estimated fair values of the Corporation's off-balance sheet financial instruments as of December 31 are summarized below. The amounts for commitments and letters of credit are presented negative in order to represent the approximate cost the Corporation would incur to pay third parties to assume these commitments. Interest rate contract fair values and other off-balance sheet financial instruments represent the fair value gain or loss of the contracts. Additional information about off-balance sheet financial instruments is located in Note I and Note J.

                                              1994          1993
                                            Estimated     Estimated
                                            Fair Value    Fair Value
                                            ----------    ----------
Unfunded commitments to
  extend credit .................           ($70,534)     ($46,165)
Letters of credit ...............            (29,664)      (23,536)
Interest rate contracts issued
  for trading purposes ..........              2,533         2,682
Interest rate contracts held for
  purposes other than trading ...            (25,528)      (22,096)
Other off-balance sheet financial
  instruments issued or held for
  trading or lending purposes ...            (28,728)      (42,548)

This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, mortgage servicing rights, deposit base intangibles and goodwill.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------
NOTE B -- FAIR VALUE OF FINANCIAL INSTRUMENTS -- Concluded

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

NOTE C -- INVESTMENT SECURITIES

The aggregate book and market values of investment securities as of December 31, as well as gross unrealized gains and losses of investment securities were as follows:

                                                         1994                                              1993
                                    --------------------------------------------    -----------------------------------------------
                                       Book    Unrealized  Unrealized   Market         Book     Unrealized   Unrealized    Market
                                       Value      Gains      Losses     Value          Value      Gains        Losses      Value
                                    ---------- ----------  ---------- ----------    ----------  ----------   ----------  ----------
Held-to-Maturity
- ----------------
U.S. Treasury and other agencies..  $2,491,476   $21,080   $103,380   $2,409,176    $4,572,736    $139,761    $ 6,026    $4,706,471
State and municipal ..............     554,365    26,596      1,797      579,164       655,157      72,754        177       727,734
Mortgage backed ..................   1,124,550    12,114     24,330    1,112,334     2,308,734      65,707      5,949     2,368,492
Other ............................      14,219        --        249       13,970       342,029      12,011         47       353,993
                                    ----------   -------   --------   ----------    ----------    --------    -------    ----------
      Total held-to-maturity .....  $4,184,610   $59,790   $129,756   $4,114,644    $7,878,656    $290,233    $12,199    $8,156,690
                                    ==========   =======   ========   ==========    ==========    ========    =======    ==========

Available-for-Sale
- ------------------
U.S. Treasury and other agencies..  $2,513,710   $ 1,818   $ 54,620   $2,460,908
Mortgage backed ..................     832,367       691     17,011      816,047
Other ............................     163,991        84         --      164,075
Equity ...........................      90,026     7,287         96       97,217
                                    ----------   -------   --------   ----------
      Total available-for-sale ...  $3,600,094   $ 9,880   $ 71,727   $3,538,247
                                    ==========   =======   ========   ==========



The amortized cost and estimated market value of investment securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          Book        Market
                                          Value       Value
                                        ----------  ----------
Held-to-Maturity
- ----------------
Due in one year or less ..............  $  195,723  $  198,863
Due after one year through five years    2,715,570   2,625,750
Due after five years through ten years     420,907     424,672
Due after ten years ..................     852,410     865,359
                                        ----------  ----------
      Total held-to-maturity .........   4,184,610   4,114,644

Available-for-Sale
- ------------------
Due in one year or less ..............     868,072     860,505
Due after one year through five years    1,945,415   1,895,257
Due after five years through ten years     264,911     260,384
Due after ten years ..................     431,670     424,884
                                        ----------  ----------
     Total ...........................   3,510,068   3,441,030
No contractual maturity ..............      90,026      97,217
                                        ----------  ----------
     Total available-for-sale ........   3,600,094   3,538,247
                                        ----------  ----------
     Total investment securities .....  $7,784,704  $7,652,891
                                        ==========  ==========

During 1994, there were no sales or transfers of held-to-maturity securities.

Proceeds from the sales of available-for-sale securities for the year ended December 31, 1994, as well as gross gains and losses realized on these sales were as follows:

Proceeds ......................   $73,062
Gross gains....................     2,079
Gross losses...................        --

At December 31, 1994 and 1993, investment securities with a carrying value of $4,011,111 and $3,543,263, respectively, were pledged as collateral to secure public deposits and for other purposes. There were no obligations of any one issuer exceeding 10 percent of consolidated shareholders' equity at December 31, 1994.

Effective January 1, 1994, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115). FASB 115 requires that investments in equity securities having readily determinable fair values and all investments in debt securities be classified and accounted for in three categories.

Debt securities that management has the positive intent to hold to maturity are classified as securities held-to-maturity. Held-to-maturity securities are reported at amortized cost. Debt and equity securities that are held principally for the purpose of selling them in the near future are classified as trading securities. Trading securities are reported at fair value with unrealized gains and losses included in earnings of ($177), $1,079 and ($13,792) in 1994, 1993 and 1992, respectively. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses reported in a separate component of shareholders' equity, net of tax.

- -------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE D -- LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

                                        1994         1993
                                    -----------   -----------
Commercial:
  Commercial, financial and other.. $ 8,377,878   $ 6,727,207
  Tax-exempt ......................   1,809,600     1,959,266
Retail:
  Direct ..........................     750,228       715,418
  Indirect ........................   2,339,889     2,429,497
  Credit card .....................   3,969,369     3,122,732
  Other revolving credit ..........     343,140       333,405
Real estate:
  Construction ....................     553,105       494,148
  Commercial mortgages ............   3,483,452     3,199,434
  Residential mortgages ...........   3,821,207     3,766,600
Lease financing -- net.............     188,521       156,726
Foreign ...........................     254,415        73,055
                                    -----------   -----------
      Total loans -- net .......... $25,890,804   $22,977,488
                                    ===========   ===========

Loans at December 31 that had been placed on a cash basis and those on which the contractual rate of interest had been reduced below market are summarized below.

                                           1994      1993
                                         -------   --------
Cash-basis assets -- domestic.........   $78,712   $108,882
Restructured loans ...................        --         80
                                         -------   --------
      Total nonperforming loans ......   $78,712   $108,962
                                         =======   ========
Interest income which would have been
  recorded pursuant to original terms:
  Domestic ...........................   $ 7,929   $ 11,140
                                         =======   ========
Interest income recorded:
  Domestic ...........................   $ 3,391   $  4,456
                                         =======   ========

Loans totaling $10,842 at December 31, 1994, which have been restructured at market rates and have been returned to accrual status are not included in the nonperforming loan total. Foregone interest on these balances is included in the above presentation.

At December 31, 1994, the Corporation had no significant outstanding commitments to lend additional funds to borrowers owing cash-basis and restructured loans.

Changes in the allowance for loan losses for the three years ended December 31, 1994 were as follows:

                                    1994        1993          1992
                                 ---------    ---------    ---------
Balance at beginning of year .   $ 404,798     $379,557    $ 360,193
Allowance of company sold ....          --           --       (4,811)
Provision for loan losses ....      71,763       92,652      119,420
Recoveries on loans previously
  charged off ................      32,237       29,697       36,288
Loans charged off ............    (102,666)     (97,108)    (131,533)
                                 ---------     --------    ---------
Balance at end of year .......   $ 406,132     $404,798    $ 379,557
                                 =========     ========    =========

Loans totaling $13,051, $42,256 and $81,592 were transferred to foreclosed real estate during 1994, 1993 and 1992, respectively.

It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral to obtain prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate. The Corporation's access to collateral, in the event of borrower default, is assured through adherence to state lending laws and the Corporation's sound lending standards and credit monitoring procedures. The Corporation regularly monitors its credit concentrations on loan purpose, industry and customer bases. At year-end, there were no significant credit concentrations within these categories. For additional discussion related to off-balance sheet credit issues, refer to Note I.

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $399,023 and $219,623 at December 31, 1994 and 1993, respectively. During 1994, $557,328 in new loans was made, and repayments totaled $377,928. Outstanding standby letters of credit to related parties totaled $34,934 and $28,183 at December 31, 1994 and 1993, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated transactions with unrelated persons and do not involve more than the normal risk of collectibility.

Loans held for sale at December 31 along with activity during the period are summarized as follows:

                                    1994           1993
                               ------------    ------------
Balance at beginning of year   $    688,828    $    310,834
Originations/purchases .....     20,197,006      23,069,853
Sales/transfers ............    (20,456,089)    (22,691,859)
                               ------------    ------------
Balance at end of year .....   $    429,745    $    688,828
                               ============    ============

The Corporation will adopt Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114), as of January 1, 1995. This standard modifies the accounting for impaired loans, defined as those loans where, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Corporation believes the adoption of FASB 114 will not have a material impact on its financial position or results of operations.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE E -- PREMISES, EQUIPMENT AND LEASES

Premises and equipment at December 31 are summarized as follows:

                                        1994        1993
                                     ----------   --------
Land .............................   $   88,098   $ 87,947
Premises .........................      352,159    318,911
Equipment ........................      562,845    514,482
Leasehold improvements ...........       67,755     66,470
                                     ----------   --------
                                      1,070,857    987,810
Less accumulated depreciation
  and amortization ...............      527,309    485,111
                                     ----------   --------
      Total premises and equipment   $  543,548   $502,699
                                     ==========   ========

The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 1994 are as follows:

1995.............................................     $ 35,175
1996.............................................       33,291
1997.............................................       30,134
1998.............................................       26,149
1999.............................................       25,499
Thereafter.......................................      176,704
                                                      --------
      Total minimum lease payments...............     $326,952
                                                      ========

The net rental expense for all operating leases amounted to $43,491 in 1994, $47,579 in 1993 and $48,254 in 1992. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses.

- --------------------------------------------------------------------------------

NOTE F -- CREDIT ARRANGEMENTS

At December 31, 1994 and 1993, lines of credit arrangements aggregating $200,000 and $160,000, respectively, were available to the Corporation from unaffiliated banks. Commitment fees were 15 basis points in 1994 and 1993; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements at December 31, 1994 or 1993.

- --------------------------------------------------------------------------------

NOTE G -- LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

                                                                                             1994          1993
                                                                                          ----------   ----------
Bank notes, net of discount of $6,132 and $3,859 in 1994 and 1993, respectively (a) ...   $3,953,318   $2,370,091
Other long-term debt:
  7.0% subordinated debt securities due in 1999, net of discount of $2,112 and $2,457
    in 1994 and 1993, respectively (b) ................................................      297,888      297,543
  6.375% subordinated debt securities due in 2003, net of discount of $1,679 and $1,830
    in 1994 and 1993, respectively (b) ................................................      248,321      248,170
  9.67% subordinated capital notes due in 2001 (b) ....................................       25,486       25,484
  6.5% convertible subordinated debentures due in 2001 (b) (c) ........................        9,400       12,540
  6.735% subordinated notes due in 2009, net of discount of $313 (b) ..................      249,687           --
  Capitalized lease obligations .......................................................        6,210        6,549
  Other ...............................................................................          154           79
                                                                                          ----------   ----------
      Total other long-term debt ......................................................      837,146      590,365
                                                                                          ----------   ----------
      Total long-term debt ............................................................   $4,790,464   $2,960,456
                                                                                          ==========   ==========

(a) Wachovia Bank of North Carolina has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $7 billion outstanding at any one time. The notes can be issued as fixed or floating rate notes and with terms of 30 days to 15 years. Bank notes with original maturities of one year or less are included in other short-term borrowed funds in the Consolidated Statements of Condition. Bank notes with original maturities of greater than one year are classified as long-term debt. Interest rates on the long-term notes ranged from 4.0% to 7.50% and 3.30% to 6.10% with maturities ranging from 1995 to 1999 and 1994 to 1998 at December 31, 1994 and 1993, respectively. The average rates were 5.31% and 4.54% with average maturities of 1.73 years and 1.8 years at December 31, 1994 and 1993, respectively.
(b) Debt qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines.
(c) The debentures are redeemable under certain conditions and are convertible into common stock of the Corporation at a conversion price of $19.29 per share. At December 31, 1994, $25,600 of these notes had been converted.

The principal maturities of long-term debt for the next five years subsequent to December 31, 1994 are $1,216,224 in 1995, $1,399,275 in 1996, $764,509 in
1997, $205,180 in 1998 and $370,507 in 1999. Interest paid on deposits and other borrowings was $1,026,879 in 1994, $882,128 in 1993 and $1,022,288 in
1992.
- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

Note H -- Capital Stock

On April 1, 1993, a two-for-one common stock split, effected in the form of a stock dividend, was paid to the Corporation's shareholders. Unless otherwise noted, information in this note, as well as share and per share information presented throughout the financial statements, has been restated to reflect the effect of the stock split.

The authorized capital stock of the Corporation consists of 500,000,000 common shares and 50,000,000 preferred shares. At December 31, 1994, 25,685,158 common shares were reserved for the conversion of notes and for stock issuable in connection with employee benefit plans and the dividend reinvestment plan.

On July 22, 1994, the Corporation's Board of Directors authorized the repurchase of up to 5 million shares of common stock, replacing an earlier authorization for the same number of shares. Repurchased shares will be used for various corporate purposes including the issuance of shares for the corporation's employee benefit plans and dividend reinvestment plan. During the year, the Corporation repurchased 1,620,900 shares pursuant to this and prior year authorizations. At December 31, 1994, the number of shares available for possible repurchase totaled 4,324,500.

At the Annual Meeting of Shareholders held on April 22, 1994, a new Wachovia Corporation Stock Plan was approved. The 1994 officer plan awards 60,500 shares of stock contingent upon the corporation's return on equity (ROE) over the five-year period, 1994-1998. The 1994 director plan granting 3,500 shares is not performance based and vests April 22, 1995.

The various stock option and incentive plans of the Corporation provide for the granting of options or awards for the purchase or issuance of 10,625,004 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the Board of Directors determines the number of shares subject to each option and the time or times when options shall be granted and exercised and the duration of the exercise period, which in no case shall exceed ten years. The committee also determines the number of awards to be granted and the time or times when awards shall be granted and the period when awards are deemed to be earned, with the exception of the 1994 officer plan in which awards are earned based on the Corporation's ROE. Awards are exercised at no cost to the participant. Under the 1994 plan, newly elected nonemployee directors of the Corporation are granted a one-time award of 1,000 shares of restricted stock to be earned over a period of three years. Also, an annual award of 250 shares of restricted stock is granted to all nonemployee directors to be earned over a period of one year.

At the time the options are exercised, the par value of all shares issued is credited to common stock and the excess of the proceeds over the par value is credited to capital surplus. At the time awards are granted, capital surplus is credited and retained earnings debited for the fair market value of the awards. When the stock awarded is issued, common stock is credited and capital surplus is debited for the par value of the shares issued. Recipients of awards under the predecessor plan are entitled to compensation equivalent to the dividends that would have been payable on the proportion of the awards reserved but not yet fully earned based on the years of service since the date of grant divided by the number of years over which the award is deemed to be fully earned. Compensation equivalent to dividends totaled $86 in 1994, $54 in 1993 and $86 in 1992. At December 31, 1994 and 1993, deferred compensation related to director and management awards was $3,025 and $2,614, respectively. Compensation expense related to stock awards was $1,397 for 1994, $1,864 for 1993 and $4,050 for 1992.

Activity in the option and award plans during 1994 and 1993 is summarized as follows:

                                Options and Awards
                       -------------------------------------
                                          Outstanding
                       Available      ----------------------     Option Price
                       for Grant      Awards        Options        Per Share
                       ---------      -------      ---------     ------------
January 1, 1993 ..     1,703,038      192,518      4,000,894     $ 5.41-31.125
  Granted ........      (841,860)      67,400        774,460      33.125-37.00
  Exercised ......            --      (52,701)      (582,320)      5.41-33.125
  Forfeited ......        30,890         (901)       (31,226)     12.50-33.125
                       ---------      -------      ---------
Total December 31,
  1993                   892,068      206,316      4,161,808        5.41-37.00
  Authorized under
    1994 plan ....     6,000,000           --             --
  Granted ........      (920,600)      64,000        856,600      31.25-34.625
  Exercised ......            --      (36,728)      (483,212)      5.41-33.125
  Canceled .......       (35,468)          --             --
  Forfeited ......         3,000       (8,000)       (74,780)     19.75-34.625
                       ---------      -------      ---------
Total December 31,
  1994                 5,939,000      225,588      4,460,416        5.41-37.00
                       =========      =======      =========

Of the above options outstanding at December 31, 1994, options for 1,915,459 shares were exercisable at option prices ranging from $5.41 to $33.125.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

Note I -- Off-Balance Sheet Trading and Lending Activities

The Corporation maintains positions in a variety of financial instruments with off-balance sheet risk in order to meet the financing needs of its customers. Financial instruments issued or held to accommodate customer lending activities include unfunded commitments to extend credit, standby, commercial and similar letters of credit, securities lending, participations in bankers' acceptances and mortgage loans sold with recourse. In order to accommodate customer capital management, interest rate risk management and international transaction requirements, the Corporation engages in trading activities as a dealer by structuring and executing over-the-counter interest rate contracts, commitments to purchase or sell securities, and foreign exchange contracts. The Corporation maintains active trading positions in foreign exchange forward contracts and manages credit risk through the establishment of offsetting sell positions, as well as standard limit and monitoring procedures. The Corporation maintains a trading portfolio of interest rate swap and option (caps and floors) contracts and foreign exchange options consisting of generally matched, offsetting contracts with customers and market counterparties.

Off-balance sheet financial instruments involve, in varying degrees, exposure to credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Corporation follows the same credit policies and careful underwriting practices in making commitments and conditional obligations as it does for on-balance sheet instruments. In those instances where collateral is deemed necessary to support financial instruments with credit risk, the Corporation ensures its ability to access the collateral, in the event of borrower default, through strict adherence to corporate lending policy and applicable state lending laws.

Derivative Financial Instruments Held or Issued for Trading Purposes -- The amounts disclosed below represent the end of period fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair values during the year of those instruments. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in the debt instrument that the Corporation may be obligated to acquire under certain written put options. Caps and floors written do not expose the Corporation to credit risk.


                                                                           1994                                1993
                                                       --------------------------------------------   ---------------------------
                                                       Notional   Fair Value  Fair Value  Average      Notional    Net Fair Value
                                                        Value        Gains     (Losses)  Fair Value     Value      Gains (Losses)
                                                       --------   ----------  ---------- ----------   ----------   --------------
U.S. dollar interest rate contracts as intermediary:
  Interest rate swaps-pay fixed ....................   $1,212,223   $57,686   $ (1,719)   $ 27,432    $  878,915      ($13,951)
  Interest rate swaps-pay floating .................    1,243,223     2,062    (55,557)    (24,410)      911,674        16,633
  Interest rate caps and floors written ............      258,540       585     (2,309)       (797)      169,499          (268)
  Interest rate caps and floors purchased ..........      258,540     2,309       (524)        664       169,499           268
Securities trading activities:
  Commitments to purchase securities,
    futures and forward contracts ..................      409,029       349       (221)    (11,193)      996,833       (17,264)
  Commitments to sell securities,
    futures, and forward contracts .................      222,728       311       (312)     11,510     1,059,041        17,828
  Net options written to purchase
    or sell securities .............................       94,000        --        (27)         (3)       71,000           (10)
Foreign exchange trading activities:
  Commitments to purchase foreign exchange .........      524,180     6,529     (2,304)     15,866       597,593        (7,921)
  Commitments to sell foreign exchange .............      519,472     3,387     (6,303)    (14,878)      585,854         9,090
  Foreign exchange options written .................        3,016        10         --      (1,311)       12,000          (406)
  Foreign exchange options purchased ...............        3,014        --         (9)      1,021        12,000           406


Interest Rate Swaps -- These transactions generally involve the exchange of fixed and floating rate payments without the exchange of the underlying principal amounts. Payments made or received under swap contracts are accrued on the basis of their contractual terms and are included in "other operating income" in the Consolidated Statements of Income. The related accrued amounts receivable or payable to customers and counterparties are recorded as "other assets or liabilities" in the Consolidated Statements of Condition. Revenues from the customer portfolio represent a small profit margin on intermediated transactions. The difference in the fair value of the offsetting contracts is not material.

The Corporation acts as principal in the exchange of interest payments between parties, and therefore, is exposed to loss should one of the parties default. The Corporation controls the credit risk of these instruments through adherence to credit approval policies, monetary limits and monitoring procedures. Entering into interest rate swap agreements involves not only credit risk but also interest rate risk associated with unmatched positions. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. These amounts are derived by estimating the cost, on a present value basis, of replacing outstanding agreements at current market rates. Contracts whose present value estimates indicate fair value gains are those which customers and market counterparties are exposed to the Corporation and for which the Corporation has potential credit risk. The Corporation controls interest rate risk inherent in the derivative trading portfolio by entering into offsetting swap positions or by using other hedging techniques to manage risk.

At December 31, 1994, the weighted average maturity of pay-fixed swaps held in the customer portfolio was 2.63 years and 2.66 years for receive-fixed swaps. Under pay-fixed swap agreements, the Corporation was paying interest at a weighted average fixed rate of 5.24% and was receiving interest at a weighted average floating rate of 5.17% (based on year-end rates). Under receive-fixed swap agreements, the Corporation was receiving interest at a weighted average fixed rate of 5.48% and was paying interest at a weighted average floating rate of 5.40% (based on year-end rates).

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE I -- OFF-BALANCE SHEET TRADING AND LENDING ACTIVITIES -- Continued

Interest Rate Caps and Floors -- These instruments are written by the Corporation to enable its customers to transfer, modify, or reduce their interest rate risk exposure. In a cap or floor contract, the purchaser pays a premium at the initiation of the contract for the right to receive payments if market interest rates are greater than the strike price of a cap or less than the strike price of a floor. Payments made or received under cap or floor contracts are accrued on the basis of their contractual terms and are included in "other operating income" in the Consolidated Statements of Income. Credit risk and interest rate risk are managed through the oversight procedures applied to other interest rate contracts, as well as through the purchase of offsetting cap and floor positions. The present value of purchased caps and floors in a gain position represent the potential credit risk to the Corporation.

Commitments to Purchase and Sell Securities, Futures and Forward Contracts -- These instruments are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Commitments to purchase and sell securities, futures and forward contracts used in securities trading operations are recognized currently at market value and are included in "trading account profits (losses)" in the Consolidated Statements of Income. Risks arise in these transactions through the possible inability of one of the counterparties to meet the terms of the contracts and from movements in interest rates or securities values. Risks associated with these instruments are controlled through offsetting purchase and sell positions, as well as oversight provided by organized exchanges, which determine who may buy and sell such instruments.

Net Options Written to Purchase and Sell Foreign Exchange -- Forward commitments involve the purchase or sale of foreign currency amounts for delivery at a specified future date. Payments on forward commitments are exchanged on the delivery date based upon the exchange rate in the contract. Forward commitments to purchase and sell foreign exchange are recognized at market value and are included in "other operating income" in the Consolidated Statements of Income. The potential risks associated with these obligations arise from fluctuations in foreign exchange rates, as well as potential inability of the counterparty to perform under the contract. These risks are mitigated through the establishment of offsetting sell positions, as well as standard limit and monitoring procedures.

Foreign Exchange Options -- These agreements represent rights to purchase or sell foreign currency at a predetermined price at a future date. The purchaser pays a premium at the initiation of the contract for the right to exchange a specified amount at the contract's exchange rate at the maturity of the option. The Corporation maintains a portfolio of generally matched offsetting foreign exchange options. Fluctuations in foreign currency markets, as well as the potential default of the counterparty to an option contract, represent the risks associated with these instruments. Limit and monitoring procedures along with offsetting positions serve to control the risk associated with these items. The fair value of foreign exchange options purchased serves to offset the fair value of written options.

Revenues from the derivative trading portfolio are shown below.

                                1994      1993       1992
                              -------   -------    -------
Interest rate contracts ...   $ 1,411   $   514    ($2,048)
Securities activities .....     7,219      (489)    (6,286)
Foreign exchange activities     5,827     8,610      8,030
                              -------    ------     ------
      Total ...............   $14,457    $8,635     $ (304)
                              =======    ======     ======

Off-Balance Sheet Financial Instruments Issued for Lending Activities -- The Corporation issues off-balance sheet financial instruments as part of its commercial and consumer lending activities. The contract amounts of these instruments represent potential credit risk at December 31 as shown below.

                                          1994         1993
                                      -----------   -----------
Commercial and consumer
  lending activities:
  Unfunded commitments to
    extend credit .................   $27,919,542   $19,664,000
  Standby letters of credit .......     3,751,314     3,155,601
  Commercial and similar
    letters of credit .............       139,753       133,899
  Securities lent .................        39,550        61,210
  Participations in bankers'
    acceptances ...................         4,909         6,055
  Mortgage loans sold with recourse        30,234        44,284

Commitments to Extend Credit -- These are legally binding contracts to lend to a customer, so long as there is no violation of any condition established in the contract. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Credit worthiness is evaluated on a case by case basis, and in some instances, collateral is obtained to support the borrowing. The collateral held may vary from liquid assets to real estate. At December 31, 1994 and 1993, approximately 12% and 15%, respectively, of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 22% in 1994 and 29% in 1993 were comprised of cancelable credit card commitments, and approximately 9% in 1994 and 9% in 1993 were represented by real estate commitments. Also included in total unfunded commitments were securities underwriting commitments of $880 in 1994 and $2,766 in 1993.

Standby, Commercial and Similar Letters of Credit -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's normal sound underwriting process. At December 31, 1994 and 1993, approximately 4% and 6%, respectively, of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE I -- OFF-BALANCE SHEET TRADING AND LENDING ACTIVITIES -- Concluded

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

Participation in Bankers' Acceptances -- These instruments represent risk participation in time drafts drawn by customers under a committed multibank credit facility. These drafts have been accepted and remarketed by other financial institutions. Under the terms of these arrangements, the Corporation may be required to reimburse the accepting financial institution for the Corporation's pro rata share of any payment default by the customer. The Corporation applies the same underwriting standards in evaluating the credit risk associated with these instruments as it does in evaluating on-balance sheet instruments.

Mortgage Loans Sold with Recourse -- The Corporation is obligated under recourse provisions related to the sale of certain residential mortgages to the Federal National Mortgage Association. These mortgages are collateralized by 1-4 family residential homes. All mortgage loans with original loan-to-value ratios exceeding 80% (up to a maximum of 95%) have private mortgage insurance coverage.

- --------------------------------------------------------------------------------

NOTE J -- OFF-BALANCE SHEET RISK MANAGEMENT ACTIVITIES

The Corporation manages its exposure to fluctuation in interest rates by entering into interest rate swap, cap and floor contracts with financial institution counterparties. The operations of the Corporation are subject to a risk in interest rate fluctuations to the extent that there is a difference between the amount of the Corporation's interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The principal objective of the Corporation's asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. To achieve that objective, the Corporation uses a combination of derivative financial instruments, including interest rate swaps and options with indices that correlate to on-balance sheet instruments to modify the repricing characteristics of interest-earning assets and interest-bearing liabilities.

The amounts disclosed below represent the end of period notional and fair value of derivative financial instruments held for risk managment purposes. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform.

                                                                     1994                           1993
                                                       ---------------------------------  ---------------------------
                                                        Notional  Fair Value  Fair Value   Notional    Net Fair Value
                                                         Value       Gains     (Losses)      Value     Gains (Losses)
                                                       ---------- ----------  ---------  ----------   --------------
Convert floating rate liabilities to fixed:
  Swaps--pay fixed/receive floating ................   $  233,282   $ 3,668   $ (2,690)   $  451,863     ($22,897)
  Caps purchased--pay fixed/receive floating .......       15,000        14         --        15,000          125
Convert fixed rate assets to floating:
  Swaps--pay fixed/receive floating ................       17,460       132         --            --           --
  Forward starting swaps--pay fixed/receive floating       57,540       434         --            --           --
Convert fixed rate liabilities to floating:
  Swaps--receive fixed/pay floating ................      100,000        --    (16,337)           --           --
Convert floating rate assets to fixed:
  Swaps--receive fixed/pay floating ................      120,105       112     (4,005)      390,216         (770)
  Index amortizing swaps--receive fixed/pay floating      175,000        --     (6,776)           --           --
Hedge spread between prime and fed funds:
  Interest rate caps ...............................      400,000    10,552    (10,632)      400,000        1,446
                                                       ----------   -------   --------    ----------     --------
      Total derivatives ............................   $1,118,387   $14,912   ($40,440)   $1,257,079     ($22,096)
                                                       ==========   =======   ========    ==========     ========

Deferred losses totaling $15,117 at December 31, 1994, resulting from terminated swap contracts are included in other assets; $9,097 will be amortized to interest expense in 1995 and $6,020 in 1996.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE K -- INCOME TAXES

As of January 1, 1993, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FASB
109), which requires an asset and liability approach to accounting for income taxes. As permitted under FASB 109, prior years' financial statements have not been restated.

The cumulative impact of adopting FASB 109 was a tax benefit of $2,700 or $.02 per fully diluted share, which is reflected in income tax expense for the year ended December 31, 1993.

The provision for income taxes is summarized below. Included in these amounts are income taxes related to securities transactions of $1,328, $7,472 and $470 in 1994, 1993 and 1992, respectively. The Corporation made income tax payments totaling $211,345 in 1994, $217,716 in 1993 and $151,948 in 1992.

                                   1994         1993         1992
                                ---------    ---------    ---------
Currently payable:
  Federal ...................   $202,685     $209,853     $159,787
  Foreign ...................        147          289          261
  State and local ...........      7,152       11,966       14,667
                                --------     --------     --------
      Total currently payable    209,984      222,108      174,715

Deferred:
  Federal ...................     13,241      (25,828)      (9,631)
  State .....................       (801)        (835)      (2,106)
                                --------     --------     --------
      Total deferred ........     12,440      (26,663)     (11,737)
                                --------     --------     --------
      Total tax expense .....   $222,424     $195,445     $162,978
                                ========     ========     ========


The deferred tax provision for 1993 includes a benefit of $2,683 related to the revaluation of the Corporation's net deferred tax asset for the increase in the federal corporate tax rate from 34% to 35% effective January 1, 1993.

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 to income before taxes were as follows:

                                     1994         1993        1992
                                  ---------    ---------    ---------
Federal income taxes at
  statutory rate ..............   $266,519     $240,639     $202,709
State and local income taxes,
  net of federal benefit ......      4,128        7,235        8,290
Effect of tax-exempt securities
  interest and other income ...    (48,217)     (50,817)     (49,783)
Other items ...................         (6)      (1,612)       1,762
                                  --------     --------     --------
      Total tax expense .......   $222,424     $195,445     $162,978
                                  ========     ========     ========



Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

                                                     Deferred Tax Assets
                                                     -------------------
                                                       1994       1993
                                                     --------   --------
Allowance for loan losses ........................   $147,894   $146,305
Unrealized losses on securities available-for-sale     24,212         --
Other ............................................     26,145     43,493
                                                     --------   --------
      Gross deferred tax assets ..................   $198,251   $189,798
                                                     ========   ========

                                       Deferred Tax Liabilities
                                       ------------------------
                                         1994            1993
                                       --------        --------
Depreciation .......................   $ 34,941        $ 34,674
Lease financing ....................     21,508          15,998
Accretion of discounts on securities     12,888          13,981
Other ..............................      2,379          10,382
                                       --------        --------
      Gross deferred tax liabilities   $ 71,716        $ 75,035
                                       ========        ========
      Net deferred tax asset .......   $126,535        $114,763
                                       ========        ========

Management believes that the Corporation will fully realize the net deferred tax asset as of December 31, 1994 based on the Corporation's refundable taxes from carryback years, as well as its current level of operating income.

The consolidated net deferred income tax asset amounted to $88,877 at December 31, 1992. The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:

                                          1992
                                       ----------
Provision for loan losses ..........    $(7,953)
Bond trading revaluations ..........     (7,957)
Deposit base intangible amortization      1,361
Other ..............................      2,812
                                        -------
      Total deferred income taxes ..   ($11,737)
                                        =======

- --------------------------------------------------------------------------------

NOTE L -- CASH, DIVIDEND, LOAN RESTRICTIONS AND CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1994 was approximately $428,507.

Under current Federal Reserve regulations, the banking subsidiaries also are limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE L -- CASH, DIVIDEND, LOAN RESTRICTIONS AND CONTINGENT LIABILITIES -- Concluded

the bank's capital, surplus and undivided profits (net assets) after adding back the allowance for loan losses. Based on these limitations, approximately $333,968 was available for loans to the Corporation at December 31, 1994.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries can distribute as dividends to the Corporation in 1995, without the approval of the Comptroller of the Currency, more than $495,813 plus an additional amount equal to the banks' retained net profits for 1995 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $2,283,072 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 1994 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

The subsidiaries of the Corporation are defendants in certain legal proceedings arising in connection with their business. In the opinion of management and general counsel, the ultimate resolution of those proceedings will result in no material adverse effect on the Corporation's financial position and results of operations. There are no known situations where the Corporation has an environmental liability that will materially affect the financial position or results of operations.

- --------------------------------------------------------------------------------

NOTE M -- PENSION AND OTHER POSTRETIREMENT BENEFITS

The Corporation maintains a defined benefit pension plan which covers substantially all employees. The plan provides pension benefits that are based upon the employee's length of credited service and final average compensation as defined in the plan. The pension expense of the plan is determined using the projected unit credit method. The Corporation's policy is to fund amounts allowable for federal income tax purposes. The following table sets forth the funded status of the Corporation's defined benefit pension plan and the amounts recognized in the Consolidated Statements of Condition at December 31.

                                                   1994         1993
                                                 ---------    ---------
Actuarial present value of accumulated
  benefit obligation:
  Vested ....................................    $288,732     $303,288
  Nonvested .................................      30,373        2,765
                                                 --------     --------
      Total .................................    $319,105     $306,053
                                                 ========     ========
Actuarial present value of projected
  benefit obligation for service
  rendered to date ..........................   ($353,443)   ($360,428)
Plan assets at fair value -- primarily listed
  stocks, fixed income securities and
  collective funds ..........................     422,333      449,853
                                                 --------     --------
Plan assets in excess of projected
  benefit obligation ........................      68,890       89,425
Unrecognized net loss from past
  experience different from that assumed ....      24,675        9,685
Unrecognized prior service cost .............     (21,594)     (24,091)
Unrecognized transition asset ...............     (45,921)     (52,126)
                                                 --------     --------
Pension asset recorded in Consolidated
  Statements of Condition ...................    $ 26,050     $ 22,893
                                                 ========     ========

Net pension benefit included the following components.

                                    1994        1993        1992
                                  --------    --------    --------
Service cost -- benefits earned
  during the period ...........    $14,486     $12,714     $12,502
Interest cost on projected
  benefit obligation ..........     26,477      24,647      22,411
Actual (return) loss on
  plan assets .................      3,466     (39,227)    (25,337)
Net amortization and deferral .    (47,587)     (3,577)    (16,532)
                                   -------     -------     -------
Net periodic pension benefit ..    $(3,158)    $(5,443)    $(6,956)
                                   =======     =======     =======


The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                              1994     1993
                                             ------   ------
Discount rates ...........................   8.5%      7.5%
Rates of increase in compensation levels..     5%     5.25%

The expected long-term rate of return on plan assets used to determine the net periodic pension benefit was 8% for 1994, 1993 and 1992.

The Corporation also sponsors separate unfunded nonqualified pension plans that provide certain officers with defined pension benefits in excess of limits imposed on qualified plans by federal tax law and for certain compensation not covered in the qualified plans. The following table summarizes the plans at December 31.

                                                               1994         1993
                                                              -------     -------
Actuarial present value of accumulated benefit obligation:
  Vested .................................................    $24,098     $14,287
  Nonvested ..............................................      4,713      10,544
                                                              -------     -------
      Total ..............................................    $28,811     $24,831
                                                              =======     =======
Actuarial present value of projected
  benefit obligation for service
  rendered to date .......................................   ($34,061)   ($32,129)
Unrecognized actuarial losses ............................     13,168       6,129
Unrecognized transition obligation .......................        440         489
Unrecognized prior service cost ..........................       (264)       (261)
                                                              -------     -------
Pension liability recorded in Consolidated
  Statements of Condition ................................   ($20,717)   ($25,772)
                                                              =======     =======

Net pension cost included the following components.

                                   1994     1993     1992
                                  ------  -------  -------
Service cost -- benefits earned
  during the period ...........   $  576   $  526   $  504
Interest cost on projected
  benefit obligation ..........    2,523    2,612    2,704
Net amortization and deferral .    1,178      520    1,073
                                  ------   ------   ------
Net periodic pension cost .....   $4,277   $3,658   $4,281
                                  ======   ======   ======

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- --------------------------------------------------------------------------------

NOTE M -- PENSION AND OTHER POSTRETIREMENT BENEFITS -- Concluded

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                1994         1993
                                                ----         ----
Discount rates ...........................      8.5%         7.5%
Rates of increase in compensation levels..        5%           5%

The Corporation also provides supplemental benefits to substantially all employees through defined contribution plans designed to encourage participants to save on a regular basis and to provide such participants with deferred compensation and additional performance incentive. Total expense relating to these plans, which represented the Corporation's matching and discretionary contributions, was $16,131 in 1994, $22,767 in 1993 and $11,043 in 1992.
Employee participants may elect to contribute from 1% to 10% of base salary, with the Corporation matching 50% of each participant's contribution up to a maximum employer contribution of 3% of base salary. The plans provide for additional contributions of up to 3% of salary in accordance with a preestablished formula based on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the Board of Directors.

During 1992, the employee stock ownership plan (ESOP) of South Carolina National Corporation repaid its outstanding indebtedness of $25,000 with proceeds received from the sale of Wachovia common stock held by the ESOP. Company contributions to the ESOP have been discontinued, and all remaining shares of Wachovia common stock have been allocated to the ESOP participants. Dividends paid on shares held by the ESOP totaled $443 in 1992. Interest expense on ESOP debt amounted to $625 in 1992.

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

On January 1, 1993, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FASB 106), which requires the accrual of nonpension benefits as employees render service. Adoption of FASB 106 increased postretirement benefits expense in 1993 by $5,210 and, on an after-tax basis, reduced net income by $3,235 or $.02 per fully diluted share. Prior to 1993, the Corporation recognized the cost of providing these retirement benefits by expensing the annual premiums or claims which were $3,005 in 1992.

The liability for postretirement benefits is unfunded. The following table presents the status of the plan as of December 31.

                                                   1994        1993
                                                  ------      ------
Accumulated postretirement benefit obligation:
  Retirees ...................................   ($22,813)   ($50,043)
  Fully eligible active plan participants ....     (9,774)     (6,864)
  Other active plan participants .............     (9,214)    (11,646)
                                                  -------     -------
      Total ..................................    (41,801)    (68,553)
Unrecognized net (gain) loss .................    (21,944)      3,454
Unrecognized transition obligation ...........     56,737      59,889
                                                  -------     -------
Accrued postretirement benefit cost ..........    $(7,008)    $(5,210)
                                                  =======     =======

Net periodic postretirement benefit cost included the following components.

                                                    1994        1993
                                                   ------      ------
Service cost .................................     $  851      $  738
Interest cost ................................      3,494       4,953
Amortization of gain .........................       (646)         --
Amortization of transition obligation
  over 20 years ..............................      3,152       3,152
                                                   ------      ------
Net periodic postretirement benefit cost           $6,851      $8,843
                                                   ======      ======

The annual assumed rate of increase in health care costs used in determining the accumulated postretirement benefit obligation and net periodic postretirement benefit cost for 1994 is 8% for retirees under age 65 and 6% for retirees age 65 and over. These rates are assumed to remain constant for each of these categories of retirees for 1995 and thereafter. For 1993 reported figures, the annual rate of increase in health care costs was assumed to be 16% initially, decreasing to 14% for 1994, and gradually to 7% by 2007 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1994 and 1993 by $1,746 and $3,637, respectively, and the aggregate of the service and interest cost of the net periodic postretirement benefit cost for 1994 and 1993 by $131 and $291, respectively. The discount rates used in determining the accumulated postretirement benefit obligations at December 31, 1994 and 1993 were 8.5% and 7.5%, respectively.

- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
- -------------------------------------------------------------------------------

NOTE N -- SELECTED INCOME STATEMENT INfORMATION

The components of other operating income and expense for the three years ended December 31, 1994 were as follows:

                                                                                                    1994        1993       1992
                                                                                                  --------    --------   --------
Other operating income:
  Insurance premiums and commissions .........................................................    $ 11,679    $ 11,847   $ 15,002
  Bankers' acceptance and letter of credit fees ..............................................      23,168      19,668     20,141
  Other service charges and fees .............................................................      56,884      48,915     44,585
  Other income ...............................................................................      40,204      37,315     16,619
                                                                                                  --------    --------   --------
     Total other operating income ............................................................    $131,935    $117,745   $ 96,347
                                                                                                  ========    ========   ========
Other operating expense:
  Postage and delivery .......................................................................    $ 35,163    $ 38,160   $ 37,036
  Outside data processing, programming and software...........................................      35,211      38,613     33,082
  Stationery and supplies ....................................................................      24,558      25,344     26,342
  Advertising and sales promotion ............................................................      34,067      38,141     27,911
  Professional services ......................................................................      20,493      17,144     18,412
  Travel and business promotion ..............................................................      16,254      15,563     13,578
  FDIC insurance and regulatory examinations .................................................      53,451      53,663     53,970
  Check clearing and other bank services .....................................................       8,894      10,159     10,391
  Amortization of intangible assets ..........................................................      18,693      28,001     34,423
  Foreclosed property expense ................................................................      (4,288)      7,654      9,755
  Other expense ..............................................................................     104,991     105,798    109,340
                                                                                                  --------    --------   --------
     Total other operating expense ...........................................................    $347,487    $378,240   $374,240
                                                                                                  ========    ========   ========
- ---------------------------------------------------------------------------------------------------------------------------------

NOTE O -- EARNINGS PER SHARE

                                                                                                        Year Ended December 31
                                                                                                  -------------------------------
                                                                                                    1994        1993       1992
                                                                                                  --------    --------   --------
Primary (thousands, except per share)
- -------
Average common shares outstanding ............................................................     171,110     172,273    170,763
Dilutive common stock options -- based on treasury stock method using average market price....       1,152       1,594      1,738
Dilutive common stock awards -- based on treasury stock method using average market price.....          77          74        140
                                                                                                  --------    --------   --------
Average primary shares outstanding ...........................................................     172,339     173,941    172,641
                                                                                                  ========    ========   ========
Net income ...................................................................................    $539,058    $492,095   $433,225
                                                                                                  ========    ========   ========
Per share amount .............................................................................    $   3.13    $   2.83   $   2.51

Fully Diluted (thousands, except per share)
- -------------
Average common shares outstanding ............................................................     171,110     172,273    170,763
Dilutive common stock options -- based on treasury stock method using period-end market
  price if higher than average market price ..................................................       1,152       1,594      1,975
Dilutive common stock awards-- based on treasury stock method using period-end market
  price if higher than average market price ..................................................          77          77        140
Convertible long-term debt assumed converted .................................................         612       1,254      2,634
                                                                                                  --------    --------   --------
Average fully diluted shares outstanding .....................................................     172,951     175,198    175,512
                                                                                                  ========    ========   ========
Net income ...................................................................................    $539,058    $492,095   $433,225
Add interest on convertible long-term debt, after taxes.......................................         513         937      1,777
                                                                                                  --------    --------   --------
Adjusted net income ..........................................................................    $539,571    $493,032   $435,002
                                                                                                  ========    ========   ========
Per share amount .............................................................................    $   3.12    $   2.81   $   2.48

- ---------------------------------------------------------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Concluded

$ in thousands
- -------------------------------------------------------------------------------

NOTE P -- WACHOVIA CORPORATION (PARENT COMPANY ONLY) INFORMATION

The following is a condensed statement of financial condition of the parent company at December 31.

                                                      1994         1993
                                                   ----------   ----------
Assets
- ------
Cash on demand deposit with bank subsidiary ....   $       27   $       13
Interest-bearing bank balances
  with bank subsidiaries .......................      331,766       77,883
Securities available-for-sale ..................       15,279           --
Securities held-to-maturity ....................        2,000        8,510
Demand loans to nonbank subsidiaries ...........      372,608      671,502
Capital notes receivable from
  bank subsidiaries ............................      525,000      375,000
Loan participation with nonbank subsidiary .....       25,000       25,000
Current amount due from subsidiaries ...........        6,878        2,086
Investments in:
  Bank and bank holding company subsidiaries ...    3,226,834    2,953,323
  Nonbank subsidiaries .........................       61,791       58,872
Other assets ...................................       36,701       35,149
                                                   ----------   ----------
      Total assets .............................   $4,603,884   $4,207,338
                                                   ==========   ==========

Liabilities and Shareholders' Equity
- ------------------------------------
Parent company commercial paper ................   $  406,706   $  589,178
Subordinated capital notes, net of
  discount of $4,103 and $4,286 in
  1994 and 1993, respectively ..................      795,897      545,714
Demand loans from bank and bank
  holding company subsidiaries .................       86,426       33,571
Other liabilities ..............................       28,348       20,928
Shareholders' equity ...........................    3,286,507    3,017,947
                                                   ----------   ----------
      Total liabilities and shareholders' equity   $4,603,884   $4,207,338
                                                   ==========   ==========


The operating results of the parent company for the three years ended December 31, 1994 are shown below.


                                       1994         1993         1992
                                     --------     --------     --------
Income
- ------
Dividends from:
  Bank and bank holding company
    subsidiaries ................    $306,770     $186,493     $302,267
  Nonbank subsidiaries ..........       3,902        5,218         --
Interest from subsidiaries ......      61,089       39,968       14,461
Other interest income ...........         468          152           54
Other income ....................      30,382       21,243       16,833
                                     --------     --------     --------
      Total income ..............     402,611      253,074      333,615

Expense
- -------
Interest on short-term
  borrowed funds ................      19,880       14,692       14,096
Interest on long-term debt ......      52,586       32,580        1,167
Interest paid to subsidiaries ...       2,419        1,096          914
Other expense ...................      23,218       21,367       14,246
                                     --------     --------     --------
      Total expense .............      98,103       69,735       30,423

Income before income taxes and
  equity in undistributed net
  income of subsidiaries ........     304,508      183,339      303,192
Applicable income taxes (benefit)      (2,527)      (3,423)         253
                                     --------     --------     --------

Income before equity in
  undistributed net income
  of subsidiaries ...............     307,035      186,762      302,939
Equity in undistributed
  net income of subsidiaries ....     232,023      305,333      130,286
                                     --------     --------     --------
      Net income ................    $539,058     $492,095     $433,225
                                     ========     ========     ========


The cash flows for the parent company for the three years ended December 31, 1994 were as follows:


                                       1994            1993            1992
                                     --------        --------        --------
Operating Activities
- --------------------
Net income ......................    $539,058        $492,095        $433,225
Adjustments to reconcile
  net income:
  Deferred income taxes .........        (927)         (3,491)             98
  Net change in refundable
    or accrued income taxes .....       2,456          (7,517)             70
  Increase in accrued
    interest receivable .........      (4,792)           (266)           (595)
  Increase in accrued
    interest payable ............       6,983           2,735             984
  Net change in other accrued
    and deferred income and
    expense .....................      (2,631)          1,739          (2,868)
  Equity in undistributed
    net income of subsidiaries ..    (232,023)       (305,333)       (130,286)
                                     --------        --------        --------
      Net cash provided
       by operations ............     308,124         179,962         300,628

Investing Activities
- --------------------
Net increase in interest-bearing
  bank balances .................    (253,883)        (54,033)         (4,873)
Purchases of securities
  available-for-sale ............      (8,287)             --              --
Sales of securities
  available-for-sale ............       2,429              --              --
Purchases of securities
  held-to-maturity ..............          --            (712)           (385)
Sales and maturities of
  securities held-to-maturity ...          --              49              --
Net decrease (increase) in
  demand loans to nonbank
  subsidiaries ..................     298,894        (249,557)        (86,675)
Capital notes issued to
  bank subsidiaries .............    (150,000)       (100,000)       (275,000)
Net decrease (increase)
  in other assets ...............       1,486          (4,991)           (638)
Equity investment in subsidiaries     (80,000)         (1,940)       (134,046)
                                     --------        --------        --------
      Net cash used by
       investing activities .....    (189,361)       (411,184)       (501,617)

Financing Activities
- --------------------
Net increase (decrease) in
  demand loans from subsidiaries       52,855          53,239          (9,279)
Net (decrease) increase in
  commercial paper ..............    (182,472)        202,560          78,453
Proceeds from long-term debt ....     247,800         248,075         297,222
Payments on long-term debt ......          --            (335)             --
Increase (decrease) in other
  liabilities ...................       1,140          (7,000)          7,000
Issuance of stock ...............      25,339          24,961          29,717
Dividend payments ...............    (210,503)       (191,488)       (170,756)
Common stock repurchased ........     (52,908)        (98,804)        (31,197)
Other equity transactions .......          --             (19)           (186)
                                     --------        --------        --------
      Net cash (used) provided
       by financing activities ..    (118,749)        231,189         200,974
                                     --------        --------        --------
Increase (decrease) in cash .....          14             (33)            (15)
Cash at beginning of year .......          13              46              61
                                     --------        --------        --------
Cash at end of year .............    $     27        $     13        $     46
                                     ========        ========        ========

Noncash investing and financing
  activities:
Common stock issued upon
  conversion of long-term debt ..    $  3,104        $ 16,437        $  4,551


- --------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES (thousands)

                                                                                  1994                      1993
                                                                          --------------------     ------------------------
                                                                            Amount         %          Amount           %
                                                                          ------------   -----     ------------      -----
ASSETS
Loans -- net of unearned income:
  Commercial ..........................................................    $ 7,366,981    19.9      $ 6,198,159       18.5
  Tax-exempt ..........................................................      1,965,555     5.3        1,890,337        5.6
                                                                           -----------   -----      -----------      -----
      Total commercial ................................................      9,332,536    25.2        8,088,496       24.1
  Direct retail .......................................................        735,335     2.0          684,679        2.0
  Indirect retail .....................................................      2,450,181     6.6        2,245,115        6.7
  Credit card .........................................................      3,528,617     9.5        2,591,207        7.7
  Other revolving credit ..............................................        333,853      .9          328,075        1.0
                                                                           -----------   -----      -----------      -----
      Total retail ....................................................      7,047,986    19.0        5,849,076       17.4
  Construction ........................................................        496,401     1.3          470,465        1.4
  Commercial mortgages ................................................      3,355,898     9.1        3,147,293        9.4
  Residential mortgages ...............................................      3,698,864    10.0        3,779,444       11.2
                                                                           -----------   -----      -----------      -----
      Total real estate ...............................................      7,551,163    20.4        7,397,202       22.0
  Lease financing .....................................................        173,185      .5          135,355         .4
  Foreign .............................................................        108,028      .3           76,212         .2
                                                                           -----------   -----      -----------      -----
      Total loans .....................................................     24,212,898    65.4       21,546,341       64.1

Investment securities:
  Held-to-maturity:
   State and municipal ................................................        599,206     1.6          688,799        2.1
   Other investments ..................................................      3,371,132     9.1        6,350,557       18.9
                                                                           -----------   -----      -----------      -----
      Total securities held-to-maturity ...............................      3,970,338    10.7        7,039,356       21.0
  Available-for-sale:
   Other investments* .................................................      3,700,477    10.0               --         --
                                                                           -----------   -----      -----------      -----
      Total investment securities .....................................      7,670,815    20.7        7,039,356       21.0

Interest-bearing bank balances ........................................         13,037      .0           78,297         .2
Federal funds sold and securities purchased under resale agreements ...        196,651      .5          394,959        1.2
Trading account assets ................................................        688,669     1.9          721,111        2.1
                                                                           -----------   -----      -----------      -----
      Total interest-earning assets ...................................     32,782,070    88.5       29,780,064       88.6
Cash and due from banks ...............................................      2,407,387     6.5        2,368,237        7.0
Premises and equipment ................................................        518,030     1.4          468,218        1.4
Other assets ..........................................................      1,728,399     4.7        1,411,152        4.2
Allowance for loan losses .............................................       (406,702)   (1.1)        (398,697)      (1.2)
                                                                           -----------   -----      -----------      -----
      Total assets ....................................................    $37,029,184   100.0      $33,628,974      100.0
                                                                           ===========   =====      ===========      =====

LIABILITIES AND SHAREHOLDERS' EQUITY
Time deposits in domestic offices:
  Interest-bearing demand .............................................    $ 3,383,902     9.1      $ 3,219,413        9.6
  Savings and money market savings ....................................      6,122,283    16.5        5,997,750       17.8
  Savings certificates ................................................      5,335,541    14.4        5,595,225       16.6
  Large denomination certificates .....................................      1,572,948     4.3        1,739,831        5.2
                                                                           -----------   -----      -----------      -----
      Total time deposits in domestic offices .........................     16,414,674    44.3       16,552,219       49.2
Time deposits in foreign offices ......................................        516,157     1.4          466,571        1.4
                                                                           -----------   -----      -----------      -----
      Total interest-bearing deposits .................................     16,930,831    45.7       17,018,790       50.6
Federal funds purchased and securities sold under repurchase agreements      5,051,124    13.7        3,944,864       11.7
Commercial paper ......................................................        505,117     1.4          485,889        1.5
Other short-term borrowed funds .......................................        674,593     1.8          972,008        2.9
                                                                           -----------   -----      -----------      -----
      Total short-term borrowed funds .................................      6,230,834    16.9        5,402,761       16.1
Bank notes ............................................................      3,522,540     9.5        1,535,750        4.6
Other long-term debt ..................................................        827,077     2.2          537,852        1.6
                                                                           -----------   -----      -----------      -----
      Total long-term debt ............................................      4,349,617    11.7        2,073,602        6.2
                                                                           -----------   -----      -----------      -----
      Total interest-bearing liabilities ..............................     27,511,282    74.3       24,495,153       72.9

Other deposits:
  Demand in domestic offices ..........................................      5,312,255    14.3        5,277,509       15.7
  Demand in foreign offices ...........................................          5,380      .0            5,516         .0
  Noninterest-bearing time in domestic offices ........................         66,458      .2           71,577         .2
Other liabilities .....................................................      1,037,556     2.8          907,111        2.7
Shareholders' equity ..................................................      3,096,253     8.4        2,872,108        8.5
                                                                           -----------   -----      -----------      -----
      Total liabilities and shareholders' equity ......................    $37,029,184   100.0      $33,628,974      100.0
                                                                           ===========   =====      ===========      =====
TOTAL DEPOSITS ........................................................    $22,314,924              $22,373,392

*Includes unrealized loss of $12,405 in 1994


        1992                     1991                     1990                     1989          Five-Year
- -------------------      -------------------      -------------------      -------------------   Compound
   Amount       %           Amount       %          Amount        %           Amount       %    Growth Rate
- -----------   -----      -----------   -----      -----------   -----      -----------   -----  -----------
$ 5,867,310    18.4      $ 6,112,621    19.1      $ 6,023,033    19.8      $ 6,247,505    22.0      3.4%
  1,997,998     6.3        2,070,612     6.4        2,114,022     6.9        1,662,497     5.9      3.4
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
  7,865,308    24.7        8,183,233    25.5        8,137,055    26.7        7,910,002    27.9      3.4
    687,556     2.2          757,865     2.4          830,280     2.7          907,513     3.2     (4.1)
  2,006,442     6.3        1,991,185     6.2        2,000,545     6.6        1,913,786     6.8      5.1
  1,774,342     5.6        1,558,929     4.9        1,422,072     4.7        1,242,990     4.4     23.2
    322,768     1.0          299,301      .9          288,156      .9          268,283      .9      4.5
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
  4,791,108    15.1        4,607,280    14.4        4,541,053    14.9        4,332,572    15.3     10.2
    519,971     1.7        1,020,690     3.2        1,225,283     4.0        1,213,174     4.3    (16.4)
  3,063,395     9.6        2,912,517     9.1        2,740,395     9.0        2,275,530     8.0      8.1
  3,602,157    11.3        3,653,410    11.4        3,212,427    10.5        2,617,306     9.2      7.2
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
  7,185,523    22.6        7,586,617    23.7        7,178,105    23.5        6,106,010    21.5      4.3
    118,209      .3          124,519      .4          144,041      .5          157,820      .6      1.9
     72,347      .2           86,968      .2           80,223      .3           97,202      .3      2.1
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
 20,032,495    62.9       20,588,617    64.2       20,080,477    65.9       18,603,606    65.6      5.4

    780,426     2.5          877,991     2.7          948,192     3.1          994,475     3.5     (9.6)
  5,420,655    17.0        4,904,993    15.3        3,930,476    12.9        3,306,723    11.7       .4
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
  6,201,081    19.5        5,782,984    18.0        4,878,668    16.0        4,301,198    15.2     (1.6)

         --      --               --      --               --      --               --      --
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
  6,201,081    19.5        5,782,984    18.0        4,878,668    16.0        4,301,198    15.2     12.3

    301,568     1.0          416,103     1.3          604,162     2.0          617,461     2.2    (53.8)
    483,679     1.5          597,354     1.9          479,735     1.6          717,746     2.5    (22.8)
  1,078,370     3.4          974,621     3.0          739,268     2.4          474,634     1.7      7.7
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
 28,097,193    88.3       28,359,679    88.4       26,782,310    87.9       24,714,645    87.2      5.8

  2,370,379     7.4        2,486,267     7.8        2,702,272     8.9        2,680,681     9.4     (2.1)
    444,957     1.4          432,908     1.4          419,958     1.4          409,614     1.4      4.8
  1,294,825     4.1        1,061,906     3.3          807,485     2.6          752,362     2.7     18.1
   (375,762)   (1.2)        (295,891)    (.9)        (243,069)    (.8)        (210,390)    (.7)    14.1
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
$31,831,592   100.0      $32,044,869   100.0      $30,468,956   100.0      $28,346,912   100.0      5.5
===========   =====      ===========   =====      ===========   =====      ===========   =====

$ 2,842,853     8.9      $ 2,354,780     7.3      $ 2,092,729     6.9      $ 1,840,259     6.5     13.0
  5,826,317    18.3        5,314,432    16.6        4,876,599    16.0        4,508,380    15.9      6.3
  6,197,779    19.5        6,862,392    21.4        5,998,805    19.7        5,248,099    18.5       .3
  2,593,675     8.2        3,102,496     9.7        3,126,103    10.2        4,465,825    15.8    (18.8)
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
 17,460,624    54.9       17,634,100    55.0       16,094,236    52.8       16,062,563    56.7       .4

    423,069     1.3          289,722      .9          489,044     1.6          547,517     1.9     (1.2)
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
 17,883,693    56.2       17,923,822    55.9       16,583,280    54.4       16,610,080    58.6       .4
  3,110,737     9.8        3,498,869    10.9        3,876,762    12.7        3,655,028    12.9      6.7
    469,120     1.5          348,125     1.1          365,369     1.2          284,677     1.0     12.2
  1,381,713     4.3        2,233,271     7.0        1,988,614     6.6          336,666     1.2     14.9
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
  4,961,570    15.6        6,080,265    19.0        6,230,745    20.5        4,276,371    15.1      7.8
    272,688      .9               --      --               --      --               --      --
    175,940      .5          177,623      .6          177,436      .6          229,588      .8     29.2
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
    448,628     1.4          177,623      .6          177,436      .6          229,588      .8     80.1
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
 23,293,891    73.2       24,181,710    75.5       22,991,461    75.5       21,116,039    74.5      5.4

  4,853,925    15.2        4,519,407    14.1        4,562,568    15.0        4,539,305    16.0      3.2
      5,759      .0            7,213      .0            7,208      .0            7,219      .0     (5.7)
     87,358      .3           68,801      .2           49,698      .2           39,149      .2     11.2
    994,263     3.1          806,206     2.5          620,568     2.0          602,537     2.1     11.5
  2,596,396     8.2        2,461,532     7.7        2,237,453     7.3        2,042,663     7.2      8.7
- -----------   -----      -----------   -----      -----------   -----      -----------   -----
$31,831,592   100.0      $32,044,869   100.0      $30,468,956   100.0      $28,346,912   100.0      5.5
===========   =====      ===========   =====      ===========   =====      ===========   =====
$22,830,735              $22,519,243              $21,202,754              $21,195,753              1.0


WACHOVIA CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATIONS (thousands)

                                                              1994                  1993
                                                      -------------------   ------------------
                                                        Amount        %       Amount       %
                                                      ----------    -----   -----------   ----
INTEREST INCOME ...................................   $2,362,294    79.5    $2,122,837    77.2

INTEREST EXPENSE ..................................    1,038,388    34.9       839,012    30.5
                                                      ----------    ----    ----------    ----

NET INTEREST INCOME ...............................    1,323,906    44.6     1,283,825    46.7
Provision for loan losses .........................       71,763     2.4        92,652     3.4
                                                      ----------    ----    ----------    ----
Net interest income after provision for loan losses    1,252,143    42.2     1,191,173    43.3

OTHER INCOME

Service charges on deposit accounts ...............      196,149     6.7       202,885     7.4
Fees for trust services ...........................      128,100     4.3       120,030     4.4
Credit card income ................................      111,925     3.8       101,780     3.7
Mortgage fee income ...............................       33,224     1.1        39,101     1.4
Trading account profits (losses) ..................        3,099      .1        13,103      .5
Student loan servicing ............................           --      --         5,535      .2
Other operating income ............................      131,935     4.4       117,745     4.2
                                                      ----------    ----    ----------    ----
      Total other operating revenue ...............      604,432    20.4       600,179    21.8
Gain on sale of subsidiary ........................           --      --         8,030      .3
Investment securities gains .......................        3,320      .1        19,394      .7
                                                      ----------    ----    ----------    ----
      Total other income ..........................      607,752    20.5       627,603    22.8

OTHER EXPENSE

Salaries ..........................................      464,790    15.7       455,621    16.6
Employee benefits .................................       98,717     3.3       113,059     4.1
                                                      ----------    ----    ----------    ----
      Total personnel expense .....................      563,507    19.0       568,680    20.7
Net occupancy expense .............................       80,911     2.7        82,070     3.0
Equipment expense .................................      106,508     3.6       102,246     3.7
Other operating expense ...........................      347,487    11.7       378,240    13.7
                                                      ----------    ----    ----------    ----
      Total other expense .........................    1,098,413    37.0     1,131,236    41.1

Income before income taxes ........................      761,482    25.7       687,540    25.0
Applicable income taxes (2) .......................      222,424     7.5       195,445     7.1
                                                      ----------    ----    ----------    ----

NET INCOME ........................................   $  539,058    18.2    $  492,095    17.9
                                                      ==========    ====    ==========    ====
Net income per common share:
  Primary .........................................   $     3.13            $     2.83
  Fully diluted ...................................   $     3.12            $     2.81

Cash dividends paid per common share ..............   $    1.230            $    1.110

Average shares outstanding:
  Primary (3) .....................................      172,339               173,941
  Fully diluted (4) ...............................      172,951               175,198


(1) Percentages reflected above are based on total income (interest plus other).
(2) Income taxes applicable to securities transactions were as follows:
    1994 -- $1,328; 1993 -- $7,472; 1992 -- $470; 1991 -- $3,997; 1990 --
    $2,379; and 1989 -- $2,903.
(3) Average primary shares outstanding include common equivalent shares as follows: 1994 -- 1,229; 1993 -- 1,668; 1992 -- 1,878; 1991 -- 1,640; 1990
    -- 828; and 1989 -- 860.
(4) Average fully diluted shares outstanding include dilutive common stock options and awards and convertible debentures and notes as follows: 1994 -- 1,841; 1993 -- 2,925; 1992 -- 4,749; 1991 -- 5,377; 1990 -- 4,662; and 1989
    -- 5,178.


       1992                    1991                  1990                 1989             Five-Year
- ------------------      -----------------     -----------------     -----------------      Compound
  Amount       %          Amount      %         Amount      %         Amount      %       Growth Rate
- ----------    ----      ----------   ----     ----------   ----     ----------   ----    ------------
$2,222,078    80.0      $2,637,015   84.0     $2,748,644   85.5     $2,672,653   86.4         (2.4%)

   967,028    34.8       1,467,849   46.8      1,684,114   52.4      1,672,856   54.1         (9.1)
- ----------    ----      ----------   ----     ----------   ----     ----------   ----

 1,255,050    45.2       1,169,166   37.2      1,064,530   33.1        999,797   32.3          5.8
   119,420     4.3         293,000    9.3        142,992    4.4         86,531    2.8         (3.7)
- ----------    ----      ----------   ----     ----------   ----     ----------   ----
 1,135,630    40.9         876,166   27.9        921,538   28.7        913,266   29.5          6.5


   189,537     6.8         170,827    5.4        155,808    4.8        136,620    4.4          7.5
   109,504     3.9         102,665    3.3         99,572    3.1        101,072    3.3          4.9
    78,068     2.8          62,814    2.0         55,202    1.7         50,092    1.6         17.4
    40,078     1.5          28,608     .9         20,741     .6         16,003     .5         15.7
   (11,542)    (.4)         11,541     .4         11,637     .4          7,510     .2        (16.2)
    33,250     1.2          31,470    1.0         29,841     .9         27,230     .9       (100.0)
    96,347     3.5          82,253    2.6         86,051    2.8         73,290    2.4         12.5
- ----------    ----      ----------   ----     ----------   ----     ----------   ----
   535,242    19.3         490,178   15.6        458,852   14.3        411,817   13.3          8.0
    19,486      .7              --     --             --     --             --     --
     1,497      .0          11,091     .4          6,218     .2          7,625     .3        (15.3)
- ----------    ----      ----------   ----     ----------   ----     ----------   ----
   556,225    20.0         501,269   16.0        465,070   14.5        419,442   13.6          7.7


   451,193    16.2         443,273   14.1        413,592   12.9        403,888   13.1          2.8
    88,630     3.2          81,216    2.6         73,881    2.3         81,110    2.6          4.0
- ----------    ----      ----------   ----     ----------   ----     ----------   ----
   539,823    19.4         524,489   16.7        487,473   15.2        484,998   15.7          3.0
    80,673     2.9          75,729    2.4         71,402    2.2         64,044    2.1          4.8
   100,916     3.6          99,569    3.2         98,042    3.0        101,101    3.3          1.0
   374,240    13.5         396,730   12.7        295,367    9.3        266,747    8.6          5.4
- ----------    ----      ----------   ----     ----------   ----     ----------   ----
 1,095,652    39.4       1,096,517   35.0        952,284   29.7        916,890   29.7          3.7

   596,203    21.5         280,918    8.9        434,324   13.5        415,818   13.4         12.9
   162,978     5.9          51,378    1.6         88,647    2.7         87,669    2.8         20.5
- ----------    ----      ----------   ----     ----------   ----     ----------   ----

$  433,225    15.6      $  229,540    7.3     $  345,677   10.8     $  328,149   10.6         10.4
==========    ====      ==========   ====     ==========   ====     ==========   ====

$     2.51              $     1.34            $     2.05            $     1.95                 9.9
$     2.48              $     1.32            $     2.02            $     1.92                10.2

$    1.000              $     .920            $     .820            $     .697                12.0


   172,641                 171,481               168,888               168,268                  .5
   175,512                 175,218               172,722               172,586                  .0

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME -- TAXABLE EQUIVALENT (thousands)

                                                                                 1994                      1993
                                                                          -------------------        -----------------
                                                                            Amount        %            Amount      %
                                                                          ----------    -----        ---------   -----
INTEREST INCOME

Loans:
  Commercial ..........................................................   $  444,395      18.0       $  327,729   14.8
  Tax-exempt ..........................................................      176,701       7.2          171,163    7.7
                                                                          ----------      ----       ----------   ----
      Total commercial ................................................      621,096      25.2          498,892   22.5
  Direct retail .......................................................       61,054       2.5           59,455    2.7
  Indirect retail .....................................................      190,444       7.7          189,143    8.5
  Credit card .........................................................      389,763      15.8          304,502   13.7
  Other revolving credit ..............................................       38,556       1.6           36,580    1.6
                                                                          ----------      ----       ----------   ----
      Total retail ....................................................      679,817      27.6          589,680   26.5
  Construction ........................................................       45,988       1.9           35,034    1.6
  Commercial mortgages ................................................      259,077      10.5          232,688   10.5
  Residential mortgages ...............................................      287,922      11.7          305,965   13.8
                                                                          ----------      ----       ----------   ----
      Total real estate ...............................................      592,987      24.1          573,687   25.9
  Lease financing .....................................................       13,563        .6           12,051     .5
  Foreign .............................................................        6,162        .2            3,318     .1
                                                                          ----------      ----       ----------   ----
      Total loans .....................................................    1,913,625      77.7        1,677,628   75.5
Investment securities:
  Held-to-maturity:
   State and municipal ................................................       75,069       3.1           85,854    3.8
   Other investments ..................................................      234,557       9.5          414,485   18.7
                                                                          ----------      ----       ----------   ----
      Total securities held-to-maturity ...............................      309,626      12.6          500,339   22.5
  Available-for-sale:
   Other investments ..................................................      194,576       7.9               --     --
                                                                          ----------      ----       ----------   ----
      Total investment securities .....................................      504,202      20.5          500,339   22.5
Interest-bearing bank balances ........................................          597        .0            2,905     .1
Federal funds sold and securities purchased under resale agreements ...        7,682        .3           12,433     .6
Trading account assets ................................................       36,348       1.5           28,433    1.3
                                                                          ----------      ----       ----------   ----
      Total interest income ...........................................    2,462,454     100.0        2,221,738  100.0

INTEREST EXPENSE

Interest-bearing demand ...............................................       55,088       2.2           60,433    2.7
Savings and money market savings ......................................      164,461       6.7          151,748    6.8
Savings certificates ..................................................      227,060       9.2          240,795   10.8
Large denomination certificates .......................................       70,305       2.9           90,101    4.1
                                                                          ----------      ----       ----------   ----
      Total time deposits in domestic offices .........................      516,914      21.0          543,077   24.4
Time deposits in foreign offices ......................................       22,318        .9           14,503     .7
                                                                          ----------      ----       ----------   ----
      Total time deposits .............................................      539,232      21.9          557,580   25.1
Federal funds purchased and securities sold under repurchase agreements      224,089       9.1          127,580    5.8
Commercial paper ......................................................       19,880        .8           14,693     .7
Other short-term borrowed funds .......................................       28,603       1.2           31,574    1.4
                                                                          ----------      ----       ----------   ----
      Total short-term borrowed funds .................................      272,572      11.1          173,847    7.9
Bank notes ............................................................      171,968       7.0           69,785    3.1
Other long-term debt ..................................................       54,616       2.2           37,800    1.7
                                                                          ----------      ----       ----------   ----
      Total long-term debt ............................................      226,584       9.2          107,585    4.8
                                                                          ----------      ----       ----------   ----
      Total interest expense ..........................................    1,038,388      42.2          839,012   37.8
                                                                          ----------      ----       ----------   ----
NET INTEREST INCOME ...................................................   $1,424,066      57.8       $1,382,726   62.2
                                                                          ==========      ====       ==========   ====
Percentage of interest-earning assets:
  Interest income .....................................................         7.51%                      7.46%
  Interest expense ....................................................         3.17                       2.82
                                                                                ----                       ----

      Net interest income .............................................         4.34%                      4.64%
                                                                                ====                       ====
Taxable equivalent adjustment included in interest income:
  Loans ...............................................................   $   49,543                 $   50,178
  Investment securities ...............................................       47,949                     46,613
  Trading account assets ..............................................        2,668                      2,110
                                                                          ----------                 ----------

      Total (2) .......................................................   $  100,160                 $   98,901
                                                                          ==========                 ==========

(1) Percentages reflected above are based on total interest income.
(2) The taxable equivalent adjustment for 1994 and 1993 reflects the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense; the taxable equivalent adjustment for prior years reflects the federal income tax rate of 34%.


          1992                     1991                       1990                    1989          Five-Year
- --------------------       -------------------        -----------------       -----------------     Compound
    Amount       %           Amount       %             Amount      %           Amount      %      Growth Rate
- ----------     -----       ----------   ------        ---------   -----       ----------  -----    -----------

$  349,868      15.2       $  502,100     18.4        $  596,227   20.9       $  674,211   24.3       (8.0%)
   173,158       7.5          206,099      7.5           230,049    8.0          197,015    7.1       (2.2)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   523,026      22.7          708,199     25.9           826,276   28.9          871,226   31.4       (6.5)
    77,850       3.4           97,655      3.6           110,423    3.9          122,358    4.4      (13.0)
   191,594       8.3          209,985      7.7           225,582    7.9          221,218    8.0       (3.0)
   257,885      11.2          259,773      9.5           240,709    8.4          213,320    7.7       12.8
    37,538       1.6           38,106      1.4            39,567    1.4           37,713    1.4         .4
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   564,867      24.5          605,519     22.2           616,281   21.6          594,609   21.5        2.7
    40,441       1.8           95,503      3.5           126,754    4.4          136,802    4.9      (19.6)
   243,861      10.6          273,371     10.0           290,390   10.2          255,919    9.2         .2
   320,363      13.9          370,733     13.6           347,730   12.2          293,531   10.6        (.4)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   604,665      26.3          739,607     27.1           764,874   26.8          686,252   24.7       (2.9)
    11,830        .5           12,990       .5            15,407     .5           17,068     .6       (4.5)
     3,760        .2            6,775       .2             7,745     .3           11,285     .4      (11.4)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
 1,708,148      74.2        2,073,090     75.9         2,230,583   78.1        2,180,440   78.6       (2.6)


    96,649       4.2          109,607      4.0           119,799    4.2          126,074    4.5       (9.8)
   406,274      17.7          416,668     15.3           353,199   12.4          298,997   10.8       (4.7)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   502,923      21.9          526,275     19.3           472,998   16.6          425,071   15.3       (6.1)

        --        --               --       --                --     --               --     --
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   502,923      21.9          526,275     19.3           472,998   16.6          425,071   15.3        3.5
    12,772        .6           26,974      1.0            50,855    1.7           58,454    2.1      (60.0)
    17,038        .7           35,537      1.3            39,496    1.4           66,464    2.4      (35.1)
    60,444       2.6           70,049      2.5            62,386    2.2           43,541    1.6       (3.5)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
 2,301,325     100.0        2,731,925    100.0         2,856,318  100.0        2,773,970  100.0       (2.4)


    72,548       3.1           95,809      3.5            93,564    3.3           86,107    3.1       (8.5)
   189,699       8.2          275,951     10.1           301,248   10.5          297,522   10.7      (11.2)
   324,063      14.1          475,012     17.4           473,150   16.5          437,119   15.8      (12.3)
   148,931       6.5          221,992      8.1           256,243    9.0          399,471   14.4      (29.4)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   735,241      31.9        1,068,764     39.1         1,124,205   39.3        1,220,219   44.0      (15.8)
    15,646        .7           16,834       .6            39,147    1.4           50,260    1.8      (15.0)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   750,887      32.6        1,085,598     39.7         1,163,352   40.7        1,270,479   45.8      (15.8)
   115,939       5.1          202,299      7.4           309,846   10.9          325,192   11.7       (7.2)
    16,629        .7           19,985       .7            29,416    1.0           25,330     .9       (4.7)
    58,420       2.5          146,918      5.4           166,251    5.8           29,920    1.1        (.9)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   190,988       8.3          369,202     13.5           505,513   17.7          380,442   13.7       (6.5)
    13,183        .6             --                          --      --               --     --
    11,970        .5           13,049       .5            15,249     .6           21,935     .8       20.0
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
    25,153       1.1           13,049       .5            15,249     .6           21,935     .8       59.5
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
   967,028      42.0        1,467,849     53.7         1,684,114   59.0        1,672,856   60.3       (9.1)
- ----------      ----       ----------     ----        ----------   ----       ----------   ----
$1,334,297      58.0       $1,264,076     46.3        $1,172,204   41.0       $1,101,114   39.7        5.3
==========      ====       ==========     ====        ==========   ====       ==========   ====

      8.19%                      9.63%                     10.66%                  11.22%
      3.44                       5.17                       6.28                    6.76
      ----                       ----                       ----                    ----
      4.75%                      4.46%                      4.38%                   4.46%
      ====                       ====                       ====                    ====

$   44,760                 $   54,882                 $   62,415              $   56,213
    33,787                     39,245                     44,635                  44,371
       700                        783                        624                     733
- ----------                 ----------                 ----------              ----------
$   79,247                 $   94,910                 $  107,674              $  101,317
==========                 ==========                 ==========              ==========

WACHOVIA CORPORATION AND SUBSIDIARIES

STATISTICAL SUMMARY

                                                  1994       1993       1992       1991      1990       1989
                                                 ------     ------     ------     ------    ------     ------

AVERAGE YIELDS EARNED (taxable equivalent)

Loans:
   Commercial ................................    6.03%      5.29%      5.96%      8.21%      9.90%     10.79%
   Tax-exempt ................................    8.99       9.05       8.67       9.95      10.88      11.85
       Total commercial ......................    6.66       6.17       6.65       8.65      10.15      11.01
   Direct retail .............................    8.30       8.68      11.32      12.89      13.30      13.48
   Indirect retail ...........................    7.77       8.42       9.55      10.55      11.28      11.56
   Credit card ...............................   11.05      11.75      14.53      16.66      16.93      17.16
   Other revolving credit ....................   11.55      11.15      11.63      12.73      13.73      14.06
       Total retail ..........................    9.65      10.08      11.79      13.14      13.57      13.72
   Construction ..............................    9.26       7.45       7.78       9.36      10.34      11.28
   Commercial mortgages ......................    7.72       7.39       7.96       9.39      10.60      11.25
   Residential mortgages .....................    7.78       8.10       8.89      10.15      10.82      11.22
       Total real estate .....................    7.85       7.76       8.42       9.75      10.66      11.24
   Lease financing ...........................    7.83       8.90      10.01      10.43      10.70      10.81
   Foreign ...................................    5.70       4.35       5.20       7.79       9.66      11.61
       Total loans ...........................    7.90       7.79       8.53      10.07      11.11      11.72
Held-to-maturity securities:
   State and municipal securities ............   12.53      12.46      12.38      12.48      12.63      12.68
   Other investments .........................    6.96       6.53       7.50       8.49       8.99       9.04
Available-for-sale securities:
   Other investments .........................    5.24         --         --         --         --         --
       Total investment securities ...........    6.56       7.11       8.11       9.10       9.70       9.88
Interest-bearing bank balances ...............    4.58       3.71       4.24       6.48       8.42       9.47
Federal funds sold and securities
   purchased under resale agreements .........    3.91       3.15       3.52       5.95       8.23       9.26
Trading account assets .......................    5.28       3.94       5.61       7.19       8.44       9.17
       Total interest-earning assets .........    7.51       7.46       8.19       9.63      10.66      11.22

AVERAGE RATES PAID

Interest-bearing demand ......................    1.63%      1.88%      2.55%      4.07%      4.47%      4.68%
Savings and money market savings .............    2.69       2.53       3.26       5.19       6.18       6.60
Savings certificates .........................    4.26       4.30       5.23       6.92       7.89       8.33
Large denomination certificates ..............    4.47       5.18       5.74       7.16       8.20       8.95
       Total time deposits in domestic offices    3.15       3.28       4.21       6.06       6.99       7.60
Time deposits in foreign offices .............    4.32       3.11       3.70       5.81       8.00       9.18
       Total time deposits ...................    3.18       3.28       4.20       6.06       7.02       7.65
Federal funds purchased and securities
   sold under repurchase agreements ..........    4.44       3.23       3.73       5.78       7.99       8.90
Commercial paper .............................    3.94       3.02       3.54       5.74       8.05       8.90
Other short-term borrowed funds ..............    4.24       3.25       4.23       6.58       8.36       8.89
       Total short-term borrowed funds .......    4.37       3.22       3.85       6.07       8.11       8.90
Bank notes ...................................    4.88       4.54       4.83         --         --         --
Other long-term debt .........................    6.60       7.03       6.80       7.35       8.59       9.55
       Total long-term debt ..................    5.21       5.19       5.61       7.35       8.59       9.55
       Total interest-bearing liabilities ....    3.77       3.43       4.15       6.07       7.32       7.92

Interest rate spread .........................    3.74%      4.03%      4.04%      3.56%      3.34%      3.30%
Net yield on interest-earning assets .........    4.34%      4.64%      4.75%      4.46%      4.38%      4.46%

RATIOS (averages)

Shareholders' equity to:
   Total assets ..............................    8.36%      8.54%      8.16%      7.68%      7.34%      7.21%
   Net loans .................................   13.01      13.58      13.21      12.13      11.28      11.11
   Deposits ..................................   13.88      12.84      11.37      10.93      10.55       9.64
   Equity and long-term debt .................   41.58      58.07      85.27      93.27      92.65      89.90
Return on assets .............................    1.46       1.46       1.36        .72       1.13       1.16
Return on shareholders' equity ...............   17.41      17.13      16.69       9.33      15.45      16.06
Return on deposits ...........................    2.42       2.20       1.90       1.02       1.63       1.55
Dividends paid as a percentage of net income .   39.05      38.91      39.42      63.78      37.84      33.97

WACHOVIA CORPORATION AND SUBSIDIARIES

YEAR-END INFORMATION

                                                   1994        1993        1992        1991        1990        1989
                                                  -------     -------     -------     -------     -------     -------
CONDENSED BALANCE SHEET (millions)

Cash and due from banks ........................  $ 2,670     $ 2,529     $ 2,628     $ 2,475     $ 3,586     $ 3,291
Interest-bearing bank balances .................        7          13         189         408         565         593
Federal funds sold and securities
  purchased under resale agreements ............      202         691         479         546         591         646
Trading account assets .........................      890         789         896       1,445         793         648
Investment securities:
  Available-for-sale ...........................    3,538          --          --          --          --          --
  Held-to-maturity .............................    4,185       7,879       6,486       6,265       5,273       4,629
Loans and net leases ...........................   25,899      22,986      21,097      20,643      21,255      19,626
Less unearned income on loans ..................        8           9          11          26          48          94
                                                  -------     -------     -------     -------     -------     -------
      Total loans ..............................   25,891      22,977      21,086      20,617      21,207      19,532
Less allowance for loan losses .................      406         405         380         360         270         219
                                                  -------     -------     -------     -------     -------     -------
      Net loans ................................   25,485      22,572      20,706      20,257      20,937      19,313
Premises and equipment .........................      543         503         444         435         429         412
Other assets ...................................    1,668       1,550       1,539       1,327       1,141         733
                                                  -------     -------     -------     -------     -------     -------
      Total assets .............................  $39,188     $36,526     $33,367     $33,158     $33,315     $30,265
                                                  =======     =======     =======     =======     =======     =======
Deposits in domestic offices ...................  $22,153     $22,545     $22,856     $22,602     $22,736     $21,578
Deposits in foreign offices ....................      916         807         519         404         499         476
                                                  -------     -------     -------     -------     -------     -------
      Total deposits ...........................   23,069      23,352      23,375      23,006      23,235      22,054
Federal funds purchased and securities
  sold under repurchase agreements .............    5,898       4,741       3,714       4,002       3,867       3,857
Commercial paper ...............................      407         589         387         398         331         310
Other short-term borrowed funds ................    1,007       1,091         849       2,201       2,473       1,163
Bank notes .....................................    3,953       2,370         758          --          --          --
Other long-term debt ...........................      838         591         439         171         164         224
Other liabilities ..............................      729         774       1,070         896         874         480
Shareholders' equity ...........................    3,287       3,018       2,775       2,484       2,371       2,177
                                                  -------     -------     -------     -------     -------     -------
      Total liabilities and shareholders' equity  $39,188     $36,526     $33,367     $33,158     $33,315     $30,265
                                                  =======     =======     =======     =======     =======     =======
Equity at year-end to year-end assets ..........     8.39%       8.26%       8.32%       7.49%       7.12%       7.19%

LOAN PORTFOLIO (millions)
Domestic borrowers:
  Commercial ...................................  $ 8,378     $ 6,727     $ 6,365     $ 6,396     $ 6,627     $ 6,182
  Tax exempt ...................................    1,810       1,959       1,952       1,993       2,065       2,089
  Direct retail ................................      750         716         673         723         796         909
  Indirect retail ..............................    2,340       2,429       2,109       1,983       2,022       1,930
  Credit card ..................................    3,969       3,123       2,216       1,671       1,598       1,391
  Other revolving credit .......................      343         333         327         302         297         283
  Construction .................................      553         494         464         637       1,197       1,148
  Commercial mortgages .........................    3,484       3,199       3,119       3,066       2,860       2,484
  Residential mortgages ........................    3,821       3,767       3,663       3,660       3,506       2,882
  Lease financing, net .........................      189         157         125         116         138         151
                                                  -------     -------     -------     -------     -------     -------
      Total ....................................   25,637      22,904      21,013      20,547      21,106      19,449
Foreign borrowers:
  Commercial and industrial ....................      254          73          73          56          92          74
  Banks and other financial institutions .......       --          --          --           7          --           1
  Governments and official institutions ........       --          --          --           7           9           8
                                                  -------     -------     -------     -------     -------     -------
      Total ....................................      254          73          73          70         101          83
                                                  -------     -------     -------     -------     -------     -------
      Total loans ..............................  $25,891     $22,977     $21,086     $20,617     $21,207     $19,532
                                                  =======     =======     =======     =======     =======     =======
LOAN PORTFOLIO (percentages)
Commercial .....................................     39.4        37.8        39.4        40.7        41.0        42.3
Credit card ....................................     15.3        13.6        10.5         8.1         7.5         7.1
Other revolving credit .........................      1.3         1.4         1.6         1.5         1.4         1.5
Other retail ...................................     11.9        13.7        13.2        13.1        13.3        14.5
Real estate ....................................     30.4        32.5        34.4        35.7        35.7        33.4
Lease financing ................................       .7          .7          .6          .6          .6          .8
Foreign ........................................      1.0          .3          .3          .3          .5          .4
                                                  -------     -------     -------     -------     -------     -------
      Total ....................................    100.0       100.0       100.0       100.0       100.0       100.0
                                                  =======     =======     =======     =======     =======     =======

STOCK DATA

               Wachovia Corporation's common stock is listed on the New York Stock Exchange under the trading symbol of WB. The corporation is a member of the Standard & Poor's 500 Index of stocks and the S&P 500 Major Regional Banks Industry Group.
               The following charts present the high and low stock price trading ranges for Wachovia common shares, price to earnings ratios, cash dividends per share data and cash dividend payout ratios over the most recent six years. Share price trading ranges and price to earnings ratios for the past eight quarters also are provided, as well as a comparative measurement of the corporation's five-year total return.


COMMON STOCK PRICE RANGE *NYSE SYMBOL:  WB                        CASH DIVIDENDS PER SHARE*
                                                                  Five-year compound growth rate = 12.0%
            High          Low
            ----          ---
1989       22 5/8        15 1/2                                   1989         $ .697
1990       22 3/8        16 1/8                                   1990         $ .820
1991       30            20 1/4                                   1991         $ .920
1992       34 3/4        28 1/4                                   1992         $1.000
1993       40 1/2        31 7/8                                   1993         $1.110
1994       35 3/8        30 1/8                                   1994         $1.230

*Prices represent those of Wachovia Corporation                   *Dividends per share represent those paid by Wachovia
 prior to merger.                                                  Corporation prior to merger.



COMMON STOCK PRICE/EARNINGS RATIOS*                               CASH DIVIDEND PAYOUT*
                                                                  (millions)
                                                                            Cash
                                                                            dividends
          High          Low                                                 paid        % Payout ratio
          ----          ---                                                 ------      --------------
1989      11.7 x       8.0 x                                      1989      $111.5      34.0 %
1990      10.5 x       7.6 x                                      1990      $130.8      37.8 %
1991      22.4 x      15.1 x                                      1991      $146.4      63.8 %
1992      13.8 x      11.3 x                                      1992      $170.8      39.4 %
1993      14.3 x      11.3 x                                      1993      $191.5      38.9 %
1994      11.3 x       9.6 x                                      1994      $210.5      39.1 %

*Figures based on high and low common stock prices                % Payout ratio (total dividends as a percentage
 for each year and annual net income per primary                  of net income)
 share as originally reported by Wachovia Corporation             *Dividends include amounts paid by pooled companies
 prior to merger.




COMMON STOCK DATA-- PER SHARE

                         1994       1993     1992        1991        1990      1989
                         ----       ----     ----        ----        ----      ----
Market value:*
  End of year ........  $32 1/4   $33 1/2   $34 1/8     $    29    $20 7/8   $20 3/8
  High ...............   35 3/8    40 1/2    34 3/4          30     22 3/8    22 5/8
  Low ................   30 1/8    31 7/8    28 1/4      20 1/4     16 1/8    15 1/2
Book value ...........    19.23     17.61     16.18       14.56      14.07     12.96
Dividend* ............    1.230     1.110     1.000        .920       .820      .697
Price/earnings ratio**     10.3x     11.8x     13.6x       21.7x       9.9x     10.6x

 *Information for years before 1991 represents that of Wachovia Corporation prior to merger
**Based on end-of-year stock price and net income per primary share as originally reported by Wachovia Corporation prior to merger

               In 1991, Wachovia Corporation merged with South Carolina National Corporation under an agreement providing for a tax-free exchange of .675 of a share of Wachovia Corporation common stock for each share of South Carolina National. As a result of the merger and special charges taken in the fourth quarter of 1991 to complete it, the corporation's net income per primary share was $1.34 in 1991 compared with $2.05 in 1990.
               The Five-Year Total Return chart compares Wachovia, the S&P 500 Index and the Keefe, Bruyette & Woods (KBW) 50 Index in stock price appreciation and dividends, assuming quarterly reinvestment, from the base period of year-end 1989 through December 31, 1994. The KBW 50 Index is a market capitalization weighted measure of total return for 50 money center and major regional banks. Wachovia's total return is based on stock prices and dividends per share of Wachovia Corporation prior to its merger with South Carolina National.

QUARTERLY COMMON STOCK PRICE RANGE

                    1993                           1994
            -------------------             -----------------
            High            Low             High          Low
            ----            ---             ----          ---
1st Q      36 7/8          32 1/2          35 1/8        30 1/8
2nd Q      40 1/2          32 3/8          35 3/8        30 3/4
3rd Q      40 3/8          33 3/8          35 1/4        31 3/8
4th Q      39 3/4          31 7/8          34 1/2        31 1/2


QUARTERLY COMMON STOCK PRICE/EARNINGS RATIOS*

                    1993                           1994
            -------------------             -----------------
            High            Low             High          Low
            ----            ---             ----          ---
1st Q       14.2 x         12.5 x          12.3 x        10.6 x
2nd Q       15.1 x         12.1 x          12.1 x        10.5 x
3rd Q       14.6 x         12.1 x          11.7 x        10.4 x
4th Q       14.0 x         11.3 x          11.0 x        10.1 x

*Figures based on high and low common stock prices for each period and net income per primary share for the 12 months ended on the last day of each period.


FIVE-YEAR TOTAL RETURN*

           Wachovia      S&P 500       KBW 50 Index
           --------      -------       ------------
1989       100           100           100
1990       106.89         96.89         71.81
1991       153.58        126.41        113.66
1992       186.21        136.04        144.84
1993       188.59        149.75        152.86
1994       188.50        151.73        145.06

*Base period 12/31/89 = 100. Dividends reinvested. Data for KBW 50 Index is weighted by market capitalization.

HISTORICAL COMPARATIVE DATA

               The seven charts below present comparative data on Wachovia Corporation and the median of the 25 largest U.S. bank holding companies based on assets as of each year-end. The median is representative of the typical bank holding company within the comparison group. All data is as originally reported, not restated for pooling-of-interest mergers or acquisitions. The 25 largest U.S. banking companies is used as a current peer comparison for Wachovia although the corporation was not among this group in 1989 and 1990.


RETURN ON ASSETS                               RETURN ON COMMON EQUITY                     COMMON EQUITY TO ASSETS
(average)                                      (average)                                   (average)
                            25 Largest                                     25 Largest                                  25 Largest
            Wachovia        US Banks                       Wachovia        US Banks                    Wachovia        US Banks
            --------        ----------                     --------        ----------                  --------        ----------
1989        1.19 %           .52 %             1989       16.48 %          8.62 %          1989        7.25 %          4.90 %
1990        1.23 %           .57 %             1990       16.36 %          9.56 %          1990        7.55 %          4.82 %
1991         .72 %           .72 %             1991        9.93 %         10.49 %          1991        7.68 %          5.13 %
1992        1.36 %           .90 %             1992       16.69 %         14.18 %          1992        8.16 %          6.16 %
1993        1.46 %          1.20 %             1993       17.13 %         16.94 %          1993        8.54 %          6.57 %
1994        1.46 %          1.21 %             1994       17.41 %         16.10 %          1994        8.36 %          6.86 %


NET INTEREST INCOME* AS A PERCENTAGE            NONINTEREST EXPENSE AS A PERCENTAGE OF
OF AVERAGE EARNING ASSETS                      TOTAL ADJUSTED REVENUES*
                            25 Largest                                     25 Largest
            Wachovia        US Banks                       Wachovia        US Banks
            --------        ----------                     --------        ----------
1989        4.39 %          3.64 %              1989       59.73 %         65.14 %
1990        4.33 %          3.51 %              1990       57.67 %         65.79 %
1991        4.46 %          3.93 %              1991       62.51 %         67.40 %
1992        4.75 %          4.44 %              1992       58.61 %         64.85 %
1993        4.64 %          4.48 %              1993       57.05 %         62.54 %
1994        4.34 %          4.34 %              1994       54.15 %         61.88 %
* Taxable equivalent                            *Excludes securities and subsidiary
                                                 sales gains

NET LOAN LOSSES TO AVERAGE LOANS                NONPERFORMING ASSETS TO YEAR-END
                                                LOANS AND FORECLOSED PROPERTY
                            25 Largest                                       25 Largest
             Wachovia       US Banks                         Wachovia        US Banks
             --------       ----------                       --------        ----------
1989         .37 %          1.29 %               1989         .54 %          3.77 %
1990         .43 %          1.45%                1990         .91 %          4.14 %
1991         .99 %          1.55 %               1991        1.50 %          4.78 %
1992         .48 %          1.25 %               1992        1.25 %          3.09 %
1993         .31 %           .75 %               1993         .67 %          1.90 %
1994         .29 %           .39 %               1994         .39 %          1.03 %


- --------------------------------------------------------------------------------
MEMBER COMPANY DIRECTORS

WACHOVIA BANK OF GEORGIA, N.A.

G. JOSEPH PRENDERGAST                     BRYAN D. LANGTON
Chairman of the Board                     (Advisory Director)
                                          Chairman of the Board and
F. DUANE ACKERMAN                         Chief Executive Officer
Vice Chairman and                         Holiday Inn Worldwide
Chief Operating Officer
BellSouth Corporation                     BERNARD MARCUS
                                          Chairman of the Board and
EDWARD L. ADDISON                         Chief Executive Officer
Chairman of the Board and                 The Home Depot, Inc.
Chief Executive Officer
The Southern Company                      DANIEL W. MCGLAUGHLIN
                                          President and
L. M. BAKER, JR.                          Chief Operating Officer
President and                             Equifax Inc.
Chief Executive Officer
Wachovia Corporation                      D. RAYMOND RIDDLE
                                          Chairman of the Board and
THOMAS E. BOLAND                          Chief Executive Officer
Retired Chairman of the Board             National Service Industries, Inc.

CARL BOLCH, JR.                           S. STEPHEN SELIG III
Chairman of the Board and                 Chairman of the Board
Chief Executive Officer                   and President
Racetrac Petroleum, Inc.                  Selig Enterprises, Inc.

JAMES E. BOSTIC, JR.                      ALANA S. SHEPHERD
Senior Vice President                     Secretary of the Board
Environmental, Government Affairs         Shepherd Spinal Center
and Communications
Georgia-Pacific Corporation               J. V. WHITE
                                          Chairman of the
MICHAEL C. CARLOS                         Executive Committee
Chairman of the Board and                 Equifax Inc.
Chief Executive Officer
National Distributing Co., Inc.

G. STEPHEN FELKER
Chairman of the Board and
Chief Executive Officer
Avondale Mills, Inc.

WACHOVIA BANK OF NORTH CAROLINA, N.A.

J. WALTER MCDOWELL                        ESTELL C. LEE
President and                             Chairman of the Board
Chief Executive Officer                   and President
                                          The Lee Company
L. M. BAKER, JR.
Chairman of the Board                     G. JOSEPH PRENDERGAST
                                          Executive Vice President
THOMAS M. BELK, JR.                       Wachovia Corporation
Senior Vice President
Belk Stores Services, Inc.                WYNDHAM ROBERTSON
                                          Vice President, Communications
H. C. BISSELL                             University of North Carolina
Chairman of the Board and
Chief Executive Officer                   ROBERT L. TILLMAN
The Bissell Companies, Inc.               Chief Operating Officer
                                          Lowe's Companies, Inc.
FELTON J. CAPEL
Chairman of the Board                     JOHN F. WARD
and President                             Senior Vice President
Century Associates of                     Sara Lee Corporation
North Carolina                            Chief Executive Officer
                                          Hanes Group
WILLIAM CAVANAUGH, III
President and                             ANDERSON D. WARLICK
Chief Operating Officer                   President and
Carolina Power & Light Company            Chief Operating Officer
                                          Parkdale Mills, Inc.
BERT COLLINS
President and                             DAVID J. WHICHARD, II
Chief Executive Officer                   Chairman
North Carolina Mutual                     The Daily Reflector
Life Insurance Company
                                          JOHN C. WHITAKER, JR.
RICHARD L. DAUGHERTY                      Chairman of the Board and
North Carolina Senior                     Chief Executive Officer
State Executive,                          Inmar Enterprises, Inc.
Vice President Worldwide
Manufacturing
IBM PC Company
IBM Corporation
(Retired/Consultant)

SOUTH CAROLINA NATIONAL CORPORATION
WACHOVIA BANK OF SOUTH CAROLINA, N.A.

ANTHONY L. FURR                           JAMES G. LINDLEY
Chairman of the Board,                    Chairman Emeritus
President and
Chief Executive Officer                   JOE A. PADGETT
                                          Retired Executive Vice President
L. M. BAKER, JR.                          Wachovia Bank of South Carolina, N.A.
President and
Chief Executive Officer                   G. JOSEPH PRENDERGAST
Wachovia Corporation                      Executive Vice President
                                          Wachovia Corporation
CHARLES J. BRADSHAW
President                                 W. M. SELF
Bradshaw Investments, Inc.                President and
                                          Chief Executive Officer
FRANK W. BRUMLEY                          Greenwood Mills, Inc.
President
The Brumley Company                       ROBERT S. SMALL, JR.
                                          President
W. T. CASSELS, JR.                        AVTEX Properties, Inc.
Chairman of the Board
Southeastern Freight Lines, Inc.          J. GUY STEENROD
                                          President
THOMAS C. COXE, III                       Roche Carolina Inc.
Executive Vice President
Sonoco Products Company                   WILLIAM G. TAYLOR
                                          President
FREDERICK B. DENT, JR.                    The Springs Company
President
Mayfair Mills, Inc.                       BEATRICE R. THOMPSON, PH.D.
                                          Coordinator of Psychological Services
JAMES B. EDWARDS, D.M.D.                  Anderson School District Five
President
Medical University of South Carolina

- --------------------------------------------------------------------------------
WACHOVIA CORPORATION DIRECTORS AND OFFICERS

DIRECTORS

L. M. BAKER, JR.                          DONALD R. HUGHES
President and                             Consultant and Retired
Chief Executive Officer                   Vice Chairman of the Board
                                          Burlington Industries, Inc.
JOHN G. MEDLIN, JR.
Chairman of the Board                     F. KENNETH IVERSON
                                          Chairman and
RUFUS C. BARKLEY, JR.                     Chief Executive Officer
Chairman of the Board                     Nucor Corporation
Cameron & Barkley Company
                                          JAMES W. JOHNSTON
CRANDALL C. BOWLES                        Chairman and
Executive Vice President                  Chief Executive Officer
Springs Industries, Inc.                  R.J. Reynolds Tobacco Company

JOHN L. CLENDENIN                         W. DUKE KIMBRELL
Chairman of the Board                     Chairman of the Board and
and Chief Executive Officer               Chief Executive Officer
BellSouth Corporation                     Parkdale Mills, Inc.

LAWRENCE M. GRESSETTE, JR.                HERMAN J. RUSSELL
Chairman of the Board,                    Chairman of the Board and
President and                             Chief Executive Officer
Chief Executive Officer                   H.J. Russell & Company
SCANA Corporation
                                          SHERWOOD H. SMITH, JR.
THOMAS K. HEARN, JR.                      Chairman of the Board and
President                                 Chief Executive Officer
Wake Forest University                    Carolina Power & Light Company

W. HAYNE HIPP                             CHARLES MCKENZIE TAYLOR
President and                             Chairman of the Board
Chief Executive Officer                   Taylor & Mathis, Inc.
The Liberty Corporation

ROBERT M. HOLDER, JR.
Chairman of the Board
Holder Corporation

PRINCIPAL CORPORATE OFFICERS

L. M. BAKER, JR.                          KENNETH W. MCALLISTER
President and                             Executive Vice President
Chief Executive Officer                   General Counsel/Administrative

MICKEY W. DRY                             ROBERT S. MCCOY, JR.
Executive Vice President                  Executive Vice President
Chief Credit Officer                      Chief Financial Officer

HUGH M. DURDEN                            G. JOSEPH PRENDERGAST
Executive Vice President                  Executive Vice President
Corporate Banking                         General Banking

W. DOUG KING                              RICHARD B. ROBERTS
Executive Vice President                  Executive Vice President
Consumer Services                         Treasurer

WALTER E. LEONARD, JR.
Executive Vice President
Operations/Technology

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

           Wachovia Corporation
           301 North Main Street                   191 Peachtree Street, NE
           Winston-Salem, NC 27150                 Atlanta, GA 30303

CORPORATE MAILING ADDRESSES AND TELEPHONE NUMBERS

           Wachovia Corporation
           P. O. Box 3099                          P. O. Box 4148
           Winston-Salem, NC 27150                 Atlanta, GA 30302
           910-770-5000                            404-332-5000

NOTICE OF ANNUAL MEETING

           The Annual Meeting of Shareholders of Wachovia Corporation will be held Friday, April 28, 1995 at 10:30 a.m., in the Omni Hotel,
           130 Market Street, Charleston, SC. All shareholders are invited to attend.

COMMON STOCK

            The common stock of the Corporation is traded on the New York Stock Exchange with a ticker symbol of WB.

TRANSFER AGENT

            Wachovia Bank of North Carolina, N.A.
            Corporate Trust Department
            P. O. Box 3001
            Winston-Salem, NC 27102
            1-800-633-4236

SHAREHOLDER ACCOUNT ASSISTANCE

            Shareholders who wish to change the name, address or ownership of stock, report lost certificates, eliminate duplicate mailings of financial material or for other account reregistration procedures and assistance should contact the Transfer Agent at the address or phone number above. Use of your shareholder account number and a daytime phone number in all correspondence will be appreciated.

DIVIDEND SERVICES

            Dividend Reinvestment and Common Stock Purchase Plan -- The plan provides common stockholders of record a regular way of investing cash dividends in additional shares at an average market price and/or investing optional cash payments without payment of brokerage commissions or service charges.

            Direct Deposit of Cash Dividends -- Direct deposit is a safe, fast and timesaving method of receiving cash dividends through automatic deposit on the date of payment to a checking, savings or money market at any financial institution which participates in an Automated Clearing House.

            Information regarding these services can be obtained by contacting the Transfer Agent or Wachovia Shareholder Services at the address or phone number below.

WACHOVIA SHAREHOLDER SERVICES CONTACT

            H. Jo Barlow                           Wachovia Corporation
            Shareholder Services                   P. O. Box 3099
            910-770-5787                           Winston-Salem, NC 27150

FINANCIAL INFORMATION

            Analysts, investors and others seeking financial information should contact the following either by phone or in writing to the corporate mailing address in Winston-Salem.

            Robert S. McCoy, Jr.                   James C. Mabry
            Chief Financial Officer                Investor Relations
            910-770-5926                           910-770-5788

INDEPENDENT AUDITORS

            Ernst & Young LLP, Winston-Salem, NC

77