Form 10-K405, Exhibit 13
period 1995-12-31
WACHOVIA CORP/ NC
filed 1996-03-26
CIK 774203

                                                                      EXHIBIT 13
----------------------------------------------------------------------






                                      1995
                                 ANNUAL REPORT
                                 AND FORM 10-K








                                   WACHOVIA





----------------------------------------------------------------------

                                    CONTENTS
----------------------------------------------------------------------


         Financial Highlights ...............................        2
         Wachovia Corporation ...............................        3
         Selected Year-End Data .............................        3
         Letter to Shareholders .............................        4
         Wachovia Corporation Strategic Review - An Update ..        6
         Management's Discussion and Analysis
          of Financial Condition and Results of Operations ..       14
          Results of Operations -- 1995 vs. 1994 ............       15
          Shareholders' Equity and Capital Ratios ...........       32
          Fourth Quarter Analysis ...........................       35
          Results of Operations -- 1994 vs. 1993 ............       39
         Supervision and Regulation .........................       41
         Management's Responsibility for Financial Reporting.       43
         Report of Independent Auditors .....................       43
         Financial Statements ...............................       44
         Six-Year Financial Summaries .......................       64
         Stock Data .........................................       72
         Historical Comparative Data ........................       74
         Member Company Directors ...........................       75
         Wachovia Corporation Directors and Officers ........       76
         Shareholder Information ............................       77

                                          FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------


                                                                                              Percent
                                                                     1995         1994         Change
                                                                   -------      --------      --------
EARNINGS AND DIVIDENDS
  (thousands, except per share data)

  Net income ..................................................    $602,543     $539,058        11.8
  Cash dividends paid on common stock .........................     235,495      210,503        11.9
  Payout ratio (total cash dividends / net income) ............        39.1%        39.1%

  Net income per common share:
   Primary ....................................................    $   3.50     $   3.13        11.9
   Fully diluted ..............................................    $   3.49     $   3.12        11.7

  Cash dividends paid per common share ........................    $   1.38     $   1.23        12.2

  Average primary shares outstanding ..........................     172,089      172,339         (.1)
  Average fully diluted shares outstanding ....................     172,957      172,951          --

  Return on average assets* ...................................        1.45%        1.46%
  Return on average shareholders' equity* .....................       17.67        17.41


  Excluding average unrealized gains (losses) on
   securities available-for-sale, net of tax:
   Return on average assets ...................................        1.45         1.46
   Return on average shareholders' equity  ....................       17.78        17.37


  BALANCE SHEET DATA AT YEAR-END
  (millions, except per share data)

  Total assets ................................................    $ 44,981     $ 39,188        14.8
  Interest-earning assets .....................................      40,001       34,712        15.2
  Loans -- net of unearned income .............................      29,261       25,891        13.0
  Deposits ....................................................      26,369       23,069        14.3
  Interest-bearing liabilities ................................      34,001       29,485        15.3
  Shareholders' equity** ......................................       3,774        3,287        14.8

  Shareholders' equity to total assets ........................        8.39%        8.39%
  Risk-based capital ratios:
   Tier I capital .............................................        9.43         9.26
   Total capital ..............................................       13.64        12.73

  Per share:
   Book value .................................................    $  22.15     $  19.23        15.2
   Common stock closing price (NYSE) ..........................       45.75        32.25        41.9
   Price/earnings ratio .......................................        13.1x        10.3x

 *Includes average unrealized gains (losses) on securities available-for-sale of $21 million and ($8) million net of tax, respectively
**Includes unrealized gains (losses) on securities available-for-sale of $116 million and ($38) million net of tax, respectively

                              WACHOVIA CORPORATION
------------------------------------------------------------------------------

Wachovia Corporation (Wachovia or the Corporation) is a southeastern interstate bank holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. Principal banking subsidiaries are Wachovia Bank of Georgia, N.A., Atlanta; Wachovia Bank of North Carolina, N.A., Winston-Salem; and Wachovia Bank of South Carolina, N.A., Columbia. The First National Bank of Atlanta and Wachovia Bank Card Services, Inc., in Wilmington, Delaware, provide credit card services for Wachovia's affiliated banks. Page 76 provides a complete listing of the Corporation's subsidiaries and member companies.

Major corporate and institutional relationships are managed by Wachovia Corporate Services, Inc., through banking offices in Georgia, North Carolina and South Carolina and through representative offices in Chicago, London, New York City and Tokyo. The Corporation maintains foreign branches at Grand Cayman through its banking subsidiaries and an Edge Act subsidiary in New York City.

Wachovia Trust Services, Inc., provides fiduciary, investment management and related financial services for corporate, institutional and individual clients. Discount brokerage and investment advisory services are provided by Wachovia Investments, Inc., to customers primarily in Georgia, North Carolina and South Carolina. Wachovia Operational Services Corporation provides information processing and systems development for Wachovia's subsidiaries. The Corporation is involved in other financial services activities including residential mortgage origination, state and local government securities underwriting, sales and trading, foreign exchange, corporate finance and other money market services.


                                        SELECTED YEAR-END DATA
-----------------------------------------------------------------------------------------------------


                                                   1995     1994     1993     1992     1991     1990
                                                 -------  -------  -------  -------  -------  -------
Trust assets (millions):
  Discretionary management  ...............      $20,226  $17,084  $17,950  $16,147  $14,302  $12,777
  Total ...................................      $90,144  $78,972  $92,287  $85,806  $78,214  $68,423
Banking offices:
  North Carolina ..........................          219      216      223      222      224      222
  Georgia .................................          124      127      129      134      135      142
  South Carolina ..........................          146      150      157      158      160      153
                                                     ---      ---      ---      ---      ---      ---
     Total ................................          489      493      509      514      519      517
                                                     ===      ===      ===      ===      ===      ===
Automated banking machines:
  North Carolina  .........................          328      297      251      221      210      200
  Georgia  ................................          204      189      180      173      164      162
  South Carolina  .........................          180      166      167      164      163      156
                                                     ---      ---      ---      ---      ---      ---
     Total ................................          712      652      598      558      537      518
                                                     ===      ===      ===      ===      ===      ===
Employees (full time equivalent) ..........       15,996   15,602   15,531   16,164   16,886   16,864
Common stock shareholders .................       28,027   28,779   28,079   26,706   29,806   28,195
Common shares outstanding (thousands) .....      170,359  170,934  171,376  171,471   85,323   84,276

                             LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------

Dear Wachovia Shareholder:

Wachovia completed a very productive year in 1995, achieving good earnings growth while moving forward with the implementation of major strategic initiatives. Net income per fully diluted share was $3.49, up 11.7 percent from $3.12 in 1994. Net income totaled $602.5 million compared with $539.1 million, a gain of 11.8 percent. Strong loan expansion and good growth in other operating revenue, particularly from more nontraditional sources, accounted for the earnings increase. A higher credit loss provision and a rise in noninterest expense tempered the results.

Profitability remained strong with returns of 17.7 percent on shareholders' equity and 1.45 percent on assets compared with longer-term five-year averages of 15.6 percent and 1.29 percent, respectively. The total return on Wachovia common stock, including price appreciation and reinvested dividends, was 47.1 percent for the year compared with 60.2 percent for the Keefe, Bruyette & Woods Index of 50 money center and regional banks and 37.6 percent for the S&P 500 Index.

The results for 1995 and the corporation's financial condition at year-end compare most favorably with other banking peers. Return on common shareholders' equity ranked seventh among the nation's 25 largest bank holding companies. Return on assets was sixth although the corporation ranked 20th in asset size at December 31. Average common equity to assets of 8.22 percent was fifth strongest among the top 25 banking companies.

At year-end, nonperforming assets of .24 percent of loans and foreclosed property represented the lowest level of problem assets among this peer group, while the corporation had the second strongest reserve coverage of nonperforming loans at 763 percent. Expense management remained excellent with an overhead cost ratio of 54.2 percent, second best among these large banking companies. Graphs depicting several comparative measures for Wachovia and industry peers since 1990 are on page 74 of this report.

The banking industry's financial condition improved during the first half of this decade. A nicely growing economy, favorable interest rates and a healthier credit cycle were the principal factors elevating results of other banks closer to Wachovia's traditional long-term performance. Conditions for the financial services industry in the remainder of the decade will be more challenging.

The economy is likely to be slower growing. Traditional and nontraditional banking competition will be more intense. Profitability pressures will be evident as loan growth moderates, margins remain under pressure, easy expense savings have been achieved, loan losses rise and technology investing becomes more strategically critical. Despite these complexities, excellent opportunities exist for good companies in this business to succeed and generate high performance over time.

Addressing the reality of the financial services marketplace, Wachovia's management conducted an unrestrained strategic assessment of the corporation. The findings of this comprehensive review were outlined in the 1994 Annual Report. A considerable portion of my time and that of other managers during 1995 was spent with groups of employees across our franchise. These sessions were designed to heighten understanding of the need for change, solicit comments and suggestions, express appreciation for the extra effort required by Wachovians and encourage dedicated implementation of these initiatives.

I met with thousands of employees and was impressed by how well they are embracing these changes. Past investments are producing dividends as evidenced by our stronger sales force, broader product inventory and robust technology. Business volumes are increasing and revenue sources are becoming more diversified. I encourage you to read the "Strategic Review - An Update" beginning on page 6 which profiles some of the progress made so far. More changes will occur as investment spending and organizational refinements continue at a deliberate pace.

The convergence of environmental forces and the resulting impact on banking performance has been a major impetus for recent banking consolidation. Wachovia remains open to mergers with or acquisitions of other banks. Mergers in 1985 with First Atlanta and in 1991 with South Carolina National created a stronger franchise and demonstrated the corporation's commitment to seek combinations which contribute to solid long-term performance. Wachovia will continue to look for opportunities which enhance business growth and build shareholder value over time. Additional information about Wachovia's merger, acquisition and alliance strategy is included in the special section following this letter.

During 1995, Wachovia continued to be a dependable partner with the communities it is privileged to serve. Mortgage lending providing affordable housing for low income and minority customers grew, substantial contributions were made for community economic development and educational improvement, and thousands of Wachovians served as volunteers in nonprofit organizations. I was particularly pleased that all Wachovia subsidiaries subject to the Community Reinvestment Act of 1977 received "outstanding" ratings, the highest available from federal regulators.

As 1996 got under way, the economy's rate of growth continued to moderate. In this environment, Wachovia is fortunate to have the three southeastern states of Georgia, North Carolina and South Carolina as our primary market. The states' combined population totals 17.8 million and has been growing faster than both the nation and southeast as a whole. Other economic measures such as personal income, retail sales, residential building and corporate investment compare exceptionally well with other states and regions. Wachovia's market penetration in these states is complemented by our attractive national book of business principally in corporate banking services.

As Wachovia moves ahead, we will not lose sight of the foundation for past accomplishments. There is in our organization an unwavering dedication to the time-honored priorities of being a sound, profitable and growing organization. In today's difficult earnings climate, banks can little afford to hamper performance as a result of poor credit risk management, unanticipated risks associated with operations or unbridled expense growth.

As we enter 1996, the challenges confronting banking and financial services providers remain great. However, for strong institutions with a clear vision of the future, aggressive strategies and ample resources, the future is bright. Wachovia is committed to maintaining and building shareholder value in the challenging environment which lies ahead. Your continued confidence and support are appreciated.

Sincerely,

/s/ L. M. Baker, Jr.
-----------------------                  (PICTURE)
L. M. Baker, Jr.
Chief Executive Officer
February 21, 1996

-------------------------------------------------------------------------------
                (PICTURE - ARTIST'S SKETCH OF WACHOVIA CENTER)



                                   WACHOVIA
                                 CORPORATION
                                  STRATEGIC
                                    REVIEW

                                      AN
                                    UPDATE

--------------------------------------------------------------------------------

During 1995, Wachovia moved forward with a major strengthening of the organization based on the findings of a strategic assessment conducted in 1994. Management teams have been implementing actions in five critical and interrelated areas designed to build shareholder value. These areas are:

- Raising Wachovia's effectiveness as a growth culture which includes selling products and services through a variety of traditional and nontraditional delivery channels

-    Redirecting technology investment to support sales and service efforts

- More effectively managing key lines of businesses to achieve profitable growth

- Using mergers, acquisitions and alliances to complement business development strategies

-    Assessing and managing the prudent use of capital


This process is designed to take what has been an historically successful organization and make it even more effective. Significant progress has been made and this section presents a summary of the major developments.

Initiatives moving Wachovia's growth culture to a higher level were well under way during 1995 in the General Banking and Corporate Services divisions. General Banking is responsible for a strategic direction for Wachovia's banks and coordination of consumer market products including investment services and personal trust activities. The Corporate Services Division manages, sells and delivers all credit and noncredit corporate banking services in addition to corporate trust, employee benefit and charitable trust services.

The primary marketing and service distribution channel for the consumer market has been the branch network. Careful customer analysis demonstrates that Wachovia's customer base is more upscale than might be expected for a traditional branch distribution system. This reflects the effectiveness of Wachovia's relationship-based Personal Banker program. Introduced in 1973, it has served Wachovia well, continues to be fine-tuned and future strategies will include significant leveraging of this resource.

                         PROFITABLE CUSTOMER SEGMENTS

The analysis also indicated the major product offerings sold to each meaningful customer segment through branches currently are profitable. This is true despite earnings challenges branches have faced with the onset of deposit deregulation in the early 1980s. This knowledge suggests product line development and distribution initiatives can be accomplished at Wachovia without severe pressure to prematurely dismantle the existing delivery system.

The branch system is undergoing tremendous change. A branch standardization project spanning 18 months resulted in the redeployment of about 700 positions. Most of these were assigned more profitably in card services, investment sales and telephone banking. Surveys indicate the standardization project was completed without sacrificing customer service.

The year-end network of 489 banking offices was down from its peak of 519 at the end of 1991. An in-depth analysis of Wachovia's markets is under way to develop specific recommendations for each city's optimum distribution network. The review is expected to be completed in 1996.

An experiment in March 1995 showed how effectively


     Plans for the construction of Wachovia Corporation's North Carolina headquarters building in Winston-Salem were announced in July 1992.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

customers can be served in a downsized network as long as they perceive real value. On a Saturday, 200 branches were opened, about 41 percent of the three-state total, for a special one-day sale on 10-month and three-year CDs. Additionally, the Wachovia Premiere money market account was actively promoted.

It was a successful marketing event, demonstrating the power of Wachovia's franchise. More than $1 billion in CDs was generated, 86 percent of which was new money. About 77,000 accounts were opened, 28,000 of which represented new relationships. The Premiere account enjoyed strong growth during 1995 with deposits totaling $3 billion at December 31, 1995.

                            SALES FORCE INCREASED

In addition to branch-based bankers, Wachovia has been expanding its consumer sales force throughout the three states. During 1995, Wachovia increased the number of investment counselors deployed in its primary markets to 150, up from 115 at the end of 1994. These Series 7 registered representatives sell a full range of investment products and handled sales volume in excess of $2 billion during the year. Net assets of one of their major product lines, Wachovia's Biltmore family of 15 mutual funds, grew to $2.9 billion from $2.2 billion at the end of 1994.

Investment counselors, who employ a needs-oriented sales strategy, are equipped with laptop personal computers. Additionally, a telephone-based sales and service delivery channel for investment services, Wachovia Investor Center, was opened in Columbia, South Carolina. With the consolidation of investment counselors, Wachovia Brokerage and personal trust services into one area known as Personal Financial Services, Wachovia is fully organized to focus on increasing its share of the affluent market.

Wachovia has approximately 165 mortgage loan originators who handled 13,000 home mortgage loans totaling about $1.3 billion in 1995. Wachovia Mortgage Origination System (WMOS), the corporation's automated mortgage application system introduced in late 1994, is delivered through laptop personal computers. The system has been enhanced to accommodate FHA and VA loans in addition to conventional loans. The increased functionality of WMOS strengthens the mortgage bankers' ability to provide a broad range of mortgage loan financing options and meet with customers and prospects where they want to be served.

Sales Finance, the area responsible for Wachovia's participation in indirect automobile and consumer goods financing, had a very productive year. During 1995, Sales Finance received and made credit decisions on about a quarter of a million loan applications. Loans purchased increased 19 percent from the year-earlier volume in an automobile financing market which grew only moderately. It has completed the consolidation of all contract buying offices into one center at Greenville, North Carolina, where 28 credit managers do buying for the three states. Sales management activity is conducted by 36 territory managers.

Sales Finance celebrated its 50th anniversary in 1995. At December 31, it was doing business with more than 1,000 active dealers, primarily located in North Carolina, South Carolina and Georgia with approximately 275,000 active consumer loans and leases totaling $2.5 billion.

Wachovia's consumer market is growing nationally through the continued attractiveness of Bank Card Services' competitively priced Visa(R) and MasterCard(R)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            CONSUMER MARKET GROWING
credit cards. At the end of 1995, the number of active accounts totaled 1.8 million, an increase of 7.2 percent, and managed loans outstanding reached $4.5 billion, up 11 percent from a year earlier. Approximately 61 percent of the accounts and 66 percent of loans were to customers outside the corporation's three home states.

During 1995, Bank Card Services added a no annual fee product to its low rate product line, further enhancing consumer value. Also, a commercial card division was established to support the offering of business, purchasing and travel and entertainment cards for corporate customers broadening Wachovia's cash management product line.

In the fourth quarter of 1995, $500 million of credit card loans were removed from the corporation's balance sheet and sold to investors through a securitization. With this activity, Wachovia creates additional funding diversification to support increased loan growth. Information about this program is included in the Management's Discussion and Analysis of Financial Condition and Results of Operations.

Excellent sales potential also exists among the 400,000 businesses in the three home states with revenues of $10 million or less. To help increase an approximately 25 percent penetration of this market, The Wachovia Business Choice Account(SM) was created and has been selling well. The product packages commonly used business services with optional features. Pricing is based on a point system which makes customer bank charges more predictable and easier to understand.

To deliver even better marketing, servicing and productivity tools to bankers, Wachovia is investing $53 million in Next Generation Branch Automation (NGBA). It is the most significant technology investment in the branch system since the early 1980s when Wachovia introduced its first branch on-line information system. Three initial phases are involved.

The first phase, completed in December, was the rollout of new hardware and a software enhancement on a six-branch per night basis. The initial software release is helping bankers streamline deposit account openings with electronically stored forms.

Phase II focuses on loan processing, enabling 90 percent of consumer loans to be originated on line. This should shave 30 to 50 percent off the processing time required to make a loan. The system will help bankers make better lending decisions by evaluating and scoring many credit applications or by analyzing and summarizing debt ratios, disposable income and liquidity for complex loan requests. Loan processing documents will be maintained electronically, along with financial statements and credit procedures. The system is so effective at automating compliance with Wachovia's credit standards, customer sales representatives will open many credit services without referral to a banker, effectively increasing the sales force without adding staff. Deployment of this phase is expected to begin during the first half of 1996.

NGBA's phase III will provide a comprehensive sales automation system organized around relationship information and customer needs. Bankers will work with customer-friendly sales screens, multimedia sales presentations, "what-if" product comparisons and an automated tickler file to follow up on future customer needs. The sales staff will be alerted to cross-sell opportunities through prompts suggesting possible product

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

needs based on an automated review of a customer's profile. Release dates for various components of this phase are expected to begin in late 1996.

                         ALTERNATIVE CHANNELS EXPANDED
Nontraditional channels for financial services also are being expanded. Wachovia On-Call(SM), reached by calling 1-800-WACHOVIA, is promising to become an important one. The 24-hour, 7-days-a-week telephone sales and service center is staffed by about 300 experienced bankers. It opened in June 1994 and handled more than 4 million calls in 1995. On-Call complements the automated Wachovia Phone Access(R) system, which accommodated an additional 17 million calls during 1995.

As branch standardization was implemented in the three states, On-Call was helping to displace branch-based service delivery. However, the menu of products available through On-Call's telephone bankers is growing and includes loan origination and deposit account opening. Plans call for greater marketing of the telephone center in 1996 now that its functionality compares favorably with branch-based delivery. Wachovia On-Call's servicing proficiency also is giving branch-based bankers additional time to sell.

Another successful alternative delivery strategy is the workplace deployment of ATMs. Out of 712 ATMs at the end of 1995, Wachovia had installed 104 in workplace sites for 84 corporate clients. This has encouraged the movement of customer relationships to Wachovia. With growing and relevant functionality, ATM deployment will become even more aggressive.

Wachovia will participate with Visa in a stored-value card pilot program during the 1996 Summer Olympic Games in Atlanta. These cards can be used in place of cash at participating merchants and discarded when their value is depleted. Wachovia's long-term strategy for smart cards also includes the use of this technology with proprietary debit and credit cards to provide reloading capability for cards with a stored value feature.

Wachovia is an investor in Security First Network Bank, which made history on October 18 by becoming the first bank to open on the Internet. Customers can balance checkbooks, get account information, view images of canceled checks and pay bills by computer. Through this investment, Wachovia can learn more about security issues regarding banking on the Internet and gauge customer acceptance of on-line banking. Wachovia employees also are helping to pilot a home banking product. Testing with a limited group of customers will occur before offering the service more widely.

                         COMPREHENSIVE PRODUCT ARSENAL
In the corporate market, Wachovia also has been aggressive in building sales through its relationship-based strategy. Corporate Services' arsenal of products, deployed by 1,450 Wachovians, is comprehensive and growing. For example, a major corporate banking capability is the integration of information delivery products so customers can receive extensive on-line information from Wachovia through a single electronic channel called Wachovia Connection(SM).

This Microsoft Windows(TM)-based system is being strengthened to give access to document images and traditional cash management products on the same platform. Combined with improved electronic funds transfer capabilities, information and service delivery products will provide highly integrated, effective solutions accessed by large and small corporate customers through personal computers, phone, fax and e-mail.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In 1995, Wachovia introduced CD-ROM delivery of check images. This innovative product has been a major success with customers who find the Windows-based check archive service boosts efficiency and saves cost. On-line access to intramonth check images, as well as a number of other refinements, are expected during 1996 to make this attractive product more valuable to customers.

A new wholesale lockbox system will enhance Treasury Services' receivable processing capabilities. The new system incorporates image technology and a reengineered work flow to improve service offerings quality and reduce costs. Customer conversion is under way and should be completed in late 1996. For two consecutive years, a nationally recognized cash management research organization has given Wachovia its highest rating in all facets of wholesale lockbox processing and ranked the corporation's overall treasury services number one in quality among banks.

An expanded Capital Markets Division is offering a wide array of specialized corporate finance, international banking, financial institutions and foreign exchange services. During 1995, Wachovia bankers arranged structured leveraged lease transactions for municipalities as part of a growing leasing program. Wachovia is the leading bank distributor of small-issue variable rate demand bonds and has the largest foreign exchange trading room in the Southeast.

To further bolster marketing and sales efforts and provide management with comprehensive and precise performance information, Wachovia is redirecting technology investments into three other critical initiatives. They are the $30 million Consolidated Customer Information File (CCIF), a $20 million new trust system and the $15 million Performance Measurement System.

                              ROBUST CUSTOMER FILE
Wachovia regularly has been improving a customer information file it introduced in the 1970s. Looking forward, it was evident that to gain full marketing and sales value a much different structure and a more robust engine was needed to help analyze and understand market segments. The assessment led to the development of the Consolidated Customer Information File.

Good progress has been made in the design of massive relational data bases, high speed search approaches and data base content capability. This new system will provide critical information for market segmentation analysis and will be updated and available continuously for bankers. Real time information will allow each contact with Wachovia to be tailored to each customer based on all the institutional knowledge available.

The prospects for this new capability are exciting. An important step toward developing CCIF and Next Generation Branch Automation was a "share of wallet" pilot project conducted in Cobb County, Georgia, a fast-growing market in north Atlanta. In this project, a manual review of customer wallet share information was correlated to likely product needs. Bankers then met with customers and through a relationship review process identified and sold appropriate services.

Of the customers contacted, 82 percent agreed to a relationship review with 54 percent purchasing additional services. Wallet share for this group increased from 10 to 40 percent. These results confirmed the attractive revenue opportunities available from existing customers through improved automation, more focused marketing and sales and better use of information. Wachovia plans to mine its expanded customer data warehouse to better anticipate consumer demand

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

for financial services and maximize its effectiveness with targeted segments.

The trust system project is designed to help Wachovia compete more effectively in wealth management as more Americans move into age groups which tend to save. Wachovia has been working with Financial Technologies, Inc., and a group of banks to develop a powerful system to better serve customers and prospects and the benefit plans offered by employers. Conversion is expected to begin in late 1996.

                      PERFORMANCE MEASUREMENT ENHANCEMENT
The corporate wide performance measurement system will provide enhanced customer, product and organization profitability information. This will assist business units and product managers in making effective decisions. Both financial and nonfinancial measures will be utilized to support new and changing strategies, delivery channels and customer trends.

In addition, investments are being made in Wachovia's credit card technology platform. Advanced fraud detection and a new payment processing system have been installed and conversion to new software for basic accounting and reporting functions is planned.

While Wachovia has an attractive business franchise, it will be alert for strategic acquisitions, alliances or combinations which broaden product capability, increase the scale of existing businesses, provide access to a larger base of customers and increase shareholder value. For example, in December, Wachovia announced strategic alliances involving its credit card and corporate trust operations.

Wachovia Bank Card Services and First Data Corporation's Card Establishment Services consummated a joint venture through which Wachovia will provide merchant processing services using First Data's advanced technology and greater product offerings. An alliance with Boston EquiServe Limited Partnership will give stock transfer customers access to strong operating systems, software and more service features. Wachovia will continue to maintain all contact with its trust clients and their shareholders.

Alliances also were formed with two highly regarded international banking institutions -- The Hongkong and Shanghai Banking Corporation and Bank Mendes Gans of Amsterdam -- increasing services worldwide for Wachovia's global trade customers.

At the same time, Wachovia will exit businesses which are not a strategic fit. In December, Wachovia announced the sale of its bond trustee business to The Bank of New York with the transaction to be completed in the 1996 second quarter. The $9 billion residential mortgage loan servicing portfolio was sold in April 1995 to GE Capital Mortgage Services with proceeds being invested in various corporate initiatives.

Mergers with other banks have been used by Wachovia in the past as an opportunity for growth. This option will continue to be carefully evaluated.

                            STRONG CAPITAL POSITION
The ability to grow is directly related to capital. Wachovia remains committed to the maintenance of a strong capital position which is one of the organization's greatest strengths. As Wachovia moves ahead with its corporate strategies and planned investments, the internal capital generation rate may exceed the needs of its business activities.

Wachovia has authorization to repurchase up to 5

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

million shares of its common stock not to exceed an investment of $200 million. As of January 31, 1996, slightly more than one million shares had been repurchased under this authorization. Repurchase activity is likely to increase depending on market conditions and other factors related to the corporation's capital management strategy. Wachovia is dedicated to managing and deploying capital in a prudent, competent manner designed to enhance shareholder value over time.

Banking companies face sobering issues and exciting prospects as the financial services industry continues to evolve. Wachovia is committed to embracing this period of change, making it work to its advantage and to remaining among the ranks of leading financial companies. Adjusting to the shifting realities of the marketplace is not new to Wachovia. Throughout its 116-year history of excellence, Wachovia has trod new ground while adhering to its fundamental values and high principles. The people of Wachovia approach the future with considerable optimism bolstered by a proud history, tactical flexibility, enviable financial strength, modern technology and strong leadership.


The 28-story Wachovia Center opened in October 1995. The building has approximately 535,000 square feet of office space and is located within a block from where Wachovia Bank was founded in 1879.


                     (PICTURE - WACHOVIA CENTER AT NIGHT)


--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY                                                                                                            TABLE 1

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         Five-Year
                                                                                                                          Compound
                                                     1995           1994        1993       1992        1991       1990   Growth Rate
                                                  ----------     ----------  ---------- ----------  ---------- ---------- ----------
 SUMMARY OF OPERATIONS
 (thousands, except per share data)
 Interest income -- taxable equivalent..........  $3,118,503     $2,462,454  $2,221,738 $2,301,325  $2,731,925 $2,856,318    1.8%
 Interest expense..............................    1,579,107      1,038,388     839,012    967,028   1,467,849  1,684,114   (1.3)
                                                  ----------     ----------  ---------- ----------  ---------- ----------

 Net interest income--taxable equivalent.......    1,539,396      1,424,066   1,382,726  1,334,297   1,264,076  1,172,204    5.6
 Taxable equivalent adjustment*................       98,773        100,160      98,901     79,247      94,910    107,674   (1.7)
                                                  ----------     ----------  ---------- ----------  ---------- ----------

 Net interest income...........................    1,440,623      1,323,906   1,283,825  1,255,050   1,169,166  1,064,530    6.2
 Provision for loan losses.....................      103,791         71,763      92,652    119,420     293,000    142,992   (6.2)
                                                  ----------     ----------  ---------- ----------  ---------- ----------

 Net interest income after provision
   for loan losses.............................    1,336,832      1,252,143   1,191,173  1,135,630     876,166    921,538    7.7

 Other operating revenue.......................      680,101        604,432     600,179    535,242     490,178    458,852    8.2
 Gain on sale of mortgage servicing portfolio..       79,025             --         --          --          --         --
 Gain on sale of subsidiary....................           --             --       8,030     19,486          --         --
 Investment securities gains (losses)..........      (23,494)         3,320      19,394      1,497      11,091      6,218
                                                  ----------     ----------  ---------- ----------  ---------- ----------
  Total other income...........................      735,632        607,752     627,603    556,225     501,269    465,070    9.6

 Personnel expense.............................      600,326        563,507     568,680    539,823     524,489    487,473    4.3
 Other expense.................................      603,270        534,906     562,556    555,829     572,028    464,811    5.4
                                                  ----------     ----------  ---------- ----------  ---------- ----------
  Total other expense..........................    1,203,596      1,098,413   1,131,236  1,095,652   1,096,517    952,284    4.8

 Income before income taxes....................      868,868        761,482     687,540    596,203     280,918    434,324   14.9
 Applicable income taxes**.....................      266,325        222,424     195,445    162,978      51,378     88,647   24.6
                                                  ----------     ----------  ---------- ----------  ---------- ----------

 Net income....................................   $  602,543     $  539,058  $  492,095 $  433,225  $  229,540 $  345,677   11.8
                                                  ==========     ==========  ========== ==========  ========== ==========

 Net income per common share:
   Primary.....................................   $     3.50     $     3.13  $     2.83 $     2.51  $     1.34 $     2.05   11.3
   Fully diluted...............................   $     3.49     $     3.12  $     2.81 $     2.48  $     1.32 $     2.02   11.6

 Cash dividends paid per common share..........   $     1.38     $     1.23  $     1.11 $     1.00  $      .92 $      .82   11.0
 Cash dividends paid on common stock...........   $  235,495     $  210,503  $  191,488 $  170,756  $  146,404 $  130,797   12.5
 Cash dividend payout ratio....................         39.1%          39.1%       38.9%      39.4%       63.8%      37.8%

 Average primary shares outstanding............      172,089        172,339     173,941    172,641     171,481    168,888     .4
 Average fully diluted shares outstanding......      172,957        172,951     175,198    175,512     175,218    172,722

 SELECTED AVERAGE BALANCES (millions)

 Total assets..................................   $   41,473     $   37,029  $   33,629 $   31,832  $   32,045 $   30,469    6.4
 Loans--net of unearned income.................       27,505         24,213      21,546     20,032      20,589     20,080    6.5
 Investment securities.........................        8,340          7,683       7,039      6,201       5,783      4,879   11.3
 Other interest-earning assets.................        1,152            898       1,195      1,864       1,988      1,823   (8.8)
 Total interest-earning assets.................       36,997         32,794      29,780     28,097      28,360     26,782    6.7
 Interest-bearing deposits.....................       18,960         16,931      17,019     17,884      17,924     16,583    2.7
 Short-term borrowed funds.....................        7,798          6,230       5,403      4,961       6,080      6,231    4.6
 Long-term debt................................        4,902          4,350       2,073        449         178        177   94.3
 Total interest-bearing liabilities............       31,660         27,511      24,495     23,294      24,182     22,991    6.6
 Noninterest-bearing deposits..................        5,302          5,384       5,354      4,947       4,595      4,620    2.8
 Total deposits................................       24,262         22,315      22,373     22,831      22,519     21,203    2.7
 Shareholders' equity..........................        3,410          3,096       2,872      2,596       2,462      2,237    8.8

 RATIOS (averages)

 Net loan losses to loans......................          .37%           .29%        .31%       .48%        .99%       .47%
 Net yield on interest-earning assets..........         4.16           4.34        4.64       4.75        4.46       4.38
 Shareholders' equity to:
   Total assets................................         8.22           8.36        8.54       8.16        7.68       7.34
   Net loans...................................        12.58          13.01       13.58      13.21       12.13      11.28
 Return on assets..............................         1.45           1.46        1.46       1.36         .72       1.13
 Return on shareholders' equity................        17.67          17.41       17.13      16.69        9.33      15.45

 *Taxable equivalent adjustments reflect federal income tax rates of 35% in 1995, 1994 and 1993 and 34% in 1992, 1991 and 1990
**Income taxes applicable to securities transactions were ($8,576), $1,328, $7,472, $470, $3,997 and $2,379, respectively

------------------------------------------------------------------------------------------------------------------------------------

Results of Operations

1995 vs. 1994

Overview

                           The economy grew at a modest pace in 1995, with
                     inflationary pressures remaining low while consumer spending softened, particularly in the final quarter of the year. Short-term interest rates were reduced twice by Federal Reserve actions in response to the low inflationary environment and slower economic growth. Unemployment for the nation, based on preliminary data, fell to 5.6 percent from 6.1 percent in 1994. Within Wachovia Corporation's primary operating states of Georgia, North Carolina and South Carolina, economic activity continued to remain relatively strong. Based on preliminary data, unemployment rates for the year were 4.8 percent in Georgia, 4.4 percent in North Carolina and 5.1 percent in South Carolina.
                           Wachovia Corporation's consolidated net income for
                     1995 totaled $602.543 million or $3.49 per fully diluted share compared with $539.058 million or $3.12 per fully diluted share in 1994. Good growth in net interest income, along with solid gains in other operating revenue, accounted for the earnings increase which was tempered by a higher credit loss provision and a rise in noninterest expense. Net income represented returns of 17.67 percent on shareholders' equity and 1.45 percent on assets compared with 17.41 percent and 1.46 percent, respectively, in 1994. The equity and assets used in calculating these ratios include unrealized gains or losses, net of taxes, on securities available-for-sale.
                           Expanded discussion of operating results and the
                     corporation's financial condition are presented in the following narrative, tables and charts. Interest income is stated on a taxable equivalent basis which is adjusted for the tax-favored status of earnings from certain loans and investments. References to changes in assets and liabilities represent daily average balances unless otherwise noted. The narrative should be read in conjunction with the Consolidated Financial Statements and Notes on pages 44 through 63. Expanded six-year financial data appears on pages 64 through 71.

                     NET INCOME PER SHARE         NET INCOME
                     (FULLY DILUTED)              (MILLIONS)
                     1990           $2.02         1990           $345.7
                     1991           $1.32         1991           $229.5
                     1992           $2.48         1992           $433.2
                     1993           $2.81         1993           $492.1
                     1994           $3.12         1994           $539.1
                     1995           $3.49         1995           $602.5

Net Interest Income

                           Taxable equivalent net interest income, the primary
                     source of the corporation's earnings, rose $115.330 million or 8.1 percent in 1995 compared with a $41.340 million or 3 percent increase in 1994. Strong growth in interest-earning assets, primarily loans, and a higher average rate earned accounted for the earnings gain which was moderated principally by an increase in the average rate paid on interest-bearing liabilities. The average rate earned on loans, while up in 1995, remained constrained by competitive pricing pressures, particularly in the latter half of the year.
                           The net yield on interest-earning assets (taxable
                     equivalent net interest income as a percentage of average interest-earning assets) declined 18 basis points to 4.16 percent, principally reflecting pricing pressure on loan yields as the year progressed, as well as a higher average rate paid on funds. The corporation anticipates pricing pressure on loans to continue in 1996.


                    NET INTEREST INCOME*
                    (MILLIONS)
                                   Interest      Interest     Net interest
                                   income*       expense      income*
                                   -------       -------      ------------
                    1990           $2856.3       $1684.1      $1172
                    1991           $2731.9       $1467.8      $1264
                    1992           $2301.3       $ 967.0      $1334
                    1993           $2221.7       $ 839.0      $1383
                    1994           $2462.5       $1038.4      $1424
                    1995           $3118.5       $1579.1      $1539

------------------------------------------------------------------------------------------------------------------------------------

COMPONENTS OF EARNINGS PER PRIMARY SHARE                                                                                     TABLE 2

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Change      Change
                                                                          1995       1994      1993     1995/1994   1994/1993
                                                                        -------     ------    ------    ---------   ---------
Interest income - taxable equivalent ......................              $18.12     $14.29    $12.77      $3.83       $1.52
Interest expense ..........................................                9.18       6.03      4.82       3.15        1.21
                                                                         ------     ------    ------      -----       -----
Net interest income - taxable equivalent ..................                8.94       8.26      7.95        .68         .31
Taxable equivalent adjustment .............................                 .57        .58       .57       (.01)        .01
                                                                         ------     ------    ------      -----       -----
Net interest income .......................................                8.37       7.68      7.38        .69         .30
Provision for loan losses .................................                 .60        .42       .53        .18        (.11)
                                                                         ------     ------    ------      -----       -----
Net interest income after provision for loan losses .......                7.77       7.26      6.85        .51         .41

Other operating revenue ...................................                3.95       3.51      3.45        .44         .06
Gain on sale of mortgage servicing portfolio ..............                 .46         --        --        .46          --
Gain on sale of subsidiary ................................                  --         --       .05         --        (.05)
Investment securities gains (losses) ......................                (.14)       .02       .11       (.16)       (.09)
                                                                         ------     ------    ------      -----       -----
Total other income ........................................                4.27       3.53      3.61        .74        (.08)

Personnel expense .........................................                3.49       3.27      3.27        .22          --
Other expense .............................................                3.50       3.10      3.24        .40        (.14)
                                                                         ------     ------    ------      -----       -----

Total other expense .......................................                6.99       6.37      6.51        .62        (.14)

Income before income taxes ................................                5.05       4.42      3.95        .63         .47
Applicable income taxes ...................................                1.55       1.29      1.12        .26         .17
                                                                         ------     ------    ------      -----       -----
Net income ................................................              $ 3.50     $ 3.13    $ 2.83      $ .37         .30
                                                                         ======     ======    ======      =====       =====
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS*                                                                          TABLE 3

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Variance
   Average Volume     Average Rate                                               Interest                        Attributable to
--------------------  ------------                                           ------------------                 -----------------
 1995         1994    1995    1994                                            1995        1994      Variance     Rate     Volume
------       ------   ----    ----                                           -------     ------    -----------  -------  ---------
    (Millions)                                                                                     (Thousands)
                                        INTEREST INCOME
                                        Loans:
 $ 9,154     $ 7,367   7.44      6.03     Commercial...................... $  681,206  $  444,395    $236,811  $116,186  $120,625
   1,968       1,966   9.81      8.99     Tax-exempt......................    193,080     176,701      16,379    16,182       197
 -------     -------                                                       ----------  ----------    --------
  11,122       9,333   7.86      6.66         Total commercial............    874,286     621,096     253,190   123,025   130,165
     734         735   9.23      8.30     Direct retail...................     67,803      61,054       6,749     6,834       (85)
   2,444       2,450   8.22      7.77     Indirect retail.................    200,818     190,444      10,374    10,831      (457)
   3,952       3,529  12.35     11.05     Credit card.....................    488,158     389,763      98,395    48,869    49,526
     344         334  12.61     11.55     Other revolving credit..........     43,390      38,556       4,834     3,614     1,220
 -------     -------                                                       ----------  ----------    --------
   7,474       7,048  10.71      9.65        Total retail.................    800,169     679,817     120,352    77,598    42,754
     640         496   9.82      9.26     Construction....................     62,823      45,988      16,835     2,873    13,962
   3,676       3,356   8.62      7.72     Commercial mortgages............    316,956     259,077      57,879    31,877    26,002
   4,018       3,699   8.36      7.78     Residential mortgages...........    335,907     287,922      47,985    22,123    25,862
 -------     -------                                                       ----------  ----------    --------
   8,334       7,551   8.59      7.85         Total real estate...........    715,686     592,987     122,699    58,177    64,522
     271         173   8.73      7.83     Lease financing.................     23,598      13,563      10,035     1,699     8,336
     304         108   7.43      5.70     Foreign.........................     22,610       6,162      16,448     2,348    14,100
 -------     -------                                                       ----------  ----------    --------
  27,505      24,213   8.86      7.90         Total loans.................  2,436,349   1,913,625     522,724   245,875   276,849
                                        Investment securities:
                                          Held-to-maturity:
   2,275       2,290   6.79      6.61       U.S. Government and agency....    154,571     151,355       3,216     4,165      (949)
   1,446       1,069   8.01      7.72       Mortgage backed securities....    115,889      82,584      33,305     3,210    30,095
     424         599  11.84     12.53       State and municipal...........     50,192      75,069     (24,877)   (3,907)  (20,970)
      15          12   5.77      5.04       Other.........................        832         618         214        97       117
 -------     -------                                                       ----------  ----------    --------
                                             Total securities
   4,160       3,970   7.73      7.80          held-to-maturity...........    321,484     309,626      11,858    (2,794)   14,652
                                        Available-for-sale:**
   3,078       2,504   6.88      5.51     U.S. Government and agency......    211,766     137,984      73,782    38,385    35,397
     901         942   6.61      4.58     Mortgage backed securities......     59,570      43,193      16,377    18,334    (1,957)
     201         267   6.29      5.02     Other...........................     12,653      13,399        (746)    2,967    (3,713)
 -------     -------                                                       ----------  ----------    --------
                                           Total securities
   4,180       3,713   6.79      5.24        available-for-sale...........    283,989     194,576      89,413    62,782    26,631
 -------     -------                                                       ----------  ----------    --------
   8,340       7,683   7.26      6.56      Total investment securities....    605,473     504,202     101,271    56,165    45,106
     115          13   7.93      4.58   Interest-bearing bank balances....      9,121         597       8,524       731     7,793
                                        Federal funds sold and
                                          securities purchased under
     122         196   5.93      3.91     resale agreements...............      7,234       7,682        (448)    3,111    (3,559)
     915         689   6.59      5.28   Trading account assets............     60,326      36,348      23,978    10,336    13,642
 -------     -------                                                       ----------  ----------    --------
 $36,997     $32,794   8.43      7.51       Total interest-earning assets.  3,118,503   2,462,454     656,049   320,749   335,300
 =======     =======
                                        INTEREST EXPENSE
 $ 3,264     $ 3,384   1.81      1.63   Interest-bearing demand...........     59,016      55,088       3,928     5,935    (2,007)
   6,540       6,122   3.67      2.69   Savings and money market savings..    240,329     164,461      75,868    64,004    11,864
   6,492       5,336   5.70      4.26   Savings certificates..............    370,289     227,060     143,229    87,505    55,724
   1,915       1,573   5.85      4.47   Large denomination certificates...    111,944      70,305      41,639    24,397    17,242
 -------     -------                                                       ----------  ----------    --------
                                              Total time deposits in
  18,211      16,415   4.29      3.15           domestic offices..........    781,578     516,914     264,664   203,351    61,313
     749         516   5.59      4.32   Time deposits in foreign offices..     41,876      22,318      19,558     7,678    11,880
 -------     -------                                                       ----------  ----------    --------
  18,960      16,931   4.34      3.18        Total time deposits..........    823,454     539,232     284,222   213,762    70,460
                                        Federal funds purchased and
                                             securities sold under
   5,264       5,050   6.02      4.44        repurchase agreements........    316,759     224,089      92,670    82,866     9,804
     505         505   5.51      3.94   Commercial paper..................     27,807      19,880       7,927     7,945       (18)
   2,029         675   6.03      4.24   Other short-term borrowed funds...    122,441      28,603      93,838    16,334    77,504
 -------     -------                                                       ----------  ----------    --------
                                              Total short-term
   7,798       6,230   5.99      4.37         borrowed funds..............    467,007     272,572     194,435   115,633    78,802
   3,864       3,523   5.67      4.88   Bank notes........................    219,035     171,968      47,067    29,421    17,646
   1,038         827   6.70      6.60   Other long-term debt..............     69,611      54,616      14,995       851    14,144
 -------     -------                                                       ----------  ----------    --------

   4,902       4,350   5.89      5.21         Total long-term debt........    288,646     226,584      62,062    31,458    30,604
 -------     -------                                                       ----------  ----------    --------
                                              Total interest-bearing
 $31,660     $27,511   4.99      3.77           liabilities...............  1,579,107   1,038,388     540,719   368,072   172,647
 =======     =======  -----     -----                                      ----------  ----------    --------
                       3.44      3.74   Interest rate spread
                      =====     =====
                                        Net yield on interest-earning
                       4.16      4.34    assets and net interest income... $1,539,396  $1,424,066    $115,330   (61,395)  176,725
                      =====     =====                                      ==========  ==========    ========
------------------------------------------------------------------------------------------------------------------------------------
 *Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense
**Volume amounts are reported at amortized cost; excludes pretax unrealized gains (losses) of $34 million in 1995 and $(12) million in 1994

Interest Income

                    Taxable equivalent interest income increased $656.049
               million or 26.6 percent, fueled by strong gains in interest-earning assets, as well as by a higher average rate earned. Average interest-earning assets were up $4.203 billion or 12.8 percent, led principally by loans, while the average yield rose 92 basis points. In 1994, average interest-earning assets increased $3.014 billion or 10.1 percent with the average rate earned higher by 5 basis points.
                    Loan growth accelerated in 1995, rising $3.292 billion or
               13.6 percent compared with a gain of $2.667 billion or 12.4 percent in 1994. Loans were up in both the commercial and retail portfolios with commercial activity continuing to account for the majority of the increase. Offsetting loan growth for the year in the retail sector was the securitization of $500 million in credit card receivables in the fourth quarter.
                    Commercial loans, including related real estate categories, grew $2.547 billion or 18.9 percent. Gains were led by regular commercial loans, associated largely with capital spending and inventory building, and by commercial mortgages, with increases of $1.787 billion or 24.3 percent and $320 million or 9.5 percent, respectively. Good gains also occurred in foreign loans, reflecting short-term trade financing in Latin America, in construction loans for apartments, shopping centers and office buildings primarily in Georgia, North Carolina and South Carolina, and in lease financing, reflecting some structured leverage lease transactions for municipalities.
                    Based on regulatory definitions, commercial real estate
               loans totaled $4.601 billion at December 31, 1995, representing
               15.7 percent of the corporation's loan portfolio. Regulatory definitions for commercial real estate include loans which have real estate as the collateral but not the primary consideration in a credit risk evaluation. Commercial mortgages were $3.855 billion or 13.2 percent of total loans, and construction loans were $746 million or 2.5 percent. Comparable amounts a year earlier were $4.037 billion in commercial real estate loans, representing 15.6 percent of the loan portfolio, with $3.484 billion in commercial mortgages and $553 million in construction loans, representing 13.5 percent and 2.1 percent, respectively, of total loans at year-end 1994. The corporation also had cross-border commitments, consisting primarily of loans, of $406 million or .9 percent of total assets at December 31, 1995 versus $275 million or .7 percent a year earlier. Included in the corporation's cross-border commitments were loans and commitments to foreign financial institutions and corporations. There were no loans and commitments to foreign governments at year-end 1995 or 1994.
                    Retail loans, including residential mortgages, expanded
               $745 million or 6.9 percent from 1994 with credit card loans and residential mortgages accounting for substantially all the increase. Credit card loans were up $423 million or 12 percent. Good growth occurred particularly in Wachovia's no annual fee credit cards following a national solicitation in the fourth quarter. Residential mortgages were higher by $319 million or
               8.6 percent, largely reflecting increased demand in variable rate financing. Indirect retail loans,


-------------------------------------------------------------------------------------------------------------------

SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY                                                           TABLE 4
December 31, 1995 (thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                        One Year         One to            Over
                                                          Total          or Less       Five Years        Five Years
                                                       -----------    -------------   ------------      -----------
Commercial, financial and other.....................   $ 9,753,450     $ 8,875,502     $  591,457        $  286,491
Industrial revenue and other tax-exempt financing...     2,238,538       1,224,550        352,346           661,642
Construction and land development...................       745,776         490,249        255,527                --
Commercial mortgages................................     3,855,095       2,068,327        843,863           942,905
                                                       -----------     -----------     ----------        ----------
   Loans to domestic borrowers......................    16,592,859      12,658,628      2,043,193         1,891,038
 Loans to foreign borrowers.........................       390,112         250,654        139,458                --
                                                       -----------     -----------     ----------        ----------
   Selected loans, net..............................   $16,982,971     $12,909,282     $2,182,651        $1,891,038
                                                       ===========     ===========     ==========        ==========

Interest sensitivity:
  Loans with predetermined interest rates...........   $ 7,926,688     $ 4,573,793     $1,794,872        $1,558,023
  Loans with floating interest rates................     9,056,283       8,335,489        387,779           333,015
                                                       -----------     -----------     ----------        ----------
   Total............................................   $16,982,971     $12,909,282     $2,182,651        $1,891,038
                                                       ===========     ===========     ==========        ==========
-------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

INVESTMENT SECURITIES                                                                                           TABLE 5
December 31 (thousands)
-----------------------------------------------------------------------------------------------------------------------
                                                                        1995
                                   ------------------------------------------------------------------------------------
                                                                                                              Taxable
                                   Amortized       Unrealized       Unrealized        Fair       Average     Equivalent
                                     Cost             Gain             Loss          Value       Maturity      Yield*
                                   ---------       ----------       ----------     ----------    ---------   ----------
                                                                                                (Yrs./Mos.)
 HELD-TO-MATURITY

 U.S. Treasury and other
   U.S. Government agencies:
      Within one year...........   $      --       $       --       $       --     $       --                        --
      One to five years.........          --               --               --             --                        --
      Five to ten years.........          --               --               --             --                        --
      Over ten years............          --               --               --             --                        --
                                  ----------         --------           ------     ----------                        --
        Total...................          --               --               --             --                        --

 State and municipal:
       Within one year..........      54,702              652               11         55,343                     11.95%
       One to five years........      99,231            6,578               14        105,795                     11.90
       Five to ten years........     103,983           16,487               21        120,449                     12.60
       Over ten years...........      63,129            9,878              166         72,841                     12.17
                                  ----------         --------           ------     ----------
         Total..................     321,045           33,595              212        354,428        5/10         12.18

 Mortgage backed:
     Within one year............          --               --               --             --
     One to five years..........          --               --               --             --
     Five to ten years..........     192,917            4,896              471        197,342                      6.94
     Over ten years.............   1,105,018           63,995               61      1,168,952                      8.43
                                  ----------         --------           ------     ----------                      8.21
       Total....................   1,297,935           68,891              532      1,366,294       19/4

 Other interest-earning
   investments:
      Within one year...........          --               --               --             --
      One to five years.........         250               --               --            250                      9.01
      Five to ten years.........         250               --               --            250                      8.50
      Over ten years............          --               --               --             --
                                  ----------         --------           ------     ----------
        Total...................         500               --               --            500        4/0           8.76
                                  ----------         --------           ------     ----------
     Total held-to-maturity.....   1,619,480          102,486              744      1,721,222       16/7           9.03

 AVAILABLE-FOR-SALE

 U.S. Treasury and other
   U.S. Government agencies:
     Within one year............     571,027            5,396               31        576,392                      7.50
     One to five years..........   4,999,499          135,918            6,202      5,129,215                      6.97
     Five to ten years..........         251               15               --            266                      7.43
     Over ten years.............      16,188            7,084               --         23,272                     13.09
                                  ----------         --------           ------     ----------
       Total....................   5,586,965          148,413            6,233      5,729,145        2/0           7.05

 Mortgage backed:
     Within one year............      12,526               49                1         12,574                      7.27
     One to five years..........     121,869              956              105        122,720                      6.85
     Five to ten years..........     244,326            5,645               --        249,971                      7.73
     Over ten years.............   1,093,040           28,429              345      1,121,124                      7.21
                                  ----------         --------           ------     ----------
       Total....................   1,471,761           35,079              451      1,506,389       17/6           7.26

 Other interest-earning
   investments:
      Within one year...........          10               --               --             10                      8.18
      One to five years.........      25,525               40               --         25,565                      2.79
      Five to ten years.........         248                8               --            256                      8.12
      Over ten years............      73,200               --               --         73,200                      5.82
                                  ----------         --------           ------     ----------
        Total...................      98,983               48               --         99,031       10/3           5.04
                                  ----------         --------           ------     ----------
 Total available-for-sale
   interest-earning
   investments..................   7,157,709          183,540            6,684      7,334,565        5/6           7.06

Federal Reserve Bank
  stock and other
  investments...................      62,004           13,365              109         75,260
                                  ----------         --------           ------     ----------
       Total available-for-sale.   7,219,713          196,905            6,793      7,409,825
                                  ----------         --------           ------     ----------
       Total portfolio..........  $8,839,193         $299,391            7,537     $9,131,047
                                  ==========         ========           ======     ==========


                                                     1994                               1993
                                         ----------------------------        --------------------------
                                          Amortized          Fair            Amortized         Fair
                                            Cost             Value              Cost           Value
                                         -----------       ----------        ----------      ----------
 HELD-TO-MATURITY

 U.S. Treasury and other
   U.S. Government agencies:
      Within one year...........         $     3,486       $    3,481        $  611,434      $  620,018
      One to five years.........           2,387,449        2,296,620         3,828,687       3,925,789
      Five to ten years.........              84,469           88,910           116,665         137,324
      Over ten years............              16,072           20,165            15,950          23,340
                                          ----------       ----------        ----------      ----------
        Total...................           2,491,476        2,409,176         4,572,736       4,706,471

 State and municipal:
       Within one year..........             190,528          193,693            75,501          77,254
       One to five years........             155,436          161,733           309,939         337,197
       Five to ten years........             123,316          133,342           151,253         172,827
       Over ten years...........              85,085           90,396           118,464         140,456
         Total..................          ----------       ----------        ----------      ----------
                                             554,365          579,164           655,157         727,734
 Mortgage backed:
     Within one year............               1,709            1,689            44,500          44,510
     One to five years..........             158,964          153,913           539,315         546,467
     Five to ten years..........             212,624          201,934           559,029         560,130
     Over ten years.............             751,253          754,798         1,165,890       1,217,385
                                          ----------       ----------        ----------      ----------
       Total....................           1,124,550        1,112,334         2,308,734       2,368,492

 Other interest-earning
   investments:
      Within one year...........                  --               --            34,426          34,420
      One to five years.........              13,721           13,484            85,713          85,779
      Five to ten years.........                 498              486            11,980          11,987
      Over ten years............                  --               --           101,192         101,261
                                          ----------       ----------        ----------      ----------
        Total...................              14,219           13,970           233,311         233,447
                                          ----------       ----------        ----------      ----------
     Total held-to-maturity.....           4,184,610        4,114,644         7,769,938       8,036,144

 AVAILABLE-FOR-SALE

 U.S. Treasury and other
   U.S. Government agencies:
     Within one year............             861,302          853,695
     One to five years..........           1,652,408        1,607,213
     Five to ten years..........                  --               --
     Over ten years.............                  --               --
                                          ----------       ----------
       Total....................           2,513,710        2,460,908

 Mortgage backed:
     Within one year............                  --               --
     One to five years..........             228,181          223,207
     Five to ten years..........             264,416          259,869
     Over ten years.............             339,770          332,971
                                          ----------       ----------
       Total....................             832,367          816,047

 Other interest-earning
   investments:
      Within one year...........               6,770            6,810
      One to five years.........              64,826           64,837
      Five to ten years.........                 495              515
      Over ten years............              91,900           91,913
                                          ----------       ----------
        Total...................             163,991          164,075
                                          ----------       ----------
 Total available-for-sale
   interest-earning
   investments..................
                                           3,510,068        3,441,030
Federal Reserve Bank
  stock and other
  investments...................              90,026           97,217           108,718         120,546
                                          ----------       ----------        ----------      ----------
       Total available-for-sale.           3,600,094        3,538,247
                                          ----------       ----------
       Total portfolio..........          $7,784,704       $7,652,891        $7,878,656      $8,156,690
                                          ==========       ==========        ==========      ==========
-------------------------------------------------------------------------------------------------------
*Yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable

               which consists primarily of automobile sales financing, remained largely unchanged for the year, although moderate gains occurred in the latter half of 1995.
                    In the fourth quarter, the corporation securitized $500
               million in credit card receivables. The action was taken to further diversify funding sources and as part of overall balance sheet management for the corporation. Securitization involves the transfer of a pool of assets from the balance sheet to a master trust which then issues and sells to investors certificates representing a pro rata interest in the underlying assets. Interest income is reduced by the removal of the securitized receivables from the balance sheet, while interest expense associated with their funding also is lowered. The provision for loan losses no longer includes amounts associated with potential charge-offs for the securitized loans, while noninterest income is increased in the form of servicing fees and other excess revenue associated with the securitized assets. See Note D to the Consolidated Financial Statements for additional information.
                    At December 31, 1995, the corporation's managed credit card receivables totaled $4.543 billion, including $625 million in net securitized loans. Approximately 91 percent of the portfolio was variable rate. At year-end 1994, managed credit card outstandings were $4.094 billion, which included $125 million in net securitized loans, with approximately 90 percent of the portfolio variable rate. Managed credit card receivables averaged $4.168 billion for the year versus $3.549 billion in 1994.
                    Investment securities, the second largest category of
               interest-earning assets, increased $657 million or 8.5 percent. In the second quarter, the corporation sold $1.950 billion of securities available-for-sale at a loss, reinvesting the proceeds in higher-yielding investments to enhance the overall yield of the portfolio. Also in the fourth quarter, securities held-to-maturity with a book value of $2.720 billion and a market value of $2.774 billion were reclassified as securities available-for-sale following issuance by the Financial Accounting Standards Board of "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Under the implementation guide, business entities were allowed a one-time opportunity to reclassify investment securities effective for year-end 1995 financial statements. The corporation took the reclassification action primarily to provide additional flexibility in managing the investment securities portfolio.
                    At December 31, 1995, securities available-for-sale totaled
               $7.410 billion and securities held-to-maturity were $1.619 billion. Average securities available-for-sale marked to fair market value had an unrealized gain of $34.248 million, pretax, and $21.021 million, net of tax, from changes in market value. The unrealized gain is reported, net of tax, as part of shareholders' equity. The investment grade of the corporation's municipal portfolio remained good with 94.7 percent of the portfolio rated A or better by Moody's at year-end 1995 compared with 96.6 percent at the close of 1994.

Interest Expense

                    Interest expense for the year was higher by $540.719
               million or 52.1 percent, principally reflecting the impact of a 122 basis point rise in the average cost of funds. Higher levels of interest-bearing liabilities, up $4.149 billion or 15.1 percent, also contributed to the expense increase. Growth in interest-bearing liabilities occurred primarily in interest-bearing time deposits and in short-term bank notes, which are classified as part of other short-term borrowings. Largely reflecting this growth, funding from additional short-term sources and from long-term debt rose more moderately in 1995.
                    Interest-bearing time deposits expanded $2.029 billion or
               12 percent. Savings certificates led the increase, rising $1.156 billion or 21.7 percent. Good growth, particularly in the latter half of the year, also occurred in savings and money market savings, in foreign time deposits and in large denomination certificates, which partially reflected more attractive pricing due to a reduction in associated deposit insurance premiums.
               The increase in savings certificates and in savings and money market savings reflected both the success of a sale in March of 10-month and three-year certificates of deposit and of growth in Wachovia's Premier money market account. The one-day certificate sale, offered at limited branches in the corporation's primary markets, attracted over $1 billion in deposits, with approximately 86 percent representing new money. About 28,000 new account relationships were generated from the approximately 77,000 accounts participating in the sale.
                    Short-term borrowings for the year increased $1.568 billion or 25.1 percent with other short-term borrowings, principally short-term bank notes, accounting for most of the growth. Federal funds purchased and securities sold under repurchase agreements expanded modestly, while commercial paper borrowings were unchanged. Short-term bank notes are part of Wachovia Bank of North Carolina's ongoing bank note program. Under the program, which was revised in the fourth quarter of 1995, the bank can issue and have outstanding an aggregate principal amount of up to $6 billion of notes with maturities of 270 days or less and can issue an aggregate principal amount of up to $10 billion of notes with maturities longer than 270 days. Note terms may range from 30 days to 15 years. Bank notes with original maturities of one year or less are included in other short-term borrowings and were issued beginning in the fourth quarter of 1994. Notes with maturities greater than one year are medium-term bank notes, classified as part of long-term debt. At December 31, 1995, short-term bank notes outstanding totaled $1.413 billion with an average cost of 5.86 percent and an average maturity of 1.04 months. This compared with outstandings of $456 million with an average cost of 6.13 percent and an average maturity of 4.15 months at fourth quarter-close 1994.
                    Long-term debt rose $552 million or 12.7 percent.
               Medium-term bank notes were higher by $341 million or 9.7 percent, while other long-term debt increased $211 million or
               25.5 percent. Medium-term bank notes totaled $4.088 billion at December 31, 1995 with an average cost of 5.77 percent and an average maturity of 1.23 years versus $3.953 billion in outstandings with an average cost of 5.31 percent and an average maturity of 1.73 years at year-end 1994. Other long-term debt includes the issuance in the fourth quarter of $250 million in 30-year subordinated debentures. The notes have a 10-year put option and were priced at par to yield 6.605 percent or 47.5 basis points above comparable 10-year Treasuries.
                    Gross deposits averaged $24.262 billion versus $22.315
               billion in 1994, an increase of $1.947 billion or 8.7 percent. Collected deposits, net of float, averaged $22.498 billion, up $1.807 billion or 8.7 percent from $20.691 billion in the year earlier.

Asset and Liability Management, Interest Rate Sensitivity and Liquidity
Management

                    The goal of asset and liability management is to maintain
               high quality and consistent growth of net interest income with acceptable levels of risk to changes in interest rates. The corporation seeks to meet this goal by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing discretionary balance sheet asset and liability portfolios and by utilizing off-balance sheet financial instruments.
                    Interest rate risk management is carried out by Funds
               Management which operates under policies established by the Finance Committee of the corporation's board of directors and the guidance of the Management Finance Committee. Rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity is reviewed quarterly by the Board Finance Committee. Interim oversight of the asset and liability function is provided through regular bimonthly meetings of Funds Management managers and the Chief Financial Officer. Funds Management personnel carry out day-to-day activity within approved risk management guidelines and strategies.
                    The corporation uses a number of tools to measure interest rate risk, including monitoring the difference or gap between rate sensitive assets and liabilities over various time periods, monitoring the change in present value of the asset and liability portfolios under various rate scenarios and simulating net interest income under the same rate scenarios. The rate sensitivity gap table on page 22 sets forth the volume of interest-earning assets and interest-bearing liabilities outstanding as of year-ends 1995 and 1994, which mature or are projected to reprice in each of the future time periods shown. The projected asset repricing volumes include management assumptions of prepayments of mortgage related assets and automobile financing. Also, the projected interest checking and savings repricing volumes are based on management's assumptions of the expected rate sensitivity of these accounts in relationship to the prime rate. The sensitivity assumptions for these two deposit accounts were reduced somewhat in 1995 compared with 1994. Inclusion of the impact of these management assumptions in the gap analysis table presents a more accurate view of the corporation's rate risk position. The section on nonsensitive and maturities beyond one year includes bank credit card loans of $447 million in 1995 and $404 million in 1994, savings balances of $850 million in 1995 and $676 million in 1994 and interest-bearing checking balances of $2.399 billion in 1995 and $2.115 billion in 1994.

Interest Rate Sensitivity Gap Analysis
--------------------------------------
                                                                                     Interest Sensitive Period
                                                                         -----------------------------------------------------------
$in millions                                                                                         Total     Over One
                                                                         0 to 3    4 to 6   7 to 12  Within    Year and
December 31, 1995                                                        Months    Months   Months  One Year Nonsensitive    Total
-----------------                                                        -------   ------   ------  -------- ------------   --------
Loans and net leases, net of unearned income .......................     $18,226  $ 1,162  $ 1,492   $20,880    $ 8,381      $29,261
Investment securities...............................................         416      316      681     1,413      7,617        9,030
Interest-bearing bank balances......................................           -        -      446       446          5          451
Federal funds sold and securities purchased under resale agreements.         144        -        -       144          -          144
Trading account assets..............................................       1,115        -        -     1,115          -        1,115
                                                                         -------  -------  -------   -------    -------      -------
      Total earning assets..........................................      19,901    1,478    2,619    23,998     16,003       40,001

Interest-bearing demand.............................................         625      150      300     1,075      2,399        3,474
Savings and money market savings....................................       5,504      212      425     6,141        850        6,991
Savings certificates................................................       2,053    1,308    1,088     4,449      2,164        6,613
Large denomination certificates.....................................       1,402      279      641     2,322        350        2,672
Time deposits in foreign offices....................................         748        6        1       755          -          755
Federal funds purchased and securities sold under repurchase
  agreements .......................................................       5,850        -        -     5,850          -        5,850
Commercial paper....................................................         502        -        -       502          -          502
Other short-term borrowed funds.....................................       1,674        1       18     1,693         28        1,721
Bank notes..........................................................       2,332      115      503     2,950      1,138        4,088
Other long-term debt................................................           -        -        -         -      1,335        1,335
                                                                         -------  -------  -------   -------    -------      -------
      Total interest-bearing liabilities                                  20,690    2,071    2,976    25,737      8,264       34,001
Interest rate swaps.................................................        (202)      59      (31)     (174)       174            -
                                                                         -------  -------  -------   -------    -------      -------
      Interest sensitivity gap......................................        (991)    (534)    (388)  $(1,913)     7,913      $ 6,000
                                                                         -------  -------  -------   =======    -------      =======
      Cumulative interest sensitivity gap ..........................     $  (991) $(1,525) $(1,913)             $ 6,000
                                                                         =======  =======  =======              =======
December 31, 1994
-----------------
Loans and net leases, net of unearned income........................     $16,265  $   902  $ 1,379   $18,546    $ 7,345      $25,891
Investment securities...............................................         869      531      797     2,197      5,526        7,723
Interest-bearing bank balances......................................           7        -        -         7          -            7
Federal funds sold and securities purchased under resale agreements.         202        -        -       202          -          202
Trading account assets..............................................         890        -        -       890          -          890
                                                                         -------   ------  -------   -------    -------      -------
      Total earning assets..........................................      18,233    1,433    2,176    21,842     12,871       34,713

Interest-bearing demand.............................................         617      264      529     1,410      2,115        3,525
Savings and money market savings....................................       4,376      338      676     5,390        676        6,066
Savings certificates................................................       1,741    1,135      966     3,842      1,623        5,465
Large denomination certificates.....................................         610      227      210     1,047        369        1,416
Time deposits in foreign offices....................................         879       31        -       910          -          910
Federal funds purchased and securities sold under repurchase
  agreements .......................................................       5,895        3        -     5,898          -        5,898
Commercial paper....................................................         404        2        1       407          -          407
Other short-term borrowed funds.....................................         850        2      155     1,007          -        1,007
Bank notes..........................................................       1,114      156      815     2,085      1,868        3,953
Other long-term debt................................................           -        -        -         -        838          838
                                                                         -------  -------  -------   -------    -------      -------
      Total interest-bearing liabilities                                  16,486    2,158    3,352    21,996      7,489       29,485
Interest rate swaps.................................................        (248)      14      (11)     (245)       260           15
                                                                         -------  -------  -------   -------    -------      -------
      Interest sensitivity gap......................................       1,499     (711)  (1,187)  $  (399)     5,642      $ 5,243
                                                                         -------  -------  -------   =======    -------      =======
      Cumulative interest sensitivity gap ..........................     $ 1,499  $   788  $  (399)             $ 5,243
                                                                         =======  =======  =======              =======

Note: Refer to page 21 for details on management's assumptions of the repricing characteristics of certain accounts without contractual maturity dates.


              Management believes that rate risk is best measured by simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities, off-balance sheet financial instruments and interest rates. The corporation monitors exposure to a gradual change in rates of 200 basis points up or down over a rolling 12-month period and an interest rate shock of an instantaneous change in rates of 200 basis points up or down over the same period. From time to time, the model horizon is expanded to a 24-month period. The corporation policy limit for the maximum negative impact on net interest income from a gradual change in interest rates of 2 percentage points over 12 months is 7.5 percent. Management generally has maintained a risk position well within the policy guideline level. As of December 31, 1995, the model indicated the impact of a 2 percentage point gradual rise in rates over 12 months would approximate a .25 percent increase in net interest income, while a 2 percentage point decline in rates over the same period would approximate a .55 percent decrease from an unchanged rate environment.
              In addition to on-balance sheet instruments such as investment securities and purchased funds, the corporation uses off-balance sheet derivative instruments to manage interest rate risk, liquidity and net interest income. Off-balance sheet instruments include interest rate swaps, futures and options with indices that directly correlate to on-balance sheet instruments. The corporation has used off-balance sheet financial instruments, principally interest rate swaps, over a number of years and believes their use on a sound basis enhances the effectiveness of asset and liability and interest rate sensitivity management.
                    Off-balance sheet asset and liability derivative
               transactions are based on referenced or notional amounts. Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (FASB 119), distinguishes between derivative financial instruments held or issued for trading purposes and those held or issued for purposes other than trading, including risk management. Note J in Notes to Consolidated Financial Statements contains disclosures regarding off-balance sheet financial instruments held for risk management purposes, while disclosures regarding instruments held for trading are included in Note I.
                    At December 31, 1995, the corporation had $2.345 billion
               notional amount of derivatives outstanding for asset and liability management purposes. Interest rate swaps were $1.320 billion or 56 percent of the total notional amount, while futures represented the remaining amount. Details on the maturity schedule on asset and liability management derivatives including notional amounts and average maturities are contained in the following table.


                                 Maturity Schedule of Asset and Liability Management Derivatives
                                 ---------------------------------------------------------------
                                                        December 31, 1995

                                       Within                                              Over                 Average
                                        One        Two      Three      Four     Five       Five                   Life
                                        Year      Years     Years      Years    Years      Years     Total      (Years)
                                       ------     -----     -----      -----    -----      -----     -----       ------
$in millions
Interest rate swaps:
  Pay fixed/receive floating:
     Notional amount.................. $  431    $  15    $   16       $  18    $   12    $   45      $  537      1.37
     Weighted average rates received..   4.90%    5.99%     6.02%       5.95%     6.01%     5.89%       5.11%
     Weighted average rates paid......   7.55     6.64      6.95        6.93      6.96      7.77        7.49

  Receive fixed/pay floating:
     Notional amount.................. $  110    $  79    $   90       $   1    $    2    $  137      $  419      4.80
     Weighted average rates received..   5.11%    6.79%     7.57%       9.77%    10.49%     6.73%       6.52%
     Weighted average rates paid......   6.19     5.94      5.95        8.68      8.54      5.92        6.02

Index amortizing swaps:*
  Receive fixed/pay floating:
     Notional amount.................. $   75    $ 125    $  125           -         -         -      $  325      1.59
     Weighted average rates received..   7.14%    7.88%     8.48%          -         -         -        7.94%
     Weighted average rates paid......   5.90     6.00      5.94           -         -         -        5.95

Total:
     Notional amount.................. $  616    $ 219    $  231       $  19    $   14    $  182      $1,281      2.55
     Weighted average rates received..   5.21%    7.36%     7.95%       6.12%     6.80%     6.52%       6.29%
     Weighted average rates paid......   7.11     6.02      6.01        7.01      7.24      6.38        6.62

Forward starting interest rate swaps:
     Notional amount..................      -        -        -            -         -    $   39      $   39      8.53
     Weighted average rates paid......      -        -        -            -         -      8.03%       8.03%

TOTAL INTEREST RATE SWAPS............. $  616    $ 219    $  231       $  19    $   14    $  221      $1,320      2.72

Futures...............................  1,025       -         -            -         -         -       1,025       .08

(Total derivatives (notional amount).. $1,641    $ 219    $  231       $  19    $   14    $  221      $2,345      1.57

*Maturity is based upon expected average lives rather than contractual lives.

                    Credit risk of off-balance sheet derivative financial
               instruments is equal to the fair value gain of the instrument if a counterparty fails to perform. The credit risk is normally a small percentage of the notional amount and fluctuates as interest rates move up or down. The corporation mitigates this risk by subjecting the transactions to the same rigorous approval and monitoring process as is used for on-balance sheet credit transactions, by dealing in the national market with highly rated counterparties, by executing all transactions under International Swaps and Derivatives Association Master Agreements and by using collateral instruments to reduce exposure. Collateral is delivered by either party when the fair value of a particular transaction or group of transactions with the same counterparty on a net basis exceeds an acceptable threshold of exposure. The threshold level is determined based on the strength of the individual counterparty.
                    The fair value of all asset and liability derivative
               positions for which the corporation was exposed to counterparties totaled $21.284 million at December 31, 1995. The fair value of all asset and liability derivative positions for which counterparties were exposed to the corporation amounted to $14.411 million on the same date. Details of the net fair value gain of $6.873 million are included in Note J of Notes to Consolidated Financial Statements.
                    Asset and liability derivative transactions are accounted
               for following hedge accounting rules. Accordingly, gains and losses related to the fair value of derivative contracts used for asset and liability management purposes are not immediately recognized in earnings. If the hedged or altered balance sheet amounts were marked to market, the resulting unrealized balance sheet gains or losses could be expected to offset unrealized derivatives gains and losses.
                    The corporation uses derivative financial contracts to (1)
               swap floating rate assets or liabilities to fixed rate; (2) convert fixed rate assets or liabilities to floating rate; (3) hedge the interest rate spread between assets and liabilities; and (4) hedge the yield or rate on future transactions. These transactions serve to better match the repricing characteristics of various assets and liabilities, reduce spread risk, adjust overall rate sensitivity and enhance net interest income.

                         ----------------------------------------

                         LARGE DENOMINATION DEPOSITS*     TABLE 6
                         December 31, 1995 (thousands)
                         ----------------------------------------

                         REMAINING MATURITIES
                         Three months or less.....    $1,413,895
                         Over three through
                          six months..............       276,292
                         Over six through
                          twelve months...........       643,627
                         Over twelve months.......       337,945
                                                      ----------
                           Total..................    $2,671,759
                                                      ==========
                         *Includes domestic office
                          certificates of deposit of
                          $100 or more
                         ----------------------------------------

---------------------------------------------------------------------------------------------------------------------

SHORT-TERM BORROWED FUNDS (thousands)                                                                         TABLE 7

---------------------------------------------------------------------------------------------------------------------
                                                                 1995               1994                 1993
                                                           ----------------   ----------------   --------------------
                                                             Amount    Rate     Amount    Rate     Amount       Rate
                                                           ----------  ----   ----------  ----   ----------    ------
At year-end:
 Federal funds purchased and securities
  sold under repurchase agreements ......................  $5,850,540  5.01%  $5,898,398  5.33%  $4,741,283     2.88%
 Commercial paper .......................................     502,136   4.26     406,706   5.09     589,178     2.92
 Other borrowed funds ...................................   1,720,592   5.79   1,007,340   5.30   1,091,123     3.24
                                                           ----------         ----------         ----------
    Total ...............................................  $8,073,268   5.13  $7,312,444   5.32  $6,421,584     2.94
                                                           ==========         ==========         ==========
Average for the year:
 Federal funds purchased and securities
  sold under repurchase agreements ......................  $5,264,072   6.02  $5,051,124   4.44  $3,944,864     3.23
 Commercial paper* ......................................     504,669   5.51     505,117   3.94     485,889     3.02
 Other borrowed funds ...................................   2,029,094   6.03     674,593   4.24     972,008     3.25
                                                           ----------         ----------         ----------
   Total ................................................  $7,797,835   5.99  $6,230,834   4.37  $5,402,761     3.22
                                                           ==========         ==========         ==========
Maximum month-end balance:
 Federal funds purchased and securities
  sold under repurchase agreements ......................  $6,642,662         $5,898,398         $5,307,332
 Commercial paper .......................................     563,779            571,347            613,375
 Other borrowed funds ...................................   2,910,246          1,007,340          1,525,017

*Average interest rate for each year includes effect of fees paid on back-up lines of credit
---------------------------------------------------------------------------------------------------------------------

                    Changing the repricing characteristics of liabilities to
               match the assets they support generally is accomplished through an interest rate swap whereby the corporation pays a fixed rate and receives a floating rate. This allows the corporation to acquire fixed rate assets without increasing exposure to rising interest rates. Converting fixed rate debt to a floating rate is accomplished generally by receiving fixed on an interest rate swap and paying floating. The corporation has used this type of transaction to convert long-term subordinated debt to a floating rate. This transaction increases liquidity by allowing a long-term liability to replace a short-term liability, yet have a rate that is consistent with and fluctuates with short-term rates. Receiving a fixed rate on an interest rate swap and paying a floating rate has the effect of converting floating rate assets to fixed rate assets. The results are essentially the same as acquiring a fixed rate security funded with a floating rate liability. Both transactions reduce asset sensitivity. The corporation has used this type of transaction to convert a portion of the floating rate credit card portfolio to fixed rates.
                    Hedging the spread between the rate received and the rate
               paid on certain assets and liabilities can be achieved by the use of options contracts such as caps and floors. Changes in the yield or rate on anticipated future transactions can be hedged by purchasing or selling futures contracts on which change in price is highly correlated with the anticipated transaction. The corporation has used both futures contracts and options contracts to hedge spreads and anticipated transactions.
                    The objective of liquidity management is to ensure the
               corporation is positioned to meet all immediate and future demands for cash. Liquidity management relies upon liquidity analysis, knowledge of historical trends over past credit and business cycles and forecasts of future conditions to achieve its objectives. The two broad-based sources of liquidity which exist for the corporation are its high quality marketable or securitizable assets, along with liabilities which are readily accepted in the marketplace. Asset liquidity is provided by securities which, by their maturity structure or marketability, can produce cash flows that result in enhanced liquidity and by loans which may be securitized. The corporation generates additional cash through the liability side of the balance sheet from the growth of deposits and the issuance of bank notes and other forms of debt securities.
                    Wachovia's ability to attract a variety of funds rests on
               the corporation's strength of capital, reputation, credit ratings, high quality assets and diverse statewide banking networks. At December 31, 1995, Wachovia's common equity represented 8.39 percent of assets, 5th highest among the 25 largest U.S. banking companies. Wachovia's strong capital position is reflected in its credit ratings and remains central to its ability to raise additional funds at attractive rates through short-term borrowings and long-term debt. At year-end 1995, the corporation's senior debt was rated (P)Aa3 by Moody's and (P)AA by Standard & Poor's. Subordinated debt was rated A1 and AA- by Moody's and Standard & Poor's, respectively. Commercial paper was rated P-1 by Moody's and A-1+ by Standard & Poor's.
                    In addition to seeking to maintain liquidity through a
               strong balance sheet and performance that assures market acceptance, the corporation limits, through policy and internal guidelines which are subject to periodic review and revision, the total amount of purchased funds used to support the balance sheet and the concentrations of funding from noncore sources. Purchased funds currently are limited to 40 percent of total assets by policy. Internal management guidelines currently are substantially below the policy limit. To insure against concentrations by maturity or type of funding source, the corporation also has established policy limits for the percentage of purchased funds from individual categories of liabilities to no more than 20 percent of assets. The percentage of purchased funds maturing overnight, within 30 days, within 90 days and within 180 days also are limited by policy. In addition, management monitors significant concentrations of funds from single deposit or borrowing sources. Asset liquidity is assured through maintaining significant amounts of investment securities in the available-for-sale portfolio. These securities may be sold at any time to provide needed liquidity or for other reasons. Liquidity also is available from loan assets which are readily securitizable.
                    Management regularly reviews the liquidity position under
               normal business conditions and under significant market disruption or stress conditions. Results of these reviews are presented to the Management Finance Committee and Board Finance Committee quarterly.

Nonperforming Assets

                    Nonperforming assets were $69.364 million or .24 percent of loans and foreclosed property at December 31, 1995. The total was lower by $31.153 million or 31 percent from a year earlier. Declines occurred in each quarter throughout the year primarily due to paydowns by borrowers, the return of cash-basis assets to accrual status and sales of foreclosed property. The corporation historically has maintained relatively low levels of problem assets reflecting its strong underwriting standards, consistent credit reviews and aggressive loan charge-off policy.
                    Real estate nonperforming assets, the largest category of
               total nonperforming assets, were $55.181 million or .63 percent of real estate loans and foreclosed real estate at December 31, 1995. This compared with $68.353 million or .87 percent at year-end 1994, a decrease of $13.172 million or 19.3 percent. The total at December 31, 1995 included $43.576 million of real estate nonperforming loans versus $49.479 million at fourth quarter-close 1994.
                    Commercial real estate nonperforming assets were $30.910
               million or .67 percent of related loans and foreclosed real estate, down $12.489 million or 28.8 percent from $43.399 million or 1.07 percent at year-end 1994. Commercial real estate nonperforming loans included in these totals were $27.163 million at December 31, 1995 and $35.885 million a year earlier.

-------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS                                                                   TABLE 8
December 31 (thousands)
-------------------------------------------------------------------------------------------------------------------------------
                                                           1995         1994       1993        1992        1991         1990
                                                         --------     --------   --------    --------    --------     --------
 NONPERFORMING ASSETS
 Cash-basis assets:
   Domestic borrowers.................................    $53,547*    $ 78,712   $108,882    $173,977     $240,578     $199,480
   Foreign borrowers -- less developed countries......         --           --         --          --           --        1,437
                                                          -------     --------   --------    --------     --------     --------
       Total cash-basis assets........................     53,547       78,712    108,882     173,977      240,578      200,917

 Restructured loans -- domestic ......................         --**         --         80         117          604        2,629
                                                          -------     --------   --------    --------     --------     --------
       Total nonperforming loans......................     53,547       78,712    108,962     174,094      241,182      203,546

 Foreclosed property:
   Foreclosed real estate.............................     14,468       22,900     51,701      93,555       69,957       41,139
   Less valuation allowance...........................      2,863        4,026      9,168       5,082        2,837        4,012
   Other foreclosed assets............................      4,212        2,931      3,406       2,842        2,609        5,106
                                                          -------     --------   --------    --------     --------     --------
       Total foreclosed property......................     15,817       21,805     45,939      91,315       69,729       42,233
                                                          -------     --------   --------    --------     --------     --------
       Total nonperforming assets.....................    $69,364***  $100,517   $154,901    $265,409     $310,911     $245,779
                                                          =======     ========   ========    ========     ========     ========

 Nonperforming loans to year-end loans................        .18%         .30        .47%        .83%        1.17%         .96%
 Nonperforming assets to year-end loans
   and foreclosed property ...........................        .24          .39        .67        1.25         1.50         1.16
 Year-end allowance for loan losses
   times nonperforming loans..........................       7.63x        5.16x      3.72x       2.18x        1.49x        1.33x
 Year-end allowance for loan losses
   times nonperforming assets.........................       5.89         4.04       2.61        1.43         1.16         1.10

 CONTRACTUALLY PAST DUE LOANS
 (accruing loans past due 90 days or more)
 Domestic borrowers...................................    $48,970     $ 37,010   $ 44,897    $ 49,277     $ 88,158     $ 66,202
                                                          =======     ========   ========    ========     ========     ========

  *Includes $12,260 of loans which have been defined as impaired per Statement of Financial Accounting Standards No. 114,
   "Accounting by Creditors for Impairment of a Loan" (FASB 114)
 **Excludes $199 of loans which have been renegotiated at market rates and have been reclassified to performing status
***Net of cumulative corporate and commercial real estate charge-offs and foreclosed real estate write-downs totaling $23,134; includes
   $3,429 of nonperforming assets on which interest and principal are paid current
-------------------------------------------------------------------------------------------------------------------------------

Provision and Allowance for Loan Losses

                    The provision for loan losses was $103.791 million, higher by $32.028 million or 44.6 percent from $71.763 million in 1994. The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb potential write-offs in the loan portfolio due to a deterioration in credit conditions or change in risk profile. Factors considered in this assessment include growth and mix of the loan portfolio, current and anticipated economic conditions, historical credit loss experience and changes in borrowers' financial positions. The provision for loan losses exceeded net charge-offs in 1995 by $2.676 million.
                    Net loan losses for the year totaled $101.115 million or
               .37 percent of average loans, an increase of $30.686 million or
               43.6 percent from $70.429 million or .29 percent of average loans in 1994. The rise primarily reflected higher charge-offs in consumer lending, particularly credit cards and other retail loans, as well as a more moderate increase in loan recoveries. Loan recoveries represented 24.8 percent of gross charge-offs versus 31.4 percent in 1994. Excluding credit cards, net loan losses totaled $12.100 million or .05 percent of average related loans for the year compared with $11.995 million or .06 percent in 1994, an increase of $105 thousand or less than 1 percent.
                    Credit card net charge-offs were $89.015 million or 2.25
               percent of average credit card loans, higher by $30.581 million or 52.3 percent from $58.434 million or 1.66 percent of average loans in 1994. Managed credit card loan losses, including securitized credit card outstandings, totaled $93.372 million or
               2.24 percent of average managed receivables. This compared with $58.485 million in managed net charge-offs or 1.65 percent of average managed outstandings in 1994.
                    Other retail loans, consisting of direct and indirect
               retail lending, had net loan losses of $11.336 million or .36 percent of average related loans, an increase of $3.883 million or 52.1 percent from $7.453 million or .23 percent a year earlier. Real estate loans had net recoveries of $1.875 million or .02 percent of average real estate loans compared with net recoveries of $5.310 million or .07 percent in 1994, a decrease of $3.435 million or 64.7 percent.
                    At December 31, 1995, the allowance for loan losses totaled
               $408.808 million, representing 1.40 percent of year-end loans and 763 percent coverage of nonperforming loans. Comparable amounts a year earlier were $406.132 million, 1.57 percent and 516 percent, respectively.
                    The corporation prospectively adopted Statement of
               Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114) on January 1, 1995. The standard requires that a loan meeting the definition of impairment be measured at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 1995, the portion of the allowance for loan losses relating to impaired loans as defined by FASB 114 was $916 thousand.

ALLOWANCE FOR LOAN LOSSES


                  Year-end loan loss           X Allowance times
                  allowance (millions)         nonperforming loans
                  --------------------         -------------------

1990              $269.0                       1.33x
1991              $360.2                       1.49x
1992              $379.6                       2.18x
1993              $404.8                       3.72x
1994              $406.1                       5.16x
1995              $408.8                       7.63x


EARNING COVERAGE OF NET LOAN LOSSES
(EXCLUDING MORTGAGE SERVICING PORTFOLIO SALE, SUBSIDIARY SALE AND SECURITIES TRANSACTIONS)


                  Earnings before income
                  taxes and provision for      X Number of times earnings
                  loan losses (millions)       coverned net loan losses
                  -----------------------      --------------------------

1990              $571.1                        6.09x
1991              $562.8                        2.77x
1992              $694.6                        7.29x
1993              $752.8                       11.17x
1994              $829.9                       11.78x
1995              $917.1                        9.07x


LOAN LOSS EXPERIENCE
(MILLIONS)

                                                                                                               Net loan
                  Credit                                    Real                                               losses to
                   Card          Commercial     Subtotal    Estate       Subtotal    Other       Total         avg loans
                  ------         ----------     --------    ------       --------    -----       -----         ---------
1990              $41.821        $16.278        $ 58.099    $ 13.584     $ 71.683    $22.122     $ 93.805         .47%
1991              $65.359        $56.490        $121.849    $ 55.463     $177.312    $25.687     $202.999         .99%
1992              $56.795        $  .559        $ 57.354    $ 21.249     $ 78.603    $16.642     $ 95.245         .48%
1993              $52.675        $ 1.220        $ 53.895    $  5.821     $ 59.716    $ 7.695     $ 67.411         .31%
1994              $58.434        $ 7.206        $ 65.640    $ (5.310)    $ 60.330    $10.099     $ 70.429         .29%
1995              $89.015        $(1.267)       $ 87.748    $ (1.875)    $ 85.873    $15.242     $101.115         .37%

--------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES (thousands)                                                            TABLE 9

--------------------------------------------------------------------------------------------------------
                                                1995      1994      1993      1992      1991      1990
                                              --------  --------  --------  --------  --------  --------
 SUMMARY OF TRANSACTIONS

 Balance at beginning of year ..............  $406,132  $404,798  $379,557  $360,193  $269,916  $219,219
 Additions from acquisitions ...............        --        --        --        --       276     1,510
 Allowance of company sold .................        --        --        --   (4,811)        --        --
 Provision for loan losses .................   103,791    71,763    92,652   119,420   293,000   142,992
 Deduct net loan losses:
   Loans charged off:
    Commercial .............................     4,283    12,883     6,792    13,153    61,089    22,982
    Credit card ............................   101,976    69,728    62,991    67,863    72,386    48,150
    Other revolving credit .................     4,304     3,715     3,922     4,627     5,154     3,680
    Other retail ...........................    15,296    11,409     8,431    17,221    26,251    23,625
    Real estate ............................     7,748     4,705    14,514    27,041    58,089    16,241
    Lease financing ........................       892       226       458       668     1,614     1,497
    Foreign ................................       --        --        --       960       675        --
                                              --------  --------  --------  --------  --------  --------
      Total ................................   134,499   102,666    97,108   131,533   225,258   116,175
   Recoveries:
    Commercial .............................     5,550     5,677     5,572    12,594     4,599     6,704
    Credit card ............................    12,961    11,294    10,316    11,068     7,027     6,329
    Other revolving credit .................     1,140     1,059     1,029     1,024       721       747
    Other retail ...........................     3,960     3,956     3,791     5,481     6,545     5,368
    Real estate ............................     9,623    10,015     8,693     5,792     2,626     2,657
    Lease financing ........................       142       204       264       322       263       246
    Foreign ................................         8        32        32         7       478       319
      Total ................................    33,384    32,237    29,697    36,288    22,259    22,370
                                              --------  --------  --------  --------  --------  --------
   Net loan losses .........................   101,115    70,429    67,411    95,245   202,999    93,805
                                              --------  --------  --------  --------  --------  --------
 Balance at end of year ....................  $408,808* $406,132  $404,798  $379,557  $360,193  $269,916
                                              ========  ========  ========  ========  ========  ========

 NET LOAN LOSSES (RECOVERIES) BY CATEGORY

 Commercial ................................  $ (1,267) $  7,206   $ 1,220   $   559  $ 56,490  $ 16,278
 Credit card ...............................    89,015    58,434    52,675    56,795    65,359    41,821
 Other revolving credit ....................     3,164     2,656     2,893     3,603     4,433     2,933
 Other retail ..............................    11,336     7,453     4,640    11,740    19,706    18,257
 Real estate ...............................    (1,875)   (5,310)    5,821    21,249    55,463    13,584
 Lease financing ...........................       750        22       194       346     1,351     1,251
 Foreign ...................................        (8)      (32)      (32)      953       197      (319)
                                              --------   -------   -------   -------  --------   -------
      Total ................................  $101,115  $ 70,429   $67,411   $95,245  $202,999   $93,805
                                              ========   =======   =======   =======  ========   =======

Net loan losses -- excluding credit cards ..  $ 12,100   $11,995   $14,736   $38,450  $137,640   $51,984

NET LOAN LOSSES (RECOVERIES) TO AVERAGE
   LOANS BY CATEGORY

 Commercial ................................      (.01%)     .08%      .02%      .01%      .69%      .20%
 Credit card ...............................      2.25      1.66      2.03      3.20      4.19      2.94
 Other revolving credit ....................       .92       .80       .88      1.12      1.48      1.02
 Other retail ..............................       .36       .23       .16       .44       .72       .64
 Real estate ...............................      (.02)     (.07)      .08       .30       .73       .19
 Lease financing ...........................       .28       .01       .14       .29      1.08       .87
 Foreign ...................................        --      (.03)     (.04)     1.32       .23      (.40)
 Total loans ...............................       .37       .29       .31       .48       .99       .47

 Total loans -- excluding credit cards .....       .05       .06       .08       .21       .72       .28

 Year-end allowance to outstanding loans ...      1.40%     1.57%     1.76%     1.80%     1.75%     1.27%
 Earnings coverage of net loan losses** ....      9.07x    11.78x    11.17x     7.29x     2.77x     6.09x


 ALLOCATION OF ALLOWANCE FOR LOAN LOSSES***

 Commercial  ...............................  $ 87,765* $ 88,682  $ 89,431  $ 92,279  $ 89,055  $ 73,636
 Credit card ...............................   110,400   109,615    78,264    54,584    44,655    39,255
 Other revolving credit ....................     5,544     5,368     4,958     4,718     6,193     3,545
 Other retail ..............................    27,816    32,084    33,748    28,113    25,303    44,233
 Real estate ...............................   101,335   108,354   111,960   113,996   128,216    76,534
 Lease financing ...........................     1,666     2,211     2,018     1,994     2,159     3,114
 Foreign ...................................     3,697     3,830       931       715     1,382     2,296
 Unallocated ...............................    70,585    55,988    83,488    83,158    63,230    27,303
                                              --------  --------  --------  --------  --------  --------
      Total  ...............................  $408,808  $406,132  $404,798  $379,557  $360,193  $269,916
                                              ========  ========  ========  ========  ========  ========
--------------------------------------------------------------------------------------------------------
  *Includes the related allowance for credit losses for impaired loans as defined in FASB 114, "Accounting by Creditors for Impairment of a Loan," of $916 at December 31, 1995
 **Earnings before income taxes and provision for loan losses excluding mortgage servicing portfolio sale, subsidiary sale and securities transactions
***The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgmental factors. Since any allocation is judgmental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans.  See page 71 for percentages of loan categories to total loans.

--------------------------------------------------------------------------------------------------------

Noninterest Income

                    Total other operating revenue, which excludes the gain from the sale of the corporation's mortgage servicing portfolio as well as sales of investment securities and subsidiaries, rose $75.669 million or 12.5 percent for the year. The increase was fueled primarily by good gains in deposit account service charges and credit card fee income, expanded trading account profits and solid growth in investment fee income, electronic banking services and other income, including revenues from the Capital Markets Group. In the fourth quarter of 1995, the corporation reclassified foreign exchange income from other income to trading account profits. The corporation also restated other service charges and fees to separately identify revenues generated from electronic banking services and investment fee income. Prior period amounts have been restated to reflect the reclassifications.
                    Service charges on deposit accounts were up $12.964 million or 6.6 percent. Higher revenues from overdraft and insufficient fund charges largely accounted for the increase. Gains also occurred in savings account service charges and in commercial account analysis fees, particularly in the closing months of the year. The level of corporate service activities expanded in 1995, however, most of the gains were compensated by increased credit given for commercial deposit account balances.
                    Credit card fee income rose $12.357 million or 11 percent.
               Gains reflected excess revenues received from cardholder payments on the corporation's securitized loans along with higher levels of cardholder interchange income, net merchant discount income and overlimit charges. At year-end 1995, Wachovia had 1.805 million active credit card accounts, including those under management, an increase of 122 thousand or
               7.2 percent from 1.683 million a year earlier.
                    Trading account profits were up $16.196 million. Gains
               reflected stronger profits from foreign exchange trading as well as improved bond market conditions with lower yields on government and municipal securities resulting in favorable pricing. For the year 1995, trading account profits were comprised of trading profits of $11.209 million, foreign exchange income of $12.416 million and derivatives valuation of $2.073 million.
                    Investment fee income, consisting primarily of fees from
               mutual funds, variable rate demand bonds, brokerage commissions, private placements and loan syndications, rose $12.861 million or 91.3 percent. Good gains in mutual fund activities, loan syndications, brokerage commissions and public finance fees largely accounted for the increase. At December 31, 1995, the corporation's Biltmore family of mutual funds totaled $2.905 billion compared with $2.209 billion at year-end 1994.
                    Electronic banking service revenues, comprised principally of fees from ATM and debit card usage, expanded $9.796 million or 39.7 percent, reflecting greater usage of these cards.


---------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME (thousands)                                                                               TABLE 10

---------------------------------------------------------------------------------------------------------------------
                                                            1995      1994      1993      1992      1991      1990
                                                            ----      ----      ----      ----      ----      ----

 Service charges on deposit accounts .................... $209,113  $196,149  $202,885  $189,537  $170,827  $155,808
 Fees for trust services ................................  130,521   128,100   120,030   109,504   102,665    99,572
 Credit card income -- net of interchange payments ......  124,282   111,925   101,780    78,068    62,814    55,202
 Electronic banking .....................................   34,479    24,683    14,840    12,936    10,590     8,522
 Investment fee income ..................................   26,953    14,092    16,619    13,013    13,302     8,265
 Mortgage fee income ....................................   23,320    33,224    39,101    40,078    28,608    20,741
 Trading account profits (losses) -- excluding interest..   25,698     9,502    22,445   (2,916)    17,846    17,321
 Insurance premiums and commissions .....................   13,164    11,679    11,847    15,002    12,819    14,232
 Bankers' acceptance and letter of credit fees...........   23,190    23,168    19,668    20,141    14,232    11,605
 Student loan servicing .................................       --        --     5,535    33,250    31,470    29,841
 Other service charges and fees .........................   24,682    18,109    17,456    18,636    18,216    18,132
 Other income ...........................................   44,699    33,801    27,973     7,993     6,789    19,611

       Total other operating revenue ....................  680,101   604,432   600,179   535,242   490,178   458,852
 Gain on sale of mortgage servicing portfolio ...........   79,025        --        --        --        --        --
 Gain on sale of subsidiary .............................       --        --     8,030    19,486        --        --
 Investment securities gains (losses) ...................  (23,494)    3,320    19,394     1,497    11,091     6,218

       Total ............................................ $735,632  $607,752  $627,603  $556,225  $501,269  $465,070
---------------------------------------------------------------------------------------------------------------------

                    Trust service fees rose modestly by $2.421 million or
               slightly under 2 percent for the year. Moderate gains in personal trust fees helped to offset softness in corporate trust revenues. Trust assets at December 31, 1995 totaled $90.144 billion, including $20.226 billion under management. At year-end 1994, total trust assets were $78.972 billion, including $17.084 billion under management.
                    Mortgage fee income decreased $9.904 million or 29.8
               percent, principally reflecting the loss of servicing fee income due to the sale of the corporation's $9 billion residential mortgage servicing portfolio in April. The corporation sold its mortgage servicing portfolio based on a strategic analysis of the future of the servicing business, competitive industry trends and the long-term needs for technology investments. Proceeds from the sale are being invested in programs to enhance future growth and productivity including the corporation's Next Generation Branch Automation, upgrades to customer information databases and major refinements to financial systems for performance measurement. Lower origination fees also accounted for the decline in mortgage fee income. Loan originations in 1995 totaled $1.316 billion compared with $1.429 billion in 1994.
                    Remaining combined categories of other operating revenue
               increased $18.978 million or 21.9 percent. Insurance premiums and commissions were higher by $1.485 million or 12.7 percent, while bankers' acceptance and letter of credit fees remained largely unchanged. Other income rose $10.898 million or 32.2 percent, largely reflecting higher revenues from Wachovia's Capital Markets Group. Other income also included contractual servicing revenue from the corporation's securitized credit card portfolio of $3.350 million in 1995 versus $257 thousand in 1994.
                    Including the sale of the corporation's mortgage servicing portfolio and sales of investment securities, total noninterest income was up $127.880 million or 21 percent. The second quarter sale of the mortgage servicing portfolio resulted in a pretax gain of $79.025 million or $47.385 million, aftertax. Investment securities sales had a net loss of $23.494 million for the year, resulting largely from the corporation's decision to restructure its securities portfolio in the second quarter by selling $1.950 billion of securities available-for-sale at a loss and reinvesting the proceeds in higher yielding investments.

Noninterest Expense

                    Total noninterest expense was up $105.183 million or 9.6
               percent for the year, reflecting moderate increases in personnel expense and combined net occupancy and equipment expense along with higher spending associated primarily with the corporation's ongoing strategic initiatives. Measured as a percentage of total adjusted revenues (taxable equivalent net interest income and total other operating revenue), noninterest spending in 1995 remained essentially flat with 1994 with an overhead ratio of
               54.2 percent versus 54.1 percent in the prior year.
                    Total personnel expense grew $36.819 million or 6.5
               percent. Salaries expense increased $33.940 million or 7.3 percent due largely to higher base salaries and greater use of incentive pay for increased sales efforts, as well as to severance compensation for continued consolidation efforts. Employee benefits expense was up $2.879 million or 2.9 percent, with increases in line with growth in salaries.
                    Combined net occupancy and equipment expense climbed $9.387 million or 5 percent. Net occupancy expense was up $6.194 million or 7.7 percent due largely to higher maintenance, renovation and operating premise lease expenses. Equipment expense grew $3.193 million or 3 percent, in large part reflecting increases in depreciation expense for the rollout of the corporation's Next Generation Branch Automation equipment.
                    Remaining combined categories of noninterest expense rose
               $58.977 million or 17 percent. Expenses for professional services increased $18.990 million or 92.7 percent, driven principally by consulting fees associated

-------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE (thousands)                                                                            TABLE 11

-------------------------------------------------------------------------------------------------------------------
                                                 1995        1994        1993        1992        1991      1990
                                             ----------  ----------  ----------  ----------  ----------  --------
 Salaries................................... $  498,730  $  464,790  $  455,621  $  451,193  $  443,273  $413,592
 Employee benefits..........................    101,596      98,717     113,059      88,630      81,216    73,881
                                             ----------  ----------  ----------  ----------  ----------  --------
      Total personnel expense...............    600,326     563,507     568,680     539,823     524,489   487,473
 Net occupancy expense......................     87,105      80,911      82,070      80,673      75,729    71,402
 Equipment expense..........................    109,701     106,508     102,246     100,916      99,569    98,042
 Postage and delivery.......................     37,962      35,163      38,160      37,036      38,188    33,655
 Outside data processing,
   programming and software.................     42,486      35,211      38,613      33,082      30,671    27,684
 Stationery and supplies....................     26,805      24,558      25,344      26,342      28,507    23,289
 Advertising and sales promotion............     50,362      34,067      38,141      27,911      22,139    30,010
 Professional services......................     39,483      20,493      17,144      18,412      25,786    18,887
 Travel and business promotion..............     19,694      16,254      15,563      13,578      13,641    13,637
 FDIC insurance and regulatory examinations.     40,389      53,451      53,663      53,970      49,629    27,377
 Check clearing and other bank services.....      9,195       8,894      10,159      10,391      11,334    10,310
 Amortization of intangible assets..........      8,587      18,693      28,001      34,423      51,756    19,815
 Foreclosed property expense................        920      (4,288)      7,654       9,755      15,655     4,845
 Other expense..............................    130,581     104,991     105,798     109,340     109,424    85,858
                                             ----------  ----------  ----------  ----------  ----------  --------
      Total................................. $1,203,596  $1,098,413  $1,131,236  $1,095,652  $1,096,517  $952,284
                                             ==========  ==========  ==========  ==========  ==========  ========
Overhead ratio..............................       54.2%       54.1%       57.0%       58.6%       62.5%     58.4%
-------------------------------------------------------------------------------------------------------------------

               with the corporation's strategic initiatives. Advertising and sales promotion expense was up $16.295 million or 47.8 percent primarily reflecting costs for expanded credit card solicitations. Outside data processing, programming and software expense grew $7.275 million or 20.7 percent due largely to increased costs for external programming services, higher volume of treasury cash services operations and amortization of externally purchased software. The corporation's foreclosed property expense totaled $920 thousand for the year versus a net gain of $4.288 million in 1994.
                    In the third quarter of 1995, the Federal Deposit Insurance
               Corporation reduced deposit insurance premiums paid by banking companies retroactive to June 1, 1995. The rate assessed for well-capitalized banks decreased from $.23 to $.04 per $100 of deposits resulting in a refund of $13.173 million to the corporation. In the same quarter, the corporation made an accrual of $8.581 million for a probable one-time Savings Association Insurance Fund assessment.


Income Taxes

                    Applicable income taxes for the year were up $43.901
               million or 19.7 percent. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and industrial revenue obligations. Also, within certain limitations, one-half of the interest income on qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on state and municipal debt instruments is exempt from federal taxes and, except for out-of-state issues, from Georgia and North Carolina taxes as well, and results in substantial interest savings for local governments and their constituents.

Shareholders' Equity and Capital Ratios

                    At December 31, 1995, shareholders' equity was $3.774
               billion, higher by $487 million or 14.8 percent from $3.287 billion at year-end 1994. Included in the December 31, 1995 total was $116.113 million, net of tax, of unrealized gains on securities available-for-sale marked to fair market value under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB
               115) versus $37.635 million, net of tax, of unrealized losses at year-end 1994. Shareholders' equity for the year averaged $3.410 billion compared with $3.096 billion in 1994, an increase of $314 million or 10.1 percent with unrealized gains of $21.021 million, net of tax, included in the 1995 average versus unrealized losses of $7.561 million, net of tax, for 1994. Wachovia's book value at December 31, 1995 was $22.15, an increase of 15.2 percent from $19.23 per share at year-end 1994. The corporation's internal capital generation rate (net income less dividends as a percentage of average equity) increased to
               10.8 percent from 10.6 percent in 1994.
                    The corporation was authorized by the board of directors on
               July 28, 1995 to repurchase up to 5 million shares of its common stock. The authorization replaced an earlier action on July 22, 1994 to repurchase the same number of shares. Repurchased shares will be used for various corporate purposes, including share issuance for the corporation's employee stock plans and dividend reinvestment plan. In 1995, the corporation repurchased a total of 1,755,500 shares under the new and previous authorizations at an average price of $36.745 per share for a total cost of $64.506 million. As of December 31, 1995, a total of 4,600,000 shares remained available for repurchase under the new authorization. On January 26, 1996, the corporation announced that, depending on market conditions and other factors related to management of its capital, share repurchase activity may increase significantly in 1996. This possibly could result in approximately 3 million fewer average shares outstanding for the year than in 1995. Share repurchase activity will remain governed by the corporation's capital management strategy to deploy capital in a prudent and competent manner designed to enhance shareholder value over the long-term.


-------------------------------------------------------------------------------------------------------------------------

CAPITAL COMPONENTS AND RATIOS                                                                                    TABLE 12
December 31 (thousands)
-------------------------------------------------------------------------------------------------------------------------
                                               1995         1994         1993          1992         1991         1990
                                            -----------  -----------  -----------   -----------  -----------   ----------
 Tier I capital:
   Common shareholders' equity............. $ 3,773,757  $ 3,286,507  $ 3,017,947   $ 2,774,767  $ 2,484,414  $ 2,370,928
   Less ineligible intangible assets.......      29,472       30,961       32,451        33,941       33,198       34,727
   Unrealized (gains) losses on securities
     available-for-sale, net of tax........    (116,113)      37,635           --            --           --           --
                                            -----------  -----------  -----------   -----------  -----------   ----------
       Total Tier I capital................   3,628,172    3,293,181    2,985,496     2,740,826    2,451,216    2,336,201

 Tier II capital:
   Allowable allowance for loan losses.....     408,808      406,132      384,032       348,887      332,528      266,898
   Allowable long-term debt................   1,208,479      830,782      583,738       344,983      136,682      143,477
                                            -----------  -----------  -----------   -----------  -----------   ----------
       Tier II capital additions...........   1,617,287    1,236,914      967,770       693,870      469,210      410,375
                                            -----------  -----------  -----------   -----------  -----------   ----------
       Total capital....................... $ 5,245,459  $ 4,530,095  $ 3,953,266   $ 3,434,696  $ 2,920,426   $2,746,576
                                            ===========  ===========  ===========   ===========  ===========   ==========

  Risk-adjusted assets..................... $38,469,866  $35,573,896  $30,701,782   $27,880,304  $26,583,836  $26,056,745

 Quarterly average assets.................. $43,477,038  $38,146,370  $35,419,829   $32,518,351  $32,180,449  $31,760,373

 Risk-based capital ratios:
   Tier I capital..........................        9.43%        9.26%        9.72%         9.83%        9.22%        8.97%
   Total capital...........................       13.64        12.73        12.88         12.32        10.99        10.54

 Tier I leverage ratio*....................        8.36%        8.63%        8.44%         8.44%        7.62%        7.36%

 Shareholders' equity to total assets......        8.39%        8.39%        8.26%         8.32%        7.49%        7.12%


*Ratio excludes the average unrealized gains (losses) on
 securities available-for-sale, net of tax, of $63,884 and
 ($26,581), respectively
-------------------------------------------------------------------------------------------------------------------------

                           Intangible assets totaled $39.093 million at
                     December 31, 1995, consisting of $29.472 million in goodwill, $6.932 million in deposit base intangibles, $1.422 million in purchased credit card intangibles and $1.267 million in other intangible assets. In April, the corporation sold its mortgage servicing portfolio with associated mortgage servicing rights of $31.903 million at March 31, 1995. At year-end 1994, intangible assets were $78.408 million, with $34.477 million in mortgage servicing rights, $30.961 million in goodwill, $8.574 million in deposit base intangibles, $2.712 million in purchased credit card intangibles and $1.684 million in other intangibles.
                           Regulatory agencies divide capital into Tier I
                     (consisting of shareholders' equity less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments under FASB 115. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.
                           Regulatory guidelines require a minimum of total
                     capital to risk-adjusted assets ratio of 8 percent with one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards.
                           At December 31, 1995, Wachovia's Tier I to
                     risk-adjusted assets ratio was 9.43 percent with total capital 13.64 percent of risk-adjusted assets. The corporation's Tier I leverage ratio was 8.36 percent.

Dividends

                           Cash dividends paid in 1995 totaled $235.495
                     million, an increase of $24.992 million or 11.9 percent from $210.503 million paid in 1994. The payout ratio of cash dividends paid to net income was 39.1 percent in both 1995 and 1994. Cash dividends paid per common share totaled $1.38, up 12.2 percent from $1.23 per common share paid in 1994.
                           At its meeting on January 26, 1996, the
                     corporation's board of directors declared a first quarter dividend of $.36 per share, payable March 1 to shareholders of record on February 6, 1996. The dividend represents an increase of 9.1 percent from $.33 per share paid in the same period of 1995.
                           Pages 72 and 73 present additional dividend
                     information.


                    YEAR-END SHAREHOLDERS'
                    EQUITY PER SHARE
                    FIVE-YEAR COMPOUND GROWTH RATE = 9.5%


                    1990        $14.07
                    1991        $14.56
                    1992        $16.18
                    1993        $17.61
                    1994        $19.23
                    1995        $22.15

-----------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL SUMMARY                                                            TABLE 13

-----------------------------------------------------------------------------------------------
                                                                        1995
                                                      -----------------------------------------
                                                       Fourth      Third     Second      First
                                                       Quarter    Quarter    Quarter    Quarter
                                                      --------   --------   --------   --------
 SUMMARY OF OPERATIONS
 (thousands, except per share data)
 Interest income -- taxable equivalent .............  $815,894   $813,117   $774,078   $715,414
 Interest expense .................................    424,624    418,917    392,970    342,596
                                                      --------   --------   --------   --------
 Net interest income -- taxable equivalent .........   391,270    394,200    381,108    372,818
 Taxable equivalent adjustment ....................     24,531     26,633     23,987     23,622
                                                      --------   --------   --------   --------
 Net interest income ..............................    366,739    367,567    357,121    349,196
 Provision for loan losses ........................     30,172     23,179     28,652     21,788
                                                      --------   --------   --------   --------
 Net interest income after provision
   for loan losses ................................    336,567    344,388    328,469    327,408

 Other operating revenue ..........................    186,289    170,415    166,304    157,093
 Gain on sale of mortgage servicing
   portfolio ......................................         --         --     79,025        --
 Investment securities gains (losses) .............      2,554        317    (26,236)      (129)
                                                      --------   --------   --------   --------
Total other income ................................    188,843    170,732    219,093    156,964

Personnel expense .................................    152,078    153,298    149,987    144,963
Other expense .....................................    162,987    145,584    156,630    138,069
                                                      --------   --------   --------   --------
Total other expense ...............................    315,065    298,882    306,617    283,032
Income before income taxes ........................    210,345    216,238    240,945    201,340
Applicable income taxes* ..........................     64,147     64,958     78,036     59,184
                                                      --------   --------   --------   --------
Net income ........................................   $146,198   $151,280   $162,909   $142,156
                                                      ========   ========   ========   ========

Net income per common share:
  Primary .........................................   $    .85   $    .88   $    .94   $    .83
  Fully diluted ...................................   $    .85   $    .87   $    .95   $    .82

Cash dividends paid per common share ..............   $    .36      $ .36   $    .33   $    .33
Cash dividends paid on common stock ...............   $ 61,423   $ 61,312   $ 56,302   $ 56,458
Cash dividend payout ratio ........................       42.0%      40.5%      34.6%      39.7%

Average primary shares outstanding ................    172,372    171,793    171,986    172,205
Average fully diluted shares outstanding ..........    172,705    172,512    172,446    172,760

SELECTED AVERAGE BALANCES (millions)

Total assets ......................................   $ 43,477   $ 42,573   $ 40,876   $ 38,902
Loans -- net of unearned income ....................    28,470     28,097     27,203     26,219
Investment securities** ...........................      8,676      8,778      8,276      7,612
Other interest-earning assets .....................      1,562      1,210      1,012        815
Total interest-earning assets .....................     38,708     38,085     36,491     34,646
Interest-bearing deposits .........................     20,705     19,352     18,388     17,354
Short-term borrowed funds .........................      7,332      8,593      7,869      7,390
Long-term debt ....................................      5,213      4,851      4,863      4,674
Total interest-bearing liabilities ................     33,250     32,796     31,120     29,418
Noninterest-bearing deposits ......................      5,361      5,212      5,333      5,302
Total deposits ....................................     26,066     24,564     23,721     22,656
Shareholders' equity ..............................      3,576      3,463      3,345      3,253

RATIOS (averages)

Annualized net loan losses to loans ...............        .42%       .33%       .42%       .30%
Annualized net yield on
  interest-earning assets .........................       4.01       4.11       4.19       4.36
Shareholders' equity to:
  Total assets ....................................       8.22       8.13       8.18       8.36
  Net loans .......................................      12.74      12.51      12.48      12.60
Annualized return on assets*** ....................       1.35       1.42       1.59       1.46
Annualized return on shareholders'
  equity*** .......................................      16.36      17.47      19.48      17.48
-----------------------------------------------------------------------------------------------
                                                                          1994
                                                       -----------------------------------------
                                                        Fourth      Third     Second     First
                                                        Quarter    Quarter    Quarter   Quarter
                                                       --------   --------  ---------   --------
 SUMMARY OF OPERATIONS
 (thousands, except per share data)
 Interest income-- taxable equivalent .............    $677,097   $632,359   $594,669   $558,329
 Interest expense .................................     305,564    274,329    242,488    216,007
                                                       --------   --------   --------   --------
 Net interest income-- taxable equivalent .........     371,533    358,030    352,181    342,322
 Taxable equivalent adjustment ....................      25,893     24,909     24,882     24,476
                                                       --------   --------   --------   --------
 Net interest income ..............................     345,640    333,121    327,299    317,846
 Provision for loan losses ........................      19,539     18,123     16,342     17,759
                                                       --------   --------   --------   --------
 Net interest income after provision
   for loan losses ................................     326,101    314,998    310,957    300,087

 Other operating revenue ..........................     154,723    151,541    153,299    144,869
 Gain on sale of mortgage servicing
   portfolio ......................................          --         --         --         --
 Investment securities gains (losses) .............       2,094        433        221        572
                                                       --------   --------   --------   --------
Total other income ................................     156,817    151,974    153,520    145,441

Personnel expense .................................     141,566    139,695    141,232    141,014
Other expense .....................................     140,959    131,598    133,313    129,036
                                                       --------   --------   --------   --------
Total other expense ...............................     282,525    271,293    274,545    270,050
Income before income taxes ........................     200,393    195,679    189,932    175,478
Applicable income taxes* ..........................      58,267     57,687     55,791     50,679
                                                       --------   --------   --------   --------
Net income ........................................    $142,126   $137,992   $134,141   $124,799
                                                       ========   ========   ========   ========
Net income per common share:
  Primary .........................................    $    .83   $    .80   $    .78   $    .72
  Fully diluted ...................................    $    .82   $    .80   $    .78   $    .72

Cash dividends paid per common share ..............    $    .33   $    .30   $    .30   $    .30
Cash dividends paid on common stock ...............    $ 56,420   $ 51,241   $ 51,399   $ 51,443
Cash dividend payout ratio ........................        39.7%      37.1%      38.3%      41.2%

Average primary shares outstanding ................     171,973    172,097    172,558    172,739
Average fully diluted shares outstanding ..........     172,552    172,701    173,197    173,378

SELECTED AVERAGE BALANCES (MILLIONS)

Total assets ......................................    $ 38,146   $ 37,409   $ 36,753   $ 35,778
Loans-- net of unearned income ....................      25,290     24,553     23,969     23,010
Investment securities** ...........................       7,582      7,695      7,767      7,690
Other interest-earning assets .....................         877        809        829      1,083
Total interest-earning assets .....................      33,749     33,057     32,565     31,783
Interest-bearing deposits .........................      17,040     17,020     16,964     16,694
Short-term borrowed funds .........................       6,619      6,115      6,038      6,148
Long-term debt ....................................       4,795      4,637      4,281      3,670
Total interest-bearing liabilities ................      28,454     27,772     27,283     26,512
Noninterest-bearing deposits ......................       5,471      5,364      5,333      5,366
Total deposits ....................................      22,511     22,384     22,297     22,060
Shareholders' equity ..............................       3,186      3,114      3,063      3,021

RATIOS (averages)

Annualized net loan losses to loans ...............         .31%       .29%       .26%       .30%
Annualized net yield on
  interest-earning assets .........................        4.37       4.30       4.34       4.37
Shareholders' equity to:
  Total assets ....................................        8.35       8.32       8.33       8.44
  Net loans .......................................       12.80      12.89      13.00      13.36
Annualized return on assets*** ....................        1.49       1.48       1.46       1.40
Annualized return on shareholders'
  equity*** .......................................       17.84      17.73      17.52      16.53
------------------------------------------------------------------------------------------------
 *  Income taxes applicable to securities transactions were $980, $91,
    ($9,580), ($67), $840, $173, $89 and $226, respectively
**  Reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale of $104, $65, $15, ($49), ($44), ($28), ($14)
    and $37, respectively
*** Includes average unrealized gains (losses) on securities available-for-sale of $64, $40, $9, ($30), ($27), ($17), ($9) and $22 net of tax, respectively

Fourth Quarter Analysis

                           The corporation's net income per fully diluted share
                     was $.85 in the fourth quarter of 1995, a gain of 2.7 percent from $.82 in the same three months a year earlier. Net income totaled $146.198 million, up $4.072 million or
                     2.9 percent from $142.126 million, and represented annualized returns of 16.36 percent on shareholders' equity and 1.35 percent on assets.
                           Taxable equivalent net interest income rose $19.737
                     million or 5.3 percent largely reflecting good gains in interest-earning assets moderated by increased funding costs and higher levels of interest-bearing liabilities. Average loans grew $3.180 billion or 12.6 percent and included the impact of a $500 million credit card securitization. Gains were led by regular commercial loans, up $1.469 billion or 18.6 percent, residential mortgages, higher by $406 million or 10.8 percent, and commercial mortgages, which increased $342 million or 9.9 percent. Average investment securities expanded $1.094 billion or 14.4 percent. The corporation

                      QUARTERLY NET INCOME             QUARTERLY NET INCOME
                        PER SHARE, 1994                  PER SHARE, 1995
                        (FULLY DILUTED)                 (FULLY DILUTED)

                       1st Quarter    .72               1st Quarter    .82
                       2nd Quarter    .78               2nd Quarter    .95
                       3rd Quarter    .80               3rd Quarter    .87
                       4th Quarter    .82               4th Quarter    .85


-------------------------------------------------------------------------------------------------

COMPONENTS OF EARNINGS PER PRIMARY SHARE                                                 TABLE 14

-------------------------------------------------------------------------------------------------
                                                                      1995       1994
                                                                     Fourth     Fourth
                                                                     Quarter    Quarter   Change
                                                                    --------   --------  --------
 Interest income -- taxable equivalent ...........................  $   4.73   $   3.94   $   .79
 Interest expense ...............................................       2.46       1.78       .68
                                                                    --------   --------   -------
 Net interest income -- taxable equivalent .......................      2.27       2.16       .11
 Taxable equivalent adjustment ..................................        .14        .15      (.01)
                                                                    --------   --------   -------
 Net interest income ............................................       2.13       2.01       .12
 Provision for loan losses ......................................        .18        .12       .06
                                                                    --------   --------   -------
 Net interest income after provision for loan losses ............       1.95       1.89       .06

 Other operating revenue ........................................       1.08        .90       .18
 Investment securities gains ....................................        .02        .02        --
                                                                    --------   --------   -------
 Total other income .............................................       1.10        .92       .18

 Personnel expense ..............................................        .88        .82       .06
 Other expense ..................................................        .95        .82       .13
                                                                    --------   --------   -------
 Total other expense ............................................       1.83       1.64       .19

 Income before income taxes .....................................       1.22       1.17       .05
 Applicable income taxes ........................................        .37        .34       .03
                                                                    --------   --------   -------
 Net income .....................................................   $    .85   $    .83   $   .02
                                                                    ========   ========   =======
-------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS - FOURTH QUARTER*                                                          TABLE 15

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Variance
   Average Volume     Average Rate                                                Interest                     Attributable to
 -----------------    ------------                                         ---------------------             -------------------
   1995      1994      1995   1994                                           1995        1994     Variance    Rate       Volume
 --------  -------    -----  -----                                         --------    --------   ---------  -------    --------
     (Millions)                                                                                  (Thousands)
                                      INTEREST INCOME
                                      Loans:
  $ 9,365  $ 7,896     7.30   6.86      Commerical.......................  $172,285    $136,600   $ 35,685   $ 9,057    $ 26,628
    2,204    1,945     9.35   9.91      Tax-exempt.......................    51,934      48,582      3,352    (2,858)      6,210
  -------  -------                                                         --------    --------   --------
   11,569    9,841     7.69   7.47          Total commercial.............   224,219     185,182     39,037     5,677      33,360
      742      752     9.40   8.56      Direct retail....................    17,593      16,229      1,364     1,571        (207)
    2,532    2,442     8.20   7.85      Indirect retail..................    52,305      48,310      3,995     2,197       1,798
    3,797    3,812    12.33  11.44      Credit card......................   118,019     109,926      8,093     8,524        (431)
      349      339    12.50  12.05      Other revolving credit...........    11,011      10,297        714       390         324
  -------  -------                                                         --------    --------   --------
    7,420    7,345    10.64   9.98          Total retail.................   198,928     184,762     14,166    12,257       1,909
      725      524     9.77  10.87      Construction.....................    17,857      14,358      3,499    (1,569)      5,068
    3,789    3,447     8.60   8.23      Commercial mortgages.............    82,129      71,507     10,622     3,318       7,304
    4,167    3,761     8.48   7.89      Residential mortgages............    89,073      74,770     14,303     5,868       8,435
  -------  -------                                                         --------    --------   --------
    8,681    7,732     8.64   8.24         Total real estate.............   189,059     160,635     28,424     8,028      20,396
      452      185     9.44   7.75      Lease financing..................    10,749       3,615      7,134       940       6,194
      348      187     7.29   6.32      Foreign..........................     6,393       2,987      3,406       517       2,889
  -------  -------                                                         --------    --------   --------
   28,470   25,290     8.77   8.42         Total loans...................   629,348     537,181     92,167    22,550      69,617
                                      Investment Securities:
                                        Held-to-maturity:
    1,637    2,414     6.80   6.65        U.S. Government and agency.....    28,038      40,487    (12,449)      846     (13,295)
    1,474    1,103     7.96   7.79        Mortgage backed securities.....    29,561      21,640      7,921       490       7,431
      338      566    11.33  12.32        State and municipal............     9,657      17,579     (7,922)   (1,312)     (6,610)
       12       14     5.12   5.71        Other..........................       160         209        (49)      (20)        (29)
  -------  -------                                                         --------    --------   --------
                                           Total securities
    3,461    4,097     7.73   7.74           held-to-maturity............    67,416      79,915    (12,499)     (100)    (12,399)
                                        Available-for-sale:**
    3,954    2,389     7.08   5.47        U.S. Government and agency.....    70,545      32,922     37,623    11,686      25,937
    1,106      855     7.20   4.50        Mortgage backed securities.....    20,067       9,694     10,373     6,971       3,402
      155      241     6.00   6.22        Other..........................     2,353       3,773     (1,420)     (131)     (1,289)
  -------  -------                                                         --------    --------   --------
                                           Total securities
    5,215    3,485     7.07   5.28           available-for-sale..........    92,965      46,389     46,576    18,908      27,668
  -------  -------                                                         --------    --------   --------
    8,676    7,582     7.33   6.61         Total investment securities...   160,381     126,304     34,077    14,726      19,351
      421        7     7.95   6.62    Interest-bearing bank balances.....     8,442         110      8,332        26       8,306
                                      Federal funds sold and
                                        securities purchased under
      225      100     5.84   5.46      resale agreements................     3,310       1,382      1,928       103       1,825
      916      770     6.25   6.25    Trading account assets.............    14,413      12,120      2,293        (1)      2,294
  -------  -------                                                         --------    --------   --------
  $38,708  $33,749     8.36   7.96         Total interest-earning assets.   815,894     677,097    138,797    35,578     103,219
  =======  =======
                                      INTEREST EXPENSE
  $ 3,317  $ 3,364     1.84   1.70    Interest-bearing demand............    15,392      14,443        949     1,150        (201)
    6,985    6,114     3.73   3.08    Savings and money market savings...    65,731      47,438     18,293    10,954       7,339
    6,631    5,457     5.90   4.61    Savings certificates...............    98,647      63,416     35,231    19,935      15,296
    2,797    1,493     6.10   4.86    Large denomination certificates....    43,028      18,288     24,740     5,609      19,131
  -------  -------                                                         --------    --------   --------
                                           Total time deposits in
   19,730   16,428     4.48   3.47           domestic offices............   222,798     143,585     79,213    46,914      32,299
      975      612     5.52   5.12    Time deposits in foreign offices...    13,567       7,898      5,669       667       5,002
  -------  -------                                                         --------    --------   --------
   20,705   17,040     4.53   3.53         Total time deposits...........   236,365     151,483     84,882    48,314      36,568
                                      Federal funds purchased and
                                        securities sold under
    4,686    5,478     6.01   5.34      repurchase agreements............    70,970      73,723     (2,753)    8,624     (11,377)
      561      466     5.39   4.87    Commercial paper...................     7,625       5,725      1,900       645       1,255
    2,085      675     5.92   5.09    Other short-term borrowed funds....    31,126       8,667     22,459     1,625      20,834
  -------  -------                                                         --------    --------   --------
                                           Total short-term
    7,332    6,619     5.94   5.28           borrowed funds..............   109,721      88,115     21,606    11,564      10,042
    3,889    3,956     5.77   5.20    Bank notes.........................    56,589      51,868      4,721     5,618        (897)
    1,324      839     6.58   6.67    Other long-term debt...............    21,949      14,098      7,851      (193)      8,044
  -------  -------                                                         --------    --------   --------
    5,213    4,795     5.98   5.46         Total long-term debt..........    78,538      65,966     12,572     6,566       6,006
  -------  -------                                                         --------    --------   --------
                                           Total interest-bearing
  $33,250  $28,454     5.07   4.26           liabilities.................   424,624     305,564    119,060    62,971      56,089
  =======  =======    -----  -----                                         --------    --------   --------
                       3.29   3.70    Interest rate spread
                      =====  =====
                                      Net yield on interest-earning
                       4.01   4.37      assets and net interest income...  $391,270    $371,533   $ 19,737   (31,976)     51,713
                      =====  =====                                         ========    ========   ========
------------------------------------------------------------------------------------------------------------------------------------

 *Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense
**Volume amounts are reported at amortized cost; excludes pretax unrealized gains (losses) of $104 million in 1995 and $(44) million in 1994


-----------------------------------------------------------------------------------------------

QUARTERLY ALLOWANCE FOR LOAN LOSSES (thousands)                                        TABLE 16

-----------------------------------------------------------------------------------------------
                                                                   1995
                                             --------------------------------------------------
                                              Fourth         Third        Second        First
                                              Quarter       Quarter       Quarter      Quarter
                                             ----------    ---------     ---------    ---------
 SUMMARY OF TRANSACTIONS

 Balance at beginning of period ..........   $ 408,684     $ 408,633     $ 408,500    $ 406,132
 Provision for loan losses ...............      30,172        23,179        28,652       21,788
 Deduct net loan losses:
   Loans charged off:
     Commercial ..........................       1,662           431         1,872          318
     Credit card .........................      29,292        27,424        23,829       21,431
     Other revolving credit ..............       1,239         1,202         1,058          805
     Other retail ........................       4,747         3,609         3,528        3,412
     Real estate .........................       1,332           526         5,499          391
     Lease financing .....................          56            99           636          101
     Foreign .............................          --            --            --           --
                                             ---------     ---------     ---------    ---------
       Total .............................      38,328        33,291        36,422       26,458
   Recoveries:
     Commercial ..........................         894         2,561         1,400          695
     Credit card .........................       3,365         3,207         3,186        3,203
     Other revolving credit ..............         278           273           267          322
     Other retail ........................         913         1,056           972        1,019
     Real estate .........................       2,804         3,021         2,037        1,761
     Lease financing .....................          26            45            41           30
     Foreign .............................          --            --            --            8
                                             ---------     ---------     ---------    ---------
       Total .............................       8,280        10,163         7,903        7,038
                                             ---------     ---------     ---------    ---------
   Net loan losses .......................      30,048        23,128        28,519       19,420
                                             ---------     ---------     ---------    ---------
 Balance at end of period ................   $ 408,808*    $ 408,684*    $ 408,633*   $ 408,500*
                                             =========     =========     =========    =========
 NET LOAN LOSSES (RECOVERIES)
   BY CATEGORY

 Commercial ..............................         768        (2,130)          472         (377)
 Credit card .............................      25,927        24,217        20,643       18,228
 Other revolving credit ..................         961           929           791          483
 Other retail ............................       3,834         2,553         2,556        2,393
 Real estate .............................      (1,472)       (2,495)        3,462       (1,370)
 Lease financing .........................          30            54           595           71
 Foreign .................................          --            --            --          (8)
                                             ---------     ---------     ---------    ---------
       Total .............................      30,048        23,128        28,519       19,420
                                             =========     =========     =========    =========

 Net loan losses -- excluding
   credit cards ..........................   $   4,121     $  (1,089)    $   7,876    $   1,192

 ANNUALIZED NET LOAN LOSSES
   (RECOVERIES) TO AVERAGE
   LOANS BY CATEGORY

 Commercial ..............................         .03%         (.07%)         .02%        (.01%)
 Credit card .............................        2.73          2.38          2.07         1.84
 Other revolving credit ..................        1.10          1.08           .93          .57
 Other retail ............................         .47           .32           .33          .31
 Real estate .............................        (.07)         (.12)          .17         (.07)
 Lease financing .........................         .03           .09          1.19          .15
 Foreign .................................          --            --            --         (.01)
 Total loans .............................         .42           .33           .42          .30

 Total loans -- excluding credit cards ...         .07          (.02)          .14          .02

 Period-end allowance to
   outstanding loans .....................        1.40%         1.41%         1.45%        1.53%

                                                                    1994
                                             ---------------------------------------------------
                                              Fourth         Third        Second         First
                                              Quarter       Quarter       Quarter       Quarter
                                             ---------     ---------     ---------     ---------
 SUMMARY OF TRANSACTIONS

 Balance at beginning of period ..........   $ 406,005     $ 405,942     $ 405,474     $ 404,798
 Provision for loan losses ...............      19,539        18,123        16,342        17,759
 Deduct net loan losses:
   Loans charged off:
     Commercial ..........................       1,793         3,063         2,947         5,080
     Credit card .........................      19,682        17,310        16,808        15,928
     Other revolving credit ..............       1,000           908           902           905
     Other retail ........................       3,216         2,504         2,605         3,084
     Real estate .........................       1,785           749         1,352           819
     Lease financing .....................          57            28            80            61
     Foreign .............................          --            --            --            --
                                             ---------     ---------     ---------     ---------
       Total .............................      27,533        24,562        24,694        25,877
   Recoveries:
     Commercial ..........................       1,382           915         1,423         1,957
     Credit card .........................       2,926         2,837         2,760         2,771
     Other revolving credit ..............         224           285           303           247
     Other retail ........................         927         1,159           749         1,121
     Real estate .........................       2,624         1,273         3,506         2,612
     Lease financing .....................          31            25            70            78
     Foreign .............................           7             8             9             8
                                             ---------     ---------     ---------     ---------
       Total .............................       8,121         6,502         8,820         8,794
                                             ---------     ---------     ---------     ---------
   Net loan losses .......................      19,412        18,060        15,874        17,083
                                             ---------     ---------     ---------     ---------
 Balance at end of period ................   $ 406,132     $ 406,005     $ 405,942     $ 405,474
                                             =========     =========     =========     =========
 NET LOAN LOSSES (RECOVERIES)
   BY CATEGORY

 Commercial ..............................   $     411     $   2,148     $   1,524     $   3,123
 Credit card .............................      16,756        14,473        14,048        13,157
 Other revolving credit ..................         776           623           599           658
 Other retail ............................       2,289         1,345         1,856         1,963
 Real estate .............................        (839)         (524)       (2,154)       (1,793)
 Lease financing .........................          26             3            10           (17)
 Foreign .................................          (7)           (8)           (9)           (8)
                                             ---------     ---------     ---------     ---------
       Total .............................   $  19,412     $  18,060     $  15,874     $  17,083
                                             =========     =========     =========     =========
 Net loan losses -- excluding
   credit cards ..........................   $   2,656     $   3,587     $   1,826     $   3,926

 ANNUALIZED NET LOAN LOSSES
   (RECOVERIES) TO AVERAGE
   LOANS BY CATEGORY

 Commercial ..............................         .02%          .09%          .07%          .14%
 Credit card .............................        1.76          1.57          1.63          1.67
 Other revolving credit ..................         .92           .74           .72           .80
 Other retail ............................         .29           .17           .23           .25
 Real estate .............................        (.04)         (.03)         (.12)         (.10)
 Lease financing .........................         .06           .01           .02          (.04)
 Foreign .................................        (.01)         (.04)         (.04)         (.04)
 Total loans .............................         .31           .29           .26           .30

 Total loans -- excluding credit cards ...         .05           .07           .04           .08

 Period-end allowance to
   outstanding loans .....................        1.57%         1.63%         1.67%         1.71%
------------------------------------------------------------------------------------------------

 *Includes the related allowance for credit losses for impaired loans as defined in FASB 114, "Accounting by Creditors for Impairment of a Loan," of $916 at December 31, 1995, $916 at September 30, 1995, $0 at June 30, 1995
  and $2,070 at March 31, 1995
                     reclassified $2.720 billion of securities held-to-maturity as securities available-for-sale under a one-time allowance permitted by the Financial Accounting Standards Board for year-end 1995 financial statements.
                           The provision for loan losses was $30.172 million,
                     an increase of $10.633 million or 54.4 percent from $19.539 million a year earlier. Net loan loses were $30.048 million or .42 percent of average loans annualized compared with $19.412 million or .31 percent in the same three months of 1994. The rise reflected higher charge-offs, principally in credit cards and other retail loans, as well as more moderate loan recoveries. Excluding credit cards, net charge-offs for the fourth period totaled $4.121 million or .07 percent of average related loans compared with $2.656 million or .05 percent in 1994.
                           Credit card net loan losses were $25.927 million or
                     2.73 percent of average credit card loans for the period versus $16.756 million or 1.76 percent in the 1994 fourth quarter. On a managed basis credit card net charge-offs, including securitized loans, were $29.164 million or 2.72 percent compared with $16.799 million or 1.73 percent a year earlier. Other retail loans, consisting of direct and indirect retail lending, had net loan losses of $3.834 million or .47 percent of average related loans versus $2.289 million or .29 percent in the same three months of 1994.
                           Other operating revenue expanded $31.566 million or
                     20.4 percent. Solid growth occurred in all major categories except mortgage fee income which declined from the prior year primarily due to the April sale of the corporation's mortgage servicing portfolio and loss of associated servicing income. Deposit account service charges were up $6.958 million or 14.4 percent, while trust fee revenues increased $3.404 million or 10.9 percent. Credit card fee income was higher by $2.091 million or 6.9 percent and included excess revenues received from cardholder payments on the corporation's securitized loan portfolio. Investment fee income, consisting of fees from mutual funds, loan syndications, brokerage commissions, variable rate demand bonds and private placements, rose $4.127 million or 116.1 percent. Electronic banking service revenues, associated

----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME (thousands)                                                                                            TABLE 17

----------------------------------------------------------------------------------------------------------------------------------
                                                                1995                                       1994
                                             -----------------------------------------   -----------------------------------------
                                              Fourth      Third     Second      First     Fourth      Third    Second      First
                                              Quarter    Quarter    Quarter    Quarter    Quarter    Quarter   Quarter    Quarter
                                             --------   --------   --------   --------   --------   --------   --------   --------
 Service charges on deposit accounts .....   $ 55,371   $ 52,409   $ 52,452   $ 48,881   $ 48,413   $ 48,940   $ 50,646   $ 48,150
 Fees for trust services .................     34,689     31,740     33,211     30,881     31,285     32,151     32,983     31,681
 Credit card income -- net of
   interchange payments ..................     32,291     31,180     31,867     28,944     30,200     28,271     28,120     25,334
 Electronic banking ......................      9,412      8,962      8,860      7,245      7,513      6,353      6,072      4,745
 Investment fee income ...................      7,682      8,690      5,404      5,177      3,555      3,911      2,785      3,841
 Mortgage fee income .....................      4,050      4,269      6,547      8,454      8,886      8,590      7,715      8,033
 Trading account profits (losses) --
   excluding interest ....................      8,238      5,646      5,608      6,206      1,669      3,464      1,133      3,236
 Insurance premiums and commissions ......      3,422      3,044      3,385      3,313      3,189      2,425      3,379      2,686
 Bankers' acceptance and letter
   of credit fees ........................      6,003      5,885      5,743      5,559      5,365      5,827      5,689      6,287
 Other service charges and fees ..........      7,054      5,609      5,624      6,395      4,462      4,307      4,299      5,041
 Other income ............................     18,077     12,981      7,603      6,038        186      7,302     10,478      5,835
                                             --------   --------   --------   --------   --------   --------   --------   --------
       Total other operating revenue .....    186,289    170,415    166,304    157,093    154,723    151,541    153,299    144,869

 Gain on sale of mortgage servicing
   portfolio .............................         --         --     79,025         --         --         --         --         --
 Investment securities gains (losses) ....      2,554        317    (26,236)      (129)     2,094        433        221        572
                                             --------   --------   --------   --------   --------   --------   --------   --------
       Total .............................   $188,843   $170,732   $219,093   $156,964   $156,817   $151,974   $153,520   $145,441
                                             ========   ========   ========   ========   ========   ========   ========   ========
----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

NONINTEREST EXPENSE (thousands)                                                        TABLE 18

-----------------------------------------------------------------------------------------------
                                                                    1995
                                              -------------------------------------------------
                                               Fourth        Third        Second        First
                                               Quarter      Quarter       Quarter      Quarter
                                              ---------    ---------     ---------    ---------
 Salaries .................................   $ 129,673    $ 127,152     $ 123,720    $ 118,185
 Employee benefits ........................      22,405       26,146        26,267       26,778
                                              ---------    ---------     ---------    ---------
       Total personnel expense ............     152,078      153,298       149,987      144,963
 Net occupancy expense ....................      24,551       21,424        20,940       20,190
 Equipment expense ........................      27,753       25,750        27,935       28,263
 Postage and delivery .....................       9,801        9,379         9,190        9,592
 Outside data processing,
   programming and software ...............      11,966        9,959        10,664        9,897
 Stationery and supplies ..................       7,604        6,374         6,619        6,208
 Advertising and sales promotion ..........      16,869       14,334         9,747        9,412
 Professional services ....................      14,922        9,721         9,149        5,691
 Travel and business promotion ............       6,051        4,474         5,110        4,059
 FDIC insurance and regulatory
   examinations ...........................       4,242        9,464        13,344       13,339
 Check clearing and other bank services ...       2,334        2,374         2,337        2,150
 Amortization of intangible assets ........       1,190        1,210         2,116        4,071
 Foreclosed property expense ..............         813         (146)          408         (155)
 Other expense ............................      34,891       31,267        39,071       25,352
                                              ---------    ---------     ---------    ---------
       Total ..............................   $ 315,065    $ 298,882     $ 306,617    $ 283,032
                                              =========    =========     =========    =========
 Overhead ratio ...........................        54.6%        52.9%         56.0%        53.4%
-----------------------------------------------------------------------------------------------

                                                                   1994
                                              -------------------------------------------------
                                               Fourth        Third        Second         First
                                               Quarter      Quarter       Quarter       Quarter

 Salaries .................................   $ 117,904    $ 116,793     $ 114,882     $ 115,211
 Employee benefits ........................      23,662       22,902        26,350        25,803
                                              ---------    ---------     ---------     ---------
       Total personnel expense ............     141,566      139,695       141,232       141,014
 Net occupancy expense ....................      21,261       20,026        20,196        19,428
 Equipment expense ........................      27,197       26,789        26,010        26,512
 Postage and delivery .....................       8,650        8,645         8,816         9,052
 Outside data processing,
   programming and software ...............      10,773        7,834         8,119         8,485
 Stationery and supplies ..................       6,182        6,578         5,836         5,962
 Advertising and sales promotion ..........       6,949        8,019         9,316         9,783
 Professional services ....................       6,539        4,617         5,385         3,952
 Travel and business promotion ............       4,650        3,757         4,343         3,504
 FDIC insurance and regulatory
   examinations ...........................      13,188       13,294        13,589        13,380
 Check clearing and other bank services ...       2,204        2,475         1,920         2,295
 Amortization of intangible assets ........       4,430        4,524         4,602         5,137
 Foreclosed property expense ..............           9         (452)         (404)       (3,441)
 Other expense ............................      28,927       25,492        25,585        24,987
                                              ---------    ---------     ---------     ---------
       Total ..............................   $ 282,525    $ 271,293     $ 274,545     $ 270,050
                                              =========    =========     =========     =========
 Overhead ratio ...........................        53.7%        53.2%         54.3%         55.4%
------------------------------------------------------------------------------------------------

                     with ATM and debit card usage, grew $1.899 million or
                     25.3 percent. Trading account profits were up $6.569 million and include foreign exchange revenue, classified prior to year-end 1995 financial statements as part of other income. Prior period amounts have been restated for the reclassification.
                           Total noninterest expense was higher by $32.540
                     million or 11.5 percent, primarily reflecting investment spending associated with the corporation's ongoing strategic initiatives. Total personnel expense rose $10.512 million or 7.4 percent with increases in salaries expense moderated by lower employee benefit costs. Combined net occupancy and equipment expense was up $3.846 million or 7.9 percent, principally due to renovations and continued rollout of Next Generation Branch Automation equipment. Remaining combined categories of noninterest expense grew $18.182 million or 19.7 percent. Advertising and sales promotion expense increased $9.920 million or
                     142.8 percent, reflecting costs for expanded national credit card solicitations in the period. Expenses for professional services were higher by $8.383 million or
                     128.2 percent, primarily due to consulting fees for ongoing strategic initiatives.

RESULTS OF OPERATIONS

1994 vs. 1993

                           Consolidated net income for 1994 was $539.058
                     million or $3.12 per fully diluted share compared with $492.095 million or $2.81 per fully diluted share in 1993. The earnings gain reflected strong loan growth, good expense control and lower credit loss costs, along with a modest increase in other operating revenue. Net income represented returns of 17.41 percent on shareholders' equity and 1.46 percent on assets versus 17.13 percent and
                     1.46 percent, respectively, in 1993.
                           Taxable equivalent net interest income increased
                     $41.340 million or 3 percent. Growth in interest-earning assets primarily fueled the gain which was offset partially by higher levels of interest-bearing liabilities and an increase in the average cost of funds. The net yield on interest-earning assets declined 30 basis points.
                           Taxable equivalent interest income rose $240.716
                     million or 10.8 percent. Average interest-earning assets were higher by $3.014 billion or 10.1 percent led by loans, which expanded $2.667 billion or 12.4 percent for the year. The commercial loan portfolio, including related real estate categories, grew $1.549 billion or 13 percent, reflecting gains largely in regular commercial loans and commercial mortgages. Retail loans, including residential mortgages, were higher by $1.118 billion or 11.6 percent, with credit cards and indirect retail loans accounting for the majority of the growth.
                           Interest expense increased $199.376 million or 23.8
                     percent. Average interest-bearing liabilities were up $3.016 billion or 12.3 percent while the average rate paid rose 34 basis points. Growth in interest-bearing liabilities occurred primarily in long-term debt and in short-term borrowings, up $2.277 billion or 109.8 percent and $827 million or 15.3 percent, respectively. Total interest-bearing time deposits were largely unchanged. The increase in long-term debt principally was due to continued expansion of medium-term bank notes. The notes are part of Wachovia Bank of North Carolina's ongoing bank note program, consisting of short- and medium-term bank notes, which provide additional funding for the corporation at attractive rates.
                           The following table summarizes the changes in
                     taxable equivalent interest income and interest expense due to changes in rates and volumes between 1994 and 1993. Changes which are not solely due to rate or volume are allocated proportionately to rate and volume.

                                                                                              1994 over 1993
                                                                                   -----------------------------------
                                                                                       Attributable to
                                                                                   ----------------------
                                                                                      Rate       Volume        Total
                                                                                   ---------    ---------    ---------
                     $ in thousands
                     Increase (decrease) in interest income:
                        Loans ..................................................   $  25,589    $ 210,408    $ 235,997
                        Investment securities:
                         Held-to-maturity:
                           State and municipal .................................         438      (11,223)     (10,785)
                           Other investments ...................................      24,422     (204,350)    (179,928)
                         Available-for-sale:
                           Other investments ...................................          --      194,576      194,576
                        Interest-bearing bank balances .........................         555       (2,863)      (2,308)
                        Federal funds sold and securities purchased under
                          resale agreements ....................................       2,508       (7,259)      (4,751)
                        Trading account assets .................................       9,245       (1,330)       7,915
                                                                                                             ---------
                           Total interest-earning assets .......................      14,458      226,258      240,716

                     Increase (decrease) in interest expense:
                        Total deposits in domestic offices .....................     (21,681)      (4,482)     (26,163)
                        Time deposits in foreign offices .......................       6,144        1,671        7,815
                        Short-term borrowed funds ..............................      69,217       29,508       98,725
                        Long-term debt .........................................         437      118,562      118,999
                                                                                                             ---------
                           Total interest-bearing liabilities ..................      90,306      109,070      199,376
                                                                                                             ---------

                     Increase in net interest income ...........................                             $  41,340
                                                                                                             =========

                           At December 31, 1994, nonperforming assets were
                     $100.517 million or .39 percent of loans and foreclosed property, down $54.384 million or 35.1 percent from a year earlier. The provision for loan losses totaled $71.763 million in 1994, lower by $20.889 million or 22.5 percent from $92.652 million in 1993, but exceeded net loan losses by $1.334 million. Net charge-offs were $70.429 million or .29 percent of average loans compared with $67.411 million or .31 percent in 1993. The allowance for loan losses at December 31, 1994 was $406.132 million, representing 1.57 percent of loans and 516 percent coverage of nonperforming loans versus $404.798 million, 1.76 percent and 372 percent, respectively, at year-end 1993.
                           Total other operating revenue rose $4.253 million or
                     slightly under 1 percent. Good gains in credit card fee income, trust service fees, and electronic banking service revenues largely were offset by reduced levels of deposit account service charges, mortgage fee income and trading account profits. Credit card fee income increased $10.145 million or 10 percent, while trust service fees were higher by $8.070 million or 6.7 percent. Electronic banking service revenues grew $9.843 million or 66.3 percent. Service charges on deposit accounts were lower by $6.736 million or 3.3 percent, with mortgage fee income decreasing $5.877 million or 15 percent. Trading account profits were down $12.943 million or 57.7 percent.
                           Total noninterest expense decreased $32.823 million
                     or 2.9 percent. Total personnel expense was lower by $5.173 million or under 1 percent with increases in salaries expense offset by reduced employee benefits expense. Combined net occupancy and equipment expense rose $3.103 million or 1.7 percent, reflecting a rise in equipment expense moderated partially by lower net occupancy expense. Remaining combined categories of noninterest expense spending were down $30.753 million or
                     8.1 percent.

                                     SUPERVISION AND REGULATION
                     ---------------------------------------------------------

                           Wachovia Corporation is a registered bank holding
                     company under the Bank Holding Company Act of 1956 (BHC
                     Act) and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System
                     (FRB). South Carolina National Corporation is likewise subject to the requirements of the BHC Act, which requires prior Board approval for bank acquisitions and prohibits a bank holding company from engaging in any business other than banking or bank-related activities. On December 1, 1995, South Carolina National, the mid-tier holding company remaining after Wachovia's 1991 acquisition of South Carolina National Corporation, was merged into Wachovia Corporation to simplify organizational structure. In addition to the provisions of the BHC Act, state banking commissions serve in a supervisory and regulatory capacity with respect to the bank holding company activities. Wachovia Corporation is also a savings and loan holding company registered under the Home Owners' Loan Act of 1933 (HOLA), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), and is subject to examination, supervision and reporting requirements of the Office of Thrift Supervision
                     (OTS).
                           Various state and federal laws govern the activities
                     of the Corporation's banking affiliates. As federally insured national banks, Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A., Wachovia Bank of South Carolina, N.A., and The First National Bank of Atlanta are subject to the regulation, supervision and reporting requirements of the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). The banking subsidiaries are directly affected by the actions of the FRB as it attempts to manage the money supply and credit availability in the economy.
                           The Corporation's nonbanking subsidiaries are
                     subject to a variety of state and federal laws. For example, the Corporation's discount brokerage and investment advisory subsidiary is subject to supervision and regulation by the Securities and Exchange Commission
                     (SEC), the National Association of Securities Dealers, Inc., state securities regulators and the various exchanges through which it conducts business. The Corporation's insurance subsidiaries are subject to the insurance laws of the states in which they are active. All nonbanking subsidiaries are supervised by the FRB.
                           Federal law regulates transactions among Wachovia
                     Corporation and its affiliates, including the amount of banking affiliates' loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of the affiliate. In addition, various requirements and restrictions under federal and state laws regulate the operations of the Corporation's banking affiliates, requiring the maintenance of reserves against deposits, limiting the nature of loans and interest that may be charged thereon, restricting investments, and other activities.
                           Under FRB policy, the Corporation is expected to act
                     as a source of financial strength to, and commit resources to support, each of its subsidiary banks. In addition, FIRREA provides that a depository institution insured by the FDIC can be held liable by the FDIC for any loss incurred or reasonably expected to be incurred in connection with the default of a commonly controlled FDIC insured depository institution. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA also imposes substantial examination, audit and reporting requirements on insured depository institutions. Among other requirements, the regulation requires a revision of risk-based capital standards. These standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. See Shareholders' Equity and Capital Ratios on pages 32 and 33.
                           The Riegle-Neal Interstate Banking and Branching
                     Efficiency Act of 1994 (the Act) has introduced a process that will enable nationwide interstate banking through bank subsidiaries and interstate bank mergers. Effective September 29, 1995, the bill allows adequately capitalized and managed bank holding companies to acquire control of a bank in any state subject to concentration limits. Beginning June 1, 1997, banks will be permitted to merge with one another across state lines. A state could authorize such mergers earlier than June 1, 1997. In contrast, a state also could choose to opt-out of interstate branching by enacting legislation before June 1, 1997. The legislation preserves state laws which require that a bank must be in existence for a minimum period of time before being acquired as long as the requirement is five years or less. The legislation has immediate relevance for the banking industry due to increased competitive forces from institutions which may consolidate through mergers and those which may move into new markets through enhanced opportunities to branch across state lines.
                           Separately the Act also permits bank subsidiaries to
                     act as agents for certain purposes for each other across state lines. These agency powers became available on September 29, 1995. Effective January 2, 1996, Wachovia Bank of Georgia, Wachovia Bank of North Carolina and Wachovia Bank of South Carolina entered into a mutual agreement to act as agents for each other, thereby making significant interstate banking services available to all customers in their three states.
                           There have been a number of legislative and
                     regulatory proposals that would have an impact on the operation of bank holding companies and their banks. Due to continued changes in the regulatory environment, additional legislation aimed at banking industry reform is likely to continue. While the potential effects of legislation currently under consideration cannot be measured with any degree of certainty, the Corporation is unaware of any pending legislative reforms or regulatory activities which would materially affect its financial position or operating results in the foreseeable future.

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

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Wachovia Corporation

We have audited the consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note C to the financial statements, in 1994, the Corporation changed its method of accounting for certain investment securities. As discussed in Notes A and M to the financial statements, in 1993, the company changed its methods of accounting for income taxes and postretirement benefits.




                                                          /s/ ERNST & YOUNG LLP
                                                          ---------------------
                                                          Ernst & Young LLP

Winston-Salem, North Carolina
January 11, 1996

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION


                                                                          December 31
                                                                       1995         1994
                                                                   -----------   -----------
$ in thousands
ASSETS
Cash and due from banks ........................................   $ 2,692,318   $ 2,670,115
Interest-bearing bank balances .................................       451,279         6,763
Federal funds sold and securities
  purchased under resale agreements ............................       144,105       201,606
Trading account assets .........................................     1,114,926       889,958
Securities available-for-sale ..................................     7,409,825     3,538,247
Securities held-to-maturity (market value of $1,721,222
  in 1995 and $4,114,644 in 1994) ..............................     1,619,480     4,184,610
Loans and net leases ...........................................    29,269,825    25,898,774
Less unearned income on loans ..................................         8,672         7,970
                                                                   -----------   -----------
      Total loans ..............................................    29,261,153    25,890,804
Less allowance for loan losses .................................       408,808       406,132
                                                                   -----------   -----------
      Net loans ................................................    28,852,345    25,484,672
Premises and equipment .........................................       628,153       543,548
Due from customers on acceptances ..............................       883,825       416,591
Other assets ...................................................     1,185,058     1,251,848
                                                                   -----------   -----------
      Total assets .............................................   $44,981,314   $39,187,958
                                                                   ===========   ===========

LIABILITIES

Deposits in domestic offices:
  Demand .......................................................   $ 5,855,286   $ 5,657,579
  Interest-bearing demand ......................................     3,473,607     3,524,857
  Savings and money market savings .............................     6,991,133     6,065,966
  Savings certificates .........................................     6,613,238     5,464,532
  Large denomination certificates ..............................     2,671,759     1,416,318
  Noninterest-bearing time .....................................         3,334        24,121
                                                                    -----------   ----------
      Total deposits in domestic offices .......................    25,608,357    22,153,373
Deposits in foreign offices:
  Demand .......................................................         5,766         5,540
  Time .........................................................       754,634       910,345
                                                                   -----------   -----------
      Total deposits in foreign offices ........................       760,400       915,885
                                                                   -----------   -----------
      Total deposits ...........................................    26,368,757    23,069,258
Federal funds purchased and securities
  sold under repurchase agreements .............................     5,850,540     5,898,398
Commercial paper ...............................................       502,136       406,706
Other short-term borrowed funds ................................     1,720,592     1,007,340
Long-term debt:
  Bank notes ...................................................     4,088,326     3,953,318
  Other long-term debt .........................................     1,334,702       837,146
                                                                   -----------   -----------
      Total long-term debt .....................................     5,423,028     4,790,464
Acceptances outstanding ........................................       883,825       416,591
Other liabilities ..............................................       458,679       312,694
                                                                   -----------   -----------
      Total liabilities ........................................    41,207,557    35,901,451
Off-balance sheet items, commitments and contingent liabilities--
      Notes I, J and L

SHAREHOLDERS' EQUITY

Preferred stock, par value $5 per share:
  Authorized 50,000,000 shares; none outstanding.................           --            --
Common stock, par value $5 per share:
  Issued 170,358,504 shares in 1995
    and 170,933,749 shares in 1994 .............................       851,793       854,669
Capital surplus ................................................       713,120       741,946
Retained earnings ..............................................     2,208,844     1,689,892
                                                                   -----------   -----------
      Total shareholders' equity ...............................     3,773,757     3,286,507
                                                                   -----------   -----------
      Total liabilities and shareholders' equity ...............   $44,981,314   $39,187,958
                                                                   ===========   ===========


See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                                                Year Ended December 31
                                                                            1995         1994         1993
$ in thousands, except per share                                         ----------   ----------   ----------
INTEREST INCOME

Loans ................................................................   $2,384,919   $1,864,082   $1,627,450
Securities available-for-sale:
  Other investments ..................................................      268,106      182,440           --
Securities held-to-maturity:
  State and municipal ................................................       34,023       50,122       57,670
  Other investments ..................................................      260,218      223,691      396,056
Interest-bearing bank balances .......................................        9,121          597        2,905
Federal funds sold and securities
  purchased under resale agreements ..................................        7,234        7,682       12,433
Trading account assets ...............................................       56,109       33,680       26,323
                                                                         ----------   ----------   ----------
      Total interest income ..........................................    3,019,730    2,362,294    2,122,837

INTEREST EXPENSE

Deposits:
  Domestic offices ...................................................      781,578      516,914      543,077
  Foreign offices ....................................................       41,876       22,318       14,503
                                                                         ----------   ----------   ----------
      Total interest on deposits .....................................      823,454      539,232      557,580
Short-term borrowed funds ............................................      467,007      272,572      173,847
Long-term debt .......................................................      288,646      226,584      107,585
                                                                         ----------   ----------   ----------
      Total interest expense .........................................    1,579,107    1,038,388      839,012

NET INTEREST INCOME ..................................................    1,440,623    1,323,906    1,283,825
Provision for loan losses ............................................      103,791       71,763       92,652
                                                                         ----------   ----------   ----------
Net interest income after provision for loan losses ..................    1,336,832    1,252,143    1,191,173

OTHER INCOME

Service charges on deposit accounts ..................................      209,113      196,149      202,885
Fees for trust services ..............................................      130,521      128,100      120,030
Credit card income ...................................................      124,282      111,925      101,780
Mortgage fee income ..................................................       23,320       33,224       39,101
Trading account profits ..............................................       25,698        9,502       22,445
Student loan servicing ...............................................           --           --        5,535
Other operating income ...............................................      167,167      125,532      108,403
                                                                         ----------   ----------   ----------
      Total other operating revenue ..................................      680,101      604,432      600,179
Gain on sale of mortgage servicing portfolio .........................       79,025           --           --
Gain on sale of subsidiary ...........................................           --           --        8,030
Investment securities gains (losses) .................................       (23,494)      3,320       19,394
                                                                         ----------   ----------   ----------
      Total other income .............................................      735,632      607,752      627,603

OTHER EXPENSE

Salaries .............................................................      498,730      464,790      455,621
Employee benefits ....................................................      101,596       98,717      113,059
                                                                         ----------   ----------   ----------
      Total personnel expense ........................................      600,326      563,507      568,680
Net occupancy expense ................................................       87,105       80,911       82,070
Equipment expense ....................................................      109,701      106,508      102,246
Other operating expense ..............................................      406,464      347,487      378,240
                                                                         ----------   ----------   ----------
      Total other expense ............................................    1,203,596    1,098,413    1,131,236

Income before income taxes ...........................................      868,868      761,482      687,540
Applicable income taxes ..............................................      266,325      222,424      195,445
                                                                         ----------   ----------   ----------
NET INCOME ...........................................................   $  602,543   $  539,058   $  492,095
                                                                         ==========   ==========   ==========
Net income per common share:
  Primary ............................................................   $     3.50   $     3.13   $     2.83
  Fully diluted ......................................................   $     3.49   $     3.12   $     2.81
Average shares outstanding:
  Primary ............................................................      172,089      172,339      173,941
  Fully diluted ......................................................      172,957      172,951      175,198

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                               Common Stock
                                                       ----------------------------     Capital           Retained
                                                          Shares          Amount        Surplus           Earnings
$ in thousands, except per share                       ------------    ------------   ------------     ------------
YEAR ENDED DECEMBER 31, 1993

Balance at beginning of year .......................    171,471,178    $ 857,356    $ 817,889         $ 1,099,522
Net income .........................................                                                      492,095
Cash dividends declared on common
  stock -- $1.11 a share ...........................                                                     (191,488)
Common stock issued pursuant to:
  Stock option and employee benefit plans ..........        645,539        3,228       11,347                 (41)
  Dividend reinvestment plan .......................        318,655        1,593        9,375                 (15)
  Conversion of debentures .........................      1,738,533        8,693        7,802                 (60)
Common stock acquired ..............................     (2,797,232)     (13,986)     (84,826)                  8
Miscellaneous ......................................           (901)          (5)         (14)               (526)
                                                        -----------    ---------    ---------         -----------
Balance at end of year .............................    171,375,772    $ 856,879    $ 761,573         $ 1,399,495
                                                        ===========    =========    =========         ===========
YEAR ENDED DECEMBER 31, 1994

Balance at beginning of year .......................    171,375,772    $ 856,879    $ 761,573         $ 1,399,495
Net income .........................................                                                      539,058
Cash dividends declared on common
  stock -- $1.23 a share ...........................                                                     (210,503)
Common stock issued pursuant to:
  Stock option and employee benefit plans ..........        714,648        3,573       14,560
  Dividend reinvestment plan .......................        357,015        1,785        9,895
  Conversion of debentures .........................        162,777          814        2,290
Common stock acquired ..............................     (1,676,463)      (8,382)     (46,178)
Unrealized losses on securities
  available-for-sale, net of tax ...................                                                      (37,635)
Miscellaneous ......................................                                     (194)               (523)
                                                        -----------    ---------    ---------         -----------
Balance at end of year .............................    170,933,749    $ 854,669    $ 741,946         $ 1,689,892
                                                        ===========    =========    =========         ===========
YEAR ENDED DECEMBER 31, 1995

Balance at beginning of year .......................    170,933,749    $ 854,669    $ 741,946         $ 1,689,892
Net income .........................................                                                      602,543
Cash dividends declared on common
  stock -- $1.38 a share ...........................                                                     (235,495)
Common stock issued pursuant to:
  Stock option and employee benefit plans ..........        800,751        4,004       16,023
  Dividend reinvestment plan .......................        349,310        1,747       11,719
  Conversion of debentures .........................        165,885          829        2,355
Common stock acquired ..............................     (1,890,517)      (9,453)     (60,026)
Unrealized gains on securities
  available-for-sale, net of tax ...................                                                      153,748
Miscellaneous ......................................           (674)          (3)       1,103              (1,844)
                                                        -----------    ---------    ---------         -----------
Balance at end of year .............................    170,358,504    $ 851,793    $ 713,120         $ 2,208,844
                                                        ===========    =========    =========         ===========

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Year Ended December 31
                                                                                      1995          1994           1993
$ in thousands                                                                    -----------    -----------    -----------
OPERATING ACTIVITIES
Net income ....................................................................   $   602,543    $   539,058    $   492,095
Adjustments to reconcile net income to net cash provided by operations:
  Provision for loan losses ...................................................       103,791         71,763         92,652
  Depreciation and amortization ...............................................        90,547        107,502        108,085
  Deferred income taxes (benefit) .............................................         3,919         12,440        (26,663)
  Investment securities (gains) losses ........................................        23,494         (3,320)       (19,394)
  Gain on sale of mortgage servicing portfolio ................................       (79,025)            --             --
  Gain on sale of subsidiary ..................................................            --             --         (8,030)
  Gain on sale of noninterest-earning assets ..................................        (5,699)        (5,316)        (1,517)
  Increase (decrease) in accrued income taxes .................................         6,995         (1,059)         6,207
  Increase in accrued interest receivable .....................................       (64,872)       (31,041)       (38,968)
  Increase (decrease) in accrued interest payable .............................        67,061         11,509        (43,116)
  Net change in other accrued and deferred income and expense .................        44,195        (19,337)        (2,818)
  Net change in trading account activities ....................................      (224,968)      (101,179)       107,189
  Net change in loans held for resale .........................................      (333,075)       259,083      (377,994)
                                                                                  -----------    -----------    -----------
      Net cash provided by operating activities ...............................       234,906        840,103        287,728

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing bank balances .....................      (444,516)         5,715        177,075
Net decrease (increase) in federal funds sold and securities
  purchased under resale agreements ...........................................        57,501        489,500       (212,134)
Purchases of securities available-for-sale ....................................    (4,035,218)    (1,131,114)          --
Purchases of securities held-to-maturity ......................................      (665,727)      (588,873)    (3,287,189)
Sales of securities available-for-sale ........................................     2,398,468         73,062             --
Sales of securities held-to-maturity ..........................................            --             --         76,224
Calls, maturities and prepayments of securities available-for-sale ............       715,181      1,185,413             --
Calls, maturities and prepayments of securities held-to-maturity ..............       508,830        544,099      1,819,801
Net increase in loans made to customers .......................................    (3,143,478)    (3,255,879)    (1,621,508)
Capital expenditures ..........................................................      (185,796)      (147,870)      (152,061)
Proceeds from sales of premises and equipment .................................        31,433         36,789         14,457
Proceeds from sales of mortgage servicing portfolio ...........................       142,011             --             --
Net increase in other assets ..................................................       (46,431)      (128,411)      (188,376)
Business combinations and dispositions ........................................            --             --         20,000
                                                                                  -----------    -----------    -----------
      Net cash used by investing activities ...................................    (4,667,742)    (2,917,569)    (3,353,711)

FINANCING ACTIVITIES
Net increase (decrease) in demand, savings and money market accounts ..........     1,051,063       (621,400)       752,659
Net increase (decrease) in certificates of deposit ............................     2,248,436        338,260       (775,722)
Net (decrease) increase in federal funds purchased and securities
  sold under repurchase agreements ............................................       (47,858)     1,157,115      1,027,791
Net increase (decrease) in commercial paper ...................................        95,430       (182,472)       202,560
Net increase (decrease) in other short-term borrowings ........................       713,252        (83,783)       242,300
Proceeds from issuance of bank notes ..........................................     1,349,812      2,095,479      1,861,010
Maturities of bank notes ......................................................    (1,216,044)      (515,425)      (250,000)
Proceeds from issuance of other long-term debt ................................       496,387        247,887        248,075
Payments on other long-term debt ..............................................          (491)          (352)       (80,579)
Common stock issued ...........................................................        24,115         25,339         24,961
Dividend payments .............................................................      (235,495)      (210,503)      (191,488)
Common stock repurchased ......................................................       (65,032)       (52,908)       (98,804)
Other equity transactions .....................................................            --             --            (19)
Net increase in other liabilities .............................................        41,464         20,816          4,908
                                                                                  -----------    -----------    -----------
      Net cash provided by financing activities ...............................     4,455,039      2,218,053      2,967,652

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..............................        22,203        140,587        (98,331)
Cash and cash equivalents at beginning of year ................................     2,670,115      2,529,528      2,627,859
                                                                                  -----------    -----------    -----------
Cash and cash equivalents at end of year ......................................   $ 2,692,318    $ 2,670,115    $ 2,529,528
                                                                                  ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES
Unrealized appreciation in securities available-for-sale:
  Increase (decrease) in securities available-for-sale ........................   $   251,958    $  (61,847)     $       --
  (Decrease) increase in deferred taxes .......................................       (98,210)        24,212             --
  Increase (decrease) in shareholders' equity .................................       153,748        (37,635)            --

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
$ in thousands
--------------------------------------------------------------------------------

NOTE A -- ACCOUNTING POLICIES

Nature of Operations -- The Corporation is a southeastern interstate bank holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. Principal banking subsidiaries are Wachovia Bank of Georgia, N.A., Atlanta; Wachovia Bank of North Carolina, N.A., Winston-Salem; and Wachovia Bank of South Carolina, N.A., Columbia. The First National Bank of Atlanta in Wilmington, Delaware, provides credit card services for Wachovia's affiliated banks. In addition to general commercial banking, the Corporation and its subsidiaries are engaged in trust and investment management, residential mortgage origination, leasing, state and local government securities underwriting, foreign exchange, corporate finance and other money market services.

Principles of Consolidation -- The consolidated financial statements include the accounts of Wachovia Corporation and its subsidiaries after elimination of all material intercompany balances and transactions.

Use of Estimates -- The financial statements are prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Due From Banks -- The Corporation considers cash and due from banks, all of which are maintained in financial institutions, as cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

Trading Instruments -- The Corporation maintains trading positions in both derivative and nonderivative (or cash) financial instruments. Trading cash instruments are held for distribution through retail sales or in anticipation of market movements and are carried at fair value. Gains and losses, both realized and unrealized, are included in trading account profits (losses). Interest revenue arising from cash financial instruments is included in interest income-trading account assets. Trading cash instruments are comprised primarily of securities backed by the U.S. Treasury and various federal agencies and state and local governmental bodies.

Trading derivative financial instruments are customer oriented, and trading positions are established as necessary to accommodate customers' requirements. Gains and losses from securities trading derivatives and foreign exchange activities are included in trading account profits (losses), while gains and losses from interest rate derivatives are included in other operating income.

Investment Securities Held-to-Maturity and Available-for-Sale -- Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity or trading, and marketable equity securities are classified as available-for-sale and are stated at fair value. Unrealized gains and losses, net of tax, on available-for-sale securities are recorded in shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as investment securities gains and losses.

Risk Management Instruments -- Interest rate swaps and options (caps and floors) are used as part of the Corporation's overall interest rate risk management and are designated as hedges of interest-bearing assets and liabilities. Amounts receivable or payable under interest rate swap and option agreements are recognized in interest income. If a derivative financial instrument designated as a hedge is terminated early, any resulting gain or loss is deferred and amortized to net interest income over the remaining periods originally covered by the instrument.

Loans and Allowance for Loan Losses -- Loans are carried at their principal amount outstanding, except for loans held for resale which are carried at the lower of cost or market. Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding. Except for revolving credit loans, the recognition of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not be collectible in the normal course of business. When interest accruals are discontinued, the balance of accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection. Interest is accrued on revolving credit loans until payments become 120 days delinquent, at which time the outstanding principal balance and accrued unpaid interest is charged off. See Note D for the discussion of the adoption of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan."

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

Intangible Assets -- The excess of cost over net assets and identifiable intangible assets, including deposit base intangibles, of acquired businesses is amortized on the straight-line method over the estimated periods benefited. Premiums paid to purchase servicing rights of mortgage loans are amortized over the aggregate estimated remaining servicing life of the loans.

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE A -- ACCOUNTING POLICIES -- Concluded

Impairment of Long-Lived Assets -- Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued in March 1995. This standard will be adopted as of January 1, 1996 and is not expected to have a material impact on financial position or results of operations.

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

Stock-Based Compensation -- Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 and encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. As permitted by the new standard, management intends to elect disclosure of the Corporation's pro forma net income and net income per share as if the fair value method had been applied in measuring compensation cost.

Reclassifications -- Certain prior year balances have been reclassified to conform to the current year presentation.

--------------------------------------------------------------------------------

NOTE B -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995 and 1994. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Many of the Corporation's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements, due from customers on acceptances, short-term borrowed funds, acceptances outstanding, and the financial

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE B -- FAIR VALUE OF FINANCIAL INSTRUMENTS -- Concluded

instruments included in other assets and liabilities. The estimated fair values of the Corporation's remaining on-balance sheet financial instruments as of December 31 are summarized below.

                                                               1995
                                                     -------------------------
                                                                   Estimated
                                                     Book Value    Fair Value
                                                     -----------   -----------
Financial assets:
  Trading account assets .........................   $ 1,114,926   $ 1,114,926
  Investment securities ..........................     9,029,305     9,131,047
  Loans, net of allowance for loan losses ........    28,852,345    29,148,815
Financial liabilities:
  Deposits .......................................    26,368,757    26,532,636
  Long-term debt .................................     5,423,028     5,582,409

                                                               1994
                                                     -------------------------
                                                                    Estimated
                                                      Book Value    Fair Value
                                                     -----------   -----------
Financial assets:
  Trading account assets .........................   $   889,958   $   889,958
  Investment securities ..........................     7,772,857     7,652,891
  Loans, net of allowance for loan losses ........    25,484,672    25,882,744
Financial liabilities:
  Deposits .......................................    23,069,258    23,171,818
  Long-term debt .................................     4,790,464     4,796,299

Off-Balance Sheet Instruments -- Fair values for the Corporation's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit, and the estimated amount the Corporation would receive or pay to terminate or replace the contract at current market rates for the remainder of the off-balance sheet instruments. See Notes I and J for additional information about off-balance sheet financial instruments.

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

                                                          1995         1994
                                                        Estimated    Estimated
                                                       Fair Value    Fair Value
                                                     ------------  ------------
Unfunded commitments to
  extend credit ..................................   $   (62,291)   $  (70,534)
Letters of credit ................................       (31,239)      (29,664)
Interest rate contracts issued
  for trading purposes ...........................         4,063         2,533
Interest rate contracts held for
  purposes other than trading ....................         6,873       (25,528)
Other off-balance sheet financial
  instruments issued or held for
  trading or lending purposes ....................         2,601       (28,728)

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

--------------------------------------------------------------------------------

NOTE C -- INVESTMENT SECURITIES

The aggregate amortized cost, fair value, and gross unrealized gains and losses of investment securities as of December 31 were as follows:

                                                            1995
                                       -------------------------------------------------
                                       Amortized     Unrealized  Unrealized     Fair
                                          Cost         Gains       Losses       Value
                                       ----------   ----------   ---------   -----------
Held-to-Maturity
----------------
U.S. Treasury and other agencies ...   $       --   $       --   $       --   $       --
State and municipal ................      321,045       33,595          212      354,428
Mortgage backed ....................    1,297,935       68,891          532    1,366,294
Other ..............................          500           --           --          500
                                       ----------   ----------   ----------   ----------
                                       $1,619,480   $  102,486   $      744   $1,721,222
                                       ==========   ==========   ==========   ==========

Available-for-Sale
------------------
U.S. Treasury and other agencies ...   $5,586,965   $  148,413   $    6,233   $5,729,145
Mortgage backed ....................    1,471,761       35,079          451    1,506,389
Other ..............................       98,983           48           --       99,031
Equity .............................       62,004       13,365          109       75,260
                                       ----------   ----------   ----------   ----------
                                       $7,219,713   $  196,905   $    6,793   $7,409,825
                                       ==========   ==========   ==========   ==========

                                                            1994
                                       -------------------------------------------------
                                       Amortized    Unrealized   Unrealized     Fair
                                          Cost         Gains       Losses       Value
                                       ----------   ----------   ----------   ----------
Held-to-Maturity
----------------
U.S. Treasury and other agencies ...   $2,491,476   $   21,080   $  103,380   $2,409,176
State and municipal ................      554,365       26,596        1,797      579,164
Mortgage backed ....................    1,124,550       12,114       24,330    1,112,334
Other ..............................       14,219           --          249       13,970
                                       ----------   ----------   ----------   ----------
                                       $4,184,610   $   59,790   $  129,756   $4,114,644
                                       ==========   ==========   ==========   ==========
Available-for-Sale
------------------
U.S. Treasury and other agencies ...   $2,513,710   $    1,818   $   54,620   $2,460,908
Mortgage backed ....................      832,367          691       17,011      816,047
Other ..............................      163,991           84           --      164,075
Equity .............................       90,026        7,287           96       97,217
                                       ----------   ----------   ----------   ----------
                                       $3,600,094   $    9,880   $   71,727   $3,538,247
                                       ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE C -- INVESTMENT SECURITIES -- Concluded

The amortized cost and estimated fair value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                 Amortized      Fair
                                                    Cost        Value
                                                ----------   ----------
Held-to-Maturity
----------------
Due in one year or less .....................   $   54,702   $   55,343
Due after one year through five years .......       99,481      106,045
Due after five years through ten years ......      297,150      318,041
Due after ten years .........................    1,168,147    1,241,793
                                                ----------   ----------
      Total .................................    1,619,480    1,721,222

Available-for-Sale
------------------
Due in one year or less .....................      583,563      588,976
Due after one year through five years .......    5,146,893    5,277,500
Due after five years through ten years ......      244,825      250,493
Due after ten years .........................    1,182,428    1,217,596
                                                ----------   ----------
      Total .................................    7,157,709    7,334,565
No contractual maturity .....................       62,004       75,260
                                                ----------   ----------
      Total .................................    7,219,713    7,409,825
                                                ----------   ----------
      Total investment securities ...........   $8,839,193   $9,131,047
                                                ==========   ==========

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available-for-sale securities for December 31 were as follows:

                                                   1995         1994
                                                ----------   ----------
Proceeds ....................................   $2,398,468   $   73,062
Gross gains .................................        3,790        3,361
Gross losses ................................       27,284           41

Trading account assets are reported at fair value with unrealized gains and losses of ($63), ($177) and $1,079 included in earnings during 1995, 1994 and 1993, respectively.

At December 31, 1995 and 1994, investment securities with a carrying value of $4,360,792 and $4,011,111, respectively, were pledged as collateral to secure public deposits and for other purposes. There were no obligations of any one issuer exceeding 10 percent of consolidated shareholders' equity at December 31, 1995.

On December 1, 1995, the Corporation reclassified securities with an amortized cost of $2,720,000 (fair value $2,774,000) from held-to-maturity to available-for-sale. The reclassification was made pursuant to a reassessment of the investment securities portfolio based on the issuance of a special report by the Financial Accounting Standards Board "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the report, business entities were allowed a one time reclassification of the investment securities portfolio between November 15, 1995 and December 31, 1995. There were no transfers of held-to-maturity securities during 1994, nor were there any sales of held-to-maturity securities in 1995 or 1994.

Effective January 1, 1994, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115).

--------------------------------------------------------------------------------

NOTE D -- LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

                                                    1995        1994
                                                -----------  -----------
Commercial:
  Commercial, financial and other ...........   $ 9,753,450  $ 8,377,878
  Tax-exempt ................................     2,238,538    1,809,600

Retail:

  Direct ....................................       755,375      750,228
  Indirect ..................................     2,543,771    2,339,889
  Credit card ...............................     3,917,997    3,969,369
  Other revolving credit ....................       353,727      343,140
Real estate:

  Construction ..............................       745,776      553,105
  Commercial mortgages ......................     3,855,095    3,483,452
  Residential mortgages .....................     4,213,556    3,821,207
Lease financing-- net .......................       493,756      188,521
Foreign .....................................       390,112      254,415
                                                -----------  -----------
      Total loans-- net .....................   $29,261,153  $25,890,804
                                                ===========  ===========

Loans at December 31 that had been placed on a cash basis and those on which the contractual rate of interest had been reduced below market are summarized below.

                                                   1995         1994
                                                ----------   ----------
Cash-basis assets-- domestic ................   $   53,547   $   78,712
Restructured loans ..........................           --           --
                                                ----------   ----------
      Total nonperforming loans .............   $   53,547   $   78,712
                                                ==========   ==========
Interest income which would have been
  recorded pursuant to original terms:
  Domestic ..................................   $    6,280   $    7,929
                                                ==========   ==========
Interest income recorded:
  Domestic ..................................   $    3,430   $    3,391
                                                ==========   ==========

Loans totaling $199 at December 31, 1995, which have been restructured at market rates and have been returned to accrual status are not included in the nonperforming loan total. Foregone interest on these balances is included in the above presentation.

At December 31, 1995, the Corporation had no significant outstanding commitments to lend additional funds to borrowers owing cash-basis and restructured loans.

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE D -- LOANS AND ALLOWANCE FOR LOAN LOSSES -- Concluded

Changes in the allowance for loan losses for the three years ended December 31, 1995 were as follows:

                                            1995       1994       1993
                                          --------   --------   --------
Balance at beginning of year ..........   $406,132   $404,798   $379,557
Provision for loan losses .............    103,791     71,763     92,652
Recoveries on loans previously
  charged off .........................     33,384     32,237     29,697
Loans charged off .....................   (134,499)  (102,666)   (97,108)
                                          --------   --------   --------
Balance at end of year ................   $408,808   $406,132   $404,798
                                          ========   ========   ========

Loans totaling $4,678, $13,051 and $42,256 were transferred to foreclosed real estate during 1995, 1994 and 1993, respectively.

It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral to obtain prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate. The Corporation's access to collateral, in the event of borrower default, is assured through adherence to state lending laws and the Corporation's sound lending standards and credit monitoring procedures. The Corporation regularly monitors its credit concentrations on loan purpose, industry and customer bases. At year-end, there were no significant credit concentrations within these categories. See Note I for discussion of off-balance sheet credit risk.

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $489,303 and $399,023 at December 31, 1995 and 1994, respectively. During 1995, $824,461 in new loans were made, and repayments totaled $734,181. Outstanding standby letters of credit to related parties totaled $22,531 and $34,934 at December 31, 1995 and 1994, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated transactions with unrelated persons and do not involve more than the normal risk of collectibility.

Loans held for sale at December 31 along with activity during the period are summarized as follows:

                                                    1995        1994
                                                -----------  -----------
Balance at beginning of year ................   $   429,745  $   688,828
Originations/purchases ......................    19,800,424   20,197,006
Sales/transfers .............................   (19,467,349) (20,456,089)
                                                -----------  -----------
Balance at end of year ......................   $   762,820  $   429,745
                                                ===========  ===========

At December 31, 1995, impaired loans totaled $12,260, comprised of $9,014 of loans with no allowance for loan losses and $3,246 of loans with a related allowance of $916. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $7,228. The Corporation recognized $58 of cash-basis interest income on impaired loans during 1995.

Effective January 1, 1995, the Corporation prospectively adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114). This standard defines a loan as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The adoption of FASB 114 did not have a material impact on the Corporation's financial position or results of operations.

During 1995, the Corporation securitized $500 million of credit card receivables. A securitization involves the transfer of a pool of assets to a master trust which issues and sells certificates to investors representing a pro rata interest in the underlying assets. The securitization has been recorded as a sale in accordance with Statement of Financial Accounting Standards No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." The Corporation recorded no gain or loss at the time of sale, due to the relatively short average life of the credit card loans. As a result of this transaction, amounts that would have been a component of net interest income and the provision for loan losses are instead recorded, net of the interest expense on the trust certificates, as credit card income.
--------------------------------------------------------------------------------

NOTE E -- PREMISES, EQUIPMENT AND LEASES

Premises and equipment at December 31 are summarized as follows:

                                                   1995         1994
                                                ----------   ----------
Land ........................................   $   88,168   $   88,098
Premises ....................................      404,045      352,159
Equipment ...................................      636,100      562,845
Leasehold improvements ......................       70,917       67,755
                                                ----------   ----------
                                                 1,199,230    1,070,857
Less accumulated depreciation
  and amortization ..........................      571,077      527,309
                                                ----------   ----------
      Total premises and equipment ..........   $  628,153   $  543,548
                                                ==========   ==========

The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 1995 are as follows:

1996...............................................   $ 40,952
1997...............................................     37,916
1998...............................................     30,675
1999...............................................     28,550
2000...............................................     29,248
Thereafter.........................................    167,289
                                                      --------
      Total minimum lease payments.................   $334,630
                                                      ========

The net rental expense for all operating leases amounted to $43,137 in 1995, $43,491 in 1994 and $47,579 in 1993. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses.

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE F -- CREDIT ARRANGEMENTS

At December 31, 1995 and 1994, lines of credit arrangements aggregating $200,000 were available to the Corporation from unaffiliated banks. Commitment fees were 10 basis points in 1995 and 15 basis points in 1994; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements at December 31, 1995 or 1994.

--------------------------------------------------------------------------------

NOTE G -- LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

                                                                                                      1995         1994
                                                                                                   ----------   ----------
Bank notes, net of discount of $3,473 and $6,132 in 1995 and 1994, respectively (a) ............   $4,088,326   $3,953,318

Other long-term debt:
  7.0% subordinated debt securities due in 1999, net of discount of $1,741
   and $2,112 in 1995 and 1994, respectively (b) ...............................................      298,259      297,888
  6.375% subordinated debt securities due in 2003, net of discount of $1,518
   and $1,679 in 1995 and 1994, respectively (b) ...............................................      248,482      248,321
  9.65% subordinated capital notes due in 2001 (b) .............................................       25,488       25,486
  6.5% convertible subordinated debentures due in 2001 (b) (c) .................................        6,200        9,400
  6.8% subordinated notes due in 2005, net of discount of $347 (b) .............................      249,653           --
  6.375% subordinated notes due in 2009, net of discount of $299
   and $313 in 1995 and 1994, respectively (b) .................................................      249,701      249,687
  6.605% subordinated notes due in 2025 (b) ....................................................      250,000           --
  Capitalized lease obligations ................................................................        6,873        6,210
  Other ........................................................................................           46          154
                                                                                                   ----------   ----------
      Total other long-term debt ...............................................................    1,334,702      837,146
                                                                                                   ----------   ----------
      Total long-term debt .....................................................................   $5,423,028   $4,790,464
                                                                                                   ==========   ==========

(a) Wachovia Bank of North Carolina has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $16 billion at any one time ($7 billion at December 31, 1994). The notes can be issued as fixed or floating rate notes and with terms of 30 days to 15 years. Bank notes with original maturities of one year or less are included in other short-term borrowed funds in the Consolidated Statements of Condition. Bank notes with original maturities greater than one year are classified as long-term debt. Interest rates on the long-term notes ranged from 4.44% to 7.75% and 4.0% to 7.50% with maturities ranging from 1996 to 2002 and 1995 to 1999 at December 31, 1995 and 1994, respectively. The average rates were 5.77% and 5.31% with average maturities of 1.23 years and 1.73 years at December 31, 1995 and 1994, respectively.
(b) Debt qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines.
(c) The debentures are redeemable under certain conditions and are convertible into common stock of the Corporation at a conversion price of $19.29 per share. At December 31, 1995, $28,800 of these notes had been converted.

The principal maturities of long-term debt for the next five years subsequent to December 31, 1995 are $2,246,577 in 1996, $1,167,743 in 1997, $205,366 in
1998, $669,070 in 1999 and $695 in 2000. Interest paid on deposits and other borrowings was $1,512,046 in 1995, $1,026,879 in 1994 and $882,128 in 1993.

--------------------------------------------------------------------------------

NOTE H -- CAPITAL STOCK

The authorized capital stock of the Corporation consists of 500,000,000 common shares and 50,000,000 preferred shares. At December 31, 1995, 24,314,246 common shares were reserved for the conversion of notes and issuance for employee benefit plans and the dividend reinvestment plan.

On July 28, 1995, the Corporation's Board of Directors authorized the repurchase of up to 5 million shares of common stock. Repurchased shares will be used for various corporate purposes including the issuance of shares for employee benefit plans and the dividend reinvestment plan. During the year, the Corporation repurchased 1,755,500 shares pursuant to stock repurchase authorizations. At December 31, 1995, the number of shares available for possible repurchase totaled 4,600,000.

During 1994, the new Wachovia Corporation Stock Plan was approved, authorizing up to 6 million shares of common stock to be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards and restricted units. Since the inception of the new plan, a total of 1,845,620 options and 173,750 awards were granted.

In the aggregate, the Corporation's stock option and incentive plans provide for the granting of options or awards for the purchase or issuance of 9,758,493 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the Board of Directors determines such times options and awards shall be granted and exercised and the term of the exercise

-------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE H -- CAPITAL STOCK -- Concluded

period (not to exceed ten years). The 1994 officer plan awards shares of stock earned contingent upon both a performance requirement and time period requirement (5 years). Under the 1994 Plan, newly elected nonemployee directors are granted a one-time award of 1,000 shares of restricted stock to be earned over a three year period. Additionally, nonemployee directors are awarded 250 shares of restricted stock annually which are earned over a one year period.

Recipients of awards under the Predecessor Plan are entitled to compensation equivalent to the dividends that would have been payable on the proportion of the awards reserved but not yet fully earned based on the years of service since the date of grant divided by the number of years over which the award is deemed to be fully earned. Compensation equivalent to dividends totaled $72 in 1995, $86 in 1994, and $54 in 1993. At December 31, 1995, and 1994, deferred compensation related to director and management awards was $4,781 and $3,025, respectively. Compensation expense related to stock awards was $1,975 for 1995, $1,397 for 1994 and $1,864 for 1993.

Activity in the option and award plans during 1995 and 1994 is summarized as follows:

A
                                        Options and Awards
                          --------------------------------------------
                                                  Outstanding
                           Available     -----------------------------     Option Price
                           for Grant        Awards           Options         Per Share
                          -----------    -----------       -----------     ------------
January 1, 1994 .......      892,068       206,316           4,161,808    $   5.41-37.00
  Authorized under
    1994 plan .........    6,000,000            --                  --
  Granted .............     (920,600)       64,000             856,600      31.25-34.625
  Exercised ...........           --       (36,728)           (483,212)      5.41-33.125
  Canceled ............      (35,468)           --                  --
  Forfeited ...........        3,000        (8,000)            (74,780)     19.75-34.625
                          ----------       -------           ---------
Total December 31,
  1994.................    5,939,000       225,588           4,460,416        5.41-37.00
                          ==========       =======           =========
  Granted .............   (1,098,770)      109,750             989,020      33.75-36.875
  Exercised ...........           --       (60,898)           (750,651)      5.41-34.625
  Forfeited ...........       22,700        (1,674)            (75,988)   18.3855-34.625
                          ----------       -------           ---------
Total December 31,
  1995.................    4,862,930       272,766           4,622,797      12.50-36.875
                          ==========       =======           =========

At December 31, 1995, options for 2,306,901 shares were exercisable at option prices ranging from $12.50 to $34.625.

--------------------------------------------------------------------------------

NOTE I -- OFF-BALANCE SHEET TRADING AND LENDING ACTIVITIES

The Corporation maintains positions in a variety of financial instruments with off-balance sheet risk to meet the financing needs of its customers. Financial instruments issued or held to accommodate customer lending activities include unfunded commitments to extend credit, standby, commercial and similar letters of credit, securities lending, participations in bankers' acceptances and mortgage loans sold with recourse. In order to accommodate customer capital management, interest rate risk management and international transaction requirements, the Corporation engages in dealer trading activities by structuring and executing over-the-counter interest rate contracts, commitments to purchase or sell securities, and foreign exchange contracts. The Corporation maintains active trading positions in foreign exchange forward contracts and manages credit risk through the establishment of offsetting sell positions, as well as standard limit and monitoring procedures. The Corporation maintains a trading portfolio of interest rate swap and option (caps and floors) contracts and foreign exchange options consisting of generally matched, offsetting contracts with customers and market counterparties.

Off-balance sheet financial instruments involve, in varying degrees, exposure to credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Corporation follows the same credit policies and careful underwriting practices in making commitments and conditional obligations as it does for on-balance sheet instruments. In those instances where collateral is necessary to support financial instrument credit risk, the Corporation assures its ability to access borrower's collateral, in the event of default, through strict adherence to corporate lending policy and applicable state lending laws.

Derivative Financial Instruments Held or Issued for Trading Purposes -- The amounts disclosed below represent the year end fair value of derivative financial instruments held or issued for trading purposes and the average fair value during the year. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in the debt instrument that the Corporation may be obligated to acquire under certain written put options. Caps and floors written do not expose the Corporation to credit risk.

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE I -- OFF-BALANCE SHEET TRADING AND LENDING ACTIVITIES -- Continued

                                                                          1995
                                                   --------------------------------------------------
                                                     Notional    Fair Value   Fair Value     Average
                                                      Value        Gains       (Losses)    Fair Value
                                                   ----------   ----------   -----------   ----------
U.S. dollar interest rate contracts
  as intermediary:
    Interest rate swaps-pay fixed ..............   $2,081,318   $    4,501   $  (33,553)   $    9,650
    Interest rate swaps-pay floating ...........    2,087,317       36,290       (2,920)       (6,344)
    Interest rate caps and floors written ......      761,947          461       (3,403)       (2,161)
    Interest rate caps and floors purchased ....      761,947        2,923         (236)        2,085
Securities trading activities:
    Commitments to purchase securities,
      futures and forward contracts ............      409,238        2,749         (229)        1,367
    Commitments to sell securities,
      futures and forward contracts ............      326,259          396       (2,671)       (1,096)
    Net options written to purchase
      or sell securities .......................       81,000           --          (44)           (5)
Foreign exchange trading activities:
    Commitments to purchase
      foreign exchange .........................      791,502        6,391       (7,818)        7,639
    Commitments to sell foreign exchange .......      778,582        9,550       (5,773)       (4,721)
    Foreign exchange options written ...........        2,462           21           --            32
    Foreign exchange options purchased .........        2,462           --          (20)          (29)

                                                                         1994
                                                    ---------------------------------------------------
                                                     Notional    Fair Value    Fair Value     Average
                                                      Value        Gains        (Losses)     Fair Value
                                                    ----------   ----------    ----------    ----------
U.S. dollar interest rate contracts
  as intermediary:
    Interest rate swaps-pay fixed ..............    $1,212,223   $   57,686     $ (1,719)   $   27,432
    Interest rate swaps-pay floating ...........     1,243,223        2,062      (55,557)      (24,410)
    Interest rate caps and floors written ......      258,540          585       (2,309)         (797)
    Interest rate caps and floors purchased ....       258,540        2,309         (524)          664
Securities trading activities:
    Commitments to purchase securities,
      futures and forward contracts ............       409,029          349         (221)      (11,193)
    Commitments to sell securities,
      futures and forward contracts ............       222,728          311         (312)       11,510
    Net options written to purchase
      or sell securities .......................        94,000           --          (27)           (3)
Foreign exchange trading activities:
    Commitments to purchase
      foreign exchange .........................       524,180        6,529       (2,304)       15,866
    Commitments to sell foreign exchange .......       519,472        3,387       (6,303)      (14,878)
    Foreign exchange options written ...........         3,016           10           --        (1,311)
    Foreign exchange options purchased .........         3,014           --           (9)        1,021

Interest Rate Swaps -- These transactions generally involve the exchange of fixed and floating rate payments without the exchange of the underlying principal amounts. Payments made or received under swap contracts are accrued based on contractual terms and are reported as other operating income. The related accrued amounts receivable or payable to customers or counterparties are included in other assets or liabilities. Revenues from the customer portfolio represent a small profit margin on intermediated transactions. The difference in the fair value of the offsetting contracts is not material.

The Corporation acts as principal in the exchange of interest payments between parties and is exposed to loss should one of the parties default. The Corporation controls the credit risk of these instruments through adherence to credit approval policies, monetary limits and monitoring procedures. Entering into interest rate swap agreements involves not only credit risk but also interest rate risk associated with unmatched positions. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. These amounts are derived by estimating the cost, on a present value basis, of replacing outstanding agreements at current market rates. Contracts whose present value estimates indicate fair value gains are those which customers and market counterparties are exposed to the Corporation and for which the Corporation has potential credit risk. The Corporation controls interest rate risk inherent in the derivative trading portfolio by entering into offsetting swap positions or by using other hedging techniques to manage risk.

At December 31, 1995, the weighted average maturity of pay-fixed swaps held in the customer portfolio was .39 years and .37 years for receive-fixed swaps. Under pay-fixed swap agreements, the Corporation paid interest at a weighted average fixed rate of 6.53% and received interest at a weighted average floating rate of 5.02% (based on year-end rates). Under receive-fixed swap agreements, the Corporation received interest at a weighted average fixed rate of 6.56% and paid interest at a weighted average floating rate of 5.07% (based on year-end rates).

Interest Rate Caps and Floors -- These instruments are written by the Corporation to enable its customers to transfer, modify, or reduce their interest rate risk exposure. In a cap or floor contract, the purchaser pays a premium at the initiation of the contract for the right to receive payments if market interest rates are greater than the strike price of a cap or less than the strike price of a floor. Payments made or received under cap or floor contracts are accrued based on contractual terms and are reported as other operating income. Credit risk and interest rate risk are managed through the oversight procedures applied to other interest rate contracts, as well as through the purchase of offsetting cap and floor positions. The present value of purchased caps and floors in a gain position represent the potential credit risk to the Corporation.

Commitments to Purchase and Sell Securities, Futures and Forward Contracts -- These instruments are contracts for delayed delivery of securities or money market instruments in which the seller agrees to deliver a specified instrument at a specified price or yield at a specified date. Commitments to purchase and sell securities, futures and forward contracts used in securities trading operations are recognized currently at market value and are reported as trading account profits (losses). Risks arise in these transactions through the possible inability of one of the counterparties to meet the terms of the contracts and from movements in interest rates or securities values. Risks associated with these instruments are mitigated through offsetting purchase and sell positions, as well as oversight provided by organized exchanges, which determine who may buy and sell such instruments.

Net Options Written to Purchase and Sell Foreign Exchange -- Forward commitments involve the purchase or sale of foreign currency amounts for delivery at a specified future date. Payments on forward commitments are exchanged on the delivery date based upon the exchange rate in the contract. Forward commitments to purchase and sell foreign exchange are recognized at market value and are reported as other operating income. The potential risks associated with these obligations arise from fluctuations in foreign exchange rates, as well as potential inability of the counterparty to perform under the contract. These risks are mitigated through the

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
-----------------------------------------------------------------------------

NOTE I -- OFF-BALANCE SHEET TRADING AND LENDING ACTIVITIES -- Concluded

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

Revenues from the derivative trading portfolio are shown below.

                                      1995        1994       1993
                                    --------    --------   --------
Interest rate contracts .........   $  4,332    $  1,411   $    514
Securities activities ...........     (7,569)      7,219       (489)
Foreign exchange activities .....     11,834       5,827      8,610
                                    --------    --------   --------
      Total .....................   $  8,597    $ 14,457   $  8,635
                                    ========    ========   ========

Off-Balance Sheet Financial Instruments Issued for Lending Activities -- The Corporation issues off-balance sheet financial instruments as part of its commercial and consumer lending activities. The contract amounts of these instruments represent potential credit risk at December 31 as shown below.

                                              1995         1994
                                          -----------   -----------
Commercial and consumer
  lending activities:
  Unfunded commitments to
    extend credit .....................   $26,145,025   $27,919,542
  Standby letters of credit ...........     4,139,181     3,751,314
  Commercial and similar
    letters of credit .................       149,006       139,753
  Securities lent .....................            --        39,550
  Participations in bankers'
    acceptances .......................         5,625         4,909
  Mortgage loans sold with recourse ...            --        30,234

Commitments to Extend Credit -- These are legally binding contracts to lend to a customer, provided there is no contract violation. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Credit worthiness is evaluated and in some instances collateral is obtained to support the borrowing. At December 31, 1995 and 1994, approximately 13% and 12%, respectively, of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 27% in 1995 and 22% in 1994 were comprised of cancelable credit card commitments, and approximately 5% in 1995 and 9% in 1994 were represented by real estate commitments. Also included in total unfunded commitments were securities underwriting commitments of $0 in 1995 and $880 in 1994.

Standby, Commercial and Similar Letters of Credit -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's underwriting process. At December 31, 1995 and 1994, approximately 3% and 4%, respectively, of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

Securities Lent -- These are securities of the Corporation and its customers lent to third parties. Credit risk arises in these transactions through the possible failure of the borrower to return the securities. To minimize risk the Corporation evaluates the credit worthiness of the borrower, and obtains collateral with a market value exceeding 100% of the contract amount.

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

-------------------------------------------------------------------------------

NOTE J -- OFF-BALANCE SHEET RISK MANAGEMENT ACTIVITIES

The Corporation manages its exposure to fluctuation in interest rates by entering into interest rate swap and option contracts with financial institution counterparties. The Corporation's operations are subject to a risk in interest rate fluctuations to the extent of a difference between the amount of its interest-earning assets and interest-bearing liabilities that mature or reprice in specified periods. The Corporation's principal objective of asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the Corporation's funding needs. Accordingly, the Corporation uses a combination of derivative financial instruments, including interest rate swaps, futures and options with indices that correlate to on-balance sheet instruments to modify the repricing characteristics of interest-earning assets and interest-bearing liabilities.
------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
-------------------------------------------------------------------------------

NOTE J -- OFF-BALANCE SHEET RISK MANAGEMENT ACTIVITIES -- Concluded

In anticipation of the maturity of certificiates of deposit that were issued in connection with a one-day sale held in 1995, the Corporation offered customers favorable renewal terms. The Corporation entered into financial futures contracts to mitigate the risk of falling interest rates during the term of the renewal offer (October 1995 through January 1996). These futures contracts are accounted for as a hedge of anticipated transactions; accordingly, the resulting gain or loss is deferred and recognized as an adjustment of interest expense over the term of the renewed certificates.

The amounts disclosed below represent the end of period notional and fair value of derivative financial instruments held for risk management purposes. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform.

                                                                   1995                                1994
                                                  ------------------------------------- ------------------------------------
                                                    Notional     Fair Value  Fair Value   Notional    Fair Value  Fair Value
                                                     Value         Gains      (Losses)     Value        Gains      (Losses)
                                                  ----------     ---------- ----------- ----------    ----------  ----------
Convert floating rate liabilities to fixed:
 Swaps -- pay fixed/receive floating..........    $  119,719     $   232    $ (3,519)   $  233,282     $ 3,668     $ (2,690)
 Caps purchased -- pay fixed/receive floating.            --          --          --        15,000          14           --
Convert fixed rate assets to floating:
 Swaps -- pay fixed/receive floating..........       418,430          --      (5,958)       17,460         132           --
 Forward starting swaps -- pay fixed/
   receive floating...........................        38,570          --      (4,284)       57,540         434           --
Convert fixed rate liabilities to floating:
 Swaps -- receive fixed/pay floating .........       200,000       4,889          --       100,000          --      (16,337)
Convert floating rate assets to fixed:
 Swaps -- receive fixed/pay floating..........       218,750       1,597        (643)      120,105         112       (4,005)
 Index amortizing swaps -- receive fixed/
   pay floating...............................       325,000      14,426          --       175,000          --       (6,776)
Hedge spread between prime and fed funds:
 Interest rate caps...........................            --          --          --       400,000      10,552      (10,632)
                                                  ----------     -------    --------    ----------     -------     --------
     Total interest rate swaps and options....     1,320,469      21,144     (14,404)    1,118,387      14,912      (40,440)
Financial futures contracts -- anticipatory
 hedge of certificate of deposit renewal......     1,025,000         140          (7)           --          --           --
                                                  ----------     -------    --------    ----------     -------     --------
     Total derivatives........................    $2,345,469     $21,284    ($14,411)   $1,118,387     $14,912     ($40,440)
                                                  ==========     =======    ========    ==========     =======     ========

Deferred losses resulting from terminated swap contracts of $6,020 and $15,117 at December 31, 1995 and 1994, respectively, are included in other assets.

--------------------------------------------------------------------------------

NOTE K -- INCOME TAXES

The provision for income taxes is summarized below. Included in these amounts are income taxes (benefits) related to securities transactions of $(8,576), $1,328 and $7,472 in 1995, 1994 and 1993, respectively. The Corporation made income tax payments totaling $254,866 in 1995, $211,345 in 1994 and $217,716 in 1993.

                                          1995       1994        1993
                                        --------   --------    --------
         Currently payable:
          Federal...................... $250,086   $202,685    $209,853
          Foreign......................      288        147         289
          State and local..............   12,032      7,152      11,966
                                        --------   --------    --------
            Total currently payable ...  262,406    209,984     222,108

         Deferred:
          Federal......................   11,607     13,241     (25,828)
          State........................   (7,688)      (801)       (835)
                                        --------   --------    --------
             Total deferred............    3,919     12,440     (26,663)
                                        --------   --------    --------
             Total tax expense......... $266,325   $222,424    $195,445
                                        ========   ========    ========

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before taxes were as follows:

                                                1995        1994      1993
                                              --------    --------  --------
    Income before income taxes.............   $868,868    $761,482  $687,540
                                              ========    ========  ========
    Federal income taxes at
      statutory rate.......................   $304,104    $266,519  $240,639
    State and local income taxes,
      net of federal benefit...............      2,824       4,128     7,235
    Effect of tax-exempt securities
      interest and other income............    (46,398)    (48,217)  (50,817)
    Effect of tax rate change on
      beginning net deferred tax assets....         --          --    (2,683)
    Other items............................      5,795          (6)    1,071
                                              --------    --------  --------
          Total tax expense................   $266,325    $222,424  $195,445
                                              ========    ========  ========

Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the

-------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE K -- INCOME TAXES -- Concluded

Corporation's deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                      Deferred Tax Assets
                                                     --------------------
                                                       1995        1994
                                                     --------    --------
      Allowance for loan losses ...................  $156,531    $147,894
      Unrealized losses on securities
        available-for-sale ........................        --      24,212
      Other........................................    39,672      26,145
                                                     --------    --------
           Gross deferred tax assets ..............  $196,203    $198,251
                                                     ========    ========
                                                   Deferred Tax Liabilities
                                                   ------------------------
                                                       1995         1994
                                                   ----------    ----------
      Unrealized gains on securities
        available-for-sale ........................  $ 73,998    $     --
      Depreciation ................................    36,586      34,941
      Lease financing..............................    45,913      21,508
      Accretion of discounts on securities.........    12,429      12,888
      Other........................................     2,871       2,379
           Gross deferred tax liabilities..........  $171,797    $ 71,716
                                                     ========    ========
           Net deferred tax asset..................  $ 24,406    $126,535
                                                     ========    ========


Management believes that the Corporation will fully realize the net deferred tax asset as of December 31, 1995 based on the Corporation's refundable taxes from carryback years, as well as its current level of operating income.

--------------------------------------------------------------------------------

NOTE L -- CASH, DIVIDEND, LOAN RESTRICTIONS AND CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995 was approximately $374,119.

Under current Federal Reserve regulations, the banking subsidiaries also are limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the bank's capital, surplus and undivided profits plus the allowance for loan losses. Based on these limitations, approximately $343,898 was available for loans to the Corporation at December 31, 1995.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries cannot distribute as dividends to the Corporation in 1996, without the approval of the Comptroller of the Currency, more than $532,099 plus an additional amount equal to the banks' retained net profits for 1996 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $2,746,813 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 1995 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

The Corporation and its subsidiaries are defendants in certain legal proceedings arising in connection with their business. In the opinion of management and general counsel, the ultimate resolution of those proceedings will result in no material adverse effect on the Corporation's financial position and results of operations. There are no known situations where the Corporation has an environmental liability that will materially affect the financial position or results of operations.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE M -- PENSION AND OTHER POSTRETIREMENT BENEFITS

The Corporation maintains a defined benefit pension plan which covers substantially all employees. The plan provides pension benefits that are based on the employee's length of credited service and final average compensation as defined in the plan. The pension expense of the plan is determined using the projected unit credit method. The Corporation's policy is to fund amounts allowable for federal income tax purposes. The following table sets forth the funded status of the Corporation's defined benefit pension plan and the amounts recognized in the Consolidated Statements of Condition at December 31.

                                                  1995        1994
                                                ---------   ---------
Actuarial present value of accumulated
  benefit obligation:
  Vested ....................................   $ 364,059   $ 288,732
  Nonvested..................................      30,186      30,373
                                                ---------   ---------
      Total..................................   $ 394,245   $ 319,105
                                                =========   =========

Actuarial present value of projected
  benefit obligation for service
  rendered to date ..........................   ($444,786)  ($353,443)
Plan assets at fair value -- primarily listed
  stocks, fixed income securities and
  collective funds...........................     491,760     422,333
                                                ---------   ---------
Plan assets in excess of projected
  benefit obligation ........................      46,974      68,890
Unrecognized net loss from past
  experience different from that assumed.....      38,005      24,675
Unrecognized prior service cost..............     (19,097)    (21,594)
Unrecognized transition asset................     (39,716)    (45,921)
                                                ---------   ---------
Pension asset recorded in Consolidated
  Statements of Condition ...................   $  26,166   $  26,050
                                                =========   =========

Net pension benefit included the following components.

                                      1995        1994        1993
                                     -------     -------     -------
Service cost -- benefits earned
  during the period ..............   $12,746     $14,486     $12,714
Interest cost on projected
  benefit obligation .............    29,018      26,477      24,647
Actual (return) loss on
  plan assets ....................   (98,474)      3,466     (39,227)
Net amortization and deferral ....    56,594     (47,587)     (3,577)
                                     -------     -------     -------
Net periodic pension benefit .....   $  (116)    $(3,158)    $(5,443)
                                     =======     =======     =======


The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                  1995          1994
                                                 -----          ----
Discount rates.................................. 7.25%          8.5%
Rates of increase in compensation levels........    5%            5%

The expected long-term rate of return on plan assets used to determine the net periodic pension benefit was 8% for 1995, 1994 and 1993.

The Corporation also sponsors separate unfunded nonqualified pension plans that provide certain officers with defined pension benefits in excess of limits imposed on qualified plans by federal tax law and for certain compensation not covered in the qualified plans. The following table summarizes the plans at December 31.

                                               1995       1994
                                             --------   --------

Actuarial present value of accumulated
  benefit obligation:
  Vested ..................................  $ 29,865   $ 24,098
  Nonvested................................     4,504      4,713
                                             --------   --------
      Total................................  $ 34,369   $ 28,811
                                             ========   ========

Actuarial present value of projected
  benefit obligation for service
  rendered to date.........................  ($44,352)  ($34,061)
Unrecognized actuarial losses..............    14,039     13,168
Unrecognized transition obligation.........       391        440
Unrecognized prior service cost............     6,760       (264)
                                             --------   --------
Pension liability recorded in Consolidated
  Statements of Condition..................  ($23,162)  ($20,717)
                                             ========   ========

Net pension cost included the following components.

                                          1995         1994          1993
                                         ------       ------        ------
Service cost -- benefits earned
  during the period ...................  $  769       $  576        $  526
Interest cost on projected
  benefit obligation...................   3,035        2,523         2,612
Net amortization and deferral..........   1,528        1,178           520
                                         ------       ------        ------
Net periodic pension cost..............  $5,332       $4,277        $3,658
                                         ======       ======        ======

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:



                                                1995        1994
                                                -----       ----
Discount rates ...............................  7.25%       8.5%
Rates of increase in compensation levels......     5%         5%

--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
--------------------------------------------------------------------------------

NOTE M -- PENSION AND OTHER POSTRETIREMENT BENEFITS -- Concluded

The Corporation also provides supplemental benefits to substantially all employees through defined contribution plans designed to encourage participants to save on a regular basis and to provide such participants with deferred compensation and additional performance incentive. Total expense relating to these plans, which represented the Corporation's matching and discretionary contributions, was $16,478 in 1995, $16,131 in 1994 and $22,767 in 1993.
Employee participants may elect to contribute from 1% to 10% of base salary, with the Corporation matching 50% of each participant's contribution up to a maximum employer contribution of 3% of base salary. The plans provide for additional contributions of up to 3% of salary in accordance with a preestablished formula based on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the Board of Directors.

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

During 1995, the Corporation contributed assets to fund the postretirement benefit obligation. The following table presents the status of the plan as of December 31.


                                                  1995       1994
                                                --------   --------
Accumulated postretirement benefit obligation:
  Retirees....................................  ($32,517)  ($22,813)
  Fully eligible active plan participants.....   (10,249)    (9,774)
  Other active plan participants..............   (12,156)    (9,214)
                                                --------   --------
      Total...................................   (54,922)   (41,801)
Plan assets at fair value -- primarily
  insurance contracts.........................    11,000         --
Unrecognized net gain ........................   (14,293)   (21,944)
Unrecognized transition obligation............    53,585     56,737
Unrecognized prior service cost...............       740         --
                                                --------   --------
Accrued postretirement benefit cost...........  $ (3,890)  $ (7,008)
                                                ========   ========

Net periodic postretirement benefit cost included the following components.

                                        1995    1994    1993
                                       ------  ------  ------
Service cost.......................... $  724  $  851  $  738
Interest cost.........................  3,954   3,494   4,953
Amortization of gain .................   (707)   (646)     --
Amortization of transition obligation
  over 20 years ......................  3,152   3,152   3,152
Amortization of prior service cost....     57      --      --
                                       ------  ------  ------
Net periodic postretirement
  benefit cost........................ $7,180  $6,851  $8,843
                                       ======  ======  ======

The annual assumed rate of increase in health care costs used in determining the accumulated postretirement benefit obligation and net periodic postretirement benefit costs for 1995 and 1994 were 8% for retirees under age 65 and 6% for retirees age 65 and over. These rates are assumed to remain constant for each of these categories of retirees. For 1993 reported figures, the annual rate of increase in health care costs was assumed to be 16% initially, decreasing to 14% for 1994, and gradually to 7% by 2007 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1995 and 1994 by $1,372 and $1,746, respectively, and the aggregate of the service and interest cost of the net periodic postretirement benefit cost for 1995, 1994 and 1993 by $117, $131 and $291, respectively. The discount rates used in determining the accumulated postretirement benefit obligations at December 31, 1995 and 1994 were 7.25% and 8.5%, respectively.

-------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
-------------------------------------------------------------------------------

NOTE N -- SELECTED INCOME STATEMENT INFORMATION

The components of other operating income and expense for the three years ended December 31, 1995 were as follows:

                                                                                              1995      1994      1993
                                                                                            --------  --------  --------
Other operating income:
 Electronic banking.....................................................................    $ 34,479  $ 24,683  $ 14,840
 Investment fee income..................................................................      26,953    14,092    16,619
 Insurance premiums and commissions.....................................................      13,164    11,679    11,847
 Bankers' acceptance and letter of credit fees..........................................      23,190    23,168    19,668
 Other service charges and fees.........................................................      24,682    18,109    17,456
 Other income...........................................................................      44,699    33,801    27,973
                                                                                            --------  --------  --------
     Total other operating income.......................................................    $167,167  $125,532  $108,403
                                                                                            ========  ========  ========
Other operating expense:
 Postage and delivery...................................................................    $ 37,962  $ 35,163  $ 38,160
 Outside data processing, programming and software......................................      42,486    35,211    38,613
 Stationery and supplies................................................................      26,805    24,558    25,344
 Advertising and sales promotion........................................................      50,362    34,067    38,141
 Professional services..................................................................      39,483    20,493    17,144
 Travel and business promotion..........................................................      19,694    16,254    15,563
 FDIC insurance and regulatory examinations.............................................      40,389    53,451    53,663
 Check clearing and other bank services.................................................       9,195     8,894    10,159
 Amortization of intangible assets......................................................       8,587    18,693    28,001
 Foreclosed property expense............................................................         920    (4,288)    7,654
 Other expense..........................................................................     130,581   104,991   105,798
                                                                                            --------  --------  --------
     Total other operating expense......................................................    $406,464  $347,487  $378,240
                                                                                            ========  ========  ========

------------------------------------------------------------------------------------------------------------------------

NOTE O -- EARNINGS PER SHARE

                                                                                               Year Ended December 31
                                                                                            ----------------------------
                                                                                              1995      1994      1993
                                                                                            --------  --------  --------
Primary (thousands, except per share)
-------
Average common shares outstanding ......................................................     170,635   171,110   172,273
Dilutive common stock options -- based on treasury stock method
  using average market price............................................................       1,366     1,152     1,594
Dilutive common stock awards -- based on treasury stock method
  using average market price ...........................................................          88        77        74
                                                                                            --------  --------  --------
Average primary shares outstanding......................................................     172,089   172,339   173,941
                                                                                            ========  ========  ========
Net income..............................................................................    $602,543  $539,058  $492,095
                                                                                            ========  ========  ========
Per share amount .......................................................................    $   3.50  $   3.13  $   2.83

Fully Diluted (thousands, except per share)
-------------
Average common shares outstanding ......................................................     170,635   171,110   172,273
Dilutive common stock options -- based on treasury stock method
  using period-end market price if higher than average market price ....................       1,802     1,152     1,594
Dilutive common stock awards -- based on treasury stock method
  using period-end market price if higher than average market price ....................         115        77        77
Convertible long-term debt assumed converted ...........................................         405       612     1,254
                                                                                            --------  --------  --------
Average fully diluted shares outstanding................................................     172,957   172,951   175,198
                                                                                            ========  ========  ========
Net income..............................................................................    $602,543  $539,058  $492,095
Add interest on convertible long-term debt, net of tax .................................         330       513       937
                                                                                            --------  --------  --------
Adjusted net income.....................................................................    $602,873  $539,571  $493,032
                                                                                            ========  ========  ========
Per share amount........................................................................    $   3.49  $   3.12  $   2.81

------------------------------------------------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

$ in thousands
-------------------------------------------------------------------------------

NOTE P -- WACHOVIA CORPORATION (PARENT COMPANY ONLY) INFORMATION

The following is a condensed statement of financial condition of the parent company at December 31.

                                                              1995                  1994
                                                             ------                ------
Assets
------
Cash on demand deposit with bank subsidiary...........      $        3         $       27
Interest-bearing bank balances
 with bank subsidiaries...............................         713,765            331,766
Securities available-for-sale.........................          42,139             15,279
Securities held-to-maturity...........................              --              2,000
Demand loans to nonbank subsidiaries..................         324,900            372,608
Capital notes receivable from
 bank subsidiaries ...................................         776,980            525,000
Loan participation with nonbank subsidiary ...........          75,000             25,000
Current amount due from subsidiaries .................           8,922              6,878
Investments in:
 Bank and bank holding company subsidiaries...........       3,622,267          3,226,834
 Nonbank subsidiaries.................................         105,009             61,791
Other assets..........................................          42,480             36,701
                                                            ----------         ----------
     Total assets.....................................      $5,711,465         $4,603,884
                                                            ==========         ==========
Liabilities and Shareholders' Equity
------------------------------------
Parent company commercial paper.......................      $  502,136         $  406,706
Subordinated capital notes, net of
 discount of $3,917 and $4,103 in
 1995 and 1994, respectively .........................       1,327,783            795,897
Demand loans from bank and bank
 holding company subsidiaries.........................          58,746             86,426
Other liabilities.....................................          49,043             28,348
Shareholders' equity .................................       3,773,757          3,286,507
                                                            ----------         ----------
     Total liabilities and shareholders' equity.......      $5,711,465         $4,603,884
                                                            ==========         ==========

The operating results of the parent company for the three years ended December 31, 1995 are shown below.

                                               1995             1994             1993
                                             --------         --------        --------
Income
------
Dividends from:
 Bank and bank holding company
   subsidiaries...........................   $233,700         $306,770        $186,493
 Nonbank subsidiaries ....................     52,075            3,902           5,218
Interest from subsidiaries................     89,278           61,089          39,968
Other interest income.....................        571              468             152
Other income .............................     33,589           30,382          21,243
                                             --------         --------        --------
     Total income ........................    409,213          402,611         253,074

Expense
-------
Interest on short-term
 borrowed funds ..........................     27,807           19,880          14,692
Interest on long-term debt ...............     67,309           52,586          32,580
Interest paid to subsidiaries.............      4,781            2,419           1,096
Other expense.............................     25,823           23,218          21,367
                                             --------         --------        --------
     Total expense........................    125,720           98,103          69,735

Income before income taxes and
 equity in undistributed net
 income of subsidiaries ..................    283,493          304,508         183,339
Applicable income taxes (benefit).........     (1,177)          (2,527)         (3,423)
                                             --------         --------        --------

Income before equity in
 undistributed net income
 of subsidiaries .........................    284,670          307,035         186,762
Equity in undistributed
 net income of subsidiaries...............    317,873          232,023         305,333
                                             --------         --------        --------
     Net income...........................   $602,543         $539,058        $492,095
                                             ========         ========        ========


--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Concluded
$ in thousands
--------------------------------------------------------------------------------

NOTE P -- WACHOVIA CORPORATION (PARENT COMPANY ONLY) INFORMATION -- Concluded

The cash flows for the parent company for the three years ended December 31, 1995 were as follows:


                                                                                 1995       1994        1993
                                                                               --------   --------   --------
Operating Activities
--------------------
Net income ................................................................    $602,543   $539,058   $492,095
Adjustments to reconcile
  net income:
  Deferred income taxes (benefit) ...........................................     1,056       (927)    (3,491)
  (Decrease) increase in
    accrued income taxes ..................................................        (449)     2,456     (7,517)
  Increase in accrued
    interest receivable ...................................................      (1,915)    (4,792)      (266)
  Increase in accrued
    interest payable ......................................................       5,714      6,983      2,735
  Net change in other accrued and
    deferred income and expense ...........................................       3,245     (2,631)     1,739
  Equity in undistributed
    net income of subsidiaries ............................................    (317,873)  (232,023)  (305,333)
                                                                               --------   --------   --------
      Net cash provided
      by operations .......................................................     292,321    308,124    179,962

Investing Activities
--------------------
Net increase in interest-bearing
  bank balances ...........................................................    (381,999)  (253,883)   (54,033)
Purchases of securities
  available-for-sale ......................................................      (4,128)    (8,287)        --
Sales of securities available-for-sale ....................................       7,538      2,429         --
Purchases of securities
  held-to-maturity.........................................................          --         --       (712)
Sales and maturities of
  securities held-to-maturity .............................................          --         --         49
Investment in loan participation ..........................................     (50,000)        --         --
Net decrease (increase) in
  demand loans to nonbank
  subsidiaries ............................................................      47,708    298,894   (249,557)
Capital notes issued to
  bank subsidiaries .......................................................    (250,000)  (150,000)  (100,000)
Capital notes repaid by
  bank subsidiaries .......................................................      30,000         --         --
Net (increase) decrease
  in other assets .........................................................      (4,137)     1,486     (4,991)
Equity investment in subsidiaries .........................................     (55,551)   (80,000)    (1,940)
                                                                               --------    -------    -------
      Net cash used by
      investing activities ................................................    (660,569)  (189,361)  (411,184)

Financing Activities
--------------------
Net increase in demand loans
  from subsidiaries .......................................................      52,873     52,855     53,239
Net (decrease) increase in
  commercial paper ........................................................      95,430   (182,472)   202,560
Proceeds from long-term debt ..............................................     496,387    247,800    248,075
Payments on long-term debt.................................................          --         --       (335)
(Decrease) increase in other
  liabilities .............................................................         (54)     1,140     (7,000)
Issuance of stock..........................................................      24,115     25,339     24,961
Dividend payments .........................................................    (235,495)  (210,503)  (191,488)
Common stock repurchased ..................................................     (65,032)   (52,908)   (98,804)
Other equity transactions                                                            --         --        (19)
                                                                               --------   --------  ---------
      Net cash provided (used)
      by financing activities .............................................     368,224   (118,749)   231,189
                                                                               --------   --------  ---------
(Decrease) increase in cash ...............................................         (24)        14        (33)
Cash at beginning of year .................................................          27         13         46
                                                                               --------   --------  ---------
Cash at end of year .......................................................    $      3   $     27  $      13
                                                                               ========   ========  =========
Noncash investing and financing
  activities:
  Common stock issued upon
    conversion of long-term debt...........................................    $  3,184   $  3,104   $ 16,437

On December 1, 1995, South Carolina National Corporation was merged into Wachovia Corporation. The assets and liabilities of this second tier holding company which were merged into the Wachovia Corporation parent company totaled $54,664 and $45,506, respectively.


--------------------------------------------------------------------------------

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES (thousands)


                                                                                   1995                   1994
                                                                         ---------------------   --------------------
                                                                            Amount         %        Amount        %
ASSETS                                                                   ------------    -----   -----------    -----
Loans -- net of unearned income:
  Commercial ...........................................................  $ 9,153,970     22.1   $ 7,366,981     19.9
  Tax-exempt ...........................................................    1,967,749      4.7     1,965,555      5.3
                                                                          -----------    -----   -----------    -----
      Total commercial .................................................   11,121,719     26.8     9,332,536     25.2
  Direct retail.........................................................      734,305      1.8       735,335      2.0
  Indirect retail.......................................................    2,444,309      5.9     2,450,181      6.6
  Credit card ..........................................................    3,951,789      9.5     3,528,617      9.5
  Other revolving credit................................................      344,178       .8       333,853       .9
                                                                          -----------    -----   -----------    -----
      Total retail .....................................................    7,474,581     18.0     7,047,986     19.0
  Construction .........................................................      640,013      1.5       496,401      1.3
  Commercial mortgages .................................................    3,675,903      8.9     3,355,898      9.1
  Residential mortgages ................................................    4,018,377      9.7     3,698,864     10.0
                                                                          -----------    -----   -----------    -----
      Total real estate ................................................    8,334,293     20.1     7,551,163     20.4
  Lease financing ......................................................      270,389       .7       173,185       .5
  Foreign...............................................................      304,277       .7       108,028       .3
                                                                          -----------    -----   -----------    -----
      Total loans ......................................................   27,505,259     66.3    24,212,898     65.4

Investment securities:
  Held-to-maturity:
    State and municipal ................................................      423,747      1.0       599,206      1.6
    Other investments ..................................................    3,735,893      9.0     3,371,132      9.1
                                                                          -----------    -----   -----------    -----
      Total securities held-to-maturity ................................    4,159,640     10.0     3,970,338     10.7

  Available-for-sale:
    Other investments*..................................................    4,214,082     10.2     3,700,477     10.0
                                                                          -----------    -----   -----------    -----
      Total investment securities ......................................    8,373,722     20.2     7,670,815     20.7

Interest-bearing bank balances .........................................      114,962       .3        13,037       .0
Federal funds sold and securities purchased under resale agreements.....      121,924       .3       196,651       .5
Trading account assets .................................................      915,065      2.2       688,669      1.9
                                                                          -----------    -----   -----------    -----
      Total interest-earning assets.....................................   37,030,932     89.3    32,782,070     88.5

Cash and due from banks ................................................    2,519,900      6.1     2,407,387      6.5
Premises and equipment .................................................      573,386      1.4       518,030      1.4
Other assets ...........................................................    1,755,773      4.2     1,728,399      4.7
Allowance for loan losses ..............................................     (407,430)    (1.0)     (406,702)    (1.1)
                                                                          -----------    -----   -----------    -----
      Total assets .....................................................  $41,472,561    100.0   $37,029,184    100.0
                                                                          ===========    =====   ===========    =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Time deposits in domestic offices:
  Interest-bearing demand ..............................................  $ 3,263,852      7.9   $ 3,383,902      9.1
  Savings and money market savings .....................................    6,539,852     15.8     6,122,283     16.5
  Savings certificates..................................................    6,491,879     15.7     5,335,541     14.4
  Large denomination certificates ......................................    1,915,097      4.6     1,572,948      4.3
                                                                          -----------    -----   -----------    -----
      Total time deposits in domestic offices ..........................   18,210,680     44.0    16,414,674     44.3

Time deposits in foreign offices .......................................      749,511      1.8       516,157      1.4
                                                                          -----------    -----   -----------    -----
      Total interest-bearing deposits...................................   18,960,191     45.8    16,930,831     45.7
Federal funds purchased and securities sold under repurchase agreements.    5,264,072     12.7     5,051,124     13.7
Commercial paper........................................................      504,668      1.2       505,117      1.4
Other short-term borrowed funds ........................................    2,029,095      4.9       674,593      1.8
                                                                          -----------    -----   -----------    -----
      Total short-term borrowed funds...................................    7,797,835     18.8     6,230,834     16.9
Bank notes .............................................................    3,863,398      9.3     3,522,540      9.5
Other long-term debt....................................................    1,038,210      2.5       827,077      2.2
                                                                          -----------    -----   -----------    -----
      Total long-term debt .............................................    4,901,608     11.8     4,349,617     11.7
                                                                          -----------    -----   -----------    -----
      Total interest-bearing liabilities ...............................   31,659,634     76.4    27,511,282     74.3

Other deposits:
  Demand in domestic offices............................................    5,284,722     12.7     5,312,255     14.3
  Demand in foreign offices ............................................        6,823       .0         5,380       .0
  Noninterest-bearing time in domestic offices..........................       10,119       .0        66,458       .2
Other liabilities ......................................................    1,101,094      2.7     1,037,556      2.8
Shareholders' equity ...................................................    3,410,169      8.2     3,096,253      8.4
                                                                          -----------    -----   -----------    -----
      Total liabilities and shareholders' equity........................  $41,472,561    100.0   $37,029,184    100.0
                                                                          ===========    =====   ===========    =====
TOTAL DEPOSITS .........................................................  $24,261,855            $22,314,924



*Includes unrealized gain of $34,248 in 1995

       1993                 1992                1991                  1990            Five-Year
-------------------  ------------------  --------------------  --------------------   Compound
   Amount       %      Amount       %      Amount          %     Amount         %    Growth Rate
------------  -----  -----------  -----  -----------     ----  -----------    -----  -----------


 $ 6,198,159   18.5  $ 5,867,310   18.4  $ 6,112,621     19.1  $ 6,023,033     19.8         8.7%
   1,890,337    5.6    1,997,998    6.3    2,070,612      6.4    2,114,022      6.9         (1.4)
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
   8,088,496   24.1    7,865,308   24.7    8,183,233     25.5    8,137,055     26.7          6.4
     684,679    2.0      687,556    2.2      757,865      2.4      830,280      2.7         (2.4)
   2,245,115    6.7    2,006,442    6.3    1,991,185      6.2    2,000,545      6.6          4.1
   2,591,207    7.7    1,774,342    5.6    1,558,929      4.9    1,422,072      4.7         22.7
     328,075    1.0      322,768    1.0      299,301       .9      288,156       .9          3.6
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
   5,849,076   17.4    4,791,108   15.1    4,607,280     14.4    4,541,053     14.9         10.5
     470,465    1.4      519,971    1.7    1,020,690      3.2    1,225,283      4.0        (12.2)
   3,147,293    9.4    3,063,395    9.6    2,912,517      9.1    2,740,395      9.0          6.0
   3,779,444   11.2    3,602,157   11.3    3,653,410     11.4    3,212,427     10.5          4.6
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
   7,397,202   22.0    7,185,523   22.6    7,586,617     23.7    7,178,105     23.5          3.0
     135,355     .4      118,209     .3      124,519       .4      144,041       .5         13.4
      76,212     .2       72,347     .2       86,968       .2       80,223       .3         30.6
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
  21,546,341   64.1   20,032,495   62.9   20,588,617     64.2   20,080,477     65.9          6.5


     688,799    2.1      780,426    2.5      877,991      2.7      948,192      3.1        (14.9)
   6,350,557   18.9    5,420,655   17.0    4,904,993     15.3    3,930,476     12.9         (1.0)
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
   7,039,356   21.0    6,201,081   19.5    5,782,984     18.0    4,878,668     16.0         (3.1)


          --     --           --     --           --       --           --       --
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
   7,039,356   21.0    6,201,081   19.5    5,782,984     18.0    4,878,668     16.0         11.4

      78,297     .2      301,568    1.0      416,103      1.3      604,162      2.0        (28.2)
     394,959    1.2      483,679    1.5      597,354      1.9      479,735      1.6        (24.0)
     721,111    2.1    1,078,370    3.4      974,621      3.0      739,268      2.4          4.4
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
  29,780,064   88.6   28,097,193   88.3   28,359,679     88.4   26,782,310     87.9          6.7

   2,368,237    7.0    2,370,379    7.4    2,486,267      7.8    2,702,272      8.9         (1.4)
     468,218    1.4      444,957    1.4      432,908      1.4      419,958      1.4          6.4
   1,411,152    4.2    1,294,825    4.1    1,061,906      3.3      807,485      2.6         16.8
    (398,697)  (1.2)    (375,762)  (1.2)    (295,891)     (.9)    (243,069)     (.8)        10.9
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
 $33,628,974  100.0  $31,831,592  100.0  $32,044,869    100.0  $30,468,956    100.0          6.4
 ===========  =====  ===========  =====  ===========    =====  ===========    =====


 $ 3,219,413    9.6  $ 2,842,853    8.9  $ 2,354,780      7.3  $ 2,092,729      6.9          9.3
   5,997,750   17.8    5,826,317   18.3    5,314,432     16.6    4,876,599     16.0          6.0
   5,595,225   16.6    6,197,779   19.5    6,862,392     21.4    5,998,805     19.7          1.6
   1,739,831    5.2    2,593,675    8.2    3,102,496      9.7    3,126,103     10.2         (9.3)
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
  16,552,219   49.2   17,460,624   54.9   17,634,100     55.0   16,094,236     52.8          2.5

     466,571    1.4      423,069    1.3      289,722       .9      489,044      1.6          8.9
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
  17,018,790   50.6   17,883,693   56.2   17,923,822     55.9   16,583,280     54.4          2.7
   3,944,864   11.7    3,110,737    9.8    3,498,869     10.9    3,876,762     12.7          6.3
     485,889    1.5      469,120    1.5      348,125      1.1      365,369      1.2          6.7
     972,008    2.9    1,381,713    4.3    2,233,271      7.0    1,988,614      6.6           .4
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
   5,402,761   16.1    4,961,570   15.6    6,080,265     19.0    6,230,745     20.5          4.6
   1,535,750    4.6      272,688     .9           --       --           --       --
     537,852    1.6      175,940     .5      177,623       .6      177,436       .6         42.4
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
   2,073,602    6.2      448,628    1.4      177,623       .6      177,436       .6         94.2
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
  24,495,153   72.9   23,293,891   73.2   24,181,710     75.5   22,991,461     75.5          6.6

   5,277,509   15.7    4,853,925   15.2    4,519,407     14.1    4,562,568     15.0          3.0
       5,516     .0        5,759     .0        7,213       .0        7,208       .0         (1.1)
      71,577     .2       87,358     .3       68,801       .2       49,698       .2        (27.3)
     907,111    2.7      994,263    3.1      806,206      2.5      620,568      2.0         12.2
   2,872,108    8.5    2,596,396    8.2    2,461,532      7.7    2,237,453      7.3          8.8
 -----------  -----  -----------  -----  -----------    -----  -----------    -----
 $33,628,974  100.0  $31,831,592  100.0  $32,044,869    100.0  $30,468,956    100.0          6.4
 ===========  =====  ===========  =====  ===========    =====  ===========    =====

 $22,373,392         $22,830,735         $22,519,243           $21,202,754                   2.7

WACHOVIA CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATIONS (thousands)

                                                                 1995               1994
                                                         ------------------- ------------------
                                                            Amount       %       Amount     %
                                                         -----------  ------  ----------  -----
INTEREST INCOME.......................................   $ 3,019,730    80.4  $2,362,294   79.5

INTEREST EXPENSE......................................     1,579,107    42.0   1,038,388   34.9
                                                         -----------  ------  ----------  -----

NET INTEREST INCOME...................................     1,440,623    38.4   1,323,906   44.6
Provision for loan losses.............................       103,791     2.8      71,763    2.4
                                                         -----------  ------  ----------  -----
Net interest income after provision for loan losses...     1,336,832    35.6   1,252,143   42.2

OTHER INCOME

Service charges on deposit accounts...................       209,113     5.6     196,149    6.7
Fees for trust services...............................       130,521     3.5     128,100    4.3
Credit card income....................................       124,282     3.3     111,925    3.8
Mortgage fee income...................................        23,320      .6      33,224    1.1
Trading account profits (losses)......................        25,698      .7       9,502     .3
Student loan servicing................................            --      --          --     --
Other operating income................................       167,167     4.4     125,532    4.2
                                                         -----------  ------  ----------  -----
     Total other operating revenue....................       680,101    18.1     604,432   20.4
Gain on sale of mortgage servicing portfolio..........        79,025     2.1          --     --
Gain on sale of subsidiary............................            --      --          --     --
Investment securities gains (losses)..................       (23,494)    (.6)      3,320     .1
                                                         -----------  ------  ----------  -----
     Total other income...............................       735,632    19.6     607,752   20.5

OTHER EXPENSE

Salaries..............................................       498,730    13.3     464,790   15.7
Employee benefits.....................................       101,596     2.7      98,717    3.3
                                                         -----------  ------  ----------  -----
     Total personnel expense.........................        600,326    16.0     563,507   19.0
Net occupancy expense................................         87,105     2.3      80,911    2.7
Equipment expense....................................        109,701     2.9     106,508    3.6
Other operating expense..............................        406,464    10.9     347,487   11.7
                                                         -----------  ------  ----------  -----
     Total other expense.............................      1,203,596    32.1   1,098,413   37.0

Income before income taxes...........................        868,868    23.1     761,482   25.7
Applicable income taxes (2)..........................        266,325     7.1     222,424    7.5
                                                         -----------  ------  ----------  -----

NET INCOME...........................................    $   602,543    16.0  $  539,058   18.2
                                                         ===========  ======  ==========  =====

Net income per common share:
 Primary.............................................    $      3.50          $     3.13
 Fully diluted.......................................    $      3.49          $     3.12

Cash dividends paid per common share.................    $      1.38          $     1.23

Average shares outstanding:
 Primary (3).........................................        172,089             172,339
 Fully diluted (4)...................................        172,957             172,951

(1) Percentages reflected above are based on total income (interest plus other).
(2) Income taxes applicable to securities transactions were as follows:
    1995 -- ($8,576); 1994 -- $1,328; 1993 -- $7,472; 1992 -- $470;
    1991 -- $3,997; and 1990 -- $2,379.
(3) Average primary shares outstanding include common equivalent shares as follows:
    1995 -- 1,454; 1994 -- 1,229; 1993 -- 1,668; 1992 -- 1,878; 1991 -- 1,640;
    and 1990 -- 828.
(4) Average fully diluted shares outstanding include dilutive common stock options and awards and convertible debentures and notes as follows:
    1995 -- 2,322; 1994 -- 1,841; 1993 -- 2,925; 1992 -- 4,749; 1991 -- 5,377;
    and 1990 -- 4,662.

      1993              1992              1991              1990         Five-Year
----------------  ----------------  ----------------  ----------------   Compound
  Amount     %      Amount     %      Amount     %      Amount     %    Growth Rate
----------  ----  ----------  ----  ----------  ----  ----------  ----  -----------
$2,122,837  77.2  $2,222,078  80.0  $2,637,015  84.0  $2,748,644  85.5     1.9%

   839,012  30.5     967,028  34.8   1,467,849  46.8   1,684,114  52.4    (1.3)
----------  ----  ----------  ----  ----------  ----  ----------  ----

 1,283,825  46.7   1,255,050  45.2   1,169,166  37.2   1,064,530  33.1     6.2
    92,652   3.4     119,420   4.3     293,000   9.3     142,992   4.4    (6.2)
----------  ----  ----------  ----  ----------  ----  ----------  ----
 1,191,173  43.3   1,135,630  40.9     876,166  27.9     921,538  28.7     7.7


   202,885   7.4     189,537   6.8     170,827   5.4     155,808   4.8     6.1
   120,030   4.4     109,504   3.9     102,665   3.3      99,572   3.1     5.6
   101,780   3.7      78,068   2.8      62,814   2.0      55,202   1.7    17.6
    39,101   1.4      40,078   1.5      28,608    .9      20,741    .6     2.4
    22,445    .8      (2,916)  (.1)     17,846    .6      17,321    .6     8.2
     5,535    .2      33,250   1.2      31,470   1.0      29,841    .9  (100.0)
   108,403   3.9      87,721   3.2      75,948   2.4      80,367   2.6    15.8
----------  ----  ----------  ----  ----------  ----  ----------  ----
   600,179  21.8     535,242  19.3     490,178  15.6     458,852  14.3     8.2
        --    --          --    --          --    --          --    --
     8,030    .3      19,486    .7          --    --          --    --
    19,394    .7       1,497    .0      11,091    .4       6,218    .2
----------  ----  ----------  ----  ----------  ----  ----------  ----
   627,603  22.8     556,225  20.0     501,269  16.0     465,070  14.5     9.6


   455,621  16.6     451,193  16.2     443,273  14.1     413,592  12.9     3.8
   113,059   4.1      88,630   3.2      81,216   2.6      73,881   2.3     6.6
----------  ----  ----------  ----  ----------  ----  ----------  ----
   568,680  20.7     539,823  19.4     524,489  16.7     487,473  15.2     4.3
    82,070   3.0      80,673   2.9      75,729   2.4      71,402   2.2     4.1
   102,246   3.7     100,916   3.6      99,569   3.2      98,042   3.0     2.3
   378,240  13.7     374,240  13.5     396,730  12.7     295,367   9.3     6.6
----------  ----  ----------  ----  ----------  ----  ----------  ----
 1,131,236  41.1   1,095,652  39.4   1,096,517  35.0     952,284  29.7     4.8

   687,540  25.0     596,203  21.5     280,918   8.9     434,324  13.5    14.9
   195,445   7.1     162,978   5.9      51,378   1.6      88,647   2.7    24.6
----------  ----  ----------  ----  ----------  ----  ----------  ----

$  492,095  17.9  $  433,225  15.6  $  229,540   7.3  $  345,677  10.8    11.8
==========  ====  ==========  ====  ==========  ====  ==========  ====


$     2.83        $     2.51        $     1.34        $     2.05          11.3
$     2.81        $     2.48        $     1.32        $     2.02          11.6
$     1.11        $     1.00        $      .92        $      .82          11.0


   173,941           172,641           171,481           168,888            .4
   175,198           175,512           175,218           172,722            .0

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME -- TAXABLE EQUIVALENT (thousands)



                                                                                             1995             1994
                                                                                      ----------------- -----------------
                                                                                         Amount     %      Amount    %
                                                                                      ----------  ----  ---------- ------
INTEREST INCOME
Loans:
 Commercial...............................................................            $  681,206   21.8 $  444,395   18.0
 Tax-exempt...............................................................               193,080    6.2    176,701    7.2
                                                                                      ----------  ----- ---------- ------
     Total commercial.....................................................               874,286   28.0    621,096   25.2
 Direct retail............................................................                67,803    2.2     61,054    2.5
 Indirect retail..........................................................               200,818    6.4    190,444    7.7
 Credit card..............................................................               488,158   15.7    389,763   15.8
 Other revolving credit...................................................                43,390    1.4     38,556    1.6
                                                                                      ----------  ----- ---------- ------
     Total retail.........................................................               800,169   25.7    679,817   27.6
 Construction.............................................................                62,823    2.0     45,988    1.9
 Commercial mortgages.....................................................               316,956   10.2    259,077   10.5
 Residential mortgages....................................................               335,907   10.8    287,922   11.7
                                                                                      ----------  ----- ---------- ------
     Total real estate....................................................               715,686   23.0    592,987   24.1
 Lease financing..........................................................                23,598     .8     13,563     .6
 Foreign..................................................................                22,610     .7      6,162     .2
                                                                                      ----------  ----- ---------- ------
     Total loans..........................................................             2,436,349   78.2  1,913,625   77.7
Investment securities:
 Held-to-maturity:
   State and municipal....................................................                50,192    1.6     75,069    3.1
   Other investments......................................................               271,292    8.7    234,557    9.5
                                                                                      ----------  ----- ---------- ------
     Total securities held-to-maturity....................................               321,484   10.3    309,626   12.6
 Available-for-sale:
   Other investments......................................................               283,989    9.1    194,576    7.9
                                                                                      ----------  ----- ---------- ------
     Total investment securities..........................................               605,473   19.4    504,202   20.5
Interest-bearing bank balances............................................                 9,121     .3        597     .0
Federal funds sold and securities purchased under resale agreements.......                 7,234     .2      7,682     .3
Trading account assets....................................................                60,326    1.9     36,348    1.5
                                                                                      ----------  ----- ---------- ------
     Total interest income................................................             3,118,503  100.0  2,462,454  100.0

INTEREST EXPENSE

Interest-bearing demand...................................................                59,016    1.9     55,088    2.2
Savings and money market savings..........................................               240,328    7.7    164,461    6.7
Savings certificates......................................................               370,290   11.9    227,060    9.2
Large denomination certificates...........................................               111,944    3.6     70,305    2.9
                                                                                      ----------  ----- ---------- ------
     Total time deposits in domestic offices..............................               781,578   25.1    516,914   21.0
Time deposits in foreign offices..........................................                41,876    1.3     22,318     .9
                                                                                      ----------  ----- ---------- ------
     Total time deposits..................................................               823,454   26.4    539,232   21.9
Federal funds purchased and securities sold under repurchase agreements...               316,759   10.2    224,089    9.1
Commercial paper..........................................................                27,807     .9     19,880     .8
Other short-term borrowed funds...........................................               122,441    3.9     28,603    1.2
                                                                                      ----------  ----- ---------- ------
     Total short-term borrowed funds......................................               467,007   15.0    272,572   11.1
Bank notes................................................................               219,035    7.0    171,968    7.0
Other long-term debt......................................................                69,611    2.2     54,616    2.2
                                                                                      ----------  ----- ---------- ------
     Total long-term debt.................................................               288,646    9.2    226,584    9.2
                                                                                      ----------  ----- ---------- ------
     Total interest expense...............................................             1,579,107   50.6  1,038,388   42.2
                                                                                      ----------  ----- ---------- ------
NET INTEREST INCOME.......................................................            $1,539,396   49.4 $1,424,066   57.8
                                                                                      ==========  ===== ========== ======

Percentage of interest-earning assets:
 Interest income..........................................................                  8.43%             7.51%
 Interest expense.........................................................                  4.27              3.17
                                                                                            ----              ----
     Net interest income..................................................                  4.16%             4.34%
                                                                                            ====              ====

Taxable equivalent adjustment included in interest income:
 Loans....................................................................            $   51,430        $   49,543
 Investment securities....................................................                43,126            47,949
 Trading account assets...................................................                 4,217             2,668
                                                                                      ----------        ----------
     Total (2)............................................................            $   98,773        $  100,160
                                                                                      ==========        ==========

(1) Percentages reflected above are based on total interest income.
(2) The taxable equivalent adjustment for 1995, 1994 and 1993 reflects the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense; the taxable equivalent adjustment for prior years reflects the federal income tax rate of 34%.


         1993                  1992                  1991                  1990       Five-Year
------------------    ------------------    ------------------    -----------------   Compound
  Amount       %        Amount       %        Amount       %        Amount      %    Growth Rate
----------   -----    ----------   -----    ----------   -----    ----------  -----  -----------

$  327,729    14.8    $  349,868    15.2    $  502,100    18.4    $  596,227   20.9        2.7%
   171,163     7.7       173,158     7.5       206,099     7.5       230,049    8.0       (3.4)
----------   -----    ----------   -----    ----------   -----    ----------  -----
   498,892    22.5       523,026    22.7       708,199    25.9       826,276   28.9        1.1
    59,455     2.7        77,850     3.4        97,655     3.6       110,423    3.9       (9.3)
   189,143     8.5       191,594     8.3       209,985     7.7       225,582    7.9       (2.3)
   304,502    13.7       257,885    11.2       259,773     9.5       240,709    8.4       15.2
    36,580     1.6        37,538     1.6        38,106     1.4        39,567    1.4        1.9
----------   -----    ----------   -----    ----------   -----    ----------  -----
   589,680    26.5       564,867    24.5       605,519    22.2       616,281   21.6        5.4
    35,034     1.6        40,441     1.8        95,503     3.5       126,754    4.4      (13.1)
   232,688    10.5       243,861    10.6       273,371    10.0       290,390   10.2        1.8
   305,965    13.8       320,363    13.9       370,733    13.6       347,730   12.2        (.7)
----------   -----    ----------   -----    ----------   -----    ----------  -----
   573,687    25.9       604,665    26.3       739,607    27.1       764,874   26.8       (1.3)
    12,051      .5        11,830      .5        12,990      .5        15,407     .5        8.9
     3,318      .1         3,760      .2         6,775      .2         7,745     .3       23.9
----------   -----    ----------   -----    ----------   -----    ----------  -----
 1,677,628    75.5     1,708,148    74.2     2,073,090    75.9     2,230,583   78.1        1.8


    85,854     3.8        96,649     4.2       109,607     4.0       119,799    4.2      (16.0)
   414,485    18.7       406,274    17.7       416,668    15.3       353,199   12.4       (5.1)
----------   -----    ----------   -----    ----------   -----    ----------  -----
   500,339    22.5       502,923    21.9       526,275    19.3       472,998   16.6       (7.4)

        --      --            --      --            --      --            --     --        --
----------   -----    ----------   -----    ----------   -----    ----------  -----
   500,339    22.5       502,923    21.9       526,275    19.3       472,998   16.6        5.1
     2,905      .1        12,772      .6        26,974     1.0        50,855    1.7      (29.1)
    12,433      .6        17,038      .7        35,537     1.3        39,496    1.4      (28.8)
    28,433     1.3        60,444     2.6        70,049     2.5        62,386    2.2        (.7)
----------   -----    ----------   -----    ----------   -----    ----------  -----
 2,221,738   100.0     2,301,325   100.0     2,731,925   100.0     2,856,318  100.0        1.8


    60,433     2.7        72,548     3.1        95,809     3.5        93,564    3.3       (8.8)
   151,748     6.8       189,699     8.2       275,951    10.1       301,248   10.5       (4.4)
   240,795    10.8       324,063    14.1       475,012    17.4       473,150   16.5       (4.8)
    90,101     4.1       148,931     6.5       221,992     8.1       256,243    9.0      (15.3)
----------   -----    ----------   -----    ----------   -----    ----------  -----
   543,077    24.4       735,241    31.9     1,068,764    39.1     1,124,205   39.3       (7.0)
    14,503      .7        15,646      .7        16,834      .6        39,147    1.4        1.4
----------   -----    ----------   -----    ----------   -----    ----------  -----
   557,580    25.1       750,887    32.6     1,085,598    39.7     1,163,352   40.7       (6.7)
   127,580     5.8       115,939     5.1       202,299     7.4       309,846   10.9         .4
    14,693      .7        16,629      .7        19,985      .7        29,416    1.0       (1.1)
    31,574     1.4        58,420     2.5       146,918     5.4       166,251    5.8       (5.9)
----------   -----    ----------   -----    ----------   -----    ----------  -----
   173,847     7.9       190,988     8.3       369,202    13.5       505,513   17.7       (1.6)
    69,785     3.1        13,183      .6            --      --            --     --
    37,800     1.7        11,970      .5        13,049      .5        15,249     .6       35.5
----------   -----    ----------   -----    ----------   -----    ----------  -----
   107,585     4.8        25,153     1.1        13,049      .5        15,249     .6       80.1
----------   -----    ----------   -----    ----------   -----    ----------  -----
   839,012    37.8       967,028    42.0     1,467,849    53.7     1,684,114   59.0       (1.3)
----------   -----    ----------   -----    ----------   -----    ----------  -----
$1,382,726    62.2    $1,334,297    58.0    $1,264,076    46.3    $1,172,204   41.0        5.6
==========   =====    ==========   =====    ==========   =====    ==========  =====

      7.46%                 8.19%                 9.63%                10.66%
      2.82                  3.44                  5.17                  6.28
----------            ----------            ----------            ----------
      4.64%                 4.75%                 4.46%                 4.38%
==========            ==========            ==========            ==========

$   50,178            $   44,760            $   54,882            $   62,415
    46,613                33,787                39,245                44,635
     2,110                   700                   783                   624
----------            ----------            ----------            ----------
$   98,901            $   79,247            $   94,910            $  107,674
==========            ==========            ==========            ==========

WACHOVIA CORPORATION AND SUBSIDIARIES

STATISTICAL SUMMARY

                                                                                 1995     1994     1993     1992     1991     1990
                                                                                 ----     ----     ----     ----     ----     ----
AVERAGE YIELDS EARNED (taxable equivalent)

Loans:
  Commercial ...............................................................      7.44%    6.03%    5.29%    5.96%    8.21%    9.90%
  Tax-exempt ...............................................................      9.81     8.99     9.05     8.67     9.95    10.88
     Total commercial ......................................................      7.86     6.66     6.17     6.65     8.65    10.15
  Direct retail ............................................................      9.23     8.30     8.68    11.32    12.89    13.30
  Indirect retail ..........................................................      8.22     7.77     8.42     9.55    10.55    11.28
  Credit card ..............................................................     12.35    11.05    11.75    14.53    16.66    16.93
  Other revolving credit....................................................     12.61    11.55    11.15    11.63    12.73    13.73
     Total retail ..........................................................     10.71     9.65    10.08    11.79    13.14    13.57
  Construction .............................................................      9.82     9.26     7.45     7.78     9.36    10.34
  Commercial mortgages .....................................................      8.62     7.72     7.39     7.96     9.39    10.60
  Residential mortgages  ...................................................      8.36     7.78     8.10     8.89    10.15    10.82
     Total real estate .....................................................      8.59     7.85     7.76     8.42     9.75    10.66
  Lease financing ..........................................................      8.73     7.83     8.90    10.01    10.43    10.70
  Foreign ..................................................................      7.43     5.70     4.35     5.20     7.79     9.66
     Total loans ...........................................................      8.86     7.90     7.79     8.53    10.07    11.11
Held-to-maturity securities:
  State and municipal securities ...........................................     11.84    12.53    12.46    12.38    12.48    12.63
  Other investments ........................................................      7.26     6.96     6.53     7.50     8.49     8.99
Available-for-sale securities:
  Other investments ........................................................      6.79     5.24       --       --       --       --
     Total investment securities ...........................................      7.26     6.56     7.11     8.11     9.10     9.70
Interest-bearing bank balances .............................................      7.93     4.58     3.71     4.24     6.48     8.42
Federal funds sold and securities
  purchased under resale agreements ........................................      5.93     3.91     3.15     3.52     5.95     8.23
Trading account assets .....................................................      6.59     5.28     3.94     5.61     7.19     8.44
     Total interest-earning assets .........................................      8.43     7.51     7.46     8.19     9.63    10.66

AVERAGE RATES PAID

Interest-bearing demand ....................................................      1.81%    1.63%    1.88%    2.55%    4.07%    4.47%
Savings and money market savings ...........................................      3.67     2.69     2.53     3.26     5.19     6.18
Savings certificates .......................................................      5.70     4.26     4.30     5.23     6.92     7.89
Large denomination certificates ............................................      5.85     4.47     5.18     5.74     7.16     8.20
     Total time deposits in domestic offices................................      4.29     3.15     3.28     4.21     6.06     6.99
Time deposits in foreign offices  ..........................................      5.59     4.32     3.11     3.70     5.81     8.00
     Total time deposits ...................................................      4.34     3.18     3.28     4.20     6.06     7.02
Federal funds purchased and securities
  sold under repurchase agreements .........................................      6.02     4.44     3.23     3.73     5.78     7.99
Commercial paper ...........................................................      5.51     3.94     3.02     3.54     5.74     8.05
Other short-term borrowed funds.............................................      6.03     4.24     3.25     4.23     6.58     8.36
     Total short-term borrowed funds .......................................      5.99     4.37     3.22     3.85     6.07     8.11
Bank notes..................................................................      5.67     4.88     4.54     4.83       --       --
Other long-term debt .......................................................      6.70     6.60     7.03     6.80     7.35     8.59
     Total long-term debt...................................................      5.89     5.21     5.19     5.61     7.35     8.59
     Total interest-bearing liabilities ....................................      4.99     3.77     3.43     4.15     6.07     7.32

Interest rate spread .......................................................      3.44%    3.74%    4.03%    4.04%    3.56%    3.34%
Net yield on interest-earning assets........................................      4.16%    4.34%    4.64%    4.75%    4.46%    4.38%

RATIOS (averages)

Shareholders' equity to:
  Total assets .............................................................      8.22%    8.36%    8.54%    8.16%    7.68%    7.34%
  Net loans ................................................................     12.58    13.01    13.58    13.21    12.13    11.28
  Deposits..................................................................     14.06    13.88    12.84    11.37    10.93    10.55
  Equity and long-term debt.................................................     41.03    41.58    58.07    85.27    93.27    92.65
Return on assets............................................................      1.45     1.46     1.46     1.36      .72     1.13
Return on shareholders' equity .............................................     17.67    17.41    17.13    16.69     9.33    15.45
Return on deposits .........................................................      2.48     2.42     2.20     1.90     1.02     1.63
Dividends paid as a percentage of net income ...............................     39.08    39.05    38.91    39.42    63.78    37.84

WACHOVIA CORPORATION AND SUBSIDIARIES

YEAR-END INFORMATION

                                                                                 1995     1994     1993     1992     1991     1990
                                                                               -------  -------  -------  -------  -------  -------
CONDENSED BALANCE SHEET (millions)
Cash and due from banks ....................................................   $ 2,692  $ 2,670  $ 2,529  $ 2,628  $ 2,475  $ 3,586
Interest-bearing bank balances .............................................       451        7       13      189      408      565
Federal funds sold and securities
 purchased under resale agreements .........................................       144      202      691      479      546      591
Trading account assets .....................................................     1,115      890      789      896    1,445      793
Investment securities:
 Available-for-sale.........................................................     7,410    3,538       --       --       --       --
 Held-to-maturity...........................................................     1,620    4,185    7,879    6,486    6,265    5,273
Loans and net leases .......................................................    29,270   25,899   22,986   21,097   20,643   21,255
Less unearned income on loans ..............................................         9        8        9       11       26       48
                                                                               -------  -------  -------  -------  -------  -------
     Total loans ...........................................................    29,261   25,891   22,977   21,086   20,617   21,207
Less allowance for loan losses .............................................       409      406      405      380      360      270
                                                                               -------  -------  -------  -------  -------  -------
     Net loans .............................................................    28,852   25,485   22,572   20,706   20,257   20,937
Premises and equipment......................................................       628      543      503      444      435      429
Other assets ...............................................................     2,069    1,668    1,550    1,539    1,327    1,141
                                                                               -------  -------  -------  -------  -------  -------
     Total assets...........................................................   $44,981  $39,188  $36,526  $33,367  $33,158  $33,315
                                                                               =======  =======  =======  =======  =======  =======
Deposits in domestic offices ...............................................   $25,608  $22,153  $22,545  $22,856  $22,602  $22,736
Deposits in foreign offices ................................................       761      916      807      519      404      499
                                                                               -------  -------  -------  -------  -------  -------
     Total deposits ........................................................    26,369   23,069   23,352   23,375   23,006   23,235
Federal funds purchased and securities
 sold under repurchase agreements ..........................................     5,850    5,898    4,741    3,714    4,002    3,867
Commercial paper ...........................................................       502      407      589      387      398      331
Other short-term borrowed funds ............................................     1,721    1,007    1,091      849    2,201    2,473
Bank notes .................................................................     4,088    3,953    2,370      758       --       --
Other long-term debt .......................................................     1,335      838      591      439      171      164
Other liabilities ..........................................................     1,342      729      774    1,070      896      874
Shareholders' equity .......................................................     3,774    3,287    3,018    2,775    2,484    2,371
                                                                               -------  -------  -------  -------  -------  -------
     Total liabilities and shareholders' equity ............................   $44,981  $39,188  $36,526  $33,367  $33,158  $33,315
                                                                               =======  =======  =======  =======  =======  =======

LOAN PORTFOLIO (millions)
Domestic borrowers:
 Commercial ................................................................   $ 9,753  $ 8,378  $ 6,727  $ 6,365  $ 6,396  $ 6,627
 Tax exempt ................................................................     2,238    1,810    1,959    1,952    1,993    2,065
 Direct retail .............................................................       755      750      716      673      723      796
 Indirect retail............................................................     2,544    2,340    2,429    2,109    1,983    2,022
 Credit card ...............................................................     3,918    3,969    3,123    2,216    1,671    1,598
 Other revolving credit ....................................................       354      343      333      327      302      297
 Construction ..............................................................       746      553      494      464      637    1,197
 Commercial mortgages ......................................................     3,855    3,484    3,199    3,119    3,066    2,860
 Residential mortgages......................................................     4,214    3,821    3,767    3,663    3,660    3,506
 Lease financing, net ......................................................       494      189      157      125      116      138
                                                                               -------  -------  -------  -------  -------  -------
     Total .................................................................    28,871   25,637   22,904   21,013   20,547   21,106
Foreign borrowers:
 Commercial and industrial .................................................       390      254       73       73       56       92
 Banks and other financial institutions ....................................        --       --       --       --        7       --
 Governments and official institutions .....................................        --       --       --       --        7        9
                                                                               -------  -------  -------  -------  -------  -------
     Total .................................................................       390      254       73       73       70      101
                                                                               -------  -------  -------  -------  -------  -------
     Total loans ...........................................................   $29,261  $25,891  $22,977  $21,086  $20,617  $21,207
                                                                               =======  =======  =======  =======  =======  =======

LOAN PORTFOLIO (percentages)
Commercial..................................................................      41.0     39.4     37.8     39.4     40.7     41.0
Credit card ................................................................      13.4     15.3     13.6     10.5      8.1      7.5
Other revolving credit .....................................................       1.2      1.3      1.4      1.6      1.5      1.4
Other retail................................................................      11.3     11.9     13.7     13.2     13.1     13.3
Real estate ................................................................      30.1     30.4     32.5     34.4     35.7     35.7
Lease financing ............................................................       1.7       .7       .7       .6       .6       .6
Foreign.....................................................................       1.3      1.0       .3       .3       .3       .5
                                                                               -------  -------  -------  -------  -------  -------
     Total .................................................................     100.0    100.0    100.0    100.0    100.0    100.0
                                                                               =======  =======  =======  =======  =======  =======

                                   STOCK DATA
--------------------------------------------------------------------------------
                  The following charts present high and low trading ranges for the corporation's common stock, price to earnings ratios and data on cash dividends per share and cash dividend payouts for the most recent six years. Stock price trading ranges and price to earnings ratios for the most recent eight quarters also are provided.
                  The Five-Year Total Return chart compares Wachovia, the S&P
             500 Index and the Keefe, Bruyette & Woods (KBW) 50 Total Return Index in stock price appreciation and dividends, assuming quarterly reinvestment, from the base period December 31, 1990 through year-end 1995. The KBW 50 Index is a market


COMMON STOCK PRICE RANGE* NYSE SYMBOL: WB                            CASH DIVIDENDS PER SHARE*
                                                                     Five-year compound growth rate = 11.0%
                High          Low
                ----          ---
1990            22 3/8        16 1/8                                1990            $ .82
1991            30            20 1/4                                1991            $ .92
1992            34 3/4        28 1/4                                1992            $1.00
1993            40 1/2        31 7/8                                1993            $1.11
1994            35 3/8        30 1/8                                1994            $1.23
1995            48 1/4        32                                    1995            $1.38

*Prices represent those of Wachovia Corporation                     *Dividends per share represent those paid by Wachovia
 prior to merger.                                                    Corporation prior to merger.




COMMON STOCK PRICE/EARNINGS RATIOS*                                  CASH DIVIDEND PAYOUT*
                                                                     (millions)
                                                                                    Cash
                                                                                    dividends
                High          Low                                                   paid              % Payout ratio
                ----          ---                                                   ----              --------------
1990            10.5 x         7.6 x                                1990            $130.8            37.8%
1991            22.4 x        15.1 x                                1991            $146.4            63.8%
1992            13.8 x        11.3 x                                1992            $170.8            39.4%
1993            14.3 x        11.3 x                                1993            $191.5            38.9%
1994            11.3 x         9.6 x                                1994            $210.5            39.1%
1995            13.8 x         9.1 x                                1995            $235.5            39.1%

*Figures based on high and low common stock prices                  %Payout ratio (total dividends as a percentage
 for each year and annual net income per primary                     of net income)
 share as originally reported by Wachovia Corporation               *Dividends include amounts paid by pooled companies.
 prior to merger.

-----------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK DATA - PER SHARE                                                                                              TABLE 19

-----------------------------------------------------------------------------------------------------------------------------------
                                  1995      1994      1993      1992      1991      1990
                                  ----      ----      ----      ----      ----      ----
Market value:*
  End of year.................  $ 45 3/4  $ 32 1/4  $ 33 1/2  $ 34 1/8  $  29     $ 20 7/8
  High........................    48 1/4    35 3/8    40 1/2    34 3/4     30       22 3/8
  Low.........................    32        30 1/8    31 7/8    28 1/4     20 1/4   16 1/8
Book value....................     22.15     19.23     17.61     16.18      14.56    14.07
Dividend*.....................      1.38      1.23      1.11      1.00        .92      .82
Price/earnings ratio**........      13.1x     10.3x     11.8x     13.6x      21.7x     9.9x

 *Information for years before 1991 represents that of Wachovia
  Corporation prior to merger
**Based on end-of-year stock price and net income per primary share as originally reported by Wachovia Corporation prior to merger
--------------------------------------------------------------------------------
             capitalization weighted measure of total return for 50 of the largest U.S. banking companies including all money-center and most regional banks.
                  Wachovia's common stock is listed on the New York Stock
             Exchange under the trading symbol of WB. The corporation is a member of the Standard & Poor's 500 Index of stocks and the S&P
             500 Major Regional Banks Industry Group.





QUARTERLY COMMON STOCK PRICE RANGE

                  1994                        1995
             --------------              --------------
            High         Low            High         Low
            ----         ---            ----         ---
1st Q      35 1/8      30 1/8          36 1/2      32
2nd Q      35 3/8      30 3/4          37 7/8      34 1/4
3rd Q      35 1/4      31 3/8          45          35 3/8
4th Q      34 1/2      31 1/2          48 1/4      43 1/8



QUARTERLY COMMON STOCK PRICE/EARNINGS RATIOS*


                 1994                         1995
           ---------------              ---------------
           High        Low              High        Low
           ----        ---              ----        ---
1st Q      12.3 x      10.6 x          11.3 x       9.9 x
2nd Q      12.1 x      10.5 x          11.1 x      10.1 x
3rd Q      11.7 x      10.4 x          12.9 x      10.2 x
4th Q      11.0 x      10.1 x          13.8 x      12.3 x

*Figures based on hiigh and low common stock prices for each period and net income per primary share for the 12 months ended on the last day of each period.

FIVE YEAR TOTAL RETURN*


            Wachovia   S&P 500    KWB 50 Index
            --------   -------    ------------
1990       100         100        100
1991       143.69      130.48     158.27
1992       174.21      140.41     201.68
1993       176.44      154.56     212.85
1994       176.35      156.60     201.99
1995       259.45      215.45     323.52

*Base period 12/31/90 = 100. Dividends reinvested. Data for the KBW 50 Index is weighted by market capitalization.

                          HISTORICAL COMPARATIVE DATA
--------------------------------------------------------------------------------

                  Six-year historical comparative data for Wachovia Corporation and the median of the 25 largest U.S. bank holding companies based on assets as of each year-end is presented in the following charts. The median is representative of the typical bank holding company within the comparison group. All data is as originally reported, not restated for pooling-of-interest mergers or acquisitions. The 25 largest U.S. banking companies is used as a current peer comparison for Wachovia although the corporation was not among this group in 1990.


RETURN ON ASSETS                                               RETURN ON COMMON EQUITY
(average)                                                      (average)


                              25 Largest                                                        25 Largest
              Wachovia        US Banks                                          Wachovia        US Banks
              --------        ----------                                        --------        ----------
1990          1.23 %          .57 %                            1990             16.36 %           9.56 %
1991           .72 %          .72 %                            1991              9.33 %          10.49 %
1992          1.36 %          .90 %                            1992             16.69 %          14.18 %
1993          1.46 %         1.20 %                            1993             17.13 %          16.94 %
1994          1.46 %         1.21 %                            1994             17.41 %          16.10 %
1995          1.45 %         1.21 %                            1995             17.67 %          16.77 %


COMMON EQUITY TO ASSETS                                        NET INTEREST INCOME* AS A PERCENTAGE
(average)                                                      OF AVERAGE EARNING ASSETS

                             25 Largest                                                         25 Largest
              Wachovia       US Banks                                            Wachovia       US Banks
              --------       ----------                                          --------       ----------
1990          7.55 %         4.82 %                            1990              4.33 %           3.51 %
1991          7.68 %         5.13 %                            1991              4.46 %           3.93 %
1992          8.16 %         6.16 %                            1992              4.75 %           4.44 %
1993          8.54 %         6.57 %                            1993              4.64 %           4.48 %
1994          8.36 %         6.86 %                            1994              4.34 %           4.34 %
1995          8.22 %         7.00 %                            1995              4.16 %           4.45 %
                                                                              *Taxable Equivalent

NONINTEREST EXPENSE AS A PERCENTAGE                            NET LOAN LOSSES TO AVERAGE LOANS
OF TOTAL ADJUSTED REVENUES*


                            25 Largest                                                           25 Largest
             Wachovia       US Banks                                              Wachovia       US Banks
             --------       ----------                                            --------       ----------
1990         57.67 %        65.79 %                            1990               .43 %           1.45 %
1991         62.51 %        67.40 %                            1991               .99 %           1.55 %
1992         58.61 %        64.85 %                            1992               .48 %           1.25 %
1993         57.05 %        62.54 %                            1993               .31 %            .75 %
1994         54.15 %        61.88 %                            1994               .29 %            .39 %
1995         54.23 %        61.72 %                            1995               .37 %            .44 %
*Excluding mortgage servicing portfolio sale,
 subsidiary sale and securities transactions.

NONPERFORMING ASSETS TO YEAR-END
LOANS AND FORECLOSED PROPERTY

                             25 Largest
              Wachovia       US Banks
              --------       ----------
1990           .91           4.14
1991          1.50           4.78
1992          1.25           3.09
1993           .67           1.90
1994           .39           1.03
1995           .24            .80


                            MEMBER COMPANY DIRECTORS
-------------------------------------------------------------------------------

WACHOVIA BANK OF GEORGIA, N.A.

D. GARY THOMPSON                        BRYAN D. LANGTON
President and                           (Advisory Director)
Chief Executive Officer                 Chairman of the Board and
                                        Chief Executive Officer
G. JOSEPH PRENDERGAST                   Holiday Inn Worldwide
Chairman of the Board
                                        BERNARD MARCUS
F. DUANE ACKERMAN                       Chairman of the Board and
Vice Chairman and                       Chief Executive Officer
Chief Operating Officer                 The Home Depot, Inc.
BellSouth Corporation
                                        JAMES F. MCDONALD
L. M. BAKER, JR.                        President and
President and                           Chief Executive Officer
Chief Executive Officer                 Scientific-Atlanta, Inc.
Wachovia Corporation
                                        DANIEL W. MCGLAUGHLIN
CARL BOLCH, JR.                         President and
Chairman of the Board and               Chief Operating Officer
Chief Executive Officer                 Equifax Inc.
Racetrac Petroleum, Inc.
                                        D. RAYMOND RIDDLE
JAMES E. BOSTIC, JR.                    Retired Chairman of the Board
Senior Vice President                   National Service Industries, Inc.
Environmental, Government Affairs
and Communications                      S. STEPHEN SELIG III
Georgia-Pacific Corporation             Chairman of the Board
                                        and President
MICHAEL C. CARLOS                       Selig Enterprises, Inc.

Chairman of the Board and               ALANA S. SHEPHERD
Chief Executive Officer                 Secretary of the Board
National Distributing Co., Inc.         Shepherd Center, Inc.

DAN T. CATHY
President
Chick-Fil-A International

G. STEPHEN FELKER
Chairman of the Board and
Chief Executive Officer
Avondale Mills, Inc.

WACHOVIA BANK OF NORTH CAROLINA, N.A.

J. WALTER MCDOWELL                      ESTELL C. LEE
President and                           Chairman of the Board
Chief Executive Officer                 and President
                                        The Lee Company
L. M. BAKER, JR.
Chairman of the Board                   G. JOSEPH PRENDERGAST
                                        Executive Vice President
THOMAS M. BELK, JR.                     Wachovia Corporation
Senior Vice President
Belk Stores Services, Inc.
                                        ANDREW J. SCHINDLER
H. C. BISSELL                           President and
Chairman of the Board and               Chief Executive Officer
Chief Executive Officer                 R.J. Reynolds Tobacco Company
The Bissell Companies, Inc.
                                        ROBERT L. TILLMAN
FELTON J. CAPEL                         Chief Operating Officer
Chairman of the Board                   Lowe's Companies, Inc.
and President
Century Associates of                   JOHN F. WARD
North Carolina                          Senior Vice President
                                        Sara Lee Corporation
WILLIAM CAVANAUGH, III                  Chief Executive Officer
President and                           Hanes Group
Chief Operating Officer
Carolina Power & Light Company          ANDERSON D. WARLICK
                                        President and
BERT COLLINS                            Chief Operating Officer
President and                           Parkdale Mills, Inc.
Chief Executive Officer
North Carolina Mutual                   DAVID J. WHICHARD, II
Life Insurance Company                  Chairman
                                        The Daily Reflector
RICHARD L. DAUGHERTY
North Carolina Senior                   JOHN C. WHITAKER, JR.
State Executive,                        Chairman of the Board and
Vice President Worldwide                Chief Executive Officer
Manufacturing                           Inmar Enterprises, Inc.
IBM PC Company
IBM Corporation
(Retired/Consultant)

GEORGE W. HENDERSON
President and
Chief Executive Officer
Burlington Industries, Inc.

WACHOVIA BANK OF SOUTH CAROLINA, N.A.

WILL B. SPENCE, JR.                     JAMES G. LINDLEY
President and                           Chairman Emeritus
Chief Executive Officer
                                        JOE A. PADGETT
G. JOSEPH PRENDERGAST                   Retired Executive Vice President
Chairman of the Board                   Wachovia Bank of South Carolina,N.A.

L. M. BAKER, JR.                        W. M. SELF
President and                           President and
Chief Executive Officer                 Chief Executive Officer
Wachovia Corporation                    Greenwood Mills, Inc.

CHARLES J. BRADSHAW                     ROBERT S. SMALL, JR.
President                               President
Bradshaw Investments, Inc.              AVTEX Properties, Inc.

FRANK W. BRUMLEY                        J. GUY STEENROD
President                               President
The Brumley Company                     Roche Carolina Inc.

W. T. CASSELS, JR.                      WILLIAM G. TAYLOR
Chairman of the Board                   President
Southeastern Freight Lines, Inc.        The Springs Company

THOMAS C. COXE, III                     BEATRICE R. THOMPSON, PH.D.
Executive Vice President                Coordinator of Psychological Services
Sonoco Products Company                 Anderson School District Five

FREDERICK B. DENT, JR.
President
Mayfair Mills, Inc.

                 WACHOVIA CORPORATION DIRECTORS AND OFFICERS

-------------------------------------------------------------------------------

DIRECTORS


L.M. BAKER, JR.                 THOMAS K.HEARN, JR.                 JAMES W. JOHNSTON
President and                   President                           Vice Chairman
Chief Executive Officer         Wake Forest University              RJR Nabisco, Inc.
                                                                    Chairman of the Board
                                                                    R.J. Reynolds Tobacco Company

JOHN G. MEDLIN, JR.             W. HAYNE HIPP                       WYNDHAM ROBERTSON
Chairman of the Board           President and                       Vice President, Communications
                                Chief Executive Officer             University of North Carolina
                                The Liberty Corporation

RUFUS C. BARKLEY, JR.           ROBERT M. HOLDER, JR.               HERMAN J. RUSSELL
Chairman                        Chairman of the Board               Chairman and
Cameron & Barkley Company       Holder Corporation                  Chief Executive Officer
                                                                    H.J. Russell & Company

CRANDALL C. BOWLES              DONALD R. HUGHES                    SHERWOOD H. SMITH, JR.
Executive Vice President        Consultant and Retired              Chairman of the Board and
Springs Industries, Inc.        Vice Chairman of the Board          Chief Executive Officer
                                Burlington Industries, Inc.         Carolina Power & Light Company

JOHN L. CLENDENIN               F. KENNETH IVERSON                  CHARLES MCKENZIE TAYLOR
Chairman, President             Chairman and                        Chairman of the Board
and Chief Executive Officer     Chief Executive Officer             Taylor & Mathis, Inc.
BellSouth Corporation           Nucor Corporation                   Taylor & Mathis Properties

LAWRENCE M. GRESSETTE, JR.
Chairman, President and
Chief Executive Officer
SCANA Corporation


PRINCIPAL CORPORATE OFFICERS

L.M. BAKER, JR.                 W. DOUG KING                        ROBERT S. MCCOY, JR.
President and                   Executive Vice President            Executive Vice President
Chief Executive Officer         Consumer Services                   Chief Financial Officer

MICKEY W. DRY                   WALTER E. LEONARD, JR.              G. JOSEPH PRENDERGAST
Executive Vice President        Executive Vice President            Executive Vice President
Chief Credit Officer            Operations/Technology               General Banking

HUGH M. DURDEN                  KENNETH W. MCALLISTER               RICHARD B. ROBERTS
Executive Vice President        Executive Vice President            Executive Vice President
Corporate Services              General Counsel/Administrative      Treasurer


                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

                    Wachovia Corporation
                    100 North Main Street        191 Peachtree Street, NE
                    Winston-Salem, NC 27150      Atlanta, GA 30303

CORPORATE MAILING ADDRESSES AND TELEPHONE NUMBERS

                    Wachovia Corporation
                    P. O. Box 3099               P. O. Box 4148
                    Winston-Salem, NC 27150      Atlanta, GA 30302
                    910-770-5000                 404-332-5000

NOTICE OF ANNUAL MEETING

                    The Annual Meeting of Shareholders of Wachovia Corporation will be held Friday, April 26, 1996 at 10:30 a.m., in the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh,
                    NC. All shareholders are invited to attend.

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

                    Direct Deposit of Cash Dividends -- Direct deposit is a safe, fast and timesaving method of receiving cash dividends through automatic deposit on the date of payment to a checking, savings or money market account at any financial institution which participates in an Automated Clearing House.

                    Information regarding these services can be obtained by contacting the Transfer Agent or Wachovia Shareholder Services at the address or phone number below.

WACHOVIA SHAREHOLDER SERVICES CONTACT

                    H. Jo Barlow             Wachovia Corporation
                    Shareholder Services     P. O. Box 3099
                    910-732-5787             Winston-Salem, NC 27150


FINANCIAL INFORMATION

                    Analysts, investors and others seeking financial information should contact the following either by phone or in writing to the corporate mailing address in Winston-Salem.

                    Robert S. McCoy, Jr.     James C. Mabry
                    Chief Financial Officer  Investor Relations
                    910-732-5926             910-732-5788


INDEPENDENT AUDITORS

                    Ernst & Young LLP, Winston-Salem, NC