Form 10-K405, Exhibit 13
period 1996-12-31
WACHOVIA CORP/ NC
filed 1997-03-26
CIK 774203

1996 ANNUAL REPORT AND FORM 10-K


                         WACHOVIA

                                    CONTENTS

Financial Highlights...................................    2
Wachovia Corporation...................................    3
Selected Year-End Data.................................    3
Letter to Shareholders.................................    4
Corporate Highlights...................................   12
Management's Discussion and Analysis
  of Financial Condition and Results of Operations.....   14
  RESULTS OF OPERATIONS -- 1996 VS. 1995...............   15
  SHAREHOLDERS' EQUITY AND CAPITAL RATIOS..............   32
  FOURTH QUARTER ANALYSIS..............................   35
  RESULTS OF OPERATIONS -- 1995 VS. 1994...............   39
Supervision and Regulation.............................   41
Management's Responsibility for Financial Reporting....   42
Report of Independent Auditors.........................   42
Financial Statements...................................   43
Six-Year Financial Summaries...........................   64
Stock Data.............................................   72
Historical Comparative Data............................   74
1996 Form 10-K.........................................   75
Member Company Directors...............................   78
Wachovia Corporation Directors and Officers............   79
Shareholder Information................................   80

                           FORWARD-LOOKING STATEMENTS
      The Private Securities Litigation Reform Law of 1995 evidences Congress' determination that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by corporate management. This Annual Report, including the Letter to Shareholders and the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the corporation notes that a variety of factors could cause the corporation's actual results and experience to differ materially from the anticipated results or other expectations expressed in the corporation's forward-looking statements.
      The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the corporation's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the corporation of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation and similar matters. Readers of this report are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

                              FINANCIAL HIGHLIGHTS

                                                                                                               Percent
                                                                                       1996         1995       Change
EARNINGS AND DIVIDENDS
(thousands, except per share data)
Net income.......................................................................    $644,557     $602,543       7.0
Cash dividends paid on common stock..............................................     254,458      235,495       8.1
Payout ratio (total cash dividends (division sign)
   net income)...................................................................        39.5%        39.1%

Net income per common share:
  Primary........................................................................    $   3.81     $   3.50       8.9
  Fully diluted..................................................................    $   3.80     $   3.49       8.9

Cash dividends paid per common share.............................................    $   1.52     $   1.38      10.1

Average primary shares outstanding...............................................     169,094      172,089      (1.7)
Average fully diluted shares outstanding.........................................     169,827      172,957      (1.8)

Return on average assets.........................................................        1.43%        1.45%
Return on average shareholders' equity...........................................       17.62        17.67

BALANCE SHEET DATA AT YEAR-END
(millions, except per share data)
Total assets.....................................................................    $ 46,905     $ 44,981       4.3
Interest-earning assets..........................................................      40,789       40,001       2.0
Loans -- net of unearned income..................................................      31,283       29,261       6.9
Deposits.........................................................................      27,250       26,369       3.3
Interest-bearing liabilities.....................................................      35,570       34,001       4.6
Shareholders' equity*............................................................       3,762        3,774       (.3)

Shareholders' equity to total assets.............................................        8.02%        8.39%
Risk-based capital ratios:
  Tier I capital.................................................................        9.34         9.43
  Total capital..................................................................       12.97        13.64

Per share:
  Book value.....................................................................    $  22.96     $  22.15       3.7
  Common stock closing price (NYSE)..............................................       56.50        45.75      23.5
  Price/earnings ratio...........................................................        14.8X        13.1x

 * Includes unrealized gains on securities available-for-sale of $42 million and $116 million net of tax, respectively

                              WACHOVIA CORPORATION
Wachovia Corporation (Wachovia or the Corporation) is a southeastern interstate bank holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. Principal banking subsidiaries are Wachovia Bank of Georgia, N.A., Atlanta; Wachovia Bank of North Carolina, N.A., Winston-Salem; and Wachovia Bank of South Carolina, N.A., Columbia. The First National Bank of Atlanta and Wachovia Bank Card Services, Inc., in Wilmington, Delaware, provide credit card services for Wachovia's affiliated banks. Page 76 provides a complete listing of the Corporation's subsidiaries and member companies.
Major corporate and institutional relationships are managed by Wachovia Corporate Services, Inc., through banking offices in Georgia, North Carolina and South Carolina and through representative offices in Chicago, London, New York City and Tokyo. The Corporation maintains foreign branches at Grand Cayman through its banking subsidiaries and an Edge Act subsidiary in New York City.

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

                             SELECTED YEAR-END DATA

                                                 1996        1995        1994        1993        1992        1991
Trust assets (millions):
  Discretionary management..................   $ 23,520     $20,226     $17,084     $17,950     $16,147     $14,302
  Total.....................................   $100,095     $90,144     $78,972     $92,287     $85,806     $78,214
Banking offices:
  North Carolina............................        220         219         216         223         222         224
  Georgia...................................        123         124         127         129         134         135
  South Carolina............................        145         146         150         157         158         160
       Total................................        488         489         493         509         514         519
Automated banking machines:
  North Carolina............................        351         328         297         251         221         210
  Georgia...................................        222         204         189         180         173         164
  South Carolina............................        213         180         166         167         164         163
       Total................................        786         712         652         598         558         537
Employees (full time equivalent)............     16,208      15,996      15,602      15,531      16,164      16,886
Common stock shareholders...................     32,638      28,027      28,779      28,079      26,706      29,806
Common shares outstanding (thousands) . .       163,844     170,359     170,934     171,376     171,471      85,323

                             LETTER TO SHAREHOLDERS


"In an outstanding
organization, there
can be no resting
on past successes.
Today, each line
of business in
Wachovia is
being tested."


DEAR WACHOVIA SHAREHOLDER

Wachovia performed well in 1996. Earnings grew as investment in critical strategic initiatives continued and good results from earlier actions became more evident. Employees across the company worked hard to build business volume, grow revenue, manage expenses and control risk. They succeeded admirably.

Net income per fully diluted share was $3.80, up 8.9 percent from $3.49 in 1995. Net income totaled $644.6 million compared with $602.5 million, a gain of 7 percent. Good growth in net interest income and strong gains in other operating revenue accounted for the earnings increase. Average fully diluted shares declined by 3.1 million shares or 1.8 percent for the year, reflecting the corporation's share repurchase program.

Wachovia's return on shareholders' equity was 17.6 percent, and the return on assets was 1.43 percent, in line with five-year averages of 17.3 percent and
1.43 percent, respectively. Average common equity to assets was 8.09 percent. While the company's $46.9 billion of assets at December 31 ranked 20th in size among the nation's top 25 banking companies, returns on common shareholders' equity and on assets ranked eighth, and its average common equity to assets was ninth. The corporation's senior debt was rated AA by Standard & Poor's and Aa3 by Moody's.

Credit quality and expense management ratios remained strong. At December 31, nonperforming assets were .25 percent of loans and foreclosed property, the best among the 25 largest bank holding companies. The corporation's reserve coverage of nonperforming loans was 681 percent, the second best among this peer group. The corporation's overhead or efficiency ratio was 52.2 percent, also ranking second among these banks. Wachovia's performance in key measures compared with industry peers since 1991 is presented in a series of graphs on page 74.

The total return on Wachovia's common stock, including price appreciation and dividends, was 27.6 percent for 1996. This compares with 41.5 percent for the Keefe, Bruyette & Woods Index of 50 money center and regional banks and 23 percent for the S&P 500 Index.

The financial service business is in the midst of very challenging and exciting times. Challenging because performance risks are as great as they have ever been. Exciting because opportunities abound to do good things for customers and shareholders. We are invigorated by the possibilities and are aggressively building Wachovia for future growth. At the same time, we are respectful of the environment. At Wachovia, historic risk management is intact, the balance sheet remains solid and all over the institution people are working feverishly to get costs down.

I am proud to report these results, achieved in the midst of substantial undertakings to make Wachovia stronger and even more competitive in the future. In an outstanding organization, there can be no resting on past successes.
Today, each line of business in Wachovia is being tested. The practices and desires of our customers are changing. The delivery of service from

                                                          LETTER TO SHAREHOLDERS

businesses to customers is changing. Methods of communication are changing. The capabilities of competitors are changing. The construct of the environment in which Wachovia operates is, most of all, profoundly changing.

There has been no time in recent history like this one. This century, so rich in the drama of exploration, war, turmoil, struggle, and change, will end soon. But its ending will mark the beginning of a brilliant new age, an order based on information and acquisition of knowledge. The accumulation, storage, retrieval, communication and productive use of information will determine market, social, political and economic leadership in the years ahead. In the race for new power, old structures, old systems and old boundaries are tumbling.

The traditional business of banking, in which we have done so well for so long, is in a protracted period of consolidation. I do not believe there will only be five big banks in the future, but there will be many fewer and most of the strongest competitors will be big. Wachovia also will grow and seek to offset any competitive heft by outstanding performance.

The key to future success is excellent customer service, high performance and a sustained rate of above-average growth. A significant threat to high performance in our business may well lie outside of banking. Substantial encroachment has been made into our traditional customers by single-purpose, focused companies whose cost of market entry is low, whose service delivery is streamlined and effective, and who operate relatively free of the boundaries, burdens and regulations which shackle us. Many of these companies are new, having been built to serve a specific purpose. In fairness, they are also often highly entrepreneurial and flexible with higher strategic risk tolerance than traditional banks embrace. Also, in truth, many banks have not adapted to meet this competitive thrust. Too often, banks have ignored customer pleas for better service, more accurate and timely information, greater service flexibility, and rational pricing.

What these competitors do not have is Wachovia's tradition of high service, personal relationship with customers and the ability to expand these relationships across a broad range of products. It may not be possible to beat these specialized vendors on the basis of price, but we are rarely beaten on service or on the distinctive


Target marketing and on-line leads
help a special sales force of bankers
sharpen their focus on the right
customer at the right time with the
right product as part of the Profitable
Relationship Optimization (PRO) strategy.


(Picture of two women working on a computer and talking on the phone.)

LETTER TO SHAREHOLDERS

Personal Financial Services sales teams
with a variety of specialists are strengthening
Wachovia's ability to more effectively serve the affluent market with a relationship-based strategy which provides a trustworthy financial advisor focused on integrating the way financial assets and services work with customer needs.

value of comfort that comes from the customer knowing that his or her financial future is safely entrusted to Wachovia.

Another factor affecting performance will be the general environment in which we operate. This clearly contains mixed blessings. On one hand, growth in traditional banking services will moderate. Real economic growth over time will slow, and with it, so will the expansion of credit. As inflation abates, so will interest rates. Deposits, as they have for some time, will continue to migrate to higher yielding instruments.

While the natural growth in the economy will be moderate, there will be boundless opportunities to serve customers in new and exciting ways. The growth in financial markets and the fact that many individuals and corporations are still poorly served leads to substantial opportunities for Wachovia.

Enormous wealth has been built in recent years, and corporate and individual customers need help managing these resources. Customers need to manage risk. We will sell them insurance and other useful performance products. Customers need to reduce expenses. They may look to us for assistance in controlling costs through operational excellence and superior use of technology. Customers need information. We have a great deal, can get more and can deliver it in applications they find useful. Customers need help in planning. In Wachovia, they have a planning partner they can trust. While there is still much to do, we are responding rapidly. Recently, I counted sixty-seven major strategic initiatives currently under way in Wachovia. The accompanying photographs and the Corporate Highlights section following this letter are an indication of the breadth of programs being carried out. It is marvelous testimony to our employees' patience and goodwill that so much change can be tolerated and our performance remain so good.

In the challenging times ahead, we face an intriguing dilemma. We must transform ourselves into a high-performing, fast-moving and aggressive service company, while keeping a firm and uncompromising hand on the collar of risk. In the midst of product, service delivery and technological change, the potential allure of mergers and acquisitions, and the compelling need to grow, we must be in control. But make no mistake, the ultimate risk to future performance is failing to recognize and to act on the customer revolution now occurring.


(Picture of a group of people working documents.)

                                                       LETTER TO SHAREHOLDERS

"We will continue to examine
attractive acquisition possibilities
while moving forward with internal
growth strategies."

In recent years, we have built on traditional Wachovia strengths, including an excellent market position, reinforcing our culture of sound and prudent decision-making, and continuing to refine risk management skills and technological capabilities. Additionally, we have added a solid strategic direction, a streamlined organization and more efficiency in managing expenses.

In 1994, we set forth a strategy to guide Wachovia for the remaining years of this decade. It was an ambitious plan designed to lift our performance compared with peer institutions. The plan assisted us in sharpening focus on lines of business with potential for good growth and strong profitability. It also clearly displayed those areas where we will have to work a little harder. The new strategic direction focused on five critical areas of activity. o Better managing our lines of business o Redirecting technology investment o Managing capital effectively o Pursuit of targeted acquisitions o Creating a growth culture in Wachovia

Substantial progress has been made in four of these. We have moved away from lines of business where Wachovia did not enjoy an advantage. We have built strong strategies in other businesses and lifted growth expectations. Significant market and environmental changes have already occurred for several key lines of business since the completion of the study. Valuable partnerships and alliances have been created with other organizations to strengthen our product offerings and provide greater access to customers.

In technology, our emphasis is shifting toward platforms that will help us grow. One of Wachovia's most challenging tasks is to balance technology needs, resources and priorities. Expanded dialogue concerning the use of technology in line with strategic intentions is taking place between leaders in systems, operations, lines of business and support elements.

Important work has been done to analyze Wachovia's capital needs. In 1996, a share repurchase program was approved and 7.9 million shares were repurchased. In January 1997, the directors authorized the repurchase of an additional 10 million shares. In addition, excellent efforts are under way to more optimally use the balance sheet of the company and to enhance earnings and returns.

With respect to mergers and acquisitions, we have looked at buying other banks and at possible mergers, being careful to seek opportunities that are financially attractive and consistent with the company's strategic direction. We will continue to examine attractive acquisition possibilities while moving forward with internal growth strategies. Recent success with consumer and corporate product initiatives leads us to believe that certain mergers could complement growth and accelerate the building of shareholder value.

Certain actions are now needed to fulfill the strategic plan and lift the performance of the company to levels to which we aspire. Wachovia people have spent time together in recent months studying and reflecting on the elements which must be present for sustained growth and

LETTER TO SHAREHOLDERS

"The Growth Initiatives program is
exciting. It will, in concert with
other elements of the strategic plan,
be instrumental in lifting Wachovia's
performance and insuring our vast
potential for future success in a world
which is being altered before our eyes."


high performance. High performance organizations have certain qualities in common. They generally possess high aspirations, clear vision, strong motivation, supportive systems and processes, capable managers, breakthrough ideas, detailed action plans, sufficient resources, adequate skills, and thorough execution. All of these are present and part of Wachovia's culture.

The questions we are asking internally are: Do we understand these and why they are important? Are we personally, professionally and passionately committed to ranking high in every one of these characteristics? Do we understand that the weakest link in this chain of ingredients will subdue performance to the weakest level? Can we change our company in ways that will assure us of continued success?

There is under way within Wachovia a program of growth initiatives designed to create greater self-awareness on the part of business and service support units about this commitment to growth. The program is fundamentally simple, it is intellectually challenging, and it is financially rewarding. In stages, participants engage in a diagnostic process comparing themselves and their actions with high-performing growth companies. They develop action plans to correct areas of weakness and realign market efforts. They commit themselves to specific actions and to a higher rate of growth than previously thought possible.

If these efforts are successful and the economy remains favorable, a higher growth rate is expected for the company. But the greatest dividends are more long-lasting. Within this company, bold Wachovia leaders are committing to higher rates of growth, changing their organizations to be more immediately responsive, subscribing to new initiatives and altering their view of operating missions. Most important, they are changing the way decisions are made in Wachovia, knocking down barriers to growth and fostering a contagious wave of enthusiasm that is sweeping across the organization.

The Growth Initiatives program is exciting. It will, in concert with other elements of the strategic plan, be instrumental in lifting Wachovia's performance and insuring our vast potential for future success in a world which is being altered before our eyes.

We live in a world of revolutionary change, of risk, upheaval and mystery. It is a world where the old rules of order are crumbling and new ones are posted on the Internet. It is a world rich in excitement and discovery, and it is heavy-laden with the delicious, heady aroma of possible success. Out of this world, from which the faint of heart must surely shrink, will come opportunities to match our real aspirations. Radical change and the expectation and anticipation of the turmoil flowing out of that process must become a daily and, not necessarily comfortable, challenge for our people.

In the world which lies ahead, Wachovia must capitalize on its considerable strengths to continue its pattern of success, grow stronger, broaden capabilities and achieve the flexibility necessary to aggressively pursue new frontiers. It is perfectly acceptable to believe that we will use our formidable foundation to launch venture-

                                                         LETTER TO SHAREHOLDERS

(Picture of a person working on a computer.)

some probes into new lines of business, new areas of service, and new and vital areas of the dramatically awakening globe on which we live. It is reasonable to believe we can do all of this while ranking near the head of the class in which we are currently enrolled and while not losing our way or our values and principles.

In a world where things we think about today may not be very relevant tomorrow, we will be flexible and tactically adept, changing pace as necessary. It is reasonable in this exciting environment to assume that we may not want to be limited to thinking of ourselves only as a financial services company.

Our corporate purpose is to bring to customers solutions that are effective, reliable, relevant and of enduring competitive value. Wachovia will use its distinctive relationship orientation to provide these customers a broad array of high quality services conveniently, through diversified channels, and at a fair price. It will use its competencies in relationship and risk management to accelerate growth in lines of business where it can leverage these strengths. This approach will be delivered uniquely and effectively, using the considerable skills, experience, and talent of our employees. Wachovia also will accelerate development of knowledge capabilities and managerial practices to enable us to serve customers with greater speed and adaptability.

At the core of our corporate purpose is winning profitable opportunities by being an outstanding provider of relationship-based services. Wachovia has growing and diversified revenue from a variety of exceptional customers. We will increase the number of customers and strengthen products offered to them. We will do so by diversifying delivery channels, improving the capability of business lines, creating new businesses, using technology strategically and strengthening sales performance. In order to grow and broaden capabilities, we will pursue joint ventures, strategic alliances and acquisitions.

Our aspirations are to rank at or near the top of all relevant measures of bank and nonbank competition. In order to prevail in the complex times which lie ahead, we must move more quickly. We must continue our pattern of high revenue growth to gain greater resources for the opportunities to come. As we move toward the land of opportunity, we may need a little corporate heft of our own.


Wachovia's Capital Markets area is
moving aggressively to become a
one-stop source of capital and funding
solutions at all levels of a company's
capital structure which favorably positions
Wachovia as companies increasingly consolidate relationships they have with financial services providers.

LETTER TO SHAREHOLDERS


(Picture of two people looking over a paper.)


Wachovia's ability to meet corporate customers' growing need for an array of global services has been greatly enhanced by the recently announced alliance with HSBC Holdings plc to jointly market financial services.

Our natural home is in the Southeast. By the end of this decade, our goal is to be the most preferred financial institution for consumers and institutions across this rich, expanding market area. We plan to have operations, offices and distinct capabilities in every market of our choice within the region. We will be a distinguished financial counselor for our customers. We want everyone to wish they could bank with Wachovia.

By the end of this decade, Wachovia intends to enhance its superior position in corporate banking to rank number one or two in every local market served and within the top ten corporate banks on a national scale. We intend to retain our high national ranking in Treasury Services and cash management. We will be a sought-after, high-quality provider of capital market products, and we will move higher in the esteem of our corporate customers as a provider of technology-based services.

Wachovia will, by the end of the decade, enjoy significant expansion and real operating capabilities in major global markets we choose through joint venture, strategic alliance and acquisition. A special effort will be made to study high-growth emerging markets to seek the possibility of expansion of Wachovia's successful domestic products for consumers and corporations.

Our success and prowess in markets within the Southeast should give us growing confidence. We do consumer and corporate banking better than anyone else. It is time to consider moving beyond the Southeast. On a selected and choice basis within the next decade, Wachovia will construct a broader franchise across this nation. Work will continue in 1997 to examine markets of opportunity outside of our traditional home territory.

Wachovia will sell information-based and processing services. A rich lode of information already exists within our reach. Through joint venture, strategic alliance, acquisition or internal development, Wachovia will, by the end of this decade, emerge as a high-quality, knowledge-based company offering technology-related products of value to corporate and individual customers.

Finally, Wachovia must be larger. I believe it reasonable to propose that in the next three years, Wachovia conceivably could double its size and earnings through internal growth and acquisition. Our capabilities for technology

                                                         LETTER TO SHAREHOLDERS

"The quality of services provided by
that human being and the individual
respect engendered by Wachovia will,
even in a complex, new world, still
make a difference."

investment and new ventures will grow in measure with the size and scope of the new company. Our earnings and returns must remain exceptional. The resulting market capital will give us flexibility and enormous purchasing power.

These goals will be difficult to achieve. They will require great change. They ultimately must result in the creation of a new, disciplined but entrepreneurial Wachovia, whose pathways are unobstructed in a rapidly changing world.

A final and necessary acknowledgment is to declare again the critical importance of outstanding people. Without exception, in strong, well-managed companies, good ones are found. They possess a thirst for knowledge and willingness to learn. They explore new concepts. To them, no degree of risk is rationalized outside of prudent returns. They are responsible, making decisions readily and standing by them. They tell the truth. They achieve excellence. This describes the outstanding Wachovians who serve our customers today. In the exciting years ahead, we will hire, train, promote and inspire even better ones.

Time and again when customers opine their willingness to deal with us in new and different ways, to forsake branches, to use computers, to manage financial affairs by phone, they are unanimous in stating a vitally important qualifier. At the end of the day, if they have an opportunity or problem, they want to talk to a human being, and they want to feel in control of their own destiny. The quality of services provided by that human being and the individual respect engendered by Wachovia will, even in a complex, new world, still make a difference.

Wachovians offer unparalleled service to customers in ways these customers wish to be served. Service is locked up in our genes. In Wachovia, there is a promise to our customers: "We will always be there when you need us." We will be there in a relationship, providing solutions from a foundation of knowledge and trust.

We have operated this way for years, and we will in the future. If a customer has a problem, a question or a concern, we will handle it. We talk this way, we operate this way, we live this way. For the customer, it is the promise, "We will be there for you at the end of the day."

Portions of this letter were shared more fully with all 17,000 Wachovians in January in a recent special edition of Wachovia News.
It lays out for our people the hopes, vision and even higher aspirations for Wachovia in the future. It also reaffirms our commitment to excellence, honesty, service and support for the human soul.

Thank you for your continued support.


Sincerely,


/s/ L.M. Baker, Jr.
L. M. Baker, Jr.
Chief Executive Officer
February 24, 1997

                              CORPORATE HIGHLIGHTS

o HSBC Holdings plc and Wachovia Corporation announced in February 1997 the formation of an alliance to jointly market corporate financial services globally. The alliance significantly builds on an existing relationship between Wachovia and HSBC Holdings, providing broader product capabilities and geographical scope. Capabilities available to corporate customers under the expanded alliance will include trade services, such as import and export letters of credit; corporate banking services, such as local currency financing, cross-border and in-country cash management solutions; and structured and project financing, including government guaranteed financing. HSBC Holdings, headquartered in London, England, is among the world's largest banking and financial services companies with over 3,400 offices in 77 countries and assets totaling more than $368 billion at mid-year 1996.

o In January 1997, Wachovia announced the signing of a definitive agreement to acquire a majority interest in Banco Portugues do Atlantico-Brasil S.A., a $100 million asset bank based in Sao Paulo, Brazil. The bank is engaged principally in corporate trade finance activity. Through the agreement, Wachovia will expand its corporate services capabilities to better facilitate the trade and international investment needs of multinational corporate customers conducting business in South America. The acquisition is expected to be completed in mid-1997.

o Wachovia began private labeling of its treasury management services through a cash management servicing agreement announced with Wells Fargo. Under the arrangement, Wells Fargo will provide cash management services to its middle- and upper-market commercial customers under the Wells Fargo brand name using a Wachovia East Coast disbursing point and technology for providing check images. Private label arrangements will enable Wachovia to more quickly expand its market share opportunities, allowing the corporation to leverage its expertise in treasury management services, including advanced image technology capabilities, over a larger customer base.

o Wachovia announced in September that it has entered the private equity business to serve more fully the funding needs of corporate clients. In conjunction with this move, Wachovia formed a relationship with Montreux Equity Partners, an investment firm specializing in making equity investments in companies seeking growth capital or buyout financing. The arrangement facilitates direct equity investments in private companies by Wachovia and private placements of equity for corporate clients. Wachovia's private equity activities initially will focus on small and medium-sized companies in the Southeast, while also considering attractive opportunities from across the business spectrum.

o In the third quarter of 1996, Wachovia received approval from the Federal Reserve Board to establish Wachovia International Capital Corp., an international financial advisory services subsidiary. Wachovia International Capital Corp. will provide financial, investment, foreign exchange and tax advice to U.S. and foreign clients, primarily multinational companies. Offices will be maintained in Atlanta, Georgia, and Zurich, Switzerland.

o Wachovia began in December the pilot test phase of sales lead generation for retail bankers using the corporation's Consolidated Customer Information File data base and Next Generation Branch Automation computer platform systems. The pilot phase is being conducted in the Piedmont area of North Carolina as

                                                            CORPORATE HIGHLIGHTS

part of Wachovia's consumer banking strategy. Under the strategy, known as PRO for Profitable Relationship Optimization, bankers will receive from four to 16 sales leads daily. The leads are derived from an assessment of a targeted customer segment to determine the next most likely financial service needed by specific customers.

o Wachovia initiated and completed in 1996 its Market Network Strategy project, designed to optimize the corporation's retail banking distribution network. Current and projected business opportunities for each market Wachovia serves were assessed with the aim of identifying the type and level of investment spending needed to best match present and future customer needs with appropriate delivery channels. Based on the study, Wachovia will custom fit its branch banking network to ensure operating profiles are consistent with market needs and demands. This will involve adding some new offices in selected growth markets while consolidating, selling or closing approximately 10 percent of the corporation's existing branch offices. Wachovia also will increase its network of ATMs and expand their functions while continuing to invest in Wachovia On-Call and the corporation's PC banking program.

o Wachovia and Harris Teeter announced in January 1997 a multiyear agreement in principle to open in-store Wachovia banking branches and ATMs in Harris Teeter grocery stores in the Atlanta, Georgia, area. The in-store banking centers will be staffed by bankers who can open accounts, provide service, approve loans and sell financial products. The centers will offer the convenience of ATMs, electronic banking and Wachovia On-Call.

o In March 1996, Wachovia opened its first banking office in Virginia. Located in Norfolk, the office serves customers in the attractive Hampton Roads area with a complete line of middle-market corporate banking, municipal finance, private banking, sales finance and statewide commercial mortgage services. In September, Wachovia opened an office in Jacksonville, Florida, through its subsidiary, Atlantic Savings Bank. The new Florida office provides consumer and mortgage loans, as well as some deposit services.

o Wachovia's Visa Check card portfolio surpassed the 1 million card mark in the fourth quarter of 1996, making Wachovia the ninth largest Visa Check card issuer in the U.S. For 1996, Wachovia's Visa Check card activity represented over 33 million transactions compared with over 22 million transactions in 1995. Wachovia began issuing Visa Check cards to customers in August 1993.

o Beginning in the first quarter of 1997, the corporation will expand its insurance business with a broader array and distribution of insurance products for individuals and small businesses. Life and disability insurance products will be sold through Wachovia Insurance Services of North Carolina, Inc., a subsidiary of Wachovia Corporation. Initial efforts will target employee, small business, private banking and trust markets in selected North Carolina cities, with programs directed to the mass market scheduled to start in the second quarter of 1997. Expansion into other North Carolina, South Carolina and Georgia markets will begin later in the year. Other insurance products such as long-term care and property and casualty insurance may be added at a later date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL SUMMARY                                                        TABLE 1

                                              1996             1995          1994          1993          1992          1991
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -- taxable
  equivalent..........................     $3,297,231       $3,118,503    $2,462,454    $2,221,738    $2,301,325    $2,731,925
Interest expense......................      1,672,602        1,579,107     1,038,388       839,012       967,028     1,467,849
Net interest income -- taxable
  equivalent..........................      1,624,629        1,539,396     1,424,066     1,382,726     1,334,297     1,264,076
Taxable equivalent adjustment*........         69,917           98,773       100,160        98,901        79,247        94,910
Net interest income...................      1,554,712        1,440,623     1,323,906     1,283,825     1,255,050     1,169,166
Provision for loan losses.............        149,911          103,791        71,763        92,652       119,420       293,000
Net interest income after provision
  for loan losses.....................      1,404,801        1,336,832     1,252,143     1,191,173     1,135,630       876,166
Other operating revenue...............        783,914          680,101       604,432       600,179       535,242       490,178
Gain on sale of mortgage servicing
  portfolio...........................             --           79,025            --            --            --            --
Gain on sale of subsidiary............             --               --            --         8,030        19,486            --
Investment securities gains
  (losses)............................          3,736          (23,494)        3,320        19,394         1,497        11,091
Total other income....................        787,650          735,632       607,752       627,603       556,225       501,269
Personnel expense.....................        654,525          600,326       563,507       568,680       539,823       524,489
Other expense.........................        603,024          603,270       534,906       562,556       555,829       572,028
Total other expense...................      1,257,549        1,203,596     1,098,413     1,131,236     1,095,652     1,096,517
Income before income taxes............        934,902          868,868       761,482       687,540       596,203       280,918
Applicable income taxes**.............        290,345          266,325       222,424       195,445       162,978        51,378
Net income............................     $  644,557       $  602,543    $  539,058    $  492,095    $  433,225    $  229,540
Net income per common share:
  Primary.............................     $     3.81       $     3.50    $     3.13    $     2.83    $     2.51    $     1.34
  Fully diluted.......................     $     3.80       $     3.49    $     3.12    $     2.81    $     2.48    $     1.32
Cash dividends paid per common
  share...............................     $     1.52       $     1.38    $     1.23    $     1.11    $     1.00    $      .92
Cash dividends paid on common stock...     $  254,458       $  235,495    $  210,503    $  191,488    $  170,756    $  146,404
Cash dividend payout ratio............           39.5%            39.1%         39.1%         38.9%         39.4%         63.8%
Average primary shares outstanding....        169,094          172,089       172,339       173,941       172,641       171,481
Average fully diluted shares
  outstanding.........................        169,827          172,957       172,951       175,198       175,512       175,218
SELECTED AVERAGE BALANCES (millions)
Total assets..........................     $   45,229       $   41,473    $   37,029    $   33,629    $   31,832    $   32,045
Loans -- net of unearned income.......         30,249           27,505        24,213        21,546        20,032        20,589
Investment securities.................          8,612            8,340         7,683         7,039         6,201         5,783
Other interest-earning assets.........          1,533            1,152           898         1,195         1,864         1,988
Total interest-earning assets.........         40,394           36,997        32,794        29,780        28,097        28,360
Interest-bearing deposits.............         20,772           18,960        16,931        17,019        17,884        17,924
Short-term borrowed funds.............          8,010            7,798         6,230         5,403         4,961         6,080
Long-term debt........................          6,070            4,902         4,350         2,073           449           178
Total interest-bearing liabilities....         34,852           31,660        27,511        24,495        23,294        24,182
Noninterest-bearing deposits..........          5,453            5,302         5,384         5,354         4,947         4,595
Total deposits........................         26,225           24,262        22,315        22,373        22,831        22,519
Shareholders' equity..................          3,658            3,410         3,096         2,872         2,596         2,462
RATIOS (averages)
Net loan losses to loans..............            .49%             .37%          .29%          .31%          .48%          .99%
Net yield on interest-earning
  assets..............................           4.02             4.16          4.34          4.64          4.75          4.46
Shareholders' equity to:
  Total assets........................           8.09             8.22          8.36          8.54          8.16          7.68
  Net loans...........................          12.26            12.58         13.01         13.58         13.21         12.13
Return on assets......................           1.43             1.45          1.46          1.46          1.36           .72
Return on shareholders' equity........          17.62            17.67         17.41         17.13         16.69          9.33

                                         Five-Year
                                         Compound
                                        Growth Rate
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -- taxable
  equivalent..........................       3.8%
Interest expense......................       2.6
Net interest income -- taxable
  equivalent..........................       5.1
Taxable equivalent adjustment*........      (5.9)
Net interest income...................       5.9
Provision for loan losses.............     (12.5)
Net interest income after provision
  for loan losses.....................       9.9
Other operating revenue...............       9.8
Gain on sale of mortgage servicing
  portfolio...........................
Gain on sale of subsidiary............
Investment securities gains
  (losses)............................     (19.6)
Total other income....................       9.5
Personnel expense.....................       4.5
Other expense.........................       1.1
Total other expense...................       2.8
Income before income taxes............      27.2
Applicable income taxes**.............      41.4
Net income............................      22.9
Net income per common share:
  Primary.............................      23.2
  Fully diluted.......................      23.5
Cash dividends paid per common
  share...............................      10.6
Cash dividends paid on common stock...      11.7
Cash dividend payout ratio............
Average primary shares outstanding....       (.3)
Average fully diluted shares
  outstanding.........................       (.6)
SELECTED AVERAGE BALANCES (millions)
Total assets..........................       7.1
Loans -- net of unearned income.......       8.0
Investment securities.................       8.3
Other interest-earning assets.........      (5.1)
Total interest-earning assets.........       7.3
Interest-bearing deposits.............       3.0
Short-term borrowed funds.............       5.7
Long-term debt........................     102.6
Total interest-bearing liabilities....       7.6
Noninterest-bearing deposits..........       3.5
Total deposits........................       3.1
Shareholders' equity..................       8.2
RATIOS (averages)
Net loan losses to loans..............
Net yield on interest-earning
  assets..............................
Shareholders' equity to:
  Total assets........................
  Net loans...........................
Return on assets......................
Return on shareholders' equity........

  *Taxable equivalent adjustments reflect federal income tax rates of 35% in
   1996, 1995, 1994 and 1993 and 34% in 1992 and 1991
 **Income taxes applicable to securities transactions were $1,522, ($8,576), $1,328, $7,472, $470 and $3,997, respectively

RESULTS OF OPERATIONS

1996 VS. 1995

OVERVIEW
                  During 1996, the economy showed continued resilience in its sixth year of expansion. Growth progressed at an overall moderate rate and inflationary pressures remained low, while signs of strains from consumer indebtedness increased. Based on preliminary data, unemployment in the nation was 5.4 percent for the year compared with 5.6 percent in 1995. Within Wachovia Corporation's primary operating states of Georgia, North Carolina and South Carolina, economic conditions remained favorable with unemployment rates averaging 4.5 percent, 4.3 percent and 5.6 percent, respectively.
                  Wachovia Corporation's consolidated net income for 1996 was
              $644.557 million or $3.80 per fully diluted share compared with $602.543 million or $3.49 per fully diluted share in 1995. The earnings increase reflected a higher level of net interest income, strong gains in other operating revenue and controlled expense growth. A reduction in average fully diluted shares outstanding under the corporation's share repurchase plan also contributed to the earnings rise on a per share basis. Net income represented returns of 17.62 percent on shareholders' equity and 1.43 percent on assets versus 17.67 percent and 1.45 percent, respectively, in 1995.
                  Expanded discussion of operating results and the corporation's financial condition is presented in the following narrative with accompanying tables and charts. Interest income is stated on a taxable equivalent basis which is adjusted for the tax-favored status of earnings from certain loans and investments. References to changes in assets and liabilities represent daily average levels unless otherwise noted. The narrative should be read in conjunction with the Consolidated Financial Statements and Notes on pages 43 through 63. Expanded six-year financial data appears on pages 64 through 71.


Net Income Per Share                     Net Income
(fully diluted)                          (millions)

(Chart appears here.                     (Chart appears here.
Plot points are below.)                  Plot Points are below.)

91    92    93    94    95    96         91    92    93    94    95    96
1.32  2.48  2.81  3.12  3.49  3.80       229.5 433.2 492.1 539.1 602.5 644.6


NET INTEREST INCOME
                  Taxable equivalent net interest income increased $85.233
              million or 5.5 percent in 1996. Growth primarily reflected good gains in both commercial and consumer loans, with a lower average rate paid on interest-bearing liabilities also contributing to the rise, particularly in the latter half of the year. Moderating the increase were higher levels of interest-bearing liabilities to support interest-earning asset expansion and a reduced average rate earned on interest-earning assets. The net yield on interest-earning assets (taxable equivalent net interest income as a percentage of average interest-earning assets) decreased 14 basis points to 4.02 percent, reflecting a narrower interest rate spread and reduced benefits from noninterest-bearing funding sources. The corporation anticipates a slightly higher net yield on interest-earning assets in 1997, which could be moderated by several factors, particularly if the earning asset mix changed due to slower than expected loan growth offset by a higher volume of lower yielding investment securities.
                    Effective with the first quarter of 1996, factors used by
              the corporation for calculating taxable equivalent adjustments to interest income on tax free loans and investment securities were changed to reflect apportionment versus full allocation of respective state income tax rates. The change more accurately reflects earning asset income contribution and had the effect of reducing the taxable equivalent adjustment to net interest income. Prior period amounts have not been restated. If the new factors had been in effect in 1995, taxable equivalent net interest income in 1996 would have increased $103.464 million or 6.8 percent from 1995 compared with a reported increase of $85.233 million or 5.5 percent. In addition, the net yield on interest-earning assets would have declined 9 basis points versus the 14 basis points reported.

                        Net Interest Income*
                        (millions)

                        (Chart appears here. Plot points are below.)

                                    91       92       93      94      95     96
         Interest Income*     $2731.9  $2301.3  $2221.7 $2462.5  $3118.5 $3297.2
         Interest expense     $1467.8  $ 967.0  $ 839.0 $1038.4  $1579.1 $1672.6
         Net interest income* $1264    $1334    $1383   $1424    $1539   $1625


COMPONENTS OF EARNINGS PER PRIMARY SHARE                                 TABLE 2

                                                                                                                Change
                                                                            1996        1995        1994       1996/1995

Interest income -- taxable equivalent.................................     $19.50      $18.12      $14.29         $1.38
Interest expense......................................................       9.89        9.18        6.03          .71
Net interest income -- taxable equivalent.............................       9.61        8.94        8.26          .67
Taxable equivalent adjustment.........................................        .41         .57         .58         (.16)
Net interest income...................................................       9.20        8.37        7.68          .83
Provision for loan losses.............................................        .89         .60         .42          .29
Net interest income after provision for loan losses...................       8.31        7.77        7.26          .54
Other operating revenue...............................................       4.64        3.95        3.51          .69
Gain on sale of mortgage servicing portfolio..........................         --         .46          --         (.46)
Investment securities gains (losses)..................................        .02        (.14)        .02          .16
Total other income....................................................       4.66        4.27        3.53          .39
Personnel expense.....................................................       3.87        3.49        3.27          .38
Other expense.........................................................       3.57        3.50        3.10          .07
Total other expense...................................................       7.44        6.99        6.37          .45
Income before income taxes............................................       5.53        5.05        4.42          .48
Applicable income taxes...............................................       1.72        1.55        1.29          .17
Net income............................................................     $ 3.81      $ 3.50      $ 3.13        $ .31

                                                                         Change
                                                                        1995/1994
Interest income -- taxable equivalent.................................    $3.83
Interest expense......................................................     3.15
Net interest income -- taxable equivalent.............................      .68
Taxable equivalent adjustment.........................................     (.01)
Net interest income...................................................      .69
Provision for loan losses.............................................      .18
Net interest income after provision for loan losses...................      .51
Other operating revenue...............................................      .44
Gain on sale of mortgage servicing portfolio..........................      .46
Investment securities gains (losses)..................................     (.16)
Total other income....................................................      .74
Personnel expense.....................................................      .22
Other expense.........................................................      .40
Total other expense...................................................      .62
Income before income taxes............................................      .63
Applicable income taxes...............................................      .26
Net income............................................................    $ .37

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS*                        TABLE 3

                                                                                                                          Variance
                                                                                                                       Attributable
    Average Volume        Average Rate                                               Interest                                to
   1996       1995       1996     1995                                          1996          1995          Variance        Rate
      (Millions)                          INTEREST INCOME                                                  (Thousands)
                                          Loans:
  $ 9,837    $ 9,154      7.05     7.44   Commercial......................   $  693,947    $  681,206       $  12,741      $(36,512)
    2,042      1,968      8.88     9.81   Tax-exempt......................      181,279       193,080         (11,801)      (18,886)
   11,879     11,122      7.37     7.86   Total commercial................      875,226       874,286             940       (56,626)
      758        734      9.41     9.23   Direct retail...................       71,369        67,803           3,566         1,328
    2,565      2,444      8.29     8.22   Indirect retail.................      212,611       200,818          11,793         1,810
    4,205      3,952     11.99    12.35   Credit card.....................      504,224       488,158          16,066       (14,591)
      354        344     12.20    12.61   Other revolving credit..........       43,235        43,390            (155)       (1,409)
    7,882      7,474     10.55    10.71   Total retail....................      831,439       800,169          31,270       (11,893)
      807        640      8.92     9.82   Construction....................       72,015        62,823           9,192        (6,109)
    4,152      3,676      8.30     8.62   Commercial mortgages............      344,460       316,956          27,504       (12,317)
    4,424      4,018      8.39     8.36   Residential mortgages...........      371,311       335,907          35,404         1,357
    9,383      8,334      8.40     8.59   Total real estate...............      787,786       715,686          72,100       (16,243)
      647        271      9.44     8.73   Lease financing.................       61,110        23,598          37,512         2,077
      458        304      7.02     7.43   Foreign.........................       32,098        22,610           9,488        (1,325)
   30,249     27,505      8.55     8.86   Total loans.....................    2,587,659     2,436,349         151,310       (85,523)
                                          Investment securities:
                                            Held-to-maturity:
       --      2,275        --     6.79   U.S. government and agency......           --       154,571        (154,571)           --
    1,197      1,446      8.04     8.01   Mortgage-backed securities......       96,316       115,889         (19,573)          452
      274        424     11.15    11.84   State and municipal.............       30,501        50,192         (19,691)       (2,793)
        2         15      8.80     5.77   Other...........................          193           832            (639)          295
                                          Total securities
    1,473      4,160      8.62     7.73           held-to-maturity........      127,010       321,484        (194,474)       33,535
                                          Available-for-sale:**
    5,307      3,078      6.77     6.88   U.S. government and agency......      359,306       211,766         147,540        (3,471)
    1,568        901      7.03     6.61   Mortgage-backed securities......      110,265        59,570          50,695         4,020
      264        201      6.81     6.29   Other...........................       17,950        12,653           5,297         1,132
                                          Total securities
    7,139      4,180      6.83     6.79           available-for-sale......      487,521       283,989         203,532         1,474
    8,612      8,340      7.14     7.26   Total investment securities.....      614,531       605,473           9,058       (10,479)
                                          Interest-bearing bank
      418        115      7.92     7.93   balances........................       33,106         9,121          23,985           (12)
                                          Federal funds sold and
                                            securities purchased under
      212        122      5.45     5.93     resale agreements.............       11,573         7,234           4,339          (636)
      903        915      5.58     6.59   Trading account assets..........       50,362        60,326          (9,964)       (9,174)
  $40,394    $36,997      8.16     8.43   Total interest-earning assets...    3,297,231     3,118,503         178,728      (100,884)
                                          INTEREST EXPENS
  $ 3,298    $ 3,264      1.43     1.81   Interest-bearing demand.........       47,166        59,016         (11,850)      (12,464)
                                          Savings and money market
    7,650      6,540      3.58     3.67   savings.........................      273,832       240,329          33,503        (6,371)
    6,499      6,492      5.69     5.70   Savings certificates............      369,885       370,289            (404)         (838)
                                          Large denomination
    2,284      1,915      5.94     5.85   certificates....................      135,737       111,944          23,793         1,879
                                          Total time deposits in
   19,731     18,211      4.19     4.29           domestic offices........      826,620       781,578          45,042       (19,033)
                                          Time deposits in foreign
    1,041        749      5.28     5.59   offices.........................       54,942        41,876          13,066        (2,413)
   20,772     18,960      4.24     4.34   Total time deposits.............      881,562       823,454          58,108       (19,150)
                                          Federal funds purchased and
                                            securities sold under
    6,199      5,264      5.41     6.02     repurchase agreements.........      335,290       316,759          18,531       (34,079)
      596        505      4.88     5.51   Commercial paper................       29,051        27,807           1,244        (3,421)
                                          Other short-term borrowed
    1,215      2,029      5.49     6.03   funds...........................       66,753       122,441         (55,688)      (10,159)
                                          Total short-term
    8,010      7,798      5.38     5.99           borrowed funds..........      431,094       467,007         (35,913)      (48,307)
    4,544      3,864      5.75     5.67   Bank notes......................      261,174       219,035          42,139         3,034
    1,526      1,038      6.47     6.70   Other long-term debt............       98,772        69,611          29,161        (2,484)
    6,070      4,902      5.93     5.89   Total long-term debt............      359,946       288,646          71,300         2,010
                                          Total interest-bearing
  $34,852    $31,660      4.80     4.99           liabilities.............    1,672,602     1,579,107          93,495       (61,362)
                          3.36     3.44   INTEREST RATE SPREAD
                                          NET YIELD ON INTEREST-EARNING
                                            ASSETS
                          4.02     4.16     AND NET INTEREST INCOME.......   $1,624,629    $1,539,396       $  85,233       (52,656)


  Variance
Attributable to
   Volume


 $ 49,253
    7,085
   57,566
    2,238
    9,983
   30,657
    1,254
   43,163
   15,301
   39,821
   34,047
   88,343
   35,435
   10,813
  236,833
 (154,571)
  (20,025)
  (16,898)
     (934)
 (228,009)
  151,011
   46,675
    4,165
  202,058
   19,537
   23,997
    4,975
     (790)
  279,612
      614
   39,874
      434
   21,914
   64,075
   15,479
   77,258
   52,610
    4,665
  (45,529)
   12,394
   39,105
   31,645
   69,290
  154,857
  137,889


  *Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense
 **Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $94 million in 1996 and $34 million in 1995

INTEREST INCOME
                  Taxable equivalent interest income was higher by $178.728
              million or 5.7 percent, fueled by solid growth in interest-earning assets, primarily loans. Interest-earning assets advanced $3.397 billion or 9.2 percent, more than offsetting the impact of a 27 basis point decline in the average rate earned. Loans accounted for 81 percent of the growth in average interest-earning assets versus 78 percent in 1995, reflecting continued good loan demand and modest reduction of the investment securities portfolio in the latter half of the year. At December 31, 1996, loans represented
              76.7 percent of total interest-earning assets and investment securities 19.9 percent compared with 73.2 percent and 22.6 percent, respectively, one year earlier.
                  Average loans rose $2.744 billion or 10 percent for the year.
              Gains were led by the commercial portfolio but remained broad based, with all individual loan categories increasing. Growth in the consumer portfolio was moderated by the full-year impact in 1996 of a $500 million credit card securitization in late October 1995. For 1997, management anticipates still good but slightly more moderate loan growth, with the mix of commercial loans shifting more to small business, middle-market and real estate. Credit cards and residential mortgages, including home equity loans, are expected to continue to lead consumer loan growth.
                  Commercial loans, including related real estate categories, expanded $1.930 billion or 12.1 percent in 1996. Increases were paced by regular commercial loans, by commercial mortgages and by lease financing. Good gains also were achieved in construction loans, fueled by continued building expansion in the corporation's large metropolitan markets, and in foreign loans. Tax-exempt loans were up modestly, impacted by portfolio runoff in the latter half of the year. The corporation anticipates further runoff in the portfolio in 1997, reflecting the reduced availability of tax-exempt borrowing and lending under current tax laws.
                  At December 31, 1996, commercial real estate loans, based on regulatory definitions, were $5.329 billion, representing 17 percent of total loans. Commercial mortgages were $4.349 billion or 13.9 percent of total loans and construction loans were $980 million or 3.1 percent. Regulatory definitions for commercial real estate include loans which have real estate as the collateral but not the primary consideration in a credit risk evaluation. Comparable amounts at year-end 1995 were $4.601 billion of commercial real estate loans, representing 15.7 percent of total loans, with $3.855 billion of commercial mortgages and $746 million of construction loans, representing 13.2 percent and 2.5 percent, respectively, of the total loan portfolio. Also at December 31, 1996, the corporation had cross-border commitments, consisting primarily of loans, of $510 million or 1.09 percent of total assets compared with $406 million or .9 percent one year earlier. All of the corporation's cross-border commitments at December 31, 1996 and 1995 were extended to foreign financial institutions and corporations. There were no loans or commitments to foreign governments at either year end.

              SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY          TABLE 4
              December 31, 1996 (thousands)

                                                                                                  One Year       One to
                                                                                      Total        or Less     Five Years
                     Commercial, financial and other........................       $ 9,661,757   $ 8,723,486   $  740,059
                     Industrial revenue and other tax-exempt financing......         1,936,785     1,031,800      344,233
                     Construction and land development......................           979,649       838,268      141,381
                     Commercial mortgages...................................         4,349,438     2,128,681      900,051
                           Loans to domestic borrowers......................        16,927,629    12,722,235    2,125,724
                     Loans to foreign borrowers.............................           435,704       288,107      147,597
                           Selected loans, net..............................       $17,363,333   $13,010,342   $2,273,321
                     Interest sensitivity:
                       Loans with predetermined interest rates..............       $ 7,049,442   $ 3,376,604   $2,072,054
                       Loans with floating interest rates...................        10,313,891     9,633,738      201,267
                           Total............................................       $17,363,333   $13,010,342   $2,273,321

                                                                                 Over
                                                                              Five Years
                     Commercial, financial and other........................  $  198,212
                     Industrial revenue and other tax-exempt financing......     560,752
                     Construction and land development......................          --
                     Commercial mortgages...................................   1,320,706
                           Loans to domestic borrowers......................   2,079,670
                     Loans to foreign borrowers.............................          --
                           Selected loans, net..............................  $2,079,670
                     Interest sensitivity:
                       Loans with predetermined interest rates..............  $1,600,784
                       Loans with floating interest rates...................     478,886
                           Total............................................  $2,079,670

INVESTMENT SECURITIES                                                    TABLE 5
December 31 (thousands)

                                                                1996
                                                                                                  Taxable            1995
                          Amortized     Unrealized    Unrealized       Fair         Average      Equivalent       Amortized
                             Cost          Gain          Loss         Value        Maturity        Yield*            Cost
                                                                                  (Yrs./Mos.)
HELD-TO-MATURITY
U.S. Treasury and
 other
 U.S. government
   agencies:
 Within one year.....     $       --     $     --      $     --     $       --                                    $       --
 One to five years...             --           --            --             --                                            --
 Five to ten years...             --           --            --             --                                            --
 Over ten years......             --           --            --             --                                            --
     Total...........             --           --            --             --                                            --
State and municipal:
 Within one year.....          9,128           87             3          9,212                      11.27%            54,702
 One to five years...         24,822        2,672             4         27,490                      12.65             99,231
 Five to ten years...         74,129       11,511            15         85,625                      11.96            103,983
 Over ten years......         59,822        6,679            76         66,425                      12.02             63,129
     Total...........        167,901       20,949            98        188,752         8/3          12.05            321,045
Mortgage-backed:
 Within one year.....             --           --            --             --                                            --
 One to five years...        125,681        1,884            24        127,541                       7.21                 --
 Five to ten years...        164,342        3,861            --        168,203                       6.85            192,917
 Over ten years......        814,332       40,982           374        854,940                       8.61          1,105,018
     Total...........      1,104,355       46,727           398      1,150,684        18/0           8.19          1,297,935
Other
 interest-earning
 investments:
 Within one year.....          5,399           43            --          5,442                      10.16                 --
 One to five years...         29,111        1,239            --         30,350                      10.10                250
 Five to ten years...         37,711        2,482            --         40,193                      10.13                250
 Over ten years......          7,614          527             7          8,134                       9.88                 --
     Total...........         79,835        4,291             7         84,119        5/10          10.10                500
     Total
   held-to-maturity..      1,352,091       71,967           503      1,423,555        16/0           8.82          1,619,480
AVAILABLE-FOR-SALE
U.S. Treasury and
 other
 U.S. government
   agencies:
 Within one year.....      2,068,844        7,595         3,493      2,072,946                       5.55            571,027
 One to five years...      2,679,753       41,164         2,743      2,718,174                       6.70          4,999,499
 Five to ten years...          5,149          351            --          5,500                       8.91                251
 Over ten years......         11,166        4,692            --         15,858                      13.35             16,188
     Total...........      4,764,912       53,802         6,236      4,812,478         1/4           6.24          5,586,965
Mortgage-backed:
 Within one year.....          7,270          140            --          7,410                       7.91             12,526
 One to five years...        157,593        1,417           181        158,829                       6.72            121,869
 Five to ten years...        356,148        2,399         2,256        356,291                       4.23            244,326
 Over ten years......      1,010,796       14,956         4,644      1,021,108                       7.06          1,093,040
     Total...........      1,531,807       18,912         7,081      1,543,638        15/0           6.38          1,471,761
Other
 interest-earning
 investments:
 Within one year.....             --           --            --             --                                            10
 One to five years...        332,878           10           594        332,294                       6.80             25,525
 Five to ten years...             --           --            --             --                                           248
 Over ten years......             --           --            --             --                                        73,200
     Total...........        332,878           10           594        332,294         2/8           6.80             98,983
Total
 available-for-sale
 interest-earning
 investments.........      6,629,597       72,724        13,911      6,688,410         4/7           6.30          7,157,709
Federal Reserve Bank
 stock and other
 investments.........         61,576       10,682           182         72,076                                        62,004
     Total
 available-for-sale..      6,691,173       83,406        14,093      6,760,486                                     7,219,713
     Total
       portfolio.....     $8,043,264     $155,373      $ 14,596     $8,184,041                                    $8,839,193

                          1995                1994
                          Fair       Amortized        Fair
                         Value          Cost         Value
HELD-TO-MATURITY
U.S. Treasury and
 other
 U.S. government
   agencies:
 Within one year.....  $       --    $    3,486    $    3,481
 One to five years...          --     2,387,449     2,296,620
 Five to ten years...          --        84,469        88,910
 Over ten years......          --        16,072        20,165
     Total...........          --     2,491,476     2,409,176
State and municipal:
 Within one year.....      55,343       190,528       193,693
 One to five years...     105,795       155,436       161,733
 Five to ten years...     120,449       123,316       133,342
 Over ten years......      72,841        85,085        90,396
     Total...........     354,428       554,365       579,164
Mortgage-backed:
 Within one year.....          --         1,709         1,689
 One to five years...          --       158,964       153,913
 Five to ten years...     197,342       212,624       201,934
 Over ten years......   1,168,952       751,253       754,798
     Total...........   1,366,294     1,124,550     1,112,334
Other
 interest-earning
 investments:
 Within one year.....          --            --            --
 One to five years...         250        13,721        13,484
 Five to ten years...         250           498           486
 Over ten years......          --            --            --
     Total...........         500        14,219        13,970
     Total
   held-to-maturity..   1,721,222     4,184,610     4,114,644
AVAILABLE-FOR-SALE
U.S. Treasury and
 other
 U.S. government
   agencies:
 Within one year.....     576,392       861,302       853,695
 One to five years...   5,129,215     1,652,408     1,607,213
 Five to ten years...         266            --            --
 Over ten years......      23,272            --            --
     Total...........   5,729,145     2,513,710     2,460,908
Mortgage-backed:
 Within one year.....      12,574            --            --
 One to five years...     122,720       228,181       223,207
 Five to ten years...     249,971       264,416       259,869
 Over ten years......   1,121,124       339,770       332,971
     Total...........   1,506,389       832,367       816,047
Other
 interest-earning
 investments:
 Within one year.....          10         6,770         6,810
 One to five years...      25,565        64,826        64,837
 Five to ten years...         256           495           515
 Over ten years......      73,200        91,900        91,913
     Total...........      99,031       163,991       164,075
Total
 available-for-sale
 interest-earning
 investments.........   7,334,565     3,510,068     3,441,030
Federal Reserve Bank
 stock and other
 investments.........      75,260        90,026        97,217
     Total
 available-for-sale..   7,409,825     3,600,094     3,538,247
     Total
       portfolio.....  $9,131,047    $7,784,704    $7,652,891

 *Yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable

                  Consumer loans, including residential mortgages, rose $814 million or 7.1 percent. Substantially all of the increase occurred in residential mortgages, credit cards and indirect retail loans, which consist primarily of automobile sales financing. Growth in residential mortgages reflected, in part, good gains in home equity loans, which increased throughout 1996 on a sequential month basis except during the first quarter. Credit card outstandings rose sequentially in 11 of the 12 months of 1996. At December 31, 1996, managed credit card receivables totaled $5.444 billion, including $625 million of net securitized loans. This compared with $4.543 billion, including $625 million of net securitized loans, one year earlier. Variable rate cards represented 84 percent and 91 percent of the portfolio at year-end 1996 and 1995, respectively. Additional information on the corporation's managed credit card receivables, including net loss data and delinquency ratios, is presented on page 27.
                  Investment securities, the second largest category of
              interest-earning assets, increased $272 million or 3.3 percent. While the portfolio was up modestly for the year, portions were allowed to decline in the latter half of 1996 in conjunction with the corporation's balance sheet management. The portfolio is expected to be modestly smaller in 1997 than in 1996. Changes in the portfolio mix between held-to-maturity and available-for-sale securities reflect the reclassification in the fourth quarter of 1995 of securities held-to-maturity with a book value of $2.720 billion and a market value of $2.774 billion to securities available-for-sale. The one-time reclassification was permitted for year-end 1995 financial statements following issuance by the Financial Accounting Standards Board of "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The corporation made the reclassification primarily to provide additional flexibility in managing the investment securities portfolio.
                  At December 31, 1996, securities available-for-sale totaled
              $6.760 billion and securities held-to-maturity were $1.352 billion. Average securities available-for-sale marked to fair market value had an unrealized gain of $93.556 million, pretax, and $57.086 million, net of tax, from changes in market value. The investment grade of the corporation's municipal portfolio remained good with 94.8 percent rated A or higher by Moody's at December 31, 1996 compared with 94.7 percent at year-end 1995.

INTEREST EXPENSE
                  Interest expense was up $93.495 million or 5.9 percent for the year. The increase reflected a $3.192 billion or 10.1 percent rise in interest-bearing liabilities moderated, in part, by a 19 basis point decline in the average rate paid. Time deposits and long-term debt accounted for substantially all of the year's growth in interest-bearing liabilities.
                  To further broaden its funding base, the corporation is
              deploying a variety of sound debt and equity instruments while continuing innovative marketing for traditional funding sources. This includes the introduction of a global bank note program in the second quarter of the year, the issuance of senior debt and trust capital securities in the fourth quarter and greater reliance on money market instruments, such as the corporation's Premiere account. Management believes that continued flexibility and innovation will be required by financial institutions to attract future funding through deposit products and alternative sources. Discussion of the corporation's liquidity policies may be found beginning on page 25.
                  Interest-bearing time deposits rose $1.812 billion or 9.6
              percent. The increase was paced primarily by savings and money market savings, reflecting gains in Wachovia's Premiere account. The Premiere account is a federally insured savings account offering interest rates competitive with money market rates. Good growth also occurred in large denomination certificates and in foreign time deposits. Interest-bearing demand deposits and savings certificates expanded slightly for the year.
                  Short-term borrowings increased modestly, rising $212 million or 2.7 percent. Gains occurred primarily in federal funds purchased and securities sold under repurchase agreements but were offset, in large part, by a reduction of other short-term borrowings, which consist mainly of short-term bank notes.
                  Short-term bank notes are part of Wachovia Bank of North
              Carolina's $16 billion global bank note program, which began in April 1996 and consists of both short- and medium-term issues. At December 31, 1996, short-term bank notes totaled $515 million and had an average cost of 5.44 percent and an average maturity of
              3.57 months compared with $1.413 billion in outstandings with an average cost of 5.86 percent and an average maturity of 1.04 months one year earlier. The decline in short-term bank notes reflects management's decision to lengthen maturities of its debt instruments. Medium-term bank notes, classified as part of long-term debt, were $4.308 billion at December 31, 1996 and had an average cost of 5.81 percent and an average maturity of 1.81 years versus $4.088 billion, 5.77 percent and 1.23 years, respectively, at year-end 1995. Included in medium-term bank notes at December 31, 1996 were three issues placed in Europe during the year: $500 million of five-year floating rate notes issued in May; $100 million of two-year fixed rate notes issued in August; and $250 million of 12-year fixed rate notes issued in October. The five-year floating rate notes were priced to yield three-month LIBOR plus 4 basis points to the investor, while the 2- and 12-year fixed rate notes have coupon rates of 6.375 percent and 7 percent, respectively. All of the medium-term bank notes are rated Aa2 by Moody's and AA+ by Standard & Poor's.
                  Long-term debt expanded $1.168 billion or 23.8 percent with growth occurring both in medium-term bank notes and in other long-term debt. Medium-term bank notes increased $680 million or
              17.6 percent and other long-term debt rose $488 million or 47 percent. Included in other long-term debt at year-end 1996 was $200 million of senior debt fixed rate notes with a 10-year maturity issued in November and $300 million of 30-year trust capital securities issued in December. The senior debt notes have a coupon rate of 6.625 percent and were rated Aa3 by Moody's and AA by Standard & Poor's. The trust capital securities have a 7.64 percent coupon rate deductible as interest expense and were rated Aa3 by Moody's and A+ by Standard & Poor's. The trust capital securities qualify as part of regulatory Tier I capital under capital guidelines of the Federal Reserve Board.
                  Gross deposits averaged $26.225 billion in 1996, up $1.963 billion or 8.1 percent from $24.262 billion in 1995. Collected deposits, net of float, averaged $24.375 billion for the year versus $22.498 billion in 1995, an increase of $1.877 billion or
              8.3 percent.

ASSET AND LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY
                  The goal of asset and liability management is to maintain high quality and consistent growth of net interest income with acceptable levels of risk to changes in interest rates. The corporation seeks to meet this goal by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing discretionary balance sheet asset and liability portfolios and by utilizing off-balance sheet financial instruments.
                  Interest rate risk management is carried out by Funds
              Management which operates under policies established by the Finance Committee of the corporation's board of directors and the guidance of the Management Finance Committee. Rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity is reviewed quarterly by the Board Finance Committee. Interim oversight of the asset and liability function is provided through regular meetings of Funds Management managers and the Chief Financial Officer. Funds Management personnel carry out day-to-day activity within approved risk management guidelines and strategies.
                  The corporation uses a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods. The rate sensitivity gap table on page 22 sets forth the volume of interest-earning assets and interest-bearing liabilities outstanding as of year-ends 1996 and 1995 which mature or are projected to reprice in each of the future time periods shown. The projected asset repricing volumes include management assumptions of prepayments of mortgage related assets and automobile financing. Also, the projected interest checking and savings and money market savings repricing volumes are based on management assumptions of the sensitivity of these accounts in relationship to changes in short-term money market interest rates. The sensitivity assumptions for these two deposit categories were reduced somewhat in 1996 compared with 1995. Since assets and liabilities within each interest sensitive period may not reprice by the same amount or at the same time, the following table may not be reflective of changes in net interest income which would result from changes in the general level of interest rates.

Interest Rate Sensitivity Gap Analysis

                                                                                       Interest Sensitive Period
                                                                                            7 to                       Over One
$ IN MILLIONS                                                         0 to 3     4 to 6      12      Total Within      Year and
December 31, 1996                                                     Months     Months    Months      One Year      Nonsensitive
Loans and net leases, net of unearned income.......................   $19,453    $1,274    $1,757      $ 22,484        $  8,799
Investment securities..............................................       440      700     1,472          2,612           5,501
Interest-bearing bank balances.....................................        28       --        --             28              --
Federal funds sold and securities purchased under resale
agreements.........................................................       179       --        --            179              --
Trading account assets.............................................     1,186       --        --          1,186              --
      Total earning assets.........................................    21,286    1,974     3,229         26,489          14,300
Interest-bearing demand............................................       468      122       244            834           2,629
Savings and money market savings...................................     5,888      263       527          6,678           1,659
Savings certificates...............................................     1,553    1,444     1,071          4,068           2,369
Large denomination certificates....................................       714      403       222          1,339             371
Time deposits in foreign offices...................................     1,156       29        --          1,185              --
Federal funds purchased and securities sold under repurchase
agreements.........................................................     6,263       15        --          6,278              20
Commercial paper...................................................       706       --        --            706              --
Other short-term borrowed funds....................................       690      220         1            911              56
Bank notes.........................................................     2,514      150       275          2,939           1,369
Other long-term debt...............................................        --       --        --             --           2,159
      Total interest-bearing liabilities...........................    19,952    2,646     2,340         24,938          10,632
Interest rate swaps................................................      (506)     (91 )      (5 )         (602)            602
      Interest sensitivity gap.....................................       828     (763 )     884       $    949           4,270
      Cumulative interest sensitivity gap..........................   $   828    $  65     $ 949                       $  5,219
December 31, 1995
Loans and net leases, net of unearned income.......................   $18,226    $1,162    $1,492      $ 20,880        $  8,381
Investment securities..............................................       416      316       681          1,413           7,617
Interest-bearing bank balances.....................................        --       --       446            446               5
Federal funds sold and securities purchased under resale
agreements.........................................................       144       --        --            144              --
Trading account assets.............................................     1,115       --        --          1,115              --
      Total earning assets.........................................    19,901    1,478     2,619         23,998          16,003
Interest-bearing demand............................................       625      150       300          1,075           2,399
Savings and money market savings...................................     5,504      212       425          6,141             850
Savings certificates...............................................     2,053    1,308     1,088          4,449           2,164
Large denomination certificates....................................     1,402      279       641          2,322             350
Time deposits in foreign offices...................................       748        6         1            755              --
Federal funds purchased and securities sold under repurchase
agreements.........................................................     5,850       --        --          5,850              --
Commercial paper...................................................       502       --        --            502              --
Other short-term borrowed funds....................................     1,674        1        18          1,693              28
Bank notes.........................................................     2,332      115       503          2,950           1,138
Other long-term debt...............................................        --       --        --             --           1,335
      Total interest-bearing liabilities...........................    20,690    2,071     2,976         25,737           8,264
Interest rate swaps................................................      (202)      59       (31 )         (174)            174
      Interest sensitivity gap.....................................      (991)    (534 )    (388 )     $ (1,913)          7,913
      Cumulative interest sensitivity gap..........................   $  (991)   ($1,525)  ($1,913)                    $  6,000

$ IN MILLIONS
December 31, 1996                                                     Total
Loans and net leases, net of unearned income.......................  $31,283
Investment securities..............................................    8,113
Interest-bearing bank balances.....................................       28
Federal funds sold and securities purchased under resale
agreements.........................................................      179
Trading account assets.............................................    1,186
      Total earning assets.........................................   40,789
Interest-bearing demand............................................    3,463
Savings and money market savings...................................    8,337
Savings certificates...............................................    6,437
Large denomination certificates....................................    1,710
Time deposits in foreign offices...................................    1,185
Federal funds purchased and securities sold under repurchase
agreements.........................................................    6,298
Commercial paper...................................................      706
Other short-term borrowed funds....................................      967
Bank notes.........................................................    4,308
Other long-term debt...............................................    2,159
      Total interest-bearing liabilities...........................   35,570
Interest rate swaps................................................       --
      Interest sensitivity gap.....................................  $ 5,219
      Cumulative interest sensitivity gap..........................
December 31, 1995
Loans and net leases, net of unearned income.......................  $29,261
Investment securities..............................................    9,030
Interest-bearing bank balances.....................................      451
Federal funds sold and securities purchased under resale
agreements.........................................................      144
Trading account assets.............................................    1,115
      Total earning assets.........................................   40,001
Interest-bearing demand............................................    3,474
Savings and money market savings...................................    6,991
Savings certificates...............................................    6,613
Large denomination certificates....................................    2,672
Time deposits in foreign offices...................................      755
Federal funds purchased and securities sold under repurchase
agreements.........................................................    5,850
Commercial paper...................................................      502
Other short-term borrowed funds....................................    1,721
Bank notes.........................................................    4,088
Other long-term debt...............................................    1,335
      Total interest-bearing liabilities...........................   34,001
Interest rate swaps................................................       --
      Interest sensitivity gap.....................................  $ 6,000
      Cumulative interest sensitivity gap..........................

Note: Refer to page 21 for details on management's assumptions of the repricing characteristics of certain accounts without contractual maturity dates.

                  Management believes that rate risk is best measured by
              simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities, off-balance sheet financial instruments and interest rates. The corporation monitors exposure to a gradual change in rates of 200 basis points up or down over a rolling 12-month period and an interest rate shock of an instantaneous change in rates of 200 basis points up or down over the same period. From time to time, the model horizon is expanded to a 24-month period. The corporation policy limit for the maximum negative impact on net interest income from a gradual change in interest rates of 200 basis points over 12 months is 7.5 percent. Management generally has maintained a risk position well within the policy guideline level. As of December 31, 1996, the model indicated the impact of a 200 basis point gradual rise in rates over 12 months would approximate a 1 percent decrease in net interest income, while a 200 basis point decline in rates over the same period would approximate a 1 percent increase from an unchanged rate environment.
                    In addition to on-balance sheet instruments such as
              investment securities and purchased funds, the corporation uses off-balance sheet derivative instruments to manage interest rate risk, liquidity and net interest income. Off-balance sheet instruments include interest rate swaps, futures and options with indices that directly correlate to on-balance sheet instruments. The corporation has used off-balance sheet financial instruments, principally interest rate swaps, over a number of years and believes their use on a sound basis enhances the effectiveness of asset and liability and interest rate sensitivity management.
                  Off-balance sheet asset and liability derivative transactions are based on referenced or notional amounts. At December 31, 1996, the corporation had $1.906 billion notional amount of derivatives outstanding for asset and liability management purposes. Details on the maturity schedule on asset and liability management derivatives including notional amounts and average maturities are contained in the following table.

              Maturity Schedule of Asset and Liability Management Derivatives December 31, 1996

                                                                      Within                                        Over
                                                                       One       Two     Three    Four     Five     Five
                                                                       Year     Years    Years    Years    Years    Years    Total
                     $ IN MILLIONS
                     Interest rate swaps:
                       Pay fixed/receive floating:
                         Notional amount...........................    $345     $  17    $ 38     $ 12     $   2    $  64    $  478
                         Weighted average rates received...........    4.53%     5.77%   5.62 %   5.82 %    6.17%    5.52%     4.84%
                         Weighted average rates paid...............    7.31      6.97    6.53     7.00      9.03     7.87      7.32
                       Receive fixed/pay floating:
                         Notional amount...........................      --     $ 152    $201     $ 53     $ 102    $ 352    $  860
                         Weighted average rates received...........      --      6.57%   7.17 %   6.92 %    6.44%    6.82%     6.82%
                         Weighted average rates paid...............      --      5.66    5.58     5.63      5.65     5.71      5.66
                       Receive floating/pay floating:
                         Notional amount...........................      --        --      --       --     $ 300       --    $  300
                         Weighted average rates received...........      --        --      --       --      5.48%      --      5.48%
                         Weighted average rates paid...............      --        --      --       --      5.56       --      5.56
                     Index amortizing swaps:*
                       Receive fixed/pay floating:
                         Notional amount...........................    $ 91     $ 133    $  6     $ 18     $   2       --    $  250
                         Weighted average rates received...........    7.88%     8.50%   8.16 %   7.89 %    8.56%      --      8.22%
                         Weighted average rates paid...............    5.68      5.55    5.62     5.68      5.53       --      5.61
                     Total:
                         Notional amount...........................    $436     $ 302    $245      $83     $ 406    $ 416    $1,888
                         Weighted average rates received...........    5.25%     7.38%   6.95 %   6.98 %    5.74%    6.62%     6.29%
                         Weighted average rates paid...............    6.98      5.68    5.73     5.84      5.61     6.19      6.08

                     Forward starting interest rate swaps:
                         Notional amount...........................      --        --      --       --        --    $  18    $   18
                         Weighted average rates paid...............      --        --      --       --        --     8.04%     8.04%

                           TOTAL DERIVATIVES (NOTIONAL AMOUNT).....    $436     $ 302    $245      $83     $ 406    $ 434    $1,906

                                                                     Average
                                                                      Life
                                                                     (Years)
                     $ IN MILLIONS
                     Interest rate swaps:
                       Pay fixed/receive floating:
                         Notional amount...........................    1.67
                         Weighted average rates received...........
                         Weighted average rates paid...............
                       Receive fixed/pay floating:
                         Notional amount...........................    5.49
                         Weighted average rates received...........
                         Weighted average rates paid...............
                       Receive floating/pay floating:
                         Notional amount...........................    4.43
                         Weighted average rates received...........
                         Weighted average rates paid...............
                     Index amortizing swaps:*
                       Receive fixed/pay floating:
                         Notional amount...........................    1.31
                         Weighted average rates received...........
                         Weighted average rates paid...............
                     Total:
                         Notional amount...........................    3.80
                         Weighted average rates received...........
                         Weighted average rates paid...............
                     Forward starting interest rate swaps:
                         Notional amount...........................    7.29
                         Weighted average rates paid...............
                           TOTAL DERIVATIVES (NOTIONAL AMOUNT).....    3.83

              *Maturity is based upon expected average lives rather than contractual lives.

                  Credit risk of off-balance sheet derivative financial
              instruments is equal to the fair value gain of the instrument if a counterparty fails to perform. The credit risk is normally a small percentage of the notional amount and fluctuates as interest rates move up or down. The corporation mitigates this risk by subjecting the transactions to the same rigorous approval and monitoring process as is used for on-balance sheet credit transactions, by dealing in the national market with highly rated counterparties, by executing transactions under International Swaps and Derivatives Association Master Agreements and by using collateral instruments to reduce exposure where appropriate. Collateral is delivered by either party when the fair value of a particular transaction or group of transactions with the same counterparty on a net basis exceeds an acceptable threshold of exposure. The threshold level is determined based on the strength of the individual counterparty.
                  The fair value of all asset and liability derivative positions for which the corporation was exposed to counterparties totaled $14.058 million at December 31, 1996. The fair value of all asset and liability derivative positions for which counterparties were exposed to the corporation amounted to $15.275 million on the same date. Details of the net fair value loss of $1.217 million are included in Note J of Notes to Consolidated Financial Statements.

                  Asset and liability transactions are accounted for following hedge accounting rules. Accordingly, gains and losses related to the fair value of derivative contracts used for asset and liability management purposes are not immediately recognized in earnings. If the hedged or altered balance sheet amounts were marked to market, the resulting unrealized balance sheet gains or losses could be expected to approximately offset unrealized derivatives gains and losses.
                  The corporation uses derivative financial contracts to (1)
              swap floating rate assets or liabilities to fixed rate; (2) convert fixed rate assets or liabilities to floating rate; (3) hedge the interest rate spread between assets and liabilities; and
              (4) hedge the yield or rate on future transactions. These transactions serve to better match the repricing characteristics of various assets and liabilities, reduce spread risk, adjust overall rate sensitivity and enhance net interest income.

LARGE DENOMINATION
DEPOSITS                TABLE 6
December 31, 1996 (thousands)

>
REMAINING MATURITIES
Three months or less.....     $  712,536
Over three through
  six months.............        380,568
Over six through
  twelve months..........        226,817
Over twelve months.......        390,140
    Total................     $1,710,061


*Includes domestic office certificates of deposit of $100 or more

SHORT-TERM BORROWED FUNDS                                                TABLE 7
(thousands)

                                                                             1996                    1995                1994
                                                                        Amount      Rate        Amount      Rate        Amount
At year-end:
  Federal funds purchased and securities
    sold under repurchase agreements.............................     $6,298,130    5.79%     $5,850,540    5.01%     $5,898,398
  Commercial paper...............................................        706,226    4.69         502,136    4.26         406,706
  Other borrowed funds...........................................        967,097    5.51       1,720,592    5.79       1,007,340
    Total........................................................     $7,971,453    5.66      $8,073,268    5.13      $7,312,444

Average for the year:
  Federal funds purchased and securities
    sold under repurchase agreements.............................     $6,198,566    5.41      $5,264,072    6.02      $5,051,124
  Commercial paper*..............................................        595,729    4.88         504,669    5.51         505,117
  Other borrowed funds...........................................      1,215,008    5.49       2,029,094    6.03         674,593
    Total........................................................     $8,009,303    5.38      $7,797,835    5.99      $6,230,834

Maximum month-end balance:
  Federal funds purchased and securities
    sold under repurchase agreements.............................     $7,532,212              $6,642,662              $5,898,398
  Commercial paper...............................................        706,226                 563,779                 571,347
  Other borrowed funds...........................................      1,871,957               2,910,246               1,007,340

                                                                   1994
                                                                   Rate
At year-end:
  Federal funds purchased and securities
    sold under repurchase agreements.............................  5.33%
  Commercial paper...............................................  5.09
  Other borrowed funds...........................................  5.30
    Total........................................................  5.32
Average for the year:
  Federal funds purchased and securities
    sold under repurchase agreements.............................  4.44
  Commercial paper*..............................................  3.94
  Other borrowed funds...........................................  4.24
    Total........................................................  4.37
Maximum month-end balance:
  Federal funds purchased and securities
    sold under repurchase agreements.............................
  Commercial paper...............................................
  Other borrowed funds...........................................

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

LIQUIDITY MANAGEMENT
                  The objective of liquidity management is to ensure the
              corporation is positioned to meet all immediate and future demands for cash. Liquidity management relies upon liquidity analysis, knowledge of historical trends over past credit and business cycles and forecasts of future conditions to achieve its objectives. Broad based sources of liquidity for the corporation include its high quality marketable or securitizable assets and liabilities which are readily accepted in the marketplace. Asset liquidity is provided by securities which, by their maturity structure or marketability, can produce cash flows that result in enhanced liquidity and by loans which may be securitized. The corporation generates additional cash through the liability side of the balance sheet from the growth of deposits and the issuance of bank notes and other forms of debt and equity securities.
                  Wachovia's ability to attract a variety of funds rests on the corporation's strength of capital, reputation, credit ratings, high quality assets and diverse banking networks. At December 31, 1996, Wachovia's common equity represented 8.02 percent of assets. Wachovia's strong capital position is reflected in its credit ratings and remains central in its ability to raise additional funds at attractive rates through short-term borrowings and long-term debt. At year-end 1996, the corporation's senior debt was rated Aa3 by Moody's and AA by Standard & Poor's. Subordinated debt was rated A1 and AA- by Moody's and Standard & Poor's, respectively. Commercial paper was rated P-1 by Moody's and A-1+ by Standard & Poor's.
                  In addition to seeking to maintain liquidity through a strong balance sheet and performance that assures market acceptance, the corporation limits through policy and internal guidelines the level, maturity and concentrations of noncore funding sources. Net purchased funds under current policy guidelines are limited to 50 percent of long-term assets. Long-term assets include net loans and leases, investment securities with remaining maturities over one year and net foreclosed real estate. Net purchased funds are currently substantially below the policy guideline. To insure against concentrations by maturity, the corporation has established policy limits for the cumulative percentage of purchased funds that mature overnight, within 30 days and within 90 days. Significant concentrations of funds by single sources and by type of borrowing category also are monitored. Asset liquidity is assured through maintaining significant amounts of investment securities in the available-for-sale portfolio. These securities may be sold at any time to provide needed liquidity or for other reasons. Liquidity also is available from loan assets which are readily securitizable and from the corporation's unused available lines of credit.
                  Management regularly reviews the liquidity position under
              normal business conditions and under significant market disruption or stress conditions. Results of these reviews are presented to the Management Finance Committee and Board Finance Committee quarterly.

NONPERFORMING ASSETS
                  Nonperforming assets at December 31, 1996 were $77.490 million or .25 percent of loans and foreclosed property. The total was higher by $8.126 million or 11.7 percent from year-end 1995, reflecting increased levels both of cash basis loans and other foreclosed assets, which consist primarily of repossessed automobiles. The ratio of nonperforming assets to loans and foreclosed property of .25 percent at December 31, 1996 remained essentially unchanged from .24 percent one year earlier. The corporation historically has maintained relatively low levels of problem assets due to strong underwriting standards, consistent credit reviews and an aggressive loan charge-off policy.
                  Real estate nonperforming assets included in the December 31,
              1996 total were $59.109 million or .59 percent of real estate loans and foreclosed real estate. This compared with $55.181 million or .63 percent at year-end 1995, an increase of $3.928 million or 7.1 percent. Real estate nonperforming assets at December 31, 1996 included $49.898 million of real estate nonperforming loans versus $43.576 million one year earlier.
                  Commercial real estate nonperforming assets were $30.556
              million or .57 percent of related loans and foreclosed real estate, down $354 thousand or 1.1 percent from $30.910 million or .67 percent at year-end 1995. Commercial real estate nonperforming loans included in these amounts were $27.080 million at December 31, 1996 and $27.163 million one year earlier.

NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS                    TABLE 8
December 31 (thousands)

                                                         1996             1995          1994          1993          1992
NONPERFORMING ASSETS
Cash-basis assets -- domestic borrowers..........       $60,066*         $53,547      $ 78,712      $108,882      $173,977
Restructured loans -- domestic...................            --**             --            --            80           117
      Total nonperforming loans..................        60,066           53,547        78,712       108,962       174,094
Foreclosed property:
  Foreclosed real estate.........................        11,326           14,468        22,900        51,701        93,555
  Less valuation allowance.......................         2,115            2,863         4,026         9,168         5,082
  Other foreclosed assets........................         8,213            4,212         2,931         3,406         2,842
      Total foreclosed property..................        17,424           15,817        21,805        45,939        91,315
      Total nonperforming assets.................       $77,490***       $69,364      $100,517      $154,901      $265,409
Nonperforming loans to year-end loans............           .19%             .18%          .30%          .47%          .83%
Nonperforming assets to year-end loans
  and foreclosed property........................           .25              .24           .39           .67          1.25
Year-end allowance for loan losses
  times nonperforming loans......................          6.81X            7.63x         5.16x         3.72x         2.18x
Year-end allowance for loan losses
  times nonperforming assets.....................          5.28             5.89          4.04          2.61          1.43

CONTRACTUALLY PAST DUE LOANS
(accruing loans past due 90 days or more)
Domestic borrowers...............................       $58,842          $48,970      $ 37,010      $ 44,897      $ 49,277

                                                     1991
NONPERFORMING ASSETS
Cash-basis assets -- domestic borrowers..........  $240,578
Restructured loans -- domestic...................       604
      Total nonperforming loans..................   241,182
Foreclosed property:
  Foreclosed real estate.........................    69,957
  Less valuation allowance.......................     2,837
  Other foreclosed assets........................     2,609
      Total foreclosed property..................    69,729
      Total nonperforming assets.................  $310,911
Nonperforming loans to year-end loans............      1.17%
Nonperforming assets to year-end loans
  and foreclosed property........................      1.50
Year-end allowance for loan losses
  times nonperforming loans......................      1.49x
Year-end allowance for loan losses
  times nonperforming assets.....................      1.16
CONTRACTUALLY PAST DUE LOANS
(accruing loans past due 90 days or more)
Domestic borrowers...............................  $ 88,158

   *Includes $16,170 of loans which have been defined as impaired per Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114)
  **Excludes $199 of loans which have been renegotiated at market rates and have been reclassified to performing status
 ***Net of cumulative corporate and commercial real estate charge-offs and foreclosed real estate write-downs totaling $12,931; includes $3,962 of nonperforming assets on which interest and principal are paid current

PROVISION AND ALLOWANCE FOR LOAN LOSSES
                  The provision for loan losses was $149.911 million, slightly exceeding net loan losses for the year and increasing $46.120 million or 44.4 percent from the 1995 level. The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb potential write-offs in the loan portfolio due to a deterioration in credit conditions or change in risk profile. Factors considered in this assessment include growth and mix of the loan portfolio, current and anticipated economic conditions, historical credit loss experience and changes in borrowers' financial positions. The adequacy of the allowance also is assessed by management based on the corporation's practice to aggressively recognize problem credits and generally match charge-offs through the provision.
                  Net loan losses were $149.622 million or .49 percent of
              average loans, up $48.507 million or 48 percent from $101.115 million or .37 percent of average loans in 1995. The increase reflected higher losses in consumer loans, principally credit cards. Excluding credit cards, net loan losses were $16.138 million or .06 percent of average loans compared with $12.100 million or .05 percent in 1995, an increase of $4.038 million or
              33.4 percent. Net loan losses are expected to continue to rise in 1997 at approximately the same percent as in 1996, driven principally by higher credit card charge-offs and by more moderate loan recoveries. The higher losses anticipated in credit cards reflect management's expectation that bankruptcies and delinquencies will continue to increase industry wide. If the economy should slow considerably from its present level and bankruptcies increased significantly, loan losses could be higher than presently anticipated.
                  Credit card net charge-offs for the year were $133.484 million or 3.17 percent of average credit card receivables, higher by $44.469 million or 50 percent from $89.015 million or 2.25 percent of average outstandings in 1995. Net losses in other retail loans, associated with direct and indirect retail loans, were $18.043 million or .54 percent of average related receivables, up $6.707 million or 59.2 percent from $11.336 million or .36 percent in 1995. Partially moderating the rise in net charge-offs were higher net recoveries in real estate loans. Real estate net recoveries totaled $8.142 million or .09 percent of average real estate loans in 1996 versus 1.875 million or .02 percent in 1995.
                  Selected data on the corporation's managed credit card
              portfolio, which includes securitized loans, is presented in the following table.

              Managed Credit Card Data
              $ IN THOUSANDS

                                                                  1996               1995               1994
Average credit card outstandings............................   $4,830,000         $4,168,000         $3,549,000
Net loan losses.............................................      153,624             93,372             58,485
Net loan losses to average loans............................         3.18%              2.24%              1.65%
Delinquencies (30 days or more) to period-end loans.........         2.14               2.15               1.31

              Note: The corporation had no securitized credit card loans prior to 1994.

                  At December 31, 1996, the allowance for loan losses was
              $409.297 million, representing 1.31 percent of year-end loans and 681 percent of nonperforming loans. This compared with $408.808 million, 1.40 percent and 763 percent, respectively, one year earlier.

Allowance for Loan Losses
(millions)

(Chart appears here. Plot points are below.)

                           91      92      93      94     95     96
Year end loan loss
   allowance             $360.2  $379.6  $404.8  $406.1 $408.8  $409.3
Allowance times
   nonperforming loans    1.49x   2.18x   3.72x   5.16x  7.63x   6.81x


Earnings Coverage of Net Loan Losses
(excluding mortgage servicing portfolio sale, subsidiary sale and securities tranactions)

(Chart appears here. Plot points are below.)


                             91       92      93      94     95     96
Earnings before income
  taxes and provision for
  loan losses (millions)   $562.8  $694.6   $752.8  $829.9 $917.1  $1081.1
Number of times earnings
  covered net loan losses   2.77x   7.29x   11.17x  11.78x  9.07x  7.23x



Loan Loss Experience
(millions)

(Chart appears here. Plot points are below.)

                        91       92       93        94      95       96
Credit Card          $65.359  $56.795  $52.675  $58.434  $89.015  $133.484
Commercial           $56.490  $  .559  $ 1.220  $ 7.206  $(1.267) $  (.825)
Real estate          $55.463  $21.249  $ 5.821  $(5.310) $(1.875) $ (8.142)
Other                $25.687  $16.642  $ 7.695  $10.099  $15.242  $ 25.105
Net loan losses
  to average loans      .99%     .48%     .31%     .29%     .37%     .49%

ALLOWANCE FOR LOAN LOSSES                                                TABLE 9
(thousands)

                                                     1996            1995           1994           1993           1992
SUMMARY OF TRANSACTIONS
Balance at beginning of year.................      $408,808        $406,132       $404,798       $379,557       $360,193
Additions from acquisitions..................           200              --             --             --             --
Allowance of company sold....................            --              --             --             --         (4,811)
Provision for loan losses....................       149,911         103,791         71,763         92,652        119,420
Deduct net loan losses:
  Loans charged off:
    Commercial...............................         3,588           4,283         12,883          6,792         13,153
    Credit card..............................       151,668         101,976         69,728         62,991         67,863
    Other revolving credit...................         7,062           4,304          3,715          3,922          4,627
    Other retail.............................        22,948          15,296         11,409          8,431         17,221
    Real estate..............................         2,510           7,748          4,705         14,514         27,041
    Lease financing..........................         1,635             892            226            458            668
    Foreign..................................            --              --             --             --            960
      Total..................................       189,411         134,499        102,666         97,108        131,533
  Recoveries:
    Commercial...............................         4,413           5,550          5,677          5,572         12,594
    Credit card..............................        18,184          12,961         11,294         10,316         11,068
    Other revolving credit...................         1,452           1,140          1,059          1,029          1,024
    Other retail.............................         4,905           3,960          3,956          3,791          5,481
    Real estate..............................        10,652           9,623         10,015          8,693          5,792
    Lease financing..........................           183             142            204            264            322
    Foreign..................................            --               8             32             32              7
      Total..................................        39,789          33,384         32,237         29,697         36,288
  Net loan losses............................       149,622         101,115         70,429         67,411         95,245
Balance at end of year*......................      $409,297        $408,808       $406,132       $404,798       $379,557
NET LOAN LOSSES (RECOVERIES) BY CATEGORY
Commercial...................................      $   (825)       $ (1,267)      $  7,206       $  1,220       $    559
Credit card..................................       133,484          89,015         58,434         52,675         56,795
Other revolving credit.......................         5,610           3,164          2,656          2,893          3,603
Other retail.................................        18,043          11,336          7,453          4,640         11,740
Real estate..................................        (8,142)         (1,875)        (5,310)         5,821         21,249
Lease financing..............................         1,452             750             22            194            346
Foreign......................................            --              (8)           (32)           (32)           953
      Total..................................      $149,622        $101,115       $ 70,429       $ 67,411       $ 95,245

Net loan losses -- excluding credit cards....      $ 16,138        $ 12,100       $ 11,995       $ 14,736       $ 38,450

NET LOAN LOSSES (RECOVERIES) TO AVERAGE
  LOANS BY CATEGORY
Commercial...................................          (.01%)          (.01%)          .08%           .02%           .01%
Credit card..................................          3.17            2.25           1.66           2.03           3.20
Other revolving credit.......................          1.58             .92            .80            .88           1.12
Other retail.................................           .54             .36            .23            .16            .44
Real estate..................................          (.09)           (.02)          (.07)           .08            .30
Lease financing..............................           .22             .28            .01            .14            .29
Foreign......................................            --              --           (.03)          (.04)          1.32
Total loans..................................           .49             .37            .29            .31            .48

Total loans -- excluding credit cards........           .06             .05            .06            .08            .21

Year-end allowance to outstanding loans......          1.31%           1.40%          1.57%          1.76%          1.80%
Earnings coverage of net loan losses**.......          7.23X           9.07x         11.78x         11.17x          7.29x

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES***
Commercial...................................      $ 89,654        $ 87,765       $ 88,682       $ 89,431       $ 92,279
Credit card..................................       150,491         110,400        109,615         78,264         54,584
Other revolving credit.......................         6,132           5,544          5,368          4,958          4,718
Other retail.................................        28,030          27,816         32,084         33,748         28,113
Real estate..................................        75,628         101,335        108,354        111,960        113,996
Lease financing..............................         3,685           1,666          2,211          2,018          1,994
Foreign......................................         3,702           3,697          3,830            931            715
Unallocated..................................        51,975          70,585         55,988         83,488         83,158
      Total..................................      $409,297        $408,808       $406,132       $404,798       $379,557

                                                 1991
SUMMARY OF TRANSACTIONS
Balance at beginning of year.................  $269,916
Additions from acquisitions..................       276
Allowance of company sold....................        --
Provision for loan losses....................   293,000
Deduct net loan losses:
  Loans charged off:
    Commercial...............................    61,089
    Credit card..............................    72,386
    Other revolving credit...................     5,154
    Other retail.............................    26,251
    Real estate..............................    58,089
    Lease financing..........................     1,614
    Foreign..................................       675
      Total..................................   225,258
  Recoveries:
    Commercial...............................     4,599
    Credit card..............................     7,027
    Other revolving credit...................       721
    Other retail.............................     6,545
    Real estate..............................     2,626
    Lease financing..........................       263
    Foreign..................................       478
      Total..................................    22,259
  Net loan losses............................   202,999
Balance at end of year*......................  $360,193
NET LOAN LOSSES (RECOVERIES) BY CATEGORY
Commercial...................................  $ 56,490
Credit card..................................    65,359
Other revolving credit.......................     4,433
Other retail.................................    19,706
Real estate..................................    55,463
Lease financing..............................     1,351
Foreign......................................       197
      Total..................................  $202,999
Net loan losses -- excluding credit cards....  $137,640
NET LOAN LOSSES (RECOVERIES) TO AVERAGE
  LOANS BY CATEGORY
Commercial...................................       .69%
Credit card..................................      4.19
Other revolving credit.......................      1.48
Other retail.................................       .72
Real estate..................................       .73
Lease financing..............................      1.08
Foreign......................................       .23
Total loans..................................       .99
Total loans -- excluding credit cards........       .72
Year-end allowance to outstanding loans......      1.75%
Earnings coverage of net loan losses**.......      2.77x
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES***
Commercial...................................  $ 89,055
Credit card..................................    44,655
Other revolving credit.......................     6,193
Other retail.................................    25,303
Real estate..................................   128,216
Lease financing..............................     2,159
Foreign......................................     1,382
Unallocated..................................    63,230
      Total..................................  $360,193

   *Includes the related allowance for credit losses for impaired loans as defined in FASB 114, "Accounting by Creditors for Impairment of a Loan," of $1,960 at December 31, 1996 and $916 at December 31, 1995
  **Earnings before income taxes and provision for loan losses excluding mortgage servicing portfolio sale, subsidiary sale and securities transactions
 ***The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgmental factors. Since any allocation is judgmental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans. See page 71 for percentages of loan categories to total loans.

NONINTEREST INCOME
                  Total other operating revenue for 1996 increased $103.813
              million or 15.3 percent. Gains reflected stronger sales efforts, focused technology enhancements and some new fee pricing, with all categories of total other operating revenue advancing except mortgage fee income and trading account profits. Strong results were achieved particularly in deposit account service charges, credit card fee income, investment fee income and electronic banking revenue. Total other operating revenue for 1996 included a $12.496 million gain from the sale of the corporation's bond trustee business. Excluding this one-time gain, total other operating revenue rose $91.317 million or 13.4 percent for the year. Management anticipates total other operating revenue to increase at a slightly more moderate rate in 1997 based primarily on a continued favorable economy generating higher business volume. Revenue is expected to build as the year progresses reflecting the impact of new corporate growth initiatives.
                  Deposit account service charge revenues grew $33.255 million or 15.9 percent, reflecting increases primarily in overdraft charges, commercial analysis fees and insufficient funds charges. Improved collections, including automation of procedures, largely accounted for the rise in overdraft charges, while expanded sales contributed to the growth in commercial analysis fees.
                  Credit card fee income expanded $14.856 million or 12 percent.
              Gains were driven principally by good growth in interchange income, higher revenues from overlimit charges and increased net revenues received in the form of excess servicing fees on securitized loans. Active credit card accounts, including those under management, were 2.035 million at December 31, 1996 versus
              1.805 million at year-end 1995, an increase of 230 thousand or
              12.7 percent.
                  Investment fee income rose $15.525 million or 57.6 percent.
              Increased sales of mutual funds through the corporation's investment counselors, greater loan syndication activity and higher brokerage commission income primarily accounted for the strong growth. The corporation's Biltmore family of mutual funds had assets of $3.739 billion at December 31, 1996 compared with $2.905 billion one year earlier.
                  Electronic banking revenues, consisting of fees from debit card and ATM usage, increased $13.627 million or 39.5 percent. Gains reflected good growth in debit card interchange income as well as new access fees for noncustomer ATM usage assessed beginning in 1996.

NONINTEREST INCOME                                                      TABLE 10
(thousands)

                                                                  1996          1995        1994        1993        1992
Service charges on deposit accounts.......................      $242,368      $209,113    $196,149    $202,885    $189,537
Fees for trust services...................................       137,841       130,521     128,100     120,030     109,504
Credit card income -- net of interchange payments.........       139,138       124,282     111,925     101,780      78,068
Electronic banking........................................        48,106        34,479      24,683      14,840      12,936
Investment fee income.....................................        42,478        26,953      14,092      16,619      13,013
Mortgage fee income.......................................        16,984        23,320      33,224      39,101      40,078
Trading account profits (losses) -- excluding interest....        22,819        25,698       9,502      22,445      (2,916)
Insurance premiums and commissions........................        17,030        13,164      11,679      11,847      15,002
Bankers' acceptance and letter of credit fees.............        25,347        23,190      23,168      19,668      20,141
Student loan servicing....................................            --            --          --       5,535      33,250
Other service charges and fees............................        32,589        24,682      18,109      17,456      18,636
Other income..............................................        59,214        44,699      33,801      27,973       7,993
      Total other operating revenue.......................       783,914       680,101     604,432     600,179     535,242
Gain on sale of mortgage servicing portfolio..............            --        79,025          --          --          --
Gain on sale of subsidiary................................            --            --          --       8,030      19,486
Investment securities gains (losses)......................         3,736       (23,494)      3,320      19,394       1,497
      Total...............................................      $787,650      $735,632    $607,752    $627,603    $556,225

                                                              1991
Service charges on deposit accounts.......................  $170,827
Fees for trust services...................................   102,665
Credit card income -- net of interchange payments.........    62,814
Electronic banking........................................    10,590
Investment fee income.....................................    13,302
Mortgage fee income.......................................    28,608
Trading account profits (losses) -- excluding interest....    17,846
Insurance premiums and commissions........................    12,819
Bankers' acceptance and letter of credit fees.............    14,232
Student loan servicing....................................    31,470
Other service charges and fees............................    18,216
Other income..............................................     6,789
      Total other operating revenue.......................   490,178
Gain on sale of mortgage servicing portfolio..............        --
Gain on sale of subsidiary................................        --
Investment securities gains (losses)......................    11,091
      Total...............................................  $501,269

                  Trust service revenues were higher by $7.320 million or 5.6 percent. Increased sales of personal trust services, changes in fee schedules and higher market values for trust assets under management primarily accounted for the gain. Corporate trust fees, which were impacted by the April sale of the bond trustee business, were modestly lower for the year. At December 31, 1996, trust assets totaled $100.095 billion, including $23.520 billion under management. This compared with $90.144 billion, including $20.226 billion under management, at year-end 1995.
                  Mortgage fee income decreased $6.336 million or 27.2 percent, primarily reflecting the loss of servicing fee income from the June 1995 sale of the corporation's mortgage servicing portfolio. Partially offsetting the decline were higher levels of mortgage origination fees and increased gains on sales of mortgage servicing rights.
                  Trading account profits were down $2.879 million or 11.2
              percent. Weak bond market conditions in the early months of 1996 reduced trading account income, while foreign exchange income remained lower for the year.
                  Remaining combined categories of total other operating revenue were higher by $28.445 million or 26.9 percent. Insurance premiums and commissions rose $3.866 million or 29.4 percent, while bankers' acceptance and letter of credit fees were up $2.157 million or 9.3 percent. Other service charges and fees grew $7.907 million or 32 percent, principally reflecting contractual revenues received for servicing the corporation's securitized loan portfolios. Other income, which includes revenues from corporate financing activities, was higher by $14.515 million or 32.5 percent. Included in other income for 1996 was the $12.496 million gain on the sale of the bond trustee business.
                  Including sales of investment securities, total noninterest income increased $52.018 million or 7.1 percent. Investment securities sales had net gains of $3.736 million in 1996 versus net losses of $23.494 million in 1995. The net losses in 1995 resulted principally from restructuring of the available-for-sale securities portfolio to improve yields. Total noninterest income for 1995 also included a $79.025 million gain from the sale of the corporation's mortgage servicing portfolio.

NONINTEREST EXPENSE
                  Total noninterest expense was up $53.953 million or 4.5
              percent for the year. Growth in personnel expense, primarily salaries, accounted for substantially all the increase, with combined net occupancy and equipment expense rising moderately and remaining combined categories of noninterest expense decreasing slightly. The corporation's overhead ratio measuring noninterest expense as a percentage of total adjusted revenues (taxable equivalent net interest income and total other operating revenue) declined 202 basis points from 54.2 percent in 1995 to 52.2 percent in 1996. The decrease reflected both continued good expense management and expanded revenues for the year. Management anticipates total noninterest expense to rise at a higher percentage rate in 1997, driven largely by the level of increases in personnel costs and other expenses for the corporation's growth initiatives. Expense projections for 1997 exclude the impact of conversion costs associated with making the corporation's systems year 2000 compliant. The corporation is managing the conversion of its computer systems so that they will be fully operable for date recognition and data processing when the year 2000 occurs. The total cost for this conversion is estimated by management to be between $40 million and $50 million, with substantially all of the cost expected to be recognized in 1997.
                  Total personnel expense grew $54.199 million or 9 percent.
              Salaries expense rose $44.497 million or 8.9 percent as head count in growing business lines increased and the corporation added to its salesforce personnel. At December 31, 1996, full-time equivalent employees totaled 16,208 compared with 15,996 at year-end 1995. Benefits expense was up $9.702 million or 9.5 percent, reflecting higher payroll taxes associated with an expanded salaries base and increased retirement benefits costs.

NONINTEREST EXPENSE                                                     TABLE 11
(thousands)

                                                  1996             1995            1994            1993            1992
Salaries..................................     $  543,227       $  498,730      $  464,790      $  455,621      $  451,193
Employee benefits.........................        111,298          101,596          98,717         113,059          88,630
      Total personnel expense.............        654,525          600,326         563,507         568,680         539,823
Net occupancy expense.....................         89,582           87,105          80,911          82,070          80,673
Equipment expense.........................        114,861          109,701         106,508         102,246         100,916
Postage and delivery......................         40,018           37,962          35,163          38,160          37,036
Outside data processing, programming and
  software................................         44,699           42,486          35,211          38,613          33,082
Stationery and supplies...................         26,100           26,805          24,558          25,344          26,342
Advertising and sales promotion...........         60,304           50,362          34,067          38,141          27,911
Professional services.....................         38,285           39,483          20,493          17,144          18,412
Travel and business promotion.............         20,460           19,694          16,254          15,563          13,578
Regulatory agency fees and other bank
  services . . ...........................          8,730           49,584          62,345          63,822          64,361
Amortization of intangible assets.........          4,362            8,587          18,693          28,001          34,423
Foreclosed property expense...............            (96)             920          (4,288)          7,654           9,755
Other expense.............................        155,719          130,581         104,991         105,798         109,340
      Total...............................     $1,257,549       $1,203,596      $1,098,413      $1,131,236      $1,095,652

Overhead ratio............................           52.2%            54.2%           54.1%           57.0%           58.6%

                                               1991
Salaries..................................  $  443,273
Employee benefits.........................      81,216
      Total personnel expense.............     524,489
Net occupancy expense.....................      75,729
Equipment expense.........................      99,569
Postage and delivery......................      38,188
Outside data processing, programming and
  software................................      30,671
Stationery and supplies...................      28,507
Advertising and sales promotion...........      22,139
Professional services.....................      25,786
Travel and business promotion.............      13,641
Regulatory agency fees and other bank
  services . . ...........................      60,963
Amortization of intangible assets.........      51,756
Foreclosed property expense...............      15,655
Other expense.............................     109,424
      Total...............................  $1,096,517
Overhead ratio............................        62.5%

                    Combined net occupancy and equipment expense rose $7.637
              million or 3.9 percent. Net occupancy expense was up $2.477 million or 2.8 percent, largely due to higher building depreciation expense and increased operating premise lease costs. Equipment expense grew $5.160 million or 4.7 percent, driven primarily by higher depreciation expense and equipment maintenance costs for branches and operation centers.
                  Remaining combined categories of noninterest expense decreased
              $7.883 million or 1.9 percent. Regulatory agency fees and other bank service expense was down $40.854 million or 82.4 percent due to the elimination by the FDIC of insurance premiums for well capitalized financial institutions. Savings realized from the elimination of insurance premiums were offset by higher spending in areas primarily related to the corporation's growth initiatives. These included advertising and sales promotion expense as well as outside data processing, programming and software expense.
                  On September 30, 1996, Congress enacted legislation mandating a one-time assessment to recapitalize the Savings Association Insurance Fund. The impact of this legislation was not material to the corporation's noninterest expense or results of operations.

INCOME TAXES
                  Applicable income taxes for the year were higher by $24.020 million or 9 percent. Income taxes computed at the statutory rate are reduced primarily by the interest earned on state and municipal debt securities and industrial revenue obligations. Also, within certain limitations, one-half of the interest income earned on qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on state and municipal debt instruments is exempt from federal taxes and, except for out-of-state issues, from Georgia and North Carolina taxes as well, and results in substantial interest savings for local governments and their constituents.

NEW ACCOUNTING STANDARDS
                  Effective January 1, 1996, the corporation prospectively
              adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FASB 121). Adoption of FASB 121 was not material.
                  In June 1996, the Financial Accounting Standards Board issued
              Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities.

              FASB 125 is effective for transactions occurring after December 31, 1996, except for certain transactions which have been delayed until after December 31, 1997. This standard will be adopted as required in 1997 and 1998, and is not expected to have a material impact on the corporation's financial position or results of operations.

SHAREHOLDERS' EQUITY AND CAPITAL RATIOS
                  At December 31, 1996, shareholders' equity was $3.762 billion compared with $3.774 billion one year earlier. Included in shareholders' equity was $42.462 million, net of tax, of unrealized gains on securities available-for-sale marked to fair market value versus $116.113 million, net of tax, at year-end 1995.
                  The reduction in shareholders' equity at December 31, 1996 from one year earlier of $12 million or less than 1 percent primarily reflected the impact of the corporation's increased share repurchase activity. During 1996, the corporation repurchased a total of 7,931,100 shares under two separate authorizations at an average price of $47.208 per share for a total cost of $374.408 million. This compared with a total of 1,755,500 shares that were repurchased in 1995. On January 24, 1997, the corporation was authorized by the board of directors to repurchase up to 10 million additional shares of its common stock, replacing the most recent authorization approved on April 26, 1996 to repurchase up to 8 million shares. Share repurchase activity will remain governed by the corporation's capital management strategy to deploy capital in a prudent and competent manner designed to enhance shareholder value over the long-term. In addition, repurchased shares will be used for various corporate purposes, including share issuance for the corporation's employee stock plans and dividend reinvestment plan.

CAPITAL COMPONENTS AND RATIOS                                           TABLE 12
December 31 (thousands)


                                                1996              1995           1994           1993           1992
Tier I capital:
  Common shareholders' equity...........     $ 3,761,832       $ 3,773,757    $ 3,286,507    $ 3,017,947    $ 2,774,767
  Trust capital securities..............         300,000                --             --             --             --
  Less ineligible intangible assets.....          32,474            29,472         30,961         32,451         33,941
  Unrealized (gains) losses on
    securities
    available-for-sale, net of tax......         (42,462)         (116,113)        37,635             --             --
      Total Tier I capital..............       3,986,896         3,628,172      3,293,181      2,985,496      2,740,826

Tier II capital:
  Allowable allowance for loan losses...         409,297           408,808        406,132        384,032        348,887
  Allowable long-term debt..............       1,138,041         1,208,479        830,782        583,738        344,983
      Tier II capital additions.........       1,547,338         1,617,287      1,236,914        967,770        693,870
      Total capital.....................     $ 5,534,234       $ 5,245,459    $ 4,530,095    $ 3,953,266    $ 3,434,696

Risk-adjusted assets....................     $42,669,628       $38,469,866    $35,573,896    $30,701,782    $27,880,304

Quarterly average assets................     $45,737,397       $43,477,038    $38,146,370    $35,419,829    $32,518,351

Risk-based capital ratios:
  Tier I capital........................            9.34%             9.43%          9.26%          9.72%          9.83%
  Total capital.........................           12.97             13.64          12.73          12.88          12.32

Tier I leverage ratio*..................            8.73%             8.36%          8.63%          8.44%          8.44%

Shareholders' equity to total assets....            8.02%             8.39%          8.39%          8.26%          8.32%

                                             1991
Tier I capital:
  Common shareholders' equity...........  $ 2,484,414
  Trust capital securities..............           --
  Less ineligible intangible assets.....       33,198
  Unrealized (gains) losses on
    securities
    available-for-sale, net of tax......           --
      Total Tier I capital..............    2,451,216
Tier II capital:
  Allowable allowance for loan losses...      332,528
  Allowable long-term debt..............      136,682
      Tier II capital additions.........      469,210
      Total capital.....................  $ 2,920,426
Risk-adjusted assets....................  $26,583,836
Quarterly average assets................  $32,180,449
Risk-based capital ratios:
  Tier I capital........................         9.22%
  Total capital.........................        10.99
Tier I leverage ratio*..................         7.62%
Shareholders' equity to total assets....         7.49%

 *Ratio excludes the average unrealized gains (losses) on securities available-for-sale, net of tax, of $45,135, $63,884 and ($26,581), respectively

                 The corporation's internal capital generation rate (net income less dividends as a percentage of average equity) was 10.7 percent in 1996 versus 10.8 percent in 1995. Wachovia's book value at December 31, 1996 was $22.96 compared with $22.15 one year earlier, an increase of 3.7 percent.

                 Intangible assets at year-end 1996 totaled $39.360 million, consisting of $32.474 million of goodwill, $5.441 million of deposit base intangibles, $596 thousand of purchased credit card intangibles and $849 thousand of other intangibles. Intangible assets one year earlier were $39.093 million, with $29.472 million of goodwill, $6.932 million of deposit base intangibles, $1.422 million of purchased credit card intangibles and $1.267 million of other intangibles. The increase in goodwill at December 31, 1996 reflected the corporation's acquisition of First National Bankshares of Henry County, Inc., on April 1, 1996.
                 Regulatory agencies divide capital into Tier I (consisting of shareholders' equity and certain cumulative preferred stock instruments less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115). In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.
                 Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well-capitalized by regulatory standards.
                 At December 31, 1996, the corporation's Tier I to risk-adjusted assets ratio was 9.34 percent with total capital 12.97 percent of risk-adjusted assets. The Tier I leverage ratio was 8.73 percent. The capital ratios at year-end 1996 include the issuance of $300 million of trust capital securities by the corporation in December 1996. In January 1997, the corporation issued an additional $300 million of trust capital securities. All of the corporation's banks are well-capitalized.

DIVIDENDS
                  Cash dividends paid in 1996 totaled $254.458 million,
              increasing $18.963 million or 8.1 percent from $235.495 million paid in 1995. The payout ratio of cash dividends paid to net income was 39.5 percent in 1996 and 39.1 percent in 1995. Cash dividends paid per common share were $1.52 versus $1.38 per common share paid in 1995, a rise of 10.1 percent.
                  At its meeting on January 24, 1997, the corporation's board of directors declared a first quarter dividend of $.40 per share, payable March 3, 1997 to shareholders of record on February 6. The dividend is higher by 11.1 percent from $.36 per share paid in the same period of 1996. Additional dividend information is presented on page 72.


Year-End Shareholders'
Equity Per Share
Five-year compound growth rate = 9.5%


(Chart appears here. Plot points are below.)

91     92     93     94     95     96
14.56  16.18  17.61  19.23  22.15  22.96

QUARTERLY FINANCIAL SUMMARY                                             TABLE 13

                                                             1996                                        1995
                                          Fourth      Third       Second      First         Fourth      Third       Second
                                         Quarter     Quarter     Quarter     Quarter       Quarter     Quarter     Quarter
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -- taxable
  equivalent.......................      $842,365    $842,109    $810,637    $802,120      $815,894    $813,117    $774,078
Interest expense...................       421,079     426,723     411,472     413,328       424,624     418,917     392,970
Net interest income -- taxable
  equivalent.......................       421,286     415,386     399,165     388,792       391,270     394,200     381,108
Taxable equivalent adjustment......        16,246      16,880      17,914      18,877        24,531      26,633      23,987
Net interest income................       405,040     398,506     381,251     369,915       366,739     367,567     357,121
Provision for loan losses..........        47,443      40,730      34,404      27,334        30,172      23,179      28,652
Net interest income after provision
  for loan losses..................       357,597     357,776     346,847     342,581       336,567     344,388     328,469
Other operating revenue............       203,436     197,778     198,595     184,105       186,289     170,415     166,304
Gain on sale of mortgage servicing
  portfolio........................            --          --          --          --            --          --      79,025
Investment securities gains
  (losses).........................         2,864         393        (219)        698         2,554         317     (26,236)
Total other income.................       206,300     198,171     198,376     184,803       188,843     170,732     219,093
Personnel expense..................       167,236     165,509     160,162     161,618       152,078     153,298     149,987
Other expense......................       155,502     150,970     149,925     146,627       162,987     145,584     156,630
Total other expense................       322,738     316,479     310,087     308,245       315,065     298,882     306,617
Income before income taxes.........       241,159     239,468     235,136     219,139       210,345     216,238     240,945
Applicable income taxes*...........        70,431      74,872      75,773      69,269        64,147      64,958      78,036
Net income.........................      $170,728    $164,596    $159,363    $149,870      $146,198    $151,280    $162,909

Net income per common share:
  Primary..........................      $   1.02    $    .98    $    .94    $    .87      $    .85    $    .88    $    .94
  Fully diluted....................      $   1.02    $    .97    $    .94    $    .87      $    .85    $    .87    $    .95
Cash dividends paid per common
  share . .                              $    .40    $    .40    $    .36    $    .36      $    .36    $    .36    $    .33
Cash dividends paid on common
  stock . .                              $ 66,016    $ 66,669    $ 60,684    $ 61,089      $ 61,423    $ 61,312    $ 56,302
Cash dividend payout ratio.........          38.7%       40.5%       38.1%       40.8%         42.0%       40.5%       34.6%
Average primary shares
  outstanding......................       167,118     167,966     169,861     171,467       172,372     171,793     171,986
Average fully diluted shares
  outstanding . .                         167,281     168,354     169,972     171,653       172,705     172,512     172,446

SELECTED AVERAGE BALANCES
  (millions)
Total assets.......................      $ 45,737    $ 45,778    $ 44,956    $ 44,435      $ 43,477    $ 42,573    $ 40,876
Loans -- net of unearned income....        31,101      30,660      30,004      29,218        28,470      28,097      27,203
Investment securities**............         8,251       8,734       8,668       8,795         8,676       8,778       8,276
Other interest-earning assets......         1,409       1,611       1,519       1,594         1,562       1,210       1,012
Total interest-earning assets......        40,761      41,005      40,191      39,607        38,708      38,085      36,491
Interest-bearing deposits..........        21,211      20,873      20,335      20,666        20,705      19,352      18,388
Short-term borrowed funds..........         7,668       8,099       8,216       8,055         7,332       8,593       7,869
Long-term debt.....................         6,206       6,454       6,129       5,487         5,213       4,851       4,863
Total interest-bearing
  liabilities......................        35,085      35,426      34,680      34,208        33,250      32,796      31,120
Noninterest-bearing deposits.......         5,604       5,408       5,426       5,372         5,361       5,212       5,333
Total deposits.....................        26,815      26,281      25,761      26,038        26,066      24,564      23,721
Shareholders' equity...............         3,671       3,631       3,644       3,687         3,576       3,463       3,345

RATIOS (averages)
Annualized net loan losses to
  loans............................           .61%        .53%        .46%        .37%          .42%        .33%        .42%
Annualized net yield on
  interest-earning assets..........          4.11        4.03        3.99        3.95          4.01        4.11        4.19
Shareholders' equity to:
  Total assets.....................          8.03        7.93        8.11        8.30          8.22        8.13        8.18
  Net loans........................         11.96       12.00       12.31       12.80         12.74       12.51       12.48
Annualized return on assets........          1.49        1.44        1.42        1.35          1.35        1.42        1.59
Annualized return on shareholders'
  equity...........................         18.60       18.13       17.49       16.26         16.36       17.47       19.48

                                      1995
                                      First
                                     Quarter
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -- taxable
  equivalent.......................  $715,414
Interest expense...................   342,596
Net interest income -- taxable
  equivalent.......................   372,818
Taxable equivalent adjustment......    23,622
Net interest income................   349,196
Provision for loan losses..........    21,788
Net interest income after provision
  for loan losses..................   327,408
Other operating revenue............   157,093
Gain on sale of mortgage servicing
  portfolio........................        --
Investment securities gains
  (losses).........................      (129)
Total other income.................   156,964
Personnel expense..................   144,963
Other expense......................   138,069
Total other expense................   283,032
Income before income taxes.........   201,340
Applicable income taxes*...........    59,184
Net income.........................  $142,156
Net income per common share:
  Primary..........................  $    .83
  Fully diluted....................  $    .82
Cash dividends paid per common
  share . .                          $    .33
Cash dividends paid on common
  stock . .                          $ 56,458
Cash dividend payout ratio.........      39.7%
Average primary shares
  outstanding......................   172,205
Average fully diluted shares
  outstanding . .                     172,760
SELECTED AVERAGE BALANCES
  (millions)
Total assets.......................  $ 38,902
Loans -- net of unearned income....    26,219
Investment securities**............     7,612
Other interest-earning assets......       815
Total interest-earning assets......    34,646
Interest-bearing deposits..........    17,354
Short-term borrowed funds..........     7,390
Long-term debt.....................     4,674
Total interest-bearing
  liabilities......................    29,418
Noninterest-bearing deposits.......     5,302
Total deposits.....................    22,656
Shareholders' equity...............     3,253
RATIOS (averages)
Annualized net loan losses to
  loans............................       .30%
Annualized net yield on
  interest-earning assets..........      4.36
Shareholders' equity to:
  Total assets.....................      8.36
  Net loans........................     12.60
Annualized return on assets........      1.46
Annualized return on shareholders'
  equity...........................     17.48

  *Income taxes applicable to securities transactions were $1,181, $149, ($86),
   $278, $980, $91, ($9,580) and ($67), respectively
 **Reported at amortized cost; excludes pretax unrealized gains (losses) on securities available-for-sale of $74, $40, $74, $188, $104, $65, $15 and ($49), respectively

FOURTH QUARTER ANALYSIS
                  The corporation's net income per fully diluted share was $1.02 in the fourth quarter of 1996, rising 19.9 percent from $.85 per share in the same three months of 1995. Net income totaled $170.728 million, up 16.8 percent from $146.198 million a year earlier, and represented annualized returns of 18.60 percent on shareholders' equity and 1.49 percent on assets. The increase in earnings was driven by good growth in net interest income, solid advances in other operating revenue and steady expense management, with fewer shares outstanding also contributing to the rise on a per share basis.
                  Taxable equivalent net interest income grew $30.016 million or
              7.7 percent, reflecting higher levels of interest-earning assets, principally loans, and a lower average rate paid on interest-bearing liabilities. Interest-earning assets rose $2.053 billion or 5.3 percent, more than offsetting the impact of a 14 basis point decline in the average rate earned. Loans were up $2.631 billion or 9.2 percent, led by credit cards, commercial mortgages, regular commercial loans and residential mortgages. Good growth also occurred in lease financing, construction loans and foreign loans, while tax-exempt loans declined due to portfolio runoff. Interest-bearing liabilities were higher by $1.835 billion or 5.5 percent, with long-term debt increasing $993 million or 19 percent and interest-bearing time deposits rising $506 million or 2.4 percent. The average rate paid on interest-bearing liabilities decreased 30 basis points.

Quarterly Net Income Per Share, 1996
(fully diluted)

(Chart appears here. Plot points appear here.)

1st Q     2nd Q     3rd Q     4th Q
 .87       .94       .97       1.02


Quarterly Net Income Per Share 1995
(fully diluted)

(Chart appears here. Plot points appear here.)

1st Q     2nd Q     3rd Q     4th Q
 .82       .95       .87       .85

              COMPONENTS OF EARNINGS PER PRIMARY SHARE                  TABLE 14

                                                                                1996         1995
                                                                               Fourth       Fourth
                                                                               Quarter      Quarter      Change
Interest income -- taxable equivalent....................................       $5.04        $4.73        $.31
Interest expense.........................................................        2.52         2.46         .06
Net interest income -- taxable equivalent................................        2.52         2.27         .25
Taxable equivalent adjustment............................................         .09          .14        (.05)
Net interest income......................................................        2.43         2.13         .30
Provision for loan losses................................................         .29          .18         .11
Net interest income after provision for loan losses......................        2.14         1.95         .19
Other operating revenue..................................................        1.22         1.08         .14
Investment securities gains..............................................         .01          .02        (.01)
Total other income.......................................................        1.23         1.10         .13

Personnel expense........................................................        1.00          .88         .12
Other expense............................................................         .93          .95        (.02)
Total other expense......................................................        1.93         1.83         .10

Income before income taxes...............................................        1.44         1.22         .22
Applicable income taxes..................................................         .42          .37         .05
Net income...............................................................       $1.02        $ .85        $.17

TAXABLE EQUIVALENT RATE/VOLUME VARIANCE ANALYSIS -- FOURTH QUARTER*     TABLE 15

                                                                                                                           Variance
                                                                                                                       Attributable
     Average Volume         Average Rate                                               Interest                          to
    1996       1995        1996     1995                                           1996         1995         Variance   Rate
       (Millions)                           INTEREST INCOME                                                 (Thousands)
                                            Loans:
   $ 9,828    $ 9,365       7.07     7.30     Commerical.....................    $174,765     $172,285        $ 2,480     $(5,586)
     1,950      2,204       8.78     9.35     Tax-exempt.....................      43,042       51,934         (8,892)     (3,037)
    11,778     11,569       7.36     7.69         Total commercial...........     217,807      224,219         (6,412)    (10,148)
       774        742       9.45     9.40     Direct retail..................      18,400       17,593            807          87
     2,527      2,532       8.29     8.20     Indirect retail................      52,682       52,305            377         485
     4,542      3,797      12.30    12.33     Credit card....................     140,445      118,019         22,426        (286)
       355        349      12.17    12.50     Other revolving credit.........      10,863       11,011           (148)       (312)
     8,198      7,420      10.79    10.64         Total retail...............     222,390      198,928         23,462       2,727
       950        725       8.26     9.77     Construction...................      19,729       17,857          1,872      (3,016)
     4,348      3,789       8.33     8.60     Commercial mortgages...........      91,081       82,129          8,952      (2,634)
     4,599      4,167       8.27     8.48     Residential mortgages..........      95,602       89,073          6,529      (2,260)
     9,897      8,681       8.30     8.64         Total real estate..........     206,412      189,059         17,353      (7,676)
       763        452      10.23     9.44     Lease financing................      19,622       10,749          8,873         942
       465        348       6.93     7.29     Foreign........................       8,097        6,393          1,704        (325)
    31,101     28,470       8.63     8.77         Total loans................     674,328      629,348         44,980     (10,313)
                                            Investment securities:
                                              Held-to-maturity:
        --      1,637         --     6.80       U.S. government and agency...          --       28,038        (28,038)         --
     1,128      1,474       7.97     7.96       Mortgage-backed securities...      22,591       29,561         (6,970)         36
       248        338      11.02    11.33       State and municipal..........       6,871        9,657         (2,786)       (254)
         2         12      10.13     5.12       Other........................          54          160           (106)         85
                                                  Total securities
     1,378      3,461       8.52     7.73           held-to-maturity.........      29,516       67,416        (37,900)      6,162
                                              Available-for-sale:**
     4,918      3,954       6.67     7.08       U.S. government and agency...      82,512       70,545         11,967      (4,230)
     1,562      1,106       6.98     7.20       Mortgage-backed securities...      27,411       20,067          7,344        (623)
       393        155       7.68     6.00       Other........................       7,581        2,353          5,228         797
                                                  Total securities
     6,873      5,215       6.80     7.07           available-for-sale.......     117,504       92,965         24,539      (3,633)
                                                  Total investment
     8,251      8,676       7.09     7.33   securities.......................     147,020      160,381        (13,361)     (5,277)
       276        421       7.93     7.95   Interest-bearing bank balances...       5,501        8,442         (2,941)        (21)
                                            Federal funds sold and
                                              securities purchased under
       138        225       5.44     5.84     resale agreements..............       1,893        3,310         (1,417)       (210)
       995        916       5.45     6.25   Trading account assets...........      13,623       14,413           (790)     (1,946)
                                                  Total interest-earning
   $40,761    $38,708       8.22     8.36   assets...........................     842,365      815,894         26,471     (14,176)
                                            INTEREST EXPENSE
   $ 3,354    $ 3,317       1.43     1.84   Interest-bearing demand..........      12,044       15,392         (3,348)     (3,510)
                                            Savings and money market
     8,072      6,985       3.71     3.73   savings..........................      75,359       65,731          9,628        (353)
     6,510      6,631       5.66     5.90   Savings certificates.............      92,584       98,647         (6,063)     (4,157)
                                            Large denomination
     1,989      2,797       5.89     6.10   certificates.....................      29,470       43,028        (13,558)     (1,415)
                                                  Total time deposits in
    19,925     19,730       4.18     4.48           domestic offices.........     209,457      222,798        (13,341)    (15,416)
                                            Time deposits in foreign
     1,286        975       5.30     5.52   offices..........................      17,132       13,567          3,565        (555)
    21,211     20,705       4.25     4.53         Total time deposits........     226,589      236,365         (9,776)    (15,191)
                                            Federal funds purchased and
                                              securities sold under
     5,925      4,686       5.25     6.01     repurchase agreements..........      78,235       70,970          7,265      (9,650)
       666        561       4.84     5.39   Commercial paper.................       8,110        7,625            485        (823)
                                            Other short-term borrowed
     1,077      2,085       5.39     5.92   funds............................      14,604       31,126        (16,522)     (2,533)
                                                  Total short-term
     7,668      7,332       5.24     5.94           borrowed funds...........     100,949      109,721         (8,772)    (13,477)
     4,397      3,889       5.81     5.77   Bank notes.......................      64,221       56,589          7,632         376
     1,809      1,324       6.45     6.58   Other long-term debt.............      29,320       21,949          7,371        (437)
     6,206      5,213       6.00     5.98         Total long-term debt.......      93,541       78,538         15,003         253
                                                  Total interest-bearing
   $35,085    $33,250       4.77     5.07           liabilities..............     421,079      424,624         (3,545)    (25,822)
                            3.45     3.29   INTEREST RATE SPREAD
                                            NET YIELD ON INTEREST-EARNING
                                              ASSETS
                            4.11     4.01     AND NET INTEREST INCOME........    $421,286     $391,270        $30,016       9,455

   Variance
  Attributable
     to
     Volume

   $ 8,066
    (5,855)
     3,736
       720
      (108)
    22,712
       164
    20,735
     4,888
    11,586
     8,789
    25,029
     7,931
     2,029
    55,293
   (28,038)
    (7,006)
    (2,532)
      (191)
   (44,062)
    16,197
     7,967
     4,431
    28,172
    (8,084)
    (2,920)
    (1,207)
     1,156
    40,647
       162
     9,981
    (1,906)
   (12,143)
     2,075
     4,120
     5,415
    16,915
     1,308
   (13,989)
     4,705
     7,256
     7,808
    14,750
    22,277
    20,561

  *Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense
 **Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $74 million in 1996 and $104 million in 1995

QUARTERLY ALLOWANCE FOR LOAN LOSSES                                     TABLE 16
(thousands)

                                                        1996                                            1995
                                    Fourth       Third        Second       First          Fourth       Third        Second
                                   Quarter      Quarter      Quarter      Quarter        Quarter      Quarter      Quarter
SUMMARY OF TRANSACTIONS
Balance at beginning of
  period....................       $409,271     $409,205     $408,928     $408,808       $408,684     $408,633     $408,500
Additions from
  acquisitions..............             --           --          200           --             --           --           --
Provision for loan losses...         47,443       40,730       34,404       27,334         30,172       23,179       28,652
Deduct net loan losses:
  Loans charged off:
    Commercial..............            451        2,748          324           65          1,662          431        1,872
    Credit card.............         44,640       38,783       36,343       31,902         29,292       27,424       23,829
    Other revolving
      credit................          2,834        1,790        1,346        1,092          1,239        1,202        1,058
    Other retail............          7,057        5,556        4,840        5,495          4,747        3,609        3,528
    Real estate.............            814          191        1,371          134          1,332          526        5,499
    Lease financing.........            675          348          235          377             56           99          636
    Foreign.................             --           --           --           --             --           --           --
      Total.................         56,471       49,416       44,459       39,065         38,328       33,291       36,422
  Recoveries:
    Commercial..............          1,689          666        1,198          860            894        2,561        1,400
    Credit card.............          4,982        4,579        4,599        4,024          3,365        3,207        3,186
    Other revolving
      credit................            384          495          290          283            278          273          267
    Other retail............          1,336        1,379        1,138        1,052            913        1,056          972
    Real estate.............            633        1,575        2,866        5,578          2,804        3,021        2,037
    Lease financing.........             30           58           41           54             26           45           41
    Foreign.................             --           --           --           --             --           --           --
      Total.................          9,054        8,752       10,132       11,851          8,280       10,163        7,903
  Net loan losses...........         47,417       40,664       34,327       27,214         30,048       23,128       28,519
Balance at end of period*...       $409,297     $409,271     $409,205     $408,928       $408,808     $408,684     $408,633

NET LOAN LOSSES (RECOVERIES)
  BY CATEGORY
Commercial..................       $ (1,238)    $  2,082     $   (874)    $   (795)      $    768     $ (2,130)    $    472
Credit card.................         39,658       34,204       31,744       27,878         25,927       24,217       20,643
Other revolving credit......          2,450        1,295        1,056          809            961          929          791
Other retail................          5,721        4,177        3,702        4,443          3,834        2,553        2,556
Real estate.................            181       (1,384)      (1,495)      (5,444)        (1,472)      (2,495)       3,462
Lease financing.............            645          290          194          323             30           54          595
Foreign.....................             --           --           --           --             --           --           --
      Total.................       $ 47,417     $ 40,664     $ 34,327     $ 27,214       $ 30,048     $ 23,128     $ 28,519

Net loan losses -- excluding
  credit cards..............       $  7,759     $  6,460     $  2,583     $   (664)      $  4,121     $ (1,089)    $  7,876

ANNUALIZED NET LOAN LOSSES
  (RECOVERIES) TO AVERAGE
  LOANS BY CATEGORY
Commercial..................           (.04%)        .07%        (.03%)       (.03%)          .03%        (.07%)        .02%
Credit card.................           3.49         3.20         3.14         2.82           2.73         2.38         2.07
Other revolving credit......           2.76         1.46         1.19          .92           1.10         1.08          .93
Other retail................            .69          .50          .44          .54            .47          .32          .33
Real estate.................            .01         (.06)        (.07)        (.25)          (.07)        (.12)         .17
Lease financing.............            .34          .17          .13          .24            .03          .09         1.19
Foreign.....................             --           --           --           --             --           --           --
Total loans.................            .61          .53          .46          .37            .42          .33          .42

Total loans -- excluding
  credit cards..............            .12          .10          .04         (.01)           .07         (.02)         .14

Period-end allowance to
  outstanding loans.........           1.31%        1.30%        1.33%        1.37%          1.40%        1.41%        1.45%

                               1995
                               First
                              Quarter
SUMMARY OF TRANSACTIONS
Balance at beginning of
  period....................  $406,132
Additions from
  acquisitions..............        --
Provision for loan losses...    21,788
Deduct net loan losses:
  Loans charged off:
    Commercial..............       318
    Credit card.............    21,431
    Other revolving
      credit................       805
    Other retail............     3,412
    Real estate.............       391
    Lease financing.........       101
    Foreign.................        --
      Total.................    26,458
  Recoveries:
    Commercial..............       695
    Credit card.............     3,203
    Other revolving
      credit................       322
    Other retail............     1,019
    Real estate.............     1,761
    Lease financing.........        30
    Foreign.................         8
      Total.................     7,038
  Net loan losses...........    19,420
Balance at end of period*...  $408,500
NET LOAN LOSSES (RECOVERIES)
  BY CATEGORY
Commercial..................  $   (377)
Credit card.................    18,228
Other revolving credit......       483
Other retail................     2,393
Real estate.................    (1,370)
Lease financing.............        71
Foreign.....................        (8)
      Total.................  $ 19,420
Net loan losses -- excluding
  credit cards..............  $  1,192
ANNUALIZED NET LOAN LOSSES
  (RECOVERIES) TO AVERAGE
  LOANS BY CATEGORY
Commercial..................      (.01%)
Credit card.................      1.84
Other revolving credit......       .57
Other retail................       .31
Real estate.................      (.07)
Lease financing.............       .15
Foreign.....................      (.01)
Total loans.................       .30
Total loans -- excluding
  credit cards..............       .02
Period-end allowance to
  outstanding loans.........      1.53%

 *Includes the related allowance for credit losses for impaired loans as defined in FASB 114, "Accounting by Creditors for Impairment of a Loan," of $1,960, $1,453, $791, $883, $916, $916,
 $0 and $2,070, respectively

                  The provision for loan losses was $47.443 million, up $17.271 million or 57.2 percent from $30.172 million in the 1995 fourth quarter. Net loan losses were $47.417 million or .61 percent annualized of average loans compared with $30.048 million or .42 percent a year earlier. The rise in net loan losses was driven by higher charge-offs, principally in credit cards. Excluding credit cards, net loan losses were $7.759 million or .12 percent of average loans versus $4.121 million or .07 percent a year earlier. Credit card net losses on a managed basis, including securitized loans, were $45.162 million or 3.50 percent of averaged managed receivables compared with $29.164 million or 2.72 percent in the fourth quarter of 1995. Managed credit card receivables for the 1996 fourth period averaged $5.167 billion versus $4.286 billion a year earlier.
                  Total other operating revenue increased $17.147 million or 9.2 percent. Growth was led by deposit account service charges, which expanded $7.193 million or 13 percent, electronic banking revenue, which rose $3.862 million or 41 percent, investment fee income, up $3.580 million or 46.6 percent, and credit card fee income, which grew $3.388 million or 10.5 percent. Included in total other operating revenue was $2.921 million received as final payment on the sale of the corporation's bond trustee business. Excluding this gain, total other operating revenue was higher by $14.226 million or 7.6 percent.
                  Total noninterest expense was up $7.673 million or 2.4
              percent, reflecting increases in personnel expense, principally salaries. Total personnel expense grew $15.158 million or 10 percent. Salaries expense rose $11.669 million or 9 percent and benefits expense increased $3.489 million or 15.6 percent as the corporation expanded its sales and work forces. Combined net occupancy and equipment expense declined $1.713 million or 3.3 percent due to lower net occupancy costs, primarily renovation spending. Remaining combined categories of noninterest expense were down $5.772 million or 5.2 percent, reflecting reduced expenses largely in professional services, regulatory agency fees and other bank services, and advertising. The corporation's overhead ratio was 51.7 percent compared with 54.6 percent in the same three months of 1995.

NONINTEREST INCOME                                                      TABLE 17
(thousands)

                                                         1996                                           1995
                                     Fourth       Third        Second       First         Fourth       Third        Second
                                    Quarter      Quarter      Quarter      Quarter       Quarter      Quarter      Quarter
Service charges on deposit
  accounts .                        $ 62,564     $ 62,278     $ 60,928     $ 56,598      $ 55,371     $ 52,409     $ 52,452
Fees for trust services........       35,116       33,872       34,508       34,345        34,689       31,740       33,211
Credit card income -- net of
  interchange payments.........       35,679       37,089       33,848       32,522        32,291       31,180       31,867
Electronic banking.............       13,274       12,910       12,582        9,340         9,412        8,962        8,860
Investment fee income..........       11,262       10,145       10,842       10,229         7,682        8,690        5,404
Mortgage fee income............        4,195        4,099        4,289        4,401         4,050        4,269        6,547
Trading account profits --
  excluding interest...........        7,593        6,076        5,698        3,452         8,238        5,646        5,608
Insurance premiums and
  commissions..................        4,584        4,666        4,032        3,748         3,422        3,044        3,385
Bankers' acceptance and letter
  of
  credit fees..................        6,656        6,684        6,109        5,898         6,003        5,885        5,743
Other service charges and
  fees.........................        7,641        8,373        7,985        8,590         7,054        5,609        5,624
Other income...................       14,872       11,586       17,774       14,982        18,077       12,981        7,603
      Total other operating
        revenue................      203,436      197,778      198,595      184,105       186,289      170,415      166,304
Gain on sale of mortgage
  servicing
  portfolio....................           --           --           --           --            --           --       79,025
Investment securities gains
  (losses) .                           2,864          393         (219)         698         2,554          317      (26,236)
      Total....................     $206,300     $198,171     $198,376     $184,803      $188,843     $170,732     $219,093

                                   1995
                                  First
                                 Quarter
Service charges on deposit
  accounts .                     $ 48,881
Fees for trust services........    30,881
Credit card income -- net of
  interchange payments.........    28,944
Electronic banking.............     7,245
Investment fee income..........     5,177
Mortgage fee income............     8,454
Trading account profits --
  excluding interest...........     6,206
Insurance premiums and
  commissions..................     3,313
Bankers' acceptance and letter
  of
  credit fees..................     5,559
Other service charges and
  fees.........................     6,395
Other income...................     6,038
      Total other operating
        revenue................   157,093
Gain on sale of mortgage
  servicing
  portfolio....................        --
Investment securities gains
  (losses) .                         (129)
      Total....................  $156,964

NONINTEREST EXPENSE                                                     TABLE 18
(thousands)

                                                         1996                                            1995
                                     Fourth       Third        Second       First          Fourth       Third        Second
                                    Quarter      Quarter      Quarter      Quarter        Quarter      Quarter      Quarter
Salaries.......................     $141,342     $137,627     $132,438     $131,820       $129,673     $127,152     $123,720
Employee benefits..............       25,894       27,882       27,724       29,798         22,405       26,146       26,267
      Total personnel
        expense................      167,236      165,509      160,162      161,618        152,078      153,298      149,987
Net occupancy expense..........       21,559       23,161       22,184       22,678         24,551       21,424       20,940
Equipment expense..............       29,032       28,844       28,054       28,931         27,753       25,750       27,935
Postage and delivery...........        9,813        9,973        9,780       10,452          9,801        9,379        9,190
Outside data processing,
  programming and software.....       11,477       11,339       11,179       10,704         11,966        9,959       10,664
Stationery and supplies........        6,131        6,012        6,951        7,006          7,604        6,374        6,619
Advertising and sales
  promotion....................       13,289       14,442       15,502       17,071         16,869       14,334        9,747
Professional services..........        9,662        8,173       10,743        9,707         14,922        9,721        9,149
Travel and business
  promotion....................        5,959        4,929        5,335        4,237          6,051        4,474        5,110
Regulatory agency fees and
  other bank services..........        2,576        3,781        1,320        1,053          6,576       11,838       15,681
Amortization of intangible
  assets.......................        1,091        1,095        1,098        1,078          1,190        1,210        2,116
Foreclosed property expense....          225         (370)         175         (126)           813         (146)         408
Other expense..................       44,688       39,591       37,604       33,836         34,891       31,267       39,071
      Total....................     $322,738     $316,479     $310,087     $308,245       $315,065     $298,882     $306,617

Overhead ratio.................         51.7%        51.6%        51.9%        53.8%          54.6%        52.9%        56.0%

                                   1995
                                  First
                                 Quarter
Salaries.......................  $118,185
Employee benefits..............    26,778
      Total personnel
        expense................   144,963
Net occupancy expense..........    20,190
Equipment expense..............    28,263
Postage and delivery...........     9,592
Outside data processing,
  programming and software.....     9,897
Stationery and supplies........     6,208
Advertising and sales
  promotion....................     9,412
Professional services..........     5,691
Travel and business
  promotion....................     4,059
Regulatory agency fees and
  other bank services..........    15,489
Amortization of intangible
  assets.......................     4,071
Foreclosed property expense....      (155)
Other expense..................    25,352
      Total....................  $283,032
Overhead ratio.................      53.4%

RESULTS OF OPERATIONS
1995 VS. 1994
                  Consolidated net income for 1995 was $602.543 million or $3.49 per fully diluted share compared with $539.058 million or $3.12 per fully diluted share in 1994. Net income represented returns of
              17.67 percent on shareholders' equity and 1.45 percent on assets compared with 17.41 percent and 1.46 percent, respectively, a year earlier.
                  Taxable equivalent net interest income rose $115.330 million or 8.1 percent, fueled by strong loan growth and a higher average rate earned on interest-earning assets. Moderating the increase were greater levels of interest-bearing liabilities and a rise in the average rate paid. The net yield on interest-earning assets declined 18 basis points to 4.16 percent.
                  Taxable equivalent interest income grew $656.049 million or
              26.6 percent. Interest-earning assets increased $4.203 billion or
              12.8 percent, while the average rate earned rose 92 basis points. Loans accounted for most of the rise in interest-earning assets, increasing $3.292 billion or 13.6 percent. Commercial loans, including related real estate categories, expanded $2.547 billion or 18.9 percent, with gains strongest in regular commercial loans and commercial mortgages. Consumer loans, including residential mortgages, were up $745 million or 6.9 percent, led primarily by credit cards and residential mortgages. In the fourth quarter the corporation securitized $500 million of credit card receivables, impacting loan growth comparisons for the year.
                  Interest expense was higher by $540.719 million or 52.1
              percent, reflecting the impact of 122 basis point rise in the average cost of funds and a $4.149 billion or 15.1 percent increase in interest-bearing liabilities. Interest-bearing time deposits grew $2.029 billion or 12 percent, led by savings certificates, savings and money market savings and large denomination certificates. Short-term borrowings rose $1.568 billion or 25.1 percent, reflecting increased issuance of short-term bank notes, while long-term debt was up $552 million or
              12.7 percent.

                  The following table summarizes the changes in taxable
              equivalent interest income and interest expense due to changes in rates and volumes between 1995 and 1994. Changes which are not due solely to rate or volume are allocated proportionately to rate and volume.

                                                                                                      1995 over 1994
                                                                                                     Attributable to
                     $ IN THOUSANDS                                                                 Rate         Volume
                     Increase (decrease) in interest income:
                       Loans...............................................................       $245,875      $276,849
                       Investment securities:
                         Held-to-maturity:
                           State and municipal.............................................         (3,907)      (20,970)
                           Other investments...............................................          7,472        29,263
                         Available-for-sale:
                           Other investments...............................................         62,782        26,631
                       Interest-bearing bank balances......................................            731         7,793
                       Federal funds sold and securities purchased under resale
                        agreements.........................................................          3,111        (3,559)
                       Trading account assets..............................................         10,336        13,642
                           Total interest-earning assets...................................        320,749       335,300

                     Increase in interest expense:
                       Total deposits in domestic offices..................................        203,351        61,313
                       Time deposits in foreign offices....................................          7,678        11,880
                       Short-term borrowed funds...........................................        115,633        78,802
                       Long-term debt......................................................         31,458        30,604
                           Total interest-bearing liabilities..............................        368,072       172,647
                     Increase in net interest income.......................................

                     $ IN THOUSANDS                                                           Total
                     Increase (decrease) in interest income:
                       Loans...............................................................  $522,724
                       Investment securities:
                         Held-to-maturity:
                           State and municipal.............................................   (24,877)
                           Other investments...............................................    36,735
                         Available-for-sale:
                           Other investments...............................................    89,413
                       Interest-bearing bank balances......................................     8,524
                       Federal funds sold and securities purchased under resale
                        agreements.........................................................      (448)
                       Trading account assets..............................................    23,978
                           Total interest-earning assets...................................   656,049
                     Increase in interest expense:
                       Total deposits in domestic offices..................................   264,664
                       Time deposits in foreign offices....................................    19,558
                       Short-term borrowed funds...........................................   194,435
                       Long-term debt......................................................    62,062
                           Total interest-bearing liabilities..............................   540,719
                     Increase in net interest income.......................................  $115,330

                  At December 31, 1995, nonperforming assets were $69.364
              million or .24 percent of loans and foreclosed property, down $31.153 million or 31 percent from year-end 1994. The provision for loan losses for the year was $103.791 million, up $32.028 million or 44.6 percent from $71.763 million in 1994, and exceeded net charge-offs by $2.676 million. Net loan losses totaled $101.115 million or .37 percent of average loans compared with $70.429 million or .29 percent in 1994, an increase of $30.686 million or 43.6 percent. The allowance for loan losses at December 31, 1995 was $408.808 million, representing 1.40 percent of loans and 763 percent of nonperforming loans versus $406.132 million,
              1.57 percent and 516 percent, respectively, one year earlier.
                  Total other operating revenue rose $75.669 million or 12.5 percent. The increase was fueled primarily by good gains in deposit account service charges and credit card fee income, expanded trading account profits and solid growth in investment fee income and electronic banking revenue. Deposit account service charge revenue was up $12.964 million or 6.6 percent, and credit card fee income grew $12.357 million or 11 percent. Trading account profits increased $16.196 million, while investment fee income expanded $12.861 million or 91.3 percent. Electronic banking revenues were higher by $9.796 million or 39.7 percent. Included in total noninterest income for 1995 was a gain of $79.025 million from the sale of the corporation's mortgage servicing portfolio and investment securities losses of $23.494 million, principally from restructuring available-for-sale securities to improve yields.
                  Total noninterest expense grew $105.183 million or 9.6
              percent, reflecting moderate increases in both personnel expense and combined net occupancy and equipment expense along with higher spending associated primarily with the corporation's strategic initiatives. Total personnel expense rose $36.819 million or 6.5 percent, principally reflecting increased salary costs. Combined net occupancy and equipment expense was up $9.387 million or 5 percent. Remaining combined categories of noninterest expense rose $58.977 million or 17 percent, driven primarily by consulting fees in professional services, increased advertising and sales promotion initiatives, and higher spending for outside data processing, programming and software.

SUPERVISION AND REGULATION

     Wachovia Corporation is a registered bank holding company under the Bank Holding Company Act of 1956 (BHC Act) and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (FRB). In addition to the provisions of the BHC Act, state banking commissions serve in a supervisory and regulatory capacity with respect to the bank holding company activities. Wachovia Corporation is also a savings and loan holding company registered under the Home Owners' Loan Act of 1933 (HOLA), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), and is subject to examination, supervision and reporting requirements of the Office of Thrift Supervision (OTS).
     Various state and federal laws govern the activities of the Corporation's banking affiliates. As federally insured national banks, Wachovia Bank of North Carolina, National Association, Wachovia Bank of Georgia, National Association, Wachovia Bank of South Carolina, National Association, and The First National Bank of Atlanta are subject to the regulation, supervision and reporting requirements of the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). The banking subsidiaries are directly affected by the actions of the FRB as it attempts to manage the money supply and credit availability in the economy.
     The Corporation's nonbanking subsidiaries are subject to a variety of state and federal laws. For example, the Corporation's discount brokerage and investment advisory subsidiary is subject to supervision and regulation by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc., state securities regulators and the various exchanges through which it conducts business. The Corporation's insurance subsidiaries are subject to the insurance laws of the states in which they are active. All nonbanking subsidiaries are supervised by the FRB.
     Federal law regulates transactions among Wachovia Corporation and its affiliates, including the amount of banking affiliates' loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of the affiliate. In addition, various requirements and restrictions under federal and state laws regulate the operations of the Corporation's banking affiliates, requiring the maintenance of reserves against deposits, limiting the nature of loans and interest that may be charged thereon, restricting investments, and other activities.
     Under FRB policy, the Corporation is expected to act as a source of financial strength to, and commit resources to support, each of its subsidiary banks. In addition, FIRREA provides that a depository institution insured by the FDIC can be held liable by the FDIC for any loss incurred or reasonably expected to be incurred in connection with the default of a commonly controlled FDIC insured depository institution. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA also imposes substantial examination, audit and reporting requirements on insured depository institutions. Among other requirements, the regulation requires a revision of risk-based capital standards. These standards are required to incorporate interest rate risk, market risk, concentration of credit risk and the risks of nontraditional activities. See Shareholders' Equity and Capital Ratios on pages 32 and 33.
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the Act) has introduced a process that will enable nationwide interstate banking through bank subsidiaries and interstate bank mergers. Effective September 29, 1995, the bill allows adequately capitalized and managed bank holding companies to acquire control of a bank in any state subject to concentration limits. Beginning June 1, 1997, banks will be permitted to merge with one another across state lines. A state could authorize such mergers earlier than June 1, 1997. In contrast, a state also could choose to opt-out of interstate branching by enacting legislation before June 1, 1997. The legislation preserves state laws which require that a bank must be in existence for a minimum period of time before being acquired as long as the requirement is five years or less. The legislation has immediate relevance for the banking industry due to increased competitive forces from institutions which may consolidate through mergers and those which may move into new markets through enhanced opportunities to branch across state lines.
     During January 1997, the Corporation's Board of Directors and each of the Boards of Directors of Wachovia Bank of Georgia, Wachovia Bank of South Carolina and Wachovia Bank of North Carolina approved a plan of merger whereby Wachovia Bank of Georgia and Wachovia Bank of South Carolina would be merged with and into Wachovia Bank of North Carolina, which, as the survivor, would change its name to Wachovia Bank, National Association. The resulting bank will continue to operate in the states currently served. The proposed merger will build on the many efficiencies already achieved through standardization of operations and delivery systems and will result in additional cost savings from consolidated financial reporting and reduced regulatory fees. The proposed merger, which is subject to regulatory approvals, is currently expected to take place on or after June 1, 1997 pursuant to the authority of the Act.
     Separately the Act also permits bank subsidiaries to act as agents for certain purposes for each other across state lines. These agency powers became available on September 29, 1995. Effective January 2, 1996, Wachovia Bank of Georgia, Wachovia Bank of North Carolina and Wachovia Bank of South Carolina entered into a mutual agreement to act as agents for each other, thereby making significant interstate banking services available to all customers in their three states.
     There have been a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies and their banks. Due to continued changes in the regulatory environment, additional legislation aimed at banking industry reform is likely to continue. While the potential effects of legislation currently under consideration cannot be measured with any degree of certainty, the Corporation is unaware of any pending legislative reforms or regulatory activities which would materially affect its financial position or operating results in the foreseeable future.

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


REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Wachovia Corporation

We have audited the consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note C to the financial statements, in 1994, the Corporation changed its method of accounting for certain investment securities.


/s/ Ernst & Young LLP

Winston-Salem, North Carolina
January 15, 1997

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                                            December 31
$ IN THOUSANDS                                                                                         1996              1995
ASSETS
Cash and due from banks.........................................................................   $  3,367,673       $2,692,318
Interest-bearing bank balances..................................................................         27,871          451,279
Federal funds sold and securities
  purchased under resale agreements.............................................................        179,426          144,105
Trading account assets..........................................................................      1,185,688        1,114,926
Securities available-for-sale...................................................................      6,760,486        7,409,825
Securities held-to-maturity (fair value of $1,423,555
  in 1996 and $1,721,222 in 1995)...............................................................      1,352,091        1,619,480
Loans and net leases............................................................................     31,290,905       29,269,825
Less unearned income on loans...................................................................          7,713            8,672
     Total loans................................................................................     31,283,192       29,261,153
Less allowance for loan losses..................................................................        409,297          408,808
     Net loans..................................................................................     30,873,895       28,852,345
Premises and equipment..........................................................................        644,000          628,153
Due from customers on acceptances...............................................................        957,109          883,825
Other assets....................................................................................      1,556,276        1,185,058
     Total assets...............................................................................   $ 46,904,515       $44,981,314
LIABILITIES
Deposits in domestic offices:
  Demand........................................................................................   $  6,115,540       $5,855,286
  Interest-bearing demand.......................................................................      3,462,952        3,473,607
  Savings and money market savings..............................................................      8,337,329        6,991,133
  Savings certificates..........................................................................      6,436,437        6,613,238
  Large denomination certificates...............................................................      1,710,061        2,671,759
  Noninterest-bearing time......................................................................          2,974            3,334
     Total deposits in domestic offices.........................................................     26,065,293       25,608,357
Deposits in foreign offices:
  Demand........................................................................................             --            5,766
  Time..........................................................................................      1,184,829          754,634
     Total deposits in foreign offices..........................................................      1,184,829          760,400
     Total deposits.............................................................................     27,250,122       26,368,757
Federal funds purchased and securities
  sold under repurchase agreements..............................................................      6,298,130        5,850,540
Commercial paper................................................................................        706,226          502,136
Other short-term borrowed funds.................................................................        967,097        1,720,592
Long-term debt:
  Bank notes....................................................................................      4,307,802        4,088,326
  Other long-term debt..........................................................................      2,159,099        1,334,702
     Total long-term debt.......................................................................      6,466,901        5,423,028
Acceptances outstanding.........................................................................        957,109          883,825
Other liabilities...............................................................................        497,098          458,679
     Total liabilities..........................................................................     43,142,683       41,207,557
Off-balance sheet items, commitments and contingent liabilities -- Notes I, J and L

SHAREHOLDERS' EQUITY
Preferred stock, par value $5 per share:
  Authorized 50,000,000 shares; none outstanding................................................             --               --
Common stock, par value $5 per share:
  Issued 163,844,198 shares in 1996 and 170,358,504 shares in 1995..............................        819,221          851,793
Capital surplus.................................................................................        424,873          713,120
Retained earnings...............................................................................      2,475,276        2,092,731
Unrealized gains on securities available-for-sale, net of tax...................................         42,462          116,113
     Total shareholders' equity.................................................................      3,761,832        3,773,757
     Total liabilities and shareholders' equity.................................................   $ 46,904,515       $44,981,314

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                                                               Year Ended December 31
$ IN THOUSANDS, EXCEPT PER SHARE                                                       1996             1995             1994
INTEREST INCOME
Loans............................................................................   $2,544,658       $2,384,919       $1,864,082
Securities available-for-sale:
  Other investments..............................................................      472,108          268,106          182,440
Securities held-to-maturity:
  State and municipal............................................................       21,039           34,023           50,122
  Other investments..............................................................       96,509          260,218          223,691
Interest-bearing bank balances...................................................       33,106            9,121              597
Federal funds sold and securities
  purchased under resale agreements..............................................       11,573            7,234            7,682
Trading account assets...........................................................       48,321           56,109           33,680
       Total interest income.....................................................    3,227,314        3,019,730        2,362,294
INTEREST EXPENSE
Deposits:
  Domestic offices...............................................................      826,620          781,578          516,914
  Foreign offices................................................................       54,942           41,876           22,318
       Total interest on deposits................................................      881,562          823,454          539,232
Short-term borrowed funds........................................................      431,094          467,007          272,572
Long-term debt...................................................................      359,946          288,646          226,584
       Total interest expense....................................................    1,672,602        1,579,107        1,038,388
NET INTEREST INCOME..............................................................    1,554,712        1,440,623        1,323,906
Provision for loan losses........................................................      149,911          103,791           71,763
Net interest income after provision for loan losses..............................    1,404,801        1,336,832        1,252,143
OTHER INCOME
Service charges on deposit accounts..............................................      242,368          209,113          196,149
Fees for trust services..........................................................      137,841          130,521          128,100
Credit card income...............................................................      139,138          124,282          111,925
Electronic banking...............................................................       48,106           34,479           24,683
Investment fee income............................................................       42,478           26,953           14,092
Mortgage fee income..............................................................       16,984           23,320           33,224
Trading account profits..........................................................       22,819           25,698            9,502
Other operating income...........................................................      134,180          105,735           86,757
       Total other operating revenue.............................................      783,914          680,101          604,432
Gain on sale of mortgage servicing portfolio.....................................           --           79,025               --
Investment securities gains (losses).............................................        3,736          (23,494)           3,320
       Total other income........................................................      787,650          735,632          607,752
OTHER EXPENSE
Salaries.........................................................................      543,227          498,730          464,790
Employee benefits................................................................      111,298          101,596           98,717
       Total personnel expense...................................................      654,525          600,326          563,507
Net occupancy expense............................................................       89,582           87,105           80,911
Equipment expense................................................................      114,861          109,701          106,508
Other operating expense..........................................................      398,581          406,464          347,487
       Total other expense.......................................................    1,257,549        1,203,596        1,098,413
Income before income taxes.......................................................      934,902          868,868          761,482
Applicable income taxes..........................................................      290,345          266,325          222,424
NET INCOME.......................................................................   $  644,557       $  602,543       $  539,058
Net income per common share:
  Primary........................................................................   $     3.81       $     3.50       $     3.13
  Fully diluted..................................................................   $     3.80       $     3.49       $     3.12
Average shares outstanding:
  Primary........................................................................      169,094          172,089          172,339
  Fully diluted..................................................................      169,827          172,957          172,951

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                                  Unrealized
                                                                                                                  Securities
                                                               Common Stock           Capital       Retained        Gains
$ IN THOUSANDS, EXCEPT PER SHARE                           Shares         Amount      Surplus       Earnings       (Losses)
YEAR ENDED DECEMBER 31, 1994
Balance at beginning of year..........................   171,375,772     $856,879     $761,573     $1,399,495      $     --
Net income............................................                                                539,058
Cash dividends declared on common
  stock -- $1.23 a share..............................                                               (210,503)
Common stock issued pursuant to:
  Stock option and employee benefit plans.............       714,648        3,573       14,560
  Dividend reinvestment plan..........................       357,015        1,785        9,895
  Conversion of debentures............................       162,777          814        2,290
Common stock acquired.................................    (1,676,463)      (8,382)     (46,178)
Unrealized losses on securities
  available-for-sale, net of tax......................                                                              (37,635)
Miscellaneous.........................................                                    (194)          (523)
Balance at end of year................................   170,933,749     $854,669     $741,946     $1,727,527      $(37,635)

YEAR ENDED DECEMBER 31, 1995
Balance at beginning of year..........................   170,933,749     $854,669     $741,946     $1,727,527      $(37,635)
Net income............................................                                                602,543
Cash dividends declared on common
  stock -- $1.38 a share..............................                                               (235,495)
Common stock issued pursuant to:
  Stock option and employee benefit plans.............       800,751        4,004       16,023
  Dividend reinvestment plan..........................       349,310        1,747       11,719
  Conversion of debentures............................       165,885          829        2,355
Common stock acquired.................................    (1,890,517)      (9,453)     (60,026)
Unrealized gains on securities
  available-for-sale, net of tax......................                                                              153,748
Miscellaneous.........................................          (674)          (3)       1,103         (1,844)
Balance at end of year................................   170,358,504     $851,793     $713,120     $2,092,731      $116,113

YEAR ENDED DECEMBER 31, 1996
Balance at beginning of year..........................   170,358,504     $851,793     $713,120     $2,092,731      $116,113
Net income............................................                                                644,557
Cash dividends declared on common
  stock -- $1.52 a share..............................                                               (254,458)
Common stock issued pursuant to:
  Stock option and employee benefit plans.............       728,615        3,643       25,758
  Dividend reinvestment plan..........................       302,393        1,512       12,878
  Conversion of debentures............................       312,594        1,563        4,444
  Acquisition of bank.................................       208,207        1,041        9,003
Common stock acquired.................................    (8,066,115)     (40,331)    (340,865)
Unrealized losses on securities
  available-for-sale, net of tax......................                                                              (73,651)
Miscellaneous.........................................                                     535         (7,554)
Balance at end of year................................   163,844,198     $819,221     $424,873     $2,475,276      $ 42,462

See notes to consolidated financial statements

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 Year Ended December 31
$ IN THOUSANDS                                                                           1996             1995             1994
OPERATING ACTIVITIES
Net income.........................................................................   $  644,557       $  602,543       $  539,058
Adjustments to reconcile net income to net cash provided by operations:
  Provision for loan losses........................................................      149,911          103,791           71,763
  Depreciation and amortization....................................................       96,335           90,547          107,502
  Deferred income taxes............................................................       50,933            3,919           12,440
  Investment securities ( gains) losses............................................       (3,736)          23,494           (3,320)
  Gain on sale of mortgage servicing portfolio.....................................           --          (79,025)              --
  Gain on sale of noninterest-earning assets.......................................       (1,709)          (5,699)          (5,316)
  Increase (decrease) in accrued income taxes......................................       16,526            6,995           (1,059)
  Decrease (increase) in accrued interest receivable...............................       29,300          (64,872)         (31,041)
  (Decrease) increase in accrued interest payable..................................      (33,335)          67,061           11,509
  Net change in other accrued and deferred income and expense......................       (6,525)          44,195          (19,337)
  Net change in trading account activities.........................................      (70,762)        (224,968)        (101,179)
  Net change in loans held for resale..............................................      534,624         (333,075)         259,083
    Net cash provided by operating activities......................................    1,406,119          234,906          840,103

INVESTING ACTIVITIES
Net decrease (increase) in interest-bearing bank balances..........................      423,408         (444,516)           5,715
Net (increase) decrease in federal funds sold and securities
  purchased under resale agreements................................................      (30,821)          57,501          489,500
Purchases of securities available-for-sale.........................................     (991,932)      (4,035,218)      (1,131,114)
Purchases of securities held-to-maturity...........................................      (45,679)        (665,727)        (588,873)
Sales of securities available-for-sale.............................................      322,657        2,398,468           73,062
Calls, maturities and prepayments of securities available-for-sale.................    1,226,270          715,181        1,185,413
Calls, maturities and prepayments of securities held-to-maturity...................      318,205          508,830          544,099
Net increase in loans made to customers............................................   (2,695,615)      (3,143,478)      (3,255,879)
Capital expenditures...............................................................     (201,722)        (185,796)        (147,870)
Proceeds from sales of premises and equipment......................................       99,259           31,433           36,789
Proceeds from sales of mortgage servicing portfolio................................           --          142,011               --
Net increase in other assets.......................................................     (397,779)         (46,431)        (128,411)
Business combinations..............................................................        2,814               --               --
    Net cash used by investing activities..........................................   (1,970,935)      (4,667,742)      (2,917,569)

FINANCING ACTIVITIES
Net increase (decrease) in demand, savings and money market accounts...............    1,584,238        1,051,063         (621,400)
Net (decrease) increase in certificates of deposit.................................     (732,047)       2,248,436          338,260
Net increase (decrease) in federal funds purchased and securities
  sold under repurchase agreements.................................................      447,590          (47,858)       1,157,115
Net increase (decrease) in commercial paper........................................      204,090           95,430         (182,472)
Net (decrease) increase in other short-term borrowings.............................     (753,495)         713,252          (83,783)
Proceeds from issuance of bank notes...............................................    2,465,005        1,349,812        2,095,479
Maturities of bank notes...........................................................   (2,246,242)      (1,216,044)        (515,425)
Proceeds from issuance of other long-term debt.....................................      807,516          496,387          247,887
Payments on other long-term debt...................................................         (429)            (491)            (352)
Common stock issued................................................................       25,826           24,115           25,339
Dividend payments..................................................................     (254,458)        (235,495)        (210,503)
Common stock repurchased...........................................................     (376,716)         (65,032)         (52,908)
Net increase in other liabilities..................................................       69,293           41,464           20,816
    Net cash provided by financing activities......................................    1,240,171        4,455,039        2,218,053

INCREASE IN CASH AND CASH EQUIVALENTS..............................................      675,355           22,203          140,587
Cash and cash equivalents at beginning of year.....................................    2,692,318        2,670,115        2,529,528
Cash and cash equivalents at end of year...........................................   $3,367,673       $2,692,318       $2,670,115
SUPPLEMENTAL DISCLOSURES
Unrealized (losses) gains on securities available-for-sale:
  (Decrease) increase in securities available-for-sale.............................   $ (120,797)      $  251,958       $  (61,847)
  Increase (decrease) in deferred taxes............................................       47,146          (98,210)          24,212
  (Decrease) increase in shareholders' equity......................................      (73,651)         153,748          (37,635)

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

Trading derivative financial instruments are customer oriented, and trading positions are established as necessary to accommodate customers' requirements. Gains and losses from securities, trading derivatives and foreign exchange activities are included in trading account profits (losses), while gains and losses from interest rate derivatives are included in other operating income.

INVESTMENT SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE -- Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity or trading, and marketable equity securities are classified as available-for-sale and are stated at fair value. Unrealized gains and losses, net of tax, on available-for-sale securities are recorded in a separate component of shareholders' equity.

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

PREMISES AND EQUIPMENT -- Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the leasehold asset or the lease term.

INTANGIBLE ASSETS -- The excess of cost over net assets and identifiable intangible assets, including deposit base intangibles, of acquired businesses is amortized on a straight-line basis over the estimated periods benefited.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE A -- ACCOUNTING POLICIES -- Concluded
IMPAIRMENT OF LONG-LIVED ASSETS -- Effective January 1, 1996, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " (FASB 121). The adoption of FASB 121 did not have a material impact on the Corporation's financial position or results of operations.

INCOME TAXES -- The Corporation applies Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FASB 109). Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Each subsidiary provides for income taxes based on its contribution to income taxes (benefit) of the consolidated group. The Corporation and its subsidiaries file a consolidated tax return.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES -- In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB
125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. FASB 125 is effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by FASB 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." These standards will be adopted as required in 1997 and 1998, and are not expected to have a material impact on the Corporation's financial position or results of operations.

STOCK-BASED COMPENSATION -- The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for stock awards and appreciation rights is recorded based on the market price at the end of the period. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB 123), was issued and encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. As permitted by FASB 123, the Corporation has elected to disclose the pro forma net income and net income per share as if the fair value method had been applied in measuring compensation cost.

NOTE B -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented.

TRADING ACCOUNT ASSETS -- Fair values are based on quoted market prices as recognized in the statements of condition.

INVESTMENT SECURITIES -- Fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

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

LONG-TERM DEBT -- Fair values are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Many of the Corporation's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements, due from customers on acceptances, short-term borrowed funds, acceptances outstanding, and the financial instruments included in other assets and liabilities. The estimated fair values of the Corporation's remaining

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE B -- FAIR VALUE OF FINANCIAL INSTRUMENTS -- Concluded on-balance sheet financial instruments as of December 31 are summarized below.

                                                  1996
                                        Carrying       Estimated
                                          Value       Fair Value
Financial assets:
  Trading account assets............   $ 1,185,688    $ 1,185,688
  Investment securities.............     8,112,577      8,184,041
  Loans, net of allowance for loan
    losses..........................    30,873,895     31,681,930
Financial liabilities:
  Deposits..........................    27,250,122     27,412,562
  Long-term debt....................     6,466,901      6,526,002


                                                  1995
                                        Carrying       Estimated
                                          Value       Fair Value
Financial assets:
  Trading account assets............   $ 1,114,926    $ 1,114,926
  Investment securities.............     9,029,305      9,131,047
  Loans, net of allowance for loan
    losses..........................    28,852,345     29,148,815
Financial liabilities:
  Deposits..........................    26,368,757     26,532,636
  Long-term debt....................     5,423,028      5,582,409

OFF-BALANCE SHEET INSTRUMENTS -- Fair values are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit, and the estimated amount the Corporation would receive or pay to terminate or replace the contract at current market rates for the remainder of the off-balance sheet instruments. See Notes I and J for additional information about off-balance sheet financial instruments.
The estimated fair values of the Corporation's off-balance sheet financial instruments as of December 31 are summarized below. The amounts for commitments and letters of credit are presented as negative in order to represent the approximate cost the Corporation would incur to pay third parties to assume these commitments. Interest rate contract fair values and other off-balance sheet financial instruments represent the net fair value gain or loss of the contracts.

                                               1996          1995
                                            Estimated     Estimated
                                            Fair Value    Fair Value
Unfunded commitments to
  extend credit..........................   ($ 40,736)    ($ 62,291)
Letters of credit........................     (41,469)      (31,239)
Interest rate contracts issued
  for trading purposes...................       3,997         4,063
Interest rate contracts held for
  purposes other than trading............      (1,217)        6,873
Other off-balance sheet financial
  instruments issued or held for
  trading or lending purposes............       3,647         2,601

This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

NOTE C -- INVESTMENT SECURITIES

The aggregate amortized cost, fair value, and gross unrealized gains and losses of investment securities as of December 31 were as follows:

                                                                   1996                                      1995
                                           Amortized     Unrealized    Unrealized       Fair       Amortized     Unrealized
                                              Cost         Gains         Losses        Value          Cost         Gains
Held-to-Maturity
State and municipal.....................   $  167,901     $ 20,949      $     98     $  188,752    $  321,045     $ 33,595
Mortgage backed.........................    1,104,355       46,727           398      1,150,684     1,297,935       68,891
Other...................................       79,835        4,291             7         84,119           500           --
                                           $1,352,091     $ 71,967      $    503     $1,423,555    $1,619,480     $102,486

Available-for-Sale
U.S. Treasury and other agencies........   $4,764,912     $ 53,802      $  6,236     $4,812,478    $5,586,965     $148,413
Mortgage backed.........................    1,531,807       18,912         7,081      1,543,638     1,471,761       35,079
Other...................................      332,878           10           594        332,294        98,983           48
Equity..................................       61,576       10,682           182         72,076        62,004       13,365
                                           $6,691,173     $ 83,406      $ 14,093     $6,760,486    $7,219,713     $196,905

                                                  1995
                                          Unrealized       Fair
                                            Losses        Value
Held-to-Maturity
State and municipal.....................    $  212      $  354,428
Mortgage backed.........................       532       1,366,294
Other...................................        --             500
                                            $  744      $1,721,222
Available-for-Sale
U.S. Treasury and other agencies........    $6,233      $5,729,145
Mortgage backed.........................       451       1,506,389
Other...................................        --          99,031
Equity..................................       109          75,260
                                            $6,793      $7,409,825

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE C -- INVESTMENT SECURITIES -- Concluded
The amortized cost and estimated fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                         Amortized        Fair
                                            Cost         Value
Held-to-Maturity
Due in one year or less...............   $   14,527    $   14,654
Due after one year through five
  years...............................      179,614       185,381
Due after five years through ten
  years...............................      276,182       294,021
Due after ten years...................      881,768       929,499
      Total...........................    1,352,091     1,423,555
Available-for-Sale
Due in one year or less...............    2,076,114     2,080,356
Due after one year through five
  years...............................    3,170,224     3,209,297
Due after five years through ten
  years...............................      361,297       361,791
Due after ten years...................    1,021,962     1,036,966
      Total...........................    6,629,597     6,688,410
No contractual maturity...............       61,576        72,076
      Total...........................    6,691,173     6,760,486
      Total investment securities.....   $8,043,264    $8,184,041

Proceeds, gross gains and gross losses realized from the sales, calls and prepayments of available-for-sale securities for December 31 were as follows:

                                             1996         1995
Proceeds................................   $322,657    $2,398,468
Gross gains.............................      5,964         3,790
Gross losses............................      2,228        27,284

Trading account assets are reported at fair value with net unrealized gains (losses) of $55, ($63) and ($177) included in earnings during 1996, 1995 and 1994, respectively.

At December 31, 1996 and 1995, investment securities with a carrying value of $6,062,611 and $4,360,792, respectively, were pledged as collateral to secure public deposits and for other purposes. There were no obligations of any one issuer exceeding 10 percent of consolidated shareholders' equity at December 31, 1996.
On December 1, 1995, the Corporation reclassified securities with an amortized cost of $2,720,000 (fair value $2,774,000) from held-to-maturity to available-for-sale. The reclassification was made pursuant to a reassessment of the investment securities portfolio based on the issuance of a special report by the Financial Accounting Standards Board "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the report, business entities were allowed a one time reclassification of the investment securities portfolio between November 15, 1995 and December 31, 1995. There were no transfers of held-to-maturity securities during 1996, nor were there any sales of held-to-maturity securities in 1996 or 1995.

Effective January 1, 1994, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115).

NOTE D -- LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

                                          1996           1995
Commercial:
  Commercial, financial and other...   $ 9,661,757    $ 9,753,450
  Tax-exempt........................     1,936,785      2,238,538
Retail:
  Direct............................       782,478        755,375
  Indirect..........................     2,491,029      2,543,771
  Credit card.......................     4,819,197      3,917,997
  Other revolving credit............       359,594        353,727
Real estate:
  Construction......................       979,649        745,776
  Commercial mortgages..............     4,349,438      3,855,095
  Residential mortgages.............     4,644,858      4,213,556
Lease financing -- net..............       822,703        493,756
Foreign.............................       435,704        390,112
      Total loans -- net............   $31,283,192    $29,261,153

Loans at December 31 that had been placed on a cash basis and those on which the contractual rate of interest had been reduced below market are summarized below.

                                               1996       1995
Cash-basis assets -- domestic..............   $60,066    $53,547
Restructured loans.........................        --         --
      Total nonperforming loans............   $60,066    $53,547
Interest income which would have been
  recorded pursuant to original terms:
  Domestic.................................   $ 6,828    $ 6,280
Interest income recorded:
  Domestic.................................   $ 2,891    $ 3,430

Loans totaling $199 at December 31, 1996, which have been restructured at market rates and have been returned to accrual status, are not included in the nonperforming loan total. Foregone interest on these balances is included in the above presentation.

At December 31, 1996, the Corporation had no significant outstanding commitments to lend additional funds to borrowers owing cash-basis and restructured loans.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE D -- LOANS AND ALLOWANCE FOR LOAN LOSSES -- Concluded
Changes in the allowance for loan losses for the three years ended December 31, 1996 were as follows:

                                   1996        1995        1994
Balance at beginning of
  year........................   $408,808    $406,132    $404,798
Additions from acquisitions...        200          --          --
Provision for loan losses.....    149,911     103,791      71,763
Recoveries on loans previously
  charged off.................     39,789      33,384      32,237
Loans charged off.............   (189,411)   (134,499)   (102,666)
Balance at end of year........   $409,297    $408,808    $406,132

Loans totaling $7,587, $4,678 and $13,051 were transferred to foreclosed real estate during 1996, 1995 and 1994, respectively.

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

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $518,816, $489,383 and $399,023 at December 31, 1996, 1995 and 1994,
respectively. During 1996, $583,228 in new loans were made, and repayments totaled $553,715. Outstanding standby letters of credit to related parties totaled $31,646, $22,531 and $34,934 at December 31, 1996, 1995 and 1994,
respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

Loans held for sale at December 31 along with activity during the period are summarized as follows:

                                          1996           1995
Balance at beginning of year........   $   762,820    $   429,745
Originations /purchases.............    16,571,860     19,800,424
Sales /transfers....................   (17,106,484)   (19,467,349)
Balance at end of year..............   $   228,196    $   762,820

At December 31, 1996, impaired loans totaled $16,170, comprised of $10,235 of loans with no allowance for loan losses and $5,935 of loans with a related allowance of $2,038. The average recorded investment in impaired loans during the year ended December 31, 1996 was approximately $11,793. The Corporation recognized no cash-basis interest income on impaired loans during 1996.

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

NOTE E -- PREMISES, EQUIPMENT AND LEASES

Premises and equipment at December 31 are summarized as follows:

                                            1996          1995
Land..................................   $   92,279    $   88,168
Premises..............................      422,397       404,045
Equipment.............................      674,330       636,100
Leasehold improvements................       72,412        70,917
                                          1,261,418     1,199,230
Less accumulated depreciation
  and amortization....................      617,418       571,077
      Total premises and equipment....   $  644,000    $  628,153

The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 1996 are as follows:

1997................................................   $ 40,573
1998................................................     36,207
1999................................................     31,790
2000................................................     29,335
2001................................................     27,068
Thereafter..........................................    118,325
      Total minimum lease payments..................   $283,298

The net rental expense for all operating leases amounted to $43,694 in 1996, $43,137 in 1995 and $43,491 in 1994. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE F -- CREDIT ARRANGEMENTS, SHORT-TERM BORROWED FUNDS AND CERTIFICATES OF DEPOSIT

At December 31, 1996 and 1995, lines of credit arrangements aggregating $300,000 and $200,000, respectively, were available to the Corporation from unaffiliated banks. Commitment fees were 8 basis points in 1996 and 10 basis points in 1995; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements during 1996 or 1995.

Federal funds purchased and securities sold under repurchase agreements generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts for customers. The broker-dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Corporation identical securities at the maturity of the agreements. Other borrowed funds consist of term federal funds purchased, treasury tax and loan deposits and short-term bank notes and are generally repaid within seven to 120 days from the transaction date. Information concerning short-term borrowed funds is included in Table 7 of Management's Discussion and Analysis of Financial Condition and Results of Operations.

The aggregate amount of large denomination certificates, each with a minimum denomination of $100, was $1,710,061 and $2,671,759 at December 31, 1996 and 1995, respectively. The scheduled maturities of certificates of deposit subsequent to December 31, 1996 are $5,385,303 in 1997, $2,209,640 in 1998,
$208,681 in 1999, $260,928 in 2000 and $84,920 thereafter.

NOTE G -- LONG-TERM DEBT
Long-term debt at December 31 is summarized as follows:

                                                                                                                  1996
Bank notes, net of discount of $5,948 and $3,473 in 1996 and 1995, respectively (a).........................   $4,307,802
Other long-term debt:
  7.0% subordinated debt securities due in 1999, net of discount of $1,343 and $1,741 in 1996 and 1995,
    respectively (b)........................................................................................      298,657
  6.375% subordinated debt securities due in 2003, net of discount of $1,346 and $1,518 in 1996 and 1995,
    respectively (b)........................................................................................      248,654
  9.65% subordinated capital notes due in 2001 (b)..........................................................       25,490
  6.8% subordinated notes due in 2005, net of discount of $320 and $347 in 1996 and 1995, respectively
    (b).....................................................................................................      249,680
  6.375% subordinated notes due in 2009, net of discount of $284 and $299 in 1996 and 1995, respectively
    (b).....................................................................................................      249,716
  6.605% subordinated notes due in 2025 (b).................................................................      250,000
  5.664% mandatorily redeemable securities due in 1999 (c)..................................................      331,100
  Wachovia Capital Trust I-7.64% Capital Securities due in 2027 (d).........................................      300,000
  6.625% senior notes due in 2006, net of discount of $858..................................................      199,142
  Other.....................................................................................................        6,660
      Total other long-term debt............................................................................    2,159,099
      Total long-term debt..................................................................................   $6,466,901

                                                                                                                 1995
Bank notes, net of discount of $5,948 and $3,473 in 1996 and 1995, respectively (a).........................  $4,088,326
Other long-term debt:
  7.0% subordinated debt securities due in 1999, net of discount of $1,343 and $1,741 in 1996 and 1995,
    respectively (b)........................................................................................     298,259
  6.375% subordinated debt securities due in 2003, net of discount of $1,346 and $1,518 in 1996 and 1995,
    respectively (b)........................................................................................     248,482
  9.65% subordinated capital notes due in 2001 (b)..........................................................      25,488
  6.8% subordinated notes due in 2005, net of discount of $320 and $347 in 1996 and 1995, respectively
    (b).....................................................................................................     249,653
  6.375% subordinated notes due in 2009, net of discount of $284 and $299 in 1996 and 1995, respectively
    (b).....................................................................................................     249,701
  6.605% subordinated notes due in 2025 (b).................................................................     250,000
  5.664% mandatorily redeemable securities due in 1999 (c)..................................................           -
  Wachovia Capital Trust I-7.64% Capital Securities due in 2027 (d).........................................           -
  6.625% senior notes due in 2006, net of discount of $858..................................................           -
  Other.....................................................................................................      13,119
      Total other long-term debt............................................................................   1,334,702
      Total long-term debt..................................................................................  $5,423,028

(a) Wachovia Bank of North Carolina has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $16 billion. The notes can be issued as fixed or floating rate notes and with terms of 30 days to 15 years. Bank notes with original maturities of one year or less are included in other short-term borrowed funds. Bank notes with original maturities greater than one year are classified as long-term debt. Originally offered to domestic investors only, the bank note program was replaced in April 1996 with a global bank note program. Interest rates on long-term notes ranged from 4.5% to 7.75% and 4.44% to 7.75% with maturities ranging from 1997 to 2008 and 1996 to 2002 at December 31, 1996 and 1995, respectively. The average rates were 5.81% and 5.77% with average maturities of 1.81 years and 1.23 years at December 31, 1996 and 1995, respectively.
(b) Obligation qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines.
(c) In July 1996, a consolidated subsidiary issued 5.664% of mandatorily redeemable securities due in 1999. The sole asset of the subsidiary is a loan to the Corporation. The security is guaranteed by $332,227 of the Corporation's available-for-sale securities.
(d) In December 1996, Wachovia Capital Trust I (WCT I), a consolidated subsidiary, issued $300,000 7.64% Capital Securities due in 2027. WCT I invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT I's Common Securities, in $309,280 of the Corporation's 7.64% Junior Subordinated Deferrable Interest Debentures. WCT I's sole asset is the Junior Subordinated Deferrable Interest Debentures which matures in 2027. The Corporation has fully and unconditionally guaranteed all of WCT I's obligations under the Capital Securities. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines.

The principal maturities of long-term debt subsequent to December 31, 1996 are $2,315,538 in 1997, $325,092 in 1998, $1,150,165 in 1999, $695 in 2000, $825,313
in 2001 and $1,850,098 thereafter. Interest paid on deposits and other borrowings was $1,705,937 in 1996, $1,512,046 in 1995 and $1,026,879 in 1994.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE H -- CAPITAL STOCK

The authorized capital stock of the Corporation consists of 500,000,000 common shares and 50,000,000 preferred shares. At December 31, 1996, 22,947,821 common shares were reserved for the conversion of notes and issuance for employee benefit plans and the dividend reinvestment plan.

On April 26, 1996, the Corporation's Board of Directors authorized the repurchase of up to 8 million shares of common stock. Repurchased shares will be used for various corporate purposes, including the issuance of shares for employee benefit plans and the dividend reinvestment plan. During the year, the Corporation repurchased 7,931,100 shares pursuant to stock repurchase authorizations. In January 1997, the Board of Directors replaced the April 26, 1996 authorization with an authorization to repurchase up to 10 million additional shares of common stock.

The Corporation has one active stock option plan, the 1994 Wachovia Corporation Stock Plan. Under this Plan, up to 6 million shares of common stock are authorized to be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options, stock appreciation rights
(SARS), restricted stock awards and restricted units. Since the inception, a total of 3,200,383 options, 415,857 awards and 75,000 SARS have been granted. In addition, the 1989 and 1986 Plans (Predecessor Plans) of the Corporation continue to have options outstanding which may be exercised.

The Corporation's stock plans provide for the granting of options or awards for the purchase or issuance of 8,979,942 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the Board of Directors determines such times options and awards shall be granted and exercised and the term of the exercise period (not to exceed 10 years). The Plan awards officers shares of restricted stock earned contingent upon both a performance requirement and time period requirement (5 years). Additionally, newly elected nonemployee directors are granted a one-time award of 1,000 shares of restricted stock to be earned over a three-year period and nonemployee directors are awarded 250 shares of restricted stock annually which are earned over a one-year period.

The Corporation follows APB 25 and related interpretations to account for its employee stock options and awards. Accordingly, compensation cost is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. The compensation cost relating to performance-based awards was $4,522, $1,975 and $1,397 during 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995, deferred compensation related to director and management awards was $12,335 and $4,781, respectively.

Pro forma information regarding net income and earnings per share is required by FASB 123 and has been determined as if the Corporation had accounted for its stock-based compensation plans using the fair value method. The effects of applying FASB 123 to the pro forma compensation cost is not likely to be representative of pro forma net income for future years, since it excludes consideration of pro forma compensation expense for grants made prior to 1995. The estimated fair value of stock-based compensation is amortized to expense over the vesting period.

The fair value of stock-based compensation was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.67% and 7.70%; dividend yields of 3.38% and 3.36%; volatility factors of the expected market price of the Corporation's common stock of .20 and .21; a weighted-average expected life of the option of 6.5 years and an assumed annual forfeiture rate of 2%. The Corporation's pro forma information is presented below:

                               1996                    1995
                      As Reported  Pro Forma  As Reported  Pro Forma
Net income...........  $ 644,557   $641,008    $ 602,543   $600,872
Primary net income
  per common share...       3.81       3.80         3.50       3.50
Fully diluted net
  income per common
  share..............       3.80       3.78         3.49       3.49

Activity in the option and award plans during 1996, 1995 and 1994 is summarized as follows:

                           Options and Awards
                     Available       Outstanding        Option Price
                     for Grant   Awards     Options      Per Share
January 1, 1994.....   892,068   206,316   4,161,808      $5.41-37.00
  Authorized under
    1994 plan....... 6,000,000        --          --
  Granted...........  (920,600)   64,000     856,600     31.25-34.625
  Exercised.........        --   (36,728)   (483,212)     5.41-33.125
  Canceled..........   (35,468)       --          --
  Forfeited.........     3,000    (8,000)    (74,780)    19.75-34.625
Total December 31,
  1994.............. 5,939,000   225,588   4,460,416       5.41-37.00
  Granted........... (1,098,770) 109,750     989,020     33.75-36.875
  Exercised.........        --   (60,898)   (750,651)     5.41-34.625
  Forfeited.........    22,700    (1,674)    (75,988)  18.3855-34.625
Total December 31,
  1995.............. 4,862,930   272,766   4,622,797     12.50-36.875
  Granted........... (1,596,870) 242,107   1,354,763     24.85-47.125
  Exercised.........        --   (68,366)   (687,365)     12.50-43.75
  Forfeited.........    55,940    (2,500)    (76,260)     28.25-43.75
Total December 31,
  1996.............. 3,322,000   444,007   5,213,935   15.4165-47.125

The following table summarizes information concerning currently outstanding and exercisable options.

                            Options Outstanding
                                    Weighted
                                     Average                      Options Exercisable
                                    Remaining      Weighted                     Weighted
                                   Contractual     Average                      Average
   Range of          Number           Life         Exercise       Number        Exercise
Exercise Prices    Outstanding       (Years)        Price       Exercisable      Price
 $15.4165-25.00     1,263,928          3.22         $19.57       1,259,347       $19.57
   28.25-34.625     2,711,907          6.83          33.12       1,167,629        32.39
  36.875-47.125     1,238,100          9.09          43.77          14,440        43.64
                    5,213,935                                    2,441,416

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE I -- OFF-BALANCE SHEET TRADING AND LENDING ACTIVITIES

The Corporation maintains positions in a variety of financial instruments with off-balance sheet risk to accommodate customers' financing objectives and management of interest rate and foreign currency risk. The Corporation maintains active trading positions in foreign exchange forward contracts and manages credit risk through the establishment of offsetting sell positions, as well as standard limit and monitoring procedures. The Corporation maintains a trading portfolio of interest rate swap and option (caps and floors) contracts and foreign exchange options consisting of generally matched, offsetting contracts with customers and market counterparties.

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

DERIVATIVE FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES -- The amounts disclosed below represent the year end notional and fair value of derivative financial instruments held or issued for trading purposes and the average fair value during the year. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in the debt instrument that the Corporation may be obligated to acquire under certain written put options. The present value of purchased caps and floors in a gain position represents the Corporation's potential credit exposure.

The Corporation controls credit risk of these instruments through adherence to credit approval policies, monetary limits and monitoring procedures. Entering into these instruments involves not only credit risk but also interest rate and foreign currency risk associated with unmatched positions. The Corporation controls the interest rate and foreign currency risk inherent in the derivative trading portfolio by entering into offsetting positions or by using other hedging techniques. Risks are further mitigated for those instruments that trade on organized exchanges, as the exchanges provide oversight and determine who may buy and sell such instruments.

                                                                 1996                                      1995
                                          Notional     Fair Value    Fair Value     Average       Notional     Fair Value
                                           Value         Gains        (Losses)     Fair Value      Value         Gains
U.S. dollar interest rate contracts
  as intermediary:
  Interest rate swaps-pay fixed.......   $2,238,309     $  8,351      ($12,926)     $    (31)    $2,081,318     $  4,501
  Interest rate swaps-pay floating....    2,298,809       16,353        (7,786)           54      2,087,317       36,290
  Interest rate caps and floors
    written...........................      698,219        1,228            --            25        761,947          461
  Interest rate caps and floors
    purchased.........................      696,219           --        (1,222)          (25)       761,947        2,923
Securities trading activities:
  Commitments to purchase securities,
    futures and forward contracts.....      284,160          457          (782)           69        409,238        2,749
  Commitments to sell securities,
    futures and forward contracts.....      497,745          957          (452)          219        326,259          396
  Net options written to purchase
    or sell securities................      196,000           --           (72)           (3)        81,000           --
Foreign exchange trading activities:
  Commitments to purchase
    foreign exchange..................    1,480,039       70,338        (8,816)       12,692        791,502        6,391
  Commitments to sell foreign
    exchange..........................    1,478,494       11,694       (69,686)      (10,657)       778,582        9,550
  Foreign exchange options written....       15,323          119            (3)           44          2,462           21
  Foreign exchange options
    purchased.........................        6,111            3          (108)          (36)         2,462           --

                                                1995
                                        Fair Value     Average
                                         (Losses)     Fair Value
U.S. dollar interest rate contracts
  as intermediary:
  Interest rate swaps-pay fixed.......   ($33,553)      $9,650
  Interest rate swaps-pay floating....     (2,920)      (6,344)
  Interest rate caps and floors
    written...........................     (3,403)      (2,161)
  Interest rate caps and floors
    purchased.........................       (236)       2,085
Securities trading activities:
  Commitments to purchase securities,
    futures and forward contracts.....       (229)       1,367
  Commitments to sell securities,
    futures and forward contracts.....     (2,671)      (1,096)
  Net options written to purchase
    or sell securities................        (44)          (5)
Foreign exchange trading activities:
  Commitments to purchase
    foreign exchange..................     (7,818)       7,639
  Commitments to sell foreign
    exchange..........................     (5,773)      (4,721)
  Foreign exchange options written....         --           32
  Foreign exchange options
    purchased.........................        (20)         (29)

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

At December 31, 1996, the weighted average maturity of pay-fixed swaps and receive-fixed swaps held in the customer portfolio was 2.8 years. Under pay-fixed swap agreements, the Corporation paid interest at a weighted average fixed rate of 6.20% and received interest at a weighted average floating rate of 5.54% (based on year-end rates). Under receive-fixed swap agreements, the Corporation received interest at a weighted average fixed rate of 6.29% and paid interest at a weighted average floating rate of 5.56% (based on year-end rates).

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE I -- OFF-BALANCE SHEET TRADING AND LENDING ACTIVITIES -- Concluded INTEREST RATE CAPS AND FLOORS -- These instruments are written by the Corporation to enable its customers to transfer, modify, or reduce their interest rate risk exposure. In a cap or floor contract, the purchaser pays a premium at the initiation of the contract for the right to receive payments if market interest rates are greater than the strike price of a cap or less than the strike price of a floor. Payments made or received under cap or floor contracts are accrued based on contractual terms and are reported as other operating income.

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

Revenues from the derivative trading portfolio are shown below.

                                     1996       1995       1994
Interest rate contracts..........   $ 3,071    $ 4,332    $ 1,411
Securities activities............     2,772     (7,569)     7,219
Foreign exchange activities......    10,130     11,834      5,827
      Total......................   $15,973    $ 8,597    $14,457

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS ISSUED FOR LENDING ACTIVITIES -- The Corporation issues off-balance sheet financial instruments as part of its commercial and consumer lending activities. The contract amounts of these instruments represent potential credit risk at December 31 as shown below.

                                          1996           1995
Commercial and consumer
  lending activities:
  Unfunded commitments to
    extend credit...................   $33,726,544    $26,145,025
  Standby letters of credit.........     5,622,341      4,139,181
  Commercial and similar
    letters of credit...............       135,946        149,006
  Participations in bankers'
    acceptances.....................         5,438          5,625

COMMITMENTS TO EXTEND CREDIT -- These are legally binding contracts to lend to a customer, provided there is no contract violation. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Credit worthiness is evaluated and in some instances collateral is obtained to support the borrowing. At December 31, 1996 and 1995, approximately 14% and 13%, respectively, of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 28% in 1996 and 27% in 1995 were comprised of cancelable credit card commitments, and approximately 9% in 1996 and 5% in 1995 were represented by real estate commitments.

STANDBY, COMMERCIAL AND SIMILAR LETTERS OF CREDIT -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's underwriting process. At December 31, 1996 and 1995, approximately 2% and 3%, respectively, of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

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

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE J -- OFF-BALANCE SHEET RISK MANAGEMENT ACTIVITIES

The Corporation uses a variety of off-balance sheet financial instruments as part of its overall interest rate risk management process. The Corporation's principal objective of asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the Corporation's funding needs. Accordingly, the Corporation uses a combination of derivative financial instruments, including interest rate swaps, futures and options with indices that correlate to on-balance sheet instruments to modify the repricing characteristics of interest-earning assets and interest-bearing liabilities.

During 1995, the Corporation entered into financial futures contracts to mitigate the interest rate risk associated with the favorable renewal terms of certain certificates of deposit issued earlier in the year. The futures contracts are accounted for as a hedge of anticipated transactions; accordingly, the resulting gain or loss is deferred and recognized as an adjustment of interest expense over the term of the renewed certificates.

The amounts disclosed below represent the period-end notional and fair value of derivative financial instruments held for risk management purposes. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform.

                                                                         1996                                       1995
                                                       Notional       Fair Value      Fair Value          Notional       Fair Value
                                                        Value           Gains          (Losses)            Value           Gains
Convert floating rate liabilities to fixed:
  Swaps -- pay fixed/receive floating............     $   72,239       $    625        $ (1,576)         $  119,719       $    232
Convert fixed rate assets to floating:
  Swaps -- pay fixed/receive floating............        404,815             --          (6,288)            418,430             --
  Forward starting swaps -- pay fixed/
    receive floating.............................         18,200             --            (984)             38,570             --
Convert fixed rate liabilities to floating:
  Swaps -- receive fixed/pay floating............        650,000          4,060          (5,477)            200,000          4,889
Convert liabilities with quarterly rate resets to
  monthly:
  Swaps -- receive floating/pay floating.........        300,000             --            (348)                 --             --
Convert floating rate assets to fixed:
  Swaps -- receive fixed/pay floating............        210,359          3,242            (602)            218,750          1,597
  Index amortizing swaps -- receive fixed/
    pay floating.................................        250,000          6,131              --             325,000         14,426
      Total interest rate swaps and options......      1,905,613         14,058         (15,275)          1,320,469         21,144
Financial futures contracts -- hedge
  of certificate of deposit renewal..............             --             --              --           1,025,000            140
      Total derivatives..........................     $1,905,613       $ 14,058        ($15,275)         $2,345,469       $ 21,284

                                                   Fair Value
                                                    (Losses)
Convert floating rate liabilities to fixed:
  Swaps -- pay fixed/receive floating............   $ (3,519)
Convert fixed rate assets to floating:
  Swaps -- pay fixed/receive floating............     (5,958)
  Forward starting swaps -- pay fixed/
    receive floating.............................     (4,284)
Convert fixed rate liabilities to floating:
  Swaps -- receive fixed/pay floating............         --
Convert liabilities with quarterly rate resets to
  monthly:
  Swaps -- receive floating/pay floating.........         --
Convert floating rate assets to fixed:
  Swaps -- receive fixed/pay floating............       (643)
  Index amortizing swaps -- receive fixed/
    pay floating.................................         --
      Total interest rate swaps and options......    (14,404)
Financial futures contracts -- hedge
  of certificate of deposit renewal..............         (7)
      Total derivatives..........................   ($14,411)

There are no deferred losses resulting from terminated swap contracts at December 31, 1996; deferred losses on terminated swap contracts of $6,020 at December 31, 1995 are included in other assets.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE K -- INCOME TAXES

The provision for income taxes is summarized below. Included in these amounts are income taxes (benefits) related to securities transactions of $1,522, ($8,576) and $1,328 in 1996, 1995 and 1994, respectively. The Corporation made income tax payments of $222,750 in 1996, $254,866 in 1995 and $211,345 in 1994.

                                   1996        1995        1994
Currently payable:
  Federal.....................   $228,820    $250,086    $202,685
  Foreign.....................        542         288         147
  State and local.............     10,050      12,032       7,152
      Total currently
      payable.................    239,412     262,406     209,984
Deferred:
  Federal.....................     52,294      11,607      13,241
  State.......................     (1,361)     (7,688)       (801)
      Total deferred..........     50,933       3,919      12,440
      Total tax expense.......   $290,345    $266,325    $222,424

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before taxes were as follows:

                                   1996        1995        1994
Income before income taxes....   $934,902    $868,868    $761,482
Federal income taxes at
  statutory rate..............   $327,216    $304,104    $266,519
State and local income taxes,
  net of federal benefit......      5,648       2,824       4,128
Effect of tax-exempt
  securities interest and
  other income................    (34,840)    (46,398)    (48,217)
Other items...................     (7,679)      5,795          (6)
      Total tax expense.......   $290,345    $266,325    $222,424

Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

                                            Deferred Tax Assets
                                              1996        1995
Allowance for loan losses................   $158,439    $156,531
Accrued liabilities......................     15,030      17,342
Other....................................     27,309      22,330
      Gross deferred tax assets..........   $200,778    $196,203

                                                Deferred Tax
                                                Liabilities
                                              1996        1995
Unrealized gains on securities
  available-for-sale.....................   $ 26,852    $ 73,998
Depreciation.............................     42,525      36,586
Lease financing..........................     94,162      45,913
Other....................................     16,655      15,300
      Gross deferred tax liabilities.....   $180,194    $171,797
      Net deferred tax asset.............   $ 20,584    $ 24,406

Management believes that the Corporation will fully realize the net deferred tax asset as of December 31, 1996 based on the Corporation's refundable taxes from carryback years, as well as its current level of operating income.

NOTE L -- CASH, DIVIDEND, LOAN RESTRICTIONS, CAPITAL RATIOS AND CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1996 was approximately $277,740.

Under current Federal Reserve regulations, the banking subsidiaries also are limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the bank's capital, surplus and undivided profits plus the allowance for loan losses. Based on these limitations, approximately $445,697 was available for loans to the Corporation at December 31, 1996.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries cannot distribute as dividends to the Corporation in 1997, without the approval of the Comptroller of the Currency, more than $462,790 plus an additional amount equal to the banks' retained net profits for 1997 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $2,862,406 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 1996 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE L -- CASH, DIVIDEND, LOAN RESTRICTIONS, CAPITAL RATIOS AND CONTINGENT LIABILITIES -- Concluded
The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements.

The Corporation and its banking subsidiaries are required to maintain minimum Tier I capital, total risk-based capital and Tier I leverage ratios of 4%, 8% and 3%, respectively. Management believes the Corporation and its banking subsidiaries meet all capital adequacy requirements to which they are subject.

At December 31, 1996, the most recent notification from the Comptroller of the Currency categorized the Corporation's banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the banking subsidiaries must maintain minimum Tier I capital, total risk-based capital and Tier I leverage ratios of 6%, 10% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the banking subsidiaries' well capitalized status.

The actual capital amounts and ratios for the Corporation and its principal banking subsidiaries at December 31 are presented in the following table.

                                1996                      1995
                         Amount       Ratio        Amount       Ratio
Wachovia Corporation
  Tier I capital....   $3,986,896        9.34%   $3,628,172        9.43%
  Total risk-based
    capital.........    5,534,234       12.97     5,245,459       13.64
  Tier I leverage...    3,986,896        8.73     3,628,172        8.36
Wachovia Bank of
  North Carolina,
  N.A.
  Tier I capital....   $1,776,758        8.96%   $1,663,733        9.41%
  Total risk-based
    capital.........    2,059,244       10.38     1,961,691       11.10
  Tier I leverage...    1,776,758        6.77     1,663,733        6.62
Wachovia Bank of
  Georgia, N.A.
  Tier I capital....   $1,320,917        6.96%   $1,234,576        7.27%
  Total risk-based
    capital.........    2,025,442       10.67     1,948,816       11.48
  Tier I leverage...    1,320,917        7.24     1,234,576        7.43
Wachovia Bank of
  South Carolina,
  N.A.
  Tier I capital....   $  496,823       11.08%   $  544,359       12.89%
  Total risk-based
    capital.........      514,113       11.46       572,889       13.56
  Tier I leverage...      496,823        6.86       544,359        7.67

The Corporation and its subsidiaries are defendants in certain legal proceedings arising in connection with their business. In the opinion of management and general counsel, the ultimate resolution of those proceedings will result in no material adverse effect on the Corporation's financial position and results of operations. There are no known situations where the Corporation has an environmental contingency that will materially affect the financial position or results of operations.

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

                                              1996        1995
Actuarial present value of accumulated
  benefit obligation:
  Vested.................................   $363,638    $364,059
  Nonvested..............................     26,909      30,186
      Total..............................   $390,547    $394,245
Actuarial present value of projected
  benefit obligation for service
  rendered to date.......................   ($448,151)  ($444,786)
Plan assets at fair value -- primarily
  listed
  stocks, fixed income securities and
  collective funds.......................    527,851     491,760
Plan assets in excess of projected
  benefit obligation.....................     79,700      46,974
Unrecognized net actuarial (gain) loss...     (6,706)     38,005
Unrecognized prior service cost..........    (16,601)    (19,097)
Unrecognized transition asset............    (33,511)    (39,716)
Pension asset recorded in Consolidated
  Statements of Condition................   $ 22,882    $ 26,166

Net pension benefit included the following components.

                                     1996       1995       1994
Service cost -- benefits earned
  during the period..............   $18,460    $12,746    $14,486
Interest cost on projected
  benefit obligation.............    32,207     29,018     26,477
Actual (return) loss on plan
  assets.........................   (60,882)   (98,474)     3,466
Net amortization and deferral....    13,499     56,594    (47,587)
Net periodic pension cost
  (benefit)......................   $ 3,284    $  (116)   $(3,158)

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                 1996     1995
Discount rates................................   7.75%    7.25%
Rates of increase in compensation levels......      5%       5%

The expected long-term rate of return on plan assets used to determine the net periodic pension benefit was 8% for 1996, 1995 and 1994.

The Corporation also sponsors separate unfunded nonqualified pension plans that provide certain officers with defined pension benefits in excess of limits imposed on qualified plans by federal tax law and for certain compensation not covered in the qualified plans. The following table summarizes the plans at December 31.

                                               1996       1995
Actuarial present value of accumulated
  benefit obligation:
  Vested...................................   $35,278    $29,865
  Nonvested................................       703      4,504
      Total................................   $35,981    $34,369
Actuarial present value of projected
  benefit obligation for service
  rendered to date.........................   ($46,801)  ($44,352)
Unrecognized net actuarial loss............    12,519     14,039
Unrecognized transition obligation.........       342        391
Unrecognized prior service cost............     5,986      6,760
Pension liability recorded in Consolidated
  Statements of Condition..................   ($27,954)  ($23,162)

Net pension cost included the following components.

                                        1996      1995      1994
Service cost -- benefits earned
  during the period.................   $1,083    $  769    $  576
Interest cost on projected
  benefit obligation................    3,240     3,035     2,523
Net amortization and deferral.......    2,006     1,528     1,178
Net periodic pension cost...........   $6,329    $5,332    $4,277

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                 1996     1995
Discount rates................................   7.75%    7.25%
Rates of increase in compensation levels......      5%       5%

The Corporation also provides supplemental benefits to substantially all employees through defined contribution plans designed to encourage participants to save on a regular basis and to provide such participants with deferred compensation and additional performance incentive. Total expense relating to

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE M -- PENSION AND OTHER POSTRETIREMENT BENEFITS -- Concluded these plans, which represented the Corporation's matching and discretionary contributions, was $17,190 in 1996, $16,478 in 1995 and $16,131 in 1994.
Employee participants may elect to contribute from 1% to 10% of base salary, with the Corporation matching 50% of each participant's contribution up to a maximum employer contribution of 3% of base salary. The plans provide for additional contributions of up to 3% of salary in accordance with a preestablished formula based on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the Board of Directors.

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

The following table presents the status of the plan as of December 31.

                                               1996       1995
Accumulated postretirement benefit
  obligation:
  Retirees.................................   ($36,681)  ($32,517)
  Fully eligible active plan
    participants...........................    (4,843)   (10,249)
  Other active plan participants...........   (10,340)   (12,156)
      Total................................   (51,864)   (54,922)
Plan assets at fair value -- primarily
  insurance contracts......................    12,786     11,000
Unrecognized net actuarial gain............   (18,042)   (14,293)
Unrecognized transition obligation.........    50,432     53,585
Unrecognized prior service cost............       683        740
Accrued postretirement benefit cost........   $(6,005)   $(3,890)

Net periodic postretirement benefit cost included the following components.

                                        1996      1995      1994
Service cost........................   $  901    $  724    $  851
Interest cost.......................    3,837     3,954     3,494
Actual return on plan assets........     (770)       --        --
Amortization of gain................     (474)     (707)     (646)
Amortization of transition
  obligation over 20 years..........    3,152     3,152     3,152
Amortization of prior service
  cost..............................       57        57        --
Net periodic postretirement
  benefit cost......................   $6,703    $7,180    $6,851

The annual assumed rate of increase in health care costs used in determining the accumulated postretirement benefit obligation and net periodic postretirement benefit costs for 1996, 1995 and 1994 were 8% for retirees under age 65 and 6% for retirees age 65 and over. These rates are assumed to remain constant for each of these categories of retirees. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1996 and 1995 by $1,858 and $1,372, respectively, and the aggregate of the service and interest cost of the net periodic postretirement benefit cost for 1996, 1995 and 1994 by $135, $117 and $131, respectively. The discount rates used in determining the accumulated postretirement benefit obligations at December 31, 1996 and 1995 were 7.75% and 7.25%, respectively.

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE N -- SELECTED INCOME STATEMENT INFORMATION

The components of other operating income and expense for the three years ended December 31, 1996 were as follows:

                                                                                                     1996          1995
Other operating income:
  Insurance premiums and commissions..........................................................     $ 17,030      $ 13,164
  Bankers' acceptance and letter of credit fees...............................................       25,347        23,190
  Other service charges and fees..............................................................       32,589        24,682
  Other income................................................................................       59,214        44,699
      Total other operating income............................................................     $134,180      $105,735
Other operating expense:
  Postage and delivery........................................................................     $ 40,018      $ 37,962
  Outside data processing, programming and software...........................................       44,699        42,486
  Stationery and supplies.....................................................................       26,100        26,805
  Advertising and sales promotion.............................................................       60,304        50,362
  Professional services.......................................................................       38,285        39,483
  Travel and business promotion...............................................................       20,460        19,694
  Regulatory agency and other bank services...................................................        8,730        49,584
  Amortization of intangible assets...........................................................        4,362         8,587
  Foreclosed property expense.................................................................          (96)          920
  Other expense...............................................................................      155,719       130,581
      Total other operating expense...........................................................     $398,581      $406,464

                                                                                                  1994
Other operating income:
  Insurance premiums and commissions..........................................................  $ 11,679
  Bankers' acceptance and letter of credit fees...............................................    23,168
  Other service charges and fees..............................................................    18,109
  Other income................................................................................    33,801
      Total other operating income............................................................  $ 86,757
Other operating expense:
  Postage and delivery........................................................................  $ 35,163
  Outside data processing, programming and software...........................................    35,211
  Stationery and supplies.....................................................................    24,558
  Advertising and sales promotion.............................................................    34,067
  Professional services.......................................................................    20,493
  Travel and business promotion...............................................................    16,254
  Regulatory agency and other bank services...................................................    62,345
  Amortization of intangible assets...........................................................    18,693
  Foreclosed property expense.................................................................    (4,288)
  Other expense...............................................................................   104,991
      Total other operating expense...........................................................  $347,487

NOTE O -- EARNINGS PER SHARE

                                                                                                   Year Ended December 31
                                                                                                     1996          1995
Primary (thousands, except per share)
Average common shares outstanding.............................................................      167,255       170,635
Dilutive common stock options -- based on treasury stock method using average market price....        1,713         1,366
Dilutive common stock awards -- based on treasury stock method using average market price.....          126            88
Average primary shares outstanding............................................................      169,094       172,089
Net income....................................................................................     $644,557      $602,543
Per share amount..............................................................................     $   3.81      $   3.50

Fully Diluted (thousands, except per share)
Average common shares outstanding.............................................................      167,255       170,635
Dilutive common stock options -- based on treasury stock method using period-end market
  price if higher than average market price...................................................        2,292         1,802
Dilutive common stock awards -- based on treasury stock method using period-end market
  price if higher than average market price...................................................          185           115
Convertible long-term debt assumed converted..................................................           95           405
Average fully diluted shares outstanding......................................................      169,827       172,957
Net income....................................................................................     $644,557      $602,543
Add interest on convertible long-term debt, net of tax........................................           65           330
Adjusted net income...........................................................................     $644,622      $602,873
Per share amount..............................................................................     $   3.80      $   3.49


                                                                                                  1994
Primary (thousands, except per share)
Average common shares outstanding.............................................................   171,110
Dilutive common stock options -- based on treasury stock method using average market price....     1,152
Dilutive common stock awards -- based on treasury stock method using average market price.....        77
Average primary shares outstanding............................................................   172,339
Net income....................................................................................  $539,058
Per share amount..............................................................................  $   3.13
Fully Diluted (thousands, except per share)
Average common shares outstanding.............................................................   171,110
Dilutive common stock options -- based on treasury stock method using period-end market
  price if higher than average market price...................................................     1,152
Dilutive common stock awards -- based on treasury stock method using period-end market
  price if higher than average market price...................................................        77
Convertible long-term debt assumed converted..................................................       612
Average fully diluted shares outstanding......................................................   172,951
Net income....................................................................................  $539,058
Add interest on convertible long-term debt, net of tax........................................       513
Adjusted net income...........................................................................  $539,571
Per share amount..............................................................................  $   3.12

WACHOVIA CORPORATION AND SUBSIDIARIES

$ IN THOUSANDS

NOTE P -- WACHOVIA CORPORATION (PARENT COMPANY ONLY) INFORMATION

The following is a condensed statement of financial condition of the parent company at December 31.

                                            1996          1995
Assets
Cash on demand deposit with bank
  subsidiary..........................   $       17    $        3
Interest-bearing bank balances
  with bank subsidiaries..............    1,107,089       713,765
Securities available-for-sale.........      371,517        42,139
Demand loans to nonbank
  subsidiaries........................      474,383       324,900
Capital notes receivable from
  bank subsidiaries...................      776,395       776,980
Investments in:
  Bank subsidiaries...................    3,717,051     3,622,267
  Nonbank subsidiaries................      187,330       105,009
Other assets..........................      115,087       126,402
      Total assets....................   $6,748,869    $5,711,465

Liabilities and Shareholders' Equity
Parent company commercial paper.......   $  706,226    $  502,136
Subordinated capital notes (includes
  $693,297 from nonbank subsidiaries
  in 1996; none in 1995)..............    2,015,664     1,327,783
6.625% senior notes due 2006..........      199,142            --
Demand loans from bank and bank
  holding company subsidiaries........       18,015        58,746
Other liabilities.....................       47,990        49,043
Shareholders' equity..................    3,761,832     3,773,757
      Total liabilities and
        shareholders' equity..........   $6,748,869    $5,711,465

The principal maturities of the parent company's long-term debt subsequent to December 31, 1996 are $682,674 in 1999, $25,660 in 2000, none in 2001 and
$1,506,472 thereafter.

The operating results of the parent company for the three years ended December 31, 1996 are shown below.

                                   1996        1995        1994
Income
Dividends from:
  Bank subsidiaries...........   $478,600    $233,700    $306,770
  Nonbank subsidiaries........        800      52,075       3,902
Interest from subsidiaries....    104,823      89,278      61,089
Other interest income.........     16,877         571         468
Other income..................     39,922      33,589      30,382
      Total income............    641,022     409,213     402,611

Expense
Interest on short-term
  borrowed funds..............     29,051      27,807      19,880
Interest on long-term debt....     92,752      67,309      52,586
Interest paid to
  subsidiaries................     15,488       4,781       2,419
Other expense.................     31,237      25,823      23,218
      Total expense...........    168,528     125,720      98,103

Income before income taxes and
  equity in undistributed net
  income of subsidiaries......    472,494     283,493     304,508
Applicable income taxes
  (benefit)...................     (6,698)     (1,177)     (2,527)

Income before equity in
  undistributed net income
  of subsidiaries.............    479,192     284,670     307,035
Equity in undistributed
  net income of
  subsidiaries................    165,365     317,873     232,023
      Net income..............   $644,557    $602,543    $539,058

WACHOVIA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Concluded

$ IN THOUSANDS

NOTE P -- WACHOVIA CORPORATION (PARENT COMPANY ONLY) INFORMATION -- Concluded The cash flows for the parent company for the three years ended December 31, 1996 were as follows:

                                   1996        1995        1994
Operating Activities
Net income....................   $644,557    $602,543    $539,058
Adjustments to reconcile
  net income:
  Deferred income taxes
    (benefit).................        150       1,056        (927)
  (Decrease) increase in
    accrued income taxes......       (978)       (449)      2,456
  Increase in accrued
    interest receivable.......     (8,617)     (1,915)     (4,792)
  Net change in other accrued
    and deferred income and
    expense...................        784       8,959       4,352
  Equity in undistributed net
    income of subsidiaries....   (165,365)   (317,873)   (232,023)
      Net cash provided by
        operations............    470,531     292,321     308,124
Investing Activities
Net increase in
  interest-bearing bank
  balances....................   (393,324)   (381,999)   (253,883)
Purchases of securities
  available-for-sale..........   (312,610)     (4,128)     (8,287)
Sales of securities
  available-for-sale..........      4,429       7,538       2,429
Net decrease (increase) in
  demand loans to nonbank
  subsidiaries................   (149,483)     47,708     298,894
Capital notes issued to
  bank subsidiaries...........         --    (250,000)   (150,000)
Capital notes repaid by
  bank subsidiaries...........        585      30,000          --
Net (increase) decrease
  in other assets.............     26,771     (54,137)      1,486
Equity investment in
  subsidiaries................    (68,252)    (55,551)    (80,000)
      Net cash used by
        investing
        activities............   (891,884)   (660,569)   (189,361)
Financing Activities
Net increase in demand loans
  from subsidiaries...........    626,981      52,873      52,855
Net (decrease) increase in
  commercial paper............    204,090      95,430    (182,472)
Proceeds from long-term
  debt........................    196,106     496,387     247,800
(Decrease) increase in other
  liabilities.................       (462)        (54)      1,140
Issuance of stock.............     25,826      24,115      25,339
Dividend payments.............   (254,458)   (235,495)   (210,503)
Common stock repurchased......   (376,716)    (65,032)    (52,908)
      Net cash provided (used)
        by financing
        activities............    421,367     368,224    (118,749)
Increase (decrease) in cash...         14         (24)         14
Cash at beginning of year.....          3          27          13
Cash at end of year...........   $     17    $      3    $     27

                                          1996      1995      1994
Noncash investing and financing
  activities:
  Common stock issued on conversion of
    long-term debt....................   $6,007    $3,184    $3,104

On December 1, 1995, South Carolina National Corporation was merged into Wachovia Corporation; the assets and liabilities merged into Wachovia Corporation totaled $54,664 and $45,506, respectively.

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES (thousands)

                                                                                        1996                         1995
                                                                                  Amount          %            Amount          %
ASSETS
Loans -- net of unearned income:
  Commercial..............................................................      $ 9,836,752      21.7        $ 9,153,970      22.1
  Tax-exempt..............................................................        2,041,954       4.5          1,967,749       4.7
       Total commercial...................................................       11,878,706      26.2         11,121,719      26.8
  Direct retail...........................................................          758,259       1.7            734,305       1.8
  Indirect retail.........................................................        2,564,915       5.7          2,444,309       5.9
  Credit card.............................................................        4,205,051       9.3          3,951,789       9.5
  Other revolving credit..................................................          354,287        .8            344,178        .8
       Total retail.......................................................        7,882,512      17.5          7,474,581      18.0
  Construction............................................................          807,180       1.8            640,013       1.5
  Commercial mortgages....................................................        4,151,621       9.2          3,675,903       8.9
  Residential mortgages...................................................        4,424,097       9.8          4,018,377       9.7
       Total real estate..................................................        9,382,898      20.8          8,334,293      20.1
  Lease financing.........................................................          647,313       1.4            270,389        .7
  Foreign.................................................................          457,500       1.0            304,277        .7
       Total loans........................................................       30,248,929      66.9         27,505,259      66.3
Investment securities:
  Held-to-maturity:
    State and municipal...................................................          273,530        .6            423,747       1.0
    Other investments.....................................................        1,199,467       2.6          3,735,893       9.0
       Total securities held-to-maturity..................................        1,472,997       3.2          4,159,640      10.0
  Available-for-sale:
    Other investments*....................................................        7,232,184      16.0          4,214,082      10.2
       Total investment securities........................................        8,705,181      19.2          8,373,722      20.2
Interest-bearing bank balances............................................          417,832        .9            114,962        .3
Federal funds sold and securities purchased under resale agreements.......          212,466        .5            121,924        .3
Trading account assets....................................................          902,918       2.0            915,065       2.2
       Total interest-earning assets......................................       40,487,326      89.5         37,030,932      89.3
Cash and due from banks...................................................        2,535,978       5.6          2,519,900       6.1
Premises and equipment....................................................          637,771       1.4            573,386       1.4
Other assets..............................................................        1,971,730       4.4          1,755,773       4.2
Allowance for loan losses.................................................         (403,366)      (.9)          (407,430)     (1.0)
       Total assets.......................................................      $45,229,439     100.0        $41,472,561     100.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Time deposits in domestic offices:
  Interest-bearing demand.................................................      $ 3,298,142       7.3        $ 3,263,852       7.9
  Savings and money market savings........................................        7,649,897      16.9          6,539,852      15.8
  Savings certificates....................................................        6,499,484      14.4          6,491,879      15.7
  Large denomination certificates.........................................        2,284,381       5.1          1,915,097       4.6
       Total time deposits in domestic offices............................       19,731,904      43.7         18,210,680      44.0
Time deposits in foreign offices..........................................        1,040,585       2.3            749,511       1.8
       Total interest-bearing deposits....................................       20,772,489      46.0         18,960,191      45.8
Federal funds purchased and securities sold under repurchase agreements...        6,198,566      13.7          5,264,072      12.7
Commercial paper..........................................................          595,729       1.3            504,668       1.2
Other short-term borrowed funds...........................................        1,215,008       2.7          2,029,095       4.9
       Total short-term borrowed funds....................................        8,009,303      17.7          7,797,835      18.8
Bank notes................................................................        4,544,502      10.0          3,863,398       9.3
Other long-term debt......................................................        1,525,886       3.4          1,038,210       2.5
       Total long-term debt...............................................        6,070,388      13.4          4,901,608      11.8
       Total interest-bearing liabilities.................................       34,852,180      77.1         31,659,634      76.4
Other deposits:
  Demand in domestic offices..............................................        5,446,772      12.0          5,284,722      12.7
  Demand in foreign offices...............................................            1,563        .0              6,823        .0
  Noninterest-bearing time in domestic offices............................            4,438        .0             10,119        .0
Other liabilities.........................................................        1,266,277       2.8          1,101,094       2.7
Shareholders' equity......................................................        3,658,209       8.1          3,410,169       8.2
       Total liabilities and shareholders' equity.........................      $45,229,439     100.0        $41,472,561     100.0
TOTAL DEPOSITS............................................................      $26,225,262                  $24,261,855

*Includes unrealized gain (loss) of $93,556 in 1996, $34,248 in 1995 and ($12,405) in 1994

                                                                                                         Five-Year
        1994                      1993                      1992                      1991               Compound
  Amount          %         Amount          %         Amount          %         Amount          %       Growth Rate
$ 7,366,981      19.9     $ 6,198,159      18.5     $ 5,867,310      18.4     $ 6,112,621      19.1         10.0%
  1,965,555       5.3       1,890,337       5.6       1,997,998       6.3       2,070,612       6.4          (.3)
  9,332,536      25.2       8,088,496      24.1       7,865,308      24.7       8,183,233      25.5          7.7
    735,335       2.0         684,679       2.0         687,556       2.2         757,865       2.4           .0
  2,450,181       6.6       2,245,115       6.7       2,006,442       6.3       1,991,185       6.2          5.2
  3,528,617       9.5       2,591,207       7.7       1,774,342       5.6       1,558,929       4.9         22.0
    333,853        .9         328,075       1.0         322,768       1.0         299,301        .9          3.4
  7,047,986      19.0       5,849,076      17.4       4,791,108      15.1       4,607,280      14.4         11.3
    496,401       1.3         470,465       1.4         519,971       1.7       1,020,690       3.2         (4.6)
  3,355,898       9.1       3,147,293       9.4       3,063,395       9.6       2,912,517       9.1          7.3
  3,698,864      10.0       3,779,444      11.2       3,602,157      11.3       3,653,410      11.4          3.9
  7,551,163      20.4       7,397,202      22.0       7,185,523      22.6       7,586,617      23.7          4.3
    173,185        .5         135,355        .4         118,209        .3         124,519        .4         39.1
    108,028        .3          76,212        .2          72,347        .2          86,968        .2         39.4
 24,212,898      65.4      21,546,341      64.1      20,032,495      62.9      20,588,617      64.2          8.0
    599,206       1.6         688,799       2.1         780,426       2.5         877,991       2.7        (20.8)
  3,371,132       9.1       6,350,557      18.9       5,420,655      17.0       4,904,993      15.3        (24.5)
  3,970,338      10.7       7,039,356      21.0       6,201,081      19.5       5,782,984      18.0        (23.9)
  3,700,477      10.0              --        --              --        --              --        --
  7,670,815      20.7       7,039,356      21.0       6,201,081      19.5       5,782,984      18.0          8.5
     13,037        .0          78,297        .2         301,568       1.0         416,103       1.3           .1
    196,651        .5         394,959       1.2         483,679       1.5         597,354       1.9        (18.7)
    688,669       1.9         721,111       2.1       1,078,370       3.4         974,621       3.0         (1.5)
 32,782,070      88.5      29,780,064      88.6      28,097,193      88.3      28,359,679      88.4          7.4
  2,407,387       6.5       2,368,237       7.0       2,370,379       7.4       2,486,267       7.8           .4
    518,030       1.4         468,218       1.4         444,957       1.4         432,908       1.4          8.1
  1,728,399       4.7       1,411,152       4.2       1,294,825       4.1       1,061,906       3.3         13.2
   (406,702)     (1.1)       (398,697)     (1.2)       (375,762)     (1.2)       (295,891)      (.9)         6.4
$37,029,184     100.0     $33,628,974     100.0     $31,831,592     100.0     $32,044,869     100.0          7.1
$ 3,383,902       9.1     $ 3,219,413       9.6     $ 2,842,853       8.9     $ 2,354,780       7.3          7.0
  6,122,283      16.5       5,997,750      17.8       5,826,317      18.3       5,314,432      16.6          7.6
  5,335,541      14.4       5,595,225      16.6       6,197,779      19.5       6,862,392      21.4         (1.1)
  1,572,948       4.3       1,739,831       5.2       2,593,675       8.2       3,102,496       9.7         (5.9)
 16,414,674      44.3      16,552,219      49.2      17,460,624      54.9      17,634,100      55.0          2.3
    516,157       1.4         466,571       1.4         423,069       1.3         289,722        .9         29.1
 16,930,831      45.7      17,018,790      50.6      17,883,693      56.2      17,923,822      55.9          3.0
  5,051,124      13.7       3,944,864      11.7       3,110,737       9.8       3,498,869      10.9         12.1
    505,117       1.4         485,889       1.5         469,120       1.5         348,125       1.1         11.3
    674,593       1.8         972,008       2.9       1,381,713       4.3       2,233,271       7.0        (11.5)
  6,230,834      16.9       5,402,761      16.1       4,961,570      15.6       6,080,265      19.0          5.7
  3,522,540       9.5       1,535,750       4.6         272,688        .9              --        --
    827,077       2.2         537,852       1.6         175,940        .5         177,623        .6         53.7
  4,349,617      11.7       2,073,602       6.2         448,628       1.4         177,623        .6        102.6
 27,511,282      74.3      24,495,153      72.9      23,293,891      73.2      24,181,710      75.5          7.6
  5,312,255      14.3       5,277,509      15.7       4,853,925      15.2       4,519,407      14.1          3.8
      5,380        .0           5,516        .0           5,759        .0           7,213        .0        (26.4)
     66,458        .2          71,577        .2          87,358        .3          68,801        .2        (42.2)
  1,037,556       2.8         907,111       2.7         994,263       3.1         806,206       2.5          9.5
  3,096,253       8.4       2,872,108       8.5       2,596,396       8.2       2,461,532       7.7          8.2
$37,029,184     100.0     $33,628,974     100.0     $31,831,592     100.0     $32,044,869     100.0          7.1
$22,314,924               $22,373,392               $22,830,735               $22,519,243                    3.1

WACHOVIA CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATIONS (thousands)

                                                                                       1996                       1995
                                                                                 Amount         %           Amount          %
INTEREST INCOME...........................................................     $3,227,314      80.4       $3,019,730       80.4

INTEREST EXPENSE..........................................................      1,672,602      41.7        1,579,107       42.0

NET INTEREST INCOME.......................................................      1,554,712      38.7        1,440,623       38.4
Provision for loan losses.................................................        149,911       3.7          103,791        2.8
Net interest income after provision for loan losses.......................      1,404,801      35.0        1,336,832       35.6

OTHER INCOME
Service charges on deposit accounts.......................................        242,368       6.0          209,113        5.6
Fees for trust services...................................................        137,841       3.4          130,521        3.5
Credit card income........................................................        139,138       3.5          124,282        3.3
Electronic banking........................................................         48,106       1.2           34,479         .9
Investment fee income.....................................................         42,478       1.1           26,953         .7
Mortgage fee income.......................................................         16,984        .4           23,320         .6
Trading account profits (losses)..........................................         22,819        .6           25,698         .7
Student loan servicing....................................................             --        --               --         --
Other operating income....................................................        134,180       3.3          105,735        2.8
     Total other operating revenue........................................        783,914      19.5          680,101       18.1
Gain on sale of mortgage servicing portfolio..............................             --        --           79,025        2.1
Gain on sale of subsidiary................................................             --        --               --         --
Investment securities gains (losses)......................................          3,736        .1          (23,494)       (.6)
     Total other income...................................................        787,650      19.6          735,632       19.6

OTHER EXPENSE
Salaries..................................................................        543,227      13.5          498,730       13.3
Employee benefits.........................................................        111,298       2.8          101,596        2.7
     Total personnel expense..............................................        654,525      16.3          600,326       16.0
Net occupancy expense.....................................................         89,582       2.2           87,105        2.3
Equipment expense.........................................................        114,861       2.9          109,701        2.9
Other operating expense...................................................        398,581       9.9          406,464       10.9
     Total other expense..................................................      1,257,549      31.3        1,203,596       32.1

Income before income taxes................................................        934,902      23.3          868,868       23.1
Applicable income taxes (2)...............................................        290,345       7.2          266,325        7.1

NET INCOME................................................................     $  644,557      16.1       $  602,543       16.0

Net income per common share:
  Primary.................................................................     $     3.81                 $     3.50
  Fully diluted...........................................................     $     3.80                 $     3.49

Cash dividends paid per common share......................................     $     1.52                 $     1.38

Average shares outstanding:
  Primary (3).............................................................        169,094                    172,089
  Fully diluted (4).......................................................        169,827                    172,957

(1) Percentages reflected above are based on total income (interest plus other).
(2) Income taxes applicable to securities transactions were as follows:
    1996 -- $1,522; 1995 -- ($8,576);
    1994 -- $1,328; 1993 -- $7,472;
    1992 -- $470; and
    1991 -- $3,997.
(3) Average primary shares outstanding include common equivalent shares as follows:
    1996 -- 1,839; 1995 -- 1,454;
    1994 -- 1,229; 1993 -- 1,668;
    1992 -- 1,878; and 1991 -- 1,640.
(4) Average fully diluted shares outstanding include dilutive common stock options and awards and convertible debentures and notes as follows: 1996 -- 2,572;
    1995 -- 2,322; 1994 -- 1,841;
    1993 -- 2,925; 1992 -- 4,749; and
    1991 -- 5,377.

                                                                                                         Five-Year
        1994                      1993                      1992                      1991               Compound
  Amount          %         Amount          %         Amount          %         Amount          %       Growth Rate
$2,362,294       79.5     $2,122,837       77.2     $2,222,078       80.0     $2,637,015       84.0           4.1%

 1,038,388       34.9        839,012       30.5        967,028       34.8      1,467,849       46.8           2.6

 1,323,906       44.6      1,283,825       46.7      1,255,050       45.2      1,169,166       37.2           5.9
    71,763        2.4         92,652        3.4        119,420        4.3        293,000        9.3         (12.5)
 1,252,143       42.2      1,191,173       43.3      1,135,630       40.9        876,166       27.9           9.9

   196,149        6.7        202,885        7.4        189,537        6.8        170,827        5.4           7.2
   128,100        4.3        120,030        4.4        109,504        3.9        102,665        3.3           6.1
   111,925        3.8        101,780        3.7         78,068        2.8         62,814        2.0          17.2
    24,683         .8         14,840         .5         12,936         .5         10,590         .3          35.4
    14,092         .5         16,619         .6         13,013         .5         13,302         .4          26.1
    33,224        1.1         39,101        1.4         40,078        1.5         28,608         .9          (9.9)
     9,502         .3         22,445         .8         (2,916)       (.1)        17,846         .6           5.0
        --         --          5,535         .2         33,250        1.2         31,470        1.0        (100.0)
    86,757        2.9         76,944        2.8         61,772        2.2         52,056        1.7          20.8
   604,432       20.4        600,179       21.8        535,242       19.3        490,178       15.6           9.8
        --         --             --         --             --         --             --         --
        --         --          8,030         .3         19,486         .7             --         --
     3,320         .1         19,394         .7          1,497         .0         11,091         .4         (19.6)
   607,752       20.5        627,603       22.8        556,225       20.0        501,269       16.0           9.5

   464,790       15.7        455,621       16.6        451,193       16.2        443,273       14.1           4.2
    98,717        3.3        113,059        4.1         88,630        3.2         81,216        2.6           6.5
   563,507       19.0        568,680       20.7        539,823       19.4        524,489       16.7           4.5
    80,911        2.7         82,070        3.0         80,673        2.9         75,729        2.4           3.4
   106,508        3.6        102,246        3.7        100,916        3.6         99,569        3.2           2.9
   347,487       11.7        378,240       13.7        374,240       13.5        396,730       12.7            .1
 1,098,413       37.0      1,131,236       41.1      1,095,652       39.4      1,096,517       35.0           2.8

   761,482       25.7        687,540       25.0        596,203       21.5        280,918        8.9          27.2
   222,424        7.5        195,445        7.1        162,978        5.9         51,378        1.6          41.4

$  539,058       18.2     $  492,095       17.9     $  433,225       15.6     $  229,540        7.3          22.9

$     3.13                $     2.83                $     2.51                $     1.34                     23.2
$     3.12                $     2.81                $     2.48                $     1.32                     23.5

$     1.23                $     1.11                $     1.00                $      .92                     10.6

   172,339                   173,941                   172,641                   171,481                      (.3)
   172,951                   175,198                   175,512                   175,218                      (.6)

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME -- TAXABLE EQUIVALENT (thousands)

                                                                                         1996                         1995
                                                                                   Amount         %             Amount         %
INTEREST INCOME
Loans:
  Commercial...............................................................      $  693,947      21.0         $  681,206      21.8
  Tax-exempt...............................................................         181,279       5.5            193,080       6.2
       Total commercial....................................................         875,226      26.5            874,286      28.0
  Direct retail............................................................          71,369       2.2             67,803       2.2
  Indirect retail..........................................................         212,611       6.4            200,818       6.4
  Credit card..............................................................         504,224      15.3            488,158      15.7
  Other revolving credit...................................................          43,235       1.3             43,390       1.4
       Total retail........................................................         831,439      25.2            800,169      25.7
  Construction.............................................................          72,015       2.2             62,823       2.0
  Commercial mortgages.....................................................         344,460      10.4            316,956      10.2
  Residential mortgages....................................................         371,311      11.3            335,907      10.8
       Total real estate...................................................         787,786      23.9            715,686      23.0
  Lease financing..........................................................          61,110       1.9             23,598        .8
  Foreign..................................................................          32,098       1.0             22,610        .7
       Total loans.........................................................       2,587,659      78.5          2,436,349      78.2
Investment securities:
  Held-to-maturity:
    State and municipal....................................................          30,501        .9             50,192       1.6
    Other investments......................................................          96,509       2.9            271,292       8.7
       Total securities held-to-maturity...................................         127,010       3.8            321,484      10.3
  Available-for-sale:
    Other investments......................................................         487,521      14.8            283,989       9.1
       Total investment securities.........................................         614,531      18.6            605,473      19.4
Interest-bearing bank balances.............................................          33,106       1.0              9,121        .3
Federal funds sold and securities purchased under resale agreements........          11,573        .4              7,234        .2
Trading account assets.....................................................          50,362       1.5             60,326       1.9
       Total interest income...............................................       3,297,231     100.0          3,118,503     100.0
INTEREST EXPENSE
Interest-bearing demand....................................................          47,166       1.4             59,016       1.9
Savings and money market savings...........................................         273,832       8.3            240,328       7.7
Savings certificates.......................................................         369,885      11.2            370,290      11.9
Large denomination certificates............................................         135,737       4.1            111,944       3.6
       Total time deposits in domestic offices.............................         826,620      25.0            781,578      25.1
Time deposits in foreign offices...........................................          54,942       1.7             41,876       1.3
       Total time deposits.................................................         881,562      26.7            823,454      26.4
Federal funds purchased and securities sold under repurchase agreements....         335,290      10.2            316,759      10.2
Commercial paper...........................................................          29,051        .9             27,807        .9
Other short-term borrowed funds............................................          66,753       2.0            122,441       3.9
       Total short-term borrowed funds.....................................         431,094      13.1            467,007      15.0
Bank notes.................................................................         261,174       7.9            219,035       7.0
Other long-term debt.......................................................          98,772       3.0             69,611       2.2
       Total long-term debt................................................         359,946      10.9            288,646       9.2
       Total interest expense..............................................       1,672,602      50.7          1,579,107      50.6
NET INTEREST INCOME........................................................      $1,624,629      49.3         $1,539,396      49.4
Percentage of interest-earning assets:
  Interest income..........................................................            8.16%                        8.43%
  Interest expense.........................................................            4.14                         4.27
       Net interest income.................................................            4.02%                        4.16%
Taxable equivalent adjustment included in interest income:
  Loans....................................................................      $   43,001                   $   51,430
  Investment securities....................................................          24,875                       43,126
  Trading account assets...................................................           2,041                        4,217
       Total (2)...........................................................      $   69,917                   $   98,773

(1) Percentages reflected above are based on total interest income.


(2) The taxable equivalent adjustment for 1996, 1995, 1994 and 1993 reflects the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense; the taxable equivalent adjustment for prior years reflects the federal income tax rate of 34%.

                                                                                                     Five-Year
        1994                     1993                     1992                     1991              Compound
  Amount         %         Amount         %         Amount         %         Amount         %       Growth Rate
$  444,395      18.0     $  327,729      14.8     $  349,868      15.2     $  502,100      18.4          6.7%
   176,701       7.2        171,163       7.7        173,158       7.5        206,099       7.5         (2.5)
   621,096      25.2        498,892      22.5        523,026      22.7        708,199      25.9          4.3
    61,054       2.5         59,455       2.7         77,850       3.4         97,655       3.6         (6.1)
   190,444       7.7        189,143       8.5        191,594       8.3        209,985       7.7           .2
   389,763      15.8        304,502      13.7        257,885      11.2        259,773       9.5         14.2
    38,556       1.6         36,580       1.6         37,538       1.6         38,106       1.4          2.6
   679,817      27.6        589,680      26.5        564,867      24.5        605,519      22.2          6.5
    45,988       1.9         35,034       1.6         40,441       1.8         95,503       3.5         (5.5)
   259,077      10.5        232,688      10.5        243,861      10.6        273,371      10.0          4.7
   287,922      11.7        305,965      13.8        320,363      13.9        370,733      13.6           .0
   592,987      24.1        573,687      25.9        604,665      26.3        739,607      27.1          1.3
    13,563        .6         12,051        .5         11,830        .5         12,990        .5         36.3
     6,162        .2          3,318        .1          3,760        .2          6,775        .2         36.5
 1,913,625      77.7      1,677,628      75.5      1,708,148      74.2      2,073,090      75.9          4.5
    75,069       3.1         85,854       3.8         96,649       4.2        109,607       4.0        (22.6)
   234,557       9.5        414,485      18.7        406,274      17.7        416,668      15.3        (25.4)
   309,626      12.6        500,339      22.5        502,923      21.9        526,275      19.3        (24.7)
   194,576       7.9             --        --             --        --             --        --
   504,202      20.5        500,339      22.5        502,923      21.9        526,275      19.3          3.1
       597        .0          2,905        .1         12,772        .6         26,974       1.0          4.2
     7,682        .3         12,433        .6         17,038        .7         35,537       1.3        (20.1)
    36,348       1.5         28,433       1.3         60,444       2.6         70,049       2.5         (6.4)
 2,462,454     100.0      2,221,738     100.0      2,301,325     100.0      2,731,925     100.0          3.8

    55,088       2.2         60,433       2.7         72,548       3.1         95,809       3.5        (13.2)
   164,461       6.7        151,748       6.8        189,699       8.2        275,951      10.1          (.2)
   227,060       9.2        240,795      10.8        324,063      14.1        475,012      17.4         (4.9)
    70,305       2.9         90,101       4.1        148,931       6.5        221,992       8.1         (9.4)
   516,914      21.0        543,077      24.4        735,241      31.9      1,068,764      39.1         (5.0)
    22,318        .9         14,503        .7         15,646        .7         16,834        .6         26.7
   539,232      21.9        557,580      25.1        750,887      32.6      1,085,598      39.7         (4.1)
   224,089       9.1        127,580       5.8        115,939       5.1        202,299       7.4         10.6
    19,880        .8         14,693        .7         16,629        .7         19,985        .7          7.8
    28,603       1.2         31,574       1.4         58,420       2.5        146,918       5.4        (14.6)
   272,572      11.1        173,847       7.9        190,988       8.3        369,202      13.5          3.1
   171,968       7.0         69,785       3.1         13,183        .6             --        --
    54,616       2.2         37,800       1.7         11,970        .5         13,049        .5         49.9
   226,584       9.2        107,585       4.8         25,153       1.1         13,049        .5         94.1
 1,038,388      42.2        839,012      37.8        967,028      42.0      1,467,849      53.7          2.6
$1,424,066      57.8     $1,382,726      62.2     $1,334,297      58.0     $1,264,076      46.3          5.1
      7.51%                    7.46%                    8.19%                    9.63%
      3.17                     2.82                     3.44                     5.17
      4.34%                    4.64%                    4.75%                    4.46%
$   49,543               $   50,178               $   44,760               $   54,882
    47,949                   46,613                   33,787                   39,245
     2,668                    2,110                      700                      783
$  100,160               $   98,901               $   79,247               $   94,910

WACHOVIA CORPORATION AND SUBSIDIARIES

STATISTICAL SUMMARY

                                                                    1996       1995       1994       1993       1992       1991
AVERAGE YIELDS EARNED (taxable equivalent)
Loans:
  Commercial.....................................................    7.05%      7.44%      6.03%      5.29%      5.96%      8.21%
  Tax-exempt.....................................................    8.88       9.81       8.99       9.05       8.67       9.95
     Total commercial............................................    7.37       7.86       6.66       6.17       6.65       8.65
  Direct retail..................................................    9.41       9.23       8.30       8.68      11.32      12.89
  Indirect retail................................................    8.29       8.22       7.77       8.42       9.55      10.55
  Credit card....................................................   11.99      12.35      11.05      11.75      14.53      16.66
  Other revolving credit.........................................   12.20      12.61      11.55      11.15      11.63      12.73
     Total retail................................................   10.55      10.71       9.65      10.08      11.79      13.14
  Construction...................................................    8.92       9.82       9.26       7.45       7.78       9.36
  Commercial mortgages...........................................    8.30       8.62       7.72       7.39       7.96       9.39
  Residential mortgages..........................................    8.39       8.36       7.78       8.10       8.89      10.15
     Total real estate...........................................    8.40       8.59       7.85       7.76       8.42       9.75
  Lease financing................................................    9.44       8.73       7.83       8.90      10.01      10.43
  Foreign........................................................    7.02       7.43       5.70       4.35       5.20       7.79
     Total loans.................................................    8.55       8.86       7.90       7.79       8.53      10.07
Held-to-maturity securities:
  State and municipal securities.................................   11.15      11.84      12.53      12.46      12.38      12.48
  Other investments..............................................    8.05       7.26       6.96       6.53       7.50       8.49
Available-for-sale securities:
  Other investments..............................................    6.83       6.79       5.24         --         --         --
     Total investment securities.................................    7.14       7.26       6.56       7.11       8.11       9.10
Interest-bearing bank balances...................................    7.92       7.93       4.58       3.71       4.24       6.48
Federal funds sold and securities purchased
  under resale agreements........................................    5.45       5.93       3.91       3.15       3.52       5.95
Trading account assets...........................................    5.58       6.59       5.28       3.94       5.61       7.19
     Total interest-earning assets...............................    8.16       8.43       7.51       7.46       8.19       9.63

AVERAGE RATES PAID
Interest-bearing demand..........................................    1.43%      1.81%      1.63%      1.88%      2.55%      4.07%
Savings and money market savings.................................    3.58       3.67       2.69       2.53       3.26       5.19
Savings certificates.............................................    5.69       5.70       4.26       4.30       5.23       6.92
Large denomination certificates..................................    5.94       5.85       4.47       5.18       5.74       7.16
     Total time deposits in domestic offices.....................    4.19       4.29       3.15       3.28       4.21       6.06
Time deposits in foreign offices.................................    5.28       5.59       4.32       3.11       3.70       5.81
     Total time deposits.........................................    4.24       4.34       3.18       3.28       4.20       6.06
Federal funds purchased and securities sold
  under repurchase agreements....................................    5.41       6.02       4.44       3.23       3.73       5.78
Commercial paper.................................................    4.88       5.51       3.94       3.02       3.54       5.74
Other short-term borrowed funds..................................    5.49       6.03       4.24       3.25       4.23       6.58
     Total short-term borrowed funds.............................    5.38       5.99       4.37       3.22       3.85       6.07
Bank notes.......................................................    5.75       5.67       4.88       4.54       4.83         --
Other long-term debt.............................................    6.47       6.70       6.60       7.03       6.80       7.35
     Total long-term debt........................................    5.93       5.89       5.21       5.19       5.61       7.35
     Total interest-bearing liabilities..........................    4.80       4.99       3.77       3.43       4.15       6.07

Interest rate spread.............................................    3.36%      3.44%      3.74%      4.03%      4.04%      3.56%
Net yield on interest-earning assets.............................    4.02%      4.16%      4.34%      4.64%      4.75%      4.46%

RATIOS (averages)
Shareholders' equity to:
  Total assets...................................................    8.09%      8.22%      8.36%      8.54%      8.16%      7.68%
  Net loans......................................................   12.26      12.58      13.01      13.58      13.21      12.13
  Deposits.......................................................   13.95      14.06      13.88      12.84      11.37      10.93
  Equity and long-term debt......................................   37.60      41.03      41.58      58.07      85.27      93.27
Return on assets.................................................    1.43       1.45       1.46       1.46       1.36        .72
Return on shareholders' equity...................................   17.62      17.67      17.41      17.13      16.69       9.33
Return on deposits...............................................    2.46       2.48       2.42       2.20       1.90       1.02
Dividends paid as a percentage of net income.....................   39.48      39.08      39.05      38.91      39.42      63.78

WACHOVIA CORPORATION AND SUBSIDIARIES

YEAR-END INFORMATION

                                                               1996        1995        1994        1993        1992        1991
CONDENSED BALANCE SHEET (millions)
Cash and due from banks....................................   $ 3,368     $ 2,692     $ 2,670     $ 2,529     $ 2,628     $ 2,475
Interest-bearing bank balances.............................        28         451           7          13         189         408
Federal funds sold and securities
  purchased under resale agreements........................       179         144         202         691         479         546
Trading account assets.....................................     1,186       1,115         890         789         896       1,445
Investment securities:
  Available-for-sale.......................................     6,761       7,410       3,538          --          --          --
  Held-to-maturity.........................................     1,352       1,620       4,185       7,879       6,486       6,265
Loans and net leases.......................................    31,291      29,270      25,899      22,986      21,097      20,643
Less unearned income on loans..............................         8           9           8           9          11          26
    Total loans............................................    31,283      29,261      25,891      22,977      21,086      20,617
Less allowance for loan losses.............................       409         409         406         405         380         360
    Net loans..............................................    30,874      28,852      25,485      22,572      20,706      20,257
Premises and equipment.....................................       644         628         543         503         444         435
Other assets...............................................     2,513       2,069       1,668       1,550       1,539       1,327
    Total assets...........................................   $46,905     $44,981     $39,188     $36,526     $33,367     $33,158
Deposits in domestic offices...............................   $26,065     $25,608     $22,153     $22,545     $22,856     $22,602
Deposits in foreign offices................................     1,185         761         916         807         519         404
    Total deposits.........................................    27,250      26,369      23,069      23,352      23,375      23,006
Federal funds purchased and securities
  sold under repurchase agreements.........................     6,298       5,850       5,898       4,741       3,714       4,002
Commercial paper...........................................       706         502         407         589         387         398
Other short-term borrowed funds............................       967       1,721       1,007       1,091         849       2,201
Bank notes.................................................     4,308       4,088       3,953       2,370         758          --
Other long-term debt.......................................     2,159       1,335         838         591         439         171
Other liabilities..........................................     1,455       1,342         729         774       1,070         896
Shareholders' equity.......................................     3,762       3,774       3,287       3,018       2,775       2,484
    Total liabilities and shareholders' equity.............   $46,905     $44,981     $39,188     $36,526     $33,367     $33,158
LOAN PORTFOLIO (millions)
Domestic borrowers:
  Commercial...............................................   $ 9,662     $ 9,753     $ 8,378     $ 6,727     $ 6,365     $ 6,396
  Tax exempt...............................................     1,937       2,238       1,810       1,959       1,952       1,993
  Direct retail............................................       782         755         750         716         673         723
  Indirect retail..........................................     2,491       2,544       2,340       2,429       2,109       1,983
  Credit card..............................................     4,819       3,918       3,969       3,123       2,216       1,671
  Other revolving credit...................................       359         354         343         333         327         302
  Construction.............................................       980         746         553         494         464         637
  Commercial mortgages.....................................     4,349       3,855       3,484       3,199       3,119       3,066
  Residential mortgages....................................     4,645       4,214       3,821       3,767       3,663       3,660
  Lease financing, net.....................................       823         494         189         157         125         116
    Total..................................................    30,847      28,871      25,637      22,904      21,013      20,547
Foreign borrowers:
  Commercial and industrial................................       436         390         254          73          73          56
  Banks and other financial institutions...................        --          --          --          --          --           7
  Governments and official institutions....................        --          --          --          --          --           7
    Total..................................................       436         390         254          73          73          70
    Total loans............................................   $31,283     $29,261     $25,891     $22,977     $21,086     $20,617
LOAN PORTFOLIO (percentages)
Commercial.................................................      37.1        41.0        39.4        37.8        39.4        40.7
Credit card................................................      15.4        13.4        15.3        13.6        10.5         8.1
Other revolving credit.....................................       1.1         1.2         1.3         1.4         1.6         1.5
Other retail...............................................      10.5        11.3        11.9        13.7        13.2        13.1
Real estate................................................      31.9        30.1        30.4        32.5        34.4        35.7
Lease financing............................................       2.6         1.7          .7          .7          .6          .6
Foreign....................................................       1.4         1.3         1.0          .3          .3          .3
    Total..................................................     100.0       100.0       100.0       100.0       100.0       100.0

STOCK DATA

                  The following charts present high and low trading ranges for the corporation's common stock, price to earnings ratios and data on cash dividends per share and cash dividend payouts for the most recent six years. Stock price trading ranges and price to earnings ratios for the most recent eight quarters also are provided.
                  The Five-Year Total Return chart compares Wachovia, the S&P
              500 Index and the Keefe, Bruyette & Woods (KBW) 50 Total Return Index in stock price appreciation and dividends, assuming quarterly reinvestment, from the base period December 31, 1991 through year-end 1996. The KBW 50 Index is a market capitalization weighted measure of total return for 50 of the largest U.S. banking


Common Stock Price Range* NYSE Symbol: WB

91          92        93        94        95        96
30        34 3/4    40 1/2     35 3/8    48 1/4    60 1/4
20 1/4    28 1/4    31 7/8     30 1/8    32        39 5/8

*Prices represent those of Wachovia Corporation prior to merger.


Cash Dividends Per Share*
Five-year compound growth rate = 10.6%

91      92      93       94       95      96
 .92    1.00    1.11     1.23    1.38     1.52

*Dividends per share represent those paid by Wachovia
Corporation prior to merger.


Common Stock Price/Earnings Ratio*

91          92        93        94        95        96
22.4       13.8      14.3      11.3      13.8      15.8
15.1       11.3      11.3       9.6       9.1      10.4

*Figures based on high and low common stock prices for each year and annual net income per primary share.


Cash Dividend Payout*
(millions)

91      92      93       94       95      96
63.8%  39.4%   38.9%    39.1%    39.1%   39.5%

% Payout ratio (total dividends as a percentage of net income)
* Dividends include amounts paid by pooled companies.



COMMON STOCK DATA -- PER SHARE                                          TABLE 19

                                                    1996          1995          1994          1993          1992          1991
Market value:
  End of year.................................     $56 1/2       $45 3/4       $32 1/4       $33 1/2       $34 1/8       $   29
  High........................................     60 1/4        48 1/4        35 3/8        40 1/2        34 3/4            30
  Low.........................................     39 5/8            32        30 1/8        31 7/8        28 1/4        20 1/4
Book value....................................      22.96         22.15         19.23         17.61         16.18         14.56
Dividend......................................       1.52          1.38          1.23          1.11          1.00           .92
Price/earnings ratio*.........................       14.8X         13.1x         10.3x         11.8x         13.6x         21.7x

 *Based on end-of-year stock price and net income per primary share companies including all money-center and most regional banks.
                  Wachovia's common stock is listed on the New York Stock
              Exchange under the trading symbol of WB. The corporation is a member of the Standard & Poor's 500 Index of stocks and the S&P 500 Major Regional Banks Industry Group.


Quarterly Common Stock Price Range

1995

1st Q        2nd Q    3rd Q     4th Q
36 1/2      37 7/8    45        48 1/4
32          34 1/4    35 3/8    43 1/8

1996

1st Q        2nd Q    3rd Q     4th Q
48 3/8      46 1/4    49 7/8    60 1/4
41 1/4      40 7/8    39 5/8    48 3/4

Quarterly Common Stock Price/Earnings Ratios*

1995

1st Q        2nd Q    3rd Q     4th Q
11.3         11.1     12.9      13.8
9.9          10.1     10.2      12.3

1996

1st Q        2nd Q    3rd Q     4th Q
13.7         13.1     13.7      15.8
11.7         11.5     10.9      12.8

*Figures based on high and low common stock prices for cash period and net income per primary share for the 12 months ended on the last day of each period.

Five Year Total Return*

                   91        92       93       94        95      96

Wachovia
S&P 500                   (Customer to fill in plot points)
KBW 50 Index

*Base period 12/31/91 = 100. Dividends reinvested. Data for the KBW 50 Index is weighted by market capitalization.

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

Return on Assets
(average)

                                   91     92     93      94      95    96
Wachovia                          .72    1.36   1.46    1.46     1.45  1.43
25 Largest U.S. Banks (median)    .72     .90   1.20    1.21     1.21  1.29


Return on Common Equity
(average)

                                   91     92     93      94      95    96
Wachovia                          9.33   16.69  17.13  17.41  17.67  17.62
25 Largest U.S. Banks (median)    10.49  14.18  16.94  16.10  16.77  17.02



Common Equity to Assets
(average)

                                   91     92     93      94      95    96
Wachovia                          7.68   8.16   8.54   8.36     8.22   8.09
25 Largest U.S. Banks (median)    5.13   6.16   6.57   6.86     7.00   7.47



Net Interest Income* as a Percentage
of Average Earnings Assets

                                   91     92     93      94      95    96
Wachovia                          4.46   4.75   4.64    4.34    4.16  4.02
25 Largest U.S. Banks (median)    3.93   4.44   4.48    4.34    4.45  4.36

*Taxable equivalent


Noninterest Expense as a Percentage
of Total Adjusted Revenues*


                                    91      92    93       94      95    96
Wachovia                          62.51   58.61  57.05   54.15   54.23  52.21
25 Largest U.S. Banks (median)    67.40   64.85  62.54   61.88   61.72  60.91

*Excluding mortgage servicing portfolio
sale, subsidiary sale and securities transactions


Net Loan Losses to Average Loans

                                    91      92    93       94      95    96
Wachovia                           .99     .48   .31      .29     .37   .49
25 Largest U.S. Banks (median)    1.55    1.25   .75      .39     .44   .53


Nonperforming Assets to Year-End
Loans and Foreclosed Property

                                    91      92     93    94      95    96
Wachovia                          1.50     1.25   .67   .39     .24    .25
25 Largest U.S. Banks (median)    4.78     3.09   1.90  1.03    .80    .76

MEMBER COMPANY DIRECTORS

WACHOVIA BANK OF GEORGIA, N.A.

D. GARY THOMPSON
President and
Chief Executive Officer

G. JOSEPH PRENDERGAST
Chairman of the Board

F. DUANE ACKERMAN
Vice Chairman and
Chief Operating Officer
BellSouth Corporation

L. M. BAKER, JR.
President and
Chief Executive Officer
Wachovia Corporation

CARL BOLCH, JR.
Chairman of the Board and
Chief Executive Officer
Racetrac Petroleum, Inc.

JAMES E. BOSTIC, JR.
Senior Vice President
Environmental, Government Affairs
and Communications
Georgia-Pacific Corporation

MICHAEL C. CARLOS
Chairman of the Board and
Chief Executive Officer
National Distributing Co., Inc.

DAN T. CATHY
President
Chick-fil-A International

G. STEPHEN FELKER
Chairman of the Board and
Chief Executive Officer
Avondale Mills, Inc.

BRYAN D. LANGTON
(Advisory Director)
Chairman of the Board and
Chief Executive Officer
Holiday Inn Worldwide

BERNARD MARCUS
Chairman of the Board and
Chief Executive Officer
The Home Depot, Inc.

JAMES F. MCDONALD
President and
Chief Executive Officer
Scientific-Atlanta, Inc.

DANIEL W. MCGLAUGHLIN
President and
Chief Executive Officer
Equifax Inc.

D. Raymond Riddle
Retired Chairman of the Board
National Service Industries, Inc.

S. Stephen Selig III
Chairman of the Board
and President
Selig Enterprises, Inc.

Alana S. Shepherd
Secretary of the Board
Shepherd Center, Inc.

Wachovia Bank of North Carolina, N.A.

J. Walter McDowell
President and
Chief Executive Officer

L. M. Baker, Jr.
Chairman of the Board

Thomas M. Belk, Jr.
Senior Vice President
Belk Stores Services, Inc.

H. C. Bissell
Chairman of the Board and
Chief Executive Officer
The Bissell Companies, Inc.

Felton J. Capel
Chairman of the Board
and President
Century Associates of
North Carolina


William Cavanaugh, III
President and
Chief Executive Officer
Carolina Power & Light Company

Bert Collins
President and
Chief Executive Officer
North Carolina Mutual
Life Insurance Company

John D. Correnti
President and
Chief Executive Officer
Nucor Corporation

Richard L. Daugherty
Retired IBM Vice President
Executive Director
NCSU Research Corporation

George W. Henderson
President and
Chief Executive Officer
Burlington Industries, Inc.

Estell C. Lee
Chairman of the Board
and President
The Lee Company

John O. McNairy
Chief Executive Officer
Harvey Enterprises
and Affiliates

G. Joseph Prendergast
Executive Vice President
Wachovia Corporation

Andrew J. Schindler
President and
Chief Executive Officer
R.J. Reynolds Tobacco Company

Robert L. Tillman
President and
Chief Executive Officer
Lowe's Companies, Inc.

John F. Ward
Retired Senior Vice President
Sara Lee Corporation
President
J.F. Ward Group, Inc.

Anderson D. Warlick
President and
Chief Operating Officer
Parkdale Mills, Inc.

David J. Whichard, II
Chairman
The Daily Reflector



Wachovia Bank of South Carolina, N.A.



Will B. Spence, Jr.
President and
Chief Executive Officer

G. Joseph Prendergast
Chairman of the Board

L. M. Baker, Jr.
President and
Chief Executive Officer
Wachovia Corporation

Charles J. Bradshaw
President
Bradshaw Investments, Inc.


Frank W. Brumley
President
The Brumley Company

W. T. Cassels, Jr.
Chairman of the Board
Southeastern Freight Lines, Inc.



Frederick B. Dent, Jr.
President
Mayfair Mills, Inc.

James G. Lindley
Chairman Emeritus


Joe A. Padgett
Retired Executive Vice President
Wachovia Bank of South Carolina, N.A.

W. M. Self
President and
Chief Executive Officer
Greenwood Mills, Inc.


Robert S. Small, Jr.
President
AVTEX Properties, Inc.


William G. Taylor
President
The Springs Company


Beatrice R. Thompson, Ph.D.
Coordinator of Psychological Services
Anderson School District Five

William B. Timmerman
President
SCANA Corporation

WACHOVIA CORPORATION DIRECTORS AND OFFICERS

DIRECTORS

L.M. BAKER, JR.
President and
Chief Executive Officer

JOHN G. MEDLIN, JR.
Chairman of the Board

RUFUS C. BARKLEY, JR.
Chairman
Cameron & Barkley Company

JOHN L. CLENDENIN
Chairman of the Board
BellSouth Corporation

LAWRENCE M. GRESSETTE, JR.
Chairman and
Chief Executive Officer
SCANA Corporation

THOMAS K. HEARN, JR.
President
Wake Forest University

W. HAYNE HIPP
President and
Chief Executive Officer
The Liberty Corporation

ROBERT M. HOLDER, JR.
Chairman of the Board
Holder Corporation

DONALD R. HUGHES
Consultant and Retired
Vice Chairman of the Board
Burlington Industries, Inc.


JAMES W. JOHNSTON
President and
Chief Executive Officer
Stonemarker Enterprises, Inc.

WYNDHAM ROBERTSON
Writer and Retired
Vice President, Communications
University of North Carolina

HERMAN J. RUSSELL
Chairman of the Board
H.J. Russell & Company

SHERWOOD H. SMITH, JR.
Chairman of the Board
Carolina Power & Light Company

CHARLES MCKENZIE TAYLOR
Chairman of the Board
Taylor & Mathis, Inc.

JOHN C. WHITAKER, JR.
Chairman and
Chief Executive Officer
Inmar Enterprises, Inc.


Principal Corporate Officers


L.M. Baker, Jr.
President and
Chief Executive Officer

Mickey W. Dry
Executive Vice President
Chief Credit Officer

Hugh M. Durden
Executive Vice President
Corporate Services


Walter E. Leonard, Jr.
Executive Vice President
Operations/Technology

Kenneth W. McAllister
Executive Vice President
General Counsel/Administrative

Robert S. McCoy, Jr.
Executive Vice President
Chief Financial Officer

G. Joseph Prendergast
Executive Vice President
General Banking


Richard B. Roberts
Executive Vice President
Treasurer
                                                                        76

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

      Wachovia Corporation
      100 North Main Street                         191 Peachtree Street, NE
      Winston-Salem, NC 27150                       Atlanta, GA 30303

CORPORATE MAILING ADDRESSES AND TELEPHONE NUMBERS

      Wachovia Corporation
      P. O. Box 3099                                P.O. Box 4148
      Winston-Salem, NC 27150                       Atlanta, GA 30302
      910-770-5000                                  404-332-5000

NOTICE OF ANNUAL MEETING

      The Annual Meeting of Shareholders of Wachovia Corporation will be held Friday, April 25, 1997 at 10:30 a.m., in the Wachovia Center, 100 North Main Street, Winston-Salem, NC. All shareholders are invited to attend.

COMMON STOCK

      The common stock of the Corporation is traded on the New York Stock Exchange with a ticker symbol of WB.

TRANSFER AGENT

      Wachovia Bank of North Carolina, N.A.   Correspondence should be sent to the following:
      Winston-Salem, NC 27102                 Wachovia Shareholder Services
      1-800-633-4236                          P.O. Box 8218
                                              Boston, MA 02266-8218

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

WACHOVIA SHAREHOLDER SERVICES CONTACT

      H. Jo Barlow                                  Wachovia Corporation
      Shareholder Services                          P.O. Box 3099
      910-732-5787                                  Winston-Salem, NC 27150

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

77