Form 10-K, Exhibit 13
period 1997-12-31
WACHOVIA CORP/ NC
filed 1998-03-31
CIK 774203

 Contents
--------------------------------------------------------------------------------

Financial Highlights ......................................................    2
Wachovia Corporation ......................................................    3
Selected Year-End Data ....................................................    3
Letter to Shareholders ....................................................    4
Special Section -- Consumer Initiatives ...................................    7
Management's Discussion and Analysis
 of Financial Condition and Results of Operations .........................   20
 Results of Operations -- 1997 vs. 1996 ...................................   21
 Shareholders' Equity and Capital Ratios ..................................   40
 Fourth Quarter Analysis ..................................................   43
 Results of Operations -- 1996 vs. 1995 ...................................   47

Management's Responsibility for Financial Reporting .......................   49
Report of Independent Auditors ............................................   49
Financial Statements ......................................................   50
Six-Year Financial Summaries ..............................................   70
Stock Data ................................................................   78
Historical Comparative Data ...............................................   80
Supervision and Regulation ................................................   81
Wachovia Corporation Directors and Officers ...............................   82
Shareholder Information ...................................................   83





 FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

The Private Securities Litigation Reform Act of 1995 evidences Congress' determination that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by corporate management. This Annual Report, including the Letter to Shareholders and the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the corporation notes that a variety of factors could cause the corporation's actual results and experience to differ materially from the anticipated results or other expectations expressed in the corporation's forward-looking statements.

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

 Financial Highlights
--------------------------------------------------------------------------------

                                                                                              Percent
                                                                    1997            1996       Change
                                                                 -------       ---------      --------
Earnings and Dividends
(thousands, except per share data)
Net income (1) ...........................................    $ 592,806       $ 757,259         (21.7)
Cash dividends paid on common stock ......................      327,303         305,740           7.1
Payout ratio (total cash dividends / net income) .........         55.2%           40.4%
Net income per common share:
 Basic ...................................................      $  2.99         $  3.70         (19.2)
 Diluted (1) .............................................      $  2.94         $  3.65         (19.5)
Cash dividends paid per common share (2) .................      $  1.68         $  1.52          10.5
Average basic shares outstanding .........................      198,290         204,889          (3.2)
Average diluted shares outstanding .......................      201,901         207,432          (2.7)
Return on average assets (3) .............................         1.03%           1.36%
Return on average shareholders' equity (3) ...............        13.08           16.99
Balance Sheet Data at Year-End
(millions, except per share data)
Total assets .............................................     $ 65,397        $ 57,229          14.3
Interest-earning assets ..................................       57,335          50,728          13.0
Loans -- net of unearned income ..........................       44,194          38,007          16.3
Deposits .................................................       42,654          35,322          20.8
Interest-bearing liabilities .............................       50,100          43,989          13.9
Shareholders' equity .....................................        5,174           4,608          12.3
Shareholders' equity to total assets .....................         7.91%           8.05%
Risk-based capital ratios:
 Tier I capital ..........................................         9.18            9.46
 Total capital ...........................................        12.10           13.04
Per share:
 Book value ..............................................     $  25.13        $  22.90           9.7
 Common stock closing price (NYSE) .......................       81.125          56.500          43.6
 Price/earnings ratio (4) ................................         27.6x           14.8x

(1) Nonrecurring items in 1997 include merger-related charges of $231,175, personal computer impairment charge of $67,202 and investment securities losses of $4,639. Excluding the after-tax impact of these charges, operating net income was $799,929, and operating net income per diluted share was $3.96.
(2) Cash dividends per common share are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.
(3) Excluding the 1997 after-tax impact of nonrecurring charges of $207,123, returns were 1.39% on assets and 17.65% on shareholders' equity.
(4) Price earnings ratio is based on end-of-year stock price and net income per diluted share. Information for years before 1997 represents that of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc. Excluding the after-tax impact of nonrecurring charges, the 1997 price earnings ratio was 20.5x.

 Wachovia Corporation
--------------------------------------------------------------------------------

Wachovia Corporation is an interstate bank holding company providing financial services to consumers and corporations. At December 31, 1997, Wachovia's assets of $65.4 billion and market capitalization of $16.7 billion ranked 17th and 15th in size, respectively, among the 25 largest U.S. banking companies. Wachovia offers credit and deposit services, insurance, investment and trust products, and information services to consumers, primarily in Florida, Georgia, North Carolina, South Carolina and Virginia, and to corporations both in and outside the United States. Consumer products and services are provided through a network of retail branches, ATMs, Wachovia On-Call 24-hour telephone banking, automated Phone Access and internet-based investing and banking at www.wachovia.com. In addition, Wachovia serves consumers nationwide through its credit card business. Wachovia provides global solutions to corporate clients through locations in Chicago, London, New York and S-o Paulo, through representatives in Hong Kong and Tokyo, and through worldwide strategic alliances. Founded in 1879, Wachovia maintains dual headquarters in Winston-Salem, North Carolina, and Atlanta, Georgia.

 Selected Year-End Data
----------------------------
--------------------------------------------------------------------------------

                                                       1997         1996        1995         1994         1993         1992
                                                   --------     --------     -------      -------      -------      ---------
 Trust assets (millions):
  Discretionary management .....................    $ 33,568     $ 26,161     $ 22,409     $ 18,122     $ 18,904     $ 17,172
  Total ........................................    $129,079     $108,557     $ 97,952     $ 83,973     $ 97,451     $ 90,969
 Banking offices:
  North Carolina ...............................         201          220          219          216          223          222
  Virginia .....................................         341          242          242          228          228          228
  Georgia ......................................         130          123          124          127          129          134
  South Carolina ...............................         125          145          146          150          157          158
  Florida ......................................          33         ----         ----         ----         ----         ----
                                                   ---------    ---------    ---------    ---------    ---------    ---------
     Total .....................................         830          730          731          721          737          742
                                                   =========    =========    =========    =========    =========    =========
 Automated banking machines:
  North Carolina ...............................         423          351          328          297          251          221
  Virginia .....................................         325          221          211          194          195          192
  Georgia ......................................         282          222          204          189          180          173
  South Carolina ...............................         272          213          180          166          167          164
  Florida ......................................           6         ----         ----         ----         ----         ----
                                                   ---------    ---------    ---------    ---------    ---------    ---------
     Total .....................................       1,308        1,007          923          846          793          750
                                                   =========    =========    =========    =========    =========    =========
 Employees (full time equivalent) ..............      21,652       19,969       19,642       19,148       18,989       19,499
 Common stock shareholders .....................      55,681       47,892       42,868       43,503       45,838       42,672
 Common shares outstanding (thousands) .........     205,927      201,253      208,341      208,095      208,253      207,789

               Letter To Shareholders
              -----------------------------------------------------------------



              Dear Wachovia Shareholder

              The past year was very productive for Wachovia. Core operating earnings grew. Four bank mergers were announced with expansion into Virginia and Florida. Critical investment spending continued, while consumer and corporate banking initiatives produced attractive revenue growth. Year 2000 compliance issues were aggressively addressed. Risk management skills remained sharply honed. Wachovia's stock performed well, producing a total return of 47.4 percent.


Wachovians'
spirit is trans-
forming the
company

              These accomplishments reflect the dedication, enthusiasm and hard work of Wachovians across the company. They have been moving forward while buffeted by a whirlwind of change. They are leaping over hurdles, overcoming obstacles, winning new customers and strengthening relationships with existing ones. This spirit is helping transform Wachovia into a financial service company with a broad product array being sold to a growing base of customers in attractive markets. This positions
              Wachovia well as the world races toward the new millennium.

              For the full year, operating earnings were $3.96 per diluted share compared with $3.65 in 1996. Operating net income totaled $799.9 million versus $757.3 million. Operating earnings exclude three special charges taken in the 1997 fourth quarter. They are, on a pretax basis, $231.2 million related to Wachovia's mergers with Central Fidelity Banks, Inc., Jefferson Bankshares and 1st United Bancorp; $67.2 million to dispose of personal computer hardware and software in order to adopt a company-wide distributed technology platform; and $4.6 million in losses from the sale of investment securities. The net impact of all three charges on an after-tax basis was $207.1 million or $1.02 per diluted share for the full year.

              On a core operating basis, Wachovia's return on shareholders' equity was 17.6 percent for 1997 and return on assets was 1.39 percent compared with five-year averages of 17.0 percent and 1.37 percent, respectively. Average common equity to assets was 7.87 percent. Wachovia's historical performance results have been restated for the pooling-of-interests merger with Central Fidelity.

              At December 31, 1997, nonperforming assets were .29 percent of loans and foreclosed property. The corporation's reserve coverage of nonperforming loans was 538 percent. The corporation's overhead or efficiency ratio on a core operating basis was 53.2 percent for the year. Wachovia's core performance in these key measures compares favorably relative to its industry peers.


Common stock's
total return is
47.4 percent

              The total return on Wachovia's common stock, including price appreciation and dividends, was 47.4 per cent for 1997. This compares with 46.2 percent for the Keefe, Bruyette & Woods Index of 50 money center and regional banks and 33.4 percent for the Standard & Poor's 500 Index. The respective five-year compound annual rates of growth were 22.9 percent, 27.1 percent and 20.3 percent.

              The special charges taken in the fourth quarter were deliberate and forward-looking moves which provide a stronger foundation for the future. The mergers position Wachovia in significant new markets with attractive customer households. Adoption of a common distributed technology platform facilitates

               Letter to Shareholders
              -----------------------------------------------------------------

              improved employee communication and more efficient desktop maintenance and support across our expanding franchise. The sale of investment securities will help restructure the portfolio for higher yields.

Mergers
enhance
business
franchise


              The single most important strategic development for Wachovia in 1997 was expansion into Virginia and Florida. The Jefferson and Central Fidelity mergers were announced in June, consummated in October and December, respectively, and full consolidation of these Virginia banks with Wachovia systems is expected in late March 1998. Wachovia's merger with 1st United Bancorp, headquartered in Boca Raton, Florida, was announced in August and consummated in November. The acquisition of Ameribank Bancshares of Hollywood, Florida, announced in November, is scheduled for completion in early 1998.

              We are delighted to welcome these fine organizations to Wachovia. With these mergers, Wachovia has added over 700,000 Virginia and Florida households to its franchise in the Carolinas and Georgia, gained a major deposit market share in five of Virginia's six largest MSAs, established a presence in one of Florida's most attractive markets and added almost $14 billion in assets.


Exciting results
achieved with
initiatives

              The Virginia and Florida markets are particularly fertile fields to leverage results stemming from the sizeable investment made in our consumer financial service area. Exciting progress is being made as a result of Wachovia's brand campaign, market network, PRO, financial integrator and consumer lending strategies. These initiatives are profiled in the following section which summarizes each program, how it is being executed and results achieved. I encourage you to take time to review it. These activities will be the source of even greater revenue and profit contribution over the years.

              There also are major revenue-generating initiatives under way in corporate banking. Wachovia Corporate Financial Services has 1,300 employees supporting business relationships in 50 states and global activity in 40 countries. Teams of financial specialists are equipped with a sophisticated array of services to support companies who seek real value from financial partners. To strengthen these relationships and gain new ones, Wachovia's corporate group is enhancing its ability to fulfill clients' trade needs and support their investments in global markets. We are adding capabilities required to supply and deliver capital and risk management solutions. Actions are under way to sustain Wachovia's leadership position as a top tier provider of cash management services.


Sound
technology will
differentiate
some banks

              All of these initiatives are based on a substantial commitment to technology. Wachovia has invested heavily in branch automation, interactive data bases, image processing, systems strengthening risk management and performance measurement. The corporation is aggressively addressing operating challenges posed by the "Year 2000." Technology is one of the most critical factors influencing our business today. Soundly developed and intelligently deployed, it is a major way for companies to differentiate themselves

               Letter to Shareholders
              -----------------------------------------------------------------

              in a crowded and competitive marketplace. There are pitfalls in this critical area which can be as troublesome as loan portfolios have been in the past. Recognition of the challenges associated with technology investment is a force driving industry consolidation.

              As banking moves rapidly toward the new millennium, it is undergoing profound change and facing challenges in its ability to continue growing revenue and produce attractive and sustained profitability. Stronger competition, a moderately advancing economy, narrowing margins, rising consumer loan losses, expense pressures and investments in complicated technology are challenging many financial service companies.

Wachovia is
well-positioned
for the future

              I believe we are well-positioned for the future. Wachovia is in excellent markets and is expanding its geographic franchise. We have an attractive customer base, sophisticated technology and unwavering commitment to high service through relationship banking. We have invested in a strong portfolio of growth initiatives. And, Wachovia is privileged with an enviable reputation for high ethics, stability and superior quality.

              Wachovia can become larger, enhance its position in markets served and generate impressive financial performance. I believe these ambitious and challenging goals can be accomplished while sticking to the sound risk, expense and investment management practices which have served so well historically. My confidence is based on our people. It is their daily commitment to unparalleled service which always has made Wachovia excellent. They deliver the promise of always being there when needed for customers. They have earned a reputation for trust. That trust is, and will remain, the cornerstone of Wachovia, in a world where boundaries are steadily slipping away.

                                        Sincerely,


                                        /s/ L. M. Baker, Jr.
                                        L. M. Baker, Jr.
                                        Chief Executive Officer
                                        February 27, 1998

Brand Campaign

Market Network
                                                (Picture of chess piece
                                                     appears here)
PRO

Financial Integration

Consumer Lending

Market Management

                                   Brand Campaign
-----------------------------------------------------------------------
(arrow)     Concept

            Claim and distinctly deliver the
            value proposition that Wachovia
            has "your best interest at heart."

            The Wachovia Promise:
            ---------------------
            "We are Wachovia. We are the
            kind of people you can have faith
            in and trust without question to
            always have your best interest at
            heart. The kind of people who take
            a genuine interest in your financial
            well-being. We are not flashy. We
            are not pushy. We could brag about
            our accomplishments. But we don't.
            We are quiet strength you can feel.
            We are unselfish. We are thoughtful
            and knowledgeable. You have a
            sense you can trust us just by
            hearing how we talk. We are more
            than a bank. We create meaningful
            financial relationships."

                               Execution

(arrow)
            Developed internal and external
            communication strategy to
            deliver the message to targeted
            customers and noncustomers
            through television, radio, print,
            billboards, interactive media
            and other points of
            customer contact.
(arrow)
            Results

(arrow)
                                                        (Picture of magazines
                                                            appears here)
            Where Are You? We Are Here.
            Let's Get Started.(sm) are brand
            elements that embody
            Wachovia's solutions-oriented
            sales approach
(photo of eyeglasses on magazine appears here)
(arrow)
            In 1997, the brand campaign included
            more than 168 million television
            impressions in Georgia, North Carolina
            and South Carolina; during the year,
            96% of people between 25-54 were
            reached an average of 20 times

(arrow)
            Sales of new deposit accounts were up 10% and new
            balances grew 30% in 1997 in markets of concentrated
            brand investment, significantly higher growth than
            achieved in nontargeted markets
(photo of child appears here)             Going your
(arrow)                                    own way?
            Brand positioning and execution
            adopted by all lines of business

(photo of smiling people appears here)
(arrow)
            The brand campaign message was embraced by Wachovians who are delivering the Wachovia Promise
(arrow)
            Brand campaign advertising was created with a commitment to representing the diversity of Wachovia's employees and customers
(photo of reports appears here)
(arrow)
            Brand message reinforced at all points of customer contact, including targeted direct mail which increased
            75% in core southeastern markets
(arrow)
            Customer research indicates Wachovia's image is strengthening relative to competition in targeted households
(photo of Lynn J. Brown appears here)
(arrow)
            Lynn J. Brown, marketing
            executive with responsibility
            for advertising and other
            marketing activities throughout
            the corporation.
            Joined Wachovia in 1996.
            Previous experience in product
            development and segment management at
            BANC ONE and earlier at Kraft General
            Foods and Leo Burnett Advertising.

            "Wachovia is in an enviable
            position as it moves forward with
            its brand campaign throughout
            its markets. The corporation
            has a long history in both its
            consumer and corporate markets
            for being a relationship-driven
            company. It has a heritage of
            integrity, excellence in service and
            providing relevant solutions to its
            customers - the underpinnings
            of trust and knowledge. And,
            Wachovia is strengthening
            relationship delivery at all points
            of customer contact. This is a
            recipe for brand-building success."

-----------------------------------------------------------------
            Consumer Initiatives

            Market Network
------------------------------------------------------------------
(arrow)
            Concept
            To ensure that Wachovia is
            located in the most opportune
            markets, with a convenient
            network of sales and service
            points to retain and capture the
            lion's share of the market at an
            optimal cost structure.
(arrow)
            Execution

            Expand, contract and reconfigure
            optimum combination of channels
            to serve targeted customer segments
            in targeted MSAs through traditional
            stores, in-supermarket locations,
            workplace stores, ATMs, Wachovia
            On-Call,(R)  and PC Access(sm)  Online
            Banking and Investing.

            Continuous management of
            Wachovia Market Network in
            order to most effectively capitalize
            on unique market opportunities
            and customer needs.
(photo of computer/menu screen/ appears here)
(arrow)
            Introduced online brokerage and
            banking services through Wachovia's
            web site www.wachovia.com
(arrow)
            Project up to 100,000 users over next 12 months
(photo of a Wachovia Bank appears here)
(arrow)
            Wachovia On-Call and Phone
            Access(R) serve customers
            24-hours-a-day, 7-days-a-week
(arrow)
            Provided convenience and
            service to customers in 1997 by
            handling 37 million telephone
            calls with more than 88%
            served via automation
(photo of Customer Service personnel appears here)
(arrow)
            43 in-supermarket banking centers
(arrow)
            Serving customers at 1/4 the cost of a traditional branch

(photo of a Wachovia building appears here)
(arrow)
            8 new stores opened plus selective consolidation of 30 existing stores
(arrow)
            Continuing to meet the needs of customers by handling more than 86 million transactions in 1997


            Consumer Initiatives

(photo of Wachovia ATM appears here)
(arrow)
            Increased to 163 the number of bank-at-work ATMs which help build wallet share with employees, while enhancing overall corporate relationships
(arrow)
            Cost per transaction 1/10 the cost of an in-branch transaction (photo of David L. Pope)
            David L. Pope, senior vice
            president in the Consumer
            Financial Services Group with
            responsibilities for Consumer
            Sales & Service, Small Business
            Banking, Wachovia On-Call
            and Training.

            Joined Wachovia in 1984. A variety of
            consumer, private and business-banking
            responsibilities, and consumer strategy
            development and implementation.

            "Market Network is a powerful
            quantitative and qualitative
            management process used to
            assess, plan and strengthen delivery
            channels in our growing geographic
            franchise, as well as help identify
            new expansion opportunities.
            An excellent example is the robust
            Research Triangle Park market in
            North Carolina's Central Region.

            "Five years ago, we had 30 full-
            service branches, each with an ATM.
            Today, this market has 22 full-
            service stores, 8 banking convenience
            stores, 42 Wachovia store ATMs, 33
            off-site ATMs in hospitals, colleges
            and airports, and 32 workplace
            ATMs. This has enabled us to grow
            market share and significantly
            enhance customer convenience,
            while reducing the overhead ratio
            of this market to 46 percent.
            "This process is an integral
            component in delivering the
            Wachovia Promise."

(arrow)
            Concept

            Profitable Relationship
            Optimization (PRO) is a
            distinctive, integrated strategy
            employing information, technol-
            ogy and local market sales
            execution. The PRO strategy
            enables proactive and continual
            relationship management to
            targeted high-value customers
            from professionals they trust.
(arrow)
            Execution

            Systematically leverage customer
            information to determine household
            profitability potential and identify the next most likely financial service for targeted customers.

            Utilize automated customer
            management system to direct
            leads daily to market-based
            sales professionals.

            Proactively contact customers
            with suggested service and capture
            results via automated feedback
            loop to build institutional
            knowledge and enhance next
            customer interaction.

(arrow)     Results

                                       Customer information
                                       analyzed and next likely
                                       service determined

PRO begins with robust      1          2
customer information                                          Customer leads
                                                              scored and
                         Continuous                     3     distributed
                         Relationship                         electronically
                         Management                           to sales
                                                              professionals
Feedback loop         6
enriches customer
information file,                                   4
facilitates learning
and continuous                                  Targeted customers contacted
improvement                5                    for relationship-based dialogue

                     Results of customer contacts
                     captured electronically


            Results
(arrow)
(picture of shooting light beams)
            Common systems, sales training and
            products are required for PRO and enable efficient distribution and sales execution in local markets

(photo of operator appears here)
(arrow)
            Each business morning, 1,200 sales
            professionals will receive targeted
            customer leads when PRO is fully
            implemented in 5 states
(arrow)
            1 in 4 leads have resulted in a sale

(photo of persons appears here)
(arrow)
            60,000 customers were proactively contacted in 1997 during program rollout in 3 states
(arrow)
            Feedback from customer research is very positive
(arrow)
            Customer retention and cross-selling is improving

(Photo of computer menu screen appears here)

(arrow)
            Data warehouse contains up
            to 2,000 data elements on
            each customer
(arrow)
            Customer files updated daily
(arrow)
            Account, customer and
            household profitability
            continuously updated
            and potential modeled

(Photo of Stanhope A. Kelly appears here)

            Stanhope (Stan) A. Kelly,
            executive vice president for
            Consumer Financial Services.

            Joined Wachovia in 1980.
            A variety of line experience
            including executive for the North
            Carolina bank's Central Region
            (Raleigh, Durham, Chapel Hill) and broad experience in consumer banking.

(arrow) (arrow) (arrow) (arrow)

            "PRO is a fully integrated
            relationship management system
            enabling Wachovia to leap towards
            one-on-one customer development.
            Every business morning, the PRO
            system enables our relationship
            managers to open their playbook
            with the click of a mouse. This
            year, 1,200 sales professionals will
            contact up to 5,000 high-value
            customers each business day to
            extend value through retaining
            and growing relationships.

            "PRO matches our most distinctive
            advantage, our employees, with our
            most highly valued customers to
            deliver our 'Best Interest at Heart'
            brand promise. The PRO strategy
            can distance Wachovia from the
            competition by claiming the high
            ground as the 'customer-intimate'
            financial service company."

            Consumer Initiatives

            Financial Integration

-------------------------------------------------------------------------
(arrow)
            Concept
            Enable affluent consumers to
            optimize their financial affairs
            and achieve balance and peace of
            mind by providing integrated
            financial solutions from
            someone they trust.
(arrow)     Execution
            Core competencies have been
            strengthened to ensure superb
            delivery of private banking, invest-
            ment services, insurance and estate
            planning, the foundation on which
            financial integration rests. In 1997,
            Personal Financial Services defined
            its optimal market coverage,
            deployed sales teams of financial
            advisors and specialists, enhanced
            its product array and delivery
            channels, designed integrated
            compensation programs for sales
            team members and introduced
            financial planning. Building on this
            foundation, a learning experiment
            was conducted to validate the
            financial integration strategy, test
            the process and judge consumer
            and employee acceptance
            of the concept.

(Picture of Wachovia report appears here)

PRIVATE FINANCIAL
  ADVISORS TEAM

           Retirement Planning-Mortgage-Education Funding
   ESTATE                                              INSURANCE ADVISOR
   PLANNING                                              Banking/Credit-
   ADVISOR                                              Brokerage Services-
                          CLIENT                         Tax Planning
                          FINANCIAL ADVISOR
       Financial Planning-Business Services-Trusts
                          INVESTMENT
                          MANAGEMENT
                          ADVISOR
(arrow)
            Teams of financial, investment management, insurance and estate planning advisors deployed to 27 market areas; supported by mortgage, brokerage, credit and business banking experts
(arrow)
            Financial advisors completed financial planning course work
(arrow)
            Investment services sales up 380% and estate planning sales increased 470% from 1996
(arrow)
            Introduced Internet-based online investing services integrated with online banking and 24-hours-a-day, 7-days-a-week automated telephone investing capability
(arrow)
            Offered no-load fund supermarket, wrap account featuring Wachovia Funds, customized affluent mortgage products and new multitiered financial planning product
(arrow)
            Made available life, disability, long-term care, impaired risk and nonqualified deferred compensation insurance products

            Consumer Initiatives

  Private Financial
  Advisors Process

                                 Plan Devlopment
                                 by a team of
                                 Wachovia Advisors
     Analysis
   - Complete financial review
   - Evaluation of financial needs
   - Review by Wachovia specialists
     as required

            Customer
            Financial
            Information
            Expectations          Coordination
            And Goals             with an attorney
                                  and other advisors

  Ongoing
   Review

            Implementation
(arrow)
            28 affluent clients participated in financial integration learning experiment, completing in-depth financial analysis with their team of advisors resulting in blueprint for delivery of their financial peace of mind
(arrow)
            78% of participants increased their relationships with Wachovia (arrow)
            Revenue potential of participants increased by over 118% and profit contribution potential increased by over 100%

            Comments from learning experiment participants:
(arrow)
            "They did a very thorough job of looking at what I have and analyzing the relationship to each other."
(arrow)
            "Logic would lead you to believe that if the bank puts its strength, energy and corporate philosophy behind something, it will outpace anything else out there. They don't even have to outperform times two...and I'll move the whole block over."
(arrow)
            "Finding people who you're confident have your interests at heart, who are able to look at all the aspects of your financial affairs, makes a lot of sense."

(Photo of Robert S. Kniejski appears here)
            Robert S. Kniejski, executive
            vice president for Personal
            Financial Services with
            responsibility for Personal Trust,
            Capital Management, Private
            Banking, Investment Counselors,
            Investments Direct, the
            Wachovia Funds and Insurance Services.

            Joined Wachovia in 1987. Various
            positions in the trust and investment areas, including the development of Wachovia's
            Investment Counselor program and the
            Wachovia Funds.

            (arrow) (arrow) (arrow) (arrow)
            "Affluent consumers face a variety
            of financial issues related to invest-
            ments, insurance, stock options,
            estate and will planning, and fund-
            ing for education and retirement.
            They are seeking someone with
            knowledge and expertise they can
            trust to help them manage these
            critical but complex everyday
            and life decisions.

            "Advisors focus on understanding
            an individual's comprehensive
            financial situation and how their
            financial assets and services should
            work with each other. They specifi-
            cally address inefficiencies in the
            day-to-day management of an
            individual's financial affairs.
            Advisors address these issues on
            an ongoing basis and deliver a
            careful and considered approach
            that helps an individual achieve
            financial peace of mind."
  (Photo of individuals in line formation appears here)
----------------------------------------------------------

-----------------------------------------------------------
            Consumer Lending
            Concept
(arrow)
            Meeting consumer demand for
            readily available credit with
            quick response, competitive rates
            and flexible products. Providing
            increasing return for Wachovia
            by deploying the "science" of
            marketing, risk and return
            management integrated with
            efficient operational delivery.

            Execution
(arrow)
            The Mortgage Division is deploying
            point-of-sale technology (Decision
            Now sm) and reengineering operations
            to respond to customers' mortgage
            loan needs quickly while increasing
            profit. Specialized mortgage products
            are developed for all our different
            market segments.

            The Credit Card Division models
            external and internal information
            to optimize customer response,
            risk and return to increase the
            lifetime value of more than
            three million accounts.

            An automated centralized buying
            center for indirect automobile
            loans and leases and other
            consumer loans is supporting
            a six-state dealer network.


            Results

(Picture of man, woman and child appears here)
(arrow)     More than 68% of mortgage loans
            were approved using Decision Now,
            with 50% of these loans approved
            on-the-spot by the mortgage lender
(arrow)
            For Decision Now loan applications,
            time from application to closing
            averaged only 8 days, and operational
            support costs were reduced by
            approximately 30%
(arrow)
            Mortgage loans designed for the
            affluent customer generated 785
            loans totaling $160 million and a
            low-income mortgage focus produced
            2,500 loans totaling $165 million
(Picture of Business Man at board appears here)
(arrow)
            Analysis of prospective customers' needs and risk criteria allowed targeting of individuals to build a $1 billion home equity loan portfolio

(Picture of credit scoring appears here)
(arrow)
            Automated credit scoring and tiered
            pricing created more consistent
            decision-making that is responsive to
            a changing risk environment to help
            build and manage an indirect lending
            portfolio of more than $4 billion
(arrow)
            Automation and centralization
            created a 30% reduction in
            operational delivery costs
(arrow)
            Faster response benefited 1,800
            dealers and 225,000 consumers
            across 6 states

(Picture of real estate sign appears at top of page)

            Consumer Initiatives
(Picture of graph appears below showing MasterCard and Visa cards)

            New Account
            Acquisition Cost


           1995             $60
           1996             $49
           1997             $41


(arrow) A 16% reduction in the cost of acquiring new credit card accounts; more than 600,000 new accounts generated in 1997
(arrow)
            An estimated 30% increase in lifetime value of a credit card customer; in 1997, the net yield for the $6.2 billion credit card portfolio increased 70 basis points
(arrow)
            A continued commitment to enhancing underwriting skills produced a loss rate about 55% of the industry average, supporting continued delivery of low rate credit card products to customers in all 50 states

(Photo of Beverly B. Wells apperas here)
            Beverly (Bev) B. Wells, executive
            vice president for Consumer
            Credit with responsibility for
            credit card, sales finance (indirect
            automobile lending), residential
            mortgage origination and
            emerging businesses.
            Joined Wachovia in 1976. A variety of
            operational and line experience, including management of Treasury Services and the credit card area.
            (arrow) (arrow) (arrow) (arrow)
            "Consumer lending is an intensely
            competitive business. The public
            has become an increasingly well-
            educated, demanding shopper
            looking for value and service.
            We provide both, and our goal is
            to continue doing so profitably by
            offsetting growing margin pressures
            with excellent credit risk and
            expense management.

            "Wachovia's information-driven
            approach to consumer lending is
            supported by strong analytical
            skills, allowing for optimal new
            customer acquisition and portfolio
            performance management.

            "We will continue to build and
            leverage the 'science' that allows
            us to manage our risk-adjusted
            returns in consumer lending,
            while maintaining a strong focus
            on customer needs, ensuring that
            consumer lending continues to
            be a cornerstone of our
            consumer franchise."

-------------------------------------------------------------
           17

(Picture of map of southeastern United States appears here)

            Market Management
(Photo of D. Gary Thompson appears here)
(arrow)
            D. Gary Thompson
            Chief executive officer, Georgia banking
            Joined Wachovia in 1969. Variety of experience in consumer and corporate banking. Assumed current position in 1995.

            "Georgia, led by Atlanta, is one of the fastest-growing markets in the country. In 1997, Georgia was the second most attractive state for people to move to from other parts of the country. In a highly competitive marketplace, customers want fast, reliable, convenient access to financial information, products and services. Wachovia is thriving as it meets this challenge by aggressively implementing the company's initiatives. For example, the Market Network program allowed us to augment our existing network with actions like opening six new outlets in Harris Teeter supermarkets, while also adding eight new banking offices and 60 new
            ATMs in Georgia growth markets."

(Photo of Warren S. Orlando appears here)
(arrow)
            Warren S. Orlando
            Chief executive officer, Florida banking
            Joined Wachovia through merger with 1st United Bancorp where he was president and chief executive officer.
            In banking since 1965.

            "Our past success in the heart of Florida's southeast coast has centered largely around an attractive base of small and mid-sized businesses and various consumer markets, including professionals. Wachovia's PRO and Financial Integrator strategies are exactly what we need to profitably improve wallet share, particularly among the affluent market segments.
            We provide Wachovia an excellent base from which to expand its footprint in one of the most dynamic states in the country."

(Picture of Lewis N. Miller, Jr. appears here)
(arrow)
            Lewis N. Miller, Jr.
            Chief executive officer, Virginia banking
            Joined Wachovia through merger with Central Fidelity where he was chairman and chief executive officer.
            In banking since 1972.

            "The Central Fidelity/Jefferson combination gives Wachovia an excellent position in one of the fastest-growing states in the Southeast. Like Wachovia, we have always been customer and shareholder focused. The merger with Wachovia gives our Virginia team a formidable arsenal of product capabilities and technological expertise to enhance service to existing customers, add new ones and raise the growth rate of the Virginia franchise."

(Picture of J. Walter McDowell)
(arrow)
            J. Walter McDowell
            Chief executive officer, North Carolina banking
            Joined Wachovia in 1973. Variety of experience in consumer and corporate banking. Assumed current position in 1993.

            "Rapid growth in entrepreneurial, technology, bioscience and service-sector companies is complementing North Carolina's traditional strengths in manufacturing and agribusiness. Individuals and companies are prospering in North Carolina's healthy business environment and Wachovia is well-positioned to grow and prosper with its customers. Differentiating capabil-ities, added convenience, a blend of high-tech and high-touch, professional employees and a sincere commitment to do what is in the customer's best interest are a winning recipe for North Carolina and Wachovia."

(Picture of Will B. Spence, Jr.)
(arrow)
            Will B. Spence, Jr.
            Chief executive officer, South Carolina banking
            Joined Wachovia in 1969. Variety of experience in consumer and corporate banking. Assumed current position in 1995.
            "In South Carolina, we have kept our expenses virtually flat for three consecutive years, while growing revenue and our profit contribution at double-digit rates. The business climate in our state is highly conducive to growth with another record-breaking year in capital investment and a continued surge in the tourism industry. In this context, we have implemented aggressive, carefully planned strategies to zero in on business opportunities and bring value to our customers and to the bank while containing costs. Wachovia's products and technology have given us the edge to operate in a lean and efficient manner while providing exceptional service."

(Photo of G. Joseph Prendergast)
            G. Joseph Prendergast,
            Banking Division
            executive responsible
            for Wachovia's corporate and
            consumer banking and
            Wachovia Bank, N.A., offices.

            Joined Wachovia in 1973.
            Experience includes international
            banking, president of Wachovia Corporate
            Banking subsidiary, president of Wachovia
            Bank of Georgia prior to its merger into Wachovia Bank, N.A.

            (arrow) (arrow) (arrow) (arrow)

            "Wachovia is exceptionally
            well-positioned in the vibrant
            southeastern United States where
            economic growth has outpaced the
            nation for several years. We have
            statewide operations in Georgia,
            North Carolina, South Carolina,
            Virginia and an attractive presence
            in key Florida markets. These five
            states combined are growing faster
            than the entire region.

            "An excellent opportunity exists for
            Wachovia to systematically leverage
            the consumer initiatives reviewed in
            this report across our existing
            franchise and to rapidly introduce
            them into new markets we will
            enter. Our early success in
            executing these growth initiatives
            provides confidence that they are
            well-conceived, are relevant across
            a broad spectrum of consumers
            and markets, and that the
            philosophical and technological
            foundations upon which they
            are built make them readily
            transportable in a merger
            environment. They provide a
            winning combination for
            shareholders, customers
            and employees."

Management's Discussion and Analysis of Financial Condition
and Results of Operations
---------------------------
 Financial Summary Table 1
--------------------------------------------------------------------------------

                                                   1997            1996          1995
                                            -----------     -----------    ----------
Summary of Operations
(thousands, except per share data)
Interest income .........................   $ 4,262,385     $ 4,009,508    $3,790,110
Interest expense ........................     2,168,818       2,085,771     2,011,155
                                            -----------     -----------    ----------
Net interest income .....................     2,093,567       1,923,737     1,778,955
Provision for loan losses (1) ...........       264,949         193,776       130,504
                                            -----------     -----------    ----------
Net interest income after provision
 for loan losses ........................     1,828,618       1,729,961     1,648,451
Other operating revenue .................     1,005,768         874,732       757,115
Gain on sale of mortgage servicing
 portfolio ..............................          ----            ----        79,025
Gain on sale of subsidiary ..............          ----            ----          ----
Investment securities gains
 (losses) (2) ...........................         1,454           4,588       (19,672)
                                            -----------     -----------    ----------
Total other income ......................     1,007,222         879,320       816,468
Personnel expense .......................       905,157         796,932       733,790
Nonrecurring charges (3) ................       287,532            ----          ----
Other expense ...........................       774,032         712,041       707,839
                                            -----------     -----------    ----------
Total other expense .....................     1,966,721       1,508,973     1,441,629
Income before income taxes ..............       869,119       1,100,308     1,023,290
Applicable income taxes .................       276,313         343,049       315,377
                                            -----------     -----------    ----------
Net income (4) ..........................   $   592,806     $   757,259    $  707,913
                                            ===========     ===========    ==========
Net income per common share:
 Basic ..................................   $     2.99      $     3.70     $    3.40
 Diluted (4) ............................   $     2.94      $     3.65     $    3.36
Cash dividends paid per common
 share (5) ..............................   $     1.68      $     1.52     $    1.38
Cash dividends paid on common
 stock (6) ..............................   $   327,303     $   305,740    $  282,517
Cash dividend payout ratio (6) ..........          55.2%           40.4%         39.9%
Average basic shares outstanding ........       198,290         204,889       208,230
Average diluted shares outstanding ......       201,901         207,432       210,600
Selected Average
 Balances (millions)
Total assets ............................    $   57,607      $   55,584     $  51,703
Loans -- net of unearned income .........        39,716          36,739        33,510
Investment securities ...................        10,859          11,969        12,011
Other interest-earning assets ...........         1,446           1,629         1,257
Total interest-earning assets ...........        52,021          50,337        46,778
Interest-bearing deposits ...............        29,582          27,609        25,601
Short-term borrowed funds ...............         8,987           9,018         8,860
Long-term debt ..........................         6,122           6,693         5,695
Total interest-bearing liabilities ......        44,691          43,320        40,156
Noninterest-bearing deposits ............         6,934           6,491         6,234
Total deposits ..........................        36,516          34,100        31,835
Shareholders' equity ....................         4,533           4,458         4,164
Ratios (averages)
Net loan losses to loans ................           .67%            .53%          .38%
Net yield on interest-earning assets.....          4.14            3.98          4.04
Shareholders' equity to:
 Total assets ...........................          7.87            8.02          8.05
 Net loans ..............................         11.57           12.31         12.62
Return on assets (7) ....................          1.03            1.36          1.37
Return on shareholders' equity (7) ......         13.08           16.99         17.00



                                                                                           Five-Year
                                                                                            Compound
                                                 1994            1993            1992    Growth Rate
                                           ----------     -----------     -----------    -----------
Summary of Operations
(thousands, except per share data)
Interest income .........................  $3,025,654     $ 2,738,164     $ 2,803,880     8.7%
Interest expense ........................   1,369,006       1,128,709       1,252,659    11.6
                                           ----------     -----------     -----------
Net interest income .....................   1,656,648       1,609,455       1,551,221     6.2
Provision for loan losses (1) ...........      96,122         172,161         219,177     3.9
                                           ----------     -----------     -----------
Net interest income after provision
 for loan losses ........................   1,560,526       1,437,294       1,332,044     6.5
Other operating revenue .................     690,099         669,469         595,849    11.0
Gain on sale of mortgage servicing
 portfolio ..............................        ----            ----            ----
Gain on sale of subsidiary ..............        ----           8,030          19,486
Investment securities gains
 (losses) (2) ...........................     (21,972)         74,256          54,151   (51.5)
                                           ----------     -----------     -----------
Total other income ......................     668,127         751,755         669,486     8.5
Personnel expense .......................     691,512         685,623         645,179     7.0
Nonrecurring charges (3) ................        ----            ----            ----
Other expense ...........................     651,739         668,635         650,850     3.5
                                           ----------     -----------     -----------
Total other expense .....................   1,343,251       1,354,258       1,296,029     8.7
Income before income taxes ..............     885,402         834,791         705,501     4.3
Applicable income taxes .................     261,480         239,779         193,760     7.4
                                           ----------     -----------     -----------
Net income (4) ..........................  $  623,922     $   595,012     $   511,741     3.0
                                           ==========     ===========     ===========
Net income per common share:
 Basic ..................................  $    3.00      $     2.84      $     2.51      3.6
 Diluted (4) ............................  $    2.96      $     2.80      $     2.46      3.6
Cash dividends paid per common
 share (5) ..............................  $    1.23      $     1.11      $     1.00     10.9
Cash dividends paid on common
 stock (6) ..............................  $  254,397     $   230,430     $   199,495    10.4
Cash dividend payout ratio (6) ..........        40.8%           38.7%           39.0%
Average basic shares outstanding ........     208,117         208,880         203,803     (.5)
Average diluted shares outstanding ......     210,651         212,584         208,759     (.7)
Selected Average
 Balances (millions)
Total assets ............................   $  46,542      $   42,529      $   39,249     8.0
Loans -- net of unearned income .........      29,533          25,776          23,754    10.8
Investment securities ...................      11,225          10,993           9,286     3.2
Other interest-earning assets ...........       1,025           1,379           1,986    (6.1)
Total interest-earning assets ...........      41,783          38,148          35,026     8.2
Interest-bearing deposits ...............      22,847          22,860          23,062     5.1
Short-term borrowed funds ...............       7,369           6,500           5,898     8.8
Long-term debt ..........................       5,154           2,530             483    66.2
Total interest-bearing liabilities ......      35,370          31,890          29,443     8.7
Noninterest-bearing deposits ............       6,292           6,199           5,683     4.1
Total deposits ..........................      29,139          29,059          28,745     4.9
Shareholders' equity ....................       3,812           3,519           3,100     7.9
Ratios (averages)
Net loan losses to loans ................         .30%            .56%            .65%
Net yield on interest-earning assets.....        4.23            4.50            4.68
Shareholders' equity to:
 Total assets ...........................        8.19            8.27            7.90
 Net loans ..............................       13.14           13.92           13.32
Return on assets (7) ....................        1.34            1.40            1.30
Return on shareholders' equity (7) ......       16.37           16.91           16.51

(1) Includes $10,845 in nonrecurring merger-related provision in 1997 to align the practices of the merged entities with those of the corporation.
(2) Includes $4,639 of nonrecurring losses to restructure the available-for-sale portfolio in 1997.
(3) Nonrecurring charges in 1997 include merger-related items of $220,330 and personal computer hardware and software disposal charge of $67,202.
(4) Net income excluding nonrecurring items was $799,929 for 1997. Net income per diluted share, excluding nonrecurring items, was $3.96 for 1997.
(5) Cash dividends per common share are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.
(6) Includes amounts of pooled companies.
(7) Excluding the after-tax impact of nonrecurring charges of $207,123 returns were 1.39% on assets and 17.65% on shareholders' equity for 1997.

               Results of Operations
              -----------------------------------------------------------------

1997 vs. 1996
Overview

              The U.S. economy rose at a moderately strong pace in 1997, with gross domestic product up 3.8 percent, based on preliminary data. Economic expansion continued largely free of inflationary pressures but was hampered by growing strains from consumer indebtedness and cautiousness. Based on preliminary data, the nation's annual average unemployment rate fell to 4.9 percent from
              5.4 percent in 1996. Economic conditions within Wachovia Corporation's primary operating states remained generally strong, with unemployment averaging 4.8 percent in Florida, 4.3 percent in Georgia, 3.6 percent in North Carolina, 4.6 percent in South Carolina and 4 percent in Virginia.

              Wachovia Corporation announced merger agreements with four banking companies in 1997: Jefferson Bankshares, Inc., of Charlottesville, Virginia; Central Fidelity Banks, Inc., of Richmond, Virginia; 1st United Bancorp of Boca Raton, Florida; and Ameribank Bancshares, Inc., of Hollywood, Florida. The merger agreements with Jefferson Bankshares, Central Fidelity Banks and 1st United Bancorp closed in the fourth quarter of 1997, with the Central Fidelity transaction accounted for on a pooling-of-interests basis and the others on a purchase basis. The Ameribank Bancshares agreement is expected to close in the early part of 1998 and will be accounted for as a purchase transaction. The corporation regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book values, and, therefore, some dilution of the corporation's book value and net income per share may occur in connection with any future transactions.




                              NET INCOME PER SHARE
                                   (DILUTED)

(Graph appears here with the following plot points.)

1992      1993      1994      1995      1996      1997
2.46      2.80      2.96      3.36      3.65      2.94*

*EXCLUDING NONRECURRING ITEMS, NET INCOME PER DILUTED SHARE WAS $3.96.



                                   NET INCOME
                                   (MILLIONS)

(Graph appears here with the following plot points.)

 1992      1993      1994      1995      1996      1997
511.7     595.0      623.9    707.9     757.3     592.8*

*EXCLUDING NONRECURRING ITEMS, NET INCOME WAS $799.9 MILLION.

              Consolidated net income for 1997 was $592.806 million or $2.94 per diluted share compared with $757.259 million or $3.65 per diluted share in 1996. Results for 1997 include the impact of three special charges taken in the fourth quarter: $231.175 million, pretax, related to the corporation's mergers with Central Fidelity Banks, Jefferson Bankshares and 1st United Bancorp; $67.202 million, pretax, to write-down and dispose of personal computer hardware and software in order to adopt a company-wide distributed technology platform; and $4.639 million in pretax losses from the sale of investment securities to restructure the portfolio for higher yields. The net impact of all three charges was $207.123 million, after-tax, or $1.02 per diluted share. On an operating basis, excluding these special charges, the corporation's consolidated net income was $799.929 million or $3.96 per diluted share for 1997.

              Historical financial results have been restated to reflect the corporation's pooling-of-interests merger with Central Fidelity Banks, Inc. In addition, all per share earnings are reported on a basic and diluted basis versus primary and fully diluted basis in compliance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The accounting standard became effective for December 31, 1997 financial statements with restatement of past periods required; the impact was not material.

              Expanded discussion of operating results and the corporation's financial condition is presented in the following narrative with accompanying tables and charts. Interest income is stated on a taxable equivalent basis, which is adjusted for the tax-favored status of earnings from certain loans and investments. References to changes in assets and liabilities represent daily average levels unless otherwise noted. The narrative should be read in conjunction with the Consolidated Financial Statements and Notes on pages 50 through 69. Expanded six-year financial data appears on pages 70 through 77.

Net Interest
Income

              Taxable equivalent net interest income rose $150.683 million or
              7.5 percent in 1997, the result of good loan growth, changes in the mix of interest-earning assets and a higher average rate earned. The net yield on interest-earning assets (taxable equivalent net interest income as a percentage of average interest-earning assets) improved 16 basis points to 4.14 percent for the year, reflecting a wider interest rate spread and assertive balance sheet management. Taxable equivalent net interest income is expected to rise at a more subdued pace in 1998 given the outlook for a slower economy and moderating loan demand. Based on the relationship between short- and long-term interest rates in early 1998, management expects the net yield on interest-earning assets to be modestly lower for the full year.


                              NET INTEREST INCOME*
                                   (MILLIONS)

(Graph appears here with the following plot points.)

                     1992      1993      1994      1995      1996      1997
 Interest Income     2891.00    2845.00   3135.00   3898.00   4087.00   4320.00
 Interest Expenses   1253.00    1129.00   1369.00   2011.00   2086.00   2169.00
 Net Interest Income 1639.00    1716.00   1766.00   1887.00   2001.00   2151.00
*Taxable Equivalent


 Components of Earnings Per Basic Share Table 2
--------------------------------------------------------------------------------

                                                                                                      Change       Change
                                                                   1997        1996        1995     1997/1996     1996/1995
                                                               --------    --------    --------    ----------    ----------
Interest income .............................................  $  21.50    $  19.57    $  18.20    $     1.93    $     1.37
Interest expense ............................................     10.94       10.18        9.66           .76           .52
                                                               --------    --------    --------    ----------    ----------
Net interest income .........................................     10.56        9.39        8.54          1.17           .85
Provision for loan losses ...................................      1.34         .95         .63           .39           .32
                                                               --------    --------    --------    ----------    ----------
Net interest income after provision for loan losses .........      9.22        8.44        7.91           .78           .53
Other operating revenue .....................................      5.07        4.27        3.65           .80           .62
Gain on sale of mortgage servicing portfolio ................      ----        ----         .38          ----          (.38)
Investment securities gains (losses) ........................       .01         .02        (.11)         (.01)          .13
                                                               --------    --------    --------    ----------    ----------
Total other income ..........................................      5.08        4.29        3.92           .79           .37
Personnel expense ...........................................      4.57        3.89        3.52           .68           .37
Personal computer impairment charge .........................       .34        ----        ----           .34          ----
Merger-related charges ......................................      1.11        ----        ----          1.11          ----
Other expense ...............................................      3.90        3.47        3.40           .43           .07
                                                               --------    --------    --------    ----------    ----------
Total other expense .........................................      9.92        7.36        6.92          2.56           .44
Income before income taxes ..................................      4.38        5.37        4.91          (.99)          .46
Applicable income taxes .....................................      1.39        1.67        1.51          (.28)          .16
                                                               --------    --------    --------    ----------    ----------
Net income ..................................................  $   2.99    $   3.70    $   3.40    $     (.71)   $      .30
                                                               ========    ========    ========    ==========    ==========

 Taxable Equivalent Rate/Volume Variance Analysis* Table 3
--------------------------------------------------------------------------------
 +(millions)
++(thousands)



Average Volume+            Average Rate
----------------------- -------------------
     1997       1996       1997      1996
---------    -------    -------      ----
                                                      Interest Income
                                                      Loans:
    $11,327   $10,481       7.32      7.13            Commercial .....................................
      1,743     2,126       8.93      8.95            Tax-exempt .....................................
-----------  --------
     13,070    12,607       7.54      7.44            Total commercial ...............................
      1,194     1,194       8.99      8.93            Direct retail ..................................
      2,966     3,139       8.56      8.49            Indirect retail ................................
      5,626     4,949      12.92     12.03            Credit card ....................................
        424       418      12.27     12.21            Other revolving credit .........................
-----------  --------
     10,210     9,700      11.17     10.51            Total retail ...................................
      1,499     1,069       9.40      9.30            Construction ...................................
      6,067     5,453       8.34      8.30            Commercial mortgages ...........................
      7,422     6,797       7.99      8.14            Residential mortgages ..........................
-----------  --------
     14,988    13,319       8.27      8.30            Total real estate ..............................
        955       656       9.71      9.42            Lease financing ................................
        493       457       6.93      7.02            Foreign ........................................
-----------  --------
     39,716    36,739       8.79      8.59            Total loans ....................................
                                                      Investment securities:
                                                      Held-to-maturity:
         30      ----       6.12     ----             U.S. Government and agency .....................
      1,049     1,197       8.03      8.04            Mortgage-backed securities .....................
        221       274      11.87     12.26            State and municipal ............................
         23         2       6.94      8.80            Other ..........................................
-----------  --------
      1,323     1,473       8.61      8.83            Total securities held-to-maturity ..............
                                                      Available-for-sale:**
      5,269     5,678       6.62      6.71            U.S. Government and agency .....................
      3,174     3,594       6.91      6.82            Mortgage-backed securities .....................
      1,027     1,131       6.54      6.59            Other ..........................................
-----------  --------
      9,470    10,403       6.71      6.73            Total securities available-for-sale ............
-----------  --------
     10,793    11,876       6.94      6.99            Total investment securities ....................
         89       421       5.89      7.91            Interest-bearing bank balances .................
                                                      Federal funds sold and securities purchased
        397       286       5.62      5.38            under resale agreements ........................
        960       922       5.38      5.61            Trading account assets .........................
-----------  --------
    $51,955   $50,244       8.32      8.13            Total interest-earning assets ..................
===========  ========
                                                      Interest Expense
    $ 4,109   $ 3,993       1.56      1.50            Interest-bearing demand ........................
     10,595     9,441       3.83      3.57            Savings and money market savings ...............
     10,365    10,522       5.62      5.69            Savings certificates ...........................
      2,929     2,612       5.61      5.88            Large denomination certificates ................
-----------  --------
     27,998    26,568       4.34      4.32            Total time deposits in domestic offices ........
      1,585     1,041       5.51      5.28            Time deposits in foreign offices ...............
-----------  --------
     29,583    27,609       4.41      4.36            Total time deposits ............................
                                                      Federal funds purchased and securities sold
      6,744     7,136       5.30      5.37            under repurchase agreements ....................
        781       596       5.06      4.88            Commercial paper ...............................
      1,462     1,286       5.57      5.46            Other short-term borrowed funds ................
-----------  --------
      8,987     9,018       5.32      5.35            Total short-term borrowed funds.................
      3,075     4,610       6.14      5.74            Bank notes .....................................
      3,046     2,083       6.51      6.50            Other long-term debt ...........................
-----------  --------
      6,121     6,693       6.32      5.97            Total long-term debt ...........................
-----------  --------
    $44,691   $43,320       4.85      4.81            Total interest-bearing liabilities .............
===========  ========   --------     -----
                            3.47      3.32            Interest rate spread
                        ========     =====            Net yield on interest-earning assets and net
                            4.14      3.98            interest income ................................
                        ========     =====



                                                                                                 Variance
                                                           Interest                            Attributable to
                                                                                          --------------------------


                                                       1997          1996     Variance++      Rate        Volume
                                                 ----------    ----------    -----------   ----------   -----------
Interest Income
Loans:
Commercial .....................................  $  829,406    $  747,463   $   81,943    $   20,413   $   61,530
Tax-exempt .....................................     155,689       190,285      (34,596)         (366)     (34,230)
                                                 -----------   -----------   ----------
Total commercial ...............................     985,095       937,748       47,347        12,610       34,737
Direct retail ..................................     107,326       106,634          692           763          (71)
Indirect retail ................................     254,001       266,435      (12,434)        2,292      (14,726)
Credit card ....................................     727,114       595,208      131,906        46,494       85,412
Other revolving credit .........................      52,007        51,026          981           252          729
                                                 -----------   -----------   ----------
Total retail ...................................   1,140,448     1,019,303      121,145        65,971       55,174
Construction ...................................     140,780        99,470       41,310         1,028       40,282
Commercial mortgages ...........................     505,876       452,576       53,300         2,081       51,219
Residential mortgages ..........................     592,907       552,944       39,963       (10,134)      50,097
                                                 -----------   -----------   ----------
Total real estate ..............................   1,239,563     1,104,990      134,573        (3,430)     138,003
Lease financing ................................      92,721        61,717       31,004         1,976       29,028
Foreign ........................................      34,164        32,098        2,066          (406)       2,472
                                                 -----------   -----------   ----------
Total loans ....................................   3,491,991     3,155,856      336,135        75,779      260,356
Investment securities:
Held-to-maturity:
U.S. Government and agency .....................       1,843          ----        1,843          ----        1,843
Mortgage-backed securities .....................      84,191        96,316      (12,125)         (177)     (11,948)
State and municipal ............................      26,259        33,547       (7,288)       (1,047)      (6,241)
Other ..........................................       1,597           193        1,404           (49)       1,453
                                                 -----------   -----------   ----------
Total securities held-to-maturity ..............     113,890       130,056      (16,166)       (3,170)     (12,996)
Available-for-sale:**
U.S. Government and agency .....................     348,763       380,768      (32,005)       (4,932)     (27,073)
Mortgage-backed securities .....................     219,293       244,933      (25,640)        3,285      (28,925)
Other ..........................................      67,139        74,501       (7,362)         (518)      (6,844)
                                                 -----------   -----------   ----------
Total securities available-for-sale ............     635,195       700,202      (65,007)       (2,481)     (62,526)
                                                 -----------   -----------   ----------
Total investment securities ....................     749,085       830,258      (81,173)       (6,017)     (75,156)
Interest-bearing bank balances .................       5,230        33,284      (28,054)       (6,861)     (21,193)
Federal funds sold and securities purchased
under resale agreements ........................      22,319        15,411        6,908           713        6,195
Trading account assets .........................      51,654        51,740          (86)       (2,201)       2,115
                                                 -----------   -----------   ----------
Total interest-earning assets ..................   4,320,279     4,086,549      233,730        92,646      141,084

Interest Expense
Interest-bearing demand ........................      64,249        59,761        4,488         2,728        1,760
Savings and money market savings ...............     405,444       336,596       68,848        25,818       43,030
Savings certificates ...........................     582,145       598,869      (16,724)       (7,852)      (8,872)
Large denomination certificates ................     164,391       153,571       10,820        (7,180)      18,000
                                                 -----------   -----------   ----------
Total time deposits in domestic offices ........   1,216,229     1,148,797       67,432         5,369       62,063
Time deposits in foreign offices ...............      87,320        54,942       32,378         2,475       29,903
                                                 -----------   -----------   ----------
Total time deposits ............................   1,303,549     1,203,739       99,810        12,956       86,854
Federal funds purchased and securities sold
under repurchase agreements ....................     357,190       382,976      (25,786)       (4,967)     (20,819)
Commercial paper ...............................      39,566        29,054       10,512         1,154        9,358
Other short-term borrowed funds ................      81,406        70,206       11,200         1,445        9,755
                                                 -----------   -----------   ----------
Total short-term borrowed funds.................     478,162       482,236       (4,074)       (2,425)      (1,649)
Bank notes .....................................     188,710       264,486      (75,776)       17,330      (93,106)
Other long-term debt ...........................     198,397       135,310       63,087           335       62,752
                                                 -----------   -----------   ----------
Total long-term debt ...........................     387,107       399,796      (12,689)       22,601      (35,290)
                                                 -----------   -----------   ----------
Total interest-bearing liabilities .............   2,168,818     2,085,771       83,047        16,574       66,473
                                                 -----------   -----------   ----------
Interest rate spread
Net yield on interest-earning assets and net
interest income ................................  $2,151,461    $2,000,778   $  150,683        81,276       69,407
                                                 ===========   ===========   ==========

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $66 million in 1997 and $94 million in 1996.

Interest Income

              Taxable equivalent interest income expanded $233.730 million or
              5.7 percent for the year, fueled by good loan growth, shifts in the interest-earning asset mix to reduce investment securities and a higher average rate earned on loans. Average loans were up $2.977 billion or 8.1 percent, representing 76.4 percent of total interest-earning assets compared with 73.1 percent in 1996. The average rate earned on loans increased 20 basis points to 8.79 percent. Management anticipates loan growth of approximately 6 percent in 1998, led by real estate loans in the commercial portfolio and by credit cards and residential mortgages, including home equity lending, in the consumer portfolio.

              Commercial loans, including related real estate categories, grew $1.842 billion or 9.1 percent. All categories advanced for the year except tax-exempt loans, which decreased due to paydowns in employee stock ownership plan loans and to the reduced availability under current tax laws of tax-exempt borrowing and lending at acceptable rates. Growth in the portfolio was led by taxable commercial loans, which rose $846 million or 8.1 percent; commercial mortgages, which increased $614 million or 11.3 percent; and construction loans, up $430 million or 40.2 percent. Based on regulatory definitions, commercial real estate loans at December 31, 1997 were $8.570 billion or 19.4 percent of total loans versus $6.930 billion or 18.2 percent one year earlier. Regulatory definitions for commercial real estate include loans that have real estate as the collateral but not the primary consideration in a credit risk evaluation. Lease financing, which primarily consists of commercial leases and other structured corporate transactions, rose $299 million or 45.6 percent for the year, while foreign loans grew $36 million or 7.9 percent.

              The corporation has foreign credit exposure to companies and financial institutions primarily in Europe, Canada and Latin America with minimal overall exposure. At December 31, 1997, Wachovia had cross-border commitments, primarily consisting of loans and leases, of $562 million, representing .86 percent of total assets. This compared with cross-border commitments of $510 million or .89 percent of total assets one year earlier. The loans and leases are predominately dollar denominated, minimizing the corporation's exposure to fluctuations in the value of foreign currencies. All cross-border commitments were to corporations and financial institutions with no loans or commitments extended to foreign governments at either year-end.


 Selected Loan Maturities and Interest Sensitivity Table 4
--------------------------------------------------------------------------------
December 31, 1997 (thousands)

                                                                          One year        One to          Over
                                                              Total        or less    Five Years    Five Years
                                                           --------    -------------- ------------- -------------
Commercial, financial and other .......................  $13,528,344   $12,084,421    $  947,804    $  496,119
Industrial revenue and other tax-exempt financing .....    1,607,159       826,534       325,995       454,630
Construction and land development .....................    1,779,522     1,355,162       424,360          ----
Commercial mortgages ..................................    6,790,446     3,258,841     1,410,718     2,120,887
Foreign ...............................................      639,387       639,387          ----          ----
                                                         -----------   -----------    ----------    ----------
   Selected loans, net ................................  $24,344,858   $18,164,345    $3,108,877    $3,071,636
                                                         ===========   ===========    ==========    ==========
Interest sensitivity:
 Loans with predetermined interest rates ..............  $ 6,658,973   $ 2,598,638    $2,320,908    $1,739,427
 Loans with floating interest rates ...................   17,685,885    15,565,707       787,969     1,332,209
                                                         -----------   -----------    ----------    ----------
   Total ..............................................  $24,344,858   $18,164,345    $3,108,877    $3,071,636
                                                         ===========   ===========    ==========    ==========

 Investment Securities Table 5
--------------------------------------------------------------------------------
December 31 (thousands)

                                                                     1997
                                      ------------------------------------------------------
                                         Amortized     Unrealized    Unrealized         Fair
                                              Cost           Gain          Loss        Value
                                      --------------  -----------   -----------   ----------
Held-to-Maturity
U.S. Treasury and other U.S.
 Government agencies:
 Within one year ....................  $    97,213    $        65   $        49   $    97,229
 One to five years ..................      105,700            753           139       106,314
 Five to ten years ..................         ----           ----          ----          ----
 Over ten years .....................         ----           ----          ----          ----
                                      --------------  -----------   -----------   -----------
   Total ............................      202,913            818           188       203,543
State and municipal:
 Within one year ....................       16,033            174          ----        16,207
 One to five years ..................       59,950          4,337          ----        64,287
 Five to ten years ..................       94,835         13,068          ----       107,903
 Over ten years .....................       52,085          5,315          ----        57,400
                                      --------------  -----------   -----------   -----------
   Total ............................      222,903         22,894          ----       245,797
Mortgage-backed:
 Within one year ....................          553           ----             3           550
 One to five years ..................      103,233          1,883            10       105,106
 Five to ten years ..................      129,809          2,676             1       132,484
 Over ten years .....................      728,566         40,547           173       768,940
                                      --------------  -----------   -----------   -----------
   Total ............................      962,161         45,106           187     1,007,080
Other interest-earning
 investments:
 Within one year ....................       37,793            276          ----        38,069
 One to five years ..................       83,219            395          ----        83,614
 Five to ten years ..................          350             11          ----           361
 Over ten years .....................         ----           ----          ----          ----
                                      --------------  -----------   -----------   -----------
   Total ............................      121,362            682          ----       122,044
                                      --------------  -----------   -----------   -----------
   Total held-to-maturity ...........    1,509,339         69,500           375     1,578,464
Available-for-Sale
U.S. Treasury and other U.S.
 Government agencies:
 Within one year ....................    1,428,265          8,166           257     1,436,174
 One to five years ..................    2,966,942         43,418           282     3,010,078
 Five to ten years ..................       98,262          1,842           478        99,626
 Over ten years .....................        8,078          4,153          ----        12,231
                                      --------------  -----------   -----------   -----------
   Total ............................    4,501,547         57,579         1,017     4,558,109
State and municipal:
 Within one year ....................       10,033             58          ----        10,091
 One to five years ..................       36,592            843             2        37,433
 Five to ten years ..................       17,015            578             1        17,592
 Over ten years .....................       16,155          1,671             4        17,822
                                      --------------  -----------   -----------   -----------
   Total ............................       79,795          3,150             7        82,938
Mortgage-backed:
 Within one year ....................       25,113             45            13        25,145
 One to five years ..................      772,458          6,105           464       778,099
 Five to ten years ..................      557,712          5,087           689       562,110
 Over ten years .....................    2,188,428         28,730         1,329     2,215,829
                                      --------------  -----------   -----------   -----------
   Total ............................    3,543,711         39,967         2,495     3,581,183
Other interest-earning
 investments:
 Within one year ....................       52,435            252            11        52,676
 One to five years ..................      350,400          2,550          ----       352,950
 Five to ten years ..................        6,524            394             1         6,917
 Over ten years .....................       99,616             59           850        98,825
                                      --------------  -----------   -----------   -----------
   Total ............................      508,975          3,255           862       511,368
                                      --------------  -----------   -----------   -----------
Total available-for-sale interest
 earning investments ................    8,634,028        103,951         4,381     8,733,598
Federal Reserve Bank stock and
 other investments ..................      160,649         15,443           153       175,939
                                      --------------  -----------   -----------   -----------
   Total available-for-sale .........    8,794,677        119,394         4,534     8,909,537
                                      --------------  -----------   -----------   -----------
   Total portfolio ..................  $10,304,016    $   188,894   $     4,909   $10,488,001
                                      ==============  ===========   ===========   ===========



                                                   1997                           1996                           1995
                                      ----------------------------   -------------------------     -------------------------
                                                          Taxable
                                           Average      Equivalent      Amortized          Fair      Amortized          Fair
                                          Maturity           Yield*          Cost         Value           Cost         Value
                                         -----------    ----------   ------------   -----------    -----------   -----------
                                         (Yrs./Mos.)
Held-to-Maturity
U.S. Treasury and other U.S.
 Government agencies:
 Within one year ....................                         5.75%   $      ----    $      ----    $      ----   $      ----
 One to five years ..................                         6.33           ----           ----           ----          ----
 Five to ten years ..................                                        ----           ----           ----          ----
 Over ten years .....................                                        ----           ----           ----          ----
                                                                     ------------    -----------   ------------   -----------
   Total ............................           1/4           6.05           ----           ----           ----          ----
State and municipal:
 Within one year ....................                         9.73          9,128          9,212         54,702        55,343
 One to five years ..................                        11.69         24,822         27,490         99,231       105,795
 Five to ten years ..................                        12.69         74,129         85,625        103,983       120,449
 Over ten years .....................                        11.29         59,822         66,425         63,129        72,841
                                                                     ------------    -----------   ------------   -----------
   Total ............................          6/11          11.82        167,901        188,752        321,045       354,428
Mortgage-backed:
 Within one year ....................                         5.37           ----           ----           ----          ----
 One to five years ..................                         7.24        125,681        127,541           ----          ----
 Five to ten years ..................                         6.88        164,342        168,203        192,917       197,342
 Over ten years .....................                         8.01        814,332        854,940      1,105,018     1,168,952
                                                                     ------------    -----------   ------------   -----------
   Total ............................          17/5           7.77      1,104,355      1,150,684      1,297,935     1,366,294
Other interest-earning
 investments:
 Within one year ....................                         6.64          5,399          5,442           ----          ----
 One to five years ..................                         6.32         29,111         30,350            250           250
 Five to ten years ..................                         5.14         37,711         40,193            250           250
 Over ten years .....................                                       7,614          8,134           ----          ----
                                                                     ------------    -----------   ------------   -----------
   Total ............................           1/7           6.42         79,835         84,119            500           500
                                                                     ------------    -----------   ------------   -----------
   Total held-to-maturity ...........          12/5           8.03      1,352,091      1,423,555      1,619,480     1,721,222
Available-for-Sale
U.S. Treasury and other U.S.
 Government agencies:
 Within one year ....................                         6.80      2,118,932      2,122,993        571,027       576,392
 One to five years ..................                         6.64      3,000,028      3,038,951      5,377,907     5,512,426
 Five to ten years ..................                         4.30          5,149          5,500            251           266
 Over ten years .....................                        13.60         11,166         15,858         16,188        23,272
                                                                     ------------    -----------   ------------   -----------
   Total ............................           2/4           6.66      5,135,275      5,183,302      5,965,373     6,112,356
State and municipal:
 Within one year ....................                         7.63         15,649         15,855         23,910        23,961
 One to five years ..................                         7.33         35,119         35,841         24,321        25,153
 Five to ten years ..................                         7.87         29,038         29,571         48,245        49,411
 Over ten years .....................                         9.86         17,445         18,307         18,604        20,050
                                                                     ------------    -----------   ------------   -----------
   Total ............................           5/4           8.02         97,251         99,574        115,080       118,575
Mortgage-backed:
 Within one year ....................                         7.16        159,978        159,890        208,119       207,974
 One to five years ..................                         5.34      1,243,815      1,252,752      1,522,543     1,536,221
 Five to ten years ..................                         7.14        972,528        973,369        948,784       958,930
 Over ten years .....................                         6.77      1,010,796      1,021,108      1,093,040     1,121,124
                                                                     ------------    -----------   ------------   -----------
   Total ............................          15/0           6.52      3,387,117      3,407,119      3,772,486     3,824,249
Other interest-earning
 investments:
 Within one year ....................                         7.13        166,407        166,905        151,196       152,589
 One to five years ..................                         6.72        801,346        803,543        618,844       628,774
 Five to ten years ..................                         7.54           ----           ----            248           256
 Over ten years .....................                         6.55           ----           ----         73,200        73,200
                                                                     ------------    -----------   ------------   -----------
   Total ............................           7/6           6.74        967,753        970,448        843,488       854,819
                                                                     ------------    -----------   ------------   -----------
Total available-for-sale interest
 earning investments ................          7/10           6.62      9,587,396      9,660,443     10,696,427    10,909,999
Federal Reserve Bank stock and
 other investments ..................                                     153,852        164,309        110,652       123,908
                                                                     ------------    -----------   ------------   -----------
   Total available-for-sale .........                                   9,741,248      9,824,752     10,807,079    11,033,907
                                                                     ------------    -----------   ------------   -----------
   Total portfolio ..................                                 $11,093,339    $11,248,307    $12,426,559   $12,755,129
                                                                     ============    ===========   ============   ===========

* Yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable.

              Consumer loans, including residential mortgages, increased $1.135 billion or 6.9 percent. Credit cards and residential mortgages accounted for substantially all the growth, rising $677 million or
              13.7 percent and $625 million or 9.2 percent, respectively. Growth in residential mortgages reflected gains in adjustable rate mortgages and equity banklines, with both categories combined advancing every month in 1997. Reduced net margins in automobile sales financing helped push indirect retail loans lower by $173 million or 5.5 percent, while direct retail loans remained essentially unchanged. The corporation's managed credit card portfolio, which includes securitized loans, was $6.419 billion or
              14.4 percent of total managed loans at December 31, 1997 compared with $6.221 billion or 16.1 percent one year earlier. Included in the managed credit card amounts was $500 million of securitized loans at year-end 1997 versus $625 million at the end of 1996. Additional data on the corporation's managed credit cards, including net charge-offs and delinquency ratios, is presented on page 34.

              Investment securities, the second largest category of interest-earning assets, decreased $1.083 billion or 9.1 percent for the year with portions of the portfolio allowed to runoff as part of the corporation's balance sheet management strategy. Available-for-sale securities declined $933 million or 9 percent, reflecting decreases primarily in U.S. Government and agency securities and in mortgage-backed securities. Held-to-maturity securities were lower by $150 million or 10.2 percent. At December 31, 1997, available-for-sale securities totaled $8.910 billion and held-to-maturity securities were $1.509 billion. Marking average available-for-sale securities to fair market value resulted in an unrealized gain over amortized cost of $65.846 million, pretax, and $41.028 million, net of tax, for the year. The unrealized gain is included, net of tax, in average shareholders' equity.

Interest Expense

              Interest expense for 1997 was up $83.047 million or 4 percent. The increase was driven primarily by deposit growth to fund loan expansion, with a higher average rate paid on interest-bearing liabilities also contributing to the rise.

              As part of its funding strategy, the corporation is innovatively marketing traditional funding sources while issuing a variety of debt instruments. Traditional funding sources are being broadened through marketing of the corporation's Premiere and Business Premiere accounts, both of which are high-yield money market deposit products; the introduction of PC Banking; and significant enhancements to the corporation's basic checking products. Wholesale funding sources include senior debt, trust capital securities and a global bank note program. Management believes that financial institutions will need continued flexibility and innovation to attract future funding through deposit products and alternative sources. Discussion of the corporation's liquidity policies may be found on pages 32 through 33.

              Interest-bearing time deposits rose $1.974 billion or 7.1 percent, accounting for all the year's growth in interest-bearing liabilities. Interest-bearing time deposits increased to 66.2 percent of total interest-bearing liabilities from 63.7 percent in 1996, helping moderate the rise in the average rate paid on interest-bearing liabilities. Growth in interest-bearing time deposits occurred primarily in savings and money market savings, which expanded $1.154 billion or 12.2 percent, reflecting increases in the corporation's Premiere account. Good gains also occurred in foreign time deposits and in large denomination certificates, due to their attractiveness relative to other sources of wholesale funds. Interest-bearing demand deposits were modestly higher for the year, while savings certificates decreased slightly. Gross deposits averaged $36.516 billion for the year, an increase of $2.416 billion or 7.1 percent from $34.100 billion in 1996. Collected deposits, net of float, averaged $34.518 billion, higher by $2.315 billion or 7.2 percent from $32.203 billion in the previous year.

              Short-term borrowings remained essentially unchanged. Lower levels of federal funds purchased and securities sold under repurchase agreements were offset by increases in commercial paper borrowings and in other short-term borrowings, which largely consists of short-term bank notes.

              Long-term debt declined $572 million or 8.5 percent. Medium-term bank notes decreased $1.535 billion or 33.3 percent, reflecting maturation and runoff in note borrowings. Other long-term debt rose $963 million or 46.2 percent, partially offsetting the decline in medium-term bank notes. Included in other long-term debt at December 31, 1997 was a total of $995.993 million of trust capital securities issued in December 1996 and January, April and June 1997; $200 million of 10-year senior debt fixed rate notes issued in November 1996; and $250 million of 30-year subordinated debt with a 10-year put option issued in the fourth quarter of 1995. The trust capital securities are rated Aa3 by Moody's and A+ by Standard & Poor's and qualify as part of Tier I capital under risk-based capital guidelines.

              Wachovia Bank has an ongoing $16 billion global bank note program consisting of short-term issues of 7 days to one year and medium-term issues of greater than one year. At December 31, 1997, short-term bank notes were $227 million with an average cost of 5.64 percent and an average maturity of .7 months compared with $515 million, 5.44 percent and 3.6 months, respectively, one year earlier. Medium-term bank notes totaled $2.940 billion and had an average cost of 6.12 percent and an average maturity of 2.9 years versus $4.308 billion, 5.81 percent and 1.8 years, respectively, at the end of 1996. Included in medium-term bank notes at December 31, 1997 were four issues placed in Europe: $350 million of five-year floating rate notes issued in May 1997; $250 million of 12-year fixed rate notes issued in October 1996; $100 million of two-year fixed rate notes issued in August 1996; and $500 million of five-year floating rate notes issued in May 1996. Medium-term issues under the global bank note program are rated Aa2 by Moody's and AA+ by Standard & Poor's, and short-term issues are rated P-1 by Moody's and A-1+ by Standard & Poor's.

Asset and Liability
Management and
Interest Rate
Sensitivity

              The income stream of the corporation is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of the corporation's interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, mature or reprice in specified periods. The goal of asset and liability management is to maintain high quality and consistent growth of net interest income with acceptable levels of risk to changes in interest rates. The corporation seeks to meet this goal by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing discretionary balance sheet asset and liability portfolios and by utilizing off-balance sheet financial instruments.

              Interest rate risk management is carried out by Funds Management which operates under the policies established by the Finance Committee of the corporation's board of directors and the guidance of the Management Finance Committee. Rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity is reviewed quarterly by the Board Finance Committee. Interim oversight of the asset and liability management function is provided through regular meetings of Funds Management managers and the Chief Financial Officer. Funds Management personnel carry out day-to-day activity within approved risk management guidelines and strategies.

              The corporation uses a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods. The rate sensitivity gap table on page 29 sets forth the volume of interest-earning assets and interest-bearing liabilities outstanding as of year-ends 1997 and 1996 which mature or are projected to reprice in each of the future time periods shown. The projected asset repricing volumes include management assumptions of prepayments of mortgage related assets and automobile financing. Also, the projected interest checking and savings and money market savings repricing volumes are based on management assumptions of the sensitivity of these accounts in relationship to changes in short-term money market interest rates. Since assets and liabilities within each interest-sensitive period may not reprice by the same amount or at the same time, the following table may not be reflective of changes in net interest income which would result from changes in the general level of interest rates.


Interest Rate Sensitivity Gap Analysis
--------------------------------------------------------------------------------

                                                                                  Interest Sensitive Period
                                                                             ------------------------------------
                                                                                0 to 3     4 to 6   7 to 12
                                                                                Months     Months     Months
                                                                             --------    -------    -------
$ in millions
December 31, 1997
-----------------
Loans and net leases, net of unearned income ...............................  $26,681     $1,920     $3,044
Investment securities ......................................................    1,395      1,126      1,179
Interest-bearing bank balances .............................................      133       ----     ----
Federal funds sold and securities purchased under resale agreements ........    1,589       ----     ----
Trading account assets .....................................................      999       ----     ----
                                                                             --------    -------    -------
   Total interest-earning assets ...........................................   30,797      3,046     4,223
Interest-bearing demand ....................................................      608        147       295
Savings and money market savings ...........................................    7,269        345       690
Savings certificates .......................................................    3,263      1,937     2,809
Large denomination certificates ............................................    1,070        415       510
Time deposits in foreign offices ...........................................    4,502          2     ----
Federal funds purchased and securities sold under repurchase agreements.....    8,314          1     ----
Commercial paper ...........................................................    1,034       ----     ----
Other short-term borrowed funds ............................................      648         11         2
Bank notes .................................................................      997        450       424
Other long-term debt .......................................................      598         20     ----
                                                                             --------    -------    -------
   Total interest-bearing liabilities ......................................   28,303      3,328      4,730
Interest rate swaps ........................................................     (808)      (315)       (34)
                                                                             --------    -------    -------
   Interest sensitivity gap ................................................    1,686       (597)      (541)
                                                                             --------    -------    -------
   Cumulative interest sensitivity gap .....................................  $ 1,686     $1,089      $ 548
                                                                             ========    =======    =======
December 31, 1996
-----------------
Loans and net leases, net of unearned income ...............................  $21,543     $1,705     $2,579
Investment securities ......................................................    1,071        964      1,817
Interest-bearing bank balances .............................................       78       ----      ----
Federal funds sold and securities purchased under resale agreements ........      276       ----      ----
Trading account assets .....................................................    1,188          1      ----
                                                                             --------    -------    -------
   Total interest-earning assets ...........................................   24,156      2,670      4,396
Interest-bearing demand ....................................................      491        145        290
Savings and money market savings ...........................................    6,062        438        876
Savings certificates .......................................................    2,329      1,897      2,078
Large denomination certificates ............................................    1,104        481        236
Time deposits in foreign offices ...........................................    1,156         29       ----
Federal funds purchased and securities sold under repurchase agreements.....    7,171         15       ----
Commercial paper ...........................................................      706       ----       ----
Other short-term borrowed funds ............................................      762        220          1
Bank notes .................................................................    2,514        150        275
Other long-term debt .......................................................      213         48         49
                                                                             --------    -------    -------
   Total interest-bearing liabilities ......................................   22,508      3,423      3,805
Interest rate swaps ........................................................     (627)      (139)        (1)
                                                                             --------    -------    --------
   Interest sensitivity gap ................................................    1,021       (892)       590
                                                                             --------    -------    -------
   Cumulative interest sensitivity gap .....................................  $ 1,021     $  129      $ 719
                                                                             ========    =======    =======





                                                                                  Interest Sensitive Period
                                                                         -------------------------------------------

                                                                                             Over One
                                                                         Total Within        Year and
                                                                             One Year    Nonsensitive           Total
                                                                         --------------  ------------         -------
$ in millions
December 31, 1997
-----------------
Loans and net leases, net of unearned income ............................... $31,645        $12,549            $44,194
Investment securities ......................................................   3,700         6,719              10,419
Interest-bearing bank balances .............................................     133          ----                 133
Federal funds sold and securities purchased under resale agreements ........   1,589          ----               1,589
Trading account assets .....................................................     999          ----                 999
                                                                             -------        -------            -------
   Total interest-earning assets ...........................................  38,066        19,268              57,334
Interest-bearing demand ....................................................   1,050         3,604               4,654
Savings and money market savings ...........................................   8,304         3,375              11,679
Savings certificates .......................................................   8,009         2,926              10,935
Large denomination certificates ............................................   1,995           289               2,284
Time deposits in foreign offices ...........................................   4,504              (1)            4,503
Federal funds purchased and securities sold under repurchase agreements.....   8,315             8               8,323
Commercial paper ...........................................................   1,034          ----               1,034
Other short-term borrowed funds ............................................     661            92                 753
Bank notes .................................................................   1,871         1,069               2,940
Other long-term debt .......................................................     618         2,376               2,994
                                                                             -------        --------           -------
   Total interest-bearing liabilities ......................................  36,361        13,738              50,099
Interest rate swaps ........................................................  (1,157)        1,157                ----
                                                                             -------        --------           -------
   Interest sensitivity gap ................................................ $   548         6,687             $ 7,235
                                                                             =======        --------           =======
   Cumulative interest sensitivity gap .....................................                $ 7,235
                                                                                            ========
December 31, 1996
-----------------
Loans and net leases, net of unearned income ............................... $25,827        $12,180            $38,007
Investment securities ......................................................   3,852         7,325              11,177
Interest-bearing bank balances .............................................      78          ----                  78
Federal funds sold and securities purchased under resale agreements ........     276          ----                 276
Trading account assets .....................................................   1,189             1               1,190
                                                                             -------        --------           -------
   Total interest-earning assets ...........................................  31,222        19,506              50,728
Interest-bearing demand ....................................................     926         3,266               4,192
Savings and money market savings ...........................................   7,376         2,700              10,076
Savings certificates .......................................................   6,304         4,057              10,361
Large denomination certificates ............................................   1,821           378               2,199
Time deposits in foreign offices ...........................................   1,185          ----               1,185
Federal funds purchased and securities sold under repurchase agreements.....   7,186            20               7,206
Commercial paper ...........................................................     706          ----                 706
Other short-term borrowed funds ............................................     983            56               1,039
Bank notes .................................................................   2,939         1,369               4,308
Other long-term debt .......................................................     310         2,407               2,717
                                                                             -------        --------           -------
   Total interest-bearing liabilities ......................................  29,736        14,253              43,989
Interest rate swaps ........................................................    (767)          767                ----
                                                                             -------        --------           -------
   Interest sensitivity gap ................................................ $   719         6,020             $ 6,739
                                                                             =======        --------           =======
   Cumulative interest sensitivity gap .....................................                $ 6,739
                                                                                            ========

Note: Refer to page 28 for details on management's assumptions of the repricing characteristics of certain accounts without contractual maturity dates.


              Management believes that rate risk is best measured by simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and off-balance sheet financial instruments. The model projections are based upon historical trends and management's expectations of balance sheet growth patterns, spreads to market rates, and prepayment behavior for assets and liabilities. The Management Finance Committee regularly reviews the assumptions used in the model. The corporation monitors exposure to a gradual change in rates of 200 basis points up or down over a rolling 12-month period and an interest rate shock of an instantaneous change in rates of 200 basis points up or down over the same period. The corporation policy limit for the maximum negative impact on net interest income from a gradual change in interest rates of 200 basis points over 12 months is 7.5 percent. Management generally has maintained a risk position well within the policy guideline level. As of December 31, 1997, the model indicated the impact of a 200 basis point gradual rise in rates over 12 months would approximate a .9 percent decrease in net interest income, while a 200 basis point decline in rates over the same period would approximate a .7 percent increase from an unchanged rate environment. At December 31, 1996, the model indicated the impact of a 200 basis point gradual rise in rates over 12 months would approximate a 1 percent decrease in net interest income, while a 200 basis point decline in rates over the same period would approximate a 1 percent increase from an unchanged rate environment. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.


              The corporation maintains trading accounts primarily to facilitate customer investment and risk management needs. The market risk inherent in these portfolios was immaterial at December 31, 1997. In addition to on-balance sheet instruments such as investment securities and purchased funds, the corporation uses off-balance sheet derivative instruments to manage interest rate risk, liquidity and net interest income. Off-balance sheet instruments include interest rate swaps, futures and options with indices that directly correlate to on-balance sheet instruments. The corporation has used off-balance sheet financial instruments, principally interest rate swaps, over a number of years and believes their use on a sound basis enhances the effectiveness of asset and liability and interest rate sensitivity management.

              Off-balance sheet asset and liability derivative transactions are based on referenced or notional amounts. At December 31, 1997, the corporation had $3.925 billion notional amount of derivatives outstanding for asset and liability management purposes. Details on the maturity schedule of asset and liability management derivatives including notional amounts and average maturities are contained in the following table.


              Maturity Schedule of Asset and Liability Management Derivatives
              -----------------------------------------------------------------
              December 31, 1997



                                          Within                                                  Over                 Average
                                             One      Two       Three       Four       Five       Five                    Life
            $ in millions                   Year     Years      Years      Years      Years      Years       Total      (Years)
                                          -----      ---        ---        ---        ---        ---        -----      -----
            Interest rate swaps:
  Pay fixed/receive floating:
  Notional amount .....................  $   267    $   338    $    25    $     3    $     1    $    82     $  716         1.63
  Weighted average rates received .....     4.88%      5.77%      6.01%      6.40%      5.88%      5.91%      5.47%
  Weighted average rates paid .........     7.29       6.10       6.54       9.03       6.19       7.92       6.78
  Receive fixed/pay floating:
  Notional amount .....................  $   476    $   101    $    53    $   102    $   250    $   802     $1,784        10.84
  Weighted average rates received .....     7.04%      6.59%      6.92%      6.44%      7.09%      7.55%      7.21%
  Weighted average rates paid .........     5.86       5.80       6.04       6.02       5.85       5.99       5.93
  Receive floating/pay floating:
  Notional amount .....................     ----       ----       ----    $   300       ----       ----     $  300         3.43
  Weighted average rates received .....     ----       ----       ----       5.89%      ----       ----       5.89%
  Weighted average rates paid .........     ----       ----       ----       5.99       ----       ----       5.99
            Index amortizing swaps:*
  Receive fixed/pay floating:
  Notional amount .....................  $   125       ----       ----       ----       ----       ----     $  125          .07
  Weighted average rates received .....     8.56%      ----       ----       ----       ----       ----       8.56%
  Weighted average rates paid .........     5.81       ----       ----       ----       ----       ----       5.81
            Total interest rate swaps:
  Notional amount .....................  $   868    $   439    $    78    $   405    $   251    $   884     $2,925         7.36
  Weighted average rates received .....     6.60%      5.96%      6.62%      6.03%      7.08%      7.40%      6.71%
  Weighted average rates paid .........     6.29       6.03       6.21       6.02       5.86       6.17       6.14
            Futures ...................  $ 1,000       ----       ----       ----       ----       ----     $1,000          .10
  Total derivatives
  (notional amount) ...................  $ 1,868    $   439    $    78    $   405    $   251    $   884     $3,925         5.51

* Maturity is based upon expected average lives rather than contractual lives.

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

              The fair value of all asset and liability derivative positions for which the corporation was exposed to counterparties totaled $74.012 million at December 31, 1997. The fair value of all asset and liability derivative positions for which counterparties were exposed to the corporation amounted to $11.455 million on the same date. Details of the net fair value gain of $62.557 million are included in Note K of Notes to Consolidated Financial Statements.

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


------------------------------------
Large Denomination Deposits* Table 6
------------------------------------

December 31, 1997 (thousands)

  Remaining Maturities
  Three months or less ...............  $ 1,059,160
  Over three through six months ......      431,190
  Over six through twelve months .....      499,781
  Over twelve months .................      293,937
                                        -----------
  Total ..............................  $ 2,284,068
                                        ===========

 * Includes domestic office certificates of deposit of $100 or more.

------------------------------------
 Short-Term Borrowed Funds Table 7
--------------------------------------------------------------------------------
(thousands)

                                                         1997                  1996                            1995
                                                   -------------------      -------------------      -------------------
                                                        Amount    Rate          Amount     Rate          Amount     Rate
                                                   -----------   -----      ----------    -----      ----------    -----
At year-end:
 Federal funds purchased and securities sold under
   repurchase agreements .........................  $ 8,322,716  5.48%       $7,206,005   5.71%       $6,892,491       5.13%
 Commercial paper ................................    1,034,024  4.66           706,376   4.69           535,218       4.30
 Other borrowed funds ............................      752,874  5.39         1,039,221   5.46         1,775,555       5.79
                                                   ------------             -----------              -----------
   Total .........................................  $10,109,614  5.39        $8,951,602   5.60        $9,203,264       5.21
                                                   ============             ===========              ===========
Average for the year:
 Federal funds purchased and securities sold under
   repurchase agreements .........................  $ 6,743,997  5.30        $7,136,064   5.37        $6,263,319       5.97
 Commercial paper* ...............................      781,345  5.06           595,806   4.88           535,210       5.48
 Other borrowed funds ............................    1,461,781  5.57         1,286,160   5.46         2,061,418       6.03
                                                   ------------             -----------              -----------
   Total .........................................  $ 8,987,123  5.32        $9,018,030   5.35        $8,859,947       5.96
                                                   ============             ===========              ===========
Maximum month-end balance:
 Federal funds purchased and securities sold under
   repurchase agreements .........................  $ 8,322,716              $8,519,928               $8,051,601
 Commercial paper ................................    1,034,024                 706,376                  599,146
 Other borrowed funds ............................    1,953,440               1,961,632                2,971,885

* Average interest rate for each year includes effect of fees paid on back-up lines of credit.


              Changing the repricing characteristics of liabilities to match the assets they support generally is accom plished through an interest rate swap whereby the corporation pays a fixed rate and receives a floating rate. This allows the corporation to acquire fixed-rate assets without increasing exposure to rising interest rates. Converting fixed-rate debt to a floating rate is accomplished generally by receiving fixed on an interest rate swap and paying floating. The corporation has used this type of transaction to convert long-term subordinated debt to a floating rate. This transaction increases liquidity by allowing a long-term liability to replace a short-term liability, yet have a rate that is consistent with and fluctuates with short-term rates. Receiving a fixed rate on an interest rate swap and paying a floating rate has the effect of converting floating-rate assets to fixed-rate assets. The results are essentially the same as acquiring a fixed-rate security funded with a floating-rate liability. Both transactions reduce asset sensitivity. The corporation has used this type of transaction to convert a portion of the floating-rate credit card portfolio to fixed rates.

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


Liquidity     To ensure the corporation is positioned to meet immediate and
Management    future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity is monitored through policy guidelines, which limit the level, maturity and concentration of noncore funding sources. Liquidity is maintained through a strong balance sheet and operating performance that generates high credit ratings for funding at attractive rates and that assures market acceptance. At December 31, 1997, the corporation's senior debt was rated Aa3 by Moody's and AA by Standard & Poor's. Subordinated debt was rated A1 and AA- by
              Moody's and Standard & Poor's, respectively. Commercial paper was rated P-1 by Moody's and A-1+ by Standard & Poor's.

              Through its balance sheet, the corporation generates liquidity on the asset side by maintaining significant amounts of available-for-sale investment securities, which may be sold at any time, and loans which may be securitized or sold. Additionally, the corporation generates cash through deposit growth, the issuance of bank notes, the availability of unused lines of credit and through other forms of debt and equity instruments.

              Through policy guidelines, the corporation limits net purchased funds to 50 percent of long-term assets, which include net loans and leases, investment securities with remaining maturities over one year and net foreclosed real estate. Policy guidelines insure against concentrations by maturity of noncore funding sources by limiting the cumulative percentage of purchased funds that mature overnight, within 30 days and within 90 days. Guidelines also require the monitoring of significant concentrations of funds by single sources and by type of borrowing category.

Nonperforming Nonperforming assets at December 31, 1997 totaled $129.495 million
Assets or .29 percent of period-end loans and foreclosed property. The total was down $2.023 million or 1.5 percent from one year earlier, primarily reflecting lower valuations for foreclosed real estate. The corporation's nonperforming assets historically have remained relatively low due to strong underwriting standards and a consistent and disciplined credit review policy.

              Real estate nonperforming assets, the largest category of total nonperforming assets, were $106.318 million or .64 percent of real estate loans and foreclosed real estate compared with $110.590 million or .79 percent at year-end 1996. Included in real estate nonperforming assets were real estate nonperforming loans of $84.872 million at December 31, 1997 versus $85.923 million one year earlier.

              Commercial real estate nonperforming assets totaled $50.930 million or .59 percent of related loans and foreclosed real estate compared with $61.574 million or .89 percent at year-end 1996. Commercial real estate nonperforming loans were $45.335 million versus $55.007 million at the end of 1996.


-----------------------------------------------------------------
 Nonperforming Assets and Contractually Past Due Loans Table 8
--------------------------------------------------------------------------------
December 31 (thousands)

                                                       1997          1996
                                                     ------          ----
Nonperforming Assets
Cash-basis assets .............................   $ 101,156     $  98,638
Restructured loans ............................        ----          ----
                                                  ---------     ---------
    Total nonperforming loans .................     101,156        98,638
Foreclosed property:
 Foreclosed real estate .......................      38,071        35,472
 Less valuation allowance .....................      16,625        10,805
 Other foreclosed assets ......................       6,893         8,213
                                                  ---------     ---------
    Total foreclosed property .................      28,339        32,880
                                                  ---------     ---------
    Total nonperforming assets ................   $ 129,495     $ 131,518
                                                  =========     =========
Nonperforming loans to year-end loans .........         .23%          .26%
Nonperforming assets to year-end loans and
 foreclosed property ..........................         .29           .35
Year-end allowance for loan losses times
 nonperforming loans ..........................        5.38x         5.26x
Year-end allowance for loan losses times
 nonperforming assets .........................        4.21          3.95
Contractually Past Due Loans
(accruing loans past due 90 days or more)
Borrowers .....................................   $ 114,343     $  84,788
                                                  =========     =========



                                                       1995          1994          1993          1992
                                                       ----          ----          ----          ----
Nonperforming Assets
Cash-basis assets .............................   $ 102,310     $ 146,246     $ 202,231     $ 258,378
Restructured loans ............................        ----          ----           686           377
                                                  ---------     ---------     ---------     ---------
    Total nonperforming loans .................     102,310       146,246       202,917       258,755
Foreclosed property:
 Foreclosed real estate .......................      39,877        53,746       101,253       127,971
 Less valuation allowance .....................      11,136        12,112        19,974        11,597
 Other foreclosed assets ......................       4,212         2,931         3,406         2,842
                                                  ---------     ---------     ---------     ---------
    Total foreclosed property .................      32,953        44,565        84,685       119,216
                                                  ---------     ---------     ---------     ---------
    Total nonperforming assets ................   $ 135,263     $ 190,811     $ 287,602     $ 377,971
                                                  =========     =========     =========     =========
Nonperforming loans to year-end loans .........         .29%          .46%          .73%         1.03%
Nonperforming assets to year-end loans and
 foreclosed property ..........................         .38           .60          1.03          1.50
Year-end allowance for loan losses times
 nonperforming loans ..........................        5.07x         3.53x         2.51x         1.86x
Year-end allowance for loan losses times
 nonperforming assets .........................        3.84          2.70          1.77          1.27
Contractually Past Due Loans
(accruing loans past due 90 days or more)
Borrowers .....................................   $  69,953     $  48,050     $  51,239     $  64,464
                                                  =========     =========     =========     =========

Provision     The provision for loan losses was $264.949 million, exceeding net
and           loan losses for the year and up for $71.173 million or 36.7
Allowance     percent from $193.776 million in 1996. Included in the provision
for Loan      for 1997 was a special merger-related charge of $10.845 million to
Losses        align the practices of the merged entities with those of the corporation.

              The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb potential write-offs in the loan portfolio due to credit deterioration or changes in risk profile. Factors considered in this assessment include the strength and consistency of the corporation's underwriting standards and charge-off policy, current and anticipated economic conditions, historical credit loss experience and the composition of the loan portfolio. Credit evaluations are made on a cash flow analysis basis with follow-up credit reviews consistently maintained. In addition, the corporation enforces an aggressive loan loss policy of early recognition and charge-off of troubled credits.

              Net loan losses for the year totaled $264.164 million or .67 percent of average loans compared with $193.487 million or .53 percent of loans in 1996, an increase of $70.677 million or 36.5 percent. The rise in net loan losses was driven primarily by higher charge-offs in credit cards, reflecting continued growth industry-wide in bankruptcy losses. Also contributing to the increase in net loan losses for the year were lower recoveries in real estate loans. Excluding credit cards, net loan losses totaled $44.830 million or .13 percent of average loans versus $30.545 million or .10 percent in 1996. Management anticipates net loan losses to continue to rise in 1998, primarily reflecting higher bankruptcy-driven credit card losses.

              Credit card net loan losses were $219.334 million or 3.90 percent of average credit card loans, up $56.392 million or 34.6 percent from $162.942 million or 3.29 percent of average receivables in 1996. Net recoveries in real estate loans totaled $569 thousand for the year compared with $8.573 million in 1996, a decline of $8.004 million.

              Selected data on the corporation's managed credit card portfolio, which includes securitized loans, appears in the following table.



              Managed credit card data
              -----------------------------------------------------------

            $ in thousands                                                    1997              1996              1995
                                                                           -------              ----              ----
            Average credit card outstandings .....................     $ 6,179,456       $ 5,573,626       $ 4,767,657
            Net loan losses ......................................         240,388           183,082           114,014
            Net loan losses to average loans .....................            3.89%             3.28%             2.39%
            Delinquencies (30 days or more) to period-end loans ..            2.75              2.35              2.31


              The allowance for loan losses at December 31, 1997 was $544.723 million, representing 1.23 percent of year-end loans and 538 percent of nonperforming loans. This compared with a balance of $519.297 million, representing 1.37 percent of loans and 526 percent of nonperforming loans one year earlier.

ALLOWANCE FOR LOAN LOSSES
              (MILLIONS)

(Graph appears below)
                           1992     1993    1994    1995    1996     1997
Year-End Loan Loss
  Allowance               1.86x     2.51x   3.53x   5.07x   5.26x    5.38x

x Allowance Times
  Nonperforming Loans



EARNINGS COVERAGE OF NET LOAN LOSSES*
                          (MILLIONS)
(Graph appears below)
                           1992     1993    1994    1995    1996     1997
Earnings Before Income
 Taxes and Provision for
 Loan Losses               5.52x    6.43x   11.18x  8.56x   6.66x    5.38x

x Number of Times
  Earnings Covered
  Net Loan Losses

*Excluding Nonrecurring Items
 and Securities Transactions



LOAN LOSS EXPERIENCE
          (MILLIONS)

(Graph appears below)
                           1992     1993    1994    1995    1996     1997
Credit Card                69.0     62.0    69.7    109.7  162.9    219.3
Commercial                  6.1      8.3     7.5      -      0.5      5.1
Real Estate                58.0     63.3      -       -       -        -
Other                      21.1     10.1    12.8     24.7   38.7     40.4
                            .65%     .56%    .30%     .38%   .53%     .67%

% Net Loan Losses to Average Loans

------------------------------------
 Allowance for Loan Losses Table 9
--------------------------------------------------------------------------------
(thousands)

                                                          1997         1996         1995          1994         1993        1992
                                                        ------         ----         -----         ----         ----        ----
Summary of Transactions
Balance at beginning of year ......................   $519,297     $518,808      $516,132     $509,798     $481,357    $421,193
Additions from acquisitions .......................     24,641          200         ----          ----         ----        ----
Allowance of company sold .........................       ----         ----         ----          ----         ----      (4,811)
Provision for loan losses .........................    264,949      193,776      130,504        96,122      172,161     219,177
Deduct net loan losses:
 Loans charged off:
  Commercial ......................................      9,254        6,375        6,364        14,319       15,047      20,007
  Credit card .....................................    246,008      184,387      125,301        83,597       75,325      82,272
  Other revolving credit ..........................     10,564        8,834        5,966         4,933        5,259       6,468
  Other retail ....................................     39,801       41,581       26,958        15,696       12,611      22,441
  Real estate .....................................     11,564        7,915       15,299        18,292       75,136      66,286
  Lease financing .................................      4,488        1,635          892           226          458         668
  Foreign .........................................       ----         ----         ----          ----         ----         960
                                                      --------     --------      --------     --------     --------    --------
    Total .........................................    321,679      250,727      180,780       137,063      183,836     199,102
 Recoveries:
  Commercial ......................................      4,171        5,905        9,078         6,848        6,720      13,860
  Credit card .....................................     26,674       21,445       15,644        13,913       13,350      13,292
  Other revolving credit ..........................      2,361        1,695        1,369         1,278        1,328       1,223
  Other retail ....................................     11,837       11,524        7,472         6,505        6,545       7,889
  Real estate .....................................     12,133       16,488       19,239        18,495       11,877       8,307
  Lease financing .................................        339          183          142           204          264         322
  Foreign .........................................       ----         ----            8            32           32           7
                                                      --------     --------      --------     --------     --------    --------
    Total .........................................     57,515       57,240       52,952        47,275       40,116      44,900
                                                      --------     --------      --------     --------     --------    --------
 Net loan losses ..................................    264,164      193,487      127,828        89,788      143,720     154,202
                                                      --------     --------      --------     --------     --------    --------
Balance at end of year ............................   $544,723     $519,297      $518,808     $516,132     $509,798    $481,357
                                                      ========     ========      ========     ========     ========    ========
Net Loan Losses (Recoveries) by
 Category
Commercial ........................................   $  5,083     $    470      $(2,714)     $  7,471     $  8,327    $  6,147
Credit card .......................................    219,334      162,942      109,657        69,684       61,975      68,980
Other revolving credit ............................      8,203        7,139        4,597         3,655        3,931       5,245
Other retail ......................................     27,964       30,057       19,486         9,191        6,066      14,552
Real estate .......................................       (569)      (8,573)      (3,940)         (203)      63,259      57,979
Lease financing ...................................      4,149        1,452          750            22          194         346
Foreign ...........................................       ----         ----             (8)        (32)         (32)        953
                                                      --------     --------      ----------   --------     --------    --------
    Total .........................................   $264,164     $193,487      $127,828     $ 89,788     $143,720    $154,202
                                                      ========     ========      =========    ========     ========    ========
Net loan losses -- excluding credit cards .........   $ 44,830     $ 30,545      $18,171      $ 20,104     $ 81,745    $ 85,222
Net Loan Losses (Recoveries) to
 Average Loans by Category
Commercial ........................................        .04%        ----%        (.02%)         .07%         .10%        .07%
Credit card .......................................       3.90         3.29          2.41         1.74         2.07        3.22
Other revolving credit ............................       1.93         1.71          1.15          .96         1.06        1.42
Other retail ......................................        .67          .69           .47          .23          .17         .45
Real estate .......................................       ----         (.06)        (.03)         ----          .64         .62
Lease financing ...................................        .43          .22           .27          .01          .14         .28
Foreign ...........................................       ----         ----         ----          (.03)        (.04)       1.32
Total loans .......................................        .67          .53           .38          .30          .56         .65
Total loans -- excluding credit cards .............        .13          .10           .06          .08          .36         .39
Year-end allowance to outstanding loans ...........       1.23%        1.37%        1.46%         1.63%        1.84%       1.92%
Earnings coverage of net loan losses* .............       5.38x        6.66x        8.56x        11.18x        6.43x       5.52x
Allocation of Allowance for Loan
 Losses**
Commercial ........................................   $120,195     $117,883      $123,161     $135,725     $135,898    $122,404
Credit card .......................................    221,142      191,606      141,763       130,111       94,697      71,863
Other revolving credit ............................     10,682        8,268        7,174         6,433        5,812       5,615
Other retail ......................................     36,669       48,011       42,999        38,175       39,384      34,368
Real estate .......................................     93,821       94,167      127,763       143,659      147,570     161,240
Lease financing ...................................      6,537        3,685        1,666         2,211        2,018       1,994
Foreign ...........................................      3,702        3,702        3,697         3,830          931         715
Unallocated .......................................     51,975       51,975       70,585        55,988       83,488      83,158
                                                      --------     --------      ---------    --------     --------    --------
    Total .........................................   $544,723     $519,297      $518,808     $516,132     $509,798    $481,357
                                                      ========     ========      =========    ========     ========    ========

* Earnings before income taxes and provision for loan losses excluding subsidiary sale, securities transactions and nonrecurring charges.
** The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgmental factors. Since any allocation is judgmental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans. See page 77 for percentages of loan categories to total loans.

Noninterest   Total other operating revenue, which excludes investment
Income        securities sales, increased $131.036 million or 15 percent. All major categories of total other operating revenue advanced for the year, reflecting stronger sales efforts, higher fee volume and good gains from the corporation's consumer banking initiatives.
              Included in total other operating revenue for 1997 was a gain of approximately $21.096 million from sales of branch offices versus a gain of $12.496 million in 1996 from the sale of the corporation's bond trustee business. Excluding these one-time gains, total other operating revenue rose $122.436 million or 14.2 percent in 1997. Based on economic trends known at the end of 1997, management has targeted growth of approximately 14 percent in total other operating revenue for 1998 led by trust services, deposit charge revenues, debit card income, capital markets income and investment fee services.

              Deposit account service charge revenues rose $25.561 million or
              9.1 percent. Higher commercial analysis fees, insufficient funds charges and overdraft fees primarily accounted for the year's increase.

              Trust service fees grew $20.928 million or 13.5 percent, reflecting greater business volume as well as increased fees from higher portfolio asset values. Good gains occurred in trust and investment management services, in institutional trust and retirement services and in asset management services, with fees collected from the Wachovia Funds also showing good growth for the year. At December 31, 1997, trust assets totaled $129.079 billion, including $33.568 billion under management, versus $108.557 billion with $26.161 billion under management at year-end 1996.

              Credit card income was up $18.852 million or 13.1 percent. Growth primarily reflected higher overlimit charges, greater card sales transactions and an increase in net revenues recognized from securitized loans. Active managed credit card accounts totaled
              2.307 million at December 31, 1997 compared with 2.271 million one year earlier.

              Investment fee income rose $9.740 million or 22.3 percent. Gains occurred largely in mutual fund income, brokerage commissions and corporate financing activities, which are part of capital markets income. Included in investment fee income are sales by investment counselors of the Wachovia Funds, the corporation's proprietary family of mutual funds. The Wachovia Funds had assets totaling $5.062 billion at December 31, 1997 versus $3.739 billion one year earlier.


-----------------------------
 Noninterest Income Table 10
--------------------------------------------------------------------------------
(thousands)

                                                             1997        1996        1995        1994        1993        1992
                                                       ----------    --------    --------    --------    --------    --------
Service charges on deposit accounts ..................  $  306,231    $280,670    $ 244,671   $ 231,646   $237,328    $219,881
Fees for trust services ..............................     175,549     154,621      145,464     142,026    133,651     121,712
Credit card income -- net of interchange
 payments ............................................     162,234     143,382      127,153     126,886    104,922      83,104
Electronic banking ...................................      64,640      56,226       39,722      28,347     17,857      15,290
Investment fee income ................................      53,487      43,747       27,656      14,522     17,153      13,021
Mortgage fee income ..................................      23,544      21,371       26,139      33,997     41,339      41,747
Trading account profits (losses) -- excluding
 interest ............................................      26,851      22,654       24,235       8,794     20,063      (5,199)
Insurance premiums and commissions ...................      30,205      20,562       17,455      17,018     16,566      17,359
Bankers' acceptance and letter of credit fees ........      34,526      28,243       25,953      25,801     22,277      22,438
Student loan servicing ...............................        ----        ----         ----        ----      5,535      33,250
Other service charges and fees .......................      38,750      38,590       30,271      22,876     22,094      22,852
Other income .........................................      89,751      64,666       48,396      38,186     30,684      10,394
                                                       -----------   ---------   ----------  ----------  ---------   ---------
    Total other operating revenue ....................   1,005,768     874,732      757,115     690,099    669,469     595,849
Gain on sale of mortgage servicing portfolio .........        ----        ----       79,025        ----       ----        ----
Gain on sale of subsidiary ...........................        ----        ----         ----        ----      8,030      19,486
Investment securities gains (losses) .................       1,454       4,588      (19,672)    (21,972)    74,256      54,151
                                                       -----------   ---------   ----------  ----------  ---------   ---------
    Total ............................................  $1,007,222    $879,320    $ 816,468   $ 668,127   $751,755    $669,486
                                                       ===========   =========   ==========  ==========  =========   =========

              Electronic banking income, consisting of fees from debit card and ATM usage, increased $8.414 million or 15 percent for the year. Growth was driven principally by higher debit card interchange income and ATM foreign access fees.

              Trading account profits grew $4.197 million or 18.5 percent, reflecting gains from sales of U.S. Treasury securities and mortgage-backed securities as well as from derivatives income and foreign exchange trading. Both derivatives income and foreign exchange trading are part of the corporation's expanding capital markets services.

              Mortgage fee income was higher by $2.173 million or 10.2 percent. Gains on sales of mortgage loans to the secondary market and increased volume in mortgage servicing activities acquired through the merger with Central Fidelity principally accounted for the year's growth.

              Remaining combined categories of total other operating revenue rose $41.171 million or 27.1 percent. Insurance premiums and commissions were up $9.643 million or 46.9 percent, and bankers' acceptance and letter of credit fees grew $6.283 million or 22.2 percent. Other service charges and fees were modestly higher, while other income expanded $25.085 million or 38.8 percent. Included in other income in 1997 and in 1996 were the gains on branch sales and the gain from the sale of the corporation's bond trustee business, respectively.

              Including investment securities sales, total noninterest income increased $127.902 million or 14.5 percent for the year. Investment securities sales resulted in a net gain of $1.454 million in 1997 compared with $4.588 million in 1996.

Noninterest   Noninterest expense was up $457.748 million or 30.3 percent for
Expense       the year and included a total of $287.532 million, pretax, in nonrecurring charges taken in the fourth quarter. The corporation recorded a merger-related charge of $220.330 million, pretax, for its integration of Central Fidelity Banks, Inc., Jefferson
              Bankshares and 1st United Bancorp and a technology impairment charge of $67.202 million, pretax, for the write-down and disposal of personal computer hardware and software purchased before 1997.
              The merger-related charge covered pretax expenses of $114.079 million for severance and personnel related costs; $66.953 million for systems and operating charges; $16.316 million for business line and branch integration expenses; and $22.982 million for deal costs and other expenses. The technology impairment charge was taken because the corporation adopted a plan to implement a company-wide distributed technology platform for improved employee communication capabilities.

              Excluding the fourth quarter special charges, noninterest expense on a core operating basis rose $170.216 million or 11.3 percent for the year and the corporation's overhead ratio measuring noninterest expense as a percentage of total adjusted revenues (taxable equivalent net interest income and total other operating revenue) was 53.19 percent. Growth in noninterest expense was driven principally by higher personnel costs and increased programming and consulting expenses associated with Year 2000 systems conversions. Management expects noninterest expense to increase modestly on a core basis in 1998 from 1997's core operating expense level of $1.679 billion. Excluded from the 1998 projection are additional expenses of approximately $50 million for merger-related costs that will be recognized primarily in the first half of the year and approximately $17 million for Year 2000 project costs.

-------------------------------
 Noninterest Expense Table 11
--------------------------------------------------------------------------------
(thousands)

                                                  1997            1996
                                               -------            ----
Salaries ...............................   $   742,106     $   655,065
Employee benefits ......................       163,051         141,867
                                           -----------     -----------
    Total personnel expense ............       905,157         796,932
Net occupancy expense ..................       116,654         114,001
Equipment expense ......................       142,227         132,775
Postage and delivery ...................        48,657          47,195
Outside data processing, programming
 and software ..........................        86,497          51,139
Stationery and supplies ................        30,960          30,043
Advertising and sales promotion ........        72,046          68,639
Professional services ..................        54,113          41,223
Travel and business promotion ..........        25,215          21,096
Regulatory agency fees and other bank
 services ..............................        14,600          16,771
Amortization of intangible assets ......        13,308           9,163
Foreclosed property expense ............         1,875           1,930
Personal computer impairment charge.....        67,202            ----
Merger-related charges .................       220,330            ----
Other expense ..........................       167,880         178,066
                                           -----------     -----------
    Total ..............................   $ 1,966,721     $ 1,508,973
                                           ===========     ===========
Overhead ratio* ........................          62.3%           52.5%


                                                  1995            1994            1993            1992
                                                  ----            ----            ----            ----
Salaries ...............................   $   604,041     $   566,368     $   545,869     $   533,000
Employee benefits ......................       129,749         125,144         139,754         112,179
                                           -----------     -----------     -----------     -----------
    Total personnel expense ............       733,790         691,512         685,623         645,179
Net occupancy expense ..................       109,543         102,131         101,225         100,818
Equipment expense ......................       127,268         124,321         119,340         116,993
Postage and delivery ...................        44,553          41,169          44,051          42,771
Outside data processing, programming
 and software ..........................        47,737          39,870          42,810          37,562
Stationery and supplies ................        30,238          27,327          28,100          29,120
Advertising and sales promotion ........        57,957          42,576          43,972          33,091
Professional services ..................        41,152          23,326          19,025          19,692
Travel and business promotion ..........        20,267          16,743          15,977          13,927
Regulatory agency fees and other bank
 services ..............................        63,136          79,693          80,341          78,009
Amortization of intangible assets ......        12,296          21,042          30,276          35,855
Foreclosed property expense ............         2,420           7,508          22,929          14,850
Personal computer impairment charge.....          ----            ----            ----            ----
Merger-related charges .................          ----            ----            ----            ----
Other expense ..........................       151,272         126,033         120,589         128,162
                                           -----------     -----------     -----------     -----------
    Total ..............................   $ 1,441,629     $ 1,343,251     $ 1,354,258     $ 1,296,029
                                           ===========     ===========     ===========     ===========
Overhead ratio* ........................          54.5%           54.7%           56.8%           58.0%

* Overhead ratio excluding the after-tax impact of nonrecurring charges was 53.19% in 1997.


              The corporation has been working since late 1995 to identify and begin remediating data recognition problems that will be caused in computer systems and software by the change in date from the year 1999 to the year 2000. Management has identified all business and operational functions that will be impacted by the date change and is moving aggressively to convert its application systems for year 2000 date recognition. Conversion and testing of all in-house application systems is expected to be completed by mid-1998, with testing of remaining vendor application system packages expected to be finished by the end of 1998. While many companies will be doing their 21st century date testing beginning in 1999, Wachovia already has included 21st century date testing as part of its conversion process. Throughout 1999, the corporation will conduct testing with external entities, such as business partners and the Federal Reserve, as they become Year 2000 ready. The corporation also is working to assess year 2000 readiness on the part of its current and future vendors, particularly those vendors considered critical to the ongoing operations and business of the corporation. Management estimates that total Year 2000 project costs will be approximately $55 million, of which $38 million has been spent through 1997. The corporation's Year 2000 project costs are not expected to have a material impact on its results of operations, liquidity or capital resources. The impact of Year 2000 noncompliance by all outside parties with whom the corporation may transact business cannot be gauged at this time.

              Total personnel costs for 1997 grew $108.225 million or 13.6 percent. Salaries expense increased $87.041 million or 13.3 percent, primarily reflecting a shift by management in its workforce composition toward higher skilled and more revenue generating personnel. Employee benefits expense was up $21.184 million or 14.9 percent, fueled by increased medical and retirement benefit expenses and by higher payroll taxes.

              Combined net occupancy and equipment expense rose $12.105 million or 4.9 percent. Equipment expense accounted for most of the rise, growing $9.452 million or 7.1 percent, largely due to higher depreciation charges.

              Excluding the $220.330 million for merger-related charges and the $67.202 million for the technology impairment charge, remaining combined categories of noninterest expense increased $49.886 million or 10.7 percent. Outside data processing, programming and software expense rose $35.358 million or 69.1 percent, reflecting Year 2000 contract programming expenses. Professional services expense grew $12.890 million or 31.3 percent, due to consulting costs for Year 2000 project issues. In April, the corporation launched its brand awareness advertising campaign as part of its growth initiatives. Advertising expense for the year increased $3.407 million or 5 percent.

Income Taxes  Applicable income taxes decreased $66.736 million or 19.5 percent, reflecting the reduction in the corpo ration's income before income taxes for the year. Income taxes computed at the statutory rate are reduced primarily by the interest income earned on state and municipal loans and debt securities. Also, within certain limitations, one-half of the interest income earned on qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on certain state and municipal debt instruments is exempt from federal taxes. All Georgia and North Carolina state and municipal debt instruments are exempt from Georgia and North Carolina taxes but are taxable in other states. State and municipal obligations of other states are generally subject to state taxes. The tax-exempt nature of these assets provide both an attractive return for the corporation and substantial interest savings for local governments and their constituents.

New           In June 1996, the Financial Accounting Standards Board issued
Accounting    Statement of Financial Accounting Standards No. 125, "Accounting
Standards     for Transfers and Servicing of Financial Assets and
              Extinguishments of Liabilities" (FASB 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. FASB 125 is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which were delayed until after December 31, 1997 by FASB 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No.
              125, an amendment of FASB Statement No. 125." Adoption of FASB 125 was not material; FASB 127 will be adopted as required in 1998 and will not be material.

              In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FASB 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB 131), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption, however comparative prior period information is required. The corporation plans to adopt these standards, as required, beginning in 1998; the disclosure requirements will have no impact on the corporation's financial position or results of operations.

              -----------------------------------------------
               Shareholders' Equity and Capital Ratios
              -----------------------------------------------------------------


              At December 31, 1997, shareholders' equity was $5.174 billion, up $566 million or 12.3 percent from $4.608 billion one year earlier. In connection with its purchase acquisitions of Jefferson Bankshares and 1st United Bancorp, the corporation issued 11.743 million shares of its common stock, resulting in an increase in shareholders' equity of $747.744 million. Included in shareholders' equity at December 31, 1997 was $71.098 million, net of tax, of unrealized gains on securities available-for-sale marked to fair value versus $51.686 million, net of tax, at year-end 1996. Wachovia's book value at December 31, 1997 was $25.13, an increase of 9.7 percent from $22.90 one year earlier. The corporation's internal capital generation rate (net income less dividends as a percentage of average equity) was 5.9 percent in 1997 and 10.1 percent in 1996. The decline reflected the decrease in the corporation's net income for 1997 due to nonrecurring charges taken in the fourth quarter.


-----------------------------------------
 Capital Components and Ratios Table 12
--------------------------------------------------------------------------------
December 31 (thousands)

                                                      1997            1996            1995
                                                   -------            ----            ----
Tier I capital:
 Common shareholders' equity ...............   $ 5,174,301     $ 4,608,401     $ 4,600,304
 Trust capital securities ..................       995,993         300,000            ----
 Less ineligible intangible assets .........       634,052          91,509          93,308
 Unrealized (gains) losses on securities
  available-for-sale, net of tax ...........       (71,098)        (51,686)       (139,978)
                                               -----------     -----------     -----------
   Total Tier I capital ....................     5,465,144       4,765,206       4,367,018
Tier II capital:
 Allowable allowance for loan losses .......       544,723         519,297         518,808
 Allowable long-term debt ..................     1,193,451       1,288,041       1,358,479
                                               -----------     -----------     -----------
   Tier II capital additions ...............     1,738,174       1,807,338       1,877,287
                                               -----------     -----------     -----------
   Total capital ...........................   $ 7,203,318     $ 6,572,544     $ 6,244,305
                                               ===========     ===========     ===========
Risk-adjusted assets .......................   $59,543,254     $50,391,406     $45,974,802
Quarterly average assets* ..................   $59,139,712     $55,897,010     $53,829,501
Risk-based capital ratios:
 Tier I capital ............................          9.18%           9.46%           9.50%
 Total capital .............................         12.10           13.04           13.58
Tier I leverage ratio ......................          9.24%           8.52%           8.11%
Shareholders' equity to total assets .......          7.91%           8.05%           8.25%



                                                       1994            1993             1992
                                                       ----            ----             ----
Tier I capital:
 Common shareholders' equity ...............   $  3,909,580     $ 3,744,084     $  3,378,702
 Trust capital securities ..................           ----            ----             ----
 Less ineligible intangible assets .........         61,995          65,835           69,600
 Unrealized (gains) losses on securities
  available-for-sale, net of tax ...........        139,861         (45,853)            ----
                                               ------------     -----------     ------------
   Total Tier I capital ....................      3,987,446       3,632,396        3,309,102
Tier II capital:
 Allowable allowance for loan losses .......        516,132         457,571          424,054
 Allowable long-term debt ..................        980,782         733,738          494,983
                                               ------------     -----------     ------------
   Tier II capital additions ...............      1,496,914       1,191,309          919,037
                                               ------------     -----------     ------------
   Total capital ...........................   $  5,484,360     $ 4,823,705     $  4,228,139
                                               ============     ===========     ============
Risk-adjusted assets .......................   $ 42,300,758     $36,553,436     $ 33,867,036
Quarterly average assets* ..................   $ 48,087,128     $44,516,447     $ 40,756,615
Risk-based capital ratios:
 Tier I capital ............................           9.43%           9.94%            9.77%
 Total capital .............................          12.97           13.20            12.48
Tier I leverage ratio ......................           8.29%           8.16%            8.12%
Shareholders' equity to total assets .......           7.94%           8.11%            8.03%

* Excludes ineligible intangible assets and average unrealized gains (losses) on securities available-for-sale, net of tax.

              During 1997, the corporation repurchased a total of 6,913,400 shares of its common stock under three separate authorizations by the board of directors. The shares were repurchased at an average price of $61.78 per share for a total cost of $427.111 million. In 1996, the corporation repurchased a total of 7,931,100 shares at an average price of $47.21 per share for a total cost of $374.408 million. The majority of the shares repurchased in 1997 was under the corporation's January 24, 1997 authorization to repurchase up to 10 million shares of its common stock. The authorization was rescinded by the board of directors effective with the corporation's pooling-of-interests merger announcement with Central Fidelity Banks on June 24, 1997. Repurchases by Central Fidelity (adjusted for the exchange ratio of 0.63 to 1) during 1997 and 1996 totaled 1,883,196 and 818,370 shares at an average cost of $58.53 and $36.75, respectively. On January 23, 1998, the board of directors authorized the repurchase of up to 946,662 shares to be issued in connection with the pending merger with Ameribank Bancshares, Inc., to be accounted for as a purchase transaction. Total repurchases were authorized up to an amount that would preserve the accounting for the merger with Central Fidelity as a pooling-of-interests.

              Intangible assets at December 31, 1997 totaled $649.542 million, consisting of $520.803 million in goodwill, $113.248 million in deposit base intangibles, $13.780 million in mortgage servicing rights and $1.711 million in other intangibles, primarily purchased credit card intangibles. This compared with intangible assets of $109.367 million one year earlier, with $41.147 million in goodwill, $55.803 million in deposit base intangibles, $10.972 million in mortgage servicing rights and $1.445 million in other intangible assets. The increase in goodwill and deposit base intangibles from year-end 1996 resulted from the corporation's purchase acquisitions of Jefferson Bankshares and 1st United Bancorp in the fourth quarter of 1997.

              Regulatory agencies divide capital into Tier I (consisting of shareholders' equity and certain cumulative preferred stock instruments less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from marking the securities portfolio to market value. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

              Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks, which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards.

              At December 31, 1997, the corporation's Tier I to risk-adjusted assets ratio was 9.18 percent and total capital to risk-adjusted assets was 12.10 percent. The Tier I leverage ratio was 9.24 percent. The capital ratios at year-end 1997 and 1996 included $995.993 million and $300 million, respectively, of trust capital securities.

Dividends     Cash dividends paid in 1997 totaled $327.303 million on a combined basis, an increase of $21.563 mil lion or 7.1 percent from $305.740 million paid in1996. The payout ratio of cash dividends paid to net income was 55.2 percent in 1997 and 40.4 percent in 1996, with the rise in 1997 principally attributable to the year's decrease in net income after special charges. Cash dividends paid per common share in 1997 by Wachovia Corporation prior to its merger with Central Fidelity were $1.68, higher by 10.5 percent from $1.52 paid in 1996.

              The corporation's board of directors declared at its meeting on January 23, 1998 a first quarter dividend of $.44 per common share, payable March 2, 1998 to shareholders of record on February 5. The dividend is higher by 10 percent from $.40 per share paid in the same quarter of 1997. Additional dividend information may be found on page 78.

YEAR-END SHAREHOLDERS' EQUITY PER SHARE
Five-Year Compound Growth Rate = 9.1%

(Graph appears below)

1992     16.25
1993     17.98
1994     18.79
1995     22.08
1996     22.90
1997     25.13

-----------------------------
 Financial Summary Table 13
--------------------------------------------------------------------------------

                                                          1997
                                      -------------------------------------------
                                          Fourth          Third          Second
                                         Quarter        Quarter         Quarter
                                      ------------      ------         -------
Summary of Operations
(thousands, except per share
 data)
Interest income .....................  $1,119,617     $ 1,072,921     $ 1,051,622
Interest expense ....................     564,145         549,277         539,423
                                      ------------    -----------     -----------
Net interest income .................     555,472         523,644         512,199
Provision for loan losses (1) .......      76,915          62,756          63,047
                                      ------------    -----------     -----------
Net interest income after
 provision for loan losses ..........     478,557         460,888         449,152
Other operating revenue .............     263,258         256,047         259,594
Investment securities (losses)
 gains (2) ..........................      (1,693)          1,091             498
                                      ------------    -----------     -----------
Total other income ..................     261,565         257,138         260,092
Personnel expense ...................     244,250         230,352         218,916
Nonrecurring charges (3) ............     287,532            ----            ----
Other expense .......................     200,636         194,949         201,485
                                      ------------    -----------     -----------
Total other expense .................     732,418         425,301         420,401
Income before income taxes ..........       7,704         292,725         288,843
Applicable income taxes .............       4,100          93,803          92,038
                                      ------------    -----------     -----------
Net income (4) ......................  $    3,604     $   198,922     $   196,805
                                      ============    ===========     ===========
Net income per common
 share:
 Basic ..............................  $     .02      $     1.02      $     1.00
 Diluted (4) ........................  $     .02      $     1.00      $      .98
Cash dividends paid per
 common share (5) ...................  $     .44      $      .44      $      .40
Average basic shares
 outstanding ........................     201,415         194,981         196,676
Average diluted shares
 outstanding ........................     205,934         198,555         199,819
Selected Average
 Balances (millions)
Total assets ........................  $   59,835     $    57,183     $    57,044
Loans -- net of unearned
 income .............................      41,770          39,731          39,100
Investment securities ...............      10,225          10,724          11,129
Other interest-earning assets .......       1,637           1,457           1,370
Total interest-earning assets .......      53,632          51,912          51,599
Interest-bearing deposits ...........      30,706          29,300          29,449
Short-term borrowed funds ...........       9,444           9,172           8,917
Long-term debt ......................       5,935           6,031           6,063
Total interest-bearing liabilities...      46,085          44,503          44,429
Noninterest-bearing deposits ........       7,484           6,844           6,789
Total deposits ......................      38,190          36,144          36,238
Shareholders' equity ................       4,884           4,391           4,376
Ratios (averages)
Annualized net yield on
 interest-earning assets ............        4.21%           4.12%           4.10%
Annualized return on
 assets (6) .........................        .02            1.39            1.38
Annualized return on
 shareholders' equity (6) ...........        .30           18.12           17.99



                                                                                1996
                                         ---------    --------------------------------------------------------
                                            First         Fourth           Third          Second       First
                                          Quarter         Quarter         Quarter        Quarter      Quarter
                                          -------      ----------          ------        -------       -----
Summary of Operations
(thousands, except per share
 data)
Interest income .....................   $ 1,018,225     $ 1,023,499     $ 1,020,667     $986,332     $ 979,010
Interest expense ....................       515,973         522,595         529,286      514,293       519,597
                                        -----------   -------------     -----------     --------     ---------
Net interest income .................       502,252         500,904         491,381      472,039       459,413
Provision for loan losses (1) .......        62,231          59,295          51,792       45,048        37,641
                                        -----------   -------------     -----------     --------     ---------
Net interest income after
 provision for loan losses ..........       440,021         441,609         439,589      426,991       421,772
Other operating revenue .............       226,869         227,740         220,529      220,428       206,035
Investment securities (losses)
 gains (2) ..........................         1,558           3,318             424         (172)        1,018
                                        -----------   -------------     -----------     --------     ---------
Total other income ..................       228,427         231,058         220,953      220,256       207,053
Personnel expense ...................       211,639         205,579         200,734      194,667       195,952
Nonrecurring charges (3) ............          ----            ----            ----         ----          ----
Other expense .......................       176,962         180,447         183,713      175,186       172,695
                                        -----------   -------------     -----------     --------     ---------
Total other expense .................       388,601         386,026         384,447      369,853       368,647
Income before income taxes ..........       279,847         286,641         276,095      277,394       260,178
Applicable income taxes .............        86,372          85,133          86,367       89,222        82,327
                                        -----------   -------------     -----------     --------     ---------
Net income (4) ......................   $   193,475     $   201,508     $   189,728     $188,172     $ 177,851
                                        ===========   =============     ===========     ========     =========
Net income per common
 share:
 Basic ..............................   $       .97      $     1.00      $      .93      $   .91      $    .86
 Diluted (4) ........................   $       .95      $      .98      $      .92      $   .90      $    .85
Cash dividends paid per
 common share (5) ...................   $       .40      $      .40      $      .40      $   .36      $    .36
Average basic shares
 outstanding ........................       200,110         202,139         203,801      205,967       207,694
Average diluted shares
 outstanding ........................       203,307         205,179         206,167      208,209       210,211
Selected Average
 Balances (millions)
Total assets ........................   $    56,333     $    56,034     $    56,088     $ 55,311     $  54,894
Loans -- net of unearned
 income .............................        38,223          37,746          37,200       36,439        35,556
Investment securities ...............        11,370          11,413          11,957       12,053        12,459
Other interest-earning assets .......         1,316           1,489           1,698        1,621         1,710
Total interest-earning assets .......        50,909          50,648          50,855       50,113        49,725
Interest-bearing deposits ...........        28,857          28,087          27,716       27,110        27,514
Short-term borrowed funds ...........         8,403           8,594           9,101        9,257         9,123
Long-term debt ......................         6,465           6,766           7,016        6,777         6,208
Total interest-bearing liabilities...        43,725          43,447          43,834       43,145        42,845
Noninterest-bearing deposits ........         6,612           6,701           6,458        6,459         6,343
Total deposits ......................        35,469          34,788          34,174       33,569        33,857
Shareholders' equity ................         4,479           4,493           4,431        4,435         4,472
Ratios (averages)
Annualized net yield on
 interest-earning assets ............          4.13%           4.08%           3.99%        3.95%         3.90%
Annualized return on
 assets (6) .........................          1.37            1.44            1.35         1.36          1.30
Annualized return on
 shareholders' equity (6) ...........         17.28           17.94           17.13        16.97         15.91

(1) Includes $10,845 in nonrecurring merger-related provision in the 1997 fourth quarter.
(2) Includes $4,639 of nonrecurring losses to restructure the available-for-sale portfolio in the 1997 fourth quarter.
(3) Nonrecurring charges in the 1997 fourth quarter include merger-related items of $220,330 and personal computer hardware and software disposal charge of $67,202.
(4) Net income excluding nonrecurring items was $210,727 for the 1997 fourth quarter. Net income per diluted share was $1.02 for the 1997 fourth quarter.
(5) Cash dividends per common share are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.
(6) Excluding the after-tax impact of nonrecurring charges of $207,123, annualized returns were 1.41% on assets and 17.26% on shareholders' equity for the 1997 fourth quarter.

              -----------------------------
               Fourth Quarter Analysis
              -----------------------------------------------------------------


              Net income per diluted share was $.02 for the fourth quarter of 1997 compared with $.98 per diluted share in the same period of 1996. Net income totaled $3.604 million versus $201.508 million a year earlier and was reduced by special charges taken in the fourth quarter to complete three merger transactions, write-down the value of personal computer hardware and software, and restructure the investment securities portfolio. The net impact of the special charges was $207.123 million, after-tax, or $1.00 per diluted share. On an operating basis, excluding the special charges, net income per diluted share was $1.02 and net income was $210.727 million.

              Total revenues grew $85.250 million or 11.4 percent for the quarter. Taxable equivalent net interest income increased $49.732 million or 9.6 percent, and total other operating revenue rose $35.518 million or 15.6 percent.

              Growth in taxable equivalent net interest income was fueled by increased loan volume, with a higher average rate earned also contributing to the rise. Loans expanded $4.024 billion or 10.7 percent, led by gains in taxable commercial loans, residential mortgages, commercial mortgages, construction loans and credit

QUARTERLY NET INCOME PER SHARE, 1997
                         (DILUTED)

(Graph appears below)

1st Quarter             .95
2nd Quarter             .98
3rd Quarter            1.00
4th Quarter             .02*


*Excluding nonrecurring items, net income per diluted share was $1.02.


QUARTERLY NET INCOME PER SHARE, 1996
                           (DILUTED)
(Graph appears below)

1st Quarter            .85
2nd Quarter            .90
3rd Quarter            .92
4th Quarter            .98


--------------------------------------------------
 Components of Earnings Per Basic Share Table 14
--------------------------------------------------------------------------------

                                                                     1997          1996
                                                                   Fourth        Fourth
                                                                  Quarter       Quarter       Change
                                                                  -------       -------       ----
Interest income .............................................    $   5.56      $   5.06      $   .50
Interest expense ............................................        2.80          2.58          .22
                                                                 --------      --------      -------
Net interest income .........................................        2.76          2.48          .28
Provision for loan losses ...................................         .38           .29          .09
                                                                 --------      --------      -------
Net interest income after provision for loan losses .........        2.38          2.19          .19
Other operating revenue .....................................        1.31          1.12          .19
Investment securities (losses) gains ........................       ( .01)          .02        ( .03)
                                                                 --------      --------      -------
Total other income ..........................................        1.30          1.14          .16
Personnel expense ...........................................        1.21          1.02          .19
Personal computer impairment charge .........................         .33          ----          .33
Merger-related charges ......................................        1.10          ----         1.10
Other expense ...............................................        1.00           .89          .11
                                                                 --------      --------      -------
Total other expense .........................................        3.64          1.91         1.73
Income before income taxes ..................................         .04          1.42        (1.38)
Applicable income taxes .....................................         .02           .42        ( .40)
                                                                 --------      --------      -------
Net income ..................................................    $    .02      $   1.00      $  (.98)
                                                                 ========      ========      =======

              cards. The average rate earned on loans improved 17 basis points. Increased funding for loan growth came primarily from interest-bearing time deposits, which rose $2.619 billion or 9.3 percent, reflecting gains largely in the corporation's Premiere account. Short-term borrowings also increased for the period while long-term debt declined.


-------------------------------------------------------------------------------
 Taxable Equivalent Rate/Volume Variance Analysis -- Fourth Quarter* Table 15
--------------------------------------------------------------------------------
 + (Millions)
++ (Thousands)




Average Volume+            Average Rate
----------------------- -------------------
     1997       1996       1997      1996
---------    -------    -------      ----
                                                Interest Income
                                                  Loans:
    $12,173   $10,493       7.40      7.15      Commercial .....................................
      1,616     2,031       8.85      8.85      Tax-exempt .....................................
-----------  --------
     13,789    12,524       7.57      7.43      Total commercial ...............................
      1,235     1,214       9.07      8.95      Direct retail ..................................
      2,976     3,113       8.46      8.52      Indirect retail ................................
      5,735     5,313      13.14     12.30      Credit card ....................................
        437       420      12.33     12.19      Other revolving credit .........................
-----------  --------
     10,383    10,060      11.28     10.72      Total retail ...................................
      1,689     1,219       9.30      8.79      Construction ...................................
      6,444     5,681       8.50      8.33      Commercial mortgages ...........................
      7,894     7,026       7.89      8.08      Residential mortgages ..........................
-----------  --------
     16,027    13,926       8.28      8.24      Total real estate ..............................
      1,057       771      10.46     10.20      Lease financing ................................
        514       465       7.13      6.93      Foreign ........................................
-----------  --------
     41,770    37,746       8.83      8.66      Total loans ....................................
                                                Investment securities:
                                                Held-to-maturity:
        119      ----       6.12     ----       U.S. Government and agency .....................
        981     1,128       8.04      7.97      Mortgage-backed securities .....................
        218       248      11.63     12.21      State and municipal ............................
         85         2       6.62     10.13      Other ..........................................
-----------  --------
      1,403     1,378       8.35      8.74      Total securities held-to-maturity ..............
                                                Available-for-sale:**
      4,781     5,288       6.78      6.61      U.S. Government and agency .....................
      3,141     3,451       6.94      6.77      Mortgage-backed securities .....................
        801     1,222       6.53      6.82      Other ..........................................
-----------  --------
      8,723     9,961       6.81      6.69      Total securities available-for-sale ............
-----------  --------
     10,126    11,339       7.02      6.94      Total investment securities ....................
        116       280       6.56      7.90      Interest-bearing bank balances .................
                                                Federal funds sold and securities purchased
        594       211       5.71      5.43      under resale agreements ........................
        927       998       5.55      5.48      Trading account assets .........................
-----------  --------
    $53,533   $50,574       8.39      8.19      Total interest-earning assets ..................
===========  ========
                                                Interest Expense
    $ 4,368   $ 4,069       1.57      1.51      Interest-bearing demand ........................
     11,189     9,851       3.85      3.67      Savings and money market savings ...............
     10,676    10,450       5.61      5.65      Savings certificates ...........................
      2,816     2,430       5.75      5.81      Large denomination certificates ................
-----------  --------
     29,049    26,800       4.34      4.31      Total time deposits in domestic offices.........
      1,657     1,287       5.69      5.30      Time deposits in foreign offices ...............
-----------  --------
     30,706    28,087       4.41      4.35      Total time deposits ............................
                                                Federal funds purchased and securities sold
      7,091     6,794       5.34      5.23      under repurchase agreements ....................
        887       666       5.10      4.84      Commercial paper ...............................
      1,466     1,134       5.54      5.36      Other short-term borrowed funds ................
-----------  --------
      9,444     8,594       5.35      5.22      Total short-term borrowed funds ................
      2,940     4,397       6.14      5.81      Bank notes .....................................
      2,995     2,369       6.59      6.44      Other long-term debt ...........................
-----------  --------
      5,935     6,766       6.37      6.03      Total long-term debt ...........................
-----------  --------
    $46,085   $43,447       4.86      4.79      Total interest-bearing liabilities .............
===========  ========   --------     -----
                            3.53      3.40      Interest rate spread
                        ========     =====      Net yield on interest-earning assets and net
                            4.21      4.08      interest income ................................
                        ========     =====





                                                                                                   Variance
                                                           Interest                            Attributable to
                                                  -----------------------                  ---------------------
                                                    1997          1996      Variance++     Rate        Volume
                                                  ---------     ---------      ------      -------        ----
 Interest Income
 Loans:
 Commercial .....................................  $   227,131   $   188,657  $   38,474    $   6,911   $   31,563
 Tax-exempt .....................................       36,043        45,183      (9,140)        ----       (9,140)
                                                  ------------  ------------  ----------
 Total commercial ...............................      263,174       233,840      29,334        4,625       24,709
 Direct retail ..................................       28,237        27,323         914          397          517
 Indirect retail ................................       63,469        66,695      (3,226)        (447)      (2,779)
 Credit card ....................................      189,903       164,305      25,598       11,854       13,744
 Other revolving credit .........................       13,573        12,860         713          157          556
                                                  ------------  ------------  ----------
 Total retail ...................................      295,182       271,183      23,999       14,870        9,129
 Construction ...................................       39,604        26,946      12,658        1,658       11,000
 Commercial mortgages ...........................      138,084       118,917      19,167        2,537       16,630
 Residential mortgages ..........................      156,915       142,705      14,210       (3,373)      17,583
                                                  ------------  ------------  ----------
 Total real estate ..............................      334,603       288,568      46,035        1,439       44,596
 Lease financing ................................       27,860        19,787       8,073          521        7,552
 Foreign ........................................        9,236         8,097       1,139          243          896
                                                  ------------  ------------  ----------
 Total loans ....................................      930,055       821,475     108,580       16,927       91,653
 Investment securities:
 Held-to-maturity:
 U.S. Government and agency .....................        1,843          ----       1,843         ----        1,843
 Mortgage-backed securities .....................       19,874        22,590      (2,716)         201       (2,917)
 State and municipal ............................        6,390         7,614      (1,224)        (345)        (879)
 Other ..........................................        1,407            54       1,353          (25)       1,378
                                                  ------------  ------------  ----------
 Total securities held-to-maturity ..............       29,514        30,258        (744)      (1,304)         560
 Available-for-sale:**
 U.S. Government and agency .....................       81,648        87,909      (6,261)       2,246       (8,507)
 Mortgage-backed securities .....................       54,939        58,714      (3,775)       1,481       (5,256)
 Other ..........................................       13,182        20,947      (7,765)        (856)      (6,909)
                                                  ------------  ------------  ----------
 Total securities available-for-sale ............      149,769       167,570     (17,801)       3,013      (20,814)
                                                  ------------  ------------  ----------
 Total investment securities ....................      179,283       197,828     (18,545)       2,319      (20,864)
 Interest-bearing bank balances .................        1,920         5,554      (3,634)        (819)      (2,815)
 Federal funds sold and securities purchased
 under resale agreements ........................        8,542         2,872       5,670          156        5,514
 Trading account assets .........................       12,968        13,757        (789)         179         (968)
                                                  ------------  ------------  ----------
 Total interest-earning assets ..................    1,132,768     1,041,486      91,282       26,920       64,362

 Interest Expense
 Interest-bearing demand ........................       17,333        15,401       1,932          681        1,251
 Savings and money market savings ...............      108,682        90,920      17,762        4,720       13,042
 Savings certificates ...........................      150,959       148,321       2,638         (934)       3,572
 Large denomination certificates ................       40,830        35,513       5,317         (365)       5,682
                                                  ------------  ------------  ----------
 Total time deposits in domestic offices.........      317,804       290,155      27,649        2,124       25,525
 Time deposits in foreign offices ...............       23,778        17,132       6,646        1,357        5,289
                                                  ------------  ------------  ----------
 Total time deposits ............................      341,582       307,287      34,295        4,427       29,868
 Federal funds purchased and securities sold
 under repurchase agreements ....................       95,440        89,326       6,114        1,987        4,127
 Commercial paper ...............................       11,411         8,112       3,299          461        2,838
 Other short-term borrowed funds ................       20,453        15,276       5,177          536        4,641
                                                  ------------  ------------  ----------
 Total short-term borrowed funds ................      127,304       112,714      14,590        2,944       11,646
 Bank notes .....................................       45,501        64,221     (18,720)       3,497      (22,217)
 Other long-term debt ...........................       49,758        38,373      11,385          925       10,460
                                                  ------------  ------------  ----------
 Total long-term debt ...........................       95,259       102,594      (7,335)       5,632      (12,967)
                                                  ------------  ------------  ----------
 Total interest-bearing liabilities .............      564,145       522,595      41,550        8,086       33,464
                                                  ------------  ------------  ----------
 Interest rate spread
 Net yield on interest-earning assets and net
 interest income ................................  $   568,623   $   518,891  $   49,732       17,557       32,175
                                                  ============  ============  ==========

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $99 million in 1997 and $74 million in 1996.

-------------------------------------
 Allowance for Loan Losses Table 16
--------------------------------------------------------------------------------
(thousands)

                                                          1997
                                     ---------------------------------------
                                         Fourth        Third         Second
                                        Quarter      Quarter        Quarter
                                     -----------     ------        ------
Summary of Transactions
Balance at beginning of period .....  $  519,356      $519,335    $ 519,312
Additions from acquisitions ........      24,641         ----          ----
Provision for loan losses ..........      76,915       62,756        63,047
Deduct net loan losses:
 Loans charged off:
  Commercial .......................       3,801          686         1,772
  Credit card ......................      68,796       61,277        59,935
  Other revolving credit ...........       3,659        2,520         2,259
  Other retail .....................       9,032        8,777        10,027
  Real estate ......................       5,786        1,469         1,764
  Lease financing ..................         916          988         1,218
  Foreign ..........................        ----         ----          ----
                                     -----------     ---------    ---------
    Total ..........................      91,990       75,717        76,975
 Recoveries:
  Commercial .......................       1,184          988         1,289
  Credit card ......................       6,251        6,894         6,573
  Other revolving credit ...........         588          575           591
  Other retail .....................       2,577        2,638         2,929
  Real estate ......................       5,125        1,787         2,465
  Lease financing ..................          76          100           104
  Foreign ..........................        ----         ----          ----
                                     -----------     ---------    ---------
    Total ..........................      15,801       12,982        13,951
                                     -----------     ---------    ---------
 Net loan losses ...................      76,189       62,735        63,024
                                     -----------     ---------    ---------
Balance at end of period ...........  $  544,723      $519,356    $ 519,335
                                     ===========     =========    =========
Net Loan Losses
 (Recoveries) by
 Category
Commercial .........................  $    2,617      $  (302)    $     483
Credit card ........................      62,545       54,383        53,362
Other revolving credit .............       3,071        1,945         1,668
Other retail .......................       6,455        6,139         7,098
Real estate ........................         661         (318)         (701)
Lease financing ....................         840          888         1,114
Foreign ............................        ----         ----          ----
                                     -----------     ---------    ---------
    Total ..........................  $   76,189      $62,735     $  63,024
                                     ===========     =========    =========
Net loan losses -- excluding
 credit cards ......................  $   13,644      $ 8,352     $   9,662
Annualized Net Loan
 Losses (Recoveries) to
 Average Loans by
 Category
Commercial .........................         .08%        (.01%)         .01%
Credit card ........................        4.36          3.85         3.85
Other revolving credit .............        2.81          1.87         1.59
Other retail .......................         .61           .61          .69
Real estate ........................         .02         (.01)         (.02)
Lease financing ....................         .32           .35          .50
Foreign ............................        ----         ----          ----
Total loans ........................         .73           .63          .64
Total loans -- excluding credit
 cards .............................         .15           .10          .12
Period-end allowance to
 outstanding loans .................        1.23%        1.27%         1.29%


                                                             1996
                                       --------  ------------------------------------------------
                                         First      Fourth        Third       Second        First
                                       Quarter     Quarter       Quarter     Quarter       Quarter
                                       -------    --------        ------      ------        ------
Summary of Transactions
Balance at beginning of period .....  $519,297      $519,271    $519,205      $518,928    $518,808
Additions from acquisitions ........      ----         ----         ----          200         ----
Provision for loan losses ..........    62,231       59,295       51,792       45,048       37,641
Deduct net loan losses:
 Loans charged off:
  Commercial .......................     2,995        1,181        2,875          796        1,523
  Credit card ......................    56,000       53,907       46,967       44,456       39,057
  Other revolving credit ...........     2,126        3,313        2,266        1,823        1,432
  Other retail .....................    11,965       11,714       10,338        9,626        9,903
  Real estate ......................     2,545        2,897        1,270        2,572        1,176
  Lease financing ..................     1,366          675          348          235          377
  Foreign ..........................      ----         ----         ----         ----         ----
                                      --------   -----------    --------     ---------    --------
    Total ..........................    76,997       73,687       64,064       59,508       53,468
 Recoveries:
  Commercial .......................       710        2,555          887        1,466          997
  Credit card ......................     6,956        5,849        5,431        5,405        4,760
  Other revolving credit ...........       607          456          547          340          352
  Other retail .....................     3,693        2,855        3,027        3,137        2,505
  Real estate ......................     2,756        2,673        2,388        4,148        7,279
  Lease financing ..................        59           30           58           41           54
  Foreign ..........................      ----         ----         ----         ----         ----
                                      --------   -----------    --------     ---------    --------
    Total ..........................    14,781       14,418       12,338       14,537       15,947
                                      --------   -----------    --------     ---------    --------
 Net loan losses ...................    62,216       59,269       51,726       44,971       37,521
                                      --------   -----------    --------     ---------    --------
Balance at end of period ...........  $519,312      $519,297    $519,271      $519,205    $518,928
                                      ========   ===========    ========     =========    ========
Net Loan Losses
 (Recoveries) by
 Category
Commercial .........................  $  2,285      $(1,374)    $  1,988      $  (670)    $    526
Credit card ........................    49,044       48,058       41,536       39,051       34,297
Other revolving credit .............     1,519        2,857        1,719        1,483        1,080
Other retail .......................     8,272        8,859        7,311        6,489        7,398
Real estate ........................      (211)         224       (1,118)      (1,576)      (6,103)
Lease financing ....................     1,307          645          290          194          323
Foreign ............................      ----         ----         ----         ----         ----
                                      --------   -----------    --------     ---------    --------
    Total ..........................  $ 62,216      $59,269     $ 51,726      $44,971     $ 37,521
                                      ========   ===========    ========     =========    ========
Net loan losses -- excluding
 credit cards ......................  $ 13,172      $11,211     $ 10,190      $ 5,920     $  3,224
Annualized Net Loan
 Losses (Recoveries) to
 Average Loans by
 Category
Commercial .........................       .07%        (.04%)        .06%        (.02%)        .02%
Credit card ........................      3.52          3.62        3.31          3.27        2.94
Other revolving credit .............      1.44          2.72        1.64          1.42        1.04
Other retail .......................       .78           .82         .67           .60         .68
Real estate ........................      (.01)          .01        (.03)        (.05)        (.19)
Lease financing ....................       .62           .33         .17           .12         .24
Foreign ............................      ----         ----         ----         ----         ----
Total loans ........................       .65           .63         .56           .49         .42
Total loans -- excluding credit
 cards .............................       .16           .14         .13           .07         .04
Period-end allowance to
 outstanding loans .................      1.32%        1.37%        1.36%        1.40%        1.43%

              The provision for loan losses was $76.915 million, exceeding net charge-offs and up $17.620 million or 29.7 percent from $59.295 million in the fourth quarter of 1996. Included in the provision for the fourth quarter of 1997 was $10.845 million for a special merger-related charge. Net loan losses were $76.189 million or .73 percent annualized of average loans, an increase of $16.920 million or 28.5 percent from $59.269 million or .63 percent of loans a year earlier. Credit card net loan losses were $62.545 million or 4.36 percent of average credit cards, up $14.487 million or 30.1 percent from a year earlier and accounted for most of the rise in total net loan losses. On a managed basis, including securitized loans, net credit card losses were $67.735 million or 4.31 percent of averaged managed receivables compared with $53.562 million or 3.61 percent a year earlier. Managed credit card outstandings averaged $6.281 billion for the period versus $5.938 billion in 1996. Excluding credit cards, net loan losses totaled $13.644 million or .15 percent of average loans compared with $11.211 million or .14 percent in the same period of 1996.

              Gains occurred in all major categories of total other operating revenue. Deposit account service charge revenues were up $8.667 million or 12 percent, trust service fees increased $8.430 million or 21.6 percent, and investment fee income rose $3.986 million or 34.4 percent, leading the growth. Including investment securities sales, total noninterest income was higher by $30.507 million or 13.2 percent. Sales of investment securities resulted in a net loss of $1.693 million in the fourth quarter of 1997, including a loss of $4.639 million from sales to restructure the available-for-sale portfolio for higher yields.

              Noninterest expense, including $287.532 million in special charges, was up $346.392 million or 89.7 percent. The special charges were $220.330 million for merger-related expenses and $67.202 million for the write-down and disposal of personal computer hardware and software. Excluding these nonrecurring charges, noninterest expense for the quarter rose $58.860 million or 15.2 percent. Growth was driven primarily by personnel costs, which rose $38.671 million or 18.8 percent, reflecting increased compensation levels and larger medical and retirement benefit expenses. Outside data processing, programming and software expense and professional services expense were up $9.711 million or 73.3 percent and $5.908 million or 56.6 percent, respectively, due largely to continued Year 2000 project costs.


-----------------------------
 Noninterest Income Table 17
--------------------------------------------------------------------------------
(thousands)

                                                                     1997
                                                   ---------------------------------
                                                     Fourth        Third      Second
                                                     Quarter     Quarter     Quarter
                                                   ----------    ------      ------
Service charges on deposit accounts ..............  $ 80,977    $ 76,584    $ 74,576
Fees for trust services ..........................    47,378      43,653      43,668
Credit card income -- net of interchange
 payments ........................................    38,382      43,182      43,814
Electronic banking ...............................    17,355      16,841      15,678
Investment fee income ............................    15,564      14,798      11,710
Mortgage fee income ..............................     7,509       5,711       5,154
Trading account profits -- excluding
 interest ........................................     9,170       6,890       6,511
Insurance premiums and commissions ...............     7,169       7,966       8,170
Bankers' acceptance and letter of credit fees.....     8,116       9,589       8,910
Other service charges and fees ...................     9,257       9,671       9,622
Other income .....................................    22,381      21,162      31,781
                                                   ----------   --------    --------
    Total other operating revenue ................   263,258     256,047     259,594
Investment securities (losses) gains .............    (1,693)      1,091         498
                                                   ----------   --------    --------
    Total ........................................  $261,565    $257,138    $260,092
                                                   ==========   ========    ========



                                                                                     1996
                                                    --------    --------------------------------------------
                                                       First      Fourth      Third      Second       First
                                                     Quarter     Quarter     Quarter     Quarter     Quarter
                                                     ------    --------      ------      ------      ------
Service charges on deposit accounts ..............  $ 74,094    $ 72,310    $ 71,766    $ 70,507    $ 66,087
Fees for trust services ..........................    40,850      38,948      38,053      38,980      38,640
Credit card income -- net of interchange
 payments ........................................    36,856      36,803      38,258      34,799      33,522
Electronic banking ...............................    14,766      15,767      15,471      14,154      10,834
Investment fee income ............................    11,415      11,578      10,447      11,177      10,545
Mortgage fee income ..............................     5,170       6,135       5,797       3,834       5,605
Trading account profits -- excluding
 interest ........................................     4,280       6,655       5,686       7,175       3,138
Insurance premiums and commissions ...............     6,900       5,299       5,581       5,035       4,647
Bankers' acceptance and letter of credit fees.....     7,911       7,450       7,389       6,857       6,547
Other service charges and fees ...................    10,200       9,070       9,815       9,373      10,332
Other income .....................................    14,427      17,725      12,266      18,537      16,138
                                                    --------   ---------    --------    --------    --------
    Total other operating revenue ................   226,869     227,740     220,529     220,428     206,035
Investment securities (losses) gains .............     1,558       3,318         424        (172)      1,018
                                                    --------   ---------    --------    --------    --------
    Total ........................................  $228,427    $231,058    $220,953    $220,256    $207,053
                                                    ========   =========    ========    ========    ========

-------------------------------
 Noninterest Expense Table 18
--------------------------------------------------------------------------------
(thousands)

                                                                       1997
                                             -------------------------------------------------------
                                                 Fourth         Third         Second           First
                                                Quarter       Quarter        Quarter         Quarter
                                             -----------      ------         ------         -------
Salaries ...................................  $  200,859     $  190,434     $  178,987     $ 171,826
Employee benefits ..........................      43,391         39,918         39,929        39,813
                                             -----------     ----------     ----------     ---------
  Total personnel expense ..................     244,250        230,352        218,916       211,639
Net occupancy expense ......................      30,687         29,816         27,657        28,494
Equipment expense ..........................      36,619         36,283         35,792        33,533
Postage and delivery .......................      12,539         11,883         11,899        12,336
Outside data processing, programming
 and software ..............................      22,952         21,980         26,988        14,577
Stationery and supplies ....................       7,637          8,415          7,676         7,232
Advertising and sales promotion ............      15,768         20,355         20,349        15,574
Professional services ......................      16,348         14,102         14,385         9,278
Travel and business promotion ..............       7,433          6,120          6,154         5,508
Regulatory agency fees and other bank
 services ..................................       3,523          3,458          3,791         3,828
Amortization of intangible assets ..........       6,433          2,347          2,264         2,264
Foreclosed property expense ................         492            487            951           (55)
Personal computer impairment charge ........      67,202           ----           ----          ----
Merger-related charges .....................     220,330           ----           ----          ----
Other expense ..............................      40,205         39,703         43,579        44,393
                                             -----------     ----------     ----------     ---------
  Total ....................................  $  732,418     $  425,301     $  420,401     $ 388,601
                                             ===========     ==========     ==========     =========
Overhead ratio* ............................        88.0%          53.6%          53.4%         52.2%



                                                                         1996
                                             -------------------------------------------------------
                                                 Fourth         Third          Second         First
                                                Quarter        Quarter        Quarter        Quarter
                                             ---------         ------         ------         ------
Salaries ...................................   $  171,923     $  164,886     $  159,617     $  158,639
Employee benefits ..........................       33,656         35,848         35,050         37,313
                                             ------------     ----------     ----------     ----------
  Total personnel expense ..................      205,579        200,734        194,667        195,952
Net occupancy expense ......................       27,792         29,179         28,153         28,877
Equipment expense ..........................       33,575         33,664         32,381         33,155
Postage and delivery .......................       11,716         11,779         11,546         12,154
Outside data processing, programming
 and software ..............................       13,241         12,985         12,804         12,109
Stationery and supplies ....................        7,201          6,950          7,917          7,975
Advertising and sales promotion ............       15,419         16,569         17,561         19,090
Professional services ......................       10,440          8,795         11,426         10,562
Travel and business promotion ..............        6,180          5,071          5,500          4,345
Regulatory agency fees and other bank
 services ..................................          844         11,298          2,432          2,197
Amortization of intangible assets ..........        2,290          2,296          2,299          2,278
Foreclosed property expense ................          523             50            595            762
Personal computer impairment charge ........         ----           ----           ----           ----
Merger-related charges .....................         ----           ----           ----           ----
Other expense ..............................       51,226         45,077         42,572         39,191
                                             ------------     ----------     ----------     ----------
  Total ....................................   $  386,026     $  384,447     $  369,853     $  368,647
                                             ============     ==========     ==========     ==========
Overhead ratio* ............................         51.7%          52.6%          51.9%          53.7%

* Overhead ratio excluding the after-tax impact of nonrecurring charges was 53.48% in the 1997 fourth quarter.



              --------------------------
               Results of Operations
              -----------------------------------------------------------------

1996 vs.      Consolidated net income for 1996 totaled $757.259 million or $3.65
1995          per diluted share compared with $707.913 million or $3.36 per diluted share in 1995. Results for the year reflected good revenue growth moderated by a higher provision for loan losses and increased spending primarily for personnel.

              Taxable equivalent net interest income rose $113.804 million or 6 percent. Increased loan volume drove the growth, offsetting the impact of a lower average rate earned and higher levels of interest-bearing liabilities. The net yield on interest-earning assets declined 6 basis points to 3.98 percent for the year.

              Taxable equivalent interest income was higher by $188.420 million or 4.8 percent. Average loans expanded $3.229 billion or 9.6 percent, while the average rate earned declined 26 basis points. All loan categories were up for the year, with gains strongest in taxable commercial loans, residential mortgages, commercial mortgages and credit cards.

              Interest expense increased $74.616 million or 3.7 percent. Average interest-bearing liabilities rose $3.164 billion or 7.9 percent, reflecting growth primarily in time deposits and long-term debt. The average rate paid on interest-bearing liabilities decreased 20 basis points, moderating the rise in interest expense.

              The following table summarizes the variances in taxable equivalent interest income and interest expense due to changes in rates and volumes between 1996 and 1995. Changes that are not due solely to rate or volume are allocated proportionately to rate and volume.

                                                                                          1996 over 1995
                                                                            ---------------------------------------
                                                                                  Attributable to
                                                                            ---------------------------
                                                                                Rate        Volume         Total
                                                                            --------         -----          ----
            $ in thousands
            Increase (decrease) in interest income:
    Loans .................................................................   ($ 90,809)   $  279,379    $  188,570
    Investment securities:
    Held-to-maturity:
    State and municipal ...................................................       1,722       (18,367)      (16,645)
    Other .................................................................      26,567      (201,350)     (174,783)
    Available-for-sale:
    Other .................................................................         (64)      173,979       173,915
    Interest-bearing bank balances ........................................          57        23,850        23,907
    Federal funds sold and securities purchased under resale agreements ...      (1,476)        3,608         2,132
    Trading account assets ................................................      (9,045)          369        (8,676)
                                                                                                         ----------
    Total interest-earning assets .........................................     (97,965)      286,385       188,420
            Increase (decrease) in interest expense:
    Total time deposits in domestic offices ...............................     (27,203)       74,697        47,494
    Time deposits in foreign offices ......................................      (2,413)       15,479        13,066
    Total short-term borrowed funds .......................................     (54,802)        9,273       (45,529)
    Total long-term debt ..................................................         (36)       59,621        59,585
                                                                                                         ----------
    Total interest-bearing liabilities ....................................     (79,724)      154,340        74,616
                                                                                                         ----------
            Increase in net interest income ...............................                              $  113,804
                                                                                                         ==========

              Nonperforming assets at December 31, 1996 were $131.518 million or .35 percent of loans and foreclosed property. The total was lower by $3.745 million or 2.8 percent from year-end 1995, reflecting lower levels of nonperforming loans and foreclosed real estate.

              The provision for loan losses was $193.776 million, slightly exceeding net charge-offs and up $63.272 million or 48.5 percent from $130.504 million in 1995. Net loan losses totaled $193.487 million or .53 percent of average loans versus $127.828 million or .38 percent a year earlier, an increase of $65.659 million or
              51.4 percent. The rise in net charge-offs reflected higher losses in consumer loans, primarily credit cards and other retail loans, partially offset by greater net recoveries in real estate loans. Credit card net charge-offs were $162.942 million or 3.29 percent of average outstandings compared with $109.657 million or 2.41 percent in 1995. Excluding credit cards, net loan losses totaled $30.545 million or .10 percent of average loans versus $18.171 million or .06 percent a year earlier. At December 31, 1996, the allowance for loan losses was $519.297 million, representing 1.37 percent of period-end loans and 526 percent of nonperforming loans compared with $518.808 million, 1.46 percent and 507 percent, respectively, at year-end 1995.

              Total other operating revenue grew $117.617 million or 15.5 percent, with all major categories increasing for the year except mortgage fee income and trading account profits. Gains were led by deposit account service charges, which rose $35.999 million or
              14.7 percent; electronic banking revenues, which were higher by $16.504 million or 41.5 percent; credit card fee income, up $16.229 million or 12.8 percent; and investment fee income, which increased $16.091 million or 58.2 percent. Including sales of investment securities and the sale in 1995 of a mortgage-servicing portfolio, total noninterest income for 1996 was up $62.852 million or 7.7 percent from 1995. Investment securities sales resulted in a net gain of $4.588 million in 1996 versus a net loss of $19.672 million in 1995, with the loss in 1995 resulting from portfolio restructuring to improve yields. In 1995, a portion of the corporation's mortgage servicing portfolio was sold, resulting in a pretax gain of $79.025 million.

              Total noninterest expense increased $67.344 million or 4.7 percent, driven principally by higher personnel expense. Salaries expense grew $51.024 million or 8.4 percent and employee benefits expense rose $12.118 million or 9.3 percent, reflecting expansion of the corporation's workforce in sales and in other business growth areas. Combined net occupancy and equipment expense was up moderately, while remaining other combined categories of noninterest expense declined due largely to the Federal Deposit Insurance Corporation's elimination in 1996 of insurance premiums for well-capitalized banks.

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

In meeting its responsibility both for the integrity and fairness of these statements and information, management depends on the accounting system and related internal controls that are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures and that assets are safeguarded and proper and reliable records are maintained.

The concept of reasonable assurance is based on the recognition that the cost of internal controls should not exceed the related benefits. As an integral part of internal controls, the corporation maintains a professional staff of internal auditors who monitor compliance with and assess the effectiveness of internal controls and coordinate audit coverage with the independent auditors.

The Audit Committee of Wachovia's Board of Directors, composed solely of outside directors, meets regularly with the corporation's management, internal auditors, independent auditors and regulatory examiners to review matters relating to financial reporting, internal controls and the nature, extent and results of the audit effort. The independent auditors, internal auditors and banking regulators have direct access to the Audit Committee with or without management present.

The financial statements have been audited by Ernst & Young LLP, independent auditors, who render an independent professional opinion on management's financial statements. Their appointment was recommended by the Audit Committee, approved by the Board of Directors and ratified by the shareholders. Their examination provides an objective assessment of the degree to which the corporation's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures which include reviewing the internal controls and performing selected tests of transactions and records as they deem appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are presented fairly in all material respects.



Report of Independent Auditors


The Board of Directors
Wachovia Corporation

We have audited the accompanying consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Central Fidelity National Bank and subsidiaries for the year ended December 31, 1997 or the consolidated financial statements of Central Fidelity Banks, Inc. and subsidiaries for the years ended December 31, 1996 and 1995, which statements reflect total assets constituting 16% in 1997 and 18% in 1996, and total interest income constituting 20% in 1997, 19% in 1996 and 20% in 1995 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Central Fidelity National Bank and subsidiaries and Central Fidelity Banks, Inc. and subsidiaries, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP


Winston-Salem, North Carolina
January 20, 1998

Wachovia Corporation and Subsidiaries
---------------------------------------
 Consolidated Statements of Condition
--------------------------------------------------------------------------------
$ in thousands




                                                                                              December 31     December 31
                                                                                                     1997            1996
                                                                                             ------------     -----------
Assets
Cash and due from banks ..................................................................   $ 4,221,818      $ 3,674,192
Interest-bearing bank balances ...........................................................       133,191           77,871
Federal funds sold and securities purchased under resale agreements ......................     1,589,234          275,941
Trading account assets ...................................................................       999,122        1,189,826
Securities available-for-sale ............................................................     8,909,537        9,824,752
Securities held-to-maturity (market value of $1,578,464 in 1997 and $1,423,555 in 1996)...     1,509,339        1,352,091
Loans and net leases .....................................................................    44,210,286       38,033,031
Less unearned income on loans ............................................................        15,904           25,802
                                                                                             -----------      -----------
  Total loans ............................................................................    44,194,382       38,007,229
Less allowance for loan losses ...........................................................       544,723          519,297
                                                                                             -----------      -----------
  Net loans ..............................................................................    43,649,659       37,487,932
Premises and equipment ...................................................................       810,155          793,929
Due from customers on acceptances ........................................................       628,398          751,893
Other assets .............................................................................     2,946,616        1,800,213
                                                                                             -----------      -----------
  Total assets ...........................................................................   $65,397,069      $57,228,640
                                                                                             ===========      ===========
Liabilities
Deposits in domestic offices:
 Demand ..................................................................................   $ 8,589,595      $ 7,300,819
 Interest-bearing demand .................................................................     4,654,172        4,192,185
 Savings and money market savings ........................................................    11,679,432       10,076,268
 Savings certificates ....................................................................    10,934,720       10,361,404
 Large denomination certificates .........................................................     2,284,068        2,198,567
 Noninterest-bearing time ................................................................         8,460            7,822
                                                                                             -----------      -----------
  Total deposits in domestic offices .....................................................    38,150,447       34,137,065
Time deposits in foreign offices .........................................................     4,503,396        1,184,829
                                                                                             -----------      -----------
  Total deposits .........................................................................    42,653,843       35,321,894
Federal funds purchased and securities sold under repurchase agreements ..................     8,322,716        7,206,005
Commercial paper .........................................................................     1,034,024          706,376
Other short-term borrowed funds ..........................................................       752,874        1,039,221
Long-term debt:
 Bank notes ..............................................................................     2,939,952        4,307,802
 Other long-term debt ....................................................................     2,994,181        2,716,837
                                                                                             -----------      -----------
  Total long-term debt ...................................................................     5,934,133        7,024,639
Acceptances outstanding ..................................................................       628,398          751,893
Other liabilities ........................................................................       896,780          570,211
                                                                                             -----------      -----------
  Total liabilities ......................................................................    60,222,768       52,620,239
Off-balance sheet items, commitments and contingent liabilities -- Notes J, K and M
Shareholders' Equity
Preferred stock, par value $5 per share:
 Authorized 50,000,000 shares; none issued or outstanding ................................          ----             ----
Common stock, par value $5 per share:
 Authorized 500,000,000 shares; issued and outstanding 205,926,632 shares in 1997 and
  201,252,539 shares in 1996 .............................................................     1,029,633        1,006,263
Capital surplus ..........................................................................       974,803          706,649
Retained earnings ........................................................................     3,098,767        2,843,803
Unrealized gains on securities available-for-sale, net of tax ............................        71,098           51,686
                                                                                             -----------      -----------
  Total shareholders' equity .............................................................     5,174,301        4,608,401
                                                                                             -----------      -----------
  Total liabilities and shareholders' equity .............................................   $65,397,069      $57,228,640
                                                                                             ===========      ===========

See notes to consolidated financial statements

Wachovia Corporation and Subsidiaries
------------------------------------
 Consolidated Statements of Income
--------------------------------------------------------------------------------
$ in thousands, except per share


                                                                                            Year Ended December 31
                                                                                      1997              1996            1995
                                                                              ------------      ------------     -----------
Interest Income
Loans ....................................................................     $ 3,455,296       $ 3,109,698      $2,910,678
Securities available-for-sale:
 Other investments .......................................................         625,139           684,134         506,713
Securities held-to-maturity:
 State and municipal .....................................................          16,452            21,039          34,023
 Other investments .......................................................          87,632            96,508         260,218
Interest-bearing bank balances ...........................................           5,230            33,284           9,376
Federal funds sold and securities purchased under resale agreements ......          22,319            15,411          12,930
Trading account assets ...................................................          50,317            49,434          56,172
                                                                             -------------       -----------      ----------
  Total interest income ..................................................       4,262,385         4,009,508       3,790,110
Interest Expense
Deposits:
 Domestic offices ........................................................       1,216,229         1,148,797       1,101,303
 Foreign offices .........................................................          87,320            54,942          41,876
                                                                             -------------       -----------      ----------
  Total interest on deposits .............................................       1,303,549         1,203,739       1,143,179
Short-term borrowed funds ................................................         478,162           482,236         527,765
Long-term debt ...........................................................         387,107           399,796         340,211
                                                                             -------------       -----------      ----------
  Total interest expense .................................................       2,168,818         2,085,771       2,011,155
Net Interest Income ......................................................       2,093,567         1,923,737       1,778,955
Provision for loan losses ................................................         264,949           193,776         130,504
                                                                             -------------       -----------      ----------
Net interest income after provision for loan losses ......................       1,828,618         1,729,961       1,648,451
Other Income
Service charges on deposit accounts ......................................         306,231           280,670         244,671
Fees for trust services ..................................................         175,549           154,621         145,464
Credit card income .......................................................         162,234           143,382         127,153
Electronic banking .......................................................          64,640            56,226          39,722
Investment fee income ....................................................          53,487            43,747          27,656
Mortgage fee income ......................................................          23,544            21,371          26,139
Trading account profits ..................................................          26,851            22,654          24,235
Other operating income ...................................................         193,232           152,061         122,075
                                                                             -------------       -----------      ----------
  Total other operating revenue ..........................................       1,005,768           874,732         757,115
Gain on sale of mortgage servicing portfolio .............................            ----              ----          79,025
Investment securities gains (losses) .....................................           1,454             4,588         (19,672)
                                                                             -------------       -----------      ----------
  Total other income .....................................................       1,007,222           879,320         816,468
Other Expense
Salaries .................................................................         742,106           655,065         604,041
Employee benefits ........................................................         163,051           141,867         129,749
                                                                             -------------       -----------      ----------
  Total personnel expense ................................................         905,157           796,932         733,790
Net occupancy expense ....................................................         116,654           114,001         109,543
Equipment expense ........................................................         142,227           132,775         127,268
Personal computer impairment charge ......................................          67,202              ----            ----
Merger-related charges ...................................................         220,330              ----            ----
Other operating expense ..................................................         515,151           465,265         471,028
                                                                             -------------       -----------      ----------
  Total other expense ....................................................       1,966,721         1,508,973       1,441,629
Income before income taxes ...............................................         869,119         1,100,308       1,023,290
Applicable income taxes ..................................................         276,313           343,049         315,377
                                                                             -------------       -----------      ----------
Net Income ...............................................................     $   592,806       $   757,259      $  707,913
                                                                             =============       ===========      ==========
Net income per common share:
 Basic ...................................................................     $      2.99       $      3.70      $     3.40
 Diluted .................................................................     $      2.94       $      3.65      $     3.36
Average shares outstanding:
 Basic ...................................................................         198,290           204,889         208,230
 Diluted .................................................................         201,901           207,432         210,600

See notes to consolidated financial statements

Wachovia Corporation and Subsidiaries

--------------------------------------------------
 Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
$ in thousands, except per share


                                                                Common Stock
                                                              Shares       Amount

Year Ended December 31, 1995
Balance at beginning of year .........................   195,708,013      $ 978,540
Net income ...........................................
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.38 a share................
 Central Fidelity Banks, Inc. -- $.79 a share.........
Common stock issued pursuant to:
 Stock option and employee benefit plans .............     1,230,527          6,154
 Dividend reinvestment plan ..........................       466,784          2,334
 Conversion of debentures ............................       165,885            829
Common stock acquired ................................    (1,890,517)        (9,453)
Unrealized gains on securities available-for-sale,
 net of tax ..........................................
Miscellaneous ........................................          (674)              (4)
                                                       -------------      ------------
Balance at end of year ...............................   195,680,018      $ 978,400
                                                       =============      ===========
Year Ended December 31, 1996
Balance at beginning of year .........................   195,680,018      $ 978,400
Net income ...........................................
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.52 a share................
 Central Fidelity Banks, Inc. -- $.86 a share.........
Common stock issued pursuant to:
 Stock option and employee benefit plans .............     1,056,131          5,280
 Dividend reinvestment plan ..........................       349,928          1,750
 Conversion of debentures ............................       312,594          1,563
 Acquisition of bank .................................       208,207          1,041
Common stock acquired ................................    (8,885,278)       (44,426)
Three-for-two common stock split by Central
 Fidelity Banks, Inc. ................................    12,530,939         62,655
Unrealized losses on securities available-for-sale,
 net of tax ..........................................
Miscellaneous ........................................
                                                       -------------      -----------
Balance at end of year ...............................   201,252,539      $1,006,263
                                                       =============      ===========
Year Ended December 31, 1997
Balance at beginning of year .........................   201,252,539      $1,006,263
Net income ...........................................
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.68 a share................
 Central Fidelity Banks, Inc. -- $.94 a share.........
Common stock issued pursuant to:
 Stock option and employee benefit plans .............     1,547,645          7,737
 Dividend reinvestment plan ..........................       298,553          1,493
 Conversion of debentures ............................         3,628             18
Common stock acquired ................................    (8,918,515)       (44,593)
Unrealized gains on securities available-for-sale,
 net of tax ..........................................
Acquisition of banks .................................    11,742,782         58,715
Miscellaneous ........................................
                                                       -------------      -----------
Balance at end of year ...............................   205,926,632      $1,029,633
                                                       =============      ===========



                                                                                     Unrealized
                                                                                     Securities
                                                          Capital        Retained         Gains
                                                          Surplus        Earnings        (Losses)
Year Ended December 31, 1995
Balance at beginning of year .........................  $   995,155    $2,075,746    ($  139,861)
Net income ...........................................                    707,913
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.38 a share................                   (235,495)
 Central Fidelity Banks, Inc. -- $.79 a share.........                    (47,022)
Common stock issued pursuant to:
 Stock option and employee benefit plans .............       27,667
 Dividend reinvestment plan ..........................       16,374
 Conversion of debentures ............................        2,355
Common stock acquired ................................      (60,026)
Unrealized gains on securities available-for-sale,
 net of tax ..........................................                                   279,839
Miscellaneous ........................................        1,103        (1,844)
                                                        -----------    ----------    -----------
Balance at end of year ...............................  $   982,628    $2,499,298     $  139,978
                                                        ===========    ==========    ===========
Year Ended December 31, 1996
Balance at beginning of year .........................  $   982,628    $2,499,298     $  139,978
Net income ...........................................                    757,259
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.52 a share................                   (254,458)
 Central Fidelity Banks, Inc. -- $.86 a share.........                    (51,282)
Common stock issued pursuant to:
 Stock option and employee benefit plans .............       33,250
 Dividend reinvestment plan ..........................       15,130
 Conversion of debentures ............................        4,444
 Acquisition of bank .................................        9,003
Common stock acquired ................................     (375,138)
Three-for-two common stock split by Central
 Fidelity Banks, Inc. ................................       36,797       (99,530)
Unrealized losses on securities available-for-sale,
 net of tax ..........................................                                   (88,292)
Miscellaneous ........................................          535        (7,484)
                                                        -----------    ----------    -----------
Balance at end of year ...............................  $   706,649    $2,843,803     $   51,686
                                                        ===========    ==========    ===========
Year Ended December 31, 1997
Balance at beginning of year .........................  $   706,649    $2,843,803     $   51,686
Net income ...........................................                    592,806
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.68 a share................                   (273,301)
 Central Fidelity Banks, Inc. -- $.94 a share.........                    (54,002)
Common stock issued pursuant to:
 Stock option and employee benefit plans .............       55,689
 Dividend reinvestment plan ..........................       18,030
 Conversion of debentures ............................           52
Common stock acquired ................................     (500,343)
Unrealized gains on securities available-for-sale,
 net of tax ..........................................                                    19,412
Acquisition of banks .................................      689,029
Miscellaneous ........................................        5,697       (10,539)
                                                        -----------    ----------    -----------
Balance at end of year ...............................  $   974,803    $3,098,767     $   71,098
                                                        ===========    ==========    ===========

See notes to consolidated financial statements

Wachovia Corporation and Subsidiaries
----------------------------------------
 Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
$ in thousands


                                                                                         Year Ended
                                                                                        December 31
                                                                                               1997
Operating Activities
Net income ............................................................................  $     592,806
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ............................................................        264,949
 Depreciation and amortization ........................................................        165,692
 Deferred income taxes ................................................................         35,169
 Investment securities (gains) losses .................................................         (1,454)
 Gain on sale of mortgage servicing portfolio .........................................           ----
 Gain on sale of noninterest-earning assets ...........................................         (4,775)
 (Decrease) increase in accrued income taxes ..........................................         (6,416)
 Decrease (increase) in accrued interest receivable ...................................          9,173
 Increase (decrease) in accrued interest payable ......................................         36,764
 Net change in other accrued and deferred income and expense ..........................        196,902
 Net trading account activities .......................................................        190,704
 Net loans held for resale ............................................................        144,849
                                                                                        --------------
  Net cash provided by operating activities ...........................................      1,624,363
Investing Activities
Net decrease (increase) in interest-bearing bank balances .............................            393
Net (increase) decrease in federal funds sold and securities purchased under resale
 agreements ...........................................................................     (1,258,355)
Purchases of securities available-for-sale ............................................     (3,418,951)
Purchases of securities held-to-maturity ..............................................        (36,340)
Sales of securities available-for-sale ................................................      2,211,721
Calls, maturities and prepayments of securities available-for-sale ....................      2,341,747
Calls, maturities and prepayments of securities held-to-maturity ......................        273,696
Net increase in loans made to customers ...............................................     (4,639,373)
Capital expenditures ..................................................................       (162,286)
Proceeds from sales of premises and equipment .........................................         46,164
Proceeds from sale of mortgage servicing portfolio ....................................           ----
Net increase in other assets ..........................................................       (476,129)
Business combinations .................................................................        133,081
                                                                                        --------------
  Net cash used by investing activities ...............................................     (4,984,632)
Financing Activities
Net increase in demand, savings and money market accounts .............................      1,719,641
Net increase (decrease) in certificates of deposit ....................................      3,076,795
Net increase (decrease) in federal funds purchased and securities sold under
 repurchase agreements ................................................................      1,041,778
Net increase in commercial paper ......................................................        327,648
Net (decrease) increase in other short-term borrowings ................................       (286,347)
Proceeds from issuance of bank notes ..................................................        948,372
Maturities of bank notes ..............................................................     (2,315,367)
Proceeds from issuance of other long-term debt ........................................        687,940
Payments on other long-term debt ......................................................       (418,982)
Common stock issued ...................................................................         59,281
Dividend payments .....................................................................       (327,303)
Common stock repurchased ..............................................................       (532,682)
Other equity transactions .............................................................           (154)
Net (decrease) increase in other liabilities ..........................................        (72,725)
                                                                                        --------------
  Net cash provided by financing activities ...........................................      3,907,895
Increase in Cash and Cash Equivalents .................................................        547,626
Cash and cash equivalents at beginning of year ........................................      3,674,192
                                                                                        --------------
Cash and cash equivalents at end of period ............................................  $   4,221,818
                                                                                        ==============
Supplemental Disclosures
Unrealized gains (losses) on securities available-for-sale:
 Increase (decrease) in securities available-for-sale .................................  $      31,356
 (Decrease) increase in deferred taxes ................................................        (11,944)
 Increase (decrease) in shareholders' equity ..........................................         19,412



                                                                                               1996            1995
Operating Activities
Net income ............................................................................  $     757,259   $     707,913
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ............................................................        193,776         130,504
 Depreciation and amortization ........................................................        117,731         104,113
 Deferred income taxes ................................................................         50,052           5,943
 Investment securities (gains) losses .................................................         (4,588)         19,672
 Gain on sale of mortgage servicing portfolio .........................................           ----         (79,025)
 Gain on sale of noninterest-earning assets ...........................................         (2,486)         (7,467)
 (Decrease) increase in accrued income taxes ..........................................          8,092          89,928
 Decrease (increase) in accrued interest receivable ...................................         34,917         (72,375)
 Increase (decrease) in accrued interest payable ......................................        (42,086)         67,953
 Net change in other accrued and deferred income and expense ..........................         (7,300)         46,316
 Net trading account activities .......................................................        (74,401)       (223,973)
 Net loans held for resale ............................................................        524,191        (346,542)
                                                                                        --------------  --------------
  Net cash provided by operating activities ...........................................      1,555,157         442,960
Investing Activities
Net decrease (increase) in interest-bearing bank balances .............................        448,408        (494,516)
Net (increase) decrease in federal funds sold and securities purchased under resale
 agreements ...........................................................................         30,398          96,626
Purchases of securities available-for-sale ............................................     (1,358,041)     (5,068,510)
Purchases of securities held-to-maturity ..............................................        (45,679)       (665,727)
Sales of securities available-for-sale ................................................        541,533       2,980,553
Calls, maturities and prepayments of securities available-for-sale ....................      1,912,940       1,201,551
Calls, maturities and prepayments of securities held-to-maturity ......................        318,205         508,830
Net increase in loans made to customers ...............................................     (3,138,067)     (3,711,173)
Capital expenditures ..................................................................       (223,153)       (205,521)
Proceeds from sales of premises and equipment .........................................        100,515          31,972
Proceeds from sale of mortgage servicing portfolio ....................................           ----         142,011
Net increase in other assets ..........................................................       (401,488)        (41,031)
Business combinations .................................................................          2,814         413,022
                                                                                        --------------  --------------
  Net cash used by investing activities ...............................................     (1,811,615)     (4,811,913)
Financing Activities
Net increase in demand, savings and money market accounts .............................      1,719,718       1,204,766
Net increase (decrease) in certificates of deposit ....................................       (781,971)      2,400,814
Net increase (decrease) in federal funds purchased and securities sold under
 repurchase agreements ................................................................        313,514         (46,777)
Net increase in commercial paper ......................................................        203,881         103,315
Net (decrease) increase in other short-term borrowings ................................       (769,057)        731,414
Proceeds from issuance of bank notes ..................................................      2,465,005       1,349,812
Maturities of bank notes ..............................................................     (2,498,492)     (1,525,294)
Proceeds from issuance of other long-term debt ........................................        950,796         610,587
Payments on other long-term debt ......................................................        (94,803)           (924)
Common stock issued ...................................................................         37,445          43,151
Dividend payments .....................................................................       (304,733)       (281,466)
Common stock repurchased ..............................................................       (415,084)        (65,032)
Other equity transactions .............................................................            (78)           ----
Net (decrease) increase in other liabilities ..........................................         71,406         (75,275)
                                                                                        --------------  --------------
  Net cash provided by financing activities ...........................................        897,547       4,449,091
Increase in Cash and Cash Equivalents .................................................        641,089          80,138
Cash and cash equivalents at beginning of year ........................................      3,033,103       2,952,965
                                                                                        --------------  --------------
Cash and cash equivalents at end of period ............................................  $   3,674,192   $   3,033,103
                                                                                        ==============  ==============
Supplemental Disclosures
Unrealized gains (losses) on securities available-for-sale:
 Increase (decrease) in securities available-for-sale .................................  $    (143,324)  $     445,944
 (Decrease) increase in deferred taxes ................................................         55,032        (166,105)
 Increase (decrease) in shareholders' equity ..........................................        (88,292)        279,839

See notes to consolidated financial statements

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
$ in thousands



Note A -- Accounting Policies


Nature of Operations -- The Corporation is a southeastern interstate bank holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. The corporation's principal banking subsidiary is Wachovia Bank, N.A., which maintains operations in Georgia, North Carolina and South Carolina. Credit Card services are provided through The First National Bank of Atlanta. In addition to general commercial banking, the Corporation and its subsidiaries are engaged in trust and investment management, residential mortgage origination, leasing, state and local government securities underwriting, foreign exchange, corporate finance and other money market services.

Wachovia Corporation acquired three bank holding companies in 1997. Jefferson Bankshares, Inc., of Charlottesville, Virginia, and 1st United Bancorp of Boca Raton, Florida, were accounted for as purchase transactions. The acquisition of Central Fidelity Banks, Inc., of Richmond, Virginia, was accounted for as a pooling-of-interests. In November 1997, Wachovia announced a definitive agreement to acquire Ameribank Bancshares of Hollywood, Florida. Ameribank has total assets of approximately $293,000 at December 31, 1997 and will be accounted for as a purchase transaction during 1998.

Principles of Consolidation -- The consolidated financial statements include the accounts of Wachovia Corporation and its subsidiaries after elimination of all material intercompany balances and transactions.

Business Combinations -- In business combinations accounted for as poolings-of-interests, the financial position and results of operations and cash flows of the respective companies are restated as though the companies were combined for all historical periods.

In business combinations accounted for using the purchase method of accounting, the net assets of the companies acquired are recorded at their fair values at the date of acquisition. Goodwill is amortized on a straight-line basis over the estimated periods benefited. Identifiable intangibles, including deposit base intangibles, are amortized on an accelerated or straight-line basis over the estimated periods benefited. The results of operations of the acquired companies are included since the date of acquisition.

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

Trading derivative financial instruments are customer oriented, and trading positions are established as necessary to accommodate customers' requirements. Gains and losses from securities trading derivatives and foreign exchange activities are included in other income.

Investment Securities Held-to-Maturity and Available-for-Sale -- Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity or trading and marketable equity securities are classified as available-for-sale and are stated at fair value. Unrealized gains and losses, net of tax, on available-for-sale securities are recorded in a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as investment securities gains and losses.

Risk Management Instruments -- Interest rate swaps and options (caps and floors) are used as part of the Corporation's overall interest rate risk management and are designated as hedges of interest-bearing assets, liabilities, firm commitments and anticipated transactions. These derivatives modify the interest rate characteristics of specified financial instruments. Amounts receivable or payable under interest rate swap and option agreements are recognized in net interest income. Derivative instruments not qualifying as end-user positions are treated as trading positions and marked-to-market. To qualify as a hedge, the swap or option must be designated and documented as a hedge and be effective in reducing the market risk associated with the existing asset, liability, firm commitment, or identified anticipated transaction which is probable to occur. Effectiveness of the hedge is evaluated on an initial and ongoing basis using statistical calculations of correlation. Gains and losses on risk management derivatives that are terminated early are deferred and amortized to net interest income over the remaining period originally covered by the instrument. If the underlying designated item is no longer held, or if an anticipated transaction is no longer likely to occur, any previously unrecognized gain or loss on the derivative contract is recognized in earnings and the contract is subsequently accounted for at fair value.

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

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note A -- Accounting Policies -- Concluded
The allowance is maintained at a level believed to be adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current domestic and international economic conditions, volume and composition of the loan portfolio and other risks inherent in the portfolio.

Premises and Equipment -- Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the leasehold asset or the lease term.

Impairment of Long-Lived Assets -- Effective January 1, 1996, the Corporation prospectively adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FASB 121). The statement requires recognition of impairment losses on long-lived assets to be held and used whenever events or changes in circumstances result in the carrying value of the assets exceeding the sum of the expected future cash flows. The measurement of the impairment losses recognized is based on the difference between the fair value and carrying value of the assets. FASB 121 also requires long-lived assets to be disposed of be reported at the lower of carrying value or fair value less cost to sell. The effect of the adoption of this policy in 1996 was not material.

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

Stock-Based Compensation -- The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for stock awards and appreciation rights is recorded based on the market price at the end of the period. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB 123), encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. The Corporation follows the pro forma disclosure provisions of FASB 123.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FASB 125), which prescribes accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities.

The Corporation adopted FASB 125 for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by FASB 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." Adoption of FASB 125 was not material; FASB 127 will be adopted as required in 1998 and is not expected to be material.

Earnings Per Share -- In accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," all earnings per share amounts have been restated to present basic and diluted earnings per share. The effect of the new standard was not material.

Reporting Comprehensive Income -- In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FASB 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The Corporation plans to adopt the standard, as required, in 1998.

Disclosures about Segments of an Enterprise and Related Information --
In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued and establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. The Corporation plans to adopt the standard, as required, in 1998.

--------------------------------------------------------------------------------


Note B -- Business Combinations
On December 15, 1997, the Corporation merged with Central Fidelity Banks, Inc. (Central Fidelity), headquartered in Richmond, Virginia. Each outstanding share of Central Fidelity common stock was converted into and exchanged for .63 of a share of the Corporation's common stock, resulting in the issuance of approximately 36.3 million shares. The acquisition was accounted for as a pooling-of-interests, and accordingly, all historical financial information for the Corporation has been restated to include Central Fidelity historical information for all periods presented herein. Intercompany transactions prior to the merger have been eliminated, and certain reclassifications were made to the Central Fidelity financial statements to conform to the Corporation's presentations. No material adjustments were recorded to conform Central Fidelity's accounting policies.

In connection with the merger, the Corporation recorded charges of $220,330 for direct and other merger-related costs. The merger plan includes restructuring activities that will result in consolidation of operations, business line locations and administrative functions. These activities are expected to be completed during 1998. The charge includes $114,079 for severance and personnel related costs; $66,953 for

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note B -- Business Combinations -- Concluded systems and operations conversion costs; $22,982 for deal costs and other expenses; and $16,316 for business line and branch integration expenses. Included in systems and operations conversion costs and business line and integration costs are activities such as contract termination, write down of unutilized assets and other business and systems conversion costs. The liability at December 31, 1997 represents severance, contract termination costs and deal fees. Management anticipates recording an additional $50,000 merger charge in 1998, relating primarily to integration expenses.

Details of the merger-related costs follow.


                                               1997      Utilized
                                           Provision      in 1997     Balance
                                          --------      ---------     ------
Severance and personnel related
  costs ...............................   $114,079      $  ----     $114,079
Systems and operations
  conversion costs ....................     66,953       51,530       15,423
Business line and integration
  expenses ............................     16,316        9,660        6,656
Deal costs and other expenses .........     22,982       20,031        2,951
                                          --------      -------     --------
       Total ..........................   $220,330      $81,221     $139,109
                                          ========      =======     ========

On October 31, 1997, the Corporation completed its merger with Jefferson Bankshares, Inc. (Jefferson), headquartered in Charlottesville, Virginia. Each outstanding share of Jefferson common stock was converted into and exchanged for .625 shares of the Corporation's common stock, resulting in the issuance of approximately 8.7 million shares of common stock valued at $554,337. The transaction was accounted for as a purchase; accordingly, operating results of Jefferson have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired, based on preliminary estimates of fair value and resulted in $337,452 of goodwill and $41,512 of deposit base intangibles.

On November 11, 1997, the Corporation completed its merger with 1st United Bancorp (1st United), headquartered in Boca Raton, Florida. Each outstanding share of 1st United common stock was converted into and exchanged for .3 shares of the Corporation's common stock, resulting in the issuance of approximately
3.0 million shares of common stock valued at $193,407. The transaction was accounted for as a purchase; accordingly, operating results of 1st United have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired, based on preliminary estimates of fair value and resulted in $141,154 of goodwill and $22,718 of deposit base intangibles.

Goodwill and deposit base intangibles, arising from the Jefferson and 1st United purchase transactions, are being amortized over 25 and 7 years, respectively. Changes to the preliminary purchase price allocation are not expected to be significant.

Merger-related expenses of $23,055 were accrued to reflect management's best estimate of severance costs related to premerger Jefferson and 1st United employees and other expenses of premerger activities related to the Jefferson and 1st United transactions. The fair value of Jefferson and 1st United assets and liabilities acquired at the dates of acquisition was $3,426,567 and $2,678,823, respectively. The pro forma results, giving effect to the purchase transactions as though they occurred as of the beginning of the reporting periods, do not vary significantly from actual results.

--------------------------------------------------------------------------------


Note C -- Fair Value of Financial Instruments
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented.

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

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note C -- Fair Value of Financial Instruments -- Concluded
Long-Term Debt -- Fair values are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Many of the Corporation's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statements of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements, due from customers on acceptances, short-term borrowed funds, acceptances outstanding, and the financial instruments included in other assets and liabilities. The estimated fair values of the Corporation's remaining on-balance sheet financial instruments as of December 31 are summarized below.


                                                 1997
                                     -----------------------------
                                         Carrying        Estimated
                                            Value       Fair Value
                                     ------------    -------------
Financial assets:
  Trading account assets .........   $  999,122      $  999,122
  Investment securities ..........   10,418,876      10,488,001
  Loans, net of allowance for loan
     losses ......................   43,649,659      43,944,373
Financial liabilities:
  Deposits .......................   42,653,843      42,757,011
  Long-term debt .................    5,934,133       6,041,697


                                                    1996
                                      -----------------------------
                                         Carrying       Estimated
                                            Value      Fair Value
                                      ----------      -------------
Financial assets:
   Trading account assets .........   $1,189,826      $1,189,826
   Investment securities ..........   11,176,843      11,248,307
   Loans, net of allowance for loan
     losses .......................   37,487,932      37,546,451
Financial liabilities:
   Deposits .......................   35,321,894      35,527,581
   Long-term debt .................    7,024,639       7,088,339


Off-Balance Sheet Instruments -- Fair values are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit, and the estimated amount the Corporation would receive or pay to terminate or replace the contract at current market rates for the remainder of the off-balance sheet instruments. See Notes J and K for additional information about off-balance sheet financial instruments.

The estimated fair values of the Corporation's off-balance sheet financial instruments as of December 31 are summarized below. The amounts for commitments and letters of credit are presented as negative in order to represent the approximate cost the Corporation would incur to pay third parties to assume these commitments. Interest rate contracts and other off-balance sheet financial instruments represent the net fair value gain or loss of the contracts.


                                                        1997           1996
                                                   Estimated       Estimated
                                                  Fair Value      Fair Value
                                                  ------------   -------------
Unfunded commitments to extend credit .........   ($ 44,682)     ($ 40,736)
Letters of credit .............................   (58,429)       (41,469)
Interest rate contracts issued for trading
  purposes ....................................     5,990          3,997
Interest rate contracts held for purposes
  other than trading ..........................    62,557          1,828
Other off-balance sheet financial
  instruments issued or held for trading or
  lending purposes ............................     3,318          3,647


This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures exclude all nonfinancial instruments such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

--------------------------------------------------------------------------------


Note D -- Investment Securities


The aggregate amortized cost, fair value and gross unrealized gains and losses of investment securities as of December 31 were as follows:

                                                            1997
                                           -----------------------------------------
                                             Amortized     Unrealized    Unrealized
                                                  Cost          Gains        Losses
                                           ------------- -------------   -----------
Held-to-Maturity
------------------------------------------
U.S. Treasury and other agencies ......... $  202,913    $    818       $       188
State and municipal ......................    222,903      22,894              ----
Mortgage-backed ..........................    962,161      45,106               187
Other ....................................    121,362         682              ----
                                           ------------- --------       -----------
                                           $1,509,339    $ 69,500       $       375
                                           ============= ========       ===========
Available-for-Sale
-------------------------------------------
U.S. Treasury and other agencies ......... $4,501,547    $ 57,579       $     1,017
State and municipal ......................     79,795       3,150                 7
Mortgage-backed ..........................  3,543,711      39,967             2,495
Other ....................................    508,975       3,255               862
Equity ...................................    160,649      15,443               153
                                           ------------- --------       -----------
                                           $8,794,677    $119,394       $     4,534
                                           ============= ========       ===========



                                                                              1996
                                           -----------   --------------------------------------------------
                                                  Fair     Amortized    Unrealized   Unrealized        Fair
                                                 Value          Cost         Gains       Losses       Value
                                             --------    ----------     ----------   ----------      ------
Held-to-Maturity
-------------------------------------------
U.S. Treasury and other agencies ......... $  203,543    $     ----    $   ----     $  ----      $     ----
State and municipal ......................    245,797       167,901      20,949          98         188,752
Mortgage-backed ..........................  1,007,080     1,104,355      46,727         398       1,150,684
Other ....................................    122,044        79,835       4,291           7          84,119
                                           ----------    ----------    --------     -------      ----------
                                           $1,578,464    $1,352,091    $ 71,967     $   503      $1,423,555
                                           ==========    ==========    ========     =======      ==========
Available-for-Sale
-------------------------------------------
U.S. Treasury and other agencies ......... $4,558,109    $5,135,275    $ 57,175     $ 9,148      $5,183,302
State and municipal ......................     82,938        97,251       2,432         109          99,574
Mortgage-backed ..........................  3,581,183     3,387,117      37,338      17,336       3,407,119
Other ....................................    511,368       967,753       4,101       1,406         970,448
Equity ...................................    175,939       153,852      10,705         248         164,309
                                           ----------    ----------    --------     -------      ----------
                                           $8,909,537    $9,741,248    $111,751     $28,247      $9,824,752
                                           ==========    ==========    ========     =======      ==========

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note D -- Investment Securities -- Concluded
The amortized cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                                       Amortized            Fair
                                                            Cost           Value
                                                       --------           ------
 Held-to-Maturity
-------------------------------------------------
 Due in one year or less ........................   $   151,592      $   152,055
 Due after one year through five years ..........       352,102          359,321
 Due after five years through ten years .........       224,994          240,748
 Due after ten years ............................       780,651          826,340
                                                    -----------      -----------
       Total ....................................     1,509,339        1,578,464
 Available-for-Sale
--------------------------------------------------
 Due in one year or less ........................     1,515,846        1,524,086
 Due after one year through five years ..........     4,126,392        4,178,560
 Due after five years through ten years .........       679,513          686,245
 Due after ten years ............................     2,312,277        2,344,707
                                                    -----------      -----------
       Total ....................................     8,634,028        8,733,598
 No contractual maturity ........................       160,649          175,939
                                                    -----------      -----------
       Total ....................................     8,794,677        8,909,537
                                                    -----------      -----------
       Total investment securities ..............   $10,304,016      $10,488,001
                                                    ===========      ===========

Proceeds, gross gains and losses realized from the sales, calls and prepayments of available-for-sale securities for December 31 were as follows:


                               1997          1996
                         ----------      --------
Proceeds .............   $2,211,721      $541,533
Gross gains ..........        6,576         6,838
Gross losses .........        5,122         2,250

Trading account assets are reported at fair value with net unrealized gains (losses) of ($1,736), $906 and ($836) included in earnings during 1997, 1996 and 1995, respectively.

At December 31, 1997 and 1996, investment securities with a carrying value of $6,259,029 and $7,357,835, respectively, were pledged as collateral to secure public deposits and for other purposes. There were no obligations of any one issuer exceeding 10% of consolidated shareholders' equity at December 31, 1997. There were no transfers or sales of held-to-maturity securities during 1997 or 1996.

--------------------------------------------------------------------------------


Note E -- Loans and Allowance for Loan Losses
Loans at December 31 are summarized as follows:


                                                      1997             1996
                                               -----------      -----------
Commercial:
   Commercial, financial and other .........   $13,528,344      $10,340,809
   Tax-exempt ..............................     1,607,159        2,015,725
Retail:
   Direct ..................................     1,249,612        1,217,961
   Indirect ................................     3,028,288        3,082,440
   Credit card .............................     5,919,098        5,596,334
   Other revolving credit ..................       459,563          424,543
Real estate:
   Construction ............................     1,779,522        1,246,687
   Commercial mortgages ....................     6,790,446        5,683,762
   Residential mortgages ...................     8,098,794        7,132,129
Lease financing -- net .....................     1,094,169          831,135
Foreign ....................................       639,387          435,704
                                               -----------      -----------
     Total loans -- net ....................   $44,194,382      $38,007,229
                                               ===========      ===========

Loans at December 31, 1997 and 1996 that had been placed on a cash basis were $101,156 and $98,638, respectively. Interest income which would have been recorded pursuant to the original terms of loans restructured to below market rates was $11,390 and $10,665 on the preceding dates. Interest income recorded on these loans was $4,606 and $5,184, respectively.

Loans totaling $197 at December 31, 1997, which have been restructured at market rates and have been returned to accrual status, are not included in the nonperforming loan total. Foregone interest on these balances is included in the above amounts.

The Corporation follows Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114). A loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts of principal and interest due according to the contractual terms of the loan agreement. Impaired loans are included as a portion of cash-basis assets. The following table summarizes impaired loans and related allowance information at December 31.


                                           1997         1996         1995
                                        -------      -------      -------
Impaired loans with related
  allowance .........................   $15,711      $21,179      $32,907
Impaired loans with no related
  allowance .........................    32,207       39,533       27,246
                                        -------      -------      -------
       Total impaired loans .........   $47,918      $60,712      $60,153
                                        =======      =======      =======
Allowance on impaired loans .........   $ 2,209      $ 5,011      $ 8,232
                                        =======      =======      =======


                                               Year Ended December 31
                                       ---------------------------------
                                          1997         1996         1995
                                       -------      -------      -------
Average impaired loans .............   $47,862      $62,742      $61,227
Interest income ....................     1,957        3,308        1,737
Cash-basis interest income .........       614        1,014        1,640

At December 31, 1997, the Corporation had no significant outstanding commitments to lend additional funds to borrowers whose loans have been restructured.

Changes in the allowance for loan losses for the three years ended December 31 were as follows:


                                              1997            1996            1995
                                         --------        --------        --------
Balance at beginning of year .........   $519,297        $518,808        $516,132
Additions from acquisitions ..........     24,641             200            ----
Provision for loan losses ............    264,949         193,776         130,504
Recoveries on loans previously
  charged off ........................     57,515          57,240          52,952
Loans charged off ....................   (321,679)       (250,727)       (180,780)
                                         --------        --------        --------
Balance at end of year ...............   $544,723        $519,297        $518,808
                                         ========        ========        ========

Loans totaling $17,413, $16,236 and $10,337 were transferred to foreclosed real estate during 1997, 1996 and 1995, respectively.

It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral to obtain prior to making the loan. The type of collateral will vary and ranges

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note E -- Loans and Allowance for Loan Losses -- Concluded from liquid assets to real estate. The Corporation's access to collateral, in the event of borrower default, is assured through adherence to state lending laws and the Corporation's sound lending standards and credit monitoring procedures. The Corporation regularly monitors its credit concentrations on loan purpose, industry and customer bases. At year-end, there were no significant credit concentrations within these categories. See Note J for discussion of off-balance sheet credit issues.

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $272,695 and $525,968 at December 31, 1997 and 1996, respectively. During 1997, $589,777 in new loans were made and repayments totaled $843,050. Outstanding standby letters of credit to related parties totaled $1,922 and $31,646 at December 31, 1997 and 1996, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

Loans held for sale at December 31 along with activity during the period are summarized as follows:


                                                 1997               1996
                                         -----------        -----------
Balance at beginning of year .........   $   254,281        $   778,473
Originations/purchases ...............    12,006,679         16,780,536
Sales/transfers ......................   (12,149,714)       (17,304,728)
                                         -----------        -----------
Balance at end of year ...............   $   111,246        $   254,281
                                         ===========        ===========

--------------------------------------------------------------------------------


Note F -- Premises, Equipment and Leases

Premises and equipment at December 31 are summarized as follows:


                                                     1997           1996
                                                ---------      ---------
 Land .......................................   $ 127,976      $ 112,267
 Premises ...................................     632,555        545,606
 Equipment ..................................     778,652        810,785
 Leasehold improvements .....................     121,829        103,795
                                                ---------      ---------
                                                1,661,012      1,572,453
 Less accumulated depreciation and
   amortization .............................     850,857        778,524
                                                ---------      ---------
       Total premises and equipment .........   $ 810,155      $ 793,929
                                                =========      =========

The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 1997 are as follows:


1998 ........................................   $ 60,197
1999 ........................................     54,425
2000 ........................................     47,443
2001 ........................................     40,995
2002 ........................................     30,599
Thereafter ..................................    113,578
                                                --------
       Total minimum lease payments .........   $347,237
                                                ========

The net rental expense for all operating leases amounted to $63,701 in 1997, $58,239 in 1996 and $56,534 in 1995. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses.

Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $154,223, $109,901 and $97,163, respectively.

During 1997, an impairment charge of $67,202, which approximated the carrying value of the assets, was recorded as a result of the Corporation's plan to implement a company-wide distributed technology platform for improved employee communication capabilities. The plan involves the write-down and disposal of personal computer hardware and software acquired before 1997.

--------------------------------------------------------------------------------


Note G -- Credit Arrangements, Short-Term Borrowed Funds and Certificates of Deposit

At December 31, 1997 and 1996, lines of credit arrangements aggregating $400,000 and $300,000, respectively, were available to the Corporation from unaffiliated banks. Commitment fees were 8 basis points in 1997 and 1996; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements during 1997 or 1996.

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

The scheduled maturities of certificates of deposit subsequent to December 31, 1997 are $9,920,561 in 1998, $1,790,107 in 1999, $975,710 in 2000, $344,732 in
2001 and $196,138 thereafter.

--------------------------------------------------------------------------------

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note H -- Long-Term Debt
Long-term debt at December 31 is summarized as follows:



                                                                                                   1997            1996
                                                                                             ----------      ----------
Bank notes, net of discount of $5,548 and $5,948, respectively (a)........................   $2,939,952      $4,307,802
Other long-term debt:
 Federal Home Loan Bank borrowings (b) ...................................................      307,186         400,080
 7.0% subordinated debt securities due in 1999, net of discount of $915 and $1,343,
  respectively (c)........................................................................      299,085         298,657
 6.375% subordinated debt securities due in 2003, net of discount of $1,163 and $1,346,
  respectively (c)........................................................................      248,837         248,654
 6.8% subordinated notes due in 2005, net of discount of $291 and $320, respectively (c)..      249,709         249,680
 6.375% subordinated notes due in 2009, net of discount of $267 and $284, respectively (c)      249,733         249,716
 6.605% subordinated notes due in 2025 (c) ...............................................      250,000         250,000
 Wachovia Capital Trust I-7.64% Capital Securities due in 2027 (d) .......................      300,000         300,000
 Wachovia Capital Trust II-Floating Rate Capital Securities due in 2027, net of discount
  of $3,161 (e)...........................................................................      296,839            ----
 Wachovia Capital Trust V-7.965% Capital Securities due in 2027 (f) ......................      300,000            ----
 Central Fidelity Capital Trust I-Floating Rate Capital Securities due in 2027, net of
  discount of $846 (g)....................................................................       99,154            ----
 6.625% senior notes due in 2006, net of discount of $793 and $858, respectively..........      199,207         199,142
 8.15% subordinated notes due in 2002 (c) ................................................      150,000         150,000
 5.664% mandatorily redeemable securities due in 1999 ....................................         ----         331,100
 Other ...................................................................................       44,431          39,808
                                                                                             ----------      ----------
   Total other long-term debt ............................................................    2,994,181       2,716,837
                                                                                             ----------      ----------
   Total long-term debt ..................................................................   $5,934,133      $7,024,639
                                                                                             ==========      ==========

(a) Wachovia Bank, N.A. has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $16 billion. The notes can be issued globally as fixed or floating rate and with maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds. Bank notes with original maturities greater than one year are classified as long-term debt. Interest rates on long-term notes ranged from 4.9% to 7.75% and 4.5% to 7.75% with maturities ranging from 1998 to 2008 and 1997 to 2008 at December 31, 1997 and 1996, respectively. The average rates were 6.12% and 5.81% with average maturities of 2.9 years and 1.8 years at December 31, 1997 and 1996, respectively.
(b) The Federal Home Loan borrowings were issued as fixed or floating rate with terms of 2 years to 6 years. Interest rates on the borrowings ranged from 5.63% to 8.31% for December 31, 1997 and 1996 and with maturities ranging from 1998 to 2003 and 1997 to 2003 at December 31, 1997 and 1996,
    respectively.
(c) Obligation qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines.
(d) In December 1996, Wachovia Capital Trust I (WCT I), a wholly owned subsidiary, issued $300,000 of 7.64% Capital Securities due in 2027. WCT I invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT I's Common Securities, in $309,280 of the Corporation's 7.64% Junior Subordinated Deferrable Interest Debentures.
    WCT I's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT I's obligations under the Capital Securities. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines.
(e) In January 1997, Wachovia Capital Trust II (WCT II), a wholly owned subsidiary, issued $300,000 Floating Rate Capital Securities due in 2027. WCT II invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT II's Common Securities, in
    $305,692, net of discount of $3,588, of the Corporation's Floating Rate Junior Subordinated Deferrable Interest Debentures. WCT II's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT II's obligations under the Capital Securities. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines.
(f) In June 1997, Wachovia Capital Trust V (WCT V), a wholly owned subsidiary, issued $300,000 of 7.965% Capital Securities due in 2027. WCT V invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT V's Common Securities, in $309,280 of the
    Corporation's 7.965% Junior Subordinated Deferrable Interest Debentures. WCT V's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT V's obligations under the Capital Securities. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines.
(g) In April 1997, Central Fidelity Capital Trust I (CFCT I), a wholly owned subsidiary, issued $100,000 Floating Rate Capital Securities due in 2027. CFCT I invested the proceeds of the Capital Securities, together with $3,093 paid by the Corporation for CFCT I's Common Securities, in $103,093 of the Corporation's Floating Rate Junior Subordinated Debt Securities. CFCT I's sole asset is the Junior Subordinated Debt Securities which mature in 2027. The Corporation has guaranteed all of CFCT I's obligations under the Capital Securities. Additionally, the Capital Securities qualify for inclusion in Tier I capital under the Risk-Based Capital guidelines.


The principal maturities of long-term debt subsequent to December 31, 1997 are $1,048,191 in 1998, $924,832 in 1999, $67,391 in 2000, $832,723 in 2001,
$604,212 in 2002 and $2,456,784 thereafter. Interest paid on deposits and other borrowings was $2,132,054 in 1997, $2,127,857 in 1996 and $1,943,202 in 1995.

--------------------------------------------------------------------------------


Note I -- Capital Stock
At December 31, 1997, 28,344,740 common shares were reserved for the conversion of notes and issuance for employee benefit plans and the dividend reinvestment plan.

During 1997, the Corporation repurchased 6,913,400 shares pursuant to three separate stock repurchase authorizations by the Board of Directors. Repurchased shares will be used for various corporate purposes including the issuance of shares for purchase business combinations, employee benefit plans and the dividend reinvestment plan. In January 1998, the Board of Directors authorized the repurchase of up to 946,662 shares to be issued in connection with the Ameribank purchase transaction. Total repurchases were authorized up to an amount that would preserve the accounting for the merger with Central Fidelity as a pooling-of-interests. Common stock repurchases by Central Fidelity during 1997 (adjusted for the exchange ratio) totaled 1,883,196 shares.

The Corporation has one active stock option plan, the restated 1994 Wachovia Corporation Stock Plan. Under this Plan, up to 2.5% of the Corporation's outstanding common stock at year-end may be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options, stock appreciation rights (SARS), restricted stock awards and restricted units. Since the inception, a total of 4,994,608 options, 659,374 awards and 125,000 SARS have been granted. The Corporation also has several predecessor plans, the 1989 and 1986 Plans, and plans of merged entities which were assumed with appropriate conversion shares under option and option price. These plans continue to have options outstanding which may be exercised.

The Corporation's stock plans provide for the granting of options or awards for the purchase or issuance of 10,309,408 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the Board of Directors determines such times options and awards

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note I -- Capital Stock -- Concluded
shall be granted and exercised and the term of the exercise period (not to exceed 10 years). The plan awards officers shares of restricted stock earned contingent upon both a performance requirement and time period requirement (5 years). Additionally, newly elected nonemployee directors are granted a one-time award of 1,000 shares of restricted stock to be earned over a three-year period and nonemployee directors are awarded 250 shares of restricted stock annually which are earned over a one-year period.

The Corporation follows APB 25 and related interpretations to account for its employee stock options, stock awards and SARS. Accordingly, compensation cost is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. The cost relating to performance-based stock compensation was $9,131, $4,522 and $1,975 during 1997, 1996 and 1995, respectively.

The following table reflects pro forma net income and earnings per share had the Company elected to adopt the fair value approach of FASB 123.


                                1997           1996            1995
                            --------           -----           -----
Net Income:
   As reported ..........   $592,806        $757,259        $707,913
   Pro forma ............   585,442         751,226         706,032
Basic earnings per share:
   As reported ..........   $  2.99         $  3.70         $  3.40
   Pro forma ............      2.95            3.67            3.39

These pro forma amounts may not be representative of future years since only awards and options granted after January 1, 1995 have been included in accordance with FASB 123.

The weighted average fair values of options at their grant date during 1997, 1996 and 1995 were $13.29, $9.53 and $8.67, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted-average of the assumptions used in the model.


                                              1997         1996         1995
                                            ------         ----         ----
Risk-free interest rate ...............       6.50%        5.67%        7.41%
Expected years until exercise .........       6.30         6.32         6.34
Expected stock volatility .............         22%          22%          24%
Dividend yield ........................       3.31%        3.40%        3.38%

Activity in the option and award plans during 1997, 1996 and 1995 is summarized as follows:

                                             Options and Awards
                                                         Outstanding
                                 Available      ---------------------------          Option Price
                                 for Grant         Awards          Options             Per Share
                              ---------------   -------            ------        ------------------
Balance December 31,
  1994 ....................    5,978,364        225,588         6,628,982        $   5.41-37.00
  Authorized by
     Central Fidelity .....    1,653,750           ----              ----                  ----
  Granted .................   (1,136,806)       109,750         1,027,056           28.06-36.875
  Exercised ...............         ----        (60,898)       (1,104,614)           5.41-34.625
  Forfeited ...............       39,757         (1,674)          (93,045)        18.3855-34.625
                              ----------        -------        ----------
Total December 31,
  1995 ....................    6,535,065        272,766         6,458,379           12.50-36.875
  Granted .................   (2,043,839)       242,107         1,801,732           24.85-47.125
  Exercised ...............         ----        (68,366)       (1,015,339)          12.50-43.75
  Forfeited ...............       65,296         (2,500)          (85,616)          28.13-43.75
                              ----------        -------        ----------
Total December 31,
  1996 ....................    4,556,522        444,007         7,159,156         15.4165-47.125
  Granted .................   (2,732,191)       243,517         2,488,674           43.56-76.6875
  Assumed (Jefferson
     and 1st United).......         ----           ----           217,355           11.10-45.30
  Exercised ...............         ----        (26,000)       (1,477,080)        15.4165-45.30
  Cancelled ...............     (552,633)          ----              ----                  ----
  Authorized ..............    3,794,392           ----              ----                  ----
  Forfeited ...............       82,075         (1,550)          (92,444)        21.6875-57.25
                              ----------        -------        ----------
Total December 31,
  1997 ....................    5,148,165        659,974         8,295,661          15.729-76.6875
                              ==========        =======        ==========

The following table summarizes information concerning currently outstanding and exercisable options.


                       Options Outstanding                                 Options Exercisable
--------------------------------------------------------------------   -------------------------------
                                         Weighted
                                          Average         Weighted                       Weighted
                                        Remaining          Average                        Average
       Range of            Number     Contractual         Exercise          Number       Exercise
Exercise Prices       Outstanding            Life            Price      Exercisable         Price
-------------------   -----------     -----------       -----------     -----------     ---------
$ 11.10-25.00          1,142,239      2.36               $   18.30     1,142,239        $   18.30
  28.25-34.625         3,163,684      5.53                   32.04     2,246,317            31.24
 36.875-47.125         2,197,139      7.22                   41.56     1,263,499            39.96
  55.50-76.6875        1,792,599      9.11                   57.86        67,974            71.09
                      ---------                                        ---------
                       8,295,661                                       4,720,029
                      =========                                        =========

--------------------------------------------------------------------------------


Note J -- Off-Balance Sheet Trading and Lending Activities
The Corporation maintains positions in a variety of financial instruments with off-balance sheet risk to accommodate customers' financing objectives and management of interest rate and foreign currency risk. The Corporation maintains active trading positions in foreign exchange forward contracts and manages credit risk through the establishment of offsetting sell positions, as well as standard limit and monitoring procedures. The Corporation maintains a trading portfolio of interest rate swap and option (caps and floors) contracts and foreign exchange options consisting of generally matched, offsetting contracts with customer and market counterparties.

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

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note J -- Off-Balance Sheet Trading and Lending Activities -- Continued Derivative Financial Instruments Held or Issued for Trading Purposes -- The amounts disclosed below represent the year end notional and fair value of derivative financial instruments held or issued for trading purposes and the average fair value during the year. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in the debt instrument that the Corporation may be obligated to acquire under certain written put options. The present value of purchased caps and floors in a gain position represents the Corporation's potential credit exposure.


                                                                      1997
                                              ------------------------------------------------------
                                                 Notional    Fair Value    Fair Value       Average
                                                    Value         Gains   (Losses)       Fair Value
                                              ------------- -----------   -----------    ------------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed .............. $3,624,822    $8,423        ($ 32,930)    $  (94)
 Interest rate swaps-pay floating ...........  4,206,981    38,366         (7,876)         116
 Interest rate caps and floors written ......  1,886,230     1,729           ----           21
 Interest rate caps and floors purchased.....  1,867,736      ----         (1,722)         (21)
Securities trading activities:
 Commitments to purchase securities,
  futures and forward contracts .............    537,237     1,768           (163)         (66)
 Commitments to sell securities, futures
  and forward contracts .....................    584,187       357         (1,896)         222
 Net options written to purchase or sell
  securities ................................       ----      ----           ----         ----
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ..................................  1,457,485     5,725        (28,525)       7,162
 Commitments to sell foreign exchange .......  1,460,270    30,816         (4,776)      (4,696)
 Foreign exchange options written ...........     12,737       179            (15)          62
 Foreign exchange options purchased .........     12,070        13           (165)         (49)



                                                                         1996
                                              ---------------------------------------------------------
                                                 Notional   Fair Value   Fair Value         Average
                                                    Value        Gains   (Losses)        Fair Value
                                              ----------    ------       ---------       ---------------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed .............. $2,238,309    $8,351       ($12,926)        $    (31)
 Interest rate swaps-pay floating ...........  2,298,809    16,353         (7,786)              54
 Interest rate caps and floors written ......    698,219     1,228           ----               25
 Interest rate caps and floors purchased.....    696,219      ----         (1,222)             (25)
Securities trading activities:
 Commitments to purchase securities,
  futures and forward contracts .............    284,160       457           (782)              69
 Commitments to sell securities, futures
  and forward contracts .....................    309,745       957           (452)             219
 Net options written to purchase or sell
  securities ................................    196,000      ----            (72)              (3)
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ..................................  1,480,039    70,338         (8,816)          12,692
 Commitments to sell foreign exchange .......  1,478,494    11,694        (69,686)         (10,657)
 Foreign exchange options written ...........     15,323       119             (3)              44
 Foreign exchange options purchased .........      6,111         3           (108)             (36)

The Corporation controls the credit risk of these instruments through adherence to credit approval policies, monetary limits and monitoring procedures. Entering into interest rate swap agreements involves not only credit risk but also interest rate and foreign currency risk associated with unmatched positions. The Corporation controls the interest rate and foreign currency risk inherent in the derivative trading portfolio by entering into offsetting positions or by using other hedging techniques. Risks are further mitigated for those instruments that trade on organized exchanges, as the exchanges provide oversight and determine who may buy and sell such instruments.

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

At December 31, 1997, the weighted average maturity of pay-fixed swaps and receive-fixed swaps held in the customer portfolio was 3.8 years. Under pay-fixed swap agreements, the Corporation paid interest at a weighted average fixed rate of 5.17% and received interest at a weighted average floating rate of 5.747% (based on year-end rates). Under receive-fixed swap agreements, the Corporation received interest at a weighted average fixed rate of 5.30% and paid interest at a weighted average floating rate of 5.743% (based on year-end rates).

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

Net Options Written to Purchase and Sell Foreign Exchange -- Forward commitments involve the purchase or sale of foreign currency amounts for delivery at a specified future date. Payments on forward commitments are exchanged on the delivery date based on the exchange rate in the contract. Forward commitments to purchase and sell foreign exchange are recognized at market value and are reported as other operating income.

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note J -- Off-Balance Sheet Trading and Lending Activities -- Concluded
Foreign Exchange Options -- These agreements represent rights to purchase or sell foreign currency at a predetermined price at a future date. The purchaser pays a premium at the initiation of the contract for the right to exchange a specified amount at the contract's exchange rate at the maturity of the option.

Revenues from the derivative trading portfolio are shown below.


                                           1997          1996        1995
                                        -------       -------     ------
Interest rate contracts .............   $ 8,020       $ 3,071     $4,332
Securities activities ...............    (3,035)        2,772     (7,569)
Foreign exchange activities .........    11,283        10,292     12,123
                                        -------       -------     ------
     Total ..........................   $16,268       $16,135     $8,886
                                        =======       =======     ======

Off-Balance Sheet Financial Instruments Issued for Lending
Activities -- The Corporation issues off-balance sheet financial instruments as part of its commercial and consumer lending activities. The contract amounts of these instruments represent potential credit risk at December 31 as shown below:


                                                1997             1996
                                         -----------      -----------
Commercial and consumer lending
   activities:
   Unfunded commitments to extend
     credit ..........................   $44,484,255      $36,200,295
   Standby letters of credit .........     8,106,782        5,845,756
   Commercial and similar letters of
     credit ..........................       183,695          147,346
   Participations in bankers'
     acceptances .....................         5,850            5,438

Commitments to Extend Credit -- These are legally binding contracts to lend to a customer, provided there is no contract violation. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Credit worthiness is evaluated and in some instances collateral is obtained to support the borrowing. At December 31, 1997 and 1996, approximately 15% and 14%, respectively, of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 25% in 1997 and 30% in 1996 were comprised of cancelable credit card commitments, and approximately 10% in 1997 and 1996 were represented by real estate commitments.

Standby, Commercial and Similar Letters of Credit -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's underwriting process. At December 31, 1997 and 1996, approximately 4% and 2%, respectively, of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

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

--------------------------------------------------------------------------------


Note K -- Off-Balance Sheet Risk Management Activities
The Corporation uses a variety of off-balance sheet financial instruments as part of its overall interest rate risk management process. The Corporation's principal objective of asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the Corporation's funding needs. Accordingly, the Corporation uses a combination of derivative financial instruments, including interest rate swaps, futures and options with indices that correlate to on-balance sheet instruments to modify the repricing characteristics of interest-earning assets and interest-bearing liabilities.

Wachovia Corporation and Subsidiaries

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note K -- Off-Balance Sheet Risk Management Activities -- Concluded
The amounts disclosed below represent the period-end notional and fair value of derivative financial instruments held for risk management purposes. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. There were no deferred losses resulting from terminated swap contracts at December 31, 1997 and 1996.


                                                                                     1997
                                                                          -------------------------
                                                                              Notional   Fair Value
                                                                                 Value        Gains
                                                                          ------------- ------------
Convert floating rate liabilities to fixed:
 Swaps-pay fixed/receive floating ....................................... $  357,056    $   287
Convert fixed rate assets to floating:
 Swaps-pay fixed/receive floating .......................................    358,299       ----
 Forward starting swaps-pay fixed/receive floating ......................      -----       ----
Convert fixed rate liabilities to floating:
 Swaps-receive fixed/pay floating .......................................  1,375,000     65,915
Convert liabilities with quarterly rate resets to monthly:
 Swaps-receive floating/pay floating ....................................    300,000       ----
Convert floating rate assets to fixed:
 Swaps-receive fixed/pay floating .......................................    409,196      6,932
 Index amortizing swaps-receive fixed/pay floating ......................    125,000        878
                                                                          ------------- -------
  Total interest rate swaps and options .................................  2,924,551     74,012
Financial futures contracts -- hedge of federal funds purchased .........  1,000,000       ----
                                                                          ------------- -------
  Total derivatives ..................................................... $3,924,551    $74,012
                                                                          ============= =======



                                                                                                       1996
                                                                          -----------   ------------------------------------
                                                                           Fair Value     Notional   Fair Value   Fair Value
                                                                          (Losses)           Value        Gains   (Losses)
                                                                          ---------     ----------   -------      ---------
Convert floating rate liabilities to fixed:
 Swaps-pay fixed/receive floating .......................................  $(2,366)     $  122,239   $   625       $(1,773)
Convert fixed rate assets to floating:
 Swaps-pay fixed/receive floating .......................................  (8,689)         431,465      ----       (6,912)
 Forward starting swaps-pay fixed/receive floating ......................    ----           18,200      ----         (984)
Convert fixed rate liabilities to floating:
 Swaps-receive fixed/pay floating .......................................    ----          800,000     7,934       (5,477)
Convert liabilities with quarterly rate resets to monthly:
 Swaps-receive floating/pay floating ....................................    (279)         300,000      ----         (348)
Convert floating rate assets to fixed:
 Swaps-receive fixed/pay floating .......................................     (75)         314,859     3,462         (830)
 Index amortizing swaps-receive fixed/pay floating ......................    ----          250,000     6,131         ----
                                                                          ---------     ----------   -------      ---------
  Total interest rate swaps and options ................................. (11,409)       2,236,763    18,152      (16,324)
Financial futures contracts -- hedge of federal funds purchased .........     (46)            ----      ----         ----
                                                                          ---------     ----------   -------      ---------
  Total derivatives ..................................................... ($ 11,455)    $2,236,763   $18,152      ($ 16,324)
                                                                          =========     ==========   =======      =========

--------------------------------------------------------------------------------


Note L -- Income Taxes

The provision for income taxes is summarized below. Included in these amounts are income taxes related to securities transactions of $648, $1,557 and ($7,437) in 1997, 1996 and 1995, respectively. The Corporation made income tax payments totaling $304,072 in 1997, $273,422 in 1996 and $290,026 in 1995.


                                             1997          1996          1995
                                         --------      --------      --------
Currently payable:
  Federal ............................   $233,618       $282,405      $297,114
  Foreign ............................        594            542           288
  State and local ....................      6,932         10,050        12,032
                                         --------      ---------     ---------
     Total currently payable .........    241,144        292,997       309,434
Deferred:
  Federal ............................     23,453         51,383        13,631
  State ..............................     11,716         (1,331)       (7,688)
                                         --------      ---------     ---------
     Total deferred ..................     35,169         50,052         5,943
                                         --------      ---------     ---------
     Total tax expense ...............   $276,313       $343,049      $315,377
                                         ========      =========     =========

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before taxes were as follows:


                                             1997             1996            1995
                                         --------       ----------      ----------
Income before income taxes ...........   $869,119       $1,100,308      $1,023,290
                                         ========       ==========      ==========
Federal income taxes at
   statutory rate ....................   $304,192       $ 385,108       $ 358,152
State and local income taxes,
   net of federal benefit ............     12,121           5,648           2,824
Effect of tax-exempt securities
   interest and other income .........    (42,031)        (38,457)        (50,387)
Other items ..........................      2,031          (9,250)          4,788
                                         --------       ----------      ----------
       Total tax expense .............   $276,313       $ 343,049       $ 315,377
                                         ========       ==========      ==========

Under FASB 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities at December 31 are as follows:


                                                 Deferred Tax Assets
                                             ----------------------------
                                                 1997          1996
                                             --------      --------
Allowance for loan losses ................   $197,012      $192,375
Employee compensation and retirement
  benefits ...............................     72,602        29,293
Other ....................................     40,630        29,527
                                             --------      --------
       Gross deferred tax assets .........   $310,244      $251,195
                                             ========      ========


                                                     Deferred Tax Liabilities
                                                   ----------------------------
                                                        1997          1996
                                                   ---------      --------
 Unrealized gains on securities available-
   for-sale ....................................   $  42,468      $ 31,818
 Depreciation ..................................       4,052        43,260
 Lease financing ...............................     200,921        95,001
 Accretion of discounts on securities ..........      18,326        17,137
 Identifiable intangibles ......................      22,898          ----
 Other .........................................      19,922         8,799
                                                   ---------      --------
        Gross deferred tax liabilities .........   $ 308,587      $196,015
                                                   =========      ========
        Net deferred tax asset .................   $   1,657      $ 55,180
                                                   =========      ========

Management believes that the Corporation will fully realize the net deferred tax asset as of December 31, 1997 based on the Corporation's refundable taxes from carryback years, as well as its current level of operating income.

--------------------------------------------------------------------------------

Wachovia Corporation and Subsidiaries

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note M -- Cash, Dividend, Loan Restrictions, Capital Ratios and Contingent Liabilities

In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1997 was approximately $335,656.

Under current Federal Reserve regulations, the banking subsidiaries also are limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the bank's capital, surplus and undivided profits plus the allowance for loan losses. Based on these limitations, approximately $618,035 was available for loans to the Corporation at December 31, 1997.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries cannot distribute as dividends to the Corporation in 1998, without the approval of the Comptroller of the Currency, more than $156,426 plus an additional amount equal to the banks' retained net profits for 1998 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $5,103,144 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 1997 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possible discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements.

The Corporation and its banking subsidiaries are required to maintain minimum Tier I capital, total risk-based capital and Tier I leverage ratios of 4%, 8% and 3%, respectively. The Corporation and its banking subsidiaries meet all capital adequacy requirements to which they are subject.

At December 31, 1997, the most recent notification from the Comptroller of the Currency categorized the Corporation's banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the banking subsidiaries must maintain minimum Tier I capital, total risk-based capital, and Tier I leverage ratios of 6%, 10% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the banking subsidiaries' well capitalized status.

The actual capital amounts and ratios for the Corporation and its principal banking subsidiaries at December 31 are presented in the following table. The capital amounts and ratios for Wachovia Bank, N.A. at December 31, 1996, have been restated to reflect the merger of Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A., and Wachovia Bank of South Carolina, N.A., into a single bank at June 1, 1997.


                                       1997                        1996
                              -----------------------    ----------------------
                                  Amount       Ratio         Amount      Ratio
                              ----------      -------    ----------      ---
Wachovia Corporation
  Tier I capital ...........   $5,465,144       9.18%     $4,765,206       9.46%
  Total risk-based capital..    7,203,318      12.10       6,572,544      13.04
  Tier I leverage ..........    5,465,144       9.24       4,765,206       8.52
Wachovia Bank, N.A.
  Tier I capital ...........   $3,613,618       7.43%     $3,594,498       8.50%
  Total risk-based capital..    5,155,622      10.59       4,598,799      10.87
  Tier I leverage ..........    3,613,618       7.85       3,594,498       8.07
Central Fidelity National
  Bank
  Tier I capital ...........   $  718,679       8.89%     $  748,814       9.71%
  Total risk-based capital..      902,097      11.15         995,337      12.91
  Tier I leverage ..........      718,679       7.08         748,814       7.31

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

--------------------------------------------------------------------------------


Note N -- Pension and Other Postretirement Benefits The Corporation maintains a defined benefit pension plan which covers substantially all employees. The plan provides pension benefits that are based upon the employee's length of credited service and final average compensation as defined in the plan. The pension expense of the plan is determined using the projected unit credit method. The Corporation's policy is to fund amounts allowable for federal income tax purposes. The following table sets forth the funded status of the Corporation's defined benefit pension plan and the amounts recognized in the Consolidated Statements of Condition at December 31.

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note N -- Pension and Other Postretirement Benefits  -- Continued

                                                            1997          1996
                                                      ---------        ---------
Actuarial present value of accumulated benefit
  obligation:
  Vested ..........................................    $520,038         $414,169
  Nonvested .......................................    38,279           30,136
                                                      ---------        ---------
       Total ......................................    $558,317         $444,305
                                                      =========        =========
Actuarial present value of projected benefit
  obligation for service rendered to date .........   ($680,780)       ($521,112)
Plan assets at fair value -- primarily listed
  stocks, fixed income securities and collective
  funds ...........................................   742,203          603,675
                                                      ---------        ---------
Plan assets in excess of projected benefit
  obligation ......................................    61,423           82,563
Unrecognized net actuarial loss ...................     6,273            1,973
Unrecognized prior service cost ...................        63          (17,012)
Unrecognized transition asset .....................   (28,643)         (34,322)
                                                      ---------        ---------
Prepaid pension cost ..............................    $39,116          $33,202
                                                      =========        =========

Net pension cost included the following components:


                                               1997           1996         1995
                                          --------        -------        --------
Service cost -- benefits earned
  during the period ...................   $ 23,130        $21,777        $ 15,328
Interest cost on projected benefit
  obligation ..........................     41,580         37,081          33,207
Actual return on plan assets ..........   (130,114)       (72,033)       (108,518)
Net amortization and deferral .........     71,063         19,254          62,639
                                          --------        -------        --------
Net periodic pension cost .............   $  5,659        $ 6,079        $  2,656
                                          ========        =======        ========

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:


                                                         1997     1996
                                                        -----     ----
Discount rates ...................................       7.25%    7.75%
Rates of increase in compensation levels .........          5%    4% - 5%

The expected long-term rate of return on plan assets used to determine the net periodic pension benefit was 8%, 8% - 9.25%, and 8% - 9% for 1997, 1996 and 1995, respectively.

The Corporation also sponsors separate unfunded nonqualified pension plans that provide certain officers with defined pension benefits in excess of limits imposed on qualified plans by federal tax law and for certain compensation not covered in the qualified plans. The following table summarizes the plans at December 31.


                                                       1997            1996
                                                     --------        --------
 Actuarial present value of accumulated benefit
   obligation:
   Vested ..........................................  $54,057         $44,925
   Nonvested .......................................    5,969           5,615
                                                     --------        --------
       Total .......................................  $60,026         $50,540
                                                     ========        ========
 Actuarial present value of projected benefit
   obligation for service rendered to date ......... ($73,959)       ($64,734)
 Unrecognized net actuarial loss ...................   19,333          15,221
 Unrecognized transition obligation ................    4,615           5,112
 Unrecognized prior service cost ...................    6,383           7,093
                                                     --------        --------
 Accrued pension cost .............................. ($43,628)       ($37,308)
                                                     ========        ========

Net pension cost included the following components:



                                            1997        1996        1995
                                          ------      ------      ------
Service cost -- benefits earned during
  the period ..........................   $1,530      $1,519      $1,122
Interest cost on projected benefit
  obligation ..........................    5,046       4,310       4,035
Net amortization and deferral .........    2,761       2,670       2,016
                                          ------      ------      ------
Net periodic pension cost .............   $9,337      $8,499      $7,173
                                          ======      ======      ======

The rates used in determining the actuarial present value of the projected benefit obligation were as follows:


                                                         1997     1996
                                                        -----     ----
Discount rates ...................................       7.25%    7.75%
Rates of increase in compensation levels .........          5%    4% - 5%

The Corporation also provides supplemental benefits to substantially all employees through defined contribution plans designed to encourage participants to save on a regular basis and to provide such participants with deferred compensation and additional performance incentive. Total expense relating to these plans, which represented the Corporation's matching and discretionary contributions, was $25,969 in 1997, $19,847 in 1996 and $19,059 in 1995.
Employee participants may elect to contribute from 1% to 12% of base salary, with the Corporation matching 50% of each participant's contribution up to a maximum employer contribution of 3% of base salary. The plans provide for additional contributions of up to 3% of salary in accordance with a preestablished formula based on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the Board of Directors.

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

The following table presents the status of the plan as of December 31.


                                                         1997            1996
                                                      ----------      ----------
 Accumulated postretirement benefit
   obligation:
   Retirees ........................................ ($  50,326)     ($  49,968)
   Fully eligible active plan participants .........    (11,103)         (7,987)
   Other active plan participants ..................    (24,223)        (14,777)
                                                     ----------      ----------
       Total .......................................    (85,652)        (72,732)
 Plan assets at fair value -- primarily insurance
   contracts .......................................     12,170          12,786
 Unrecognized net actuarial gain ...................     (8,167)        (19,177)
 Unrecognized transition obligation ................     59,695          63,674
 Unrecognized prior service cost ...................        626             683
                                                     ----------      ----------
 Accrued postretirement benefit cost ............... ($  21,328)     ($  14,766)
                                                     ===========     ==========

Wachovia Corporation and Subsidiaries
---------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note N -- Pension and Other Postretirement Benefits  -- Concluded
Net periodic postretirement benefit cost included the following components:


                                             1997      1996       1995
                                           -------    ------    -------
Service cost ............................  $ 2,407    $1,955     $ 1,391
Interest cost ...........................    5,718     5,245       5,603
Actual return on plan assets ............     (895)     (770)       ----
Amortization of gain ....................     (484)     (476)       (707)
Amortization of transition obligation
  over 20 years .........................    3,980     3,979       3,980
Amortization of prior service cost ......       57        57          57
                                          --------   -------   ---------
Net periodic postretirement benefit
  cost ..................................  $10,783    $9,990     $10,324
                                          ========   =======   =========


The annual assumed rate of increase in health care costs used in determining the accumulated postretirement benefit obligation and net periodic postretirement benefit costs were 8% - 8.4% for retirees under age 65 and 6% - 8.4% for retirees age 65 and over for 1997, 8% - 8.4% for retirees under age 65 and 6% - 8.4% for retirees age 65 and over for 1996, and 8% - 8.6% for retirees under age 65 and 6% - 8.6% for retirees age 65 and over for 1995. These rates are assumed to remain constant for each of these categories of retirees. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1997 and 1996 by $5,086 and $4,633, respectively, and the aggregate of the service and interest cost of the net periodic postretirement benefit cost for 1997, 1996 and 1995 by $617, $617 and $268, respectively. The discount rates used in determining the accumulated postretirement benefit obligations at December 31, 1997 and 1996 were 7.25% and 7.75%, respectively.

--------------------------------------------------------------------------------


Note O -- Selected Income Statement Information
The components of other operating income and expense for the three years ended December 31 were as follows:



                                                               1997       1996       1995
                                                           --------   --------   --------
Other operating income:
 Insurance premiums and commissions ......................  $ 30,205   $ 20,562   $ 17,455
 Bankers' acceptance and letter of credit fees ...........    34,526     28,243     25,953
 Other service charges and fees ..........................    38,750     38,590     30,271
 Other income ............................................    89,751     64,666     48,396
                                                           ---------  ---------  ---------
   Total other operating income ..........................  $193,232   $152,061   $122,075
                                                           =========  =========  =========
Other operating expense:
 Postage and delivery ....................................  $ 48,657   $ 47,195   $ 44,553
 Outside data processing, programming and software .......    86,497     51,139     47,737
 Stationery and supplies .................................    30,960     30,043     30,238
 Advertising and sales promotion .........................    72,046     68,639     57,957
 Professional services ...................................    54,113     41,223     41,152
 Travel and business promotion ...........................    25,215     21,096     20,267
 Regulatory agency fees and other bank services ..........    14,600     16,771     63,136
 Amortization of intangible assets .......................    13,308      9,163     12,296
 Foreclosed property expense .............................     1,875      1,930      2,420
 Other expense ...........................................   167,880    178,066    151,272
                                                           ---------  ---------  ---------
   Total other operating expense .........................  $515,151   $465,265   $471,028
                                                           =========  =========  =========

--------------------------------------------------------------------------------

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands

Note P -- Earnings Per Share


                                                                                Year Ended December 31
                                                                   ----------------------------------------
                                                                       1997            1996            1995
                                                                   --------            ----            ----
Basic (thousands, except per share)
Average common shares outstanding ..............................    198,290         204,889         208,230
                                                                   ========         =======         =======
Net income .....................................................   $592,806        $757,259        $707,913
                                                                   ========        ========        ========
Per share amount ...............................................   $   2.99        $   3.70        $   3.40
Diluted (thousands, except per share)
Average common shares outstanding ..............................    198,290         204,889         208,230
Dilutive common stock options at average market price ..........      3,394           2,322           1,877
Dilutive common stock awards at average market price ...........        210             126              88
Convertible long-term debt assumed converted ...................          7              95             405
                                                                   --------        --------        --------
Average diluted shares outstanding .............................    201,901         207,432         210,600
                                                                   ========        ========        ========
Net income .....................................................   $592,806        $757,259        $707,913
Add interest on convertible long-term debt, net of tax .........          6              65             330
                                                                   --------        --------        --------
Adjusted net income ............................................   $592,812        $757,324        $708,243
                                                                   ========        ========        ========
Per share amount ...............................................   $   2.94        $   3.65        $   3.36

--------------------------------------------------------------------------------


Note Q -- Wachovia Corporation (Parent Company Only) Information
The following is a condensed statement of financial condition of the parent company at December 31.


                                                     1997            1996
                                                  ----------      ----------
 Assets
-------
 Cash on demand deposit with bank
   subsidiary .................................   $    6,968      $       44
 Interest-bearing bank balances with bank
   subsidiaries ...............................      856,503       1,171,697
 Securities available-for-sale ................       51,523         378,222
 Demand loans to nonbank subsidiaries .........      993,073         464,101
 Capital notes receivable from bank
   subsidiaries ...............................    1,506,529         936,677
 Investments in:
   Bank subsidiaries ..........................    5,260,189       4,520,586
   Nonbank subsidiaries .......................      224,157         191,395
 Other assets .................................      164,910         138,192
                                                  ----------      ----------
     Total assets .............................   $9,063,852      $7,800,914
                                                  ==========      ==========
 Liabilities and Shareholders' Equity
-------------------------------------
 Parent company commercial paper ..............   $1,034,024      $  706,376
 Subordinated capital notes includes
   $1,080,659 from nonbank subsidiaries
   in 1997; $693,297 in 1996...................    2,553,612       2,165,667
 6.625% senior notes due 2006 .................      199,207         199,142
 Demand loans from bank and bank
   holding company subsidiaries ...............       18,015          18,015
 Other liabilities ............................       84,693         103,313
 Shareholders' equity .........................    5,174,301       4,608,401
                                                  ----------      ----------
     Total liabilities and shareholders'
       equity .................................   $9,063,852      $7,800,914
                                                  ==========      ==========

The principal maturities of the parent company's long-term debt subsequent to December 31, 1997 are $3,822 in 1998, $352,915 in 1999, none in 2000, $25,592 in 2001, $151,678 in 2002 and $2,218,812, thereafter.

The operating results of the parent company for the three years ended December 31 are shown below.


                                              1997           1996          1995
                                          --------       --------      --------
Income
------
Dividends from:
  Bank subsidiaries ...................   $658,800        $561,800      $257,700
  Nonbank subsidiaries ................     11,060             800        52,075
Interest from subsidiaries ............    184,476         104,823        89,278
Other interest income .................     15,320          16,877           571
Other income ..........................     34,012          55,243        49,272
                                          --------       ---------     ---------
     Total income .....................    903,668         739,543       448,896
Expense
-------
Interest on short-term borrowed
  funds ...............................     39,566          30,491        29,394
Interest on long-term debt ............    169,192         105,075        79,632
Interest paid to subsidiaries .........     22,354          15,488         4,781
Other expense .........................     50,655          34,349        30,056
                                          --------       ---------     ---------
     Total expense ....................    281,767         185,403       143,863
Income before income taxes and
  equity in undistributed net
  income of subsidiaries ..............    621,901         554,140       305,033
Applicable income taxes
  (benefit) ...........................    (16,519)         (7,055)      (1,889)
                                          --------       ---------     ---------
Income before equity in
  undistributed net income of
  subsidiaries ........................    638,420         561,195       306,922
Equity in (excess dividends)
  undistributed net income of
  subsidiaries ........................    (45,614)        196,064       400,991
                                          --------       ---------     ---------
     Net income .......................   $592,806        $757,259      $707,913
                                          ========       =========     =========

Wachovia Corporation and Subsidiaries
--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Concluded
--------------------------------------------------------------------------------
$ in thousands

Note Q -- Wachovia Corporation (Parent Company Only) Information -- Concluded The cash flows for the parent company for the three years ended December 31, were as follows:


                                            1997           1996            1995
                                          --------       --------        --------
Operating Activities
--------------------
Net Income ............................   $592,806       $757,259        $707,913
Other, net ............................     23,830         (7,177)         14,320
Equity in excess dividends
   (undistributed net income) of
   subsidiaries .......................     45,614       (196,064)       (400,991)
                                          --------       --------        --------
   Net cash provided by
     operations .......................    662,250        554,018         321,242
Investing Activities
--------------------
Net decrease (increase) in
   interest-bearing bank
   balances ...........................    315,194       (406,418)       (387,154)
Purchases of securities
   available-for-sale .................    (17,097)      (334,586)        (67,360)
Sale of securities
   available-for-sale .................    349,052         30,485          65,749
Net (increase) decrease in
   demand loans to nonbank
   subsidiaries .......................   (559,130)      (149,483)         47,708
Capital notes issued to bank
   subsidiaries .......................   (550,000)          ----        (250,000)
Capital notes repaid by bank
   subsidiaries .......................       ----            585          30,500
Net (increase) decrease in other
   assets .............................     (5,154)        26,771         (54,137)
Equity investment in
   subsidiaries .......................    (45,956)       (68,252)        (55,551)
                                          --------       --------        --------
     Net cash used by investing
       activities .....................   (513,091)      (900,898)       (670,245)
Financing Activities
--------------------
Net increase in demand loans
   from subsidiaries ..................    355,340        629,616          60,558
Net increase in commercial
   paper ..............................    327,648        204,090          95,430
Proceeds from long-term debt ..........       ----        196,106         496,387
Decrease in other liabilities .........    (19,346)          (462)            (54)
Issuance of stock .....................     59,281         37,445          43,151
Dividend payments .....................   (327,303)      (304,733)       (281,466)
Common stock repurchased ..............   (537,855)      (415,162)        (65,032)
                                          --------       --------        --------
   Net cash (used) provided by
     financing activities .............   (142,235)       346,900         348,974
                                          --------       --------        --------
Increase (decrease) in cash ...........      6,924             20             (29)
Cash at beginning of year .............         44             24              53
                                          --------       --------        --------
Cash at end of year ...................   $  6,968       $     44        $     24
                                          ========       ========        ========
Noncash investing and financing
   activities:
   Common stock issued on
     conversion of long-term
     debt .............................   $     70       $  6,007        $  3,184

On December 1, 1995, South Carolina National Corporation was merged into Wachovia Corporation; the assets and liabilities merged into Wachovia Corporation totaled $54,664 and $45,506, respectively.


--------------------------------------------------------------------------------

Wachovia Corporation and Subsidiaries
--------------------------------
 Consolidated Average Balances
--------------------------------------------------------------------------------
thousands


                                                                                   1997                         1996
                                                                                   Amount           %       Amount         %
Assets
Loans -- net of unearned income:
 Commercial ................................................................  $11,326,589       19.7   $10,480,829       18.9
 Tax-exempt ................................................................    1,743,227        3.0     2,126,486        3.8
                                                                             ------------      -----  ------------      -----
    Total commercial .......................................................   13,069,816       22.7    12,607,315       22.7
 Direct retail .............................................................    1,193,557        2.1     1,194,349        2.1
 Indirect retail ...........................................................    2,966,521        5.1     3,138,707        5.6
 Credit card ...............................................................    5,626,062        9.8     4,948,626        8.9
 Other revolving credit ....................................................      423,900         .7       417,953         .8
                                                                             ------------      -----  ------------      -----
    Total retail ...........................................................   10,210,040       17.7     9,699,635       17.4
 Construction ..............................................................    1,498,438        2.6     1,069,576        1.9
 Commercial mortgages ......................................................    6,067,194       10.5     5,452,795        9.8
 Residential mortgages .....................................................    7,422,225       12.9     6,796,978       12.2
                                                                             ------------      -----  ------------      -----
    Total real estate ......................................................   14,987,857       26.0    13,319,349       23.9
 Lease financing ...........................................................      955,055        1.7       655,485        1.2
 Foreign ...................................................................      493,110         .9       457,500         .8
                                                                             ------------      -----  ------------      -----
    Total loans ............................................................   39,715,878       69.0    36,739,284       66.0
Investment securities:
 Held-to-maturity:
  State and municipal ......................................................      221,196         .4       273,529         .5
  Other investments ........................................................    1,101,603        1.8     1,199,467        2.1
                                                                             ------------      -----  ------------      -----
    Total securities held-to-maturity ......................................    1,322,799        2.2     1,472,996        2.6
 Available-for-sale:
  Other investments (1) ....................................................    9,535,910       16.5    10,495,775       18.8
                                                                             ------------      -----  ------------      -----
    Total investment securities ............................................   10,858,709       18.7    11,968,771       21.4
Interest-bearing bank balances .............................................       88,801         .2       420,838         .8
Federal funds sold and securities purchased under resale agreements ........      397,213         .7       286,478         .5
Trading account assets .....................................................      960,244        1.7       921,764        1.7
                                                                             ------------      -----  ------------      -----
    Total interest-earning assets ..........................................   52,020,845       90.3    50,337,135       90.4
Cash and due from banks ....................................................    2,904,160        5.0     2,789,738        5.1
Premises and equipment .....................................................      803,362        1.4       785,438        1.4
Other assets ...............................................................    2,399,430        4.2     2,184,835        4.0
Allowance for loan losses ..................................................     (520,722)       (.9)     (512,943)       (.9)
                                                                             ------------     ------  ------------     ------
    Total assets ...........................................................  $57,607,075      100.0   $55,584,203      100.0
                                                                             ============     ======  ============     ======
Liabilities and Shareholders' Equity
Time deposits in domestic offices:
 Interest-bearing demand ...................................................  $ 4,108,606        7.1   $ 3,993,079        7.2
 Savings and money market savings ..........................................   10,594,764       18.4     9,440,738       17.0
 Savings certificates ......................................................   10,364,936       18.0    10,521,925       18.9
 Large denomination certificates ...........................................    2,929,042        5.1     2,612,410        4.7
                                                                             ------------     ------  ------------     ------
    Total time deposits in domestic offices ................................   27,997,348       48.6    26,568,152       47.8
Time deposits in foreign offices ...........................................    1,585,149        2.8     1,040,585        1.9
                                                                             ------------     ------  ------------     ------
    Total interest-bearing deposits ........................................   29,582,497       51.4    27,608,737       49.7
Federal funds purchased and securities sold under repurchase agreements.....    6,743,997       11.7     7,136,064       12.8
Commercial paper ...........................................................      781,345        1.4       595,806        1.1
Other short-term borrowed funds ............................................    1,461,781        2.5     1,286,160        2.3
                                                                             ------------     ------  ------------     ------
    Total short-term borrowed funds ........................................    8,987,123       15.6     9,018,030       16.2
Bank notes .................................................................    3,075,331        5.3     4,609,878        8.3
Other long-term debt .......................................................    3,046,492        5.3     2,082,894        3.7
                                                                             ------------     ------  ------------     ------
    Total long-term debt ...................................................    6,121,823       10.6     6,692,772       12.0
                                                                             ------------     ------  ------------     ------
    Total interest-bearing liabilities .....................................   44,691,443       77.6    43,319,539       77.9
Other deposits:
 Demand in domestic offices ................................................    6,921,083       12.0     6,476,977       11.7
 Demand in foreign offices .................................................          169         .0         1,563         .0
 Noninterest-bearing time in domestic offices ..............................       13,192         .0        12,362         .0
Other liabilities ..........................................................    1,447,863        2.5     1,315,939        2.4
Shareholders' equity .......................................................    4,533,325        7.9     4,457,823        8.0
                                                                             ------------     ------  ------------     ------
    Total liabilities and shareholders' equity .............................  $57,607,075      100.0   $55,584,203      100.0
                                                                             ============     ======  ============     ======
Total Deposits .............................................................  $36,516,941              $34,099,639

(1) Includes unrealized gains (losses) of $65,846 in 1997, $93,556 in 1996, $34,248 in 1995 and ($12,405) in 1994

--------------------------------------------------------------------------------



                                                                                                       Five-Year
     1995                      1994                      1993                      1992                 Compound
     Amount          %         Amount          %         Amount          %         Amount          %   Growth Rate
  $ 9,727,718       18.8    $ 7,923,773       17.1    $ 6,691,358       15.8    $ 6,315,629       16.1   12.4%
    2,067,016        4.0      2,066,908        4.4      1,993,493        4.7      2,118,900        5.4   (3.8)
-------------      -----  -------------      -----  -------------      -----  -------------      -----
   11,794,734       22.8      9,990,681       21.5      8,684,851       20.5      8,434,529       21.5    9.2
    1,177,466        2.3      1,087,952        2.3        955,942        2.2        926,881        2.4    5.2
    2,973,026        5.8      2,862,342        6.2      2,593,024        6.1      2,326,705        5.9    5.0
    4,551,448        8.8      4,014,135        8.6      2,993,593        7.1      2,145,377        5.5   21.3
      398,693         .8        382,216         .8        370,403         .9        369,819         .9    2.8
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    9,100,633       17.7      8,346,645       17.9      6,912,962       16.3      5,768,782       14.7   12.1
      948,248        1.8        791,154        1.7        801,627        1.9        942,000        2.4    9.7
    4,902,241        9.5      4,529,213        9.7      4,131,072        9.7      4,030,680       10.3    8.5
    6,182,282       12.0      5,587,543       12.0      5,028,473       11.9      4,381,737       11.2   11.1
-------------      -----  -------------      -----  -------------      -----  -------------      -----
   12,032,771       23.3     10,907,910       23.4      9,961,172       23.5      9,354,417       23.9    9.9
      278,038         .5        180,022         .4        140,887         .3        124,415         .3   50.3
      304,277         .6        108,028         .2         76,212         .2         72,347         .2   46.8
-------------      -----  -------------      -----  -------------      -----  -------------      -----
   33,510,453       64.9     29,533,286       63.4     25,776,084       60.8     23,754,490       60.6   10.8


      423,747         .8        599,206        1.3        826,228        1.9        966,746        2.5  (25.6)
    3,735,893        7.1      3,371,132        7.1      9,146,254       21.5      7,557,743       19.2  (32.0)
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    4,159,640        7.9      3,970,338        8.4      9,972,482       23.4      8,524,489       21.7  (31.1)
    7,851,827       15.2      7,255,003       15.6      1,020,590        2.4        761,192        1.9   65.8
-------------      -----  -------------      -----  -------------      -----  -------------      -----
   12,011,467       23.1     11,225,341       24.0     10,993,072       25.8      9,285,681       23.6    3.2
      119,277         .2         31,941         .1         92,927         .2        316,967         .8  (22.5)
      221,359         .4        303,177         .7        564,358        1.3        589,261        1.5   (7.6)
      916,140        1.8        689,417        1.5        721,892        1.7      1,079,314        2.7   (2.3)
-------------      -----  -------------      -----  -------------      -----  -------------      -----
   46,778,696       90.4     41,783,162       89.7     38,148,333       89.8     35,025,713       89.2    8.2
    2,801,993        5.5      2,688,765        5.9      2,640,520        6.2      2,616,485        6.7    2.1
      722,418        1.4        663,773        1.4        613,822        1.4        585,401        1.5    6.5
    1,917,594        3.7      1,922,633        4.1      1,630,243        3.8      1,498,474        3.8    9.9
     (517,430)      (1.0)      (516,702)     ( 1.1)      (503,697)      (1.2)      (477,562)      (1.2)   1.8
-------------     ------  -------------     ------  -------------     ------  -------------     ------
  $51,703,271      100.0    $46,541,631      100.0    $42,529,221      100.0    $39,248,511      100.0    8.0
=============     ======  =============     ======  =============     ======  =============     ======


  $ 3,923,942        7.6    $ 4,047,307        8.7    $ 3,851,842        9.1    $ 3,362,915        8.6    4.1
    8,318,312       16.1      7,973,997       17.1      7,906,297       18.6      7,565,250       19.3    7.0
   10,435,857       20.3      8,419,653       18.0      8,372,243       19.6      8,799,194       22.4    3.3
    2,173,624        4.2      1,889,807        4.1      2,263,284        5.3      2,912,041        7.4     .1
-------------     ------  -------------     ------  -------------     ------  -------------     ------
   24,851,735       48.2     22,330,764       47.9     22,393,666       52.6     22,639,400       57.7    4.3
      749,511        1.4        516,157        1.1        466,571        1.1        423,069        1.1   30.2
-------------     ------  -------------     ------  -------------     ------  -------------     ------
   25,601,246       49.6     22,846,921       49.0     22,860,237       53.7     23,062,469       58.8    5.1
    6,263,319       12.1      6,146,656       13.2      5,015,727       11.8      4,017,740       10.2   10.9
      535,210        1.0        524,715        1.1        503,317        1.2        489,551        1.3    9.8
    2,061,418        4.0        697,743        1.5        981,020        2.3      1,390,607        3.5    1.0
-------------     ------  -------------     ------  -------------     ------  -------------     ------
    8,859,947       17.1      7,369,114       15.8      6,500,064       15.3      5,897,898       15.0    8.8
    4,174,561        8.1      3,629,703        7.8      1,535,750        3.6        272,688         .7   62.4
    1,520,122        2.9      1,524,081        3.3        994,090        2.3        210,530         .5   70.7
-------------     ------  -------------     ------  -------------     ------  -------------     ------
    5,694,683       11.0      5,153,784       11.1      2,529,840        5.9        483,218        1.2   66.2
-------------     ------  -------------     ------  -------------     ------  -------------     ------
   40,155,876       77.7     35,369,819       75.9     31,890,141       74.9     29,443,585       75.0    8.7

    6,214,100       12.0      6,215,419       13.4      6,117,579       14.4      5,587,641       14.3    4.4
        6,823         .0          5,380         .0          5,516         .0          5,759         .0  (50.6)
       12,537         .0         70,997         .2         75,976         .2         89,599         .2  (31.8)
    1,150,355        2.2      1,067,818        2.3        921,075        2.2      1,022,218        2.6    7.2
    4,163,580        8.1      3,812,198        8.2      3,518,934        8.3      3,099,709        7.9    7.9
-------------     ------  -------------     ------  -------------     ------  -------------     ------
  $51,703,271      100.0    $46,541,631      100.0    $42,529,221      100.0    $39,248,511      100.0    8.0
=============     ======  =============     ======  =============     ======  =============     ======
  $31,834,706               $29,138,717               $29,059,308               $28,745,468               4.9

Wachovia Corporation and Subsidiaries

------------------------
 Summary of Operations
--------------------------------------------------------------------------------
thousands


                                                                      1997                        1996
                                                                     Amount              %       Amount              %
Interest Income .............................................     $ 4,262,385         80.9      $ 4,009,508         82.0
Interest Expense ............................................       2,168,818         41.2        2,085,771         42.7
                                                                -------------         ----    -------------         ----
Net Interest Income .........................................       2,093,567         39.7        1,923,737         39.3
Provision for loan losses ...................................         264,949          5.0          193,776          4.0
                                                                -------------         ----    -------------         ----
Net interest income after provision for loan losses .........       1,828,618         34.7        1,729,961         35.3
Other Income
Service charges on deposit accounts .........................         306,231          5.8          280,670          5.7
Fees for trust services .....................................         175,549          3.3          154,621          3.2
Credit card income ..........................................         162,234          3.1          143,382          2.9
Electronic banking ..........................................          64,640          1.2           56,226          1.2
Investment fee income .......................................          53,487          1.0           43,747           .9
Mortgage fee income .........................................          23,544           .4           21,371           .4
Trading account profits (losses) ............................          26,851           .5           22,654           .5
Student loan servicing ......................................            ----        ----              ----        ----
Other operating income ......................................         193,232          3.8          152,061          3.1
                                                                -------------        -----    -------------        -----
    Total other operating revenue ...........................       1,005,768         19.1          874,732         17.9
Gain on sale of mortgage servicing portfolio ................            ----        ----              ----        ----
Gain on sale of subsidiary ..................................            ----        ----              ----        ----
Investment securities gains (losses) ........................           1,454        ----             4,588           .1
                                                                -------------        -----    -------------        -----
    Total other income ......................................       1,007,222         19.1          879,320         18.0
Other Expense
Salaries ....................................................         742,106         14.1          655,065         13.4
Employee benefits ...........................................         163,051          3.1          141,867          2.9
                                                                -------------        -----    -------------        -----
    Total personnel expense .................................         905,157         17.2          796,932         16.3
Net occupancy expense .......................................         116,654          2.2          114,001          2.3
Equipment expense ...........................................         142,227          2.7          132,775          2.7
Personal computer impairment charge .........................          67,202          1.3             ----        ----
Merger-related charges ......................................         220,330          4.2             ----        ----
Other operating expense .....................................         515,151          9.8          465,265          9.5
                                                                -------------        -----    -------------        -----
    Total other expense .....................................       1,966,721         37.3        1,508,973         30.8
Income before income taxes ..................................         869,119         16.5        1,100,308         22.5
Applicable income taxes .....................................         276,313          5.2          343,049          7.0
                                                                -------------        -----    -------------        -----
Net Income ..................................................     $   592,806         11.3      $   757,259         15.5
                                                                =============        =====    =============        =====
Net income per common share:
 Basic ......................................................     $      2.99                   $      3.70
 Diluted ....................................................     $      2.94                   $      3.65
Cash dividends paid per common share (2) ....................     $      1.68                   $      1.52
Average shares outstanding:
 Basic ......................................................         198,290                       204,889
 Diluted ....................................................         201,901                       207,432

(1) Percentages reflected above are based on total income (interest plus other).
(2) Cash dividends per common share are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.

--------------------------------------------------------------------------------



                                                                                                    Five-Year
     1995                    1994                    1993                      1992                 Compound
    Amount          %       Amount          %       Amount            %       Amount          %    Growth Rate
 $3,790,110       82.3   $3,025,654       81.9    $ 2,738,164       78.5   $2,803,880       80.7     8.7%
  2,011,155       43.7    1,369,006       37.1      1,128,709       32.4    1,252,659       36.1    11.6
-----------       ----  -----------       ----  -------------       ----  -----------       ----
  1,778,955       38.6    1,656,648       44.8      1,609,455       46.1    1,551,221       44.6     6.2
    130,504        2.8       96,122        2.6        172,161        4.9      219,177        6.3     3.9
-----------       ----  -----------       ----  -------------       ----  -----------       ----
  1,648,451       35.8    1,560,526       42.2      1,437,294       41.2    1,332,044       38.3     6.5

    244,671        5.2      231,646        6.3        237,328        6.8      219,881        6.3     6.8
    145,464        3.2      142,026        3.8        133,651        3.8      121,712        3.5     7.6
    127,153        2.7      126,886        3.4        104,922        3.0       83,104        2.4    14.3
     39,722         .9       28,347         .8         17,857         .5       15,290         .4    33.4
     27,656         .6       14,522         .4         17,153         .5       13,021         .4    32.7
     26,139         .6       33,997         .9         41,339        1.2       41,747        1.2   (10.8)
     24,235         .5        8,794         .2         20,063         .6       (5,199)       (.1)
       ----      ----          ----      ----           5,535         .2       33,250        1.0  (100.0)
    122,075        2.7      103,881        2.9         91,621        2.6       73,043        2.1    21.5
-----------      -----  -----------      -----  -------------       ----  -----------      -----
    757,115       16.4      690,099       18.7        669,469       19.2      595,849       17.2    11.0
     79,025        1.7         ----      ----            ----      ----          ----      ----
       ----      ----          ----      ----           8,030         .2       19,486         .6  (100.0)
    (19,672)       (.4)     (21,972)       (.6)        74,256        2.1       54,151        1.5   (51.5)
-----------      -----  -----------      -----  -------------      -----  -----------      -----
    816,468       17.7      668,127       18.1        751,755       21.5      669,486       19.3     8.5

    604,041       13.1      566,368       15.3        545,869       15.6      533,000       15.3     6.8
    129,749        2.8      125,144        3.4        139,754        4.0      112,179        3.2     7.8
-----------      -----  -----------      -----  -------------      -----  -----------      -----
    733,790       15.9      691,512       18.7        685,623       19.6      645,179       18.5     7.0
    109,543        2.4      102,131        2.8        101,225        2.9      100,818        2.9     3.0
    127,268        2.8      124,321        3.4        119,340        3.4      116,993        3.4     4.0
       ----      ----          ----      ----            ----      ----          ----      ----
       ----      ----          ----      ----            ----      ----          ----      ----
    471,028       10.2      425,287       11.5        448,070       12.9      433,039       12.5     3.5
-----------      -----  -----------      -----  -------------      -----  -----------      -----
  1,441,629       31.3    1,343,251       36.3      1,354,258       38.8    1,296,029       37.3     8.7
  1,023,290       22.2      885,402       24.0        834,791       23.9      705,501       20.3     4.3
    315,377        6.8      261,480        7.1        239,779        6.9      193,760        5.6     7.4
-----------      -----  -----------      -----  -------------      -----  -----------      -----
 $  707,913       15.4   $  623,922       16.9    $   595,012       17.0   $  511,741       14.7     3.0
===========      =====  ===========      =====  =============      =====  ===========      =====

 $     3.40              $     3.00               $      2.84              $     2.51                3.6
 $     3.36              $     2.96               $      2.80              $     2.46                3.6
 $     1.38              $     1.23               $      1.11              $     1.00               10.9
    208,230                 208,117                   208,880                 203,803                (.5)
    210,600                 210,651                   212,584                 208,759                (.7)

Wachovia Corporation and Subsidiaries
------------------------------------------
 Net Interest Income -- Taxable Equivalent
--------------------------------------------------------------------------------
thousands


                                                                                  1997                             1996
                                                                                  Amount              %     Amount            %
Interest Income
Loans:
 Commercial .................................................................   $ 829,406         19.2    $   747,463       18.3
 Tax-exempt .................................................................     155,689          3.6        190,285        4.7
                                                                              -----------        -----  -------------      -----
    Total commercial ........................................................     985,095         22.8        937,748       23.0
 Direct retail ..............................................................     107,326          2.5        106,634        2.6
 Indirect retail ............................................................     254,001          5.9        266,435        6.5
 Credit card ................................................................     727,114         16.8        595,208       14.6
 Other revolving credit .....................................................      52,007          1.2         51,026        1.2
                                                                              -----------        -----  -------------      -----
    Total retail ............................................................  1,140,448          26.4      1,019,303       24.9
 Construction ...............................................................    140,780           3.3         99,470        2.4
 Commercial mortgages .......................................................    505,876          11.7        452,576       11.1
 Residential mortgages ......................................................    592,907          13.7        552,944       13.5
                                                                              -----------        -----  -------------      -----
    Total real estate .......................................................  1,239,563          28.7      1,104,990       27.0
 Lease financing ............................................................     92,721           2.1         61,717        1.5
 Foreign ....................................................................     34,164            .8         32,098         .8
                                                                              -----------        -----  -------------      -----
    Total loans .............................................................  3,491,991          80.8      3,155,856       77.2
Investment securities:
 Held-to-maturity:
   State and municipal ......................................................     26,259            .6         33,547         .8
   Other investments ........................................................     87,631           2.0         96,509        2.4
                                                                              -----------        -----  -------------      -----
    Total securities held-to-maturity .......................................    113,890           2.6        130,056        3.2
 Available-for-sale:
   Other investments ........................................................    635,195          14.7        700,202       17.1
                                                                              -----------        -----  -------------      -----
    Total investment securities .............................................    749,085          17.3        830,258       20.3
Interest-bearing bank balances ..............................................      5,230            .1         33,284         .8
Federal funds sold and securities purchased under resale agreements .........     22,319            .5         15,411         .4
Trading account assets ......................................................     51,654           1.3         51,740        1.3
                                                                              -----------        -----  -------------      -----
   Total interest income ....................................................  4,320,279         100.0      4,086,549      100.0
Interest Expense
Interest-bearing demand .....................................................     64,249           1.5         59,761        1.5
Savings and money market savings ............................................    405,444           9.4        336,596        8.2
Savings certificates ........................................................    582,145          13.4        598,869       14.6
Large denomination certificates .............................................    164,391           3.8        153,571        3.8
                                                                              -----------        -----  -------------      -----
    Total time deposits in domestic offices .................................  1,216,229          28.1      1,148,797       28.1
Time deposits in foreign offices ............................................     87,320           2.0         54,942        1.3
                                                                              -----------        -----  -------------      -----
    Total time deposits .....................................................  1,303,549          30.1      1,203,739       29.4
Federal funds purchased and securities sold under repurchase agreements .....    357,190           8.3        382,976        9.4
Commercial paper ............................................................     39,566            .9         29,054         .7
Other short-term borrowed funds .............................................     81,406           1.9         70,206        1.7
                                                                              -----------        -----  -------------      -----
    Total short-term borrowed funds .........................................    478,162          11.1        482,236       11.8
Bank notes ..................................................................    188,710           4.4        264,486        6.5
Other long-term debt ........................................................    198,397           4.6        135,310        3.3
                                                                              -----------        -----  -------------      -----
    Total long-term debt ....................................................    387,107           9.0        399,796        9.8
                                                                              -----------        -----  -------------      -----
    Total interest expense ..................................................  2,168,818          50.2      2,085,771       51.0
                                                                              -----------        -----  -------------      -----
Net Interest Income ......................................................... $2,151,461          49.8    $ 2,000,778       49.0
                                                                              ===========        =====  =============      =====
Percentage of interest-earning assets:
 Interest income ............................................................      8.32%                         8.13%
 Interest expense ...........................................................      4.18                          4.15
                                                                              -----------               -------------
    Net interest income .....................................................      4.14%                         3.98%
                                                                              ===========               =============
Taxable equivalent adjustment included in interest income:
 Loans ...................................................................... $  36,695                   $    46,158
 Investment securities ......................................................    19,862                        28,577
 Trading account assets .....................................................     1,337                         2,306
                                                                              -----------               -------------
    Total (2) ............................................................... $  57,894                   $    77,041
                                                                              ===========               =============

(1) Percentages reflected above are based on total interest income.
(2) The taxable equivalent adjustment for 1997, 1996, 1995, 1994 and 1993 reflects the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense; the taxable equivalent adjustment for 1992 reflects the federal income tax rate of 34%.

--------------------------------------------------------------------------------



                                                                                                         Five-Year
     1995                      1994                      1993                     1992                    Compound
    Amount            %       Amount            %       Amount            %       Amount            %    Growth Rate
  $   728,263       18.7    $   486,566       15.6    $   362,764       12.7    $   384,266       13.3   16.6%
      203,551        5.2        186,360        5.9        181,785        6.4        185,892        6.4  ( 3.5)
-------------      -----  -------------      -----  -------------      -----  -------------      -----
      931,814       23.9        672,926       21.5        544,549       19.1        570,158       19.7   11.6
      103,522        2.7         86,093        2.7         80,775        2.8        100,424        3.5    1.3
      245,936        6.3        223,830        7.1        220,751        7.8        224,607        7.8    2.5
      566,391       14.5        453,117       14.6        359,334       12.6        313,955       10.9   18.3
       50,544        1.3         44,904        1.4         42,392        1.5         44,711        1.5    3.1
-------------      -----  -------------      -----  -------------      -----  -------------      -----
      966,393       24.8        807,944       25.8        703,252       24.7        683,697       23.7   10.8
       93,152        2.4         70,261        2.2         58,712        2.1         70,729        2.4   14.8
      423,149       10.9        352,563       11.2        308,194       10.8        324,085       11.2    9.3
      505,995       13.0        434,177       13.9        410,837       14.5        398,592       13.9    8.3
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    1,022,296       26.3        857,001       27.3        777,743       27.4        793,406       27.5    9.3
       24,173         .6         14,090         .4         12,540         .4         12,423         .4   49.5
       22,610         .6          6,162         .2          3,318         .1          3,760         .1   55.5
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    2,967,286       76.2      2,358,123       75.2      2,041,402       71.7      2,063,444       71.4   11.1


       50,192        1.3         75,069        2.4         97,057        3.4        113,159        3.9  (25.3)
      271,292        7.0        234,557        7.5        596,239       21.0        562,245       19.4  (31.0)
-------------      -----  -------------      -----  -------------      -----  -------------      -----
      321,484        8.3        309,626        9.9        693,296       24.4        675,404       23.3  (30.0)

      526,287       13.5        416,408       13.3         60,408        2.1         57,284        2.0   61.8
-------------      -----  -------------      -----  -------------      -----  -------------      -----
      847,771       21.8        726,034       23.2        753,704       26.5        732,688       25.3     .4
        9,377         .2          1,322         .0          2,980         .1         13,444         .5  (17.2)
       13,279         .3         13,262         .4         18,675         .7         21,326         .7     .9
       60,416        1.5         36,407        1.2         28,481        1.0         60,510        2.1  ( 3.1)
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    3,898,129      100.0      3,135,148      100.0      2,845,242      100.0      2,891,412      100.0    8.4

       74,179        1.9         70,890        2.3         76,099        2.7         89,164        3.0  ( 6.3)
      304,294        7.8        221,317        7.1        209,608        7.4        252,399        8.7    9.9
      596,122       15.2        383,670       12.2        384,360       13.5        479,400       16.6    4.0
      126,708        3.3         84,669        2.7        112,188        3.9        166,611        5.8  (  .3)
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    1,101,303       28.2        760,546       24.3        782,255       27.5        987,574       34.1    4.3
       41,876        1.1         22,318         .7         14,503         .5         15,646         .5   41.0
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    1,143,179       29.3        782,864       25.0        796,758       28.0      1,003,220       34.6    5.4
      374,158        9.6        268,155        8.6        159,265        5.7        145,448        5.1   19.7
       29,324         .8         20,587         .7         15,103         .5         17,199         .6   18.1
      124,283        3.2         29,559         .9         31,827        1.1         58,744        2.0    6.7
-------------      -----  -------------      -----  -------------      -----  -------------      -----
      527,765       13.6        318,301       10.2        206,195        7.3        221,391        7.7   16.6
      258,885        6.6        203,777        6.5         79,734        2.8         13,183         .5   70.3
       81,326        2.1         64,064        2.0         46,022        1.6         14,865         .5   67.9
-------------      -----  -------------      -----  -------------      -----  -------------      -----
      340,211        8.7        267,841        8.5        125,756        4.4         28,048        1.0   69.0
-------------      -----  -------------      -----  -------------      -----  -------------      -----
    2,011,155       51.6      1,369,006       43.7      1,128,709       39.7      1,252,659       43.3   11.6
-------------      -----  -------------      -----  -------------      -----  -------------      -----
  $ 1,886,974       48.4    $ 1,766,142       56.3    $ 1,716,533       60.3    $ 1,638,753       56.7    5.6
=============      =====  =============      =====  =============      =====  =============      =====

         8.35%                     7.50%                     7.46%                     8.26%
         4.31                      3.28                      2.96                      3.58
-------------             -------------             -------------             -------------
         4.04%                     4.22%                     4.50%                     4.68%
=============             =============             =============             =============

  $    55,068               $    52,918               $    53,899               $    49,073
       46,817                    52,268                    52,426                    40,368
        4,594                     2,871                     2,235                       719
-------------             -------------             -------------             -------------
  $   106,479               $   108,057               $   108,560               $    90,160
=============             =============             =============             =============

Wachovia Corporation and Subsidiaries
---------------------
 Statistical Summary
--------------------------------------------------------------------------------



                                                                 1997       1996       1995       1994       1993       1992
Average Yields Earned (taxable equivalent)
Loans:
 Commercial ................................................     7.32%      7.13%      7.49%      6.14%      5.42%      6.08%
 Tax-exempt ................................................     8.93       8.95       9.85       9.02       9.12       8.77
   Total commercial ........................................     7.54       7.44       7.90       6.74       6.27       6.76
 Direct retail .............................................     8.99       8.93       8.79       7.91       8.45      10.83
 Indirect retail ...........................................     8.56       8.49       8.27       7.82       8.51       9.65
 Credit card ...............................................    12.92      12.03      12.44      11.29      12.00      14.63
 Other revolving credit ....................................    12.27      12.21      12.68      11.75      11.44      12.09
   Total retail ............................................    11.17      10.51      10.62       9.68      10.17      11.85
 Construction ..............................................     9.40       9.30       9.82       8.88       7.32       7.51
 Commercial mortgages ......................................     8.34       8.30       8.63       7.78       7.46       8.04
 Residential mortgages .....................................     7.99       8.14       8.18       7.77       8.17       9.10
   Total real estate .......................................     8.27       8.30       8.50       7.86       7.81       8.48
 Lease financing ...........................................     9.71       9.42       8.69       7.83       8.90       9.99
 Foreign ...................................................     6.93       7.02       7.43       5.70       4.35       5.20
   Total loans .............................................     8.79       8.59       8.85       7.98       7.92       8.69
Held-to-maturity:
 State and municipal .......................................    11.87      12.26      11.84      12.53      11.75      11.71
 Other investments .........................................     7.95       8.05       7.26       6.96       6.52       7.44
   Total securities held-to-maturity .......................     8.61       8.83       7.73       7.80       6.95       7.92
Available-for-sale:
 Other investments .........................................     6.71       6.73       6.73       5.73       5.92       7.53
   Total investment securities .............................     6.94       6.99       7.08       6.46       6.86       7.89
Interest-bearing bank balances .............................     5.89       7.91       7.86       4.14       3.21       4.24
Federal funds sold and securities purchased under resale
 agreements ................................................     5.62       5.38       6.00       4.37       3.31       3.62
Trading account assets .....................................     5.38       5.61       6.59       5.28       3.95       5.61
   Total interest income ...................................     8.32       8.13       8.34       7.50       7.46       8.26
Average Rates Paid
Interest-bearing demand ....................................     1.56%      1.50%      1.89%      1.75%      1.98%      2.65%
Savings and money market savings ...........................     3.83       3.57       3.66       2.78       2.65       3.34
Savings certificates .......................................     5.62       5.69       5.71       4.56       4.59       5.45
Large denomination certificates ............................     5.61       5.88       5.83       4.48       4.96       5.72
   Total time deposits in domestic offices .................     4.34       4.32       4.43       3.41       3.49       4.36
Time deposits in foreign offices ...........................     5.51       5.28       5.59       4.32       3.11       3.70
   Total time deposits .....................................     4.41       4.36       4.47       3.43       3.49       4.35
Federal funds purchased and securities sold under repurchase
 agreements ................................................     5.30       5.37       5.97       4.36       3.18       3.62
Commercial paper ...........................................     5.06       4.88       5.48       3.92       3.00       3.51
Other short-term borrowed funds ............................     5.57       5.46       6.03       4.24       3.24       4.22
   Total short-term borrowed funds .........................     5.32       5.35       5.96       4.32       3.17       3.75
Bank notes .................................................     6.14       5.74       6.20       5.61       5.19       4.83
Other long-term debt .......................................     6.51       6.50       5.35       4.20       4.63       7.06
   Total long-term debt ....................................     6.32       5.97       5.97       5.20       4.97       5.80
   Total interest bearing liabilities ......................     4.85       4.81       5.01       3.87       3.54       4.25
Interest rate spread .......................................     3.47       3.32       3.33       3.63       3.92       4.01
Net yield on interest-earning assets .......................     4.14       3.98       4.04       4.23       4.50       4.68
Ratios (averages)
Shareholders' equity to:
 Total assets ..............................................     7.87%      8.02%      8.05%      8.19%      8.27%      7.90%
 Net loans .................................................    11.57      12.31      12.62      13.14      13.92      13.32
 Deposits ..................................................    12.41      13.07      13.08      13.08      12.11      10.78
 Equity and long-term debt .................................    42.54      39.98      42.24      42.52      58.17      86.52
Return on assets ...........................................     1.03       1.36       1.37       1.34       1.40       1.30
Return on shareholders' equity .............................    13.08      16.99      17.00      16.37      16.91      16.51
Return on deposits .........................................     1.62       2.22       2.22       2.14       2.05       1.78
Dividends paid as a percentage of net income ...............    55.21      40.37      39.91      40.77      38.73      38.98

Wachovia Corporation and Subsidiaries
----------------------
 Year-End Information
--------------------------------------------------------------------------------



                                                             1997         1996
Condensed Balance Sheet (millions)
Cash and due from banks ..............................   $  4,222     $  3,674
Interest-bearing bank balances .......................        133           78
Federal funds sold and securities
 purchased under resale agreements ...................      1,589          276
Trading account assets ...............................        999        1,190
Investment securities
 Available-for-sale ..................................      8,960        9,825
 Held-to-maturity ....................................      1,458        1,352
Loans and net leases .................................     44,210       38,033
Less unearned income on loans ........................         16           26
                                                         --------     --------
  Total loans ........................................     44,194       38,007
Less allowance for loan losses .......................        544          519
                                                         --------     --------
  Net loans ..........................................     43,650       37,488
Premises and equipment ...............................        810          794
Other assets .........................................      3,576        2,552
                                                         --------     --------
  Total assets .......................................   $ 65,397     $ 57,229
                                                         ========     ========
Deposits in domestic offices .........................   $ 38,151     $ 34,137
Deposits in foreign offices ..........................      4,503        1,185
                                                         --------     --------
  Total deposits .....................................     42,654       35,322
Federal funds purchased and securities
 sold under repurchase agreements ....................      8,323        7,206
Commercial paper .....................................      1,034          707
Other short-term borrowed funds ......................        753        1,039
Bank notes ...........................................      2,940        4,308
Other long-term debt .................................      2,994        2,717
Other liabilities ....................................      1,525        1,322
Shareholders' equity .................................      5,174        4,608
                                                         --------     --------
  Total liabilities and shareholders' equity .........   $ 65,397     $ 57,229
                                                         ========     ========
Loan Portfolio (millions)
Domestic borrowers:
 Commercial ..........................................   $ 13,528     $ 10,341
 Tax-exempt ..........................................      1,607        2,016
 Direct retail .......................................      1,250        1,218
 Indirect retail .....................................      3,028        3,082
 Credit card .........................................      5,919        5,596
 Other revolving credit ..............................        460          424
 Construction ........................................      1,780        1,247
 Commercial mortgages ................................      6,790        5,684
 Residential mortgages ...............................      8,099        7,132
 Lease financing, net ................................      1,094          831
                                                         --------     --------
  Total ..............................................     43,555       37,571
 Foreign .............................................        639          436
                                                         --------     --------
  Total loans ........................................   $ 44,194     $ 38,007
                                                         ========     ========
Loan Portfolio (percentages)
Commercial ...........................................        34.2         32.5
Credit card ..........................................        13.4         14.7
Other revolving credit ...............................         1.0          1.1
Other retail .........................................         9.7         11.3
Real estate ..........................................        37.7         37.0
Lease financing ......................................         2.5          2.2
Foreign ..............................................         1.5          1.2
                                                         ---------    ---------
  Total ..............................................       100.0        100.0
                                                         =========    =========


                                                             1995         1994         1993         1992
Condensed Balance Sheet (millions)
Cash and due from banks ..............................   $  3,033     $  2,953     $  2,839     $  2,925
Interest-bearing bank balances .......................        526            7           13          224
Federal funds sold and securities
 purchased under resale agreements ...................        302          399          884          701
Trading account assets ...............................      1,115          891          791          897
Investment securities
 Available-for-sale ..................................     11,034        7,018        4,094           43
 Held-to-maturity ....................................      1,620        4,185        7,879       10,346
Loans and net leases .................................     35,617       31,692       27,776       25,075
Less unearned income on loans ........................         32           28           22           25
                                                         --------     --------     --------     --------
  Total loans ........................................     35,585       31,664       27,754       25,050
Less allowance for loan losses .......................        519          516          510          482
                                                         --------     --------     --------     --------
  Net loans ..........................................     35,066       31,148       27,244       24,568
Premises and equipment ...............................        781          690          650          591
Other assets .........................................      2,315        1,951        1,794        1,783
                                                         --------     --------     --------     --------
  Total assets .......................................   $ 55,792     $ 49,242     $ 46,188     $ 42,078
                                                         ========     ========     ========     ========
Deposits in domestic offices .........................   $ 33,594     $ 29,380     $ 29,201     $ 29,528
Deposits in foreign offices ..........................        761          916          807          519
                                                         --------     --------     --------     --------
  Total deposits .....................................     34,355       30,296       30,008       30,047
Federal funds purchased and securities
 sold under repurchase agreements ....................      6,892        6,939        6,198        4,887
Commercial paper .....................................        535          432          606          405
Other short-term borrowed funds ......................      1,776        1,044        1,101          859
Bank notes ...........................................      4,691        4,751        2,782          758
Other long-term debt .................................      1,493          997          751          607
Other liabilities ....................................      1,449          873          998        1,136
Shareholders' equity .................................      4,601        3,910        3,744        3,379
                                                         --------     --------     --------     --------
  Total liabilities and shareholders' equity .........   $ 55,792     $ 49,242     $ 46,188     $ 42,078
                                                         ========     ========     ========     ========
Loan Portfolio (millions)
Domestic borrowers:
 Commercial ..........................................   $ 10,365     $  8,915     $  7,250     $  6,802
 Tax-exempt ..........................................      2,328        1,907        2,055        2,071
 Direct retail .......................................      1,197        1,128        1,008          926
 Indirect retail .....................................      3,118        2,813        2,804        2,452
 Credit card .........................................      4,610        4,522        3,586        2,605
 Other revolving credit ..............................        417          398          382          376
 Construction ........................................      1,008          829          747          768
 Commercial mortgages ................................      5,113        4,673        4,242        4,086
 Residential mortgages ...............................      6,537        6,028        5,444        4,760
 Lease financing, net ................................        502          197          163          131
                                                         --------     --------     --------     --------
  Total ..............................................     35,195       31,410       27,681       24,977
 Foreign .............................................        390          254           73           73
                                                         --------     --------     --------     --------
  Total loans ........................................   $ 35,585     $ 31,664     $ 27,754     $ 25,050
                                                         ========     ========     ========     ========
Loan Portfolio (percentages)
Commercial ...........................................        35.7         34.2         33.5         35.4
Credit card ..........................................        12.9         14.3         12.9         10.4
Other revolving credit ...............................         1.2          1.3          1.4          1.5
Other retail .........................................        12.1         12.4         13.7         13.5
Real estate ..........................................        35.6         36.4         37.6         38.4
Lease financing ......................................         1.4           .6           .6           .5
Foreign ..............................................         1.1           .8           .3           .3
                                                         ---------    ---------    ---------    ---------
  Total ..............................................       100.0        100.0        100.0        100.0
                                                         =========    =========    =========    =========

Stock Data

The following charts present high and low trading ranges for the corporation's common stock, price to earnings ratios and data on cash dividends per share and cash dividend payouts for the most recent six years. Stock price trading ranges and price to earnings ratios for the most recent eight quarters also are provided.

The Five-Year Total Return chart compares Wachovia, the S&P 500 Index and the Keefe, Bruyette & Woods (KBW) 50 Total Return Index in stock price appreciation and dividends, assuming quarterly reinvestment, from the base period December 31, 1992 through year-end 1997. The KBW 50 Index is a market capitalization weighted measure of total return for 50 of the largest U.S. banking companies including all money center and most regional banks.

Wachovia's common stock is listed on the New York Stock Exchange under the trading symbol WB. The corporation is a member of the Standard & Poor's 500 Index of stocks and the S&P 500 Major Regional Banks Industry Group.


COMMON STOCK PRICE RANGE* NYSE SYMBOL: WB

(Graph appears below)

                     High         Low
1992                 34.75        28.25
1993                 40.50        31.68
1994                 35.38        30.13
1995                 48.25        32.00
1996                 60.25        39.63
1997                 83.94        53.50

* Prices represent those of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc.



COMMON STOCK PRICE/EARNINGS RATIOS*
(Graph appears below)

                    High          Low
1992                14.0          11.4
1993                14.4          11.3
1994                11.3           9.7
1995                13.8           9.1
1996                15.8          10.4
1997                28.6          18.2

* Amounts based on high and low common stock prices for each year and annual net income per diluted share as originally reported by Wachovia Corporation. The 1997 amounts were based on net income reported by the pooled companies.


CASH DIVIDENDS PER SHARE*
Five Year Compound Growth Rate = 10.9%

(Graph appears below)


1992              1.00
1993              1.11
1994              1.23
1995              1.38
1996              1.52
1997              1.68

* Dividends per share represent those paid by Wachovia Corporation prior to merger with Central Fidelity Banks, Inc.


CASH DIVIDEND PAYOUT*
          (MILLIONS)

(Graph appears below)


1992              39.0%
1993              38.7%
1994              40.8%
1995              39.9%
1996              40.4%
1997              55.2%

* Dividends include amounts paid by pooled companies.

% Payout ratio (total dividends as a percentage of net income)


-----------------------------------------
 Common Stock Data -- Per Share Table 19
--------------------------------------------------------------------------------

                                          1997          1996          1995          1994          1993          1992
                                        ------          ----          ----          ----          ----          ----
Market value: *
 End of year .....................    $  81.13      $  56.50      $  45.75      $  32.25      $  33.50      $  34.12
 High ............................       83.94         60.25         48.25         35.38         40.50         34.75
 Low .............................       53.50         39.63         32.00         30.13         31.88         28.25
Book value ** ....................       25.13         22.90         22.08         18.79         17.98         16.25
Dividend * .......................        1.68          1.52          1.38          1.23          1.11          1.00
Price/earnings ratio *** .........      27.6  x       14.8  x       13.1  x       10.3  x       11.9  x       13.8  x

*   Information for years before 1997 represents that of Wachovia
    Corporation prior to merger with Central Fidelity Banks, Inc.
** Book value per share has been restated to reflect the merger with Central Fidelity Banks, Inc., as a pooling-of-interests.
*** Price earnings ratio is based on end-of-year stock price and net income per diluted share. Information for years before 1997 represents that of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc. Excluding the after-tax impact of nonrecurring charges, the 1997 price earnings ratio was 20.5x.

QUARTERLY COMMON STOCK PRICE RANGE*

(Graph appears below)

                    Low            High
  1996
1st Quarter         41.25          48.38
2nd Quarter         40.88          46.25
3rd Quarter         39.63          49.88
4th Quarter         48.75          60.25
  1997
1st Quarter         54.50          64.63
2nd Quarter         53.50          66.88
3rd Quarter         58.19          72.38
4th Quarter         71.06          83.94


* Prices represent those of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc.



QUARTERLY COMMON STOCK PRICE/EARNINGS RATIOS*

(Graph appears below)

                    Low            High
  1996
1st Quarter         11.6           13.6
2nd Quarter         11.5           13.1
3rd Quarter         10.9           13.7
4th Quarter         12.8           15.8
  1997
1st Quarter         13.9           16.4
2nd Quarter         13.3           16.7
3rd Quarter         14.3           17.8
4th Quarter         23.2           27.4


* Amounts based on high and low common stock prices for each period and net income per diluted share for the 12 months ended on the last day of each period as originally reported by Wachovia Corporation prior to merger with Central Fidelity Banks, Inc. The 1997 fourth quarter amounts were based on net income reported by the pooled companies.





FIVE-YEAR TOTAL RETURN*

(Graph appears below)

                    Wachovia          S&P 500         KBW 50 Index
1992                100%              100%            100%
1993                101.28            105.54          110.08
1994                101.23            100.16          111.53
1995                148.93            160.41          153.44
1996                190.05            226.91          188.67
1997                280.10            331.73          251.62



* Base period 12/31/92 = 100. Dividends reinvested. Data for the
  KBW 50 Index is weighted by market capitalization.

Historical Comparative Data

The following charts present six-year comparative data for Wachovia Corporation and the median of the 25 largest U.S. bank holding companies based on assets as of each year-end. The median is representative of the typical bank holding company within the comparison group.

All historical data is as originally reported, not restated for pooling-of-interests mergers or acquisitions. Wachovia's results for 1997 were impacted by nonrecurring charges taken in the fourth quarter.

Results on an operating basis are footnoted in the relevant charts below.

Return on Assets
      (Average)

(Graph appears below)
                   Wachovia        25 Largest U.S. Banks (Median)
1992               1.36                 .90
1993               1.46                1.20
1994               1.46                1.21
1995               1.45                1.21
1996               1.43                1.29
1997               1.03*               1.26

* Excluding nonrecurring items, the return was 1.39%.



Return on Common Equity
              (Average)

(Graph appears below)
                   Wachovia        25 Largest U.S. Banks (Median)
1992               16.69               14.18
1993               17.13               16.94
1994               17.41               16.10
1995               17.67               16.77
1996               17.62               17.02
1997               13.08*              18.53

* Excluding nonrecurring items, the return was 17.65%.



Common Equity to Assets
              (Average)

(Graph appears below)
                   Wachovia        25 Largest U.S. Banks (Median)
1992               8.16                6.16
1993               8.54                6.57
1994               8.36                6.86
1995               8.22                7.00
1996               8.09                7.47
1997               7.87                7.36





Net Interest Income* as a Percentage
           of Average Earning Assets

(Graph appears below)
                   Wachovia        25 Largest U.S. Banks (Median)
1992               4.75                4.44
1993               4.64                4.48
1994               4.34                4.34
1995               4.16                4.45
1996               4.02                4.36
1997               4.14                4.24

* Taxable Equivalent




Noninterest Expense as a Percentage
        of Total Adjusted Revenues*

(Graph appears below)
                   Wachovia        25 Largest U.S. Banks (Median)
1992               58.61                 64.85
1993               57.05                 62.54
1994               54.15                 61.88
1995               54.23                 61.72
1996               52.21                 60.91
1997               62.29**               60.88

* Excluding sales of securities transactions, mortgage servicing portfolio and subsidiary.

** Excluding nonrecurring items, the ratio was 53.19%.




Net Loan Losses to Average Loans

(Graph appears below)
                   Wachovia        25 Largest U.S. Banks (Median)
1992                .48               1.25
1993                .31                .75
1994                .29                .39
1995                .37                .44
1996                .49                .53
1997                .67                .63



Nonperforming Assets to Year-End Loans
               and Foreclosed Property

(Graph appears below)
                   Wachovia        25 Largest U.S. Banks (Median)
1992               1.25               3.09
1993                .67               1.90
1994                .39               1.03
1995                .24                .80
1996                .25                .76
1997                .29                .62

Supervision and Regulation

Wachovia Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (BHC Act) and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (FRB). State banking commissions also serve in a supervisory and regulatory capacity with respect to bank holding company activities. Wachovia Corporation is also a savings and loan holding company registered under the Home Owners' Loan Act of 1933 (HOLA), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), and is subject to the examination, supervision and reporting requirements of the Office of Thrift Supervision (OTS).

As federally insured national banks, Wachovia Bank, N.A., The First National Bank of Atlanta, Jefferson National Bank and Central Fidelity National Bank, are subject to the regulation, supervision and reporting requirements of the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). 1st United Bank is an FDIC insured, state chartered bank in Florida, and is subject to the regulation, supervision and reporting requirements of the FDIC, as well as the Florida Department of Banking and Finance (FDBF). The Corporation's banking subsidiaries are directly affected by the actions of the FRB in managing the money supply and credit availability in the economy.

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

Federal law regulates transactions among Wachovia Corporation and its affiliates, including the amount of banking affiliates' loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. In addition, various requirements and restrictions under federal and state laws regulate the operations of the Corporation's banking affiliates, requiring the maintenance of reserves against deposits, limiting the nature of loans and interest that may be charged thereon, restricting investments and other activities.

Under FRB policy, the Corporation is expected to act as a source of financial strength to, and commit resources to support, each of its subsidiary banks. In addition, FIRREA provides that a depository institution insured by the FDIC can be held liable by the FDIC for any loss incurred or reasonably expected to be incurred in connection with the default of a commonly controlled FDIC insured depository institution. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA imposes substantial examination, audit and reporting requirements on insured depository institutions. The regulation also requires that risk-based capital standards be revised to incorporate interest rate risk, market risk, concentration of credit risk and the risks of nontraditional activities.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the
Act) enabled nationwide interstate banking through bank subsidiaries and interstate bank mergers. Effective September 29, 1995, the bill allowed adequately capitalized and managed bank holding companies to acquire control of a bank in any state subject to concentration limits. Beginning June 1, 1997, banks are permitted to merge with one another across state lines. The legislation preserves state laws which require that a bank must be in existence for a minimum period of five years or less before being acquired. The legislation has relevance for the banking industry due to increased competition from institutions consolidating through mergers and moving into new markets by branching across state lines.

During January 1997, the Corporation's Board of Directors approved a plan of merger whereby Wachovia Bank of Georgia and Wachovia Bank of South Carolina would be merged with and into Wachovia Bank of North Carolina, which, as the survivor, would change its name to Wachovia Bank, N.A. The merger took place on June 1, 1997 pursuant to the authority of the Act. The merger builds on the many efficiencies already achieved through standardization of operations and delivery systems and results in additional cost savings from consolidated financial reporting and reduced regulatory fees.

There continue to be a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies and their banks. While the potential effects of legislation currently under consideration cannot be measured with any degree of certainty, the Corporation is unaware of any pending legislative reforms or regulatory activities which would materially affect its financial position or operating results in the foreseeable future.

Directors and Officers


Directors of Wachovia Corporation and Wachovia Bank, N.A.
--------------------------------------------------------------------------------

L.M. Baker, Jr.
President and
Chief Executive Officer


John G. Medlin, Jr.
Chairman of the Board


James S. Balloun
Chairman, President and
Chief Executive Officer
National Service Industries, Inc.


James F. Betts
Consultant and
Former President
USLIFE Corporation


Peter C. Browning
President and
Chief Operating Officer
Sonoco Products Company


John T. Casteen III
President
University of Virginia


John L. Clendenin
Chairman Emeritus
BellSouth Corporation


Lawrence M. Gressette, Jr.
Chairman of the
Executive Committee
SCANA Corporation

Thomas K. Hearn, Jr.
President
Wake Forest University


George W. Henderson III
President and
Chief Executive Officer
Burlington Industries, Inc.


W. Hayne Hipp
President and
Chief Executive Officer
The Liberty Corporation


Robert M. Holder, Jr.
Chairman
RMH Group, LLC


Robert A. Ingram
Chief Executive Officer
Glaxo Wellcome plc
Chairman, Chief Executive
Officer and President
Glaxo Wellcome Inc.


James W. Johnston
President and
Chief Executive Officer
Stonemarker Enterprises, Inc.

George R. Lewis
President and
Chief Executive Officer
Philip Morris Capital Corporation


Lloyd U. Noland, III
Chairman, President and
Chief Executive Officer
Noland Company


Wyndham Robertson
Writer and Retired
Vice President, Communications
University of North Carolina


Herman J. Russell
Chairman of the Board
H.J. Russell & Company


Sherwood H. Smith, Jr.
Chairman of the Board
Carolina Power & Light Company


John C. Whitaker, Jr.
Chairman and
Chief Executive Officer
Inmar Enterprises, Inc.


Principal Corporate Officers of Wachovia Corporation
--------------------------------------------------------------------------------

L.M. Baker, Jr.

President and
Chief Executive Officer


Mickey W. Dry
Senior Executive Vice President
Chief Credit Officer

Walter E. Leonard, Jr.
Senior Executive Vice President
Operations/Technology


Kenneth W. McAllister
Senior Executive Vice President
General Counsel/Administrative Services

Robert S. McCoy, Jr.
Senior Executive Vice President
Chief Financial Officer


G. Joseph Prendergast
Senior Executive Vice President
General Banking

Shareholder Information

Corporate Headquarters

Wachovia Corporation
100 North Main Street
Winston-Salem, NC 27150


191 Peachtree Street, NE
Atlanta, GA 30303



Corporate Mailing Addresses and
Telephone Numbers


Wachovia Corporation
P.O. Box 3099
Winston-Salem, NC 27150
336-770-5000


P.O. Box 4148
Atlanta, GA 30302
404-332-5000



Notice of Annual Meeting


The Annual Meeting of Shareholders of Wachovia Corporation will be held Friday, April 24, 1998 at 10:30 a.m. EDT, in the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia. All shareholders are invited to attend.



Common Stock


Wachovia common stock trades on the New York Stock Exchange under the ticker symbol WB.



Transfer Agent


Wachovia Bank, N.A.
Winston-Salem, NC
1-800-633-4236


Correspondence and transfer requests should be sent to the following:
Wachovia Shareholder Services
P.O. Box 8218
Boston, MA 02266-8218



Shareholder Account Assistance


Shareholders who wish to change the address or ownership of stock, report lost certificates, eliminate duplicate mailings or for other account reregistration procedures and assistance should contact the Transfer Agent at the address or phone number above.

Wachovia Shareholder Direct


Shareholders and other interested individuals can access timely corporate information on Wachovia, such as earnings and dividend announcements, by calling 1-888-4WB-NEWS (1-888-492-6397). The toll-free service will be available beginning April 15, 1998, 24-hours-a-day, 7-days-a-week.



Internet Address


The corporation's Internet address is:
www.wachovia.com



Investor Contact


Robert S. McCoy, Jr.
Chief Financial Officer
336-732-5926


James C. Mabry
Senior Vice President
Investor Relations
336-732-5788
Winston-Salem, NC 27150



Shareholder Relations Contact


H. Jo Barlow
Assistant Vice President
336-732-5787
Winston-Salem, NC 27150



Dividend Services


Through the Dividend Reinvestment and Common Stock Purchase Plan record shareholders can invest dividends as well as optional cash payments in additional shares without payment of brokerage commissions or service charges.


Direct Deposit of Cash Dividends is a timesaving method of receiving cash dividends through automatic deposit to an account at any financial institution that participates in an Automated Clearing House.



Independent Auditors


Ernst & Young LLP


                                       83