Form 10-K, Exhibit 13
period 1998-12-31
WACHOVIA CORP/ NC
filed 1999-03-29
CIK 774203

--------------------------------------------------------------------------------

                                      1998
                                 ANNUAL REPORT
                                 AND FORM 10-K

                          [WACHOVIA LOGO APPEARS HERE]

--------------------------------------------------------------------------------

 ------------------------------------------------------------------------------

            Contents

            Financial Highlights ..............................................2
            Wachovia Corporation ..............................................3
            Selected Year-End Data ............................................3
            Forward-Looking Statements ........................................3
            Letter to Shareholders ............................................4
            Special Section -- Continuous Relationship Management .............9
            Management's Discussion and Analysis
              of Financial Condition and Results of Operations ...............26
            Results of Operations -- 1998 vs. 1997 ...........................27
            Year 2000 Discussion .............................................46
            Shareholders' Equity and Capital Ratios ..........................50
            Fourth Quarter Analysis ..........................................53
            Results of Operations -- 1997 vs. 1996 ...........................57
            Management's Responsibility for Financial Reporting ..............60
            Report of Independent Auditors ...................................60
            Financial Statements .............................................61
            Six-Year Financial Summaries .....................................83
            Historical Comparative Data ......................................89
            Stock Data .......................................................90
            1998 Form 10-K ...................................................92
            Supervision and Regulation .......................................95
            Directors and Officers ...........................................97
            Shareholder Information ..........................................98

  ------------------------------------------------------------------------------

-------------------------
 Financial Highlights
--------------------------------------------------------------------------------

                                                                                               Percent
                                                                   1998            1997         Change
                                                                 -------       --------        -------
Earnings and Dividends
(thousands, except per share data)
Net income (1) ...........................................     $ 874,170       $ 592,806           47.5
Cash dividends paid on common stock ......................       381,798         327,303           16.6
Payout ratio (total cash dividends / net income) .........         43.7  %         55.2  %
Net income per common share:
 Basic ...................................................      $  4.26         $  2.99            42.5
 Diluted .................................................      $  4.18         $  2.94            42.2
Cash dividends paid per common share (2) .................      $  1.86         $  1.68            10.7
Average basic shares outstanding .........................       205,058         198,290            3.4
Average diluted shares outstanding .......................       209,153         201,901            3.6
Return on average assets .................................          1.37%           1.03%
Return on average shareholders' equity ...................         16.92           13.08
Balance Sheet Data at Year-End
(millions, except per share data)
Total assets .............................................      $ 64,123        $ 65,397          (1.9)
Interest-earning assets ..................................        56,537          57,335          (1.4)
Loans -- net of unearned income ..........................        45,719          44,194            3.5
Deposits .................................................        40,995          42,654          (3.9)
Interest-bearing liabilities .............................        48,558          50,100          (3.1)
Shareholders' equity .....................................         5,338           5,174            3.2
Shareholders' equity to total assets .....................          8.32%           7.91%
Risk-based capital ratios:
 Tier I capital ..........................................          7.99            8.43
 Total capital ...........................................         11.34           11.11
Per share:
 Book value ..............................................      $  26.30        $  25.13            4.7
 Common stock closing price (NYSE) .......................         87.44           81.13            7.8
 Price/earnings ratio (3) ................................        20.92 x         27.59 x
Excluding Effects of Nonrecurring Items (1)
(thousands, except per share data)
Net income ...............................................      $929,847        $799,929           16.2
Net income per diluted common share ......................      $   4.45        $   3.96           12.4
Return on average assets .................................          1.45%           1.39%
Return on average shareholders' equity ...................         17.99           17.65
Price/earnings ratio (3) .................................         19.65x         20.49x

(1) Nonrecurring items in 1998 include merger-related charges of $85,312 and in 1997 include merger-related charges of $231,175, a personal computer impairment charge of $67,202 and securities losses of $4,639 resulting from restructuring the available-for-sale portfolio.
(2) Cash dividends per common share in 1997 are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.
(3) Price earnings ratio is based on end-of-year stock price and net income per diluted share.

-------------------------------------------------------
 Wachovia Corporation
--------------------------------------------------------------------------------

Wachovia Corporation is an interstate bank holding company providing financial services to consumers and corporations. At December 31, 1998, Wachovia's assets of $64.1 billion and market capitalization of $17.7 billion both ranked 16th among U. S. banking companies. Wachovia offers credit and deposit services, insurance, investment and trust products, and information services to consumers, primarily in Florida, Georgia, North Carolina, South Carolina and Virginia, and to corporations both in and outside the United States. Consumer products and services are provided through a network of retail branches, ATMs, Wachovia On-Call telephone banking, automated Phone Access and internet-based investing and banking at www.wachovia.com. In addition, Wachovia serves consumers nationwide through its credit card business. Wachovia provides global solutions to corporate clients through locations in Chicago, London, New York and Sao Paulo, through representatives in Hong Kong and Tokyo, and through worldwide strategic alliances. Founded in 1879, Wachovia maintains dual headquarters in Winston-Salem, North Carolina, and Atlanta, Georgia.

------------------------------------------------------------
 Selected Year-End Data
--------------------------------------------------------------------------------

                                                       1998         1997         1996        1995         1994         1993
                                                  ---------     --------     --------     -------      -------      -------
Trust assets (millions):
 Discretionary management .....................   $ 42,025      $ 33,568     $ 26,161     $22,409      $18,122      $18,904
 Total ........................................   $138,130      $129,079     $108,557     $97,952      $83,973      $97,451
Banking offices:
 North Carolina ...............................        198           201          220         219          216          223
 Virginia .....................................        263           341          242         242          228          228
 Georgia ......................................        131           130          123         124          127          129
 South Carolina ...............................        120           125          145         146          150          157
 Florida ......................................         40            33         ----        ----         ----         ----
                                                  ---------     --------     --------     -------      -------      -------
    Total .....................................        752           830          730         731          721          737
                                                  =========     ========     ========     =======      =======      =======
Automated banking machines:
 North Carolina ...............................        446           423          351         328          297          251
 Virginia .....................................        304           325          221         211          194          195
 Georgia ......................................        299           282          222         204          189          180
 South Carolina ...............................        289           272          213         180          166          167
 Florida ......................................         34             6         ----        ----         ----         ----
                                                  ---------     --------     --------     -------      -------      -------
    Total .....................................      1,372         1,308        1,007         923          846          793
                                                  =========     ========     ========     =======      =======      =======
Employees (full time equivalent) ..............     20,936        21,652       19,969      19,642       19,148       18,989
Common stock shareholders .....................     53,971        55,681       47,892      42,868       43,503       45,838
Common shares outstanding (thousands) .........    202,986       205,927      201,253     208,341      208,095      208,253

-----------------------------------------------------------------------
 Forward-Looking Statements
--------------------------------------------------------------------------------

The Annual Report and Form 10-K of Wachovia Corporation ("the corporation") contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainty and any number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the corporation's forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to, changes in the economy, interest rate movements, timely development by Wachovia of technology enhancements for its products and operating systems, the ability of Wachovia and its customers and vendors to address effectively Year 2000 issues, the impact of competitive products, services and pricing, Congressional legislation and similar matters. Management cautions readers not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events.

Letter To Shareholders


Dear Wachovia Shareholder

Wachovia achieved strong performance in 1998 while strengthening its ability to serve customers. Once again, in a difficult and challenging environment, the considerable strengths of Wachovia stood out.

For the full year, operating earnings were $4.45 per diluted share compared with $3.96 in 1997. Operating net income totaled $929.8 million versus $799.9 million. Operating earnings exclude merger-related expenses of $85.3 million, pretax, for 1998 and special charges in the 1997 fourth quarter totaling $303 million, pretax, primarily for merger integration expenses. Including the special charges, Wachovia's net income for 1998 was $874.2 million or $4.18 per diluted share compared with $592.8 million or $2.94 per diluted share for 1997.

On an operating basis, Wachovia's return on shareholders' equity was 18 percent, and return on assets was 1.45 percent compared with five-year averages of 17.2 percent and 1.38 percent, respectively. Average common equity to assets was 8.08 percent for 1998.

Net loan losses were .67 percent of average loans. Losses were .11 percent, excluding the credit card portfolio. At December 31, nonperforming assets were
 .40 percent of loans and foreclosed property and the corporation's reserve coverage of nonperforming loans was 349 percent. Wachovia's overhead or efficiency ratio on a core operating basis was 52.7 percent. A series of graphs depicting Wachovia's performance compared with the median for the 25 largest U.S. banks is presented on page 89.

The total return on Wachovia's common stock, including price appreciation and reinvested dividends, was 10.2 percent for 1998. This compares with 8.3 percent for the Keefe, Bruyette & Woods Index of 50 money center and regional banks and
28.6 percent for the Standard & Poor's 500 Index. The five-year compound annual total return for Wachovia was 25 percent. For the KBW Index and the S&P 500 Index, it was 27.8 percent and 24.1 percent, respectively.

Letter to Shareholders


Strong revenue growth drove Wachovia's 1998 financial performance. Total revenue advanced $468.8 million for the year, with fee-based income contributing 47 percent of the growth. This diverse and robust revenue stream reflects Wachovia's ability to achieve growth in key lines of business. A new story is being written at Wachovia. That story tells of an unwavering commitment to growth and excellent revenue gains.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                                                 DIVERSE, ROBUST
                                                                 REVENUE STREAM


At the end of 1998, Wachovia had relationships with 3.5 million households and 200,000 small businesses in the Carolinas, Florida, Georgia and Virginia. In addition, Wachovia had 28,000 large and middle market corporate relationships in its home markets, nationally and abroad. Wachovia's merger with Interstate/Johnson Lane, a leading regional securities firm in Charlotte, North Carolina, will add more customers and strengthen product and service capabilities for consumers and corporate capital markets customers. The merger is expected to be consummated in early April 1999.

Expense growth during 1998 principally reflects investment spending to attract, motivate and retain high-performing people, strengthen service delivery, enhance products and strengthen capabilities in technology. The growth rate in expenses is expected to moderate. Wachovia's attractive results have been achieved even as the corporation has continued to invest.

The ability of financial service companies to grow at an attractive rate while managing risk and costs will become more challenging as the structural change permeating our society accelerates. Four fundamental factors are propelling this change. They include lower nominal growth, forces at work favoring deflation, the transition to a global construct, and a revolution in technology and communication.

America finds itself in an economy where nominal growth will be subdued. A nominal growth rate of about three to five percent is a dramatic swing from double-digit nominal growth experienced during the 1980s. Inflation will not provide the pricing buoyancy that helped many corporations

Letter to Shareholders


sustain top-line growth in the past. In the future, the economy will perform well but at a more moderate pace, and many businesses in America may be hard pressed to achieve sustainable earnings growth.

From time to time in the coming decade, price levels will be deflationary. In some cases, the cost of raw materials may moderate, reflecting new processing and extractive techniques influenced by technology. Labor costs will be kept subdued by an abundance of low wage talent from the emerging world. New capabilities arising from technology will make manufacturing more efficient. While investment in technology remains high, the cost of technology longer term is a moderating factor potentially helping to retard expense growth.

Consumers are informed and aggressive in seeking discounts. They buy by telephone and computers. Corporations have new procurement efforts under way dramatically wringing costs from purchases of goods and services. The whole world is searching for bargains.

The third major factor at work is the global construct. Today, the world is defined by capital, ideas and energy. These do not abide by artificial or political boundaries. New and exciting uses of information are changing traditional alignments. Many countries are experiencing difficulty adjusting to the new global economy. Their currency values are under extreme pressure as they struggle to compete. This has subdued the rate of growth in global economies but it does not alter the long-term attractiveness of emerging markets. Around the world millions of people are free and they will work hard to achieve a better life.

Finally, the most significant factor is the rapid diffusion of technology throughout society and the ability to use information more productively. In history, major changes in products, processes and technology have evolved through gradual periods of development. For decades, computers and communication systems processed information for select audiences. Information was controlled by large entities such as governments, universities and large corporations. Now, useful technology and inexpensive information are available to everyone. Information is diffused throughout society and across the globe.

Letter To Shareholders

For almost every purpose, large and small organizations and individuals have economical access to vast storehouses of knowledge. The lower cost and greater availability of information make it a trump card for innovators and, in the future, this incredible capability will destroy artificial, inefficient structures at all levels of society. This revolution threatens the existence of traditional distribution systems.

The combination of lower nominal growth, deflationary pressures, the global construct, and the permeation of knowledge and technology places the world in an unprecedented period of revolution. America, the world's leader in innovation, is undergoing painful change. Financial service companies are at a critical juncture. How do they embrace change and continue to grow and generate earnings that reward investors?

Wachovia is very optimistic about the future and the potential for meeting the financial needs of its customers. I have mentioned before and still believe that customers to a large degree remain poorly served by the financial service industry. They have a growing appetite for information, service and solutions from someone they trust. This is an ideal environment for Wachovia. Throughout Wachovia you will find people who possess integrity, professionalism and a passion for outstanding service to customers. They deliver a robust menu of consumer and corporate products supported by outstanding technology. Wachovia enjoys an enviable track record of risk management, strong capital and reliable earnings.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                                               IDEAL ENVIRONMENT
                                                                  FOR WACHOVIA


In recent years, Wachovia has worked hard to aggressively prepare for this new world. We have rebuilt businesses to achieve sound growth. Existing products have been strengthened and new ones added. Technology investment has been deployed more directly to support sales and service. Mergers, acquisitions and alliances have allowed us access to new customers and capabilities. Our capital base, which is always strong, is being more effectively invested.

Letter to Shareholders

Wachovia faces the future exceptionally well positioned to serve customers and generate attractive growth. The section following describes Wachovia's Continuous Relationship Management strategy. This effort is helping us grow.

[GRAPHIC APPEARS ON LEFT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

  WACHOVIANS SERVING
CUSTOMERS, COMMUNITIES

Wachovians across the company have been extraordinarily busy serving customers, strengthening capabilities and expanding into new markets. But as Wachovians, they also find time to serve fellow human beings. They devote countless hours to church, civic and charitable organizations. Their own citizenship is mirrored by the company. Wachovia's Community Development Corporation has increased its lending. A new affordable mortgage lending sales force has been deployed. Communities continue to benefit from Wachovia's financial support. As we address the exciting and demanding realities of a new environment, exemplary corporate citizenship remains a defining characteristic of Wachovia.

Thank you for your loyalty and support. Your comments are always welcomed.

Sincerely,


/s/ L. M. Baker, Jr.
L. M. Baker, Jr.
Chief Executive Officer
February 26, 1999

[GRAPHIC APPEARS BELOW WITH THE FOLLOWING INFORMATION:]

                                       A.

                          BY ADDING VALUE TO CUSTOMER
                             RELATIONSHIPS THROUGH
                                 A DISTINCTIVE
                            CONTINUOUS RELATIONSHIP
                              MANAGEMENT STRATEGY.

[GRAPHICS APPEAR BELOW WITH THE FOLLOWING INFORMATION:]

                              ACQUIRING CUSTOMERS
                          Attracting a larger share of
                         excellent customers in current
                         markets and through expansion
                              into new territory.

                               MANAGING CUSTOMER
                                  INFORMATION
                         Managing information in a way
                      that continually renews and revises
                        intelligence about customers to
                               better serve them.

                                 STRENGTHENING
                                    CUSTOMER
                                 RELATIONSHIPS
                         Creating closer ties with and
                           becoming more important to
                        customers, resulting in a higher
                        level of profitable business in
                               each relationship.

                                 COST-TO-SERVE
                        Continued emphasis on effective
                              resource management.

[GRAPHIC APPEARS BELOW WITH THE FOLLOWING INFORMATION:]

Q.   HOW DOES WACHOVIA CREATE ENHANCED EARNINGS GROWTH?

A. BY BUILDING ON WACHOVIA'S STRONG FOUNDATION TO SUCCESSFULLY EXECUTE CONTINUOUS RELATIONSHIP MANAGEMENT.

On the threshold of the 21st century, Wachovia is well positioned to continue producing attractive financial returns. Current aspirations are for:

o    Annual earnings per share growth of 10 to 12 percent over time.

o    Return on equity of 18 to 20 percent.

o    Return on assets of 1.45 percent.

o    Continued dividend growth with a payout ratio of 40 percent.

These targets are dependent on the continuation of an attractive economic environment and Wachovia's ability to successfully develop and implement strategies and initiatives, which allow the corporation to profitably add value for a growing number of customers.

This performance will distinguish the corporation during a time when the environment will be exceptionally challenging. In the coming decade, the economy will grow more slowly but it will still grow. Global opportunities will influence the behavior of corporations. Consumers will demand more value. Knowledge distribution and service and sales delivery will be transformed by technology. Organizations that ignore or are unprepared for these issues will not prosper and some may not survive. Those anticipating and embracing dramatic change will offer exceptional value for shareholders.

We are optimistic about the outlook for Wachovia. The company has an enviable history of rewarding shareholders since its founding in 1879. We believe prospects for the future are bright and the company is well positioned.

In the future, the solution for growing revenue and sustaining profitability lies in bringing value to customers. Wachovia has its customers' best interests at heart. We use information to identify needs, offer solutions to problems and deliver unparalleled service. This differentiating strategy is implemented by a process we call Continuous Relationship Management (CRM). Several essential and historic Wachovia characteristics form a strong foundation for CRM. They include outstanding risk management, exemplary service quality, knowledgeable and engaged employees, and a distinctive reputation for trust and integrity. CRM is extremely difficult to deliver and requires competence in certain critical capabilities:

o Acquiring Customers - attracting a larger share of excellent customers in currently served markets and through expansion into new territory.

o Strengthening Customer Relationships - creating closer ties with and becoming more important to customers. This results in a higher level of profitable business from each relationship.

o     Cost-To-Serve - continued emphasis on effective resource management.

o Managing Customer Information - managing information in a way that continually renews and revises intelligence about customers in order to better serve them. This is a fundamental capability. It enables Wachovia to more effectively refine strategies, acquire and strengthen customer relationships, manage expenses and better focus on acquisition initiatives.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                   WACHOVIA'S
                                   PROCESS FOR
                                ENHANCED EARNINGS

                                   ACQUIRING
                                   CUSTOMERS

                                    MANAGING
                                    CUSTOMER
                                  INFORMATION

                                 STRENGTHENING
                                    CUSTOMER
                                 RELATIONSHIPS

                                 COST-TO-SERVE


Some financial service companies are working on Continuous Relationship Management, but few have developed and aligned strategies across these elements. Even fewer, if any, are weaving them together across geography, distribution channels, product lines and customer segments.

By executing CRM through a multitude of consumer and corporate initiatives, Wachovia has developed diverse streams of revenue from a variety of new and existing customers, across business lines and in markets with high potential for growth. This disciplined approach to markets helps Wachovia stand out in the minds of customers.

ACQUIRING CUSTOMERS

The ability to attract the right new customer is the next horizon in revenue and earnings growth. As technology and competition neutralize service advantage and compress margins, it is vital to be in attractive markets and to find innovative ways to win relationships.

[GRAPHICS APPEAR BELOW WITH THE FOLLOWING INFORMATION:]

WHERE ARE YOU?

A. BY ATTRACTING MORE CUSTOMERS IN EXISTING MARKETS WITH A SUPERIOR BLEND OF SERVICE, SOLUTIONS, CAPABILITIES AND CONVENIENCE.

WE ARE HERE.

Wachovia is in the heart of a rich economic area. The corporation serves 3.5 million households and approximately 200,000 small businesses with annual sales of up to $2 million in North and South Carolina, Georgia, Virginia and Florida. This region is outpacing the U. S. in population and household income growth, providing fertile ground for customer acquisition. Wachovia is the 11th largest credit card issuer among banks, with 2.4 million accounts across the country at December 31, 1998. Wachovia is a leading corporate bank with over 28,000 business relationships in 50 states and global activity in 40 countries. Corporate customers range from $2 million in sales to the largest multinational corporations.

Key consumer and corporate initiatives are under way to increase the number of customers served by Wachovia.

In 1998, Wachovia added more than 200,000 new households through a variety of Consumer Financial Services initiatives. One example is an innovative work site marketing strategy, which combines the convenience of banking where people work with an expanded, attractively packaged product line. In 1998, the program served more than 1,900 companies and 120,000 households, and contributed about $37 million to revenue. This strategy is a cost-effective, value-added approach to acquiring new customers

LET'S GET
STARTED(SM).

who tend to stay with Wachovia longer and buy more products over time. Other initiatives range from programs targeted to college students to products such as Wachovia Access Now,(sm) which provides low fees for customers who do all or most of their banking electronically.

Another major ingredient of customer acquisition is the Market Network Strategy. The strategy is a comprehensive management process used to assess, plan and strengthen delivery channels in the existing geographic franchise and help identify new expansion opportunities. With 76 per cent of new Wachovia customers still opening initial accounts at a branch, the strategy ensures that Wachovia's 752 branches and 1,372 ATMs are effectively deployed in high growth markets.

Wachovia plans to gain up to 300,000 additional households in 1999 by delving deeper into its rich geography and expanding efforts on new customer initiatives.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                                                       ACQUIRING
                                                                       CUSTOMERS


Consumer Financial Services also is pursuing an aggressive strategy to add more small businesses. A group of 102 bankers is focused on meeting the needs of the business itself, its owners and employees. The bankers provide technical capability, rapid credit decisions and high quality sales and service delivery.
A series of products has been developed, ranging from an extranet banking service designed for unique needs of small businesses to lines of credit and express loan packages. During 1998, this initiative contributed more than $89 million in revenue. Twenty percent of this revenue was from noninterest income. Opportunity with these customers is immense. There are over 720,000 small business companies with sales up to $2 million located in our home states.

Wachovia Corporate Financial Services has a global perspective and reflects a combination of market segmentation, solutions-oriented sales and recognized product leadership. The corporate market ranges from Business Banking with sales starting at $2 million to Large Corporate with sales greater than $2 billion. Additional corporate areas, such as Commercial Real Estate,


[GRAPHICS APPEAR BELOW WITH THE FOLLOWING INFORMATION:]

A. BY CAPITALIZING ON STRATEGICALLY COMPELLING, FINANCIALLY REWARDING OPPORTUNITIES FOR MERGERS OR ACQUISITIONS.

Financial Institutions, Structured Finance and other specialized finance groups, support specific customer segments.

Business Banking is a market segment with particularly attractive growth prospects. In the five states, more than 245 bankers are in contact with 19,000 customers to offer lending, capital solutions, financial advisory services, cash management and investment capabilities through a suite of services called the Wachovia Business Choice Account.(R) During 1998, Business Banking grew loans 31 percent, deposits 18 percent and fee income 45 percent. The area's profit contribution increased 32 percent. With 51,000 targeted companies in Business Banking's home markets, Wachovia anticipates continued opportunities for strong growth.


Many businesses are seeking financial partners to help them understand and evaluate product and service capabilities available in today's competitive marketplace. At Wachovia, sales professionals in teams work closely with customers to understand their unique needs. They develop appropriate solutions and maintain regular contact to broaden and deepen the relationship as customers' needs evolve.

The corporation's product leadership remains a major source of new business. Wachovia consistently ranks in the top tier of high quality cash management banks. Recently we were recognized in separate surveys as having one of the highest overall quality ratings in the nation, exceeding all competitors in customer satisfaction ratings for product leadership and innovation. During 1998, marketplace recognition of this expertise helped Wachovia's Treasury Services add $20 million from new sales alone.

Wachovia has an excellent track record of adding new customers and building capabilities through mergers and acquisitions. Interstate/Johnson Lane, which is scheduled to become part of Wachovia in April 1999, had 175,000 active retail accounts and client assets of $17.8 billion at December 31, 1998. Wachovia added 210,000 credit card customers with the September 1998 purchase of $269 million of receivables. Accounts in 40 states are included in the purchase with 25 percent located in Wachovia's five core states.

Acquisitions will continue to be studied. As industry performance pressure mounts, Wachovia believes there will be opportunities to expand in existing and new markets. As in the past, any mergers or acquisitions must be strategically compelling and financially rewarding.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                                                       ACQUIRING
                                                                       CUSTOMERS

STRENGTHENING CUSTOMER
RELATIONSHIPS

Winning new customers is expensive if there is no commitment and process to grow and strengthen relationships. Wachovia's consumer and corporate areas are devoting considerable energy to this second component of the CRM process.

Two key consumer growth projects are Consumer Financial Services' Profitable Relationship Optimization strategy, called PRO Banking, and Personal Financial Services' Financial Integration initiative.

PRO is direct outreach to the most important 25 percent of retail customers. This comprehensive,


[GRAPHICS APPEAR BELOW WITH THE FOLLOWING INFORMATION:]

A.   THROUGH GROWING AND STRENGTHENING RELATIONSHIPS WITH EXISTING CUSTOMERS.


integrated process begins with a robust data base that provides targeted leads to sales professionals. Customer contact results are fed back into the system, enhancing knowledge about how to best serve customers. PRO has grown dramatically since a pilot phase in December 1996. In early 1999, 5,000 high-value customers will be contacted each day through 140 fully dedicated Personal Financial Advisors and 1,100 Personal Bankers in branches and the call center. These sales professionals engage customers in discussions about their financial situation, offering product ideas and solutions.

This relationship-based approach is achieving a sustained sales rate of 20 percent. Most important, PRO is improving customer retention. As a result of PRO, the high-value household annual retention rate is virtually 100 percent compared with a normal annual retention rate in the mid-'90s for this customer segment. This increase is significant and accounts for millions of dollars of retained annual income. This retention is a leading indicator of momentum yet to be fully reflected in share of market gains and enduring loyalty to Wachovia.

Wachovia's front-line sales professionals have never been more engaged in meeting customer needs and creating value for them. Customers feel the difference. Research verifies that the percentage of PRO customers expressing satisfaction has improved to 84 percent, up 11 percentage points since the program began.

Progress to date is very pleasing but the strategy's potential is even more encouraging. Refinements to PRO are expected to deliver $10 million in improved revenue in 1999 alone, and new opportunities are consistently identified. PRO will continue to be a leading strategy with high-value customers.

Serving the affluent market is another key to profitability. The needs of these customers are complex and their service expectations are high. Relationship profit potential also is high. As a result of a new Financial Integration strategy launched in 1997 by Personal Financial Services, these customers now are served through sales teams by bankers known as Financial Advisors.

Twenty-nine teams are in target markets across five states. Teams are linked by location, training, management, sales goals and compensation programs to concentrate on a full array of financial service needs for each client relationship. A major focus of these teams is developing integrated financial plans for certain households. During 1998, more than 5,300 relationship reviews and financial plans were conducted with private clients.

Wachovia's Investment Counselor program grew profit contribution by 127 percent for 1998. Through this program, Wachovia Investment Counselors located in branches provide customers assistance with investments and insurance. Revenue from the Wachovia Funds, which had assets of $6.4 billion under management at December 31, 1998, grew 59 percent in 1998. This is important core growth from relationship customers.

All these initiatives helped Personal Financial Services achieve a 27 percent increase in profit contribution for 1998. The area had increases of 31 percent in investment management business and 10 percent in estate planning business. Loan and deposit production grew 48 percent and 13 percent, respectively, in 1998 over 1997. Growth prospects for Personal Financial Services have been enhanced by Wachovia's merger with Interstate/Johnson Lane, which will provide Wachovia full-service brokerage capability supported by 466 financial consultants in 63 branches across the Southeast.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                                                   STRENGTHENING
                                                                      CUSTOMER
                                                                   RELATIONSHIPS


The Financial Integration strategy brings real talent to bear on customer needs. Current research indicates that a fully integrated, affluent customer is worth twice as much revenue as one not fully integrated. Financial Integration is delivered by professionals customers can trust. Across the company, capital markets and corporate bankers are teaming up with financial advisors and wealth strategists to broaden relationships by addressing both individual and corporate aspects of customers' lives.

A typical example of this intracompany synergy occurred during 1998. A company that had a long relationship with Wachovia was being sold.

Wachovia's regional banking executive introduced the firm to Wachovia's Capital Markets group, which represented the sellers getting a price almost double competitive valuations. Wachovia's regional executive, local Private Financial Advisors manager and the Personal Financial Services' Wealth Strategy unit identified opportunities to assist the sellers with investment, estate planning, insurance and lending needs.

In competition with area and money center banks and brokerage firms, Wachovia secured

[GRAPHICS APPEAR BELOW WITH THE FOLLOWING INFORMATION:]

A. THROUGH THE DAILY DELIVERY OF THE WACHOVIA PROMISE - HAVING THE CUSTOMER'S BEST INTEREST AT HEART - BY ALL WACHOVIANS.

a $34 million investment management account, credit cards, bank lines, two mortgage loans, five brokerage accounts and ongoing estate planning work. This convergence of multiple opportunities with other business units increases our optimism about revenue and profit potential for Personal Financial Services.

The key to strengthening corporate relationships is a sales team approach from Capital Markets, Global Services, Treasury Services, Institutional Trust and Risk Management disciplines. These teams of relationship management and specialized product expertise individuals enlarge our collective knowledge of customers and foster relationship planning and integrated solutions. These solutions are backed by a strong product line and superb execution.

In Capital Markets, Wachovia expanded capabilities in financial advisory services, risk management products, commercial real estate, leasing and fixed-income distribution. Establishment of a Tier I, Section 20 securities subsidiary has enabled Wachovia to underwrite and deal in municipal revenue bonds, one-to-four family mortgage-backed securities, consumer receivable-related securities and commercial paper. When our merger with Interstate/Johnson Lane is completed, equity research and underwriting, investment banking and institutional equity and fixed-income distribution will strengthen Wachovia's ability to serve the complete debt and equity needs of corporate clients. Fee income from Capital Markets rose 163 percent for 1998 and good growth is expected in the future.

Treasury Services continued to build processing capabilities. During 1998, Wachovia introduced image-based receivables solutions to streamline the application, research and resolution of payments received through corporate lockboxes. Wachovia's Integrated Payables service has been enhanced to accept and process instructions for international wires and foreign drafts. Wachovia Connection(R) Plus, introduced in 1998, is a browser-based platform that will host the exceptional Wachovia Connection family of products. With these new product developments, Treasury

Services is well positioned to accelerate revenue growth and outstanding service to customers.

Institutional Trust and Retirement Services generated a record level of new business during 1998 while laying the foundation for future growth. The acquisition of Hunt, DuPree, Rhine and Associates Inc., allows Wachovia to respond more fully to the needs of corporate clients with expanded benefits consulting and actuarial services, advanced savings and pension plan administration, and flexible spending account administration. The division also introduced a new 401(k) plan service tied to outside families of mutual funds and the Wachovia Funds. New products and capabilities were added to the Executive Services Group, strengthening Wachovia's national leadership as consultant, trustee and administrator for nonqualified benefits plans. Revenues from this activity increased 57 percent in 1998 versus a year earlier.

During 1998, Global Services continued to capitalize on its impressive international alliances, partnerships and capabilities. Among these are a full operating branch in London, Banco Wachovia in Brazil, The Hongkong and Shanghai Banking Corporation Ltd., alliance for Asian import letters of credit, the NAFTA partnership for cross-border cash management solutions and global information reporting for multiple foreign currency accounts.

Another major capability strengthening customer relationships is Wachovia's asset management business. At December 31, 1998, assets under management totaled $42 billion, including $6.4 billion from the Wachovia Funds. A particularly unique Wachovia Asset Management product is timberland investment management for large institutional investors. Wachovia is a recognized leader in this asset class, which approximated $700 million at the end of 1998. Wachovia's investment results compare quite favorably with its competitors.

With these consumer and corporate initiatives, Wachovia is building strong customer relationships and providing great value to customers. During 1999, these strategies will be refined and new learning will be applied to find more innovative customer solutions. Through each of these efforts, Wachovia is enhancing future revenue prospects. But it is not enough to work only on revenue. Exceptional companies must have an intense focus on efficiency.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                                                   STRENGTHENING
                                                                      CUSTOMER
                                                                   RELATIONSHIPS

COST-TO-SERVE

Wachovia continues to have one of the lowest overhead ratios (noninterest expense as a percentage of taxable equivalent net interest income plus fee income) in the industry. The CRM process, by providing better information about customer needs and behavior, directly affects our ability to manage the physical network and people, process and technology expenses. This information, combined with knowledge of local markets, helps Wachovia efficiently match resources with customer potential.

Since implementing the Market Network Strategy in North Carolina, South Carolina and Georgia in 1996, Wachovia has been decreasing the number of higher-cost full-service branches.

[GRAPHICS APPEAR BELOW WITH THE FOLLOWING INFORMATION:]

A. BY CONTINUED EMPHASIS ON EFFECTIVE RESOURCE MANAGEMENT, REDUCING THE COST-TO-SERVE WHILE REWARDING CUSTOMERS.

Resources have been deployed into more efficient delivery systems, including convenience centers, express offices, work site banking centers, ATMs, internet and telephone. These increased points of banking presence provide better service to more customers.

The traditional bank staff has been trained to focus sales resources toward the most opportune customers. Increasingly, branch staff members are being reassigned into dedicated sales teams serving high value, affluent and small business segments. This redeployment is allowing a reduction in staff serving the mass market. During this transition, productivity and profitability are increasing.

From 1996 through 1998, North Carolina, South Carolina and Georgia banking operations' combined compound annual growth rate for fee income was 14 percent; noninterest expenses, 2 percent; and pretax profit contribution, 13 percent. During the same period, the number of employees declined a total of 8 percent. And, in each of these states, Wachovia ranks first for deposits per branch against strong competitors. The Market Network Strategy also is being used in Virginia and Florida. Market Network will be a continuous process as Wachovia constantly calibrates its sales and service.

More efficient management of Wachovia's consumer credit portfolios is strengthening returns while Wachovia continues to improve products. Wachovia Decision Now(sm) is an on-the-spot mortgage origination capability valued by time-starved mortgage shoppers who will pay for added convenience. Credit card's product array includes a broad range of interest rate and fee combinations exemplified by the highly successful Prime for Life(R) offering.

The use of consumer credit scoring models and workflow alignment has supported process improvement. Sales finance improved the rate of converting applications to loans to 32 percent in 1998 from 21 percent in 1997. The overall cost of creating a mortgage loan declined 32 percent. The total servicing cost of a credit card account decreased 7 percent from an already low base. Credit card net loan losses at 4.54 percent for 1998 continued to perform better than industry averages. The rate of automated loan decisions in retail branch lending grew to 24 percent from 13 percent in 1997.

Prime Capture and Archive, a robust mainframe computer architecture, is the backbone of a company-wide integration of image technology. Its use will support new services and products for consumers and corporations. This system economically creates, indexes, stores and retrieves every paid or deposited check and related paper documents Wachovia receives. Speedy retrieval of these images keeps a tight rein on Wachovia's costs and offers customers easy access to essential information as they collect returns, monitor credit, field inquiries and reduce document storage expense.

The multidiscipline corporate sales team is enhancing sales and service efficiency by focusing the right sales professional on the right activities at the right time. Supporting this capability are centralized processes such as Business Banking's loan documentation group, which allows relationship managers to spend more time addressing customer solutions.

[GRAPHIC APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                                                   COST-TO-SERVE

Managing Customer Information


The foundation for Continuous Relationship Management is information. Wachovia has invested millions of dollars in building and upgrading data bases, and we are delivering timely and relevant information to the sales staff. Information from customers and sales staff is analyzed, refined and updated. Fresh, accurate information enhances decision making and facilitates cost control.

Wachovia is consolidating and integrating consumer, credit card, trust and corporate information systems. To help the corporation better understand key drivers of earnings, an enhanced profitability measurement system is scheduled to become part of this comprehensive information resource in late 1999. These actions will strengthen the ability to sell the right products to the right customers at the right time.

Raw information provides no advantage. The way financial service companies distinguish themselves is to competently process, distribute and use information to serve customers. At Wachovia, the goal of employees is to know and understand customers and their cares and concerns better than any other financial institution.

Wachovia's brand campaign has played a central role in helping 21,000 Wachovians move toward the same vision. Recent quantitative research scored the campaign as more memorable, relevant

A. BY COMPETENTLY PROCESSING, DISTRIBUTING AND USING INFORMATION TO SERVE CUSTOMERS BETTER THAN ANY OTHER FINANCIAL INSTITUTION.

and likeable than those of key competitors. Wachovia believes that a strong brand identity in financial service will become more important as individuals and businesses are confronted with a bewildering array of financial choices. Wachovia is committed to delivering the brand promise at every point of contact.

The world ahead is going to be fascinating. In this new world, sustaining strong earnings growth will be challenging work. But Wachovians understand the formula for success in this demanding environment. The basic equation is simple - attract the right customers, sell them multiple services important to their lives, do the right things to keep their business, deliver as efficiently as possible and let them know that at Wachovia they have a friend they can trust. Determined and impassioned Wachovians are weaving these components together daily. They are defining Wachovia's future by addressing difficult questions and building answers that bring pleasure to customers.

[GRAPHICS APPEARS ON RIGHT SIDE OF PAGE WITH THE FOLLOWING INFORMATION:]

                                   WACHOVIA'S
                                   PROCESS FOR
                                ENHANCED EARNINGS

                                   ACQUIRING
                                   CUSTOMERS

                                    MANAGING
                                    CUSTOMER
                                  INFORMATION

                                 STRENGTHENING
                                    CUSTOMER
                                 RELATIONSHIPS

                                 COST-TO-SERVE

Management's Discussion and Analysis of Financial Condition
and Results of Operations
Financial Summary                                                    Table 1
--------------------------------------------------------------------------------

                                                     1998            1997            1996
                                              -----------     -----------     -----------
Summary of Operations
(thousands, except per share data)
Interest income ...........................   $ 4,665,245     $ 4,262,385     $ 4,009,508
Interest expense ..........................     2,314,213       2,168,818       2,085,771
                                              -----------     -----------     -----------
Net interest income .......................     2,351,032       2,093,567       1,923,737
Provision for loan losses (1) .............       299,480         264,949         193,776
                                              -----------     -----------     -----------
Net interest income after provision for
 loan losses ..............................     2,051,552       1,828,618       1,729,961
Other operating revenue ...................     1,228,119       1,005,768         874,732
Gain on sale of mortgage servicing
 portfolio ................................          ----            ----            ----
Gain on sale of subsidiary ................          ----            ----            ----
Securities gains (losses) (2) .............        20,442           1,454           4,588
                                              -----------     -----------     -----------
Total other income ........................     1,248,561       1,007,222         879,320
Personnel expense .........................     1,055,353         905,157         796,932
Nonrecurring charges (3) ..................        85,312         287,532            ----
Other expense .............................       855,667         774,032         712,041
                                              -----------     -----------     -----------
Total other expense .......................     1,996,332       1,966,721       1,508,973
Income before income tax expense ..........     1,303,781         869,119       1,100,308
Income tax expense ........................       429,611         276,313         343,049
                                              -----------     -----------     -----------
Net income (4) ............................   $   874,170     $   592,806     $   757,259
                                              ===========     ===========     ===========
Net income per common share:
 Basic ....................................   $     4.26      $     2.99      $     3.70
 Diluted (4) ..............................   $     4.18      $     2.94      $     3.65
Cash dividends paid per common
 share (5) ................................   $     1.86      $     1.68      $     1.52
Cash dividends paid on common
 stock (6) ................................   $   381,798     $   327,303     $   305,740
Cash dividend payout ratio (6) ............         43.7  %         55.2  %         40.4  %
Average basic shares outstanding ..........       205,058         198,290         204,889
Average diluted shares outstanding ........       209,153         201,901         207,432
Selected Average
 Balances (millions)
Total assets ..............................    $   63,949      $   57,607      $   55,584
Loans -- net of unearned income ...........        44,401          39,716          36,739
Securities ................................        10,582          10,793          11,876
Other interest-earning assets .............         1,579           1,446           1,629
Total interest-earning assets .............        56,562          51,955          50,244
Interest-bearing deposits .................        32,011          29,582          27,609
Short-term borrowed funds .................        10,895           8,987           9,018
Long-term debt ............................         6,279           6,122           6,693
Total interest-bearing liabilities ........        49,185          44,691          43,320
Noninterest-bearing deposits ..............         7,803           6,934           6,491
Total deposits ............................        39,814          36,516          34,100
Shareholders' equity ......................         5,168           4,533           4,458
Ratios (averages)
Net loan losses to loans ..................           .67%            .67%            .53%
Net yield on interest-earning assets ......          4.24            4.14            3.98
Shareholders' equity to:
 Total assets .............................          8.08            7.87            8.02
 Net loans ................................         11.78           11.57           12.31
Return on assets (7) ......................          1.37            1.03            1.36
Return on shareholders' equity (7) ........         16.92           13.08           16.99


                                                                                           Five-Year
                                                                                            Compound
                                                   1995          1994            1993    Growth Rate
                                             ----------    ----------     -----------    ------------
Summary of Operations
(thousands, except per share data)
Interest income ...........................  $3,790,110    $3,025,654     $ 2,738,164        11.2%
Interest expense ..........................   2,011,155     1,369,006       1,128,709        15.4
                                             ----------    ----------     -----------
Net interest income .......................   1,778,955     1,656,648       1,609,455         7.9
Provision for loan losses (1) .............     130,504        96,122         172,161        11.7
                                             ----------    ----------     -----------
Net interest income after provision for
 loan losses ..............................   1,648,451     1,560,526       1,437,294         7.4
Other operating revenue ...................     757,115       690,099         669,469        12.9
Gain on sale of mortgage servicing
 portfolio ................................      79,025          ----            ----
Gain on sale of subsidiary ................        ----          ----           8,030
Securities gains (losses) (2) .............     (19,672)      (21,972)         74,256       (22.7)
                                             ----------    ----------     -----------
Total other income ........................     816,468       668,127         751,755        10.7
Personnel expense .........................     733,790       691,512         685,623         9.0
Nonrecurring charges (3) ..................        ----          ----            ----
Other expense .............................     707,839       651,739         668,635         5.1
                                             ----------    ----------     -----------
Total other expense .......................   1,441,629     1,343,251       1,354,258         8.1
Income before income tax expense ..........   1,023,290       885,402         834,791         9.3
Income tax expense ........................     315,377       261,480         239,779        12.4
                                             ----------    ----------     -----------
Net income (4) ............................  $  707,913    $  623,922     $   595,012         8.0
                                             ==========    ==========     ===========
Net income per common share:
 Basic ....................................  $    3.40     $    3.00      $     2.84          8.4
 Diluted (4) ..............................  $    3.36     $    2.96      $     2.80          8.3
Cash dividends paid per common
 share (5) ................................  $    1.38     $    1.23      $     1.11         10.9
Cash dividends paid on common
 stock (6) ................................  $  282,517    $  254,397     $   230,430        10.6
Cash dividend payout ratio (6) ............       39.9  %       40.8  %         38.7  %
Average basic shares outstanding ..........     208,230       208,117         208,880       (  .4)
Average diluted shares outstanding ........     210,600       210,651         212,584       (  .3)
Selected Average
 Balances (millions)
Total assets ..............................   $  51,703     $  46,542      $   42,529         8.5
Loans -- net of unearned income ...........      33,510        29,533          25,776        11.5
Securities ................................      11,977        11,238          10,993       (  .8)
Other interest-earning assets .............       1,257         1,025           1,379         2.7
Total interest-earning assets .............      46,744        41,796          38,148         8.2
Interest-bearing deposits .................      25,601        22,847          22,860         7.0
Short-term borrowed funds .................       8,860         7,369           6,500        10.9
Long-term debt ............................       5,695         5,154           2,530        19.9
Total interest-bearing liabilities ........      40,156        35,370          31,890         9.1
Noninterest-bearing deposits ..............       6,234         6,292           6,199         4.7
Total deposits ............................      31,835        29,139          29,059         6.5
Shareholders' equity ......................       4,164         3,812           3,519         8.0
Ratios (averages)
Net loan losses to loans ..................         .38%          .30%            .56%
Net yield on interest-earning assets ......        4.04          4.23            4.50
Shareholders' equity to:
 Total assets .............................        8.05          8.19            8.27
 Net loans ................................       12.62         13.14           13.92
Return on assets (7) ......................        1.37          1.34            1.40
Return on shareholders' equity (7) ........       17.00         16.37           16.91

(1) Includes $10,845 in nonrecurring merger-related provision in 1997 to align the practices of the merged entities with those of the corporation.
(2) Includes $4,639 of nonrecurring losses to restructure the available-for-sale portfolio in 1997.
(3) Nonrecurring charges in 1998 and 1997 include merger-related items of $85,312 and $220,330, respectively, and a personal computer hardware and software disposal charge of $67,202 in 1997.
(4) Net income excluding the effect of nonrecurring items was $929,847 and $799,929 for 1998 and 1997, respectively. Net income per diluted share excluding the effect of nonrecurring items was $4.45 and $3.96 for 1998 and 1997, respectively.
(5) Cash dividends per common share are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.
(6)  Includes amounts of pooled companies.
(7) Excluding the after-tax impact of nonrecurring charges of $55,677 and $207,123, returns were 1.45% and 1.39% on assets and 17.99% and 17.65% on shareholders' equity for 1998 and 1997, respectively.

              --------------------------
               Results of Operations
              -----------------------------------------------------------------

1998 vs. 1997
Overview
              During 1998, the U. S. economy continued its eighth successive year of expansion amidst softening caused by turmoil in foreign markets and higher domestic wages. Based on advance estimates, gross domestic product for the year rose 3.9 percent, matching 1997's growth rate, with activity boosted in the latter months of 1998 by three reductions in short-term interest rates. Economic growth within Wachovia Corporation's home states remained good during 1998. Unemployment for the year averaged 4.5 percent in Florida, 4 percent in Georgia, 3.5 percent in North Carolina, 3.5 percent in South Carolina and 3.1 percent in Virginia compared with 4.5 percent nationwide.

              The corporation seeks to broaden its competitive position by gaining access to new customers and by enhancing its products and services through internal development and through selective partnerships and acquisitions. Management pursues a variety of initiatives as part of this strategy. During 1998, these included integrating new banking partners in Virginia and Florida; significantly expanding capital markets' capabilities; installing new systems for trust and loans; acquiring a South Carolina-based benefits consulting firm; purchasing a credit card portfolio; and announcing plans to acquire Interstate/Johnson Lane, a major regional investment advisory and brokerage firm with offices primarily in North Carolina, Georgia, South Carolina and Virginia.

              Because Wachovia's growth strategy includes the use of acquisitions, the corporation regularly evaluates opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book values, and, therefore, some dilution of the corporation's book value and net income per share may occur in connection with any future transactions.

              Wachovia's net income for 1998 totaled $874.170 million or $4.18 per diluted share compared with $592.806 million or $2.94 per diluted share in 1997. Results for both years included nonrecurring charges, which totaled $85.312 million, pretax, in 1998 for merger integration expenses and $303.016 million, pretax, in 1997 for merger-related charges, an equipment impairment charge and restructuring of the securities portfolio. The net after-tax impact of the nonrecurring charges was $55.677 million or $.27 per diluted share for 1998 and $207.123 million or $1.02 per diluted share for 1997. Excluding the nonrecurring charges, net income on an operating basis was $929.847 million or $4.45 per diluted share in 1998 versus $799.929 million or $3.96 per diluted share in 1997.

                              NET INCOME PER SHARE
                                   (DILUTED)

        (A bar graph appears here. See the table below for plot points.)

  1993      1994      1995      1996      1997      1998
  2.80      2.96      3.36      3.65      2.94      4.18*

*EXCLUDING NONRECURRING ITEMS, NET INCOME PER DILUTED SHARE WAS $3.96 IN 1997 AND $4.45 IN 1998.

                                   NET INCOME
                                   (MILLIONS)

        (A bar graph appears here. See the table below for plot points.)

  1993      1994      1995      1996      1997      1998
  595.0     623.9     707.9     757.3     592.8*    874.2*

*EXCLUDING NONRECURRING ITEMS, NET INCOME WAS $799.9 MILLION IN 1997 AND $929.8
 MILLION IN 1998.

              The corporation's operating results for the year reflected strong revenue growth, with total revenues rising $468.796 million or
              14.8 percent to $3.626 billion. Good gains occurred in both net interest income and fee-generating businesses as the corporation expanded on its consumer and corporate banking initiatives and moved forward with technology enhancements. Moderating the revenue gains for the year were higher credit losses and increases in noninterest expense.

              Expanded discussion of the corporation's results of operations and financial condition is presented in the following narrative with accompanying tables and charts. Historical financial results include the corporation's acquisition of Central Fidelity Banks, Inc., on a pooling-of-interests basis but do not include the corporation's purchases of Jefferson Bankshares, Inc., and 1st United Bancorp in the fourth quarter of 1997 and of Ameribank Bancshares in the second quarter of 1998 prior to the date of their acquisitions. Interest income is stated on a taxable equivalent basis, which is adjusted for the tax-favored status of earnings from certain loans and securities. References to changes in assets and liabilities represent daily averages unless otherwise noted. The narrative should be read in conjunction with the Consolidated Financial Statements and Notes on pages 61 through 82. Expanded six-year financial data appears on pages 83 through 88.

Business Segments
              The corporation has four reportable business segments: Consumer, Corporate, Card, and Treasury & Administration.

              The Consumer segment provides individuals and small businesses with products and services ranging from traditional loans and deposits, mortgages, trust services, brokerage and mutual fund investments, including the corporation's proprietary Wachovia Funds, to insurance, private banking and other financial advisory services. Customers are served in the corporation's primary operating states of Georgia, North Carolina, South Carolina, Virginia and Florida through a wide variety of delivery channels, including ATMs, traditional branches, work-site banking facilities, in-store banking centers, PC Access, Wachovia On-Call telephone banking and automated Phone Access. Major initiatives for the division include PRO (Profitable Relationship Optimization), which is the corporation's strategy for profitable customer selling and retention; Financial Integration, an affluent customer strategy utilizing teams of financial advisors and specialists; and the Market Network Model, used for determining the mix of local retail delivery channels based on location needs and opportunities.

              Corporate offers credit, specialized finance, investment and processing services. Customers range from businesses with annual sales of $2 million and above to major multinational corporations. The division is a leading provider of treasury services and certain corporate and charitable trust products. Significantly broadened capabilities have been added in capital markets, including merchant banking and financial advisory services, commercial real estate corporate finance, asset securitization and equipment leasing. The corporation's planned acquisition of Interstate/Johnson Lane is expected to augment the division's capital markets capabilities. The Corporate Division also is enhancing service and product offerings through its global services area. Recent initiatives include conversion of the corporation's London office to branch bank status, enabling Wachovia to provide credit and deposit services for European-based companies, and acquisition of a Sao Paulo, Brazil, bank to facilitate trade capabilities for customers conducting business in Latin America.

              The Card division represents the corporation's credit card business. The division generates revenues from interest on unpaid card balances and from fees primarily on interchange, cash advances, over limit advances, late payments and servicing securitized receivables. The division employs modeling techniques and other credit evaluation measures to target above-average credit risk customers who carry monthly balances and seek low interest rates. Products offered include prime rate plus and Prime for Life(R) Visa and MasterCard credit cards. At year-end 1998, Card had a national portfolio of managed credit card outstandings totaling $6.549 billion.

              The Treasury & Administration segment principally reflects asset and liability management for interest rate sensitivity risk; management of the securities portfolio; transfer pricing offset on loans, deposits and other funds; and other corporate costs such as Year 2000 expenses and nonrecurring expenses.

              Business segment results are reported on a management accounting basis. Management accounting practices are internally driven, reflecting evolving information needs specific to a company's business managers, and may differ by company due to wide discretion in application. As a consequence, the corporation's business segment results are not necessarily comparable with those of other financial institutions with similar segments or with those of other companies which compete directly in one or more of the corporation's lines of business. In addition, business segment results may be restated in the future as the corporation's management structure, information needs or reporting systems evolve.

              The provision for loan losses is assigned to each business segment based on the credit risk of each segment's loan portfolio. Overhead expense is allocated based on the proportion of each segment's direct expenses to total direct expenses of the combined segments. Income tax expense is calculated for each business segment using a blended corporate-wide tax rate based on taxable equivalent adjusted net income. Note C of the Notes to Consolidated Financial Statements provides additional information on accounting policies for the corporation's business segments and on items reconciling segment results to the corporation's consolidated results.

              Financial results by business segment are discussed below.

              Consumer. Net income for Consumer grew $23.631 million or 6.9 percent to $366.842 million. Revenue gains were broadly spread, with taxable equivalent net interest income up $106.561 million or 9.8 percent and fee income increasing $79.799 million or 15.4 percent. Growth in taxable equivalent net interest income primarily reflected greater loan volume, with noninterest income increasing largely due to higher levels of fees in mortgage, deposit accounts and trust services, as well as to gains in debit card income and insurance commissions. The provision for loan losses declined $10.206 million or 22.9 percent, while noninterest expense grew $157.706 million or 15.3 percent, driven largely by higher compensation. Consumer's pretax profit increased $38.860 million or 7.4 percent to $566.517 million.

              Corporate. Corporate's net income totaled $365.741 million, an increase of $111.634 million or 43.9 percent from $254.107 million in 1997. Taxable equivalent net interest income rose $151.968 million or

              27.2 percent, fueled primarily by loan and lease growth. Noninterest income, led by gains in consulting services, derivatives income, deposit account fees and trust services fees, expanded $97.581 million or 32.7 percent. The provision for loan losses increased $289 thousand or 35 percent, while noninterest expense was up $75.112 million or 16.1 percent, primarily reflecting a higher staff expense base. The division's pretax profit rose $174.148 million or 44.6 percent to $564.815 million for 1998.

              Card. The corporation's credit card business had net income of $109.299 million, up $1.796 million or 1.7 percent from $107.503 million in 1997. Taxable equivalent net interest income rose $51.595 million or 12.6 percent, driven by a higher external rate earned on credit cards and modest growth in loan balances. Noninterest income advanced $8.418 million or 5.1 percent, primarily due to increases in cardholder income. The provision for loan losses expanded $39.261 million or 18 percent, while noninterest expense was up $17.238 million or 9 percent, partly due to increased advertising and marketing costs. Pretax profit for the Card segment rose $3.514 million or 2.1 percent to $168.790 million for the year.

              Treasury & Administration. Treasury & Administration's net income rose to $32.288 million in 1998 from a loss of $112.015 million in 1997. Improvement in 1998 was primarily the result of a $202.739 million reduction in operating expenses resulting from substantially lower merger integration costs, Year 2000 expense, and other systems development and nonrecurring expenses that are held within the unit. The $45.973 million reduction in net interest margin was primarily attributable to changes in noninterest earning assets held in the unit, such as goodwill, changes to the securities portfolio and discretionary funding which includes the optimization of the capital position. The change in other income is primarily driven by corporate owned life insurance income.


Business Segments                                                    Table 2
--------------------------------------------------------------------------------


                                     Consumer             Corporate                 Card
                                -------------------   ----------------    -----------------
Operations Summary                  1998       1997     1998      1997       1998      1997
                                --------   --------   ------    ------    -------   -------
(millions)
External net interest
 margin ......................  $    337   $    303   $1,543    $1,340    $   767   $   723
Internal funding
 (charge) credit .............       855        782     (831)     (780)      (307)     (314)
                                --------   --------   ------    ------    -------   -------
Net interest income* .........     1,192      1,085      712       560        460       409
Total other income ...........       598        518      396       299        175       166
                                --------   --------   ------    ------    -------   -------
Total revenues ...............     1,790      1,603    1,108       859        635       575
Provision for loan losses.....        34         44        1         1        258       219
Total other expense ..........     1,189      1,031      542       467        208       191
                                --------   --------   ------    ------    -------   -------
Pretax profit ................       567        528      565       391        169       165
Income taxes (benefit) .......       200        185      199       137         60        57
                                --------   --------   ------    ------    -------   -------
Net income (loss) ............  $    367   $    343   $  366    $  254    $   109   $   108
                                ========   ========   ======    ======    =======   =======
Percentage contribution
 to total revenues** .........      48.2%      50.0%    29.8%     26.7%      17.1%     17.9%
Percentage contribution
 to net income ...............      42.0%      57.9%    41.8%     42.9%      12.5%     18.1%
Average Balances
(billions)
Total assets .................  $     17   $     15   $   27    $   23    $     7   $     6


                                     Treasury &
                                  Administration         Eliminations       Total Corporation
                               ---------------------   -----------------   -------------------
Operations Summary                 1998         1997    1998      1997       1998     1997
                               --------      -------   -------   -------   -------   -------
(millions)
External net interest
 margin ......................   ($ 249)    ($   215)   $  (47)   $  (57)   $2,351    $2,094
Internal funding
 (charge) credit .............      351          363       (68)      (51)     ----      ----
                               --------      -------   -------   -------   -------   -------
Net interest income* .........      102          148      (115)     (108)    2,351     2,094
Total other income ...........       80           24      ----      ----     1,249     1,007
                               --------      -------   -------   -------   -------   -------
Total revenues ...............      182          172      (115)     (108)    3,600     3,101
Provision for loan losses.....        6            1      ----      ----       299       265
Total other expense ..........      126          328       (68)      (50)    1,997     1,967
                               --------      -------   -------   -------   -------   -------
Pretax profit ................       50         (157)      (47)      (58)    1,304       869
Income taxes (benefit) .......       18          (45)      (47)      (58)      430       276
                               --------      -------   -------   -------   -------   -------
Net income (loss) ............    $  32     ($   112)   $ ----    $ ----    $  874    $  593
                               ========      =======   =======   =======   =======   =======
Percentage contribution
 to total revenues** .........      4.9%         5.4%
Percentage contribution
 to net income ...............      3.7%       (18.9%)
Average Balances
(billions)
Total assets .................    $  13      $    14                        $   64    $   58

* Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the corporation, reflecting segment eliminations.
** Percentage contribution to total revenues is based on the proportion of each segment's revenues to the combined revenues of all segments. Revenues for the total corporation are presented based on nontaxable equivalent net interest income and total other income, including securities transactions.

                         Consolidated Financial Results

Net Interest
Income
              Taxable equivalent net interest income for the corporation rose $246.445 million or 11.5 percent in 1998 to $2.398 billion. Strong loan growth and a wider interest rate spread drove the increase as the corporation benefited from good business development, a slightly higher average yield on total interest-earning assets and a reduction in the average rate paid for funding sources. The net yield on interest-earning assets (defined as taxable equivalent net interest income as a percentage of average interest-earning assets) expanded 10 basis points to 4.24 percent for the year. Management expects taxable equivalent net interest income to advance at a more modest pace in 1999, reflecting an outlook of economic softness, good but more moderate loan growth and a stable net yield on interest-earning assets.

                              NET INTEREST INCOME*
                                   (MILLIONS)

        (A BAR GRAPH APPEARS HERE. SEE THE TABLE BELOW FOR PLOT POINTS.)

                         1993      1994      1995      1996      1997      1998
                         ----      ----      ----      ----      ----      ----
INTEREST INCOME*         2845      3135      3898      4087      4320      4712
INTEREST EXPENSE         1129      1369      2011      2086      2169      2314
NET INTEREST INCOME*     1716      1766      1887      2001      2151      2398

*TAXABLE EQUIVALENT

Interest Income
              Taxable equivalent interest income increased $391.840 million or
              9.1 percent due to substantially higher loan volume. Average loans expanded $4.685 billion or 11.8 percent for the year, fueled predominately by the commercial portfolio, with the average rate earned on loans unchanged from 1997. Loan growth is expected to remain good in 1999 while the rate of increase is expected to moderate, given management's outlook for slower overall economic expansion. Management anticipates loan growth of around 6 percent in 1999, with gains led by taxable commercial loans, commercial mortgages, construction loans and indirect retail loans. Credit cards are expected to remain flat with 1998 as new outstandings replace runoff in the portfolio.

              Commercial loans, including related real estate categories, rose $4.097 billion or 18.6 percent with solid gains occurring in all categories except tax-exempt loans. Taxable commercial loans advanced $2.696 billion or 23.8 percent, and commercial mortgages increased $746 million or 12.3 percent. Lease financing, which primarily consists of leveraged leases and other structured corporate transactions, grew $474 million or 49.6 percent. Construction loans rose $394 million or 26.3 percent, while foreign loans were higher by $311 million or 63.1 percent. The decline in tax-exempt loans reflected both the reduced availability of tax-exempt financing under current tax laws and paydowns in employee stock ownership plan loans.


Taxable Equivalent Rate/Volume Variance Analysis*                    Table 3
--------------------------------------------------------------------------------


                                                    Average Volume           Average Rate
                                                  -------------------- --------------------
                                                      1998     1997         1998      1997
                                                  --------   -------    --------      ----
                                                                 (Millions)


Loans:
Commercial ....................................... $14,023   $11,327        7.21      7.32
Tax-exempt .......................................   1,219     1,743        9.24      8.93
                                                  --------   -------
Total commercial .................................  15,242    13,070        7.37      7.54
Direct retail ....................................   1,143     1,194        9.39      8.99
Indirect retail ..................................   3,091     2,966        8.27      8.56
Credit card ......................................   5,680     5,626       13.46     12.92
Other revolving credit ...........................     498       424       11.18     12.27
                                                  --------   -------
Total retail .....................................  10,412    10,210       11.36     11.17
Construction .....................................   1,893     1,499        9.00      9.40
Commercial mortgages .............................   6,813     6,067        8.58      8.34
Residential mortgages ............................   7,808     7,422        7.92      7.99
                                                  --------   -------
Total real estate ................................  16,514    14,988        8.31      8.27
Lease financing ..................................   1,429       955       11.63      9.71
Foreign ..........................................     804       493        6.85      6.93
                                                  --------   -------
Total loans ......................................  44,401    39,716        8.79      8.79
Securities:
Held-to-maturity:
U.S. Government and agency .......................     381        30        6.10      6.12
Mortgage-backed securities .......................     800     1,049        8.30      8.03
State and municipal securities ...................     194       221       10.92     11.87
Other ............................................     101        23        6.67      6.94
                                                  --------   -------
Total securities held-to-maturity ................   1,476     1,323        7.97      8.61

Available-for-sale:**
U.S. Government and agency .......................   4,010     5,269        6.68      6.62
Mortgage-backed securities .......................   4,424     3,174        6.65      6.91
Other ............................................     672     1,027        7.04      6.54
                                                   -------   -------
Total securities available-for-sale ..............   9,106     9,470        6.69      6.71
                                                   -------   -------
Total securities .................................  10,582    10,793        6.87      6.94

Interest-bearing bank balances ...................     157        89        8.26      5.89
Federal funds sold and securities purchased
under resale agreements ..........................     467       397        5.52      5.62
Trading account assets ...........................     955       960        4.76      5.38
                                                  --------   -------
Total interest-earning assets .................... $56,562   $51,955        8.33      8.32
                                                  ========   =======
Interest Expense
Interest-bearing demand .......................... $ 4,984   $ 4,109        1.29      1.56
Savings and money market savings .................  11,604    10,595        3.89      3.83
Savings certificates .............................   9,943    10,365        5.46      5.62
Large denomination certificates ..................   3,051     2,929        5.42      5.61
                                                  --------   -------
Total interest-bearing deposits in
domestic offices .................................  29,582    27,998        4.14      4.34
Interest-bearing deposits in foreign offices .....   2,429     1,585        5.59      5.51
                                                  --------   -------
Total interest-bearing deposits ..................  32,011    29,583        4.25      4.41
Federal funds purchased and securities sold
under repurchase agreements ......................   7,498     6,744        5.18      5.30
Commercial paper .................................   1,277       781        5.02      5.06
Other short-term borrowed funds ..................   2,120     1,462        5.25      5.57
                                                  --------   -------
Total short-term borrowed funds ..................  10,895     8,987        5.18      5.32
Bank notes .......................................   2,620     3,075        6.10      6.14
Other long-term debt .............................   3,659     3,046        6.31      6.51
                                                  --------   -------
Total long-term debt .............................   6,279     6,121        6.22      6.32
                                                  --------   -------
Total interest-bearing liabilities ............... $49,185   $44,691        4.71      4.85
                                                  ========   =======   ---------     -----
Interest rate spread                                                        3.62      3.47
Net yield on interest-earning assets and                               =========     =====
net interest income ..............................                          4.24      4.14
                                                                       =========     =====






                                                                                                        Variance
                                                             Interest                                Attributable to
                                                   -------------------------                      --------------------
                                                          1998          1997      Variance         Rate        Volume
                                                   -----------    ----------   --------------     ------       ------
Interest Income                                                                  (Thousands)

Loans:
Commercial .......................................  $1,011,401    $  829,406    $     181,995     ($12,663)   $ 194,658
Tax-exempt .......................................     112,672       155,689          (43,017)       5,279      (48,296)
                                                    ----------    ----------    -------------
Total commercial .................................   1,124,073       985,095          138,978      (21,620)     160,598
Direct retail ....................................     107,405       107,326               79        4,688       (4,609)
Indirect retail ..................................     255,512       254,001            1,511       (8,941)      10,452
Credit card ......................................     764,426       727,114           37,312       30,264        7,048
Other revolving credit ...........................      55,644        52,007            3,637       (4,884)       8,521
                                                    ----------    ----------    -------------
Total retail .....................................   1,182,987     1,140,448           42,539       19,752       22,787
Construction .....................................     170,403       140,780           29,623       (6,093)      35,716
Commercial mortgages .............................     584,266       505,876           78,390       14,783       63,607
Residential mortgages ............................     618,118       592,907           25,211       (5,404)      30,615
                                                    ----------    ----------    -------------
Total real estate ................................   1,372,787     1,239,563          133,224        6,386      126,838
Lease financing ..................................     166,128        92,721           73,407       20,907       52,500
Foreign ..........................................      55,067        34,164           20,903         (379)      21,282
                                                    ----------    ----------    -------------
Total loans ......................................   3,901,042     3,491,991          409,051       (2,561)     411,612
Securities:
Held-to-maturity:
U.S. Government and agency .......................      23,268         1,843           21,425           (6)      21,431
Mortgage-backed securities .......................      66,416        84,191          (17,775)       2,785      (20,560)
State and municipal securities ...................      21,179        26,259           (5,080)      (1,997)      (3,083)
Other ............................................       6,746         1,597            5,149          (63)       5,212
                                                    ----------    ----------    -------------
Total securities held-to-maturity ................     117,609       113,890            3,719       (8,878)      12,597
Available-for-sale:**
U.S. Government and agency .......................     267,969       348,763          (80,794)       3,319      (84,113)
Mortgage-backed securities .......................     294,020       219,293           74,727       (8,625)      83,352
Other ............................................      47,256        67,139          (19,883)       4,762      (24,645)
                                                    ----------    ----------    -------------
Total securities available-for-sale ..............     609,245       635,195          (25,950)      (1,585)     (24,365)
                                                    ----------    ----------    -------------
Total securities .................................     726,854       749,085          (22,231)      (7,696)     (14,535)
Interest-bearing bank balances ...................      12,987         5,230            7,757        2,663        5,094
Federal funds sold and securities purchased                                                                       3,865
under resale agreements ..........................      25,803        22,319            3,484         (381)        (290)
Trading account assets ...........................      45,433        51,654           (6,221)      (5,931)
                                                    ----------    ----------    -------------
Total interest-earning assets ....................   4,712,119     4,320,279          391,840        8,064      383,776

Interest Expense
Interest-bearing demand ..........................      64,530        64,249              281      (12,110)      12,391
Savings and money market savings .................     451,655       405,444           46,211        7,046       39,165
Savings certificates .............................     542,477       582,145          (39,668)     (16,389)     (23,279)
Large denomination certificates ..................     165,384       164,391              993       (5,739)       6,732
                                                    ----------    ----------    -------------
Total interest-bearing deposits in
domestic offices .................................   1,224,046     1,216,229            7,817      (59,269)      67,086
Interest-bearing deposits in foreign offices .....     135,659        87,320           48,339        1,237       47,102
                                                    ----------    ----------    -------------
Total interest-bearing deposits ..................   1,359,705     1,303,549           56,156      (48,188)     104,344
Federal funds purchased and securities sold
under repurchase agreements ......................     388,390       357,190           31,200       (8,015)      39,215
Commercial paper .................................      64,088        39,566           24,522         (344)      24,866
Other short-term borrowed funds ..................     111,368        81,406           29,962       (4,859)      34,821
                                                    ----------    ----------    -------------
Total short-term borrowed funds ..................     563,846       478,162           85,684      (13,377)      99,061
Bank notes .......................................     159,896       188,710          (28,814)      (1,008)     (27,806)
Other long-term debt .............................     230,766       198,397           32,369       (6,430)      38,799
                                                    ----------    ----------    -------------
Total long-term debt .............................     390,662       387,107            3,555       (6,274)       9,829
                                                    ----------    ----------    -------------
Total interest-bearing liabilities ...............   2,314,213     2,168,818          145,395      (67,588)     212,983
                                                    ----------    ----------    -------------
Interest rate spread
Net yield on interest-earning assets and
net interest income ..............................  $2,397,906    $2,151,461    $     246,445       52,100      194,345
                                                    ==========    ==========    =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $132 million in 1998 and $66 million in 1997.

              The corporation has foreign credit outstandings consisting of loans and lease financing. Foreign loans at December 31, 1998 were $1.093 billion, representing 2.4 percent of total loans, compared with $639 million or 1.4 percent of total loans at year-end 1997. Because foreign loans are reported based on the address of the borrower and not on the country where security for the credit resides, foreign loans as reported do not necessarily indicate the corporation's country risk exposure. The corporation's country of risk profile at December 31, 1998 for its $1.093 billion foreign loan portfolio was as follows: Western Europe, $482 million or 44.1 percent of total foreign loans; Latin America, $401 million or 36.7 percent, including $262 million in Brazil; the United States, $189 million or 17.3 percent; and all other areas, $21 million or 1.9 percent. Credits extended in Brazil were predominately short-term in nature. There were no extensions of credit in Russia at December 31, 1998 or 1997, and extensions of credit in Asia were not significant. The corporation's foreign lease financing was predominately defeased leasing at year-end 1998 and was all in countries in Western Europe.


Selected Loan Maturities and Interest Sensitivity                    Table 4
--------------------------------------------------------------------------------
December 31, 1998 (thousands)

                                                                        One Year          One to            Over
                                                          Total          or Less      Five Years      Five Years
                                                       --------      --------------   -------------   -------------
Commercial, financial and other .................    $14,328,152     $13,126,907      $  783,920      $  417,325
Industrial revenue and other tax-exempt .........        972,603         396,245         201,750         374,608
Construction and land development ...............      2,044,437       1,881,055         163,382            ----
Commercial mortgages ............................      6,988,050       3,112,331       1,192,171       2,683,548
Loans to foreign borrowers ......................      1,093,428         954,296         139,132            ----
                                                     -----------     -----------      ----------      ----------
    Selected loans, net .........................    $25,426,670     $19,470,834      $2,480,355      $3,475,481
                                                     ===========     ===========      ==========      ==========
Loans with predetermined interest rates .........    $ 5,413,064     $ 1,469,523      $1,727,626      $2,215,915
Loans with floating interest rates ..............     20,013,606      18,001,311         752,729       1,259,566
                                                     -----------     -----------      ----------      ----------
     Total ......................................    $25,426,670     $19,470,834      $2,480,355      $3,475,481
                                                     ===========     ===========      ==========      ==========


              Commercial real estate loans, based on regulatory definitions, were $9.032 billion or 19.8 percent of total loans at December 31, 1998 versus $8.570 billion or 19.4 percent one year earlier. Regulatory definitions for commercial real estate include loans which have real estate as the collateral but not the primary consideration in a credit risk evaluation.

              There were no significant concentrations of loans in any one industry at year-end 1998 or 1997.

              Consumer loans, including residential mortgages, increased $588 million or 3.3 percent. Gains were driven largely by residential mortgages, which rose $386 million or 5.2 percent, and by indirect retail loans, which were higher by $125 million or 4.2 percent and primarily consists of automobile sales financing. Growth in residential mortgages occurred in adjustable rate mortgages as the corporation generally does not keep fixed-rate mortgages in its loan portfolio. Credit card loans rose modestly for the year, while other revolving credit expanded $74 million or 17.5 percent. Included in average credit card outstandings for 1998 was $269 million of receivables purchased in the third quarter. The corporation's managed credit card loans at December 31, 1998 were $6.549 billion, representing 14.2 percent of total managed loans, versus $6.419 billion or 14.4 percent of total managed loans one year earlier. Managed totals included $500 million of securitized credit cards at year-end 1998 and 1997. Additional information on the corporation's managed credit card portfolio appears on page 42.

              Securities, the second largest category of interest-earning assets, decreased $211 million or 2 percent, with reductions in the available-for-sale portfolio partially offset by increases in securities held-to-maturity. Additional incremental runoff in the securities portfolio is expected in 1999 based on maturity schedules

Securities                                                           Table 5
--------------------------------------------------------------------------------
December 31 (thousands)

                                                                    1998
                                   ---------------------------------------------------------------------
                                     Amortized     Unrealized    Unrealized        Fair         Average
                                          Cost           Gain          Loss       Value        Maturity
                                   -------------  ------------  -----------   ----------     -----------
                                                                                              (Yrs./Mos.)
Held-to-Maturity
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................  $  262,934    $     2,443   $      ----   $  265,377
 One to five years ...............     255,129          4,219             3      259,345
 Five to ten years ...............        ----           ----          ----         ----
 Over ten years ..................        ----           ----          ----         ----
                                   -------------  -----------   -----------   ----------
   Total .........................     518,063          6,662             3      524,722             1/9
State and municipal:
 Within one year .................      12,735            152          ----       12,887
 One to five years ...............      58,864          5,750          ----       64,614
 Five to ten years ...............      71,232          9,699          ----       80,931
 Over ten years ..................      33,937          3,920          ----       37,857
                                   -------------  -----------   -----------   ----------
   Total .........................     176,768         19,521          ----      196,289             6/2
Mortgage-backed:
 Within one year .................         146              1          ----          147
 One to five years ...............      78,227          1,878             3       80,102
 Five to ten years ...............      69,450            953             1       70,402
 Over ten years ..................     462,505         28,837             1      491,341
                                   -------------  -----------   -----------   ----------
   Total .........................     610,328         31,669             5      641,992            15/0
Other:
 Within one year .................      40,670            184             2       40,852
 One to five years ...............      37,178            472          ----       37,650
 Five to ten years ...............         600             21          ----          621
 Over ten years ..................        ----           ----          ----         ----
                                   -------------  -----------   -----------   ----------
   Total .........................      78,448            677             2       79,123             1/2
                                   -------------  -----------   -----------   ----------
   Total held-to-maturity ........   1,383,607         58,529            10    1,442,126             8/1
Available-for-Sale
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................     884,334          9,735            39      894,030
 One to five years ...............   2,091,953         61,274            75    2,153,152
 Five to ten years ...............     139,227          8,316         1,877      145,666
 Over ten years ..................       8,149          4,570          ----       12,719
                                   -------------  -----------   -----------   ----------
   Total .........................   3,123,663         83,895         1,991    3,205,567             2/7
State and municipal:
 Within one year .................       5,211             42          ----        5,253
 One to five years ...............      33,565          1,010          ----       34,575
 Five to ten years ...............      15,276          1,453             1       16,728
 Over ten years ..................       6,912            694             1        7,605
                                   -------------  -----------   -----------   ----------
   Total .........................      60,964          3,199             2       64,161             5/4
Mortgage-backed:
 Within one year .................      14,606             44             1       14,649
 One to five years ...............     280,390          4,287            98      284,579
 Five to ten years ...............     796,036         12,680            66      808,650
 Over ten years ..................   3,068,432         33,630         3,186    3,098,876
                                   -------------  -----------   -----------   ----------
   Total .........................   4,159,464         50,641         3,351    4,206,754            17/3
Other:
 Within one year .................          97              1          ----           98
 One to five years ...............     148,278          1,676          ----      149,954
 Five to ten years ...............      10,084            156          ----       10,240
 Over ten years ..................     174,983            417         1,983      173,417
                                   -------------  -----------   -----------   ----------
   Total .........................     333,442          2,250         1,983      333,709            12/4
                                   -------------  -----------   -----------   ----------
   Total interest earning
    available-for-sale ...........   7,677,533        139,985         7,327    7,810,191           10/11
Federal Reserve Bank stock and
 other ...........................     171,632          1,825          ----      173,457
                                   -------------  -----------   -----------   ----------
   Total available-for-sale ......   7,849,165        141,810         7,327    7,983,648
                                   -------------  -----------   -----------   ----------
   Total portfolio ...............  $9,232,772    $   200,339   $     7,337   $9,425,774
                                   =============  ===========   ===========   ==========


                                      1998                     1997                           1996
                                   -----------    --------------------------    --------------------------
                                        Taxable
                                     Equivalent      Amortized          Fair       Amortized          Fair
                                          Yield*          Cost         Value            Cost         Value
                                    ------------  ------------   -----------    -----------    -----------
Held-to-Maturity
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................         5.82%   $    97,213    $    97,229    $      ----    $      ----
 One to five years ...............         6.10        105,700        106,314           ----           ----
 Five to ten years ...............                        ----           ----           ----           ----
 Over ten years ..................                        ----           ----           ----           ----
                                                  ------------    -----------   ------------    -----------
   Total .........................         5.96        202,913        203,543           ----           ----
State and municipal:
 Within one year .................        11.13         16,033         16,207          9,128          9,212
 One to five years ...............        13.28         59,950         64,287         24,822         27,490
 Five to ten years ...............        13.03         94,835        107,903         74,129         85,625
 Over ten years ..................        11.39         52,085         57,400         59,822         66,425
                                                  ------------    -----------   ------------    -----------
   Total .........................        12.66        222,903        245,797        167,901        188,752
Mortgage-backed:
 Within one year .................         6.32            553            550           ----           ----
 One to five years ...............         7.25        103,233        105,106        125,681        127,541
 Five to ten years ...............         6.75        129,809        132,484        164,342        168,203
 Over ten years ..................         8.04        728,566        768,940        814,332        854,940
                                                  ------------    -----------   ------------    -----------
   Total .........................         7.79        962,161      1,007,080      1,104,355      1,150,684
Other:
 Within one year .................         6.46         37,793         38,069          5,399          5,442
 One to five years ...............         6.32         83,219         83,614         29,111         30,350
 Five to ten years ...............         7.15            350            361         37,711         40,193
 Over ten years ..................                        ----           ----          7,614          8,134
                                                  ------------    -----------   ------------    -----------
   Total .........................         6.40        121,362        122,044         79,835         84,119
                                                  ------------    -----------   ------------    -----------
   Total held-to-maturity ........         7.65      1,509,339      1,578,464      1,352,091      1,423,555
Available-for-Sale
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................         6.26      1,428,265      1,436,174      2,118,932      2,122,993
 One to five years ...............         6.39      2,966,942      3,010,078      3,000,028      3,038,951
 Five to ten years ...............         3.83         98,262         99,626          5,149          5,500
 Over ten years ..................        13.60          8,078         12,231         11,166         15,858
                                                  ------------    -----------   ------------    -----------
   Total .........................         6.26      4,501,547      4,558,109      5,135,275      5,183,302
State and municipal:
 Within one year .................         8.05         10,033         10,091         15,649         15,855
 One to five years ...............         7.65         36,592         37,433         35,119         35,841
 Five to ten years ...............         9.32         17,015         17,592         29,038         29,571
 Over ten years ..................         9.73         16,155         17,822         17,445         18,307
                                                  ------------    -----------   ------------    -----------
   Total .........................         8.36         79,795         82,938         97,251         99,574
Mortgage-backed:
 Within one year .................         6.56         25,113         25,145        159,978        159,890
 One to five years ...............         6.69        772,458        778,099      1,243,815      1,252,752
 Five to ten years ...............         6.55        557,712        562,110        972,528        973,369
 Over ten years ..................         6.57      2,188,428      2,215,829      1,010,796      1,021,108
                                                  ------------    -----------   ------------    -----------
   Total .........................         6.57      3,543,711      3,581,183      3,387,117      3,407,119
Other:
 Within one year .................         6.01         52,435         52,676        166,407        166,905
 One to five years ...............         6.66        350,400        352,950        801,346        803,543
 Five to ten years ...............         6.73          6,524          6,917           ----           ----
 Over ten years ..................         6.46         99,616         98,825           ----           ----
                                                  ------------    -----------   ------------    -----------
   Total .........................         6.56        508,975        511,368        967,753        970,448
                                                  ------------    -----------   ------------    -----------
   Total interest earning
    available-for-sale ...........         6.46      8,634,028      8,733,598      9,587,396      9,660,443
Federal Reserve Bank stock and
 other ...........................                     160,649        175,939        153,852        164,309
                                                  ------------    -----------   ------------    -----------
   Total available-for-sale ......                   8,794,677      8,909,537      9,741,248      9,824,752
                                                  ------------    -----------   ------------    -----------
   Total portfolio ...............                 $10,304,016    $10,488,001    $11,093,339    $11,248,307
                                                  ============    ===========   ============    ===========

* Yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable. Yields on available-for-sale securities are based on amortized cost.

              of the portfolio. At year-end 1998, securities available-for-sale totaled $7.984 billion and securities held-to-maturity were $1.384 billion. Marking the securities available-for-sale portfolio at December 31, 1998 to fair value resulted in an unrealized gain of $134.483 million, pretax, and $82.440 million, net of tax. Marking the securities available-for-sale average portfolio for the year to fair value resulted in an unrealized gain of $131.761 million, pretax, and $81.025 million, net of tax. Unrealized gains are included, net of tax, in shareholders' equity.

Interest Expense
              Interest expense for 1998 increased $145.395 million or 6.7 percent. The rise reflected higher levels of interest-bearing liabilities to fund loan growth, with the impact on interest expense moderated by a lower average rate paid. Total interest-bearing liabilities expanded $4.494 billion or 10.1 percent, primarily led by deposits and short-term borrowed funds, while the average rate paid declined 14 basis points to 4.71 percent.

              The corporation utilizes a diverse funding base and believes flexibility and ongoing innovation will be required by financial institutions to attract future funding sources. As part of its funding strategy, the corporation markets traditional funding products while issuing a variety of wholesale funding instruments. Traditional funding sources are being broadened through marketing of the corporation's Premiere and Business Premiere accounts, both of which are high-yield money market deposit products; the addition of PC Banking; and enhancements to basic checking products, including the addition of the corporation's Access Now account. Wholesale funding sources include senior and subordinated debt, capital securities and a global bank note program.

              Interest-bearing deposits for the year increased $2.428 billion or 8.2 percent. Savings and money market savings led the growth, expanding $1.009 billion or 9.5 percent, with gains occurring primarily in Premiere and Business Premiere accounts. Demand deposits rose $875 million or 21.3 percent, while foreign deposits were up $844 million or 53.2 percent. The rise in interest-bearing deposits in foreign offices was due, in part, to deposit-taking authorization received in late 1997 by the corporation's London, England, office. Large denomination certificates were higher by $122 million or 4.2 percent for the year, while savings certificates decreased $422 million or 4.1 percent. Gross deposits in 1998 averaged $39.814 billion, up $3.298 billion or 9 percent from $36.516 billion in 1997. Collected deposits, net of float, averaged $37.551 billion for the year, a rise of $3.033 billion or 8.8 percent from $34.518 billion in 1997.

              Short-term borrowed funds expanded $1.908 billion or 21.2 percent. Federal funds purchased and securities sold under repurchase agreements were higher by $754 million or 11.2 percent, and commercial paper increased $496 million or 63.5 percent. Other short-term borrowed funds, primarily consisting of short-term bank notes, grew $658 million or 45 percent.

Short-Term Borrowed Funds                                            Table 6
--------------------------------------------------------------------------------
(thousands)

                                                            1998                   1997                       1996
                                                   -------------------      -------------------      ----------------------
                                                        Amount    Rate           Amount    Rate          Amount       Rate
                                                   -----------   -----      -----------   -----      ----------       -----
At year-end:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 5,463,418  4.14%       $ 8,322,716  5.48%       $7,206,005       5.71%
 Commercial paper ................................    1,359,382  4.21          1,034,024  4.66           706,376       4.69
 Other borrowed funds ............................    1,912,262  5.16            752,874  5.39         1,039,221       5.46
                                                   ------------             ------------             -----------
  Total ..........................................  $ 8,735,062  4.38        $10,109,614  5.39        $8,951,602       5.60
                                                   ============             ============             ===========
Average for the year:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 7,498,280  5.18        $ 6,743,997  5.30        $7,136,064       5.37
 Commercial paper* ...............................    1,276,623  5.02            781,345  5.06           595,806       4.88
 Other borrowed funds ............................    2,120,257  5.25          1,461,781  5.57         1,286,160       5.46
                                                   ------------             ------------             -----------
  Total ..........................................  $10,895,160  5.18        $ 8,987,123  5.32        $9,018,030       5.35
                                                   ============             ============             ===========
Maximum month-end balance:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 8,796,505              $ 8,322,716              $8,519,928
 Commercial paper ................................    1,487,187                1,034,024                 706,376
 Other borrowed funds ............................    2,677,503                1,953,440               1,961,632

* Average interest rate for each year includes effect of fees paid on back-up lines of credit.


              Long-term debt was modestly higher, rising $158 million or 2.6 percent for the year. Bank notes declined $455 million or 14.8 percent as management shifted bank note borrowings to other long-term debt, which consists of senior and subordinated debt and capital securities. During the second half of 1998, the corporation issued a total of $1.300 billion of senior and subordinated unsecured debt. In July, the corporation issued $350 million of 10-year subordinated fixed-rate notes. In September, $250 million of two-year senior floating-rate notes and $300 million of three-year senior floating-rate notes were issued. In December, the corporation issued $400 million of 10-year subordinated fixed-rate notes. The senior notes are rated Aa3 by Moody's and AA- by Standard & Poor's and the subordinated notes are rated A1 by Moody's and A+ by Standard & Poor's. Capital securities at December 31, 1998 totaled $996 million, reflecting issuances in December 1996 and in January, April and June 1997. The capital securities are rated aa3 by Moody's and A by Standard & Poor's and qualify as part of Tier I capital under risk-based capital guidelines.

              In July 1998, Wachovia Bank increased the amount of its global bank note program from $16 billion to $21.557 billion, which included $3.557 billion of notes previously issued under the program. The program consists of issuances with original maturities beginning at 7 days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds, and bank notes with original maturities greater than one year are considered medium-term in nature and are classified as bank notes under long-term debt. Short-term bank notes outstanding at December 31, 1998 were $1.240 billion with an average cost of 5.28 percent and an average maturity of 1.4 months. Medium-term bank notes were $2.856 billion and had an average cost of 5.64 percent and an average maturity of 3.5 years. Short-term issues under the global bank note program are rated P-1 by Moody's and A-1+ by Standard & Poor's, while medium-term issues are rated Aa2 by Moody's and AA by Standard & Poor's.

Market Risk and
Asset/Liability
Management
              Market risk is the risk of loss due to adverse changes in instrument values or earnings fluctuation resulting from changes in market factors. This includes, but may not be limited to, changes in interest rates, foreign exchange rates, commodity prices and other market variables including equity price risk. Wachovia has potential exposure to interest rates and foreign exchange rates, no risk in commodity prices (since the corporation does not directly hold commodities or trade in commodity contracts) and immaterial risk in changing equity prices. Market risks reside in both the trading and nontrading portfolios. Trading portfolios represent assets, liabilities and off-balance sheet instruments that are marked-to-market through the income statement. Nontrading portfolios represent assets, liabilities and off-balance sheet instruments that are not marked-to-market through the income statement but are accounted for on an accrual basis or are marked-to-market through the equity account.

              The primary risk in both the trading and nontrading portfolios is to changes in interest rates. Exposures to movements in foreign exchange rates are predominantly in the trading portfolio. All locations use the U. S. dollar as their functional currency and exposures to foreign exchange translation risk are immaterial to consolidated net income. Exposure to equity price movement is through holdings at the parent company and private equity investments in the capital markets line of business. The volatility of values in the equity portfolios is immaterial to net income. Estimating the amount of risk in either the trading or nontrading portfolios requires assumptions about the future. The nature of the assumptions causes all representations of risk to be estimates. These estimates will be different from actual results for many reasons, including but not limited to, changes in the growth of the overall economy which will impact volume growth in the company, changing credit spreads, market interest rates moving in patterns other than the patterns chosen for analysis, changes in customer preferences, changes in tactical and strategic plans and initiatives, and changes in Federal Reserve policy. Stress testing is performed on all market risk measurement analyses to help understand the relative sensitivity of key assumptions and thereby better understand the risk profile of the corporation.

Trading
Market Risk
              Trading market risk is the risk to net income from changes in the fair value of assets and liabilities and off-balance sheet instruments that are marked-to-market through the income statement. Trading portfolios are maintained to create value by servicing customer needs for investment and risk management products at competitive prices. The key trading portfolios by purpose are U. S. Treasury and government agencies, municipal bonds, residential mortgage-backed securities and money market instruments. The corporation enters into derivatives contracts and foreign currency exchange forward and option contracts to service customer needs and does not take material trading positions in either. The earnings risk due to changes in fair value in the trading portfolios is limited by the short-term holding periods of some of the portfolios, entering into offsetting trades with market counterparties, establishing and monitoring market risk limits by portfolio, and utilizing various hedging techniques. Risk appetite, policies, practices and procedures are established in the business units and approved by the relevant risk committees and Board of Directors to ensure that business objectives are met within a framework of prudent and sound risk management.

              A value-at-risk (VAR) methodology is used to gauge potential losses in various trading portfolios due to changes in interest rates. The VAR model is a statistical variance/covariance model that calculates an estimate of exposure to interest rate movements within a predetermined confidence level over a defined forward-looking time period. The VAR estimate represents the maximum expected loss in fair value of a trading portfolio over a one day time horizon, given a 99 percent confidence level. In other words, there is about a 1 percent chance, given historical volatility of interest rates, that a loss greater than the VAR estimate will occur by the end of the next day. The VAR estimate takes into account several variables that affect the value of the trading portfolio, including interest rates, security prices and their volatilities, and statistical correlations. The potential expected volatility of interest rates is calculated using a one-year history of market movements. These historical volatilities are exponentially weighted to give more weight to recent market movements.

              At year-end 1998, the combined VAR exposure, given the above calculation parameters, was $161 thousand which represented .04 percent of the combined trading portfolio value of $393.434 million. The combined average VAR exposure for 1998 was $221 thousand which represented .03 percent of the combined average trading portfolio value of $813.631 million. These VAR numbers are for the combined U. S. Treasury and government agency, municipal bond, residential mortgage-backed securities and money market instrument portfolios.

Nontrading
Market Risk
              Nontrading market risk is the risk to net income from changes in interest rates on asset, liability and off-balance sheet portfolios other than trading portfolios. The risk is driven by potential mismatches resulting from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, and potential exercise of explicit and embedded options. There is also net income risk from changes in market rate relationships known as basis risk. Funds Management is charged with the responsibility of managing nontrading market risk. Funds Management includes asset/liability management and the management of discretionary securities and funding portfolios. The goal of Funds Management is to maintain high quality and consistent growth in net income while maintaining acceptable levels of risk to changes in interest rates, and acceptable levels of capital and liquidity. This goal is achieved by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing the discretionary portfolios, and by utilizing off-balance sheet financial instruments.

              Funds Management operates under the policies established by the Finance Committee of the Board of Directors and the guidance of the Management Finance Committee. Nontrading interest rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity are reviewed quarterly by the Finance Committee of the Board of Directors. Interim oversight of the function is provided through regular meetings of Funds Management managers, the Treasurer and the Chief Financial Officer. Funds Management personnel carry out day-to-day activity within approved risk management guidelines and strategies. The corporation uses a number of tools to measure nontrading interest rate risk including simulating net income, monitoring the sensitivity of the net present value of the balance sheet, and monitoring the difference or gap between maturing or rate-sensitive assets and liabilities over various time periods.

              Management believes that nontrading interest rate risk is best measured by simulation modeling which calculates expected net income based on projected interest-earning assets, interest-bearing liabilities, off-balance sheet financial instruments, other income and other expense. The model projections are based upon historical trends and management's expectations of balance sheet growth patterns, spreads to market rates, historical market rate relationships, prepayment behavior, current and expected product offerings, sales activity, and expected exercise of explicit and embedded options. The Management Finance Committee regularly reviews the assumptions used in the model.

              The corporation monitors interest rate risk by measuring the potential change in 12 months of net income under eight standard interest rate scenarios. The scenarios are rolled forward by quarter up to four quarters in the future to view income sensitivity over any given 12-month period within the next 24 months. All of the scenarios are compared with a scenario where current market rates are held constant for the forecast period (i.e., the flat rate scenario). The scenarios are immediate shocks of the yield curve up and down 100 and 200 basis points and ramp scenarios for up and down 100 and 200 basis points occurring evenly across the next 12 months. Policy guidelines are approved by the Management Finance Committee and the Finance Committee of the Board of Directors. For simulation, which is a dynamic forward-looking analysis, the guidelines are focused on the 200 basis point ramp scenarios across 12 months. The policy guideline limit for net income simulation is a negative impact to net income of 7.5 percent for the up or down 200 basis point ramp scenarios when compared with the flat rate scenario. Management has generally maintained a risk position well within the policy guideline level. The model indicated the impact of a 200 basis point gradual rise in rates over the next 12 months would cause approximately a .7 percent decrease in net income at December 31, 1998 compared with a 2 percent decrease at December 31, 1997. A gradual decrease in rates over the next 12 months would cause approximately a .01 percent decrease in net income as of December 31, 1998 compared with an increase of 1.5 percent as of December 31, 1997. The corporation runs additional scenarios beyond the standard shock and ramp scenarios including yield curve steepening, flattening and inversion scenarios. Various sensitivity analyses are performed on a regular basis to segregate interest rate risk into separate components and understand the risk attributable to prepayments, caps and floors, and other options. Extensive assumptions testing is performed to understand the degree of impact from changing key assumptions such as the speed of prepayments, the interest rate elasticity of core deposit rates and faster- or slower-growing balance sheets.

              The corporation also utilizes a present value methodology to discern risk levels present in the balance sheet beyond the 24-month time horizon used in simulation analysis. The net present value methodology is a point in time analysis of the balance sheet not including new business volumes or management initiatives. All cash flows from earning assets, interest-bearing liabilities, noninterest-bearing deposits and off-balance sheet instruments are discounted to a present value. Assumptions are made to estimate the expected lives of indeterminant maturity assets and liabilities such as line of credit products and savings and checking accounts. Discount rates used in the analysis are based upon forward rates implied by the current yield curve with credit spreads added to discount current new business back to par value. As in simulation analysis, extensive assumptions testing is performed to understand the degree of impact from changing key assumptions. The policy guideline limit for present value of the balance sheet is a negative change in value of 10 percent for up or down shocks of 100 basis points to the beginning yield curve. As of December 31, 1998, Wachovia's change in net present value of the balance sheet for a 100 basis point upward shock to the yield curve was a decline of 2.4 percent. For a decline in rates of 100 basis points, the change was an increase of 1.1 percent.

Liquidity
Market Risk
              To ensure the corporation is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity is maintained through a strong balance sheet and operating performance that assures market acceptance as well as through policy guidelines which limit the level, maturity and concentration of noncore funding sources.

              Through its balance sheet, the corporation generates liquidity on the asset side by maintaining significant amounts of securities available-for-sale, which may be sold at any time, and by loans which may be securitized or sold. Additionally, the corporation generates cash through deposit growth, the issuance of bank notes, the availability of unused lines of credit, and through other forms of debt and equity instruments.

              Through policy guidelines, the corporation limits net purchased funds to 50 percent of long-term assets, which include net loans and leases, securities with remaining maturities over one year and net foreclosed real estate. Policy guidelines insure against concentrations by maturity of noncore funding sources by limiting the cumulative percentage of purchased funds that mature overnight, within 30 days and within 90 days. Guidelines also require the monitoring of significant concentrations of funds by single sources and by type of borrowing category.

Nonperforming
Assets
              Nonperforming assets at December 31, 1998 were $181.303 million or .40 percent of loans and foreclosed property. The total was up $51.808 million or 40 percent from year-end 1997, reflecting an increase in nonaccrual loans related principally to three multibank credits with an aggregate exposure of $47.552 million for the corporation.

              The largest category of total nonperforming assets is real estate related. At December 31, 1998, real estate nonperforming assets were $105.990 million or .64 percent of real estate loans and foreclosed real estate versus $106.318 million or .64 percent at year-end 1997. Included in real estate nonperforming assets were real estate nonperforming loans of $85.225 million at December 31, 1998 compared with $84.872 million one year earlier.

              Commercial real estate nonperforming assets were $47.571 million or .53 percent of related loans and foreclosed real estate versus $50.930 million or .59 percent at the end of 1997. Commercial real estate nonperforming loans included in these totals were $34.911 million at December 31, 1998 versus $45.335 million at year-end 1997.


Nonperforming Assets and Contractually Past Due Loans                Table 7
--------------------------------------------------------------------------------
December 31 (thousands)

                                                           1998          1997
                                                      ---------     ---------
Nonperforming Assets
Cash-basis assets .................................   $ 157,118     $ 101,156
Restructured loans ................................        ----          ----
                                                      ---------     ---------
    Total nonperforming loans .....................     157,118       101,156
Foreclosed property:
 Foreclosed real estate ...........................      33,443        38,071
 Less valuation allowance .........................      12,678        16,625
 Other foreclosed assets ..........................       3,420         6,893
                                                      ---------     ---------
    Total foreclosed property .....................      24,185        28,339
                                                      ---------     ---------
    Total nonperforming assets ....................   $ 181,303     $ 129,495
                                                      =========     =========
Nonperforming loans to year-end loans .............         .34%          .23%
Nonperforming assets to year-end loans and
 foreclosed property ..............................         .40           .29
Year-end allowance for loan losses times
 nonperforming loans ..............................        3.49x         5.38x
Year-end allowance for loan losses times
 nonperforming assets .............................        3.02          4.21
Contractually Past Due Loans
(accruing loans past due 90 days or more) .........   $ 136,807     $ 114,343
                                                      =========     =========

                                                           1996          1995          1994          1993
                                                      ---------     ---------     ---------     ---------
Nonperforming Assets
Cash-basis assets .................................   $  98,638     $ 102,310     $ 146,246     $ 202,231
Restructured loans ................................        ----          ----          ----           686
                                                      ---------     ---------     ---------     ---------
    Total nonperforming loans .....................      98,638       102,310       146,246       202,917
Foreclosed property:
 Foreclosed real estate ...........................      35,472        39,877        53,746       101,253
 Less valuation allowance .........................      10,805        11,136        12,112        19,974
 Other foreclosed assets ..........................       8,213         4,212         2,931         3,406
                                                      ---------     ---------     ---------     ---------
    Total foreclosed property .....................      32,880        32,953        44,565        84,685
                                                      ---------     ---------     ---------     ---------
    Total nonperforming assets ....................   $ 131,518     $ 135,263     $ 190,811     $ 287,602
                                                      =========     =========     =========     =========
Nonperforming loans to year-end loans .............         .26%          .29%          .46%          .73%
Nonperforming assets to year-end loans and
 foreclosed property ..............................         .35           .38           .60          1.03
Year-end allowance for loan losses times
 nonperforming loans ..............................        5.26x         5.07x         3.53x         2.51x
Year-end allowance for loan losses times
 nonperforming assets .............................        3.95          3.84          2.70          1.77
Contractually Past Due Loans
(accruing loans past due 90 days or more) .........   $  84,788     $  69,953     $  48,050     $  51,239
                                                      =========     =========     =========     =========

Provision and
Allowance for
Loan Losses
              The provision for loan losses was $299.480 million, higher by $34.531 million or 13 percent from $264.949 million in 1997. Included in the provision for 1997 was a special charge of $10.845 million to conform the credit policies of acquired companies to those of the corporation. Excluding this nonrecurring charge, the provision in 1998 increased $45.376 million or 17.9 percent from 1997's adjusted level.

              The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb potential write-offs in the loan portfolio due to credit deterioration or changes in risk profile. The assessment primarily considers allowance for loan loss levels relative to loan risk weightings assigned by management. The risk weightings by loan type, including homogenous and nonhomogenous loans, are based on several factors as appropriate, including historical credit loss experience, current economic conditions, the composition of the total loan portfolio, including industry concentrations, and assessments of individual credits within specific loan types. The commercial allocation of the allowance for loan losses has increased over the prior year due to increased net loan losses during the last half of the year and increased outstandings. Because these factors are dynamic in nature, risk weightings for individual loans and loan types are subject to change and the provision for loan losses can fluctuate.

              Management bases its credit evaluations and reviews on an analysis of a credit's cash flows and enforces an aggressive loan loss policy of early recognition and charge-off of troubled credits. Effective with the first quarter of 1998, management began assessing Year 2000 compliance among borrowers as part of its overall credit review process.

              Net loan losses for the year totaled $298.824 million or .67 percent of average loans, increasing $34.660 million or 13.1 percent from net losses of $264.164 million or .67 percent of loans in 1997. The rise in total net charge-offs was driven primarily by credit cards, which included $4.949 million in losses from the $269 million of receivables purchased in the third quarter. Anticipated credit loss experience was factored into the acquisition price of this portfolio. Net losses in commercial loans also rose for the year, while net charge-offs in other retail loans, which consists of direct and indirect retail loans, declined and net recoveries in real estate loans widened. Excluding credit cards, net loan losses were $41.108 million or .11 percent of average loans, lower by $3.722 million or 8.3 percent from $44.830 million or .13 percent of loans in 1997. Net loan losses are expected to increase at a slower rate in 1999 based on management's assessment of risk in the loan portfolio as of the start of the year.

              Credit card net charge-offs were $257.716 million or 4.54 percent of average credit card receivables, up $38.382 million or 17.5 percent from $219.334 million or 3.90 percent of credit card loans in 1997. Commercial net charge-offs rose $6.130 million to $11.213 million or .07 percent of commercial loans, principally due to losses associated with two large credits. Net losses in other retail loans declined $4.080 million or 14.6 percent to $23.884 million or .56 percent of related receivables, while net recoveries in real estate loans increased $4.256 million to $4.825 million or .03 percent of average outstandings.

              Selected data on the corporation's managed credit card portfolio, which includes securitized loans, appears in the following table.



              Managed Credit Card Data                               Table 8

       -----------------------------------------------------------------
       (thousands)

                                                                         1998            1997            1996            1995
                                                                  -----------     -----------     -----------     -----------
            Average credit card outstandings ..................   $ 6,181,109     $ 6,179,456     $ 5,573,626     $ 4,767,657
            Net loan losses ...................................       276,705         240,388         183,082         114,014
            Net loan losses to average loans ..................          4.48%           3.89%           3.28%           2.39%
            Delinquencies (30 days or more) to year-end loans .          3.30            2.75            2.35            2.31

               At December 31, 1998, the allowance for loan losses totaled
              $547.992 million, representing 1.20 percent of loans and 349 percent of nonperforming loans. The allowance for loan losses at year-end 1997 was $544.723 million, representing 1.23 percent of loans and 538 percent of nonperforming loans.

                           ALLOWANCE FOR LOAN LOSSES
                                   (MILLIONS)

(A bar graph appears here. See the table below for plot points.)

                          1993     1994      1995      1996      1997      1998
YEAR-END LOAN
     LOSS ALLOWANCE      509.80   516.10    518.80    519.30    544.70    548.00
X ALLOWANCE TIMES
     NONPERFORMING LOANS  2.51X    3.53X     5.07X     5.26X     5.38X     3.49X


                      EARNINGS COVERAGE OF NET LOAN LOSSES*
                                   (MILLIONS)

(A bar graph appears here. See the table below for plot points.)

                          1993     1994      1995      1996      1997      1998
EARNINGS BEFORE INCOME
     TAXES AND PROVISION
     FOR LOAN LOSSES     924.70   1003.50   1094.40   1289.50  1420.10   1668.10
X NUMBER OF TIMES
     EARNINGS COVERED
     NET LOAN LOSSES      6.43X    11.18X     8.56X     6.66X    5.38X     5.58X



                              LOAN LOSS EXPERIENCE
                                   (MILLIONS)

(A bar graph appears here. See the table below for plot points.)

                    1993     1994      1995      1996      1997      1998
CREDIT CARD          62.00    69.70    109.70    162.90    219.30    257.70
COMMERCIAL            8.30     7.50     (2.70)     0.50      5.10     11.20
REAL ESTATE          63.30     (.20)    (3.90)    (8.60)    (6.0)     (4.80)
OTHER                10.10    12.80     24.70     38.70     40.40     34.70
% NET LOAN
     LOSSES TO
     AVERAGE LOANS     .56%     .30%      .38%      .53%      .67%      .67%

Allowance for Loan Losses                                            Table 9
--------------------------------------------------------------------------------
(thousands)

                                                          1998         1997         1996         1995          1994        1993
                                                      --------     --------     --------      --------     --------   ---------
Summary of Transactions
Balance at beginning of year ......................   $544,723     $519,297     $518,808      $516,132     $509,798    $481,357
Additions from acquisitions .......................      2,613       24,641          200         ----          ----        ----
Provision for loan losses .........................    299,480      264,949      193,776      130,504        96,122     172,161
Deduct net loan losses:
 Loans charged off:
  Commercial ......................................     17,880        9,254        6,375        6,364        14,319      15,047
  Credit card .....................................    286,520      246,008      184,387      125,301        83,597      75,325
  Other revolving credit ..........................     10,802       10,564        8,834        5,966         4,933       5,259
  Other retail ....................................     35,378       39,801       41,581       26,958        15,696      12,611
  Real estate .....................................      4,514       11,564        7,915       15,299        18,292      75,136
  Lease financing .................................      3,095        4,488        1,635          892           226         458
  Foreign .........................................       ----         ----         ----         ----          ----        ----
                                                      --------     --------     --------      --------     --------    --------
   Total ..........................................    358,189      321,679      250,727      180,780       137,063     183,836
 Recoveries:
  Commercial ......................................      6,667        4,171        5,905        9,078         6,848       6,720
  Credit card .....................................     28,804       26,674       21,445       15,644        13,913      13,350
  Other revolving credit ..........................      2,571        2,361        1,695        1,369         1,278       1,328
  Other retail ....................................     11,494       11,837       11,524        7,472         6,505       6,545
  Real estate .....................................      9,339       12,133       16,488       19,239        18,495      11,877
  Lease financing .................................        490          339          183          142           204         264
  Foreign .........................................       ----         ----         ----            8            32          32
                                                      --------     --------     --------      --------     --------    --------
   Total ..........................................     59,365       57,515       57,240       52,952        47,275      40,116
                                                      --------     --------     --------      --------     --------    --------
 Net loan losses ..................................    298,824      264,164      193,487      127,828        89,788     143,720
                                                      --------     --------     --------      --------     --------    --------
Balance at end of year ............................   $547,992     $544,723     $519,297      $518,808     $516,132    $509,798
                                                      ========     ========     ========      ========     ========    ========
Net Loan Losses (Recoveries)
 by Category
Commercial ........................................   $ 11,213     $  5,083     $    470      $(2,714)     $  7,471    $  8,327
Credit card .......................................    257,716      219,334      162,942      109,657        69,684      61,975
Other revolving credit ............................      8,231        8,203        7,139        4,597         3,655       3,931
Other retail ......................................     23,884       27,964       30,057       19,486         9,191       6,066
Real estate .......................................     (4,825)        (569)      (8,573)      (3,940)         (203)     63,259
Lease financing ...................................      2,605        4,149        1,452          750            22         194
Foreign ...........................................       ----         ----         ----           (8)          (32)        (32)
                                                      --------     --------     --------      ----------   --------    --------
   Total ..........................................   $298,824     $264,164     $193,487      $127,828     $ 89,788    $143,720
                                                      ========     ========     ========      =========    ========    ========
Net loan losses -- excluding credit cards .........   $ 41,108     $ 44,830     $ 30,545      $18,171      $ 20,104    $ 81,745
Net Loan Losses (Recoveries) to Average
 Loans by Category
Commercial ........................................        .07%         .04%        ----%        (.02%)         .07%        .10%
Credit card .......................................       4.54         3.90         3.29          2.41         1.74        2.07
Other revolving credit ............................       1.65         1.93         1.71          1.15          .96        1.06
Other retail ......................................        .56          .67          .69           .47          .23         .17
Real estate .......................................       (.03)        ----         (.06)        (.03)         ----         .64
Lease financing ...................................        .18          .43          .22           .27          .01         .14
Foreign ...........................................       ----         ----         ----         ----         ( .03)       (.04)
Total loans .......................................        .67          .67          .53           .38          .30         .56
Total loans -- excluding credit cards .............        .11          .13          .10           .06          .08         .36
Year-end allowance to outstanding loans ...........       1.20         1.23         1.37          1.46         1.63        1.84
Earnings coverage of net loan losses* .............       5.58x        5.38x        6.66x        8.56x        11.18x       6.43x
Allocation of Allowance for Loan
 Losses**
Commercial ........................................   $129,520     $120,195     $117,883      $123,161     $135,725    $135,898
Credit card .......................................    228,232      221,142      191,606      141,763       130,111      94,697
Other revolving credit ............................      8,465       10,682        8,268        7,174         6,433       5,812
Other retail ......................................     37,308       36,669       48,011       42,999        38,175      39,384
Real estate .......................................     92,523       93,821       94,167      127,763       143,659     147,570
Lease financing ...................................      6,304        6,537        3,685        1,666         2,211       2,018
Foreign ...........................................      6,342        3,702        3,702        3,697         3,830         931
Unallocated .......................................     39,298       51,975       51,975       70,585        55,988      83,488
                                                      --------     --------     --------      ---------    --------    --------
  Total ...........................................   $547,992     $544,723     $519,297      $518,808     $516,132    $509,798
                                                      ========     ========     ========      =========    ========    ========

* Earnings before income taxes and provision for loan losses excluding securities transactions and nonrecurring charges.
** The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgmental factors. Since any allocation is judgmental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans. See page 83 for percentage of loan categories to total loans.

Noninterest Income
              Total other operating revenue, which excludes securities sales, rose $222.351 million or 22.1 percent to $1.228 billion for the year. Growth occurred in all categories, with gains strongest in capital markets income, deposit account service charges, trust services fees, mortgage fees and electronic banking. Total other operating revenue included gains of $17.155 million in 1998 and $21.096 million in 1997 from branch sales. Excluding branch sale gains, total other operating revenue rose $226.292 million or 23 percent for the year. Management expects total other operating revenue to increase approximately 10 percent in 1999 based on a stable but slower economic growth outlook and on anticipated gains largely in capital markets, mortgage activity, deposit account services, technology-based banking and financial advisory areas.

              Capital markets income expanded $80.561 million or 162.7 percent. Growth was driven by gains primarily in consulting services, private placement fees, foreign exchange trading and derivatives income. The corporation sells its capital markets services across its client base with a focus on middle market corporate customers. Services offered include risk management, debt capital and corporate financing, fixed income sales and trading, merchant banking and financial advisory, trust and treasury services, and global and specialty lending. In June 1998, Wachovia received Tier I powers for its Section 20 capital markets subsidiary. These powers enable the subsidiary to engage in underwriting and dealing in municipal revenue bonds, commercial paper, mortgage-related securities and consumer-related receivables, all of investment grade rating. Tier II powers permitting further expansion into corporate debt and equity securities without investment grade limitation are expected to be effective in 1999.


              Revenues from service charges on deposit accounts rose $28.749 million or 9.4 percent. Higher levels of overdraft charges, commercial analysis fees and insufficient funds charges primarily drove the increase.

              Fees for trust services grew $24.400 million or 13.9 percent. Increases occurred largely in Personal Financial Services and in fees associated with the Wachovia Funds, the corporation's proprietary family of mutual funds. In 1998, management completed installation of a new trust system, designed to enhance and better support the corporation's array of trust products and services. At December 31, 1998, the corporation's trust assets totaled $138.130 billion, including $42.025 billion under discretionary management. This compared with total trust assets of $129.079 billion, including $33.568 billion under discretionary management at year-end 1997.

              Mortgage fees rose $21.385 million or 90.8 percent, fueled by greater origination activity, gains on sales of mortgage servicing rights and higher gains on loans sold to the secondary market.

              Increased debit card and ATM usage pushed electronic banking revenues up $9.617 million or 14.9 percent.

              Credit card income advanced $8.893 million or 5.5 percent, with growth primarily due to higher card sales in both consumer and corporate business accounts. Active managed accounts averaged
              2.296 million in 1998 versus 2.050 million in 1997.

              Investment fee income grew $8.368 million or 23.1 percent. The increase primarily reflected higher levels of fees from customer mutual fund investments and from brokerage commissions. Included in investment fee income are commission sales of the Wachovia Funds by the corporation's branch-based Investment Counselors. Assets of the Wachovia Funds totaled $6.423 billion at December 31, 1998 compared with $5.620 billion at year-end 1997.

Noninterest Income                                                 Table 10
--------------------------------------------------------------------------------
(thousands)

                                               1998          1997        1996
                                         ----------    ----------    --------
Service charges on deposit
 accounts ..............................  $  334,980    $  306,231    $280,670
Fees for trust services ................     199,949       175,549     154,621
Credit card income -- net of
 interchange payments ..................     171,127       162,234     143,382
Electronic banking .....................      74,257        64,640      56,226
Capital markets income .................     130,083        49,522      44,212
Investment fees ........................      44,619        36,251      30,820
Mortgage fees ..........................      44,929        23,544      21,371
Insurance premiums and
 commissions ...........................      31,897        30,205      20,562
Bankers' acceptance and letter of
 credit fees ...........................      39,025        34,526      28,243
Other service charges and fees .........      39,766        38,750      38,590
Other income ...........................     117,487        84,316      56,035
                                         -----------   -----------   ---------
    Total other operating
     revenue ...........................   1,228,119     1,005,768     874,732
Gain on sale of mortgage servicing
 portfolio .............................        ----          ----        ----
Gain on sale of subsidiary .............        ----          ----        ----
Securities gains (losses) ..............      20,442         1,454       4,588
                                         -----------   -----------   ---------
    Total ..............................  $1,248,561    $1,007,222    $879,320
                                         ===========   ===========   =========

                                                                                Five-Year
                                                                                 Compound
                                             1995        1994        1993     Growth Rate
                                         --------    --------    --------    ---------------
Service charges on deposit
 accounts ..............................  $ 244,671   $ 231,646   $237,328      7.1%
Fees for trust services ................    145,464     142,026    133,651      8.4
Credit card income -- net of
 interchange payments ..................    127,153     126,886    104,922     10.3
Electronic banking .....................     39,722      28,347     17,857     33.0
Capital markets income .................     29,832      12,131     24,972     39.1
Investment fees ........................     22,059      11,185     12,244     29.5
Mortgage fees ..........................     26,139      33,997     41,339      1.7
Insurance premiums and
 commissions ...........................     17,455      17,018     16,566     14.0
Bankers' acceptance and letter of
 credit fees ...........................     25,953      25,801     22,277     11.9
Other service charges and fees .........     30,271      22,876     22,094     12.5
Other income ...........................     48,396      38,186     36,219     26.5
                                         ----------  ----------  ---------
    Total other operating
     revenue ...........................    757,115     690,099    669,469     12.9
Gain on sale of mortgage servicing
 portfolio .............................     79,025        ----       ----
Gain on sale of subsidiary .............       ----        ----      8,030   (100.0)
Securities gains (losses) ..............    (19,672)    (21,972)    74,256   ( 22.7)
                                         ----------  ----------  ---------
    Total ..............................  $ 816,468   $ 668,127   $751,755     10.7
                                         ==========  ==========  =========


              Remaining combined categories of total other operating revenue increased $44.319 million or 26.6 percent excluding gains from branch sales. Insurance premiums and commissions were higher by $1.692 million or 5.6 percent, and bankers' acceptance and letter of credit fees grew $4.499 million or 13 percent. Other service charges and fees expanded modestly, while other income rose $37.112 million or 58.7 percent.

              Including securities sales, total noninterest income was up $241.339 million or 24 percent for the year. Securities sales resulted in net gains of $20.442 million in 1998, including sizable gains in the third and fourth quarters from the sale of select equity investments. This compared with net securities gains of $1.454 million in 1997, including losses of $4.639 million in the fourth quarter to restructure the available-for-sale portfolio.

Noninterest
Expense
              Total noninterest expense rose $29.611 million or 1.5 percent, with growth for the year affected by non-recurring charges taken both in 1998 and 1997. In 1998, the corporation incurred merger expenses of $85.312 million, primarily for systems conversions and signage changes related to its Virginia and Florida banking acquisitions. Nonrecurring noninterest expense charges totaling $287.532 million were taken in 1997 for merger-related charges and an equipment impairment charge. Excluding the merger expenses and special charge, noninterest expense on a core operating basis totaled $1.911 billion in 1998 and grew $231.831 million or 13.8 percent from 1997's core expense level of $1.679 billion.

              Integration expenses approximating $15 million are expected in 1999 in connection with the corporation's planned acquisition of Interstate/Johnson Lane. Excluding merger charges, noninterest expense in 1999 is expected to rise approximately 5 percent from 1998's core level of $1.911 billion. The estimated growth rate is based on anticipated slower increases largely in salary costs. Employee medical costs and amortization expense are expected to drive most of the noninterest expense growth for 1999.

Noninterest Expense                                                Table 11
--------------------------------------------------------------------------------
(thousands)

                                                1998            1997            1996
                                         -----------     -----------     -----------
Salaries .............................   $   874,750     $   742,106     $   655,065
Employee benefits ....................       180,603         163,051         141,867
                                         -----------     -----------     -----------
    Total personnel expense...........     1,055,353         905,157         796,932
Net occupancy expense ................       138,636         116,654         114,001
Equipment expense ....................       156,203         142,227         132,775
Postage and delivery .................        52,981          48,657          47,195
Outside data processing,
 programming and software ............        68,680          86,497          51,139
Stationery and supplies ..............        34,767          30,960          30,043
Advertising and sales promotion.......        70,222          72,046          68,639
Professional services ................        56,066          54,113          41,223
Travel and business promotion ........        29,254          25,215          21,096
Amortization of intangible assets.....        39,091          13,308           9,163
Foreclosed property
 expense -- net of income ............           571           1,875           1,930
Personal computer impairment
 charge* .............................          ----          67,202            ----
Merger-related charges* ..............        85,312         220,330            ----
Other expense ........................       209,196         182,480         194,837
                                         -----------     -----------     -----------
    Total ............................   $ 1,996,332     $ 1,966,721     $ 1,508,973
                                         ===========     ===========     ===========
Overhead ratio** .....................          55.1%           62.3%           52.5%
Overhead ratio without
 nonrecurring charges ................          52.7            53.2            52.5


                                                                                          Five-Year
                                                                                           Compound
                                                1995            1994            1993    Growth Rate
                                         -----------     -----------     -----------   ---------------
Salaries .............................   $   604,041     $   566,368     $   545,869     9.9%
Employee benefits ....................       129,749         125,144         139,754     5.3
                                         -----------     -----------     -----------
    Total personnel expense...........       733,790         691,512         685,623     9.0
Net occupancy expense ................       109,543         102,131         101,225     6.5
Equipment expense ....................       127,268         124,321         119,340     5.5
Postage and delivery .................        44,553          41,169          44,051     3.8
Outside data processing,
 programming and software ............        47,737          39,870          42,810     9.9
Stationery and supplies ..............        30,238          27,327          28,100     4.3
Advertising and sales promotion.......        57,957          42,576          43,972     9.8
Professional services ................        41,152          23,326          19,025    24.1
Travel and business promotion ........        20,267          16,743          15,977    12.9
Amortization of intangible assets.....        12,296          21,042          30,276     5.2
Foreclosed property
 expense -- net of income ............         2,420           7,508          22,929   (52.2)
Personal computer impairment
 charge* .............................          ----            ----            ----
Merger-related charges* ..............          ----            ----            ----
Other expense ........................       214,408         205,726         200,930      .8
                                         -----------     -----------     -----------
    Total ............................   $ 1,441,629     $ 1,343,251     $ 1,354,258     8.1
                                         ===========     ===========     ===========
Overhead ratio** .....................          54.5%           54.7%           56.8%
Overhead ratio without
 nonrecurring charges ................          54.5            54.7            56.8

*    Nonrecurring charges
** Noninterest expense as a percentage of taxable equivalent net interest income and total other operating revenue.


              Total personnel expense grew $150.196 million or 16.6 percent. Salaries expense rose $132.644 million or 17.9 percent, primarily due to expanded incentive pay for revenue-generating businesses and to a higher wage base. Employee benefits expense increased $17.552 million or 10.8 percent, with growth occurring largely in medical costs, retirement plan expenses and payroll taxes.

              Combined net occupancy and equipment expense was up $35.958 million or 13.9 percent. Net occupancy expense rose $21.982 million or 18.8 percent, primarily reflecting increased building maintenance and depreciation costs for expanded physical facilities. Higher depreciation for new equipment helped push equipment expense up $13.976 million or 9.8 percent.

              Remaining combined categories of noninterest expense rose $45.677 million or 8.9 percent excluding nonrecurring charges. Higher levels of intangible assets from purchase acquisitions pushed amortization expense of intangible assets up $25.783 million, accounting for the majority of the rise. Partially offsetting the expense growth was a reduction in outside data processing, programming and software costs, largely due to lower Year 2000 expenses.

Year 2000
              The change in date to the year 2000 from 1999 will cause data recognition problems in computers, software and facility operations dependent on computer chip devices due to programming standards that historically limited data date fields to two digits. In late 1995, the corporation initiated a formal evaluation of Year 2000 issues, establishing in the early months of 1996 a full-time project team to assess and address both internal and external risks associated with the change in date event. The project team is in the latter stages of executing a Year 2000 readiness plan consisting of five phases: problem awareness; identification of affected systems, functions and facilities; conversion or replacement of identified areas to Year 2000 compliant standards; testing; and implementation.

              The corporation's readiness plan encompasses both information technology systems and computer chip embedded functions, such as those operating facilities including elevators, security systems and building heating and cooling. In 1996, the corporation completed its awareness and identification phases, extending and completing the processes in 1997 and 1998 for recent merger partners. As of December 31, 1998, virtually all of the corporation's information technology systems had been converted. While regulatory guidelines require conversion only of mission critical systems, the corporation has worked to convert all information technology systems. For computer chip embedded functions, the corporation has replaced and tested noncompliant functions essential to business operations.

              In-house testing of information technology systems currently is underway, with testing completed on approximately 81 percent of all applications at year-end 1998. Management expects to complete testing of all of its information systems by March 31, 1999. Testing is done in both a 21st century and 20th century date environment before systems are returned to production to ensure data accuracy and consistency. All exceptions to testing results are resolved before further testing is permitted. Management has chosen to implement converted systems back into production as systems are tested to permit greater flexibility in the event of future system flaws or failures. The percentage of systems implemented, therefore, closely approximates the percentage tested.

              The corporation also is working to assess and address Year 2000 readiness on the part of external entities, particularly critical vendors and significant credit customers. Identification and monitoring of external entities began in 1996 and includes surveys with follow-up reviews and contacts. Substantially all of the corporation's vendors have responded to management's surveys regarding Year 2000 readiness, with approximately 73 percent compliant as of December 31, 1998. The project team is continuing to monitor the progress of remaining noncompliant vendors as well as the status of large corporate borrowers identified as potentially at risk. The corporation will conduct testing with external entities in 1999 as they become Year 2000 ready, with some limited testing having occurred in 1998.

              Management estimates that total Year 2000 project costs will be approximately $80 million, with $66 million having been spent through December 31, 1998 including $28 million in 1998. The total projected cost is up from $55 million estimated earlier due to additional expenditures for internal testing. The corporation's remaining Year 2000 project costs are not expected to have a material impact on Wachovia's results of operations, liquidity or capital resources.

              The corporation faces a number of risks related to the year 2000 date change event including project management risks, legal risks and financial risks. Project management risks refer primarily to the failure to adequately assess Year 2000 planning and resource needs, resulting in under- or over-allotment of resources assigned to complete the project work, missed deadlines and estimation errors. Legal risks include the failure to meet contractual service agreements, leading to possible punitive actions including those of a regulatory nature. Financial risks concern the possibility of lost revenues, asset quality deterioration or even business failure. The corporation conducted a project management risk assessment in early 1997 and is in the process of addressing its legal and financial risks.

              Management of the date change event entails additional risks separate from those of project management. Major risks associated with the date change event include a shutdown of voice and data communication systems due to failure by switching systems, satellites or telephone companies; excessive cash withdrawal activity; cash couriers delayed or not available; ATM failures; problems with international accounts or offices, including inaccurate or delayed information or inaccessibility to account data; and government offices or facilities not opening or operating.

              The corporation has identified 60 risks associated with the date change event and is in the process of finalizing formal contingency plans for each major risk. Management views contingency planning as part of an overall strategy for managing the date change event and post-event risks and considers pre-implementation mitigating actions as critical components to successful contingency planning. In the event of a voice and data communication system shutdown, contingency plans include deploying cellular and field phones to communicate between established command posts. To reduce expected cash withdrawal demands while simultaneously preparing for higher fund withdrawal activity, the corporation is sponsoring public awareness programs on appropriate cash reserve levels, applying for increased borrowing limits from the Federal Reserve, and broadening its regular liquidity management reviews. Standing agreements with cash courier services are being reviewed to identify and resolve potential courier service problems prior to the date change event.

              To minimize ATM failures, the corporation has upgraded its entire network of ATMs, including their primary and backup computer processors. Alternate cash access plans include using existing communication channels to direct customers to working ATMs in the event of localized ATM failures and extending branch office hours where needed. To reduce potential problems in international offices, the corporation has converted and is in the process of testing the information systems of its Sao Paulo, Brazil, and London, England, offices. Separate contingency plans have been developed by each foreign office to assist independent operations. In addition to its contingency planning, management has mapped all information systems to its core business processes as part of its preimplementation mitigating action plan. This will enable the corporation to identify affected business processes should data information problems occur during the changeover to calendar year 2000 and in the time period immediately following.

              The corporation believes the actions it is taking should reduce the risks posed by Year 2000 challenges to its own systems. Management recognizes, however, that unforeseen circumstances could arise both within its own systems and with the systems of external entities and can give no assurances that, if such circumstances arose, they would not adversely affect the corporation's Year 2000 compliance efforts. Further, management cannot determine the impact that any adverse affect might have on the corporation's operations, financial position or cash flows.

Euro Conversion
              On January 1, 1999, eleven member countries of the European Union established the Euro as their common legal currency and established a fixed conversion rate between their current sovereign currencies and the Euro. Management has a risk assessment committee that has been examining the risks associated with the Euro conversion such as the adequacy of information technology systems, currency risk and the competitive impact of cross-border price transparency. Based on the findings of the risk assessment committee, management does not expect the impact of the Euro conversion to have a material adverse impact on the corporation's financial condition or results of operations.

Income Taxes
              Applicable income taxes in 1998 increased $153.298 million or 55.5 percent. Income taxes computed at the statutory rate are reduced primarily by the assumed tax effect of interest income earned on state and municipal loans and debt securities. Also, within certain limitations, one-half of the interest income earned on qualifying employee stock ownership plan loans is exempt from federal income taxes. The interest earned on certain state and municipal debt instruments is exempt from federal income taxes and, in some cases, state income taxes. The tax-exempt nature of these assets provides both an attractive return for the corporation and substantial interest savings for local governments and their constituents.

New Accounting
Standards
              In December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125" (FASB 127). FASB 127 delayed until 1998 certain provisions of FASB 125 that deal with repurchase agreements, securities lending and other similar transactions and pledged collateral. Adoption of FASB 127 was not material.

              In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FASB 130), was issued and established standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The disclosure requirements of FASB 130 have been included in the corporation's consolidated statements of shareholders' equity.

              Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB
              131), also issued in June 1997, established new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. The disclosure requirements are presented in Note C to the Consolidated Financial Statements.

              In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance as to when it is or is not appropriate to capitalize the cost of software developed or obtained for internal use. The corporation adopted SOP 98-1 effective January 1, 1998; the effect was not material.

              In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the corporation's December 31, 2000 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management is in the process of assessing the impact and period of adoption of the standard. Adoption is not expected to result in a material financial impact.

              -----------------------------------------------
               Shareholders' Equity and Capital Ratios
              -----------------------------------------------------------------


              Shareholders' equity at December 31, 1998 totaled $5.338 billion, rising $163.931 million or 3.2 percent from $5.174 billion at year-end 1997. Included in shareholders' equity at December 31, 1998 was $82.440 million, net of tax, of unrealized gains on securities available-for-sale compared with $71.098 million, net of tax, of unrealized gains one year earlier. Wachovia's book value at year-end 1998 was $26.30 per share, higher by 4.7 percent from $25.13 per share at the close of 1997. The corporation's internal capital generation rate (defined as net income less dividends as a percentage of average equity) was 9.5 percent for the year.


              During 1998, the corporation repurchased a total of 6,417,200 shares of its common stock under two separate authorizations by the Board of Directors. The shares were repurchased at an average price of $82.22 per share, for a total cost of $527.623 million. In 1997, the corporation repurchased 6,913,400 shares of its common stock at an average price of $61.78 per share, for a total cost of $427.111 million. On June 23, 1998, the Board of Directors authorized the repurchase of up to 12 million shares of the corporation's common stock effective through January 28, 2000. As of December 31, 1998, a total of 4,642,200 shares had been repurchased under the June 23, 1998 authorization. Management expects to complete the share repurchase authorization in 1999. At its meeting on January 22, 1999, the corporation's Board of Directors authorized the repurchase of shares to be issued in connection with the pending purchase acquisition of Interstate/Johnson Lane. The transaction is expected to close during the second quarter of 1999 and result in goodwill of approximately $140 million.

              Intangible assets at December 31, 1998 totaled $687.535 million, consisting of $542.615 million of goodwill, $93.888 million of deposit base intangibles, $40.428 million of purchased credit card premiums, $10.299 million of mortgage servicing rights and $305 thousand of other intangibles. Intangible assets


Capital Components and Ratios                                      Table 12
--------------------------------------------------------------------------------
December 31 (thousands)

                                                                                     1998             1997            1996
                                                                             ------------      -----------    ------------
Tier I capital:
 Common shareholders' equity .............................................    $ 5,338,232      $ 5,174,301     $ 4,608,401
 Capital securities ......................................................        996,368          995,993         300,000
 Less ineligible intangible assets .......................................        666,672          634,052          91,509
 Unrealized (gains) losses on securities available-for-sale -- net of tax         (82,440)         (71,098)        (51,686)
                                                                              -----------      -----------     -----------
   Total Tier I capital ..................................................      5,585,488        5,465,144       4,765,206
Tier II capital:
 Allowable allowance for loan losses .....................................        547,992          544,723         519,297
 Allowable long-term debt ................................................      1,794,148        1,193,451       1,288,041
                                                                              -----------      -----------     -----------
   Tier II capital additions .............................................      2,342,140        1,738,174       1,807,338
                                                                              -----------      -----------     -----------
   Total capital .........................................................    $ 7,927,628      $ 7,203,318     $ 6,572,544
                                                                              ===========      ===========     ===========
Risk-adjusted assets .....................................................    $69,928,737      $64,844,037     $53,338,099
Quarterly average assets* ................................................    $64,454,538      $59,139,712     $55,897,010
Risk-based capital ratios:
 Tier I capital ..........................................................           7.99%            8.43%           8.93%
 Total capital ...........................................................          11.34            11.11           12.32
Tier I leverage ratio ....................................................           8.67             9.24            8.52

* Excludes ineligible intangible assets and average unrealized gains (losses) on securities available-for-sale, net of tax.

              one year earlier were $649.542 million, with $520.803 million of goodwill, $113.248 million of deposit base intangibles, $13.780 million of mortgage servicing rights and $1.711 million of other intangibles, primarily purchased credit card premiums. The increase in intangible assets resulted from purchase acquisitions consummated in 1998.

              Regulatory agencies divide capital into Tier I (consisting of shareholders' equity and certain cumulative preferred stock instruments less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the unrealized gain or loss, net of tax, on securities available-for-sale. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

              Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards. It is the policy of the corporation that it and its banking subsidiaries be well capitalized at all times.

              At December 31, 1998, the corporation's Tier I to risk-adjusted assets ratio was 7.99 percent and total capital to risk-adjusted assets was 11.34 percent. The Tier I leverage ratio was 8.67 percent. Capital securities included in the capital ratios were $996.368 million and $995.993 million at year-end 1998 and 1997, respectively.

Dividends
              Cash dividends paid in 1998 totaled $381.798 million, rising $54.495 million or 16.6 percent from $327.303 million paid in 1997. The payout ratio of cash dividends paid to net income was
              43.7 percent for the year.

              On January 22, 1999, the corporation's Board of Directors declared a first quarter 1999 dividend of $.49 per common share, payable March 1, 1999 to shareholders of record on February 4. The dividend is higher by 11.4 percent from $.44 per common share paid in the same period of 1998. Additional dividend information may be found on page 90.


                     YEAR-END SHAREHOLDERS' EQUITY PER SHARE
                     FIVE-YEAR COMPOUND GROWTH RATE = 7.9%

        (A bar graph appears here. See the table below for plot points.)

     1993      1994      1995      1996      1997      1998
     17.98     18.79     22.08     22.90     25.13     26.30

Financial Summary                                                  Table 13
--------------------------------------------------------------------------------

                                                                                1998
                                                  --------------------------------------------------------------
                                                       Fourth           Third          Second            First
                                                      Quarter         Quarter         Quarter          Quarter
                                                  -----------      -----------     -----------       -----------
Summary of Operations
(thousands, except per share data)
Interest income .................................   $ 1,176,192     $ 1,171,466     $ 1,169,758      $ 1,147,829
Interest expense ................................       566,443         582,030         587,054          578,686
                                                  -------------     -----------     -----------      -----------
Net interest income .............................       609,749         589,436         582,704          569,143
Provision for loan losses (1) ...................        84,104          72,809          68,441           74,126
                                                  -------------     -----------     -----------      -----------
Net interest income after provision for loan
 losses .........................................       525,645         516,627         514,263          495,017
Other operating revenue .........................       318,812         310,541         315,043          283,723
Securities gains (losses) (2) ...................         7,407           6,886           2,992            3,157
                                                  -------------     -----------     -----------      -----------
Total other income ..............................       326,219         317,427         318,035          286,880
Personnel expense ...............................       269,941         263,282         262,406          259,724
Nonrecurring charges (3) ........................         6,961          11,934          30,849           35,568
Other expense ...................................       215,784         217,187         223,739          198,957
                                                  -------------     -----------     -----------      -----------
Total other expense .............................       492,686         492,403         516,994          494,249
Income before income tax expense ................       359,178         341,651         315,304          287,648
Income tax expense ..............................       117,612         114,284         105,388           92,327
                                                  -------------     -----------     -----------      -----------
Net income ......................................   $   241,566     $   227,367     $   209,916      $   195,321
                                                  =============     ===========     ===========      ===========
Net income per common share:
 Basic ..........................................   $     1.19      $     1.11      $     1.02       $      .95
 Diluted ........................................   $     1.17      $     1.09      $     1.00       $      .93
Cash dividends paid per common share (4) ........   $      .49      $      .49      $      .44       $      .44
Cash dividends paid on common stock (5) .........   $    99,452     $   100,784     $    90,973      $    90,589
Cash dividend payout ratio (5) ..................          41.2%           44.3%           43.3%            46.4%
Average basic shares outstanding ................       202,824         204,832         206,718          205,894
Average diluted shares outstanding ..............       206,991         208,837         210,662          210,158
Selected Average Balances
(millions)
Total assets ....................................    $   65,298      $   63,429      $   63,916       $   63,133
Loans -- net of unearned income .................        45,966          43,894          43,974           43,749
Securities ......................................         9,952          10,664          11,102           10,623
Other interest-earning assets ...................         1,622           1,508           1,558            1,630
Total interest-earning assets ...................        57,540          56,066          56,634           56,002
Interest-bearing deposits .......................        31,766          31,654          32,182           32,455
Short-term borrowed funds .......................        11,135          10,858          10,947           10,635
Long-term debt ..................................         6,830           6,080           6,092            6,107
Total interest-bearing liabilities ..............        49,731          48,592          49,221           49,197
Noninterest-bearing deposits ....................         8,148           7,874           7,939            7,240
Total deposits ..................................        39,914          39,528          40,121           39,695
Shareholders' equity ............................         5,178           5,173           5,211            5,109
Ratios (averages)
Annualized net loan losses to loans .............           .73%            .66%            .62%             .68%
Annualized net yield on interest-earning
 assets .........................................          4.28            4.26            4.21             4.21
Shareholders' equity to:
 Total assets ...................................          7.93            8.16            8.15             8.09
 Net loans ......................................         11.40           11.93           12.00            11.82
Annualized return on assets .....................          1.48            1.43            1.31             1.24
Annualized return on shareholders' equity .......         18.66           17.58           16.11            15.29
Operating Performance Excluding
 Nonrecurring Items
(thousands, except per share data)
Net income ......................................    $  246,160      $  235,243      $  230,276       $  218,168
Net income per diluted share ....................    $     1.19      $     1.13      $     1.09       $     1.04
Annualized return on assets .....................          1.51%           1.48%           1.44%            1.38%
Annualized return on shareholders' equity .......         19.02           18.19           17.68            17.08
Cash dividend payout ratio (5) ..................         40.4            42.8            39.5              41.5



                                                                                 1997
                                                    ------------------------------------------------------------
                                                          Fourth        Third          Second           First
                                                         Quarter       Quarter         Quarter         Quarter
                                                    ------------     -----------     -----------     -----------
Summary of Operations
(thousands, except per share data)
Interest income .................................     $1,119,617     $ 1,072,921     $ 1,051,622     $ 1,018,225
Interest expense ................................        564,145         549,277         539,423         515,973
                                                    ------------     -----------     -----------     -----------
Net interest income .............................        555,472         523,644         512,199         502,252
Provision for loan losses (1) ...................         76,915          62,756          63,047          62,231
                                                    ------------     -----------     -----------     -----------
Net interest income after provision for loan
 losses .........................................        478,557         460,888         449,152         440,021
Other operating revenue .........................        263,258         256,047         259,594         226,869
Securities gains (losses) (2) ...................         (1,693)          1,091             498           1,558
                                                    ------------     -----------     -----------     -----------
Total other income ..............................        261,565         257,138         260,092         228,427
Personnel expense ...............................        244,250         230,352         218,916         211,639
Nonrecurring charges (3) ........................        287,532            ----            ----            ----
Other expense ...................................        200,636         194,949         201,485         176,962
                                                    ------------     -----------     -----------     -----------
Total other expense .............................        732,418         425,301         420,401         388,601
Income before income tax expense ................          7,704         292,725         288,843         279,847
Income tax expense ..............................          4,100          93,803          92,038          86,372
                                                    ------------     -----------     -----------     -----------
Net income ......................................     $    3,604     $   198,922     $   196,805     $   193,475
                                                    ============     ===========     ===========     ===========
Net income per common share:
 Basic ..........................................     $     .02      $     1.02      $     1.00      $      .97
 Diluted ........................................     $     .02      $     1.00      $      .98      $      .95
Cash dividends paid per common share (4) ........     $     .44      $      .44      $      .40      $      .40
Cash dividends paid on common stock (5) .........     $   87,045     $    83,952     $    78,001     $    78,305
Cash dividend payout ratio (5) ..................        2,415.2%           42.2%           39.6%           40.5%
Average basic shares outstanding ................        201,415         194,981         196,676         200,110
Average diluted shares outstanding ..............        205,934         198,555         199,819         203,307
Selected Average Balances
(millions)
Total assets ....................................      $  59,835      $   57,183      $   57,044      $   56,333
Loans -- net of unearned income .................         41,770          39,731          39,100          38,223
Securities ......................................         10,126          10,649          11,102          11,310
Other interest-earning assets ...................          1,637           1,457           1,370           1,316
Total interest-earning assets ...................         53,533          51,837          51,572          50,849
Interest-bearing deposits .......................         30,706          29,300          29,450          28,857
Short-term borrowed funds .......................          9,444           9,172           8,917           8,403
Long-term debt ..................................          5,935           6,031           6,063           6,465
Total interest-bearing liabilities ..............         46,085          44,503          44,430          43,725
Noninterest-bearing deposits ....................          7,484           6,843           6,789           6,612
Total deposits ..................................         38,190          36,143          36,239          35,469
Shareholders' equity ............................          4,884           4,391           4,376           4,479
Ratios (averages)
Annualized net loan losses to loans .............            .73%            .63%            .64%            .65%
Annualized net yield on interest-earning
 assets .........................................           4.21            4.12            4.10            4.13
Shareholders' equity to:
 Total assets ...................................           8.16            7.68            7.67            7.95
 Net loans ......................................          11.85           11.20           11.34           11.88
Annualized return on assets .....................            .02            1.39            1.38            1.37
Annualized return on shareholders' equity .......            .30           18.12           17.99           17.28
Operating Performance Excluding
 Nonrecurring Items
(thousands, except per share data)
Net income ......................................      $ 210,727      $  198,922      $  196,805      $  193,475
Net income per diluted share ....................      $    1.02      $     1.00      $      .98      $      .95
Annualized return on assets .....................           1.41%           1.39%           1.38%           1.37%
Annualized return on shareholders' equity .......          17.26           18.12           17.99           17.28
Cash dividend payout ratio (5) ..................           41.3            42.2            39.6            40.5

(1) Includes $10,845 in nonrecurring merger-related provision in the 1997 fourth quarter.
(2) Includes $4,639 of nonrecurring losses to restructure the available-for-sale portfolio in the 1997 fourth quarter.
(3) Nonrecurring charges in the 1998 fourth, third, second and first quarters include merger-related items of $6,961, $11,934, $30,849 and $35,568, respectively; nonrecurring charges in the 1997 fourth quarter include merger-related charges of $220,330 and a personal computer impairment charge of $67,202.
(4) Cash dividends per common share are those of Wachovia Corporation prior to the merger with Central Fidelity Banks, Inc.
(5)  Includes amounts of pooled companies.

              -----------------------------
               Fourth Quarter Analysis
              -----------------------------------------------------------------


              Net income for the fourth quarter of 1998 was $241.566 million or $1.17 per diluted share compared with $3.604 million or $.02 per diluted share a year earlier. Included in the results for both quarters were nonrecurring charges, which totaled $6.961 million, pretax, in the 1998 period for merger expenses and $303.016 million, pretax, in the 1997 period for merger and special charges. The net impact of the non-recurring charges was $4.594 million, after-tax, or $.02 per diluted share for the fourth quarter of 1998 and $207.123 million, after-tax, or $1.00 per diluted share for the final three months of 1997. On a core operating basis excluding merger and special charges, net income for the fourth quarter of 1998 was $246.160 million or $1.19 per diluted share versus $210.727 million or $1.02 per diluted share a year earlier.

              Revenue growth for the quarter was strong. Total revenues advanced $107.785 million or 13 percent year over year to $939.666 million on solid increases from both interest and noninterest income sources.

              Taxable equivalent net interest income expanded $52.231 million or 9.2 percent. The rise was driven primarily by strong loan demand, with a lower average rate paid for funding sources also contributing to the increase. Average loans grew $4.196 billion or 10 percent, led largely by taxable commercial loans, commercial real estate loans and lease financing. The average rate earned on loans decreased 19 basis points. Total interest-bearing liabilities rose $3.646 billion or 7.9 percent, while the average rate paid declined 34 basis points. Short-term borrowed funds expanded $1.691 billion or 17.9 percent, interest-bearing deposits increased $1.060 billion or 3.5 percent and long-term debt rose $895 million or 15.1 percent.


                      QUARTERLY NET INCOME PER SHARE, 1998
                                   (DILUTED)

        (A bar graph appears here. See the table below for plot points.)

     1ST Q          2ND Q          3RD Q          4TH Q
     .93            1.00           1.09           1.17

                      QUARTERLY NET INCOME PER SHARE, 1997
                                   (DILUTED)

        (A bar graph appears here. See the table below for plot points.)

     1ST Q          2ND Q          3RD Q          4TH Q
     .95            .98            1.00           .02

Taxable Equivalent Rate/Volume Variance Analysis -- Fourth Quarter*     Table 14
--------------------------------------------------------------------------------

  Average Volume         Average Rate
-------------------- --------------------
    1998      1997       1998      1997
--------      ----   --------      ----
(Millions)

Loans:
Commercial .......................................  $15,045   $12,173        6.97      7.40
Tax-exempt .......................................    1,033     1,616        9.72      8.85
                                                   --------   -------
Total commercial .................................   16,078    13,789        7.14      7.57
Direct retail ....................................    1,112     1,235        8.86      9.07
Indirect retail ..................................    3,212     2,976        7.92      8.46
Credit card ......................................    5,829     5,735       13.62     13.14
Other revolving credit ...........................      523       437       11.36     12.33
                                                   --------   -------
Total retail .....................................   10,676    10,383       11.30     11.28
Construction .....................................    1,971     1,689        8.78      9.30
Commercial mortgages .............................    6,875     6,444        8.35      8.50
Residential mortgages ............................    7,543     7,894        7.72      7.89
                                                   --------   -------
Total real estate ................................   16,389    16,027        8.11      8.28
Lease financing ..................................    1,736     1,057       12.16     10.46
Foreign ..........................................    1,087       514        6.85      7.13
                                                   --------   -------
Total loans ......................................   45,966    41,770        8.64      8.83
Securities:
Held-to-maturity:
U.S. Government and agency .......................      526       119        6.08      6.12
Mortgage-backed securities .......................      664       981        8.28      8.04
State and municipal securities ...................      181       218       11.50     11.63
Other ............................................       83        85        6.53      6.62
                                                   --------   -------
Total securities held-to-maturity ................    1,454     1,403        7.79      8.35
Available-for-sale:**
U.S. Government and agency .......................    3,478     4,781        6.52      6.78
Mortgage-backed securities .......................    4,425     3,141        6.44      6.94
Other ............................................      595       801        6.82      6.53
                                                   --------   -------
Total securities available-for-sale ..............    8,498     8,723        6.50      6.81
                                                   --------   -------
Total securities .................................    9,952    10,126        6.68      7.02
Interest-bearing bank balances ...................      163       116        7.73      6.56
Federal funds sold and securities purchased
under resale agreements ..........................      641       594        5.33      5.71
Trading account assets ...........................      818       927        3.48      5.55
                                                   --------   -------
Total interest-earning assets ....................  $57,540   $53,533        8.19      8.39
                                                   ========   =======
Interest Expense
Interest-bearing demand ..........................  $ 4,639   $ 4,368        1.30      1.57
Savings and money market savings .................   12,481    11,189        3.67      3.85
Savings certificates .............................    9,128    10,676        5.35      5.61
Large denomination certificates ..................    3,387     2,816        5.31      5.75
                                                   --------   -------
Total interest-bearing deposits in
domestic offices .................................   29,635    29,049        4.00      4.34
Interest-bearing deposits in foreign offices .....    2,131     1,657        5.23      5.69
                                                   --------   -------
Total interest-bearing deposits ..................   31,766    30,706        4.09      4.41
Federal funds purchased and securities sold
under repurchase agreements ......................    7,404     7,091        4.68      5.34
Commercial paper .................................    1,439       887        4.62      5.10
Other short-term borrowed funds ..................    2,292     1,466        5.23      5.54
                                                   --------   -------
Total short-term borrowed funds ..................   11,135     9,444        4.78      5.35
Bank notes .......................................    2,459     2,940        6.06      6.14
Other long-term debt .............................    4,371     2,995        6.12      6.59
                                                   --------   -------
Total long-term debt .............................    6,830     5,935        6.10      6.37
                                                   --------   -------
Total interest-bearing liabilities ...............  $49,731   $46,085        4.52      4.86
                                                   ========   =======   ---------     -----
Interest rate spread                                                         3.67      3.53
Net yield on interest-earning assets and                                =========     =====
net interest income ..............................                           4.28      4.21
                                                                        =========     =====


                                                                                                          Variance
                                                            Interest                                   Attributable to
                                                    --------------------------                   -------------------------
                                                           1998          1997     Variance         Rate            Volume
                                                    -----------   ------------  --------------   ----------     ----------
 Interest Income                                                                    (Thousands)

 Loans:
 Commercial .......................................  $   264,170   $   227,131   $      37,039    ($ 14,037)    $   51,076
 Tax-exempt .......................................       25,293        36,043         (10,750)       3,258        (14,008)
                                                     -----------   -----------   -------------
 Total commercial .................................      289,463       263,174          26,289      (15,568)        41,857
 Direct retail ....................................       24,851        28,237          (3,386)        (622)        (2,764)
 Indirect retail ..................................       64,128        63,469             659       (4,184)         4,843
 Credit card ......................................      200,086       189,903          10,183        7,028          3,155
 Other revolving credit ...........................       14,980        13,573           1,407       (1,133)         2,540
                                                     -----------   -----------   -------------
 Total retail .....................................      304,045       295,182           8,863          518          8,345
 Construction .....................................       43,617        39,604           4,013       (2,315)         6,328
 Commercial mortgages .............................      144,741       138,084           6,657       (2,444)         9,101
 Residential mortgages ............................      146,794       156,915         (10,121)      (3,249)        (6,872)
                                                     -----------   -----------   -------------
 Total real estate ................................      335,152       334,603             549       (6,922)         7,471
 Lease financing ..................................       53,221        27,860          25,361        5,145         20,216
 Foreign ..........................................       18,782         9,236           9,546         (364)         9,910
                                                     -----------   -----------   -------------
 Total loans ......................................    1,000,663       930,055          70,608      (21,118)        91,726
 Securities:
 Held-to-maturity:
 U.S. Government and agency .......................        8,056         1,843           6,213          (13)         6,226
 Mortgage-backed securities .......................       13,861        19,874          (6,013)         583         (6,596)
 State and municipal securities ...................        5,237         6,390          (1,153)         (74)        (1,079)
 Other ............................................        1,364         1,407             (43)         (19)           (24)
                                                     -----------   -----------   -------------
 Total securities held-to-maturity ................       28,518        29,514            (996)      (2,039)         1,043
 Available-for-sale:**
 U.S. Government and agency .......................       57,126        81,648         (24,522)      (3,031)       (21,491)
 Mortgage-backed securities .......................       71,798        54,939          16,859       (4,211)        21,070
 Other ............................................       10,238        13,182          (2,944)         573         (3,517)
                                                     -----------   -----------   -------------
 Total securities available-for-sale ..............      139,162       149,769         (10,607)      (6,816)        (3,791)
                                                     -----------   -----------   -------------
 Total securities .................................      167,680       179,283         (11,603)      (8,565)        (3,038)
 Interest-bearing bank balances ...................        3,166         1,920           1,246          383            863
 Federal funds sold and securities purchased
 under resale agreements ..........................        8,615         8,542              73         (584)           657
 Trading account assets ...........................        7,173        12,968          (5,795)      (4,401)        (1,394)
                                                     -----------   -----------   -------------
 Total interest-earning assets ....................    1,187,297     1,132,768          54,529      (28,671)        83,200

 Interest Expense
 Interest-bearing demand ..........................       15,206        17,333          (2,127)      (3,154)         1,027
 Savings and money market savings .................      115,367       108,682           6,685       (5,436)        12,121
 Savings certificates .............................      123,203       150,959         (27,756)      (6,630)       (21,126)
 Large denomination certificates ..................       45,359        40,830           4,529       (3,283)         7,812
                                                     -----------   -----------   -------------
 Total interest-bearing deposits in
 domestic offices .................................      299,135       317,804         (18,669)     (24,976)         6,307
 Interest-bearing deposits in foreign offices .....       28,112        23,778           4,334       (2,044)         6,378
                                                     -----------   -----------   -------------
 Total interest-bearing deposits ..................      327,247       341,582         (14,335)     (25,851)        11,516
 Federal funds purchased and securities sold
 under repurchase agreements ......................       87,291        95,440          (8,149)     (12,219)         4,070
 Commercial paper .................................       16,746        11,411           5,335       (1,180)         6,515
 Other short-term borrowed funds ..................       30,209        20,453           9,756       (1,193)        10,949
                                                     -----------   -----------   -------------
 Total short-term borrowed funds ..................      134,246       127,304           6,942      (14,339)        21,281
 Bank notes .......................................       37,576        45,501          (7,925)        (581)        (7,344)
 Other long-term debt .............................       67,374        49,758          17,616       (3,811)        21,427
                                                     -----------   -----------   -------------
 Total long-term debt .............................      104,950        95,259           9,691       (4,202)        13,893
                                                     -----------   -----------   -------------
 Total interest-bearing liabilities ...............      566,443       564,145           2,298      (40,689)        42,987
                                                     -----------   -----------   -------------
 Interest rate spread
 Net yield on interest-earning assets and
 net interest income ..............................  $   620,854   $   568,623   $      52,231        9,117         43,114
                                                     ===========   ===========   =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $177 million in 1998 and $99 million in 1997.

Allowance for Loan Losses                                          Table 15
--------------------------------------------------------------------------------
(thousands)

                                                                   1998
                                            -----------------------------------------------
                                                Fourth        Third      Second       First
                                               Quarter      Quarter     Quarter     Quarter
                                            -----------    --------    --------    --------
Summary of Transactions
Balance at beginning of period ............  $  547,686    $547,572    $544,741    $544,723
Additions from acquisitions ...............        ----        ----       2,613        ----
Provision for loan losses .................      84,104      72,809      68,441      74,126
Deduct net loan losses:
 Loans charged off:
  Commercial ..............................       7,365       4,601       3,252       2,662
  Credit card .............................      75,401      69,043      70,015      72,061
  Other revolving credit ..................       3,050       2,736       2,927       2,089
  Other retail ............................       9,851       8,515       6,624      10,388
  Real estate .............................       2,407         264         634       1,209
  Lease financing .........................         701         782         726         886
  Foreign .................................        ----        ----        ----        ----
                                            -----------    --------    --------    --------
    Total .................................      98,775      85,941      84,178      89,295
 Recoveries:
  Commercial ..............................       1,979       1,517       1,271       1,900
  Credit card .............................       7,073       7,522       7,270       6,939
  Other revolving credit ..................         641         610         630         690
  Other retail ............................       3,167       2,242       3,070       3,015
  Real estate .............................       2,001       1,223       3,578       2,537
  Lease financing .........................         116         132         136         106
  Foreign .................................        ----        ----        ----        ----
                                            -----------    --------    --------    --------
    Total .................................      14,977      13,246      15,955      15,187
                                            -----------    --------    --------    --------
 Net loan losses ..........................      83,798      72,695      68,223      74,108
                                            -----------    --------    --------    --------
Balance at end of period ..................  $  547,992    $547,686    $547,572    $544,741
                                            ===========    ========    ========    ========
Net Loan Losses (Recoveries)
 by Category
Commercial ................................  $    5,386    $  3,084    $  1,981    $    762
Credit card ...............................      68,328      61,521      62,745      65,122
Other revolving credit ....................       2,409       2,126       2,297       1,399
Other retail ..............................       6,684       6,273       3,554       7,373
Real estate ...............................         406        (959)     (2,944)     (1,328)
Lease financing ...........................         585         650         590         780
Foreign ...................................        ----        ----        ----        ----
                                            -----------    --------    --------    --------
    Total .................................  $   83,798    $ 72,695    $ 68,223    $ 74,108
                                            ===========    ========    ========    ========
Net loan losses -- excluding credit
 cards ....................................  $   15,470    $ 11,174    $  5,478    $  8,986
Annualized Net Loan Losses
 (Recoveries) to Average
 Loans by Category
Commercial ................................         .13%        .08%        .05%        .02%
Credit card ...............................        4.69        4.40        4.52        4.54
Other revolving credit ....................        1.84        1.67        1.86        1.20
Other retail ..............................         .62         .60         .34         .70
Real estate ...............................         .01        (.02)       (.07)       (.03)
Lease financing ...........................         .13         .16         .19         .29
Foreign ...................................        ----        ----        ----        ----
Total loans ...............................         .73         .66         .62         .68
Total loans -- excluding credit cards .....         .15         .12         .06         .09
Period-end allowance to outstanding
 loans ....................................        1.20        1.20        1.23        1.22


                                                                    1997
                                            -------------------------------------------------
                                               Fourth        Third        Second       First
                                               Quarter      Quarter       Quarter     Quarter
                                            -----------     ---------    --------    --------
Summary of Transactions
Balance at beginning of period ............   $ 519,356      $519,335    $519,312    $519,297
Additions from acquisitions ...............      24,641         ----         ----        ----
Provision for loan losses .................      76,915       62,756       63,047      62,231
Deduct net loan losses:
 Loans charged off:
  Commercial ..............................       3,801          686        1,772       2,995
  Credit card .............................      68,796       61,277       59,935      56,000
  Other revolving credit ..................       3,659        2,520        2,259       2,126
  Other retail ............................       9,032        8,777       10,027      11,965
  Real estate .............................       5,786        1,469        1,764       2,545
  Lease financing .........................         916          988        1,218       1,366
  Foreign .................................        ----         ----         ----        ----
                                            -----------     ---------    --------    --------
    Total .................................      91,990       75,717       76,975      76,997
 Recoveries:
  Commercial ..............................       1,184          988        1,289         710
  Credit card .............................       6,251        6,894        6,573       6,956
  Other revolving credit ..................         588          575          591         607
  Other retail ............................       2,577        2,638        2,929       3,693
  Real estate .............................       5,125        1,787        2,465       2,756
  Lease financing .........................          76          100          104          59
  Foreign .................................        ----         ----         ----        ----
                                            -----------     ---------    --------    --------
    Total .................................      15,801       12,982       13,951      14,781
                                            -----------     ---------    --------    --------
 Net loan losses ..........................      76,189       62,735       63,024      62,216
                                            -----------     ---------    --------    --------
Balance at end of period ..................   $ 544,723      $519,356    $519,335    $519,312
                                            ===========     =========    ========    ========
Net Loan Losses (Recoveries)
 by Category
Commercial ................................   $   2,617      $  (302)    $    483    $  2,285
Credit card ...............................      62,545       54,383       53,362      49,044
Other revolving credit ....................       3,071        1,945        1,668       1,519
Other retail ..............................       6,455        6,139        7,098       8,272
Real estate ...............................         661         (318)        (701)       (211)
Lease financing ...........................         840          888        1,114       1,307
Foreign ...................................        ----         ----         ----        ----
                                            -----------     ---------    --------    --------
    Total .................................   $  76,189      $62,735     $ 63,024    $ 62,216
                                            ===========     =========    ========    ========
Net loan losses -- excluding credit
 cards ....................................   $  13,644      $ 8,352     $  9,662    $ 13,172
Annualized Net Loan Losses
 (Recoveries) to Average
 Loans by Category
Commercial ................................         .08%        (.01%)        .01%        .07%
Credit card ...............................        4.36          3.85        3.85        3.52
Other revolving credit ....................        2.81          1.87        1.59        1.44
Other retail ..............................         .61           .61         .69         .78
Real estate ...............................         .02         (.01)        (.02)       (.01)
Lease financing ...........................         .32           .35         .50         .62
Foreign ...................................        ----         ----         ----        ----
Total loans ...............................         .73           .63         .64         .65
Total loans -- excluding credit cards .....         .15           .10         .12         .16
Period-end allowance to outstanding
 loans ....................................        1.23          1.27        1.29        1.32

              The provision for loan losses was $84.104 million, higher by $7.189 million or 9.3 percent from the year earlier period, which included $10.845 million in a special merger-related charge. Excluding this special charge, the provision rose $18.034 million or 27.3 percent on a recurring basis. Net loan losses totaled $83.798 million or .73 percent of average loans, increasing $7.609 million or 10 percent from net charge-offs of $76.189 million or .73 percent of loans a year earlier. The increase in net loan losses reflected higher losses, primarily in credit cards and commercial loans. Credit card net loan losses were $68.328 million or 4.69 percent of related loans, up $5.783 million or 9.2 percent from a year earlier. On a managed basis, including securitized loans, credit card net charge-offs totaled $72.997 million or 4.61 percent of average receivables versus $67.735 million or 4.31 percent in the same period of 1997. Average managed credit card outstandings were $6.329 billion for the fourth quarter of 1998 compared with $6.281 billion a year earlier. Excluding credit cards, net loan losses were $15.470 million or .15 percent of loans, an increase of $1.826 million or 13.4 percent from $13.644 million or .15 percent of loans in the same three months of 1997.

              Total other operating revenue rose $55.554 million or 21.1 percent, with all categories expanding for the period. Capital markets income led the growth, increasing $20.004 million or
              124.7 percent on strong gains primarily in derivatives income, consulting services and foreign exchange trading. Credit card income advanced $7.812 million or 20.4 percent, and fees for trust services rose $6.531 million or 13.8 percent. Service charges on deposit accounts were higher by $5.990 million or 7.4 percent, and mortgage fees grew $5.963 million or 79.4 percent, primarily on increased originations and larger gains on sales of mortgage servicing rights. Including securities sales, total noninterest income was up $64.654 million or 24.7 percent.

              Noninterest expense increased $40.839 million or 9.2 percent excluding merger and special charges. Total personnel expense rose $25.691 million or 10.5 percent, primarily due to higher incentive pay and growth in employee medical costs. Combined net occupancy and equipment expense moved up $10.215 million or 15.2 percent, largely reflecting increased depreciation for new buildings and equipment. Remaining combined categories of noninterest expense rose $4.933 million or 3.7 percent excluding nonrecurring charges. Year 2000 costs for the fourth quarter of 1998 were $6 million.


Noninterest Income                                                 Table 16
--------------------------------------------------------------------------------
(thousands)

                                                                   1998
                                             ----------------------------------------------
                                                 Fourth      Third      Second        First
                                                Quarter    Quarter     Quarter      Quarter
                                             -----------   -------    ---------    --------
Service charges on deposit accounts ........  $  86,967   $ 84,674    $ 82,465     $ 80,874
Fees for trust services ....................     53,909     51,185      48,802       46,053
Credit card income -- net of
 interchange payments ......................     46,194     43,312      43,077       38,544
Electronic banking .........................     19,746     19,449      18,667       16,395
Capital markets income .....................     36,044     37,625      40,304       16,110
Investment fees ............................     11,051     10,712      11,665       11,191
Mortgage fees ..............................     13,472     12,251      11,502        7,704
Insurance premiums and commissions .........      7,981      8,213       8,135        7,568
Bankers' acceptance and letter of credit
 fees ......................................      9,909      9,745       9,802        9,569
Other service charges and fees .............      9,611      9,680      10,125       10,350
Other income ...............................     23,928     23,695      30,499       39,365
                                             -----------  --------    --------     --------
    Total other operating revenue ..........    318,812    310,541     315,043      283,723
Securities gains (losses) ..................      7,407      6,886       2,992        3,157
                                             -----------  --------    --------     --------
    Total ..................................  $ 326,219   $317,427    $318,035     $286,880
                                             ===========  ========    ========     ========



                                                                   1997
                                               ---------------------------------------------
                                                 Fourth       Third       Second      First
                                                 Quarter     Quarter     Quarter     Quarter
                                               ---------    --------    --------    --------
Service charges on deposit accounts ........    $ 80,977    $ 76,584    $ 74,576    $ 74,094
Fees for trust services ....................      47,378      43,653      43,668      40,850
Credit card income -- net of
 interchange payments ......................      38,382      43,182      43,814      36,856
Electronic banking .........................      17,355      16,841      15,678      14,766
Capital markets income .....................      16,040      14,994      11,176       7,312
Investment fees ............................       9,541       9,721       8,533       8,456
Mortgage fees ..............................       7,509       5,711       5,154       5,170
Insurance premiums and commissions .........       7,169       7,966       8,170       6,900
Bankers' acceptance and letter of credit
 fees ......................................       8,116       9,589       8,910       7,911
Other service charges and fees .............       9,257       9,671       9,622      10,200
Other income ...............................      21,534      18,135      30,293      14,354
                                               ---------    --------    --------    --------
    Total other operating revenue ..........     263,258     256,047     259,594     226,869
Securities gains (losses) ..................      (1,693)      1,091         498       1,558
                                               ---------    --------    --------    --------
    Total ..................................    $261,565    $257,138    $260,092    $228,427
                                               =========    ========    ========    ========

Noninterest Expense                                                Table 17
--------------------------------------------------------------------------------
(thousands)

                                                                    1998
                                          ---------------------------------------------------
                                              Fourth         Third       Second        First
                                             Quarter       Quarter      Quarter      Quarter
                                          -----------     --------     ---------    ---------
Salaries ................................  $  221,019     $221,242     $ 219,731    $ 212,758
Employee benefits .......................      48,922       42,040        42,675       46,966
                                          -----------     --------     ---------    ---------
    Total personnel expense .............     269,941      263,282       262,406      259,724
Net occupancy expense ...................      35,838       34,896        34,119       33,783
Equipment expense .......................      41,683       38,545        41,288       34,687
Postage and delivery ....................      12,962       13,373        13,368       13,278
Outside data processing, programming
 and software ...........................      21,203       18,496        16,244       12,737
Stationery and supplies .................       9,339       10,689         7,233        7,506
Advertising and sales promotion .........      12,782       17,147        22,555       17,738
Professional services ...................      15,311       14,929        14,522       11,304
Travel and business promotion ...........       7,521        7,656         7,638        6,439
Amortization of intangible assets .......      10,908        9,840         9,226        9,117
Foreclosed property expense -- net of
 income .................................         517         (164)           88          130
Personal computer impairment charge*.....        ----         ----          ----         ----
Merger-related charges* .................       6,961       11,934        30,849       35,568
Other expense ...........................      47,720       51,780        57,458       52,238
                                          -----------     --------     ---------    ---------
    Total ...............................  $  492,686     $492,403     $ 516,994    $ 494,249
                                          ===========     ========     =========    =========
Overhead ratio ..........................        52.4%        54.0%         56.8%        57.2%
Overhead ratio without nonrecurring
 charges ................................        51.7         52.7          53.4         53.1



                                                                    1997
                                            ----------------------------------------------------
                                               Fourth         Third        Second          First
                                               Quarter       Quarter       Quarter       Quarter
                                            -----------     ---------     ---------    --------
Salaries ................................     $ 200,859     $ 190,434     $ 178,987    $171,826
Employee benefits .......................        43,391        39,918        39,929      39,813
                                            -----------     ---------     ---------    --------
    Total personnel expense .............       244,250       230,352       218,916     211,639
Net occupancy expense ...................        30,687        29,816        27,657      28,494
Equipment expense .......................        36,619        36,283        35,792      33,533
Postage and delivery ....................        12,539        11,883        11,899      12,336
Outside data processing, programming
 and software ...........................        22,952        21,980        26,988      14,577
Stationery and supplies .................         7,637         8,415         7,676       7,232
Advertising and sales promotion .........        15,768        20,355        20,349      15,574
Professional services ...................        16,348        14,102        14,385       9,278
Travel and business promotion ...........         7,433         6,120         6,154       5,508
Amortization of intangible assets .......         6,433         2,347         2,264       2,264
Foreclosed property expense -- net of
 income .................................           492           487           951         (55)
Personal computer impairment charge*.....        67,202          ----          ----        ----
Merger-related charges* .................       220,330          ----          ----        ----
Other expense ...........................        43,728        43,161        47,370      48,221
                                            -----------     ---------     ---------    --------
    Total ...............................     $ 732,418     $ 425,301     $ 420,401    $388,601
                                            ===========     =========     =========    ========
Overhead ratio ..........................          88.0%         53.6%         53.4%       52.2%
Overhead ratio without nonrecurring
 charges ................................          53.5          53.6          53.4        52.2

* Nonrecurring charges


              --------------------------
               Results of Operations
              -----------------------------------------------------------------

1997 vs. 1996
Business Segments
              Consumer. The Consumer segment's net income rose $50.991 million or 17.4 percent to $343.211 million. Taxable equivalent net interest income expanded $72.592 million or 7.2 percent, primarily driven by higher loan levels. Noninterest income advanced $79.712 million or 18.2 percent on gains largely in deposit account fees and trust services fees. The provision for loan losses increased $6.530 million or 17.2 percent, while noninterest expense was up $72.450 million or 7.6 percent, primarily due to growth in staff expense costs. The segment's pretax profit increased $73.324 million or 16.1 percent to $527.657 million.

              Corporate. Net income for the Corporate division totaled $254.107 million, increasing $7.301 million or 3 percent from $246.806 million in 1996. Solid loan growth helped push taxable equivalent net interest income higher by $39.723 million or 7.6 percent, while noninterest income rose $26.600 million or 9.8 percent due to increases largely in deposit account service fees, derivatives income and trust services fees. The provision for loan losses was up $130 thousand or 18.7 percent. Noninterest expense increased $59.252 million or 14.5 percent, primarily driven by higher personnel costs. Pretax profit edged up $6.941 million or 1.8 percent to $390.667 million.

              Card. Net income for the Card segment was $107.503 million, higher by $23.661 million or 28.2 percent from $83.842 million in 1996. Taxable equivalent net interest income increased $87.316 million or 27.1 percent on strong loan growth, and noninterest income expanded $20.798 million or 14.3 percent, reflecting gains largely in interchange income and overlimit fees. The provision for loan losses was higher by $53.735 million or 32.6 percent, while noninterest expense grew $19.458 million or 11.3 percent primarily due to increased salary costs. Pretax profit increased $34.921 million or 26.8 percent to $165.276 million.

              Treasury & Administration. Treasury & Administration's net income declined to a loss of $112.015 million in 1997 from net income of $134.391 million in 1996. The decline in 1997 was primarily the result of a $309.340 million increase in operating expenses resulting from merger-related integration costs, Year 2000 expense, and other systems development and nonrecurring expenses that are held within the unit. The $46.209 million reduction in net interest margin was primarily attributable to changes in noninterest earning assets held in the unit, such as goodwill, changes to the securities portfolio and discretionary funding which includes the optimization of the capital position.



              Consolidated Financial Results

              Consolidated net income for 1997 totaled $592.806 million or $2.94 per diluted share compared with $757.259 million or $3.65 per diluted share in 1996. Results for 1997 were impacted by merger and special charges totaling $303.016 million, pretax, and $207.123 million, after-tax. Excluding the nonrecurring charges, the corporation's net income for 1997 was $799.929 million or $3.96 per diluted share.

              Taxable equivalent net interest income increased $150.683 million or 7.5 percent, fueled by good loan demand and a higher average rate earned on interest-earning assets. The net yield on interest-earning assets improved 16 basis points to 4.14 percent.


              Taxable equivalent interest income rose $233.730 million or 5.7 percent. Increased loan volume and a higher average yield both on loans and on total interest-earning assets drove the gain. Average loans expanded $2.977 billion or 8.1 percent, with the average yield rising 20 basis points to 8.79 percent. Taxable commercial loans, credit cards, residential mortgages and commercial mortgages led the loan growth.

              Interest expense was up $83.047 million or 4 percent, reflecting higher levels of interest-bearing deposits and an increase in the average rate paid on total interest-bearing liabilities. Interest-bearing deposits rose $1.974 billion or 7.1 percent, while short-term borrowed funds and long-term debt decreased. The average rate paid on total interest-bearing liabilities moved up 4 basis points.

              The following table summarizes the variances in taxable equivalent interest income and interest expense due to changes in rates and volumes between 1997 and 1996. Changes that are not due solely to rate or volume are allocated in proportion to the relationship of the absolute dollar amount of change in each.

Taxable Equivalent Interest Income and Expense Variance            Table 18
--------------------------------------------------------------------------------
(thousands)

                                                                                          1997 over 1996
                                                                             -----------------------------------------
                                                                                 Attributable To
                                                                             ------------------------
                                                                               Rate        Volume         Total
                                                                             ---------    ----------     ---------
Increase (decrease) in interest income:
 Loans -- including fees .................................................    $ 75,779     $ 260,356     $ 336,135
 Securities:
  Held-to-maturity:
    State and municipal ..................................................      (1,047)       (6,241)       (7,288)
    Other ................................................................        (226)       (8,652)       (8,878)
  Available-for-sale .....................................................      (2,481)      (62,526)      (65,007)
 Interest-bearing bank balances ..........................................      (6,861)      (21,193)      (28,054)
 Federal funds sold and securities purchased under resale agreements .....         713         6,195         6,908
 Trading account assets ..................................................      (2,201)        2,115           (86)
                                                                                                         ---------
    Total interest-earning assets ........................................      92,646       141,084       233,730
Increase (decrease) in interest expense:
 Interest-bearing deposits in domestic offices ...........................       5,369        62,063        67,432
 Interest-bearing deposits in foreign offices ............................       2,475        29,903        32,378
 Short-term borrowed funds ...............................................      (2,425)       (1,649)       (4,074)
 Long-term debt ..........................................................      22,601       (35,290)      (12,689)
                                                                                                         ---------
    Total interest-bearing liabilities ...................................      16,574        66,473        83,047
                                                                                                         ---------
Increase in net interest income ..........................................                               $ 150,683
                                                                                                         =========


              Nonperforming assets at December 31, 1997 were $129.495 million or .29 percent of loans and foreclosed property. The total was modestly lower from year-end 1996 due to reduced valuations for foreclosed real estate.

              The provision for loan losses was $264.949 million, increasing $71.173 million or 36.7 percent from $193.776 million in 1996. Included in the provision for 1997 was a special charge of $10.845 million to conform the credit policies of acquired companies to those of the corporation. Net loan losses were $264.164 million or .67 percent of average loans, a rise of $70.677 million or 36.5 percent from net charge-offs of $193.487 million or .53 percent of loans in 1996. The increase in net loan losses primarily reflected higher net charge-offs in credit cards and lower net recoveries in real estate loans previously charged-off. Credit card net loan losses totaled $219.334 million or 3.90 percent of average outstandings, up $56.392 million or
              34.6 percent from $162.942 million or 3.29 percent of loans a year earlier. Excluding credit cards, net loan losses were $44.830 million or .13 percent of loans versus $30.545 million or .10 percent in 1996. At December 31, 1997, the allowance for loan losses totaled $544.723 million, representing 1.23 percent of loans and 538 percent of nonperforming loans compared with $519.297 million, 1.37 percent and 526 percent, respectively, at year-end 1996.

              Total other operating revenue increased $131.036 million or 15 percent with gains occurring in all categories. Growth was led by service charges on deposit accounts, fees for trust services, credit card income, electronic banking, investment fees and capital markets income. Total other operating revenue included gains of $21.096 million in 1997 from branch sales versus a gain of $12.496 million in 1996 from the sale of the corporation's bond trustee business. Excluding these nonrecurring gains, total other operating revenue rose $122.436 million or 14.2 percent for the year.

              Noninterest expense for 1997 was higher by $457.748 million or
              30.3 percent and included $287.532 million in merger and special charges taken in the fourth quarter. Excluding these nonrecurring charges, noninterest expense on a core operating basis rose $170.216 million or 11.3 percent. Growth was driven principally by higher personnel costs and increased programming and consulting expenses associated with Year 2000 systems conversions. Total Year 2000 spending costs in 1997 were $38 million.

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



Report of Independent Auditors


The Board of Directors
Wachovia Corporation

We have audited the accompanying consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Central Fidelity National Bank and subsidiaries for the year ended December 31, 1997 or the consolidated financial statements of Central Fidelity Banks, Inc. and subsidiaries for the year ended December 31, 1996, which statements reflect total assets constituting 16% in 1997, and total interest income constituting 20% in 1997 and 19% in 1996 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Central Fidelity National Bank and subsidiaries and Central Fidelity Banks, Inc. and subsidiaries, is based solely on the reports of the other auditors.

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

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP
Winston-Salem, North Carolina
January 14, 1999

---------------------------------------
 Consolidated Statements of Condition
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries


                                                                                              December 31     December 31
                                                                                                     1998            1997
Assets
Cash and due from banks ..................................................................   $ 3,800,265      $ 4,221,818
Interest-bearing bank balances ...........................................................       109,983          133,191
Federal funds sold and securities purchased under resale agreements ......................       675,470        1,589,234
Trading account assets ...................................................................       664,812          999,122
Securities available-for-sale ............................................................     7,983,648        8,909,537
Securities held-to-maturity (fair value of $1,442,126 in 1998 and $1,578,464 in 1997).....     1,383,607        1,509,339
Loans, net of unearned income ............................................................    45,719,222       44,194,382
Less allowance for loan losses ...........................................................       547,992          544,723
                                                                                             -----------      -----------
  Net loans ..............................................................................    45,171,230       43,649,659
Premises and equipment ...................................................................       901,681          810,155
Due from customers on acceptances ........................................................       348,955          628,398
Other assets .............................................................................     3,083,191        2,946,616
                                                                                             -----------      -----------
  Total assets ...........................................................................   $64,122,842      $65,397,069
                                                                                             ===========      ===========
Liabilities
Deposits in domestic offices:
 Demand ..................................................................................   $ 8,768,271      $ 8,598,055
 Interest-bearing demand .................................................................     4,980,715        4,654,172
 Savings and money market savings ........................................................    12,641,766       11,679,432
 Savings certificates ....................................................................     8,982,396       10,934,720
 Large denomination certificates .........................................................     3,344,553        2,284,068
                                                                                             -----------      -----------
  Total deposits in domestic offices .....................................................    38,717,701       38,150,447
Interest-bearing deposits in foreign offices .............................................     2,277,028        4,503,396
                                                                                             -----------      -----------
  Total deposits .........................................................................    40,994,729       42,653,843
Federal funds purchased and securities sold under repurchase agreements ..................     5,463,418        8,322,716
Commercial paper .........................................................................     1,359,382        1,034,024
Other short-term borrowed funds ..........................................................     1,912,262          752,874
Long-term debt ...........................................................................     7,596,727        5,934,133
Acceptances outstanding ..................................................................       348,955          628,398
Other liabilities ........................................................................     1,109,137          896,780
                                                                                             -----------      -----------
  Total liabilities ......................................................................    58,784,610       60,222,768
Off-balance sheet items, commitments and contingent liabilities -- Notes J, K and M
Shareholders' Equity
Preferred stock, par value $5 per share:
 Authorized 50,000,000 shares; none outstanding ..........................................          ----             ----
Common stock, par value $5 per share:
 Authorized 1,000,000,000 shares in 1998 and 500,000,000 shares in 1997; issued and
  outstanding 202,986,100 shares in 1998 and 205,926,632 shares in 1997 ..................     1,014,931        1,029,633
Capital surplus ..........................................................................       669,244          974,803
Retained earnings ........................................................................     3,571,617        3,098,767
Accumulated other comprehensive income ...................................................        82,440           71,098
                                                                                             -----------      -----------
  Total shareholders' equity .............................................................     5,338,232        5,174,301
                                                                                             -----------      -----------
  Total liabilities and shareholders' equity .............................................   $64,122,842      $65,397,069
                                                                                             ===========      ===========

See notes to consolidated financial statements

------------------------------------
 Consolidated Statements of Income
--------------------------------------------------------------------------------
thousands, except per share                Wachovia Corporation and Subsidiaries


                                                                                             Year Ended December 31
                                                                                      1998              1997              1996
Interest Income
Loans, including fees ....................................................     $ 3,873,404       $ 3,455,296       $ 3,109,698
Securities available-for-sale ............................................         597,557           625,139           684,134
Securities held-to-maturity:
 State and municipal .....................................................          15,044            16,452            21,039
 Other investments .......................................................          95,952            87,632            96,508
Interest-bearing bank balances ...........................................          12,988             5,230            33,284
Federal funds sold and securities purchased under resale agreements ......          25,803            22,319            15,411
Trading account assets ...................................................          44,497            50,317            49,434
                                                                             -------------       -----------       -----------
  Total interest income ..................................................       4,665,245         4,262,385         4,009,508
Interest Expense
Deposits:
 Domestic offices ........................................................       1,224,046         1,216,229         1,148,797
 Foreign offices .........................................................         135,659            87,320            54,942
                                                                             -------------       -----------       -----------
  Total interest on deposits .............................................       1,359,705         1,303,549         1,203,739
Short-term borrowed funds ................................................         563,846           478,162           482,236
Long-term debt ...........................................................         390,662           387,107           399,796
                                                                             -------------       -----------       -----------
  Total interest expense .................................................       2,314,213         2,168,818         2,085,771
Net Interest Income ......................................................       2,351,032         2,093,567         1,923,737
Provision for loan losses ................................................         299,480           264,949           193,776
                                                                             -------------       -----------       -----------
Net interest income after provision for loan losses ......................       2,051,552         1,828,618         1,729,961
Other Income
Service charges on deposit accounts ......................................         334,980           306,231           280,670
Fees for trust services ..................................................         199,949           175,549           154,621
Credit card income .......................................................         171,127           162,234           143,382
Capital markets income ...................................................         130,083            49,522            44,212
Electronic banking .......................................................          74,257            64,640            56,226
Investment fees ..........................................................          44,619            36,251            30,820
Mortgage fees ............................................................          44,929            23,544            21,371
Other operating income ...................................................         228,175           187,797           143,430
                                                                             -------------       -----------       -----------
  Total other operating revenue ..........................................       1,228,119         1,005,768           874,732
Securities gains .........................................................          20,442             1,454             4,588
                                                                             -------------       -----------       -----------
  Total other income .....................................................       1,248,561         1,007,222           879,320
Other Expense
Salaries .................................................................         874,750           742,106           655,065
Employee benefits ........................................................         180,603           163,051           141,867
                                                                             -------------       -----------       -----------
  Total personnel expense ................................................       1,055,353           905,157           796,932
Net occupancy expense ....................................................         138,636           116,654           114,001
Equipment expense ........................................................         156,203           142,227           132,775
Personal computer impairment charge ......................................            ----            67,202              ----
Merger-related charges ...................................................          85,312           220,330              ----
Other operating expense ..................................................         560,828           515,151           465,265
                                                                             -------------       -----------       -----------
  Total other expense ....................................................       1,996,332         1,966,721         1,508,973
Income before income tax expense .........................................       1,303,781           869,119         1,100,308
Income tax expense .......................................................         429,611           276,313           343,049
                                                                             -------------       -----------       -----------
Net Income ...............................................................     $   874,170       $   592,806       $   757,259
                                                                             =============       ===========       ===========
Net income per common share:
 Basic ...................................................................     $      4.26       $      2.99       $      3.70
 Diluted .................................................................     $      4.18       $      2.94       $      3.65
Average shares outstanding:
 Basic ...................................................................         205,058           198,290           204,889
 Diluted .................................................................         209,153           201,901           207,432

See notes to consolidated financial statements

--------------------------------------------------
 Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
$ in thousands, except per share           Wachovia Corporation and Subsidiaries



                                                                       Common Stock
                                                                                                  Capital
                                                                     Shares          Amount       Surplus
Year Ended December 31, 1996
Balance at beginning of year ...............................    195,680,018     $   978,400    $  982,628
Comprehensive income:
 Net income ................................................
 Other comprehensive income:
  Unrealized holding losses on securities available-for-sale
   (net of deferred tax benefit of $45,624).................
  Less reclassification adjustment for gains realized in net income (net of tax expense of $1,522)....................
   Comprehensive income ....................................
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.52 a share......................
 Central Fidelity Banks, Inc. -- $.86 a share...............
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................      1,056,131           5,280        33,250
 Dividend reinvestment plan ................................        349,928           1,750        15,130
 Conversion of debentures ..................................        312,594           1,563         4,444
 Acquisition of bank .......................................        208,207           1,041         9,003
Common stock acquired ......................................     (8,885,278)        (44,426)     (375,138)
Three-for-two common stock split by Central Fidelity
 Banks, Inc. ...............................................     12,530,939          62,655        36,797
Miscellaneous ..............................................                                          535
                                                             --------------     -----------    ----------
Balance at end of year .....................................    201,252,539     $ 1,006,263    $  706,649
                                                             ==============     ===========    ==========
Year Ended December 31, 1997
Balance at beginning of year ...............................    201,252,539     $ 1,006,263    $  706,649
Comprehensive income:
 Net income ................................................
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $11,298).................
  Less reclassification adjustment for gains realized in net income (net of tax expense of $648)......................
   Comprehensive income ....................................
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.68 a share......................
 Central Fidelity Banks, Inc. -- $.94 a share...............
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................      1,547,645           7,737        55,689
 Dividend reinvestment plan ................................        298,553           1,493        18,030
 Conversion of debentures ..................................          3,628              18            52
 Acquisition of banks ......................................     11,742,782          58,715       689,029
Common stock acquired ......................................     (8,918,515)        (44,593)     (500,343)
Miscellaneous ..............................................                                        5,697
                                                             --------------     -----------    ----------
Balance at end of year .....................................    205,926,632     $ 1,029,633    $  974,803
                                                             ==============     ===========    ==========
Year Ended December 31, 1998
Balance at beginning of year ...............................    205,926,632     $ 1,029,633    $  974,803
Comprehensive income:
 Net income ................................................
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $16,233).................
  Less reclassification adjustment for gains realized in net income (net of tax expense of $7,982)....................
   Comprehensive income ....................................
Cash dividends declared -- $1.86 a share....................
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................      2,211,599          11,058       102,540
 Dividend reinvestment plan ................................        301,992           1,510        22,885
 Acquisitions ..............................................      1,127,723           5,639        77,674
Common stock acquired ......................................     (6,581,846)        (32,909)     (508,093)
Miscellaneous ..............................................                                         (565)
                                                             --------------     -----------    ----------
Balance at end of year .....................................    202,986,100     $ 1,014,931    $  669,244
                                                             ==============     ===========    ==========


                                                                               Accumulated
                                                                                     Other
                                                                  Retained    Comprehensive
                                                                  Earnings           Income           Total
Year Ended December 31, 1996
Balance at beginning of year ...............................   $ 2,499,298    $     139,978     $ 4,600,304
Comprehensive income:
 Net income ................................................       757,259                          757,259
 Other comprehensive income:
  Unrealized holding losses on securities available-for-sale
   (net of deferred tax benefit of $45,624).................                        (85,226)        (85,226)
  Less reclassification adjustment for gains realized in net
   income (net of tax expense of $1,522)....................                         (3,066)         (3,066)
                                                               ------------   -------------     -----------
   Comprehensive income ....................................       757,259          (88,292)        668,967
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.52 a share......................      (254,458)                        (254,458)
 Central Fidelity Banks, Inc. -- $.86 a share...............       (51,282)                         (51,282)
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................                                         38,530
 Dividend reinvestment plan ................................                                         16,880
 Conversion of debentures ..................................                                          6,007
 Acquisition of bank .......................................                                         10,044
Common stock acquired ......................................                                       (419,564)
Three-for-two common stock split by Central Fidelity
 Banks, Inc. ...............................................       (99,530)                             (78)
Miscellaneous ..............................................        (7,484)                          (6,949)
                                                               ------------   -------------     -----------
Balance at end of year .....................................   $ 2,843,803    $      51,686     $ 4,608,401
                                                               ===========    =============     ===========
Year Ended December 31, 1997
Balance at beginning of year ...............................   $ 2,843,803    $      51,686     $ 4,608,401
Comprehensive income:
 Net income ................................................       592,806                          592,806
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $11,298).................                         20,218          20,218
  Less reclassification adjustment for gains realized in net
   income (net of tax expense of $648)......................                           (806)           (806)
                                                               ------------   -------------     -----------
   Comprehensive income ....................................       592,806           19,412         612,218
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.68 a share......................      (273,301)                        (273,301)
 Central Fidelity Banks, Inc. -- $.94 a share...............       (54,002)                         (54,002)
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................                                         63,426
 Dividend reinvestment plan ................................                                         19,523
 Conversion of debentures ..................................                                             70
 Acquisition of banks ......................................                                        747,744
Common stock acquired ......................................                                       (544,936)
Miscellaneous ..............................................       (10,539)                          (4,842)
                                                               ------------   -------------     -----------
Balance at end of year .....................................   $ 3,098,767    $      71,098     $ 5,174,301
                                                               ===========    =============     ===========
Year Ended December 31, 1998
Balance at beginning of year ...............................   $ 3,098,767    $      71,098     $ 5,174,301
Comprehensive income:
 Net income ................................................       874,170                          874,170
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $16,233).................                         23,802          23,802
  Less reclassification adjustment for gains realized in net
   income (net of tax expense of $7,982)....................                        (12,460)        (12,460)
                                                               ------------   -------------     -----------
   Comprehensive income ....................................       874,170           11,342         885,512
Cash dividends declared -- $1.86 a share....................      (381,798)                        (381,798)
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................                                        113,598
 Dividend reinvestment plan ................................                                         24,395
 Acquisitions ..............................................                                         83,313
Common stock acquired ......................................                                       (541,002)
Miscellaneous ..............................................       (19,522)                         (20,087)
                                                               ------------   -------------     -----------
Balance at end of year .....................................   $ 3,571,617    $      82,440     $ 5,338,232
                                                               ===========    =============     ===========

See notes to consolidated financial statements

----------------------------------------
 Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
thousands   Wachovia Corporation and Subsidiaries


                                                                                          Year Ended
                                                                                          December 31
                                                                                               1998
Operating Activities
Net income ............................................................................  $     874,170
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ............................................................        299,480
 Depreciation and amortization ........................................................        155,069
 Deferred income taxes ................................................................        266,451
 Securities gains .....................................................................        (20,442)
 Gain on sale of noninterest-earning assets ...........................................         (7,421)
 Increase (decrease) in accrued income taxes ..........................................        224,609
 Decrease in accrued interest receivable ..............................................         40,246
 (Decrease) increase in accrued interest payable ......................................        (26,107)
 Net change in other accrued and deferred income and expense ..........................        (60,053)
 Net trading account activities .......................................................        334,310
 Net loans held for resale ............................................................       (184,571)
                                                                                        --------------
  Net cash provided by operating activities ...........................................      1,895,741
Investing Activities
Net decrease in interest-bearing bank balances ........................................         23,208
Net decrease (increase) in federal funds sold and securities purchased under resale
 agreements ...........................................................................        947,064
Purchases of securities available-for-sale ............................................     (3,106,977)
Purchases of securities held-to-maturity ..............................................       (394,956)
Sales of securities available-for-sale ................................................        590,447
Calls, maturities and prepayments of securities available-for-sale ....................      3,564,575
Calls, maturities and prepayments of securities held-to-maturity ......................        532,922
Net increase in loans made to customers ...............................................     (1,514,208)
Capital expenditures ..................................................................       (258,719)
Proceeds from sales of premises and equipment .........................................         44,860
Net increase in other assets ..........................................................       (347,349)
Business combinations .................................................................         16,108
                                                                                        --------------
  Net cash provided (used) by investing activities ....................................         96,975
Financing Activities
Net increase in demand, savings and money market accounts .............................      1,301,117
Net (decrease) increase in certificates of deposit ....................................     (3,192,149)
Net (decrease) increase in federal funds purchased and securities sold under
 repurchase agreements ................................................................     (2,870,049)
Net increase in commercial paper ......................................................        325,358
Net increase (decrease) in other short-term borrowings ................................      1,159,388
Proceeds from issuance of bank notes ..................................................        939,592
Maturities of bank notes ..............................................................     (1,023,617)
Proceeds from issuance of other long-term debt ........................................      1,745,087
Payments on other long-term debt ......................................................         (5,155)
Common stock issued ...................................................................         80,375
Dividend payments .....................................................................       (381,798)
Common stock repurchased ..............................................................       (531,122)
Other equity transactions .............................................................           ----
Net increase (decrease) in other liabilities ..........................................         38,704
                                                                                        --------------
  Net cash (used) provided by financing activities ....................................     (2,414,269)
(Decrease) Increase in Cash and Cash Equivalents ......................................       (421,553)
Cash and cash equivalents at beginning of year ........................................      4,221,818
                                                                                        --------------
Cash and cash equivalents at end of year ..............................................  $   3,800,265
                                                                                        ==============
Supplemental Disclosures
Interest paid .........................................................................  $   2,340,320
Income taxes paid .....................................................................        159,500



                                                                                             Year Ended December 31
                                                                                               1997            1996
Operating Activities
Net income ............................................................................  $     592,806   $     757,259
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ............................................................        264,949         193,776
 Depreciation and amortization ........................................................        165,692         117,731
 Deferred income taxes ................................................................         35,169          50,052
 Securities gains .....................................................................         (1,454)         (4,588)
 Gain on sale of noninterest-earning assets ...........................................         (4,775)         (2,486)
 Increase (decrease) in accrued income taxes ..........................................         (6,416)          8,092
 Decrease in accrued interest receivable ..............................................          9,173          34,917
 (Decrease) increase in accrued interest payable ......................................         36,764         (42,086)
 Net change in other accrued and deferred income and expense ..........................        196,902          (7,300)
 Net trading account activities .......................................................        190,704         (74,401)
 Net loans held for resale ............................................................        144,849         524,191
                                                                                        --------------  --------------
  Net cash provided by operating activities ...........................................      1,624,363       1,555,157
Investing Activities
Net decrease in interest-bearing bank balances ........................................            393         448,408
Net decrease (increase) in federal funds sold and securities purchased under resale
 agreements ...........................................................................     (1,258,355)         30,398
Purchases of securities available-for-sale ............................................     (3,418,951)     (1,358,041)
Purchases of securities held-to-maturity ..............................................        (36,340)        (45,679)
Sales of securities available-for-sale ................................................      2,211,721         541,533
Calls, maturities and prepayments of securities available-for-sale ....................      2,341,747       1,912,940
Calls, maturities and prepayments of securities held-to-maturity ......................        273,696         318,205
Net increase in loans made to customers ...............................................     (4,639,373)     (3,138,067)
Capital expenditures ..................................................................       (162,286)       (223,153)
Proceeds from sales of premises and equipment .........................................         46,164         100,515
Net increase in other assets ..........................................................       (476,129)       (401,488)
Business combinations .................................................................        133,081           2,814
                                                                                        --------------  --------------
  Net cash provided (used) by investing activities ....................................     (4,984,632)     (1,811,615)
Financing Activities
Net increase in demand, savings and money market accounts .............................      1,719,641       1,719,718
Net (decrease) increase in certificates of deposit ....................................      3,076,795        (781,971)
Net (decrease) increase in federal funds purchased and securities sold under
 repurchase agreements ................................................................      1,041,778         313,514
Net increase in commercial paper ......................................................        327,648         203,881
Net increase (decrease) in other short-term borrowings ................................       (286,347)       (769,057)
Proceeds from issuance of bank notes ..................................................        948,372       2,465,005
Maturities of bank notes ..............................................................     (2,315,367)     (2,498,492)
Proceeds from issuance of other long-term debt ........................................        687,940         950,796
Payments on other long-term debt ......................................................       (418,982)        (94,803)
Common stock issued ...................................................................         59,281          37,445
Dividend payments .....................................................................       (327,303)       (304,733)
Common stock repurchased ..............................................................       (532,682)       (415,084)
Other equity transactions .............................................................           (154)            (78)
Net increase (decrease) in other liabilities ..........................................        (72,725)         71,406
                                                                                        --------------  --------------
  Net cash (used) provided by financing activities ....................................      3,907,895         897,547
(Decrease) Increase in Cash and Cash Equivalents ......................................        547,626         641,089
Cash and cash equivalents at beginning of year ........................................      3,674,192       3,033,103
                                                                                        --------------  --------------
Cash and cash equivalents at end of year ..............................................  $   4,221,818   $   3,674,192
                                                                                        ==============  ==============
Supplemental Disclosures
Interest paid .........................................................................  $   2,132,054   $   2,127,857
Income taxes paid .....................................................................        249,715         273,422

See notes to consolidated financial statements

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries


Note A -- Accounting Policies

Nature of Operations -- The Corporation is a southeastern interstate bank holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. The Corporation's principal banking subsidiary is Wachovia Bank, N.A., which maintains operations in Florida, Georgia, North Carolina, South Carolina and Virginia. Credit card services are provided through The First National Bank of Atlanta. In addition to general commercial banking, the Corporation and its subsidiaries are engaged in trust and investment management, residential mortgage origination, leasing, state and local government securities underwriting, foreign exchange, corporate finance and other money market services.

The Corporation completed three business combinations during 1997 and three during 1998. Disclosure of material business combination transactions is included in Note B -- Business Combinations. In October 1998, Wachovia announced a definitive agreement to acquire Interstate/Johnson Lane, a financial services company offering securities brokerage for individuals and institutional investors; market making and underwriting of securities; and investment management. The transaction will be accounted for as a purchase business combination and is expected to be completed during the first half of 1999. The transaction is valued at approximately $230 million and will result in goodwill of approximately $140 million.

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

Trading Instruments -- The Corporation maintains trading positions in both derivative and nonderivative (or cash) financial instruments. Trading cash instruments are held for distribution through retail sales or in anticipation of market movements and are carried at fair value. Gains and losses, both realized and unrealized, are included in capital markets income. Interest revenue arising from cash financial instruments is included in interest income-trading account assets. Trading cash instruments are comprised primarily of securities backed by the U.S. Treasury and various federal agencies and state and local governmental bodies.

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

Debt securities not classified as held-to-maturity or trading and marketable equity securities are classified as available-for-sale and are stated at fair value. Unrealized gains and losses, net of tax, on available-for-sale securities are included in accumulated other comprehensive income -- a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from securities. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as securities gains and losses.

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

Loans and Allowance for Loan Losses -- Loans are carried at their principal amount outstanding, except for loans held for resale which are carried at the lower of cost or market. Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding. Except for revolving credit loans, the recognition of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note A -- Accounting Policies -- Concluded be collectible in the normal course of business. When interest accruals are discontinued, the balance of accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection. Interest is accrued on revolving credit loans until payments become 120 days delinquent, at which time the outstanding principal balance and accrued unpaid interest is charged off.

The allowance is maintained at a level believed to be adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current domestic and international economic conditions, volume and composition of the loan portfolio and other risks inherent in the portfolio. The method used to determine the amount of loss inherent in the loan portfolio and thereby assess the adequacy of the recorded balance of the allowance for loan losses involves identifying portfolios of loans with similar characteristics for which estimates of inherent future probable losses can be made. The estimates are based on historical loss factors as adjusted for current business and economic conditions. The loss factors are applied to the respective portfolios in order to determine the overall allowance adequacy.

Premises and Equipment -- Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the leasehold asset or the lease term.

Impairment of Long-Lived Assets -- Impairment losses on long-lived assets to be held and used are recognized whenever events or changes in circumstances result in the carrying value of the assets exceeding the sum of the expected future cash flows. The measurement of the impairment losses recognized is based on the difference between the fair value and carrying value of the assets. Long-lived assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

Income Taxes -- Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Each subsidiary provides for income taxes based on its contribution to income taxes (benefit) of the consolidated group. The Corporation and its subsidiaries file a consolidated tax return.

Stock-Based Compensation -- The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for stock awards and appreciation rights is recorded based on the market price at the date of grant and the end of the period, respectively. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB
123), encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. The Corporation follows the pro forma disclosure provisions of FASB 123.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- In December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of the FASB's Statement No. 125" (FASB 127). FASB 127 delayed until 1998 certain provisions of FASB 125 that deal with repurchase agreements, securities lending and other similar transactions and pledged collateral. Adoption of FASB 127 was not material.

Reporting Comprehensive Income -- In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FASB 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The disclosure requirements of FASB 130 have been included in the Corporation's Consolidated Statements of Shareholders' Equity.

Disclosures about Segments of an Enterprise and Related Information -- In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued and establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. The disclosure requirements of FASB 131 have been included in Note C -- Business Segment Information.

Internal Use Software -- In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance as to when it is or is not appropriate to capitalize the cost of software developed or obtained for internal use. The effect of the adoption of SOP 98-1 was not material.

Derivative Instruments and Hedging Activity -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB
133). FASB 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments imbedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the Corporation's December 31, 2000 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management is in the process of assessing the impact and period of adoption of the standard. Adoption is not expected to result in a material financial impact.

Reclassification -- Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note B -- Business Combinations
On December 15, 1997, the Corporation merged with Central Fidelity Banks, Inc. (Central Fidelity), headquartered in Richmond, Virginia. The acquisition of Central Fidelity resulted in the issuance of approximately 36.3 million shares. The acquisition was accounted for as a pooling-of-interests and, accordingly, all historical financial information for the Corporation has been restated to include Central Fidelity historical information for all periods presented herein. Intercompany transactions prior to the merger have been eliminated, and certain reclassifications were made to the Central Fidelity financial statements to conform to the Corporation's presentations. No material adjustments were recorded to conform Central Fidelity's accounting policies.

During 1997, the Corporation recorded charges of $220,330 for direct and other costs in connection with the merger, including restructuring activities to consolidate the operations, business line locations and administrative functions. These activities were completed during 1998. Included in systems and operations conversion costs and business line and integration costs are activities such as contract termination, write-down of unutilized assets and other business and systems conversion costs.

Details of the merger-related costs follow.


                                             Dec. 31,                 Dec. 31,
                           1997    Utilized      1997      Utilized       1998
                       Provision    in 1997    Balance      in 1998    Balance
                      ----------  ---------- --------    ----------- -------
Severance and
  personnel
  related
  costs .............  $ 114,079  $  ----    $114,079    $59,199     $54,880
Systems and
  operations
  conversion
  costs .............     66,953   51,530      15,423     15,356          67
Business line and
  integration
  expenses ..........     16,316    9,660       6,656      3,923       2,733
Deal costs
  and other
  expenses ..........     22,982   20,031       2,951      2,951        ----
                      ----------  -------    --------    -------     -------
Total ...............  $ 220,330  $81,221    $139,109    $81,429     $57,680
                      ==========  =======    ========    =======     =======

In 1998, in connection with the Central Fidelity merger and purchase accounting transactions discussed below, the Corporation incurred additional merger-related expenses of $85,312 for systems conversion and integration of business lines.

On October 31, 1997, the Corporation completed its merger with Jefferson Bankshares, Inc. (Jefferson), headquartered in Charlottesville, Virginia. The acquisition of Jefferson resulted in the issuance of approximately 8.7 million shares of common stock valued at $554,337. The purchase price was allocated to the net assets acquired, resulting in $337,452 of goodwill and $41,512 of deposit base intangibles.

On November 11, 1997, the Corporation completed its merger with 1st United Bancorp (1st United), headquartered in Boca Raton, Florida. The acquisition of 1st United resulted in the issuance of approximately 3.0 million shares of common stock valued at $193,407. The purchase price was allocated to the net assets acquired, resulting in $141,154 of goodwill and $22,718 of deposit base intangibles.

During 1998, the Corporation merged with Ameribank Bancshares (Ameribank), headquartered in Hollywood, Florida, with $280 million in assets; Hunt, DuPree, Rhine and Associates Inc., a benefits consulting company; and Retirement Plan Securities Inc., a registered investment advisor. The impact of these purchase transactions was not material to the Corporation's financial position or results of operations.

Goodwill and deposit base intangibles, arising from the purchase transactions above, are being amortized over 25 and 7 years, respectively.

In 1997, merger-related expenses of $23,055 were accrued to reflect management's best estimate of severance costs related to Jefferson and 1st United employees and other expenses of premerger activities related to these transactions. The fair value of Jefferson and 1st United assets and liabilities acquired at the dates of acquisition was $3,426,567 and $2,678,823, respectively. The pro forma results, giving effect to the purchase transactions as though they occurred as of the beginning of the reporting periods, do not vary significantly from actual results.

--------------------------------------------------------------------------------


Note C -- Business Segment Information
The Corporation's reportable segments are strategic business units that provide unique products and services to a variety of customer groups. Each segment has its own management team as well as distinct marketing, production, technology and distribution strategies. The Corporation's four reportable segments are Consumer, Corporate, Card and Treasury & Administration. Consumer generates its revenues primarily from individuals and small businesses by providing credit and deposit services as well as insurance, investment and trust products. Corporate earns its revenues primarily by providing financing, deposit, cash management, investment and asset administration products to corporate customers. Card derives revenues from the marketing, issuing and servicing of credit card products to individuals and corporations. Treasury & Administration is comprised of balance sheet management activities that include managing the investment portfolio, discretionary funding, utilization of off-balance sheet financial instruments, optimizing the Corporation's equity position and corporate expenses such as merger-related charges, Year 2000 conversion costs and other corporate costs.

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note C -- Business Segment Information -- Concluded

Year Ended December 31, 1998                  Consumer      Corporate         Card
----------------------------               -----------    -----------     ----------
External net interest margin ............. $   336,495    $ 1,543,168     $  767,469
Internal funding (charge) credit .........     855,317       (831,502)      (306,909)
                                           -----------    -----------     ----------
Net interest margin ......................   1,191,812        711,666        460,560
Provision for loan loss ..................      34,328          1,114        257,799
Total other income .......................     598,208        396,308        174,410
Total expenses ...........................   1,189,175        542,045        208,381
                                           -----------    -----------     ----------
Income before income tax expense .........     566,517        564,815        168,790
Income tax expense .......................     199,675        199,074         59,491
                                           -----------    -----------     ----------
Net income ............................... $   366,842    $   365,741     $  109,299
                                           ===========    ===========     ==========
Average total assets ..................... $16,955,302    $26,677,485     $6,697,455
                                           ===========    ===========     ==========



                                            Treasury &
Year Ended December 31, 1998              Administration  Eliminations         Total
----------------------------               -----------    -----------       -----------
External net interest margin ............. $  (249,226)     $(46,874)       $ 2,351,032
Internal funding (charge) credit .........     351,196       (68,102)              ----
                                           -----------    ----------        -----------
Net interest margin ......................     101,970      (114,976)         2,351,032
Provision for loan loss ..................       6,239          ----            299,480
Total other income .......................      79,635          ----          1,248,561
Total expenses ...........................     124,833       (68,102)         1,996,332
                                           -----------    ----------        -----------
Income before income tax expense .........      50,533       (46,874)         1,303,781
Income tax expense .......................      18,245       (46,874)           429,611
                                           -----------    ----------        -----------
Net income ............................... $    32,288      $   ----        $   874,170
                                           ===========    ==========        ===========
Average total assets ..................... $13,618,293      $   ----        $63,948,535
                                           ===========    ==========        ===========


Year Ended December 31, 1997                  Consumer       Corporate          Card
----------------------------               -----------     -----------     ----------
External net interest margin ............. $   303,409     $ 1,340,043     $  723,006
Internal funding (charge) credit .........     781,842        (780,345)      (314,041)
                                           -----------     -----------     ----------
Net interest margin ......................   1,085,251         559,698        408,965
Provision for loan loss ..................      44,534             825        218,538
Total other income .......................     518,409         298,727        165,992
Total expenses ...........................   1,031,469         466,933        191,143
                                           -----------     -----------     ----------
Income before income tax expense .........     527,657         390,667        165,276
Income tax expense (benefit) .............     184,446         136,560         57,773
                                           -----------     -----------     ----------
Net income (loss) ........................ $   343,211     $   254,107     $  107,503
                                           ===========     ===========     ==========
Average total assets ..................... $14,680,571     $23,208,642     $6,261,114
                                           ===========     ===========     ==========



                                            Treasury &
Year Ended December 31, 1997              Administration   Eliminations      Total
----------------------------               -----------     -----------     -----------
External net interest margin ............. $  (214,997)     $(57,894)      $ 2,093,567
Internal funding (charge) credit .........     362,940       (50,396)             ----
                                           -----------      --------       -----------
Net interest margin ......................     147,943      (108,290)        2,093,567
Provision for loan loss ..................       1,052          ----           264,949
Total other income .......................      24,094          ----         1,007,222
Total expenses ...........................     327,572       (50,396)        1,966,721
                                           -----------      --------       -----------
Income before income tax expense .........    (156,587)      (57,894)          869,119
Income tax expense (benefit) .............     (44,572)      (57,894)          276,313
                                           -----------      --------       -----------
Net income (loss) ........................ $  (112,015)     $   ----       $   592,806
                                           ===========      ========       ===========
Average total assets ..................... $13,456,748      $   ----       $57,607,075
                                           ===========      ========       ===========


Year Ended December 31, 1996                  Consumer       Corporate          Card
----------------------------               -----------     -----------     ----------
External net interest margin ............. $   229,332     $ 1,247,448     $  592,489
Internal funding (charge) credit .........     783,327        (727,473)      (270,840)
                                           -----------     -----------     ----------
Net interest margin ......................   1,012,659         519,975        321,649
Provision for loan loss ..................      38,004             695        164,803
Total other income .......................     438,697         272,127        145,194
Total expenses ...........................     959,019         407,681        171,685
                                           -----------     -----------     ----------
Income before income tax expense .........     454,333         383,726        130,355
Income tax expense .......................     162,113         136,920         46,513
                                           -----------     -----------     ----------
Net income ............................... $   292,220     $   246,806     $   83,842
                                           ===========     ===========     ==========
Average total assets ..................... $13,481,908     $21,250,372     $5,095,709
                                           ===========     ===========     ==========



                                             Treasury &
Year Ended December 31, 1996              Administration   Eliminations       Total
----------------------------               -----------     -----------     -----------
External net interest margin ............. $   (68,478)     $(77,054)      $ 1,923,737
Internal funding (charge) credit .........     262,630       (47,644)             ----
                                           -----------      --------       -----------
Net interest margin ......................     194,152      (124,698)        1,923,737
Provision for loan loss ..................      (9,726)         ----           193,776
Total other income .......................      23,302          ----           879,320
Total expenses ...........................      18,232       (47,644)        1,508,973
                                           -----------      --------       -----------
Income before income tax expense .........     208,948       (77,054)        1,100,308
Income tax expense .......................      74,557       (77,054)          343,049
                                           -----------      --------       -----------
Net income ............................... $   134,391      $   ----       $   757,259
                                           ===========      ========       ===========
Average total assets ..................... $15,756,214      $   ----       $55,584,203
                                           ===========      ========       ===========

The Corporation's management accounting policies generally follow the policies described in Note A, except for net interest income which is reported on a fully taxable equivalent basis. The Corporation's funds transfer pricing system utilizes a multiple pool method to simulate matched funding to compensate or charge for funds provided or used with a corresponding offset in the Treasury & Administration business segment. Provision for loan loss is assigned to each segment based on the credit risk of each segment's loan portfolio. Operating expense is recognized as incurred and charged on a fully absorbed basis. Additionally, income tax expense is calculated based on the business segments fully taxable equivalent income and the Corporation's effective tax rate.

Reconciling items between management accounting and the Corporation's consolidated financial statements are limited to the taxable equivalent adjustment and other income statement reclassifications shown as Eliminations. The Corporation operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenues from no individual customer exceeded 10% of consolidated total revenues.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note D -- Securities


The aggregate amortized cost, fair value and gross unrealized gains and losses of securities as of December 31 were as follows:

                                                                         1998
                                           ---------------------------------------------------------------
                                             Amortized       Unrealized        Unrealized            Fair
                                                  Cost            Gains            Losses           Value
                                           -------------     ----------       ---------------------------
Held-to-Maturity
------------------------------------------
U.S. Treasury and other agencies ......... $  518,063          $  6,662       $         3      $  524,722
State and municipal ......................    176,768            19,521              ----         196,289
Mortgage-backed ..........................    610,328            31,669                 5         641,992
Other ....................................     78,448               677                 2          79,123
                                           -------------       --------       -----------      ----------
                                           $1,383,607          $ 58,529       $        10      $1,442,126
                                           =============       ========       ===========      ==========
Available-for-Sale
-------------------------------------------
U.S. Treasury and other agencies ......... $3,123,663          $ 83,895       $     1,991      $3,205,567
State and municipal ......................     60,964             3,199                 2          64,161
Mortgage-backed ..........................  4,159,464            50,641             3,351       4,206,754
Other ....................................    333,442             2,250             1,983         333,709
Equity ...................................    171,632             1,825              ----         173,457
                                           -------------       --------       -----------      ----------
                                           $7,849,165          $141,810       $     7,327      $7,983,648
                                           =============       ========       ===========      ==========


                                                                    1997
                                           -----------------------------------------------------------
                                                  Amortized       Unrealized    Unrealized        Fair
                                                       Cost            Gains        Losses       Value
                                                 ----------       ----------    ----------  ----------
Held-to-Maturity
-------------------------------------------
U.S. Treasury and other agencies .........       $  202,913         $    818    $      188  $  203,543
State and municipal ......................          222,903           22,894          ----     245,797
Mortgage-backed ..........................          962,161           45,106           187   1,007,080
Other ....................................          121,362              682          ----     122,044
                                                 ----------         --------    ----------  ----------
                                                 $1,509,339         $ 69,500    $      375  $1,578,464
                                                 ==========         ========    ==========  ==========
Available-for-Sale
-------------------------------------------
U.S. Treasury and other agencies .........       $4,501,547         $ 57,579    $    1,017  $4,558,109
State and municipal ......................           79,795            3,150             7      82,938
Mortgage-backed ..........................        3,543,711           39,967         2,495   3,581,183
Other ....................................          508,975            3,255           862     511,368
Equity ...................................          160,649           15,443           153     175,939
                                                 ----------         --------    ----------  ----------
                                                 $8,794,677         $119,394    $    4,534  $8,909,537
                                                 ==========         ========    ==========  ==========

The amortized cost and estimated fair value of securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                                     Amortized           Fair
                                                          Cost          Value
                                                     --------          ------
Held-to-Maturity
------------------------------------------------
Due in one year or less ........................   $  316,485      $  319,263
Due after one year through five years ..........      429,398         441,711
Due after five years through ten years .........      141,282         151,954
Due after ten years ............................      496,442         529,198
                                                   ----------      ----------
       Total ...................................    1,383,607       1,442,126
Available-for-Sale
-------------------------------------------------
Due in one year or less ........................      904,248         914,030
Due after one year through five years ..........    2,554,186       2,622,260
Due after five years through ten years .........      960,623         981,284
Due after ten years ............................    3,258,476       3,292,617
                                                   ----------      ----------
       Total ...................................    7,677,533       7,810,191
No contractual maturity ........................      171,632         173,457
                                                   ----------      ----------
       Total ...................................    7,849,165       7,983,648
                                                   ----------      ----------
       Total securities ........................   $9,232,772      $9,425,774
                                                   ==========      ==========

Proceeds, gross gains and losses realized from the sales of available-for-sale securities for December 31 were as follows:


                             1998            1997
                         --------      ----------
Proceeds .............   $590,447      $2,211,721
Gross gains ..........     20,553           6,576
Gross losses .........        111           5,122

Trading account assets are reported at fair value with net unrealized gains (losses) of ($554), ($1,736) and $906 included in earnings during 1998, 1997 and 1996, respectively.

At December 31, 1998 and 1997, securities with a carrying value of $5,759,164 and $6,259,029, respectively, were pledged as collateral to secure public deposits and for other purposes. There were no obligations of any one issuer exceeding 10% of consolidated shareholders' equity at December 31, 1998. There were no transfers or sales of held-to-maturity securities during 1998 or 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note E -- Loans and Allowance for Loan Losses
Loans at December 31 are summarized as follows:


                                                      1998              1997
                                               -----------      ------------
Commercial:
   Commercial, financial and other .........   $14,328,152      $ 13,528,344
   Tax-exempt ..............................       972,603         1,607,159
Retail:
   Direct ..................................     1,097,574         1,249,612
   Indirect ................................     3,239,532         3,028,288
   Credit card .............................     6,049,350         5,919,098
   Other revolving credit ..................       536,887           459,563
Real estate:
   Construction ............................     2,044,437         1,779,522
   Commercial mortgages ....................     6,988,050         6,790,446
   Residential mortgages ...................     7,490,086         8,098,794
Lease financing -- net .....................     1,879,123         1,094,169
Foreign ....................................     1,093,428           639,387
                                               -----------      ------------
   Total loans -- net ......................   $45,719,222      $ 44,194,382
                                               ===========      ============

Loans at December 31, 1998 and 1997 that had been placed on a cash basis were $157,118 and $101,156, respectively. Interest income which would have been recorded pursuant to the original terms of loans restructured to below market rates was $16,906 and $11,390 on the preceding dates. Interest income recorded on these loans was $9,608 and $4,606, respectively.

The Corporation follows Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." A loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts of principal and interest due according to the contractual terms of the loan agreement. Impaired loans are included as a portion of cash-basis assets. Impairment is measured by discounting the expected future cash flows at the loan's effective interest rate. For real estate loans, impairment is measured based on the estimated fair value of the underlying collateral. If the present value of the expected future cash flows, or the fair value of collateral in the case of a real estate loan, is less than the loan's recorded balance, the deficiency is considered in evaluating the overall adequacy of the allowance for loan losses. The following table summarizes impaired loans and related allowance information at December 31.


                                                        1998         1997
                                                     -------      -------
Impaired loans with related allowance ............   $27,366      $15,711
Impaired loans with no related allowance .........    29,249       32,207
                                                     -------      -------
       Total impaired loans ......................   $56,615      $47,918
                                                     =======      =======
Allowance on impaired loans ......................   $ 7,110      $ 2,209
                                                     =======      =======


                                               Year Ended December 31
                                       ---------------------------------------
                                          1998         1997         1996
                                       -------      -------      -------
Average impaired loans .............   $31,026      $47,862      $62,742
Interest income ....................     5,942        1,957        3,308
Cash-basis interest income .........     2,600          614        1,014

At December 31, 1998, the Corporation had no significant outstanding commitments to lend additional funds to borrowers whose loans have been restructured.

Changes in the allowance for loan losses for the three years ended December 31 were as follows:


                                             1998            1997            1996
                                         --------        --------        --------
Balance at beginning of year .........   $544,723        $519,297        $518,808
Additions from acquisitions ..........      2,613          24,641             200
Provision for loan losses ............    299,480         264,949         193,776
Recoveries on loans previously
  charged off ........................     59,365          57,515          57,240
Loans charged off ....................   (358,189)       (321,679)       (250,727)
                                         --------        --------        --------
Balance at end of year ...............   $547,992        $544,723        $519,297
                                         ========        ========        ========

Loans totaling $15,258, $17,413 and $16,236 were transferred to foreclosed real estate during 1998, 1997 and 1996, respectively.

It is the policy of the Corporation to review each prospective credit in order to determine an adequate level of security or collateral to obtain prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate. The Corporation's access to collateral, in the event of borrower default, is assured through adherence to state lending laws and the Corporation's lending standards and credit monitoring procedures. The Corporation regularly monitors its credit concentrations on loan purpose, industry and customer bases. At year-end, there were no material credit concentrations within these categories.

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $207,462 and $257,271 at December 31, 1998 and 1997, respectively. During 1998, $554,186 in new loans was made and repayments totaled $603,995. Outstanding standby letters of credit to related parties totaled $13,536 and $1,922 at December 31, 1998 and 1997, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

Loans held for sale at December 31 along with activity during the period are summarized as follows:


                                                1998               1997
                                         ----------        -----------
Balance at beginning of year .........   $  111,246        $   254,281
Originations/purchases ...............    6,972,491         12,006,679
Sales/transfers ......................   (6,787,920)       (12,149,714)
                                         ----------        -----------
Balance at end of year ...............   $  295,817        $   111,246
                                         ==========        ===========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note F -- Premises, Equipment and Leases

Premises and equipment at December 31 are summarized as follows:


                                                     1998           1997
                                                ---------      ---------
Land ........................................   $ 130,439      $ 127,976
Premises ....................................     651,199        632,555
Equipment ...................................     904,139        778,652
Leasehold improvements ......................     123,410        121,829
                                                ---------      ---------
                                                1,809,187      1,661,012
Less accumulated depreciation and
  amortization ..............................     907,506        850,857
                                                ---------      ---------
       Total premises and equipment .........   $ 901,681      $ 810,155
                                                =========      =========

The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 1998 are as follows:


1999 ........................................   $ 61,967
2000 ........................................     55,041
2001 ........................................     46,720
2002 ........................................     34,587
2003 ........................................     27,537
Thereafter ..................................    133,697
                                                --------
       Total minimum lease payments .........   $359,549
                                                ========

The net rental expense for all operating leases amounted to $70,416 in 1998, $63,701 in 1997 and $58,239 in 1996. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses.

Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $114,742, $154,223 and $109,901, respectively.

During 1997, an impairment charge of $67,202, which approximated the carrying value of certain personal computer hardware and software, was recorded as a result of the Corporation's plan to implement a company-wide distributed technology platform for improved employee communication capabilities. The plan involved the write-down and disposal of these assets.

--------------------------------------------------------------------------------

Note G -- Credit Arrangements, Short-Term Borrowed Funds and Certificates of Deposit
At December 31, 1998 and 1997, lines of credit arrangements aggregating $400,000 were available to the Corporation from unaffiliated banks. Commitment fees were 8 basis points in 1998 and 1997; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements during 1998 or 1997.

Federal funds purchased and securities sold under repurchase agreements generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts for customers. The broker- dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Corporation identical securities at the maturity of the agreements. Other borrowed funds consists of term federal funds purchased, treasury tax and loan deposits and short-term bank notes and are generally repaid within seven to 120 days from the transaction date. Information concerning short-term borrowed funds is included in Table 6 of Management's Discussion and Analysis of Financial Condition and Results of Operations.

The scheduled maturities of certificates of deposit subsequent to December 31, 1998 are $8,687,914 in 1999, $2,495,574 in 2000, $700,401 in 2001, $167,305 in
2002 and $275,755 thereafter. The remaining maturity of domestic office certificates of deposit in denominations in excess of $100 is $1,339,796, three months or less; $582,617, over three through six months; $805,504, over six through twelve months; and $616,636, over twelve months.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note H -- Long-Term Debt
Long-term debt at December 31 is summarized as follows:

                                                                                                   1998            1997
                                                                                             ----------      ----------
Wachovia Corporation:
 Senior debt:
  Senior floating-rate notes due in 2000, net of discount of $218.........................   $  249,782      $     ----
  Senior floating-rate notes due in 2001, net of discount of $416.........................      299,584            ----
  6.625% senior notes due in 2006, net of discount of $725 and $793, respectively ........      199,275         199,207
                                                                                             ----------      ----------
   Total senior debt .....................................................................      748,641         199,207
 Subordinated debt (qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines):
  7.0% subordinated debt securities due in 1999, net of discount of $456 and $915,              299,544         299,085
  respectively
  8.15% subordinated notes due in 2002 ...................................................      150,000         150,000
  6.375% subordinated debt securities due in 2003, net of discount of $968 and $1,163,          249,032         248,837
  respectively
  6.8% subordinated notes due in 2005, net of discount of $260 and $291, respectively ....      249,740         249,709
  6.25% subordinated notes due in 2008, net of discount of $2,206.........................      347,793            ----
  5.625% subordinated notes due in 2008, net of discount of $2,600........................      397,400            ----
  6.375% subordinated notes due in 2009, net of discount of $250 and $267, respectively ..      249,750         249,733
  6.605% subordinated notes due in 2025 ..................................................      250,000         250,000
                                                                                             ----------      ----------
   Total subordinated debt ...............................................................    2,193,259       1,447,364
 Other ...................................................................................       27,273          31,093
                                                                                             ----------      ----------
   Total Wachovia Corporation ............................................................    2,969,173       1,677,664
Subsidiaries:
 Bank notes, net of discount of $4,970 and $5,548, respectively (a) ......................    2,856,230       2,939,952
 Federal Home Loan Bank borrowings (b) ...................................................      762,950         307,186
 Other ...................................................................................       12,006          13,338
                                                                                             ----------      ----------
   Total subsidiaries ....................................................................    3,631,186       3,260,476
Capital Trusts (qualifies for inclusion in Tier I capital under the Risk-Based Capital guidelines):
 Wachovia Capital Trust I -- 7.64% Capital Securities due in 2027 (c) ....................      300,000         300,000
 Wachovia Capital Trust II -- Floating-Rate Capital Securities due in 2027, net of
discount of $2,813 and $3,161,
  respectively (d) .......................................................................      297,187         296,839
 Wachovia Capital Trust V -- 7.965% Capital Securities due in 2027 (e) ...................      300,000         300,000
 Central Fidelity Capital Trust I -- Floating-Rate Capital Securities due in 2027, net of
discount of $819 and $846,
  respectively (f) .......................................................................       99,181          99,154
                                                                                             ----------      ----------
   Total Capital Trusts ..................................................................      996,368         995,993
                                                                                             ----------      ----------
   Total long-term debt ..................................................................   $7,596,727      $5,934,133
                                                                                             ==========      ==========

(a) Wachovia Bank, N.A., has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $21.6 billion. The notes can be issued globally as fixed or floating rate and with maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds. Bank notes with original maturities greater than one year are classified as long-term debt. Interest rates on long-term notes ranged from 4.9% to 7.50% and 4.9% to 7.75% with maturities ranging from 1999 to 2038 and 1998 to 2008 at December 31, 1998 and 1997, respectively. The average rates were 5.64% and 6.12% with average maturities of 3.5 years and 2.9 years at December 31, 1998 and 1997, respectively.
(b) The Federal Home Loan Bank borrowings were issued as fixed- or floating-rate with terms of 2 years to 5 years. Interest rates on the borrowings ranged from 5.16% to 7.06% and 5.63% to 8.31% for December 31, 1998 and 1997 and with maturities ranging from 1999 to 2003 and 1998 to 2003 at December 31, 1998 and 1997, respectively. Borrowings from the Federal Home Loan Bank are collateralized by qualifying securities and loans.
(c) In December 1996, Wachovia Capital Trust I (WCT I), a wholly owned subsidiary, issued $300,000 of 7.64% Capital Securities due in 2027. WCT I invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT I's Common Securities, in $309,280 of the Corporation's 7.64% Junior Subordinated Deferrable Interest Debentures. WCT I's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT I's obligations under the Capital Securities.
(d) In January 1997, Wachovia Capital Trust II (WCT II), a wholly owned subsidiary, issued $300,000 Floating-Rate Capital Securities due in 2027. WCT II invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT II's Common Securities, in $305,692, net of discount of $3,588, of the Corporation's Floating-Rate Junior Subordinated Deferrable Interest Debentures. WCT II's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT II's obligations under the Capital Securities.
(e) In June 1997, Wachovia Capital Trust V (WCT V), a wholly owned subsidiary, issued $300,000 of 7.965% Capital Securities due in 2027. WCT V invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT V's Common Securities, in $309,280 of the Corporation's 7.965% Junior Subordinated Deferrable Interest Debentures. WCT V's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT V's obligations under the Capital Securities.
(f) In April 1997, Central Fidelity Capital Trust I (CFCT I), a wholly owned subsidiary, issued $100,000 Floating-Rate Capital Securities due in 2027. CFCT I invested the proceeds of the Capital Securities, together with $3,093 paid by the Corporation for CFCT I's Common Securities, in $103,093 of the Corporation's Floating-Rate Junior Subordinated Debt Securities. CFCT I's sole asset is the Junior Subordinated Debt Securities which mature in 2027. The Corporation has guaranteed all of CFCT I's obligations under the Capital Securities.


The principal maturities of long-term debt subsequent to December 31, 1998 are $1,199,546 in 1999, $893,122 in 2000, $1,232,375 in 2001, $504,417 in 2002,
$733,286 in 2003 and $3,033,982 thereafter.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note I -- Capital Stock
At December 31, 1998, 28,125,864 common shares were reserved for the conversion of notes and issuance for employee benefit plans and the dividend reinvestment plan.

During 1998, the Corporation repurchased 6,417,200 shares under two separate stock repurchase authorizations by the Board of Directors. Repurchased shares will be used for various corporate purposes including the issuance of shares for purchase business combinations, employee benefit plans and the dividend reinvestment plan. In January 1999, the Board of Directors authorized the repurchase of the Corporation's common stock to be issued in connection with the pending purchase acquisition of Interstate/Johnson Lane.

The Corporation has one active stock option plan, the restated 1994 Wachovia Corporation Stock Plan. Under this Plan, up to 2.5% of the Corporation's outstanding common stock at year-end may be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options, stock appreciation rights (SARS), restricted stock awards and restricted units. Since the inception, a total of 7,839,808 options, 1,023,800 awards and 125,000 SARS have been granted. The Corporation also has several predecessor plans, the 1989 Plan and plans of merged entities which were assumed with appropriate conversion shares under option and option price. These plans continue to have options outstanding which may be exercised.

The Corporation's stock plans provide for the granting of options or awards for the purchase or issuance of 14,895,546 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the Board of Directors determines such times options and awards shall be granted and exercised and the term of the exercise period (not to exceed 10 years). The plan awards officers shares of restricted stock earned contingent upon both a performance requirement and a five- year period. Additionally, newly elected nonemployee directors are granted a one-time award of 1,000 shares of restricted stock to be earned over a three-year period and nonemployee directors are awarded 250 shares of restricted stock annually which are earned over a one-year period. The cost relating to performance-based stock compensation was $15,998, $9,131 and $4,522 during 1998, 1997 and 1996, respectively.

The following table reflects pro forma net income and earnings per share had the Company elected to adopt the fair value approach of FASB 123.


                                1998            1997            1996
                            --------        --------        --------
Net income:
   As reported ..........   $874,170        $592,806        $757,259
   Pro forma ............    866,883         585,442         751,226
Basic earnings per share:
   As reported ..........   $   4.26         $  2.99         $  3.70
   Pro forma ............       4.23            2.95            3.67

These pro forma amounts may not be representative of future years since only awards and options granted after January 1, 1995 have been included in accordance with FASB 123.

The weighted average fair values of options at their grant date during 1998, 1997 and 1996 were $16.46, $13.29 and $9.53, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted-average of the assumptions used in the model.


                                              1998         1997         1996
                                             ------       ------       ------
Risk-free interest rate ...............       5.73%        6.50%        5.67%
Expected years until exercise .........       6.50         6.30         6.32
Expected stock volatility .............         19%          22%          22%
Dividend yield ........................       3.20%        3.31%        3.40%

Activity in the option and award plans during 1998, 1997 and 1996 is summarized as follows:

                                               Options and Awards
                                                        Outstanding
                                   Available      -------------------------         Option Price
                                   for Grant       Awards          Options             Per Share
                                ---------------   -------         ---------        -------------
Balance at December 31,
  1995 ......................    6,535,065        272,766         6,458,379        $ 12.50-36.88
  Granted ...................   (2,043,839)       242,107         1,801,732          24.85-47.13
  Exercised .................         ----        (68,366)       (1,015,339)         12.50-43.75
  Forfeited .................       65,296         (2,500)          (85,616)         28.13-43.75
                                ----------        -------        ----------
Total December 31,
  1996 ......................    4,556,522        444,007         7,159,156          15.42-47.13
  Granted ...................   (2,732,191)       243,517         2,488,674          43.56-76.69
  Assumed (Jefferson
    and 1st United) .........         ----           ----           217,355          11.10-45.30
  Excercised ................         ----        (26,000)       (1,477,080)         15.42-45.30
  Cancelled .................     (552,633)          ----              ----                ----
  Authorized ................    3,794,392           ----              ----                ----
  Forfeited .................       82,075         (1,550)          (92,444)         21.69-57.25
                                ----------        -------        ----------
Total December 31,
  1997 ......................    5,148,165        659,974         8,295,661          11.10-76.69
  Granted ...................   (3,209,626)       364,426         2,845,200          75.00-87.38
  Exercised .................         ----        (69,150)       (2,159,068)         15.73-75.00
  Authorized ................    3,064,084           ----              ----                ----
  Forfeited .................       72,030         (1,000)         (115,150)         33.88-86.50
                                ----------        -------        ----------
Total December 31,
  1998 ......................    5,074,653        954,250         8,866,643          11.10-87.38
                                ==========        =======        ==========

The following table summarizes information concerning currently outstanding and exercisable options.


                         Options Outstanding                              Options Exercisable
--------------------------------------------------------------------   --------------------------
                                         Weighted
                                          Average         Weighted                       Weighted
                                        Remaining          Average                        Average
       Range of            Number     Contractual         Exercise          Number       Exercise
Exercise Prices       Outstanding            Life            Price     Exercisable          Price
---------------       -----------     -----------         --------     -----------      ---------
$  11.10-30.00         1,130,755         2.67            $   23.39     1,130,755        $   23.39
   30.01-50.00         3,268,421         6.12                37.64     1,997,227            36.18
   50.01-70.00         1,637,513         8.09                57.30       309,474            57.30
   70.01-87.38         2,829,954         9.14                76.48       137,338            83.37
                      ----------                                       ---------
                       8,866,643                                       3,574,794
                      ==========                                       =========

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

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note J -- Off-Balance Sheet Trading and Lending Activities -- Continued Off-balance sheet financial instruments involve, in varying degrees, exposure to credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Corporation follows the same credit policies and careful underwriting practices in making commitments and conditional obligations as it does for on-balance sheet instruments. In those instances where collateral is necessary to support financial instrument credit risk, the Corporation assures its ability to access borrower's collateral, in the event of default, through strict adherence to corporate lending policy and applicable state lending laws.

Derivative Financial Instruments Held or Issued for Trading Purposes -- The amounts disclosed below represent the year-end notional and fair value of derivative financial instruments held or issued for trading purposes and the average fair value during the year. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in the debt instrument that the Corporation may be obligated to acquire under certain written put options. The present value of purchased caps and floors in a gain position represents the Corporation's potential credit exposure.


                                                              1998
                                              ---------------------------------------------------------
                                                 Notional    Fair Value     Fair Value        Average
                                                    Value         Gains       (Losses)     Fair Value
                                              -----------    ----------     -------------------------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed .............. $6,101,212      $40,948       ($104,107)        $(109)
 Interest rate swaps-pay floating ...........  6,769,599      120,699         (30,715)          155
 Interest rate caps and floors written ......  2,551,837        2,374            ----            44
 Interest rate caps and floors purchased.....  2,606,271         ----          (2,372)          (44)
Securities trading activities:
 Commitments to purchase securities,
  futures and forward contracts .............     55,769           47            (128)          859
 Commitments to sell securities, futures
  and forward contracts .....................     98,957          346             (16)         (718)
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ..................................  1,689,837       36,656          (1,185)        3,676
 Commitments to sell foreign exchange .......  1,336,800        5,542         (37,906)        2,383
 Foreign exchange options written ...........     28,972          527            (497)           21
 Foreign exchange options purchased .........     28,972         ----            ----             2


                                                                    1997
                                              --------------------------------------------------
                                                Notional   Fair Value   Fair Value      Average
                                                   Value        Gains   (Losses)     Fair Value
                                              ----------   ----------   ----------   ----------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed .............. $3,624,822    $8,423      ($32,930)     $  (94)
 Interest rate swaps-pay floating ...........  4,206,981    38,366        (7,876)        116
 Interest rate caps and floors written ......  1,886,230     1,729          ----          21
 Interest rate caps and floors purchased.....  1,867,736      ----        (1,722)        (21)
Securities trading activities:
 Commitments to purchase securities,
  futures and forward contracts .............    537,237     1,768          (163)        (66)
 Commitments to sell securities, futures
  and forward contracts .....................    584,187       357        (1,896)        222
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ..................................  1,457,485     5,725       (28,525)      7,162
 Commitments to sell foreign exchange .......  1,460,270    30,816        (4,776)     (4,696)
 Foreign exchange options written ...........     12,737       179           (15)         62
 Foreign exchange options purchased .........     12,070        13          (165)        (49)

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

Interest Rate Swaps -- These transactions generally involve the exchange of fixed- and floating-rate payments without the exchange of the underlying principal amounts. Payments made or received under swap contracts are accrued based on contractual terms and are reported as other operating income. The related accrued amounts receivable or payable to customers or counterparties are included in other assets or liabilities. Revenues from the customer portfolio represent a small profit margin on intermediated transactions. The difference in the fair value of the offsetting contracts is not material.

At December 31, 1998, the weighted average maturity of pay-fixed swaps and receive-fixed swaps held in the customer portfolio was 4.35 years. Under pay-fixed swap agreements, the Corporation paid interest at a weighted average fixed rate of 5.60% and received interest at a weighted average floating rate of 5.37% (based on year-end rates). Under receive-fixed swap agreements, the Corporation received interest at a weighted average fixed rate of 5.26% and paid interest at a weighted average floating rate of 5.34% (based on year-end rates).

Interest Rate Caps and Floors -- These instruments are written by the Corporation to enable its customers to transfer, modify or reduce their interest rate risk exposure. In a cap or floor contract, the purchaser pays a premium at the initiation of the contract for the right to receive payments if market interest rates are greater than the strike price of a cap or less than the strike price of a floor. Payments made or received under cap or floor contracts are accrued based on contractual terms and are reported as other operating income.

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note J -- Off-Balance Sheet Trading and Lending Activities -- Concluded Commitments to Purchase and Sell Securities, Futures and Forward Contracts -- These instruments are contracts for delayed delivery of securities or money market instruments in which the seller agrees to deliver a specified instrument at a specified price or yield at a specified date. Commitments to purchase and sell securities, futures and forward contracts used in securities trading operations are recognized currently at market value and are reported as trading account profits (losses).

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


Revenues from the derivative trading portfolio are shown below.


                                           1998          1997          1996
                                        -------       -------       -------
Interest rate contracts .............   $19,406       $ 8,020       $ 3,071
Securities activities ...............    (2,304)       (3,035)        2,772
Foreign exchange activities .........    20,054        11,283        10,292
                                        -------       -------       -------
     Total ..........................   $37,156       $16,268       $16,135
                                        =======       =======       =======

Off-Balance Sheet Financial Instruments Issued for Lending
Activities -- The Corporation issues off-balance sheet financial instruments as part of its commercial and consumer lending activities. The contract amounts of these instruments represent potential credit risk at December 31 as shown below.

                                                1998             1997
                                         -----------      -----------
Commercial and consumer lending
   activities:
   Unfunded commitments to extend
     credit ..........................   $53,178,254      $44,484,255
   Standby letters of credit .........     9,062,050        8,106,782
   Commercial and similar letters of
     credit ..........................       214,086          183,695
   Participations in bankers'
     acceptances .....................         5,240            5,850

Commitments to Extend Credit -- These are legally binding contracts to lend to a customer, provided there is no contract violation. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Credit worthiness is evaluated and in some instances collateral is obtained to support the borrowing. At December 31, 1998 and 1997, approximately 16% and 15%, respectively, of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 23% in 1998 and 25% in 1997 were comprised of cancelable credit card commitments, and approximately 10% in 1998 and 1997 were represented by real estate commitments.

Standby, Commercial and Similar Letters of Credit -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's underwriting process. At December 31, 1998 and 1997, approximately 3% and 4%, respectively, of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

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

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note K -- Off-Balance Sheet Risk Management Activities  -- Concluded
The amounts disclosed below represent the year-end notional and fair value of derivative financial instruments held for risk management purposes. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. There were no deferred losses resulting from terminated swap contracts at December 31, 1998 and 1997.


                                                                                           1998
                                                                           -------------------------------------
                                                                             Notional   Fair Value    Fair Value
                                                                                Value        Gains      (Losses)
                                                                           ----------   ----------    ----------
 Convert floating-rate liabilities to fixed:
  Swaps-pay fixed/receive floating ....................................... $  665,592   $  1,049      $(7,341)
 Convert fixed-rate assets to floating:
  Swaps-pay fixed/receive floating .......................................    329,825       ----      (14,437)
  Forward starting swaps-pay fixed/receive floating ......................    200,000       ----         (257)
 Convert fixed-rate liabilities to floating:
  Swaps-receive fixed/pay floating .......................................  2,100,000    134,960       (2,220)
 Convert liabilities with quarterly rate resets to monthly:
  Swaps-receive floating/pay floating ....................................    300,000       ----         (208)
 Convert floating-rate assets to fixed:
  Swaps-receive fixed/pay floating .......................................    456,896      8,768          (87)
                                                                           ------------ --------      ---------
    Total interest rate swaps and options ................................  4,052,313    144,777      (24,550)
 Financial futures contracts -- hedge of federal funds purchased .........       ----       ----         ----
 Credit derivatives ......................................................  1,500,000        387         ----
                                                                           ------------ --------      ---------
    Total derivatives .................................................... $5,552,313   $145,164      ($ 24,550)
                                                                           ============ ========      =========



                                                                                             1997
                                                                              -----------------------------------
                                                                                Notional   Fair Value   Fair Value
                                                                                   Value        Gains     (Losses)
                                                                              ----------   ----------   ----------
 Convert floating-rate liabilities to fixed:
  Swaps-pay fixed/receive floating .......................................    $  357,056   $   287      $(2,366)
 Convert fixed-rate assets to floating:
  Swaps-pay fixed/receive floating .......................................       358,299      ----       (8,689)
  Forward starting swaps-pay fixed/receive floating ......................     1,375,000    65,915         ----
 Convert fixed-rate liabilities to floating:
  Swaps-receive fixed/pay floating .......................................       300,000      ----         (279)
 Convert liabilities with quarterly rate resets to monthly:
  Swaps-receive floating/pay floating ....................................       409,196     6,932          (75)
 Convert floating-rate assets to fixed:
  Swaps-receive fixed/pay floating .......................................       125,000       878         ----
                                                                              ----------   -------      ---------
    Total interest rate swaps and options ................................     2,924,551    74,012      (11,409)
 Financial futures contracts -- hedge of federal funds purchased .........     1,000,000      ----          (46)
 Credit derivatives ......................................................          ----      ----         ----
                                                                              ----------   -------      ---------
    Total derivatives ....................................................    $3,924,551   $74,012      ($ 11,455)
                                                                              ==========   =======      =========

--------------------------------------------------------------------------------

Note L -- Income Taxes


The provision for income taxes is summarized below.

                                            1998          1997           1996
                                        --------      --------      ---------
Current:
  Federal ...........................   $145,058      $233,618       $282,405
  Foreign ...........................        686           594            542
  State and local ...................     17,416         6,932         10,050
                                        --------      --------      ---------
       Total current ................    163,160       241,144        292,997
Deferred:
  Federal ...........................    251,902        23,453         51,383
  State .............................     14,549        11,716         (1,331)
                                        --------      --------      ---------
       Total deferred ...............    266,451        35,169         50,052
                                        --------      --------      ---------
       Total income tax expense .....   $429,611      $276,313       $343,049
                                        ========      ========      =========

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before taxes were as follows:


                                          1998          1997            1996
                                    ----------      --------      ----------
Income before income taxes ......   $1,303,781      $869,119      $1,100,308
                                    ==========      ========      ==========
Federal income taxes at
  statutory rate ................   $ 456,324       $304,192      $ 385,108
State and local income taxes,
  net of federal benefit ........      20,778         12,121          5,648
Effect of tax-exempt securities
  interest and other income .....     (51,499)       (42,031)       (38,457)
Other items .....................       4,008          2,031         (9,250)
                                    ----------      --------      ----------
       Total income tax
        expense .................   $ 429,611       $276,313      $ 343,049
                                    ==========      ========      ==========

Significant components of the Corporation's deferred tax assets and liabilities, which are included in other assets and other liabilities, at December 31 are as follows:


                                              Deferred Tax Assets
                                             ----------------------
                                                 1998          1997
                                             --------      --------
Allowance for loan losses ................   $200,546      $197,012
Employee compensation and retirement
   benefits ..............................     76,702        72,602
Other ....................................     37,867        40,630
                                             --------      --------
       Gross deferred tax assets .........   $315,115      $310,244
                                             ========      ========


                                                       Deferred Tax Liabilities
                                                      -------------------------
                                                            1998           1997
                                                      ---------        --------
Unrealized gains on securities available-
   for-sale .......................................     $50,719        $ 42,468
Depreciation ......................................      29,279           4,052
Lease financing ...................................     433,753         200,921
Accretion of discounts on securities ..............      19,928          18,326
Identifiable intangibles ..........................      17,459          22,898
Other .............................................      34,372          19,922
                                                      ---------        --------
       Gross deferred tax liabilities .............    $585,510        $308,587
                                                      =========        ========
       Net deferred tax (liability) asset .........   ($270,395)       $  1,657
                                                      =========        ========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note M -- Cash, Dividend, Loan Restrictions, Capital Ratios and Contingent Liabilities
In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1998 was $219,344.

Under current Federal Reserve regulations, the banking subsidiaries also are limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the bank's capital, surplus and undivided profits plus the allowance for loan losses. Based on these limitations, $762,653 was available for loans to the Corporation at December 31, 1998.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries cannot distribute as dividends to the Corporation in 1999, without the approval of the Comptroller of the Currency, more than $215,761 plus an additional amount equal to the banks' retained net profits for 1999 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $4,849,328 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 1998 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

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

At December 31, 1998, the most recent notification from the Comptroller of the Currency categorized the Corporation's banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the banking subsidiaries must maintain minimum Tier I capital, total risk-based capital, and Tier I leverage ratios of 6%, 10% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the banking subsidiaries' well capitalized status.

The actual capital amounts and ratios for the Corporation at December 31, 1998 were as follows: Total risk-based capital of $7,927,628 representing an 11.34% ratio and Tier I capital of $5,585,488 representing Tier I capital and leverage ratios of 7.99% and 8.67%, respectively. Corresponding amounts and ratios for the Corporation as of December 31, 1997 were $7,203,318 representing an 11.11% ratio, $5,465,144 representing ratios of 8.43% and 9.24%, respectively. The actual capital amounts and ratios for the Corporation's principal banking subsidiary, Wachovia Bank, N.A., at December 31, 1998 were as follows: Total risk-based capital of $7,749,905 representing an 11.34% ratio and Tier I capital of $5,097,196 representing Tier I capital and leverage ratios of 7.46% and 8.28%, respectively.

The Corporation, in the normal course of business, is subject to various pending or threatened lawsuits in which claims for monetary damages are asserted. Although it is not possible for the Corporation to predict the outcome of these lawsuits or the range of any possible loss, management, after consultation with legal counsel, does not anticipate that the ultimate aggregate liability, if any, arising from these lawsuits will have a material adverse effect on the Corporation's financial position.

--------------------------------------------------------------------------------


Note N -- Pension and Other Postretirement Benefits The Corporation maintains several defined benefit pension plans, the first of which covers substantially all employees (the Qualified Plan). The Qualified Plan provides pension benefits that are based upon the employee's length of credited service and final average compensation as defined in the plan. The pension expense of the Qualified Plan is determined using the projected unit credit method. The Corporation's policy is to fund amounts allowable for federal income tax purposes. The Corporation also sponsors separate unfunded nonqualified pension plans that provide certain officers with defined pension benefits in excess of limits imposed on qualified plans by federal tax law and for certain compensation not covered in the qualified plans.

The Corporation and its subsidiaries provide certain health care benefits for retired employees. Substantially all of the employees may become eligible for these benefits if they reach retirement age while working for the Corporation or its subsidiaries. The benefits are provided through self-insured plans administered by insurance companies whose premiums are based on the claims paid during the year.

The following table sets forth the changes in the projected benefit obligations and the fair value of plan assets for the Corporation's defined benefit pension plans and health care benefits provided for retired employees and the amounts recognized in the Consolidated Statements of Condition at December 31.

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note N -- Pension and Other Postretirement Benefits  -- Continued

                                                                                Pension Benefits
                                                                       ------------------------------------
                                                                               1998                    1997
                                                                       ------------             -----------
 Change in benefit obligation:
  Projected benefit obligation at beginning of year .........          $754,739                    $585,846
  Service cost ..............................................            31,933                      24,660
  Interest cost .............................................            54,963                      46,626
  Actuarial gain (loss) .....................................            34,414                      84,630
  Benefits paid .............................................           (31,928)                    (30,551)
  Plan change ...............................................            14,480                      13,643
  Purchase business combinations ............................              ----                      29,885
                                                                       ------------                ---------
  Projected benefit obligation at end of year ...............          $858,601                    $754,739
                                                                       ============                =========
 Change in plan assets:
  Fair value of plan assets at beginning of year ............          $742,203                    $603,675
  Actual return on plan assets ..............................           113,372                     130,114
  Employer contributions ....................................             3,663                      11,292
  Benefits paid .............................................           (31,928)                    (30,551)
  Purchase business combinations ............................              ----                      27,673
                                                                       ------------                ---------
  Fair value of plan assets at end of year ..................          $827,310                    $742,203
                                                                       ============                =========
 Accrued benefit cost:
  Funded status .............................................          $(31,291)                   $(12,536)
  Unrecognized transition (asset) liability .................           (22,332)                    (24,028)
  Unrecognized prior service cost ...........................            16,094                       6,446
  Unrecognized net loss (gains) .............................            13,805                      25,606
                                                                       ------------                ---------
  Accrued benefit cost ......................................          $(23,724)                   $ (4,512)
                                                                       ============                =========
 Weighted-average assumptions as of December 31:
  Discount rate .............................................              7.00%                       7.25%
  Expected return on plan assets ............................              9.00%                       8.00%
                                                                   6% through 2001,         6% through 2001,
  Rate of compensation increase .............................         5% thereafter            5% thereafter
  Assumed rate of increase in health care costs:
   Retirees under age 65 ....................................              ----                        ----
   Retirees over age 65 .....................................              ----                        ----

                                                                        Other Benefits
                                                                  --------------------------
                                                                       1998          1997
                                                                  ---------     ---------
 Change in benefit obligation:
  Projected benefit obligation at beginning of year .........     $85,652       $  72,732
  Service cost ..............................................       1,396           2,407
  Interest cost .............................................       5,573           5,718
  Actuarial gain (loss) .....................................      (2,769)          9,059
  Benefits paid .............................................      (6,046)         (6,041)
  Plan change ...............................................      (7,747)           ----
  Purchase business combinations ............................        ----           1,777
                                                                  ---------     -----------
  Projected benefit obligation at end of year ...............     $76,059       $  85,652
                                                                  =========     ===========
 Change in plan assets:
  Fair value of plan assets at beginning of year ............     $12,170       $  12,786
  Actual return on plan assets ..............................       1,361            (616)
  Employer contributions ....................................        ----            ----
  Benefits paid .............................................        ----            ----
  Purchase business combinations ............................        ----            ----
                                                                  ---------     -----------
  Fair value of plan assets at end of year ..................     $13,531       $  12,170
                                                                  =========     ===========
 Accrued benefit cost:
  Funded status .............................................   ($ 62,528)      ($ 73,482)
  Unrecognized transition (asset) liability .................      55,716          59,695
  Unrecognized prior service cost ...........................      (6,612)            626
  Unrecognized net loss (gains) .............................     (11,185)         (8,167)
                                                                  ---------     ------------
  Accrued benefit cost ......................................   ($ 24,609)      ($ 21,328)
                                                                  =========     ============
 Weighted-average assumptions as of December 31:
  Discount rate .............................................        7.00%           7.25%
  Expected return on plan assets ............................        7.00%           7.00%

  Rate of compensation increase .............................        6.00%           6.00%
  Assumed rate of increase in health care costs:
   Retirees under age 65 ....................................        8.00%       8.00-8.20%
   Retirees over age 65 .....................................        6.00%       6.00-8.20%

The rate of increase in health care costs is assumed to remain constant for each category of retirees. Included in plan assets at December 31, 1998 were 130,626 shares of Wachovia Corporation common stock with a market value of $11,422.

                                                          PensionBenefits                           Other Benefits
                                            -------------------------------------        ---------------------------------
                                               1998           1997           1996          1998        1997         1996
                                            --------       -------        -------        -------     -------       -------
Components of net periodic benefit cost:
 Service cost ...........................   $31,933        $24,660        $23,297        $1,396       $ 2,407       $1,955
 Interest cost ..........................    54,963         46,626         41,391         5,573         5,718        5,245
 Expected return on plan assets .........   (63,050)       (50,821)       (44,262)         (852)         (895)        (770)
 Amortization of unrecognized amounts:
  Transition (asset) liability ..........    (5,585)        (5,297)        (5,910)        3,980         3,980        3,979
  Prior service cost ....................       537         (1,532)        (1,617)         (509)           57           57
  Net actuarial loss (gain) .............     2,132          1,360          1,679          (262)         (484)        (476)
                                            --------       -------        -------        -------     --------      -------
Benefit cost ............................   $20,930        $14,996        $14,578        $9,326       $10,783       $9,990
                                            ========       =======        =======        =======     ========      =======


The assumed health care cost trend rate has a significant effect on the amounts reported. A one percentage point change in the assumed health care cost trend rate would have the following effects:

                                           1 Percentage     1 Percentage
                                                  Point            Point
                                               Increase         Decrease
                                           ------------     -------------
 Effect on total of service and interest
   cost components in 1999 .............   $  186           $  164
 Effect on post retirement benefit
   obligation as of December 31,
   1998 ................................   $2,560           $2,263


The Corporation also provides supplemental benefits to substantially all employees through defined contribution plans designed to encourage participants to save on a regular basis and to provide such participants with deferred compensation and additional performance incentive. Total expense relating to these plans, which represented the Corporation's matching and discretionary contributions, was $23,473 in 1998, $25,969 in 1997 and $19,847 in 1996.
Employee participants may elect to contribute from 1% to 15% of base salary, with the Corporation matching 50% of each participant's contribution up to a maximum employer contribution of 3% of base salary. The plans provide

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note N -- Pension and Other Postretirement Benefits -- Concluded for additional contributions of up to 3% of salary in accordance with a preestablished formula based on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the Board of Directors. Effective January 1, 1999, the matching rate for the first 3% of base salary was raised to 100%.

--------------------------------------------------------------------------------


Note O -- Selected Income Statement Information
The components of other operating income and expense for the three years ended December 31 were as follows:


                                                                   1998          1997         1996
                                                               --------      --------     --------
Other operating income:
 Insurance premiums and commissions ........................   $ 31,897      $ 30,205     $ 20,562
 Bankers' acceptance and letter of credit fees .............     39,025        34,526       28,243
 Other service charges and fees ............................     39,766        38,750       38,590
 Other income ..............................................    117,487        84,316       56,035
                                                               --------      --------     --------
   Total other operating income ............................   $228,175      $187,797     $143,430
                                                               ========      ========     ========
Other operating expense:
 Postage and delivery ......................................   $ 52,981      $ 48,657     $ 47,195
 Outside data processing, programming and software .........     68,680        86,497       51,139
 Stationery and supplies ...................................     34,767        30,960       30,043
 Advertising and sales promotion ...........................     70,222        72,046       68,639
 Professional services .....................................     56,066        54,113       41,223
 Travel and business promotion .............................     29,254        25,215       21,096
 Amortization of intangible assets .........................     39,091        13,308        9,163
 Foreclosed property expense, net of income ................        571         1,875        1,930
 Other expense .............................................    209,196       182,480      194,837
                                                               --------      --------     --------
   Total other operating expense ...........................   $560,828      $515,151     $465,265
                                                               ========      ========     ========

--------------------------------------------------------------------------------


Note P -- Earnings Per Share


                                                                              Year Ended December 31
                                                                   ----------------------------------------
                                                                       1998            1997            1996
                                                                   --------            ----            ----
Basic (thousands, except per share)
Average common shares outstanding ..............................    205,058         198,290         204,889
                                                                   ========         =======         =======
Net income .....................................................   $874,170        $592,806        $757,259
                                                                   ========        ========        ========
Per share amount ...............................................   $   4.26        $   2.99        $   3.70
Diluted (thousands, except per share)
Average common shares outstanding ..............................    205,058         198,290         204,889
Dilutive common stock options at average market price ..........      3,778           3,394           2,322
Dilutive common stock awards at average market price ...........        300             210             126
Convertible long-term debt assumed converted ...................         17               7              95
                                                                   --------        --------        --------
Average diluted shares outstanding .............................    209,153         201,901         207,432
                                                                   ========        ========        ========
Net income .....................................................   $874,170        $592,806        $757,259
Add interest on convertible long-term debt, net of tax .........         48               6              65
                                                                   --------        --------        --------
Adjusted net income ............................................   $874,218        $592,812        $757,324
                                                                   ========        ========        ========
Per share amount ...............................................   $   4.18        $   2.94        $   3.65

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note Q -- Fair Value of Financial Instruments

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented.

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

Many of the Corporation's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statements of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements, due from customers on acceptances, short-term borrowed funds, acceptances outstanding, and the financial instruments included in other assets and liabilities. The following summarizes estimated fair values of the Corporation's remaining on-balance sheet financial instruments as of December 31.


                                                         1998
                                            -----------------------------
                                                Carrying        Estimated
                                                   Value       Fair Value
                                            ------------    -------------
Financial assets:
  Trading account assets ................   $  664,812      $  664,812
  Securities ............................    9,367,255       9,425,774
  Loans, net of allowance for loan losses   45,171,230      45,465,075
Financial liabilities:
  Deposits ..............................   40,994,729      41,156,155
  Long-term debt ........................    7,596,727       7,895,996


                                                         1997
                                            -----------------------------
                                               Carrying       Estimated
                                                  Value      Fair Value
                                            ----------      -------------
Financial assets:
  Trading account assets ................   $  999,122      $  999,122
  Securities ............................   10,418,876      10,488,001
  Loans, net of allowance for loan losses   43,649,659      43,944,373
Financial liabilities:
  Deposits ..............................   42,653,843      42,757,011
  Long-term debt ........................    5,934,133       6,041,697

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


                                                        1998            1997
                                                   Estimated       Estimated
                                                  Fair Value      Fair Value
                                                  ----------     -----------
Unfunded commitments to extend credit .........   ($ 76,894)     ($ 44,682)
Letters of credit .............................     (66,434)       (58,429)
Interest rate contracts issued for trading
  purposes ....................................      26,827          5,990
Interest rate contracts held for purposes
  other than trading ..........................     120,614         62,557
Other off-balance sheet financial instruments
  issued or held for trading or lending
  purposes ....................................       3,386          3,318

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note R -- Wachovia Corporation (Parent Company Only) Information
The following is a condensed statement of financial condition of the parent company at December 31.


                                                        1998            1997
                                                 -----------      ----------
Assets
------
Cash on demand deposit with bank
  subsidiary .................................   $       520      $    6,968
Interest-bearing bank balances with bank
  subsidiaries ...............................     1,041,471         856,503
Securities available-for-sale ................       130,829          51,523
Demand loans to nonbank subsidiaries .........       779,035         993,073
Notes receivable from subsidiaries ...........     2,521,540       1,506,529
Investments in:
  Bank subsidiaries ..........................     5,827,743       5,260,189
  Nonbank subsidiaries .......................       293,923         224,157
Other assets .................................       191,817         164,910
                                                 -----------      ----------
       Total assets ..........................   $10,786,878      $9,063,852
                                                 ===========      ==========
Liabilities and Shareholders' Equity
------------------------------------
Parent company commercial paper ..............   $ 1,359,382      $1,034,024
Subordinated notes payable to nonbank
  subsidiaries ...............................     1,031,023       1,080,659
Long-term debt ...............................     2,969,173       1,677,664
Demand loans from bank subsidiary ............        18,015          18,015
Other liabilities ............................        71,053          79,189
Shareholders' equity .........................     5,338,232       5,174,301
                                                 -----------      ----------
       Total liabilities and shareholders'
         equity ..............................   $10,786,878      $9,063,852
                                                 ===========      ==========

The principal maturities of the parent company's long-term debt subsequent to December 31, 1998 are $303,353 in 1999, $249,782 in 2000, $325,179 in 2001,
$151,678 in 2002, $249,032 in 2003 and $2,721,172 thereafter.

The operating results of the parent company for the three years ended December 31 are shown below.


                                              1998           1997          1996
                                          --------       --------      --------
Income
------
Dividends from:
   Bank subsidiaries ..................   $562,000       $658,800       $561,800
   Nonbank subsidiaries ...............       ----         11,060            800
Interest from subsidiaries ............    222,956        184,476        104,823
Other interest income .................      7,997         15,320         16,877
Other income ..........................     57,387         34,012         55,243
                                          --------       --------      ---------
       Total income ...................    850,340        903,668        739,543
Expense
-------
Interest on short-term borrowed
   funds ..............................     64,086         39,566         30,491
Interest on long-term debt ............    197,944        169,192        105,075
Interest paid to subsidiaries .........      1,746         22,354         15,488
Other expense .........................     47,858         50,655         34,349
                                          --------       --------      ---------
       Total expense ..................    311,634        281,767        185,403
Income before income tax
   benefit and equity in
   undistributed net income
   (excess dividends) of
   subsidiaries .......................    538,706        621,901        554,140
Income tax benefit ....................    (14,259)       (16,519)        (7,055)
                                          --------       --------      ---------
Income before equity in
   undistributed net income
   (excess dividends) of
   subsidiaries .......................    552,965        638,420        561,195
Equity in undistributed net
   income (excess dividends) of
   subsidiaries .......................    321,205        (45,614)       196,064
                                          --------       --------      ---------
       Net income .....................   $874,170       $592,806       $757,259
                                          ========       ========      =========

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Concluded
--------------------------------------------------------------------------------
$ in thousands                             Wachovia Corporation and Subsidiaries

Note R -- Wachovia Corporation (Parent Company Only) Information -- Concluded
 The cash flows for the parent company for the three years ended December 31 were as follows:

                                            1998            1997            1996
                                      ----------        --------        --------
Operating Activities
--------------------
Net income ........................   $  874,170        $592,806        $757,259
Other, net ........................       52,802          23,830          (7,177)
Equity in excess dividends
  (undistributed net
  income) of subsidiaries .........     (321,205)         45,614        (196,064)
                                      ----------        --------        --------
  Net cash provided by
     operations ...................      605,767         662,250         554,018
Investing Activities
--------------------
Net (increase) decrease in
  interest-bearing bank
  balances ........................     (184,968)        315,194        (406,418)
Purchases of securities
  available-for-sale ..............     (105,763)        (17,097)       (334,586)
Sale of securities available-
  for-sale ........................       38,257         349,052          30,485
Net decrease (increase) in
  demand loans to nonbank
  subsidiaries ....................      214,038        (559,130)       (149,483)
Notes issued to subsidiaries ......   (1,015,908)       (550,000)           ----
Notes repaid by subsidiaries                 908            ----             585
Net (increase) decrease in
  other assets ....................      (22,318)         (5,154)         26,771
Equity investment in
  subsidiaries ....................     (249,001)        (45,956)        (68,252)
                                      ----------        --------        --------
  Net cash used by investing
     activities ...................   (1,324,755)       (513,091)       (900,898)
Financing Activities
--------------------
Net (decrease) increase in
  loans and notes from
  subsidiaries ....................      (50,474)        355,340         629,616
Net increase in commercial
  paper ...........................      325,358         327,648         204,090
Proceeds from long-term
  debt ............................    1,288,859            ----         196,106
Issuance of stock .................       80,375          59,281          37,445
Dividend payments .................     (381,798)       (327,303)       (304,733)
Common stock repurchased                (531,122)       (537,855)       (415,162)
Decrease in other liabilities .....      (18,658)        (19,346)           (462)
                                      ----------        --------        --------
  Net cash provided (used)
     by financing activities ......      712,540        (142,235)        346,900
                                      ----------        --------        --------
(Decrease) increase in cash .......       (6,448)          6,924              20
Cash at beginning of year .........        6,968              44              24
                                      ----------        --------        --------
Cash at end of year ...............   $      520        $  6,968        $     44
                                      ==========        ========        ========
Noncash investing and
  financing activities:
Common stock issued on
  conversion of long term
  debt ............................   $     ----        $     70        $  6,007

--------------------------------------------------------------------------------
 Year-End Information
--------------------------------------------------------------------------------

              Wachovia Corporation and Subsidiaries



                                                             1998         1997
Condensed Balance Sheet (millions)
Cash and due from banks ..............................   $  3,800     $  4,222
Interest-bearing bank balances .......................        110          133
Federal funds sold and securities
 purchased under resale agreements ...................        675        1,589
Trading account assets ...............................        665          999
Securities:
 Available-for-sale ..................................      7,984        8,909
 Held-to-maturity ....................................      1,384        1,509
Loans, net of unearned income ........................     45,719       44,194
Less allowance for loan losses .......................        548          544
                                                         --------     --------
  Net loans ..........................................     45,171       43,650
Premises and equipment ...............................        902          810
Other assets .........................................      3,432        3,576
                                                         --------     --------
  Total assets .......................................   $ 64,123     $ 65,397
                                                         ========     ========
Deposits in domestic offices .........................   $ 38,718     $ 38,151
Deposits in foreign offices ..........................      2,277        4,503
                                                         --------     --------
  Total deposits .....................................     40,995       42,654
Federal funds purchased and securities
 sold under repurchase agreements ....................      5,463        8,323
Commercial paper .....................................      1,359        1,034
Other short-term borrowed funds ......................      1,912          753
Bank notes ...........................................      2,856        2,940
Other long-term debt .................................      4,741        2,994
Other liabilities ....................................      1,459        1,525
Shareholders' equity .................................      5,338        5,174
                                                         --------     --------
  Total liabilities and shareholders' equity .........   $ 64,123     $ 65,397
                                                         ========     ========
Loan Portfolio (millions)
Domestic borrowers:
 Commercial ..........................................   $ 14,328     $ 13,528
 Tax-exempt ..........................................        973        1,607
 Direct retail .......................................      1,098        1,250
 Indirect retail .....................................      3,240        3,028
 Credit card .........................................      6,049        5,919
 Other revolving credit ..............................        537          460
 Construction ........................................      2,044        1,780
 Commercial mortgages ................................      6,988        6,790
 Residential mortgages ...............................      7,490        8,099
 Lease financing, net ................................      1,879        1,094
                                                         --------     --------
  Total ..............................................     44,626       43,555
 Foreign .............................................      1,093          639
                                                         --------     --------
  Total loans ........................................   $ 45,719     $ 44,194
                                                         ========     ========
Loan Portfolio (percentages)
Commercial ...........................................        33.5         34.2
Credit card ..........................................        13.2         13.4
Other revolving credit ...............................         1.2          1.0
Other retail .........................................         9.5          9.7
Real estate ..........................................        36.1         37.7
Lease financing ......................................         4.1          2.5
Foreign ..............................................         2.4          1.5
                                                         ---------    ---------
  Total ..............................................       100.0        100.0
                                                         =========    =========



                                                             1996         1995         1994         1993
Condensed Balance Sheet (millions)
Cash and due from banks ..............................   $  3,674     $  3,033     $  2,953     $  2,839
Interest-bearing bank balances .......................         78          526            7           13
Federal funds sold and securities
 purchased under resale agreements ...................        276          302          399          884
Trading account assets ...............................      1,190        1,115          891          791
Securities:
 Available-for-sale ..................................      9,825       11,034        7,018        4,094
 Held-to-maturity ....................................      1,352        1,620        4,185        7,879
Loans, net of unearned income ........................     38,007       35,585       31,664       27,754
Less allowance for loan losses .......................        519          519          516          510
                                                         --------     --------     --------     --------
  Net loans ..........................................     37,488       35,066       31,148       27,244
Premises and equipment ...............................        794          781          690          650
Other assets .........................................      2,552        2,315        1,951        1,794
                                                         --------     --------     --------     --------
  Total assets .......................................   $ 57,229     $ 55,792     $ 49,242     $ 46,188
                                                         ========     ========     ========     ========
Deposits in domestic offices .........................   $ 34,137     $ 33,594     $ 29,380     $ 29,201
Deposits in foreign offices ..........................      1,185          761          916          807
                                                         --------     --------     --------     --------
  Total deposits .....................................     35,322       34,355       30,296       30,008
Federal funds purchased and securities
 sold under repurchase agreements ....................      7,206        6,892        6,939        6,198
Commercial paper .....................................        707          535          432          606
Other short-term borrowed funds ......................      1,039        1,776        1,044        1,101
Bank notes ...........................................      4,308        4,691        4,751        2,782
Other long-term debt .................................      2,717        1,493          997          751
Other liabilities ....................................      1,322        1,449          873          998
Shareholders' equity .................................      4,608        4,601        3,910        3,744
                                                         --------     --------     --------     --------
  Total liabilities and shareholders' equity .........   $ 57,229     $ 55,792     $ 49,242     $ 46,188
                                                         ========     ========     ========     ========
Loan Portfolio (millions)
Domestic borrowers:
 Commercial ..........................................   $ 10,341     $ 10,365     $  8,915     $  7,250
 Tax-exempt ..........................................      2,016        2,328        1,907        2,055
 Direct retail .......................................      1,218        1,197        1,128        1,008
 Indirect retail .....................................      3,082        3,118        2,813        2,804
 Credit card .........................................      5,596        4,610        4,522        3,586
 Other revolving credit ..............................        424          417          398          382
 Construction ........................................      1,247        1,008          829          747
 Commercial mortgages ................................      5,684        5,113        4,673        4,242
 Residential mortgages ...............................      7,132        6,537        6,028        5,444
 Lease financing, net ................................        831          502          197          163
                                                         --------     --------     --------     --------
  Total ..............................................     37,571       35,195       31,410       27,681
 Foreign .............................................        436          390          254           73
                                                         --------     --------     --------     --------
  Total loans ........................................   $ 38,007     $ 35,585     $ 31,664     $ 27,754
                                                         ========     ========     ========     ========
Loan Portfolio (percentages)
Commercial ...........................................       32.5         35.7         34.2         33.5
Credit card ..........................................       14.7         12.9         14.3         12.9
Other revolving credit ...............................        1.1          1.2          1.3          1.4
Other retail .........................................       11.3         12.1         12.4         13.7
Real estate ..........................................       37.0         35.6         36.4         37.6
Lease financing ......................................        2.2          1.4           .6           .6
Foreign ..............................................        1.2          1.1           .8           .3
                                                         ---------    ---------    ---------    ---------
  Total ..............................................      100.0        100.0        100.0        100.0
                                                         =========    =========    =========    =========

--------------------------------------------------------------------------------
 Consolidated Average Balances
--------------------------------------------------------------------------------
thousands                                  Wachovia Corporation and Subsidiaries


                                                                                    1998                         1997
                                                                                    Amount           %       Amount         %
Assets
Loans -- net of unearned income:
  Commercial ................................................................  $14,023,069       21.9   $11,326,589       19.7
  Tax-exempt ................................................................    1,218,909        1.9     1,743,227        3.0
                                                                              ------------      -----  ------------      -----
    Total commercial ........................................................   15,241,978       23.8    13,069,816       22.7
  Direct retail .............................................................    1,143,392        1.8     1,193,557        2.1
  Indirect retail ...........................................................    3,090,938        4.8     2,966,521        5.1
  Credit card ...............................................................    5,680,171        8.9     5,626,062        9.8
  Other revolving credit ....................................................      497,681         .8       423,900         .7
                                                                              ------------      -----  ------------      -----
    Total retail ............................................................   10,412,182       16.3    10,210,040       17.7
  Construction ..............................................................    1,892,817        3.0     1,498,438        2.6
  Commercial mortgages ......................................................    6,812,786       10.6     6,067,194       10.5
  Residential mortgages .....................................................    7,808,436       12.2     7,422,225       12.9
                                                                              ------------      -----  ------------      -----
    Total real estate .......................................................   16,514,039       25.8    14,987,857       26.0
  Lease financing ...........................................................    1,428,872        2.2       955,055        1.7
  Foreign ...................................................................      803,644        1.3       493,110         .9
                                                                              ------------      -----  ------------      -----
    Total loans .............................................................   44,400,715       69.4    39,715,878       69.0
Securities:
  Held-to-maturity:
   State and municipal ......................................................      193,911         .3       221,196         .4
   Other ....................................................................    1,282,160        2.0     1,101,603        1.8
                                                                              ------------      -----  ------------      -----
    Total securities held-to-maturity .......................................    1,476,071        2.3     1,322,799        2.2
  Available-for-sale ........................................................    9,106,015       14.2     9,470,064       16.4
                                                                              ------------      -----  ------------      -----
    Total securities ........................................................   10,582,086       16.5    10,792,863       18.6
Interest-bearing bank balances ..............................................      157,219         .3        88,801         .2
Federal funds sold and securities purchased under resale agreements .........      467,079         .7       397,213         .7
Trading account assets ......................................................      954,809        1.5       960,244        1.7
                                                                              ------------      -----  ------------      -----
    Total interest-earning assets ...........................................   56,561,908       88.4    51,954,999       90.2
Cash and due from banks .....................................................    3,210,746        5.1     2,904,160        5.0
Premises and equipment ......................................................      856,737        1.3       803,362        1.4
Other assets (1) ............................................................    3,854,897        6.0     2,465,276        4.3
Allowance for loan losses ...................................................     (535,753)    (  .8)      (520,722)    (  .9)
                                                                              ------------     ------  ------------     ------
    Total assets ............................................................  $63,948,535      100.0   $57,607,075      100.0
                                                                              ============     ======  ============     ======
Liabilities and Shareholders' Equity
Interest-bearing deposits in domestic offices:
  Demand ....................................................................  $ 4,984,421        7.8   $ 4,108,606        7.1
  Savings and money market savings ..........................................   11,603,522       18.2    10,594,764       18.4
  Savings certificates ......................................................    9,943,373       15.5    10,364,936       18.0
  Large denomination certificates ...........................................    3,051,290        4.8     2,929,042        5.1
                                                                              ------------     ------  ------------     ------
    Total interest-bearing deposits in domestic offices .....................   29,582,606       46.3    27,997,348       48.6
Interest-bearing deposits in foreign offices ................................    2,428,713        3.8     1,585,149        2.8
                                                                              ------------     ------  ------------     ------
    Total interest-bearing deposits .........................................   32,011,319       50.1    29,582,497       51.4
Federal funds purchased and securities sold under repurchase agreements .....    7,498,279       11.7     6,743,997       11.7
Commercial paper ............................................................    1,276,624        2.0       781,345        1.4
Other short-term borrowed funds .............................................    2,120,256        3.3     1,461,781        2.5
                                                                              ------------     ------  ------------     ------
    Total short-term borrowed funds .........................................   10,895,159       17.0     8,987,123       15.6
Bank notes ..................................................................    2,619,824        4.1     3,075,331        5.3
Other long-term debt ........................................................    3,658,983        5.7     3,046,492        5.3
                                                                              ------------     ------  ------------     ------
    Total long-term debt ....................................................    6,278,807        9.8     6,121,823       10.6
                                                                              ------------     ------  ------------     ------
    Total interest-bearing liabilities ......................................   49,185,285       76.9    44,691,443       77.6
Other deposits:
  Demand in domestic offices ................................................    7,797,454       12.2     6,921,083       12.0
  Demand in foreign offices .................................................          309         .0           169         .0
  Noninterest-bearing time in domestic offices ..............................        5,203         .0        13,192         .0
Other liabilities ...........................................................    1,792,333        2.8     1,447,863        2.5
Shareholders' equity ........................................................    5,167,951        8.1     4,533,325        7.9
                                                                              ------------     ------  ------------     ------
    Total liabilities and shareholders' equity ..............................  $63,948,535      100.0   $57,607,075      100.0
                                                                              ============     ======  ============     ======
Total deposits ..............................................................  $39,814,285              $36,516,941

(1) Includes unrealized gains (losses) of $131,761 in 1998, $65,846 in 1997, $93,556 in 1996, $34,248 in 1995 and ($12,405) in 1994 on securities available-for-sale.

--------------------------------------------------------------------------------

                                                                                    1996                    1995
                                                                                  Amount       %          Amount       %

Assets
Loans -- net of unearned income:
  Commercial ................................................................ $10,480,829     18.9    $ 9,727,718    18.8
  Tax-exempt ................................................................   2,126,486      3.8      2,067,016     4.0
                                                                             ------------    -----  -------------   -----
    Total commercial ........................................................  12,607,315     22.7     11,794,734    22.8
  Direct retail .............................................................   1,194,349      2.1      1,177,466     2.3
  Indirect retail ...........................................................   3,138,707      5.6      2,973,026     5.8
  Credit card ...............................................................   4,948,626      8.9      4,551,448     8.8
  Other revolving credit ....................................................     417,953       .8        398,693      .8
                                                                             ------------    -----  -------------   -----
    Total retail ............................................................   9,699,635     17.4      9,100,633    17.7
  Construction ..............................................................   1,069,576      1.9        948,248     1.8
  Commercial mortgages ......................................................   5,452,795      9.8      4,902,241     9.5
  Residential mortgages .....................................................   6,796,978     12.2      6,182,282    12.0
                                                                             ------------    -----  -------------   -----
    Total real estate .......................................................  13,319,349     23.9     12,032,771    23.3
  Lease financing ...........................................................     655,485      1.2        278,038      .5
  Foreign ...................................................................     457,500       .8        304,277      .6
                                                                             ------------    -----  -------------   -----
    Total loans .............................................................  36,739,284     66.0     33,510,453    64.9

Securities:
  Held-to-maturity:
   State and municipal ......................................................     273,529       .5        423,747      .8
   Other ....................................................................   1,199,467      2.1      3,735,893     7.1
                                                                             ------------    -----  -------------   -----
    Total securities held-to-maturity .......................................   1,472,996      2.6      4,159,640     7.9
  Available-for-sale ........................................................  10,402,219     18.7      7,817,579    15.2
                                                                             ------------    -----  -------------   -----
    Total securities ........................................................  11,875,215     21.3     11,977,219    23.1
Interest-bearing bank balances ..............................................     420,838       .8        119,277      .2
Federal funds sold and securities purchased under resale agreements .........     286,478       .5        221,359      .4
Trading account assets ......................................................     921,764      1.7        916,140     1.8
                                                                             ------------    -----  -------------   -----
    Total interest-earning assets ...........................................  50,243,579     90.3     46,744,448    90.4
Cash and due from banks .....................................................   2,789,738      5.1      2,801,993     5.5
Premises and equipment ......................................................     785,438      1.4        722,418     1.4
Other assets (1) ............................................................   2,278,391      4.1      1,951,842     3.7
Allowance for loan losses ...................................................    (512,943)  (  .9)       (517,430) ( 1.0)
                                                                             ------------   ------  -------------  ------
    Total assets ............................................................ $55,584,203    100.0    $51,703,271   100.0
                                                                             ============   ======  =============  ======
Liabilities and Shareholders' Equity
Interest-bearing deposits in domestic offices:
  Demand .................................................................... $ 3,993,079      7.2    $ 3,923,942     7.6
  Savings and money market savings ..........................................   9,440,738     17.0      8,318,312    16.1
  Savings certificates ......................................................  10,521,925     18.9     10,435,857    20.3
  Large denomination certificates ...........................................   2,612,410      4.7      2,173,624     4.2
                                                                             ------------   ------  -------------  ------
    Total interest-bearing deposits in domestic offices .....................  26,568,152     47.8     24,851,735    48.2
Interest-bearing deposits in foreign offices ................................   1,040,585      1.9        749,511     1.4
                                                                             ------------   ------  -------------  ------
    Total interest-bearing deposits .........................................  27,608,737     49.7     25,601,246    49.6
Federal funds purchased and securities sold under repurchase agreements .....   7,136,064     12.8      6,263,319    12.1
Commercial paper ............................................................     595,806      1.1        535,210     1.0
Other short-term borrowed funds .............................................   1,286,160      2.3      2,061,418     4.0
                                                                             ------------   ------  -------------  ------
    Total short-term borrowed funds .........................................   9,018,030     16.2      8,859,947    17.1
Bank notes ..................................................................   4,609,878      8.3      4,174,561     8.1
Other long-term debt ........................................................   2,082,894      3.7      1,520,122     2.9
                                                                             ------------   ------  -------------  ------
    Total long-term debt ....................................................   6,692,772     12.0      5,694,683    11.0
                                                                             ------------   ------  -------------  ------
    Total interest-bearing liabilities ......................................  43,319,539     77.9     40,155,876    77.7
Other deposits:
  Demand in domestic offices ................................................   6,476,977     11.7      6,214,100    12.0
  Demand in foreign offices .................................................       1,563       .0          6,823      .0
  Noninterest-bearing time in domestic offices ..............................      12,362       .0         12,537      .0
Other liabilities ...........................................................   1,315,939      2.4      1,150,355     2.2
Shareholders' equity ........................................................   4,457,823      8.0      4,163,580     8.1
                                                                             ------------   ------  -------------  ------
    Total liabilities and shareholders' equity .............................. $55,584,203    100.0    $51,703,271   100.0
                                                                             ============   ======  =============  ======
Total deposits .............................................................. $34,099,639             $31,834,706
                                                                                                                           Five-Year
                                                                                    1994                    1993            Compound
                                                                                  Amount        %         Amount      %  Growth Rate

Assets
Loans -- net of unearned income:
  Commercial ..............................................................   $ 7,923,773     17.1    $ 6,691,358    15.8      15.9%
  Tax-exempt ..............................................................     2,066,908      4.4      1,993,493     4.7     ( 9.4)
                                                                            -------------    -----  -------------   -----
    Total commercial ......................................................     9,990,681     21.5      8,684,851    20.5      11.9
  Direct retail ...........................................................     1,087,952      2.3        955,942     2.2       3.6
  Indirect retail .........................................................     2,862,342      6.2      2,593,024     6.1       3.6
  Credit card .............................................................     4,014,135      8.6      2,993,593     7.1      13.7
  Other revolving credit ..................................................       382,216       .8        370,403      .9       6.1
                                                                            -------------    -----  -------------   -----
    Total retail ..........................................................     8,346,645     17.9      6,912,962    16.3       8.5
  Construction ............................................................       791,154      1.7        801,627     1.9      18.7
  Commercial mortgages ....................................................     4,529,213      9.7      4,131,072     9.7      10.5
  Residential mortgages ...................................................     5,587,543     12.0      5,028,473    11.9       9.2
                                                                            -------------    -----  -------------   -----
    Total real estate .....................................................    10,907,910     23.4      9,961,172    23.5      10.6
  Lease financing .........................................................       180,022       .4        140,887      .3      58.9
  Foreign .................................................................       108,028       .2         76,212      .2      60.2
                                                                            -------------    -----  -------------   -----
    Total loans ...........................................................    29,533,286     63.4     25,776,084    60.8      11.5

Securities:
  Held-to-maturity:
   State and municipal ....................................................       599,206      1.3        826,228     1.9     (25.2)
   Other ..................................................................     3,371,132      7.1      9,146,254    21.5     (32.5)
                                                                            -------------    -----  -------------   -----
    Total securities held-to-maturity .....................................     3,970,338      8.4      9,972,482    23.4     (31.8)
  Available-for-sale ......................................................     7,267,408     15.6      1,020,590     2.4      54.9
                                                                            -------------    -----  -------------   -----
    Total securities ......................................................    11,237,746     24.0     10,993,072    25.8     (  .8)
Interest-bearing bank balances ............................................        31,941       .1         92,927      .2      11.1
Federal funds sold and securities purchased under resale agreements .......       303,177       .7        564,358     1.3     ( 3.7)
Trading account assets ....................................................       689,417      1.5        721,892     1.7       5.8
                                                                            -------------    -----  -------------   -----
    Total interest-earning assets .........................................    41,795,567     89.7     38,148,333    89.8       8.2
Cash and due from banks ...................................................     2,688,765      5.9      2,640,520     6.2       4.0
Premises and equipment ....................................................       663,773      1.4        613,822     1.4       6.9
Other assets (1) ..........................................................     1,910,228      4.1      1,630,243     3.8      18.8
Allowance for loan losses .................................................      (516,702)  ( 1.1)       (503,697) ( 1.2)       1.2
                                                                            -------------   ------  -------------  ------
    Total assets ..........................................................   $46,541,631    100.0    $42,529,221   100.0       8.5
                                                                            =============   ======  =============  ======
Liabilities and Shareholders' Equity
Interest-bearing deposits in domestic offices:
  Demand ..................................................................   $ 4,047,307      8.7    $ 3,851,842     9.1       5.3
  Savings and money market savings ........................................     7,973,997     17.1      7,906,297    18.6       8.0
  Savings certificates ....................................................     8,419,653     18.0      8,372,243    19.6       3.5
  Large denomination certificates .........................................     1,889,807      4.1      2,263,284     5.3       6.2
                                                                            -------------   ------  -------------  ------
    Total interest-bearing deposits in domestic offices ...................    22,330,764     47.9     22,393,666    52.6       5.7
Interest-bearing deposits in foreign offices ..............................       516,157      1.1        466,571     1.1      39.1
                                                                            -------------   ------  -------------  ------
    Total interest-bearing deposits .......................................    22,846,921     49.0     22,860,237    53.7       7.0
Federal funds purchased and securities sold under repurchase agreements ...     6,146,656     13.2      5,015,727    11.8       8.4
Commercial paper ..........................................................       524,715      1.1        503,317     1.2      20.5
Other short-term borrowed funds ...........................................       697,743      1.5        981,020     2.3      16.7
                                                                            -------------   ------  -------------  ------
    Total short-term borrowed funds .......................................     7,369,114     15.8      6,500,064    15.3      10.9
Bank notes ................................................................     3,629,703      7.8      1,535,750     3.6      11.3
Other long-term debt ......................................................     1,524,081      3.3        994,090     2.3      29.8
                                                                            -------------   ------  -------------  ------
    Total long-term debt ..................................................     5,153,784     11.1      2,529,840     5.9      19.9
                                                                            -------------   ------  -------------  ------
    Total interest-bearing liabilities ....................................    35,369,819     75.9     31,890,141    74.9       9.1
Other deposits:
  Demand in domestic offices ..............................................     6,215,419     13.4      6,117,579    14.4       5.0
  Demand in foreign offices ...............................................         5,380       .0          5,516      .0     (43.8)
  Noninterest-bearing time in domestic offices ............................        70,997       .2         75,976      .2     (41.5)
Other liabilities .........................................................     1,067,818      2.3        921,075     2.2      14.2
Shareholders' equity ......................................................     3,812,198      8.2      3,518,934     8.3       8.0
                                                                            -------------   ------  -------------  ------
    Total liabilities and shareholders' equity ............................   $46,541,631    100.0    $42,529,221   100.0       8.5
                                                                            =============   ======  =============  ======
Total deposits ............................................................   $29,138,717             $29,059,308               6.5




--------------------------------------------------------------------------------
 Net Interest Income -- Taxable Equivalent
--------------------------------------------------------------------------------
thousands                                  Wachovia Corporation and Subsidiaries

                                                                                         1998                      1997
                                                                                     Amount              %     Amount            %
Interest Income
Loans, including fees:
 Commercial .................................................................   $ 1,011,401       21.5    $   829,406       19.2
 Tax-exempt .................................................................       112,672        2.4        155,689        3.6
                                                                              -------------      -----  -------------      -----
    Total commercial ........................................................     1,124,073       23.9        985,095       22.8
 Direct retail ..............................................................       107,405        2.3        107,326        2.5
 Indirect retail ............................................................       255,512        5.4        254,001        5.9
 Credit card ................................................................       764,426       16.2        727,114       16.8
 Other revolving credit .....................................................        55,644        1.2         52,007        1.2
                                                                              -------------      -----  -------------      -----
    Total retail ............................................................     1,182,987       25.1      1,140,448       26.4
 Construction ...............................................................       170,403        3.6        140,780        3.3
 Commercial mortgages .......................................................       584,266       12.4        505,876       11.7
 Residential mortgages ......................................................       618,118       13.1        592,907       13.7
                                                                              -------------      -----  -------------      -----
    Total real estate .......................................................     1,372,787       29.1      1,239,563       28.7
 Lease financing ............................................................       166,128        3.5         92,721        2.1
 Foreign ....................................................................        55,067        1.2         34,164         .8
                                                                              -------------      -----  -------------      -----
    Total loans .............................................................     3,901,042       82.8      3,491,991       80.8
Securities:
 Held-to-maturity:
   State and municipal ......................................................        21,179         .5         26,259         .6
   Other investments ........................................................        96,430        2.0         87,631        2.0
                                                                              -------------      -----  -------------      -----
    Total securities held-to-maturity .......................................       117,609        2.5        113,890        2.6
 Available-for-sale .........................................................       609,245       12.9        635,195       14.7
                                                                              -------------      -----  -------------      -----
    Total securities ........................................................       726,854       15.4        749,085       17.3
Interest-bearing bank balances ..............................................        12,988         .3          5,230         .1
Federal funds sold and securities purchased under resale agreements .........        25,803         .5         22,319         .5
Trading account assets ......................................................        45,432        1.0         51,654        1.3
                                                                              -------------      -----  -------------      -----
   Total interest income ....................................................     4,712,119      100.0      4,320,279      100.0
Interest Expense
Interest-bearing demand .....................................................        64,530        1.4         64,249        1.5
Savings and money market savings ............................................       451,655        9.6        405,444        9.4
Savings certificates ........................................................       542,477       11.5        582,145       13.4
Large denomination certificates .............................................       165,384        3.5        164,391        3.8
                                                                              -------------      -----  -------------      -----
    Total interest-bearing deposits in domestic offices .....................     1,224,046       26.0      1,216,229       28.1
Interest-bearing deposits in foreign offices ................................       135,659        2.9         87,320        2.0
                                                                              -------------      -----  -------------      -----
    Total interest-bearing deposits .........................................     1,359,705       28.9      1,303,549       30.1
Federal funds purchased and securities sold under repurchase agreements .....       388,390        8.2        357,190        8.3
Commercial paper ............................................................        64,088        1.3         39,566         .9
Other short-term borrowed funds .............................................       111,368        2.4         81,406        1.9
                                                                              -------------      -----  -------------      -----
    Total short-term borrowed funds .........................................       563,846       11.9        478,162       11.1
Bank notes ..................................................................       159,896        3.4        188,710        4.4
Other long-term debt ........................................................       230,766        4.9        198,397        4.6
                                                                              -------------      -----  -------------      -----
    Total long-term debt ....................................................       390,662        8.3        387,107        9.0
                                                                              -------------      -----  -------------      -----
    Total interest expense ..................................................     2,314,213       49.1      2,168,818       50.2
                                                                              -------------      -----  -------------      -----
Net Interest Income .........................................................   $ 2,397,906       50.9    $ 2,151,461       49.8
                                                                              =============      =====  =============      =====
Percentage of interest-earning assets:
 Interest income ............................................................          8.33%                     8.32%
 Interest expense ...........................................................          4.09                      4.18
                                                                              -------------             -------------
    Net interest income .....................................................          4.24%                     4.14%
                                                                              =============             =============
Taxable equivalent adjustment included in interest income:
 Loans ......................................................................   $    27,638               $    36,695
 Securities .................................................................        18,301                    19,862
 Trading account assets .....................................................           935                     1,337
                                                                              -------------             -------------
    Total (2) ...............................................................   $    46,874               $    57,894
                                                                              =============             =============

(1) Percentages reflected above are based on total interest income.
(2) The taxable equivalent adjustment reflects the federal income tax rate of 35% and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

--------------------------------------------------------------------------------

                                                                                     1996                      1995
                                                                                   Amount          %         Amount          %

Interest Income
Loans, including fees:
 Commercial .................................................................  $   747,463       18.3    $   728,263       18.7
 Tax-exempt .................................................................      190,285        4.7        203,551        5.2
                                                                             -------------      -----  -------------      -----
    Total commercial ........................................................      937,748       23.0        931,814       23.9
 Direct retail ..............................................................      106,634        2.6        103,522        2.7
 Indirect retail ............................................................      266,435        6.5        245,936        6.3
 Credit card ................................................................      595,208       14.6        566,391       14.5
 Other revolving credit .....................................................       51,026        1.2         50,544        1.3
                                                                             -------------      -----  -------------      -----
    Total retail ............................................................    1,019,303       24.9        966,393       24.8
 Construction ...............................................................       99,470        2.4         93,152        2.4
 Commercial mortgages .......................................................      452,576       11.1        423,149       10.9
 Residential mortgages ......................................................      552,944       13.5        505,995       13.0
                                                                             -------------      -----  -------------      -----
    Total real estate .......................................................    1,104,990       27.0      1,022,296       26.3
 Lease financing ............................................................       61,717        1.5         24,173         .6
 Foreign ....................................................................       32,098         .8         22,610         .6
                                                                             -------------      -----  -------------      -----
    Total loans .............................................................    3,155,856       77.2      2,967,286       76.2
Securities:
 Held-to-maturity:
   State and municipal ......................................................       33,547         .8         50,192        1.3
   Other investments ........................................................       96,509        2.4        271,292        7.0
                                                                             -------------      -----  -------------      -----
    Total securities held-to-maturity .......................................      130,056        3.2        321,484        8.3
 Available-for-sale .........................................................      700,202       17.1        526,287       13.5
                                                                             -------------      -----  -------------      -----
    Total securities ........................................................      830,258       20.3        847,771       21.8
Interest-bearing bank balances ..............................................       33,284         .8          9,377         .2
Federal funds sold and securities purchased under resale agreements .........       15,411         .4         13,279         .3
Trading account assets ......................................................       51,740        1.3         60,416        1.5
                                                                             -------------      -----  -------------      -----
   Total interest income ....................................................    4,086,549      100.0      3,898,129      100.0
Interest Expense
Interest-bearing demand .....................................................       59,761        1.5         74,179        1.9
Savings and money market savings ............................................      336,596        8.2        304,294        7.8
Savings certificates ........................................................      598,869       14.6        596,122       15.2
Large denomination certificates .............................................      153,571        3.8        126,708        3.3
                                                                             -------------      -----  -------------      -----
    Total interest-bearing deposits in domestic offices .....................    1,148,797       28.1      1,101,303       28.2
Interest-bearing deposits in foreign offices ................................       54,942        1.3         41,876        1.1
                                                                             -------------      -----  -------------      -----
    Total interest-bearing deposits .........................................    1,203,739       29.4      1,143,179       29.3
Federal funds purchased and securities sold under repurchase agreements .....      382,976        9.4        374,158        9.6
Commercial paper ............................................................       29,054         .7         29,324         .8
Other short-term borrowed funds .............................................       70,206        1.7        124,283        3.2
                                                                             -------------      -----  -------------      -----
    Total short-term borrowed funds .........................................      482,236       11.8        527,765       13.6
Bank notes ..................................................................      264,486        6.5        258,885        6.6
Other long-term debt ........................................................      135,310        3.3         81,326        2.1
                                                                             -------------      -----  -------------      -----
    Total long-term debt ....................................................      399,796        9.8        340,211        8.7
                                                                             -------------      -----  -------------      -----
    Total interest expense ..................................................    2,085,771       51.0      2,011,155       51.6
                                                                             -------------      -----  -------------      -----
Net Interest Income .........................................................  $ 2,000,778       49.0    $ 1,886,974       48.4
                                                                             =============      =====  =============      =====
Percentage of interest-earning assets:
 Interest income ............................................................         8.13%                     8.35%
 Interest expense ...........................................................         4.15                      4.31
                                                                             -------------             -------------
    Net interest income .....................................................         3.98%                     4.04%
                                                                             =============             =============
Taxable equivalent adjustment included in interest income:
 Loans ......................................................................  $    46,158               $    55,068
 Securities .................................................................       28,577                    46,817
 Trading account assets .....................................................        2,306                     4,594
                                                                             -------------             -------------
    Total (2) ...............................................................  $    77,041               $   106,479
                                                                             =============             =============

                                                                                                                           Five-Year
                                                                                    1994                   1993             Compound
                                                                                  Amount        %        Amount        % Growth Rate


Interest Income
Loans, including fees:
 Commercial ................................................................  $   486,566    15.6    $   362,764     12.7      22.8%
 Tax-exempt ................................................................      186,360     5.9        181,785      6.4     ( 9.1)
                                                                            -------------   -----  -------------    -----
    Total commercial .......................................................      672,926    21.5        544,549     19.1      15.6
 Direct retail .............................................................       86,093     2.7         80,775      2.8       5.9
 Indirect retail ...........................................................      223,830     7.1        220,751      7.8       3.0
 Credit card ...............................................................      453,117    14.6        359,334     12.6      16.3
 Other revolving credit ....................................................       44,904     1.4         42,392      1.5       5.6
                                                                            -------------   -----  -------------    -----
    Total retail ...........................................................      807,944    25.8        703,252     24.7      11.0
 Construction ..............................................................       70,261     2.2         58,712      2.1      23.8
 Commercial mortgages ......................................................      352,563    11.2        308,194     10.8      13.6
 Residential mortgages .....................................................      434,177    13.9        410,837     14.5       8.5
                                                                            -------------   -----  -------------    -----
    Total real estate ......................................................      857,001    27.3        777,743     27.4      12.0
 Lease financing ...........................................................       14,090      .4         12,540       .4      67.7
 Foreign ...................................................................        6,162      .2          3,318       .1      75.4
                                                                            -------------   -----  -------------    -----
    Total loans ............................................................    2,358,123    75.2      2,041,402     71.7      13.8
Securities:
 Held-to-maturity:
   State and municipal .....................................................       75,069     2.4         97,057      3.4     (26.2)
   Other investments .......................................................      234,557     7.5        596,239     21.0     (30.5)
                                                                            -------------   -----  -------------    -----
    Total securities held-to-maturity ......................................      309,626     9.9        693,296     24.4     (29.9)
 Available-for-sale ........................................................      416,408    13.3         60,408      2.1      58.8
                                                                            -------------   -----  -------------    -----
    Total securities .......................................................      726,034    23.2        753,704     26.5     (  .7)
Interest-bearing bank balances .............................................        1,322      .0          2,980       .1      34.2
Federal funds sold and securities purchased under resale agreements ........       13,262      .4         18,675       .7       6.7
Trading account assets .....................................................       36,407     1.2         28,481      1.0       9.8
                                                                            -------------   -----  -------------    -----
   Total interest income ...................................................    3,135,148   100.0      2,845,242    100.0      10.6
Interest Expense
Interest-bearing demand ....................................................       70,890     2.3         76,099      2.7     ( 3.2)
Savings and money market savings ...........................................      221,317     7.1        209,608      7.4      16.6
Savings certificates .......................................................      383,670    12.2        384,360     13.5       7.1
Large denomination certificates ............................................       84,669     2.7        112,188      3.9       8.1
                                                                            -------------   -----  -------------    -----
    Total interest-bearing deposits in domestic offices ....................      760,546    24.3        782,255     27.5       9.4
Interest-bearing deposits in foreign offices ...............................       22,318      .7         14,503       .5      56.4
                                                                            -------------   -----  -------------    -----
    Total interest-bearing deposits ........................................      782,864    25.0        796,758     28.0      11.3
Federal funds purchased and securities sold under repurchase agreements ....      268,155     8.6        159,265      5.7      19.5
Commercial paper ...........................................................       20,587      .7         15,103       .5      33.5
Other short-term borrowed funds ............................................       29,559      .9         31,827      1.1      28.5
                                                                            -------------   -----  -------------    -----
    Total short-term borrowed funds ........................................      318,301    10.2        206,195      7.3      22.3
Bank notes .................................................................      203,777     6.5         79,734      2.8      14.9
Other long-term debt .......................................................       64,064     2.0         46,022      1.6      38.1
                                                                            -------------   -----  -------------    -----
    Total long-term debt ...................................................      267,841     8.5        125,756      4.4      25.4
                                                                            -------------   -----  -------------    -----
    Total interest expense .................................................    1,369,006    43.7      1,128,709     39.7      15.4
                                                                            -------------   -----  -------------    -----
Net Interest Income ........................................................  $ 1,766,142    56.3    $ 1,716,533     60.3       6.9
                                                                            =============   =====  =============    =====
Percentage of interest-earning assets:
 Interest income ...........................................................         7.50%                  7.46%
 Interest expense ..........................................................         3.28                   2.96
                                                                            -------------          -------------
    Net interest income ....................................................         4.22%                  4.50%
                                                                            =============          =============
Taxable equivalent adjustment included in interest income:
 Loans .....................................................................  $    52,918            $    53,899
 Securities ................................................................       52,268                 52,426
 Trading account assets ....................................................        2,871                  2,235
                                                                            -------------          -------------
    Total (2) ..............................................................  $   108,057            $   108,560
                                                                            =============          =============

--------------------------------------------------------------------------------
 Statistical Summary
--------------------------------------------------------------------------------

              Wachovia Corporation and Subsidiaries


                                                                     1998       1997
Average Yields Earned (taxable equivalent)
Loans:
 Commercial ....................................................     7.21%      7.32%
 Tax-exempt ....................................................     9.24       8.93
   Total commercial ............................................     7.37       7.54
 Direct retail .................................................     9.39       8.99
 Indirect retail ...............................................     8.27       8.56
 Credit card ...................................................    13.46      12.92
 Other revolving credit ........................................    11.18      12.27
   Total retail ................................................    11.36      11.17
 Construction ..................................................     9.00       9.40
 Commercial mortgages ..........................................     8.58       8.34
 Residential mortgages .........................................     7.92       7.99
   Total real estate ...........................................     8.31       8.27
 Lease financing ...............................................    11.63       9.71
 Foreign .......................................................     6.85       6.93
   Total loans .................................................     8.79       8.79
Securities:
 Held-to-maturity:
   State and municipal .........................................    10.92      11.87
   Other .......................................................     7.52       7.95
    Total securities held-to-maturity ..........................     7.97       8.61
 Available-for-sale ............................................     6.69       6.71
    Total securities ...........................................     6.87       6.94
Interest-bearing bank balances .................................     8.26       5.89
Federal funds sold and securities purchased under resale
 agreements ....................................................     5.52       5.62
Trading account assets .........................................     4.76       5.38
   Total interest-earning assets ...............................     8.33       8.32
Average Rates Paid
Interest-bearing demand ........................................     1.29%      1.56%
Savings and money market savings ...............................     3.89       3.83
Savings certificates ...........................................     5.46       5.62
Large denomination certificates ................................     5.42       5.61
   Total interest-bearing deposits in domestic offices .........     4.14       4.34
Interest-bearing deposits in foreign offices ...................     5.59       5.51
   Total interest-bearing deposits .............................     4.25       4.41
Federal funds purchased and securities sold under repurchase
 agreements ....................................................     5.18       5.30
Commercial paper ...............................................     5.02       5.06
Other short-term borrowed funds ................................     5.25       5.57
   Total short-term borrowed funds .............................     5.18       5.32
Bank notes .....................................................     6.10       6.14
Other long-term debt ...........................................     6.31       6.51
   Total long-term debt ........................................     6.22       6.32
   Total interest-bearing liabilities ..........................     4.71       4.85
Interest rate spread ...........................................     3.62       3.47
Net yield on interest-earning assets ...........................     4.24       4.14
Ratios (averages)
Shareholders' equity to:
 Total assets ..................................................     8.08%      7.87%
 Net loans .....................................................    11.78      11.57
 Deposits ......................................................    12.98      12.41
 Equity and long-term debt .....................................    45.15      42.54
Return on assets ...............................................     1.37       1.03
Return on shareholders' equity .................................    16.92      13.08
Return on deposits .............................................     2.20       1.62
Dividends paid as a percentage of net income ...................    43.68      55.21



                                                                     1996       1995       1994       1993
Average Yields Earned (taxable equivalent)
Loans:
 Commercial ....................................................     7.13%      7.49%      6.14%      5.42%
 Tax-exempt ....................................................     8.95       9.85       9.02       9.12
   Total commercial ............................................     7.44       7.90       6.74       6.27
 Direct retail .................................................     8.93       8.79       7.91       8.45
 Indirect retail ...............................................     8.49       8.27       7.82       8.51
 Credit card ...................................................    12.03      12.44      11.29      12.00
 Other revolving credit ........................................    12.21      12.68      11.75      11.44
   Total retail ................................................    10.51      10.62       9.68      10.17
 Construction ..................................................     9.30       9.82       8.88       7.32
 Commercial mortgages ..........................................     8.30       8.63       7.78       7.46
 Residential mortgages .........................................     8.14       8.18       7.77       8.17
   Total real estate ...........................................     8.30       8.50       7.86       7.81
 Lease financing ...............................................     9.42       8.69       7.83       8.90
 Foreign .......................................................     7.02       7.43       5.70       4.35
   Total loans .................................................     8.59       8.85       7.98       7.92
Securities:
 Held-to-maturity:
   State and municipal .........................................    12.26      11.84      12.53      11.75
   Other .......................................................     8.05       7.26       6.96       6.52
    Total securities held-to-maturity ..........................     8.83       7.73       7.80       6.95
 Available-for-sale ............................................     6.73       6.73       5.73       5.92
    Total securities ...........................................     6.99       7.08       6.46       6.86
Interest-bearing bank balances .................................     7.91       7.86       4.14       3.21
Federal funds sold and securities purchased under resale
 agreements ....................................................     5.38       6.00       4.37       3.31
Trading account assets .........................................     5.61       6.59       5.28       3.95
   Total interest-earning assets ...............................     8.13       8.34       7.50       7.46
Average Rates Paid
Interest-bearing demand ........................................     1.50%      1.89%      1.75%      1.98%
Savings and money market savings ...............................     3.57       3.66       2.78       2.65
Savings certificates ...........................................     5.69       5.71       4.56       4.59
Large denomination certificates ................................     5.88       5.83       4.48       4.96
   Total interest-bearing deposits in domestic offices .........     4.32       4.43       3.41       3.49
Interest-bearing deposits in foreign offices ...................     5.28       5.59       4.32       3.11
   Total interest-bearing deposits .............................     4.36       4.47       3.43       3.49
Federal funds purchased and securities sold under repurchase
 agreements ....................................................     5.37       5.97       4.36       3.18
Commercial paper ...............................................     4.88       5.48       3.92       3.00
Other short-term borrowed funds ................................     5.46       6.03       4.24       3.24
   Total short-term borrowed funds .............................     5.35       5.96       4.32       3.17
Bank notes .....................................................     5.74       6.20       5.61       5.19
Other long-term debt ...........................................     6.50       5.35       4.20       4.63
   Total long-term debt ........................................     5.97       5.97       5.20       4.97
   Total interest-bearing liabilities ..........................     4.81       5.01       3.87       3.54
Interest rate spread ...........................................     3.32       3.33       3.63       3.92
Net yield on interest-earning assets ...........................     3.98       4.04       4.23       4.50
Ratios (averages)
Shareholders' equity to:
 Total assets ..................................................     8.02%      8.05%      8.19%      8.27%
 Net loans .....................................................    12.31      12.62      13.14      13.92
 Deposits ......................................................    13.07      13.08      13.08      12.11
 Equity and long-term debt .....................................    39.98      42.24      42.52      58.17
Return on assets ...............................................     1.36       1.37       1.34       1.40
Return on shareholders' equity .................................    16.99      17.00      16.37      16.91
Return on deposits .............................................     2.22       2.22       2.14       2.05
Dividends paid as a percentage of net income ...................    40.37      39.91      40.77      38.73

Historical Comparative Data

The following charts present six-year comparative data for Wachovia Corporation and the median of the 25 largest U. S. bank holding companies based on assets as of each year-end. The median is representative of the typical bank holding company within the comparison group.

All historical data is as originally reported, not restated for pooling-of-interests mergers or acquisitions. Wachovia's results were impacted by nonrecurring charges taken in 1998 and the 1997 fourth quarter.

Results for 1998 and 1997 on an operating basis are footnoted in the relevant charts below.

RETURN ON ASSETS
       (AVERAGE)
                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
WACHOVIA                           1.46      1.46      1.45      1.43      1.03      1.37
25 LARGEST U.S. BANKS(MEDIAN)      1.20      1.21      1.21      1.29      1.26      1.18

*Excluding nonrecurring items, the return was 1.39% In 1997 and 1.45% In 1998.


RETURN ON COMMON EQUITY
              (AVERAGE)

                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
WACHOVIA                           17.13     17.41     17.67     17.62     13.08     15.86
25 LARGEST U.S. BANKS(MEDIAN)      16.94     16.10     16.77     17.02     18.53     16.92

*Excluding nonrecurring items, the return was 17.65% In 1997 and 17.99% In 1998.



COMMON EQUITY TO ASSETS
              (AVERAGE)

                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
WACHOVIA                           8.64      8.36      8.22      8.09      7.87      8.08
25 LARGEST U.S. BANKS(MEDIAN)      6.57      6.86      7.00      7.47      7.36      7.61



NET INTERST INCOME* AS A PERCENTAGE
          OF AVERAGE EARNING ASSETS

                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
WACHOVIA                           4.48      4.34      4.16      4.02      4.14      4.24
25 LARGEST U.S. BANKS(MEDIAN)      4.64      4.34      4.45      4.36      4.24      3.97

*Taxable equivalent


NONINTERST EXPENSE AS A PERCENTAGE
       OF TOTAL ADJUSTED REVENUES*

                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
WACHOVIA                           57.05     54.15     54.23     52.21     62.29     55.06
25 LARGEST U.S. BANKS(MEDIAN)      62.54     61.88     61.72     60.91     60.88     64.20

* Excluding sales of securities transactions, mortgage servicing portfolio and subsidiary.

** Excluding nonrecurring items, the ratio was 53.19% in 1997 and 52.70% in 1998.

NET LOAN LOSSES TO AVERAGE LOANS

                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
WACHOVIA                           .31       .29       .37       .49       .67       .67
25 LARGEST U.S. BANKS(MEDIAN)      .75       .39       .44       .53       .63       .49


NONPERFORMING ASSETS TO YEAR-END LOANS
               AND FORECLOSED PROPERTY

                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
WACHOVIA                           .67       .39       .24       .25       .29       .40
25 LARGEST U.S. BANKS(MEDIAN)      1.90      1.03      .80       .76       .62       .60

Stock Data

The following charts present high and low trading ranges for the corporation's common stock, price to earnings ratios and data on cash dividends per share and cash dividend payouts for the most recent six years. Stock price trading ranges and price to earnings ratios for the most recent eight quarters also are provided.

The Five-Year Total Return chart compares Wachovia, the S&P 500 Index and the Keefe, Bruyette & Woods (KBW) 50 Total Return Index in stock price appreciation and dividends, assuming quarterly reinvestment, from the base period December 31, 1993 through year-end 1998. The KBW 50 Index is a market capitalization weighted measure of total return for 50 of the largest U. S. banking companies including all money center and most regional banks.

Wachovia's common stock is listed on the New York Stock Exchange under the trading symbol WB. The corporation is a member of the Standard & Poor's 500 Index of stocks and the S&P 500 Major Regional Banks Industry Group.

COMMON STOCK PRICE RANGE* NYSE SYMBOL: WB
                    1993      1994      1995      1996      1997      1998
                    ----      ----      ----      ----      ----      ----
HIGH                40.50     35.38     48.25     60.25     83.94     96.81
LOW                 31.88     30.13     32.00     39.63     53.50     72.75

* Prices represent those of Wachovia Corporation prior to merger with Central
  Fidelity Banks, Inc.


           CASH DIVIDENDS PER SHARE*
FIVE-YEAR COMPOUND GROWTH RATE=10.9%

                    1993      1994      1995      1996      1997      1998
                    ----      ----      ----      ----      ----      ----
                    1.11      1.23      1.38      1.52      1.68      1.86

* Dividends per share represent those paid by Wachovia Corporation prior to merger with Central Fidelity Banks, Inc.

COMMON STOCK PRICE/EARNINGS RATIOS*

                    1993      1994      1995      1996      1997      1998
                    ----      ----      ----      ----      ----      ----
HIGH                14.4      11.3      13.8      15.8      28.6      23.2
LOW                 11.3      9.7       9.1       10.4      18.2      17.4

* Amounts base on high and low common stock prices for each year and annual net income per diluted share as originally reported by Wachovia Corporation.

CASH DIVIDEND PAYOUT*
           (MILLIONS)

                    1993      1994      1995      1996      1997      1998
                    ----      ----      ----      ----      ----      ----
                    38.7%     40.8%     39.9%     40.4%     55.2%     43.7%
                    230.40    254.40    282.50    305.70    327.70    381.80

* Dividends include amounts paid by pooled companies.
% Payout ratio (total dividends as a percentage of net income)

Common Stock Data --  Per Share                                         Table 19
--------------------------------------------------------------------------------

                                          1998          1997          1996          1995          1994          1993
                                        ------          ----          ----          ----          ----          ----
Market value: *
 End of year .....................    $  87.44      $  81.13      $  56.50      $  45.75      $  32.25      $  33.50
 High ............................       96.81         83.94         60.25         48.25         35.38         40.50
 Low .............................       72.75         53.50         39.63         32.00         30.13         31.88
Book value ** ....................       26.30         25.13         22.90         22.08         18.79         17.98
Dividend * .......................        1.86          1.68          1.52          1.38          1.23          1.11
Price/earnings ratio *** .........      20.9  x       27.6  x       14.8  x       13.1  x       10.3  x       11.9  x

* Information for years before 1997 represents that of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc.

** Book value per share has been restated to reflect the merger with Central Fidelity Banks, Inc., as a pooling-of-interests.

*** Price earnings ratio is based on end-of-year stock price and net income per diluted share. Information for years before 1997 represents that of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc. Excluding the after-tax impact of nonrecurring charges, the 1998 and 1997 price earnings ratios were 19.6x and 20.5x, respectively.

QUARTERLY COMMON STOCK PRICE RANGE*

          1997                                         1998
          1st Q     2nd Q     3rd Q     4th Q          1st Q     2nd Q     3rd Q     4th Q
          -----     -----     -----     -----          -----     -----     -----     -----
HIGH      64.63     66.88     72.38     83.94          85.75     90.19     90.94     96.81
LOW       54.50     53.50     58.19     71.06          72.75     77.38     72.88     80.88

* Prices represent those of Wachovia Corporation Prior to merger with Central
  Fidelity Banks, Inc.

QUARTERLY COMMON STOCK PRICE/EARNINGS RATIOS*
          1997                                         1998
          1st Q     2nd Q     3rd Q     4th Q          1st Q     2nd Q     3rd Q     4th Q
          -----     -----     -----     -----          -----     -----     -----     -----

HIGH      16.4      16.7      17.8      27.4           28.6      30.3      29.9      23.2
LOW       13.9      13.3      14.3      23.2           24.3      26.0      24.0      19.3

* Amounts based on high and low common staock prices for each period and net income per diluted share for the 12 months ended on the last day of each period as originally reported by Wachovia Corporation.

FIVE-YEAR TOTAL RETURN*
                    1993      1994      1995      1996      1997      1998
                    ----      ----      ----      ----      ----      ----
WACHOVIA            100.00    99.95     147.05    187.65    276.57    304.70
S&P 500 INDEX       100.00    101.32    139.39    171.40    228.58    293.91
KBW 50 INDEX        100.00    94.90     152.00    215.01    214.32    340.34

* Base period 12/31/93=100. Dividends reinvested. Data for the S&P 500 Index and KBW 50 Index is weighted by market capitalization.

1998 Form 10-K


United States Securities and Exchange Commission
Washington, DC 20549
Annual Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
For the Fiscal Year Ended December 31, 1998
Commission File Number 1-9021


Wachovia Corporation
--------------------------------------------------------------------------------

Incorporated in the State of North Carolina

IRS Employer Identification Number 56-1473727
Address and Telephone:
     100 North Main Street, Winston-Salem, North Carolina, 27101,
         (336) 770-5000
     191 Peachtree Street NE, Atlanta, Georgia, 30303, (404) 332-5000


Securities registered pursuant to Section 12(b) of the Act: Common Stock -- $5.00 par value, which is registered on the New York Stock Exchange.


As of February 4, 1999, Wachovia Corporation had 203,240,721 shares of common stock outstanding. The aggregate market value of Wachovia Corporation common stock held by nonaffiliates on February 4, 1999 was approximately $17.241 billion and the number of shares held by nonaffiliates was 203,137,636.

Wachovia Corporation (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.


Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

Documents Incorporated by Reference
--------------------------------------------------------------------------------

Portions of the Wachovia Corporation's Proxy Statement for its 1999 Annual Shareholders' Meeting, which will be filed with the Commission by April 23, 1999 are incorporated by reference into Part III of this report. Portions of the annual report to shareholders for the year ended December 31, 1998 are incorporated by reference into Parts I and II as indicated in the table below. Except for parts of the Wachovia Corporation Annual Report expressly incorporated herein by reference, this Annual Report is not to be deemed filed with the Securities and
Exchange Commission.

Part I                                                            Page
Item 1  Business:
        Description of Business ................3, 26-59, 89-91, 95-96
        Subsidiaries of Wachovia
        Corporation ................................................93
        Average Balance Sheets/
        Interest/Rates ...............................84-85, 86-87, 88
        Volume and Rate
        Variance Analysis ......................................32, 59
        Securities .............................................34, 69
        Loans ..........................................33, 40, 70, 83
        Allowance for Loan Losses
        and Loan Loss Experience ............................41-43, 59
        Deposits .................................35-36, 71, 84-85, 88
        Return on Equity and Assets ............................26, 88
        Short-Term Borrowed Funds ..................................36
Item 2  Properties .................................................93
Item 3  Legal Proceedings ..........................................77
Item 4  Submission of Matters to a Vote
        of Security Holders ......................................None
Part II
Item 5  Market for Registrant's Common Equity
        and Related Stockholder Matters .........................90-91

Part II -- CONTINUED   PAGE
Item 6  Selected Financial Data ....................................26
Item 7  Management's Discussion and
        Analysis of Financial Condition
        and Results of Operations ........................26-59, 95-96
Item 7A Quantitative and Qualitative
        Disclosures About Market Risk ...........................37-39
Item 8  Financial Statements and
        Supplementary Data ......................................60-82
Item 9  Changes in and Disagreements
        with Accountants on Accounting
        and Financial Disclosure .................................None
Part III
Item 10 Directors and Executive Officers
        of the Registrant .............................Proxy Statement
Item 11 Executive Compensation ........................Proxy Statement
Item 12 Security Ownership of
        Certain Beneficial Owners
        and Management ................................Proxy Statement
Item 13 Certain Relationships and
        Related Transactions ..........................Proxy Statement
Part IV
Item 14 Exhibits, Financial Statement Schedules
        and Reports on Form 8-K ....................................94

Subsidiaries of Wachovia Corporation
--------------------------------------------------------------------------------

The following table sets forth the subsidiaries of Wachovia Corporation on December 31, 1998. The financial statements of all subsidiaries are included in the consolidated statements of Wachovia Corporation and subsidiaries.

                                                   Organized under the
                                                   laws of:
 Wachovia Bank, N.A.                               the United States
   Wachovia International Banking Corporation      the United States*
   Wachovia Leasing Corporation                    North Carolina
   Wachovia Insurance Services, Inc.               North Carolina
   Greenville Agricultural Credit Corporation      North Carolina
   Wachovia Mortgage Company                       North Carolina
     New Salem, Inc.                               North Carolina
   Wachovia Auto Leasing Company                   Georgia
   WMCS, Inc.                                      Georgia
   Wachovia Capital Associates, Inc.               Georgia
   Wachovia Insurance Services of South
     Carolina, Inc.                                South Carolina
   First National Properties, Inc.                 South Carolina
   Mulberry Corporation                            Virginia
     G.C. Leasing, Inc.                            Virginia
     North Hart Run, Inc.                          Virginia
   New Salem of Virginia, Inc.                     Virginia
   S. Brooke, Corporation                          Virginia
 Central Fidelity Properties, Inc.                 Virginia
 Central Fidelity Services, Inc.                   Virginia
 CFB Insurance Agency, Inc.                        Virginia
 Jefferson Properties, Inc.                        Virginia
 Southern Provident Life Insurance Company         Arizona
 Atlantic Savings Bank, FSB                        the United States
   Atlantic Mortgage Corporation of South
     Carolina, Inc.                                South Carolina
 Wachovia Investments, Inc.                        North Carolina
 Wachovia Corporate Services, Inc.                 North Carolina
 Wachovia Operational Services Corporation         North Carolina
 Wachovia Trust Services, Inc.                     North Carolina


                                                   Organized under the
                                                   laws of:

   The First National Bank of Atlanta (Delaware)   the United States
   Wachovia Bank Card Services, Inc.               Delaware
   Financial Life Insurance Company of Georgia     Georgia
   The Wachovia Insurance Agency of Georgia,
     Inc.                                          Georgia
   First Atlanta Lease Liquidating Corporation     Georgia
     Wachovia Corporation of Florida               Florida
   Wachovia Corporation of Alabama                 Alabama
   Wachovia Corporation of Tennessee               Tennessee
   Wachovia Capital Markets, Inc.                  North Carolina
   Wachovia Capital Investments, Inc.              Georgia
     Wachovia International Capital Corporation    Georgia
       WSH Holdings, Ltd.                          Cayman Islands,
                                                   British West Indies
         Banco Wachovia                            Brazil
     Wachovia International Servicos Limitada      Brazil
   Wachovia Capital Trust I                        Delaware
   Wachovia Capital Trust II                       Delaware
   Wachovia Capital Trust V                        Delaware
   Central Fidelity Capital Trust I                Delaware
   Wachovia Community Development
     Corporation                                   North Carolina
   First Atlanta Corporation                       Georgia
   Hunt, DuPree, Rhine and Associates, Inc.        South Carolina
   Parchment Finance 1 Corporation                 Delaware
   Retirement Plans Securities, Inc.               South Carolina
 * Organized under Chapter 25(a) of the Federal Reserve Act of the United
  States

Properties
--------------------------------------------------------------------------------

The principal offices of the Corporation and Wachovia Bank, N.A., are located at 100 North Main Street, Winston-Salem, North Carolina, where the company owns and occupies approximately 545,000 square feet of office space. Offices are also maintained at 191 Peachtree Street, N.E., Atlanta, Georgia, under a 382,000 square foot office space lease expiring in 2008.

The table on page 3 lists the number of banking offices. The Corporation's banking subsidiaries own in fee 459 offices while the others are leased or are located on leased land. The approximate lease terms range from one to fifty years on these properties. In addition, the Corporation's banking subsidiaries own in fee or lease a number of multistory office buildings which house supporting services. Other subsidiaries of the Corporation maintain leased office space in cities in which they conduct their respective operations.

Exhibits, Financial Statement Schedules and Reports on Form 8-K
--------------------------------------------------------------------------------

Exhibits -- The index of exhibits has been filed as separate pages of the 1998 Form 10-K. Copies of the exhibit list or of Exhibits are available via EDGAR at the SEC Internet address at www.sec.gov or are available upon request to:
Corporate Reporting, Wachovia Corporation, P.O. Box 3099, Winston-Salem, North Carolina, 27150. A copying fee will be charged for the Exhibits.


Financial Statement Schedules -- Omitted due to inapplicability or because required information is shown in the Financial Statements or the Notes thereto.



Financial Data Schedule (for SEC purposes only).

Reports on Form 8-K -- A Current Report on Form 8-K dated October 8,1998 was filed with the Securities and Exchange Commission to report certain agreements with third parties to underwrite the issuance of $250 million in Senior Floating-Rate Notes due September 28, 2000 and $300 million in Senior Floating-Rate Notes due October 9, 2001. A Current Report on Form 8-K dated October 28, 1998 was filed with the Securities and Exchange Commission announcing an Agreement and Plan of Merger by and between Wachovia Corporation and Interstate/Johnson Lane, Inc.

Signatures
--------------------------------------------------------------------------------

Pursuant to the requirements to Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on January 22, 1999.


WACHOVIA CORPORATION

ROBERT S. McCOY, JR.
--------------------
Robert S. McCoy, Jr.
Senior Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on January 22, 1999.

L. M. BAKER, JR.
----------------
L. M. Baker, Jr.
Chairman of the Board, President
and Chief Executive Officer

ROBERT S. McCOY, JR.
--------------------
Robert S. McCoy, Jr.
Senior Executive Vice President
and Chief Financial Officer

DONALD K. TRUSLOW
-----------------
Donald K. Truslow
Executive Vice President,
Comptroller and Treasurer

The Directors of Wachovia Corporation (listed below) have executed a power of attorney appointing Kenneth W. McAllister, their attorney-in-fact, empowering him to sign this report on their behalf:

James S. Balloun
James F. Betts
Peter C. Browning
John T. Casteen III
John L. Clendenin
Lawrence M. Gressette, Jr.
Thomas K. Hearn, Jr.
George W. Henderson, III
W. Hayne Hipp
Robert A. Ingram
George R. Lewis
Elizabeth Valk Long
John G. Medlin, Jr.
Lloyd U. Noland, III
Sherwood H. Smith, Jr.
John C. Whitaker, Jr.

KENNETH W. McALLISTER
---------------------
Kenneth W. McAllister
Attorney-in-Fact

Supervision and Regulation


General
--------------------------------------------------------------------------------
Wachovia Corporation is a registered bank holding company under the Bank
Holding Company Act of 1956, as amended, and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (FRB). State banking commissions also serve in a supervisory and regulatory capacity with respect to bank holding company activities. The corporation is also a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, and is subject to the supervision and examination of the Office of Thrift Supervision (OTS). Wachovia Bank, N.A. (WBNA), and The First National Bank of Atlanta (FNBA) are subject to supervision and examination by the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC) and Atlantic Savings Bank, F.S.B. (Atlantic) is subject to supervision and examination by the OTS.


The corporation's nonbanking subsidiaries are subject to a variety of state and federal laws. For example, the corporation's discount brokerage and investment advisory subsidiary is subject to supervision and regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., state securities regulators and the various exchanges through which it conducts business. The corporation's insurance subsidiaries are subject to the insurance laws of the states in which they are active. All nonbanking subsidiaries are supervised by the FRB.


The federal banking agencies have broad enforcement powers over depository institutions, including the power to terminate deposit insurance, to impose substantial fines and other civil and criminal penalties, and to appoint a conservator or receiver if any of a number of conditions are met. The federal banking agencies also have broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.


Almost every aspect of the operations and financial condition of the corporation's banking subsidiaries is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments and the provision of services. The activities and operations of the corporation also are subject to extensive federal supervision and regulation which, among other things, limit nonbanking activities, impose minimum capital requirements, and require approval to acquire 5% or more of any class of voting shares or substantially all of the assets of a bank or other company. In addition to the impact of regulation, the corporation and its subsidiaries may be significantly affected by legislation which can change banking statutes in substantial and unexpected ways, and by the actions of the FRB as it attempts to control the money supply and credit availability in order to influence the economy.


There continue to be a number of legislative and regulatory proposals that would have an impact on the operation of the corporation and its subsidiaries. While the potential effects of legislation currently under consideration cannot be measured with any degree of certainty, the corporation is unaware of any pending legislative reforms or regulatory activities which would materially affect its financial position or operating results in the foreseeable future.



Payment of Dividends and Other Restrictions
--------------------------------------------------------------------------------
The corporation is a legal entity separate and distinct from its subsidiaries. There are various legal and regulatory limitations on the extent to which the corporation's subsidiaries, including its bank and savings and loan subsidiaries, can finance or otherwise supply funds to the corporation.


The principal source of the corporation's cash revenues is dividends from its subsidiaries and there are certain legal restrictions under federal and state law on the payment of dividends by such subsidiaries. The amount of dividends that may be paid by WBNA and FNBA without regulatory approval, is limited to the lessor of (i) its net profits for the current year combined with its retained net profits for the preceeding two calendar years or (ii) its cumulative undivided profits. The relevant regulatory agencies also have authority to prohibit a bank holding company, which would include the corporation, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice. Under applicable law, as a savings bank, Atlantic must give the OTS 30 days prior notice of any proposed payment of dividends.


WBNA and FNBA and their respective subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, the corporation and its other subsidiaries. Furthermore, loans and extensions of credit also are subject to various collateral requirements.



Capital Adequacy
--------------------------------------------------------------------------------
The federal bank regulatory agencies have adopted minimum risk-based and leverage capital guidelines for United States banking organizations. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier I capital. The minimum required leverage capital ratio (Tier I capital to average total assets) is 3% for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. A higher leverage ratio may apply under certain circumstances. The corporation's capital ratios are discussed in greater detail on pages 50 and 51.


Failure to meet capital guidelines can subject a banking organization to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.


Federal banking statutes establish five capital categories for depository institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") and impose significant restrictions on the operations of an institution that is not at least adequately capitalized. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be under capitalized. Adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC, while undercapitalized institutions may not accept, renew, or roll over brokered deposits.


An undercapitalized depository institution is also subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business and borrowing from the Federal Reserve System. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that (i) is based on realistic assumptions and (ii) is likely to succeed in restoring the depository institution's capital.


Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.



Support of Subsidiary Banks
--------------------------------------------------------------------------------
Under FRB policy, the corporation is expected to act as a source of financial strength to, and to commit resources to support its banking subsidiaries. This support may be required at times when, absent such FRB policy, the corporation may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.


A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC insured depository institution "in danger of default." Default is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Liability for the losses of commonly controlled depository institutions can lead to the failure of some or all depository institutions in a holding company structure, if the remaining institutions are unable to pay the liability assessed by the FDIC. Any obligation or liability owed by a subsidiary bank to its parent company is subordinate to the subsidiary bank's cross-guarantee liability for losses of commonly controlled depository institutions.



FDIC Insurance Assessments
--------------------------------------------------------------------------------
WBNA and Atlantic are subject to FDIC deposit insurance assessments. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF) and to impose special additional assessments. The FDIC applies a risk-based assessment system that places each financial institution into one of nine risk categories, based on capital levels and supervisory criteria and an evaluation of the bank's risk to the BIF or SAIF, as applicable. The current FDIC premium schedule for the SAIF and the BIF ranges from 0% to 0.27%.

Directors and Officers


Directors of Wachovia Corporation and Wachovia Bank, N.A.
--------------------------------------------------------------------------------

L.M. Baker, Jr.

Chairman, President and
Chief Executive Officer


James S. Balloun
Chairman, President and
Chief Executive Officer
National Service Industries, Inc.


James F. Betts
Consultant and
Former President
USLIFE Corporation


Peter C. Browning
President and
Chief Executive Officer
Sonoco Products Company


John T. Casteen III
President
University of Virginia


John L. Clendenin
Chairman Emeritus
BellSouth Corporation

Lawrence M. Gressette, Jr.
Chairman of the
Executive Committee
SCANA Corporation


Thomas K. Hearn, Jr.
President
Wake Forest University


George W. Henderson, III
Chairman and
Chief Executive Officer
Burlington Industries, Inc.


W. Hayne Hipp
Chairman, President and
Chief Executive Officer
The Liberty Corporation


Robert A. Ingram
Chief Executive Officer
Glaxo Wellcome plc
Chairman of the Board
Glaxo Wellcome Inc.

George R. Lewis
President and
Chief Executive Officer
Philip Morris Capital Corporation


Elizabeth Valk Long
Executive Vice President
Time Inc.


John G. Medlin, Jr.
Chairman Emeritus


Lloyd U. Noland, III
Chairman, President and
Chief Executive Officer
Noland Company


Sherwood H. Smith, Jr.
Chairman of the Board
Carolina Power & Light Company


John C. Whitaker, Jr.
Chairman and
Chief Executive Officer
Inmar Enterprises, Inc.

Principal Corporate Officers of Wachovia Corporation
--------------------------------------------------------------------------------

L.M. Baker, Jr.

Chairman, President and
Chief Executive Officer


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

Shareholder Information

Corporate Headquarters

Wachovia Corporation
100 North Main Street                         191 Peachtree Street, NE
Winston-Salem, NC 27150                       Atlanta, GA 30303



Corporate Mailing Addresses and
Telephone Numbers


Wachovia Corporation
P.O. Box 3099                                 P.O. Box 4148
Winston-Salem, NC 27150                       Atlanta, GA 30302
336-770-5000                                  404-332-5000



Notice of Annual Meeting


The Annual Meeting of Shareholders of Wachovia Corporation will be held Friday, April 23, 1999 at 10:30 a.m. EDT, in the Wachovia Park Building, 101 North Cherry Street, Winston-Salem, North Carolina. All shareholders are invited to attend.



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

Wachovia Shareholder Direct


Shareholders and other interested individuals can access timely corporate information on Wachovia, such as earnings and dividend announcements, by calling 1-888-4WB-NEWS (1-888-492-6397). The toll-free service is available 24-hours-a-day, 7-days-a-week.



Internet Address


The corporation's Internet address is:
www.wachovia.com



Investor Contact


Robert S. McCoy, Jr.
Chief Financial Officer
336-732-5926


James C. Mabry
Senior Vice President
Investor Relations
336-732-5788
Winston-Salem, NC 27150



Shareholder Relations Contact


H. Jo Barlow
Vice President
336-732-5787
Winston-Salem, NC 27150



Independent Auditors


Ernst & Young LLP



Credit Ratings
December 31, 1998


                            Moody's     Standard & Poor's
                           ---------   ------------------
Wachovia Corporation
   Senior debt               Aa3               AA-
   Subordinated debt          A1                A+
   Commercial paper          P-1              A-1+
Wachovia Bank, N.A.
   Long-term deposits        Aa2               AA
   Short-term deposits       P-1              A-1+

Wachovia Bank's global bank notes are rated the same as short- and long-term deposits.

                                       98