Form 10-K, Exhibit 13
period 1999-12-31
WACHOVIA CORP/ NC
filed 2000-03-28
CIK 774203

EXHIBIT 13


                 RESERVED FOR 1999 ANNUAL REPORT TO SHAREHOLDERS

                                 Annual Report
                                      1999


                               (Photos of people)


                                                                        WACHOVIA
--------------------------------------------------------------------------------

     1999 News Highlights

o Wachovia strengthened capabilities with a series of strategic mergers and acquisitions during 1999.

Mergers were completed with:

Interstate/Johnson Lane, a leading Southeastern full-service broker-dealer and investment banking firm based in Charlotte, North Carolina.

OFFITBANK, a New York-based wealth management company serving high-net-worth individuals and institutional clients.

Barry, Evans, Josephs & Snipes, a national insurance broker based in Charlotte, with specialty in wealth management strategies for affluent clients.

In October, Wachovia announced plans to acquire B C BANKSHARES, parent company of the Bank of Canton, with eight branches in the Atlanta area. The transaction was completed in February 2000.

Wachovia announced plans in December to purchase the $2 billion credit card portfolio of PARTNERS FIRST HOLDINGS and completed the transaction in January 2000.

o Expanding its FLORIDA PRESENCE, Wachovia established a state headquarters in Tampa, extended its corporate network and announced plans for market expansion in the state. In January 2000, Wachovia opened an OFFITBANK representative office in Miami to provide wealth management services to the upper tier of the affluent market.

o Recognized for pioneering efforts in the field of image technology, Wachovia RECEIVED A PATENT for the processes and systems that support disbursement services for more than 1,000 corporate customers.

o Wachovia was named ONE OF THE BEST INTERNET BANKS IN THE NATION by a number of professional journals and rating agencies, including Smart Money magazine, CNN and Money Line. Wachovia's commitment to the Internet as a vital customer delivery channel is reflected in the January 2000 formation of an eBUSINESS DIVISION that will provide centralized, strategic leadership and support for initiatives across all lines of business.

o Named to Wachovia Corporation's Board of Directors during 1999 were G. JOSEPH PRENDERGAST, president and chief operating officer of Wachovia Corporation; MORRIS W. OFFIT, chairman and chief executive officer of OFFITBANK; and ELIZABETH VALK LONG, executive vice president of Time Inc.

-------------------------
 Financial Highlights
---------------------------------------------------------------------------------------------------------
                                                                                                 Percent
                                                                      1999            1998        Change
                                                                   -------            ----       --------
EARNINGS AND DIVIDENDS
(thousands, except per share data)

Net income (1) ...........................................     $ 1,011,221       $ 874,170           15.7
Cash dividends paid on common stock ......................         418,447         381,798            9.6
Payout ratio (total cash dividends / net income) .........            41.4  %         43.7  %
Net income per common share:
 Basic ...................................................      $     4.99         $  4.26           17.1
 Diluted .................................................      $     4.90         $  4.18           17.2
Cash dividends paid per common share .....................      $     2.06         $  1.86           10.8
Average basic shares outstanding .........................         202,795         205,058          ( 1.1)
Average diluted shares outstanding .......................         206,192         209,153          ( 1.4)
Return on average assets .................................            1.55%           1.37%
Return on average shareholders' equity ...................           18.62           16.92

BALANCE SHEET DATA AT YEAR-END
(millions, except per share data)
Total assets .............................................      $   67,353        $ 64,123            5.0
Interest-earning assets ..................................          59,583          56,537            5.4
Loans -- net of unearned income ..........................          49,621          45,719            8.5
Deposits .................................................          41,786          40,995            1.9
Interest-bearing liabilities .............................          50,973          48,558            5.0
Shareholders' equity .....................................           5,658           5,338            6.0
Shareholders' equity to total assets .....................            8.40%           8.32%
Risk-based capital ratios:
 Tier I capital ..........................................            7.52            7.99
 Total capital ...........................................           10.98           11.34
Per share:
 Book value ..............................................      $    28.04        $  26.30            6.6
 Common stock closing price (NYSE) .......................           68.00           87.44          (22.2)
 Price/earnings ratio (2) ................................           13.88 x         20.92 x

EXCLUDING EFFECTS OF NONRECURRING ITEMS (1)
(thousands, except per share data)
Net income ...............................................      $1,023,855        $929,847           10.1
Net income per diluted common share ......................      $     4.97        $   4.45           11.7
Return on average assets .................................            1.57%           1.45%
Return on average shareholders' equity ...................           18.86           17.99
Price/earnings ratio (2) .................................           13.68 x         19.65 x

(1) Nonrecurring items in 1999 and 1998 include merger-related charges of $19,309 and $85,312, respectively.
(2) Price/earnings ratio is based on end-of-year stock price and net income per diluted share.

-------------------------------------------------------
 Wachovia Corporation
--------------------------------------------------------------------------------

Wachovia Corporation ("Wachovia"), with a history dating back to 1879, is a major bank holding company with dual headquarters in Winston-Salem, North Carolina, and Atlanta, Georgia. Its principal subsidiaries are Wachovia Bank, N.A., which operates in Georgia, North Carolina, South Carolina, Virginia and Florida, and The First National Bank of Atlanta, which provides credit card services nationwide. At December 31, 1999, Wachovia's assets of $67.353 billion and market capitalization of $13.723 billion both ranked 16th among U.S. banking companies. Wachovia offers credit and deposit services, insurance, investment and trust products, capital markets, wealth management and information services to consumers, primarily in the Southeast, and to both domestic and foreign corporations. Wachovia provides consumer products and services through a network of retail branches, ATMs, Wachovia On-Call telephone banking, automated Phone Access and internet-based investing and banking at www.wachovia.com. It provides global solutions to corporate clients through locations in Chicago, London, New York and S-o Paulo, through representative offices in Hong Kong and Tokyo, and through worldwide strategic alliances.

------------------------------------------------------------
 Selected Year-End Data
---------------------------------------------------------------------------------------------------------------------------
                                                       1999         1998         1997         1996        1995         1994
                                                  ---------     --------     --------     --------     -------      -------
Trust assets (millions):
 Discretionary management .....................   $ 51,922      $ 42,025     $ 33,568     $ 26,161     $22,409      $18,122
 Total ........................................   $132,733      $138,130     $129,079     $108,557     $97,952      $83,973
Banking offices:
 North Carolina ...............................        190           198          201          220         219          216
 Virginia .....................................        234           263          341          242         242          228
 Georgia ......................................        132           131          130          123         124          127
 South Carolina ...............................        119           120          125          145         146          150
 Florida ......................................         37            40           33         ----        ----         ----
                                                  ---------     --------     --------     --------     -------      -------
    Total .....................................        712           752          830          730         731          721
                                                  =========     ========     ========     ========     =======      =======
Automated banking machines:
 North Carolina ...............................        446           446          423          351         328          297
 Virginia .....................................        286           304          325          221         211          194
 Georgia ......................................        301           299          282          222         204          189
 South Carolina ...............................        284           289          272          213         180          166
 Florida ......................................         38            34            6         ----        ----         ----
                                                  ---------     --------     --------     --------     -------      -------
    Total .....................................      1,355         1,372        1,308        1,007         923          846
                                                  =========     ========     ========     ========     =======      =======
Employees (full time equivalent) ..............     21,294        20,936       21,652       19,969      19,642       19,148
Common stock shareholders .....................     52,178        53,971       55,681       47,892      42,868       43,503
Common shares outstanding (thousands) .........    201,812       202,986      205,927      201,253     208,341      208,095

-----------------------------------------------------------------------
 Forward-Looking Statements
--------------------------------------------------------------------------------

The Annual Report of Wachovia Corporation contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainty and any number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to, changes in the economy, interest rate movements, timely development by Wachovia of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, Congressional legislation and similar matters. Management cautions readers not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events.

Letter To Shareholders


(Photo appears here with the following caption)

Standing:
L. M. Baker, Jr.
Chairman and
Chief Executive Officer

Seated,  left to right:
G. Joseph Prendergast
President and
Chief Operating Officer

Robert S. McCoy, Jr.
Vice Chairman,
Chief Financial Officer


Dear Wachovia Shareholder,

The year 1999 was challenging for banking companies. After posting remarkable performance in every year since 1994, the shares of many traded well below yearly highs. This is discouraging but can be understood. The world is in transition from the old economy to the new. Investors are thinking about the future. They want to understand that their banks are too.

Ironically, a number of banks reported solid earnings in 1999, on track with market expectations. And yet, in the eyes of investors banks have lost a degree of lustre in the face of perceived bonanzas dangling from the Internet.

In truth, investors may be justified in reacting nervously to the uncertainty of future earnings growth. They are questioning the value proposition banks offer to customers. They are worried about risk. The real question is, "Who will prosper in the new world?" In order to answer this question it is important to understand what is going on.

Presently the world is playing out the last vestiges of the Industrial Revolution, completing its phase of globalization while preparing for a new emerging economic paradigm. The foundation of this paradigm is built upon the diffusion of information throughout society, advances in communication technology and free and open access to knowledge across the globe. In this new, emerging society, material and its constructs are less important. Knowledge is key, and its acquisition potentially offsets the stricture of traditional regimens and the inertia caused by geographic, political or organizational boundaries. Traditional sources of power and prestige are dissipating. Democratic capitalism, financial innovation, global integration and massive technology improvement are bedrock in the new world.

The new economy, built on creativity and ideas, will not be measured by bulk production but by better quality, instant availability, variety, ease of use and less repair. As a result of technology and the application of science, products and services will get cheaper and better.

The early  benefits  of the new economy can be seen:

o We continue to enjoy a nine-year economic expansion with low inflation, record low unemployment and low interest rates. There is little in sight to support an interruption to growth.

o In recent years the economy has absorbed internal and external shocks from the dissolution of the Soviet Union, the Asian currency crisis, weakness in South American markets and the debacle of unsound hedge funds. In the wake of each, financial markets rebounded promptly.

o The American economy has become broad, diverse and global in a short period of time. This has narrowed volatility. Not many years ago the economy moved on cars and houses. Today these are less important. The economic structure is now dominated by mind rather than matter. The economy is diverse and rich with the entrepreneurial spirit. New companies are built on ideas, creativity and efficient communication.

o Government spending as a percentage of gross domestic product is shrinking, and surpluses are possible at state and national levels. This is a far cry from the '80s refrain that $200 billion federal deficits loomed as far as the eye could see. Strong economic growth, low inflation and high employment have combined to save us from the wastrel tendencies of many elected officials.

o Governments are being forced to adopt more benign tax, trade and social policies relating to the economy. Smart politicians have a sense of the new economy and see strong business and healthy commerce as enabling of the social good.

o Inflation control is a priority of most, if not all, developed and developing nations. Serious effort is being given to preserving currency value and enhancing stability.

o American business has evolved from leadership by the managerial class to leadership by the entrepreneurial class. Bloated bureaucracy and hierarchical organization have given way to innovation and persistent questioning of old process and procedure. Creative destruction has become a watchword in organizational thinking. There is a new business ethic built upon high performance.

o Notwithstanding hiring pressure, employment costs are tame and will remain so. Requests for higher wages are met with demand for strong productivity, thus boosting the standard of living for all. Many standard of living increases are not captured due to new products and services that cannot be measured by traditional indices.

o The Digital Revolution, the Genetic Revolution and the Material Science Revolution are merging within an economy increasingly propelled by synergies and complementary capabilities. New jobs are being produced. Huge boosts to productivity are in evidence, with more not yet properly identified and measured. The end result will be higher standards of living and sustained wealth creation for more people. Costs in the future economy will plummet.

o The Internet makes information available for all, and the feedback effect ripples through the economy, stimulating creativity. Electronic commerce is a revolutionary driving force in the transition from the old business method to the new.

o Finally, the myth underlying American optimism has become reality for producers, consumers and investors. Every day those who believe in the new economy become more firmly entrenched. Every day there are more disciples who embrace the revolution. It is good to remember that in the great sweep of American history, pessimists have always been wrong.

While shouldering the effects of these changes, we have entered an economic cycle that will be distinguished by a moderate rate of growth. A nominal growth rate of 3 to 5 percent is a dramatic swing from levels achieved in the 1980s and early '90s. In the future, inflation will not provide pricing buoyancy that has helped many corporations sustain top-line growth. The economy will perform well but at a subdued pace.

From time to time in the coming decade, price levels will be deflationary. In some cases, the cost of raw materials will moderate, reflecting new processing and extractive techniques influenced by technology. Labor costs will be subdued by an abundance of low-wage talent from the emerging world. New capabilities arising from technology will make manufacturing more efficient. Investment in technology will remain high but technology itself will be a benign factor potentially helping to retard expense growth.

Today, the world is defined by capital, ideas and energy. These do not abide by artificial or political boundaries. New and exciting uses of information are changing traditional alignment. Some countries are experiencing difficulty adjusting to the new global economy. This has subdued their rate of growth and elevated risk in the eyes of investors, but it does not alter the long-term attractiveness of emerging markets. Around the world millions of people are free. They will work hard to achieve a better life. Longer term, global economic growth will be sustained.

There is revolution under way in the development and application of technology. This adds astonishing vitality to the economy. Many benefits await. We are only in the beginning stages of the revolution.

The most significant factors at work are the rapid diffusion of technology through society and the ability to use information productively. Useful technology and inexpensive information are available to everyone across the globe.

The lower cost and greater availability of information make it a trump card for innovators. In the future, this incredible capability will destroy artificial, inefficient structures at all levels of society. The revolution threatens the existence of traditional political, social and business structures.

These are major forces at work fueling a challenging transition in our lives:

o    A lower nominal growth environment

o    Price stability

o    The evolution of the global construct

o    The substitution of knowledge and technology for labor

These factors are stimulating change in process, procedure and business practice. They are causing boundaries to evaporate and standards to be rethought. The combination of lower nominal growth, the lack of pricing power and the incredible revolution in technology is causing our lives to turn upside down, and it will test us severely in the years ahead. This will be a challenging world, but one where enormous opportunities abound.

In the last five years, Wachovia has undergone its own revolution to strengthen lines of business, bring technology to customers, stimulate growth in revenue, better manage costs and capital, develop leadership and teach our people to grow. The results are impressive. Revenue has grown at 11 percent annually, shifting toward fee income and reducing reliance on the net interest margin. At the same time, strong growth in loans and core deposits contributed to excellent margin-related revenue performance. While absorbing the investment required to improve revenue and build a growth culture, the overhead ratio has been superb for a bank with a large retail franchise. Low rate consumer deposits have largely been repriced through introduction of new products. This repricing has weighed upon the margin in the short run but avoids violent disintermediation and loss of customers in the future.


(Photo appears here with the following caption.)
Standing, left to right:
Kenneth W. McAllister
Senior Executive Vice President,
General Counsel/Administrative
Services

Donald K. Truslow
Senior Executive Vice President,
Treasurer/Comptroller

John C. McLean, Jr.
Senior Executive Vice President,
Corporate Financial Services

Seated, left to right:

Stanhope A. Kelly Senior
Executive Vice President,
General Banking

Jean E. Davis
Senior Executive Vice President,
Operations/Technology

Mickey W. Dry
Senior Executive Vice
President, Chief Credit Officer

Mergers helped build a presence in Virginia, establish a new position in Florida and add capabilities in wealth management, corporate finance and investment banking. Recent mergers were completed with OFFITBANK, a premier company dedicated to wealth management, and Barry, Evans, Josephs & Snipes, an insurance broker serving risk management and investment needs of wealthy clients. In each new alliance, valuable products, service techniques and new creative leadership have joined Wachovia.

In recent years, line of business and support organizations have undergone growth initiatives to impart to our people a true understanding of the necessary ingredients for growth. Systems have been installed to provide information and operational capability at the point of customer contact. Businesses that lack high growth characteristics have been sold or dismantled.

Branches that could not achieve strong volume and profit growth have been closed or sold. This is the kind of discipline necessary to ensure that time, energy and resources are targeted to the highest opportunity for growth.

In the years ahead it will be critically important to provide greater value to customers. High levels of service and meaningful interaction will be important. In this demanding world Wachovia will continue to bring superior service to customers through meaningful relationships not easily found in a crowded, hectic financial marketplace.

Therefore, execution will be another critical hallmark of those who do well. For example, it will not be sufficient to offer "electronic commerce" if customers lack unfettered access to accounts, information and service. The efficient integration of technology is a differentiating skill. The ability to use technology effectively is a long-time strength of Wachovia and it is currently being recognized in service excellence with consumers and corporations.

It will be necessary to practice relentless cost management. Growth demands investment. Excellent people are required. Technology is essential. In the face of the requirement for growth, the management of costs will help define performance. Wachovia has an exceptional record of cost discipline over cycles. In recent years our productivity has improved steadily while strong growth initiatives have been pursued.

The final differentiation in performance will lie in risk management. The new world will present new risks. The ability to assess, monitor and manage risk in assets, investment and execution will define excellence as surely in the future as it has in the past.

In recent quarters the levels of nonperforming loans in banks have gained scrutiny from investors who are understandably wary in the wake of disclosures of excessive risk in hedge funds and global markets. The reaction to problems disclosed in the fall of 1998 was exceptionally swift. This was to be expected. It is reassuring and healthy to note that investors still harbor a passionate desire to be repaid.

Problem loans to corporations and consumers will rise in the future. The intricate nature of the business environment coupled with the incredible pace of change under way means that companies operate in a complex environment. The uncertainty of these times demands vigilance, discipline and care in the management of risk.

The exceptional discipline you have come to expect in Wachovia is still there. Risk in the company is more professionally managed than ever before. This is not to assert that as the economic cycle unfolds we will be free of problems. We will have our share. But you may be assured that these will always be promptly identified, reported and aggressively managed to protect your investment. Credit losses in each line of business are well below industry standards. I believe they will continue to be so. This has always been and remains a top corporate priority.

Currently, executive officers of the company are engaged in two important, related projects. The first is a new strategic assessment. This process includes auditing existing lines of business for performance, but is primarily forward thinking. The methodology employed attempts to throw off the restraints of traditional organizational thinking. This work will shape our thinking about the future.

The second project, an evolving component of the strategic assessment, is a performance project. Wachovians are evaluating future performance including growth in revenue, renewed focus on cost management and investment discipline. The results of this work will be beneficial to shareholders in the years ahead. It will give Wachovia additional strength in a new, evolving environment. It will help provide flexibility as continuing investment is made in high growth areas and in technology.

In recent years substantive work has been done to more closely align Wachovia's capabilities with customer interests. The result is a company with major lines of business that are poised to smartly move ahead. Later sections of this report share line of business summaries. From this information it is possible to discern performance improvement and a pattern of consistent growth that has a sense of real promise. Several examples follow.

Wachovia enjoys a large, respected and profitable corporate bank with many opportunities to expand the number of customers and the things we do with them. Double-digit rates of growth are expected as multiple services are sold to new and existing customers. New capabilities in capital markets and investment banking are bolstering sales to middle market customers. Strong growth is anticipated in small business banking.

Asset and wealth management is an exciting area with enormous potential for growth. Our "wealth" model has been refined in recent years. New capabilities have been added. Wachovia's wealth business methodology works. It is a success. We anticipate double-digit growth and high profit margins. Results in this growing market will be largely determined by the number of financial advisor teams we choose to put into the field.

Wachovia's consumer bank provides enormous profit contribution and absorbs substantial expense. Wachovia may well be the best bank in America in serving the real needs of retail customers. Notwithstanding that level of achievement, the business model is being refined to lower costs, elevate productivity and extend services. Sales are rising and we are doing a good job with customers. We will continue to seek a business model that exhibits "breakout" capabilities.

Wachovia's credit card operation is large, successful and highly profitable. In performance and profitability we

(Photo appears here)

compare very favorably with the best performers. The flexibility exists to move this line of business forward. In recent years we have restrained its growth to avoid taking on low quality accounts. Currently our credit losses and operating costs are superior to competitors.

All of this is to say that we are very good at what we do, and customers are receiving real value. In each line of business our business models have been refined. Suddenly, the new world has a bright look to it.

This is the transformation at Wachovia that is producing strong growth while building for sustained long-term expansion. Wachovia is changing and moving rapidly to the future. We remain committed to strong growth, high standards of performance and unmatched service quality over time. The section following this letter tells in elaborate detail of Wachovia's work in asset and wealth management. The story is a good one. Important to remember is that similar initiatives are under way across this great company.

In the long path of history Wachovia's performance has always been excellent. Consistent with our superior risk management, passionate devotion to quality and our dedication to serve is the promise of exceptional shareholder returns over time.

Sincerely,

/s/ L. M. Baker, Jr.
L. M. Baker, Jr.
Chairman and Chief Executive Officer
February 28, 2000

(Photos of people appear in the background)

                                    Special
                                     Report

                              Wachovia's Strategy
                            For Serving The Affluent

More than five million
     men and women from all
          walks of life.

Nearly 240,000
     businesses and corporations.

          Hundreds of charitable
               institutions.

Several thousand
          financial institutions and
     governmental agencies.


As these statistics reflect, Wachovia serves a broad and diverse customer base.

Each customer group is important. Each claims a share of the corporation's resources and strategic focus.

Within this cross-section of today's society, one population segment is experiencing extraordinary growth and presenting new opportunities and challenges for financial service providers.

THE AFFLUENT... THE WEALTHY...
HIGH-NET-WORTH INDIVIDUALS.
AND THOSE ON THE VERGE OF JOINING THEM.

Wachovia targeted the affluent as an area of heightened focus in 1994 and has since moved on numerous fronts to align resources, enhance delivery channels, and strengthen and acquire key capabilities.

Results are evident in the steady upward climb in revenue and profit contribution from Wachovia's wealth management business.

This special report looks at Wachovia's strategy for serving the affluent. Increasingly, that strategy touches areas across the corporation.

(Photos of people appear here)

(Photos of people appear here)

Today's Wealthy: A BRAND NEW MIX,
A BOLD NEW CHALLENGE

Millionaire. Traditionally, the word has evoked an image of white hair and green pastures, a polished cadre of old-monied protectors and passers-on of wealth.

The image still holds, but it no longer stands alone.

Today's "newly wealthy" are a diverse and colorful mosaic. Greater wealth has come to people of all ages from all walks of life, thanks to long-term economic prosperity, stock options, initial public offerings, sales of businesses, a record number of inheritances and other wealth creation events.

Many of today's affluent are youthful, entrepreneurial, idea-driven, future-focused individuals, keenly interested in innovative approaches to long-term wealth management and willing to delegate that management and move on with life.

It is an extraordinarily fast-growing group.

The growth rate for affluent households in the United States with incomes of $100,000 or more or net worth of $500,000 or more is 10 times the growth rate for overall households. The growth in millionaire households is 12 times the national rate.

Within the United States, 3.3 million households now have investable assets of $1 million or more. Pentamillionaire households have grown from 90,000 in 1994 to 590,000 in 1999 and are projected to reach 3.9 million by 2004.

For financial service providers, this high-growth, high-net-worth population is a veritable gold mine of opportunity. In Wachovia's home states alone, the affluent market represents revenue potential in excess of $50 billion.



--------------------------------------------------------------------------------
Affluent households are growing at 10 times the national household growth rate. In Wachovia's home states alone, the affluent market represents revenue potential in excess of $50 billion.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Within the United States, 3.3 million households now have investable assets of $1 million or more. Pentamillionaire households have grown from 90,000 in 1994 to 590,000 in 1999 and are projected to reach 3.9 million by 2004.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Much of today's wealth is self-made. In 1980, 60 percent of the nation's 400 wealthiest individuals had inherited the majority of their money. By 1997, the figure had dropped to 20 percent.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Looking to the future, intergenerational wealth transfer will reach an all-time high. One study projects $41 trillion over the next decade, to be passed through 113 million bequests.
--------------------------------------------------------------------------------


(Graph appears here with the following plot points.)

                         1994      1999      2004
                         10.8      18.4      31.0

                                   Growth of
                            U.S. Affluent Households
                          (Household Income > $100K or
                               Net Worth > $500K)

                             Source: Spectrem Group



Yet this is a discerning and demanding market. More than ever, today's affluent reflect a wide variance in financial knowledge and expertise, risk and reward tolerances, delivery channel preferences, and loyalties to sources of counsel and advice.

Financial service providers seeking to establish positions of leadership within the affluent market must understand the changing needs and nature of this complex group.

Today, with many individuals acquiring substantial assets early in life, there is greater need for long-term planning and management. In addition to investment and tax strategy assistance, credit-based options may be needed since liquidity often is an issue.

High-net-worth individuals typically rely on specialized sources of assistance, from accountants to insurance planners to investment advisors. Missing among these sources is a coordinated, integrated approach to financial management.

Today's affluent tend to use technology, looking to the Internet and other evolving delivery channels as convenient mechanisms for information and transactions. Yet they value personalization and customization of services.

--------------------------------------------------------------------------------
Wachovia was one of the first providers of trust services in the nation. Its reputation for product innovation and service excellence spans 121 years and encompasses a broad range of wealth management and related financial services.
--------------------------------------------------------------------------------


To be a provider of choice for today's wealth market, a financial institution must deliver comprehensive financial advice and service in ways that combine the best features of boutique providers with the missing and much-needed advantages of integration.

Wachovia is committed to this leadership role and this value proposition - and has been moving quietly but boldly since 1994 to put into place components for success.

THE FOUNDATION: Relationship Heritage, Strong Market Presence

As part of a comprehensive company-wide assessment of market opportunities in 1994, Wachovia identified the affluent market as an area of emphasis. Since then, numerous initiatives have strengthened capabilities and acquired additional services.

Wachovia's wealth management business has achieved double-digit growth each year since 1994. Today, Wachovia actively manages more than $50 billion in assets and administers more than $165 billion in assets. Revenue from this segment has grown from $205 million in 1995 to $628 million in 1999, and profit contribution has more than tripled.

Future initiatives are designed to continue that growth and strengthen Wachovia's market presence.

"In many ways, Wachovia is uniquely equipped to extend its leadership as a wealth management provider," says Robert S. Kniejski, executive vice president for Wachovia Asset and Wealth Management. He cites a combination of factors, some as old as the company itself, others reflecting recent innovations. Among them: Wachovia's strong relationship heritage, corporate culture, advantageous geographic location and proven ability to serve high-wealth clients.

Wachovia already has relationships with a large percentage of affluent households in its home states - Georgia, North Carolina, South Carolina, Virginia and Florida. These states are among the most prosperous

(Graph appears here with the following information.)

ASSET & WEALTH MANAGEMENT
     PRIVATE FINANCIAL ADVISORS
     OFFITBANK
     BARRY EVANS, JOSEPH & SNIPES
     WACHOVIA SECURITIES
     WACHOVIA FUNDS
     WACHOVIA ASSET MANAGEMENT
     INSTITUTIONAL CLIENT SERVICES
     WACHOVIA INSURANCE SERVICES

                                                  (Photos of people appear here)


(Graph appears here with the following plot points.)


                                   1995      1996      1997      1998      1999
Revenues = 32% CAGR*               $205      $248      $333      $396      $628
Profit Contribution = 36% CAGR*    $60        $71      $109      $143      $205
Pretax Income = 42% CAGR*          $32        $37       $77       $93      $132

$Millions

                                   Asset and
                            Wealth Management Growth

                       Note: Profit Contribution excludes
                               general overhead.

                      *CAGR = Compound Annual Growth Rate




and fastest-growing in the nation; Wachovia's markets are projected to grow more than 50 percent faster than the national average from 1999 to 2004.

As one of the first providers of trust services in the nation, Wachovia's reputation for product innovation and service excellence spans 121 years and encompasses a broad range of wealth management and related financial services.

Wachovia's brand emphasizes relationships in which exceptional knowledge and service earn customers' trust and loyalty. Key to the success of this brand promise is the commitment to put customers' interests first. Living up to that commitment requires an exceptional spirit of teamwork and flexibility across product areas, business lines and support functions.

In recent years, Wachovia has embraced a concept called Continuous Relationship Management (CRM), which supports the asset and wealth management strategy by helping attract, serve, develop and retain high-potential customers.

Throughout Wachovia, the organization is being aligned to take high-potential customers at any point in their financial journey and continually strengthen the relationship with them. This enables Wachovia to create closer ties with these individuals and to become increasingly important to them at each stage.

At the heart of the CRM strategy is a robust information system built to improve understanding of customers' wants and needs. Based on this insight, Wachovia can define appropriate customer segments and develop customized approaches tailored to the needs of each.

Wachovia's use of tailored approaches to serve high-potential customers has been successful. One important example is the Profitable Relationship Optimization
(PRO) program. Wachovia identifies individuals who, by being at a particular point in their financial journey, may benefit from additional financial services. Skilled PRO bankers contact customers to heighten awareness of key product and service possibilities and to establish a consultative relationship.

--------------------------------------------------------------------------------
Wachovia's commitment to leadership in serving the affluent market reflects a dual focus: increasing its share of business with existing affluent customers and substantially broadening its affluent customer base.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Through Wachovia's customer migration approach, Retail Financial Services (RFS) identifies PRO customers whose needs can best be served by Asset and Wealth Management (AWM).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PRO customers typically are individuals in the asset-accumulation stage, and many will experience one or more wealth creation events - from stock options to sales of businesses to sizable inheritances - that will move them to the ranks of the affluent.
--------------------------------------------------------------------------------

(Graph appears here with the following information.)

                       Maximizing Lifetime Customer Value

RFS

MASS
o Targeted Acquisition

AWM

PRO
o Relationship Expansion

AFFLUENT
o Integrated Wealth Management

                            Customer Migration Growth



The response to PRO has been outstanding, says Beverly B. Wells, executive vice president for Wachovia Retail Financial Services. She points to retention of PRO households, which is approximately 8 percentage points greater than overall household retention. Also notable is the lift in financial contribution by PRO households. "PRO customers report a significant increase in satisfaction with their banking relationship," says Wells. "PRO bankers report a similar increase in job satisfaction from the opportunity to be a partner to these high-potential customers."

PRO customers typically are in the asset-accumulation stage, and many will experience one or more wealth creation events that will move them to the ranks of the affluent. Wells emphasizes that when the time comes that a customer can best be served by specialist teams in Wachovia Asset and Wealth Management, PRO bankers are expected to make that recommendation.

Equally important, a high-net-worth business owner or corporate executive served by the Asset and Wealth Management Division sometimes has needs that can best be served by Wachovia Capital Markets specialists. When this occurs, the Asset and Wealth Management staff proactively works with the Capital Markets staff to achieve the needed coordination.

Identifying opportunities to help customers migrate to a more appropriate level of service, and ensuring that the transition is smooth and rewarding for each customer, is a major commitment throughout Wachovia.

This is an important way Wachovia demonstrates the brand promise of putting the customer's best interests first and builds long-term customer loyalty. In the process, value is created for Wachovia by seeing that customers are served in the most effective way.

--------------------------------------------------------------------------------
Wachovia's integrated approach to wealth management delivers a full spectrum of critical financial disciplines. Extensive internal and external actions have been taken to build Wachovia's current position of strength.
--------------------------------------------------------------------------------


THE TRANSFORMATION:
Paving The Way For Integrated Wealth Management

Wachovia's approach to wealth management integrates critical financial disciplines, including estate planning, tax planning, insurance and risk management, traditional banking services, brokerage services, investment management and capital markets products.

"While other financial service providers tout this holistic approach, few if any deliver it well," says Kniejski. "As a marketing philosophy, financial integration sounds logical and straightforward. In reality, it is extremely complex because it works against traditional organizational structures that delineate and compensate by product or business line."

For Wachovia, the commitment to integrated wealth management has involved a comprehensive realignment of resources to achieve a team approach to client service within the Asset and Wealth Management Division, across other business lines, and beyond Wachovia when appropriate. This team approach has resulted in broad-based wealth integration networks to serve clients.

Extensive internal and external actions have been taken to build Wachovia's current position of strength.

o In 1995, Wachovia put in place the formal structure for an affluent division and, in 1996, adopted the financial integration/team approach as the foundation for its strategy.

                             (Graphic appears here)

--------------------------------------------------------------------------------
Wachovia uses a team approach to provide affluent clients access to a broad base of knowledge. Emphasis is on personalized relationships and tailored solutions.
--------------------------------------------------------------------------------


o That same year, Wachovia created the Private Financial Advisors (PFA) group to deliver financial integration to affluent customers. Customer analytics were used to identify clients to be served by PFA teams and to determine how best to serve each client based on relationship and potential.

     PFA sales teams were formed, each including financial advisors and advisors for specialties such as investments, insurance, personal trust, credit, mortgage, estate planning, philanthropy planning and business banking.

     Across Wachovia's home states, PFA teams now serve 43,000 clients, and sales results have been extraordinary. From 1997 to 1999, deposits rose by 19 percent; loans, 62 percent; estate planning, 69 percent; investment management, 90 percent; and insurance, 386 percent.

o With the success of the PFA strategy, a similar approach was taken to serve Wachovia's high-net-worth clients who have greater than $10 million in assets. Using a team approach to provide clients access to a broad base of knowledge, Wachovia Wealth Strategy Advisors placed special emphasis on wealth transfer and tax strategies through personalized relationships and tailored solutions.

o In April 1999, Wachovia acquired Interstate/ Johnson Lane (IJL), one of the largest full-service broker-dealers in the Southeast. The match with Wachovia was considered exceptional in terms of capabilities, geographic market, customer base and relationship orientation.

Today, IJL Wachovia provides full-service brokerage through 62 offices and 450 financial consultants in Virginia, North Carolina, South Carolina and Georgia.

(Graph appears here with the following information.)

CLIENT
     Financial Advisor
INSURANCE ADVISOR
     Banking/Credit o Brokerage Services o Tax Planning
INVESTMENT MANAGEMENT ADVISOR
TRUST ADVISOR
     Financial Planning o Business Services o Trusts
ESTATE PLANNING ADVISOR
     Retirement Planning o Mortgage o Education Funding

                                                  (Photos of people appear here)

In addition, its affiliate, CapTrust Financial Advisors, provides comprehensive investment consulting and portfolio management services to institutions and high-net-worth individuals through consulting directors. The IJL Wachovia network complements Wachovia's 150 branch-based investment consultants and self-directed services, Investments Direct.

IJL Wachovia clients are gaining access to a broader range of capabilities through Wachovia's wealth management, trust, planning, credit and other banking services. Wachovia clients have the benefit of more investment options through IJL Wachovia.

Studies show that 24 percent of affluent individuals think of full-service brokerage firms as their primary provider of financial services. IJL Wachovia's brokerage capabilities prepare Wachovia to capture a significantly larger share of affluent clients' investment business.

o Mergers with OFFITBANK and Barry, Evans, Josephs & Snipes (BEJS) in September 1999 provided increased capabilities for serving high-net-worth individuals.

OFFITBANK, a premier wealth management bank with offices in New York, San Francisco and Miami, serves clients in 36 states, Latin America, Europe and Asia. Approximately 60 percent of the company's relationships have $30 million or more in managed assets with the firm. OFFITBANK's expertise in fixed-income investment management complements Wachovia's capabilities in specialized lending, philanthropy management, personal trust and equity investment management. These four areas add immediate value to OFFITBANK's high-net-worth client base, while that client base brings important relationships to Wachovia.

BEJS represents an ideal complement to the merger with OFFITBANK. A leading national life insurance broker, the firm specializes in designing and implementing wealth transfer strategies for affluent families and benefit plans for corporate executives. BEJS serves a national client base that includes many executives from Fortune 500 companies.

(Graph appears here with the folowing plot points.)

                         Deposits                      19%
                         Loans                         62%
                         Estate Planning               69%
                         Investment Management         90%
                         Insurance*                   386%

                           Private Financial Advisors
                            Sales Performance Growth
                                   1997-1999

                                  *1998-1999


--------------------------------------------------------------------------------
Mergers with Interstate/Johnson Lane, OFFITBANK and Barry, Evans, Josephs & Snipes have significantly increased capabilities and competencies offered by Wachovia Asset and Wealth Management.
--------------------------------------------------------------------------------

(Photos of people appear here)

o In 1999, Wachovia sold the master trust, institutional custody and other processing-intensive components of its Institutional Client Services business. This move allows Wachovia to focus on longstanding strengths as one of the nation's preeminent providers of employer-sponsored qualified and nonqualified plans, consulting, investment management and trustee services. Other specialties include innovative philanthropy management, custody and investment management services for foundations, endowments and affluent individuals.

o In September 1999, the Asset and Wealth Management Division was formed, bringing under common leadership Wachovia's businesses that serve asset and wealth management needs of individuals, businesses, charitable organizations and other institutions.

o Wachovia's family of mutual funds, the Wachovia Funds, continued strong performance and expan-sion, ending 1999 with more than $9.1 billion in assets among 11 equity and fixed income funds, four municipal bond funds and four money market funds.

The Wachovia Balanced Fund and the Wachovia Equity Fund were notable performers for the year.

The Personal Equity Fund, a new "tax-efficient" fund, was added during the year. The fund's goal is to seek growth of principal and income, while minimizing the impact of taxes on shareholder returns.

Additional information about the Wachovia Funds is available at www.wachoviafunds.com.

Wachovia has in place the skill and product capability for extended leadership in wealth management. Future initiatives are designed to accelerate growth, leverage strengths, refine business models and expand Wachovia's reach.

--------------------------------------------------------------------------------
Institutional Client Services focuses on asset management, employee benefits, executive services and charitable funds services for businesses, charitable organizations and other institutions.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Wachovia is one of the nation's preeminent providers of employer-sponsored qualified and nonqualified plans, consulting, investment management and trustee services.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Wachovia's strategy is to deliver comprehensive value not available from competing full-service brokerage companies and private banking/trust companies.
--------------------------------------------------------------------------------

THE DIFFERENTIATOR:
Delivering In Ways That
Work Best For The Client

Wachovia's strategy is to deliver comprehensive value not available from competing providers, including full-service brokerage companies and private banking/trust companies. Wachovia's integrated approach encompasses both business models, as well as variations for niche client groups.

Wachovia's brokerage model includes IJL Wachovia financial consultants and Wachovia investment consultants. Their clients primarily want investment-related services, although needs may extend to other areas of wealth management.

Wachovia's private banking/trust model focuses on clients with more extensive wealth management needs. Private Financial Advisors teams serve clients in the $500,000 to $10 million segment; clients in the $10 million-plus segment are served by OFFITBANK in a team approach that includes BEJS and other high-wealth specialists. All teams are supported by the full spectrum of Wachovia resources.

Both models leverage the same comprehensive set of products. Both are supported by Wachovia's emphasis on technology, reflected in a comprehensive customer information base and a strong and growing array of electronic services for clients, including Online Banking and Online Investing.


(Graph appears here with the following information.)

                            ORGANIZATIONAL ALIGNMENT

                                  Individuals
                                   Businesses
                            Charitable Organizations

Personal Financial Services             Wachovia Securities
o Private Financial Advisors            o IJL Wachovia
o OFFITBANK                             o Investment Consultants
o BEJS                                  o Investments Direct
o Personal Trust                        o CapTrust
o Insurance Services                    o Private Client Investment Services
o Philanthropy Management
o Affluent Client Services

Institutional Client Services           Asset Management
o Charitable Funds Management           o Investment Strategy
o Employee Benefits                     o Portfolio Management
o Executive Services                    o Wachovia Funds
o Hunt, DuPree, Rhine                   o Alternative Investments

--------------------------------------------------------------------------------
The excellent results achieved by Wachovia Private Financial Advisors teams provide an important foundation for expansion of the wealth management business.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Among priorities for 2000, Wachovia intends to expand OFFITBANK into a national wealth management provider by establishing offices in selected high-wealth markets.
--------------------------------------------------------------------------------


Distribution to institutional customers is channeled through Institutional Client Services. This area of longstanding leadership for Wachovia encompasses asset management, employee benefits, executive services and charitable funds services.

Wachovia Asset Management and Wachovia Insurance develop products and portfolios distributed through all channels.

The business models are adapted as needed to provide the optimal degree of relationship management and the most effective service delivery.

In all cases, service is emphasized over structure.

WHAT'S NEXT: Leveraging Strengths, Accelerating Growth

With a solid framework in place, Wachovia is turning its attention to product and process initiatives that will strengthen and broaden the reach of Asset and Wealth Management. Special attention is being placed on integrating capabilities acquired through recent mergers.

Wachovia plans to expand wealth management services nationally, and within home states to deploy resources to markets of highest opportunity. Internally, Wachovia will increase the use of wealth integration teams in which specialists work in partnerships across business lines.

Numerous technology initiatives are under way to better use Wachovia's customer information base to reach affluent clients in ways that work well for them.

Priorities for 2000 include:

o Wachovia intends to expand OFFITBANK into a national wealth management provider by establishing offices in selected high-wealth markets. In Wachovia's home states, OFFITBANK offices will be added in Atlanta, Charlotte, Palm Beach, Winston-Salem and northern Virginia. Additional Wachovia capabilities will be added to the list of services provided to OFFITBANK clients.

o Capitalizing on the BEJS merger, Wachovia will offer insurance-based solutions to many high-net-worth clients of Asset and Wealth Management and Corporate Financial Services while enhancing products and services that BEJS offers.

o During 2000, the 120,000 households served by IJL Wachovia will gain access to Wachovia's full range of financial services.

                                                  (Photos of people appear here)

o The excellent results achieved by Wachovia's Private Financial Advisors teams will provide an important foundation for expansion. Plans call for increasing the number of PFA teams to reach additional affluent households in Wachovia's home states.

o Wachovia's formation of a Delaware trust in 1999 allows trusts to be structured in perpetuity, providing an additional tool for assisting clients with long-range planning and wealth transfer strategies.

o Wachovia Asset Management initiatives are designed to build on current strengths by providing additional management styles, alternative investments and tax-efficient money management capabilities. These expanded offerings will complement the 19 Wachovia Funds managed by Asset Management.

o Through Wachovia's new Private Manager Advisory Program, investment specialists on Wachovia's wealth management teams can offer a wider range of investment solutions to clients who prefer using a single advisor to coordinate financial assets but favor a multimanager approach for diversification. In addition to the Wachovia Funds, clients may choose from a group of select investment managers representing the best of class for nine identified styles, such as global and small-cap growth investing.

o Planned enhancements in Institutional Client Services include customized charitable fund and donor reporting, innovative wealth replacement vehicles for charitable donors, and individually directed account investment options for 401(k) plan participants. Continuing to build on capabilities gained in the 1998 acquisition of Hunt, DuPree, Rhine and Associates, Wachovia will expand investment consulting for corporate plan sponsors.

Increasingly, Institutional Client Services specialists link with other specialists throughout the company to deliver a full array of Wachovia capabilities to senior executives, managers and employees of corporate clients.

                         (Photo of globe appears here)

--------------------------------------------------------------------------------
Partnerships across business lines throughout Wachovia are producing innovative solutions to complex client needs and will remain an area of emphasis.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Wachovia was the first bank in the nation to have fully transactional banking and investing on its web site. Wachovia has more than 250,000 Online Banking customers and 23,000 Online Investing customers.
--------------------------------------------------------------------------------


Further value is added as these wealth integration teams assist companies in analyzing the structure, funding and timing of executive and employee wealth accumulation programs as well as the creation of charitable foundations, trusts and endowments to meet estate planning and philanthropic needs.

o Partnerships across Wachovia business lines are producing innovative solutions to complex client needs. Examples include customized mortgages for high-net-worth individuals and the use of equity collars in combination with derivatives to address clients' liquidity concerns by facilitating lending against restricted and controlled stock.

o Wachovia's heightened emphasis on eBusiness and accelerated investment in the Internet support the goal of using technology to deliver services in ways most convenient to the client. Wachovia has been named one of the best Internet banks in the nation by a number of professional journals and rating agencies, including Smart Money magazine, CNN and Money Line.

The importance of the Internet was emphasized by Wachovia's recent establishment of an eBusiness Division under the leadership of Lawrence G. Baxter, executive vice president. Each line of business, including Asset and Wealth Management,

(Graph appears here with the following information.)

                                     CLIENT

Web-Enabled Technologies                              Web-Enabled Technologies

Sales Team                    Digital Touch Points    Client Service Center


Web-Enabled Technologies    Web-Enabled Technologies  Web-Enabled Technologies

                              o Imaging Centers
                              o Customer Analysis
                              o Legacy Systems

--------------------------------------------------------------------------------
Wachovia is using web-based technology to deliver services and information in ways most convenient to the client.
--------------------------------------------------------------------------------

The high-net-worth segment is the fastest-growing Internet user. Recent studies report that 34 percent of affluent investors use the Internet, and 53 percent of self-directed investors conduct 75 percent of their trades on the Internet. Almost one-third of all online traders have six-figure salaries and nearly one-fifth hold at least a half-million dollars in securities.

Information on Wachovia's comprehensive wealth management services can be accessed through Wachovia's Internet site at www.wachovia.com/wealth.

Other Wachovia-related sites include www.offitbank.com, www.ijl.com and MacroWorld Research (www.mworld.com), a leading provider of financial news and economic data for investors.

(Photo of a PC screen showing Wachovia's web page appears here.)
--------------------------------------------------------------------------------

will have additional Internet expertise. Objectives will include ensuring that the Internet experience is tailored to the needs and preferences of affluent and high-net-worth clients.

o A number of enhancements are planned for Wachovia's web sites during 2000. Financial planning tools will be richer and more inter- active. Customers will experience a more personalized, convenient and transactional interface, supplementing and enhancing Wachovia's already popular Internet banking and investing services.

o Other technology initiatives planned for 2000 build on Wachovia's customer information system. Web-based technology solutions link clients with the various delivery channels in Asset and Wealth Management and provide new architecture and support tools for sales teams.

Wachovia has a comprehensive array of products and services to capture a larger share of the affluent market. Performance aspirations for 2000 include revenue and profit contribution growth in excess of 20 percent.

                         (Photos of people appear here)

Standing Tall
Among Standouts:
Why Wachovia Will Succeed

Obviously, Wachovia is not alone in recognizing the opportunity for success in serving the affluent. What gives Wachovia an edge as it commits to expanded leadership? The question is a popular one with interested observers who, increasingly, are taking note of Wachovia's strategic direction and performance.

"Wachovia did its homework early on," Kniejski points out. "We had the analytical insight to understand this market and its changing needs. From that understanding came the vision and commitment to Wachovia's holistic approach."

Wachovia's wealth management strategy represents an ideal fit with the company brand and culture. Wachovia relies on internal teamwork to achieve long-term customer satisfaction and loyalty. That is not true for all organizations, especially those whose structures inspire internal competition rather than cooperation.

"Wachovia has demonstrated the ability to execute our wealth management strategy and provide extraordinary results," says Kniejski. "We have the resources to deliver on the promise. We have proven that we can and do draw from the full array of Wachovia's resources in a team approach that goes across organizational lines, and beyond, to meet clients' needs."

Wachovia also has the advantage of location in geographic markets that are experiencing strong growth of affluent populations. At the same time, these markets are not well served by other wealth management providers.

"We are truly in those markets," says Kniejski. "We are part of the life of our communities. The people there know Wachovia and believe in us and what we stand for. There is a base of trust that takes years to build and great effort to maintain."

Wachovia's reputation has carried over to corporate and institutional clients in locations far from its home states, paving the way for extended leadership as a wealth management provider. Among individuals, businesses and institutions, Wachovia is known for long-term relationships that provide lifetime value for each client. People recognize and respond to this distinctive culture and to these ideals of serving customers.

"That commitment and those characteristics differentiate Wachovia," adds Kniejski. "They are the reasons we have been successful as a wealth management provider and will be successful as we extend our leadership still further."

--------------------------------------------------------------------------------
Wachovia has the commitment and resources to understand the affluent market and to successfully deliver on its promise as a preeminent provider of wealth management services.
--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition
and Results of Operations
FINANCIAL SUMMARY                                                    TABLE 1
--------------------------------------------------------------------------------------------

                                                        1999            1998            1997
                                                 -----------     -----------     -----------
Summary of Operations
(thousands, except per share data)
Interest income ..............................   $ 4,666,820     $ 4,665,245     $ 4,262,385
Interest expense .............................     2,196,734       2,314,213       2,168,818
                                                 -----------     -----------     -----------
Net interest income ..........................     2,470,086       2,351,032       2,093,567
Provision for loan losses (1) ................       298,105         299,480         264,949
                                                 -----------     -----------     -----------
Net interest income after provision for
 loan losses .................................     2,171,981       2,051,552       1,828,618
Other operating revenue ......................     1,610,123       1,228,119       1,005,768
Gain on sale of mortgage servicing
 portfolio ...................................          ----            ----            ----
Securities gains (losses) (2) ................        10,894          20,442           1,454
                                                 -----------     -----------     -----------
Total other income ...........................     1,621,017       1,248,561       1,007,222
Personnel expense ............................     1,220,286       1,055,353         905,157
Nonrecurring charges (3) .....................        19,309          85,312         287,532
Other expense ................................     1,011,030         855,667         774,032
                                                 -----------     -----------     -----------
Total other expense ..........................     2,250,625       1,996,332       1,966,721
Income before income tax expense .............     1,542,373       1,303,781         869,119
Income tax expense ...........................       531,152         429,611         276,313
                                                 -----------     -----------     -----------
Net income (4) ...............................   $ 1,011,221     $   874,170     $   592,806
                                                 ===========     ===========     ===========
Net income per common share:
 Basic .......................................   $     4.99      $     4.26      $     2.99
 Diluted (4) .................................   $     4.90      $     4.18      $     2.94
Cash dividends paid per common
 share (5) ...................................   $     2.06      $     1.86      $     1.68
Cash dividends paid on common
 stock (6) ...................................   $   418,447     $   381,798     $   327,303
Cash dividend payout ratio (6) ...............         41.4  %         43.7  %         55.2  %
Average basic shares outstanding .............       202,795         205,058         198,290
Average diluted shares outstanding ...........       206,192         209,153         201,901
SELECTED AVERAGE
 BALANCES (millions)
Total assets .................................    $   65,420      $   63,949      $   57,607
Loans -- net of unearned income ..............        47,223          44,401          39,716
Securities ...................................         9,340          10,582          10,793
Other interest-earning assets ................         1,553           1,579           1,446
Total interest-earning assets ................        58,116          56,562          51,955
Interest-bearing deposits ....................        32,325          32,011          29,582
Short-term borrowed funds ....................         9,401          10,895           8,987
Long-term debt ...............................         8,134           6,279           6,122
Total interest-bearing liabilities ...........        49,860          49,185          44,691
Noninterest-bearing deposits .................         8,255           7,803           6,934
Total deposits ...............................        40,580          39,814          36,516
Shareholders' equity .........................         5,430           5,168           4,533
RATIOS (averages)
Net loan losses to loans .....................           .62%            .67%            .67%
Net yield on interest-earning assets .........          4.32            4.24            4.14
Shareholders' equity to:
 Total assets ................................          8.30            8.08            7.87
 Net loans ...................................         11.63           11.78           11.57
Return on assets (7) .........................          1.55            1.37            1.03
Return on shareholders' equity (7) ...........         18.62           16.92           13.08


                                                                                              Five-Year
                                                                                               Compound
                                                        1996          1995          1994    Growth Rate
                                                 -----------    ----------    ----------    -----------
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income ..............................   $ 4,009,508    $3,790,110    $3,025,654    9.1%
Interest expense .............................     2,085,771     2,011,155     1,369,006    9.9
                                                 -----------    ----------    ----------
Net interest income ..........................     1,923,737     1,778,955     1,656,648    8.3
Provision for loan losses (1) ................       193,776       130,504        96,122   25.4
                                                 -----------    ----------    ----------
Net interest income after provision for
 loan losses .................................     1,729,961     1,648,451     1,560,526    6.8
Other operating revenue ......................       874,732       757,115       690,099   18.5
Gain on sale of mortgage servicing
 portfolio ...................................          ----        79,025          ----
Securities gains (losses) (2) ................         4,588       (19,672)      (21,972)
                                                 -----------    ----------    ----------
Total other income ...........................       879,320       816,468       668,127   19.4
Personnel expense ............................       796,932       733,790       691,512   12.0
Nonrecurring charges (3) .....................          ----          ----          ----
Other expense ................................       712,041       707,839       651,739    9.2
                                                 -----------    ----------    ----------
Total other expense ..........................     1,508,973     1,441,629     1,343,251   10.9
Income before income tax expense .............     1,100,308     1,023,290       885,402   11.7
Income tax expense ...........................       343,049       315,377       261,480   15.2
                                                 -----------    ----------    ----------
Net income (4) ...............................   $   757,259    $  707,913    $  623,922   10.1
                                                 ===========    ==========    ==========
Net income per common share:
 Basic .......................................   $     3.70     $    3.40     $    3.00    10.7
 Diluted (4) .................................   $     3.65     $    3.36     $    2.96    10.6
Cash dividends paid per common
 share (5) ...................................   $     1.52     $    1.38     $    1.23    10.9
Cash dividends paid on common
 stock (6) ...................................   $   305,740    $  282,517    $  254,397   10.5
Cash dividend payout ratio (6) ...............         40.4  %       39.9  %       40.8  %
Average basic shares outstanding .............       204,889       208,230       208,117   ( .5)
Average diluted shares outstanding ...........       207,432       210,600       210,651   ( .4)
SELECTED AVERAGE
 BALANCES (millions)
Total assets .................................    $   55,584     $  51,703     $  46,542    7.0
Loans -- net of unearned income ..............        36,739        33,510        29,533    9.8
Securities ...................................        11,876        11,977        11,238   (3.6)
Other interest-earning assets ................         1,629         1,257         1,025    8.7
Total interest-earning assets ................        50,244        46,744        41,796    6.8
Interest-bearing deposits ....................        27,609        25,601        22,847    7.2
Short-term borrowed funds ....................         9,018         8,860         7,369    5.0
Long-term debt ...............................         6,693         5,695         5,154    9.6
Total interest-bearing liabilities ...........        43,320        40,156        35,370    7.1
Noninterest-bearing deposits .................         6,491         6,234         6,292    5.6
Total deposits ...............................        34,100        31,835        29,139    6.8
Shareholders' equity .........................         4,458         4,164         3,812    7.3
RATIOS (averages)
Net loan losses to loans .....................           .53%          .38%          .30%
Net yield on interest-earning assets .........          3.98          4.04          4.23
Shareholders' equity to:
 Total assets ................................          8.02          8.05          8.19
 Net loans ...................................         12.31         12.62         13.14
Return on assets (7) .........................          1.36          1.37          1.34
Return on shareholders' equity (7) ...........         16.99         17.00         16.37

(1) Includes $10,845 in nonrecurring merger-related provision in 1997 to align the practices of the merged entities with those of the corporation.
(2) Includes $4,639 of nonrecurring losses to restructure the available-for-sale portfolio in 1997.
(3) Nonrecurring charges in 1999, 1998 and 1997 include merger-related items of $19,309, $85,312 and $220,330, respectively and a personal computer hardware and software disposal charge of $67,202 in 1997.
(4) Net income excluding the effect of nonrecurring items was $1,023,855, $929,847 and $799,929 for 1999, 1998 and 1997, respectively. Net income per diluted share excluding the effect of nonrecurring items was $4.97, $4.45 and $3.96 for 1999, 1998 and 1997, respectively.
(5) Cash dividends per common share are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.
(6) Includes amounts of pooled companies.
(7) Excluding the after-tax impact of nonrecurring charges of $12,634, $55,677 and $207,123, returns were 1.57%, 1.45% and 1.39% on assets and 18.85%,
    17.99% and 17.65% on shareholders' equity for 1999, 1998 and 1997, respectively.

              --------------------------
               Results of Operations
              -----------------------------------------------------------------

1999 vs. 1998
              The U.S. economy rose at a moderately strong pace in 1999,
OVERVIEW continuing its ninth successive year of Overview expansion. Gross domestic product rose 4.0 percent, based on preliminary data. Economic expansion continued amidst growing concerns about higher levels of inflation, record amounts of consumer indebtedness and tight labor markets. These concerns prompted the Federal Reserve to raise short-term interest rates a quarter of a percentage point in June, August and November of 1999 and again in February 2000. Based on preliminary data, the nation's average unemployment rate fell to 4.2 percent from 4.5 percent in 1998. Economic conditions within Wachovia's five-state operating area remained generally strong, with unemployment averaging approximately 3.5 percent.

              Wachovia continues to broaden its competitive position by gaining access to new customers and by enhancing products and services through internal development and selective acquisitions and partnerships. Management has pursued a variety of initiatives as part of this strategy. Wachovia completed its acquisition of OFFITBANK Holdings Inc. ("OFFITBANK"), on September 1, 1999 and of Barry, Evans, Josephs & Snipes, Inc. ("BEJS"), on September 2. These transactions followed the acquisition on April 1, 1999 of Interstate/Johnson Lane Inc. ("IJL"), a major regional investment advisor and brokerage firm that subsequently merged with, and became part of, Wachovia Securities, Inc. All three acquisitions strengthen Wachovia's wealth advisory and capital markets capabilities and were accounted for as purchases. Under purchase accounting, the excess of purchase price over the fair value of net assets acquired is recorded as goodwill, and operating results of the acquired companies are included beginning with the effective date of each transaction.

              The corporation announced on October 7, 1999 an agreement to acquire B C Bankshares, Inc., parent company of the Bank of Canton, a community bank with approximately $400 million in assets based in Cherokee County, Georgia, one of the fastest-growing counties in the metropolitan Atlanta area. In addition, on December 22, 1999, Wachovia announced its agreement to purchase a majority of the credit card business of Partners First Holdings LLC ("Partners First"). The Partners First credit card business will bring an additional 1.2 million customers and managed receivables of approximately $2 billion to Wachovia. Both transactions were consummated early during the first quarter of 2000 and will be accounted for as purchase business combinations. The transactions will result in goodwill and purchased credit card intangibles of approximately $97 million and $230 million, respectively.

              Wachovia's growth strategy may include the use of strategic acquisitions, and it regularly evaluates opportunities and conducts due diligence activities in connection with possible transactions. As a result, discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. These typically involve the payment of a premium over book value, and, therefore, some dilution of book value and net income per share may occur in connection with any future transactions.

              Wachovia's net income for 1999 totaled $1.011 billion or $4.90 per diluted share compared with $874 million or $4.18 per diluted share in 1998. Results for both years included nonrecurring charges, which totaled $19 million pretax in 1999 and $85 million pretax in 1998 for merger-related expenses. Excluding the after-tax impact of nonrecurring charges, net income on an operating basis was $1.024 billion or $4.97 per diluted share in 1999 versus $930 million or $4.45 per diluted share in 1998.

(Graph appears here with the following plot points.)

NET INCOME PER SHARE (DILUTED)

1994        1995           1996           1997        1998           1999
2.96        3.36           3.65           2.94*       4.18*          4.90*

*EXCLUDING NONRECURRING ITEMS, NET INCOME PER DILUTED SHARE WAS $3.96 IN 1997, $4.45 IN 1998 AND $4.97 IN 1999.

(Graph appears here with the following plot points.)

NET INCOME (MILLIONS)

1994        1995           1996           1997        1998           1999
623.9       707.9          757.3          592.8*      874.2*         1,011.2*

*EXCLUDING NONRECURRING ITEMS, NET INCOME WAS $799.9 MILLION IN 1997, $929.8 MILLION IN 1998 AND $1,023.9 MILLION IN 1999.


              The corporation's operating results for the year reflected strong revenue growth, with total revenues rising $495 million or 13.6 percent to $4.121 billion. Increases occurred in both net interest income and fee-generating businesses as Wachovia's strategies and growth initiatives continued to generate strong revenue momentum. Credit losses abated slightly for the year due to favorable conditions in the credit card portfolio and as a result of the credit card securitization transactions. Wachovia continues to initiate technology enhancements that are expected to moderate expense growth going forward.

              Expanded discussion of Wachovia's operating results and financial condition is presented in the following narrative with accompanying tables and charts. Interest income is stated on a taxable equivalent basis, which is adjusted for the tax-favored status of earnings from certain loans and securities. References to changes in assets and liabilities represent daily averages unless otherwise noted. Forward-looking statements exclude the effects of business combination transactions that have occurred or may take place in 2000. The narrative should be read in conjunction with the Consolidated Financial Statements and Notes on pages 73 through 93. Expanded six-year financial data appears on pages 94 through 99.

Business Segments
              Wachovia has five reportable business segments: Asset and Wealth Management, Corporate, Credit Card, Consumer and Treasury & Administration.

              Business segment results are reported on a management accounting basis. Management accounting practices are driven internally. They reflect evolving information needs specific to a company's business managers and may differ by company due to wide discretion in application. As a consequence, Wachovia's business segment results are not necessarily comparable with those of other financial institutions with similar segments or with those of other companies that compete directly in one or more of its lines of business. In addition, business segment results may be restated in the future as Wachovia's management structure, information needs or reporting systems evolve.

              Several changes were made in the management accounting structure in 1999 that have been reflected for all periods. As a result of management reorganizations and strategic investments made during the year, a new reportable segment focusing on Asset and Wealth Management has been formed. Asset and Wealth Management financial information has been reclassified from that previously reported in Consumer and Corporate. In addition, the Credit Card segment is reflected on a managed basis, with the funding impact and the gain on the sale of the securitized portfolio reflected in Treasury & Administration.

              The provision for loan losses is charged to each business segment based on the credit risk of each segment's loan portfolio. Overhead expense is allocated based on the proportion of each segment's direct expenses to total direct expenses of the combined segments. Income tax expense is calculated for each business segment with a blended corporate-wide tax rate. This rate is adjusted as applicable for the assumed tax effect of tax-exempt income and nondeductible intangible amortization expense.

              Footnote C of the Consolidated Financial Statements provides additional information on business segment accounting policies and on items reconciling segment results to consolidated results. Financial results by business segment are discussed below.


ASSET AND WEALTH MANAGEMENT
              Asset and Wealth Management focuses on providing integrated financial services to the affluent marketManagement place. During 1999, Wachovia made three acquisitions to advance this strategy. In April, Wachovia acquired IJL, a full-service brokerage firm with 62 offices throughout Virginia, North Carolina, South Carolina and Georgia. In September, Wachovia completed its acquisition of OFFITBANK, a New York-based wealth management company, and BEJS, a leading Charlotte, North Carolina-based life insurance broker specializing in wealth transfer and benefit plan programs. Also in the third quarter, Wachovia sold its master trust and institutional custody business in order to focus on other business areas. Including securities held in brokerage accounts with Wachovia Securities and Wachovia Investments, and trust assets held in custody, Asset and Wealth Management administers more than $165 billion in customer assets with the amount under discretionary management exceeding $50 billion.

              PRODUCTS AND SERVICES. Asset and Wealth Management serves clients' wealth creation objectives by delivering innovative, tailored products and services through a variety of channels. The Private Financial Advisors group provides fully integrated financial solutions individually designed for affluent consumers. A full range of products is offered, including banking and credit services, tax planning and consulting, trust services, portfolio management, estate planning, investment counseling and insurance. OFFITBANK and BEJS provide wealth management and specialized investment and insurance products for the high-end of the affluent market.

              Wachovia's brokerage business offers customers a wide variety of services. IJL Wachovia's (a division of Wachovia Securities) 450 financial consultants are full-service brokers, and Wachovia's 150 branch-based investment consultants offer individuals and businesses access to a complete array of investment products, including the Wachovia Funds. Customers making their own investment decisions can trade through Wachovia Investments Direct using a broker, a touch-tone service or the Internet.

              In addition to managing the Wachovia Funds, the Asset Management Group provides investment strategies and portfolio management for both individuals and institutions. Institutional Client Services provides asset management, employee benefit services and philanthropy management services to businesses, individuals and foundations. Institutional Client Services also offers retirement services for both plan sponsors and their participants and charitable fund products that enable both individuals and organizations to accomplish their donation objectives. Executive Services is a nationally recognized leader in providing retirement and wealth accumulation products for high-net-worth individuals. It also provides change-of-control and employee benefit protection services to client management teams.

              INDUSTRY DYNAMICS AND STRATEGY. Wachovia believes the current marketplace is underserved with few national brands and fragmented competition. Within Wachovia's five-state footprint, households are growing 50 percent faster than the national average, and over the next five years, the subset of affluent households is expected to grow substantially. These factors combine to create an attractive market opportunity. Market volatility and the projected need for intergenerational wealth transfer capabilities also will drive demand.

              Asset and Wealth Management's market presence, brand names and strategic focus, position it to take unique advantage of this environment. In addition to an enviable position in a fast-growing market, Wachovia enjoys a reputation as a trusted and solutions-oriented financial partner. The three strategic acquisitions completed in 1999 allow this business segment to increase its product offerings, leverage existing services and expand distribution channels. In addition, close coordination with Wachovia's Consumer and Corporate business segments creates a continuous pipeline of customers. As retail customers migrate over time to fit the affluent profile, they are offered wealth management products that better serve their changing needs. Corporate identifies potential customers for asset management, retirement plans and executive or charitable funds services.


ASSET AND WEALTH MANAGEMENT                                          Table 2
--------------------------------------------------------------------------------
(Thousands)

                                                                        Variance       Variance
                                            1999            1998          Amount        Percent
                                      -----------     -----------      ---------       ----------
Net interest margin ...............    $  143,357      $  112,255      $  31,102            27.7
Provision for loan losses .........           790           1,544           (754)         (48.8)
Total other income ................       485,554         285,493        200,061            70.1
Total expenses ....................       495,634         302,760        192,874            63.7
                                      -----------     -----------      ---------
Pretax income .....................    $  132,487      $   93,444      $  39,043            41.8
                                      ===========     ===========      =========
Average total assets ..............    $2,928,541      $2,471,775      $ 456,766            18.5


              FINANCIAL RESULTS. Compared with 1998, pretax profit contribution rose 42 percent. The net interest margin was up 28 percent from strong loan and deposit growth in the Private Banking and Trust areas. A substantial portion of other income growth resulted from the 1999 acquisitions. Investment and trading income topped $223 million, up 268 percent, reflecting the addition of IJL and OFFITBANK. Nine months of IJL revenue contributed 62 percent of the year's total investment-related income, while four months of OFFITBANK revenue accounted for 6 percent. Insurance revenue at $24 million grew 68 percent, with BEJS accounting for more than a third of the increase. Staff expense, again impacted by the acquisitions, was the major factor in the 64 percent increase in total noninterest expense. Excluding the impact of the acquisitions, the business produced solid profit growth. Net interest margin increased 23 percent, and other income grew 14 percent, while expense growth held at 3 percent. Private Banking loan initiatives and strong growth in trust balances contributed to the higher margin. The Wachovia investment and insurance areas led other income growth at 17 percent and 30 percent, respectively.


CORPORATE
              Corporate aims to be the preferred provider of services to targeted corporate clients through comprehen sive relationship management. To achieve this goal, it works to know its customers better than the competition; anticipate customer needs and provide innovative solutions; invest in what matters most to customers; align products, services and delivery channels with customer needs; and serve customers through insightful, trusted professionals.

              PRODUCTS AND SERVICES. Through this integrated relationship approach, Corporate provides a comprehensive array of capital solutions, strategic consulting, and risk management services to public and private companies of all sizes across the Southeast, the nation and the world. Wachovia has long been a leading provider of credit services, skillfully helping companies assess and solve their credit-related needs. While remaining a trusted lender, Corporate has expanded its product set beyond senior debt to become a distinctive provider of capital and financial advisory services. These capabilities were further strengthened in 1999 by the acquisition of IJL which doubled the number of investment banking professionals; added equity research, sales and trading; expanded its fixed-income distribution capacity; and resulted in the formation of Wachovia Securities, Inc. (WSI). This Section 20 securities subsidiary has full Tier I and Tier II powers to underwrite and deal in all types of corporate debt and equities. WSI is a member of the

              NYSE, regional exchanges and the NASD, publishes equity research on an expanding list of approximately 150 companies, and makes a market in more than 180 stocks. In addition, Corporate remains a leading provider of treasury consulting and cash management solutions for companies of all sizes. The Treasury Services group consistently is cited for superior quality of service, technology and operations performance. In the 1999 Large Corporate Cash Management Consortium Study, Wachovia Treasury Services placed first in overall customer satisfaction and first or second in thirteen of the fifteen categories measured.

              Industry Dynamics and Strategy. In an intensely competitive environment, Corporate has maintained an enviable market position, with a strong share in the Southeast and a top ten share in the U.S. large corporate market. Looking ahead, convergence in the financial services industry will entail a wholesale transformation of the competitive landscape, driven by dramatic change in client attitudes and behaviors. The pace of this transformation is quickening, in part because of rapid developments in technology and communications. To succeed in this environment, Corporate will segment the market to best align its sales approach, service model and product development priorities with customer requirements, and segment profitability and growth potential. As a result, Corporate increasingly is complementing its traditional market-based segmentation with needs-based segmentation where more specialization is appropriate. Examples of segment specialization include Commercial Real Estate, the Emerging Growth and Technology Group, the Communications Group, Leveraged Finance, Sales Finance, Aircraft Finance, Government Contract Finance and Financial Institutions. Based on the attractiveness of Wachovia's Southeastern U.S. home markets, its strong national presence, targeted emphasis on global growth markets and focused alignment with the customer through market-
              or needs-based segmentation, Wachovia believes the market opportunity is significant.
CORPORATE                                                            Table 3
--------------------------------------------------------------------------------
(Thousands)

                                                                          Variance       Variance
                                             1999            1998           Amount        Percent
                                      ------------    ------------      ----------       ---------
Net interest margin ...............    $ 1,018,320     $   840,719      $  177,601            21.1
Provision for loan losses .........         58,511          19,698          38,813           197.0
Total other income ................        404,680         325,693          78,987            24.3
Total expenses ....................        639,462         547,704          91,758            16.8
                                      ------------    ------------      ----------
Pretax income .....................    $   725,027     $   599,010      $  126,017            21.0
                                      ============    ============      ==========
Average total assets ..............    $34,482,234     $31,319,697      $3,162,537            10.1


              FINANCIAL RESULTS. Corporate recorded excellent results in 1999, lifting pretax profit by 21 percent. Net interest margin increased $178 million or 21.1 percent. Approximately two-thirds of this margin growth was attributable to a 15 percent ($4 billion) increase in loan balances, driven by significant activity in the large corporate, commercial real estate and leasing areas. The loan loss provision increased $39 million, primarily because of a few isolated credits in the large corporate portfolio. These problem credits were identified early and are being managed appropriately. Other income was up 24.3 percent, reflecting increased service charges and strong performance in the core Capital Markets businesses, including loan syndications and asset-backed finance, as well as the inclusion of IJL for nine months. While the net interest margin will remain a key component of overall performance, Corporate will continue to emphasize the development and delivery of a full range of higher-margin, fee-based products consistent with its expanded capabilities. Noninterest expense increased 16.8 percent, largely due to the added expense base of IJL.


CREDIT CARD
              Credit Card's mission is to be the preferred credit card issuer for creditworthy consumers, offering the best value on a combined rate and fee package and providing excellent customer service. Credit Card manages a $6.6 billion credit card portfolio, including securitized assets of $1.9 billion. In December 1999, Credit

              Card announced the acquisition of an approximately $2 billion portfolio from Partners First. This transaction was consummated in the first quarter of 2000, making Credit Card the tenth largest Visa/MasterCard issuer in the U.S.

              PRODUCTS AND SERVICES. The Credit Card business segment is a full-service provider of consumer and business credit cards and merchant acquirer services. Products include VISA Classic, Gold and Platinum; MasterCard Classic, Gold and Platinum; and Merchant Acquirer Services. Credit Card manages all components of consumer credit card processing in-house, including credit underwriting, marketing, account management, transaction processing, card production, statement rendering, payment processing, customer service and collections. For business card products, an outside vendor supplies transaction processing, card production and statement rendering.

              INDUSTRY DYNAMICS AND STRATEGY. The Credit Card business operates in a highly competitive, concentrated environment. The top ten issuers of general purpose credit cards hold approximately 75 percent of the industry's outstandings. As a result, the tight competition mandates emphasis on scale to maintain profitability. Scalability and integrated business processes driven around an information-based optimization model have been the keys to Credit Card's success.

              In this environment, Credit Card's strategy focuses on serving the above-average credit quality customers who carry higher-than-average loan balances. To facilitate constant adjustment to changes in the marketplace, teams combining the disciplines of credit, marketing, analytics and operations drive the key processes of acquisitions, delinquency management and portfolio maximization. To optimize the lifetime value of each cardholder, Credit Card manages all aspects of cardholder behavior, including credit lines, usage stimulation, retention, charge-offs and fraud. Credit Card invests heavily in cross-selling to the Consumer customer base. As cardholders, these franchise customers prove to be highly profitable, primarily the result of low attrition and low credit losses. Credit Card also seeks attractively priced opportunities to acquire entire card portfolios in order to leverage its investment in technology, credit management, modeling and cardholder usage management. Approximately 800,000 or 38 percent of active credit card accounts reside in Wachovia's five-state Southeastern footprint.

CREDIT CARD                                                          Table 4
--------------------------------------------------------------------------------
(Thousands)

                                                                        Variance       Variance
                                            1999            1998          Amount        Percent
                                      ----------      ----------        ------         ---------
Net interest margin ...............    $  536,253      $  498,028      $  38,225             7.7
Provision for loan losses .........       256,598         276,765        (20,167)          (7.3)
Total other income ................       168,782         148,442         20,340            13.7
Total expenses ....................       212,222         207,528          4,694             2.3
                                      -----------     -----------      ---------
Pretax income .....................    $  236,215      $  162,177      $  74,038            45.7
                                      ===========     ===========      =========
Average total assets ..............    $6,283,549      $6,095,313      $ 188,236             3.1

              FINANCIAL RESULTS. Pretax profit rose sharply in 1999, up 45.7 percent as a result of lower loan losses and higher fee revenue. Net interest margin grew 7.7 percent due to loan growth, partially offset by tighter spreads in the rising rate environment during the last half of 1999. Average total managed loans grew 2.9 percent, largely due to the acquisition of a $269 million portfolio in September 1998. The loan loss provision declined 7.3 percent as a result of reduced bankruptcies and contractual charge-offs. Noninterest income increased 13.7 percent. The continued U.S. economic expansion spurred healthy consumer spending, resulting in strong interchange income from higher purchase volume, as well as higher overlimit fees and merchant income. Total expense grew a modest 2.3 percent, reflecting decreased fraud losses, minimal increase in staff expense due to scale and technological efficiencies, and internal cost control initiatives.

CONSUMER
              Consumer seeks to develop customer relationships for the greatest lifetime value, rigorously manage the cost of the sales and service network and capitalize on the digital economy. It targets consumers, worksite groups and small businesses throughout the Southeast, offering a broad array of attractively priced products and a superior customer experience. Consumer's contribution to the entire Wachovia enterprise cannot be measured entirely by its profit contribution since its customer base and the impact of its branch network are fundamental to the success of all Wachovia business segments.

              PRODUCTS AND SERVICES. Consumer provides the more traditional retail banking services, including mortgage lending, deposit products and consumer loans, as well as services for the small business market. It also offers access to investment and insurance products. Delivery channels include 712 traditional in-store branches and worksite centers, 1,355 ATMs and 33 kiosks, supported by four automated phone centers. Wachovia is the ninth largest debit card issuer, indicative of growing consumer acceptance of this electronic capability. Campus card programs provide card-based banking access to more than 120,000 students and faculty, and Wachovia At Work serves consumers in more than 3,000 companies.

              The Internet is growing in importance as a delivery channel with 14 percent of Wachovia's demand deposit customers connected via Internet banking. Wachovia's Internet site, www.wachovia.com, serves as a financial portal with full transaction capability enriched with relevant financial news. During 1999, the site was enhanced to support all consumer credit transaction activities and insurance services.

              INDUSTRY DYNAMICS AND STRATEGY. Consumer's marketplace covers Wachovia's fast-growing home states. Currently, Consumer serves more than 3.5 million consumers and approximately 200,000 small business customers. Sixty-two percent of Wachovia's deposits are in large, high-growth metropolitan areas. Today's banking customers demand a wide range of products, superior service and low cost.

              Consumer's strategy is to target profitable customers and utilize sophisticated modeling techniques to identify the customers' needs in order to achieve alignment between their financial needs, service expectations and price. Specific initiatives to implement this strategy include: PROFITABLE RELATIONSHIP OPTIMIZATION (PRO). Desktop technology connects to robust data warehouses that analyze customer information and anticipate the next likely desired service. This technology is combined with solution-selling skills by 125 Personal Financial Advisors to serve more than 400,000 high-potential households. Experience with customers served utilizing PRO, results in enhanced financial performance and customer retention. Wachovia At Work and Campus Banking Programs. These strategies involve deploying Wachovia products and services through employers and universities to provide valuable access to employees and students. MARKET NETWORK STRATEGY. Network optimization models provide an analytical framework to reduce branch network expenses, while at the same time maximizing customer points of presence. In the midst of branch consolidation, customer migration programs and sales productivity focus, executed through regional market management, have lifted financial performance.

              The new eBusiness Division provides corporate-wide eBusiness strategic planning, leadership and operational management. Advances in technology are rapidly transforming the financial services industry. The eBusiness Division is responsible for exploring and driving new eBusiness endeavors for consumer, business-to-business and corporate markets. Current initiatives include major platform enhancements, smart cards, wireless access, secure electronic commerce, electronic bill payment and presentment, and the development of online financial tools and portfolio management products and services.

Consumer                                                             Table 5
--------------------------------------------------------------------------------
(Thousands)

                                                                          Variance       Variance
                                            1999             1998           Amount        Percent
                                      -----------     ------------        ---------      ---------
Net interest margin ...............    $  931,776      $   938,569        $  (6,793)         ( .7)
Provision for loan losses .........        15,079           13,916            1,163            8.4
Total other income ................       424,577          389,339           35,238            9.1
Total expenses ....................       895,946          901,706           (5,760)         ( .6)
                                      -----------     ------------        ---------
Pretax income .....................    $  445,328      $   412,286        $  33,042            8.0
                                      ===========     ============        =========
Average total assets ..............    $9,779,241      $10,254,873       ($ 475,632)         (4.6)


              FINANCIAL RESULTS. Consumer's pretax profit contribution increased 8 percent from the prior year. The net interest margin was .7 percent lower caused by a 4.2 percent decrease in loans. Deposit volumes held well through the 1999 year-end. Marketing campaigns assured customers that "We are ready" for the Year 2000 event, and new CD products were offered at advantageous spreads that attracted approximately $600 million of deposit funding for 7 and 29 months. Total other income increased 9.1 percent to $425 million. Deposit account fee revenue was up 7.9 percent as a result of new pricing strategies. Electronic banking revenues grew 24.4 percent, driven by ATM and debit card revenues. The number of debit cards outstanding increased 8 percent, and volume usage was up 20 percent as consumers continue to recognize the card's convenience. Offsetting these increases were lower gains on the sale of branches, totaling $8 million in 1999 compared with $17 million in 1998. In addition, mortgage fee income decreased $9 million, due to a decline in mortgage loan origination activity caused by higher interest rates. Rising interest rates slowed refinancing activity and resulted in the consumer's shift to adjustable-rate mortgages, which are generally retained on the balance sheet. Although this shift results in reduced fee income, it adds to interest-earning assets and, therefore, to future revenue. Total expenses held level with the prior year. Improvement in staff expense, advertising and marketing, and net operating losses were offset by higher occupancy, equipment, systems and operating costs.


Treasury &
Administration
              The Treasury & Administration segment principally reflects asset and liability management for interest rate risk, management of the securities portfolio, internal compensation for funding sources and charges for funds used. It also includes other corporate costs such as Year 2000 costs and nonrecurring expenses.


TREASURY & ADMINISTRATION                                            Table 6
--------------------------------------------------------------------------------
(Thousands)

                                                                              Variance        Variance
                                             1999              1998             Amount         Percent
                                      -------------     -------------        -----------      --------
Net interest margin ...............     $   (56,029)      $    76,438        $  (132,467)       (173.3)
Provision for loan losses .........         (32,873)          (12,443)           (20,430)         164.2
Total other income ................         137,424            99,594             37,830           38.0
Total expenses ....................          70,466           104,737            (34,271)       ( 32.7)
                                      -------------     -------------        -----------
Pretax income .....................     $    43,802       $    83,738        $   (39,936)       ( 47.7)
                                      =============     =============        ===========
Average total assets ..............     $11,946,693       $13,806,877       ($ 1,860,184)       ( 13.5)

              FINANCIAL RESULTS. Pretax income for 1999 declined from 1998 by $40 million, to a level of $44 million. The net interest margin dropped $132 million, indicative of a decrease in interest-earning assets of $1.769 billion, largely in the securities portfolio, which saw a reduction in balances of $1.242 billion. Also over the year, short-term borrowed funds fell $1.494 billion, while long-term debt rose $1.855 billion. Noninterest income for the year grew $38 million or 38 percent, driven principally by gains on two credit card securitization transactions during 1999, offset by reductions in securities gains of $10 million. Noninterest expense decreased $34 million, due to a decline in merger-related expenses of $66 million offset by increases in professional services, equipment expense, and outside data processing, programming and software charges.

Taxable Equivalent Rate/Volume Analysis -- Year*                     Table 7
--------------------------------------------------------------------------------

                                                 Average Volume           Average Rate
                                                 -------------------- --------------------
                                                     1999      1998         1999      1998
                                                 --------      ----     --------      ----
(Millions)
INTEREST INCOME

Loans:
   Commercial .................................... $15,751   $14,023        7.25      7.21
   Tax-exempt ....................................     808     1,219        9.79      9.24
                                                  --------   -------
     Total commercial ............................  16,559    15,242        7.37      7.37
Direct retail ....................................   1,064     1,143        8.63      9.39
Indirect retail ..................................   3,482     3,091        7.89      8.27
Credit card ......................................   5,040     5,680       13.44     13.46
Other revolving credit ...........................     589       498       10.93     11.18
                                                  --------   -------
     Total retail ................................  10,175    10,412       10.89     11.36
Construction .....................................   2,193     1,893        8.54      9.00
Commercial mortgages .............................   7,324     6,813        8.11      8.58
Residential mortgages ............................   7,421     7,808        7.77      7.92
                                                  --------   -------
     Total real estate ...........................  16,938    16,514        8.02      8.31
Lease financing ..................................   2,266     1,429       11.07     11.63
Foreign ..........................................   1,285       804        6.56      6.85
                                                  --------   -------
     Total loans .................................  47,223    44,401        8.52      8.79
Securities:
   Held-to-maturity:
    U.S. Government and agency ...................     604       381        6.12      6.10
    Mortgage-backed ..............................     489       800        8.22      8.30
    State and municipal ..........................     168       194        9.93     10.92
    Other ........................................      58       101        6.76      6.67
                                                  --------   -------
     Total held-to-maturity ......................   1,319     1,476        7.41      7.97
   Available-for-sale:**
    U.S. Government and agency ...................   3,410     4,010        6.40      6.68
    Mortgage-backed ..............................   4,044     4,424        6.36      6.65
    Other ........................................     567       672        7.42      7.04
                                                  --------   -------
     Total available-for-sale ....................   8,021     9,106        6.45      6.69
                                                  --------   -------
     Total securities ............................   9,340    10,582        6.58      6.87
Interest-bearing bank balances ...................     118       157        6.25      8.26
Federal funds sold and securities purchased
  under resale agreements ........................     606       467        5.07      5.52
Trading account assets ...........................     829       955        3.88      4.76
                                                  --------   -------
     Total interest-earning assets ............... $58,116   $56,562        8.10      8.33
                                                  ========   =======
INTEREST EXPENSE
Interest-bearing demand .......................... $ 4,657   $ 4,984        1.25      1.29
Savings and money market savings .................  13,339    11,604        3.58      3.89
Savings certificates .............................   8,765     9,943        5.11      5.46
Large denomination certificates ..................   3,318     3,051        5.20      5.42
                                                  --------   -------
     Total interest-bearing deposits in
      domestic offices ...........................  30,079    29,582        3.84      4.14
Interest-bearing deposits in foreign offices .....   2,246     2,429        4.86      5.59
                                                  --------   -------
     Total interest-bearing deposits .............  32,325    32,011        3.91      4.25
Federal funds purchased and securities sold
 under repurchase agreements .....................   6,150     7,498        4.71      5.18
Commercial paper .................................   1,485     1,277        4.69      5.02
Other short-term borrowed funds ..................   1,766     2,120        5.53      5.25
                                                  --------   -------
     Total short-term borrowed funds .............   9,401    10,895        4.86      5.18
Bank notes .......................................   2,569     2,620        5.61      6.10
Other long-term debt .............................   5,565     3,659        5.93      6.31
                                                  --------   -------
     Total long-term debt ........................   8,134     6,279        5.83      6.22
                                                  --------   -------
     Total interest-bearing liabilities .......... $49,860   $49,185        4.41      4.71
                                                  ========   =======   ---------     -----
Interest rate spread                                                        3.69      3.62
Net yield on interest-earning assets and net                           =========     =====
interest income ..................................                          4.32      4.24
                                                                       =========     =====


                                                                                                                 Variance
                                                             Interest                               Attributable to
                                                   -------------------------                   -----------------------


                                                          1999          1998      Variance         Rate        Volume
                                                   -----------   -----------   --------------   -----------  ----------
INTEREST INCOME                                                                    (Thousands)

Loans:
   Commercial ....................................  $1,141,309    $1,011,401    $     129,908   $     4,749   $ 125,159
   Tax-exempt ....................................      79,075       112,672          (33,597)        6,290     (39,887)
                                                    ----------    ----------    -------------
     Total commercial ............................   1,220,384     1,124,073           96,311          (725)     97,036
Direct retail ....................................      91,882       107,405          (15,523)       (8,363)     (7,160)
Indirect retail ..................................     274,843       255,512           19,331       (11,886)     31,217
Credit card ......................................     677,232       764,426          (87,194)       (1,214)    (85,980)
Other revolving credit ...........................      64,405        55,644            8,761        (1,265)     10,026
                                                    ----------    ----------    -------------
     Total retail ................................   1,108,362     1,182,987          (74,625)      (48,095)    (26,530)
Construction .....................................     187,396       170,403           16,993        (9,019)     26,012
Commercial mortgages .............................     594,166       584,266            9,900       (32,520)     42,420
Residential mortgages ............................     576,624       618,118          (41,494)      (11,257)    (30,237)
                                                    ----------    ----------    -------------
     Total real estate ...........................   1,358,186     1,372,787          (14,601)      (49,324)     34,723
Lease financing ..................................     250,868       166,128           84,740        (8,274)     93,014
Foreign ..........................................      84,262        55,067           29,195        (2,458)     31,653
                                                    ----------    ----------    -------------
     Total loans .................................   4,022,062     3,901,042          121,020      (121,785)    242,805
Securities:
   Held-to-maturity:
    U.S. Government and agency ...................      36,957        23,268           13,689            62      13,627
    Mortgage-backed ..............................      40,212        66,416          (26,204)         (663)    (25,541)
    State and municipal ..........................      16,689        21,179           (4,490)       (1,827)     (2,663)
    Other ........................................       3,899         6,746           (2,847)           88      (2,935)
                                                    ----------    ----------    -------------
     Total held-to-maturity ......................      97,757       117,609          (19,852)       (7,856)    (11,996)
   Available-for-sale:**
    U.S. Government and agency ...................     218,132       267,969          (49,837)      (11,103)    (38,734)
    Mortgage-backed ..............................     257,069       294,020          (36,951)      (12,426)    (24,525)
    Other ........................................      42,041        47,256           (5,215)        2,468      (7,683)
                                                    ----------    ----------    -------------
     Total available-for-sale ....................     517,242       609,245          (92,003)      (21,452)    (70,551)
                                                    ----------    ----------    -------------
     Total securities ............................     614,999       726,854         (111,855)      (29,170)    (82,685)
Interest-bearing bank balances ...................       7,390        12,987           (5,597)       (2,778)     (2,819)
Federal funds sold and securities purchased
  under resale agreements ........................      30,696        25,803            4,893        (2,265)      7,158
Trading account assets ...........................      32,159        45,433          (13,274)       (7,764)     (5,510)
                                                    ----------    ----------    -------------
     Total interest-earning assets ...............   4,707,306     4,712,119           (4,813)     (132,506)    127,693

INTEREST EXPENSE
Interest-bearing demand ..........................      58,434        64,530           (6,096)       (1,941)     (4,155)
Savings and money market savings .................     477,557       451,655           25,902       (38,134)     64,036
Savings certificates .............................     447,583       542,477          (94,894)      (33,271)    (61,623)
Large denomination certificates ..................     172,539       165,384            7,155        (6,897)     14,052
                                                    ----------    ----------    -------------
     Total interest-bearing deposits in
      domestic offices ...........................   1,156,113     1,224,046          (67,933)      (88,181)     20,248
Interest-bearing deposits in foreign offices .....     109,082       135,659          (26,577)      (16,880)     (9,697)
                                                    ----------    ----------    -------------
     Total interest-bearing deposits .............   1,265,195     1,359,705          (94,510)     (107,722)     13,212
Federal funds purchased and securities sold
 under repurchase agreements .....................     289,912       388,390          (98,478)      (32,846)    (65,632)
Commercial paper .................................      69,619        64,088            5,531        (4,415)      9,946
Other short-term borrowed funds ..................      97,630       111,368          (13,738)        5,608     (19,346)
                                                    ----------    ----------    -------------
     Total short-term borrowed funds .............     457,161       563,846         (106,685)      (32,595)    (74,090)
Bank notes .......................................     144,166       159,896          (15,730)      (12,713)     (3,017)
Other long-term debt .............................     330,212       230,766           99,446       (14,366)    113,812
                                                    ----------    ----------    -------------
     Total long-term debt ........................     474,378       390,662           83,716       (25,763)    109,479
                                                    ----------    ----------    -------------
     Total interest-bearing liabilities ..........   2,196,734     2,314,213         (117,479)     (148,884)     31,405
                                                    ----------    ----------    -------------
Interest rate spread
Net yield on interest-earning assets and net
interest income ..................................  $2,510,572    $2,397,906    $     112,666        46,036      66,630
                                                    ==========    ==========    =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $18 million in 1999 and $132 million in 1998.

              CONSOLIDATED FINANCIAL RESULTS

NET INTEREST
INCOME
              Wachovia's taxable equivalent net interest income rose $113 million or 4.7 percent in 1999 to $2.511 billion. Strong demand, particularly in commercial lending and commercial real estate loan categories, drove the increase, resulting in a net yield on interest-earning assets of 4.32 percent -- 8 basis points higher than in 1998. Most of the new loan growth was funded with the proceeds from maturing securities, securitized credit card receivables and core deposit growth.

(Graph appears here with the following plot points.)

NET INCOME INCOME (MILLIONS)

                       1994      1995       1996      1997      1998      1999
INTEREST INCOME*       3135      3898       4087      4320      4712      4707
INTEREST EXPENSE       1369      2011       2086      2169      2314      2197
NET INTEREST INCOME*   1766      1887       2001      2151      2398      2511

*TAXABLE EQUIVALENT


              Average yields on both sides of the balance sheet declined from 1998 as reflected in Wachovia's average prime lending rate and the average federal funds rate which declined 37 basis points and 38 basis points, respectively. The decline in rates had a greater effect on interest-bearing liabilities, due to a favorable mix of wholesale funding that added to the positive impact of loan growth. Commercial loan yields held firm year over year, partially the result of improved pricing and a year-end spike in the short-term LIBOR. Real estate and retail loan yields, however, declined considerably in response to 1999's lower average rate environment compared with 1998. Approximately 20 basis points of the 47 basis point decline in retail loan yields was due to the effect of the credit card securitization transactions completed during the year. Both direct and indirect retail loans experienced declining yields, reflecting the competitive landscape in retail automobile lending.

              Although securities yields declined, the impact on the margin was minimized, due to shrinking volumes and its smaller proportion to total interest-earning assets. During 1998 and 1999, the securities portfolio was allowed to decline to fund part of the loan growth. At December 31, 1999, there were more than sufficient securities to meet the collateral needs for public funds deposits and other financial arrangements requiring the pledging of securities. Over the next year, the securities portfolio is expected to remain near its present level.

              Wachovia funds its balance sheet with a balanced mix of retail core deposits and wholesale funding products, including senior and subordinated debt, trust capital securities and a global bank note program. During 1999, the average cost of funds declined 30 basis points due to lower rates on most funding sources. In addition to a more favorable average rate environment for funding during 1999, Wachovia's net interest margin also benefited from a more favorable mix in core deposit funding. Most of the savings and money market deposits increase was in Wachovia's Premiere and Business Premiere money market products. The combined effect of the change in mix and lower deposit rates resulted in a 34 basis point decline in the average cost of deposits.

              Noninterest-bearing funds also had a positive effect on net interest income. The average balances of both shareholders' equity and noninterest-bearing liabilities increased a total of $797 million or 5.4 percent, while the average balance of noninterest-earning assets declined $82 million or just more than 1 percent. The net effect was an additional $879 million in noninterest-bearing funds available to fund interest-earning assets. Noninterest-bearing demand deposits contributed $452 million of the increase in available noninterest-bearing funds.

              Short-term borrowed funds declined $1.494 billion or 13.7 percent as Wachovia sought to increase liquidity and manage capital by issuing senior and subordinated debt securities. As a result, total long-term debt increased by $1.855 billion. The proceeds from the debt issues were used to reduce Wachovia's dependence on short-term borrowings and to fund loan growth. Wachovia's average rate paid on long-term debt declined 39 basis points to 5.83 percent for 1999. The average cost of short-term borrowed funds dropped 32 basis points.

              Throughout 1999, Wachovia prepared for potential market disruptions caused by concerns over the Year 2000 date change by extending maturities of short-term borrowings into 2000. The anticipation of Year 2000 disruptions drove the 30-day LIBOR up more than 80 basis points as it spanned year-end. The combined effect of the surge in loan demand and the LIBOR increase had a positive impact on net interest income. The positive impact of the funding preparations, the growth in short-term LIBOR sensitive assets and the increase in the short-term LIBOR helped offset the cost of maintaining excess cash for the anticipated Year 2000 demand.

              Management expects taxable equivalent net interest income to continue to advance at a steady pace in 2000, reflecting well-balanced asset/liability management and stable loan growth across a diverse and growing economy.

RELATED BALANCE
SHEET ANALYSIS
              Average loans expanded $2.822 billion or 6.4 percent for the year, fueled by a strong national economy and a strong economy in Wachovia's five-state primary lending area. Given management's outlook for steady overall economic expansion, management anticipates loan growth of approximately 10 percent in 2000. Managed credit cards are expected to remain level with 1999 as new outstandings replace runoff in the portfolio.

              In response to 1999's strong economy, commercial loans, including related real estate categories, rose $3.446 billion or 13.2 percent with solid gains occurring in all categories except tax-exempt loans. Taxable commercial loans advanced $1.728 billion or 12.3 percent, and commercial mortgages increased $511 million or 7.5 percent. Lease financing grew $837 million or 58.6 percent. Construction loans rose $300 million or 15.8 percent, while foreign loans were higher by $481 million or 59.8 percent.


SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY                    Table 8
--------------------------------------------------------------------------------
December 31, 1999 (thousands)

                                                                        One Year          One to            Over
                                                          Total          or Less      Five Years      Five Years
                                                     -----------     -----------      ----------      ----------
Commercial, financial and other .................    $17,042,740     $15,717,027      $  904,457      $  421,256
Industrial revenue and other tax-exempt .........        690,053         222,988         211,038         256,027
Construction and land development ...............      2,311,362       2,189,688         121,674            ----
Commercial mortgages ............................      7,754,206       3,923,649       1,158,298       2,672,259
Loans to foreign borrowers ......................      1,260,674       1,234,060          26,614            ----
                                                     -----------     -----------      ----------      ----------
    Selected loans, net .........................    $29,059,035     $23,287,412      $2,422,081      $3,349,542
                                                     ===========     ===========      ==========      ==========
Loans with predetermined interest rates .........    $ 5,138,599     $ 1,420,556      $1,763,519      $1,954,524
Loans with floating interest rates ..............     23,920,436      21,866,856         658,562       1,395,018
                                                     -----------     -----------      ----------      ----------
     Total ......................................    $29,059,035     $23,287,412      $2,422,081      $3,349,542
                                                     ===========     ===========      ==========      ==========

              Wachovia has foreign credit outstandings consisting of loans and lease financing. Foreign loans at December 31, 1999 were $1.261 billion, representing 2.5 percent of total loans compared with $1.093 billion or 2.4 percent of total loans at year-end 1998. Because foreign loans are reported based on the address of the borrower and not on the country where security for the credit resides, foreign loans as reported do not necessarily indicate country risk exposure. Of the $1.261 billion of foreign loans outstanding at December 31, 1999, the distribution by geographic region was 54.6 percent in Western Europe; 31.1 percent in Latin America, including $219 million in Brazil; 10.1 percent in the United States; and 4.3 percent elsewhere. Wachovia's lease financing total of $2.597 billion at year-end 1999 included $1.240 billion of foreign leveraged leases, all with countries of risk in Western Europe.

              Consumer loans, including residential mortgages, decreased $624 million or 3.4 percent, primarily as a result of the two credit card securitization transactions in 1999. Increases were recorded in indirect retail loans, which were higher by $391 million or
              12.6 percent and primarily consists of automobile sales financing, and other revolving credit, which grew $91 million or
              18.3 percent. Residential mortgages declined $387 million or 5 percent year over year, as the refinancing boom through 1998 and the first few months of 1999 resulted in prepayments. The refinancing activity was cut short by the three rate increases initiated by the Federal Reserve that raised the overall cost of home borrowing. Credit card outstandings declined $640 million or
              11.3 percent, the result of the securitization transactions that reduced average loan balances by approximately $833 million. Wachovia's managed credit card loans at December 31, 1999 were $6.632 billion, representing 12.9 percent of total managed loans, versus $6.549 billion or 14.2 percent of total managed loans one year earlier. Managed totals included $1.896 billion of securitized credit cards at year-end 1999 and $500 million at year-end 1998.


              MANAGED CREDIT CARD DATA                               Table 9
              -----------------------------------------------------------------

              (thousands)

                                                      1999            1998            1997            1996            1995
                                               -----------     -----------     -----------     -----------     -----------
  Average credit card loans ................   $ 6,374,676     $ 6,181,109     $ 6,179,456     $ 5,573,626     $ 4,767,657
  Period-end loans .........................     6,632,439       6,549,350       6,419,098       6,221,334       5,234,629
  Net loan losses ..........................       257,176         276,705         240,388         183,082         114,014
  Net loan losses to average loans .........          4.03%           4.48%           3.89%           3.28%           2.39%
  Delinquencies (30 days or more) to
     year-end loans ........................          3.22            3.30            2.75            2.35            2.31

              Wachovia's credit card securitization transactions were undertaken primarily to diversify funding sources and for overall balance sheet management. Asset securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance of asset-backed securities. The loans are transferred to a trust which then sells certificates representing undivided interests in the trust. Wachovia retains the remaining undivided interests, provides the servicing for the accounts securitized and receives a servicing fee. Asset securitization converts interest income, cash advance fees, late fees and other fees in excess of interest paid to the certificateholders (collectively, the amount that would have been included in the net interest margin); credit losses; and other trust expenses into excess servicing income, a component of credit card income. The transaction reduces on-balance sheet assets as well as their associated sources of funding.


              Wachovia uses assumptions and estimates in determining the securitization gain recognized at the time of initial sale and each subsequent sale in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." These assumptions include projections concerning the annual percentage rates charged to customers, charge-off experience, loan repayment rates, the cost of funds and discount rates commensurate with the risks involved. Changes in these assumptions could impact the realization of the related receivable, the contractual right to receive interest and other cash flows from the trust recorded at sale date.

SECURITIES                                                         Table 10
--------------------------------------------------------------------------------
December 31 (thousands)

                                                                        1999
                                   ---------------------------------------------------------------------
                                     Amortized     Unrealized    Unrealized        Fair        Average
                                          Cost           Gain          Loss       Value       Maturity
                                   -------------  -----------   -----------   ----------     -----------
                                                                                             (Yrs./Mos.)
HELD-TO-MATURITY
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................  $   11,005    $         1   $         9   $   10,997
 One to five years ...............     391,823              1        11,428      380,396
 Five to ten years ...............        ----           ----          ----         ----
 Over ten years ..................        ----           ----          ----         ----
                                   -------------  -----------   -----------   ----------
   Total .........................     402,828              2        11,437      391,393            3/6
State and municipal:
 Within one year .................      11,625            178          ----       11,803
 One to five years ...............      90,613          5,368           183       95,798
 Five to ten years ...............      61,324          5,758            85       66,997
 Over ten years ..................      40,727          1,559           133       42,153
                                   -------------  -----------   -----------   ----------
   Total .........................     204,289         12,863           401      216,751            6/3
Mortgage-backed:
 Within one year .................       1,318           ----             3        1,315
 One to five years ...............      47,715            304            19       48,000
 Five to ten years ...............      36,865            145            50       36,960
 Over ten years ..................     313,905         11,693           617      324,981
                                   -------------  -----------   -----------   ----------
   Total .........................     399,803         12,142           689      411,256           16/7
Other:
 Within one year .................      37,183              5            35       37,153
 One to five years ...............       4,121             10            34        4,097
 Five to ten years ...............         500           ----          ----          500
 Over ten years ..................        ----           ----          ----         ----
                                   -------------  -----------   -----------   ----------
   Total .........................      41,804             15            69       41,750            0/8
                                   -------------  -----------   -----------   ----------
   Total held-to-maturity ........   1,048,724         25,022        12,596    1,061,150           8/11
AVAILABLE-FOR-SALE
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................     249,632          1,828            16      251,444
 One to five years ...............   2,207,069          2,018        35,041    2,174,046
 Five to ten years ...............     368,950          3,950        10,568      362,332
 Over ten years ..................       8,093          3,085          ----       11,178
                                   -------------  -----------   -----------   ----------
   Total .........................   2,833,744         10,881        45,625    2,799,000            3/3
State and municipal:
 Within one year .................         950              5          ----          955
 One to five years ...............      35,347            416            64       35,699
 Five to ten years ...............      13,831            509           100       14,240
 Over ten years ..................       6,010            124            33        6,101
                                   -------------  -----------   -----------   ----------
   Total .........................      56,138          1,054           197       56,995           4/11
Mortgage-backed:
 Within one year .................      30,101              1           147       29,955
 One to five years ...............     243,089          3,393         1,850      244,632
 Five to ten years ...............     931,325          1,087        21,661      910,751
 Over ten years ..................   2,576,766          3,123        62,263    2,517,626
                                   -------------  -----------   -----------   ----------
   Total .........................   3,781,281          7,604        85,921    3,702,964           15/6
Other:
 Within one year .................       2,971           ----             1        2,970
 One to five years ...............      79,896             20           282       79,634
 Five to ten years ...............        ----           ----          ----         ----
 Over ten years ..................     103,361           ----         2,693      100,668
                                   -------------  -----------   -----------   ----------
   Total .........................     186,228             20         2,976      183,272           15/4
                                   -------------  -----------   -----------   ----------
   Total interest earning
    available-for-sale ...........   6,857,391         19,559       134,719    6,742,231           10/4
Federal Reserve Bank stock and
 other ...........................     356,799           ----         3,240      353,559
                                   -------------  -----------   -----------   ----------
   Total available-for-sale ......   7,214,190         19,559       137,959    7,095,790
                                   -------------  -----------   -----------   ----------
   Total portfolio ...............  $8,262,914    $    44,581   $   150,555   $8,156,940
                                   =============  ===========   ===========   ==========



                                        1999                 1998                       1997
                                     -----------  ------------------------   ---------------------------
                                        Taxable
                                     Equivalent     Amortized         Fair       Amortized          Fair
                                          Yield*         Cost        Value            Cost         Value
                                     -----------  -----------    ---------    -----------     -----------
Held-to-Maturity
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................         5.92%   $  262,934    $  265,377    $    97,213    $    97,229
 One to five years ...............         5.53       255,129       259,345        105,700        106,314
 Five to ten years ...............                       ----          ----           ----           ----
 Over ten years ..................                       ----          ----           ----           ----
                                                  -----------    ----------   ------------    -----------
   Total .........................         5.54       518,063       524,722        202,913        203,543
State and municipal:
 Within one year .................        11.19        12,735        12,887         16,033         16,207
 One to five years ...............        12.26        58,864        64,614         59,950         64,287
 Five to ten years ...............        11.67        71,232        80,931         94,835        107,903
 Over ten years ..................        10.17        33,937        37,857         52,085         57,400
                                                  -----------    ----------   ------------    -----------
   Total .........................        11.61       176,768       196,289        222,903        245,797
Mortgage-backed:
 Within one year .................         6.19           146           147            553            550
 One to five years ...............         7.23        78,227        80,102        103,233        105,106
 Five to ten years ...............         6.51        69,450        70,402        129,809        132,484
 Over ten years ..................         7.94       462,505       491,341        728,566        768,940
                                                  -----------    ----------   ------------    -----------
   Total .........................         7.72       610,328       641,992        962,161      1,007,080
Other:
 Within one year .................         6.29        40,670        40,852         37,793         38,069
 One to five years ...............         6.78        37,178        37,650         83,219         83,614
 Five to ten years ...............         6.60           600           621            350            361
 Over ten years ..................                       ----          ----           ----           ----
                                                  -----------    ----------   ------------    -----------
   Total .........................         6.34        78,448        79,123        121,362        122,044
                                                  -----------    ----------   ------------    -----------
   Total held-to-maturity ........         7.58     1,383,607     1,442,126      1,509,339      1,578,464
Available-for-Sale
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................         7.23       884,334       894,030      1,428,265      1,436,174
 One to five years ...............         6.02     2,091,953     2,153,152      2,966,942      3,010,078
 Five to ten years ...............         3.84       139,227       145,666         98,262         99,626
 Over ten years ..................        11.96         8,149        12,719          8,078         12,231
                                                  -----------    ----------   ------------    -----------
   Total .........................         5.87     3,123,663     3,205,567      4,501,547      4,558,109
State and municipal:
 Within one year .................         9.25         5,211         5,253         10,033         10,091
 One to five years ...............         8.04        33,565        34,575         36,592         37,433
 Five to ten years ...............         9.19        15,276        16,728         17,015         17,592
 Over ten years ..................         9.89         6,912         7,605         16,155         17,822
                                                  -----------    ----------   ------------    -----------
   Total .........................         8.67        60,964        64,161         79,795         82,938
Mortgage-backed:
 Within one year .................         6.03        14,606        14,649         25,113         25,145
 One to five years ...............         6.85       280,390       284,579        772,458        778,099
 Five to ten years ...............         6.30       796,036       808,650        557,712        562,110
 Over ten years ..................         6.46     3,068,432     3,098,876      2,188,428      2,215,829
                                                  -----------    ----------   ------------    -----------
   Total .........................         6.44     4,159,464     4,206,754      3,543,711      3,581,183
Other:
 Within one year .................         5.92            97            98         52,435         52,676
 One to five years ...............         6.43       148,278       149,954        350,400        352,950
 Five to ten years ...............                     10,084        10,240          6,524          6,917
 Over ten years ..................         6.73       174,983       173,417         99,616         98,825
                                                  -----------    ----------   ------------    -----------
   Total .........................         6.58       333,442       333,709        508,975        511,368
                                                  -----------    ----------   ------------    -----------
   Total interest earning
    available-for-sale ...........         6.23     7,677,533     7,810,191      8,634,028      8,733,598
Federal Reserve Bank stock and
 other ...........................                    171,632       173,457        160,649        175,939
                                                  -----------    ----------   ------------    -----------
   Total available-for-sale ......                  7,849,165     7,983,648      8,794,677      8,909,537
                                                  -----------    ----------   ------------    -----------
   Total portfolio ...............                 $9,232,772    $9,425,774    $10,304,016    $10,488,001
                                                  ===========    ==========   ============    ===========

* Yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable. Yields on securities available-for-sale are based on amortized cost.

              Securities, the second largest category of interest-earning assets, decreased $1.242 billion or 11.7 percent, with reductions in both the available-for-sale portfolio and in securities held-to-maturity as management allowed portfolio attrition to fund a portion of the increase in loans. At year-end 1999, securities available-for-sale totaled $7.096 billion and securities held-to-maturity were $1.049 billion.

              Total interest-bearing liabilities expanded $675 million or 1.4 percent, led primarily by long-term debt and by domestic deposits. Interest-bearing deposits increased $314 million or less than 1 percent. Savings and money market savings led the growth, expanding $1.735 billion or 15 percent, with the increase occurring primarily in Premiere and Business Premiere accounts, reflecting consumer preference for the flexibility of money market savings accounts. Gross deposits in 1999 averaged $40.580 billion, up $766 million or 1.9 percent from $39.814 billion in 1998. Collected deposits, net of float, averaged $38.450 billion for the year, a rise of $898 million or 2.4 percent from $37.551 billion in 1998.


SHORT-TERM BORROWED FUNDS                                          Table 11
--------------------------------------------------------------------------------
(thousands)

                                                         1999                       1998                      1997
                                                   -------------------      -------------------      -------------------
                                                        Amount    Rate           Amount    Rate           Amount    Rate
                                                   -----------   -----      -----------   -----      -----------   -----
At year-end:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 5,372,493  3.64%       $ 5,463,418  4.14%       $ 8,322,716  5.48%
 Commercial paper ................................    1,658,988  4.13          1,359,382  4.21          1,034,024  4.66
 Other borrowed funds ............................    3,071,493  3.97          1,912,262  5.16            752,874  5.39
                                                   ------------             ------------             ------------
  Total ..........................................  $10,102,974  3.82        $ 8,735,062  4.38        $10,109,614  5.39
                                                   ============             ============             ============
Average for the year:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 6,150,372  4.71        $ 7,498,280  5.18        $ 6,743,997  5.30
 Commercial paper* ...............................    1,484,483  4.69          1,276,623  5.02            781,345  5.06
 Other borrowed funds ............................    1,766,069  5.53          2,120,257  5.25          1,461,781  5.57
                                                   ------------             ------------             ------------
  Total ..........................................  $ 9,400,924  4.86        $10,895,160  5.18        $ 8,987,123  5.32
                                                   ============             ============             ============
Maximum month-end balance:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 7,968,932              $ 8,796,505              $ 8,322,716
 Commercial paper ................................    1,658,988                1,487,187                1,034,024
 Other borrowed funds ............................    3,071,493                2,677,503                1,953,440

* Average interest rate for each year includes effect of fees paid on back-up lines of credit.

              Long-term debt was up $1.855 billion or 29.5 percent for the year, as Wachovia replaced short-term funds with long-term debt for capital management and liquidity purposes. Medium-term bank notes declined $51 million or 1.9 percent as more issues were allowed to mature without immediate replacement. Offsetting the decrease in medium-term bank notes were higher levels of other long-term debt. Long-term debt consists of senior and subordinated debt and trust capital securities. In late June, Wachovia issued $600 million of 5-year senior fixed-rate notes. This followed the issuance of $400 million of 10-year subordinated fixed-rate notes in March 1999 and December 1998. With each of these debt instruments, Wachovia entered into separate contracts with third parties that qualify for hedge accounting to swap the fixed rate to variable. In December of 1999, $300 million of 7 percent subordinated debt securities matured.

LIQUIDITY
MANAGEMENT
              The goal of liquidity management is to ensure Wachovia's ability to meet current and future obligations, including loan commitments, deposit withdrawals, liability maturities and other commitments, and to ensure that Wachovia is well positioned to take advantage of business and investment opportunities in a timely and cost-efficient manner. Wachovia manages liquidity at both the parent and subsidiary levels through active management of the balance sheet.

              Parent company liquidity comes from short-term investments that can be sold immediately, the ability to issue debt and equity securities, and from dividends and interest income from subsidiaries. At December 31, 1999, Wachovia Corporation had $1.269 billion in interest-bearing balances with Wachovia Bank, N.A. ("Wachovia Bank"), and $1.9 billion available for issuance as senior or subordinate debt securities under existing shelf registrations filed with the Securities and Exchange Commission. At January 1, 2000, $581 million was available from Wachovia Bank to pay dividends to Wachovia Corporation without prior regulatory approval. The amount available at January 1 will increase by the amount of retained net profits Wachovia Bank generates in 2000. During 1999, Wachovia Bank paid $618 million in dividends to the parent company. As a back-up liquidity facility for commercial paper, Wachovia has $400 million in lines of credit from unaffiliated banks. No borrowings have occurred under these lines.

              Wachovia Corporation's senior notes are rated Aa3 by Moody's and AA- by Standard & Poor's, and the subordinated notes are rated A1 by Moody's and A+ by Standard & Poor's. The subordinated debt securities qualify for inclusion in Tier II capital under risk-based capital guidelines. Capital securities, also classified as part of other long-term debt, totaled $997 million at December 31, 1999. The capital securities are rated aa3 by Moody's and A by Standard & Poor's and qualify as Tier I capital under risk-based capital guidelines.

              Liquidity at Wachovia Bank is derived from its ability to generate core deposits from a large, diversified customer base spread across its five-state operating area and its ability to purchase noncore money market funds in the U.S. and abroad. Wachovia Bank's ability to attract funds in the wholesale markets rests on its strength of capital, earnings, reputation, credit ratings and high-quality assets. Wachovia Bank draws on a diverse base of wholesale funding sources, including large certificates of deposit, federal funds purchased, securities sold under agreement to repurchase, foreign branch deposits and its global bank note program. Wachovia Bank also has extensive access to funds from its membership in the Federal Home Loan Bank of Atlanta.

              Through its global bank note program, Wachovia Bank is authorized to issue up to $21.557 billion of bank notes. The global bank note program consists of issuances with original maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds, and bank notes with original maturities greater than one year are considered medium-term in nature and are classified as long-term debt. Under the existing offering circular, Wachovia Bank can have outstanding up to $10 billion of notes at any one time with original maturities from 7 to 270 days. Wachovia Bank may issue up to an aggregate of $8 billion of notes with maturities of more than 270 days. At December 31, 1999, Wachovia Bank had more than $7 billion of the notes with maturities of more than 270 days available under the existing authorization. Short-term bank notes outstanding as of December 31, 1999 were $160 million, with an average cost of 5.57 percent and an average maturity of 1.4 months. Medium-term bank notes were $2.351 billion on the same date, with an average cost of 6.07 percent and an average maturity of 3.9 years. Short-term issues under the global bank note program are rated P-1 by Moody's and A-1+ by Standard & Poor's, while medium-term issues are rated Aa2 by Moody's and AA by Standard & Poor's.

              Asset liquidity is maintained through temporary investments, maturity management and the ability to liquidate securities in the available-for-sale investment portfolio. Additional asset liquidity is available from Wachovia's ability to securitize assets such as credit card receivables and other loans.

              In addition to seeking to maintain liquidity through a strong balance sheet and operating performance that assures market acceptance of its debt obligations, Wachovia limits the level, maturity and concentrations of noncore funding through policy and internal guidelines. Management regularly reviews liquidity positions under normal business conditions and under stress scenario conditions. Liquidity management and contingency planning are reviewed quarterly with the Board Finance Committee.


MARKET RISK AND
ASSET/LIABILITY
MANAGEMENT
              Market risk is the risk of loss due to adverse changes in instrument values or earnings fluctuation resulting from changes in market factors. This includes, but may not be limited to, changes in interest rates, foreign exchange rates, commodity prices and other market variables including equity price risk. Wachovia has potential exposure to interest rates, no risk in commodity prices (since Wachovia does not directly hold commodities or trade in commodity contracts) and immaterial risk in foreign exchange and changing equity prices. Market risks reside in both the trading and nontrading portfolios. Trading portfolios represent assets and off-balance sheet instruments that are held for short periods of time and are marked-to-market through the income statement. Nontrading portfolios represent assets, liabilities and off-balance sheet instruments that are not marked-to-market through the income statement but are accounted for on an accrual basis or are marked-to-market through equity.

              The primary risk in both the trading and nontrading portfolios is to changes in interest rates. Exposures to movements in foreign exchange rates exist predominantly in the trading portfolio and are immaterial to consolidated net income. Exposure to equity price movement exists through limited market making activities, parent company investments and capital markets private equity investments. The volatility of values in the equity portfolios is immaterial to net income.

              Estimating the amount of risk in either the trading or nontrading portfolios requires assumptions about the future. The nature of the assumptions causes all representations of risk to be estimates. These estimates will be different from actual results for many reasons, including but not limited to, changes in the growth of the overall economy which will impact volume growth in the company, changing credit spreads, market interest rates moving in patterns other than the patterns chosen for analysis, changes in customer preferences, changes in tactical and strategic plans and initiatives, and changes in Federal Reserve policy. Stress testing is performed on all market risk measurement analyses to help understand the relative sensitivity of key assumptions and thereby better understand Wachovia's risk profile.

TRADING
MARKET RISK
              Trading market risk is the risk to net income from changes in the fair value of assets and liabilities and off-balance sheet instruments that are marked-to-market through the income statement. Trading portfolios are maintained to service customer needs for investment and risk management products and reflect underwriting activities. The key trading portfolios by product are
              U. S. Treasury and government agencies, municipal bonds, mortgage-backed securities, corporate bonds and money market instruments. Wachovia enters into derivatives contracts and foreign currency exchange contracts to service customer needs and does not take material trading positions in either. Minor equity positions are maintained to support market making activities. The earnings risk due to changes in fair value in the trading portfolios is limited by the short-term holding periods of some of the portfolios, entering into offsetting trades with market counterparties, establishing and monitoring market risk limits by portfolio, and utilizing various hedging techniques. Risk limits, policies, practices and procedures are established in the business units and approved by the relevant risk committees and the Board of Directors to ensure that business objectives are met within a framework of prudent and sound risk management.

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

              At December 31, 1999, the combined VAR exposure, given the above calculation parameters, was $328 thousand which represented .11 percent of the combined trading portfolio value of $307 million. The combined average VAR exposure for 1999 was $474 thousand, which represented .09 percent of the combined average trading portfolio value of $513 million. These VAR numbers are for the combined U. S. Treasury and government agency, municipal bond, residential mortgage-backed securities, corporate bond, equity and money market instrument trading portfolios.

NONTRADING
MARKET RISK
              Nontrading market risk is the risk to net income from changes in interest rates on asset, liability and off-balance sheet portfolios other than trading portfolios. The risk is driven by potential mismatches resulting from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, and potential exercise of explicit and embedded options. There also is net income risk from changes in market rate relationships known as basis risk. Treasury is responsible for managing nontrading market risk. Treasury includes asset/liability management and the management of discretionary securities and funding portfolios. The goal of Treasury is to maintain high-quality and consistent growth in net income, while maintaining acceptable levels of risk to changes in interest rates, and acceptable levels of capital and liquidity. This goal is achieved by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing discretionary portfolios, and by utilizing off-balance sheet financial instruments.

              Treasury operates under the policies established by the Finance Committee of the Board of Directors and the guidance of the Management Finance Committee. Nontrading interest rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity are reviewed quarterly by the Finance Committee of the Board of Directors. Interim oversight of the function is provided through regular meetings of Treasury managers, the Treasurer and the Chief Financial Officer. Treasury personnel carry out day-to-day activity within approved risk management guidelines and strategies. Wachovia uses a number of tools to measure nontrading interest rate risk, including simulating net income, monitoring the sensitivity of the net present value of the balance sheet, and monitoring the difference or gap between maturing or rate-sensitive assets and liabilities over various time periods.

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

              Wachovia monitors interest rate risk by measuring the potential change in 12 months of net income under eight standard interest rate scenarios. The scenarios are rolled forward by quarter up to four quarters in the future to view income sensitivity over any given 12-month period within the next 24 months. All of the scenarios are compared with a scenario where current market rates are held constant for the forecast period (i.e., the flat rate scenario). The scenarios are immediate shocks of the yield curve up and down 100 and 200 basis points and ramp scenarios for up and down 100 and 200 basis points occurring evenly across the next 12 months. Policy guidelines are approved by the Management Finance Committee and the Finance Committee of the Board of Directors. For simulation, which is a dynamic forward-looking analysis, the guidelines are focused on the 200 basis point ramp scenarios across 12 months. The policy guideline limit for net income simulation is a negative impact to net income of 7.5 percent for the up or down 200 basis point ramp scenarios when compared with the flat rate scenario. Management has generally maintained a risk position well within the policy guideline level. The model indicated the impact of a 200 basis point gradual rise in rates over the next 12 months would cause approximately a 2.1 percent increase in net income at December 31, 1999 versus a .7 percent decrease one year earlier. A gradual decrease in rates over the next 12 months would cause approximately a 2.4 percent decrease in net income as of December 31, 1999 compared with a .01 percent decrease at December 31, 1998. Wachovia runs additional scenarios beyond the standard shock and ramp scenarios, including yield curve steepening, flattening and inversion scenarios. Various sensitivity analyses are performed on a regular basis to segregate interest rate risk into separate components and understand the risk attributable to prepayments, caps and floors, and other options. Extensive assumptions testing is performed to understand the degree of impact from changing key assumptions such as the speed of prepayments, the interest rate elasticity of core deposit rates and faster- or slower-growing balance sheets.

              Wachovia also utilizes a present value methodology to discern risk levels present in the balance sheet beyond the 24-month time horizon used in simulation analysis. The net present value methodology is a point in time analysis of the balance sheet not including new business volumes or management initiatives. All cash flows from interest-earning assets, interest-bearing liabilities, noninterest-bearing deposits and off-balance sheet instruments are discounted to a present value. Assumptions are made to estimate the expected lives of indeterminate maturity assets and liabilities such as line of credit products and savings and checking accounts. Discount rates used in the analysis are based upon forward rates implied by the current yield curve with credit spreads added to discount current new business back to par value. As in simulation analysis, extensive assumptions testing is performed to understand the degree of impact from changing key assumptions.

CREDIT RISK
MANAGEMENT
              Credit risk is the risk of loss due to adverse changes in a borrower's ability to meet its financial obligations under agreed upon terms. Wachovia incurs credit risk in its lending, trading, investing, liquidity/funding and asset management activities. The nature and amount of credit risk depends on the types of transactions pursued, the structure of those transactions, the parties involved and their roles, the correlation between those parties, and the relevant mitigating factors (e.g., covenants, collateral, netting arrangements and credit hedges). In general, credit risk is incidental to Wachovia's trading, liquidity/funding and asset management activities, while it is central to the profit strategy in lending. As a result, the majority of Wachovia's credit risk is incurred in lending activities.

              Credit risk is managed through individual exposure limits for each material borrower with whom Wachovia conducts business. Credit approvals are based, among other things, on the financial strength of the borrower, assessment of the borrower's management, sector trends, the type of exposure, the transaction structure and the general economic outlook. There are two processes for approving credit risk exposures. The first involves standard approval structures (e.g., rapid approval grids) for use in retail and certain small business lending activities. The second, and more prevalent approach in commercial lending, involves individual approval of exposures in conjunction with Risk Management. Commercial loan approvals are reviewed at inception, and at least annually thereafter, by the appropriate management credit committee. In retail lending, loans/lines are reviewed and monitored monthly on a portfolio basis.

              In commercial lending, the loan officers are responsible for preparing, initially and at least annually thereafter, an appropriate written review of all assigned credit risk exposures. Risk Management also conducts an independent risk analysis at least annually. For certain exposures, quarterly or semiannual reviews occur. The extent of analysis is based on the amount and degree of risk involved, as well as the overall complexity of the relationship. Projections, including stress tests, are generally included for term exposures. Internal risk ratings are assigned as a part of the day-to-day management of the loan portfolio and are adjusted or confirmed with each review. These reviews are submitted to Line of Business senior management and Risk Management for their concurrence.

              Borrower exposures may be designated as either "Watch List" or "Closely Followed" accounts when warranted by either environmental factors or individual company performance. Such accounts are submitted to additional quarterly review by the Line of Business management, associated Risk Management and Wachovia's Chief Credit Officer in order to accurately assess their situation and identify timely, appropriate corrective actions. This process is considered essential to both the transparency and effective management of Wachovia's credit risk.

              In retail lending, Wachovia manages credit risk from a portfolio view rather than by specific borrower as is done in commercial lending. Determining the appropriate risk/return profile for each portfolio is done in conjunction with Risk Management utilizing a variety of tools, including quantitative models and scorecards which have been tailored to meet Wachovia's specific needs and are overlaid with judgmental policy. By incorporating these models and policies into computer programs or "decisioning engines," much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is included in the overall portfolio which is continuously monitored for changes in delinquency trends and other asset quality indicators. For open-end loans such as credit card lines and other revolving banklines, Risk Management utilizes bankruptcy scores, behavior scores, credit bureau scores and internal analysis of predictive characteristics to create matrices that will assist in determining whether a borrower's line of credit should be adjusted or discontinued. Risk Management, with the oversight of the Senior Management Credit Committee and the Board Credit Committee, establishes and monitors the risk perfomance to ensure that the portfolio credit risk remains within an appropriate level.

              Risk Management is responsible for preparing an independent, semiannual narrative of overall credit risks and trends for each major business unit. This report includes a confirmation of internal risk ratings, assessment of aggregate risk, review of Line of Business management, assessment of policy compliance and recommended corrective actions, if necessary. This report is submitted to Wachovia's Chief Credit Officer, with copies to other corporate officers and the appropriate Line of Business management.

              The Senior Management Credit Committee, chaired by Wachovia's Chief Executive Officer, meets quarterly to review customer and industry credit concentrations, specific credits or portfolios with a higher degree of risk, and any other relevant issues. Wachovia's Chief Credit Officer then presents a report to the Credit Committee of the Board of Directors.

ALLOWANCE FOR LOAN LOSSES                                          Table 12
--------------------------------------------------------------------------------
(thousands)

                                                           1999         1998
                                                      ---------     --------
SUMMARY OF ACTIVITY
Balance at beginning of year ......................   $ 547,992     $544,723
Additions from acquisitions .......................          39        2,613
Provision for loan losses .........................     298,105      299,480
Deduct net loan losses:
 Loans charged off:
  Commercial ......................................      46,768       17,880
  Credit card .....................................     248,116      286,520
  Other revolving credit ..........................       9,652       10,802
  Other retail ....................................      34,264       35,378
  Real estate .....................................       9,522        4,514
  Lease financing .................................       2,940        3,095
  Foreign .........................................        ----         ----
                                                      ---------     --------
   Total ..........................................     351,262      358,189
 Recoveries:
  Commercial ......................................       7,041        6,667
  Credit card .....................................      32,782       28,804
  Other revolving credit ..........................       2,919        2,571
  Other retail ....................................      11,091       11,494
  Real estate .....................................       5,436        9,339
  Lease financing .................................         667          490
  Foreign .........................................        ----         ----
                                                      ---------     --------
   Total ..........................................      59,936       59,365
                                                      ---------     --------
 Net loan losses ..................................     291,326      298,824
                                                      ---------     --------
Balance at end of year ............................   $ 554,810     $547,992
                                                      =========     ========
NET LOAN LOSSES (RECOVERIES) BY CATEGORY
Commercial ........................................   $  39,727     $ 11,213
Credit card .......................................     215,334      257,716
Other revolving credit ............................       6,733        8,231
Other retail ......................................      23,173       23,884
Real estate .......................................       4,086       (4,825)
Lease financing ...................................       2,273        2,605
Foreign ...........................................        ----         ----
                                                      ---------     --------
   Total ..........................................   $ 291,326     $298,824
                                                      =========     ========
Net loan losses -- excluding credit cards .........   $  75,992     $ 41,108
NET LOAN LOSSES (RECOVERIES) TO AVERAGE
 LOANS BY CATEGORY
Commercial ........................................         .24%         .07%
Credit card .......................................        4.27         4.54
Other revolving credit ............................        1.14         1.65
Other retail ......................................         .51          .56
Real estate .......................................         .02         (.03)
Lease financing ...................................         .10          .18
Foreign ...........................................        ----         ----
Total loans .......................................         .62          .67
Total loans -- excluding credit cards .............         .18          .11
Year-end allowance to outstanding loans ...........        1.12         1.20
Earnings coverage of net loan losses* .............        6.35x        5.58x
ALLOCATION OF THE ALLOWANCE FOR LOAN
 LOSSES**
Commercial ........................................   $ 166,690     $129,520
Credit card .......................................     209,807      228,232
Other revolving credit ............................      11,402        8,465
Other retail ......................................      29,410       37,308
Real estate .......................................      64,305       92,523
Lease financing ...................................       6,413        6,304
Foreign ...........................................       6,881        6,342
Unallocated .......................................      59,902       39,298
                                                      ---------     --------
  Total ...........................................   $ 554,810     $547,992
                                                      =========     ========



                                                          1997         1996         1995          1994
                                                      --------     --------      --------     --------
SUMMARY OF ACTIVITY
Balance at beginning of year ......................   $519,297     $518,808      $516,132     $509,798
Additions from acquisitions .......................     24,641          200         ----          ----
Provision for loan losses .........................    264,949      193,776      130,504        96,122
Deduct net loan losses:
 Loans charged off:
  Commercial ......................................      9,254        6,375        6,364        14,319
  Credit card .....................................    246,008      184,387      125,301        83,597
  Other revolving credit ..........................     10,564        8,834        5,966         4,933
  Other retail ....................................     39,801       41,581       26,958        15,696
  Real estate .....................................     11,564        7,915       15,299        18,292
  Lease financing .................................      4,488        1,635          892           226
  Foreign .........................................       ----         ----         ----          ----
                                                      --------     --------      --------     --------
   Total ..........................................    321,679      250,727      180,780       137,063
 Recoveries:
  Commercial ......................................      4,171        5,905        9,078         6,848
  Credit card .....................................     26,674       21,445       15,644        13,913
  Other revolving credit ..........................      2,361        1,695        1,369         1,278
  Other retail ....................................     11,837       11,524        7,472         6,505
  Real estate .....................................     12,133       16,488       19,239        18,495
  Lease financing .................................        339          183          142           204
  Foreign .........................................       ----         ----            8            32
                                                      --------     --------      --------     --------
   Total ..........................................     57,515       57,240       52,952        47,275
                                                      --------     --------      --------     --------
 Net loan losses ..................................    264,164      193,487      127,828        89,788
                                                      --------     --------      --------     --------
Balance at end of year ............................   $544,723     $519,297      $518,808     $516,132
                                                      ========     ========      ========     ========
NET LOAN LOSSES (RECOVERIES) BY CATEGORY
Commercial ........................................   $  5,083     $    470      $(2,714)     $  7,471
Credit card .......................................    219,334      162,942      109,657        69,684
Other revolving credit ............................      8,203        7,139        4,597         3,655
Other retail ......................................     27,964       30,057       19,486         9,191
Real estate .......................................       (569)      (8,573)      (3,940)         (203)
Lease financing ...................................      4,149        1,452          750            22
Foreign ...........................................       ----         ----           (8)          (32)
                                                      --------     --------      ----------   --------
   Total ..........................................   $264,164     $193,487      $127,828     $ 89,788
                                                      ========     ========      =========    ========
Net loan losses -- excluding credit cards .........   $ 44,830     $ 30,545      $18,171      $ 20,104
NET LOAN LOSSES (RECOVERIES) TO AVERAGE
 LOANS BY CATEGORY
Commercial ........................................        .04%        ----%        (.02%)         .07%
Credit card .......................................       3.90         3.29          2.41         1.74
Other revolving credit ............................       1.93         1.71          1.15          .96
Other retail ......................................        .67          .69           .47          .23
Real estate .......................................       ----         (.06)        (.03)         ----
Lease financing ...................................        .43          .22           .27          .01
Foreign ...........................................       ----         ----         ----          (.03)
Total loans .......................................        .67          .53           .38          .30
Total loans -- excluding credit cards .............        .13          .10           .06          .08
Year-end allowance to outstanding loans ...........       1.23         1.37          1.46         1.63
Earnings coverage of net loan losses* .............       5.38x        6.66x        8.56x        11.18x
ALLOCATION OF THE ALLOWANCE FOR LOAN
 LOSSES**
Commercial ........................................   $120,195     $117,883      $123,161     $135,725
Credit card .......................................    221,142      191,606      141,763       130,111
Other revolving credit ............................     10,682        8,268        7,174         6,433
Other retail ......................................     36,669       48,011       42,999        38,175
Real estate .......................................     93,821       94,167      127,763       143,659
Lease financing ...................................      6,537        3,685        1,666         2,211
Foreign ...........................................      3,702        3,702        3,697         3,830
Unallocated .......................................     51,975       51,975       70,585        55,988
                                                      --------     --------      ---------    --------
  Total ...........................................   $544,723     $519,297      $518,808     $516,132
                                                      ========     ========      =========    ========

 * Earnings before income taxes and provision for loan losses excluding securities transactions and nonrecurring charges.
** The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgmental factors. Since any allocation is judgmental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans. See page 99 for percentage of loan categories to total loans.

ALLOWANCE FOR
LOAN LOSSES
              The allowance for loan losses is maintained at a level believed by management to be adequate to absorb probable losses inherent in the portfolio as of the date of the financial statements. Wachovia employs a number of tools in assessing the adequacy of the allowance. No one tool is sufficient to accurately measure losses that exist at the balance sheet date and no group of tools can completely replace seasoned judgment. For the retail portfolios, which include credit cards, residential mortgages and consumer installment loans, the required allowance is established to absorb approximately twelve months of expected net losses which is consistent with the requirements indicated by Wachovia's loss migration model. For the commercial portfolios, Wachovia uses a loss migration analysis as the starting point for determining allowance for loan loss adequacy. Loss migration models are widely used throughout the industry and are generally favored by the regulatory agencies in assessing the adequacy of the allowance for loan losses. Currently, Wachovia's loss migration analysis tracks eight quarters of loan losses to determine historical loss experience for pools of loans with similar characteristics and credit quality ratings. A relatively short period of history, such as eight to twelve quarters, permits the development of meaningful loss patterns without using information that is stale or irrelevant.


              The loss factors resulting from the migration analysis are tempered for known changes in delinquency trends and economic conditions from the time period used in the analysis. Loss factors resulting from the migration analysis are applied to the balances of each respective segment of the portfolio. The resulting reserves are added to the specific reserves established for impaired loans and the unallocated allowance determined by management in order to develop the total allowance for loan loss requirement.

              A loan is impaired when all amounts due (including both interest and principal) are not expected to be collected according to the contractual terms of the loan agreement. Generally, a loan is impaired if it exhibits the same level of weakness and probability of loss as loans, or portions of loans, classified as doubtful or loss. An impairment assessment is applied to all loans except large groups of smaller-balance homogeneous consumer loans that are collectively evaluated for impairment.

              Impaired loans totaled $149 million at December 31, 1999 compared with the $57 million at the prior year-end. The associated allowance for loan losses for these loans was $43 million compared with $7 million a year ago. Total nonaccrual commercial and commercial real estate loans increased over 1998, up 67.9 percent to $158 million from $94 million due to specific problem credits that deteriorated during 1999. Management believes these credits were identified and addressed early in the loss cycle. In total, $38 million in charge-offs was taken on those loans during 1999, and additional reserves were established for anticipated probable losses that have not yet been confirmed.

              Although the entire allowance for loan losses is available for charge-offs in any category of loans, the unallocated portion represents management's best estimate of the inherent loss present in the loan portfolio as of the financial statement date not specifically identified by historical loss analysis and impairment review. While the total allowance for loan losses was up slightly from year-end 1998, the distribution of the allowance shifted over the year resulting in a higher unallocated balance. At December 31, 1999, the unallocated allowance for loan losses was $60 million or 10.8 percent of the total allowance compared with $39 million, 7.2 percent, at year-end 1998. Expressed in terms of total loans outstanding, the unallocated allowance represents .12 percent and .09 percent at December 31, 1999 and 1998, respectively.

              The allowance for loan losses at December 31, 1999 represented
              1.12 percent of outstanding loans and 2.72 times coverage of nonperforming loans compared with 1.20 percent and 3.49 times, respectively, for 1998. The drop in both ratios was reflective of a change in the mix and relative risk of the overall loan portfolio. At December 31, 1999, credit card loans, which carry a much higher-than-average degree of risk due to their unsecured nature, accounted for 10 percent of total loans outstanding compared with 13 percent at the end of 1998.


(Graph appears here with the following plot points.)

ALLOWANCE FOR LOAN LOSSES (MILLIONS)


                                        1994      1995      1996      1997     1998       1999
YEAR-END LOAN LOSS ALLOWANCE            516.1     518.8     519.3     544.7    548.0      554.8
X ALLOWANCE TIMES NONPERFORMING LOANS     3.53X     5.07X     5.26X     5.38X    3.49X      2.72X


(Graph appears here with the following plot points.)

EARNINGS COVERAGE OF NET LOAN LOSSES* (MILLIONS)


                                        1994      1995      1996      1997     1998       1999
EARNINGS BEFORE INCOME TAXES AND
     PROVISION FOR LOAN LOSSES          1003.5    1094.4    1289.5    1420.1   1668.1     1848.9
X NUMBER OF TIMES EARNINGS COVERED
     NET LOAN LOSSES                      11.18X     8.56X     6.66X     5.38X    5.58X      6.35X

*EXCLUDING NONRECURRING ITEMS AND SECURITIES TRANSACTIONS.

(Graph appears here with the following plot points.)

LOAN LOSS EXPERIENCE (MILLIONS)


                       1994      1995      1996      1997     1998       1999
CREDIT CARD            69.70     109.70    162.90    219.30   257.70     215.30
COMMERCIAL              7.50      (2.70)     0.50      5.10    11.20      39.70
REAL ESTATE             (.20)     (3.90)    (8.60)     (.60)   (4.80)      4.10
OTHER                  12.80      24.70     38.70     40.40    34.70      32.20

% NET LOAN LOSSES TO AVERAGE LOANS


              Although Wachovia experienced growth in most loan categories during 1999, the largest volume gains were in the commercial and real estate categories which have historically experienced the most favorable loss experience relative to the rest of the portfolio. Additionally, Wachovia experienced growth in short-term lending at the end of the year with most of the increase consisting of large corporate borrowers carrying little credit risk. Loans originated closest to the balance sheet date generally carry a lesser degree of risk than the rest of their respective portfolio since they just completed the underwriting and credit decision process. Although nonperforming loans have increased considerably during the year, they still represented an acceptable level at .41 percent of outstanding loans at December 31, 1999 compared with .34 percent at December 31, 1998. At September 30, 1999, Wachovia ranked tenth among the top 25 largest U. S. banking companies in terms of nonperforming assets to loans and foreclosed property with a ratio of .50 percent. At December 31, 1999, this ratio improved to .45 percent.

              There were no significant credit concentrations in any one industry at year-end 1999 or 1998.

              The provision for loan losses charged to earnings is an amount necessary to maintain the allowance at the level determined to be appropriate by management. The provision for loan losses in 1999 was $298 million, just slightly below the amount recorded for 1998. Net loan losses also fell below the amount recorded in the prior year due to favorable conditions in the credit card portfolio and a reduction in the on-balance sheet portfolio resulting from the 1999 securitization transactions.

Asset Quality
              Nonperforming assets increased 23 percent from December 31, 1998, although the balance remained at an acceptable level representing .45 percent of outstanding loans and foreclosed property. In terms of total dollars, nonperforming loans represent only $204 million in a loan portfolio of $49.621 billion. The increase in nonperforming loans occurred during the second and third quarters with the balance declining in the fourth quarter. During those quarters, management noted deterioration in specific commercial credits, suspended the accrual of interest on those loans and charged off amounts deemed uncollectible. Management has provided for anticipated losses on those loans considered impaired. Additional reserves may be necessary as new information is received changing the estimated amount of the loss.

              The balance of foreclosed property declined as Wachovia successfully disposed of various foreclosed assets at favorable prices. The favorable trend resulted in gains from sales of foreclosed properties that exceeded foreclosed property expense for the year.


Nonperforming Assets and Contractually Past Due Loans              Table 13
--------------------------------------------------------------------------------
December 31 (thousands)

                                                           1999          1998
                                                      ---------     ---------
Nonperforming Assets
Nonaccrual loans ..................................   $ 204,098     $ 157,118
Restructured loans ................................        ----          ----
                                                      ---------     ---------
    Total nonperforming loans .....................     204,098       157,118
Foreclosed property:
 Foreclosed real estate ...........................      19,759        33,443
 Less valuation allowance .........................       5,941        12,678
 Other foreclosed assets ..........................       5,874         3,420
                                                      ---------     ---------
    Total foreclosed property .....................      19,692        24,185
                                                      ---------     ---------
    Total nonperforming assets ....................   $ 223,790     $ 181,303
                                                      =========     =========
Nonperforming loans to year-end loans .............         .41%          .34%
Nonperforming assets to year-end loans and
 foreclosed property ..............................         .45           .40
Year-end allowance for loan losses times
 nonperforming loans ..............................        2.72x         3.49x
Year-end allowance for loan losses times
 nonperforming assets .............................        2.48          3.02
Contractually Past Due Loans
(accruing loans past due 90 days or more) .........   $  97,642     $ 136,807
                                                      =========     =========



                                                           1997          1996          1995          1994
                                                      ---------     ---------     ---------     ---------
Nonperforming Assets
Nonaccrual loans ..................................   $ 101,156     $  98,638     $ 102,310     $ 146,246
Restructured loans ................................        ----          ----          ----          ----
                                                      ---------     ---------     ---------     ---------
    Total nonperforming loans .....................     101,156        98,638       102,310       146,246
Foreclosed property:
 Foreclosed real estate ...........................      38,071        35,472        39,877        53,746
 Less valuation allowance .........................      16,625        10,805        11,136        12,112
 Other foreclosed assets ..........................       6,893         8,213         4,212         2,931
                                                      ---------     ---------     ---------     ---------
    Total foreclosed property .....................      28,339        32,880        32,953        44,565
                                                      ---------     ---------     ---------     ---------
    Total nonperforming assets ....................   $ 129,495     $ 131,518     $ 135,263     $ 190,811
                                                      =========     =========     =========     =========
Nonperforming loans to year-end loans .............         .23%          .26%          .29%          .46%
Nonperforming assets to year-end loans and
 foreclosed property ..............................         .29           .35           .38           .60
Year-end allowance for loan losses times
 nonperforming loans ..............................        5.38x         5.26x         5.07x         3.53x
Year-end allowance for loan losses times
 nonperforming assets .............................        4.21          3.95          3.84          2.70
Contractually Past Due Loans
(accruing loans past due 90 days or more) .........   $ 114,343     $  84,788     $  69,953     $  48,050
                                                      =========     =========     =========     =========

              With the exception of certain retail loans as described in the following paragraph, loans are classified as nonaccrual and the recognition of interest is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest and/or principal will not be collectible in the normal course of business. When interest accruals are discontinued, the balance of accrued interest is reversed. Interest accrual may be continued when the net realizable value of the collateral is sufficient to cover the principal balance and accrued interest (well secured) and the loan is in the process of collection. A loan is considered to be in the process of collection if collection of the asset is proceeding in due course either through legal action, including judgment enforcement procedures or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future.

              For commercial loans and commercial real estate loans, Wachovia records a charge-off when available information confirms that specific loans, or portions thereof, are uncollectible. All loan charge-offs are charged directly to the allowance for loan losses and any recoveries of loans previously charged off are credited to the allowance. The recovery of previously charged off interest is credited directly to interest income. For retail loans, Wachovia follows the guidelines established by the Federal Financial Institution Examinations Council (FFIEC) in recognizing charge-offs. Open-end revolving loans, such as credit cards, are charged off when payments become 180 days past due (defined as a "contractual charge-off"). Closed-end loans, such as installment loans, are charged off when they become 120 days delinquent. In cases of bankruptcy and customer fraud, Wachovia applies the more restrictive charge-off time frames prescribed by the FFIEC.

              Net loan losses for 1999 declined from the level recorded in 1998. The year-over-year overall decline was due to a change in portfolio mix which shifted away from credit card loans that carry a proportionately higher charge-off rate to commercial and real estate loans that have more favorable charge-off rates.

              Commercial losses, although still well within acceptable levels, increased sharply from 1998. The increase was due to the recognition of losses on those loans transferred to nonaccrual status during the second and third quarters of 1999. For the year ended December 31, 1999, net commercial loan losses represented .24 percent of average outstandings compared with .07 percent for 1998.

              Credit card net loan losses showed improvement from 1998 both in terms of total dollars charged off and as a percentage of average loans outstanding. In March and September of 1999, Wachovia securitized $896 million and $500 million, respectively, in credit card receivables which accounted for most of the reduction in charge-offs. In addition, bankruptcy and contractual charge-offs improved considerably, resulting in lower net charge-offs as a percentage of outstanding loans.

Noninterest Income
              Total other operating revenue, which excludes securities gains and losses, rose $382 million or 31.1 percent to $1.610 billion for the year. Growth occurred in all major categories except mortgage fees and other income, with increases highest in investment fees, credit card income, capital markets income, deposit account service charges and trust services fees. The higher income reflected business expansion in addition to the impact of purchase acquisitions completed in the second and third quarters of 1999. Total other operating revenue included gains of $8 million in 1999 and $17 million in 1998 from branch sales. The 1999 other operating revenue also included securitization gains of $27 million from the sale of credit card receivables in two securitization transactions. Excluding additions from purchase acquisitions, total other operating revenue rose approximately 13 percent for the year. Management expects total other operating revenue to continue to increase at roughly the same rate in 2000, based on a stable but slower economic growth outlook and on anticipated increases largely in capital markets, deposit account services, technology-based banking, investment and financial advisory areas.

              Investment fee income grew $174 million or 282.3 percent, principally due to additions from the purchase acquisitions. IJL added significantly to equity commissions and mutual fund income, and OFFITBANK generated higher portfolio management fees. Included in investment fee income are commissions from sales of the Wachovia Funds by Wachovia's branch-based investor consultants.

              Credit card income was higher by $84 million or 49.2 percent for the year, which included $27 million in gains from the sale of receivables in two securitization transactions. In addition, excess servicing income, along with growth in merchant discount and card issuers reimbursement, principally accounted for the increase. Excluding the gains from the sale of loans, credit card income was up 31.6 percent for the year. Active managed accounts averaged 2.3 million in 1999 and in 1998.


Noninterest Income                                                 Table 14
--------------------------------------------------------------------------------
(thousands)

                                              1999          1998          1997
                                        ----------    ----------    ----------
Service charges on deposit
 accounts .............................  $  369,646    $  334,980    $  306,231
Fees for trust services ...............     216,392       199,949       175,549
Credit card income -- net of
 interchange payments .................     255,243       171,127       162,234
Investment fees .......................     235,350        61,556        53,290
Capital markets income ................     170,771       130,083        49,522
Electronic banking ....................      88,626        74,257        64,640
Mortgage fees .........................      33,213        44,929        23,544
Bankers' acceptance and letter of
 credit fees ..........................      46,037        39,025        34,526
Other service charges and fees ........      79,893        54,726        51,916
Other income ..........................     114,952       117,487        84,316
                                        -----------   -----------   -----------
    Total other operating
     revenue ..........................   1,610,123     1,228,119     1,005,768
Gain on sale of mortgage servicing
 portfolio ............................        ----          ----          ----
Securities gains (losses) .............      10,894        20,442         1,454
                                        -----------   -----------   -----------
    Total .............................  $1,621,017    $1,248,561    $1,007,222
                                        ===========   ===========   ===========



                                                                               Five-Year
                                                                                Compound
                                            1996        1995        1994     Growth Rate
                                        --------    --------    --------    ---------------
Service charges on deposit
 accounts .............................  $280,670    $ 244,671   $ 231,646        9.8%
Fees for trust services ...............   154,621      145,464     142,026        8.8
Credit card income -- net of
 interchange payments .................   143,382      127,153     126,886       15.0
Investment fees .......................    40,522       27,037      15,955       71.3
Capital markets income ................    44,212       29,832      12,131       69.7
Electronic banking ....................    56,226       39,722      28,347       25.6
Mortgage fees .........................    21,371       26,139      33,997       ( .5)
Bankers' acceptance and letter of
 credit fees ..........................    28,243       25,953      25,801       12.3
Other service charges and fees ........    49,450       42,748      35,124       17.9
Other income ..........................    56,035       48,396      38,186       24.7
                                        ---------   ----------  ----------
    Total other operating
     revenue ..........................   874,732      757,115     690,099       18.5
Gain on sale of mortgage servicing
 portfolio ............................      ----       79,025        ----
Securities gains (losses) .............     4,588      (19,672)    (21,972)
                                        ---------   ----------  ----------
    Total .............................  $879,320    $ 816,468   $ 668,127       19.4
                                        =========   ==========  ==========

              Capital markets income expanded $41 million or 31.3 percent for the year. Higher trading account profits and trading sales commissions principally accounted for the increase. These categories grew approximately $37 million from activity generated through IJL.

              Revenues from service charges on deposit accounts rose $35 million or 10.3 percent. Higher levels of overdraft and insufficient funds charges, up $12 million or 9.6 percent, and commercial analysis fees, up $20 million or 14.2 percent, primarily drove the increase. The increase in overdraft and insufficient funds fees is partially due to higher pricing and fewer waived fees during 1999, as well as strong fourth quarter consumer spending.

              Fees for trust services grew $16 million or 8.2 percent. Increases occurred largely in Personal Financial Services, defined contribution plans, charitable funds and management fees associated with the Wachovia Funds. Assets of the Wachovia Funds totaled $9.191 billion at December 31, 1999 compared with $6.423 billion at year-end 1998.

              At December 31, 1999, trust assets in custody totaled $132.733 billion, including $51.922 billion under management. This compared with total trust assets in custody of $138.130 billion, including $42.025 billion under management at year-end 1998. In September 1999, Wachovia completed its sale of the master trust and institutional custody business to State Street Bank, enabling it to focus on other business areas. The sale of the institutional trust business reduced total trust assets in custody.

              Electronic banking revenue rose $14 million or 19.4 percent for the year, with debit card interchange income up $13 million or
              42.4 percent, as a result of increased consumer acceptance of the service and higher consumer spending.

              Mortgage fees decreased $12 million or 26.1 percent for the year, primarily reflecting reduced sales of servicing rights on fixed-rate mortgages due to lower origination volumes. Rising interest rates resulted in a shift in consumer demand toward adjustable-rate mortgages, which are generally held in the loan portfolio. Gains on sales of servicing rights declined $9 million or 34 percent due to the shift. Rising interest rates also slowed refinancing activity, resulting in lower origination fees, down $2 million or 14.1 percent.

              Other major sources of increases in noninterest income were insurance premiums and commissions up $9 million or 60.9 percent, with BEJS adding $5 million, and securitization service fee income up $17 million or 165.7 percent as a result of the 1999 securitization transactions.

              Securities gains of $11 million in 1999 and $20 million in 1998 resulted primarily from the sale of equity securities.

Noninterest
Expense
              Total noninterest expense rose $254 million or 12.7 percent, with growth for the year affected by nonrecurring charges taken both in 1999 and 1998. In 1999, Wachovia incurred merger expenses of $19 million, primarily related to the acquisition of IJL. Nonrecurring charges totaling $85 million were taken in 1998 for systems conversions and signage changes related to its Virginia and Florida acquisitions. Excluding these merger charges, noninterest expense on an operating basis totaled $2.231 billion in 1999 and grew $320 million or 16.8 percent from 1998's expense level of $1.911 billion. In 2000, noninterest expense, including the effect of 1999 acquisitions, is expected to rise approximately 10 percent from 1999's level of $2.231 billion. Excluding the impact of 1999 acquisitions, noninterest expense is expected to grow by approximately 6 percent.

              Excluding expenses added by the purchase acquisitions completed during 1999, noninterest expense rose approximately 5 percent for the year, concentrated in equipment, outside data processing, programming, and software costs reflecting continued technology investments.

              Total personnel expense grew $165 million or 15.6 percent. Salaries expense rose $146 million or 16.6 percent, primarily due to expanded incentive pay for revenue-generating businesses and to a higher employee base from acquisitions. Also impacted by the acquisitions, employee benefits expense increased $19 million or
              10.7 percent, with growth occurring largely in medical costs, retirement plan expenses and payroll taxes.

              Net occupancy expense rose $13 million or 9.1 percent, reflecting increased operating premise lease costs, up $9 million and depreciation costs for expanded physical facilities up $3 million. Most of the increase in facilities and related expenses was due to purchase acquisitions completed during 1999. Equipment expense increased $45 million or 29.4 percent, led by higher depreciation of furniture and fixtures, computers, and peripheral devices, together up $30 million, and amortization of technology investments up $12 million. The increase reflected the effect of the 1999 purchase acquisitions and the increasing use of technology to enhance customer service and improve operating efficiency.


Noninterest Expense                                                Table 15
--------------------------------------------------------------------------------
(thousands)

                                               1999            1998            1997
                                         ----------     -----------     -----------
Salaries .............................   $1,020,384     $   874,750     $   742,106
Employee benefits ....................      199,902         180,603         163,051
                                         ----------     -----------     -----------
    Total personnel expense...........    1,220,286       1,055,353         905,157
Net occupancy expense ................      151,282         138,636         116,654
Equipment expense ....................      198,062         153,007         139,792
Postage and delivery .................       55,410          52,981          48,657
Outside data processing,
 programming and software ............      102,773          64,450          83,418
Stationery and supplies ..............       35,939          34,767          30,960
Advertising and sales promotion.......       66,468          71,257          73,193
Professional services ................       75,002          56,066          54,113
Travel and business promotion ........       33,944          29,254          25,215
Telecommunications ...................       58,088          54,467          43,420
Amortization of intangible assets.....       50,879          39,091          13,308
Foreclosed property
 expense -- net of income ............         (853)            571           1,875
Personal computer impairment
 charge* .............................         ----            ----          67,202
Merger-related charges* ..............       19,309          85,312         220,330
Other expense ........................      184,036         161,120         143,427
                                         ----------     -----------     -----------
    Total ............................   $2,250,625     $ 1,996,332     $ 1,966,721
                                         ==========     ===========     ===========
Overhead ratio** .....................         54.6%           55.1%           62.3%
Overhead ratio without
 nonrecurring charges ................         54.2            52.7            53.2



                                                                                          Five-Year
                                                                                           Compound
                                                1996            1995            1994    Growth Rate
                                         -----------     -----------     -----------   ---------------
Salaries .............................   $   655,065     $   604,041     $   566,368         12.5%
Employee benefits ....................       141,867         129,749         125,144          9.8
                                         -----------     -----------     -----------
    Total personnel expense...........       796,932         733,790         691,512         12.0
Net occupancy expense ................       114,001         109,543         102,131          8.2
Equipment expense ....................       130,384         124,833         121,701         10.2
Postage and delivery .................        47,195          44,553          41,169          6.1
Outside data processing,
 programming and software ............        48,049          44,935          37,613         22.3
Stationery and supplies ..............        30,043          30,238          27,327          5.6
Advertising and sales promotion.......        69,363          58,804          43,046          9.1
Professional services ................        41,223          41,152          23,326         26.3
Travel and business promotion ........        21,096          20,267          16,743         15.2
Telecommunications ...................        40,570          30,557          26,153         17.3
Amortization of intangible assets.....         9,163          12,296          21,042         19.3
Foreclosed property
 expense -- net of income ............         1,930           2,420           7,508
Personal computer impairment
 charge* .............................          ----            ----            ----
Merger-related charges* ..............          ----            ----            ----
Other expense ........................       159,024         188,241         183,980
                                         -----------     -----------     -----------
    Total ............................   $ 1,508,973     $ 1,441,629     $ 1,343,251         10.9
                                         ===========     ===========     ===========
Overhead ratio** .....................          52.5%           54.5%           54.7%
Overhead ratio without
 nonrecurring charges ................          52.5            54.5            54.7

 * Nonrecurring charges
** Noninterest expense as a percentage of taxable equivalent net interest income and total other operating revenue.

              Outside data processing, programming and software costs rose $38 million or 59.5 percent. The increases were centered in amortization of externally purchased software up $10 million and software maintenance expense up $14 million. These reflected continuing growth in technology investments, as well as the opening of a new data center.

              Remaining combined categories of noninterest expense rose $59 million or 11.9 percent. Increases were largely in the categories of professional services, reflecting continued investment in strategic initiatives, and amortization of intangible assets, including goodwill and credit card premiums.

Income Taxes
              Applicable income taxes in 1999 increased $102 million or 23.6 percent. The effective rate increased over the prior year as a result of additional nondeductible amortization expense and a decline in the proportion of tax-exempt income to total income. Income taxes computed at the statutory rate were reduced primarily by the assumed tax effect of interest income earned on state and municipal loans, debt securities and increased value of life insurance. The interest earned on certain state and municipal debt instruments is exempt from federal taxes and in some cases state taxes. The tax-exempt nature of these assets provides both an attractive return and substantial interest savings for local governments and their constituents.

Year 2000
              Wachovia began its third century of providing financial services with the date change to the year 2000. The internal readiness plan, encompassing both information technology systems and computer chip embedded functions, was successfully implemented. While the date change event passed without significant or material impact to the company, contingency plans remain in place to ensure that core business systems and processes continue to function without incident. Management continues to evaluate and monitor Year 2000 readiness on the part of external parties, particularly critical vendors and significant credit customers, to ensure that unanticipated risk is not assumed by Wachovia. Total project costs for the Year 2000 conversion are estimated at $88 million, with $85 million having been spent through December 31, 1999, including $19 million in 1999 and $28 million in 1998. Remaining costs, to be incurred for ongoing monitoring, support activities and wrap-up of the project, are not expected to have a material impact on results of operations, liquidity or capital resources.

Euro Conversion
              On January 1, 1999, eleven member countries of the European Union established the Euro as their common legal currency and established a fixed conversion rate between their current sovereign currencies and the Euro. From January 1, 1999 through the end of 2001, corporations and individuals may transact business in either the Euro or the functional currency of each member nation. Management has a risk assessment committee that has been examining the risks associated with the Euro conversion such as the adequacy of information technology systems, currency risk and the competitive impact of cross-border price transparency. During this interim period, Wachovia is operating parallel accounts in both the Euro and the respective national currency in order to more effectively process transactions. Management does not expect the impact of the Euro conversion to have a material adverse impact on Wachovia's financial condition or results of operations.

New Accounting
Standards
              In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance as to when it is or is not appropriate to capitalize the cost of software developed or obtained for internal use. Wachovia adopted SOP 98-1 effective January 1, 1998; the effect was not material.

              In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for Wachovia's December 31, 2001 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management is in the process of assessing the impact and plans to adopt the standard effective January 1, 2001. Adoption is not expected to result in a material financial impact.

              -----------------------------------------------
               Shareholders' Equity and Capital Ratios
              -----------------------------------------------------------------

              Shareholders' equity at December 31, 1999 totaled $5.658 billion, rising $320 million or 6 percent from $5.338 billion at year-end 1998. Included in shareholders' equity at December 31, 1999 was $74 million, net of tax, of unrealized losses in securities available-for-sale, marked to fair value, compared with $82 million, net of tax, of unrealized gains one year earlier. The rising rate environment during 1999 drove down the value of Wachovia's mostly fixed-rate securities portfolio. Wachovia's book value at year-end 1999 was $28.04 per share, higher by 6.6 percent from $26.30 per share at the close of 1998. Wachovia's internal capital generation rate (defined as net income less dividends as a percentage of average equity) was 10.9 percent for the year.

              During 1999, Wachovia repurchased a total of 7,224,000 shares of its common stock under several author-izations by the Board of Directors. The shares were repurchased at an average price of $85.263 per share, for a total cost of $616 million. In 1998, Wachovia repurchased 6,417,200 shares of its common stock at an average price of $82.22 per share, for a total cost of $528 million. On June 23, 1998, the Board of Directors authorized the repurchase of up to 12 million shares of Wachovia's common stock effective through January 28, 2000. As of December 31, 1999, a total of 6,014,213 shares had been repurchased under the June 23, 1998 authorization. On January 28, 2000, the Board of Directors authorized the repurchase of up to 8 million shares of Wachovia's common stock, effective through January 25, 2002. Included in the 1999 purchases were 5,851,987 shares under separate authorizations to accomplish the purchase accounting acquisitions of IJL, OFFITBANK, BEJS and B C Bankshares, Inc. In connection with the purchase acquisitions of IJL, OFFITBANK and BEJS, Wachovia issued 4,801,987 shares of common stock, resulting in an increase in shareholders' equity of $423 million.

              Intangible assets at December 31, 1999 totaled $940 million, consisting of $823 million of goodwill, $80 million of deposit base intangibles, $34 million of purchased credit card premiums, $3 million of mortgage servicing rights and $412 thousand of other intangibles. Intangible assets one year earlier were $688 million, with $543 million of goodwill, $94 million of deposit base intangibles, $40 million of purchased credit card receivables, $10 million of mortgage servicing rights and $305 thousand of other intangibles. An increase in goodwill of $303 million, net of amortization, resulted from purchase acquisitions consummated in 1999.


Capital Components and Ratios                                      Table 16
--------------------------------------------------------------------------------
December 31 (thousands)

                                                                                      1999             1998            1997
                                                                              ------------      -----------     -----------
Tier I capital:
 Common shareholders' equity .............................................    $  5,658,457      $ 5,338,232     $ 5,174,301
 Capital securities ......................................................         996,744          996,368         995,993
 Less ineligible intangible assets .......................................         931,257          666,672         634,052
 Unrealized (gains) losses on securities available-for-sale -- net of tax           72,002          (82,440)        (71,098)
                                                                              ------------      -----------     -----------
   Total Tier I capital ..................................................       5,795,946        5,585,488       5,465,144
Tier II capital:
 Allowable allowance for loan losses .....................................         554,810          547,992         544,723
 Allowable long-term debt ................................................       2,107,334        1,794,148       1,193,451
                                                                              ------------      -----------     -----------
   Tier II capital additions .............................................       2,662,144        2,342,140       1,738,174
                                                                              ------------      -----------     -----------
   Total capital .........................................................    $  8,458,090      $ 7,927,628     $ 7,203,318
                                                                              ============      ===========     ===========
Risk-adjusted assets .....................................................    $ 77,060,603      $69,928,737     $64,844,037
Quarterly average assets* ................................................    $ 66,113,697      $64,454,538     $59,139,712
Risk-based capital ratios:
 Tier I capital ..........................................................            7.52%            7.99%           8.43%
 Total capital ...........................................................           10.98            11.34           11.11
Tier I leverage ratio ....................................................            8.77             8.67            9.24

* Excludes ineligible intangible assets and average unrealized gains (losses) on securities available-for-sale, net of tax.

              Regulatory agencies divide capital into Tier I (consisting of shareholders' equity and certain cumulative preferred stock instruments less ineligible intangible assets) and Tier II (consisting of the allowable portion of the allowance for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from marking the portfolio to fair value. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

              Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards. It is Wachovia's policy that it and its banking subsidiaries be well capitalized at all times.


Dividends
              Cash dividends paid in 1999 totaled $418 million, rising $37 million or 9.6 percent from $382 million paid in 1998. The payout ratio of cash dividends paid to net income was 41.4 percent for the year.

              On January 28, 2000, Wachovia's Board of Directors declared a first quarter 2000 dividend of $.54 per common share, payable March 1, 2000 to shareholders of record on February 10. The dividend is higher by 10.2 percent from $.49 per common share paid in the same period of 1999.

(Graph appears here with the following plot points.)

YEAR-END SHAREHOLDERS' EQUITY PER SHARE
FIVE-YEAR COMPOUND GROWTH RATE=8.3%

1994      1995      1996      1997      1998      1999
18.79     22.08     22.90     25.13     26.30     28.04

Financial Summary                                                  Table 17
--------------------------------------------------------------------------------

                                                                              1999
                                                  -----------------------------------------------------------
                                                       Fourth           Third          Second         First
                                                      Quarter         Quarter         Quarter       Quarter
                                                  -------------     -----------     -----------   -----------
Summary of Operations
(thousands, except per share data)
Interest income .................................   $ 1,224,486     $ 1,165,343     $ 1,146,605   $ 1,130,386
Interest expense ................................       596,583         548,238         529,603       522,310
                                                  -------------     -----------     -----------   -----------
Net interest income .............................       627,903         617,105         617,002       608,076
Provision for loan losses .......................        66,174          76,770          74,525        80,636
                                                  -------------     -----------     -----------   -----------
Net interest income after provision for loan
 losses .........................................       561,729         540,335         542,477       527,440
Other operating revenue .........................       439,469         432,841         404,544       333,269
Securities gains ................................            60             147          10,453           234
                                                  -------------     -----------     -----------   -----------
Total other income ..............................       439,529         432,988         414,997       333,503
Personnel expense ...............................       324,288         317,060         307,752       271,186
Nonrecurring merger-related charges .............         5,669           5,293           8,347          ----
Other expense ...................................       270,661         254,839         264,518       221,012
                                                  -------------     -----------     -----------   -----------
Total other expense .............................       600,618         577,192         580,617       492,198
Income before income tax expense ................       400,640         396,131         376,857       368,745
Income tax expense ..............................       137,704         138,632         129,307       125,509
                                                  -------------     -----------     -----------   -----------
Net income ......................................   $   262,936     $   257,499     $   247,550   $   243,236
                                                  =============     ===========     ===========   ===========
Net income per common share:
 Basic ..........................................   $     1.30      $     1.27      $     1.21    $     1.20
 Diluted ........................................   $     1.28      $     1.25      $     1.19    $     1.18
Cash dividends paid per common share ............   $      .54      $      .54      $      .49    $      .49
Cash dividends paid on common stock .............   $   109,273     $   109,220     $   100,292   $    99,662
Cash dividend payout ratio ......................         41.56%          42.42%          40.51%        40.97%
Average basic shares outstanding ................       202,168         202,167         203,746       203,119
Average diluted shares outstanding ..............       205,096         205,345         207,400       206,959
Selected Average Balances
(millions)
Total assets ....................................   $    66,982     $    64,815     $    65,454   $    64,408
Loans -- net of unearned income .................        48,593          47,003          47,012        46,261
Securities ......................................         9,016           9,461           9,664         9,221
Other interest-earning assets ...................         1,844           1,464           1,588         1,313
Total interest-earning assets ...................        59,453          57,928          58,264        56,795
Interest-bearing deposits .......................        33,107          31,996          32,343        31,846
Short-term borrowed funds .......................         9,836           8,848           9,629         9,292
Long-term debt ..................................         8,327           8,571           7,998         7,627
Total interest-bearing liabilities ..............        51,270          49,415          49,970        48,765
Noninterest-bearing deposits ....................         8,326           8,368           8,261         8,062
Total deposits ..................................        41,433          40,364          40,604        39,908
Shareholders' equity ............................         5,555           5,391           5,459         5,314
Ratios (averages)
Annualized net loan losses to loans .............           .54%            .61%            .63%          .69%
Annualized net yield on interest-earning
 assets .........................................         4.26            4.29            4.31          4.41
Shareholders' equity to:
 Total assets ...................................         8.29            8.32            8.34          8.25
 Net loans ......................................        11.56           11.60           11.75         11.62
Annualized return on assets .....................         1.57            1.59            1.51          1.51
Annualized return on shareholders' equity .......        18.93           19.11           18.14         18.31
Operating Performance Excluding
 Nonrecurring Items
(thousands, except per share data)
Net income ......................................   $   266,620     $   260,939     $   253,060   $   243,236
Net income per diluted share ....................   $     1.30      $     1.27      $     1.22    $     1.18
Annualized return on assets .....................          1.59%           1.61%           1.55%         1.51%
Annualized return on shareholders' equity .......        19.20           19.36           18.54         18.31
Cash dividend payout ratio ......................        40.98           41.86           39.63         40.97



                                                                               1998
                                                   -------------------------------------------------------------
                                                       Fourth           Third          Second           First
                                                       Quarter         Quarter         Quarter         Quarter
                                                   -------------     -----------     -----------     -----------
Summary of Operations
(thousands, except per share data)
Interest income .................................    $ 1,176,192     $ 1,171,466     $ 1,169,758     $ 1,147,829
Interest expense ................................        566,443         582,030         587,054         578,686
                                                   -------------     -----------     -----------     -----------
Net interest income .............................        609,749         589,436         582,704         569,143
Provision for loan losses .......................         84,104          72,809          68,441          74,126
                                                   -------------     -----------     -----------     -----------
Net interest income after provision for loan
 losses .........................................        525,645         516,627         514,263         495,017
Other operating revenue .........................        318,812         310,541         315,043         283,723
Securities gains ................................          7,407           6,886           2,992           3,157
                                                   -------------     -----------     -----------     -----------
Total other income ..............................        326,219         317,427         318,035         286,880
Personnel expense ...............................        269,941         263,282         262,406         259,724
Nonrecurring merger-related charges .............          6,961          11,934          30,849          35,568
Other expense ...................................        215,784         217,187         223,739         198,957
                                                   -------------     -----------     -----------     -----------
Total other expense .............................        492,686         492,403         516,994         494,249
Income before income tax expense ................        359,178         341,651         315,304         287,648
Income tax expense ..............................        117,612         114,284         105,388          92,327
                                                   -------------     -----------     -----------     -----------
Net income ......................................    $   241,566     $   227,367     $   209,916     $   195,321
                                                   =============     ===========     ===========     ===========
Net income per common share:
 Basic ..........................................    $     1.19      $     1.11      $     1.02      $      .95
 Diluted ........................................    $     1.17      $     1.09      $     1.00      $      .93
Cash dividends paid per common share ............    $      .49      $      .49      $      .44      $      .44
Cash dividends paid on common stock .............    $    99,452     $   100,784     $    90,973     $    90,589
Cash dividend payout ratio ......................          41.17%          44.33%          43.34%          46.38%
Average basic shares outstanding ................        202,824         204,832         206,718         205,894
Average diluted shares outstanding ..............        206,991         208,837         210,662         210,158
Selected Average Balances
(millions)
Total assets ....................................    $    65,298     $    63,429     $    63,916     $    63,133
Loans -- net of unearned income .................         45,966          43,894          43,974          43,749
Securities ......................................          9,952          10,664          11,102          10,623
Other interest-earning assets ...................          1,622           1,508           1,558           1,630
Total interest-earning assets ...................         57,540          56,066          56,634          56,002
Interest-bearing deposits .......................         31,766          31,654          32,182          32,455
Short-term borrowed funds .......................         11,135          10,858          10,947          10,635
Long-term debt ..................................          6,830           6,080           6,092           6,107
Total interest-bearing liabilities ..............         49,731          48,592          49,221          49,197
Noninterest-bearing deposits ....................          8,148           7,874           7,939           7,240
Total deposits ..................................         39,914          39,528          40,121          39,695
Shareholders' equity ............................          5,178           5,173           5,211           5,109
Ratios (averages)
Annualized net loan losses to loans .............            .73%            .66%            .62%            .68%
Annualized net yield on interest-earning
 assets .........................................          4.28            4.26            4.21            4.21
Shareholders' equity to:
 Total assets ...................................          7.93            8.16            8.15            8.09
 Net loans ......................................         11.40           11.93           12.00           11.82
Annualized return on assets .....................          1.48            1.43            1.31            1.24
Annualized return on shareholders' equity .......         18.66           17.58           16.11           15.29
Operating Performance Excluding
 Nonrecurring Items
(thousands, except per share data)
Net income ......................................    $   246,160     $   235,243     $   230,276     $   218,168
Net income per diluted share ....................    $     1.19      $     1.13      $     1.09      $     1.04
Annualized return on assets .....................           1.51%           1.48%           1.44%           1.38%
Annualized return on shareholders' equity .......         19.02           18.19           17.68           17.08
Cash dividend payout ratio ......................         40.40           42.84           39.51           41.52

              -----------------------------
               Fourth Quarter Analysis
              -----------------------------------------------------------------

Business Segments
              Asset and Wealth Management. Pretax income grew $12 million or
              39.4 percent to $41 million, due in large part to business acquisitions completed during 1999. Net interest income grew $9 million or 30 percent with an increase in interest-earning assets of $217 million or 9.3 percent. Noninterest income rose $71 million or 93.4 percent, with significant increases of $19 million in portfolio management fees, $19 million in brokerage commission income and $12 million in mutual fund income. Noninterest expense rose $68 million or 89.5 percent, led by the added expense base from the acquisitions.

              Corporate. Pretax income totaled $200 million, an increase of $22 million or 12.2 percent from 1998. Net interest income rose $47 million or 19.6 percent, primarily fueled by strong loan and lease growth in corporate services. Noninterest income, led by gains in capital markets income and brokerage commission income, expanded $25 million or 28.8 percent. The provision for loan losses increased $21 million to $26 million, while noninterest expense was up $29 million or 20.7 percent, primarily reflecting a higher salary base in the capital markets and Corporate Services areas.

              Credit Card. Pretax income was $67 million, an increase of $15 million or 31.2 percent from 1998. Net interest income declined $4 million or 2.3 percent, driven by a lower net yield and stable loan balances. Noninterest income advanced $8 million or 18.3 percent, with increases in interchange income, overlimit fees and merchant fees largely accounting for the rise. The provision for loan losses declined $16 million or 21.2 percent, while noninterest expense was up $5 million or 6.6 percent, largely due to growth in advertising and professional services costs.

              Consumer. Pretax income grew $22 million or 21.5 percent to $124 million. Revenue gains were paced by the margin, with net interest income up $12 million or 5 percent and fee income increasing $6 million or 6.3 percent. Growth in net interest income reflected both greater loan volume and improvement in the net yield, while higher levels of deposit fees, up $6 million, and electronic banking revenue, up $5 million, helped pace the increase in noninterest income, offsetting declines in mortgage fee income. The provision for loan losses declined $1 million or
              31.6 percent, and noninterest expense declined $3 million or 1.4 percent, with increases primarily in net occupancy and equipment expense.

              Treasury & Administration. Pretax income declined $29 million to a loss of $20 million in the fourth quarter of 1999 from the comparable period one year earlier. The net interest margin was lower by $45 million, reflecting a $1.574 billion or 18 percent decrease in interest-earning assets, primarily securities. Short-term borrowed funds declined by $1.299 billion, as management utilized long-term discretionary funding sources to support the overall margin. Noninterest income grew $4 million for the quarter, as increases in credit card income of $10 million offset lower securities gains of $7 million. Noninterest expense rose $10 million, lead by increases in equipment expense, outside data processing, programming and software costs, other tax expense, and professional services. Merger-related charges declined $1 million from the 1998 fourth quarter.

Business Segments                                                  Table 18
--------------------------------------------------------------------------------


                                     Asset and
                                      Wealth
                                    Management            Corporate          Credit Card
                               --------------------   -----------------  -------------------
Operations Summary                  1999       1998      1999      1998      1999      1998
                               ---------   --------   -------   -------  --------   -------
(millions)
External net interest
 margin ......................  $     31   $     22   $   604   $   509   $   218   $   216
Internal funding (charge)
 credit ......................         8          8      (320)     (272)      (85)      (79)
                               ---------   --------   -------   -------  --------   -------
Net interest income* .........        39         30       284       237       133       137
Total other income ...........       147         76       111        86        48        40
                               ---------   --------   -------   -------  --------   -------
Total revenues ...............       186        106       395       323       181       177
Provision for loan losses.....        --         --        26         5        57        73
Total other expense ..........       145         77       169       140        57        52
                               ---------   --------   -------   -------  --------   -------
Pretax profit ................        41         29       200       178        67        52
Income taxes (benefit) .......        16         10        71        62        24        18
                               ---------   --------   -------   -------  --------   -------
Net income (loss) ............  $     25   $     19   $   129   $   116   $    43   $    34
                               =========   ========   =======   =======  ========   =======
Percentage contribution
 to total revenues** .........      17.0%      11.0%     36.1%     33.6%     16.5%     18.4%
Percentage contribution
 to net income ...............       9.5%       7.9%     49.1%     47.9%     16.3%     14.0%
Average Balances
(billions)
Total assets .................  $      3   $      3   $    36   $    34   $     6   $     6



                                                        Treasury &                                  Total
                                    Consumer          Administration        Eliminations         Corporation
                                ----------------   --------------------   ----------------    ---------------
Operations Summary                1999      1998       1999        1998    1999      1998      1999    1998
                                ------    ------   ---------       ----   -------   -------   -------  ------
(millions)
External net interest
 margin ......................  $  (41)   $  (44)    ($ 173)      ($ 82)   $  (11)    $ (11)   $  628   $ 610
Internal funding (charge)
 credit ......................     282       273        131          85       (16)      (15)       --      --
                                ------    ------   ---------       ----   -------   -------   -------  ------
Net interest income* .........     241       229        (42)          3       (27)      (26)      628     610
Total other income ...........     108       102         26          22        --        --       440     326
                                ------    ------   ---------       ----   -------   -------   -------  ------
Total revenues ...............     349       331        (16)         25       (27)      (26)    1,068     936
Provision for loan losses.....       2         3        (19)          3        --        --        66      84
Total other expense ..........     223       226         23          13       (16)      (15)      601     493
                                ------    ------   ---------       ----   -------   -------   -------  ------
Pretax profit ................     124       102        (20)          9       (11)      (11)      401     359
Income taxes (benefit) .......      45        35         (7)          3       (11)      (11)      138     117
                                ------    ------   ---------       ----   -------   -------   -------  ------
Net income (loss) ............  $   79    $   67      $  (13)      $  6    $   --     $  --    $  263   $ 242
                                ======    ======   ---------       ====   =======   =======   =======  ======
Percentage contribution
 to total revenues** .........    31.9%     34.4%      (1.5%)       2.6%
Percentage contribution
 to net income ...............    30.0%     27.7%      (4.9%)       2.5%
Average Balances
(billions)
Total assets .................  $   11    $    9      $  11        $ 13                        $   67   $  65

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




              Consolidated Financial Results

              Net income for the fourth quarter of 1999 was $263 million or $1.28 per diluted share compared with $242 million or $1.17 per diluted share a year earlier. Included in the results for both quarters were nonrecurring charges that totaled $6 million, pretax, in the 1999 period and $7 million, pretax, in the 1998 period for merger-related charges. Excluding the after-tax effect of merger-related charges, operating net income for the fourth quarter of 1999 was $267 million or $1.30 per diluted share versus $246 million or $1.19 per diluted share a year earlier. Total comprehensive income, which includes unrealized gains or losses on securities available-for-sale that are recorded directly to shareholders' equity, was $218 million for the fourth quarter of 1999 compared with $193 million for the same period of 1998.

(Graph appears here with the following plot points.)

QUARTERLY NET INCOME PER SHARE, 1999 (DILUTED)

1ST Q          2ND Q          3RD Q          4TH Q
1.18           1.19           1.25           1.28


(Graph appears here with the following plot points.)

QUARTERLY NET INCOME PER SHARE, 1998 (DILUTED)

1ST Q          2ND Q          3RD Q          4TH Q
 .93            1.00           1.09           1.17


              Revenue growth for the quarter was strong. Total revenues advanced $139 million or 14.8 percent year over year to $1.078 billion, with three-fourths of the revenue expansion from fee income sources.

              Taxable equivalent net interest income expanded $18 million or
              2.9 percent. The rise was driven primarily by strong loan demand, with average loans growing $2.627 billion or 5.7 percent, led largely by taxable commercial loans, commercial real estate loans and lease financing. Two 1999 credit card securitizations reduced average loan balances by approximately $1.396 billion. The average rate earned on loans increased 4 basis points, while the rate on total earning assets rose 6 basis points. Over the same period, Wachovia's average prime lending rate rose 44 basis points and the average federal funds rate rose 45 basis points. Total interest-bearing liabilities rose $1.539 billion or 3.1 percent, while the average rate paid rose 10 basis points. The faster pace at which rates on the liability side of the balance sheet increased compared with interest-earning assets reflects the effect of the 1999 securitizations on the earning asset mix which reduced the fourth quarter yield on interest-earning assets by approximately 12 basis points. The net yield on interest-earning assets declined 2 basis points to 4.26 percent. The fourth quarter 1999 net yield on interest-earning assets was also influenced by the year-end spike in the short-term LIBOR and the effect of maintaining excess cash in anticipation of year 2000 date change demand.

Taxable Equivalent Rate/Volume Analysis -- Fourth Quarter*         Table 19
--------------------------------------------------------------------------------

Average Volume           Average Rate
-------------------- --------------------
    1999      1998       1999      1998
--------   -------   --------    -------

                                             Interest Income
(Millions)
                                             Loans:
 $16,714   $15,045        7.81      6.97     Commercial .......................................
     720     1,033       12.09      9.72     Tax-exempt .......................................
--------   -------
  17,434    16,078        7.99      7.14     Total commercial .................................
   1,050     1,112        8.49      8.86     Direct retail ....................................
   3,690     3,212        7.85      7.92     Indirect retail ..................................
   4,501     5,829       13.69     13.62     Credit card ......................................
     639       523       11.15     11.36     Other revolving credit ...........................
--------   -------
   9,880    10,676       10.79     11.30     Total retail .....................................
   2,272     1,971        8.94      8.78     Construction .....................................
   7,630     6,875        8.30      8.35     Commercial mortgages .............................
   7,604     7,543        7.67      7.72     Residential mortgages ............................
--------   -------
  17,506    16,389        8.11      8.11     Total real estate ................................
   2,491     1,736        9.97     12.16     Lease financing ..................................
   1,282     1,087        6.91      6.85     Foreign ..........................................
--------   -------
  48,593    45,966        8.68      8.64     Total loans ......................................

                                             Securities:
                                             Held-to-maturity:
     605       526        6.03      6.08     U.S. Government and agency .......................
     417       664        8.13      8.28     Mortgage-backed ..................................
     185       181        9.74     11.50     State and municipal ..............................
      45        83        6.92      6.53     Other ............................................
--------   -------
   1,252     1,454        7.31      7.79     Total held-to-maturity ...........................

                                             Available-for-sale:**
   3,319     3,478        6.40      6.52     U.S. Government and agency .......................
   3,881     4,425        6.34      6.44     Mortgage-backed ..................................
     564       595        8.20      6.82     Other ............................................
--------   -------
   7,764     8,498        6.50      6.50     Total available-for-sale .........................
--------   -------
   9,016     9,952        6.61      6.68     Total securities .................................
     136       163        6.36      7.73     Interest-bearing bank balances ...................
                                             Federal funds sold and securities purchased
     681       641        5.48      5.33     under resale agreements ..........................
   1,027       818        4.28      3.48     Trading account assets ...........................
--------   -------
 $59,453   $57,540        8.25      8.19     Total interest-earning assets ....................
========   =======                           Interest Expense
 $ 4,653   $ 4,639        1.40      1.30     Interest-bearing demand ..........................
  13,470    12,481        3.72      3.67     Savings and money market savings .................
   8,774     9,128        5.09      5.35     Savings certificates .............................
   3,428     3,387        5.31      5.31     Large denomination certificates ..................
--------   -------
                                             Total interest-bearing deposits in
  30,325    29,635        3.94      4.00     domestic offices .................................
   2,782     2,131        5.19      5.23     Interest-bearing deposits in foreign offices .....
--------   -------
  33,107    31,766        4.05      4.09     Total interest-bearing deposits ..................
                                             Federal funds purchased and securities
   6,744     7,404        5.10      4.68     sold under repurchase agreements .................
   1,565     1,439        4.97      4.62     Commercial paper .................................
   1,527     2,292        5.97      5.23     Other short-term borrowed funds ..................
--------   -------
   9,836    11,135        5.22      4.78     Total short-term borrowed funds ..................
   2,436     2,459        5.80      6.06     Bank notes .......................................
   5,891     4,371        6.32      6.12     Other long-term debt .............................
--------   -------
   8,327     6,830        6.17      6.10     Total long-term debt .............................
--------   -------
 $51,270   $49,731        4.62      4.52     Total interest-bearing liabilities ...............
========   =======   ---------     -----
                          3.63      3.67     Interest rate spread
                     =========     =====
                                             Net yield on interest-earning assets
                          4.26      4.28     and net interest income ..........................
                     =========     =====

                                                                                                             Variance
                                                              Interest                               Attributable to
                                                                                                -----------------------


                                                            1999          1998     Variance         Rate        Volume
                                                           -----          ----     -------      -------         ----
 Interest Income                                                                    (Thousands)

 Loans:
 Commercial .......................................  $   329,115   $   264,170   $      64,945   $   33,962   $   30,983
 Tax-exempt .......................................       21,951        25,293          (3,342)       5,344       (8,686)
                                                     -----------   -----------   -------------
 Total commercial .................................      351,066       289,463          61,603       35,997       25,606
 Direct retail ....................................       22,484        24,851          (2,367)      (1,011)      (1,356)
 Indirect retail ..................................       73,039        64,128           8,911         (555)       9,466
 Credit card ......................................      155,328       200,086         (44,758)       1,044      (45,802)
 Other revolving credit ...........................       17,945        14,980           2,965         (282)       3,247
                                                     -----------   -----------   -------------
 Total retail .....................................      268,796       304,045         (35,249)     (13,206)     (22,043)
 Construction .....................................       51,218        43,617           7,601          832        6,769
 Commercial mortgages .............................      159,619       144,741          14,878         (934)      15,812
 Residential mortgages ............................      147,041       146,794             247         (927)       1,174
                                                     -----------   -----------   -------------
 Total real estate ................................      357,878       335,152          22,726         (108)      22,834
 Lease financing ..................................       62,585        53,221           9,364      (10,843)      20,207
 Foreign ..........................................       22,337        18,782           3,555          159        3,396
                                                     -----------   -----------   -------------
 Total loans ......................................    1,062,662     1,000,663          61,999        4,577       57,422
 Securities:
 Held-to-maturity:
 U.S. Government and agency .......................        9,199         8,056           1,143          (67)       1,210
 Mortgage-backed ..................................        8,543        13,861          (5,318)        (246)      (5,072)
 State and municipal ..............................        4,535         5,237            (702)        (817)         115
 Other ............................................          784         1,364            (580)          77         (657)
                                                     -----------   -----------   -------------
 Total held-to-maturity ...........................       23,061        28,518          (5,457)      (1,669)      (3,788)
 Available-for-sale:**
 U.S. Government and agency .......................       53,563        57,126          (3,563)        (971)      (2,592)
 Mortgage-backed ..................................       62,001        71,798          (9,797)      (1,093)      (8,704)
 Other ............................................       11,680        10,238           1,442        1,990         (548)
                                                     -----------   -----------   -------------
 Total available-for-sale .........................      127,244       139,162         (11,918)         116      (12,034)
                                                     -----------   -----------   -------------
 Total securities .................................      150,305       167,680         (17,375)      (1,756)     (15,619)
 Interest-bearing bank balances ...................        2,175         3,166            (991)        (512)        (479)
 Federal funds sold and securities purchased
 under resale agreements ..........................        9,403         8,615             788          246          542
 Trading account assets ...........................       11,064         7,173           3,891        1,835        2,056
                                                     -----------   -----------   -------------
 Total interest-earning assets ....................    1,235,609     1,187,297          48,312        8,614       39,698

 Interest Expense
 Interest-bearing demand ..........................       16,439        15,206           1,233        1,185           48
 Savings and money market savings .................      126,428       115,367          11,061        1,801        9,260
 Savings certificates .............................      112,639       123,203         (10,564)      (5,880)      (4,684)
 Large denomination certificates ..................       45,867        45,359             508          (39)         547
                                                     -----------   -----------   -------------
 Total interest-bearing deposits in
 domestic offices .................................      301,373       299,135           2,238       (4,659)       6,897
 Interest-bearing deposits in foreign offices .....       36,393        28,112           8,281         (236)       8,517
                                                     -----------   -----------   -------------
 Total interest-bearing deposits ..................      337,766       327,247          10,519       (3,183)      13,702
 Federal funds purchased and securities
 sold under repurchase agreements .................       86,765        87,291            (526)       7,604       (8,130)
 Commercial paper .................................       19,622        16,746           2,876        1,350        1,526
 Other short-term borrowed funds ..................       22,967        30,209          (7,242)       3,830      (11,072)
                                                     -----------   -----------   -------------
 Total short-term borrowed funds ..................      129,354       134,246          (4,892)      11,557      (16,449)
 Bank notes .......................................       35,644        37,576          (1,932)      (1,583)        (349)
 Other long-term debt .............................       93,819        67,374          26,445        2,312       24,133
                                                     -----------   -----------   -------------
 Total long-term debt .............................      129,463       104,950          24,513        1,260       23,253
                                                     -----------   -----------   -------------
 Total interest-bearing liabilities ...............      596,583       566,443          30,140       12,388       17,752
                                                     -----------   -----------   -------------
 Interest rate spread
 Net yield on interest-earning assets
 and net interest income ..........................  $   639,026   $   620,854   $      18,172       (2,393)      20,565
                                                     ===========   ===========   =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized losses of $65 million in 1999 and unrealized gains of $177 million in 1998.

Allowance for Loan Losses                                          Table 20
--------------------------------------------------------------------------------
(thousands)

                                                                     1999
                                            ---------------------------------------------------
                                                Fourth         Third       Second        First
                                               Quarter       Quarter      Quarter      Quarter
                                              ----------     --------     --------     --------
Summary of Activity
Balance at beginning of period ............  $  553,894     $ 548,540    $548,302     $ 547,992
Additions from acquisitions ...............        ----          ----          39          ----
Provision for loan losses .................      66,174        76,770      74,525        80,636
Deduct net loan losses:
 Loans charged off:
  Commercial ..............................      17,805        15,509       7,592         5,862
  Credit card .............................      49,478        54,925      69,619        74,094
  Other revolving credit ..................       1,332         2,305       3,126         2,889
  Other retail ............................       8,905         8,561       7,888         8,910
  Real estate .............................       2,632         4,005       1,397         1,488
  Lease financing .........................         908           855         585           592
  Foreign .................................        ----          ----        ----          ----
                                            -----------     ---------    --------     ---------
    Total .................................      81,060        86,160      90,207        93,835
 Recoveries:
  Commercial ..............................       2,400         1,018       1,667         1,956
  Credit card .............................       8,152         8,967       8,618         7,045
  Other revolving credit ..................         610           774         828           707
  Other retail ............................       2,886         2,674       2,718         2,813
  Real estate .............................       1,627         1,124       1,836           849
  Lease financing .........................         127           187         214           139
  Foreign .................................        ----          ----        ----          ----
                                            -----------     ---------    --------     ---------
    Total .................................      15,802        14,744      15,881        13,509
                                            -----------     ---------    --------     ---------
 Net loan losses ..........................      65,258        71,416      74,326        80,326
                                            -----------     ---------    --------     ---------
Balance at end of period ..................  $  554,810     $ 553,894    $548,540     $ 548,302
                                            ===========     =========    ========     =========
Net Loan Losses (Recoveries)
 by Category
Commercial ................................  $   15,405     $  14,491    $  5,925     $   3,906
Credit card ...............................      41,326        45,958      61,001        67,049
Other revolving credit ....................         722         1,531       2,298         2,182
Other retail ..............................       6,019         5,887       5,170         6,097
Real estate ...............................       1,005         2,881        (439)          639
Lease financing ...........................         781           668         371           453
Foreign ...................................        ----          ----        ----          ----
                                            -----------     ---------    --------     ---------
    Total .................................  $   65,258     $  71,416    $ 74,326     $  80,326
                                            ===========     =========    ========     =========
Net loan losses -- excluding credit
 cards ....................................  $   23,932     $  25,458    $ 13,325     $  13,277
Annualized Net Loan Losses
 (Recoveries) to Average
 Loans by Category
Commercial ................................         .35%          .36%        .14%          .10%
Credit card ...............................        3.67          3.76        4.95          4.58
Other revolving credit ....................         .45          1.02        1.61          1.60
Other retail ..............................         .51           .51         .47           .56
Real estate ...............................         .02           .07        (.01)          .02
Lease financing ...........................         .13           .11         .07           .09
Foreign ...................................        ----          ----        ----          ----
Total loans ...............................         .54           .61         .63           .69
Total loans -- excluding credit cards .....         .22           .24         .13           .13
Period-end allowance to outstanding
 loans ....................................        1.12          1.16        1.13          1.18

                                                                    1998
                                             ------------------------------------------------
                                                Fourth        Third      Second       First
                                                Quarter      Quarter     Quarter     Quarter
                                                --------      ------     ------      ------
Summary of Activity
Balance at beginning of period ............    $ 547,686    $547,572    $544,741    $544,723
Additions from acquisitions ...............         ----        ----       2,613        ----
Provision for loan losses .................       84,104      72,809      68,441      74,126
Deduct net loan losses:
 Loans charged off:
  Commercial ..............................        7,365       4,601       3,252       2,662
  Credit card .............................       75,401      69,043      70,015      72,061
  Other revolving credit ..................        3,050       2,736       2,927       2,089
  Other retail ............................        9,851       8,515       6,624      10,388
  Real estate .............................        2,407         264         634       1,209
  Lease financing .........................          701         782         726         886
  Foreign .................................         ----        ----        ----        ----
                                             -----------    --------    --------    --------
    Total .................................       98,775      85,941      84,178      89,295
 Recoveries:
  Commercial ..............................        1,979       1,517       1,271       1,900
  Credit card .............................        7,073       7,522       7,270       6,939
  Other revolving credit ..................          641         610         630         690
  Other retail ............................        3,167       2,242       3,070       3,015
  Real estate .............................        2,001       1,223       3,578       2,537
  Lease financing .........................          116         132         136         106
  Foreign .................................         ----        ----        ----        ----
                                             -----------    --------    --------    --------
    Total .................................       14,977      13,246      15,955      15,187
                                             -----------    --------    --------    --------
 Net loan losses ..........................       83,798      72,695      68,223      74,108
                                             -----------    --------    --------    --------
Balance at end of period ..................    $ 547,992    $547,686    $547,572    $544,741
                                             ===========    ========    ========    ========
Net Loan Losses (Recoveries)
 by Category
Commercial ................................    $   5,386    $  3,084    $  1,981    $    762
Credit card ...............................       68,328      61,521      62,745      65,122
Other revolving credit ....................        2,409       2,126       2,297       1,399
Other retail ..............................        6,684       6,273       3,554       7,373
Real estate ...............................          406        (959)     (2,944)     (1,328)
Lease financing ...........................          585         650         590         780
Foreign ...................................         ----        ----        ----        ----
                                             -----------    --------    --------    --------
    Total .................................    $  83,798    $ 72,695    $ 68,223    $ 74,108
                                             ===========    ========    ========    ========
Net loan losses -- excluding credit
 cards ....................................    $  15,470    $ 11,174    $  5,478    $  8,986
Annualized Net Loan Losses
 (Recoveries) to Average
 Loans by Category
Commercial ................................          .13%        .08%        .05%        .02%
Credit card ...............................         4.69        4.40        4.52        4.54
Other revolving credit ....................         1.84        1.67        1.86        1.20
Other retail ..............................          .62         .60         .34         .70
Real estate ...............................          .01        (.02)       (.07)       (.03)
Lease financing ...........................          .13         .16         .19         .29
Foreign ...................................         ----        ----        ----        ----
Total loans ...............................          .73         .66         .62         .68
Total loans -- excluding credit cards .....          .15         .12         .06         .09
Period-end allowance to outstanding
 loans ....................................         1.20        1.20        1.23        1.22

              The provision for loan losses was $66 million, lower by $18 million or 21.3 percent from the year-earlier period. Net loan losses totaled $65 million or .54 percent of average loans, decreasing $19 million or 22.1 percent from a year earlier. The decrease in overall net loan losses reflected reductions in consumer losses, due in part to the effect of the securitization transactions and the continuation of a favorable trend in consumer bankruptcies and delinquencies. The favorable conditions in the retail portfolio offset higher loss levels in the commercial portfolio. On a managed basis, including securitized loans, credit card net charge-offs totaled $58 million or 3.61 percent of average receivables versus $73 million or 4.61 percent in the same period of 1998. Excluding credit cards, net loan losses were $24 million or .22 percent of loans, an increase of $8 million or 54.7 percent from $15 million or .15 percent of loans in the same three months of 1998.

              Total other operating revenue rose $121 million or 37.8 percent, with most major categories expanding for the period. Investment fees grew $64 million, principally due to additions from purchase acquisitions involving IJL and OFFITBANK in the second and third quarters of 1999. Major areas of increase included annuity premiums, mutual fund trading and fees, portfolio management fees, equity commissions, and option commissions. Capital markets income rose $13 million or 35.8 percent over the fourth quarter of 1998, due in large part to IJL activity focused in sales commissions on municipal securities, agencies and corporate debt. Also contributing to the increase were derivatives income and loan syndication fees. Credit card income advanced $19 million or
              40.8 percent, primarily due to increases in securitization income and overlimit charges. Fees for trust services declined quarter to quarter by $2 million, reflecting the sale of the master trust and institutional custody business in the third quarter of 1999. Mortgage fees declined $8 million or 62.8 percent, largely influenced by reduced sales of servicing rights on fixed-rate mortgages and by lower origination fees as interest rates advanced.


Noninterest Income                                                 Table 21
--------------------------------------------------------------------------------
(thousands)

                                                                1999
                                             -------------------------------------------
                                                 Fourth      Third      Second     First
                                                Quarter    Quarter     Quarter    Quarter
                                             -----------   ------      ------     ------
Service charges on deposit accounts ........  $  96,642   $ 94,595    $ 91,454   $ 86,955
Fees for trust services ....................     52,283     60,066      54,907     49,136
Credit card income -- net of
 interchange payments ......................     65,046     70,786      58,110     61,301
Investment fees ............................     78,747     69,364      69,877     17,362
Capital markets income .....................     48,965     41,914      41,780     38,112
Electronic banking .........................     24,303     23,310      22,558     18,455
Mortgage fees ..............................      5,006      7,378       9,863     10,966
Bankers' acceptance and letter of credit
 fees ......................................     12,444     11,688      11,563     10,342
Other service charges and fees .............     26,720     19,494      18,153     15,526
Other income ...............................     29,313     34,246      26,279     25,114
                                             -----------  --------    --------   --------
    Total other operating revenue ..........    439,469    432,841     404,544    333,269
Securities gains ...........................         60        147      10,453        234
                                             -----------  --------    --------   --------
    Total ..................................  $ 439,529   $432,988    $414,997   $333,503
                                             ===========  ========    ========   ========


                                                                     1998
                                               ---------------------------------------------
                                                  Fourth      Third       Second      First
                                                 Quarter     Quarter     Quarter     Quarter
                                               --------      ------      ------      ------
Service charges on deposit accounts ........    $ 86,967    $ 84,674    $ 82,465    $ 80,874
Fees for trust services ....................      53,909      51,185      48,802      46,053
Credit card income -- net of
 interchange payments ......................      46,194      43,312      43,077      38,544
Investment fees ............................      15,170      14,997      16,389      15,000
Capital markets income .....................      36,044      37,625      40,304      16,110
Electronic banking .........................      19,746      19,449      18,667      16,395
Mortgage fees ..............................      13,472      12,251      11,502       7,704
Bankers' acceptance and letter of credit
 fees ......................................       9,909       9,745       9,802       9,569
Other service charges and fees .............      13,473      13,608      13,536      14,109
Other income ...............................      23,928      23,695      30,499      39,365
                                               ---------    --------    --------    --------
    Total other operating revenue ..........     318,812     310,541     315,043     283,723
Securities gains ...........................       7,407       6,886       2,992       3,157
                                               ---------    --------    --------    --------
    Total ..................................    $326,219    $317,427    $318,035    $286,880
                                               =========    ========    ========    ========

              Service charges on deposit accounts rose $10 million or 11.1 percent for the quarter, concentrated in commercial analysis fees, up $4 million, and overdraft charges, up $4 million. The increase in overdraft fees reflects the combined effect of a price increase early in the year and fewer waived charges. Including securities sales, total noninterest income was up $113 million or 34.7 percent.

              Noninterest expense increased $109 million or 22.5 percent for the quarter, excluding merger-related charges of $6 million in 1999 and $7 million in 1998. Excluding expense added by the purchase acquisitions completed during 1999, noninterest expense rose approximately 6 percent for the quarter. Salaries expense grew $55 million or 24.9 percent quarter to quarter, fueled by incentive compensation for increased production volume and by higher staffing levels from the purchase acquisitions. Overall employee benefit costs declined slightly for the quarter. Absent the impact of the purchase acquisitions, total personnel costs would have been flat for the period. Equipment expense increased $12 million or

              28.5 percent from 1998, due to depreciation charges and other expenses relating to technology investments. Included in these increases was the impact of Wachovia's new data center, which came fully online during 1999.


Noninterest Expense                                                Table 22
--------------------------------------------------------------------------------
(thousands)

                                                                     1999
                                          --------------------------------------------------
                                              Fourth        Third       Second         First
                                             Quarter      Quarter      Quarter       Quarter
                                          -----------    -------       -----        -------
Salaries ................................  $ 276,048     $266,488     $ 259,733     $218,115
Employee benefits .......................     48,240       50,572        48,019       53,071
                                          -----------    --------     ---------     --------
    Total personnel expense .............    324,288      317,060       307,752      271,186
Net occupancy expense ...................     38,486       38,955        38,908       34,933
Equipment expense .......................     52,425       49,081        49,714       46,842
Postage and delivery ....................     13,912       13,700        13,670       14,128
Outside data processing, programming
 and software ...........................     27,370       26,385        25,561       23,457
Stationery and supplies .................      9,270        9,262         8,598        8,809
Advertising and sales promotion .........     21,090       16,086        17,173       12,119
Professional services ...................     23,008       18,619        19,351       14,024
Travel and business promotion ...........     10,106        9,138         8,749        5,951
Telecommunications ......................     14,801       13,915        15,978       13,394
Amortization of intangible assets .......     14,540       13,156        12,230       10,953
Foreclosed property expense -- net of
 income .................................       (602)        (470)          301          (82)
Merger-related charges ..................      5,669        5,293         8,347         ----
Other expense ...........................     46,255       47,012        54,285       36,484
                                          -----------    --------     ---------     --------
    Total ...............................  $ 600,618     $577,192     $ 580,617     $492,198
                                          ===========    ========     =========     ========
Overhead ratio* .........................       55.7%        54.5%         56.3%        51.7%
Overhead ratio without merger-related
 charges ................................       55.2         54.0          55.5         51.7


                                                                   1998
                                          -----------------------------------------------------
                                             Fourth          Third      Second         First
                                             Quarter       Quarter      Quarter       Quarter
                                          -----------     --------     ---------     ---------
Salaries ................................   $ 221,019     $221,242     $ 219,731     $ 212,758
Employee benefits .......................      48,922       42,040        42,675        46,966
                                          -----------     --------     ---------     ---------
    Total personnel expense .............     269,941      263,282       262,406       259,724
Net occupancy expense ...................      35,838       34,896        34,119        33,783
Equipment expense .......................      40,790       37,917        40,101        34,199
Postage and delivery ....................      12,962       13,373        13,368        13,278
Outside data processing, programming
 and software ...........................      18,863       17,777        15,611        12,199
Stationery and supplies .................       9,339       10,689         7,233         7,506
Advertising and sales promotion .........      13,066       17,256        22,893        18,042
Professional services ...................      15,311       14,929        14,522        11,304
Travel and business promotion ...........       7,521        7,656         7,638         6,439
Telecommunications ......................      12,644       14,570        14,662        12,591
Amortization of intangible assets .......      10,908        9,840         9,226         9,117
Foreclosed property expense -- net of
 income .................................         517         (164)           88           130
Merger-related charges ..................       6,961       11,934        30,849        35,568
Other expense ...........................      38,025       38,448        44,278        40,369
                                          -----------     --------     ---------     ---------
    Total ...............................   $ 492,686     $492,403     $ 516,994     $ 494,249
                                          ===========     ========     =========     =========
Overhead ratio* .........................        52.4%        54.0%         56.8%         57.2%
Overhead ratio without merger-related
 charges ................................        51.7         52.7          53.4          53.1

* Noninterest expense as a percentage of taxable equivalent net interest income and total other operating revenue.


              --------------------------
               Results of Operations
              -----------------------------------------------------------------

1998 vs. 1997

Business Segments

              Asset and Wealth Management. Pretax income rose $16 million or
              21.2 percent to $93 million. Net interest margin grew $17 million or 17.4 percent, driven by a gain in interest-earning assets of $427 million. Other income grew $46 million or 19.4 percent, led by a $25 million increase in trust fees, a $4 million increase in capital markets income, and a $10 million rise in annuity and mutual fund fee income. Noninterest expense rose $47 million or
              18.4 percent, largely due to higher staff expense.

              Corporate. Pretax income totaled $599 million, an increase of $162 million or 37 percent from 1997. Net interest income rose $175 million or 26.4 percent, primarily fueled by loan and lease growth. Noninterest income, led by higher consulting fees, derivatives income, deposit account fees and foreign exchange income, expanded $86 million or 36.1 percent. The provision for loan losses decreased $1 million or 6.4 percent, while noninterest expense was up $101 million or 22.7 percent, primarily reflecting higher staff and other expenses.

              Credit Card. Pretax income of $162 million was up $2 million or
              1.5 percent from $160 million in 1997. Net interest income rose $47 million or 10.3 percent, driven by a higher external rate earned on credit cards and modest growth in loan balances. Noninterest income advanced $14 million or 10.6 percent, primarily due to increases in cardholder income. The provision for loan losses expanded $37 million or 15.6 percent, while noninterest expense was up $21 million or 11.4 percent, partly due to increased advertising and marketing costs.

              Consumer. Pretax income grew $14 million or 3.6 percent to $412 million. Revenue increases were broadly spread, with net interest income up $60 million or 6.9 percent and fee income increasing $54 million or 15.9 percent. Growth in net interest income primarily reflected greater loan volume, with noninterest income increasing largely due to higher levels of fees in mortgage, deposit accounts and capital markets, as well as to increases in debit card and ATM income. The provision for loan losses declined $8 million or 37.9 percent, while noninterest expense grew $108 million or 13.6 percent, largely driven by higher compensation and occupancy costs.

              Treasury & Administration. Pretax income rose to $84 million in 1998 from a loss of $145 million in 1997. Improvement in 1998 was primarily the result of a $230 million reduction in operating expenses, resulting from substantially lower merger-related expenses, Year 2000 expense, and other systems development and nonrecurring expenses. The $35 million reduction in net interest margin was primarily attributable to changes in noninterest-earning assets held in the unit, such as goodwill, changes to the securities portfolio and discretionary funding which includes the optimization of the capital position. The increase in other income is primarily driven by corporate owned life insurance income.

              Consolidated Financial Results

              Consolidated net income for 1998 totaled $874 million or $4.18 per diluted share compared with $593 million or $2.94 per diluted share in 1997. Results were impacted by nonrecurring charges totaling $85 million and $303 million, pretax, in 1998 and 1997, respectively. Excluding the after-tax effect of the nonrecurring charges, net income on an operating basis was $930 million or $4.45 per diluted share and $800 million or $3.96 per diluted share in 1998 and 1997, respectively.

              Taxable equivalent net interest income increased $246 million or
              11.5 percent, fueled by good loan demand and a lower average cost of funds. The net yield on interest-earning assets improved 10 basis points to 4.24 percent.

              Average loans expanded $4.685 billion or 11.8 percent, with the average yield unchanged at 8.79 percent. Taxable commercial loans, the real estate portfolio, and lease financing led the loan growth. Interest-bearing deposits rose $2.428 billion or 8.2 percent, while short-term borrowed funds and long-term debt also increased by $1.908 billion and $158 million, respectively. Comparability between the two periods is effected by purchase accounting transactions completed in late 1997.

              The following table summarizes the variances in taxable equivalent interest income and interest expense due to changes in rates and volumes between 1998 and 1997. Changes that are not due solely to rate or volume are allocated in proportion to the relationship of the absolute dollar amount of change in each.

Taxable Equivalent Interest Income and Expense Variance            Table 23
--------------------------------------------------------------------------------
(thousands)

                                                                                           1998 over 1997
                                                                             -------------------------------------------
                                                                                  Attributable To
                                                                             --------------------------
                                                                               Rate           Volume         Total
                                                                             -------          ------         -----
Increase (decrease) in interest income:
 Loans -- including fees .................................................    $  (2,561)     $ 411,612     $ 409,051
 Securities:
  Held-to-maturity:
    State and municipal ..................................................       (1,997)        (3,083)       (5,080)
    Other ................................................................        2,716          6,083         8,799
  Available-for-sale .....................................................       (1,585)       (24,365)      (25,950)
 Interest-bearing bank balances ..........................................        2,663          5,094         7,757
 Federal funds sold and securities purchased under resale agreements .....         (381)         3,865         3,484
 Trading account assets ..................................................       (5,931)          (290)       (6,221)
                                                                                                           ---------
    Total interest-earning assets ........................................        8,064        383,776       391,840
Increase (decrease) in interest expense:
 Interest-bearing deposits in domestic offices ...........................      (59,269)        67,086         7,817
 Interest-bearing deposits in foreign offices ............................        1,237         47,102        48,339
 Short-term borrowed funds ...............................................      (13,377)        99,061        85,684
 Long-term debt ..........................................................       (6,274)         9,829         3,555
                                                                                                           ---------
    Total interest-bearing liabilities ...................................      (67,588)       212,983       145,395
                                                                                                           ---------
Increase in net interest income ..........................................                                 $ 246,445
                                                                                                           =========


              Nonperforming assets at December 31, 1998 were $181 million or .40 percent of loans and foreclosed property. The total was up from year-end 1997 by $52 million or 40 percent related principally to three multibank credits with an aggregate exposure of $48 million.

              The provision for loan losses was $299 million, increasing $35 million or 13 percent from $265 million in 1997. Included in the provision for 1997 was a special charge of $11 million to conform the credit policies of acquired companies to those of Wachovia. Net loan losses were $299 million or .67 percent of average loans compared with $264 million or .67 percent of loans in 1997. The increase in net loan losses primarily reflected higher net charge-offs in credit cards that included $5 million in losses from the $269 million of receivables purchased in the third quarter.

              Total other operating revenue increased $222 million or 22.1 percent, with the increase occurring in all categories. Growth was led by service charges on deposit accounts, fees for trust services, mortgage fees, electronic banking and capital markets income. The growth in capital markets income was driven by gains primarily in consulting services, private placement fees, foreign exchange trading and derivatives income. A portion of the growth was due to purchase accounting transactions completed in late 1997.

              Noninterest expense for 1998 was higher by $30 million or 1.5 percent, with growth for the year affected by nonrecurring charges taken both in 1998 and 1997. In 1998 and 1997, Wachovia incurred merger expenses of $85 million and $220 million, respectively, primarily for systems conversions and signage changes related to its Virginia and Florida banking acquisitions. Noninterest expense for 1997 also included a charge of $67 million for equipment impairment. Excluding the merger expenses and special charge, noninterest expense on an operating basis totaled $1.911 billion in 1998 and grew $232 million or 13.8 percent from 1997, partially as a result of the inclusion of the expense base of acquisitions completed in late 1997 that were accounted for as purchases. Total Year 2000 spending costs in 1998 were $28 million.

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

Report of Independent Auditors


The Board of Directors
Wachovia Corporation

We have audited the accompanying consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ERNST & YOUNG LLP

Winston-Salem, North Carolina
January 19, 2000

---------------------------------------
 Consolidated Statements of Condition
--------------------------------------------------------------------------------------------------------------------------
$ IN THOUSANDS                                                                      Wachovia Corporation and Subsidiaries

                                                                                              December 31     December 31
                                                                                                  1999            1998
Assets
Cash and due from banks ..................................................................   $ 3,475,004      $ 3,800,265
Interest-bearing bank balances ...........................................................       184,904          109,983
Federal funds sold and securities purchased under resale agreements ......................       761,962          675,470
Trading account assets ...................................................................       870,304          664,812
Securities available-for-sale ............................................................     7,095,790        7,983,648
Securities held-to-maturity (fair value of $1,061,150 in 1999 and $1,442,126 in 1998).....     1,048,724        1,383,607
Loans, net of unearned income ............................................................    49,621,225       45,719,222
Less allowance for loan losses ...........................................................       554,810          547,992
                                                                                             -----------      -----------
  Net loans ..............................................................................    49,066,415       45,171,230
Premises and equipment ...................................................................       953,832          901,681
Due from customers on acceptances ........................................................       111,684          348,955
Other assets .............................................................................     3,783,918        3,083,191
                                                                                             -----------      -----------
  Total assets ...........................................................................   $67,352,537      $64,122,842
                                                                                             ===========      ===========
Liabilities
Deposits in domestic offices:
 Demand ..................................................................................   $ 8,730,673      $ 8,768,271
 Interest-bearing demand .................................................................     4,527,711        4,980,715
 Savings and money market savings ........................................................    13,760,479       12,641,766
 Savings certificates ....................................................................     8,701,074        8,982,396
 Large denomination certificates .........................................................     3,154,754        3,344,553
                                                                                             -----------      -----------
  Total deposits in domestic offices .....................................................    38,874,691       38,717,701
Interest-bearing deposits in foreign offices .............................................     2,911,727        2,277,028
                                                                                             -----------      -----------
  Total deposits .........................................................................    41,786,418       40,994,729
Federal funds purchased and securities sold under repurchase agreements ..................     5,372,493        5,463,418
Commercial paper .........................................................................     1,658,988        1,359,382
Other short-term borrowed funds ..........................................................     3,071,493        1,912,262
Long-term debt ...........................................................................     7,814,263        7,596,727
Acceptances outstanding ..................................................................       111,684          348,955
Other liabilities ........................................................................     1,878,741        1,109,137
                                                                                             -----------      -----------
  Total liabilities ......................................................................    61,694,080       58,784,610
Off-balance sheet items, commitments and contingent liabilities
Shareholders' Equity
Preferred stock, par value $5 per share:
 Authorized 50,000,000 shares; none outstanding ..........................................          ----             ----
Common stock, par value $5 per share:
 Authorized 1,000,000,000 shares; issued and outstanding 201,812,295 shares in 1999 and
  202,986,100 shares in 1998 .............................................................     1,009,061        1,014,931
Capital surplus ..........................................................................       598,149          669,244
Retained earnings ........................................................................     4,125,524        3,571,617
Accumulated other comprehensive (loss) income ............................................       (74,277)          82,440
                                                                                             -----------      -----------
  Total shareholders' equity .............................................................     5,658,457        5,338,232
                                                                                             -----------      -----------
  Total liabilities and shareholders' equity .............................................   $67,352,537      $64,122,842
                                                                                             ===========      ===========

See notes to consolidated financial statements

------------------------------------
 Consolidated Statements of Income
------------------------------------------------------------------------------------------------------------------------------
THOUSANDS, EXCEPT PER SHARE                                                          Wachovia Corporation and Subsidiaries

                                                                                             Year Ended December 31
                                                                                      1999              1998              1997
Interest Income
Loans, including fees ....................................................     $ 4,000,541       $ 3,873,404       $ 3,455,296
Securities available-for-sale ............................................         504,470           597,557           625,139
Securities held-to-maturity:
 State and municipal .....................................................          11,673            15,044            16,452
 Other investments .......................................................          79,919            95,952            87,632
Interest-bearing bank balances ...........................................           7,390            12,988             5,230
Federal funds sold and securities purchased under resale agreements ......          30,696            25,803            22,319
Trading account assets ...................................................          32,131            44,497            50,317
                                                                             -------------       -----------       -----------
  Total interest income ..................................................       4,666,820         4,665,245         4,262,385
Interest Expense
Deposits:
 Domestic offices ........................................................       1,156,113         1,224,046         1,216,229
 Foreign offices .........................................................         109,082           135,659            87,320
                                                                             -------------       -----------       -----------
  Total interest on deposits .............................................       1,265,195         1,359,705         1,303,549
Short-term borrowed funds ................................................         457,161           563,846           478,162
Long-term debt ...........................................................         474,378           390,662           387,107
                                                                             -------------       -----------       -----------
  Total interest expense .................................................       2,196,734         2,314,213         2,168,818
Net Interest Income ......................................................       2,470,086         2,351,032         2,093,567
Provision for loan losses ................................................         298,105           299,480           264,949
                                                                             -------------       -----------       -----------
Net interest income after provision for loan losses ......................       2,171,981         2,051,552         1,828,618
Other Income
Service charges on deposit accounts ......................................         369,646           334,980           306,231
Fees for trust services ..................................................         216,392           199,949           175,549
Credit card income .......................................................         255,243           171,127           162,234
Investment fees ..........................................................         235,350            61,556            53,290
Capital markets income ...................................................         170,771           130,083            49,522
Electronic banking .......................................................          88,626            74,257            64,640
Mortgage fees ............................................................          33,213            44,929            23,544
Other operating income ...................................................         240,882           211,238           170,758
                                                                             -------------       -----------       -----------
  Total other operating revenue ..........................................       1,610,123         1,228,119         1,005,768
Securities gains .........................................................          10,894            20,442             1,454
                                                                             -------------       -----------       -----------
  Total other income .....................................................       1,621,017         1,248,561         1,007,222
Other Expense
Salaries .................................................................       1,020,384           874,750           742,106
Employee benefits ........................................................         199,902           180,603           163,051
                                                                             -------------       -----------       -----------
  Total personnel expense ................................................       1,220,286         1,055,353           905,157
Net occupancy expense ....................................................         151,282           138,636           116,654
Equipment expense ........................................................         198,062           153,007           139,792
Personal computer disposal charge ........................................            ----              ----            67,202
Merger-related charges ...................................................          19,309            85,312           220,330
Other operating expense ..................................................         661,686           564,024           517,586
                                                                             -------------       -----------       -----------
  Total other expense ....................................................       2,250,625         1,996,332         1,966,721
Income before income tax expense .........................................       1,542,373         1,303,781           869,119
Income tax expense .......................................................         531,152           429,611           276,313
                                                                             -------------       -----------       -----------
Net Income ...............................................................     $ 1,011,221       $   874,170       $   592,806
                                                                             =============       ===========       ===========
Net income per common share:
 Basic ...................................................................     $      4.99       $      4.26       $      2.99
 Diluted .................................................................     $      4.90       $      4.18       $      2.94
Average shares outstanding:
 Basic ...................................................................         202,795           205,058           198,290
 Diluted .................................................................         206,192           209,153           201,901

See notes to consolidated financial statements

--------------------------------------------------
 Consolidated Statements of Shareholders' Equity
---------------------------------------------------------------------------------------------------------
$ IN THOUSANDS, EXCEPT PER SHARE                                    Wachovia Corporation and Subsidiaries


                                                                       Common Stock
                                                                                                  Capital
                                                                     Shares          Amount       Surplus
Year Ended December 31, 1997
Balance at beginning of year ...............................    201,252,539     $ 1,006,263    $  706,649
Comprehensive income:
 Net income ................................................
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $11,298).................
  Less reclassification adjustment for gains realized in net income (net of tax expense of $648)......................
   Comprehensive income ....................................
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.68 a share......................
 Central Fidelity Banks, Inc. -- $.94 a share...............
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................      1,547,645           7,737        55,689
 Dividend reinvestment plan ................................        298,553           1,493        18,030
 Conversion of debentures ..................................          3,628              18            52
 Acquisitions ..............................................     11,742,782          58,715       689,029
Common stock acquired ......................................     (8,918,515)        (44,593)     (500,343)
Miscellaneous ..............................................                                        5,697
                                                             --------------     -----------    ----------
Balance at end of year .....................................    205,926,632     $ 1,029,633    $  974,803
                                                             ==============     ===========    ==========
Year Ended December 31, 1998
Balance at beginning of year ...............................    205,926,632     $ 1,029,633    $  974,803
Comprehensive income:
 Net income ................................................
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $16,233).................
  Less reclassification adjustment for gains realized in net income (net of tax expense of $7,982)....................
   Comprehensive income ....................................
Cash dividends declared -- $1.86 a share....................
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................      2,211,599          11,058       102,540
 Dividend reinvestment plan ................................        301,992           1,510        22,885
 Acquisitions ..............................................      1,127,723           5,639        77,674
Common stock acquired ......................................     (6,581,846)        (32,909)     (508,093)
Miscellaneous ..............................................                                         (565)
                                                             --------------     -----------    ----------
Balance at end of year .....................................    202,986,100     $ 1,014,931    $  669,244
                                                             ==============     ===========    ==========
Year Ended December 31, 1999
Balance at beginning of year ...............................    202,986,100     $ 1,014,931    $  669,244
Comprehensive income:
 Net income ................................................
 Other comprehensive income:
  Unrealized holding losses on securities available-for-sale
   (net of deferred tax benefit of $92,356).................
  Less reclassification adjustment for gains realized in net income (net of tax expense of $3,813)....................
   Comprehensive income ....................................
Cash dividends declared -- $2.06 a share....................
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................      1,252,596           6,263       111,308
 Dividend reinvestment plan ................................        282,947           1,414        21,692
 Acquisitions ..............................................      4,801,987          24,010       399,059
 Note conversions ..........................................          3,065              15           235
Common stock acquired ......................................     (7,514,400)        (37,572)     (603,357)
Miscellaneous ..............................................                                          (32)
                                                             --------------     -----------    ----------
Balance at end of year .....................................    201,812,295     $ 1,009,061    $  598,149
                                                             ==============     ===========    ==========


                                                                               Accumulated
                                                                                     Other
                                                                  Retained    Comprehensive
                                                                  Earnings    Income (Loss)           Total
Year Ended December 31, 1997
Balance at beginning of year ...............................   $ 2,843,803     $ 51,686         $ 4,608,401
Comprehensive income:
 Net income ................................................       592,806                          592,806
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $11,298).................                     20,218              20,218
  Less reclassification adjustment for gains realized in net
   income (net of tax expense of $648)......................                       (806)               (806)
                                                               -----------     --------         -----------
   Comprehensive income ....................................       592,806       19,412             612,218
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.68 a share......................      (273,301)                        (273,301)
 Central Fidelity Banks, Inc. -- $.94 a share...............       (54,002)                         (54,002)
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................                                         63,426
 Dividend reinvestment plan ................................                                         19,523
 Conversion of debentures ..................................                                             70
 Acquisitions ..............................................                                        747,744
Common stock acquired ......................................                                       (544,936)
Miscellaneous ..............................................       (10,539)                          (4,842)
                                                               -----------     --------         -----------
Balance at end of year .....................................   $ 3,098,767     $ 71,098         $ 5,174,301
                                                               ===========     ========         ===========
Year Ended December 31, 1998
Balance at beginning of year ...............................   $ 3,098,767     $ 71,098         $ 5,174,301
Comprehensive income:
 Net income ................................................       874,170                          874,170
 Other comprehensive income:
  Unrealized holding gains on securities available-for-sale
   (net of deferred tax expense of $16,233).................                     23,802              23,802
  Less reclassification adjustment for gains realized in net
   income (net of tax expense of $7,982)....................                    (12,460)            (12,460)
                                                                ----------      --------         -----------
   Comprehensive income ....................................       874,170       11,342             885,512
Cash dividends declared -- $1.86 a share....................      (381,798)                        (381,798)
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................                                        113,598
 Dividend reinvestment plan ................................                                         24,395
 Acquisitions ..............................................                                         83,313
Common stock acquired ......................................                                       (541,002)
Miscellaneous ..............................................       (19,522)                         (20,087)
                                                               -----------     --------         -----------
Balance at end of year .....................................   $ 3,571,617     $ 82,440         $ 5,338,232
                                                               ===========     ========         ===========
Year Ended December 31, 1999
Balance at beginning of year ...............................   $ 3,571,617     $ 82,440         $ 5,338,232
Comprehensive income:
 Net income ................................................     1,011,221                        1,011,221
 Other comprehensive income:
  Unrealized holding losses on securities available-for-sale
   (net of deferred tax benefit of $92,356).................                   (149,636)           (149,636)
  Less reclassification adjustment for gains realized in net
   income (net of tax expense of $3,813)....................                     (7,081)             (7,081)
                                                                ----------     --------         -----------
   Comprehensive income ....................................     1,011,221     (156,717)            854,504
Cash dividends declared -- $2.06 a share....................      (418,447)                        (418,447)
Common stock issued pursuant to:
 Stock option and employee benefit plans ...................                                        117,571
 Dividend reinvestment plan ................................                                         23,106
 Acquisitions ..............................................                                        423,069
 Note conversions ..........................................                                            250
Common stock acquired ......................................                                       (640,929)
Miscellaneous ..............................................       (38,867)                         (38,899)
                                                               -----------     --------         -----------
Balance at end of year .....................................   $ 4,125,524     $(74,277)        $ 5,658,457
                                                               ===========     ========         ===========

See notes to consolidated financial statements

-----------------------------------------
 Consolidated Statements of Cash Flows
---------------------------------------------------------------------------------------------------------
THOUSANDS                                                           Wachovia Corporation and Subsidiaries


                                                                                         Year Ended
                                                                                        December 31
                                                                                               1999
Operating Activities
Net income ............................................................................  $   1,011,221
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ............................................................        298,105
 Depreciation and amortization ........................................................        245,803
 Deferred income taxes ................................................................        383,302
 Securities gains .....................................................................        (10,894)
 Gain on sale of noninterest-earning assets ...........................................        (13,485)
 Increase (decrease) in accrued income taxes ..........................................         26,459
 (Increase) decrease in accrued interest receivable ...................................        (25,158)
 Increase (decrease) in accrued interest payable ......................................         11,578
 Net change in other accrued and deferred income and expense ..........................       (163,073)
 Net trading account activities .......................................................        (91,125)
 Net loans held for sale ..............................................................        250,632
                                                                                        --------------
  Net cash provided by operating activities ...........................................      1,923,365
Investing Activities
Net (increase) decrease in interest-bearing bank balances .............................        (73,826)
Net (increase) decrease in federal funds sold and securities purchased under resale
 agreements ...........................................................................        (40,361)
Purchases of securities available-for-sale ............................................     (2,222,574)
Purchases of securities held-to-maturity ..............................................        (95,531)
Sales of securities available-for-sale ................................................        366,714
Calls, maturities and prepayments of securities available-for-sale ....................      2,525,569
Calls, maturities and prepayments of securities held-to-maturity ......................        431,963
Net increase in loans made to customers ...............................................     (5,466,279)
Credit card receivables securitized ...................................................      1,395,954
Capital expenditures ..................................................................       (213,229)
Proceeds from sales of premises and equipment .........................................         29,067
Net increase in other assets ..........................................................       (279,931)
Business combinations .................................................................        (11,123)
                                                                                        --------------
  Net cash (used) provided by investing activities ....................................     (3,653,587)
Financing Activities
Net increase in demand, savings and money market accounts .............................        628,111
Net increase (decrease) in certificates of deposit ....................................        163,578
Net (decrease) increase in federal funds purchased and securities sold under
 repurchase agreements ................................................................       (151,068)
Net increase in commercial paper ......................................................        299,606
Net increase (decrease) in other short-term borrowings ................................      1,125,558
Proceeds from issuance of long-term debt ..............................................      1,588,733
Maturities and repayments of long-term debt ...........................................     (1,410,819)
Common stock issued ...................................................................         59,478
Dividend payments .....................................................................       (418,447)
Common stock repurchased ..............................................................       (634,623)
Net increase (decrease) in other liabilities ..........................................        154,854
                                                                                        --------------
  Net cash provided (used) by financing activities ....................................      1,404,961
(Decrease) Increase in Cash and Cash Equivalents ......................................       (325,261)
Cash and cash equivalents at beginning of year ........................................      3,800,265
                                                                                        --------------
Cash and cash equivalents at end of year ..............................................  $   3,475,004
                                                                                        ==============
Supplemental Disclosures
Interest paid .........................................................................  $   2,185,156
Income taxes paid .....................................................................        119,959

                                                                                               1998            1997
Operating Activities
Net income ............................................................................  $     874,170   $     592,806
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ............................................................        299,480         264,949
 Depreciation and amortization ........................................................        155,069         165,692
 Deferred income taxes ................................................................        266,451          35,169
 Securities gains .....................................................................        (20,442)         (1,454)
 Gain on sale of noninterest-earning assets ...........................................         (7,421)         (4,775)
 Increase (decrease) in accrued income taxes ..........................................        224,609          (6,416)
 (Increase) decrease in accrued interest receivable ...................................         40,246           9,173
 Increase (decrease) in accrued interest payable ......................................        (26,107)         36,764
 Net change in other accrued and deferred income and expense ..........................        (60,053)        196,902
 Net trading account activities .......................................................        334,310         190,704
 Net loans held for sale ..............................................................       (184,571)        144,849
                                                                                        --------------  --------------
  Net cash provided by operating activities ...........................................      1,895,741       1,624,363
Investing Activities
Net (increase) decrease in interest-bearing bank balances .............................         23,208             393
Net (increase) decrease in federal funds sold and securities purchased under resale
 agreements ...........................................................................        947,064      (1,258,355)
Purchases of securities available-for-sale ............................................     (3,106,977)     (3,418,951)
Purchases of securities held-to-maturity ..............................................       (394,956)        (36,340)
Sales of securities available-for-sale ................................................        590,447       2,211,721
Calls, maturities and prepayments of securities available-for-sale ....................      3,564,575       2,341,747
Calls, maturities and prepayments of securities held-to-maturity ......................        532,922         273,696
Net increase in loans made to customers ...............................................     (1,514,208)     (4,639,373)
Credit card receivables securitized ...................................................           ----            ----
Capital expenditures ..................................................................       (258,719)       (162,286)
Proceeds from sales of premises and equipment .........................................         44,860          46,164
Net increase in other assets ..........................................................       (347,349)       (476,129)
Business combinations .................................................................         16,108         133,081
                                                                                        --------------  --------------
  Net cash (used) provided by investing activities ....................................         96,975      (4,984,632)
Financing Activities
Net increase in demand, savings and money market accounts .............................      1,301,117       1,719,641
Net increase (decrease) in certificates of deposit ....................................     (3,192,149)      3,076,795
Net (decrease) increase in federal funds purchased and securities sold under
 repurchase agreements ................................................................     (2,870,049)      1,041,778
Net increase in commercial paper ......................................................        325,358         327,648
Net increase (decrease) in other short-term borrowings ................................      1,159,388        (286,347)
Proceeds from issuance of long-term debt ..............................................      2,684,679       1,636,312
Maturities and repayments of long-term debt ...........................................     (1,028,772)     (2,734,349)
Common stock issued ...................................................................         80,375          59,281
Dividend payments .....................................................................       (381,798)       (327,303)
Common stock repurchased ..............................................................       (531,122)       (532,836)
Net increase (decrease) in other liabilities ..........................................         38,704         (72,725)
                                                                                        --------------  --------------
  Net cash provided (used) by financing activities ....................................     (2,414,269)      3,907,895
(Decrease) Increase in Cash and Cash Equivalents ......................................       (421,553)        547,626
Cash and cash equivalents at beginning of year ........................................      4,221,818       3,674,192
                                                                                        --------------  --------------
Cash and cash equivalents at end of year ..............................................  $   3,800,265   $   4,221,818
                                                                                        ==============  ==============
Supplemental Disclosures
Interest paid .........................................................................  $   2,340,320   $   2,132,054
Income taxes paid .....................................................................        159,500         249,715

See notes to consolidated financial statements

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note A -- Accounting Policies

Nature of Operations -- The Corporation is a southeastern interstate bank holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. The Corporation's principal banking subsidiary is Wachovia Bank, N.A., which maintains operations in Florida, Georgia, North Carolina, South Carolina and Virginia. Credit Card services are provided through The First National Bank of Atlanta, and full-service brokerage and investment underwriting services are provided through Wachovia Securities, Inc. In addition to general commercial banking, the Corporation and its subsidiaries are engaged in trust and investment management, residential mortgage origination, leasing, foreign exchange, corporate finance and other money market services.

The Corporation completed three business combinations during 1998 and three during 1999. Disclosure of material business combination transactions is included in Note B -- Business Combinations. In October 1999, Wachovia announced a definitive agreement to acquire Canton, Georgia-based B C Bankshares, Inc., the parent company of the Bank of Canton. The Bank of Canton has eight branches and approximately $400 million in assets in Cherokee County, Georgia, north of Atlanta. The transaction will result in goodwill of approximately $97 million. In December 1999, Wachovia announced an agreement to purchase the credit card business comprising substantially all of the operations of Partners First Holdings LLC. Wachovia will pay a purchase premium of approximately $230 million for the $2 billion portfolio which includes $1.416 billion in securitized loans. Both transactions will be accounted for as purchase business combinations and were completed early during the first quarter of 2000.

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

Trading derivative financial instruments are customer oriented, and trading positions are established as necessary to accommodate customers' requirements. Gains and losses from securities trading derivatives and foreign exchange activities are included in capital markets income.

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

Securities Purchased and Sold Agreements -- Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions. They are recorded at the current fair value of the securities plus accrued interest. It is the Corporation's policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The current fair value of these securities is monitored, and additional securities are obtained when deemed appropriate. The Corporation also monitors its exposure with respect to securities sold under repurchase agreements, and a request to the lender for additional money is made when necessary.

Risk Management Instruments -- Interest rate swaps and options (caps and floors) are used as part of the Corporation's overall interest rate risk management and are designated as hedges of interest-bearing assets, liabilities, firm commitments and anticipated transactions. These derivatives modify the interest rate characteristics of specified financial instruments. Amounts receivable or payable under interest rate swap and option agreements are recognized in net interest income. Derivative instruments not qualifying as end-user positions are treated as trading positions and marked-to-market. To qualify as a hedge, the swap or option must be designated and documented as a hedge and be effective in reducing the market risk associated with the existing asset, liability, firm commitment or identified anticipated transaction which is probable to occur. Effectiveness of the hedge is evaluated on an initial and ongoing basis using statistical calculations of correlation. Gains and losses on risk management derivatives that are terminated early are deferred and amortized to net interest income over the remaining period

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ IN THOUSANDS                             Wachovia Corporation and Subsidiaries

Note A -- Accounting Policies -- Concluded originally covered by the instrument. If the underlying designated item is no longer held, or if an anticipated transaction is no longer likely to occur, any previously unrecognized gain or loss on the derivative contract is recognized in earnings and the contract is subsequently accounted for at fair value.

Loans and Allowance for Loan Losses -- Loans are carried at their principal amount outstanding, except for loans held for sale which are carried at the lower of cost or market. Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the related loan yield using the interest method. Except for certain consumer loans as discussed below, the recognition of interest income is discontinued when a loan becomes 90 days past due as to principal or interest or when, in management's judgment, the principal or interest will not be collectible in the normal course of business. When interest accruals are discontinued, the balance of accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection. Interest is accrued on revolving credit loans until payments become 180 days past due, at which time the outstanding principal balance and accrued unpaid interest is charged off. For installment loans and other closed-end consumer loans, the accrual of interest is discontinued when the loan becomes 120 days past due, at which time the outstanding principal and unpaid interest is charged off. The Corporation records a charge-off for commercial loans and commercial real estate loans when available information confirms that specific loans, or portions thereof, are uncollectible.

The Corporation applies Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (FASB 5), and Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB
114), in determining the balance of the allowance for loan losses and the amount of impaired loans. The allowance is maintained at a level believed to be adequate by management to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current domestic and international economic conditions, volume and composition of the loan portfolio and other risks inherent in the portfolio. The method used to determine the amount of loss inherent in the loan portfolio and thereby assess the adequacy of the recorded balance of the allowance for loan losses involves identifying portfolios of loans with similar characteristics for which estimates of inherent future probable losses can be made. The estimates are based on historical loss factors as adjusted for current business and economic conditions. The loss factors are applied to the respective portfolios in order to determine the overall allowance adequacy.

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

Stock-Based Compensation -- The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for stock awards and appreciation rights is recorded based on the market price at the date of grant or the date on which the stated performance criteria are met and the end of the period, respectively. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB 123), encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. The Corporation follows the pro forma disclosure provisions of FASB 123.

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

Derivative Instruments and Hedging Activity -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB
133). FASB 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments imbedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the Corporation's December 31, 2001 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management is in the process of assessing the impact and plans to adopt the standard effective January 1, 2001. Adoption is not expected to result in a material financial impact.

Reclassification -- Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 presentation.

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

During 1997, the Corporation recorded charges of $220,330 for direct and other costs in connection with the merger including restructuring activities to consolidate the operations, business line locations and administrative functions. Included in systems and operations conversion costs and business line and integration costs are activities such as contract termination, write-down of unutilized assets and other business and systems conversion costs. These activities were completed during 1998. The remaining liability at December 31, 1999 represents contractual compensation continuance for terminated employees.

Details of the merger-related costs follow.


                                                               Dec. 31,               Dec. 31,               Dec. 31,
                                          1997      Utilized     1997      Utilized     1998     Utilized       1999
                                        Provision    In 1997    Balance     In 1998    Balance    In 1999     Balance
                                        ---------   ---------  --------   ----------  --------   ----------   -------
Severance and personnel related
 costs ................................ $114,079    $  ----    $114,079    $59,199    $54,880    $32,953      $21,927
Systems and operations
 conversion costs .....................   66,953     51,530      15,423     15,356         67         67         ----
Business line and integration
 expenses .............................   16,316      9,660       6,656      3,923      2,733      2,733         ----
Deal costs and other expenses .........   22,982     20,031       2,951      2,951       ----       ----         ----
                                        --------    -------    --------    -------    -------    -------      -------
Total ................................. $220,330    $81,221    $139,109    $81,429    $57,680    $35,753      $21,927
                                        ========    =======    ========    =======    =======    =======      =======

In 1999 and 1998, the Corporation incurred additional expenses of $19,309 and $85,312, respectively, for systems conversion and integration of business lines related to merger transactions.

On October 31, 1997, the Corporation completed its merger with Jefferson Bankshares, Inc. (Jefferson), headquartered in Charlottesville, Virginia. The acquisition of Jefferson resulted in the issuance of approximately 8.7 million shares of common stock valued at $554,337. The purchase price was allocated to the net assets acquired resulting in $337,452 of goodwill and $41,512 of deposit base intangibles.

On November 11, 1997, the Corporation completed its merger with 1st United Bancorp (1st United), headquartered in Boca Raton, Florida. The acquisition of 1st United resulted in the issuance of approximately 3.0 million shares of common stock valued at $193,407. The purchase price was allocated to the net assets acquired resulting in $141,154 of goodwill and $22,718 of deposit base intangibles.

During 1998, the Corporation acquired Ameribank Bancshares (Ameribank), headquartered in Hollywood, Florida, with $280 million in assets; Hunt, DuPree, Rhine and Associates Inc., a benefits consulting company; and Retirement Plan Securities Inc., a registered investment advisor.

On April 1, 1999, the Corporation completed its merger with Interstate/
Johnson Lane Inc. (IJL), headquartered in Charlotte, North Carolina. The acquisition of IJL resulted in the issuance of approximately 2.6 million shares of common stock valued at $215,562. The purchase price was allocated to the net assets acquired resulting in $125,205 of goodwill.

On September 1, 1999, the Corporation completed its merger with OFFITBANK Holdings Inc. (OFFITBANK), headquartered in New York. The acquisition of OFFITBANK resulted in the issuance of approximately 2.1 million shares of common stock valued at $203,173. The purchase price was allocated to the net assets acquired resulting in $175,568 of goodwill. Also, during 1999, the Corporation acquired Barry, Evans, Josephs & Snipes, a national life insurance broker specializing in wealth transfer strategies and benefit plans for affluent families and corporate executives.

The pro forma results, giving effect to the purchase transactions as though they occurred as of the beginning of the reporting periods, do not vary significantly from actual results. Goodwill and deposit base intangibles, arising from the purchase transactions above, are being amortized over 20 to 25 and 7 years, respectively.

--------------------------------------------------------------------------------

Note C -- Business Segment Information
The Corporation's reportable segments are strategic business units that provide unique products and services to a variety of customer groups. Each segment has its own management team as well as distinct marketing, production, technology and distribution strategies. The Corporation's five reportable segments are Asset and Wealth Management, Corporate, Credit Card, Consumer and Treasury & Administration. Asset and Wealth Management earns revenues by providing estate planning services, insurance, investment and trust products to high-wealth individuals and corporate executives. Corporate earns its revenues primarily by providing financing, deposit, cash management, investment and asset administration products to corporate customers. Credit Card, which is presented on a managed basis, derives revenues from the marketing, issuing and servicing of credit card products to individuals and corporations. Consumer generates its revenues primarily from individuals and small businesses by providing credit and deposit services as well as insurance, investment and trust products. Treasury & Administration is comprised of balance sheet management activities that include

---------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ IN THOUSANDS                             Wachovia Corporation and Subsidiaries

Note C -- Business Segment Information -- Concluded managing the investment portfolio, discretionary funding, utilization of off-balance sheet financial instruments, optimizing the Corpora tion's equity position and corporate expenses such as merger-related charges, Year 2000 conversion costs and other corporate costs.


                                        Asset and
                                          Wealth
Year Ended December 31, 1999            Management     Corporate    Credit Card
-------------------------------------- ----------    ------------   ----------
External net interest margin ......... $  109,806    $  2,162,749   $  852,792
Internal funding (charge) credit .....     33,551      (1,144,429)    (316,539)
                                       ----------    ------------   ----------
Net interest margin ..................    143,357       1,018,320      536,253
Provision for loan losses ............        790          58,511      256,598
Total other income ...................    485,554         404,680      168,782
Total expenses .......................    495,634         639,462      212,222
                                       ----------    ------------   ----------
Income before income tax expense .....    132,487         725,027      236,215
Income tax expense ...................     50,277         258,018       86,142
                                       ----------    ------------   ----------
Net income ........................... $   82,210    $    467,009   $  150,073
                                       ==========    ============   ==========
Average total assets ................. $2,928,541    $ 34,482,234   $6,283,549
                                       ==========    ============   ==========



                                                       Treasury &
Year Ended December 31, 1999              Consumer   Administration    Eliminations        Total
---------------------------------------  --------     -------------    -------------    -----------
External net interest margin .........   $ (153,647)  $  (461,128)     $     (40,486)   $ 2,470,086
Internal funding (charge) credit .....    1,085,423       405,099            (63,105)          ----
                                         ----------   -----------      -------------    -----------
Net interest margin ..................      931,776       (56,029)          (103,591)     2,470,086
Provision for loan losses ............       15,079       (32,873)              ----        298,105
Total other income ...................      424,577       137,424               ----      1,621,017
Total expenses .......................      895,946        70,466            (63,105)     2,250,625
                                         ----------   -----------      -------------    -----------
Income before income tax expense .....      445,328        43,802            (40,486)     1,542,373
Income tax expense ...................      161,785        15,416            (40,486)       531,152
                                         ----------   -----------      -------------    -----------
Net income ...........................   $  283,543   $    28,386      $        ----    $ 1,011,221
                                         ==========   ===========      =============    ===========
Average total assets .................   $9,779,241   $11,946,693      $        ----    $65,420,258
                                         ==========   ===========      =============    ===========

                                        Asset and
                                           Wealth
Year Ended December 31, 1998             Management     Corporate    Credit Card
-------------------------------------- ----------       --------     -------------
External net interest margin ......... $   79,922     $  1,973,231   $  829,965
Internal funding (charge) credit .....     32,333       (1,132,512)    (331,937)
                                       ----------     ------------   ----------
Net interest margin ..................    112,255          840,719      498,028
Provision for loan losses ............      1,544           19,698      276,765
Total other income ...................    285,493          325,693      148,442
Total expenses .......................    302,760          547,704      207,528
                                       ----------     ------------   ----------
Income before income tax expense .....     93,444          599,010      162,177
Income tax expense ...................     33,984          209,002       57,642
                                       ----------     ------------   ----------
Net income ........................... $   59,460     $    390,008   $  104,535
                                       ==========     ============   ==========
Average total assets ................. $2,471,775     $ 31,319,697   $6,095,313
                                       ==========     ============   ==========



                                                          Treasury &
Year Ended December 31, 1998              Consumer     Administration   Eliminations        Total
---------------------------------------   --------    -----------       -------           -------
External net interest margin .........  $  (183,189)  $  (302,023)     $    (46,874)   $ 2,351,032
Internal funding (charge) credit .....    1,121,758       378,461           (68,103)          ----
                                        -----------   -----------      ------------    -----------
Net interest margin ..................      938,569        76,438          (114,977)     2,351,032
Provision for loan losses ............       13,916       (12,443)             ----        299,480
Total other income ...................      389,339        99,594              ----      1,248,561
Total expenses .......................      901,706       104,737           (68,103)     1,996,332
                                        -----------   -----------      ------------    -----------
Income before income tax expense .....      412,286        83,738           (46,874)     1,303,781
Income tax expense ...................      147,062        28,795           (46,874)       429,611
                                        -----------   -----------      ------------    -----------
Net income ...........................  $   265,224   $    54,943      $       ----    $   874,170
                                        ===========   ===========      ============    ===========
Average total assets .................  $10,254,873   $13,806,877      $       ----    $63,948,535
                                        ===========   ===========      ============    ===========

                                        Asset and
                                           Wealth
Year Ended December 31, 1997             Management     Corporate    Credit Card
-------------------------------------- ----------       --------     -------------
External net interest margin ......... $   60,947     $  1,832,586   $  791,799
Internal funding (charge) credit .....     34,710       (1,167,219)    (340,450)
                                       ----------     ------------   ----------
Net interest margin ..................     95,657          665,367      451,349
Provision for loan losses ............      1,969           21,045      239,461
Total other income ...................    239,070          239,351      134,173
Total expenses .......................    255,640          446,478      186,258
                                       ----------     ------------   ----------
Income before income tax expense .....     77,118          437,195      159,803
Income tax expense (benefit) .........     27,922          156,512       57,495
                                       ----------     ------------   ----------
Net income (loss) .................... $   49,196     $    280,683   $  102,308
                                       ==========     ============   ==========
Average total assets ................. $1,954,747     $ 27,887,413   $6,045,783
                                       ==========     ============   ==========



                                                          Treasury &
Year Ended December 31, 1997              Consumer     Administration   Eliminations        Total
---------------------------------------   -------     -----------       -------           -------
External net interest margin .........   $ (252,537)  $  (281,334)     $    (57,894)   $ 2,093,567
Internal funding (charge) credit .....    1,130,836       392,520           (50,397)          ----
                                         ----------   -----------      ------------    -----------
Net interest margin ..................      878,299       111,186          (108,291)     2,093,567
Provision for loan losses ............       22,402       (19,928)             ----        264,949
Total other income ...................      335,811        58,817              ----      1,007,222
Total expenses .......................      793,616       335,126           (50,397)     1,966,721
                                         ----------   -----------      ------------    -----------
Income before income tax expense .....      398,092      (145,195)          (57,894)       869,119
Income tax expense (benefit) .........      143,586       (51,308)          (57,894)       276,313
                                         ----------   -----------      ------------    -----------
Net income (loss) ....................   $  254,506   $   (93,887)     $       ----    $   592,806
                                         ==========   ===========      ============    ===========
Average total assets .................   $9,035,267   $12,683,865      $       ----    $57,607,075
                                         ==========   ===========      ============    ===========

The Corporation's management accounting policies generally follow the policies described in Note A, except for net interest income which is reported on a fully taxable equivalent basis. The Corporation's funds transfer pricing system utilizes a multiple pool method to simulate matched funding to compensate or charge for funds provided or used with a corresponding offset in the Treasury & Administration business segment. Provision for loan losses is charged to each segment based on the credit risk of each segment's loan portfolio. Operating expense is recognized as incurred and charged on a fully absorbed basis. Additionally, income tax expense is calculated based on the business segments fully taxable equivalent income and the Corporation's effective tax rate.

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousandsWachovia Corporation and Subsidiaries

Note D -- Securities
The aggregate amortized cost, fair value and gross unrealized gains and losses of securities as of December 31 were as follows:

                                                                     1999
                                           --------------------------------------------------
                                             Amortized  Unrealized   Unrealized      Fair
                                                Cost      Gains        Losses       Value
                                           ------------- ----------- ----------    --------
Held-to-Maturity
----------------
U.S. Treasury and other agencies ......... $  402,828    $     2       $ 11,437  $  391,393
State and municipal ......................    204,289     12,863            401     216,751
Mortgage-backed ..........................    399,803     12,142            689     411,256
Other ....................................     41,804         15             69      41,750
                                           ------------- -------       --------  ----------
                                           $1,048,724    $25,022       $ 12,596  $1,061,150
                                           ============= =======       ========  ==========
Available-for-Sale
------------------
U.S. Treasury and other agencies ......... $2,833,744    $10,881       $ 45,625  $2,799,000
State and municipal ......................     56,138      1,054            197      56,995
Mortgage-backed ..........................  3,781,281      7,604         85,921   3,702,964
Other ....................................    186,228         20          2,976     183,272
Equity ...................................    356,799       ----          3,240     353,559
                                           ------------- -------       --------  ----------
                                           $7,214,190    $19,559       $137,959  $7,095,790
                                           ============= =======       ========  ==========

                                                        1998
                                           ---------------------------------------------------
                                             Amortized    Unrealized     Unrealized     Fair
                                                Cost         Gains         Losses       Value
                                             ----------    --------      ----------  ----------
Held-to-Maturity
-------------------------------------------
U.S. Treasury and other agencies .........   $  518,063    $  6,662      $        3  $  524,722
State and municipal ......................      176,768      19,521            ----     196,289
Mortgage-backed ..........................      610,328      31,669               5     641,992
Other ....................................       78,448         677               2      79,123
                                             ----------    --------      ----------  ----------
                                             $1,383,607    $ 58,529      $       10  $1,442,126
                                             ==========    ========      ==========  ==========
Available-for-Sale
-------------------------------------------
U.S. Treasury and other agencies .........   $3,123,663    $ 83,895      $    1,991  $3,205,567
State and municipal ......................       60,964       3,199               2      64,161
Mortgage-backed ..........................    4,159,464      50,641           3,351   4,206,754
Other ....................................      333,442       2,250           1,983     333,709
Equity ...................................      171,632       1,825            ----     173,457
                                             ----------    --------      ----------  ----------
                                             $7,849,165    $141,810      $    7,327  $7,983,648
                                             ==========    ========      ==========  ==========

The amortized cost and estimated fair value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                                     Amortized           Fair
                                                          Cost          Value
                                                     --------          ------
Held-to-Maturity
----------------
Due in one year or less ........................   $   61,131      $   61,268
Due after one year through five years ..........      534,272         528,291
Due after five years through ten years .........       98,689         104,457
Due after ten years ............................      354,632         367,134
                                                   ----------      ----------
       Total ...................................    1,048,724       1,061,150
Available-for-Sale
------------------
Due in one year or less ........................      283,654         285,324
Due after one year through five years ..........    2,565,401       2,534,011
Due after five years through ten years .........    1,314,106       1,287,323
Due after ten years ............................    2,694,230       2,635,573
                                                   ----------      ----------
       Total ...................................    6,857,391       6,742,231
No contractual maturity ........................      356,799         353,559
                                                   ----------      ----------
       Total ...................................    7,214,190       7,095,790
                                                   ----------      ----------
       Total securities ........................   $8,262,914      $8,156,940
                                                   ==========      ==========

Proceeds, gross gains and losses realized from the sales of securities available-for-sale for December 31 were as follows:


                             1999          1998
                         --------      --------
Proceeds .............   $366,714      $590,447
Gross gains ..........     10,996        20,553
Gross losses .........        102           111

Trading account assets are reported at fair value with net unrealized losses of $526, $554 and $1,736 included in earnings during 1999, 1998 and 1997, respectively.

At December 31, 1999 and 1998, securities with a carrying value of $5,811,075 and $5,759,164, respectively, were pledged as collateral to secure public deposits and for other purposes. There were no obligations of any one issuer exceeding 10% of consolidated shareholders' equity at December 31, 1999. There were no transfers or sales of held-to-maturity securities during 1999 or 1998.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

Note E -- Loans and Allowance for Loan Losses
Loans at December 31 are summarized as follows:


                                                      1999              1998
                                               -----------      ------------
Commercial:
   Commercial, financial and other .........   $17,042,740      $ 14,328,152
   Tax-exempt ..............................       690,053           972,603
Retail:
   Direct ..................................     1,063,619         1,097,574
   Indirect ................................     3,740,683         3,239,532
   Credit card .............................     4,736,485         6,049,350
   Other revolving credit ..................       667,149           536,887
Real estate:
   Construction ............................     2,311,362         2,044,437
   Commercial mortgages ....................     7,754,206         6,988,050
   Residential mortgages ...................     7,756,983         7,490,086
Lease financing -- net .....................     2,597,271         1,879,123
Foreign ....................................     1,260,674         1,093,428
                                               -----------      ------------
   Total loans -- net ......................   $49,621,225      $ 45,719,222
                                               ===========      ============

Loans at December 31, 1999 and 1998 that had been placed on nonaccrual were $204, 098 and $157,118, respectively. Interest income which would have been recorded pursuant to the original terms of these loans was $38,121 and $16,906 on the preceding dates. Interest income recorded on these loans was $6,653 and $9,608, respectively.

The Corporation follows Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." A loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts of principal and interest due according to the contractual terms of the loan agreement. Impairment is measured either by discounting the expected future cash flows at the loan's effective interest rate, based on the net realizable value of the collateral or based upon an observable market price where applicable. The following table summarizes impaired loans and related allowance information at December 31.


                                                         1999          1998
                                                     --------      --------
Impaired loans with related allowance ............   $139,815      $ 27,366
Impaired loans with no related allowance .........      9,441        29,249
                                                     --------      --------
       Total impaired loans ......................   $149,256      $ 56,615
                                                     ========      ========
Allowance on impaired loans ......................   $ 42,900      $  7,110
                                                     ========      ========

The carrying value of impaired loans at December 31, 1999 is net of aggregate charge-offs of $48,306, of which $38,241 was recorded during 1999.


                                                Year Ended December 31
                                       ----------------------------------
                                           1999         1998         1997
                                       --------      -------      -------
Average impaired loans .............   $117,548      $31,026      $47,862
Interest income ....................      2,012        5,942        1,957
Cash-basis interest income .........        851        2,600          614

At December 31, 1999, the Corporation had no significant outstanding commitments to lend additional funds to borrowers whose loans have been placed on nonaccrual.

Changes in the allowance for loan losses for the three years ended December 31 were as follows:


                                             1999            1998            1997
                                         --------        --------        --------
Balance at beginning of year .........   $547,992        $544,723        $519,297
Additions from acquisitions ..........         39           2,613          24,641
Provision for loan losses ............    298,105         299,480         264,949
Recoveries on loans previously
  charged off ........................     59,936          59,365          57,515
Loans charged off ....................   (351,262)       (358,189)       (321,679)
                                         --------        --------        --------
Balance at end of year ...............   $554,810        $547,992        $544,723
                                         ========        ========        ========

Loans totaling $14,583, $15,258 and $17,413 were transferred to foreclosed real estate during 1999, 1998 and 1997, respectively.

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

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $152,904 and $207,462 at December 31, 1999 and 1998, respectively. During 1999, $178,694 in new loans was made and repayments totaled $223,262. Outstanding standby letters of credit to related parties totaled $13,536 at December 31, 1998. There were no outstanding standby letters of credit to related parties at December 31, 1999. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

Loans held for sale at December 31 along with activity during the period are summarized as follows:


                                                1999              1998
                                         ----------        ----------
Balance at beginning of year .........   $  295,817        $  111,246
Originations/purchases ...............    4,258,957         6,972,491
Sales/transfers ......................   (4,509,589)       (6,787,920)
                                         ----------        ----------
Balance at end of year ...............   $   45,185        $  295,817
                                         ==========        ==========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

Note F -- Premises, Equipment and Leases

Premises and equipment at December 31 are summarized as follows:


                                                     1999           1998
                                                ---------      ---------
Land ........................................   $ 126,442      $ 130,439
Premises ....................................     685,185        651,199
Equipment ...................................     892,165        904,139
Leasehold improvements ......................     135,765        123,410
                                                ---------      ---------
                                                1,839,557      1,809,187
Less accumulated depreciation and
  amortization ..............................     885,725        907,506
                                                ---------      ---------
       Total premises and equipment .........   $ 953,832      $ 901,681
                                                =========      =========

The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 1999 are as follows:


2000 ........................................   $ 64,994
2001 ........................................     56,699
2002 ........................................     42,545
2003 ........................................     35,435
2004 ........................................     31,031
Thereafter ..................................    129,506
                                                --------
       Total minimum lease payments .........   $360,210
                                                ========

The net rental expense for all operating leases amounted to $82,377 in 1999, $70,416 in 1998 and $63,701 in 1997. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses.

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $146,451, $114,742 and $154,223, respectively.

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

--------------------------------------------------------------------------------


Note G -- Credit Arrangements, Short-Term Borrowed Funds and Certificates of Deposit
At December 31, 1999 and 1998, lines of credit arrangements aggregating $400,000 were available to the Corporation from unaffiliated banks. Commitment fees were 8 basis points in 1999 and 1998; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements during 1999 or 1998.

Federal funds purchased and securities sold under repurchase agreements generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts for customers. The broker-dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations and have agreed to resell to the Corporation identical securities at the maturity of the agreements. Other borrowed funds consists of term federal funds purchased, treasury tax and loan deposits and short-term bank notes and are generally repaid within seven to 120 days from the transaction date. Information concerning short-term borrowed funds is included in Table 11 of Management's Discussion and Analysis of Financial Condition and Results of Operations.

The scheduled maturities of certificates of deposit subsequent to December 31, 1999 are $8,612,888 in 2000, $1,882,092 in 2001, $685,957 in 2002, $253,390 in
2003 and $421,501 thereafter. The remaining maturity of domestic office certificates of deposit in denominations of $100 or more is $1,221,078, three months or less; $599,041, over three through six months, $643,985, over six through twelve months; and $690,650, over twelve months.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

Note H -- Long-Term Debt
Long-term debt at December 31 is summarized as follows:

                                                                                                   1999            1998
                                                                                             ----------      ----------
Wachovia Corporation:
 Senior debt:
  Senior floating-rate notes due in 2000, net of discount of $93 and $218, respectively ..   $  249,907      $  249,782
  Senior floating-rate notes due in 2001, net of discount of $266 and $416, respectively .      299,734         299,584
  6.70% senior notes due in 2004, net of discount of $1,907 ..............................      598,093            ----
  6.625% senior notes due in 2006, net of discount of $651 and $725, respectively ........      199,349         199,275
                                                                                             ----------      ----------
   Total senior debt .....................................................................    1,347,083         748,641
 Subordinated debt (qualifies for inclusion in the determination of total capital under the Risk-Based Capital guidelines):
  7.0% subordinated debt securities due in 1999, net of discount of $456 .................         ----         299,544
  8.15% subordinated notes due in 2002 ...................................................      150,000         150,000
  6.375% subordinated debt securities due in 2003, net of discount of $759 and $968,
  respectively ...........................................................................      249,241         249,032
  6.8% subordinated notes due in 2005, net of discount of $226 and $260, respectively ....      249,774         249,740
  6.25% subordinated notes due in 2008, net of discount of $2,031 and $2,206,
  respectively ...........................................................................      347,969         347,793
  5.625% subordinated notes due in 2008, net of discount of $2,396 and $2,600,
  respectively ...........................................................................      397,604         397,400
  6.375% subordinated notes due in 2009, net of discount of $232 and $250, respectively ..      249,768         249,750
  6.15% subordinated notes due in 2009, net of discount of $2,445 ........................      397,555            ----
  6.605% subordinated notes due in 2025 ..................................................      250,000         250,000
                                                                                             ----------      ----------
   Total subordinated debt ...............................................................    2,291,911       2,193,259
 Other ...................................................................................       27,024          27,273
                                                                                             ----------      ----------
   Total Wachovia Corporation ............................................................    3,666,018       2,969,173
Subsidiaries:
 Bank notes, net of discount of $5,641 and $4,970, respectively (a) ......................    2,353,053       2,856,230
 Federal Home Loan Bank borrowings (b) ...................................................      782,989         762,950
 Other ...................................................................................       15,459          12,006
                                                                                             ----------      ----------
   Total subsidiaries ....................................................................    3,151,501       3,631,186
Capital Trusts (qualifies for inclusion in Tier I capital under the Risk-Based Capital guidelines):
 Wachovia Capital Trust I -- 7.64% Capital Securities due in 2027 (c) ....................      300,000         300,000
 Wachovia Capital Trust II -- Floating-Rate Capital Securities due in 2027, net of
  discount of $2,465 and $2,813, respectively (d) ........................................      297,535         297,187
 Wachovia Capital Trust V -- 7.965% Capital Securities due in 2027 (e) ...................      300,000         300,000
 Central Fidelity Capital Trust I -- Floating-Rate Capital Securities due in 2027, net of
  discount of $791 and $819, respectively (f) ............................................       99,209          99,181
                                                                                             ----------      ----------
   Total Capital Trusts ..................................................................      996,744         996,368
                                                                                             ----------      ----------
   Total long-term debt ..................................................................   $7,814,263      $7,596,727
                                                                                             ==========      ==========

(a) Wachovia Bank, N.A., has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $21.6 billion. The notes can be issued globally as fixed or floating rate and with maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds. Bank notes with original maturities greater than one year are classified as long-term debt. Interest rates on long-term notes ranged from 4.9% to 7.0% and 4.9% to 7.50% with maturities ranging from 2000 to 2039 and 1999 to 2038 at December 31, 1999 and 1998, respectively. The average rates were 6.07% and 5.64% with average maturities of 3.9 years and 3.5 years at December 31, 1999 and 1998, respectively.
(b) The Federal Home Loan borrowings were issued as fixed or floating rate with terms of 2 years to 5 years. Interest rates on the borrowings ranged from 5.63% to 7.06% and 5.16% to 7.06% for December 31, 1999 and 1998 and with maturities ranging from 2000 to 2004 and 1999 to 2003 at December 31, 1999 and 1998, respectively. Borrowings from the Federal Home Loan Bank are collateralized by qualifying securities and loans.
(c) In December 1996, Wachovia Capital Trust I (WCT I), a wholly owned subsidiary, issued $300,000 of 7.64% Capital Securities due in 2027. WCT I invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT I's Common Securities, in $309,280 of the Corporation's 7.64% Junior Subordinated Deferrable Interest Debentures.
    WCT I's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT I's obligations under the Capital Securities.
(d) In January 1997, Wachovia Capital Trust II (WCT II), a wholly owned subsidiary, issued $300,000 Floating-Rate Capital Securities due in 2027. WCT II invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT II's Common Securities, in
    $305,692, net of discount of $3,588, of the Corporation's Floating-Rate Junior Subordinated Deferrable Interest Debentures. WCT II's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT II's obligations under the Capital Securities.
(e) In June 1997, Wachovia Capital Trust V (WCT V), a wholly owned subsidiary, issued $300,000 of 7.965% Capital Securities due in 2027. WCT V invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT V's Common Securities, in $309,280 of the
    Corporation's 7.965% Junior Subordinated Deferrable Interest Debentures. WCT V's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT V's obligations under the Capital Securities.
(f) In April 1997, Central Fidelity Capital Trust I (CFCT I), a wholly owned subsidiary, issued $100,000 Floating-Rate Capital Securities due in 2027. CFCT I invested the proceeds of the Capital Securities, together with $3,093 paid by the Corporation for CFCT I's Common Securities, in $103,093 of the Corporation's Floating-Rate Junior Subordinated Debt Securities. CFCT I's sole asset is the Junior Subordinated Debt Securities which mature in 2027. The Corporation has guaranteed all of CFCT I's obligations under the Capital Securities.

The principal maturities of long-term debt subsequent to December 31, 1999 are $912,653 in 2000, $1,385,949 in 2001, $704,272 in 2002, $533,851 in 2003,
$824,036 in 2004 and $3,453,502 thereafter.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

Note I -- Capital Stock
At December 31, 1999, 31,844,078 common shares were reserved for the conversion of notes, issuance for employee benefit plans and the dividend reinvestment plan, and issuance for pending business combinations.

During 1999, the Corporation repurchased 7,224,000 shares under five separate stock repurchase authorizations by the Board of Directors. Repurchased shares were or will be used for various corporate purposes, including the issuance of shares for purchase business combinations, employee benefit plans and the dividend reinvestment plan.

The Corporation has one active stock option plan, the restated 1994 Wachovia Corporation Stock Plan. Under this Plan, up to 2.5% of the Corporation's outstanding common stock at year-end may be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options, stock appreciation rights (SARS), restricted stock awards and restricted units. Since the inception, a total of 11,514,299 options, 1,793,256 awards and 125,000 SARS have been granted. The Corporation also has several predecessor plans, the 1989 Plan and plans of merged entities which were assumed with appropriate conversion of shares under option and option price. These plans continue to have options outstanding which may be exercised.

The Corporation's stock plans provide for the granting of options or awards for the purchase or issuance of 18,185,536 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the Board of Directors determines such times options and awards shall be granted and exercised and the term of the exercise period (not to exceed 10 years). The plan awards officers shares of restricted stock earned contingent upon both a performance requirement and a five- year period. Additionally, newly elected nonemployee directors are granted a one-time award of 1,000 shares of restricted stock to be earned over a three-year period and nonemployee directors are awarded 250 shares of restricted stock annually which are earned over a one-year period. The cost relating to performance-based stock compensation was $26,177, $15,998 and $9,131 during 1999, 1998 and 1997, respectively.

The following table reflects pro forma net income and earnings per share had the Company elected to adopt the fair value approach of FASB 123.

                                 1999            1998            1997
                                 -----           -----           -----
Net income:
  As reported ...........   $1,011,221        $874,170        $592,806
  Pro forma .............     995,484         866,883         585,442
Basic earnings per share:
  As reported ...........   $    4.99         $  4.26         $  2.99
  Pro forma .............        4.91            4.23            2.95

The weighted average fair values of options at their grant date during 1999, 1998 and 1997 were $18.18, $16.46 and $13.29, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted-average of the assumptions used in the model.


                                              1999         1998         1997
                                             -----         ----         ----
Risk-free interest rate ...............       4.87%        5.73%        6.50%
Expected years until exercise .........       6.50         6.50         6.30
Expected stock volatility .............         21%          19%          22%
Dividend yield ........................       3.04%        3.20%        3.31%

Activity in the option and award plans during 1999, 1998 and 1997 is summarized as follows:

                                              Options and Awards
                                                  Outstanding
                                          ---------------------------
                                Available                                  Option Price
                                for Grant       Awards        Options         Per Share
                             ---------------    ------        ------      -----------------
Balance at December 31,
  1996 .....................  4,556,522         444,007       7,159,156   $ 15.42-47.13
  Granted .................. (2,732,191)        243,517       2,488,674     43.56-76.69
  Assumed (Jefferson
    and 1st United) ........       ----            ----         217,355     11.10-45.30
  Exercised ................       ----         (26,000)     (1,477,080)    15.42-45.30
  Cancelled ................   (552,633)           ----            ----           ----
  Authorized ...............  3,794,392            ----            ----           ----
  Forfeited ................     82,075          (1,550)        (92,444)    21.69-57.25
                             ------------       -------      ----------
Total December 31,
  1997 .....................  5,148,165         659,974       8,295,661     11.10-76.69
  Granted .................. (3,209,626)        364,426       2,845,200     75.00-87.38
  Exercised ................       ----         (69,150)     (2,159,068)    15.73-75.00
  Authorized ...............  3,064,084            ----            ----           ----
  Forfeited ................     72,030          (1,000)       (115,150)    33.88-86.50
                             ------------       -------      ----------
Total December 31,
  1998 .....................  5,074,653         954,250       8,866,643     11.10-87.38
  Granted .................. (4,243,285)        769,456       3,473,829     79.44-89.19
  Assumed (IJL and
    OFFITBANK) .............       ----         352,646         200,662     24.35-65.29
  Exercised ................       ----         (80,676)     (1,151,761)    11.12-85.88
  Authorized ...............  3,984,924            ----            ----           ----
  Forfeited ................    229,015         (18,699)       (226,121)    19.75-86.50
                             ------------       -------      ----------
Total December 31,
  1999 .....................  5,045,307       1,976,977      11,163,252     11.10-89.19
                             ============     =========      ==========

The following table summarizes information concerning currently outstanding and exercisable options.


                          Options Outstanding                               Options Exercisable
--------------------------------------------------------------------   -------------------------------
                                         Weighted
                                          Average         Weighted                       Weighted
                                        Remaining          Average                        Average
       Range of            Number     Contractual         Exercise          Number       Exercise
Exercise Prices        Outstanding           Life            Price      Exercisable         Price
-------------------   -------------   -----------         --------      -----------      --------
$ 11.10-30.00            773,551      1.83               $   24.82       773,551        $   24.82
   30.01-50.00         2,828,368      5.17                   37.73     2,198,523            36.75
   50.01-70.00         1,535,364      8.08                   57.24       598,959            57.15
   70.01-89.19         6,025,969      6.66                   81.73       782,190            79.42
                       ---------                                       ---------
                      11,163,252                                       4,353,223
                      ==========                                       =========

--------------------------------------------------------------------------------

---------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

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

At December 31, 1999, the weighted average maturity of pay-fixed swaps and receive-fixed swaps held in the customer portfolio was 3.72 years. Under pay-fixed swap agreements, the Corporation paid interest at a weighted average fixed rate of 5.74% and received interest at a weighted average floating rate of 6.18% (based on year-end rates). Under receive-fixed swap agreements, the Corporation received interest at a weighted average fixed rate of 6.16% and paid interest at a weighted average floating rate of 6.52% (based on year-end rates).

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


                                                                     1999
                                               -----------------------------------------------------
                                                  Notional    Fair Value    Fair Value  Average Fair
                                                     Value         Gains    (Losses)           Value
                                               -----------   -----------    ----------  ------------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed ...............  $8,240,207   $204,572      $(16,759)    $  172
 Interest rate swaps-pay floating ............   8,038,233     11,850      (136,278)       (64)
 Interest rate caps and floors written .......   2,009,209      6,138       (33,566)      (523)
 Interest rate caps and floors purchased .....   1,698,451     10,089       (11,927)       319
Securities trading activities:
 Commitments to purchase securities,
  futures and forward contracts ..............      38,850          2           (24)        24
 Commitments to sell securities, futures
  and forward contracts ......................      74,141        654          ----        160
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ...................................   2,888,413     13,708       (32,731)    (5,683)
 Commitments to sell foreign exchange ........   1,571,906     37,119       (10,482)    10,940
 Foreign exchange options written ............      34,960        416          (365)        24
 Foreign exchange options purchased ..........      35,023        576          (551)         9



                                                                            1998
                                                  ----------------------------------------------------
                                                     Notional   Fair Value   Fair Value   Average Fair
                                                        Value        Gains   (Losses)            Value
                                                  -----------   ----------   ----------   ------------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed ...............     $6,101,212   $40,948    ($104,107)       $(109)
 Interest rate swaps-pay floating ............      6,769,599   120,699      (30,715)         155
 Interest rate caps and floors written .......      2,551,837     2,374         ----           44
 Interest rate caps and floors purchased .....      2,606,271      ----       (2,372)         (44)
Securities trading activities:
 Commitments to purchase securities,
  futures and forward contracts ..............         55,769        47         (128)         859
 Commitments to sell securities, futures
  and forward contracts ......................         98,957       346          (16)        (718)
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ...................................      1,689,837    36,656       (1,185)       3,676
 Commitments to sell foreign exchange ........      1,336,800     5,542      (37,906)       2,383
 Foreign exchange options written ............         28,972       527         (497)          21
 Foreign exchange options purchased ..........         28,972      ----         ----            2

---------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

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


Revenues from the derivative trading portfolio are shown below.


                                1999       1998       1997
                             -------    -------    -------
Interest rate contracts ....  $19,004    $ 19,406   $  8,020
Securities activities ......    2,261      (2,304)    (3,035)
Foreign exchange activities    19,694      20,054     11,283
                             --------   ---------  ---------
     Total .................  $40,959    $ 37,156   $ 16,268
                             ========   =========  =========

Off-Balance Sheet Financial Instruments Issued for Lending Activities -- The Corporation issues off-balance sheet financial instruments as part of its commercial and consumer lending activities. The contract amounts of these instruments represent potential credit risk at December 31 as shown below:

                                             1999           1998
                                         -----------    -----------
 Commercial and consumer lending
   activities:
   Unfunded commitments to extend
     credit ............................  $56,408,734    $53,178,254
   Standby letters of credit ...........    9,564,012      9,062,050
   Commercial and similar letters of
     credit ............................      146,523        214,086
   Participations in bankers'
     acceptances .......................        4,950          5,240

Commitments to Extend Credit -- These are legally binding contracts to lend to a customer, provided there is no contract violation. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Creditworthiness is evaluated and in some instances collateral is obtained to support the borrowing. At December 31, 1999 and 1998, approximately 18% and 16%, respectively, of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 23% in 1999 and 1998 were comprised of cancelable credit card commitments, and approximately 11% in 1999 and 10% in 1998 were represented by real estate commitments.

Standby, Commercial and Similar Letters of Credit -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's underwriting process. At December 31, 1999 and 1998, approximately 5% and 3%, respectively, of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

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

The amounts disclosed in the following table represent the year-end notional and fair value of derivative financial instruments held for risk management purposes. The Corporation's credit exposure to off-balance sheet derivative financial instruments is represented by the fair value gain of the instrument if a counterparty fails to perform. There were no deferred gains or losses resulting from terminated swap contracts at December 31, 1999 and 1998.

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

Note K -- Off-Balance Sheet Risk Management Activities  -- Concluded

                                                                       1999
                                                             -----------------------------------
                                                              Notional   Fair Value  Fair Value
                                                                Value     Gains       (Losses)
                                                             ---------- ---------   ------------
Convert floating-rate liabilities to fixed:
 Swaps-pay fixed/receive floating .......................... $  300,000   $ 4,997   $   ----
Convert fixed-rate assets to floating:
 Swaps-pay fixed/receive floating ..........................    538,427    13,564     (4,515)
 Forward starting swaps-pay fixed/receive floating .........       ----      ----       ----
 Forward starting swaps-pay floating/receive fixed .........     72,468      ----     (7,633)
Convert fixed-rate liabilities to floating:
 Swaps-receive fixed/pay floating ..........................  3,100,000       842   (144,128)
Convert liabilities with quarterly rate resets to monthly:
 Swaps-receive floating/pay floating .......................    300,000        28       ----
Convert floating-rate assets to fixed:
 Swaps-receive fixed/pay floating ..........................    256,383       779     (2,641)
                                                             ------------ -------   ----------
   Total interest rate swaps and options ...................  4,567,278    20,210   (158,917)
Credit derivatives .........................................       ----      ----       ----
                                                             ------------ -------   ----------
   Total derivatives ....................................... $4,567,278   $20,210  ($ 158,917)
                                                             ============ =======   ----------

                                                                               1998
                                                                ------------------------------------
                                                                  Notional   Fair Value   Fair Value
                                                                     Value        Gains   (Losses)
                                                                ----------   --------     ---------
Convert floating-rate liabilities to fixed:
 Swaps-pay fixed/receive floating ..........................    $  665,592   $  1,049      $(7,341)
Convert fixed-rate assets to floating:
 Swaps-pay fixed/receive floating ..........................       329,825       ----     (14,437)
 Forward starting swaps-pay fixed/receive floating .........       200,000       ----        (257)
 Forward starting swaps-pay floating/receive fixed .........          ----       ----        ----
Convert fixed-rate liabilities to floating:
 Swaps-receive fixed/pay floating ..........................     2,100,000    134,960      (2,220)
Convert liabilities with quarterly rate resets to monthly:
 Swaps-receive floating/pay floating .......................       300,000       ----        (208)
Convert floating-rate assets to fixed:
 Swaps-receive fixed/pay floating ..........................       456,896      8,768         (87)
                                                                ----------   --------     ---------
   Total interest rate swaps and options ...................     4,052,313    144,777     (24,550)
Credit derivatives .........................................     1,500,000        387        ----
                                                                ----------   --------     ---------
   Total derivatives .......................................    $5,552,313   $145,164     ($ 24,550)
                                                                ==========   ========     =========

--------------------------------------------------------------------------------

Note L -- Income Taxes

The provision for income taxes is summarized below.


                                            1999          1998          1997
                                        --------      --------      --------
Current:
  Federal ...........................   $115,593      $145,058      $233,618
  Foreign ...........................      1,275           686           594
  State and local ...................     30,982        17,416         6,932
                                        --------      --------      --------
       Total current ................    147,850       163,160       241,144
Deferred:
  Federal ...........................    364,181       251,902        23,453
  State .............................     19,121        14,549        11,716
                                        --------      --------      --------
       Total deferred ...............    383,302       266,451        35,169
                                        --------      --------      --------
       Total income tax expense .....   $531,152      $429,611      $276,313
                                        ========      ========      ========

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before taxes were as follows:


                                              1999          1998        1997
                                        ----------    ----------    --------
Income before income taxes ..........    $1,542,373    $1,303,781    $ 869,119
                                        ===========   ===========   ==========
Federal income taxes at statutory
  rate ..............................    $  539,830    $  456,324    $ 304,192
State and local income taxes, net
  of federal benefit ................        32,567        20,778       12,121
Effect of tax-exempt securities
  interest and other income .........       (47,116)      (51,499)     (42,031)
Other items .........................         5,871         4,008        2,031
                                        -----------   -----------   ----------
       Total income tax expense .....    $  531,152    $  429,611    $ 276,313
                                        ===========   ===========   ==========

Significant components of the Corporation's deferred tax assets and liabilities, which are included in other liabilities, at December 31 are as follows:


                                               Deferred Tax Assets
                                             ----------------------
                                                 1999          1998
                                             --------      --------
Allowance for loan losses ................   $211,363      $200,546
Employee compensation and retirement
   benefits ..............................    103,361        76,702
Unrealized losses on securities available-
   for-sale ..............................     45,450          ----
Other ....................................     23,217        37,867
                                             --------      --------
       Gross deferred tax assets .........   $383,391      $315,115
                                             ========      ========


                                                   Deferred Tax Liabilities
                                                  --------------------------
                                                     1999             1998
                                                  ---------        ---------
 Unrealized gains on securities available-
   for-sale ...................................    $ ----          $50,719
 Depreciation .................................    40,248           29,279
 Lease financing ..............................   798,191          433,753
 Accretion of discounts on securities .........    16,519           19,928
 Identifiable intangibles .....................    12,855           17,459
 Other ........................................    47,159           34,372
                                                  ---------        ---------
       Gross deferred tax liabilities .........  $914,972         $585,510
                                                  =========        =========
       Net deferred tax liability ............. ($531,581)       ($270,395)
                                                  =========        =========

--------------------------------------------------------------------------------

---------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ IN THOUSANDS                             Wachovia Corporation and Subsidiaries

Note M -- Cash, Dividend, Loan Restrictions, Capital Ratios and Contingent Liabilities
In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1999 was approximately $207,692.

Under current Federal Reserve regulations, the banking subsidiaries also are limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the bank's capital, surplus and undivided profits plus the allowance for loan losses. Based on these limitations, approximately $807,631 was available for loans to the Corporation at December 31, 1999.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries cannot distribute as dividends to the Corporation in 2000, without the approval of the Comptroller of the Currency, more than $581,060 plus an additional amount equal to the banks' retained net profits for 2000 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $4,634,461 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 1999 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

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

At December 31, 1999, the most recent notification from the Comptroller of the Currency categorized the Corporation's banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the banking subsidiaries must maintain minimum Tier I capital, total risk-based capital, and Tier I leverage ratios of 6%, 10% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the banking subsidiaries' well capitalized status.

The actual capital amounts and ratios for the Corporation at December 31, 1999 are presented in the following table:


                                     1999                     1998
                          -----------------------   ---------------------
                              Amount       Ratio        Amount      Ratio
                          ----------      -------   ----------      -----
 Wachovia
   Corporation
   Tier I capital .......  $5,795,946       7.52%    $5,585,488       7.99%
   Total risk-based
     capital ............   8,458,090      10.98      7,927,628      11.34
   Tier I leverage ......   5,795,946       8.77      5,585,488       8.67
 Wachovia Bank, N.A.
   Tier I capital .......   5,458,716       7.33      5,097,196       7.46
   Total risk-based
     capital ............   8,191,453      11.00      7,749,905      11.34
   Tier I leverage ......   5,458,716       8.69      5,097,196       8.28

The Corporation, in the normal course of business, is subject to various pending or threatened lawsuits in which claims for monetary damages are asserted. Although it is not possible for the Corporation to predict the outcome of these lawsuits or the range of any possible loss, management, after consultation with legal counsel, does not anticipate that the ultimate aggregate liability, if any, arising from these lawsuits will have a material adverse effect on the Corporation's financial position or operating results.

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

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note N -- Pension and Other Postretirement Benefits  -- Continued

                                                                     Pension Benefits                        Other Benefits
                                                             ------------------------------            ------------------------
                                                                     1999             1998                  1999         1998
                                                             ------------             -----            ----------        ------
Change in benefit obligation:
 Projected benefit obligation at beginning of year ......... $858,601             $754,739              $ 76,059      $ 85,652
 Service cost ..............................................   37,346               31,933                1,555         1,396
 Interest cost .............................................   61,407               54,963                5,488         5,573
 Actuarial gain ............................................  (91,717)              34,414               (6,767)       (2,769)
 Benefits paid .............................................  (38,322)             (31,928)              (5,715)       (6,046)
 Plan change ...............................................      921               14,480                 ----        (7,747)
                                                             ------------         ---------            ----------     ---------
 Projected benefit obligation at end of year ............... $828,236             $858,601              $ 70,620      $ 76,059
                                                             ============         =========            ==========     =========
Change in plan assets:
 Fair value of plan assets at beginning of year ............ $827,310             $742,203              $ 13,530      $ 12,170
 Actual return on plan assets ..............................  117,556              113,372                1,417         1,361
 Employer contributions ....................................    4,297                3,663                5,715          ----
 Benefits paid .............................................  (38,322)             (31,928)              (5,715)         ----
                                                             ------------         ---------            ----------     ---------
 Fair value of plan assets at end of year .................. $910,841             $827,310              $ 14,947      $ 13,531
                                                             ============         =========            ==========     =========
Accrued benefit cost:
 Funded status ............................................. $ 82,605             $(31,291)            ($55,673)   ($  62,528)
 Unrecognized transition (asset) liability .................  (16,747)             (22,332)              51,736        55,716
 Unrecognized prior service cost ...........................   16,479               16,094               (6,103)       (6,612)
 Unrecognized net (gain) loss .............................. (125,889)              13,805              (19,893)      (11,185)
                                                             ------------         ---------            ----------     ---------
 Accrued benefit cost ...................................... $(43,552)            $(23,724)            ($29,933)   ($  24,609)
                                                             ============         =========            ==========     =========
Weighted-average assumptions as of December 31:
 Discount rate .............................................     8.00%                7.00%                8.00%         7.00%
 Expected return on plan assets ............................     9.00%                9.00%                7.00%         7.00%
                                                             6% through 2005,     6% through 2001,
 Rate of compensation increase ............................. 5% thereafter        5% thereafter            6.00%         6.00%
 Assumed rate of increase in health care costs:
  Retirees under age 65 ....................................     ----                 ----                 8.00%         8.00%
  Retirees over age 65 .....................................     ----                 ----                 6.00%         6.00%

The rate of increase in health care costs is assumed to remain constant for each category of retirees. Included in plan assets at December 31, 1999 were 130,626 shares of Wachovia Corporation common stock with a market value of $8,883. Dividends of $269 were paid on those shares in 1999.


                                                            Pension Benefits                         Other Benefits
                                            ------------------------------------------   ---------------------------------------
                                                1999           1998           1997          1999          1998          1997
                                            -------        -------        -------        -------       -------      --------
Components of net periodic benefit cost:
 Service cost ...........................   $37,346        $31,933        $24,660        $ 1,556        $ 1,396      $  2,407
 Interest cost ..........................    61,407         54,963         46,626          5,488          5,573         5,718
 Expected return on plan assets .........   (73,438)       (63,050)       (50,821)          (947)          (852)         (895)
Amortization of unrecognized amounts:
 Transition (asset) liability ...........    (5,585)        (5,585)        (5,297)         3,980          3,980         3,980
 Prior service cost .....................       536            537         (1,532)          (509)          (509)           57
 Net actuarial loss (gain) ..............     3,235          2,132          1,360            (36)          (262)         (484)
                                            -------        -------        -------        -------       --------     ---------
Benefit cost ............................   $23,501        $20,930        $14,996        $ 9,532        $ 9,326      $ 10,783
                                            =======        =======        =======        =======       ========     =========

The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

                                           1 Percentage     1 Percentage
                                                  Point            Point
                                               Increase         Decrease
                                           ------------     ------------
 Effect on total of service and interest
   cost components in 2000 .............   $  159              $  141
 Effect on post retirement benefit
   obligation as of December 31,
   1999 ................................   $2,275              $2,014

 The projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $126,423 and $101,049, respectively, at December 31, 1999 and $114,577 and $89,857, respectively, at December 31, 1998. Those plans were unfunded at December 31, 1999 and 1998.

 The Corporation also provides supplemental benefits to substantially all employees through defined contribution plans designed to encourage participants to save on a regular basis and to provide such

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ IN THOUSANDS                             Wachovia Corporation and Subsidiaries

Note N -- Pension and Other Postretirement Benefits -- Concluded participants with deferred compensation and additional performance incentive. Total expense relating to these plans, which represented the Corporation's matching and discretionary contributions, was $31,585 in 1999, $23,473 in 1998 and $25,969 in 1997. Employee participants may elect to contribute from 1% to 15% of base salary. The Corporation matches 100% of each participant's contribution up to the first 3% of base salary and 50% of each participant's remaining contribution up to 6% of base salary with a maximum employer contribution of 4.5% of base salary. The plans provide for additional contributions of up to 1.5% of salary in accordance with a pre-established formula based on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the Board of Directors.

--------------------------------------------------------------------------------

Note O -- Selected Income Statement Information
The components of other operating income and expense for the three years ended December 31 were as follows:


                                                                   1999           1998         1997
                                                               --------       --------     --------
Other operating income:
 Bankers' acceptance and letter of credit fees .............   $ 46,037       $ 39,025     $ 34,526
 Other service charges and fees ............................     79,893         54,726       51,916
 Other income ..............................................    114,952        117,487       84,316
                                                               --------       --------     --------
   Total other operating income ............................   $240,882       $211,238     $170,758
                                                               ========       ========     ========
Other operating expense:
 Postage and delivery ......................................   $ 55,410       $ 52,981     $ 48,657
 Outside data processing, programming and software .........    102,773         64,450       83,418
 Stationery and supplies ...................................     35,939         34,767       30,960
 Advertising and sales promotion ...........................     66,468         71,257       73,193
 Professional services .....................................     75,002         56,066       54,113
 Travel and business promotion .............................     33,944         29,254       25,215
 Telecommunications ........................................     58,088         54,467       43,420
 Amortization of intangible assets .........................     50,879         39,091       13,308
 Foreclosed property expense ...............................       (853)           571        1,875
 Other expense .............................................    184,036        161,120      143,427
                                                               --------       --------     --------
   Total other operating expense ...........................   $661,686       $564,024     $517,586
                                                               ========       ========     ========

--------------------------------------------------------------------------------

Note P -- Earnings Per Share

                                                                                 Year Ended December 31
                                                                   ------------------------------------------
                                                                         1999            1998            1997
                                                                   ----------            ----            ----
Basic (thousands, except per share)
Average common shares outstanding ..............................      202,795         205,058         198,290
                                                                   ==========         =======         =======
Net income .....................................................   $1,011,221        $874,170        $592,806
                                                                   ==========        ========        ========
Per share amount ...............................................   $     4.99        $   4.26        $   2.99
Diluted (thousands, except per share)
Average common shares outstanding ..............................      202,795         205,058         198,290
Dilutive common stock options at average market price ..........        2,976           3,778           3,394
Dilutive common stock awards at average market price ...........          397             300             210
Convertible long-term debt assumed converted ...................           24              17               7
                                                                   ----------        --------        --------
Average diluted shares outstanding .............................      206,192         209,153         201,901
                                                                   ==========        ========        ========
Net income .....................................................   $1,011,221        $874,170        $592,806
Add interest on convertible long-term debt, net of tax .........           71              48               6
                                                                   ----------        --------        --------
Adjusted net income ............................................   $1,011,292        $874,218        $592,812
                                                                   ==========        ========        ========
Per share amount ...............................................   $     4.90        $   4.18        $   2.94


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Notes to Consolidated Financial Statements -- Continued
--------------------------------------------------------------------------------
$ in thousands                            Wachovia Corporation and Subsidiaries

Note Q -- Fair Value of Financial Instruments
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented.

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


                                                   1999
                                      -----------------------------
                                          Carrying        Estimated
                                             Value       Fair Value
                                      ------------    -------------
Financial assets:
   Trading account assets .........   $  870,304      $  870,304
   Securities .....................    8,144,514       8,156,940
   Loans, net of allowance for loan
     losses .......................   49,066,415      49,085,271
Financial liabilities:
   Deposits .......................   41,786,418      41,846,589
   Long-term debt .................    7,814,263       7,819,811


                                                   1998
                                      -----------------------------
                                         Carrying       Estimated
                                            Value      Fair Value
                                      ----------      -------------
Financial assets:
   Trading account assets .........   $  664,812      $  664,812
   Securities .....................    9,367,255       9,425,774
   Loans, net of allowance for loan
     losses .......................   45,171,230      45,465,075
Financial liabilities:
   Deposits .......................   40,994,729      41,156,155
   Long-term debt .................    7,596,727       7,895,996

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


                                                      1999           1998
                                                   Estimated       Estimated
                                                  Fair Value      Fair Value
                                                  ------------   -------------
Unfunded commitments to extend credit .........   $(76,770)      $(76,894)
Letters of credit .............................    (69,921)       (66,434)
Interest rate contracts issued for trading
   purposes ...................................     34,119         26,827
Interest rate contracts held for purposes
   other than trading .........................   (138,707)       120,614
Other off-balance sheet financial
   instruments issued or held for trading or
   lending purposes ...........................      8,322          3,386

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


                                                    1999              1998
                                             -----------      ------------
Assets
------------------------------------------
Cash on demand deposit with bank
  subsidiary .............................   $       669      $        520
Interest-bearing bank balances with
  bank subsidiaries ......................     1,269,354         1,041,471
Securities ...............................       170,856           130,829
Demand loans to nonbank subsidiaries .....     1,243,252           779,035
Notes receivable from subsidiaries .......     2,456,455         2,521,540
Investments in:
  Bank subsidiaries ......................     6,023,150         5,827,743
  Nonbank subsidiaries ...................       731,090           293,923
Other assets .............................       211,670           191,817
                                             -----------      ------------
       Total assets ......................   $12,106,496      $ 10,786,878
                                             ===========      ============
Liabilities and Shareholders' Equity
-------------------------------------------
Parent company commercial paper ..........   $ 1,658,988      $  1,359,382
Subordinated notes payable to nonbank
  subsidiaries ...........................     1,027,600         1,031,023
Long-term debt ...........................     3,666,018         2,969,173
Demand loans from bank subsidiary ........        18,015            18,015
Other liabilities ........................        77,418            71,053
Shareholders' equity .....................     5,658,457         5,338,232
                                             -----------      ------------
       Total liabilities and shareholders'
         equity ..........................   $12,106,496      $ 10,786,878
                                             ===========      ============

The operating results of the parent company for the three years ended December 31 are shown below.


                                                1999          1998          1997
                                          ----------      --------      --------
Income
---------------------------------------
Dividends from:
  Bank subsidiaries ...................    $  617,800     $562,000      $658,800
  Nonbank subsidiaries ................        77,000         ----        11,060
Interest from subsidiaries ............       301,576      222,956       184,476
Other interest income .................        12,840        7,997        15,320
Other income ..........................        33,317       57,387        34,012
                                          -----------     --------      --------
       Total income ...................     1,042,533      850,340       903,668
Expense
----------------------------------------
Interest on short-term borrowed
  funds ...............................        69,619       64,086        39,566
Interest on long-term debt ............       297,646      197,944       169,192
Interest paid to subsidiaries .........         1,354        1,746        22,354
Other expense .........................        33,714       47,858        50,655
                                          -----------     --------      --------
       Total expense ..................       402,333      311,634       281,767
Income before income tax
  benefit and equity in
  undistributed net income
  (excess dividends) of
  subsidiaries ........................       640,200      538,706       621,901
Income tax benefit ....................       (19,801)     (14,259)      (16,519)
                                          -----------     --------      --------
Income before equity in
  undistributed net income
  (excess dividends) of
  subsidiaries ........................       660,001      552,965       638,420
Equity in undistributed net
  income (excess dividends) of
  subsidiaries ........................       351,220      321,205       (45,614)
                                          -----------     --------      --------
       Net income .....................    $1,011,221     $874,170      $592,806
                                          ===========     ========      ========

The cash flows of the parent company for the three years ended December 31, were as follows:


                                           1999            1998            1997
                                     ----------      ----------        --------
Operating Activities
----------------------------------
Net income .......................   $1,011,221      $  874,170        $592,806
Other, net .......................      21,648           52,802          23,830
Equity in excess dividends
  (undistributed net income)
  of subsidiaries ................    (351,220)        (321,205)         45,614
                                     ----------      ----------        --------
  Net cash provided by
     operations ..................     681,649          605,767         662,250
Investing Activities
-----------------------------------
Net (increase) decrease in
  interest-bearing bank
  balances .......................    (227,883)        (184,968)        315,194
Purchases of securities ..........     (76,433)        (105,763)        (17,097)
Sales, calls, prepayments and
  maturities of securities .......      38,371           38,257         349,052
Net (increase) decrease in
  demand loans to nonbank
  subsidiaries ...................    (464,217)         214,038        (559,130)
Notes issued to subsidiaries .....    (213,733)      (1,015,908)       (550,000)
Notes repaid by subsidiaries .....     300,103              908            ----
Net (increase) decrease in
  other assets ...................     (18,810)         (22,318)         (5,154)
Equity investment in
  subsidiaries ...................      (3,780)        (249,001)        (45,956)
                                     ----------      ----------        --------
  Net cash used by investing
     activities ..................    (666,382)      (1,324,755)       (513,091)
Financing Activities
-----------------------------------
Net (decrease) increase in
  loans and notes from
  subsidiaries ...................      (3,810)         (50,474)        355,340
Net increase in commercial
  paper ..........................     299,606          325,358         327,648
Proceeds from long-term
  debt ...........................     993,359        1,288,859            ----
Maturities and repayments of
  long-term debt .................    (318,115)            ----            ----
Issuance of stock ................      59,478           80,375          59,281
Dividend payments ................    (418,447)        (381,798)       (327,303)
Common stock repurchased .........    (634,623)        (531,122)       (537,855)
Increase (decrease) in other
  liabilities ....................       7,434          (18,658)        (19,346)
                                     ----------      ----------        --------
  Net cash (used) provided
     by financing activities .....     (15,118)         712,540        (142,235)
                                     ----------      ----------        --------
Increase (decrease) in cash ......         149           (6,448)          6,924
Cash at beginning of year ........         520            6,968              44
                                     ----------      ----------        --------
Cash at end of year ..............   $     669       $      520        $  6,968
                                     ==========      ==========        ========
Noncash investing and
  financing activities:
Common stock issued on
  conversion of long-term
  debt ...........................   $     250       $     ----        $     70

The principal maturities of the parent company's long-term debt subsequent to December 31, 1999 are $249,907 in 2000, $325,331 in 2001, $151,427 in 2002,
$249,240 in 2003, $598,093 in 2004 and $3,119,620 thereafter.

--------------------------------
 Consolidated Average Balances
--------------------------------------------------------------------------------
thousands                                 Wachovia Corporation and Subsidiaries



                                                                                    1999                         1998
                                                                                    Amount           %       Amount         %
Assets
Loans -- net of unearned income:
 Commercial .................................................................  $15,750,629       24.1   $14,023,069       21.9
 Tax-exempt .................................................................      807,957        1.2     1,218,909        1.9
                                                                              ------------      -----  ------------      -----
    Total commercial ........................................................   16,558,586       25.3    15,241,978       23.8
 Direct retail ..............................................................    1,064,215        1.6     1,143,392        1.8
 Indirect retail ............................................................    3,481,534        5.3     3,090,938        4.8
 Credit card ................................................................    5,040,279        7.7     5,680,171        8.9
 Other revolving credit .....................................................      589,173         .9       497,681         .8
                                                                              ------------      -----  ------------      -----
    Total retail ............................................................   10,175,201       15.5    10,412,182       16.3
 Construction ...............................................................    2,193,339        3.4     1,892,817        3.0
 Commercial mortgages .......................................................    7,323,451       11.2     6,812,786       10.6
 Residential mortgages ......................................................    7,421,270       11.3     7,808,436       12.2
                                                                              ------------      -----  ------------      -----
    Total real estate .......................................................   16,938,060       25.9    16,514,039       25.8
 Lease financing ............................................................    2,265,797        3.5     1,428,872        2.2
 Foreign ....................................................................    1,284,883        2.0       803,644        1.3
                                                                              ------------      -----  ------------      -----
    Total loans .............................................................   47,222,527       72.2    44,400,715       69.4
Securities:
 Held-to-maturity:
  State and municipal .......................................................      168,132         .3       193,911         .3
  Other .....................................................................    1,150,742        1.7     1,282,160        2.0
                                                                              ------------      -----  ------------      -----
    Total held-to-maturity ..................................................    1,318,874        2.0     1,476,071        2.3
 Available-for-sale .........................................................    8,021,432       12.3     9,106,015       14.2
                                                                              ------------      -----  ------------      -----
    Total securities ........................................................    9,340,306       14.3    10,582,086       16.5
Interest-bearing bank balances ..............................................      118,303         .2       157,219         .3
Federal funds sold and securities purchased under resale agreements .........      605,585         .9       467,079         .7
Trading account assets ......................................................      829,399        1.2       954,809        1.5
                                                                              ------------      -----  ------------      -----
    Total interest-earning assets ...........................................   58,116,120       88.8    56,561,908       88.4
Cash and due from banks .....................................................    3,117,224        4.8     3,210,746        5.1
Premises and equipment ......................................................      949,640        1.4       856,737        1.3
Other assets (1) ............................................................    3,778,418        5.8     3,854,897        6.0
Allowance for loan losses ...................................................     (541,144)    (  .8)      (535,753)    (  .8)
                                                                              ------------     ------  ------------     ------
    Total assets ............................................................  $65,420,258      100.0   $63,948,535      100.0
                                                                              ============     ======  ============     ======
Liabilities and Shareholders' Equity
Interest-bearing deposits in domestic offices:
 Demand .....................................................................  $ 4,656,515        7.1   $ 4,984,421        7.8
 Savings and money market savings ...........................................   13,339,354       20.4    11,603,522       18.2
 Savings certificates .......................................................    8,764,880       13.4     9,943,373       15.5
 Large denomination certificates ............................................    3,317,934        5.1     3,051,290        4.8
                                                                              ------------     ------  ------------     ------
    Total interest-bearing deposits in domestic offices .....................   30,078,683       46.0    29,582,606       46.3
Interest-bearing deposits in foreign offices ................................    2,246,413        3.4     2,428,713        3.8
                                                                              ------------     ------  ------------     ------
    Total interest-bearing deposits .........................................   32,325,096       49.4    32,011,319       50.1
Federal funds purchased and securities sold under repurchase agreements .....    6,150,371        9.4     7,498,279       11.7
Commercial paper ............................................................    1,484,484        2.3     1,276,624        2.0
Other short-term borrowed funds .............................................    1,766,070        2.7     2,120,256        3.3
                                                                              ------------     ------  ------------     ------
    Total short-term borrowed funds .........................................    9,400,925       14.4    10,895,159       17.0
Long-term debt ..............................................................    8,134,358       12.4     6,278,807        9.8
                                                                              ------------     ------  ------------     ------
    Total interest-bearing liabilities ......................................   49,860,379       76.2    49,185,285       76.9
Other deposits:
 Demand in domestic offices .................................................    8,250,407       12.6     7,797,454       12.2
 Demand in foreign offices ..................................................          653         .0           309         .0
 Noninterest-bearing time in domestic offices ...............................        4,240         .0         5,203         .0
Other liabilities ...........................................................    1,874,402        2.9     1,792,333        2.8
Shareholders' equity ........................................................    5,430,177        8.3     5,167,951        8.1
                                                                              ------------     ------  ------------     ------
    Total liabilities and shareholders' equity ..............................  $65,420,258      100.0   $63,948,535      100.0
                                                                              ============     ======  ============     ======
Total deposits ..............................................................  $40,580,396              $39,814,285

(1) Includes unrealized gains (losses) of $17,991 in 1999, $131,761 in 1998, $65,846 in 1997, $93,556 in 1996, $34,248 in 1995 and ($12,405) in 1994 on
    securities available-for-sale.



                                                                                      1997                     1996
                                                                                      Amount         %         Amount         %
Assets
Loans -- net of unearned income:
 Commercial .................................................................    $11,326,589       19.7   $10,480,829       18.9
 Tax-exempt .................................................................      1,743,227        3.0     2,126,486        3.8
                                                                                ------------      -----  ------------      -----
    Total commercial ........................................................     13,069,816       22.7    12,607,315       22.7
 Direct retail ..............................................................      1,193,557        2.1     1,194,349        2.1
 Indirect retail ............................................................      2,966,521        5.1     3,138,707        5.6
 Credit card ................................................................      5,626,062        9.8     4,948,626        8.9
 Other revolving credit .....................................................        423,900         .7       417,953         .8
                                                                                ------------      -----  ------------      -----
    Total retail ............................................................     10,210,040       17.7     9,699,635       17.4
 Construction ...............................................................      1,498,438        2.6     1,069,576        1.9
 Commercial mortgages .......................................................      6,067,194       10.5     5,452,795        9.8
 Residential mortgages ......................................................      7,422,225       12.9     6,796,978       12.2
                                                                                ------------      -----  ------------      -----
    Total real estate .......................................................     14,987,857       26.0    13,319,349       23.9
 Lease financing ............................................................        955,055        1.7       655,485        1.2
 Foreign ....................................................................        493,110         .9       457,500         .8
                                                                                ------------      -----  ------------      -----
    Total loans .............................................................     39,715,878       69.0    36,739,284       66.0
Securities:
 Held-to-maturity:
  State and municipal .......................................................        221,196         .4       273,529         .5
  Other .....................................................................      1,101,603        1.8     1,199,467        2.1
                                                                                ------------      -----  ------------      -----
    Total held-to-maturity ..................................................      1,322,799        2.2     1,472,996        2.6
 Available-for-sale .........................................................      9,470,064       16.4    10,402,219       18.7
                                                                                ------------      -----  ------------      -----
    Total securities ........................................................     10,792,863       18.6    11,875,215       21.3
Interest-bearing bank balances ..............................................         88,801         .2       420,838         .8
Federal funds sold and securities purchased under resale agreements .........        397,213         .7       286,478         .5
Trading account assets ......................................................        960,244        1.7       921,764        1.7
                                                                                ------------      -----  ------------      -----
    Total interest-earning assets ...........................................     51,954,999       90.2    50,243,579       90.3
Cash and due from banks .....................................................      2,904,160        5.0     2,789,738        5.1
Premises and equipment ......................................................        803,362        1.4       785,438        1.4
Other assets (1) ............................................................      2,465,276        4.3     2,278,391        4.1
Allowance for loan losses ...................................................       (520,722)    (  .9)      (512,943)    (  .9)
                                                                                ------------     ------  ------------     ------
    Total assets ............................................................    $57,607,075      100.0   $55,584,203      100.0
                                                                                ============     ======  ============     ======
Liabilities and Shareholders' Equity
Interest-bearing deposits in domestic offices:
 Demand .....................................................................    $ 4,108,606        7.1   $ 3,993,079        7.2
 Savings and money market savings ...........................................     10,594,764       18.4     9,440,738       17.0
 Savings certificates .......................................................     10,364,936       18.0    10,521,925       18.9
 Large denomination certificates ............................................      2,929,042        5.1     2,612,410        4.7
                                                                                ------------     ------  ------------     ------
    Total interest-bearing deposits in domestic offices .....................     27,997,348       48.6    26,568,152       47.8
Interest-bearing deposits in foreign offices ................................      1,585,149        2.8     1,040,585        1.9
                                                                                ------------     ------  ------------     ------
    Total interest-bearing deposits .........................................     29,582,497       51.4    27,608,737       49.7
Federal funds purchased and securities sold under repurchase agreements .....      6,743,997       11.7     7,136,064       12.8
Commercial paper ............................................................        781,345        1.4       595,806        1.1
Other short-term borrowed funds .............................................      1,461,781        2.5     1,286,160        2.3
                                                                                ------------     ------  ------------     ------
    Total short-term borrowed funds .........................................      8,987,123       15.6     9,018,030       16.2
Long-term debt ..............................................................      6,121,823       10.6     6,692,772       12.0
                                                                                ------------     ------  ------------     ------
    Total interest-bearing liabilities ......................................     44,691,443       77.6    43,319,539       77.9
Other deposits:
 Demand in domestic offices .................................................      6,921,083       12.0     6,476,977       11.7
 Demand in foreign offices ..................................................            169         .0         1,563         .0
 Noninterest-bearing time in domestic offices ...............................         13,192         .0        12,362         .0
Other liabilities ...........................................................      1,447,863        2.5     1,315,939        2.4
Shareholders' equity ........................................................      4,533,325        7.9     4,457,823        8.0
                                                                                ------------     ------  ------------     ------
    Total liabilities and shareholders' equity ..............................    $57,607,075      100.0   $55,584,203      100.0
                                                                                ============     ======  ============     ======
Total deposits ..............................................................    $36,516,941              $34,099,639


                                                                              1995                      1994              Compound
                                                                              Amount          %         Amount       %   Growth Rate
Assets
Loans -- net of unearned income:
 Commercial ............................................................  $ 9,727,718       18.8    $ 7,923,773    17.1      14.7%
 Tax-exempt ............................................................    2,067,016        4.0      2,066,908     4.4     (17.1)
                                                                        -------------      -----  -------------   -----
    Total commercial ...................................................   11,794,734       22.8      9,990,681    21.5      10.6
 Direct retail .........................................................    1,177,466        2.3      1,087,952     2.3     (  .4)
 Indirect retail .......................................................    2,973,026        5.8      2,862,342     6.2       4.0
 Credit card ...........................................................    4,551,448        8.8      4,014,135     8.6       4.7
 Other revolving credit ................................................      398,693         .8        382,216      .8       9.0
                                                                        -------------      -----  -------------   -----
    Total retail .......................................................    9,100,633       17.7      8,346,645    17.9       4.0
 Construction ..........................................................      948,248        1.8        791,154     1.7      22.6
 Commercial mortgages ..................................................    4,902,241        9.5      4,529,213     9.7      10.1
 Residential mortgages .................................................    6,182,282       12.0      5,587,543    12.0       5.8
                                                                        -------------      -----  -------------   -----
    Total real estate ..................................................   12,032,771       23.3     10,907,910    23.4       9.2
 Lease financing .......................................................      278,038         .5        180,022      .4      66.0
 Foreign ...............................................................      304,277         .6        108,028      .2      64.1
                                                                        -------------      -----  -------------   -----
    Total loans ........................................................   33,510,453       64.9     29,533,286    63.4       9.8
Securities:
 Held-to-maturity:
  State and municipal ..................................................      423,747         .8        599,206     1.3     (22.4)
  Other ................................................................    3,735,893        7.1      3,371,132     7.1     (19.3)
                                                                        -------------      -----  -------------   -----
    Total held-to-maturity .............................................    4,159,640        7.9      3,970,338     8.4     (19.8)
 Available-for-sale ....................................................    7,817,579       15.2      7,267,408    15.6       2.0
                                                                        -------------      -----  -------------   -----
    Total securities ...................................................   11,977,219       23.1     11,237,746    24.0     ( 3.6)
Interest-bearing bank balances .........................................      119,277         .2         31,941      .1      29.9
Federal funds sold and securities purchased under resale agreements ....      221,359         .4        303,177      .7      14.8
Trading account assets .................................................      916,140        1.8        689,417     1.5       3.8
                                                                        -------------      -----  -------------   -----
    Total interest-earning assets ......................................   46,744,448       90.4     41,795,567    89.7       6.8
Cash and due from banks ................................................    2,801,993        5.5      2,688,765     5.9       3.0
Premises and equipment .................................................      722,418        1.4        663,773     1.4       7.4
Other assets (1) .......................................................    1,951,842        3.7      1,910,228     4.1      14.6
Allowance for loan losses ..............................................     (517,430)    ( 1.0)       (516,702) ( 1.1)        .9
                                                                        -------------     ------  -------------  ------
    Total assets .......................................................  $51,703,271      100.0    $46,541,631   100.0       7.0
                                                                        =============     ======  =============  ======
Liabilities and Shareholders' Equity
Interest-bearing deposits in domestic offices:
 Demand ................................................................  $ 3,923,942        7.6    $ 4,047,307     8.7       2.8
 Savings and money market savings ......................................    8,318,312       16.1      7,973,997    17.1      10.8
 Savings certificates ..................................................   10,435,857       20.3      8,419,653    18.0        .8
 Large denomination certificates .......................................    2,173,624        4.2      1,889,807     4.1      11.9
                                                                        -------------     ------  -------------  ------
    Total interest-bearing deposits in domestic offices ................   24,851,735       48.2     22,330,764    47.9       6.1
Interest-bearing deposits in foreign offices ...........................      749,511        1.4        516,157     1.1      34.2
                                                                        -------------     ------  -------------  ------
    Total interest-bearing deposits ....................................   25,601,246       49.6     22,846,921    49.0       7.2
Federal funds purchased and securities sold under repurchase agreements.    6,263,319       12.1      6,146,656    13.2        .0
Commercial paper .......................................................      535,210        1.0        524,715     1.1      23.1
Other short-term borrowed funds ........................................    2,061,418        4.0        697,743     1.5      20.4
                                                                        -------------     ------  -------------  ------
    Total short-term borrowed funds ....................................    8,859,947       17.1      7,369,114    15.8       5.0
Long-term debt .........................................................    5,694,683       11.0      5,153,784    11.1       9.6
                                                                        -------------     ------  -------------  ------
    Total interest-bearing liabilities .................................   40,155,876       77.7     35,369,819    75.9       7.1
Other deposits:
 Demand in domestic offices ............................................    6,214,100       12.0      6,215,419    13.4       5.8
 Demand in foreign offices .............................................        6,823         .0          5,380      .0     (34.4)
 Noninterest-bearing time in domestic offices ..........................       12,537         .0         70,997      .2     (43.1)
Other liabilities ......................................................    1,150,355        2.2      1,067,818     2.3      11.9
Shareholders' equity ...................................................    4,163,580        8.1      3,812,198     8.2       7.3
                                                                        -------------     ------  -------------  ------
    Total liabilities and shareholders' equity .........................  $51,703,271      100.0    $46,541,631   100.0       7.0
                                                                        =============     ======  =============  ======
Total deposits .........................................................  $31,834,706               $29,138,717               6.8

------------------------------------------
 Net Interest Income -- Taxable Equivalent
--------------------------------------------------------------------------------
thousands                                Wachovia Corporation and Subsidiaries

                                                                                   1999                      1998
                                                                                  Amount           %        Amount            %
Interest Income
Loans, including fees:
 Commercial .................................................................   $ 1,141,309       24.2    $ 1,011,401       21.5
 Tax-exempt .................................................................        79,075        1.7        112,672        2.4
                                                                              -------------      -----  -------------      -----
    Total commercial ........................................................     1,220,384       25.9      1,124,073       23.9
 Direct retail ..............................................................        91,882        2.0        107,405        2.3
 Indirect retail ............................................................       274,843        5.8        255,512        5.4
 Credit card ................................................................       677,232       14.4        764,426       16.2
 Other revolving credit .....................................................        64,405        1.4         55,644        1.2
                                                                              -------------      -----  -------------      -----
    Total retail ............................................................     1,108,362       23.6      1,182,987       25.1
 Construction ...............................................................       187,396        4.0        170,403        3.6
 Commercial mortgages .......................................................       594,166       12.6        584,266       12.4
 Residential mortgages ......................................................       576,624       12.2        618,118       13.1
                                                                              -------------      -----  -------------      -----
    Total real estate .......................................................     1,358,186       28.8      1,372,787       29.1
 Lease financing ............................................................       250,868        5.3        166,128        3.5
 Foreign ....................................................................        84,262        1.8         55,067        1.2
                                                                              -------------      -----  -------------      -----
    Total loans .............................................................     4,022,062       85.4      3,901,042       82.8
Securities:
 Held-to-maturity:
   State and municipal ......................................................        16,689         .4         21,179         .5
   Other investments ........................................................        81,068        1.7         96,430        2.0
                                                                              -------------      -----  -------------      -----
    Total held-to-maturity ..................................................        97,757        2.1        117,609        2.5
 Available-for-sale .........................................................       517,242       11.0        609,245       12.9
                                                                              -------------      -----  -------------      -----
    Total securities ........................................................       614,999       13.1        726,854       15.4
Interest-bearing bank balances ..............................................         7,390         .2         12,988         .3
Federal funds sold and securities purchased under resale agreements .........        30,696         .6         25,803         .5
Trading account assets ......................................................        32,159         .7         45,432        1.0
                                                                              -------------      -----  -------------      -----
   Total interest income ....................................................     4,707,306      100.0      4,712,119      100.0
Interest Expense
Interest-bearing demand .....................................................        58,434        1.2         64,530        1.4
Savings and money market savings ............................................       477,557       10.2        451,655        9.6
Savings certificates ........................................................       447,583        9.5        542,477       11.5
Large denomination certificates .............................................       172,539        3.7        165,384        3.5
                                                                              -------------      -----  -------------      -----
    Total interest-bearing deposits in domestic offices .....................     1,156,113       24.6      1,224,046       26.0
Interest-bearing deposits in foreign offices ................................       109,082        2.3        135,659        2.9
                                                                              -------------      -----  -------------      -----
    Total interest-bearing deposits .........................................     1,265,195       26.9      1,359,705       28.9
Federal funds purchased and securities sold under repurchase agreements .....       289,912        6.1        388,390        8.2
Commercial paper ............................................................        69,619        1.5         64,088        1.3
Other short-term borrowed funds .............................................        97,630        2.1        111,368        2.4
                                                                              -------------      -----  -------------      -----
    Total short-term borrowed funds .........................................       457,161        9.7        563,846       11.9
Long-term debt ..............................................................       474,378       10.1        390,662        8.3
                                                                              -------------      -----  -------------      -----
    Total interest expense ..................................................     2,196,734       46.7      2,314,213       49.1
                                                                              -------------      -----  -------------      -----
Net Interest Income .........................................................   $ 2,510,572       53.3    $ 2,397,906       50.9
                                                                              =============      =====  =============      =====
Percentage of interest-earning assets:
 Interest income ............................................................          8.10%                     8.33%
 Interest expense ...........................................................          3.78                      4.09
                                                                              -------------             -------------
    Net interest income .....................................................          4.32%                     4.24%
                                                                              =============             =============
Taxable equivalent adjustment included in interest income:
 Loans ......................................................................   $    21,521               $    27,638
 Securities .................................................................        18,937                    18,301
 Trading account assets .....................................................            28                       935
                                                                              -------------             -------------
    Total (2) ...............................................................   $    40,486               $    46,874
                                                                              =============             =============

(1) Percentages reflected above are based on total interest income.
(2) The taxable equivalent adjustment reflects the federal income tax rate of 35% and state tax rates, as applicable.

                                                                                     1997                      1996
                                                                                    Amount            %       Amount            %
Interest Income
Loans, including fees:
 Commercial .................................................................     $   829,406       19.2    $   747,463       18.3
 Tax-exempt .................................................................         155,689        3.6        190,285        4.7
                                                                                -------------      -----  -------------      -----
    Total commercial ........................................................         985,095       22.8        937,748       23.0
 Direct retail ..............................................................         107,326        2.5        106,634        2.6
 Indirect retail ............................................................         254,001        5.9        266,435        6.5
 Credit card ................................................................         727,114       16.8        595,208       14.6
 Other revolving credit .....................................................          52,007        1.2         51,026        1.2
                                                                                -------------      -----  -------------      -----
    Total retail ............................................................       1,140,448       26.4      1,019,303       24.9
 Construction ...............................................................         140,780        3.3         99,470        2.4
 Commercial mortgages .......................................................         505,876       11.7        452,576       11.1
 Residential mortgages ......................................................         592,907       13.7        552,944       13.5
                                                                                -------------      -----  -------------      -----
    Total real estate .......................................................       1,239,563       28.7      1,104,990       27.0
 Lease financing ............................................................          92,721        2.1         61,717        1.5
 Foreign ....................................................................          34,164         .8         32,098         .8
                                                                                -------------      -----  -------------      -----
    Total loans .............................................................       3,491,991       80.8      3,155,856       77.2
Securities:
 Held-to-maturity:
   State and municipal ......................................................          26,259         .6         33,547         .8
   Other investments ........................................................          87,631        2.0         96,509        2.4
                                                                                -------------      -----  -------------      -----
    Total held-to-maturity ..................................................         113,890        2.6        130,056        3.2
 Available-for-sale .........................................................         635,195       14.7        700,202       17.1
                                                                                -------------      -----  -------------      -----
    Total securities ........................................................         749,085       17.3        830,258       20.3
Interest-bearing bank balances ..............................................           5,230         .1         33,284         .8
Federal funds sold and securities purchased under resale agreements .........          22,319         .5         15,411         .4
Trading account assets ......................................................          51,654        1.3         51,740        1.3
                                                                                -------------      -----  -------------      -----
   Total interest income ....................................................       4,320,279      100.0      4,086,549      100.0
Interest Expense
Interest-bearing demand .....................................................          64,249        1.5         59,761        1.5
Savings and money market savings ............................................         405,444        9.4        336,596        8.2
Savings certificates ........................................................         582,145       13.4        598,869       14.6
Large denomination certificates .............................................         164,391        3.8        153,571        3.8
                                                                                -------------      -----  -------------      -----
    Total interest-bearing deposits in domestic offices .....................       1,216,229       28.1      1,148,797       28.1
Interest-bearing deposits in foreign offices ................................          87,320        2.0         54,942        1.3
                                                                                -------------      -----  -------------      -----
    Total interest-bearing deposits .........................................       1,303,549       30.1      1,203,739       29.4
Federal funds purchased and securities sold under repurchase agreements .....         357,190        8.3        382,976        9.4
Commercial paper ............................................................          39,566         .9         29,054         .7
Other short-term borrowed funds .............................................          81,406        1.9         70,206        1.7
                                                                                -------------      -----  -------------      -----
    Total short-term borrowed funds .........................................         478,162       11.1        482,236       11.8
Long-term debt ..............................................................         387,107        9.0        399,796        9.8
                                                                                -------------      -----  -------------      -----
    Total interest expense ..................................................       2,168,818       50.2      2,085,771       51.0
                                                                                -------------      -----  -------------      -----
Net Interest Income .........................................................     $ 2,151,461       49.8    $ 2,000,778       49.0
                                                                                =============      =====  =============      =====
Percentage of interest-earning assets:
 Interest income ............................................................            8.32%                     8.13%
 Interest expense ...........................................................            4.18                      4.15
                                                                                -------------             -------------
    Net interest income .....................................................            4.14%                     3.98%
                                                                                =============             =============
Taxable equivalent adjustment included in interest income:
 Loans ......................................................................     $    36,695               $    46,158
 Securities .................................................................          19,862                    28,577
 Trading account assets .....................................................           1,337                     2,306
                                                                                -------------             -------------
    Total (2) ...............................................................     $    57,894               $    77,041
                                                                                =============             =============

                                                                                                                           Five-Year
                                                                                 1995                   1994               Compound
                                                                                Amount         %       Amount        %   Growth Rate

Interest Income
Loans, including fees:
 Commercial .............................................................     $   728,263    18.7    $   486,566   15.6        18.6%
 Tax-exempt .............................................................         203,551     5.2        186,360    5.9       (15.8)
                                                                            -------------   -----  -------------  -----
    Total commercial ....................................................         931,814    23.9        672,926   21.5        12.6
 Direct retail ..........................................................         103,522     2.7         86,093    2.7         1.3
 Indirect retail ........................................................         245,936     6.3        223,830    7.1         4.2
 Credit card ............................................................         566,391    14.5        453,117   14.6         8.4
 Other revolving credit .................................................          50,544     1.3         44,904    1.4         7.5
                                                                            -------------   -----  -------------  -----
    Total retail ........................................................         966,393    24.8        807,944   25.8         6.5
 Construction ...........................................................          93,152     2.4         70,261    2.2        21.7
 Commercial mortgages ...................................................         423,149    10.9        352,563   11.2        11.0
 Residential mortgages ..................................................         505,995    13.0        434,177   13.9         5.8
                                                                            -------------   -----  -------------  -----
    Total real estate ...................................................       1,022,296    26.3        857,001   27.3         9.6
 Lease financing ........................................................          24,173      .6         14,090     .4        77.9
 Foreign ................................................................          22,610      .6          6,162     .2        68.7
                                                                            -------------   -----  -------------  -----
    Total loans .........................................................       2,967,286    76.2      2,358,123   75.2        11.3
Securities:
 Held-to-maturity:
   State and municipal ..................................................          50,192     1.3         75,069    2.4       (26.0)
   Other investments ....................................................         271,292     7.0        234,557    7.5       (19.1)
                                                                            -------------   -----  -------------  -----
    Total held-to-maturity ..............................................         321,484     8.3        309,626    9.9       (20.6)
 Available-for-sale .....................................................         526,287    13.5        416,408   13.3         4.4
                                                                            -------------   -----  -------------  -----
    Total securities ....................................................         847,771    21.8        726,034   23.2       ( 3.3)
Interest-bearing bank balances ..........................................           9,377      .2          1,322     .0        41.1
Federal funds sold and securities purchased under resale agreements .....          13,279      .3         13,262     .4        18.3
Trading account assets ..................................................          60,416     1.5         36,407    1.2       ( 2.5)
                                                                            -------------   -----  -------------  -----
   Total interest income ................................................       3,898,129   100.0      3,135,148  100.0         8.5
Interest Expense
Interest-bearing demand .................................................          74,179     1.9         70,890    2.3       ( 3.8)
Savings and money market savings ........................................         304,294     7.8        221,317    7.1        16.6
Savings certificates ....................................................         596,122    15.2        383,670   12.2         3.1
Large denomination certificates .........................................         126,708     3.3         84,669    2.7        15.3
                                                                            -------------   -----  -------------  -----
    Total interest-bearing deposits in domestic offices .................       1,101,303    28.2        760,546   24.3         8.7
Interest-bearing deposits in foreign offices ............................          41,876     1.1         22,318     .7        37.3
                                                                            -------------   -----  -------------  -----
    Total interest-bearing deposits .....................................       1,143,179    29.3        782,864   25.0        10.1
Federal funds purchased and securities sold under repurchase agreements .         374,158     9.6        268,155    8.6         1.6
Commercial paper ........................................................          29,324      .8         20,587     .7        27.6
Other short-term borrowed funds .........................................         124,283     3.2         29,559     .9        27.0
                                                                            -------------   -----  -------------  -----
    Total short-term borrowed funds .....................................         527,765    13.6        318,301   10.2         7.5
Long-term debt ..........................................................         340,211     8.7        267,841    8.5        12.1
                                                                            -------------   -----  -------------  -----
    Total interest expense ..............................................       2,011,155    51.6      1,369,006   43.7         9.9
                                                                            -------------   -----  -------------  -----
Net Interest Income .....................................................     $ 1,886,974    48.4    $ 1,766,142   56.3         7.3
                                                                            =============   =====  =============  =====
Percentage of interest-earning assets:
 Interest income ........................................................            8.35%                  7.50%
 Interest expense .......................................................            4.31                   3.27
                                                                            -------------          -------------
    Net interest income .................................................            4.04%                  4.23%
                                                                            =============          =============
Taxable equivalent adjustment included in interest income:
 Loans ..................................................................     $    55,068            $    52,918
 Securities .............................................................          46,817                 52,268
 Trading account assets .................................................           4,594                  2,871
                                                                            -------------          -------------
    Total (2) ...........................................................     $   106,479            $   108,057
                                                                            =============          =============

----------------------
 Statistical Summary
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          Wachovia Corporation and Subsidiaries

                                                                     1999       1998      1997       1996       1995       1994
Average Yields Earned (taxable equivalent)
Loans:
 Commercial ....................................................     7.25%      7.21%     7.32%      7.13%      7.49%      6.14%
 Tax-exempt ....................................................     9.79       9.24      8.93       8.95       9.85       9.02
   Total commercial ............................................     7.37       7.37      7.54       7.44       7.90       6.74
 Direct retail .................................................     8.63       9.39      8.99       8.93       8.79       7.91
 Indirect retail ...............................................     7.89       8.27      8.56       8.49       8.27       7.82
 Credit card ...................................................    13.44      13.46     12.92      12.03      12.44      11.29
 Other revolving credit ........................................    10.93      11.18     12.27      12.21      12.68      11.75
   Total retail ................................................    10.89      11.36     11.17      10.51      10.62       9.68
 Construction ..................................................     8.54       9.00      9.40       9.30       9.82       8.88
 Commercial mortgages ..........................................     8.11       8.58      8.34       8.30       8.63       7.78
 Residential mortgages .........................................     7.77       7.92      7.99       8.14       8.18       7.77
   Total real estate ...........................................     8.02       8.31      8.27       8.30       8.50       7.86
 Lease financing ...............................................    11.07      11.63      9.71       9.42       8.69       7.83
 Foreign .......................................................     6.56       6.85      6.93       7.02       7.43       5.70
   Total loans .................................................     8.52       8.79      8.79       8.59       8.85       7.98
Securities:
 Held-to-maturity:
   State and municipal .........................................     9.93      10.92     11.87      12.26      11.84      12.53
   Other .......................................................     7.04       7.52      7.95       8.05       7.26       6.96
    Total held-to-maturity .....................................     7.41       7.97      8.61       8.83       7.73       7.80
 Available-for-sale ............................................     6.45       6.69      6.71       6.73       6.73       5.73
    Total securities ...........................................     6.58       6.87      6.94       6.99       7.08       6.46
Interest-bearing bank balances .................................     6.25       8.26      5.89       7.91       7.86       4.14
Federal funds sold and securities purchased under resale
 agreements ....................................................     5.07       5.52      5.62       5.38       6.00       4.37
Trading account assets .........................................     3.88       4.76      5.38       5.61       6.59       5.28
   Total interest-earning assets ...............................     8.10       8.33      8.32       8.13       8.34       7.50
Average Rates Paid
Interest-bearing demand ........................................     1.25%      1.29%     1.56%      1.50%      1.89%      1.75%
Savings and money market savings ...............................     3.58       3.89      3.83       3.57       3.66       2.78
Savings certificates ...........................................     5.11       5.46      5.62       5.69       5.71       4.56
Large denomination certificates ................................     5.20       5.42      5.61       5.88       5.83       4.48
   Total interest-bearing deposits in domestic offices .........     3.84       4.14      4.34       4.32       4.43       3.41
Interest-bearing deposits in foreign offices ...................     4.86       5.59      5.51       5.28       5.59       4.32
   Total interest-bearing deposits .............................     3.91       4.25      4.41       4.36       4.47       3.43
Federal funds purchased and securities sold under repurchase
 agreements ....................................................     4.71       5.18      5.30       5.37       5.97       4.36
Commercial paper ...............................................     4.69       5.02      5.06       4.88       5.48       3.92
Other short-term borrowed funds ................................     5.53       5.25      5.57       5.46       6.03       4.24
   Total short-term borrowed funds .............................     4.86       5.18      5.32       5.35       5.96       4.32
Long-term debt .................................................     5.83       6.22      6.32       5.97       5.97       5.20
   Total interest-bearing liabilities ..........................     4.41       4.71      4.85       4.81       5.01       3.87
Interest rate spread ...........................................     3.69       3.62      3.47       3.32       3.33       3.63
Net yield on interest-earning assets ...........................     4.32       4.24      4.14       3.98       4.04       4.23
Ratios (averages)
Shareholders' equity to:
 Total assets ..................................................     8.30%      8.08%     7.87%      8.02%      8.05%      8.19%
 Net loans .....................................................    11.63      11.78     11.57      12.31      12.62      13.14
 Deposits ......................................................    13.38      12.98     12.41      13.07      13.08      13.08
 Equity and long-term debt .....................................    40.03      45.15     42.54      39.98      42.24      42.52
Return on deposits .............................................     2.49       2.20      1.62       2.22       2.22       2.14

----------------------
 Year-End Information
----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Wachovia Corporation and Subsidiaries

                                                             1999         1998        1997         1996         1995         1994
Condensed Balance Sheet (millions)
Cash and due from banks ..............................   $  3,475     $  3,800    $  4,222     $  3,674     $  3,033     $  2,953
Interest-bearing bank balances .......................        185          110         133           78          526            7
Federal funds sold and securities
 purchased under resale agreements ...................        762          675       1,589          276          302          399
Trading account assets ...............................        870          665         999        1,190        1,115          891
Securities:
 Available-for-sale ..................................      7,096        7,984       8,909        9,825       11,034        7,018
 Held-to-maturity ....................................      1,049        1,384       1,509        1,352        1,620        4,185
Loans, net of unearned income ........................     49,621       45,719      44,194       38,007       35,585       31,664
Less allowance for loan losses .......................        555          548         544          519          519          516
                                                         --------     --------    --------     --------     --------     --------
  Net loans ..........................................     49,066       45,171      43,650       37,488       35,066       31,148
Premises and equipment ...............................        954          902         810          794          781          690
Other assets .........................................      3,896        3,432       3,576        2,552        2,315        1,951
                                                         --------     --------    --------     --------     --------     --------
  Total assets .......................................   $ 67,353     $ 64,123    $ 65,397     $ 57,229     $ 55,792     $ 49,242
                                                         ========     ========    ========     ========     ========     ========
Deposits in domestic offices .........................   $ 38,874     $ 38,718    $ 38,151     $ 34,137     $ 33,594     $ 29,380
Deposits in foreign offices ..........................      2,912        2,277       4,503        1,185          761          916
                                                         --------     --------    --------     --------     --------     --------
  Total deposits .....................................     41,786       40,995      42,654       35,322       34,355       30,296
Federal funds purchased and securities
 sold under repurchase agreements ....................      5,373        5,463       8,323        7,206        6,892        6,939
Commercial paper .....................................      1,659        1,359       1,034          707          535          432
Other short-term borrowed funds ......................      3,072        1,912         753        1,039        1,776        1,044
Long-term debt .......................................      7,814        7,597       5,934        7,025        6,184        5,748
Other liabilities ....................................      1,991        1,459       1,525        1,322        1,449          873
Shareholders' equity .................................      5,658        5,338       5,174        4,608        4,601        3,910
                                                         --------     --------    --------     --------     --------     --------
  Total liabilities and shareholders' equity .........   $ 67,353     $ 64,123    $ 65,397     $ 57,229     $ 55,792     $ 49,242
                                                         ========     ========    ========     ========     ========     ========
Loan Portfolio (millions)
Domestic borrowers:
 Commercial ..........................................   $ 17,043     $ 14,328    $ 13,528     $ 10,341     $ 10,365     $  8,915
 Tax-exempt ..........................................        690          973       1,607        2,016        2,328        1,907
 Direct retail .......................................      1,064        1,098       1,250        1,218        1,197        1,128
 Indirect retail .....................................      3,741        3,240       3,028        3,082        3,118        2,813
 Credit card .........................................      4,736        6,049       5,919        5,596        4,610        4,522
 Other revolving credit ..............................        667          537         460          424          417          398
 Construction ........................................      2,311        2,044       1,780        1,247        1,008          829
 Commercial mortgages ................................      7,754        6,988       6,790        5,684        5,113        4,673
 Residential mortgages ...............................      7,757        7,490       8,099        7,132        6,537        6,028
 Lease financing, net ................................      2,597        1,879       1,094          831          502          197
                                                         --------     --------    --------     --------     --------     --------
  Total ..............................................     48,360       44,626      43,555       37,571       35,195       31,410
 Foreign .............................................      1,261        1,093         639          436          390          254
                                                         --------     --------    --------     --------     --------     --------
  Total loans ........................................   $ 49,621     $ 45,719    $ 44,194     $ 38,007     $ 35,585     $ 31,664
                                                         ========     ========    ========     ========     ========     ========
Loan Portfolio (percentages)
Commercial ...........................................        35.7         33.5        34.2         32.5         35.7         34.2
Credit card ..........................................         9.6         13.2        13.4         14.7         12.9         14.3
Other revolving credit ...............................         1.3          1.2         1.0          1.1          1.2          1.3
Other retail .........................................         9.7          9.5         9.7         11.3         12.1         12.4
Real estate ..........................................        35.9         36.1        37.7         37.0         35.6         36.4
Lease financing ......................................         5.2          4.1         2.5          2.2          1.4           .6
Foreign ..............................................         2.6          2.4         1.5          1.2          1.1           .8
                                                         ---------    ---------   ---------    ---------    ---------    ---------
  Total ..............................................       100.0        100.0       100.0        100.0        100.0        100.0
                                                         =========    =========   =========    =========    =========    =========

STOCK DATA

The following charts present high and low trading ranges for the corporation's common stock, price to earnings ratios and data on cash dividends per share and cash dividend payouts for the most recent six years. Stock price trading ranges and price to earnings ratios for the most recent eight quarters also are provided.

The Five-Year Total Return chart compares Wachovia, the S&P 500 Index and the Keefe, Bruyette & Woods (KBW) 50 Total Return Index in stock price appreciation and dividends, assuming quarterly reinvestment, from the base period December 31, 1994 through year-end 1999. The KBW 50 Index is a market capitalization weighted measure of total return for 50 of the largest U. S. banking companies including all money center and most regional banks.

Wachovia's common stock is listed on the New York Stock Exchange under the trading symbol WB. The corporation is a member of the Standard & Poor's 500 Index of stocks and the S&P 500 Major Regional Banks Industry Group.


(Graph appears here with the following plot points.)

COMMON STOCK PRICE RANGE* NYSE SMBOL: WB

          1994      1995      1996      1997      1998      1999
HIGH      35.38     48.25     60.25     83.94     96.81     92.31
LOW       30.13     32.00     39.63     53.50     72.75     65.44

*PRICES REPRESENT THOSE OF WACHOVIA CORPORATION PRIOR TO MERGER WITH CENTRAL FIDELITY BANKS, INC.


(Graph appears here with the following plot points.)

COMMON STOCK PRICE/EARNINGS RATIOS*

          1994      1995      1996      1997      1998      1999
HIGH      11.3      13.8      15.8      28.6      23.2      18.8
LOW        9.7       9.1      10.4      18.2      17.4      13.4

*AMOUNTS BASED ON HIGH AND LOW COMMON STOCK PRICES FOR EACH YEAR AND ANNUAL NET INCOME PER DILUTED SHARE AS ORIGINALLY REPORTED BY WACHOVIA CORPORATION.


(Graph appears here with the following plot points.)

CASH DIVIDENDS PER SHARE*
FIVE-YEAR COMPOUND GROWTH RATE=10.9%

1994      1995      1996      1997      1998      1999
1.23      1.38      1.52      1.68      1.86      2.06

*DIVIDENDS PER SHARE REPRESENT THOSE PAID BY WACHOVIA CORPORATION PRIOR TO MERGER WITH CENTRAL FIDELITY BANKS, INC.


(Graph appears here with the following plot points.)

CASH DIVIDEND PAYOUT*
(MILLIONS)

1994      1995      1996      1997      1998      1999
40.8%     39.9%     40.4%     55.2%     43.7%     41.4%

*DIVIDENDS INCLUDE AMOUNTS PAID BY POOLED COMPANIES.

% PAYOUT RATIO (TOTAL DIVIDENDS AS A PERCENTAGE OF NET INCOME)




Common Stock Data -- Per Share                                     Table 24
--------------------------------------------------------------------------------

                                          1999          1998          1997          1996          1995          1994
                                        ------          ----          ----          ----          ----          ----
Market value: *
 End of year .....................    $  68.00      $  87.44      $  81.13      $  56.50      $  45.75      $  32.25
 High ............................       92.31         96.81         83.94         60.25         48.25         35.38
 Low .............................       65.44         72.75         53.50         39.63         32.00         30.13
Book value ** ....................       28.04         26.30         25.13         22.90         22.08         18.79
Dividend * .......................        2.06          1.86          1.68          1.52          1.38          1.23
Price/earnings ratio *** .........      13.9  x       20.9  x       27.6  x       14.8  x       13.1  x       10.3  x

  * Information for years before 1997 represents that of Wachovia
    Corporation prior to merger with Central Fidelity Banks, Inc.
 ** Book value per share has been restated to reflect the merger with Central
    Fidelity Banks, Inc., as a pooling-of-interests.
*** Price/earnings ratio is based on end-of-year stock price and net income per diluted share. Information for years before 1997 represents that of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc. Excluding the after-tax impact of nonrecurring charges, the 1999, 1998 and 1997 price/earnings ratios were 13.7x, 19.6x and 20.5x, respectively.

(Graph appears here with the following plot points.)

QUARTERLY COMMON STOCK PRICE RANGE*

                           1998                                       1999
          --------------------------------------      ------------------------------------
          1ST Q      2ND Q      3RD Q      4TH Q      1ST Q      2ND Q     3RD Q     4TH Q
HIGH      85.75      90.19      90.94      96.81      91.00      92.31     85.25     88.88
LOW       72.75      77.38      72.88      80.88      79.00      80.56     75.31     65.44

*PRICES REPRESENT THOSE OF WACHOVIA CORPORATION PRIOR TO MERGER WITH CENTRAL FIDELITY BANKS, INC.



(Graph appears here with the following plot points.)

QUARTERLY COMMON STOCK PRICE/EARNING RATIOS*

                           1998                                       1999
          --------------------------------------      ------------------------------------
          1ST Q      2ND Q      3RD Q      4TH Q      1ST Q      2ND Q     3RD Q     4TH Q
HIGH      28.6       30.3       29.9       23.2       20.5       19.9      17.8      18.1
LOW       24.3       26.0       24.0       19.3       17.8       17.4      15.7      13.4

*AMOUNTS BASED ON HIGH AND LOW COMMON STOCK PRICES FOR EACH PERIOD AND NET INCOME PER DILUTED SHARE FOR THE 12 MONTHS ENDED ON THE LAST DAY OF EACH PERIOD AS ORIGINALLY REPORTED BY WACHOVIA CORPORATION.


(Graph appears here with the following plot points.)

FIVE-YEAR TOTAL RETURN*

               1994      1995      1996      1997      1998      1999
WACHOVIA       100.00    147.12    187.74    276.71    307.85    245.98
S&P 500 INDEX  100.00    137.58    169.17    225.61    290.08    351.12
KBW 50 INDEX   100.00    160.16    226.56    331.21    358.63    346.18

*BASE PERIOD 12/31/94 = 100. DIVIDENDS REINVESTED. DATA FOR THE S&P 500 INDEX AND KBW 50 INDEX IS WEIGHTED BY MARKET CAPITALIZATION.

Historical Comparative Data

The following charts present six-year comparative data for Wachovia Corporation and the median of the 25 largest U. S. bank holding companies based on assets as of each year-end. The median is representative of the typical bank holding company within the comparison group.

All historical data is as originally reported, not restated for pooling-of-interests mergers or acquisitions. Wachovia's results were impacted by nonrecurring charges taken in 1999, 1998 and the 1997 fourth quarter.

Results for 1999, 1998 and 1997 on an operating basis are footnoted in the relevant charts below.

(Graph appears here with the following plot points.)

RETURN ON ASSETS (AVERAGE)

                       1994       1995      1996      1997      1998      1999
WACHOVIA               1.46       1.45      1.43      1.03*     1.37*     1.55*
25 LARGEST U.S. BANKS
     (MEDIAN)          1.21       1.21      1.29      1.26      1.18      1.42

*EXCLUDING NONRECURRING ITEMS, THE RETURN WAS 1.39% IN 1997, 1.45% IN 1998 AND 1.57% IN 1999.


(Graph appears here with the following plot points.)

RETURN ON COMMON EQUITY (AVERAGE)

                       1994       1995      1996      1997      1998      1999
WACHOVIA               17.41      17.67     17.62     13.08*    16.92*    18.62*
25 LARGEST U.S. BANKS
     (MEDIAN)          16.10      16.77     17.02     18.53     15.86     17.68

*EXCLUDING NONRECURRING ITEMS, THE RETURN WAS 17.65% IN 1997, 17.99% IN 1998 AND 18.85% IN 1999.


(Graph appears here with the following plot points.)

COMMON EQUITY TO ASSETS (AVERAGE)

                       1994       1995      1996      1997      1998      1999
WACHOVIA               8.36       8.22      8.09      7.87      8.08      8.30
25 LARGEST U.S. BANKS
     (MEDIAN)          6.86       7.00      7.47      7.36      7.61      7.46


(Graph appears here with the following plot points.)

NET INTEREST INCOME* AS A PERCENTAGE OF AVERAGE EARNING ASSETS

                       1994       1995      1996      1997      1998      1999
WACHOVIA               4.34       4.16      4.02      4.14      4.24      4.32
25 LARGEST U.S. BANKS
     (MEDIAN)          4.34       4.45      4.36      4.24      3.97      3.99


*TAXABLE EQUIVALENT


(Graph appears here with the following plot points.)

NONINTEREST EXPENSE AS A PERCENTAGE OF TOTAL ADJUSTED REVENUES*

                       1994      1995      1996      1997      1998      1999
WACHOVIA               54.15     54.23     52.21     62.29**   55.06**   54.62**
25 LARGEST U.S. BANKS
     (MEDIAN)          61.88     61.72     60.91     60.88     64.20     56.92


*EXCLUDING SALES OF SECURITIES TRANSACTIONS, MORTGAGE SERVICING PORTFOLIO AND SUBDIAIARY.

**EXCLUDING NONRECURRING ITEMS, THE RATIO WAS 53.19% IN 1997, 52.70% IN 1998 AND 54.15% IN 1999.


(Graph appears here with the following plot points.)

NET LOAN LOSSES TO AVERAGE LOANS

                       1994       1995      1996      1997      1998      1999
WACHOVIA               .29        .37       .49       .67       .67       .62
25 LARGEST U.S. BANKS
     (MEDIAN)          .39        .44       .53       .63       .49       .37


(Graph appears here with the following plot points.)

NONPERFORMING ASSETS TO YEAR-END LOANS AND FORECLOSED PROPERTY

                       1994       1995      1996      1997      1998      1999
WACHOVIA               .39        .24       .25       .29       .40       .45
25 LARGEST U.S. BANKS
     (MEDIAN)          1.03       .80       .76       .62       .60       .55

Directors and Officers


Directors of Wachovia Corporation and Wachovia Bank, N.A.
---------------------------------------------------------------------------------------------------------------------
L.M. Baker, Jr.                         George W. Henderson, III                John G. Medlin, Jr.
Chairman and                            Chairman and                            Chairman Emeritus
Chief Executive Officer                 Chief Executive Officer
                                        Burlington Industries, Inc.
                                                                                Lloyd U. Noland, III
James S. Balloun                                                                Chairman, President and
Chairman, President and                 W. Hayne Hipp                           Chief Executive Officer
Chief Executive Officer                 Chairman, President and                 Noland Company
National Service Industries, Inc.       Chief Executive Officer
                                        The Liberty Corporation
                                                                                Morris W. Offit
Peter C. Browning                                                               Chairman and
President and                           Robert A. Ingram                        Chief Executive Officer
Chief Executive Officer                 Chief Executive Officer                 OFFITBANK
Sonoco Products Company                 Glaxo Wellcome plc
                                        Chairman of the Board
                                        Glaxo Wellcome Inc.                     G. Joseph Prendergast
John T. Casteen III                                                             President and
President                                                                       Chief Operating Officer
University of Virginia                  George R. Lewis
                                        President and
                                        Chief Executive Officer                 Sherwood H. Smith, Jr.
John L. Clendenin                       Philip Morris Capital Corporation       Chairman Emeritus
Chairman Emeritus                                                               Carolina Power & Light Company
BellSouth Corporation
                                        Elizabeth Valk Long
                                        Executive Vice President                John C. Whitaker, Jr.
Thomas K. Hearn, Jr.                    Time Inc.                               Chairman and
President                                                                       Chief Executive Officer
Wake Forest University                                                          Inmar Enterprises, Inc.


Principal Corporate Officers of Wachovia Corporation
---------------------------------------------------------------------------------------------------------------------

L.M. Baker, Jr.                         Mickey W. Dry                              Robert S. McCoy, Jr.
Chairman and                            Senior Executive Vice President            Vice Chairman
Chief Executive Officer                 Chief Credit Officer                       Chief Financial Officer


                                        Stanhope A. Kelly                          John C. McLean, Jr.
G. Joseph Prendergast                   Senior Executive Vice President            Senior Executive Vice President
President and                           General Banking                            Corporate Financial Services
Chief Operating Officer

                                        Kenneth W. McAllister                      Donald K. Truslow
Jean E. Davis                           Senior Executive Vice President            Senior Executive Vice President
Senior Executive Vice President         General Counsel/Administrative Services    Treasurer/Comptroller
Operations/Technology

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



Notice of Annual Meeting


The Annual Meeting of Shareholders of Wachovia Corporation will be held Friday, April 28, 2000 at 10:30 a.m. EDT, in the Wachovia Park Building, 101 North Cherry Street, Winston-Salem, North Carolina. All shareholders are invited to attend.



Common Stock


Wachovia common stock trades on the New York Stock Exchange under the ticker symbol WB.



Transfer Agent


EquiServe
P.O. Box 8218
Boston, MA 02266-8218
1-800-633-4236



Shareholder Account Assistance


Shareholders who wish to change the address or ownership of stock, report lost certificates, eliminate duplicate mailings or for other account reregistration procedures and assistance should contact the Transfer Agent at the address or phone number above.



Dividend Services


Through the Dividend Reinvestment and Common Stock Purchase Plan, record shareholders can invest dividends as well as optional cash payments in additional shares without payment of brokerage commissions or service charges.


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



Internet Address


The corporation's Internet address is -- www.wachovia.com


The Investor Relations page can be accessed directly through the address -- www.wachovia.com/investor



Investor Contact


Robert S. McCoy, Jr.
Chief Financial Officer
336-732-5926


Marsha L. Smunt
Senior Vice President
Investor Relations
336-732-5788
Winston-Salem, NC 27150



Shareholder Relations Contact


H. Jo Barlow
Vice President
336-732-5787
Winston-Salem, NC 27150



Annual Report on Form 10-K


The Annual Report on Form 10-K of Wachovia Corporation as filed with the Securities and Exchange Commission is available via the Internet at www.sec.gov or at www.wachovia.com or will be provided upon written request to the Corporate Secretary at the corporate mailing address in Winston-Salem.



Credit Ratings
December 31, 1999


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

                                      104