Form 10-K, Exhibit 13
period 2000-12-31
WACHOVIA CORP/ NC
filed 2001-03-05
CIK 774203

EXHIBIT 13

                          2000 FINANCIAL ANNUAL REPORT

                                   [GRAPHICS]
                                                                        WACHOVIA
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Management's Discussion and Analysis of Financial Condition and Results of Operations
   Wachovia Corporation .............................................................   2
   Results of Operations -- 2000 vs. 1999 Overview ..................................   4
   Business Segments ................................................................   6
   Consolidated Financial Results ...................................................  14
   Shareholders' Equity and Capital Ratios ..........................................  32
   Fourth Quarter Analysis ..........................................................  35
   Results of Operations -- 1999 vs. 1998 ...........................................  42
   Supervision and Regulation .......................................................  46

Management's Responsibility for Financial Reporting .................................  51
Report of Independent Auditors ......................................................  51
Financial Statements ................................................................  52

FORWARD-LOOKING STATEMENTS


This Financial Annual Report contains forward-looking statements regarding Wachovia Corporation ("Wachovia"), including, without limitation, statements relating to Wachovia's expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia's control). The following factors, among others, could cause Wachovia's financial performance to differ materially from the expectations expressed in such forward-looking statements:
(1) business increases, productivity gains and other investments are lower than expected or do not occur as quickly as anticipated; (2) competitive pressures among financial services companies increase significantly; (3) the strength of the United States economy in general and/or the strength of the local economies of the states in which Wachovia conducts operations changes; (4) trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, change; (5) inflation, interest rates and/or market conditions fluctuate; (6) conditions in the stock market, the public debt market and other capital markets deteriorate; (7) Wachovia fails to develop competitive new products and services and/or new and existing customers do not accept these products and services; (8) financial services laws and regulations change; (9) technology changes and Wachovia fails to adapt to those changes; (10) consumer spending and saving habits change; (11) unanticipated regulatory or judicial proceedings occur; and (12) Wachovia is unsuccessful at managing the risks involved in the foregoing. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements may also be included in other reports that Wachovia files with the Securities and Exchange Commission. Wachovia cautions that the foregoing list of factors is not exclusive and not to place undue reliance on forward-looking statements. Wachovia does not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this Financial Annual Report.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------
WACHOVIA CORPORATION

Wachovia is a leading interstate financial holding company with dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina, serving regional, national and international markets. Wachovia had total assets of $74 billion and deposits of $44 billion as of December 31, 2000 and is ranked 14th and 15th, respectively, among U.S. banking companies in those categories. At December 31, 2000, Wachovia had 20,325 employees. Wachovia's common shares are traded on the New York Stock Exchange under the symbol WB, and Wachovia is included in the Standard & Poor's 500 index. Options in Wachovia's common stock are traded on the Chicago Board Options Exchange. At December 31, 2000, Wachovia's market capitalization was $12 billion, ranking it 20th among U.S. banking companies.

Wachovia has a heritage of more than 100 years of providing innovative and quality personal, corporate and institutional financial services, backed by in-depth expertise and resources and a commitment to client trust. Throughout its history, Wachovia has produced long-term profitable growth while adapting to change and maintaining its core philosophy of operating in a sound and prudent manner. L.M. Baker, Jr., chairman, president and chief executive officer of Wachovia Corporation and Wachovia Bank, N.A., is only the fifth chief executive of Wachovia, strong evidence of Wachovia's exceptional continuity in leadership.

The principal banking subsidiary is Wachovia Bank, N.A., which has 668 branches and 1,356 ATMs in Florida, Georgia, North Carolina, South Carolina and Virginia. Wachovia serves 3.8 million consumers and 180,000 small business customers in the five states. Wachovia is a leading corporate bank with more than 28,000 business relationships and global activities in 40 countries. An emphasis on building long-term customer relationships, highlighted by the introduction of the Personal Banker(sm) program in the early 1970s, is a hallmark of Wachovia.

Wachovia's other principal subsidiaries are Wachovia Securities, Inc., The First National Bank of Atlanta and OFFITBANK. Wachovia Securities, Inc. is a registered broker dealer and investment banking firm that provides a full range of corporate and retail financial services. Retail brokerage services are provided under the name IJL Wachovia. The First National Bank of Atlanta provides credit card services nationwide. OFFITBANK, a New York-based wealth management company, serves high-net-worth individuals and institutional clients.

Wachovia, through its many subsidiaries, offers a wide array of credit and deposit services, insurance, investment and trust products, capital markets, wealth management and information services to consumers, primarily in the Southeast, and to both domestic and foreign corporations. In addition to the traditional network of retail branches and ATMs, products and services are available through Wachovia On-Call(R) telephone banking, automated Phone Access and Internet-based investing and banking at wachovia.com.


Common Stock Data -- Per Share                                       Table 1
--------------------------------------------------------------------------------


                                                         2000
                                   ------------------------------------------------
                                        Fourth       Third      Second       First
                                        Quarter     Quarter     Quarter     Quarter
                                   ------------ ----------- ----------- -----------
Market value:
 Period-end ......................  $    58.13   $   56.69   $   54.25   $   67.56
 High ............................       58.56       60.38       75.25       68.94
 Low .............................       47.44       53.38       53.56       53.63
Book value at period-end .........       30.89       29.93       29.20       28.88
Dividend .........................         .60         .60         .54         .54
Price/earnings ratio (1) .........        14.3x       13.7x       12.3x       13.7x
Operating price/earnings
 ratio (1), (2) ..................        12.7        12.3        11.9        13.3




                                                        1999
                                   -----------------------------------------------
                                        Fourth       Third      Second       First
                                       Quarter     Quarter     Quarter     Quarter
                                   ----------- ----------- ----------- -----------
Market value:
 Period-end ......................  $   68.00   $   78.63   $   85.56   $   81.19
 High ............................      88.88       85.25       92.31       91.00
 Low .............................      65.44       75.31       80.56       79.00
Book value at period-end .........      28.04       27.76       26.83       26.77
Dividend .........................        .54         .54         .49         .49
Price/earnings ratio (1) .........       13.9x       16.4x       18.5x       18.3x
Operating price/earnings
 ratio (1), (2) ..................       13.7        16.2        18.1        17.7

(1) Based on the most recent four quarters of net income per diluted share and end of period stock price.
(2) Excludes the after-tax impact of merger-related, restructuring and litigation settlement charges.

Financial Summary                                                    Table 2
--------------------------------------------------------------------------------

                                                        2000            1999            1998
                                            ---------------- --------------- ---------------
Summary of Operations
(thousands, except per share data)
Interest income ...........................   $ 5,345,354      $ 4,666,820     $ 4,665,245
Interest expense ..........................     2,829,633        2,196,734       2,314,213
                                               -----------     -----------     -----------
Net interest income .......................     2,515,721        2,470,086       2,351,032
Provision for loan losses .................       588,450          298,105         299,480
                                               -----------     -----------     -----------
Net interest income after provision for
 loan losses ..............................     1,927,271        2,171,981       2,051,552
Other operating revenue ...................     1,931,689        1,610,123       1,228,119
Gain on sale of mortgage servicing
 portfolio ................................            --               --              --
Securities (losses) gains .................          (417)          10,894          20,442
                                               -----------     -----------     -----------
Total other income ........................     1,931,272        1,621,017       1,248,561
Personnel expense .........................     1,299,343        1,220,286       1,055,353
Personal computer impairment charge .......            --               --              --
Merger-related charges ....................        28,958           19,309          85,312
Litigation settlement charge ..............        20,000               --              --
Restructuring charge ......................       107,487               --              --
Other expense .............................     1,127,225        1,011,030         855,667
                                               -----------     -----------     -----------
Total other expense .......................     2,583,013        2,250,625       1,996,332
Income before income tax expense ..........     1,275,530        1,542,373       1,303,781
Income tax expense ........................       443,222          531,152         429,611
                                               -----------     -----------     -----------
Net income ................................    $  832,308      $ 1,011,221     $   874,170
                                               ===========     ===========     ===========
Net income per common share:
 Basic ....................................    $     4.10      $      4.99     $      4.26
 Diluted ..................................    $     4.07      $      4.90     $      4.18
Cash dividends paid per
 common share (1) .........................    $     2.28      $      2.06     $      1.86
Cash dividends paid on
 common stock (2) .........................    $  463,018      $   418,447     $   381,798
Cash dividend payout ratio (2) ............          55.6%            41.4%           43.7%
Average basic shares outstanding ..........       202,989          202,795         205,058
Average diluted shares outstanding ........       204,450          206,192         209,153
Selected Average Balances (millions)
Total assets ..............................    $   69,699       $   65,420      $   63,949
Loans -- net of unearned income ...........        52,436           47,223          44,401
Securities ................................         8,365            9,340          10,582
Other interest-earning assets .............         1,261            1,553           1,579
Total interest-earning assets .............        62,062           58,116          56,562
Interest-bearing deposits .................        35,213           32,325          32,011
Short-term borrowed funds .................         8,988            9,401          10,895
Long-term debt ............................         9,144            8,134           6,279
Total interest-bearing liabilities ........        53,345           49,860          49,185
Noninterest-bearing deposits ..............         8,399            8,255           7,803
Total deposits ............................        43,612           40,580          39,814
Shareholders' equity ......................         5,886            5,430           5,168
Ratios (averages)
Net loan losses to loans ..................           .70%             .62%            .67%
Net yield on interest-earning assets ......          4.11             4.32            4.24
Shareholders' equity to:
 Total assets .............................          8.44             8.30            8.08
 Net loans ................................         11.37            11.63           11.78
Return on assets ..........................          1.19             1.55            1.37
Return on shareholders' equity ............         14.14            18.62           16.92
Operating Performance (3)
(thousands, except per share data)
Net income ................................    $  935,497       $1,023,855      $  929,847
Net income per diluted share ..............    $     4.58       $     4.97      $     4.45
Annualized return on assets ...............          1.34%            1.57%           1.45%
Annualized return on shareholders'
 equity ...................................         15.89            18.85           17.99
Cash dividend payout ratio ................          49.5             40.9            41.1



                                                                                             Five-Year
                                                                                              Compound
                                                       1997            1996          1995  Growth Rate
                                            --------------- --------------- ------------- ------------
Summary of Operations
(thousands, except per share data)
Interest income ...........................   $ 4,262,385     $ 4,009,508    $3,790,110        7.1%
Interest expense ..........................     2,168,818       2,085,771     2,011,155        7.1
                                              -----------     -----------    ----------
Net interest income .......................     2,093,567       1,923,737     1,778,955        7.2
Provision for loan losses .................       264,949         193,776       130,504       35.2
                                              -----------     -----------    ----------
Net interest income after provision for
 loan losses ..............................     1,828,618       1,729,961     1,648,451        3.2
Other operating revenue ...................     1,005,768         874,732       757,115       20.6
Gain on sale of mortgage servicing
 portfolio ................................            --              --        79,025
Securities (losses) gains .................         1,454           4,588       (19,672)
                                              -----------     -----------    ----------
Total other income ........................     1,007,222         879,320       816,468       18.8
Personnel expense .........................       905,157         796,932       733,790       12.1
Personal computer impairment charge .......        67,202              --            --
Merger-related charges ....................       220,330              --            --
Litigation settlement charge ..............            --              --            --
Restructuring charge ......................            --              --            --
Other expense .............................       774,032         712,041       707,839        9.8
                                              -----------     -----------    ----------
Total other expense .......................     1,966,721       1,508,973     1,441,629       12.4
Income before income tax expense ..........       869,119       1,100,308     1,023,290        4.5
Income tax expense ........................       276,313         343,049       315,377        7.0
                                              -----------     -----------    ----------
Net income ................................   $   592,806     $   757,259    $  707,913        3.3
                                              ===========     ===========    ==========
Net income per common share:
 Basic ....................................   $      2.99     $      3.70    $     3.40        3.8
 Diluted ..................................   $      2.94     $      3.65    $     3.36        3.9
Cash dividends paid per
 common share (1) .........................   $      1.68     $      1.52    $     1.38       10.6
Cash dividends paid on
 common stock (2) .........................   $   327,303     $   305,740    $  282,517       10.4
Cash dividend payout ratio (2) ............          55.2%           40.4%         39.9%
Average basic shares outstanding ..........       198,290         204,889       208,230       (0.5)
Average diluted shares outstanding ........       201,901         207,432       210,600       (0.6)
Selected Average Balances (millions)
Total assets ..............................    $   57,607      $   55,584     $  51,703        6.2
Loans -- net of unearned income ...........        39,716          36,739        33,510        9.4
Securities ................................        10,793          11,876        11,977       (6.9)
Other interest-earning assets .............         1,446           1,629         1,257        0.1
Total interest-earning assets .............        51,955          50,244        46,744        5.8
Interest-bearing deposits .................        29,582          27,609        25,601        6.6
Short-term borrowed funds .................         8,987           9,018         8,860        0.3
Long-term debt ............................         6,122           6,693         5,695        9.9
Total interest-bearing liabilities ........        44,691          43,320        40,156        5.8
Noninterest-bearing deposits ..............         6,934           6,491         6,234        6.1
Total deposits ............................        36,516          34,100        31,835        6.5
Shareholders' equity ......................         4,533           4,458         4,164        7.2
Ratios (averages)
Net loan losses to loans ..................           .67%            .53%          .38%
Net yield on interest-earning assets ......          4.14            3.98          4.04
Shareholders' equity to:
 Total assets .............................          7.87            8.02          8.05
 Net loans ................................         11.57           12.31         12.62
Return on assets ..........................          1.03            1.36          1.37
Return on shareholders' equity ............         13.08           16.99         17.00
Operating Performance (3)
(thousands, except per share data)
Net income ................................    $  799,929      $  757,259     $ 707,913        5.7
Net income per diluted share ..............    $     3.96      $     3.65     $    3.36        6.4
Annualized return on assets ...............          1.39%           1.36%         1.37%
Annualized return on shareholders'
 equity ...................................         17.65           16.99         17.00
Cash dividend payout ratio ................          40.9            40.4          39.9

(1) Cash dividends per common share in years 1997, 1996 and 1995 are those of Wachovia Corporation paid prior to merger with Central Fidelity Banks, Inc.
(2) Includes amounts of pooled companies in years 1997, 1996 and 1995.
(3) Excludes the effects of personal computer impairment, merger-related, litigation settlement and restructuring charges. Amounts for 1997 also exclude $10,845 in provision for loan losses that aligned the practices of the merged entities with those of Wachovia and $4,639 in losses incurred to restructure the available-for-sale portfolio of acquired entities.

RESULTS OF OPERATIONS

2000 vs. 1999 Overview

The year 2000 marked the U.S. economy's tenth successive year of expansion -- the longest continuous growth period in U.S. history -- with gross domestic product ("GDP") rising 5 percent for the year although slowing to 1.4 percent in the fourth quarter, based on preliminary data. The fourth quarter deceleration in GDP growth reflects decreases in business investment in equipment and software and personal consumption expenditures that were partially offset by increased government spending. Unemployment remained low with the nation's average unemployment rate falling to an estimated 4.0 percent from 4.1 percent in 1999. Within Wachovia's five-state geographic footprint, unemployment averaged approximately 3.4 percent, based on preliminary data.


However, the year was also marked by intense volatility. The period began with great promise as concerns were laid to rest about the Year 2000 date change on information systems, and equity markets reached record highs in the first quarter, particularly in the technology sector. The Federal Reserve moved to counter the threat inflation posed to continued economic expansion by continuing to increase short-term interest rates. In all, the Federal Reserve raised rates six times from mid-1999 to mid-2000 in an effort to slow growth to a sustainable rate. Trading activity did slow considerably in the second quarter as investors became concerned about inflated equity valuations, mostly among Internet and technology companies. At the same time the banking industry, led by Wachovia, began to identify problem assets in corporate loan portfolios, reflecting an increasing default trend in high-yield debt markets that began in late 1999. During the latter part of 2000, investors' fears were partially confirmed as the number of companies reporting earnings shortfalls markedly increased.


In late 2000, the Federal Reserve's view began to change as evidence mounted that the economy was slowing much faster than expected, indicating that the threat of recession was beginning to outweigh the threat of inflation.


By January 2001, further signs surfaced that the U.S. economy was slowing. The National Association of Purchasing Management reported that U.S. manufacturing activity fell for the fifth straight month in December 2000, dipping to its lowest level since April 1991. The corporate bond market also suffered during 2000 as the ratio of downgrades to upgrades in the investment-grade sector became 1.3 to 1, the worst year since 1993 according to Moody's. On January 3, 2001, the Federal Reserve moved to lower rates by 50 basis points, four weeks ahead of the first scheduled meeting of the rate-setting Federal Open Market Committee ("FOMC"). This was the first rate cut between regular FOMC meetings since Fall 1998 when a global economic crisis threatened world financial markets. It was the first 50 basis point reduction since mid-1992. This move was followed by an additional 50 basis point rate reduction on January 31, 2001.


Although Wachovia's balance sheet is managed to remain neutral to changes in interest rates, the slowing U.S. economy affected other components of Wachovia's revenue mix. Revenue growth continued through 2000, with the pace receding after the first quarter, primarily in response to weakening conditions in certain market-sensitive business lines. Wachovia's operating results for the year 2000 reflected increased provision for loan losses to ensure the allowance for loan losses was adequate to absorb the higher level of credit losses in the loan portfolio given the current economic environment.


Wachovia's net income for 2000 was $832 million or $4.07 per diluted share compared with $1.011 billion or $4.90 per diluted share in 1999. Results included pretax nonoperating charges totaling $156 million in 2000 and $19 million in 1999. Nonoperating charges included amounts incurred to integrate the operations of recently acquired business partners, to settle certain litigation brought against a company acquired by Wachovia and to implement a plan to realign resources to increase revenue and improve operating efficiency. Excluding the after-tax impact of nonoperating charges, operating net income was $935 million or $4.58 per diluted share in 2000 versus $1.024 billion or $4.97 per diluted share in 1999.


During the third quarter of 2000, Wachovia announced plans to eliminate 1,800 positions as part of a continuing performance improvement project expected to lift pretax earnings by $425 million by the end of 2002. The performance project, which began in 1999, seeks to improve earnings through revenue enhancement, productivity gains, sharper capital deployment and expense management.


Wachovia continued to broaden its competitive position by gaining access to new customers and by enhancing products and services through internal development and selective acquisitions and partnerships. Management has pursued a variety of initiatives as part of this strategy. On February 1, 2000, Wachovia completed its purchase of a majority of the credit card business of Partners First Holdings LLC, adding 1.2 million customers and approximately $2 billion of managed receivables. The acquisition of B C Bankshares, Inc., parent company of the Bank of Canton in suburban Atlanta, also was completed in early February. On June 1, Wachovia completed the acquisition of Commerce National Corporation in suburban Orlando, parent company of the National Bank of Commerce. On November 1, Wachovia completed the acquisition of DavisBaldwin, Inc., a Tampa-based insurance agency specializing in property and casualty insurance services for commercial customers. These transactions followed the 1999 acquisitions of Interstate/Johnson Lane, Inc., OFFITBANK Holdings, Inc., and Barry, Evans, Josephs & Snipes, Inc. that strengthened Wachovia's wealth advisory and capital markets capabilities. All acquisitions completed in 1999 and 2000 were accounted for as purchases with results of operations of the acquired companies included in Wachovia's consolidated results from the date each acquisition was completed.


On October 30, Wachovia announced an agreement to acquire Republic Security Financial Corporation ("Republic Security"), headquartered in West Palm Beach, Florida, and parent company of Republic Security Bank. Republic Security, which operates 94 full-service banking facilities in 12 Florida counties, had assets of $3.1 billion and deposits of $2 billion at December 31, 2000. The transaction will be accounted for as a purchase and should be completed in the first quarter of 2001. Both regulatory and shareholder approval have been received for this transaction. Republic Security's common shares are traded on NASDAQ under the symbol RSFC.


Wachovia's growth strategy includes the use of strategic acquisitions, and it regularly evaluates opportunities and conducts due diligence activities in connection with possible transactions. As a result, discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. These transactions typically involve the payment of a premium over book value and may therefore result in some dilution of book value and net income per share. Wachovia's strategy also includes ongoing evaluation of the growth prospects for existing businesses. Such strategic evaluation could result in Wachovia's exiting businesses with diminished growth prospects so that capital and other resources can be redirected toward higher-growth businesses.


Expanded discussion of Wachovia's operating results and financial condition is presented in the following narrative with accompanying tables. Interest income is stated on a taxable equivalent basis, which is adjusted for the tax-favored status of earnings from certain loans and securities. References to changes in assets and liabilities represent daily averages unless otherwise noted. Forward-looking statements exclude the effects of business combination or disposition transactions that have occurred or may take place in 2001. The narrative should be read in conjunction with the Consolidated Financial Statements and Notes on pages 52 through 75.

BUSINESS SEGMENTS


Wachovia has five reportable business segments: Asset and Wealth Management, Corporate, Consumer, Credit Card and Treasury & Administration.


Business segment results are reported on a management accounting basis. They reflect evolving information needs specific to a company's business managers and may differ by company due to wide discretion in application. As a result, Wachovia's business segment results are not necessarily comparable with those of other financial institutions with similar segments or with those of other companies that compete directly in one or more of its lines of business. In addition, business segment results may be restated in the future as Wachovia's management structure, information needs or reporting systems evolve.


The provision for loan losses is charged to each business segment based on the credit risk of each segment's loan portfolio. Operating expenses to support business unit revenues are either charged directly as incurred or allocated from support areas based on usage. In addition, general overhead expense that cannot be specifically identified with business activity is allocated based on the proportion of each segment's direct expenses to total direct expenses of the combined segments. General overhead includes expenses incurred for brand advertising, amortization of certain purchase accounting intangibles and their associated funding cost and various administrative functions such as human resources, finance, executive management and other support areas. Income tax expense is calculated for each business segment with a blended tax rate. This rate is adjusted as applicable for the assumed tax effect of tax-exempt income and nondeductible intangible amortization expense.


Beginning January 2000, Wachovia adopted a marginal matched maturity funds transfer pricing methodology for management reporting. Formerly, Wachovia utilized a multiple pool method to simulate matched funding. This change in management accounting has been reflected for all reported periods. Given the complexity of products and services and their impact on cash and balance sheet management, the marginal matched maturity method provides an improved method of measuring the economics of products, services and business unit results. The new approach evaluates the cash flows and repricing characteristics of all balance sheet transactions at an instrument level by benchmarking pricing decisions against Wachovia's wholesale cost of funds. This approach removes most forms of interest-rate risk, prepayment risk and liquidity risk from the balance sheets of the business units and isolates them in Treasury & Administration for centralized evaluation and management. Under marginal matched maturity funds transfer pricing, business unit results more closely represent the economic impact of growth and pricing decisions. Other minor changes in management accounting were implemented during the year with all prior periods restated to reflect the changes.


Footnote B of the Consolidated Financial Statements provides additional information on business segment accounting policies and on items reconciling segment results to consolidated results.

Financial results by business segment are discussed below.

Business Segments                                                    Table 3
--------------------------------------------------------------------------------
(millions)


                                       Asset and
                                          Wealth
                                      Management               Corporate              Consumer
                          ----------------------  ----------------------   -------------------
                              2000         1999        2000        1999       2000       1999
                          --------         ----       -----        ----      -----       ----
Operations
 Summary
External net interest
 margin .................    $ 147       $  103    $  2,636    $  2,197    $  (181)    $ (154)
Internal funding
 (charge) credit ........       (3)          24      (1,653)     (1,261)     1,094      1,011
                          -----------    ------    --------    --------    -------     ------
Net interest income*.....      144          127         983         936        913        857
Total other income ......      619          485         427         403        485        420
                          ----------     ------    --------    --------    -------     ------
Total revenue ...........      763          612       1,410       1,339      1,398      1,277
Provision for loan
 losses .................        2           --         384          59         20         15
Other expense ...........      556          433         587         562        810        780
                          ----------     ------    --------    --------    -------     ------
Profit contribution .....      205          179         439         718        568        482
Allocated expenses ......       73           70          91          92        116        130
                          ----------     ------    --------    --------    -------     ------
Pretax income ...........      132          109         348         626        452        352
Income tax expense.......       53           42         126         225        165        128
                          ----------     ------    --------    --------    -------     ------
Net income ..............    $  79       $   67    $    222    $    401    $   287     $  224
                          ==========     ======    ========    ========    =======     ======
Percentage
 contribution to
 total revenue** ........     16.6%        14.5%       30.8%       31.7%      30.5%      30.2%
Percentage
 contribution to net
 income .................      9.5%         6.6%       26.7%       39.7%      34.5%      22.2%
Average Balances
Total assets ............    $3,975      $2,860    $ 38,082    $ 34,591    $11,004     $9,787



                                                         Treasury &                                    Total
                                  Credit Card        Administration        Eliminations          Corporation
                          -------------------  --------------------   -----------------    -----------------
                             2000        1999       2000       1999      2000      1999       2000      1999
                          -------      ------  ---------     ------   -------    ------    -------   -------

Operations
 Summary
External net interest
 margin .................  $1,167    $  853     $ (1,217)   $  (489)   $  (36)   $  (40)   $ 2,516   $ 2,470
Internal funding
 (charge) credit ........    (503)     (328)       1,165        649      (100)      (95)        --        --
                          -------    ------   ----------    -------   -------   -------   --------  --------
Net interest income*.....     664       525          (52)       160      (136)     (135)     2,516     2,470
Total other income ......     220       169          180        144        --        --      1,931     1,621
                          -------    ------   ----------    -------   -------   -------   --------  --------
Total revenue ...........     884       694          128        304      (136)     (135)     4,447     4,091
Provision for loan
 losses .................     384       257         (201)       (33)       --        --        589       298
Other expense ...........     257       185          435        354       (62)      (63)     2,583     2,251
                          -------    ------   ----------    -------   -------   -------   --------  --------
Profit contribution .....     243       252         (106)       (17)      (74)      (72)     1,275     1,542
Allocated expenses ......      31        31         (273)      (291)      (38)      (32)        --        --
                          -------    ------   ----------    -------   -------   -------   --------  --------
Pretax income ...........     212       221          167        274       (36)      (40)     1,275     1,542
Income tax expense.......      76        79           59         97       (36)      (40)       443       531
                          -------    ------   ----------    -------   -------   -------   --------  --------
Net income ..............  $  136    $  142     $    108    $   177    $   --    $   --    $   832   $ 1,011
                          =======    ======   ==========    =======   =======   =======   ========  ========
Percentage
 contribution to
 total revenue** ........    19.3%     16.4%         2.8%       7.2%
Percentage
 contribution to net
 income .................    16.3%     14.0%        13.0%      17.5%
Average Balances
Total assets ............  $7,913    $6,283     $  8,725    $11,899                        $69,699   $65,420

 * Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the Corporation. The difference is included in the eliminations column.
** Percentage contribution to total revenue is based on the proportion of each segment's revenue to the combined revenue of all segments.

Asset and Wealth Management


Asset and Wealth Management aspires to be the preferred provider of integrated investment and wealth management services in the Southeast and selected national markets. During 1999, Wachovia made three acquisitions to advance its capabilities. In April 1999, Wachovia acquired Interstate/Johnson Lane, Inc. ("IJL") and in September 1999, Wachovia completed the acquisitions of OFFITBANK Holdings, Inc. ("OFFITBANK") and Barry, Evans, Josephs & Snipes, Inc. ("BEJS"). Also in the third quarter of 1999, Wachovia sold its master trust and institutional custody business in order to focus on more relationship-oriented businesses. In November 2000, Wachovia acquired Tampa-based DavisBaldwin, Inc. ("DavisBaldwin"), a leading insurance agency specializing in property and casualty insurance services for commercial customers.


Products and Services. Asset and Wealth Management delivers innovative tailored products and services through a variety of distribution channels. The Private Financial Advisors group provides a full range of products and services to affluent customers, including banking and credit services, tax planning and consulting, trust services, portfolio management, estate planning, investment counseling and insurance. OFFITBANK and BEJS provide wealth management and specialized investment and insurance products for the high-end of the affluent market.


Wachovia's brokerage business offers a wide variety of services and investment products including the Wachovia Funds through full-service brokers and branch-based investment consultants. Customers making their own investment decisions can trade through Wachovia Investments Direct using a broker, a touch-tone telephone service or the Internet.

Wachovia Asset Management provides investment strategies and portfolio management for individuals and institutions, in addition to managing the Wachovia Funds. Institutional Client Services provides asset management, employee benefit, retirement services and philanthropy management services to businesses, endowments, foundations and other institutions, as well as specialized insurance and risk management services for commercial clients. Executive Services is a nationally recognized leader in providing retirement and wealth accumulation products for high-net-worth individuals. It also provides change-of-control and employee benefit protection services to client management teams.


Industry Dynamics and Strategy. Wachovia believes the current marketplace is underserved with few national brands and fragmented competition. Additionally, research shows that the public continues to trust banks more than other financial service providers. Within Wachovia's five-state geographic footprint, households are growing much faster than the national average, and over the next five years, the subset of affluent households is expected to grow substantially. Market volatility and the projected need for intergenerational wealth transfer capabilities also will drive demand. These factors combine to create an attractive market opportunity. Asset and Wealth Management's market presence, brand names and strategic focus position it to take unique advantage of this environment.


The competition in the wealth management business is increasing. Many financial service providers pursue a product-based or silo approach to serving the affluent. Asset and Wealth Management's strategy is to provide a "relationship approach" such as the Private Financial Advisor model that coordinates and manages the full range of investment management, estate planning, tax, brokerage, insurance, debt-management and banking services through a trusted financial advisor. This involves a comprehensive alignment of resources to achieve a team approach to client service within the Asset and Wealth Management business and across Wachovia's other business segments. The integration of recent acquisitions has allowed this business segment to increase its product offerings, leverage existing services and expand distribution channels. In September 2000, Wachovia launched the Market Acceleration Project that expands the penetration of the successful Private Financial Advisor model in new and existing markets. The goal of the project is to increase profit by generating more successful client leads and improving linkages among Wachovia's other lines of business.


Financial Results. Asset and Wealth Management's profit contribution increased $26 million or 14 percent from 1999. Net income increased $12 million or 19 percent over the same period. Much of the growth in earnings resulted from the $17 million increase in net interest income. Strong loan growth within the Private Financial Advisors group more than offset the effect of the additional cost of funding the intangible assets resulting from recent acquisitions. The increases in both other income and other expense are significantly impacted by the acquisitions of IJL, OFFITBANK, BEJS and DavisBaldwin. In addition to the acquisitions of IJL and OFFITBANK, record market trading activity in the first quarter contributed to the strong increase in investment fees despite some moderation later in the year. The $123 million increase in expenses reflects the added expense base and goodwill amortization of the acquired entities, as well as additional salary and other costs for business expansion, particularly within the Private Financial Advisors group.

Corporate


Corporate aspires to be the preferred provider of financial services to commercial clients in the Southeast and to selected client segments nationally and overseas. To achieve this goal, Corporate works to know its customers better than the competition; anticipate customer needs and provide innovative solutions; align products, services and delivery channels with customer needs; and serve customers through insightful, trusted professionals.

Products and Services. Corporate provides a comprehensive array of corporate banking, investment banking, capital markets and industry-leading cash management services through a variety of client-focused subsegments. Global Corporate Finance serves the needs of domestic and multinational companies with annual sales above $200 million. The group also serves selected industry sectors including communications/technology and diversified financial services. The group operates through offices in the Southeast, Boston, Chicago, London, New York, Sao Paulo and Hong Kong.


Regional Corporate Finance serves 2,200 Southeastern companies with sales of $25 million to $200 million. A new Emerging Companies group targets smaller growth companies. Business Banking serves 18,000 regional clients with sales from $2 million to $25 million. Real Estate Finance serves 4,000 commercial real estate developers, investors and REITs, primarily in the Southeast. Dealer Finance serves 2,500 automobile dealers and other specialty finance customers throughout the Southeast.


Capital Markets offers a variety of services including investment banking, mergers and acquisitions advisory, loan syndication finance, asset-backed finance, commercial paper, corporate bonds, interest rate and foreign exchange risk management, leasing, public equity research, sales and trading, private equity investments, third-party research and option trading execution. Capital Markets closely aligns its products and services to meet the needs of each targeted client subsegment.


Corporate also provides industry-leading treasury consulting and cash management solutions through its Treasury Services group. This area has been consistently cited for its superior quality of service, technology and operations performance. The Treasury Services group achieved top honors in the Phoenix-Hecht Quality Index 2000. In addition to treasury consulting, the group provides an array of cash management products and has become a leading provider of Internet-based and wireless access.


Industry Dynamics and Strategy. While general demand for corporate services remains solid, an emerging credit cycle poses risk of weakness in certain domestic activities. Softening general economic conditions, rising bond default rates, the significant increase in credit rating downgrades versus upgrades, widening credit spreads, greater incidence of public company bankruptcies, and the velocity of borrower deterioration all signal rising risk in the large corporate lending environment. Despite these challenging market conditions and a fiercely competitive industry climate, Corporate maintains a strong market position in each of its client segments.


Corporate's strategy to remain competitive is to build strong and long-lasting relationships with targeted clients through deep knowledge of their business and understanding of unmet needs combined with superior execution. Dynamic and focused customer segmentation and sales model development will enhance customer service, productivity and performance. Key to this strategy is a sharp focus on Capital Markets products and improved investment banking expertise. In addition, Treasury Services is accelerating the development of innovative new products, eBusiness applications and outsourcing services.


Financial Results. Corporate's profit contribution in 2000 declined $279 million or 39 percent from 1999 due to a higher loan loss provision in 2000. The higher loan loss provision also reduced net income $179 million or 45 percent versus 1999. Net interest income increased $47 million or 5 percent over 1999, reflecting 12 percent growth in average loans and improved pricing, offset partially by higher funding costs. Carrying costs on the higher level of nonperforming loans also contributed to the spread compression. The loan loss provision increased $325 million, reflecting credit deterioration in the large corporate and leveraged portfolios. Other income grew $24 million or 6 percent over 1999, reflecting the inclusion of the IJL Capital Markets businesses for the full year as well as stronger letter of credit fees and improved Treasury Services results. Other expense rose $25 million or 5 percent, with the addition of the former IJL business units.

Consumer


Consumer aspires to be the preferred provider of financial services to consumers and small businesses in Wachovia's regional markets. To achieve this goal, Consumer develops customer relationships for the greatest lifetime value, manages the cost of the sales and service network and pursues opportunities to attract and serve customers through traditional and digital channels. It targets consumers, worksite groups and small businesses throughout the Southeast, offering a broad array of competitively priced products and services. Consumer is also important to the entire Wachovia franchise because of the value provided to Wachovia's other business segments by its branch network, brand identity and customer base.


Products and Services. Consumer provides traditional retail banking services, including mortgage lending, deposit products and consumer loans, to 3.8 million customers, as well as services to 180,000 small businesses. It also offers access to investment and insurance products to these customer segments. Delivery channels include 668 traditional and in-store branches and worksite centers, 1,356 ATMs and 22 kiosks, supported by four automated phone centers and the Internet. With 1.3 million active cards issued, Wachovia ranks among the top ten nationally in Visa(R) Check Card sales volume, according to a study conducted by Visa(R). Campus card programs provide card-based banking access to students and faculty at nine university campuses, and Wachovia At Work serves employees of more than 5,000 companies.


The Internet is growing in importance as a forum for financial services. Approximately 500,000 of Wachovia's demand deposit customers are enrolled in Internet banking, up from 226,000 at the end of 1999. Wachovia's Internet site, wachovia.com, serves as a financial portal with extensive account information and transaction capability supported by relevant financial news.


Industry Dynamics and Strategy. Consumer operates in some of the country's most attractive retail growth markets, including Florida, Georgia, South Carolina, North Carolina and Virginia. The majority of Wachovia's deposits are in large, high-growth metropolitan areas within this region. Consumer's strategy is to assess customer relationship potential, identify financial needs and achieve alignment between needs, service expectations and price, thereby delivering optimal value to each customer. Specific initiatives to implement this strategy include:


o Information-Based Relationship Management(sm). Wachovia has developed strong proprietary data and analytical tools around its customers' buying behaviors that are used to proactively identify customer needs for targeted product development and sales activities. The Profitable Relationship Optimization
  (PRO) desktop technology connects to data warehouses that analyze customer information and anticipate the next likely desired service. Personal Financial Advisors, small business and branch bankers are trained to use solution-based selling skills supported by this technology to better serve more than 400,000 high-potential customers.


o Wachovia at Work and Campus Banking Programs. These strategies involve deploying Wachovia products and services through employers and universities to provide access to employees and students.


o Market Network Strategy. Network optimization models provide an analytical framework to optimize customer points of presence while reducing branch network expenses. These models led to the sale of 15 branches in Virginia and four in North Carolina in 2000, plus a number of branch openings, closings and consolidations.

o Selective Geographic Expansion. Wachovia continues to evaluate merger and branching opportunities in high-growth areas. During the first quarter of 2000, Wachovia completed the acquisition of Bank of Canton in the Atlanta area. Wachovia completed the acquisition of the National Bank of Commerce in suburban Orlando in early June. During the third quarter, Wachovia announced a branch swap transaction that allows entry into the Tennessee market during the first quarter of 2001. During the fourth quarter, Wachovia announced the acquisition of Republic Security Financial Corporation, which serves 178,000 customers, giving Wachovia the 10th largest deposit share in Florida and a top-three position in the Palm Beach MSA. This transaction is expected to close during the first quarter of 2001.


eBusiness activities at Wachovia are enterprise-wide. Advances in technology are rapidly transforming the financial services industry. The eBusiness Division provides eBusiness strategic planning, leadership and operational management for the entire corporation. Business units sponsor specific Internet initiatives to meet the dynamic demands of their customer groups. This collaborative structure maximizes the leverage from technology and research with the necessary responsiveness to customer requirements and deliverables. Wachovia's eBusiness strategy is to develop a personalized and seamlessly delivered customer experience when using wachovia.com and Wachovia's other Web sites, macroworld.net, ijlwachovia.com and offitbank.com. eBusiness activities create value by aligning customer acquisition, retention, cross-selling and cost reduction throughout all customer segment and delivery channels.


Financial Results. Consumer's profit contribution increased $86 million or 18 percent over 1999. Net income increased $63 million or 28 percent over 1999. Results for 2000 and 1999 include gains from branch sales of $42 million and $8 million, respectively. Excluding the impact of the branch divestitures in both years (operating results and divestiture premium), consumer's profit contribution increased $53 million or 11 percent. Strong results for the branch-based consumer business offset a difficult mortgage lending environment and the cost of further investment in Wachovia's retail delivery through the Internet. Results for 2000 included eleven months of Bank of Canton and seven months of National Bank of Commerce. Net interest income increased $56 million or 6 percent from good loan and deposit growth. Loan growth was good in the Bankline and Equity Bankline categories, and certificates of deposit were the highest deposit growth category as a result of the product mix of acquired banks, special marketing promotions and a shift in customer preference. Other income was up $65 million or 15 percent, driven by the divestiture premiums, an increase in returned check charges and electronic banking fee growth. Excluding the divestiture premium from both years, other income increased 8 percent. Electronic banking revenue grew 17 percent mostly due to higher interchange fees, and deposit-related fees increased 9 percent. Mortgage fees declined 12 percent on lower volume and a shift from fixed-rate to adjustable-rate mortgages. Expenses grew $30 million or less than 4 percent as a result of the addition of the acquired banks and investment in the Internet site.

Credit Card


Credit Card's mission is to be the preferred credit card issuer, recognized for value, fairness and long-term customer and employee relationships.


Products and Services. The Credit Card business segment is a full-service provider of consumer credit cards and merchant acquirer services. Credit Card manages most components of credit card processing in-house, with the exception of servicing business card products and the Partners First portfolio that are processed through outside vendors. Currently 92 percent of Wachovia's credit card portfolio accrues interest at a variable rate, and 34 percent of the accounts are within Wachovia's five-state geographic footprint.

Industry Dynamics and Strategy. The credit card industry is in a period of intense competition and consolidation. Response rates to direct mail solicitations are below those of prior years; however, Wachovia's response rates remain higher than the industry average. These pressures have prompted issuers to pursue new card-based products in an attempt to capture market share. Credit Card's strategy focuses on serving above-average credit quality customers who carry higher-than-average loan balances while maintaining an efficient and cost-effective process.


On February 6, 2001, Wachovia announced that it was investigating strategic alternatives for the credit card business, including maintaining the business, developing a joint venture or selling the business.


Financial Results. Credit Card's profit contribution decreased $9 million or 3 percent from 1999 primarily due to spread compression and a higher charge-off provision. Net income was also down for the year for the same reasons. Both net interest income and the provision for loan losses increased due to the higher level of average balances outstanding. Offsetting the increase in net interest income from higher balances were reduced late fees and lower spreads resulting from rising interest rates and the lag effect of repricing accounts. Higher loss experience in 2000 also contributed to the rise in the provision for loan losses. In 2000, net loan losses were 4.83 percent of average loans outstanding compared with 4.03 percent in 1999. Noninterest income grew $51 million or 31 percent mainly due to the acquisition of the Partners First portfolio, strong interchange income from increased purchase volume and higher overlimit fees. Other expense rose 39 percent primarily due to purchased credit card premium amortization and third-party portfolio servicing fees resulting from the Partners First acquisition.

Treasury & Administration


The Treasury & Administration segment principally reflects asset and liability management for interest rate risk, management of the securities portfolio, internal compensation for funding sources and charges for funds used. Also reflected is the financial statement impact of credit card securitization transactions, since the Credit Card business segment is reported on a managed basis. Asset securitizations are explained further on page 16. Other unallocated corporate costs and certain nonoperating expenses are also included.


Financial Results. Credit card securitization transactions and the securitized portion of the acquired Partners First credit card portfolio had a large impact on comparability with prior-year results. In March 1999, September 1999 and August 2000, Wachovia completed the securitization of $896 million, $500 million and $750 million, respectively, in credit card receivables. In comparing 2000 to 1999, the securitization transactions had the combined net effect of reducing average loans outstanding by $728 million from 1999. The securitized portion of the acquired Partners First portfolio reduced average balances by an additional $1.371 billion from 1999. The remaining reduction in average assets in both period comparisons was largely caused by attrition in the securities portfolio.


Treasury & Administration's profit contribution declined $89 million principally as a result of the restructuring charges recorded in the last two quarters of 2000. Net income was down $69 million or 39 percent. The increase in the amount of securitized credit card loan balances accounted for $201 million of the $212 million decrease in net interest income. Securitizations and the securitized portion of the acquired Partners First portfolio are also the primary cause of the decrease in loan loss provision. The $36 million increase in other income primarily results from a $42 million increase in fees received for servicing the larger volume of securitized cards, offset by an $18 million decrease in gains from securitization transactions. Other expense increased $81 million due to a higher level of nonoperating expenses including $107 million in restructuring charges, $10 million in merger integration expenses and $20 million in litigation settlement charges. The increase in nonoperating expenses was offset by $19 million in expenses incurred in 1999 for Year 2000 systems preparations.

Taxable Equivalent Rate/Volume Analysis                              Table 4
--------------------------------------------------------------------------------

                                                                                                                       Variance
  Average Volume         Average Rate                                               Interest                       Attributable to
-------------------    ---------------                                      ----------------------              --------------------
     2000      1999     2000     1999                                             2000        1999    Variance       Rate     Volume
---------  --------    ------   ------                                      ----------  ----------  ----------  ---------  ---------
      (millions)                        Interest Income                                             (thousands)
                                        Loans:
$  17,360  $ 15,751     8.52      7.25    Commercial ...................    $1,479,070  $1,141,309   $337,761   $213,591   $124,170
      662       808     9.30      9.79    Tax-exempt ...................        61,553      79,075    (17,522)    (3,749)   (13,773)
---------  --------                                                         ----------  ----------   --------
   18,022    16,559     8.55      7.37      Total commercial ...........     1,540,623   1,220,384    320,239    206,263    113,976
    1,237     1,064     8.86      8.63    Direct retail ................       109,549      91,882     17,667      2,438     15,229
    3,996     3,482     8.29      7.89    Indirect retail ..............       331,133     274,843     56,290     14,188     42,102
    4,537     5,040    14.32     13.44    Credit card ..................       649,584     677,232    (27,648)    42,591    (70,239)
      752       589    11.73     10.93    Other revolving credit .......        88,255      64,405     23,850      4,979     18,871
---------  --------                                                         ----------  ----------   --------
   10,522    10,175    11.20     10.89      Total retail ...............     1,178,521   1,108,362     70,159     31,774     38,385
    2,921     2,193     9.50      8.54    Construction .................       277,498     187,396     90,102     22,684     67,418
    8,451     7,324     8.60      8.11    Commercial mortgages .........       726,446     594,166    132,280     36,901     95,379
    8,511     7,421     8.04      7.77    Residential mortgages ........       684,157     576,624    107,533     20,512     87,021
---------  --------                                                         ----------  ----------   --------
   19,883    16,938     8.49      8.02      Total real estate ..........     1,688,101   1,358,186    329,915     83,400     46,515
    2,698     2,266     8.76     11.07    Lease financing ..............       236,487     250,868    (14,381)   (57,479)    43,098
    1,311     1,285     7.86      6.56    Foreign ......................       103,056      84,262     18,794     17,059      1,735
---------  --------                                                         ----------  ----------   --------
   52,436    47,223     9.05      8.52      Total loans ................     4,746,788   4,022,062    724,726    262,905    461,821
                                        Securities:
    1,076     1,319     7.59      7.41    Held-to-maturity .............        81,656      97,757    (16,101)     2,300    (18,401)
    7,289     8,021     6.49      6.45    Available-for-sale ...........       473,023     517,242    (44,219)     3,295    (47,514)
---------  --------                                                         ----------  ----------   --------
    8,365     9,340     6.63      6.58      Total securities ...........       554,679     614,999    (60,320)     4,341    (64,661)
    1,261     1,553     6.37      4.52  Other earning assets ...........        80,375      70,245     10,130     25,010    (14,880)
---------  --------                                                         ----------  ----------   --------
                                            Total interest-
   62,062    58,116     8.67      8.10        earning assets ...........     5,381,842   4,707,306    674,536    343,828    330,708
    2,992     3,117                     Cash and due from banks ........
    5,332     4,728                     Other assets ...................
     (687)     (541)                    Allowance for loan losses ......
---------  --------
$  69,699  $ 65,420                         Total assets ...............
=========  ========
                                        Interest Expense
$   4,855  $  4,657     1.45      1.25  Interest-bearing demand ........        70,537      58,434     12,103      9,532      2,571
                                        Savings and money market
   12,990  $ 13,339     4.36      3.58    savings.......................       566,471     477,557     88,914    101,727    (12,813)
    9,313     8,765     5.70      5.11  Savings certificates ...........       530,895     447,583     83,312     54,196     29,116
                                        Large denomination
    4,141     3,318     6.02      5.20    certificates..................       249,257     172,539     76,718     29,760     46,958
---------  --------                                                         ----------  ----------   --------
                                            Total interest-
                                              bearing deposits
   31,299    30,079     4.53      3.84        in domestic offices ......     1,417,160   1,156,113    261,047    212,602     48,445
                                        Interest-bearing deposits in
    3,914     2,246     6.11      4.86    foreign offices ..............       239,003     109,082    129,921     33,446     96,475
---------  --------                                                         ----------  ----------   --------
                                            Total interest-
   35,213    32,325     4.70      3.91        bearing deposits..........     1,656,163   1,265,195    390,968    270,932    120,036
    8,988     9,401     6.22      4.86  Short-term borrowed funds ......       559,336     457,161    102,175    123,018    (20,843)
    9,144     8,134     6.72      5.83  Long-term debt .................       614,134     474,378    139,756     76,845     62,911
---------  --------                                                         ----------  ----------   --------
                                            Total interest-bearing
   53,345    49,860     5.30      4.41        liabilities ..............     2,829,633   2,196,734    632,899    471,367    161,532
                                                                            ----------  ----------   --------
    8,399     8,255                     Noninterest-bearing deposits ...
    2,069     1,875                     Other liabilities ..............
    5,886     5,430                     Shareholders' equity ...........
---------  --------
                                            Total liabilities and
$  69,699  $ 65,420                           shareholders' equity .....
=========  ========    -----     -----
                        3.37      3.69  Interest rate spread
                       -----     -----
                                        Net yield on interest-
                                          earning assets and
                        4.11      4.32    net interest income ..........    $2,552,209  $2,510,572   $ 41,637   (124,043)   165,680
                       =====     =====                                      ==========  ==========   ========

Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.


Securities available-for-sale are reported at amortized cost. Pretax unrealized losses of $111 million in 2000 and gains of $18 million in 1999 are included in other assets for purposes of this presentation.

CONSOLIDATED FINANCIAL RESULTS


Net Interest Income


Wachovia's taxable equivalent net interest income rose $42 million or 1.7 percent from 1999 to $2.552 billion for the full year 2000. Through the first half of the year, the Federal Reserve continued to take action to slow the economy ending with a 50 basis point rate increase on May 16 that followed five successive 25 basis point increases since July 1999. The Federal Reserve took no further action on rates in 2000 after the May 16 Federal Open Markets Committee meeting, although signs that the economy was slowing caused the market to anticipate a change in monetary policy. The market's anticipation was noted in the 5-year swap rate that declined approximately 80 basis points during the fourth quarter. Market expectation was confirmed on January 3, 2001, when the Federal Reserve lowered short-term rates by 50 basis points followed by another 50 basis point reduction on January 31, 2001. Upon each Federal Reserve action, Wachovia adjusted its prime lending rate accordingly to keep pace with the change in funding costs. Wachovia's average prime lending rate and the average federal funds rate in 2000 were 9.23 percent and 6.24 percent, respectively, compared with 7.99 percent and 4.97 percent, respectively, in 1999.


The net yield on interest-earning assets was 4.11 percent compared with 4.32 percent reported in 1999. Several factors contributed to the lower net yield including credit card securitization transactions, greater competition for funding, carrying costs of nonperforming loans, and liability mix. Although loan spreads began to widen in the latter half of the year, deposit pricing remained competitive. Loan growth continued to outpace growth in core deposits leading to greater use of wholesale sources to fund loan demand. Although this contributed positively to net interest income, it had a dilutive effect on the net yield on interest-earning assets. Within deposit categories, product mix contributed to the rise in funding costs. Within the savings and money market savings category, demand remained strong for Wachovia's Premiere money market account. This offset some of the volume decline in lower-rate traditional savings deposits but contributed to the higher average rate for that category of deposits.


The average yield on interest-earning assets increased 57 basis points from 1999. The rise in rates resulted in higher yields in all major loan categories except lease financing. Changes in portfolio mix resulting from credit card securitization transactions completed during 1999 and 2000 subdued overall retail loan yields in 2000. The Series 1999-1 transaction, representing $896 million in receivables, occurred late in the first quarter of 1999. The Series 1999-2 transaction, representing $500 million in receivables, occurred in late third quarter 1999. In early August 2000, Wachovia completed the 2000-1 series securitization representing $750 million in receivables. Also during the third quarter of 2000, the 1995-1 series securitization transaction began to mature, resulting in the loans returning to the balance sheet. The net effect of these securitization transactions reduced average credit card balances by $728 million from 1999. Asset securitizations are explained further on page 16. Offsetting the decline in average balances caused by securitization activity was an increase resulting from the acquisition of Partners First, which added approximately $170 million to the 2000 average credit card balance.


The average rate paid on interest-bearing liabilities increased 89 basis points from 1999. Comparisons with the prior year reflect the rising rate environment that began with the Federal Reserve's actions to slow the economy in mid-1999. Liability mix also contributed to the increase in the rate on interest-bearing liabilities, as much of the growth in the balance sheet was funded from wholesale sources. Deposit product mix further contributed to the increase in funding costs as customer preference shifted toward certificates of deposit and Premiere accounts from lower-rate money market savings accounts. Several certificate of deposit promotions during the year also contributed to the change in mix. Interest-bearing core deposit funding increased $397 million, compared with 1999 despite the loss of $438 million in deposits with the sale of branches in the third quarter of 2000. The acquisitions of Bank of Canton and National Bank of Commerce and the sale of branches in the third quarter of 1999 also affected comparability of core deposit balances between periods.


Net interest income is expected to grow in the mid-single-digit range in 2001. The increase is expected to result from mid-single-digit loan growth and a steady net yield on interest-earning assets.

Related Balance Sheet Analysis


Loan growth remained healthy throughout 2000, rising $5.213 billion or 11 percent to $52.436 billion. Although growth occurred in all categories, except tax-exempt commercial and credit card, most of the growth was in the real estate categories, particularly during the latter part of the year. The decline in average credit card balances was caused by securitization transactions completed during 1999 and 2000. Loan demand remained strong, although Management's view of rising risk in the large corporate lending environment led to selectivity in taking on new business, particularly during the second half of the year. Notably, the commercial loan portfolio increased approximately 9 percent for the full year but less than 4 percent in the fourth quarter. Most of the slowing in commercial lending occurred in the large corporate portfolio.



The effect of acquisitions was more than offset by credit card securitization transactions that removed $728 million in receivables from the balance sheet, leaving core loan growth the same as the 11 percent reported above.


Period-End Loans                                                     Table 5
--------------------------------------------------------------------------------
(millions)



                                           2000         1999         1998         1997         1996
                                    -----------   ----------   ----------   ----------   ----------
Loan Portfolio
Domestic borrowers:
 Commercial .....................    $ 17,661      $17,043      $14,328      $13,528      $10,341
 Tax-exempt .....................         605          690          973        1,607        2,016
 Direct retail ..................       1,338        1,064        1,098        1,250        1,218
 Indirect retail ................       4,220        3,741        3,240        3,028        3,082
 Credit card ....................       4,494        4,736        6,049        5,919        5,596
 Other revolving credit .........         835          667          537          460          424
 Construction ...................       3,370        2,311        2,044        1,780        1,247
 Commercial mortgages ...........       9,025        7,754        6,988        6,790        5,684
 Residential mortgages ..........       9,234        7,757        7,490        8,099        7,132
 Lease financing, net ...........       2,840        2,597        1,879        1,094          831
                                     --------      -------      -------      -------      -------
  Total .........................      53,622       48,360       44,626       43,555       37,571
Foreign .........................       1,380        1,261        1,093          639          436
                                     --------      -------      -------      -------      -------
  Total loans ...................    $ 55,002      $49,621      $45,719      $44,194      $38,007
                                     ========      =======      =======      =======      =======

Wachovia has foreign credit outstandings consisting of loans and lease financing. Foreign loans at December 31, 2000 were $1.380 billion, compared with $1.261 billion at year-end 1999. In addition, Wachovia's lease financing outstandings included foreign leases of $1.381 billion and $1.240 billion at December 31, 2000 and 1999, respectively. Because foreign loans and leases are reported based on the address of the borrower and not on the country where security for the credit resides, foreign loans as reported do not necessarily indicate country risk exposure. The distribution of foreign loans and leases by geographic region varied but was predominantly in western Europe and Latin America. The Netherlands represented the country with the greatest concentration, with outstandings of $907 million and $801 million at December 31, 2000 and 1999, respectively, and was the only country where outstandings exceeded one percent of total assets.

Demand for retail credit remained strong throughout the year. Direct and indirect retail loans grew 16 percent and 15 percent, respectively. Indirect retail loans consist of automobile sales finance loans originated by automobile dealers. Adjusted for the 1999 and 2000 securitization activity and the acquisition of the Partners First portfolio, credit card balances were flat with 1999.


Managed Credit Card Data                                             Table 6
--------------------------------------------------------------------------------
(thousands)



                                                                2000           1999           1998           1997           1996
                                                        ------------    -----------    -----------    -----------    -----------
Average credit card loans ............................  $  7,972,307    $ 6,374,676    $ 6,181,109    $ 6,179,456    $ 5,573,626
Period-end loans .....................................     8,140,257      6,632,439      6,549,350      6,419,098      6,221,334
Net loan losses ......................................       384,883        257,176        276,705        240,388        183,082
Net loan losses to average loans .....................          4.83%          4.03%          4.48%          3.89%          3.28%
Delinquencies (30 days or more) to year-end loans.....          4.21           3.22           3.30           2.75           2.35


Wachovia's credit card securitization transactions were undertaken primarily to broaden funding sources as well as for overall balance sheet management. Asset securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance of asset-backed securities. The loans are transferred to a trust that sells undivided interests in the form of certificates of ownership. Wachovia retains the remaining undivided interests, provides the servicing for the accounts securitized and receives a servicing fee. Asset securitization converts interest income, cash advance fees, late fees and other fees in excess of interest paid to the certificate holders (collectively, the amount that would have been included in the net interest margin); credit losses; and other trust expenses into securitization income, a component of credit card income. The transaction reduces on-balance sheet assets as well as their associated sources of funding.


Wachovia uses assumptions and estimates in determining the gain recognized at the time of initial sale and each subsequent sale in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." These assumptions include projections concerning the annual percentage rates charged to customers, charge-off experience, loan repayment rates, the cost of funds and discount rates commensurate with the risks involved. Changes in these assumptions could impact the realization of the related receivable, the contractual right to receive interest and other cash flows from the trust recorded at sale date.


Selected Loan Maturities and Interest Sensitivity                    Table 7
--------------------------------------------------------------------------------
December 31, 2000 (thousands)



                                                                           One year           One to             Over
                                                            Total           or less       Five Years       Five Years
                                                    -------------      ------------      -----------      -----------
Commercial, financial and other .................    $ 17,660,562      $ 16,353,452      $   999,497      $   307,613
Industrial revenue and other tax-exempt .........         605,165           161,537          219,281          224,347
Construction and land development ...............       3,370,031         3,272,708           97,323               --
Commercial mortgages ............................       9,025,271         5,149,332        1,320,046        2,555,893
Loans to foreign borrowers ......................       1,380,186         1,356,459           23,727               --
                                                     ------------      ------------      -----------      -----------
    Selected loans, net .........................    $ 32,041,215      $ 26,293,488      $ 2,659,874      $ 3,087,853
                                                     ============      ============      ===========      ===========
Loans with predetermined interest rates .........    $  4,522,184      $  1,207,789      $ 1,749,968      $ 1,564,427
Loans with floating interest rates ..............      27,519,031        25,085,699          909,906        1,523,426
                                                     ------------      ------------      -----------      -----------
    Total .......................................    $ 32,041,215      $ 26,293,488      $ 2,659,874      $ 3,087,853
                                                     ============      ============      ===========      ===========

Average balances of securities declined $975 million or 10 percent from 1999. During 1999, Wachovia allowed portfolio attrition to fund a portion of the loan growth. In 2000, the securities portfolio was maintained at a fairly constant level.

Securities                                                           Table 8
--------------------------------------------------------------------------------
December 31 (thousands)

                                                                          2000
                                   ----------------------------------------------------------------------------------
                                                                                                              Taxable
                                      Amortized    Unrealized   Unrealized        Fair      Average        Equivalent
                                           Cost          Gain         Loss       Value     Maturity            Yield*
                                   -------------   ----------   ----------    --------    ---------        ----------
                                                                                         (Yrs./Mos.)
Held-to-Maturity
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................  $    28,896    $       38   $        8   $   28,926                          6.41%
 One to five years ...............      437,082         1,320        1,424      436,978                          6.51
 Five to ten years ...............           --            --           --           --
 Over ten years ..................           --            --           --           --
                                   -------------   ----------   ----------   ----------
   Total .........................      465,978         1,358        1,432      465,904      2/8                 6.50
State and municipal:
 Within one year .................       14,634           256           --       14,890                          9.90
 One to five years ...............       97,968         5,602            2      103,568                          8.95
 Five to ten years ...............       52,517         5,718           --       58,235                          8.42
 Over ten years ..................       59,456         3,077           --       62,533                          8.02
                                   -------------   ----------   ----------   ----------
   Total .........................      224,575        14,653            2      239,226      8/2                 8.64
Mortgage-backed:
 Within one year .................       19,763            38           12       19,789                          7.01
 One to five years ...............        6,008            80           --        6,088                          7.16
 Five to ten years ...............       89,755         2,910           21       92,644                          6.97
 Over ten years ..................      209,858        11,204            3      221,059                          8.22
                                   -------------   ----------   ----------   ----------
   Total .........................      325,384        14,232           36      339,580      16/1                7.78
Other:
 Within one year .................        6,663            10           --        6,673                          6.62
 One to five years ...............          650            --           --          650                          8.04
 Five to ten years ...............          500             2           --          502                          7.48
 Over ten years ..................           --            --           --           --
                                   -------------   ----------   ----------   ----------
   Total .........................        7,813            12           --        7,825      0/8                 6.79
                                   -------------   ----------   ----------   ----------
   Total held-to-maturity ........    1,023,750        30,255        1,470    1,052,535      8/1                 7.38
Available-for-Sale
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................      415,873         1,380        1,005      416,248                          6.42
 One to five years ...............    1,901,469        15,008        2,397    1,914,080                          6.37
 Five to ten years ...............      388,041         6,373        2,320      392,094                          6.87
 Over ten years ..................        8,132         3,700           --       11,832                         13.02
                                   -------------   ----------   ----------   ----------
   Total .........................    2,713,515        26,461        5,722    2,734,254      2/9                 6.47
State and municipal:
 Within one year .................       10,948            51           --       10,999                          7.10
 One to five years ...............       25,881           448            5       26,324                          7.33
 Five to ten years ...............       14,234         1,211            4       15,441                          9.44
 Over ten years ..................       13,214           401           --       13,615                          7.27
                                   -------------   ----------   ----------   ----------
   Total .........................       64,277         2,111            9       66,379      1/2                 7.75
Mortgage-backed:
 Within one year .................        2,588             4            5        2,587                          6.68
 One to five years ...............      335,712         3,406          373      338,745                          6.54
 Five to ten years ...............      745,168         5,176          523      749,821                          6.29
 Over ten years ..................    3,109,151        30,042        6,222    3,132,971                          6.62
                                   -------------   ----------   ----------   ----------
   Total .........................    4,192,619        38,628        7,123    4,224,124     15/11                6.55
Other:
 Within one year .................       42,941            --           --       42,941                            --
 One to five years ...............       44,111            --            1       44,110                           .31
 Five to ten years ...............           --            --           --           --                            --
 Over ten years ..................       87,510            --        3,936       83,574                          7.57
                                   -------------   ----------   ----------   ----------
   Total .........................      174,562            --        3,937      170,625     13/7                 3.87
                                   -------------   ----------   ----------   ----------
   Total interest earning
    available-for-sale ...........    7,144,973        67,200       16,791    7,195,382     10/9                 6.46

Federal Reserve Bank stock and
 other ...........................      375,781         1,520          987      376,314
                                   -------------   ----------   ----------   ----------
   Total available-for-sale ......    7,520,754        68,720       17,778    7,571,696
                                   -------------   ----------   ----------   ----------
   Total portfolio ...............  $ 8,544,504    $   98,975   $   19,248   $8,624,231
                                   =============   ==========   ==========   ==========



December 31 (thousands)

                                                   1999                        1998
                                        -------------------------  -------------------------
                                          Amortized          Fair    Amortized          Fair
                                               Cost         Value         Cost         Value
                                        -----------    ----------  -----------    ----------
                                                                                         1

Held-to-Maturity
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................       $   11,005    $   10,997   $  262,934    $  265,377
 One to five years ...............          391,823       380,396      255,129       259,345
 Five to ten years ...............               --            --           --            --
 Over ten years ..................               --            --           --            --
                                        -----------    ----------   ----------    ----------
   Total .........................          402,828       391,393      518,063       524,722
State and municipal:
 Within one year .................           11,625        11,803       12,735        12,887
 One to five years ...............           90,613        95,798       58,864        64,614
 Five to ten years ...............           61,324        66,997       71,232        80,931
 Over ten years ..................           40,727        42,153       33,937        37,857
                                        -----------    ----------  -----------    ----------
   Total .........................          204,289       216,751      176,768       196,289
Mortgage-backed:
 Within one year .................            1,318         1,315          146           147
 One to five years ...............           47,715        48,000       78,227        80,102
 Five to ten years ...............           36,865        36,960       69,450        70,402
 Over ten years ..................          313,905       324,981      462,505       491,341
                                        -----------    ----------  -----------    ----------
   Total .........................          399,803       411,256      610,328       641,992
Other:
 Within one year .................           37,183        37,153       40,670        40,852
 One to five years ...............            4,121         4,097       37,178        37,650
 Five to ten years ...............              500           500          600           621
 Over ten years ..................               --            --            0             0
                                        -----------    ----------  -----------    ----------
   Total .........................           41,804        41,750       78,448        79,123
                                        -----------    ----------  -----------    ----------
   Total held-to-maturity ........        1,048,724     1,061,150    1,383,607     1,442,126
Available-for-Sale
U.S. Treasury and other U.S.
 Government agencies:
 Within one year .................          249,632       251,444      884,334       894,030
 One to five years ...............        2,207,069     2,174,046    2,091,953     2,153,152
 Five to ten years ...............          368,950       362,332      139,227       145,666
 Over ten years ..................            8,093        11,178        8,149        12,719
                                        -----------    ----------  -----------    ----------
   Total .........................        2,833,744     2,799,000    3,123,663     3,205,567
State and municipal:
 Within one year .................              950           955        5,211         5,253
 One to five years ...............           35,347        35,699       33,565        34,575
 Five to ten years ...............           13,831        14,240       15,276        16,728
 Over ten years ..................            6,010         6,101        6,912         7,605
                                        -----------    ----------  -----------    ----------
   Total .........................           56,138        56,995       60,964        64,161
Mortgage-backed:
 Within one year .................           30,101        29,955       14,606        14,649
 One to five years ...............          243,089       244,632      280,390       284,579
 Five to ten years ...............          931,325       910,751      796,036       808,650
 Over ten years ..................        2,576,766     2,517,626    3,068,432     3,098,876
                                        -----------    ----------  -----------    ----------
   Total .........................        3,781,281     3,702,964    4,159,464     4,206,754
Other:
 Within one year .................            2,971         2,970           97            98
 One to five years ...............           79,896        79,634      148,278       149,954
 Five to ten years ...............               --            --       10,084        10,240
 Over ten years ..................          103,361       100,668      174,983       173,417
                                        -----------    ----------  -----------    ----------
   Total .........................          186,228       183,272      333,442       333,709
                                        -----------    ----------  -----------    ----------
   Total interest earning
    available-for-sale ...........        6,857,391     6,742,231    7,677,533     7,810,191

Federal Reserve Bank stock and
 other ...........................          356,799       353,559      171,632       173,457
                                        -----------    ----------  -----------    ----------
   Total available-for-sale ......        7,214,190     7,095,790    7,849,165     7,983,648
                                        -----------    ----------  -----------    ----------
   Total portfolio ...............       $8,262,914    $8,156,940   $9,232,772    $9,425,774
                                        ===========    ==========  ===========    ==========

* Yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable. Yields on AFS securities are based on amortized cost.

The increase in other assets from 1999 is primarily the result of increased intangible assets resulting from acquisitions. During 1999 and 2000, Wachovia completed several acquisitions, the largest of which were IJL, OFFITBANK and Partners First. All acquisitions were accounted for as purchase transactions.


Excluding the effects of acquisitions and branch sales in the third quarters of 2000 and 1999, average interest-bearing core deposits were up slightly compared with 1999. Bank of Canton and National Bank of Commerce added approximately $250 million and approximately $50 million, respectively, to 2000 average balances. The sale of 19 branches in 2000 reduced average total interest-bearing deposits by over $100 million. The mix of interest-bearing core deposits shifted toward savings certificates in 2000 due to successful certificate of deposit promotions and a shift in customer preference.


Short-Term Borrowed Funds                                            Table 9
--------------------------------------------------------------------------------
(thousands)




                                                              2000                      1999                     1998
                                                   -------------------------- ------------------------ ------------------------
                                                           Amount        Rate        Amount       Rate        Amount       Rate
                                                   -------------- ----------- ------------- ---------- ------------- ----------
At year-end:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 6,753,164       5.63%       $ 5,372,493  3.64%       $ 5,463,418      4.14%
 Commercial paper ................................    1,855,923       6.25          1,658,988  4.13          1,359,382      4.21
 Other borrowed funds ............................    1,253,058       5.97          3,071,493  3.97          1,912,262      5.16
                                                    -----------                   -----------              -----------
  Total ..........................................  $ 9,862,145       5.79        $10,102,974  3.82        $ 8,735,062      4.38
                                                    ===========                   ===========              ===========
Average for the year:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 5,945,753       5.95        $ 6,150,372  4.71        $ 7,498,280      5.18
 Commercial paper* ...............................    1,741,585       5.92          1,484,483  4.69          1,276,623      5.02
 Other borrowed funds ............................    1,300,653       7.89          1,766,069  5.53          2,120,257      5.25
                                                    -----------                   -----------              -----------
  Total ..........................................  $ 8,987,991       6.22        $ 9,400,924  4.86        $10,895,160      5.18
                                                    ===========                   ===========              ===========
Maximum month-end balance:
 Federal funds purchased and securities sold under
  repurchase agreements ..........................  $ 7,638,638                   $ 7,968,932              $ 8,796,505
 Commercial paper ................................    2,147,771                     1,658,988                1,487,187
 Other borrowed funds ............................    2,435,588                     3,071,493                2,677,503

* Average interest rate for each year includes effect of fees paid on back-up lines of credit.


Wachovia utilizes a wide variety of wholesale funding sources including large denomination certificates of deposit, foreign deposits, repurchase agreements, federal funds, Federal Home Loan Bank advances, trust preferred securities, bank notes and senior and subordinated debt. The mix and characteristics of wholesale funding are determined based on interest-rate risk management, liquidity needs and available pricing. Subordinated debt and trust preferred securities are used for capital management purposes since they qualify for inclusion in Tier II and Tier I capital, respectively, for risk-based capital purposes. Several large debt transactions affected comparability of both period-end and average balances between reported periods. During 1999, Wachovia issued $1 billion in senior and subordinated debt. On March 31, 2000, Wachovia issued $300 million in subordinated debt that replaced $300 million in subordinated debt that matured on December 15, 1999. On July 6, 2000, Wachovia issued $550 million in senior debt securities followed by $300 million in subordinated securities issued by Wachovia Bank on July 24, 2000. On October 4, 2000, Wachovia issued $300 million in fixed-rate senior securities. During 2000 Wachovia increased its borrowings from the Federal Home Loan Bank ("FHLB"), by $1.940 billion from the end of 1999. The FHLB borrowings in 2000 had maturities between five and seven years and provided some longer-term liquidity.

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


Parent company liquidity comes from short-term investments that can be sold immediately, the ability to issue debt and equity securities and from dividends and interest income from subsidiaries. At December 31, 2000, Wachovia Corporation had $2.018 billion in interest-bearing balances with Wachovia Bank, N.A. ("Wachovia Bank"), and $750 million available for issuance as senior or subordinate debt securities under existing shelf registrations filed with the Securities and Exchange Commission. At January 1, 2001, $652 million was available from Wachovia Bank to pay dividends to Wachovia Corporation without prior regulatory approval. The amount available at January 1 will increase by the amount of retained net profits Wachovia Bank generates in 2001. During 2000, Wachovia Bank paid $463 million in dividends to Wachovia Corporation. As a back-up liquidity facility for commercial paper, Wachovia has $490 million in lines of credit from unaffiliated banks. No borrowings have occurred under these lines.


Wachovia Corporation's senior notes are rated AA- by Fitch, A1 by Moody's and A+ by Standard & Poor's, and its subordinated notes are rated A+ by Fitch, A2 by Moody's and A by Standard & Poor's. The subordinated debt securities qualify for inclusion in Tier II capital under risk-based capital guidelines. Capital securities, also classified as part of long-term debt, totaled $997 million at December 31, 2000. The capital securities are rated A+ by Fitch, a1 by Moody's and A by Standard & Poor's and qualify as Tier I capital under risk-based capital guidelines.


During the last half of 2000, Fitch, Moody's and Standard & Poor's downgraded Wachovia Corporation's and Wachovia Bank's ratings in most categories. The lower ratings, which are reflected in this report, had a minimal impact on 2000 funding costs and are expected to have only a minor effect on funding costs going forward.


Liquidity at Wachovia Bank is derived from its ability to generate core deposits from a large, diversified customer base spread across its five-state operating area and its ability to purchase non-core money market funds in the U.S. and abroad. Wachovia Bank's ability to attract funds in the wholesale markets rests on its strength of capital, earnings, reputation, credit ratings and asset quality. Wachovia Bank draws on a diverse base of wholesale funding sources, including large denomination certificates of deposit, federal funds purchased, securities sold under agreements to repurchase, foreign branch deposits and its global bank note program. Wachovia Bank also has extensive access to funds through its membership in the Federal Home Loan Bank of Atlanta.


Through its global bank note program, Wachovia Bank is authorized to issue up to $19.4 billion of bank notes. The global bank note program consists of issuances with original maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds, and bank notes with original maturities greater than one year are considered medium-term in nature and are classified as long-term debt. Under the existing offering circular, Wachovia Bank can have outstanding up to $10 billion of notes at any one time with original maturities from seven to 270 days. Wachovia Bank may issue up to an aggregate of $8 billion of notes with maturities of more than 270 days. At December 31, 2000, Wachovia Bank had approximately $6.4 billion of the notes with maturities of more than 270 days available under the existing authorization. Short-term bank notes outstanding as of December 31, 2000 were $352 million, with an average cost of 6.55 percent and an average maturity of less than one month. Medium-term bank notes were $2.203 billion on the same date, with an average cost of 6.58 percent and an average maturity of
4.7 years. Short-term issues under the global bank note program are rated F1+ by Fitch, P-1 by Moody's and A-1+ by Standard & Poor's, while medium-term issues are rated AA- by Fitch, Aa3 by Moody's and AA- by Standard & Poor's.


Asset liquidity is maintained through temporary investments, maturity management and the ability to liquidate securities in the available-for-sale portfolio. Additional asset liquidity is available from Wachovia's ability to securitize assets such as credit card receivables and other loans.


In addition to seeking to maintain liquidity through a strong balance sheet and operating performance that assures market acceptance of its debt obligations, Wachovia limits the level, maturity and concentrations of noncore funding through policy and internal guidelines. Management regularly reviews liquidity positions under normal business conditions and under stress scenarios. Liquidity management and contingency planning are reviewed quarterly with the Board Finance Committee.

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


The primary risk in both the trading and nontrading portfolios is to changes in interest rates. Exposures to movements in foreign exchange rates are predominantly in the trading portfolio and are immaterial to consolidated net income. Exposure to equity price movement exists through parent company investments and capital markets private equity investments. The volatility of values in the equity portfolios is immaterial to net income.


Estimating the amount of risk in either the trading or nontrading portfolios requires assumptions about the future. The nature of the assumptions causes all representations of risk to be estimates. These estimates will be different from actual results for many reasons as discussed in the forward-looking statements section on page 1. Stress testing is performed on all market risk measurement analyses to help understand the relative sensitivity of key assumptions and thereby better understand Wachovia's risk profile.

Trading Market Risk


Trading market risk is the risk to net income from changes in the fair value of assets, liabilities and off-balance sheet instruments that are classified as trading and are marked-to-market through the income statement. Trading portfolios are maintained to service customer needs for investment and risk management products at competitive prices. The key trading portfolios by purpose are U.S. Treasury and U.S. Government agencies, money market instruments, residential mortgage-backed securities and corporate bonds and commercial paper. Wachovia enters into derivative contracts and foreign currency exchange contracts to service customer needs and does not take material trading positions in either. The earnings risk due to changes in fair value in the trading portfolios is limited by the short-term holding periods of some of the portfolios, entering into offsetting trades with market counterparties, establishing and monitoring market risk limits by portfolio, and utilizing various hedging techniques. Risk limits, policies, practices and procedures are established in the business units and approved by the relevant risk committees and Board of Directors to ensure that business objectives are met within a framework of prudent and sound risk management.


A value-at-risk ("VAR") methodology is used to gauge potential losses in various trading portfolios due to changes in interest rates. The VAR model is a statistical variance/covariance model that calculates an estimate of exposure to interest rate movements within a predetermined confidence level over a defined forward-looking time period. The VAR estimate represents the maximum expected loss in fair value of a trading portfolio over a one-day time horizon, given a 99 percent confidence level. In other words, there is about a 1 percent chance, given historical volatility of interest rates, that a loss greater than the VAR estimate will occur by the end of the next day. The VAR estimate takes into account several variables that affect the value of the trading portfolio, including interest rates, security prices and their volatilities and statistical correlations. The potential expected volatility of interest rates is calculated using a one-year history of market movements. These historical volatilities are exponentially weighted to give more weight to recent market movements.


At December 31, 2000, the combined VAR exposure, given the above calculation parameters, was $17 thousand which represented .01 percent of the combined trading portfolio value of $284 million. The combined average VAR exposure for 2000 was $299 thousand, which represented .05 percent of the combined average trading portfolio value of $574 million. These VAR numbers are for the combined fixed income and equity trading portfolios.

Nontrading Market Risk


Nontrading market risk is the risk to net income from changes in interest rates on asset, liability and off-balance sheet portfolios other than trading. This risk is driven by potential mismatches resulting from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, and the potential exercise of explicit and embedded options. Treasury is responsible for managing nontrading market risk. Treasury includes asset/liability management and the management of discretionary securities and funding portfolios. The goal of Treasury is to maintain high quality and consistent growth in net income, while maintaining acceptable levels of risk to changes in interest rates and acceptable levels of capital and liquidity. This goal is achieved by influencing the maturity and repricing characteristics of the various lending and deposit-taking lines of business, by managing discretionary portfolios and by utilizing off-balance sheet financial instruments.


Treasury operates under the policies established by the Finance Committee of the Board of Directors and the guidance of the Management Finance Committee. Nontrading interest rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity are reviewed quarterly by the Finance Committee of the Board of Directors. Interim oversight of the function is provided through regular meetings of Treasury managers and the Chief Financial Officer. Treasury personnel carry out day-to-day activity within approved risk management guidelines and strategies. Wachovia uses a number of tools to measure nontrading interest rate risk, including simulating net income, monitoring the sensitivity of the net present value of the balance sheet and monitoring the difference or gap between maturing or rate-sensitive assets and liabilities over various time periods.


Management believes that nontrading interest rate risk is best measured by simulation modeling, which calculates expected net income based on projected interest-earning assets, interest-bearing liabilities, off-balance sheet financial instruments, other income and other expense. The model projections are based upon historical trends and management's expectations of balance sheet growth patterns, spreads to market rates, historical market rate relationships, prepayment behavior, current and expected product offerings, sales activity, and expected exercise of explicit and embedded options. The Management Finance Committee regularly reviews the assumptions used in the model.


Wachovia monitors interest rate risk by measuring the potential change in 12 months of net income (the after-tax effect of changes in net interest income) under eight standard interest rate scenarios. The scenarios are rolled forward by quarter up to four quarters in the future to view income sensitivity over any given 12-month period within the next 24 months. All of the scenarios are compared with a scenario where current market rates are held constant for the forecast period (i.e., the flat rate scenario). The scenarios employed by Wachovia are immediate shocks of the yield curve up and down 100 and 200 basis points and ramp scenarios for up and down 100 and 200 basis points occurring evenly across the next 12 months. The Management Finance Committee and the Finance Committee of the Board of Directors approve policy guidelines. For simulation, which is a dynamic forward-looking analysis, the guidelines are focused on the 200 basis point ramp scenarios across 12 months. The policy guideline limit for net income simulation is a negative impact to net income of
7.5 percent for the up or down 200 basis point ramp scenarios when compared with the flat rate scenario. Management has generally maintained a risk position well within the policy guideline level. The model indicated the impact of a 200 basis point gradual rise in rates over the next 12 months would cause approximately a
 .03 percent decrease in net income at December 31, 2000 versus a 2.1 percent increase one year earlier. A gradual decrease in rates over the next 12 months would cause approximately a .01 percent increase in net income as of December 31, 2000 compared with a 2.4 percent decrease at December 31, 1999. Wachovia runs additional scenarios beyond the standard shock and ramp scenarios, including yield curve steepening, flattening and inversion scenarios. Various sensitivity analyses are performed on a regular basis to segregate interest rate risk into separate components and understand the risk attributable to prepayments, caps and floors, and other options. Extensive assumptions testing is performed to understand the degree of impact from changing key assumptions such as the speed of prepayments, the interest rate elasticity of core deposit rates and faster- or slower-growing balance sheets.


Wachovia also utilizes a present value methodology commonly referred to as the Economic Value of Equity ("EVE") to discern risk levels present in the balance sheet beyond the 24-month time horizon used in simulation analysis. The net present value methodology is a point-in-time analysis of the balance sheet not including new business volumes or management initiatives. All cash flows from earning assets, interest-bearing liabilities, noninterest-bearing deposits and off-balance sheet instruments are discounted to a present value. Assumptions are made to estimate the expected lives of indeterminate maturity assets and liabilities such as line-of-credit products and savings and checking accounts. Discount rates used in the analysis are based upon forward rates implied by the current yield curve with credit spreads added to discount current new business back to par value. As in simulation analysis, extensive assumptions testing is performed to understand the degree of impact from changing key assumptions.

Credit Risk Management


Credit risk is the risk of loss due to adverse changes in a borrower's ability to meet its financial obligations under agreed upon terms. Wachovia incurs credit risk in its lending, trading, investing, liquidity/funding and asset management activities. The nature and amount of credit risk depends on the types of transactions pursued, the structure of those transactions, the parties involved and their roles, the correlation between those parties and the relevant mitigating factors (e.g., covenants, collateral, netting arrangements and credit hedges). In general, credit risk is incidental to Wachovia's trading, liquidity/funding and asset management activities, while it is central to the profit strategy in lending. As a result, the majority of Wachovia's credit risk is incurred in its lending activities.

Credit risk is managed through individual exposure limits for each material borrower with whom Wachovia conducts business. Credit approvals are based, among other things, on the financial strength of the borrower, assessment of the borrower's management, sector trends, the type of exposure, the transaction structure and the general economic outlook. There are two processes for approving credit risk exposures. The first involves standard approval structures (e.g., rapid approval grids) for use in retail, certain small business lending and most trading activities. The second, and more prevalent approach in commercial lending, involves individual approval of exposures in conjunction with Risk Management. The appropriate management credit committee reviews commercial loan approvals at inception, and at least annually thereafter. In retail lending, loans and lines of credit are reviewed and monitored monthly on a portfolio basis.


In commercial lending, the loan officers are responsible for preparing, initially and at least annually thereafter, an appropriate written review of all assigned credit risk exposures. Risk Management also conducts an independent risk analysis at least annually and for material exposures, at least semiannually. For certain exposures, quarterly or monthly reviews are performed. The extent of analysis is based on the amount and degree of risk involved, as well as the overall complexity of the relationship. Projections, including stress tests, are generally included for term exposures. Internal risk ratings are assigned as a part of the day-to-day management of the loan portfolio and are adjusted or confirmed with each review. These reviews are submitted to Line of Business senior management and Risk Management for their concurrence. Credit risk is also monitored at certain business-line levels using portfolio management models that employ expected default rates and estimate losses upon default. This includes models employed in certain segments of Corporate that incorporate daily signals gathered from the public debt and equity markets.


Borrower exposures may be designated as either "Watch List" or "Closely Followed" accounts when warranted by either environmental factors or individual company performance. Such accounts are submitted to additional quarterly review by the Line of Business management, associated Risk Management and Wachovia's Chief Risk Officer in order to accurately assess their situation and identify timely, appropriate corrective actions. This process is considered essential to both the transparency and effective management of Wachovia's credit risk. In addition, Wachovia periodically establishes special teams comprised of highly skilled and experienced lenders to address problem credits. Such a group was formed in January 2001 to work with select corporate exposures. This team reviews credits on a weekly basis with Risk Management, Wachovia's Chief Risk Officer and other corporate officers.


In retail lending, Wachovia manages credit risk from a portfolio view rather than by specific borrower as in commercial lending. Determining the appropriate risk/return profile for each portfolio is performed in conjunction with Risk Management, utilizing a variety of tools including quantitative models and scorecards which have been tailored to meet Wachovia's specific needs and are overlaid with judgmental policy. By incorporating these models and policies into computer programs or "decisioning engines," much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is included in the overall portfolio that is continuously monitored for changes in delinquency trends and other asset quality indicators. For open-end loans such as credit card lines and other revolving banklines, Risk Management utilizes bankruptcy scores, behavior scores, credit bureau scores and internal analysis of predictive characteristics to create matrices that will assist in determining whether a borrower's line of credit should be adjusted or discontinued. Risk Management, with the oversight of the Senior Management Credit Committee and the Board Credit Committee, establishes and monitors the risk performance to ensure that the portfolio credit risk remains within an appropriate level.


Risk Management is responsible for preparing an independent, semiannual narrative of overall credit risks and trends for each major business unit. This report includes a confirmation of internal risk ratings, assessment of aggregate risk, review of line of business management, assessment of policy compliance and recommended corrective actions, if necessary. This report is submitted to Wachovia's Chief Risk Officer, with copies to other corporate officers and the appropriate Line of Business management.


The Senior Management Credit Committee, chaired by Wachovia's Chief Executive Officer, meets monthly to review recent transactions and market trends. This includes a quarterly review of customer and industry credit concentrations, specific credits or portfolios with a higher degree of risk and any other relevant issues. Wachovia's Chief Risk Officer then presents a report to the Credit Committee of the Board of Directors.

Allowance for Loan Losses


The allowance for loan losses is maintained at a level believed by management to be adequate to absorb probable losses inherent in the portfolio as of the date of the financial statements. Wachovia employs a number of tools in assessing allowance adequacy. No one tool is sufficient to accurately measure losses that exist at the balance sheet date and no group of tools can completely replace seasoned judgement. For the retail portfolios, credit cards, residential mortgages and consumer installment loans, the required allowance is established to absorb approximately twelve months of expected net losses which is consistent with the requirements indicated by Wachovia's loss migration model.


For the commercial portfolios, Wachovia uses a loss migration analysis as the starting point for determining allowance for loan loss adequacy. Loss migration models are widely used throughout the industry and are generally favored by the regulatory agencies in assessing the adequacy of the allowance for loan losses. Currently, Wachovia's loss migration analysis tracks twelve quarters of loan losses to determine historical loss experience for pools of loans with similar characteristics and credit quality ratings. A relatively short period of history, such as eight to twelve quarters, permits the development of meaningful loss patterns without using information that is stale or irrelevant.



Loss factors based solely on historical data will lag changes in the business cycle; therefore computed historical loss factors are adjusted for known changes in delinquency trends and economic conditions that the historical data cannot capture. Loss factors resulting from the migration analysis are applied to the balances of each respective segment of the portfolio. The resulting reserves are added to the specific reserves established for impaired loans and the unallocated allowance determined by management in order to develop the total allowance for loan loss requirement.


A loan is impaired when all amounts due (including both interest and principal) are not expected to be collected according to the contractual terms of the loan agreement. Generally, a loan is impaired if it exhibits the same level of weakness and probability of loss as loans or portions of loans classified as doubtful or loss. An impairment assessment is applied to all quality-coded loans in excess of $1 million that are graded substandard or doubtful. Large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment such as credit card, residential mortgage, and consumer installment loans are excluded from this impairment review.


During the first half of 2000, the credit cycle began to show signs of deterioration as confirmed by several high profile bankruptcy filings among large, well-known companies. Rising interest rates and the resulting slowdown of the U.S. economy contributed to the pressure upon large corporate borrowers. Further signs that the economy was slowing surfaced in the latter part of the year as the number of downgrades of investment grade credits continued to exceed upgrades by a wide margin. Management responded to the warning signs and adjusted the allowance for loan losses accordingly. At December 31, 2000, the allowance for loan losses was $823 million, up $268 million or 48.3 percent from the end of 1999. The allowance for loan losses at December 31, 2000 represented
1.50 percent of outstanding loans and 1.65 times coverage of nonperforming loans compared with 1.12 percent and 2.72 times, respectively, at December 31, 1999.

Allowance for Loan Losses                                          Table 10
--------------------------------------------------------------------------------
(thousands)



                                                                2000            1999           1998           1997          1996
                                                      --------------   -------------   ------------   ------------   -----------
Summary of Transactions
Balance at beginning of year ......................     $  554,810       $ 547,992       $544,723       $519,297      $518,808
Additions from acquisitions .......................         43,793              39          2,613         24,641           200
Provision for loan losses .........................        588,450         298,105        299,480        264,949       193,776
Deduct net loan losses:
 Loans charged off:
  Commercial ......................................        132,715          46,768         17,880          9,254         6,375
  Credit card .....................................        242,421         248,116        286,520        246,008       184,387
  Other revolving credit ..........................         10,044           9,652         10,802         10,564         8,834
  Other retail ....................................         35,761          34,264         35,378         39,801        41,581
  Real estate .....................................          6,232           9,522          4,514         11,564         7,915
  Lease financing .................................          1,460           2,940          3,095          4,488         1,635
  Foreign .........................................             --              --             --             --            --
                                                        ----------       ---------       --------       --------      --------
    Total .........................................        428,633         351,262        358,189        321,679       250,727
 Recoveries:
  Commercial ......................................          4,924           7,041          6,667          4,171         5,905
  Credit card .....................................         43,477          32,782         28,804         26,674        21,445
  Other revolving credit ..........................          2,179           2,919          2,571          2,361         1,695
  Other retail ....................................         10,097          11,091         11,494         11,837        11,524
  Real estate .....................................          3,015           5,436          9,339         12,133        16,488
  Lease financing .................................            448             667            490            339           183
  Foreign .........................................             --              --             --             --            --
                                                        ----------       ---------       --------       --------      --------
    Total .........................................         64,140          59,936         59,365         57,515        57,240
                                                        ----------       ---------       --------       --------      --------
 Net loan losses ..................................        364,493         291,326        298,824        264,164       193,487
                                                        ----------       ---------       --------       --------      --------
Balance at end of year ............................     $  822,560       $ 554,810       $547,992       $544,723      $519,297
                                                        ==========       =========       ========       ========      ========
Net Loan Losses (Recoveries) by Category
Commercial ........................................     $  127,791       $  39,727       $ 11,213       $  5,083      $    470
Credit card .......................................        198,944         215,334        257,716        219,334       162,942
Other revolving credit ............................          7,865           6,733          8,231          8,203         7,139
Other retail ......................................         25,664          23,173         23,884         27,964        30,057
Real estate .......................................          3,217           4,086         (4,825)          (569)       (8,573)
Lease financing ...................................          1,012           2,273          2,605          4,149         1,452
Foreign ...........................................             --              --             --             --            --
                                                        ----------       ---------       --------       --------      --------
    Total .........................................     $  364,493       $ 291,326       $298,824       $264,164      $193,487
                                                        ==========       =========       ========       ========      ========
Net loan losses -- excluding credit cards .........     $  165,549       $  75,992       $ 41,108       $ 44,830      $ 30,545
Net Loan Losses (Recoveries) to Average Loans by
 Category
Commercial ........................................            .71%            .24%           .07%           .04%           --%
Credit card .......................................           4.38            4.27           4.54           3.90          3.29
Other revolving credit ............................           1.05            1.14           1.65           1.93          1.71
Other retail ......................................            .49             .51            .56            .67           .69
Real estate .......................................            .02             .02           (.03)            --          (.06)
Lease financing ...................................            .04             .10            .18            .43           .22
Foreign ...........................................             --              --             --             --            --
Total loans .......................................            .70             .62            .67            .67           .53
Total loans -- excluding credit cards .............            .35             .18            .11            .13           .10
Year-end allowance to outstanding loans ...........           1.50            1.12           1.20           1.23          1.37
Earnings coverage of net loan losses* .............           5.54x           6.35x          5.58x          5.38x         6.66x

* Earnings before income taxes and provision for loan losses excluding securities transactions and nonrecurring charges.

The following table presents the allocation of the allowance by loan categories.


Allocation of the Allowance for Loan Losses                        Table 11
--------------------------------------------------------------------------------
(thousands)

                                     2000                       1999
                          -------------------------- --------------------------
                                             Percent                    Percent
                             Loan Loss      of Gross    Loan Loss      of Gross
                             Allowance         Loans    Allowance         Loans
                            Allocation   Outstanding   Allocation   Outstanding
                          ------------ ------------- ------------ -------------
Commercial .............. $ 437,043          33.2%   $166,690          35.7%
Credit card .............   191,217           8.2     209,807           9.6
Other revolving
 credit .................    10,116           1.5      11,402           1.3
Other retail ............    29,335          10.1      29,410           9.7
Real estate .............    94,749          39.3      64,305          35.9
Lease financing .........     8,315           5.2       6,413           5.2
Foreign .................     9,700           2.5       6,881           2.6
Unallocated .............    42,085            --      59,902            --
                          ---------         -----    --------         -----
  Total ................. $ 822,560         100.0%   $554,810         100.0%
                          =========         =====    ========         =====



                                     1998                       1997                      1996
                          -------------------------- -------------------------- -------------------------
                                             Percent                    Percent                   Percent
                             Loan Loss      of Gross    Loan Loss      of Gross    Loan Loss     of Gross
                             Allowance         Loans    Allowance         Loans    Allowance        Loans
                            Allocation   Outstanding   Allocation   Outstanding   Allocation  Outstanding
                          ------------ ------------- ------------ ------------- ------------ ------------
Commercial .............. $129,520          33.5%    $120,195          34.2%    $117,883          32.5%
Credit card .............  228,232          13.2      221,142          13.4      191,606          14.7
Other revolving
 credit .................    8,465           1.2       10,682           1.0        8,268           1.1
Other retail ............   37,308           9.5       36,669           9.7       48,011          11.3
Real estate .............   92,523          36.1       93,821          37.7       94,167          37.0
Lease financing .........    6,304           4.1        6,537           2.5        3,685           2.2
Foreign .................    6,342           2.4        3,702           1.5        3,702           1.2
Unallocated .............   39,298            --       51,975            --       51,975            --
                          --------         -----     --------         -----     --------         -----
  Total ................. $547,992         100.0%    $544,723         100.0%    $519,297         100.0%
                          ========         =====     ========         =====     ========         =====

The allocation of the allowance for loan losses above represents an estimate based on historical loss experience, individual credits, economic conditions and other judgemental factors. Since any allocation is judgemental and involves consideration of many factors, the allocation may be more or less than the charge-offs that may ultimately occur. The entire allowance is available for charge-offs in any category of loans.


Although the entire allowance for loan losses is available for charge-offs in any category of loans, allocations by loan type are based upon estimated losses by category using the various modeling techniques. In 2000, the amount of allowance allocated to the commercial portfolio increased considerably in response to the higher level of losses inherent in that portfolio. The increase in the commercial portfolio allocation is also consistent with the rise in impaired loans among large corporate borrowers. The allowance associated with impaired loans, which increased $85 million from the end of 1999, is included in this category. The allowance allocated to retail categories represented approximately 12 months of expected losses. Allocations to the other loan categories are generally consistent with prior-year allocations. The unallocated portion represents management's best estimate of the inherent loss present in the loan portfolio as of the financial statement date not specifically identified by historical loss analysis and impairment review. At December 31, 2000, the unallocated allowance for loan losses was $42 million or 5.1 percent of the total allowance compared with $60 million or 10.8 percent at year-end 1999. Expressed in terms of total loans outstanding, the unallocated allowance represents .08 percent and .12 percent at December 31, 2000 and 1999, respectively.


The provision for loan losses is an amount necessary to maintain the allowance at the level determined to be appropriate by management. The $588 million provision charged to earnings in 2000 was considerably higher than the $298 million charged in 1999 so that the allowance could provide for the higher level of losses inherent in the loan portfolio. Net loan losses were $364 million or
 .70 percent of average loans in 2000 compared with $291 million or .62 percent of loans in 1999, with the rise in losses entirely attributable to the commercial portfolio. Certain other loan categories experienced increases over the prior year, but the amounts were not significant and were in proportion with the increase in balances outstanding. Although credit card charge-offs were down as a result of securitization activity, the ratio of credit card charge-offs to average loans was up 11 basis points. Excluding credit card loans, net loan losses were .35 percent of average loans in 2000 compared with .18 percent in 1999.

Asset Quality


At $521 million, nonperforming assets were up $297 million or 133 percent from December 31, 1999. At December 31, 2000, nonperforming assets represented .95 percent of period-end loans and foreclosed property compared with .45 percent at December 31, 1999. The increase in nonperforming loans is due to deterioration in credit performance of several large corporate borrowers. Although adequate reserves have been established to cover the identified exposure, adjustments may be necessary as new information is received in the future. Charge-offs may occur as losses are confirmed. Impaired loans totaled $442 million at December 31, 2000, compared with the $149 million at the prior year-end. The associated allowance for loan losses for these loans was $128 million compared with $43 million a year ago.


Nonperforming Assets and Contractually Past Due Loans              Table 12
--------------------------------------------------------------------------------
December 31 (thousands)



                                                                          2000          1999
                                                                -------------- -------------
Nonperforming Assets
Nonaccrual loans ..............................................   $  499,899     $ 204,098
Restructured loans ............................................           --            --
                                                                  ----------     ---------
  Total nonperforming loans ...................................      499,899       204,098
Foreclosed property:
 Foreclosed real estate .......................................       13,855        19,759
 Less valuation allowance .....................................        2,210         5,941
 Other foreclosed assets ......................................        9,733         5,874
                                                                  ----------     ---------
  Total foreclosed property ...................................       21,378        19,692
                                                                  ----------     ---------
  Total nonperforming assets ..................................   $  521,277     $ 223,790
                                                                  ==========     =========
Nonperforming loans to loans ..................................          .91%          .41%
Nonperforming assets to loans and foreclosed property .........          .95           .45
Allowance for loan losses times nonperforming loans ...........         1.65x         2.72x
Allowance for loan losses times nonperforming assets ..........         1.58          2.48
Contractually Past Due Loans
 (accruing loans past due 90 days or more) ....................   $  155,008     $  97,642
                                                                  ==========     =========



                                                                         1998          1997          1996
                                                                ------------- ------------- -------------
Nonperforming Assets
Nonaccrual loans ..............................................   $ 157,118     $ 101,156     $  98,638
Restructured loans ............................................          --            --            --
                                                                  ---------     ---------     ---------
  Total nonperforming loans ...................................     157,118       101,156        98,638
Foreclosed property:
 Foreclosed real estate .......................................      33,443        38,071        35,472
 Less valuation allowance .....................................      12,678        16,625        10,805
 Other foreclosed assets ......................................       3,420         6,893         8,213
                                                                  ---------     ---------     ---------
  Total foreclosed property ...................................      24,185        28,339        32,880
                                                                  ---------     ---------     ---------
  Total nonperforming assets ..................................   $ 181,303     $ 129,495     $ 131,518
                                                                  =========     =========     =========
Nonperforming loans to loans ..................................         .34%          .23%          .26%
Nonperforming assets to loans and foreclosed property .........         .40           .29           .35
Allowance for loan losses times nonperforming loans ...........        3.49x         5.38x         5.26x
Allowance for loan losses times nonperforming assets ..........        3.02          4.21          3.95
Contractually Past Due Loans
 (accruing loans past due 90 days or more) ....................   $ 136,807     $ 114,343     $  84,788
                                                                  =========     =========     =========

Loans are classified as nonaccrual and the recognition of interest is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest and/or principal will not be collectible. When interest accruals are discontinued, the balance of accrued interest is reversed. Interest accrual may be continued when the net realizable value of the collateral is sufficient to cover the principal balance and accrued interest (well secured) and the loan is in the process of collection. A loan is considered to be in the process of collection if collection of the asset is proceeding in due course either through legal action, including judgment enforcement procedures or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future.


For commercial loans and commercial real estate loans, Wachovia records a charge-off when available information confirms that specific loans, or portions thereof, are uncollectible. All loan charge-offs are charged directly to the allowance for loan losses and any recoveries of loans previously charged off are credited to the allowance. For retail loans, Wachovia follows the guidelines established by the Federal Financial Institution Examinations Council (FFIEC) in recognizing charge-offs. Open-end revolving loans, such as credit cards, are charged off when payments become 180 days past due (defined as a "contractual charge-off"). Closed-end loans, such as installment loans, are charged off when they become 120 days delinquent. In cases of bankruptcy and customer fraud, Wachovia applies the more restrictive charge-off timeframes prescribed by the FFIEC.

Noninterest Income


Total other operating revenue, which excludes securities gains and losses, rose $322 million or 20 percent to $1.932 billion for the year. Growth occurred in all major categories except mortgage fees and capital markets income, with increases highest in investment fees, credit card income, deposit account service charges, other service charges and other income. The higher income reflected business expansion in addition to the impact of purchase acquisitions completed in 1999 and 2000. Total other operating revenue included gains of $42 million in 2000 and $8 million in 1999 from branch sales. Both 2000 and 1999 included net gains of $9 million and $27 million, respectively, from credit card securitization activity. Excluding additions from purchase acquisitions and the effect of securitization activity, total other operating revenue rose approximately 9 percent for the year. Management expects total other operating revenue to continue to increase in the high single-digit range in 2001. Growth is expected to be strongest in the Asset and Wealth Management area, Treasury Services and residential mortgage fees. Slowing economic conditions are expected to mute growth in other areas.


Noninterest Income                                                 Table 13
--------------------------------------------------------------------------------
(thousands)

                                                2000          1999          1998
                                      -------------- ------------- -------------
Service charges on deposit
 accounts ...........................   $  418,611    $  369,646    $  334,980
Fees for trust services .............      219,476       216,392       199,949
Credit card income -- net of
 interchange payments ...............      297,833       255,243       171,127
Investment fees .....................      334,795       235,350        61,556
Capital markets income ..............      170,007       170,771       130,083
Electronic banking ..................      102,832        88,626        74,257
Mortgage fees .......................       25,377        33,213        44,929
Bankers' acceptance and letter of
 credit fees ........................       55,318        46,037        39,025
Other service charges and fees ......      132,186        79,893        54,726
Other income ........................      175,254       114,952       117,487
                                        ----------    ----------    ----------
  Total other operating
    revenue .........................    1,931,689     1,610,123     1,228,119
Gain on sale of mortgage
 servicing portfolio ................           --            --            --
Securities (losses) gains ...........         (417)       10,894        20,442
                                        ----------    ----------    ----------
  Total .............................   $1,931,272    $1,621,017    $1,248,561
                                        ==========    ==========    ==========


(thousands)

                                                                               Five-Year
                                                                                Compound
                                               1997        1996        1995  Growth Rate
                                      ------------- ----------- ----------- ------------
Service charges on deposit
 accounts ...........................  $  306,231    $280,670    $ 244,671       11.3%
Fees for trust services .............     175,549     154,621      145,464        8.6
Credit card income -- net of
 interchange payments ...............     162,234     143,382      127,153       18.6
Investment fees .....................      53,290      40,522       27,037       65.4
Capital markets income ..............      49,522      44,212       29,832       41.6
Electronic banking ..................      64,640      56,226       39,722       21.0
Mortgage fees .......................      23,544      21,371       26,139       (0.6)
Bankers' acceptance and letter of
 credit fees ........................      34,526      28,243       25,953       16.3
Other service charges and fees ......      51,916      49,450       42,748       25.3
Other income ........................      84,316      56,035       48,396       29.4
                                       ----------    --------    ---------
  Total other operating
    revenue .........................   1,005,768     874,732      757,115       20.6
Gain on sale of mortgage
 servicing portfolio ................          --          --       79,025
Securities (losses) gains ...........       1,454       4,588      (19,672)
                                       ----------    --------    ---------
  Total .............................  $1,007,222    $879,320    $ 816,468       18.8
                                       ==========    ========    =========

Service charges on deposit accounts grew $49 million or 13.2 percent over 1999, exceeding the compound growth rate for the last five years of 11.3 percent. Corporate service charges, in particular analysis fees, accounted for $29 million of the annual growth. Returned check charges accounted for most of the remaining growth in deposit service charges due primarily to a higher occurrence rate although increased fees and improvement in the collection rate also contributed.


Credit card income increased $43 million or 17 percent over 1999. Both years include net gains from securitization transactions and 2000 includes the Partners First portfolio that was acquired in early February 2000. Adjusting for the effect of those items, credit card income grew approximately 7 percent from 1999 reflecting higher overlimit charges and interchange fees.

Investment fees were up $99 million or 42 percent from 1999 reflecting the inclusion of a full year of IJL and OFFITBANK's results. Adjusting for acquisitions, the growth rate for investment fees was closer to 7 percent for the year with most of the year-over-year increase earned in the first quarter. During the first quarter, the equity markets and trading activity reached record levels and increased equity commissions.


Electronic banking fees continued to show strong growth momentum, increasing $14 million or 16 percent for the year with debit card interchange income accounting for most of the increase. Although less significant in terms of dollars, fees for Wachovia's online bill pay service grew 64 percent from 1999 reflecting increasing demand for internet-based banking services.


The $52 million increase in other service charges and fees primarily reflected a $42 million increase in fees earned for servicing the securitized credit card receivables. Servicing fees are earned based on the average balance of securitized credit card receivables outstanding during the period. During 2000, the average balance of securitized receivables was $3.4 billion compared with $1.3 billion in 1999. An increase in insurance premiums and commissions, primarily resulting from the acquisitions of BEJS in late 1999 and DavisBaldwin in late 2000, accounted for the remaining increase.


Other income increased $60 million or 52.5 percent from 1999 with branch divestiture gains during both years accounting for the largest portion of the change.

Noninterest Expense


Total noninterest expense rose $332 million or 14.8 percent, with the increase for the year affected by nonoperating charges recorded in both 2000 and 1999. Both years included charges to integrate the operations of recently acquired merger partners. In 2000, the amount was $29 million compared with $19 million in 1999 primarily for the integration of IJL and OFFITBANK in both periods and Partners First in 2000. In 2000, Wachovia incurred a $20 million charge to settle a 1991 lawsuit brought by the U.S. Department of Labor against South Carolina National Bank. The lawsuit stemmed from the purchase of stock by an Employee Stock Ownership Plan ("ESOP") to fund retirement benefits. South Carolina National Bank, which was acquired by Wachovia in December 1991, served as trustee to the ESOP. During 2000, Wachovia incurred $107 million in restructuring charges relating to a performance improvement project begun in 1999. The restructuring charge is explained further on page 31.


Excluding the nonoperating charges, noninterest expense totaled $2.427 billion in 2000, an increase of $195 million or 8.8 percent from 1999. The expense base of recently acquired merger partners was responsible for most of the increase over 1999. Adjusting for purchase acquisitions completed during 2000 and 1999, the increase in operating expenses was less than 1 percent. Expense growth is expected to hold below 3 percent in 2001. Most of the increase will be in staff expense due to further investment in higher growth businesses.


Total personnel expense grew $79 million or 6.5 percent with salaries and benefits each increasing at approximately the same rate. Adjusting for the additional personnel expenses of recently acquired merger partners, personnel expenses were level with 1999. The impact of normal compensation increases in 2000 was offset by lower incentive compensation that was adjusted for business performance. Despite the number of personnel added by the 2000 acquisitions, full-time equivalent headcount was 20,325 at December 31, 2000 compared with 21,294 at December 31, 1999, reflecting Management's continuing efforts to streamline operations to improve operating efficiency and control expenses. Much of the reduction in headcount occurred late in the year as a result of the resource realignment announced in August 2000.

Noninterest Expense                                                Table 14
--------------------------------------------------------------------------------
(thousands)

                                                 2000           1999            1998
                                       -------------- -------------- ---------------
Salaries .............................  $ 1,086,694     $1,020,384     $   874,750
Employee benefits ....................      212,649        199,902         180,603
                                        -----------     ----------     -----------
  Total personnel expense ............    1,299,343      1,220,286       1,055,353
Net occupancy expense ................      160,350        151,282         138,636
Equipment expense ....................      188,061        198,062         153,007
Postage and delivery .................       53,697         55,410          52,981
Outside data processing,
 programming and software ............      111,640        102,773          64,450
Stationery and supplies ..............       37,820         35,939          34,767
Advertising and sales promotion.......       66,983         66,468          71,257
Professional services ................       79,911         75,002          56,066
Travel and business promotion ........       40,783         33,944          29,254
Telecommunications ...................       61,131         58,088          54,467
Amortization of intangible assets.....       92,897         50,879          39,091
Foreclosed property expense --
 net of income .......................       (3,182)          (853)            571
Other expense ........................      237,134        184,036         161,120
                                        -----------     ----------     -----------
  Total operating expense ............    2,426,568      2,231,316       1,911,020
Personal computer impairment
 charge ..............................           --             --              --
Merger-related charges ...............       28,958         19,309          85,312
Litigation settlement charge .........       20,000             --              --
Restructuring charge .................      107,487             --              --
                                        -----------     ----------     -----------
  Total ..............................  $ 2,583,013     $2,250,625     $ 1,996,332
                                        ===========     ==========     ===========
Overhead ratio* ......................         57.6%          54.6%           55.1%
Operating overhead ratio .............         54.1           54.2            52.7




(thousands)

                                                                                          Five-Year
                                                                                           Compound
                                                  1997            1996            1995  Growth Rate
                                       --------------- --------------- --------------- ------------
Salaries .............................   $   742,106     $   655,065     $   604,041        12.5%
Employee benefits ....................       163,051         141,867         129,749        10.4
                                         -----------     -----------     -----------
  Total personnel expense ............       905,157         796,932         733,790        12.1
Net occupancy expense ................       116,654         114,001         109,543         7.9
Equipment expense ....................       139,792         130,384         124,833         8.5
Postage and delivery .................        48,657          47,195          44,553         3.8
Outside data processing,
 programming and software ............        83,418          48,049          44,935        20.0
Stationery and supplies ..............        30,960          30,043          30,238         4.6
Advertising and sales promotion.......        73,193          69,363          58,804         2.6
Professional services ................        54,113          41,223          41,152        14.2
Travel and business promotion ........        25,215          21,096          20,267        15.0
Telecommunications ...................        43,420          40,570          30,557        14.9
Amortization of intangible assets.....        13,308           9,163          12,296        49.8
Foreclosed property expense --
 net of income .......................         1,875           1,930           2,420
Other expense ........................       143,427         159,024         188,241         4.7
                                         -----------     -----------     -----------
  Total operating expense ............     1,679,189       1,508,973       1,441,629        11.0
Personal computer impairment
 charge ..............................        67,202              --              --
Merger-related charges ...............       220,330              --              --
Litigation settlement charge .........            --              --              --
Restructuring charge .................            --              --              --
                                         -----------     -----------     -----------
  Total ..............................   $ 1,966,721     $ 1,508,973     $ 1,441,629        12.4
                                         ===========     ===========     ===========
Overhead ratio* ......................          62.3%           52.5%           54.5%
Operating overhead ratio .............          53.2            52.5            54.5

* Noninterest expense as a percentage of taxable equivalent net interest income and total other operating revenue.


Net occupancy expense rose $9 million or 6 percent, reflecting increased operating premise lease costs, up $10 million, primarily the result of acquisitions. Offsetting the increase in operating lease expense was additional premise rental income received on properties owned by Wachovia. The increase in net occupancy expense was more than offset by a $10 million or 5 percent decrease in equipment expense resulting from temporary leases of equipment during the relocation to the new data center in 1999.


Outside data processing, programming and software costs rose $9 million or 8.6 percent. The increases were centered in amortization of externally purchased software, up $4 million, and software maintenance expense, up $2 million. These increases reflect a continuing growth in technology investments, as well as the opening of the new data center in 1999.


Professional services expense increased $5 million or 6.5 percent, reflecting continued investment in several ongoing projects such as eBusiness, Asset and Wealth Management and Treasury Services, as well as for the Performance Project. The increase from 1999 also reflects additional amounts paid for market research.


Expenses for travel and business promotion increased $7 million or 20.1 percent from 1999. The increase occurred across all lines of business and was partially due to broader geographic dispersion resulting from recent acquisitions. Expenses for travel associated with business promotion accounted for most of the increase.

The increase in intangible amortization expense of $42 million or 82.6 percent reflects the acquisitions consummated in 2000, including a relatively short life (7 years) over which the premium is being amortized for Partners First, and a full year of IJL and OFFITBANK.


Other expense increased $53 million or 28.9 percent, almost half of which is due to fees paid to a third party to service the acquired credit card portfolio.

Restructuring Charge


On August 28, 2000, Wachovia announced a realignment of resources that called for the elimination of approximately 1,800 staff positions. The positions eliminated were identified through a productivity review focused on improving work processes, introducing new technology, broadening spans of control and eliminating levels of management across the company. The affected positions were diversely scattered among all lines of business and at all levels throughout the organization. The staff reductions are expected to reduce annual expenses by more than $100 million, mostly in salaries and employee benefits. Much of the savings will be reinvested in high-growth businesses such as Asset and Wealth Management and Corporate Financial Services.


As part of the restructuring plan, Wachovia will close its Raleigh, North Carolina, operations center. Functions currently performed at that location will move to other operations centers within the Wachovia system. Wachovia is in the process of closing several underperforming branches over the next few quarters and 11 in-store branches in Atlanta, Georgia, and Fayetteville, North Carolina, as announced in September 2000. The branches to be closed had a marginal contribution to financial results, and the customers will continue to be served by other nearby Wachovia branches. The resource realignment also included exiting the municipal finance business.


Wachovia incurred pretax charges of $107 million in 2000, mostly in severance costs for the positions eliminated. The amounts expensed and paid during 2000 are reported below.


Restructuring Charge                                               Table 15
--------------------------------------------------------------------------------
(thousands)

                                                         2000     Utilized    Dec. 31, 2000
                                                    Provision      In 2000          Balance
                                                  -----------   ----------   --------------
Severance and personnel-related costs .........    $  85,666     $ 47,433       $ 38,233
Occupancy and other costs .....................       21,821       20,437          1,384
                                                   ---------     --------       --------
Total .........................................    $ 107,487     $ 67,870       $ 39,617
                                                   =========     ========       ========

Severance and personnel-related costs include severance and other benefits paid to terminated employees. The amount charged to earnings in 2000 included benefits for 1,410 employees who received notice or had otherwise been identified prior to December 31. Severance benefits will not be paid for all 1,800 eliminated positions since many of the positions will vacate through normal attrition.


Occupancy and other costs represent asset impairment charges and other facility exit costs associated with the project. Included in occupancy and other costs are noncash items of approximately $15 million. Additional expenses of approximately $10 to $15 million will be incurred in the first quarter of 2001.


Income Taxes


Applicable income taxes in 2000 decreased $88 million or 16.6 percent reflecting the lower level of pretax earnings. The effective rate increased slightly over the prior year as a result of additional nondeductible amortization expense partially offset by an increase in the proportion of tax exempt income to total income. Income taxes computed at the statutory rate are reduced primarily by the assumed tax effect of interest income earned on state and municipal loans, debt securities and increased value of life insurance. The interest earned on certain state and municipal debt instruments is exempt from federal income taxes and, in some cases, state income taxes. The tax-exempt nature of these assets provides both an attractive return and substantial interest savings for local governments and their constituents.

New Accounting Standards


In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for Wachovia's December 31, 2001 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. The standard will be adopted effective January 1, 2001 with an immaterial financial statement impact expected.


In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (FASB 140), which supercedes FASB Statement No. 125. FASB 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures regarding these activities. The statement is effective for transfers and servicing of financial assets or extinguishments of liabilities that occur after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The provisions relating to recognition and reclassification of collateral and disclosures for securitization transactions and collateral have been adopted in the accompanying financial statements without a material impact.


SHAREHOLDERS' EQUITY AND CAPITAL RATIOS


Shareholders' equity at December 31, 2000 totaled $6.285 billion, rising $626 million or 11 percent from $5.658 billion at year-end 1999. Included in shareholders' equity at December 31, 2000 was $30 million, net of tax, of unrealized gains on securities available-for-sale, marked to fair value, compared with $74 million, net of tax, of unrealized losses one year earlier. The change in the net fair value adjustment from 1999 reflects the bond market's anticipation of lower interest rates. This was particularly notable in the fourth quarter of 2000 when the 5-year swap rate declined approximately 80 basis points. At the same time Wachovia's net fair value adjustment moved from a $32 million loss at September 30, 2000 to a $30 million gain at December 31, 2000. Wachovia's book value at year-end 2000 was $30.89 per share, higher by 10.2 percent from $28.04 per share at the close of 1999. Wachovia's internal capital generation rate (defined as net income less dividends as a percentage of average equity) was 6.3 percent for the year.


During 2000, Wachovia repurchased a total of 1,999,300 shares of its common stock under several authorizations by the Board of Directors. The shares were repurchased at an average price of $58.56 per share, for a total cost of $117 million. In 1999, Wachovia repurchased 7,224,000 shares of its common stock at an average price of $85.26 per share, for a total cost of $616 million. On January 28, 2000, the Board of Directors authorized the repurchase of up to 8 million shares of Wachovia's common stock effective through January 25, 2002. As of December 31, 2000, a total of 792,530 shares had been repurchased under the January 28, 2000 authorization. Included in 2000 purchases were 1,206,770 shares under separate authorizations to accomplish the purchase accounting acquisitions of B C Bankshares, Inc. and Commerce National Corporation. Included in the 1999 purchases were 5,851,987 shares under separate authorizations to accomplish the purchase accounting acquisitions of IJL, OFFITBANK, BEJS, and B C Bankshares, Inc. In connection with the purchase acquisitions of B C Bankshares, Inc. and Commerce National Corporation, Wachovia issued 2,256,770 shares of common stock resulting in an increase in shareholders' equity of $179 million in 2000.


Intangible assets at December 31, 2000 totaled $1.256 billion, consisting of $960 million of goodwill, $65 million of deposit base intangibles, $231 million of purchased credit card premiums and $308 thousand of other intangibles. Intangible assets one year earlier were $937 million, with $823 million of goodwill, $80 million of deposit base intangibles, $34 million of purchased credit card premiums and $412 thousand of other intangibles. The increase during the year resulted from purchase acquisitions consummated in 2000.


Capital Components and Ratios                                      Table 16
--------------------------------------------------------------------------------
December 31 (thousands)



                                                                                      2000             1999            1998
                                                                           --------------- ---------------- ---------------
Tier I capital:
 Common shareholders' equity .............................................   $ 6,284,539     $  5,658,457     $ 5,338,232
 Capital securities ......................................................       997,119          996,744         996,368
 Less ineligible intangible assets .......................................     1,071,679          931,257         666,672
 Unrealized (gains) losses on securities available-for-sale -- net of tax        (30,312)          72,002         (82,440)
                                                                             -----------     ------------     -----------
    Total Tier I capital .................................................     6,179,667        5,795,946       5,585,488
Tier II capital:
 Allowable allowance for loan losses .....................................       822,560          554,810         547,992
 Allowable long-term debt ................................................     2,463,031        2,107,334       1,794,148
                                                                             -----------     ------------     -----------
    Tier II capital additions ............................................     3,285,591        2,662,144       2,342,140
                                                                             -----------     ------------     -----------
    Total capital ........................................................   $ 9,465,258     $  8,458,090     $ 7,927,628
                                                                             ===========     ============     ===========
Risk-adjusted assets .....................................................   $81,856,272     $ 77,060,603     $69,928,737
Quarterly average assets* ................................................   $70,803,380     $ 66,113,697     $64,454,538
Risk-based capital ratios:
 Tier I capital ..........................................................          7.55%            7.52%           7.99%
 Total capital ...........................................................         11.56            10.98           11.34
Tier I leverage ratio ....................................................          8.73             8.77            8.67

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


Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks that meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of

5 percent are considered well capitalized by regulatory standards. It is Wachovia's policy that it and its banking subsidiaries be well capitalized at all times.

Dividends


Cash dividends paid in 2000 totaled $463 million, rising $45 million or 10.7 percent from $418 million paid in 1999. The ratio of cash dividends paid to net income was 55.6 percent for the year.


On January 26, 2001, Wachovia's Board of Directors declared a first quarter 2001 dividend of $.60 per common share, payable March 1, 2001 to shareholders of record on February 8. The dividend is higher by 11.1 percent from $.54 per common share paid in the same period of 2000.

Properties


Wachovia maintains dual headquarters at 100 North Main Street, Winston-Salem, North Carolina, and 191 Peachtree Street, N.E., Atlanta, Georgia. The Winston-Salem headquarters is a 28-story office tower owned and occupied by Wachovia. Wachovia occupies the Atlanta headquarters under a lease expiring in 2008. In addition to the 100 North Main Street building, Wachovia owns other buildings and leases office space in the downtown Winston-Salem area. Wachovia owns and operates operations centers in Atlanta, Georgia; Columbia, South Carolina; Charlotte, North Carolina; Raleigh, North Carolina; Charlottesville, Virginia; and two in Winston-Salem. The Raleigh operations center will be closed in 2001. A leased operations center is also maintained in Chesapeake, Virginia. Wachovia owns or leases branch and automated teller facilities in numerous locations within the states of Florida, Georgia, North Carolina, South Carolina and Virginia.


Selected Year-End Data                                             Table 17
--------------------------------------------------------------------------------


                                                         2000         1999         1998         1997         1996
                                                  -----------   ----------   ----------   ----------   ----------
Trust assets (millions):
 Discretionary management .....................    $ 50,804      $ 51,922     $ 42,025     $ 33,568     $ 26,161
 Total ........................................      76,011       132,733      138,130      129,079      108,557
Banking offices:
 North Carolina ...............................         188           190          198          201          220
 Virginia .....................................         194           234          263          341          242
 Georgia ......................................         131           132          131          130          123
 South Carolina ...............................         115           119          120          125          145
 Florida ......................................          40            37           40           33           --
                                                   --------      --------     --------     --------     --------
  Total .......................................         668           712          752          830          730
                                                   ========      ========     ========     ========     ========
Automated banking machines:
 North Carolina ...............................         447           446          446          423          351
 Virginia .....................................         269           286          304          325          221
 Georgia ......................................         311           301          299          282          222
 South Carolina ...............................         286           284          289          272          213
 Florida ......................................          43            38           34            6           --
                                                   --------      --------     --------     --------     --------
  Total .......................................       1,356         1,355        1,372        1,308        1,007
                                                   ========      ========     ========     ========     ========
Employees (full-time equivalent) ..............      20,325        21,294       20,936       21,652       19,969
Common stock shareholders .....................      50,581        52,178       53,971       55,681       47,892
Common shares outstanding (thousands) .........     203,424       201,812      202,986      205,927      201,253

FOURTH QUARTER ANALYSIS

Financial Summary                                                  Table 18
--------------------------------------------------------------------------------


                                                                            2000
                                          ------------------------------------------------------------
                                                  Fourth         Third          Second           First
                                                 Quarter       Quarter         Quarter         Quarter
                                          -------------- ------------- --------------- ---------------
Summary of Operations
(thousands, except per share data)
Interest income .........................  $ 1,404,393    $1,370,493     $ 1,325,111     $ 1,245,357
Interest expense ........................      778,287       739,756         685,729         625,861
                                           -----------    ----------     -----------     -----------
Net interest income .....................      626,106       630,737         639,382         619,496
Provision for loan losses ...............      117,463       123,956         273,365          73,666
                                           -----------    ----------     -----------     -----------
Net interest income after provision
 for loan losses ........................      508,643       506,781         366,017         545,830
Other operating revenue .................      470,601       519,990         470,299         470,799
Securities (losses) gains ...............         (480)         (163)             59             167
                                           -----------    ----------     -----------     -----------
Total other income ......................      470,121       519,827         470,358         470,966
Personnel expense .......................      294,228       325,743         335,491         343,881
Merger-related charges ..................           --        11,928           8,872           8,158
Litigation settlement charge ............           --            --              --          20,000
Restructuring charge ....................       19,543        87,944              --              --
Other expense ...........................      291,276       283,082         286,928         265,939
                                           -----------    ----------     -----------     -----------
Total other expense .....................      605,047       708,697         631,291         637,978
Income before income tax expense.........      373,717       317,911         205,084         378,818
Income tax expense ......................      129,011       112,587          67,513         134,111
                                           -----------    ----------     -----------     -----------
Net income ..............................  $   244,706    $  205,324     $   137,571     $   244,707
                                           ===========    ==========     ===========     ===========
Net income per common share:
 Basic ..................................  $     1.20     $    1.01      $      .68      $     1.21
 Diluted ................................  $     1.20     $    1.00      $      .67      $     1.20
Cash dividends paid per common
 share ..................................  $      .60     $     .60      $      .54      $      .54
Cash dividends paid on common
 stock ..................................  $   121,429    $  121,990     $   109,505     $   110,094
Cash dividend payout ratio ..............        49.62%        59.41%          79.60%          44.99%
Average basic shares outstanding ........      203,407       203,347         202,728         202,464
Average diluted shares outstanding.......      204,393       204,621         204,572         204,213

Selected Average Balances
(millions)
Total assets ............................  $    71,844    $   69,709     $    69,466     $    67,755
Loans -- net of unearned income..........       54,279        52,758          52,133          50,550
Securities ..............................        8,434         8,224           8,407           8,395
Other interest-earning assets ...........        1,363         1,197           1,241           1,245
Total interest-earning assets ...........       64,076        62,179          61,781          60,190
Interest-bearing deposits ...............       35,518        34,800          35,663          34,873
Short-term borrowed funds ...............        9,386         9,019           8,621           8,920
Long-term debt ..........................       10,133         9,498           8,851           8,081
Total interest-bearing liabilities ......       55,037        53,317          53,135          51,874
Noninterest-bearing deposits ............        8,428         8,474           8,373           8,319
Total deposits ..........................       43,946        43,274          44,036          43,192
Shareholders' equity ....................        6,069         5,952           5,833           5,688

Ratios (averages)
Annualized net loan losses to
 loans ..................................          .70%          .94%            .56%            .58%
Annualized net yield on interest-
 earning assets .........................         3.94          4.09            4.22            4.20
Annualized return on assets .............         1.36          1.18             .79            1.44
Annualized return on shareholders'
 equity .................................        16.13         13.80            9.43           17.21

Operating Performance (1)
(thousands, except per share data)
Net income ..............................  $   257,409    $  270,241     $   143,337     $   264,510
Net income per diluted share ............  $      1.26    $     1.32     $       .70     $      1.30
Annualized return on assets .............         1.43%         1.55%            .83%           1.56%
Annualized return on shareholders'
 equity .................................        16.96         18.16            9.83           18.60
Cash dividend payout ratio ..............        47.17         45.14           76.40           41.62

Cash Basis Financial
 Information (1), (2)
Net income ..............................  $   276,647    $  289,882     $   162,566     $   281,589
Net income per diluted share ............  $      1.35    $     1.42     $       .79     $      1.38
Annualized return on assets .............         1.57%         1.69%            .95%           1.69%
Annualized return on shareholders'
 equity .................................        22.49         24.08           13.84           24.27




                                                                            1999
                                          ---------------------------------------------------------------
                                                   Fourth           Third          Second           First
                                                  Quarter         Quarter         Quarter         Quarter
                                          --------------- --------------- --------------- ---------------
Summary of Operations
(thousands, except per share data)
Interest income .........................   $ 1,224,486     $ 1,165,343     $ 1,146,605     $ 1,130,386
Interest expense ........................       596,583         548,238         529,603         522,310
                                            -----------     -----------     -----------     -----------
Net interest income .....................       627,903         617,105         617,002         608,076
Provision for loan losses ...............        66,174          76,770          74,525          80,636
                                            -----------     -----------     -----------     -----------
Net interest income after provision
 for loan losses ........................       561,729         540,335         542,477         527,440
Other operating revenue .................       439,469         432,841         404,544         333,269
Securities (losses) gains ...............            60             147          10,453             234
                                            -----------     -----------     -----------     -----------
Total other income ......................       439,529         432,988         414,997         333,503
Personnel expense .......................       324,288         317,060         307,752         271,186
Merger-related charges ..................         5,669           5,293           8,347              --
Litigation settlement charge ............            --              --              --              --
Restructuring charge ....................            --              --              --              --
Other expense ...........................       270,661         254,839         264,518         221,012
                                            -----------     -----------     -----------     -----------
Total other expense .....................       600,618         577,192         580,617         492,198
Income before income tax expense.........       400,640         396,131         376,857         368,745
Income tax expense ......................       137,704         138,632         129,307         125,509
                                            -----------     -----------     -----------     -----------
Net income ..............................   $   262,936     $   257,499     $   247,550     $   243,236
                                            ===========     ===========     ===========     ===========
Net income per common share:
 Basic ..................................   $     1.30      $     1.27      $     1.21      $     1.20
 Diluted ................................   $     1.28      $     1.25      $     1.19      $     1.18
Cash dividends paid per common
 share ..................................   $      .54      $      .54      $      .49      $      .49
Cash dividends paid on common
 stock ..................................   $  109,273      $  109,220      $  100,292      $   99,662
Cash dividend payout ratio ..............        41.56%          42.42%          40.51%          40.97%
Average basic shares outstanding ........      202,168         202,167         203,746         203,119
Average diluted shares outstanding.......      205,096         205,345         207,400         206,959

Selected Average Balances
(millions)
Total assets ............................   $   66,982      $   64,815      $   65,454      $   64,408
Loans -- net of unearned income..........       48,593          47,003          47,012          46,261
Securities ..............................        9,016           9,461           9,664           9,221
Other interest-earning assets ...........        1,844           1,464           1,588           1,313
Total interest-earning assets ...........       59,453          57,928          58,264          56,795
Interest-bearing deposits ...............       33,107          31,996          32,343          31,846
Short-term borrowed funds ...............        9,836           8,848           9,629           9,292
Long-term debt ..........................        8,327           8,571           7,998           7,627
Total interest-bearing liabilities ......       51,270          49,415          49,970          48,765
Noninterest-bearing deposits ............        8,326           8,368           8,261           8,062
Total deposits ..........................       41,433          40,364          40,604          39,908
Shareholders' equity ....................        5,555           5,391           5,459           5,314

Ratios (averages)
Annualized net loan losses to
 loans ..................................          .54%            .61%            .63%            .69%
Annualized net yield on interest-
 earning assets .........................         4.26            4.29            4.31            4.41
Annualized return on assets .............         1.57            1.59            1.51            1.51
Annualized return on shareholders'
 equity .................................        18.93           19.11           18.14           18.31

Operating Performance (1)
(thousands, except per share data)
Net income ..............................   $  266,620     $   260,939     $   253,060     $   243,236
Net income per diluted share ............   $     1.30     $      1.27     $      1.22     $      1.18
Annualized return on assets .............         1.59%           1.61%           1.55%           1.51%
Annualized return on shareholders'
 equity .................................        19.20           19.36           18.54           18.31
Cash dividend payout ratio ..............        40.98           41.86           39.63           40.97

Cash Basis Financial
 Information (1), (2)
Net income ..............................   $  279,401     $   272,265     $   263,529     $   252,424
Net income per diluted share ............   $     1.36     $      1.33     $      1.27     $      1.22
Annualized return on assets .............         1.69%           1.70%           1.63%           1.58%
Annualized return on shareholders'
 equity .................................        24.02           23.40           22.36           21.54

(1) Excludes the effects of merger-related, litigation settlement and restructuring charges.
(2) Excludes the effects of purchase accounting related intangibles.

Business Segments


Asset and Wealth Management. Although Asset and Wealth Management's profit contribution declined $8 million or 15 percent from the fourth quarter of 1999, net income was down $2 million as lower allocated expenses reflected reduced incentive pay. Strong loan growth in Private Financial Advisors was offset by a reduction in trust balance earnings as a result of the sale of the master trust and custody business. Soft market conditions in the latter part of 2000 resulted in the slowing of trading activity and some suppression of the value of managed assets. This is in contrast to the strong market conditions that existed in the fourth quarter of 1999. Other income rose $1 million or 1 percent with Private Financial Advisors posting solid other income growth of 11 percent. However, the volatility and uncertainty of the market during the fourth quarter 2000 negatively impacted investment revenues. Other expense increased $10 million or 8 percent from the fourth quarter of 1999, driven by higher compensation in key business areas and further investments in business expansion.


Corporate. Profit contribution decreased by $31 million or 16 percent compared with the fourth quarter of 1999. Over the same period, net income decreased $16 million. Net interest margin declined by $7 million or almost 3 percent on a prior-period basis. While average loans outstanding increased $3.3 billion or 10 percent over the prior year's fourth quarter, loan spreads tightened due to higher funding costs and increased carrying cost of nonperforming loans. Loan fees also declined 10 percent, as a result of lower loan origination activity in the large corporate portfolio. The loan loss provision increased by $40 million to $66 million, as specific reserves were adjusted to reflect some downward migration of Watch List credits and the rise in nonperforming loans, particularly in the large corporate portfolio. Other income decreased 3 percent, as declines in capital markets fees more than offset increases in letter of credit fees and treasury services revenue. Other expense decreased $19 million or more than 13 percent, due primarily to performance-related reductions in incentive compensation expense, as well as the initial impact of Wachovia's strategic realignment effort.


Consumer. Profit contribution was level with the fourth quarter of 1999, although net income grew $7 million or 11 percent over the same period. Net interest income was up $7 million or 3 percent reflecting good loan and deposit growth. Deposit volume increased 4 percent to $27.5 billion and loans increased 22 percent to $11 billion. Twenty-two percent of the loan volume increase was attributable to the acquisitions. Deposit volume increased approximately 5 percent, excluding the impact of the divested branches. Approximately 30 percent of this increase was attributable to the acquisitions. The volume increases were offset by margin pressure on the deposit portfolio as rates began to decline. Other income increased $8 million or 7 percent to $115 million. Service charges on deposit accounts increased 7 percent primarily in returned check charges. Electronic banking revenues grew 12 percent, driven by interchange fees. Other expense increased $12 million or 6 percent, due to investment in Wachovia's Internet site to support retail delivery and the additions of Bank of Canton and National Bank of Commerce.


Credit Card. Profit contribution decreased $3 million or 4 percent from the fourth quarter of 1999, mostly due to the favorable charge-off environment a year ago. Net interest income grew $41 million or 32 percent, primarily resulting from the Partners First acquisition, partially offset by lower late fees. The loan loss provision increased 72 percent, primarily as a result of the acquisition and less favorable loss and bankruptcy experience compared with a year ago. For the fourth quarter of 2000 annualized net loan losses to average loans were 4.95 percent compared with 3.61 percent for the fourth quarter of 1999. Other income increased $11 million or 23 percent mostly due to the acquisition of the Partners First portfolio. The 2000 holiday shopping season did not reach the level achieved in 1999, leaving interchange and overlimit fees down slightly from a year ago, excluding the acquisition. Other expense was up $14 million reflecting intangible amortization and third-party servicing fees.

Treasury & Administration. Profit contribution increased $14 million and net income decreased $6 million from the fourth quarter of 1999. The net interest margin was lower by $45 million due to securitization transactions and the securitized portion of the acquired Partners First portfolio which reduced average loan balances by a combined $1.781 billion. The loan loss provision was lower by $33 million with the increase in securitized credit card receivables accounting for the entire change. Other income grew $13 million or 46 percent for the quarter with the servicing fee on securitized receivables accounting for most of the increase. Other expense, including allocated expenses rose $10 million or 48 percent due to $20 million in restructuring charges recorded in the fourth quarter of 2000. The fourth quarter of 1999 included $6 million in merger integration charges and $3 million in preparation expenses for the Year 2000 date change.

Business Segments -- Fourth Quarter                                Table 19
--------------------------------------------------------------------------------
(millions)

                                     Asset and
                                        Wealth
                                    Management               Corporate                Consumer
                          --------------------       -----------------       -----------------
                             2000         1999        2000        1999        2000        1999
                          --------        ----       -----        ----       -----        ----
Operations
 Summary
External net interest
 margin .................   $  40       $   29     $   697     $   611     $   (48)    $   (42)
Internal funding
 (charge) credit ........      (5)           5        (447)       (354)        275         262
                          ----------    ------     -------     -------     -------     -------
Net interest
 income* ................      35           34         250         257         227         220
Total other income ......     149          148         107         110         115         107
                          ---------     ------     -------     -------     -------     -------
Total revenue ...........     184          182         357         367         342         327
Provision for loan
 losses .................      --           --          66          26           5           2
Other expense ...........     138          128         132         151         206         194
                          ---------     ------     -------     -------     -------     -------
Profit contribution .....      46           54         159         190         131         131
Allocated expenses ......      14           19          17          23          22          32
                          ---------     ------     -------     -------     -------     -------
Pretax income ...........      32           35         142         167         109          99
Income tax expense.......      13           14          51          60          39          36
                          ---------     ------     -------     -------     -------     -------
Net income ..............   $  19       $   21     $    91     $   107     $    70     $    63
                          =========     ======     =======     =======     =======     =======
Percentage
 contribution to
 total revenue** ........    16.3%        16.5%       31.6%       33.3%       30.2%       29.6%
Percentage
 contribution to
 net income .............     7.8%         8.0%       37.1%       40.7%       28.6%       23.9%
Average Balances
Total assets ............  $4,246       $3,242     $39,353     $36,240     $11,532     $10,321

                                                        Treasury &                                         Total
                                 Credit Card        Administration          Eliminations             Corporation
                          ------------------   -------------------      ----------------        ----------------
                              2000      1999       2000       1999       2000       1999         2000       1999
                          --------      ----   --------       ----      -----       ----        -----       ----

Operations
 Summary
External net interest
 margin .................   $  301    $  219     $ (355)   $  (178)    $   (9)      $(11)     $   626    $   628
Internal funding
 (charge) credit ........     (131)      (90)       333        201        (25)       (24)          --         --
                          --------    ------   --------    -------     ------       ----      -------    -------
Net interest
 income* ................      170       129        (22)        23        (34)       (35)         626        628
Total other income ......       58        47         41         28         --         --          470        440
                          --------    ------   --------    -------     ------       ----      -------    -------
Total revenue ...........      228       176         19         51        (34)       (35)       1,096      1,068
Provision for loan
 losses .................       98        57        (52)       (19)        --         --          117         66
Other expense ...........       64        50         81         94        (16)       (16)         605        601
                          --------    ------   --------    -------     ------       ----      -------    -------
Profit contribution .....       66        69        (10)       (24)       (18)       (19)         374        401
Allocated expenses ......        6         7        (50)       (73)        (9)        (8)        --         --
                          --------    ------   --------    -------     ------       ----      -------    -------
Pretax income ...........       60        62         40         49         (9)       (11)         374        401
Income tax expense.......       21        22         14         17         (9)       (11)         129        138
                          --------    ------   --------    -------     ------      -----      -------    -------
Net income ..............   $   39    $   40     $   26    $    32     $   --      $  --      $   245    $   263
                          ========    ======   ========    =======     ======      =====      =======    =======
Percentage
 contribution to
 total revenue** ........     20.2%     16.0%       1.7%       4.6%
Percentage
 contribution to
 net income .............     15.9%     15.2%      10.6%      12.2%
Average Balances
Total assets ............   $7,905    $6,297     $8,808    $10,882                            $71,844    $66,982

 * Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the corporation, reflecting segment eliminations.
** Percentage contribution to total revenue is based on the proportion of each segment's revenue to the combined revenue of all segments. Revenue for the total corporation is presented based on nontaxable equivalent net interest income and total other income, including securities transactions.


Consolidated Financial Results


Net income for the fourth quarter of 2000 was $245 million or $1.20 per diluted share compared with $263 million or $1.28 per diluted share a year earlier. Included in results for both quarters were pretax nonoperating charges that totaled $20 million in fourth quarter 2000 and $6 million in fourth quarter 1999. The 2000 charges were related to the resource realignment announced in late August 2000. The 1999 charges were for merger integration. Excluding the after-tax effect of the nonoperating charges, operating net income for the fourth quarter of 2000 was $257 million or $1.26 per diluted share versus $267 million or $1.30 per diluted share a year earlier. Total comprehensive income, which includes unrealized gains or losses on securities available-for-sale that are recorded directly to shareholders' equity, was $307 million for the fourth quarter of 2000 compared with $218 million for the same period of 1999.

Taxable Equivalent Rate/Volume Analysis -- Fourth Quarter          Table 20
--------------------------------------------------------------------------------



                                                                                                                        Variance
   Average Volume       Average Rate                                                   Interest                     Attributable to
-------------------  ------------------                                         -------------------             --------------------
    2000      1999       2000      1999                                             2000       1999    Variance     Rate      Volume
--------  --------   --------  --------                                         --------  ---------  ---------- --------   ---------
(millions)                              Interest Income                                             (thousands)
                                        Loans:
$17,466    $16,714      8.78      7.81    Commercial .......................   $ 385,363  $ 329,115   $ 56,248  $ 41,221   $ 15,027
    638        720      9.14     12.09    Tax-exempt .......................      14,641     21,951     (7,310)   (4,971)    (2,339)
-------    -------                                                             ---------   --------   --------
 18,104     17,434      8.79      7.99      Total commercial ...............     400,004    351,066     48,938    35,378     13,560
  1,326      1,050      8.93      8.49    Direct retail ....................      29,737     22,484      7,253     1,175      6,078
  4,199      3,690      8.62      7.85    Indirect retail ..................      90,945     73,039     17,906     7,397     10,509
  4,292      4,501     14.59     13.69    Credit card ......................     157,388    155,328      2,060     9,663     (7,603)
    805        639     12.04     11.15    Other revolving credit ...........      24,364     17,945      6,419     1,513      4,906
-------    -------                                                             ---------   --------   --------
 10,622      9,880     11.33     10.79      Total retail ...................     302,434    268,796     33,638    13,366     20,272
  3,360      2,272      9.55      8.94    Construction .....................      80,654     51,218     29,436     3,652     25,784
  8,934      7,630      8.78      8.30    Commercial mortgages .............     197,249    159,619     37,630     9,555     28,075
  9,117      7,604      8.13      7.67    Residential mortgages ............     186,415    147,041     39,374     9,155     30,219
-------    -------                                                              --------   --------   --------
 21,411     17,506      8.63      8.11      Total real estate ..............     464,318    357,878    106,440    23,637     82,803
  2,751      2,491      8.05      9.97    Lease financing ..................      55,647     62,585     (6,938)  (12,979)     6,041
  1,391      1,282      8.10      6.91    Foreign ..........................      28,335     22,337      5,998     4,021      1,977
-------    -------                                                             ---------   --------   --------
 54,279     48,593      9.17      8.68      Total loans ....................   1,250,738  1,062,662    188,076    61,309    126,767
                                        Securities:
  1,039      1,252      7.57      7.31    Held-to-maturity .................      19,765     23,061     (3,296)      787     (4,083)
  7,395      7,764      6.47      6.50    Available-for-sale ...............     120,287    127,244     (6,957)     (632)    (6,325)
-------    -------                                                             ---------  ---------   --------
  8,434      9,016      6.61      6.61      Total securities ...............     140,052    150,305    (10,253)     (182)   (10,071)
  1,363      1,844      6.47      4.87  Other earning assets ...............      22,159     22,642       (483)    6,297     (6,780)
-------    -------                                                             ---------  ---------   --------
                                            Total interest-earning
 64,076     59,453      8.77      8.25        assets .......................   1,412,949  1,235,609    177,340    80,010     97,330
  3,019      3,532                      Cash and due from banks ............
  5,538      4,543                      Other assets .......................
   (789)      (546)                     Allowance for loan losses ..........
-------    -------
$71,844    $66,982                          Total assets ...................
=======    =======
                                        Interest Expense
$ 4,753    $ 4,653      1.53      1.40  Interest-bearing demand ............      18,273     16,439      1,834     1,489        345
 12,925     13,470      4.64      3.72  Savings and money market savings....     150,782    126,428     24,354    29,700     (5,346)
  9,494      8,774      6.02      5.09  Savings certificates ...............     143,733    112,639     31,094    21,439      9,655
  4,511      3,428      6.33      5.31  Large denomination certificates ....      71,821     45,867     25,954     9,838     16,116
-------    -------                                                             ---------  ---------   --------
                                            Total interest-bearing
                                              deposits in domestic
 31,683     30,325      4.83      3.94        offices ......................     384,609    301,373     83,236    69,404     13,832
                                        Interest-bearing deposits in foreign
  3,835      2,782      6.38      5.19    offices ..........................      61,486     36,393     25,093     9,467     15,626
-------    -------                                                             ---------  ---------   --------
                                            Total interest-bearing
 35,518     33,107      5.00      4.05        deposits .....................     446,095    337,766    108,329    82,653     25,676
  9,386      9,836      6.58      5.22  Short-term borrowed funds ..........     155,339    129,354     25,985    32,199     (6,214)
 10,133      8,327      6.94      6.17  Long-term debt .....................     176,853    129,463     47,390    17,390     30,000
-------    -------                                                             ---------  ---------   --------
                                            Total interest-bearing
 55,037     51,270      5.63      4.62        liabilities ..................     778,287    596,583    181,704   136,004     45,700
  8,428      8,326                      Noninterest-bearing deposits .......
  2,310      1,831                      Other liabilities ..................
  6,069      5,555                      Shareholders' equity ...............
-------    -------
                                            Total liabilities and
$71,844    $66,982                            shareholders' equity .........
=======    =======     -----     -----
                        3.14      3.63  Interest rate spread
                       -----     -----
                                        Net yield on interest-earning assets
                        3.94      4.26    and net interest income ..........   $ 634,662  $ 639,026   $ (4,364)  (51,267)    46,903
                       =====     =====                                         =========  =========   ========

Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Securities available-for-sale are reported at amortized cost. Pretax unrealized losses of $30 million in 2000 and $65 million in 1999 are included in other assets for purposes of this presentation.

Allowance for Loan Losses                                          Table 21
--------------------------------------------------------------------------------
(thousands)

                                                                   2000
                                        -------------------------------------------------------
                                                Fourth        Third        Second         First
                                               Quarter      Quarter       Quarter       Quarter
                                        -------------- ------------ ------------- -------------
Summary of Transactions
Balance at beginning of period ........   $  799,461     $799,351     $ 595,655     $ 554,810
Additions from acquisitions ...........           --           --         3,289        40,504
Provision for loan losses .............      117,463      123,956       273,365        73,666
Deduct net loan losses:
 Loans charged off:
  Commercial ..........................       35,871       70,573        14,991        11,280
  Credit card .........................       59,970       57,099        62,469        62,883
  Other revolving credit ..............        2,627        2,819         2,219         2,379
  Other retail ........................        9,325        8,437         8,124         9,875
  Real estate .........................        2,513          887         1,612         1,220
  Lease financing .....................          262          226           404           568
  Foreign .............................           --           --            --            --
                                          ----------     --------     ---------     ---------
    Total .............................      110,568      140,041        89,819        88,205
 Recoveries:
  Commercial ..........................        2,047        1,673           583           621
  Credit card .........................       10,806       10,446        12,096        10,129
  Other revolving credit ..............          411          480           641           647
  Other retail ........................        2,072        2,441         3,018         2,566
  Real estate .........................          794        1,033           402           786
  Lease financing .....................           74          122           121           131
  Foreign .............................           --           --            --            --
                                          ----------     --------     ---------     ---------
    Total .............................       16,204       16,195        16,861        14,880
                                          ----------     --------     ---------     ---------
 Net loan losses ......................       94,364      123,846        72,958        73,325
                                          ----------     --------     ---------     ---------
Balance at end of period ..............   $  822,560     $799,461     $ 799,351     $ 595,655
                                          ==========     ========     =========     =========
Net Loan Losses (Recoveries) By
 Category
Commercial ............................   $   33,824     $ 68,900     $  14,408     $  10,659
Credit card ...........................       49,164       46,653        50,373        52,754
Other revolving credit ................        2,216        2,339         1,578         1,732
Other retail ..........................        7,253        5,996         5,106         7,309
Real estate ...........................        1,719         (146)        1,210           434
Lease financing .......................          188          104           283           437
Foreign ...............................           --           --            --            --
                                          ----------     --------     ---------     ---------
    Total .............................   $   94,364     $123,846     $  72,958     $  73,325
                                          ==========     ========     =========     =========
Net loan losses -- excluding credit
 cards ................................   $   45,200     $ 77,193     $  22,585     $  20,571

Annualized Net Loan Losses
 (Recoveries) To Average
 Loans By Category
Commercial ............................          .75%        1.54%          .32%          .24%
Credit card ...........................         4.58         4.40          4.25          4.32
Other revolving credit ................         1.10         1.21           .85          1.00
Other retail ..........................          .53          .45           .40           .60
Real estate ...........................          .03           --           .03           .01
Lease financing .......................          .03          .02           .04           .07
Foreign ...............................           --           --            --            --
Total loans ...........................          .70          .94           .56           .58
Total loans -- excluding credit
 cards ................................          .36          .64           .19           .18
Period-end allowance to
 outstanding loans ....................         1.50         1.47          1.50          1.17



                                                                  1999
                                        -----------------------------------------------------
                                               Fourth         Third      Second         First
                                              Quarter       Quarter     Quarter       Quarter
                                        ------------- ------------- ----------- -------------
Summary of Transactions
Balance at beginning of period ........   $ 553,894     $ 548,540    $548,302     $ 547,992
Additions from acquisitions ...........          --            --          39            --
Provision for loan losses .............      66,174        76,770      74,525        80,636
Deduct net loan losses:
 Loans charged off:
  Commercial ..........................      17,805        15,509       7,592         5,862
  Credit card .........................      49,478        54,925      69,619        74,094
  Other revolving credit ..............       1,332         2,305       3,126         2,889
  Other retail ........................       8,905         8,561       7,888         8,910
  Real estate .........................       2,632         4,005       1,397         1,488
  Lease financing .....................         908           855         585           592
  Foreign .............................          --            --          --            --
                                          ---------     ---------    --------     ---------
    Total .............................      81,060        86,160      90,207        93,835
 Recoveries:
  Commercial ..........................       2,400         1,018       1,667         1,956
  Credit card .........................       8,152         8,967       8,618         7,045
  Other revolving credit ..............         610           774         828           707
  Other retail ........................       2,886         2,674       2,718         2,813
  Real estate .........................       1,627         1,124       1,836           849
  Lease financing .....................         127           187         214           139
  Foreign .............................          --            --          --            --
                                          ---------     ---------    --------     ---------
    Total .............................      15,802        14,744      15,881        13,509
                                          ---------     ---------    --------     ---------
 Net loan losses ......................      65,258        71,416      74,326        80,326
                                          ---------     ---------    --------     ---------
Balance at end of period ..............   $ 554,810     $ 553,894    $548,540     $ 548,302
                                          =========     =========    ========     =========
Net Loan Losses (Recoveries) By
 Category
Commercial ............................   $  15,405     $  14,491    $  5,925     $   3,906
Credit card ...........................      41,326        45,958      61,001        67,049
Other revolving credit ................         722         1,531       2,298         2,182
Other retail ..........................       6,019         5,887       5,170         6,097
Real estate ...........................       1,005         2,881        (439)          639
Lease financing .......................         781           668         371           453
Foreign ...............................          --            --          --            --
                                          ---------     ---------    --------     ---------
    Total .............................   $  65,258     $  71,416    $ 74,326     $  80,326
                                          =========     =========    ========     =========
Net loan losses -- excluding credit
 cards ................................   $  23,932     $  25,458    $ 13,325     $  13,277

Annualized Net Loan Losses
 (Recoveries) To Average
 Loans By Category
Commercial ............................         .35%          .36%        .14%          .10%
Credit card ...........................        3.67          3.76        4.95          4.58
Other revolving credit ................         .45          1.02        1.61          1.60
Other retail ..........................         .51           .51         .47           .56
Real estate ...........................         .02           .07        (.01)          .02
Lease financing .......................         .13           .11         .07           .09
Foreign ...............................          --            --          --            --
Total loans ...........................         .54           .61         .63           .69
Total loans -- excluding credit
 cards ................................         .22           .24         .13           .13
Period-end allowance to
 outstanding loans ....................        1.12          1.16        1.13          1.18

Taxable equivalent net interest income was down $4 million from the fourth quarter of 1999. The net yield on interest earning assets of 3.94 percent for the fourth quarter of 2000 was also below the 4.26 percent reported for the same period of 1999. Several factors contributed to the decline in net interest income and the net yield on interest earning assets including credit card securitization transactions, competitive pressures on deposit pricing, liability mix and the funding cost associated with purchase acquisitions. Also contributing to the decline were events that occurred at the end of 1999 related to the Year 2000 date change event that lifted fourth quarter 1999 net interest income. Those events offset the cost of maintaining excess cash in anticipation of the date change. Loan fees were $4 million higher in the fourth quarter of 1999 reflecting customers' concerns about liquidity prior to the Year 2000 date change event. The fourth quarter 1999 net yield on interest-earning assets and net interest income were also positively influenced by the 1999 year-end spike in the short-term LIBOR. Loan growth of $5.686 billion from the fourth quarter of 1999 softened the impact on net interest income of the events described above.


The provision for loan losses was $117 million, an increase of $51 million or
77.5 percent from fourth quarter 1999. Net loan losses totaled $94 million or .70 percent of average loans, increasing $29 million or 44.6 percent from a year earlier. The increase reflects greater losses in the commercial loan portfolio, primarily among large corporate borrowers. Rising interest rates and the slowing economy contributed to the higher level of losses. Credit card losses are up from the fourth quarter of 1999 as a result of a higher charge-off rate. Losses in other loan categories did not materially change from the fourth quarter of 1999.


Noninterest Income                                                 Table 22
--------------------------------------------------------------------------------
(thousands)

                                                               2000
                                      ------------------------------------------------
                                            Fourth       Third      Second       First
                                           Quarter     Quarter     Quarter     Quarter
                                      ------------ ----------- ----------- -----------
Service charges on deposit
 accounts ...........................  $ 106,655    $106,765    $104,380    $100,811
Fees for trust services .............     57,417      56,636      54,189      51,234
Credit card income -- net of
 interchange payments ...............     72,851      82,337      71,463      71,182
Investment fees .....................     76,521      80,065      81,439      96,770
Capital markets income ..............     40,115      40,092      45,014      44,786
Electronic banking ..................     27,029      26,254      26,153      23,396
Mortgage fees .......................      7,082       7,373       5,921       5,001
Bankers' acceptance and letter of
 credit fees ........................     14,948      15,102      13,671      11,597
Other service charges and fees ......     38,606      34,038      30,361      29,181
Other income ........................     29,377      71,328      37,708      36,841
                                       ---------    --------    --------    --------
  Total other operating
   revenue ..........................    470,601     519,990     470,299     470,799
Securities (losses) gains ...........       (480)       (163)         59         167
                                       ---------    --------    --------    --------
  Total .............................  $ 470,121    $519,827    $470,358    $470,966
                                       =========    ========    ========    ========



                                                              1999
                                      ----------------------------------------------
                                           Fourth       Third      Second      First
                                          Quarter     Quarter     Quarter    Quarter
                                      ----------- ----------- ----------- ----------
Service charges on deposit
 accounts ...........................  $ 96,642    $ 94,595    $ 91,454    $ 86,955
Fees for trust services .............    52,283      60,066      54,907      49,136
Credit card income -- net of
 interchange payments ...............    65,046      70,786      58,110      61,301
Investment fees .....................    78,747      69,364      69,877      17,362
Capital markets income ..............    48,965      41,914      41,780      38,112
Electronic banking ..................    24,303      23,310      22,558      18,455
Mortgage fees .......................     5,006       7,378       9,863      10,966
Bankers' acceptance and letter of
 credit fees ........................    12,444      11,688      11,563      10,342
Other service charges and fees ......    26,720      19,494      18,153      15,526
Other income ........................    29,313      34,246      26,279      25,114
                                       --------    --------    --------    --------
  Total other operating
   revenue ..........................   439,469     432,841     404,544     333,269
Securities (losses) gains ...........        60         147      10,453         234
                                       --------    --------    --------    --------
  Total .............................  $439,529    $432,988    $414,997    $333,503
                                       ========    ========    ========    ========

Total other operating revenue rose $31 million or 7.1 percent from the fourth quarter of 1999 with most of the growth occurring in deposit account service charges, credit card income and other service charges and fees. The $10 million or 10.4 percent increase in deposit account service charges reflects higher corporate service fees, particularly analysis fees, up $6 million or 15.5 percent. An increase in returned check charges accounts for the rest of the increase in deposit service charges. Credit card income increased $8 million or 12 percent reflecting the effect of securitization transactions and the addition of the Partners First portfolio, partially offset by lower transaction volumes late in the year. The $12 million or 44.5 percent increase in other service charges and fees reflects servicing income on the higher volume of securitized credit card receivables and an increase in insurance premiums and commissions partially resulting from the acquisition of DavisBaldwin. Capital markets income was down from the fourth quarter of 1999 due to soft market conditions in the latter part of 2000.


Noninterest Expense                                                Table 23
--------------------------------------------------------------------------------
(thousands)



                                                                2000
                                     -----------------------------------------------------
                                             Fourth        Third       Second        First
                                            Quarter      Quarter      Quarter      Quarter
                                     -------------- ------------ ------------ ------------
Salaries ...........................   $  241,206     $275,249     $282,610     $287,629
Employee benefits ..................       53,022       50,494       52,881       56,252
                                       ----------     --------     --------     --------
  Total personnel expense ..........      294,228      325,743      335,491      343,881
Net occupancy expense ..............       39,911       40,229       40,684       39,526
Equipment expense ..................       47,684       45,274       45,908       49,195
Postage and delivery ...............       13,023       13,196       13,661       13,817
Outside data processing,
 programming and software ..........       31,429       27,419       25,918       26,874
Stationery and supplies ............        9,227        9,484       10,037        9,072
Advertising and sales promotion.....       16,644       16,752       16,938       16,649
Professional services ..............       26,495       21,245       18,639       13,532
Travel and business promotion ......       10,526        9,483       11,202        9,572
Telecommunications .................       15,561       15,373       15,471       14,726
Amortization of intangible assets...       23,864       24,330       23,906       20,797
Foreclosed property
 expense -- net of income ..........          109         (349)        (220)      (2,722)
Other expense ......................       56,803       60,646       64,784       54,901
                                       ----------     --------     --------     --------
  Total operating expense ..........      585,504      608,825      622,419      609,820
Merger-related charges .............           --       11,928        8,872        8,158
Litigation settlement charge .......           --           --           --       20,000
Restructuring charge ...............       19,543       87,944           --           --
                                       ----------     --------     --------     --------
  Total ............................   $  605,047     $708,697     $631,291     $637,978
                                       ==========     ========     ========     ========
Overhead ratio* ....................         54.7%        61.1%        56.4%        58.0%
Operating overhead ratio ...........         53.0         52.5         55.6         55.5



                                                                1999
                                     ---------------------------------------------------
                                           Fourth        Third        Second       First
                                          Quarter      Quarter       Quarter     Quarter
                                     ------------ ------------ ------------- -----------
Salaries ...........................   $276,048     $266,488     $ 259,733    $218,115
Employee benefits ..................     48,240       50,572        48,019      53,071
                                       --------     --------     ---------    --------
  Total personnel expense ..........    324,288      317,060       307,752     271,186
Net occupancy expense ..............     38,486       38,955        38,908      34,933
Equipment expense ..................     52,425       49,081        49,714      46,842
Postage and delivery ...............     13,912       13,700        13,670      14,128
Outside data processing,
 programming and software ..........     27,370       26,385        25,561      23,457
Stationery and supplies ............      9,270        9,262         8,598       8,809
Advertising and sales promotion.....     21,090       16,086        17,173      12,119
Professional services ..............     23,008       18,619        19,351      14,024
Travel and business promotion ......     10,106        9,138         8,749       5,951
Telecommunications .................     14,801       13,915        15,978      13,394
Amortization of intangible assets...     14,540       13,156        12,230      10,953
Foreclosed property
 expense -- net of income ..........       (602)        (470)          301         (82)
Other expense ......................     46,255       47,012        54,285      36,484
                                       --------     --------     ---------    --------
  Total operating expense ..........    594,949      571,899       572,270     492,198
Merger-related charges .............      5,669        5,293         8,347          --
Litigation settlement charge .......         --           --            --          --
Restructuring charge ...............         --           --            --          --
                                       --------     --------     ---------    --------
  Total ............................   $600,618     $577,192     $ 580,617    $492,198
                                       ========     ========     =========    ========
Overhead ratio* ....................       55.7%        54.5%         56.3%       51.7%
Operating overhead ratio ...........       55.2         54.0          55.5        51.7

* Noninterest expense as a percentage of taxable equivalent net interest income and total other operating revenue.


Operating expense, which excludes nonoperating charges, decreased $9 million or approximately 2 percent from the fourth quarter of 1999. Personnel expenses were down $30 million mostly due to a lower level of incentive compensation reflecting the change in business performance. The reduction in personnel expense also reflects management's ongoing efforts to control costs. At December 31, 2000, Wachovia had 20,325 full-time equivalent employees compared with 21,294 a year ago despite the positions added through acquisitions during the year. The $5 million reduction in equipment expense reflects the expiration of temporary leases for equipment used during the relocation to Wachovia's new data center in 1999 which is partially offset by an increase in outside data processing, programming and software also related to the new data center. The $9 million increase in intangible amortization is caused by intangibles added by acquisitions completed during 1999 and 2000. The acquisition of the Partners First credit card portfolio had the largest impact due to the relatively short life over which the balance is being amortized. The acquisition of the Partners First credit card portfolio also accounts for most of the $11 million increase in other expense due to servicing fees paid to a third party for transaction processing and servicing the accounts.

RESULTS OF OPERATIONS -- 1999 VS. 1998

Business Segments


Asset and Wealth Management. Profit contribution rose $54 million or 43 percent from 1998. Net income increased $21 million or 46 percent over the same period. Net interest income was up $31 million or 32 percent from strong loan and deposit growth in the Private Financial Advisors group and Trust area. A substantial portion of the increase in other income resulted from the 1999 acquisitions of IJL, OFFITBANK and BEJS. Investment fees exceeded $209 million reflecting the addition of IJL and OFFITBANK. Nine months of IJL revenue contributed 60 percent of the year's total investment-related income, while four months of OFFITBANK revenue accounted for 6 percent. Insurance revenue at $24 million was up significantly with BEJS accounting for most of the increase. Staff expense, again impacted by the acquisitions, was the major factor in the 71 percent increase in other expense. Excluding the impact of the acquisitions, the Asset and Wealth Management business produced solid profit growth.


Corporate. Profit contribution increased $99 million or 16 percent over 1998. At the same time, net income increased $65 million. Net interest income increased $160 million or 21 percent. Approximately two-thirds of this margin growth was attributable to a 15 percent or $4 billion increase in loan balances driven by significant activity in the large corporate, commercial real estate and leasing areas. The loan loss provision increased $39 million, primarily because of a few isolated credits in the large corporate portfolio. Other income was up 23 percent, reflecting increased service charges and strong performance in core capital markets businesses, including loan syndications and asset-backed finance, as well as the inclusion of IJL for nine months. Other expense increased $97 million, largely due to the added expense base of IJL.


Consumer. Although profit contribution increased $7 million or 1 percent from the prior year, net income was up $21 million or 10 percent due to a lower level of allocated expenses in 1999. Net interest income increased modestly. Excluding the impact of divested branches, deposit volumes held steady through the 1999 year-end. Marketing campaigns assured customers that "We are Ready" for the Year 2000 event; and new CD products were offered at advantageous spreads that attracted approximately $600 million deposit funding for 7 and 29 months. Other income increased $33 million or 8 percent to $420 million. Deposit account fee revenue was up as a result of new pricing strategies. Electronic banking revenues grew as a result of higher ATM and debit card revenues. The number of debit cards outstanding increased 8 percent and volume usage was up 20 percent as consumers continue to recognize the card's convenience. Offsetting these increases were lower divestiture gains on the sale of branches, totaling $8 million in 1999 compared with $17 million in 1998. In addition, mortgage fee income decreased due to a decline in mortgage loan origination activity caused by higher interest rates. Rising interest rates slowed refinancing activity and resulted in the consumer's shift to adjustable rate mortgages, which are generally retained on the balance sheet. Although this shift resulted in reduced fee income, it added to earning assets and, therefore, to future revenue. Other expense increased $27 million from the prior year.


Credit Card. Profit contribution rose sharply in 1999, up $68 million or 36 percent as a result of lower loan losses and higher fee revenue. Net interest income grew $39 million or 8 percent due to loan growth, partially offset by tighter spreads in the rising rate environment during the last half of 1999. Average total managed loans grew 3 percent largely due to the acquisition of a $269 million portfolio in September 1998. The loan loss provision declined 7 percent as a result of reduced bankruptcies and contractual charge-offs. Other income increased $21 million or 14 percent. The continued U.S. economic expansion spurred healthy consumer spending, resulting in strong interchange income from higher purchase volume as well as higher overlimit fees and merchant income. Other expense grew $12 million or 7 percent.

Treasury & Administration. Profit contribution for 1999 was unchanged from 1998 although net income declined $17 million over the same period. Net interest income dropped $128 million due to attrition in the securities portfolio and the impact of the two credit card securitization transactions in 1999. Other income for the year grew $43 million or 42 percent, driven principally by gains on the two credit card securitization transactions during 1999, offset by a $10 million reduction in securities gains. Other expense, including allocated expenses, decreased $42 million due to a $66 million decline in merger-related expenses that was offset by increases in professional services expense, equipment expense, and outside data processing, programming and software charges.


Business Segments -- Years 1999 and 1998                           Table 24
--------------------------------------------------------------------------------
(millions)

                                        Asset and
                                           Wealth
                                       Management               Corporate              Consumer
                              -------------------        ----------------       ---------------
                                  1999       1998        1999        1998       1999       1998
                              --------       ----        ----        ----       ----       ----

Operations Summary
External net interest
 margin .....................   $  103     $   75    $  2,197    $  1,979     $ (154)   $  (183)
Internal funding
 (charge) credit ............       24         21      (1,261)     (1,203)     1,011      1,037
                              --------     ------    --------    --------     ------    -------
Net interest income* ........      127         96         936         776        857        854
Total other income ..........      485        284         403         328        420        387
                              --------     ------    --------    --------     ------    -------
Total revenue ...............      612        380       1,339       1,104      1,277      1,241
Provision for loan
 losses .....................       --          1          59          20         15         13
Other expense ...............      433        254         562         465        780        753
                              --------     ------    --------    --------     ------    -------
Profit contribution .........      179        125         718         619        482        475
Allocated expenses ..........       70         53          92         101        130        158
                              --------     ------    --------    --------     ------    -------
Pretax income ...............      109         72         626         518        352        317
Income tax expense ..........       42         26         225         182        128        114
                              --------     ------    --------    --------     ------    -------
Net income ..................   $   67     $   46    $    401    $    336     $  224    $   203
                              ========     ======    ========    ========     ======    =======
Percentage
 contribution to total
 revenue** ..................     14.5%      10.1%       31.7%       29.5%      30.2%      33.1%
Percentage
 contribution to net
 income .....................      6.6%       5.3%       39.7%       38.4%      22.2%      23.2%
Average Balances
Total assets ................   $2,860     $2,335    $ 34,591    $ 31,378     $9,787    $10,259



                                                             Treasury &                                   Total
                                     Credit Card         Administration      Eliminations           Corporation
                              -------------------   -------------------   ---------------      ----------------
                                 1999        1998       1999       1998     1999     1998        1999      1998
                              -------        ----   --------   --------   ------   ------      -------   ------

Operations Summary
External net interest
 margin .....................  $  853    $  830    $  (489)   $  (303)   $  (40)   $  (47)   $ 2,470   $ 2,351
Internal funding
 (charge) credit ............    (328)     (344)       649        592       (95)     (103)        --        --
                              -------    ------   --------    -------   -------   -------   --------  --------
Net interest income* ........     525       486        160        289      (135)     (150)     2,470     2,351
Total other income ..........     169       148        144        101        --        --      1,621     1,248
                              -------    ------   --------    -------   -------   -------   --------  --------
Total revenue ...............     694       634        304        390      (135)     (150)     4,091     3,599
Provision for loan
 losses .....................     257       277        (33)       (12)       --        --        298       299
Other expense ...............     185       173        354        419       (63)      (68)     2,251     1,996
                              -------    ------   --------    -------   -------   -------   --------  --------
Profit contribution .........     252       184        (17)       (17)      (72)      (82)     1,542     1,304
Allocated expenses ..........      31        37       (291)      (314)      (32)      (35)        --        --
                              -------    ------   --------    -------   -------   -------   --------  --------
Pretax income ...............     221       147        274        297       (40)      (47)     1,542     1,304
Income tax expense ..........      79        52         97        103       (40)      (47)       531       430
                              -------    ------   --------    -------   -------   -------   --------  --------
Net income ..................  $  142    $   95    $   177    $   194    $   --    $   --    $ 1,011   $   874
                              =======    ======   ========    =======   =======   =======   ========  ========
Percentage
 contribution to total
 revenue** ..................    16.4%     16.9%       7.2%      10.4%
Percentage
 contribution to net
 income .....................    14.0%     10.9%      17.5%      22.2%
Average Balances
Total assets ................  $6,283    $6,095    $11,899    $13,882                        $65,420   $63,949

 * Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the Corporation. The difference is included in the eliminations column.
** Percentage contribution to total revenue is based on the proportion of each segment's revenue to the combined revenue of all segments.


Consolidated Financial Results


Consolidated net income for 1999 was $1.011 billion or $4.90 per diluted share compared with $874 million or $4.18 per diluted share in 1998. Results were impacted by pretax nonoperating charges totaling $19 million and $85 million in 1999 and 1998, respectively. Excluding the after-tax effect of the nonoperating charges, net income on an operating basis was $1.024 billion or $4.97 per diluted share and $930 million or $4.45 per diluted share in 1999 and 1998, respectively.


Taxable equivalent net interest income increased $113 million or 4.7 percent, fueled by good loan demand and a higher net interest spread. The net yield on interest-earning assets improved 8 basis points to 4.32 percent. Loan yields fell 27 basis points, partially reflecting the two credit card securitization transactions in 1999. Commercial loan yields held steady at 7.37 percent. The average cost of funds fell 30 basis points.

Average loans increased $2.822 billion or 6.4 percent. Commercial loans, the real estate portfolio and lease financing led the loan growth. Credit card securitization transactions reduced average balances by approximately $833 million. Interest-bearing deposits rose $314 million or less than 1 percent primarily in the savings and money market category, reflecting growth in the Premiere and Business Premiere products. Short-term borrowed funds decreased $1.494 billion and long-term debt increased $1.855 billion as Wachovia replaced short-term borrowings with longer-term funding for liquidity and capital management.


Taxable Equivalent Rate/Volume Analysis -- Years 1999 and 1998     Table 25
--------------------------------------------------------------------------------

                                                                                                                      Variance
  Average Volume    Average Rate                                                Interest                          Attributable to
-----------------  --------------                                       -----------------------               ----------------------
    1999     1998    1999    1998                                             1999         1998    Variance        Rate      Volume
--------  -------  ------  ------                                       ----------   ----------  -----------  ---------   ----------
     (millions)                                                                                  (thousands)
                                    Interest Income
                                    Loans:
 $15,751  $14,023    7.25    7.21     Commercial .....................  $1,141,309   $1,011,401   $ 129,908   $   4,749   $ 125,159
     808    1,219    9.79    9.24     Tax-exempt .....................      79,075      112,672     (33,597)      6,290     (39,887)
 -------  -------                                                       ----------   ----------   ---------
  16,559   15,242    7.37    7.37       Total commercial .............   1,220,384    1,124,073      96,311        (725)     97,036
   1,064    1,143    8.63    9.39     Direct retail ..................      91,882      107,405     (15,523)     (8,363)     (7,160)
   3,482    3,091    7.89    8.27     Indirect retail ................     274,843      255,512      19,331     (11,886)     31,217
   5,040    5,680   13.44   13.46     Credit card ....................     677,232      764,426     (87,194)     (1,214)    (85,980)
     589      498   10.93   11.18     Other revolving credit .........      64,405       55,644       8,761      (1,265)     10,026
 -------  -------                                                       ----------   ----------   ---------
  10,175   10,412   10.89   11.36       Total retail..................   1,108,362    1,182,987     (74,625)    (48,095)    (26,530)
   2,193    1,893    8.54    9.00     Construction ...................     187,396      170,403      16,993      (9,019)     26,012
   7,324    6,813    8.11    8.58     Commercial mortgages ...........     594,166      584,266       9,900     (32,520)     42,420
   7,421    7,808    7.77    7.92     Residential mortgages ..........     576,624      618,118     (41,494)    (11,257)    (30,237)
 -------  -------                                                       ----------   ----------   ---------
  16,938   16,514    8.02    8.31       Total real estate ............   1,358,186    1,372,787     (14,601)    (49,324)     34,723
   2,266    1,429   11.07   11.63     Lease financing ................     250,868      166,128      84,740      (8,274)     93,014
   1,285      804    6.56    6.85     Foreign ........................      84,262       55,067      29,195      (2,458)     31,653
 -------  -------                                                       ----------   ----------   ---------
  47,223   44,401    8.52    8.79       Total loans ..................   4,022,062    3,901,042     121,020    (121,785)    242,805
                                    Securities:
   1,319    1,476    7.41    7.97     Held-to-maturity ...............      97,757      117,609     (19,852)     (7,856)    (11,996)
   8,021    9,106    6.45    6.69     Available-for-sale .............     517,242      609,245     (92,003)    (21,452)    (70,551)
 -------  -------                                                       ----------   ----------   ---------
   9,340   10,582    6.58    6.87       Total securities .............     614,999      726,854    (111,855)    (29,170)    (82,685)
   1,553    1,579    4.52    5.33   Other earning assets ..........         70,245       84,223     (13,978)    (12,621)     (1,357)
 -------  -------                                                       ----------   ----------   ---------
  58,116   56,562    8.10    8.33       Total interest-earning assets.   4,707,306    4,712,119      (4,813)   (132,506)    127,693
   3,117    3,211                   Cash and due from banks ..........
   4,728    4,712                   Other assets .....................
    (541)    (536)                  Allowance for loan losses ........
 -------  -------
 $65,420  $63,949                       Total assets .................
 =======  =======
                                    Interest Expense
 $ 4,657  $ 4,984    1.25    1.29   Interest-bearing demand ..........      58,434       64,530      (6,096)     (1,941)     (4,155)
                                    Savings and money market
  13,339   11,604    3.58    3.89     savings ........................     477,557      451,655      25,902     (38,134)     64,036
   8,765    9,943    5.11    5.46   Savings certificates .............     447,583      542,477     (94,894)    (33,271)    (61,623)
   3,318    3,051    5.20    5.42   Large denomination certificates...     172,539      165,384       7,155      (6,897)     14,052
 -------  -------                                                       ----------   ----------   ---------
                                        Total interest-bearing
                                          deposits in domestic
  30,079   29,582    3.84    4.14         offices.....................   1,156,113    1,224,046     (67,933)    (88,181)     20,248
                                    Interest-bearing deposits in
   2,246    2,429    4.86    5.59     foreign offices ................     109,082      135,659     (26,577)    (16,880)     (9,697)
 -------  -------                                                       ----------    ---------    --------
                                        Total interest-bearing
  32,325   32,011    3.91    4.25         deposits ...................   1,265,195    1,359,705     (94,510)   (107,722)     13,212
   9,401   10,895    4.86    5.18   Short-term borrowed funds ........     457,161      563,846    (106,685)    (32,595)    (74,090)
   8,134    6,279    5.83    6.22   Long-term debt ...................     474,378      390,662      83,716     (25,763)    109,479
 -------  -------                                                       ----------    ---------    --------
                                        Total interest-bearing
  49,860   49,185    4.41    4.71         liabilities ................   2,196,734    2,314,213    (117,479)   (148,884)     31,405
                                                                        ----------    ---------    --------
  8,255     7,803                   Noninterest-bearing deposits .....
   1,875    1,793                   Other liabilities ................
   5,430    5,168                   Shareholders' equity .............
 -------  -------
                                        Total liabilities and
 $65,420  $63,949                         shareholders' equity........
 =======  =======    -----   -----
                      3.69    3.62  Interest rate spread
                     -----   -----
                                    Net yield on interest-earning
                                      assets and net interest
                      4.32    4.24    income .........................  $2,510,572   $2,397,906   $ 112,666      46,036      66,630
                     =====   =====                                      ==========   ==========   =========

Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to the volume and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.


Securities available-for-sale are reported at amortized cost. Pretax unrealized gains of $18 million in 1999 and $132 million in 1998 are included in other assets for purposes of this presentation.

Nonperforming assets at December 31, 1999 were $224 million or .45 percent of loans and foreclosed property. The total was up from year-end 1998 by $42 million or 23 percent.


At $298 million, the provision for loan losses in 1999 was slightly below the amount recorded for 1998. Net loan losses also fell below the amount recorded in 1998 due to favorable conditions in the credit card portfolio and a reduction in on-balance sheet receivables resulting from the 1999 securitization transactions. Net loan losses were $291 million or .62 percent of average loans compared with $299 million or .67 percent of loans in 1998.


Total other operating revenue increased $382 million or 31.1 percent with the increase occurring in all categories except mortgage fees and other income. Growth was greatest in investment fees, credit card income, capital markets income, deposit account service charges and trust services fees. The acquisitions of IJL and OFFITBANK accounted for much of the growth in investment fees and capital markets income. Securitization transactions occurring in 1999 accounted for much of the increase in credit card income with gains from the sale of receivables of $27 million included in the 1999 balance. Other income included gains from the sale of branches of $8 million and $17 million in 1999 and 1998, respectively.


Noninterest expense for 1999 was higher by $254 million or 12.7 percent, with the expense base of acquired companies accounting for much of the increase. In 1999 and 1998, Wachovia incurred merger expenses of $19 million and $85 million, respectively, primarily for integrating IJL in 1999 and systems conversions and signage changes related to Virginia and Florida banking acquisitions in 1998. Excluding the effect of acquisitions, expenses rose approximately 5 percent over 1998, concentrated in equipment, outside data processing, programming and software costs reflecting continued technology investments.

SUPERVISION AND REGULATION

General


Wachovia and its bank subsidiaries are subject to an extensive system of banking laws and regulations that are intended primarily for the protection of customers and depositors. These laws and regulations govern such areas as permissible activities, reserves, loans and investments, and rates of interest that can be charged on loans. Similarly, Wachovia's subsidiaries engaged in investment advisory and other securities related activities are subject to various U.S. federal and state laws and regulations that are intended to benefit clients of investment advisors, shareholders in mutual funds and investors. In addition, Wachovia and its subsidiaries are subject to general U.S. federal laws and regulations and to the laws and regulations of the states or countries in which they conduct their businesses. Described below are the material elements of selected laws and regulations applicable to Wachovia and its subsidiaries. The descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations described.

Regulated Entities of Wachovia


Financial Holding Company. As a financial holding company, Wachovia is regulated under the Bank Holding Company Act of 1956, as amended by the Graham-Leach-Bliley Act ("GLB Act") (collectively "BHC Act"), and is subject to the supervision of the Federal Reserve Board. Wachovia also is a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, and is subject to the supervision of the Office of Thrift Supervision ("OTS").


In general, the BHC Act limits the business of bank holding companies that are financial holding companies to banking, managing or controlling banks, performing certain servicing activities for subsidiaries, and engaging in any activity, or acquiring and retaining the shares of any company engaged in any activity that is either (1) financial in nature or incidental to such financial activity [as determined by the Federal Reserve Board in consultation with the Office of the Comptroller of the Currency ("OCC")] or (2) complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally (as solely determined by the Federal Reserve Board). Activities that are financial in nature include activities that the Federal Reserve Board had determined, by order or regulation in effect prior to the enactment of the GLB Act, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.


Bank Subsidiaries. As federally insured national banks, Wachovia Bank, National Association ("WBNA") and The First National Bank of Atlanta ("FNBA") are subject to supervision and examination by the OCC and the Federal Deposit Insurance Corporation ("FDIC"). Atlantic Savings Bank F.S.B. ("Atlantic") is a federally insured savings bank and is subject to supervision and examination by the FDIC and the OTS. OFFITBANK is a trust company chartered under New York Banking Law and is subject to supervision and examination by the New York State Banking Department.


Nonbank Subsidiaries. The Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") regulate Wachovia's nonbank subsidiaries engaged in securities-related activities. Wachovia Securities, Inc. and CapTrust Financial Advisors, LLC. conduct brokerage operations and engage in securities activities. Both subsidiaries act as broker-dealers for the sale of shares of mutual funds, including the Wachovia Funds family of mutual funds. Mecklenburg Securities, Inc. acts as a limited broker-dealer in variable life insurance and variable annuity products. Wachovia Securities, Inc., CapTrust Financial Advisors, LLC and Mecklenburg Securities, Inc. are registered broker-dealers and members of the National Association of Securities Dealers, Inc., a securities industry self-regulatory organization. Wachovia Securities, Inc. is also a member of the NYSE, the American Stock Exchange, the Midwest Stock Exchange, the Boston Stock Exchange and the New York Futures Exchange.


Investment Advisors and Investment Companies. Certain of Wachovia's subsidiaries are registered investment advisors under the Investment Advisors Act of 1940 and, as such, are supervised by the SEC. They also are subject to various U.S. federal and state laws and regulations and to the laws of any other countries in which they conduct business. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business due to failure to comply with such laws and regulations. The possible sanctions that may be imposed for violations of these laws and regulations include the suspension of individual employees, limitations on engaging in business for specific periods, the revocation of the registration as an investment advisor, censures and fines. Each investment company (as defined in the Investment Company Act of 1940) which is advised by a subsidiary of Wachovia, including the Wachovia Funds and OFFITBANK families of mutual funds, is registered with the SEC.


MSRB and CFTC. Certain of Wachovia's public finance activities are regulated by the Municipal Securities Rulemaking Board. Wachovia Securities, Inc. and certain of Wachovia's other subsidiaries are registered with the Commodity Futures Trading Commission ("CFTC") and are subject to CFTC regulation.

Payment of Dividends and Other Restrictions


Wachovia is a legal entity separate and distinct from its subsidiaries. There are various legal and regulatory limitations on the extent to which Wachovia's subsidiaries, including its bank and savings and loan subsidiaries, can finance or otherwise supply funds to Wachovia.


The principal source of Wachovia's cash revenues is dividends from its subsidiaries, and there are certain legal restrictions under federal and state law on the payment of dividends by such subsidiaries. The amount of dividends that may be paid by WBNA and FNBA without regulatory approval is limited to the lesser of (i) its net profits for the current year combined with its retained net profits for the preceding two calendar years or (ii) its cumulative undivided profits. The relevant regulatory agencies also have authority to prohibit a bank holding company, which would include Wachovia, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice. Under applicable law, as a savings bank, Atlantic must give the OTS 30 days prior notice of any proposed payment of dividends.


WBNA and FNBA and their respective subsidiaries are subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, Wachovia and its other subsidiaries. Furthermore, loans and extensions of credit also are subject to various collateral requirements.

Capital Adequacy


The federal bank regulatory agencies have adopted minimum risk-based and leverage capital guidelines for U.S. banking organizations. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier I capital. The minimum required leverage capital ratio (Tier I capital to average total assets) is 3% for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating.


Failure to meet capital guidelines can subject a banking organization to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.


Federal banking statutes establish five capital categories for depository institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") and impose significant restrictions on the operations of an institution that is not at least adequately capitalized. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC, while undercapitalized institutions may not accept, renew or rollover brokered deposits.


An undercapitalized depository institution also is subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business and borrowing from the Federal Reserve System. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that (i) is based on realistic assumptions and (ii) is likely to succeed in restoring the depository institution's capital.


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

Support of Subsidiary Banks


Under Federal Reserve Board policy, Wachovia is expected to act as a source of financial strength to, and to commit resources to support its banking subsidiaries. This support may be required at times when, absent such FRB policy, Wachovia may not be inclined to provide it. In the event of a financial holding company's bankruptcy, any commitment by the financial holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority in payment.

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

FDIC Insurance Assessments


All of the deposits of Wachovia's bank and thrift subsidiaries are subject to FDIC deposit insurance assessments. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") and to impose special additional assessments. The FDIC applies a risk-based assessment system that places each financial institution into one of nine risk categories, based on capital levels and supervisory criteria and an evaluation of the bank's risk to the BIF or SAIF, as applicable. The current FDIC premium schedule for the SAIF and the BIF ranges from 0% to 0.27%.

Community Reinvestment Act


The Community Reinvestment Act requires banks to help serve the credit needs in their communities, including credit to low and moderate income individuals and geographies. Should Wachovia or its bank subsidiaries fail to adequately serve the community, there are penalties which might be imposed, including denials to expand branches, relocate, add subsidiaries and affiliates, expand into new financial activities and merge with or purchase other financial institutions.

Legislative Initiatives


Various legislative initiatives are from time to time introduced in Congress. Wachovia cannot determine the ultimate effect that any such potential legislation, if enacted, would have upon its financial condition or operations.

Five-Year Total Return


The graph below presents the cumulative total return, assuming the reinvestment of dividends, for the period from December 31, 1995 through December 31, 2000, from an investment of $100 in each of Wachovia common stock, the Standard & Poor's 500 Stock Index and the Keefe, Bruyette & Woods 50 Total Return Index (the "KBW 50"). The KBW 50 is a published industry index providing a market capitalization weighted measure of the total return of 50 U.S. banking companies, including all money center and most major regional banks.


[LINE CHART APPEARS HERE]

            1995      1996      1997     1998      1999      2000
            ----      ----      ----     ----      ----      ----
Wachovia   $100.00  $127.61   $188.08  $207.21   $165.56   $147.02
KBW 50     $100.00  $141.46   $206.80  $223.91   $216.14   $259.50
S&P 500    $100.00  $122.96   $163.98  $210.85   $255.21   $231.98


      Base period 12/31/95 = $100
      Dividends reinvested
      Data for the S&P 500 Index and KBW 50 Index is weighted by market capitalization

Management's Responsibility for
Financial Reporting
--------------------------------------------------------------------------------
The management of Wachovia Corporation is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.

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


Report of Independent Auditors
--------------------------------------------------------------------------------
The Board of Directors
Wachovia Corporation

We have audited the accompanying consolidated statements of condition of Wachovia Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wachovia Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ERNST & YOUNG LLP

Winston-Salem, North Carolina
January 17, 2001

Consolidated Statements of Condition
--------------------------------------------------------------------------------
($ in thousands)                         Wachovia Corporation and Subsidiaries


                                                                                                DECEMBER 31      DECEMBER 31
                                                                                                       2000             1999
                                                                                             --------------   --------------
ASSETS
Cash and due from banks ..................................................................    $ 3,727,441      $ 3,475,004
Interest-bearing bank balances ...........................................................        173,529          184,904
Federal funds sold and securities purchased under resale agreements ......................        788,618          761,962
Trading account assets ...................................................................        960,838          870,304
Securities available-for-sale ............................................................      7,571,696        7,095,790
Securities held-to-maturity (fair value of $1,052,535 in 2000 and $1,061,150 in 1999).....      1,023,750        1,048,724
Loans, net of unearned income ............................................................     55,001,721       49,621,225
Less allowance for loan losses ...........................................................        822,560          554,810
                                                                                              -----------      -----------
  Net loans ..............................................................................     54,179,161       49,066,415
Premises and equipment ...................................................................        911,304          953,832
Due from customers on acceptances ........................................................         82,008          111,684
Goodwill and other intangible assets .....................................................      1,256,227          937,225
Other assets .............................................................................      3,357,080        2,846,693
                                                                                              -----------      -----------
  Total assets ...........................................................................    $74,031,652      $67,352,537
                                                                                              ===========      ===========
LIABILITIES
Deposits in domestic offices:
 Demand ..................................................................................    $ 9,180,330      $ 8,730,673
 Interest-bearing demand .................................................................      5,116,571        4,527,711
 Savings and money market savings ........................................................     12,902,336       13,760,479
 Savings certificates ....................................................................      9,534,778        8,701,074
 Large denomination certificates .........................................................      3,673,219        3,154,754
                                                                                              -----------      -----------
  Total deposits in domestic offices .....................................................     40,407,234       38,874,691
Interest-bearing deposits in foreign offices .............................................      4,004,948        2,911,727
                                                                                              -----------      -----------
  Total deposits .........................................................................     44,412,182       41,786,418
Federal funds purchased and securities sold under repurchase agreements ..................      6,753,164        5,372,493
Commercial paper .........................................................................      1,855,923        1,658,988
Other short-term borrowed funds ..........................................................      1,253,058        3,071,493
Long-term debt ...........................................................................     10,808,218        7,814,263
Acceptances outstanding ..................................................................         82,008          111,684
Other liabilities ........................................................................      2,582,560        1,878,741
                                                                                              -----------      -----------
  Total liabilities ......................................................................     67,747,113       61,694,080
Off-balance sheet items, commitments and contingent liabilities
SHAREHOLDERS' EQUITY
Preferred stock, par value $5 per share:
 Authorized 50,000,000 shares; none outstanding ..........................................             --               --
Common stock, par value $5 per share:
 Authorized 1,000,000,000 shares; issued and outstanding 203,423,606 shares
  in 2000 and 201,812,295 shares in 1999 .................................................      1,017,118        1,009,061
Capital surplus ..........................................................................        731,162          598,149
Retained earnings ........................................................................      4,505,947        4,125,524
Accumulated other comprehensive income (loss) ............................................         30,312          (74,277)
                                                                                              -----------      -----------
  Total shareholders' equity .............................................................      6,284,539        5,658,457
                                                                                              -----------      -----------
  Total liabilities and shareholders' equity .............................................    $74,031,652      $67,352,537
                                                                                              ===========      ===========

See notes to consolidated financial statements

Consolidated Statements of Income
--------------------------------------------------------------------------------
($ in thousands, except per share)       Wachovia Corporation and Subsidiaries


                                                                                           YEAR ENDED DECEMBER 31
                                                                             --------------------------------------------------
                                                                                       2000              1999              1998
                                                                             --------------   ---------------   ---------------
INTEREST INCOME
Loans, including fees ....................................................    $ 4,728,737       $ 4,000,541       $ 3,873,404
Securities available-for-sale ............................................        460,486           504,470           597,557
Securities held-to-maturity:
 State and municipal .....................................................         15,124            11,673            15,044
 Other investments .......................................................         60,654            79,919            95,952
Interest-bearing bank balances ...........................................          6,527             7,390            12,988
Federal funds sold and securities purchased under resale agreements ......         30,892            30,696            25,803
Trading account assets ...................................................         42,934            32,131            44,497
                                                                              -----------       -----------       -----------
  Total interest income ..................................................      5,345,354         4,666,820         4,665,245
INTEREST EXPENSE
Deposits:
 Domestic offices ........................................................      1,417,160         1,156,113         1,224,046
 Foreign offices .........................................................        239,003           109,082           135,659
                                                                              -----------       -----------       -----------
  Total interest on deposits .............................................      1,656,163         1,265,195         1,359,705
Short-term borrowed funds ................................................        559,336           457,161           563,846
Long-term debt ...........................................................        614,134           474,378           390,662
                                                                              -----------       -----------       -----------
  Total interest expense .................................................      2,829,633         2,196,734         2,314,213
NET INTEREST INCOME ......................................................      2,515,721         2,470,086         2,351,032
Provision for loan losses ................................................        588,450           298,105           299,480
                                                                              -----------       -----------       -----------
Net interest income after provision for loan losses ......................      1,927,271         2,171,981         2,051,552
OTHER INCOME
Service charges on deposit accounts ......................................        418,611           369,646           334,980
Fees for trust services ..................................................        219,476           216,392           199,949
Credit card income .......................................................        297,833           255,243           171,127
Investment fees ..........................................................        334,795           235,350            61,556
Capital markets income ...................................................        170,007           170,771           130,083
Electronic banking .......................................................        102,832            88,626            74,257
Mortgage fees ............................................................         25,377            33,213            44,929
Other operating income ...................................................        362,758           240,882           211,238
                                                                              -----------       -----------       -----------
  Total other operating revenue ..........................................      1,931,689         1,610,123         1,228,119
Securities (losses) gains ................................................           (417)           10,894            20,442
                                                                              -----------       -----------       -----------
  Total other income .....................................................      1,931,272         1,621,017         1,248,561
OTHER EXPENSE
Salaries .................................................................      1,086,694         1,020,384           874,750
Employee benefits ........................................................        212,649           199,902           180,603
                                                                              -----------       -----------       -----------
  Total personnel expense ................................................      1,299,343         1,220,286         1,055,353
Net occupancy expense ....................................................        160,350           151,282           138,636
Equipment expense ........................................................        188,061           198,062           153,007
Merger-related charges ...................................................         28,958            19,309            85,312
Litigation settlement charge .............................................         20,000                --                --
Restructuring charge .....................................................        107,487                --                --
Other operating expense ..................................................        778,814           661,686           564,024
                                                                              -----------       -----------       -----------
  Total other expense ....................................................      2,583,013         2,250,625         1,996,332
Income before income tax expense .........................................      1,275,530         1,542,373         1,303,781
Income tax expense .......................................................        443,222           531,152           429,611
                                                                              -----------       -----------       -----------
NET INCOME ...............................................................    $   832,308       $ 1,011,221       $   874,170
                                                                              ===========       ===========       ===========
Net income per common share:
 Basic ...................................................................    $      4.10       $      4.99       $      4.26
 Diluted .................................................................    $      4.07       $      4.90       $      4.18
Average shares outstanding:
 Basic ...................................................................        202,989           202,795           205,058
 Diluted .................................................................        204,450           206,192           209,153

See notes to consolidated financial statements

Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
($ in thousands, except per share)       Wachovia Corporation and Subsidiaries


                                                                    COMMON STOCK
                                                          --------------------------------
                                                                    SHARES          AMOUNT
                                                          ---------------- ---------------
YEAR ENDED DECEMBER 31, 1998
Balance at beginning of year ............................    205,926,632     $ 1,029,633
Comprehensive income:
 Net income .............................................
 Other comprehensive income:
  Unrealized holding gains on securities available-
   for-sale (net of tax expense of $16,233)..............
  Less reclassification adjustment for gains realized
   in net income (net of tax expense of $7,982)..........
   Comprehensive income .................................
Cash dividends declared -- $1.86 a share.................
Common stock issued pursuant to:
 Stock option and employee benefit plans ................      2,211,599          11,058
 Dividend reinvestment plan .............................        301,992           1,510
 Acquisitions ...........................................      1,127,723           5,639
Common stock acquired ...................................     (6,581,846)        (32,909)
Miscellaneous ...........................................    -----------     -----------
Balance at end of year ..................................    202,986,100     $ 1,014,931
                                                             ===========     ===========
YEAR ENDED DECEMBER 31, 1999
Balance at beginning of year ............................    202,986,100     $ 1,014,931
Comprehensive income:
 Net income .............................................
 Other comprehensive loss:
  Unrealized holding losses on securities available-
   for-sale (net of tax benefit of $92,356)..............
  Less reclassification adjustment for gains realized
   in net income (net of tax expense of $3,813)..........
    Comprehensive income ................................
Cash dividends declared -- $2.06 a share.................
Common stock issued pursuant to:
 Stock option and employee benefit plans ................      1,252,596           6,263
 Dividend reinvestment plan .............................        282,947           1,414
 Acquisitions ...........................................      4,801,987          24,010
 Note conversions .......................................          3,065              15
Common stock acquired ...................................     (7,514,400)        (37,572)
Miscellaneous ...........................................    -----------     -----------
Balance at end of year ..................................    201,812,295     $ 1,009,061
                                                             ===========     ===========
YEAR ENDED DECEMBER 31, 2000
Balance at beginning of year ............................    201,812,295     $ 1,009,061
Comprehensive income:
 Net income .............................................
 Other comprehensive income:
  Unrealized holding gains on securities available-
   for-sale (net of tax expense of $64,352)..............
  Add reclassification adjustment for losses realized
   in net income (net of tax benefit of $146)............
    Comprehensive income ................................
Cash dividends declared -- $2.28 a share.................
Common stock issued pursuant to:
 Stock option and employee benefit plans ................      1,078,507           5,392
 Dividend reinvestment plan .............................        393,346           1,967
 Acquisitions ...........................................      2,254,947          11,275
Common stock acquired ...................................     (2,115,489)        (10,577)
Miscellaneous ...........................................
                                                            ------------     -----------
Balance at end of year ..................................    203,423,606     $ 1,017,118
                                                            ============     ===========

                                                                                             ACCUMULATED
                                                                                                   OTHER
                                                                 CAPITAL        RETAINED   COMPREHENSIVE
                                                                 SURPLUS        EARNINGS   INCOME (LOSS)           TOTAL
                                                          -------------- --------------- --------------- ---------------
YEAR ENDED DECEMBER 31, 1998
Balance at beginning of year ............................  $    974,803    $ 3,098,767     $   71,098      $ 5,174,301
Comprehensive income:
 Net income .............................................                      874,170                         874,170
 Other comprehensive income:
  Unrealized holding gains on securities available-
   for-sale (net of tax expense of $16,233)..............                                      23,802           23,802
  Less reclassification adjustment for gains realized
   in net income (net of tax expense of $7,982)..........                                     (12,460)         (12,460)
                                                                           -----------     ----------      -----------
   Comprehensive income .................................                      874,170         11,342          885,512
Cash dividends declared -- $1.86 a share.................                     (381,798)                       (381,798)
Common stock issued pursuant to:
 Stock option and employee benefit plans ................       102,540                                        113,598
 Dividend reinvestment plan .............................        22,885                                         24,395
 Acquisitions ...........................................        77,674                                         83,313
Common stock acquired ...................................      (508,093)                                      (541,002)
Miscellaneous ...........................................          (565)       (19,522)                        (20,087)
                                                           ------------    -----------     ----------      -----------
Balance at end of year ..................................  $    669,244    $ 3,571,617     $   82,440      $ 5,338,232
                                                           ============    ===========     ==========      ===========
YEAR ENDED DECEMBER 31, 1999
Balance at beginning of year ............................  $    669,244    $ 3,571,617     $   82,440      $ 5,338,232
Comprehensive income:
 Net income .............................................                    1,011,221                       1,011,221
 Other comprehensive loss:
  Unrealized holding losses on securities available-
   for-sale (net of tax benefit of $92,356)..............                                    (149,636)        (149,636)
  Less reclassification adjustment for gains realized
   in net income (net of tax expense of $3,813)..........                                      (7,081)          (7,081)
                                                                           -----------     ----------      -----------
    Comprehensive income ................................                    1,011,221       (156,717)         854,504
Cash dividends declared -- $2.06 a share.................                     (418,447)                       (418,447)
Common stock issued pursuant to:
 Stock option and employee benefit plans ................       111,308                                        117,571
 Dividend reinvestment plan .............................        21,692                                         23,106
 Acquisitions ...........................................       399,059                                        423,069
 Note conversions .......................................           235                                            250
Common stock acquired ...................................      (603,357)                                      (640,929)
Miscellaneous ...........................................           (32)       (38,867)                        (38,899)
                                                           ------------    -----------     ----------      -----------
Balance at end of year ..................................  $    598,149    $ 4,125,524     $  (74,277)     $ 5,658,457
                                                           ============    ===========     ==========      ===========
YEAR ENDED DECEMBER 31, 2000
Balance at beginning of year ............................  $    598,149    $ 4,125,524     $  (74,277)     $ 5,658,457
Comprehensive income:
 Net income .............................................                      832,308                         832,308
 Other comprehensive income:
  Unrealized holding gains on securities available-
   for-sale (net of tax expense of $64,352)..............                                     104,318          104,318
  Add reclassification adjustment for losses realized
   in net income (net of tax benefit of $146)............                                         271              271
                                                                           -----------     ----------      -----------
    Comprehensive income ................................                      832,308        104,589          936,897
Cash dividends declared -- $2.28 a share.................                     (463,018)                       (463,018)
Common stock issued pursuant to:
 Stock option and employee benefit plans ................        58,310                                         63,702
 Dividend reinvestment plan .............................        20,864                                         22,831
 Acquisitions ...........................................       167,673                                        178,948
Common stock acquired ...................................      (113,834)                                      (124,411)
Miscellaneous ...........................................                       11,133                          11,133
                                                           ------------    -----------     ----------      -----------
Balance at end of year ..................................  $    731,162    $ 4,505,947     $   30,312      $ 6,284,539
                                                           ============    ===========     ==========      ===========

See notes to consolidated financial statements

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
($ in thousands)                         Wachovia Corporation and Subsidiaries


                                                                                             YEAR ENDED DECEMBER 31
                                                                                 -----------------------------------------------
                                                                                            2000            1999            1998
                                                                                 --------------- --------------- ---------------
OPERATING ACTIVITIES
Net income .....................................................................  $    832,308    $  1,011,221    $    874,170
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses .....................................................       588,450         298,105         299,480
 Depreciation and amortization .................................................       295,411         245,803         155,069
 Deferred income taxes .........................................................       235,174         383,302         266,451
 Securities losses (gains) .....................................................           417         (10,894)        (20,442)
 Gain on sale of noninterest-earning assets ....................................        (6,364)        (13,485)         (7,421)
 Increase in accrued income taxes ..............................................         2,187          26,459         224,609
 (Increase) decrease in accrued interest receivable ............................       (94,083)        (25,158)         40,246
 Increase (decrease) in accrued interest payable ...............................       134,533          11,578         (26,107)
 Net change in other accrued and deferred income and expense ...................       120,851        (163,073)        (60,053)
 Net trading account activities ................................................       (90,534)        (91,125)        334,310
 Net loans held for resale .....................................................       (74,432)        250,632        (184,571)
 Gain from branch sales ........................................................       (41,618)         (7,554)        (17,155)
                                                                                  ------------    ------------    ------------
  Net cash provided by operating activities ....................................     1,902,300       1,915,811       1,878,586
INVESTING ACTIVITIES
Net decrease (increase) in interest-bearing bank balances ......................        28,185         (73,826)         23,208
Net (increase) decrease in federal funds sold and securities purchased under
 resale agreements .............................................................        (8,339)        (40,361)        947,064
Purchases of securities available-for-sale .....................................    (1,488,647)     (2,222,574)     (3,106,977)
Purchases of securities held-to-maturity .......................................      (140,324)        (95,531)       (394,956)
Sales of securities available-for-sale .........................................       482,692         366,714         590,447
Calls, maturities and prepayments of securities available-for-sale .............       854,051       2,525,569       3,564,575
Calls, maturities and prepayments of securities held-to-maturity ...............       189,461         431,963         532,922
Net increase in loans made to customers ........................................    (5,019,413)     (5,471,971)     (1,634,527)
Net credit card receivables securitized ........................................       250,000       1,395,954              --
Capital expenditures ...........................................................      (115,993)       (213,229)       (258,719)
Proceeds from sales of premises and equipment ..................................        16,998          27,154          38,959
Net increase in other assets ...................................................      (341,355)       (279,575)       (375,080)
Business combinations ..........................................................      (805,754)        (11,123)         16,108
Branch sales ...................................................................      (378,559)       (114,761)       (111,901)
                                                                                  ------------    ------------    ------------
  Net cash used by investing activities ........................................    (6,476,997)     (3,775,597)       (168,877)
FINANCING ACTIVITIES
Net increase in demand, savings and money market accounts ......................       377,471         757,675       1,584,124
Net increase (decrease) in certificates of deposit .............................     2,173,930         163,578      (3,192,149)
Net increase (decrease) in federal funds purchased and securities sold under
 repurchase agreements .........................................................     1,376,791        (151,068)     (2,870,049)
Net increase in commercial paper ...............................................       196,935         299,606         325,358
Net (decrease) increase in other short-term borrowings .........................    (1,818,435)      1,125,558       1,159,388
Proceeds from issuance of long-term debt .......................................     3,893,075       1,588,733       2,684,679
Maturities and repayments of long-term debt ....................................      (915,267)     (1,410,819)     (1,028,772)
Common stock issued ............................................................        40,465          59,478          80,375
Dividend payments ..............................................................      (463,018)       (418,447)       (381,798)
Common stock repurchased .......................................................      (116,086)       (634,623)       (531,122)
Net increase in other liabilities ..............................................        81,273         154,854          38,704
                                                                                  ------------    ------------    ------------
  Net cash provided (used) by financing activities .............................     4,827,134       1,534,525      (2,131,262)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...............................       252,437        (325,261)       (421,553)
Cash and cash equivalents at beginning of year .................................     3,475,004       3,800,265       4,221,818
                                                                                  ------------    ------------    ------------
Cash and cash equivalents at end of period .....................................  $  3,727,441    $  3,475,004    $  3,800,265
                                                                                  ============    ============    ============
SUPPLEMENTAL DISCLOSURES
Interest paid ..................................................................  $  2,695,100    $  2,185,156    $  2,340,320
Income taxes paid ..............................................................       204,811         119,959         159,500

See notes to consolidated financial statements

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note A -- Accounting Policies
Nature of Operations -- The Corporation is a southeastern interstate financial holding company maintaining dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. The Corporation's principal banking subsidiary is Wachovia Bank, N.A., which maintains operations in Florida, Georgia, North Carolina, South Carolina and Virginia. Credit card services are provided through The First National Bank of Atlanta and full service brokerage and investment underwriting services are provided through Wachovia Securities, Inc. In addition to general commercial banking, the Corporation and its subsidiaries are engaged in trust and investment management, residential mortgage origination, leasing, foreign exchange, corporate finance and other money market services.

Business combinations completed during 1998, 1999 and 2000 are described in Note C -- Business Combinations. In October 2000, Wachovia announced a definitive agreement to acquire West Palm Beach, Florida-based Republic Security Financial Corporation, the parent company of Republic Security Bank. Republic Security Bank operates 94 banking facilities in 12 Florida counties and had approximately $3.1 billion in assets and $2 billion in deposits at December 31, 2000. The transaction will be accounted for as a purchase business combination and is expected to be completed during the first quarter of 2001.

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

Trading derivative financial instruments are customer oriented, and trading positions are established as necessary to accommodate customers' requirements. Gains and losses from trading derivatives and foreign exchange activities are included in capital markets income.

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

Securities Purchased and Sold Agreements -- Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions. They are recorded at the current fair value of the securities plus accrued interest. It is the Corporation's policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. The current fair value of these securities is monitored, and additional securities are obtained when deemed appropriate. The Corporation also monitors its exposure with respect to securities sold under repurchase agreements and a request to the lender for additional money is made when necessary.

Risk Management Instruments -- Interest rate swaps and options (caps and floors) are used as part of the Corporation's overall interest rate risk management and are designated as hedges of interest-bearing assets, liabilities, firm commitments and anticipated transactions. These derivatives modify the interest rate characteristics of specified financial instruments. Amounts receivable or payable under interest rate swap and option agreements are recognized in net interest income. Derivative instruments not qualifying as end-user positions are treated as trading positions and marked-to-market. To qualify as a hedge, the swap or option must be designated and documented as a hedge and be effective in reducing the market risk associated with the existing asset, liability, firm commitment or identified anticipated transaction which is probable to occur. Effectiveness of the hedge is evaluated on an initial

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note A -- Accounting Policies -- Continued

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

Loans and Allowance for Loan Losses -- Loans are carried at their principal amount outstanding net of unearned income, including net deferred loan fees and costs, except for loans held for resale which are carried at the lower of cost or market. The Corporation defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. Interest on loans is accrued and recorded as interest income based upon the principal amount outstanding. Except for revolving credit loans, the recognition of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the principal or interest will not be collectible in the normal course of business. When interest accruals are discontinued, the balance of accrued interest is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection. Interest is accrued on revolving credit loans until payments become 180 days past due, at which time the outstanding principal balance and accrued unpaid interest is charged off. For installment loans and other closed-end consumer loans, the accrual of interest is discontinued when the loan becomes 120 days past due, at which time the outstanding principal and unpaid interest is charged off. The Corporation records a charge-off for commercial loans and commercial real estate loans when available information confirms that specific loans, or portions thereof, are uncollectible.

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

Loan Securitization -- Loan securitization involves the sale, generally to a trust, of a pool of loan receivables. The Corporation continues to own the accounts that generate the loan receivables. In securitization transactions, the Corporation retains interest-only strips, servicing rights, and in some cases a cash reserve account, all of which are retained interests in the securitized receivables. Gain or loss on sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. The fair value of retained interests is obtained from market prices if available, or estimates of fair value based on the present value of estimated future expected cash flows.

Premises and Equipment -- Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the leasehold asset or the lease term.

Internal Use Software -- The Corporation relies on company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and are amortized on a straight-line basis over the expected useful life. All other costs incurred related to planning and post-development phases of an internal software project are expensed as incurred.

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

Stock-Based Compensation -- The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for stock awards and appreciation rights is recorded based on the market price at the date of grant, or the date in which the stated performance criteria are met, and the end of the period, respectively. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB 123), encourages, but does not require, adoption of a fair value method of

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note A -- Accounting Policies -- Continued

accounting for employee stock-based compensation plans. The Corporation follows the pro forma disclosure provisions of FASB 123.

New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Corporation will adopt the standard, as required, effective January 1, 2001 with an immaterial financial statement impact.

In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (FASB 140). FASB 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures regarding these activities. The statement is effective for transfers and servicing of financial assets or extinguishments of liabilities that occur after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The impact of the disclosure and recognition provisions of this standard are not material.

Reclassification -- Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 presentation.

--------------------------------------------------------------------------------

Note B -- Business Segment Information
The Corporation's reportable segments are strategic business units that provide unique products and services to a variety of customer groups. Each segment has its own management team as well as distinct marketing, production, technology and distribution strategies. The Corporation's five reportable segments are Asset and Wealth Management, Corporate, Consumer, Credit Card and Treasury & Administration. Asset and Wealth Management earns revenues by providing estate planning services, insurance, investment and trust products to high-wealth individuals and corporate executives. Corporate earns its revenues primarily by providing financing, deposit, cash management, investment and asset administration products to corporate customers. Consumer gen erates its revenues primarily from individuals and small businesses by providing credit and deposit services as well as insurance, investment and trust products. Credit Card, which is presented on a managed basis, derives revenues from the marketing, issuing and servicing of credit card products to individuals and corporations. Treasury & Administration is comprised of balance sheet management activities that include managing the investment portfolio, discretionary funding, asset securitization, utilization of off-balance sheet financial instruments and optimizing the Corporation's equity position. Nonoperating and other corporate expenses such as merger-related charges, litigation settlement charges, restructuring charges and Year 2000 conversion costs are included in the Treasury & Administration segment.


                                       ASSET AND
YEAR ENDED                                WEALTH
DECEMBER 31, 2000                     MANAGEMENT        CORPORATE       CONSUMER
-------------------------------- --------------- ---------------- --------------
External net interest margin ...   $   147,443    $   2,636,003    $   (180,777)
Internal funding (charge)
 credit ........................        (3,019)      (1,653,334)      1,093,898
                                   -----------    -------------    ------------
Net interest income ............       144,424          982,669         913,121
Provision for loan losses ......         1,693          383,221          19,905
Total other income .............       618,609          426,973         484,697
Other expense ..................       556,025          587,549         809,638
                                   -----------    -------------    ------------
 Profit contribution ...........       205,315          438,872         568,275
Allocated expenses .............        72,758           90,936         116,482
                                   -----------    -------------    ------------
Income before income tax
 expense .......................       132,557          347,936         451,793
Income tax expense .............        53,353          126,318         164,684
                                   -----------    -------------    ------------
Net income .....................   $    79,204    $     221,618    $    287,109
                                   ===========    =============    ============
Average total assets ...........   $ 3,975,097    $  38,082,316    $ 11,003,413
                                   ===========    =============    ============



YEAR ENDED                               CREDIT       TREASURY &
DECEMBER 31, 2000                          CARD   ADMINISTRATION    ELIMINATIONS          TOTAL
-------------------------------- -------------- ---------------- --------------- --------------
External net interest margin ...  $ 1,166,604    $  (1,217,063)    $   (36,489)   $  2,515,721
Internal funding (charge)
 credit ........................     (502,487)       1,165,322        (100,380)             --
                                  -----------    -------------     -------        ------------
Net interest income ............      664,117          (51,741)       (136,869)      2,515,721
Provision for loan losses ......      384,175         (200,544)             --         588,450
Total other income .............      220,530          180,463              --       1,931,272
Other expense ..................      256,901          435,051         (62,151)      2,583,013
                                  -----------    -------------     -----------    ------------
 Profit contribution ...........      243,571         (105,785)        (74,718)      1,275,530
Allocated expenses .............       31,349         (273,296)        (38,229)             --
                                  -----------    -------------     -----------    ------------
Income before income tax
 expense .......................      212,222          167,511         (36,489)      1,275,530
Income tax expense .............       75,986           59,370         (36,489)        443,222
                                  -----------    -------------     -----------    ------------
Net income .....................  $   136,236    $     108,141     $        --    $    832,308
                                  ===========    =============     ===========    ============
Average total assets ...........  $ 7,913,248    $   8,725,322     $        --    $ 69,699,396
                                  ===========    =============     ===========    ============

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note B -- Business Segment Information -- Concluded


                                          ASSET AND
YEAR ENDED                                   WEALTH
DECEMBER 31, 1999                        MANAGEMENT       CORPORATE       CONSUMER
-------------------------------------- ------------ --------------- --------------
External net interest margin ......... $  103,284   $ 2,196,757      $ (153,504)
Internal funding (charge)
 credit ..............................     23,410    (1,260,978)      1,011,011
                                       ----------   -----------      ----------
Net interest income ..................    126,694       935,779         857,507
Provision for loan losses ............        726        58,569          15,086
Total other income ...................    485,750       403,141         419,727
Other expense ........................    432,141       561,856         780,747
                                       ----------   -----------      ----------
 Profit contribution .................    179,577       718,495         481,401
Allocated expenses ...................     70,446        92,387         129,560
                                       ----------   -----------      ----------
Income before income tax
 expense .............................    109,131       626,108         351,841
Income tax expense ...................     42,385       224,765         128,001
                                       ----------   -----------      ----------
Net income ........................... $   66,746   $   401,343      $  223,840
                                       ==========   ===========      ==========
Average total assets ................. $2,859,920   $34,591,059      $9,787,018
                                       ==========   ===========      ==========



YEAR ENDED                                    CREDIT       TREASURY &
DECEMBER 31, 1999                               CARD   ADMINISTRATION   ELIMINATIONS         TOTAL
-------------------------------------- ------------- ---------------- -------------- -------------
External net interest margin .........  $  852,793    $  (488,759)    $(40,485)      $ 2,470,086
Internal funding (charge)
 credit ..............................    (327,599)       649,047      (94,891)               --
                                        ----------    -----------     --------       -----------
Net interest income ..................     525,194        160,288     (135,376)        2,470,086
Provision for loan losses ............     256,598        (32,874)          --           298,105
Total other income ...................     168,782        143,617           --         1,621,017
Other expense ........................     185,043        353,956      (63,118)        2,250,625
                                        ----------    -----------     --------       -----------
 Profit contribution .................     252,335        (17,177)     (72,258)        1,542,373
Allocated expenses ...................      30,587       (291,207)     (31,773)               --
                                        ----------    -----------     --------       -----------
Income before income tax
 expense .............................     221,748        274,030      (40,485)        1,542,373
Income tax expense ...................      79,355         97,131      (40,485)          531,152
                                        ----------    -----------     --------       -----------
Net income ...........................  $  142,393    $   176,899     $     --       $ 1,011,221
                                        ==========    ===========     ========       ===========
Average total assets .................  $6,283,548    $11,898,713     $     --       $65,420,258
                                        ==========    ===========     ========       ===========


                                          ASSET AND
YEAR ENDED                                   WEALTH
DECEMBER 31, 1998                        MANAGEMENT       CORPORATE       CONSUMER
-------------------------------------- ------------ --------------- --------------
External net interest margin ......... $   75,018   $ 1,978,805      $  (182,884)
Internal funding (charge)
 credit ..............................     21,006    (1,203,149)       1,037,393
                                       ----------   -----------      -----------
Net interest income ..................     96,024       775,656          854,509
Provision for loan losses ............      1,435        19,804           13,495
Total other income ...................    283,808       327,806          387,439
Other expense ........................    253,445       465,239          753,573
                                       ----------   -----------      -----------
 Profit contribution .................    124,952       618,419          474,880
Allocated expenses ...................     53,004       100,432          158,150
                                       ----------   -----------      -----------
Income before income tax
 expense .............................     71,948       517,987          316,730
Income tax expense ...................     26,166       181,956          113,471
                                       ----------   -----------      -----------
Net income ........................... $   45,782   $   336,031      $   203,259
                                       ==========   ===========      ===========
Average total assets ................. $2,335,270   $31,377,718      $10,258,913
                                       ==========   ===========      ===========



YEAR ENDED                                    CREDIT       TREASURY &
DECEMBER 31, 1998                               CARD   ADMINISTRATION   ELIMINATIONS         TOTAL
-------------------------------------- ------------- ---------------- -------------- -------------
External net interest margin .........  $  829,963    $  (302,996)    $(46,874)      $ 2,351,032
Internal funding (charge)
 credit ..............................    (343,748)       591,439     (102,941)               --
                                        ----------    -----------     --------       -----------
Net interest income ..................     486,215        288,443     (149,815)        2,351,032
Provision for loan losses ............     276,765        (12,019)          --           299,480
Total other income ...................     148,450        101,058           --         1,248,561
Other expense ........................     172,955        419,239      (68,119)        1,996,332
                                        ----------    -----------     --------       -----------
 Profit contribution .................     184,945        (17,719)     (81,696)        1,303,781
Allocated expenses ...................      37,546       (314,310)     (34,822)               --
                                        ----------    -----------     --------       -----------
Income before income tax
 expense .............................     147,399        296,591      (46,874)        1,303,781
Income tax expense ...................      51,982        102,910      (46,874)          429,611
                                        ----------    -----------     --------       -----------
Net income ...........................  $   95,417    $   193,681     $     --       $   874,170
                                        ==========    ===========     ========       ===========
Average total assets .................  $6,095,315    $13,881,319     $     --       $63,948,535
                                        ==========    ===========     ========       ===========


The Corporation's management accounting policies generally follow the policies described in Note A, except for net interest income which is reported on a fully taxable equivalent basis. Beginning January 2000, the Corporation adopted a marginal matched maturity funds transfer pricing system to simulate matched funding to compensate or charge for funds provided or used with a corresponding offset in the Treasury & Administration business segment. Formerly, the Corporation utilized a multiple pool method for funds transfer pricing. This change in management accounting has been reflected for all periods presented. Provision for loan losses is charged to each segment based on the credit risk of each segment's loan portfolio. Operating expense is recognized as incurred and charged on a fully absorbed basis. Additionally, income tax expense is calculated based on the business segment's fully taxable equivalent income and the Corporation's effective tax rate.

Reconciling items between management accounting and the Corporation's consolidated financial statements are limited to the taxable equivalent adjustment and other income statement reclassifications shown as Eliminations. The Corporation operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenue from no individual customer exceeded 10% of consolidated total revenue.

--------------------------------------------------------------------------------


Note C -- Business Combinations

On December 15, 1997, the Corporation merged in a pooling-of-interests transaction, with Central Fidelity Banks, Inc., headquartered in Richmond, Virginia. In connection with the transaction, the Corporation incurred a restructuring charge to consolidate Central Fidelity's operations, business line locations and administrative functions. These activities were completed during 1998. The remaining accrual associated with this charge was $4,894 and $21,927, respectively, at December 31, 2000 and 1999 and was comprised of salary continuation payments. The balance remaining at December 2000 will be paid during 2001.

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note C -- Business Combinations -- Concluded

During 1998, the Corporation acquired Ameribank Bancshares (Ameribank), headquartered in Hollywood, Florida, with $280 million in assets; Hunt, DuPree, Rhine and Associates Inc., a benefits consulting company; and Retirement Plan Securities Inc., a registered investment advisor.

On April 1, 1999, the Corporation completed its merger with Interstate/Johnson Lane, Inc. (IJL), headquartered in Charlotte, North Carolina. The acquisition of IJL resulted in the issuance of approximately 2.6 million shares of common stock valued at $215,562. The purchase price was allocated to the net assets acquired resulting in $125,205 of goodwill. In September 1999, the Corporation completed its merger with OFFITBANK Holdings, Inc. (OFFITBANK), headquartered in New York. The acquisition of OFFITBANK resulted in the issuance of approximately 2.1 million shares of common stock valued at $203,173. The purchase price was allocated to the net assets acquired resulting in $175,568 of goodwill. Also, during 1999, the Corporation acquired Barry, Evans, Josephs & Snipes (BEJS), a national life insurance broker specializing in wealth transfer strategies and benefit plans for affluent families and corporate executives.

On February 1, 2000, the Corporation completed its purchase of a majority of the credit card business of Partners First Holdings, LLC, adding 1.2 million customers and approximately $2 billion of managed receivables. The transaction resulted in $234,524 of purchased credit card intangibles. Also during 2000, the Corporation acquired B C Bankshares, parent company of the Bank of Canton, headquartered in suburban Atlanta with $400 million in assets; Commerce National Corporation, parent company of the National Bank of Commerce in suburban Orlando, Florida, with $180 million in assets; and DavisBaldwin, Inc., a Tampa, Florida-based insurance agency specializing in property and casualty insurance services for commercial customers.

The proforma impact of these purchase transactions was not material to the Corporation's reported results of operations. Amounts incurred for systems conversion and integration of business lines related to merger transactions are included in merger-related charges in the income statement. Goodwill arising from the purchase transactions above is being amortized over 20 to 25 years. Deposit base intangibles and purchased credit card premiums resulting from the above acquisitions are being amortized over 7 years.

--------------------------------------------------------------------------------

Note D -- Restructuring Charge
During 2000, the Corporation recorded charges of $107,487 in connection with strategic actions to realign resources and eliminate approximately 1,800 staff positions. The positions eliminated were identified through a productivity review focused on improving work processes, introducing new technology, broadening spans of control and eliminating levels of management across the company. The affected positions are diversely scattered among all lines of business and at all levels throughout the organization.

The restructuring plan includes closing the Corporation's Raleigh, North Carolina, operations center. Functions currently performed at that location will move to other operations centers. Several underperforming branches are also being closed including 11 in-store branches in Atlanta and Fayetteville, North Carolina, and the Corporation exited the municipal finance business. The closed branches and the discontinued municipal finance business were immaterial to financial results.

The amounts expensed and paid in 2000 are presented below.



                                                          DEC. 31,
                                       2000   UTILIZED        2000
                                  PROVISION    IN 2000     BALANCE
                                ----------- ---------- -----------
Severance and personnel
   related costs ..............  $  85,666   $ 47,433   $ 38,233
Occupancy and other costs .....     21,821     20,437      1,384
                                 ---------   --------   --------
  Total .......................  $ 107,487   $ 67,870   $ 39,617
                                 =========   ========   ========

Severance and personnel related costs include severance payments and related benefits to terminated employees. The charge recorded in 2000 included benefits for 1,410 employees who received notice or had otherwise been identified prior to December 31, 2000. Included in occupancy and other costs are non-cash items of approximately $15 million for asset impairment for discontinued facilities and equipment. Additional costs will be incurred in 2001 related to this project.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note E -- Securities


The aggregate amortized cost, fair value and gross unrealized gains and losses of securities as of December 31 were as follows:



                                                      2000
                              -----------------------------------------------------
                                 AMORTIZED    UNREALIZED    UNREALIZED         FAIR
                                      COST         GAINS        LOSSES        VALUE
                              ------------ ------------- ------------- ------------
Held-to-Maturity
-----------------------------
U.S. Treasury and other
 agencies ...................  $  465,978     $ 1,358       $ 1,432     $  465,904
State and municipal .........     224,575      14,653             2        239,226
Mortgage-backed .............     325,384      14,232            36        339,580
Other .......................       7,813          12            --          7,825
                               ----------     -------       -------     ----------
                               $1,023,750     $30,255       $ 1,470     $1,052,535
                               ==========     =======       =======     ==========
Available-for-Sale
------------------------------
U.S. Treasury and other
 agencies ...................  $2,713,515     $26,461       $ 5,722     $2,734,254
State and municipal .........      64,277       2,111             9         66,379
Mortgage-backed .............   4,192,619      38,628         7,123      4,224,124
Other .......................     174,562          --         3,937        170,625
Equity ......................     375,781       1,520           987        376,314
                               ----------     -------       -------     ----------
                               $7,520,754     $68,720       $17,778     $7,571,696
                               ==========     =======       =======     ==========



                                                      1999
                              -----------------------------------------------------
                                  AMORTIZED   UNREALIZED   UNREALIZED          FAIR
                                       COST        GAINS       LOSSES         VALUE
                              ------------- ------------ ------------ -------------
Held-to-Maturity
------------------------------
U.S. Treasury and other
 agencies ...................  $  402,828      $     2     $ 11,437    $  391,393
State and municipal .........     204,289       12,863          401       216,751
Mortgage-backed .............     399,803       12,142          689       411,256
Other .......................      41,804           15           69        41,750
                               ----------      -------     --------    ----------
                               $1,048,724      $25,022     $ 12,596    $1,061,150
                               ==========      =======     ========    ==========
Available-for-Sale
------------------------------
U.S. Treasury and other
 agencies ...................  $2,833,744      $10,881     $ 45,625    $2,799,000
State and municipal .........      56,138        1,054          197        56,995
Mortgage-backed .............   3,781,281        7,604       85,921     3,702,964
Other .......................     186,228           20        2,976       183,272
Equity ......................     356,799           --        3,240       353,559
                               ----------      -------     --------    ----------
                               $7,214,190      $19,559     $137,959    $7,095,790
                               ==========      =======     ========    ==========

The amortized cost and estimated fair value of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                      AMORTIZED         FAIR
                                           COST        VALUE
                                  ------------- ------------
Held-to-Maturity
---------------------------------
Due in one year or less .........  $   69,956    $   70,278
Due after one year through five
   years ........................     541,708       547,284
Due after five years through ten
   years ........................     142,772       151,381
Due after ten years .............     269,314       283,592
                                   ----------    ----------
  Total .........................   1,023,750     1,052,535
                                   ----------    ----------
Available-for-Sale
----------------------------------
Due in one year or less .........     472,350       472,775
Due after one year through five
   years ........................   2,307,173     2,323,259
Due after five years through ten
   years ........................   1,147,443     1,157,356
Due after ten years .............   3,218,007     3,241,992
                                   ----------    ----------
  Total .........................   7,144,973     7,195,382
No contractual maturity .........     375,781       376,314
                                   ----------    ----------
  Total .........................   7,520,754     7,571,696
                                   ----------    ----------
  Total securities ..............  $8,544,504    $8,624,231
                                   ==========    ==========

Proceeds, gross gains and losses realized from the sales of available-for-sale securities for December 31 were as follows:



                                 2000          1999
                         ------------   -----------
Proceeds .............    $ 482,692      $366,714
Gross gains ..........          396        10,996
Gross losses .........          813           102

Trading account assets are reported at fair value with net unrealized gains of $17 and net unrealized losses of $526 and $554 included in earnings during 2000, 1999 and 1998, respectively.

At December 31, 2000 and 1999, securities with a carrying value of $5,667,630 and $5,811,075, respectively, were pledged as collateral to secure public deposits and for other purposes. There were no obligations of any one issuer exceeding 10% of consolidated shareholders' equity at December 31, 2000. There were no transfers or sales of held-to-maturity securities during 2000 or 1999.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note F -- Loans and Allowance for Loan Losses

Loans at December 31 are summarized as follows:


                                             2000             1999
                                  ---------------   --------------
Commercial:
   Commercial, financial
     and other ................    $ 17,660,562      $ 17,042,740
   Tax-exempt .................         605,165           690,053
Retail:
   Direct .....................       1,338,265         1,063,619
   Indirect ...................       4,219,917         3,740,683
   Credit card ................       4,494,303         4,736,485
   Other revolving credit .....         834,555           667,149
Real estate:
   Construction ...............       3,370,031         2,311,362
   Commercial mortgages .......       9,025,271         7,754,206
   Residential mortgages ......       9,234,080         7,756,983
Lease financing -- net ........       2,839,386         2,597,271
Foreign .......................       1,380,186         1,260,674
                                   ------------      ------------
   Total loans -- net .........    $ 55,001,721      $ 49,621,225
                                   ============      ============

Loans at December 31, 2000 and 1999 that had been placed on nonaccrual totaled $499,899 and $204,098, respectively. Interest income which would have been recorded pursuant to the original terms of nonaccrual loans was $36,536 and $38,121 on the preceding dates. Interest income recorded on these loans was $12,403 and $6,653, respectively.

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


                                                2000          1999
                                        ------------   -----------
Impaired loans with related
   allowance ........................    $ 320,107      $139,815
Impaired loans with no related
   allowance ........................      121,792         9,441
                                         ---------      --------
 Total impaired loans ...............    $ 441,899      $149,256
                                         =========      ========
Allowance on impaired loans .........    $ 128,153      $ 42,900
                                         =========      ========


                                      YEAR ENDED DECEMBER 31
                                -----------------------------------
                                        2000        1999       1998
                                ------------ ----------- ----------
Average impaired loans ........  $ 248,730    $117,548    $31,026
Interest income ...............      3,641       2,012      5,942
Cash-basis interest income.....      3,641         851      2,600

Changes in the allowance for loan losses for the three years ended December 31 were as follows:

                                         2000           1999          1998
                                 ------------  ------------- -------------
Balance at beginning of
   year .......................  $ 554,810      $  547,992    $  544,723
Additions from
   acquisitions ...............    43,793               39         2,613
Provision for loan losses .....   588,450          298,105       299,480
Recoveries on loans
   previously charged off          64,140           59,936        59,365
Loans charged off .............  (428,633)        (351,262)     (358,189)
                                 ---------      ----------    ----------
Balance at end of year ........  $822,560       $  554,810    $  547,992
                                 =========      ==========    ==========

Loans totaling $15,937, $14,583 and $15,258 were transferred to foreclosed real estate during 2000, 1999 and 1998, respectively.

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

The Corporation's subsidiaries have granted loans and extended letters of credit to certain directors and executive officers of the Corporation and its subsidiaries and to their associates. The aggregate amount of loans was $42,035 and $152,904 at December 31, 2000 and 1999, respectively. During 2000, $247,776 in new loans were made and repayments totaled $358,645. Outstanding standby letters of credit to related parties totaled $945 at December 31, 2000. There were no outstanding standby letters of credit to related parties at December 31, 1999. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

At December 31, 2000, loans with a carrying value of $6,134,149 were pledged as collateral for Federal Funds purchased, long-term debt and other liabilities.

Loans held for sale at December 31 along with activity during the period are summarized as follows:

                                            2000            1999
                                 --------------- ---------------
Balance at beginning of year ...  $     45,185    $    295,817
Originations/purchases .........     2,584,416       4,258,957
Sales/transfers ................    (2,509,984)     (4,509,589)
                                  ------------    ------------
Balance at end of year .........  $    119,617    $     45,185
                                  ============    ============

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note G -- Sales of Receivables
In August 2000, the Corporation sold $750 million of credit card receivables in a securitization transaction and recognized a pretax gain of $17,268 reflecting the recognition of retained interest in the cash flows of the trust. The Corporation retained servicing responsibilities and receives annual servicing fees approximating 2% of the outstanding credit card balances. In addition, the Corporation retained subordinated interests which represent the rights to future cash flows arising after the investors have received their contractual return. The investors and the securitization trusts have no recourse to the Corporation's other assets for failure of debtors to pay when due. The Corporation's retained interests are subordinate to investors' interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

Key economic assumptions used in measuring the retained interest at the date of securitization during the year were as follows: a monthly payment rate of 10.0%, a weighted average life of .81 years, expected annual credit losses of 3.91%, a discount rate of 12.0%, an expected yield of 15.24% and a variable coupon rate to investors of 6.29%.

At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of residual cash flows, related to the aggregate securitized credit card receivables outstanding, to adverse changes in those assumptions are presented in the table below:


Carrying amount/fair value of retained interests.....  $177,357
Weighted-average life (in years) ....................       .82
Prepayment speed assumption (annual rate) ...........      10.0%
   Impact on fair value of 10% adverse change .......   $13,094
   Impact on fair value of 20% adverse change .......   $24,395
Expected credit losses (annual rate) ................      6.83%
   Impact on fair value of 10% adverse change .......   $25,605
   Impact on fair value of 20% adverse change .......   $41,648
Residual cash flows discount rate (annual) ..........      12.0%
   Impact on fair value of 10% adverse change .......   $ 1,417
   Impact on fair value of 20% adverse change .......   $ 2,811
Interest rates on variable and
   adjustable contracts .............................   LIBOR plus
                                                 contracted spread
   Impact on fair value of 10% adverse change .......   $30,842
   Impact on fair value of 20% adverse change .......   $48,221

The sensitivities above are hypothetical and should be used with caution. Changes in fair value based on a 10% variation in assumptions should not be extrapolated because the relationship of the change in assumption to the change in fair value is not linear. The effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

The table below summarizes certain cash flows received from and paid to securitization trusts. There were no purchases of delinquent or foreclosed loans during the period:


                                                          YEAR ENDED
                                                         DECEMBER 31
                                                                2000
                                                      --------------
Proceeds from new securitizations .................   $  750,000
Proceeds from collections reinvested in
   previous credit card securitizations ...........    4,142,417
Servicing fees received ...........................       68,380
Cash flows received on interests retained .........       61,368

Selected securitization information as of December 31, 2000 is as follows:

Average credit card loans:
   Loans held in portfolio ..............   $4,537,404
   Loans securitized ....................    3,434,903
                                            ----------
     Total managed loans ................   $7,972,307
                                            ==========
Year-end credit card loans:
   Loans held in portfolio ..............   $4,494,303
   Loans securitized ....................    3,645,954
                                            ----------
     Total managed loans ................   $8,140,257
                                            ==========
Net credit losses:
   Loans held in portfolio ..............   $  198,944
   Loans securitized ....................      185,939
                                            ----------
     Total managed loans ................   $  384,883
                                            ==========
Principal amount of loans 30 days or
   more past due:
   Loans held in portfolio ..............   $  196,423
   Loans securitized ....................      146,677
                                            ----------
     Total managed loans ................   $  343,100
                                            ==========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note H -- Premises, Equipment and Leases
Premises and equipment at December 31 are summarized as follows:



                                              2000         1999
                                      ------------ ------------
Land ................................  $  130,468   $  126,442
Premises ............................     700,885      685,185
Equipment ...........................     897,891      892,165
Leasehold improvements ..............     138,457      135,765
                                       ----------   ----------
                                        1,867,701    1,839,557
Less accumulated depreciation and
   amortization .....................     956,397      885,725
                                       ----------   ----------
        Total premises and
  equipment .........................  $  911,304   $  953,832
                                       ==========   ==========

  The annual minimum rentals under the terms of the Corporation's noncancelable operating leases as of December 31, 2000 are as follows:

2001 .........................................    $ 75,536
2002 .........................................      62,292
2003 .........................................      53,808
2004 .........................................      47,397
2005 .........................................      39,940
Thereafter ...................................     167,454
                                                  --------
        Total minimum lease payments .........    $446,427
                                                  ========

The net rental expense for all operating leases amounted to $87,079 in 2000, $82,377 in 1999 and $70,416 in 1998. Certain leases have various renewal options and require increased rentals under cost of living escalation clauses.

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $144,373, $146,451 and $114,742, respectively.

--------------------------------------------------------------------------------

Note I -- Credit Arrangements, Short-Term Borrowed Funds and Certificates of Deposit

At December 31, 2000 and 1999, lines of credit arrangements aggregating
$490,000 and $400,000, respectively, were available to the Corporation from unaffiliated banks. Commitment fees were 8 basis points in 2000 and 1999; compensating balances are not required. The unused portion of these banking arrangements principally serves as commercial paper back-up lines. There were no borrowings outstanding under credit arrangements during 2000 or 1999.

Federal funds purchased and securities sold under repurchase agreements generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts for customers. The broker-dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations and have agreed to resell to the Corporation identical securities at the maturity of the agreements. Other borrowed funds consist of term federal funds purchased, treasury tax and loan deposits and short-term bank notes and are generally repaid within seven to 120 days from the transaction date. Information concerning short-term borrowed funds is included in Table 9 of Management's Discussion and Analysis of Financial Condition and Results of Operations.

The scheduled maturities of certificates of deposit subsequent to December 31, 2000 are $9,418,376 in 2001, $1,842,698 in 2002, $1,294,911 in 2003, $172,365 in
2004 and $479,647 thereafter. The remaining maturity of domestic office certificates of deposit in denominations of $100 or more is $1,268,671, three months or less; $613,192, over three through six months; $847,146, over six through twelve months; and $944,210, over twelve months.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note J -- Long-Term Debt


Long-term debt at December 31 is summarized as follows:

                                                                                                       2000            1999
                                                                                             --------------   -------------
Wachovia Corporation:
 Senior debt:
  Senior floating rate notes due in 2000, net of discount of $93 .........................    $        --      $  249,907
  Senior floating rate notes due in 2001, net of discount of $116 and $266, respectively .        299,884         299,734
  6.925% senior notes due in 2003, net of discount of $370 ...............................        299,630              --
  6.70% senior notes due in 2004, net of discount of $1,522 and $1,907, respectively .....        598,478         598,093
  7.45% senior notes due in 2005, net of discount of $461 ................................        549,539              --
  6.625% senior notes due in 2006, net of discount of $572 and $651, respectively ........        199,428         199,349
                                                                                              -----------      ----------
    Total senior debt ....................................................................      1,946,959       1,347,083
 Subordinated debt (a):
  8.15% subordinated notes due in 2002 ...................................................        150,000         150,000
  6.375% subordinated debt securities due in 2003, net of discount of $537 and $759,
    respectively .........................................................................        249,463         249,241
  Floating rate subordinated debt securities due in 2005 .................................        300,000              --
  6.8% subordinated notes due in 2005, net of discount of $191 and $226, respectively ....        249,809         249,774
  6.25% subordinated notes due in 2008, net of discount of $1,843 and $2,031,
    respectively..........................................................................        348,157         347,969
  5.625% subordinated notes due in 2008, net of discount of $2,179 and $2,396,
    respectively..........................................................................        397,821         397,604
  6.375% subordinated notes due in 2009, net of discount of $213 and $232, respectively ..        249,787         249,768
  6.15% subordinated notes due in 2009, net of discount of $2,238 and $2,445,
    respectively..........................................................................        397,762         397,555
  6.605% subordinated notes due in 2025 ..................................................        250,000         250,000
                                                                                              -----------      ----------
    Total subordinated debt ..............................................................      2,592,799       2,291,911
 Other ...................................................................................         27,027          27,024
                                                                                              -----------      ----------
    Total Wachovia Corporation ...........................................................      4,566,785       3,666,018
Subsidiaries:
 Bank notes, net of discount of $4,045 and $5,641, respectively (b) ......................      2,206,821       2,353,053
 Federal Home Loan Bank borrowings (c) ...................................................      2,722,989         782,989
 7.70% subordinated notes due in 2010, net of discount of $129 (a)........................        299,871              --
 Other ...................................................................................         14,633          15,459
                                                                                              -----------      ----------
    Total subsidiaries ...................................................................      5,244,314       3,151,501
Capital trusts (a):
 Wachovia Capital Trust I -- 7.64% Capital Securities due in 2027 (d) ....................        300,000         300,000
 Wachovia Capital Trust II -- Floating Rate Capital Securities due in 2027, net of
  discount of $2,117 and $2,465, respectively (e) ........................................        297,883         297,535
 Wachovia Capital Trust V -- 7.965% Capital Securities due in 2027 (f) ...................        300,000         300,000
 Central Fidelity Capital Trust I -- Floating Rate Capital Securities due in 2027, net of
  discount of $764 and $791, respectively (g) ............................................         99,236          99,209
                                                                                              -----------      ----------
    Total capital trusts .................................................................        997,119         996,744
                                                                                              -----------      ----------
    Total long-term debt .................................................................    $10,808,218      $7,814,263
                                                                                              ===========      ==========

(a) Subordinated debt qualifies for inclusion in the determination of total capital under the risk-based capital guidelines. The capital trusts qualify for inclusion in Tier I capital under the risk-based capital guidelines.
(b) Wachovia Bank, N.A. has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $19.4 billion. The notes can be issued globally as fixed or floating rate and with maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds. Bank notes with original maturities greater than one year are classified as long-term debt. Interest rates on long-term notes ranged from 5.4% to 7.0% and 4.9% to 7.0% with maturities ranging from 2001 to 2040 and 2000 to 2039 at December 31, 2000 and 1999, respectively. The average rates were 6.58% and 6.07% with average maturities of 4.7 years and 3.9 years at December 31, 2000 and 1999, respectively.
(c) The Federal Home Loan Bank borrowings were issued as fixed or floating rate with terms of 2 years to 5 years. Interest rates on the borrowings ranged from 4.940% to 7.06% and 5.63% to 7.06% for December 31, 2000 and 1999 and
    with maturities ranging from 2001 to 2009 and 2000 to 2004 at December 31, 2000 and 1999, respectively. Borrowings from the Federal Home Loan Bank are collateralized by qualifying securities and loans.
(d) In December 1996, Wachovia Capital Trust I (WCT I), a wholly owned subsidiary, issued $300,000 of 7.64% Capital Securities due in 2027. WCT I invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT I's Common Securities, in $309,280 of the Corporation's 7.64% Junior Subordinated Deferrable Interest Debentures. WCT I's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT I's obligations under the Capital Securities.
(e) In January 1997, Wachovia Capital Trust II (WCT II), a wholly owned subsidiary, issued $300,000 Floating Rate Capital Securities due in 2027. WCT II invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT II's Common Securities, in $305,692, net of discount of $3,588, of the Corporation's Floating Rate Junior Subordinated Deferrable Interest Debentures. WCT II's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT II's obligations under the Capital Securities.
(f) In June 1997, Wachovia Capital Trust V (WCT V), a wholly owned subsidiary, issued $300,000 of 7.965% Capital Securities due in 2027. WCT V invested the proceeds of the Capital Securities, together with $9,280 paid by the Corporation for WCT V's Common Securities, in $309,280 of the Corporation's 7.965% Junior Subordinated Deferrable Interest Debentures. WCT V's sole asset is the Junior Subordinated Deferrable Interest Debentures which mature in 2027. The Corporation has guaranteed all of WCT V's obligations under the Capital Securities.
(g) In April 1997, Central Fidelity Capital Trust I (CFCT I), a wholly owned subsidiary, issued $100,000 Floating-Rate Capital Securities due in 2027. CFCT I invested the proceeds of the Capital Securities, together with $3,093 paid by the Corporation for CFCT I's Common Securities, in $103,093 of the Corporation's Floating-Rate Junior Subordinated Debt Securities. CFCT I's sole asset is the Junior Subordinated Debt Securities which mature in 2027. The Corporation has guaranteed all of CFCT I's obligations under the Capital Securities.

The principal maturities of long-term debt subsequent to December 31, 2000 are $1,546,978 in 2001, $904,013 in 2002, $853,615 in 2003, $824,387 in 2004,
$2,099,864 in 2005 and $4,579,361 thereafter.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note K -- Capital Stock
At December 31, 2000, 39,419,911 common shares were reserved for the conversion of notes and issuance for employee benefit plans, the dividend reinvestment plan and pending business combinations.

During 2000, the Corporation repurchased 1,999,300 shares under three separate stock repurchase authorizations by the Board of Directors. Repurchased shares were or will be used for various corporate purposes including the issuance of shares for purchase business combinations, employee benefit plans and the dividend reinvestment plan.

The Corporation has one active stock option plan, the restated 1994 Wachovia Corporation Stock Plan. Under this Plan, up to 2.5% of the Corporation's outstanding common stock at year-end may be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options, stock appreciation rights (SARS), restricted stock awards and restricted units. Since the inception, a total of 16,006,299 options, 2,505,305 awards and 125,000 SARS have been granted. The Corporation also has several predecessor plans, the 1989 Plan and plans of merged entities which were assumed with appropriate conversion shares under option and option price. These plans continue to have options outstanding which may be exercised.

The Corporation's stock plans provide for the granting of options or awards for the purchase or issuance of 21,792,187 shares at 100% of the fair market value of the stock at the date of the grant. A committee of the Board of Directors determines such times options and awards shall be granted and exercised and the term of the exercise period (not to exceed 10 years). The plan awards officers shares of restricted stock earned contingent upon both a performance requirement and a five-year period. Additionally, newly elected nonemployee directors are granted a one-time award of 1,000 shares of restricted stock to be earned over a three-year period and nonemployee directors are awarded 250 shares of restricted stock annually which are earned over a one-year period. The cost relating to performance-based stock compensation was $33,132, $26,177 and $15,998 during 2000, 1999 and 1998, respectively.

The following table reflects pro forma net income and earnings per share had the Corporation elected to adopt the fair value approach of FASB 123.



                                    2000              1999            1998
                          --------------   ---------------   -------------
Net Income:
   As reported ........     $  832,308       $ 1,011,221       $ 874,170
   Pro forma ..........        809,580           995,484         866,883
Basic earnings
   per share:
   As reported ........     $     4.10       $      4.99       $    4.26
   Pro forma ..........           3.99              4.91            4.23

The weighted average fair values of options at their grant date during 2000, 1999 and 1998 were $17.17, $18.18 and $16.46, respectively. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted-average of the assumptions used in the model.


                                                2000         1999         1998
                                         -----------   ----------   ----------
Risk-free interest rate ..............        6.68%        4.87%        5.73%
Expected years until exercise ........        7.50         6.50         6.50
Expected stock volatility ............          22%          21%          19%
Dividend yield .......................        3.01%        3.04%        3.20%

Activity in the option and award plans during 2000, 1999 and 1998 is summarized as follows:


                                   OPTIONS AND AWARDS
                                                   OUTSTANDING
                              AVAILABLE   -----------------------------      OPTION PRICE
                              FOR GRANT          AWARDS         OPTIONS         PER SHARE
                          --------------- ------------- --------------- -----------------
Total December 31,
  1997 ..................  5,148,165         659,974     8,295,661        $ 11.10-76.69
  Granted ............... (3,209,626)        364,426     2,845,200          75.00-87.38
  Exercised .............         --         (69,150)   (2,159,068)         15.73-75.00
  Authorized ............  3,064,084              --            --                  --
  Forfeited .............     72,030          (1,000)     (115,150)         33.88-86.50
                          ----------         -------    ----------
Total December 31,
  1998 ..................  5,074,653         954,250     8,866,643          11.10-87.38
  Granted ............... (4,243,285)        769,456     3,473,829          79.44-89.19
  Assumed (IJL and
     OFFITBANK) .........                    352,646       200,662          24.35-65.29
  Exercised .............         --         (80,676)   (1,151,761)         11.12-85.88
  Authorized ............  3,984,924              --            --                --
  Forfeited .............    229,015         (18,699)     (226,121)         19.75-86.50
                          ----------         -------    ----------
Total December 31,
  1999 ..................  5,045,307       1,976,977    11,163,252          11.10-89.19
  Granted ............... (5,204,049)        712,049     4,492,000          48.69-69.13
  Exercised .............         --        (292,974)     (793,963)         11.12-60.63
  Authorized ............  4,735,350              --            --                  --
  Forfeited .............    508,982         (36,546)     (514,198)         33.88-89.19
                          ----------       ---------    ----------
Total December 31,
  2000 ..................  5,085,590       2,359,506    14,347,091          11.10-89.19
                          ==========       =========    ==========

The following table summarizes information concerning currently outstanding and exercisable options.


                  OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
-------------------------------------------------------- -------------------------
                                    WEIGHTED
                                      AVERAGE   WEIGHTED                  WEIGHTED
                                    REMAINING    AVERAGE                   AVERAGE
         RANGE OF        NUMBER   CONTRACTUAL   EXERCISE        NUMBER    EXERCISE
  EXERCISE PRICES   OUTSTANDING          LIFE      PRICE   EXERCISABLE       PRICE
----------------- ------------- ------------- ---------- ------------- -----------
$11.10-30.00          432,898       1.50        $  26.71      432,898    $  26.71
  30.01-50.00       2,456,155       4.40           38.24    2,199,709       37.51
  50.01-70.00       5,749,156       8.40           61.16    1,133,046       58.84
  70.01-89.19       5,708,882       7.68           81.67    2,103,782       80.78
                    ---------                               ---------
                   14,347,091                               5,869,435
                   ==========                              =========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note L -- Off-Balance Sheet Trading and Lending Activities

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


                                                                            2000
                                            -----------------------------------------------------------
                                                  NOTIONAL    FAIR VALUE      FAIR VALUE        AVERAGE
                                                     VALUE         GAINS        (LOSSES)     FAIR VALUE
                                            -------------- ------------- --------------- --------------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed ............ $ 7,257,120    $  33,148     $  (62,100)      $    226
 Interest rate swaps-pay floating .........   7,363,943       85,806        (16,833)          (113)
 Interest rate caps and floors written.....   2,029,128        2,194        (46,658)          (265)
 Interest rate caps and floors
  purchased ...............................   1,265,882       47,724         (2,491)           158
Securities trading activities:
 Commitments to purchase
  securities, futures and forward
  contracts ...............................       3,200           --             --             (9)
 Commitments to sell securities,
  futures and forward contracts ...........      86,880           --             --             (3)
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ................................   3,882,168       81,840        (31,114)       (36,865)
 Commitments to sell foreign
  exchange ................................   2,477,118       34,191        (81,396)       219,137
 Foreign exchange options written .........      33,803          388           (242)            94
 Foreign exchange options
  purchased ...............................      25,500          299           (131)           169



                                                                            1999
                                            ---------------------------------------------------
                                                 NOTIONAL   FAIR VALUE   FAIR VALUE     AVERAGE
                                                    VALUE        GAINS     (LOSSES)  FAIR VALUE
                                            ------------- ------------ ------------ -----------
U.S. dollar interest rate contracts as
 intermediary:
 Interest rate swaps-pay fixed ............  $8,240,207    $204,572     $(16,759)     $  172
 Interest rate swaps-pay floating .........   8,038,233      11,850     (136,278)        (64)
 Interest rate caps and floors written.....   2,009,209       6,138      (33,566)       (523)
 Interest rate caps and floors
  purchased ...............................   1,698,451      10,089      (11,927)        319
Securities trading activities:
 Commitments to purchase
  securities, futures and forward
  contracts ...............................      38,850           2          (24)         24
 Commitments to sell securities,
  futures and forward contracts ...........      74,141         654           --         160
Foreign exchange trading activities:
 Commitments to purchase foreign
  exchange ................................   2,888,413      13,708      (32,731)     (5,683)
 Commitments to sell foreign
  exchange ................................   1,571,906      37,119      (10,482)     10,940
 Foreign exchange options written .........      34,960         416         (365)         24
 Foreign exchange options
  purchased ...............................      35,023         576         (551)          9



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

At December 31, 2000, the weighted average maturity of pay-fixed swaps and receive-fixed swaps held in the customer portfolio was 3.58 years. Under pay-fixed swap agreements, the Corporation paid interest at a weighted average fixed rate of 5.96% and received interest at a weighted average floating rate of 6.58% (based on year-end rates). Under receive-fixed swap agreements, the Corporation received interest at a weighted average fixed rate of 6.13% and paid interest at a weighted average floating rate of 6.58% (based on year-end rates).

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note L -- Off-Balance Sheet Trading and Lending Activities -- Concluded


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

Commitments to Purchase and Sell Securities, Futures and Forward Contracts -- These instruments are contracts for delayed delivery of securities or money market instruments in which the seller agrees to deliver a specified instrument at a specified price or yield at a specified date. Commitments to purchase and sell securities, futures and forward contracts used in securities trading operations are recognized currently at market value and are reported in capital markets income.

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


Revenues from the derivative trading portfolio are shown below.



                                       2000         1999         1998
                               ------------   ----------   ----------
Interest rate contracts.....   $  16,533      $19,004      $19,406
Securities activities ......     (1,714)        2,261       (2,304)
Foreign exchange
   activities ..............     22,899        19,694       20,054
                               ---------      -------      -------
  Total ....................   $ 37,718       $40,959      $37,156
                               =========      =======      =======

Off-Balance Sheet Financial Instruments Issued for Lending Activities -- The Corporation issues off-balance sheet financial instruments as part of its commercial and consumer lending activities. The contract amounts of these instruments represent potential credit risk at December 31 as shown below:



                                                2000             1999
                                    ----------------   --------------
Commercial and consumer
   lending activities:
   Unfunded commitments
     to extend credit ...........   $  63,770,669      $  56,408,734
   Standby letters of credit.....       9,444,534          9,564,012
   Commercial and similar
     letters of credit ..........         177,897            146,523
   Participations in bankers'
     acceptances ................           5,850              4,950

Commitments to Extend Credit -- These are legally binding contracts to lend to a customer, provided there is no contract violation. These commitments have fixed termination dates and generally require payment of a fee. As most commitments expire prior to being drawn, the amounts shown do not necessarily represent the future cash requirements of the contracts. Credit worthiness is evaluated and in some instances collateral is obtained to support the borrowing. Approximately 18% at December 31, 2000 and 1999 of unfunded commitments to extend credit were supported by collateral. Of the total unfunded commitment amounts presented, approximately 27% in 2000 and 23% in 1999 were comprised of cancelable credit card commitments, and approximately 12% in 2000 and 11% in 1999 were represented by real estate commitments.

Standby, Commercial and Similar Letters of Credit -- These instruments are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers and is subject to the Corporation's underwriting process. At December 31, 2000 and 1999, approximately 5% of these instruments were supported by collateral. There were no significant concentrations of letters of credit to any one group of borrowers at either year-end.

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

--------------------------------------------------------------------------------


Note M -- Off-Balance Sheet Risk
Management Activities
The Corporation uses a variety of off-balance sheet financial instruments as part of its overall interest rate risk management process. The Corporation's principal objective of asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the Corporation's funding needs. Accordingly, the Corporation uses a combination of derivative financial instruments, including interest rate swaps, futures and options

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note M -- Off-Balance Sheet Risk
Management Activities -- Concluded

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


                                                                        2000
                                                  ------------------------------------------
                                                        NOTIONAL    FAIR VALUE    FAIR VALUE
                                                           VALUE         GAINS      (LOSSES)
                                                  -------------- ------------- -------------
Convert floating rate liabilities to fixed:
 Swaps-pay fixed/receive floating ............... $  300,000     $    892       $   (467)
Convert fixed rate assets to floating:
 Swaps-pay fixed/receive floating ...............    134,611          548           (588)
Convert fixed rate liabilities to floating:
 Swaps-receive fixed/pay floating ...............  5,396,000      141,681        (21,991)
 Forward starting swaps-pay floating/receive
  fixed .........................................     72,468           --           (439)
Convert liabilities with quarterly rate resets to
 monthly:
 Swaps-receive floating/pay floating ............    300,000           65             --
Convert floating rate assets to fixed:
 Swaps-receive fixed/pay floating ...............    202,850        1,993             --
                                                  ----------     --------       --------
    Total derivatives ........................... $6,405,929     $145,179       $(23,485)
                                                  ==========     ========       ========



                                                                     1999
                                                  ---------------------------------------
                                                      NOTIONAL   FAIR VALUE    FAIR VALUE
                                                         VALUE        GAINS      (LOSSES)
                                                  ------------ ------------ -------------
Convert floating rate liabilities to fixed:
 Swaps-pay fixed/receive floating ............... $  300,000   $ 4,997      $      --
Convert fixed rate assets to floating:
 Swaps-pay fixed/receive floating ...............    538,427    13,564         (4,515)
Convert fixed rate liabilities to floating:
 Swaps-receive fixed/pay floating ...............  3,100,000       842       (144,128)
 Forward starting swaps-pay floating/receive
  fixed .........................................     72,468        --         (7,633)
Convert liabilities with quarterly rate resets to
 monthly:
 Swaps-receive floating/pay floating ............    300,000        28             --
Convert floating rate assets to fixed:
 Swaps-receive fixed/pay floating ...............    256,383       779         (2,641)
                                                  ----------   -------      ---------
    Total derivatives ........................... $4,567,278   $20,210      $(158,917)
                                                  ==========   =======      =========

--------------------------------------------------------------------------------

Note N -- Income Taxes
The provision for income taxes is summarized below.


                                           2000          1999          1998
                                   ------------   -----------   -----------
Current:
   Federal .....................   $ 167,691      $115,593      $145,058
   Foreign .....................       2,469         1,275           686
   State and local .............      37,888        30,982        17,416
                                   ---------      --------      --------
  Total current ................     208,048       147,850       163,160
Deferred:
   Federal .....................     232,450       364,181       251,902
   State .......................       2,724        19,121        14,549
                                   ---------      --------      --------
  Total deferred ...............     235,174       383,302       266,451
                                   ---------      --------      --------
  Total income tax
  expense ......................   $ 443,222      $531,152      $429,611
                                   =========      ========      ========

The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before taxes were as follows:


                                     2000            1999            1998
                              -----------      ----------      ----------
Income before
   income taxes ...........   $ 1,275,530      $1,542,373      $1,303,781
                              ===========      ==========      ==========
Federal income taxes
   at statutory rate ......   $  446,436       $ 539,830       $ 456,324
State and local
   income taxes, net
   of federal benefit .....       26,398          32,567          20,778
Effect of tax-exempt
   securities interest
   and other income .......      (46,658)        (47,116)        (51,499)
Other items ...............       17,046           5,871           4,008
                              -----------      ----------      ----------
  Total income
  tax expense .............    $  443,222       $ 531,152       $ 429,611
                              ===========      ==========      ==========

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note N -- Income Taxes -- Concluded

Significant components of the Corporation's deferred tax assets and liabilities, which are included in other liabilities, at December 31 are as follows:

                                      DEFERRED TAX ASSETS
                                    ------------------------
                                            2000        1999
                                    ------------ -----------
Allowance for loan losses .........  $ 314,270    $211,363
Employee compensation and
   retirement benefits ............    126,072     103,361
Unrealized losses on securities
   available-for-sale .............         --      45,450
Other .............................     18,267      23,217
                                     ---------    --------
  Gross deferred tax assets .......  $ 458,609    $383,391
                                     =========    ========


                                           DEFERRED TAX LIABILITIES
                                           -------------------------
                                                  2000          1999
                                           -----------   -----------
Unrealized gains on securities
   available-for-sale ....................  $   19,048    $     --
Depreciation .............................      47,185      40,248
Lease financing ..........................   1,133,044     798,191
Accretion of discounts on securities .....      16,497      16,519
Identifiable intangibles .................      22,914      12,855
Other ....................................      44,989      47,159
                                            ----------    --------
        Gross deferred tax liabilities ...  $1,283,677    $914,972
                                            ==========    ========
        Net deferred tax liability .......  $  825,068    $531,581
                                            ==========    ========

--------------------------------------------------------------------------------



Note O -- Cash, Dividend, Loan Restrictions, Capital Ratios and Contingent Liabilities

In the normal course of business, the Corporation and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in cash, debt and dividend restrictions. A summary of the most restrictive items follows.

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 2000 was approximately $244,614.

Under current Federal Reserve regulations, the banking subsidiaries also are limited in the amount they may loan to their affiliates, including the Corporation. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the bank's capital, surplus and undivided profits plus the allowance for loan losses. Based on these limitations, approximately $901,172 was available for loans to the Corporation at December 31, 2000.

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the banking subsidiaries cannot distribute as dividends to the Corporation in 2001, without the approval of the Comptroller of the Currency, more than $652,064 plus an additional amount equal to the banks' retained net profits for 2001 up to the date of any dividend declaration.

As a result of the above dividend and loan restrictions, approximately $5,081,969 of consolidated net assets of the Corporation's banking subsidiaries at December 31, 2000 was restricted from transfer to the Corporation in the form of cash dividends, loans or advances.

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

At December 31, 2000, the most recent notification from the Comptroller of the Currency categorized the Corporation's banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the banking subsidiaries must maintain minimum Tier I capital, total risk-based capital, and Tier I leverage ratios of 6%, 10% and 5%, respectively. There are no conditions or events since that notification that management believes have changed the banking subsidiaries' well capitalized status.

The actual capital amounts and ratios for the Corporation at December 31, 2000 are presented in the following table:



                                            2000                        1999
                                 --------------------------   ------------------------
                                         AMOUNT       RATIO          AMOUNT      RATIO
                                 -------------- -----------   ------------- ----------
Wachovia Corporation
  Tier I capital ..............   $ 6,179,667        7.55%     $5,795,946       7.52%
  Total risk-based capital.....     9,465,258       11.56       8,458,090      10.98
  Tier I leverage .............     6,179,667        8.73       5,795,946       8.77
Wachovia Bank, N.A.
  Tier I capital ..............     5,769,926        7.39       5,458,716       7.33
  Total risk-based capital.....     9,124,248       11.69       8,191,453      11.00
  Tier I leverage .............     5,769,926        8.64       5,458,716       8.69

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note P -- Pension and Other Postretirement Benefits

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


                                                                 PENSION BENEFITS
                                                             ----------------------
                                                                   2000        1999
                                                             ----------   ---------
Change in benefit obligation
 Projected benefit obligation at beginning of year .........  $ 828,236   $858,601
 Service cost ..............................................     34,644     37,346
 Interest cost .............................................     67,563     61,407
 Actuarial loss (gain) .....................................     66,027    (93,420)
 Benefits paid .............................................    (38,433)   (38,322)
 Plan participants' contributions ..........................         --         --
 Plan amendments ...........................................      9,968         --
 Special termination benefits ..............................      3,894         --
 Acquisitions ..............................................      3,655      2,624
                                                              ---------   ---------
 Projected benefit obligation at end of year ...............  $ 975,554   $828,236
                                                              =========   =========
Change in plan assets
 Fair value of plan assets at beginning of year ............  $ 910,841   $827,310
 Actual return on plan assets ..............................     (3,282)   117,556
 Employer contributions ....................................      4,581      4,297
 Plan participants' contributions ..........................         --         --
 Benefits paid .............................................    (38,433)   (38,322)
 Acquisitions ..............................................      2,940         --
                                                              ---------   ---------
 Fair value of plan assets at end of year ..................  $ 876,647   $910,841
                                                              =========   =========
Accrued benefit cost
 Funded status .............................................  $ (98,907)  $ 82,605
 Unrecognized transition (asset) liability .................    (11,176)   (16,747)
 Unrecognized prior service cost ...........................     25,379     16,479
 Unrecognized net loss (gains) .............................     24,924   (125,889)
                                                              ---------   ---------
 Accrued benefit cost ......................................  $ (59,780)  $(43,552)
                                                              =========   =========
Weighted-average assumptions as of December 31:
 Discount rate .............................................       7.75%      8.00%
 Expected return on plan assets ............................       9.00%      9.00%
 Rate of compensation increase .............................       5.31%  6% through 2005,
                                                                          5% thereafter
 Assumed rate of increase in health care costs:
  Retirees under age 65 ....................................         --         --
  Retirees over age 65 .....................................         --         --



                                                                   OTHER BENEFITS
                                                             ------------------------
                                                                 2000          1999
                                                             ----------   -----------
Change in benefit obligation
 Projected benefit obligation at beginning of year ......... $  70,620    $  76,059
 Service cost ..............................................    1,943         1,555
 Interest cost .............................................    7,648         5,488
 Actuarial loss (gain) .....................................   31,568        (6,767)
 Benefits paid .............................................  (14,168)       (8,845)
 Plan participants' contributions ..........................    3,206         3,130
 Plan amendments ...........................................    5,233            --
 Special termination benefits ..............................    4,355            --
 Acquisitions ..............................................      796            --
                                                             ---------    ---------
 Projected benefit obligation at end of year ............... $111,201     $  70,620
                                                             =========    =========
Change in plan assets
 Fair value of plan assets at beginning of year ............ $ 14,947     $  13,530
 Actual return on plan assets ..............................      467         1,417
 Employer contributions ....................................   10,962         5,715
 Plan participants' contributions ..........................    3,206         3,130
 Benefits paid .............................................  (14,168)       (8,845)
 Acquisitions ..............................................       --            --
                                                             ---------    ---------
 Fair value of plan assets at end of year .................. $ 15,414     $  14,947
                                                             =========    =========
Accrued benefit cost
 Funded status ............................................. $(95,787)    $ (55,673)
 Unrecognized transition (asset) liability .................   39,078        51,736
 Unrecognized prior service cost ...........................    4,591        (6,103)
 Unrecognized net loss (gains) .............................   12,250       (19,893)
                                                             ---------    ---------
 Accrued benefit cost ...................................... $(39,868)    $ (29,933)
                                                             =========    =========
Weighted-average assumptions as of December 31:
 Discount rate .............................................     7.75%        8.00%
 Expected return on plan assets ............................     7.00%        7.00%
 Rate of compensation increase .............................     5.31%        6.00%
 Assumed rate of increase in health care costs:
  Retirees under age 65 ............................. 12% in 2000; 8% in      8.00%
                                                      2001; grading to 6%
                                                                  in 2005
  Retirees over age 65 ..............................      Same as Pre-65     6.00%

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note P -- Pension and Other Postretirement Benefits -- Concluded

The rate of increase in health care costs is assumed to remain constant for each category of retirees. Included in plan assets at December 31, 2000 were 130,626 shares of Wachovia Corporation common stock with a market value of $7,593.

                                                        PENSION BENEFITS                           OTHER BENEFITS
                                            -----------------------------------------   -------------------------------------
                                                   2000           1999           1998          2000         1999         1998
                                            -----------   ------------   ------------   -----------   ----------   ----------
Components of net periodic benefit cost:
 Service cost ...........................    $  34,644     $  37,346      $  31,933      $  1,943      $ 1,555      $ 1,396
 Interest cost ..........................       67,563        61,407         54,963         7,648        5,488        5,573
 Expected return on plan assets .........      (81,090)      (73,438)       (63,050)       (1,042)        (947)        (852)
Amortization of unrecognized amounts:
 Transition obligation ..................       (5,587)       (5,585)        (5,585)        3,265        3,980        3,980
 Prior service cost .....................          564           536            537           284         (509)        (509)
 Net actuarial (gain) loss ..............         (414)        3,235          2,132            --          (36)        (262)
Acquisitions ............................          715            --             --           796           --           --
Special termination benefits ............        4,414            --             --         8,003           --           --
                                             ---------     ---------      ---------      --------      -------      -------
Benefit cost ............................    $  20,809     $  23,501      $  20,930      $ 20,897      $ 9,531      $ 9,326
                                             =========     =========      =========      ========      =======      =======


The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

                                           1-Percentage-   1-Percentage-
                                          Point Increase  Point Decrease
                                        ---------------- ---------------
Effect on total of service and interest
   cost components in 2001 ............      $  221           $  195
Effect on postretirement benefit
   obligation as of December 31,
   2000 ...............................      $2,992           $2,644

The Corporation also provides supplemental benefits to substantially all employees through defined contribution plans designed to encourage participants to save on a regular basis and to provide such participants with deferred compensation and additional performance incentive. Total expense relating to these plans, which represented the Corporation's matching and discretionary contributions, was $35,048 in 2000, $31,585 in 1999, and $23,473 in 1998.
Employee participants may elect to contribute from 1% to 15% of base salary. The Corporation matches 100% of each participant's contribution up to the first 3% of base salary and 50% of each participant's remaining contribution up to 6% of base salary with a maximum employer contribution of 4.5% of base salary. The plans provide for additional contributions of up to 1.5% of salary in accordance with a pre-established formula based on certain earnings performance criteria and also for special discretionary employer contributions of up to 4% of each eligible employee's base salary as approved annually by the Board of Directors.

--------------------------------------------------------------------------------

Note Q -- Selected Income Statement Information
The components of other operating income and expense for the three years ended December 31 were as follows:


                                                                       2000            1999          1998
                                                               ------------   -------------   -----------
Other operating income:
 Bankers' acceptance and letter of credit fees .............    $  55,318       $  46,037      $  39,025
 Other service charges and fees ............................      132,186          79,893         54,726
 Other income ..............................................      175,254         114,952        117,487
                                                                ---------       ---------      ---------
    Total other operating income ...........................    $ 362,758       $ 240,882      $ 211,238
                                                                =========       =========      =========
Other operating expense:
 Postage and delivery ......................................    $  53,697       $  55,410      $  52,981
 Outside data processing, programming and software .........      111,640         102,773         64,450
 Stationery and supplies ...................................       37,820          35,939         34,767
 Advertising and sales promotion ...........................       66,983          66,468         71,257
 Professional services .....................................       79,911          75,002         56,066
 Travel and business promotion .............................       40,783          33,944         29,254
 Telecommunications ........................................       61,131          58,088         54,467
 Amortization of intangible assets .........................       92,897          50,879         39,091
 Foreclosed property expense ...............................       (3,182)           (853)           571
 Other expense .............................................      237,134         184,036        161,120
                                                                ---------       ---------      ---------
    Total other operating expense ..........................    $ 778,814       $ 661,686      $ 564,024
                                                                =========       =========      =========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note R -- Earnings Per Share



                                                                                YEAR ENDED DECEMBER 31
                                                                   -------------------------------------------
                                                                         2000             1999            1998
                                                                   ----------       ----------        --------
Basic (thousands, except per share)
Average common shares outstanding ..............................     202,989           202,795         205,058
                                                                   =========        ==========        ========
Net income .....................................................   $832,308         $1,011,221        $874,170
                                                                   =========        ==========        ========
Per share amount ...............................................   $   4.10         $     4.99        $   4.26
Diluted (thousands, except per share)
Average common shares outstanding ..............................    202,989            202,795         205,058
Dilutive common stock options at average market price ..........      1,311              2,976           3,778
Dilutive common stock awards at average market price ...........        127                397             300
Convertible long-term debt assumed converted ...................         23                 24              17
                                                                   ---------        ----------        --------
Average diluted shares outstanding .............................    204,450            206,192         209,153
                                                                   =========        ==========        ========
Net income .....................................................   $832,308         $1,011,221        $874,170
Add interest on convertible long-term debt, net of tax .........         62                 71              48
                                                                   ---------        ----------        --------
Adjusted net income ............................................   $832,370         $1,011,292        $874,218
                                                                   =========        ==========        ========
Per share amount ...............................................   $   4.07         $     4.90        $   4.18

--------------------------------------------------------------------------------


Note S -- Fair Value of Financial Instruments

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented are based on pertinent information available to management as of December 31, 2000 and 1999. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented.

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

                                                2000
                                  --------------------------------
                                         CARRYING        ESTIMATED
                                            VALUE       FAIR VALUE
                                  ---------------   --------------
Financial assets:
   Trading account assets .....    $   960,838        $   960,838
   Securities .................      8,595,446          8,624,231
   Loans, net of allowance
     for loan losses ..........     54,179,161         54,345,169
Financial liabilities:
   Deposits ...................     44,412,182         44,466,325
   Long-term debt .............     10,808,218         10,403,092

--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note S -- Fair Value of Financial Instruments -- Concluded


                                                  1999
                                      -----------------------------
                                           CARRYING       ESTIMATED
                                              VALUE      FAIR VALUE
                                      -------------   -------------
Financial assets:
   Trading account assets .........   $   870,304      $   870,304
   Securities .....................     8,144,514        8,156,940
   Loans, net of allowance
     for loan losses ..............    49,066,415       49,085,271
Financial liabilities:
   Deposits .......................    41,786,418       41,846,589
   Long-term debt .................     7,814,263        7,819,811

Off-Balance Sheet Instruments -- Fair values are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing for loan commitments and letters of credit, and the estimated amount the Corporation would receive or pay to terminate or replace the contract at current market rates for the remainder of the off-balance sheet instruments. See Notes L and M for additional information about off-balance sheet financial instruments.

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

                                                  2000            1999
                                             ESTIMATED       ESTIMATED
                                            FAIR VALUE      FAIR VALUE
                                       ---------------   -------------
Unfunded commitments to
   extend credit ...................   $  (73,396)       $  (76,770)
Letters of credit ..................      (68,865)          (69,921)
Interest rate contracts issued for
   trading purposes ................       40,790            34,119
Interest rate contracts held for
   purposes other than trading .....      121,694          (138,707)
Other off-balance sheet financial
   instruments issued or held for
   trading or lending purposes .....        3,835             8,322

This presentation excludes certain financial instruments and all nonfinancial instruments. The disclosures excludes customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements -- Concluded
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries

Note T -- Wachovia Corporation (Parent Company Only) Information

The following is a condensed statement of financial condition of the parent company at December 31.



                                                        2000              1999
                                             ---------------   ---------------
Assets
Cash on demand deposit with bank
   subsidiary ............................   $         --      $        669
Interest-bearing bank balances with
   bank subsidiaries .....................      2,017,855         1,269,354
Securities ...............................        174,102           170,856
Demand loans to nonbank subsidiaries .....      1,244,092         1,243,252
Notes receivable from subsidiaries .......      2,766,714         2,456,455
Investments in:
  Bank subsidiaries ......................      6,635,207         6,023,150
  Nonbank subsidiaries ...................        821,257           731,090
Other assets .............................        202,419           211,670
                                             ------------      ------------
       Total assets ......................   $ 13,861,646      $ 12,106,496
                                             ============      ============
Liabilities and Shareholders' Equity
Parent company commercial paper ..........   $  1,855,923      $  1,658,988
Subordinated notes payable to nonbank
  subsidiaries ...........................      1,027,987         1,027,600
Long-term debt ...........................      4,566,785         3,666,018
Demand loans from bank subsidiary ........         18,015            18,015
Other liabilities ........................        108,397            77,418
Shareholders' equity .....................      6,284,539         5,658,457
                                             ------------      ------------
       Total liabilities and shareholders'
         equity ..........................   $ 13,861,646      $ 12,106,496
                                             ============      ============

The operating results of the parent company for the three years ended December 31 are shown below.



                                                   2000             1999           1998
                                          -------------   --------------   ------------
Income
Dividends from:
  Bank subsidiaries ...................   $  462,600      $   617,800      $ 562,000
  Nonbank subsidiaries ................       27,393           77,000             --
Interest from subsidiaries ............      366,907          301,576        222,956
Other interest income .................       12,391           12,840          7,997
Other income ..........................        9,060           33,317         57,387
                                          ----------      -----------      ---------
       Total income ...................      878,351        1,042,533        850,340
Expense
Interest on short-term
  borrowed funds ......................      103,256           69,619         64,086
Interest on long-term debt ............      352,458          297,646        197,944
Interest paid to subsidiaries .........        1,239            1,354          1,746
Other expense .........................        8,838           33,714         47,858
                                          ----------      -----------      ---------
       Total expense ..................      465,791          402,333        311,634
Income before income tax
  benefit and equity in
  undistributed net income of
  subsidiaries ........................      412,560          640,200        538,706
Income tax benefit ....................       28,910           19,801         14,259
                                          ----------      -----------      ---------
Income before equity in
  undistributed net income of
  subsidiaries ........................      441,470          660,001        552,965
Equity in undistributed net
  income of subsidiaries ..............      390,838          351,220        321,205
                                          ----------      -----------      ---------
       Net income .....................   $  832,308      $ 1,011,221      $ 874,170
                                          ==========      ===========      =========

The cash flows for the parent company for the three years ended December 31, were as follows:


                                             2000             1999              1998
                                  ---------------   --------------   ---------------
Operating Activities
Net Income ....................   $  832,308        $ 1,011,221      $  874,170
Other, net ....................       51,200            21,648           52,802
Equity in undistributed
   net income of
   subsidiaries ...............     (390,838)         (351,220)        (321,205)
                                  ----------        -----------      ----------
  Net cash provided by
     operations ...............      492,670           681,649          605,767
Investing Activities
Net increase in interest-
  bearing bank balances .......     (748,501)         (227,883)        (184,968)
Purchases of securities .......      (31,198)          (76,433)        (105,763)
Sales, calls, prepayments
  and maturities of
  securities ..................       27,427            38,371           38,257
Net (increase) decrease in
  demand loans to
  nonbank subsidiaries ........         (840)         (464,217)         214,038
Notes issued to
  subsidiaries ................     (312,764)         (213,733)      (1,015,908)
Notes repaid by
  subsidiaries ................        2,536           300,103              908
Net decrease (increase) in
  other assets ................       12,278           (18,810)         (22,318)
Equity investment in
  subsidiaries ................      (25,339)           (3,780)        (249,001)
                                  ----------        -----------      ----------
  Net cash used by
     investing activities .....   (1,076,401)         (666,382)      (1,324,755)
Financing Activities
Net decrease in loans and
  notes from subsidiaries                 --            (3,810)         (50,474)
Net increase in
  commercial paper ............      196,935           299,606          325,358
Proceeds from long-term
  debt ........................    1,144,966           993,359        1,288,859
Maturities and
  repayments of
  long-term debt ..............     (250,000)         (318,115)              --
Issuance of stock .............       40,465            59,478           80,375
Dividend payments .............     (463,018)         (418,447)        (381,798)
Common stock
  repurchased .................     (116,086)         (634,623)        (531,122)
Increase (decrease) in
  other liabilities ...........       29,800             7,434          (18,658)
                                  ----------        -----------      ----------
  Net cash provided
     (used) by financing
     activities ...............      583,062           (15,118)         712,540
                                  ----------        -----------      ----------
(Decrease) increase in
  cash ........................         (669)              149           (6,448)
Cash at beginning of year                669               520            6,968
                                  ----------        -----------      ----------
Cash at end of year ...........   $       --        $      669       $      520
                                  ==========        ===========      ==========
Noncash investing and
  financing activities:
Common stock issued on
  conversion of long term
  debt ........................   $       --        $      250       $       --

The principal maturities of the parent company's long-term debt subsequent to December 31, 2000 are $325,483 in 2001, $151,427 in 2002, $549,093 in 2003,
$598,477 in 2004, $1,099,349 in 2005 and $2,870,943 thereafter.

DIRECTORS AND OFFICERS


Directors of Wachovia Corporation and Wachovia Bank, N.A.
--------------------------------------------------------------------------------


F. Duane Ackerman
Chairman, President and
Chief Executive Officer
BellSouth Corporation


L.M. Baker, Jr.
Chairman, President and
Chief Executive Officer


James S. Balloun
Chairman, President and
Chief Executive Officer
National Service Industries, Inc.


Peter C. Browning
Chairman
Nucor Corporation


John T. Casteen, III
President
University of Virginia


Thomas K. Hearn, Jr.
President
Wake Forest University


George W. Henderson, III
Chairman and
Chief Executive Officer
Burlington Industries, Inc.


W. Hayne Hipp
Chairman, President and
Chief Executive Officer
The Liberty Corporation

Robert A. Ingram
Chief Operating Officer and President,
Pharmaceutical Operations
GlaxoSmithKline plc


George R. Lewis
President and
Chief Executive Officer
Philip Morris Capital Corporation


Elizabeth Valk Long
Executive Vice President
Time Inc.


Lloyd U. Noland, III
Chairman, President and
Chief Executive Officer
Noland Company


Morris W. Offit
Chief Executive Officer
OFFITBANK


Sherwood H. Smith, Jr.
Chairman Emeritus
Carolina Power & Light Company


John C. Whitaker, Jr.
Chairman and
Chief Executive Officer
Inmar Enterprises, Inc.


Dona Davis Young
President
Phoenix Home Life Mutual Insurance Company




Principal Corporate Officers of Wachovia Corporation
--------------------------------------------------------------------------------


L.M. Baker, Jr.
Chairman, President and
Chief Executive Officer


Jean E. Davis
Senior Executive Vice President
Operations and Technology, Retail and eBusiness


Stanhope A. Kelly
Senior Executive Vice President
Banking and Wealth Management Services


Kenneth W. McAllister
Senior Executive Vice President
General Counsel/Administrative Services

Robert S. McCoy, Jr.
Vice Chairman
Chief Financial Officer and Treasurer


John C. McLean, Jr.
Senior Executive Vice President
Corporate Financial Services


Donald K. Truslow
Senior Executive Vice President
Chief Risk Officer

Wachovia Information
--------------------------------------------------------------------------------


Corporate Headquarters
Wachovia Corporation
100 North Main Street                   191 Peachtree Street, N.E.
Winston-Salem, NC 27150                 Atlanta, GA 30303


Corporate Mailing Addresses
and Telephone Numbers
Wachovia Corporation
P.O. Box 3099                           P.O. Box 4148
Winston-Salem, NC 27150                 Atlanta, GA 30302
336-770-5000                            404-332-5000


Internet Address
The corporation's Internet address is wachovia.com


Notice of Annual Meeting
The Annual Meeting of Shareholders of Wachovia Corporation will be held Friday, April 27, 2001, at 10:30 a.m. EDT, in the Wachovia Park Building, 101 North Cherry Street, Winston-Salem, North Carolina. All shareholders are invited to attend.


Shareholder Information
Shareholder information can be found at:
wachovia.com/investor/shareholder.asp


Shareholders who wish to change the address or ownership of stock, report lost certificates, eliminate duplicate mailings or request assistance with other account registration procedures should contact the Transfer Agent at the address or phone number below.


Through the Dividend Reinvestment and Common Stock Purchase Plan, record shareholders can invest dividends as well as optional cash payments in additional shares without payments of brokerage commissions or service charges.



Direct Deposit of Cash Dividends is a timesaving method of receiving cash dividends through automatic deposit to an account at any financial institution that participates in an Automated Clearing House.


Transfer Agent
EquiServe
P.O. Box 8218
Boston, MA 02266-8218
1-800-633-4236


Shareholder Relations Contact
H. Jo Barlow
Vice President
336-732-5787

Common Stock
Wachovia common stock trades on the New York Stock Exchange (NYSE) and options trade on the Chicago Board Options Exchange (CBOE) under the ticker symbol WB.


Company News Line
Shareholders and other interested individuals can access timely corporate information about Wachovia, such as earnings and dividend announcements, by calling 1-888-4WB-NEWS (1-888-492-6397). The toll-free service is available 24 hours a day, 7 days a week.


Investor Relations Contact
General investor information can be accessed through:
wachovia.com/about


Analysts, portfolio managers and other investors seeking additional information about the corporation should contact:


Robert S. McCoy, Jr.
Vice Chairman,
Chief Financial Officer and Treasurer
336-732-5926


Marsha L. Smunt
Senior Vice President
Investor Relations
336-732-5788


Independent Auditors
Ernst & Young LLP


Annual Report on Form 10-K
The Annual Report on Form 10-K of Wachovia Corporation as filed with the Securities and Exchange Commission is available via the Internet at www.sec.gov or at wachovia.com/about or will be provided upon written request to the Corporate Secretary at the corporate mailing address in Winston-Salem.


Credit Ratings

DECEMBER 31, 2000
                                                  STANDARD
                             FITCH     MOODY'S    & POOR'S
Wachovia Corporation
  Senior debt                 AA-         A1         A+
  Subordinated debt            A+         A2         A
  Commercial paper            F1+        P-1         A-1
Wachovia Bank, N.A.
  Long-term deposits          AA         Aa3         AA-
  Short-term deposits         F1+        P-1         A-1+
  Short-term bank notes       F1+        P-1         A-1+
  Medium-term bank notes      AA-        Aa3         AA-

   (c) Wachovia Corporation 00011-51 (03/01)